Form 10-K, Exhibit 13
period 1993-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 1994-03-31
CIK 38723

                                                                  Exhibit 13







                      1st FRANKLIN FINANCIAL CORPORATION

                                 ANNUAL REPORT

                               DECEMBER 31, 1993

                       ******************************
                     ** PICTURE OF CORPORATE OFFICE **
                       ******************************




                Our Company is focused on people: customers, employees and the communities in which they live and work.

                              TABLE OF CONTENTS


     The Company . . . . . . . . . . . . . . . . . . . . . . . .  1

     Ben F. Cheek, Jr.  Office of the Year . . . . . . . . . . .  2

     Chairman's Letter . . . . . . . . . . . . . . . . . . . . .  3

     Selected Consolidated Financial Information . . . . . . . .  4

     Management's Discussion of Operations . . . . . . . . . . .  5

     Business. . . . . . . . . . . . . . . . . . . . . . . . . .  9

     Management's Report . . . . . . . . . . . . . . . . . . . . 18

     Report of Independent Public Accountants. . . . . . . . . . 19

     Financial Statements. . . . . . . . . . . . . . . . . . . . 20

     1st Franklin Financial Corporation Investment Center. . . . 33

     Directors and Management. . . . . . . . . . . . . . . . . . 34

     Corporate Information . . . . . . . . . . . . . . . . . . . 34





                                THE COMPANY

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 81 branch offices in Georgia, 20 in Alabama and 11 in South Carolina. The Company is a wholly owned subsidiary of 1st Franklin Corporation.

As of December 31, 1993, the resources of the Company were invested principally in loans which comprise 78% of the Company's assets. Approximately 68% of the Company's revenues for the fiscal year were derived from finance charges earned on these loans, 31% from insurance income earned on insurance written thereon and 1% from other sources, principally income from investments.

On the basis of total capital funds employed (common stockholder's equity and subordinated debt), American Banker recently ranked the Company as the 61st largest finance company in the United States.

                              DOUGLAS, GEORGIA

                 1993 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


                            *********************
                         ** PICTURE OF EMPLOYEES **
                            *********************


     This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Douglas Staff for this significant achievement. The Friendly Franklin Folks salute you! From left to right:
Marc Thomas, Manager; Martha Bohannon, Teresa Lewis, Ashley Purser, Joey Hawkins, Chevonne Jackson, Dianne Moore, Supervisor, Jarrell Coffee, Vice President.

                                               March 29, 1994


TO OUR INVESTORS, EMPLOYEES AND FRIENDS:

During this past year, we witnessed industry after industry and business after business seek a more profitable and productive operation through merger, consolidation and staff reduction. Nationally, the financial services industry followed this same pattern but in most instances, not for the same reasons. Within our industry, 1993 was one of the most profitable years ever, so the primary motivation for companies to join forces was the desire to expand or consolidate market share and prepare for future expansion. To me, this indicates a strong, vital and growing industry and one in which we at 1st Franklin look forward to playing a bigger and more meaningful part. Hopefully, the following report will evidence that fact to you.

I am pleased and excited to tell you that we met or exceeded all of our growth and profit goals during this past year. The net consumer loans and sales finance receivables in our branch offices grew by 18% to $109,845,791 which placed our end of the year assets at $125,472,170. Our net profit for the year increased by 30% which provided additional support in our capital base for a continuation of our growth and expansion objectives. This excellent earnings performance permitted us to open branch offices in 10 new communities -- Greenwood, Orangeburg and York in South Carolina and Alexander City, Bessemer, Decatur, Enterprise, Florence, Russellville and Scottsboro in Alabama. These new offices will play an important role in helping us meet our growth and profit goals in the years ahead.

A substantial portion of our funding requirements for 1993 came from a $12,500,000 growth in our Investment Center. You, our investors, have always been a valuable and dependable "partner" in the growth and success of 1st Franklin. This year however, was exceptional and we are deeply grateful for your confidence and support.

Finally as you read through this Annual Report and study the results and accomplishments of what I consider to be an excellent business year, please keep one thing in mind. None of this could have been done without the dedication to excellence and the hard work of 456 individuals who together make up the 1st Franklin team. I salute them for producing a banner year.

                                               Very sincerely yours,

                                               Ben F. Cheek, III
                                               ---------------------
                                               Chairman of the Board

                SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is selected financial data of the Company. This information should be read in conjunction with the more detailed financial statements and notes thereto included elsewhere herein.




                                       Year Ended December 31
                          ------------------------------------------------
                             1993      1992      1991      1990      1989
                             ----      ----      ----      ----      ----
                                    (In 000's, except ratio data)

Selected Income Statement Data:

Revenues . . . . . . . .  $ 41,580   $34,569   $30,702   $28,189   $23,818
Net Interest Income. . .    23,469    19,485    16,800    14,573    12,898
Interest Expense . . . .     4,890     4,398     4,692     4,666     4,352
Provision for
  Loan Losses. . . . . .     2,407     2,209     2,137     1,790     1,193
Income Before
  Income Taxes . . . . .     8,427     6,286     5,375     4,941     4,613
Net Income . . . . . . .     5,961     4,587     3,858     3,668     3,377
Ratio of Earnings to
  Fixed Charges. . . . .      2.60      2.34      2.09      2.01      2.01


Selected Balance Sheet Data:

Loans, Net . . . . . . .  $ 97,485  $ 82,820   $70,748   $63,419   $57,158
Total Assets . . . . . .   125,472   107,260    89,903    79,612    71,334
Senior Debt. . . . . . .    60,148    47,380    34,111    30,603    26,190
Subordinated Debt. . . .    20,856    21,436    22,246    20,497    20,857
Stockholder's Equity . .    36,974    30,726    26,139    22,281    18,613
Ratio of Total Liabilities
  to Stockholder's Equity.    2.39      2.49      2.44      2.57      2.83

                    MANAGEMENT'S DISCUSSION OF OPERATIONS


Financial Condition:

     The 1993 year at 1st Franklin Financial Corporation resulted in another strong financial performance for the Company, surpassing 1992's record year. Total assets increased $18,212,585 (17%) to $125,472,170 at December 31, 1993 as compared to $107,259,585 at December 31, 1992 mainly due to growth in the Company's loan and investment portfolios. Net earnings increased $1,374,067 (30%) during the current year as compared to 1992. The Company continued to position itself as a regional operation with the opening of 7 new branch offices in Alabama and 3 new branch offices in South Carolina, bringing the total number of offices to 112 in three states.

     Overall increases in consumer loan demand and additional business generated in new branch offices opened during the last two years enabled the Company to increase net receivables (gross receivables less unearned finance charges) $16,845,330 (18%) to $109,845,791 at December 31, 1993 from
$93,000,461 at December 31, 1992.

     The Company's investment portfolio grew by $5,620,458 (79%) during the current year mainly due to increases in funds generated by the Company's insurance subsidiaries and due to transfers of cash and cash equivalents into higher yielding marketable debt securities.

     Cash and Cash Equivalents decreased $2,747,075 (32%) during 1993 and, as a result of increased sales of the Company's debt securities, senior debt increased $12,767,663 (27%) during the same period. The majority of such funds were used to finance the aforementioned increase in the Company's loan portfolio. Funds were also used to decrease other liabilities.

Net Interest Income:

     The Company's net interest margin (the margin between the amount the Company earns on loans and investments and the amount the Company pays on securities and other borrowings) increased $3,983,786 (20%) during 1993 as compared to 1992 and $2,685,727 (16%) during 1992 as compared to 1991. These increases in the margin spreads were primarily due to higher levels of average net receivables outstanding. Average net receivables outstanding were $16,146,447 higher during the current year as compared to 1992 and $9,688,869 higher during 1992 as compared to 1991 resulting in increased interest income.

     Declining interest rates on the Company's borrowings during the last two years have also contributed to the increase in the net interest margin. Although average borrowings increased, lower market rates of interest enabled the Company to decrease average borrowing cost to 6.29% during 1993 as compared to 6.82% during 1992 and 8.24% during 1991.

Net Insurance Income:

     The aforementioned increase in average net receivables also led to the $1,955,877 (24%) and $1,102,422 (15%) increase in net insurance income during the comparable periods. Changes in net insurance income generally correspond to changes in the level of average net receivables outstanding. Increases in average net receivables normally lead to higher levels of insurance in-force which increases insurance income.

Provision For Loan Losses:

     During 1993 net charge-offs were $1,874,078 as compared to $1,590,979 during 1992 mainly due to higher levels of average net receivables outstanding. This resulted in the Provision for Loan Losses increasing $197,842 (9%) during the year just ended. Net charge-offs decreased $482,619 during 1992 as compared to 1991. The decrease in loan charge-offs during this period is mainly attributed to a leveling off of record bankruptcy filings the Company experienced during the years prior to 1992. Although net charge-offs declined during 1992, Management made the decision to increase the loan loss allowance to 3.33% of net receivables effective December 31, 1992 from 3.00% which had been in effect at December 31, 1991. This decision was based on a more conservative review of the loan portfolio. The Provision for Loan Losses increased $71,408 (3%) during 1992 as compared to 1991 due to the increase in the allowance for loan losses.

Other Operating Expenses:

     The Company has opened 27 new branch offices during the two year period just ended (10 in 1993 and 17 in 1992) and the additional personnel required to operate these offices contributed to the $2,453,486 (21%) and $1,487,159 (14%) increase in Personnel Expense during 1993 and 1992, respectively. Increases in employee compensation based on cost-of-living and/or merit salary raises, increases in claims of the Company's self-insured group medical plan and increases in other accrued employee benefits also contributed to the increase in Personnel Expense.

     Additional expenses related to the new offices opened particularly rent, telephone, utilities, maintenance and depreciation were the major cause of the $426,339 (15%) and $602,029 (26%) increase in Occupancy Expense during 1993 and 1992, respectively. During 1992, the Company completed a two year project to convert its branch operations to a new enhanced version of computer software and hardware. Increases in depreciation expense related to fixed assets purchased for the conversion also contributed to the increase in Occupancy Expense in 1992.

     Increases in advertising expenses, computer expenses, collection expenses, legal and audit expenses, supervision expenses, postage and supplies were the main causes of the $806,689 (17%) increase in Other Operating Expenses during 1993 as compared to 1992. The conversion to the new enhanced computer information system used by the branch operations caused increases in computer expenses during 1992 which was the primary causes of the $718,575 (17%) increase in Other Operating Expenses during 1992 as compared to 1991. An increase in premium tax expense charged to the Company's property insurance subsidiary was another major factor contributing to the increase in Other Operating Expenses during 1992.

Income Taxes:

     Effective income tax rates for the years ended December 31, 1993, 1992 and 1991 were 29.3%, 27.0% and 28.2%, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's overall tax rate below statutory rates.

     The increase in the effective rate for 1993 was mainly due to the Parent Company and the property insurance subsidiary, which are taxed at higher rates, earning a larger portion of the pretax income as compared to 1992 and 1991. Utilization of loss carryforwards to offset capital gains resulted in the rate decreasing during 1992. Although the Company also utilized loss carryforwards during 1993, the rate increased due to the aforementioned increase in the share of pretax income earned by the Parent Company and property insurance subsidiary.

     In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes". Under Statement No. 109, deferred income taxes are determined based on current enacted income tax rates. The Company adopted Statement No. 109 effective January 1, 1993. The effect of the implementation of Statement No. 109 was not material to the Company's results of operations or its financial position.

Liquidity:

     Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management. Continued liquidity of the Company is therefore dependent on the collection of its receivables and the sale of debt securities which meet the investment requirements of the public and the continued availability of unused bank credit from its lenders. Net cash flows from financing activities, excluding bank borrowings, increased $12,484,787 during 1993 as compared to the prior year. During this same period, collections on loans increased $10,999,275 thereby providing a positive effect on liquidity.

     The majority of the Company's loan portfolio is financed through public debt securities which, because of redemption features, have a shorter average maturity than the loan portfolio. The difference in maturities may adversely affect liquidity if the Company does not continue to sell debt securities at interest rates and terms which are responsive to the demands of the marketplace or maintain sufficient unused bank borrowings.

     In addition to the debt securities program, the Company has three external sources of funds through the use of three Credit Agreements. One agreement provides for available borrowings of $21,000,000. Available borrowings were $8,800,000 and $8,766,000 at December 31, 1993 and 1992,
respectively, relating to this agreement. The Company also has an additional $1,500,000 ($1,000,000 prior to March 31, 1992) agreement for general operating purposes. Available borrowings under this agreement were $1,377,444 and $1,114,420 at December 31, 1993 and 1992, respectively. A third Credit Agreement was negotiated in May, 1993 providing an additional $2,000,000 (all of which was available at year end) for general operating purposes. This recent $2,000,000 credit agreement will replace the $1,500,000 credit agreement when it matures in 1994.

     Liquidity was not adversely affected by delinquent accounts as the percentage of outstanding receivables 60 days or more past due decreased to 4.0% of receivables at December 31, 1993 from 4.5% of receivables at December 31, 1992.

     During 1994 the Company plans to open an additional 8 to 10 new branch offices. Management does not expect any significant adverse impact on liquidity during 1994 as a result of these expansion plans.

     The Georgia Insurance Department adopted regulations during 1993 which reduce premium rates that may be charged on credit life insurance. These regulations became effective on November 1, 1993, and apply to credit life insurance offered by the Company to its customers from and after that date. The lower rates did not have a material impact on current year earnings. In future years, the Company expects the earnings generated by recently opened new branch offices and increases in overall volume to offset the loss of revenue due to lower insurance rates.

                                 BUSINESS

     The Company is engaged in the business of making consumer loans to individuals in relatively small amounts and for relatively short periods of time and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various retail dealers. At December 31, 1993 direct cash loans comprised 66% of the Company's outstanding loans, real estate loans 24% and sales finance contracts 10%.

     In connection with this business, the Company writes credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

     The following table shows the sources of the Company's earned finance charges over each of the past five periods:


                                           Year Ended December 31
                             -----------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
                                             (In thousands)

Direct Cash Loans . . . . .  $18,618   $14,669   $12,624   $10,963   $ 9,904
Real Estate Loans . . . . .    6,722     6,587     6,454     5,909     5,371
Sales Finance Contracts . .    2,249     1,825     1,523     1,455     1,435
                             -------   -------   -------   -------   -------
  Total Finance Charges . .  $27,589   $23,081   $20,601   $18,327   $16,710
                             =======   =======   =======   =======   =======


     Direct cash loans are made primarily to people who need money for some unusual or unforeseen expense or for the purpose of paying off an accumulation of small debts. These loans are repayable in 6 to 48 monthly installments and generally do not exceed $5,000 in principal amount. The loans are generally secured by personal property, motor vehicles and/or real estate. Interest and fees charged on these loans are in compliance with applicable federal and state laws.

     First and second mortgage loans on real estate are made to homeowners who wish to improve their property or who wish to restructure their financial obligations. They are generally made in amounts from $3,000 to $50,000 on maturities of 35 to 120 months. Interest and fees on these loans are in compliance with applicable federal and state laws.

     Sales finance contracts are purchased from retail dealers. These contracts have maturities that range from 3 to 48 months and generally do not exceed $5,000 in principal amount. The interest rates charged on these contracts are in compliance with applicable federal and state laws.

     Prior to the making of a loan, a credit investigation is undertaken to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the customer. In granting the loan, the Company takes a security interest in real or personal property of the borrower. In making direct cash loans, emphasis is placed upon the customer's ability to repay rather than upon the potential resale value of the underlying security. In making real estate and sales finance loans, however, more emphasis is placed upon the marketability and value of the underlying collateral.

     The Company is in competition with several national and regional finance companies, as well as a variety of local finance companies in the communities which it serves. The Company competes effectively in the market place primarily based on its emphasis on customer service.

     The business of the Company consists mainly of the making of loans to salaried people and wage earners who depend on their earnings to make their repayments. The continued profitable operation of the Company will therefore depend to a large extent on the continued employment of these people and their ability to meet their obligations as they become due. In the event of a sustained recession or a significant downturn in business with consequent unemployment, the Company's collection ratios and profitability could be detrimentally affected.

     The average annual yield on loans made by the Company (the % of finance charges earned to average net outstanding balance) has been as follows:

                                         Year Ended December 31
                              ---------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
Direct Cash Loans . . . . .   31.81%    31.87%    32.55%    32.54%    32.89%
Real Estate Loans . . . . .   22.70     23.42     23.70     23.75     23.46
Sales Finance Contracts . .   20.47     20.66     20.94     22.53     22.89

     Information regarding the Company's operations:

                                            As of December 31
                              -----------------------------------------------
                                1993      1992      1991      1990      1989
                                ----      ----      ----      ----      ----
Number of Branch Offices. .      112       102        85        77        73
Number of Employees . . . .      456       390       346       312       304
Average Total Loans
  Outstanding Per
  Branch ( in 000's). . .     $1,124    $1,037    $1,041    $1,034      $983
Average Number of Loans
  Outstanding Per Branch. .      778       761       772       758       757

DESCRIPTION OF LOANS

                                         Year Ended December 31
                              ----------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
DIRECT CASH LOANS:

Number of Loans Made
  to New Borrowers . . . .    24,978    23,479    17,779    14,101    14,086
Number of Loans Made
  to Former Borrowers. . .    11,710     9,639     7,901     7,903     6,486
Number of Loans Made
  to Present Borrowers . .    54,311    44,866    37,708    34,236    30,411
Total Number of Loans
  Made . . . . . . . . . .    90,999    77,984    63,388    56,240    50,983
Total Volume of Loans
  Made (in 000's). . . . .  $127,103  $100,176   $77,111   $68,607   $60,921
Average Size of
  Loans Made . . . . . . .  $  1,397  $  1,285   $ 1,216   $ 1,220   $ 1,195
Number of Loans
  Outstanding. . . . . . .    66,209    57,458    47,489    42,099    38,380
Total of Loans
  Outstanding (in 000's) .  $ 82,595  $ 65,560   $51,027   $45,518   $39,690
Percent of Total Loans . .       66%       62%       58%       57%       55%
Average Balance on
  Outstanding Loans. . . . $  1,247   $  1,141   $ 1,075   $ 1,081   $ 1,034

REAL ESTATE LOANS:

Total Number of Loans
  Made . . . . . . . . . .     2,315     1,886     3,345     2,024     1,875
Total Volume of Loans
  Made (in 000's). . . . .  $ 20,330   $15,366   $15,693   $17,769   $15,805
Average Size of
  Loans Made . . . . . . .  $  8,782   $ 8,147   $ 4,692   $ 8,779   $ 8,429
Number of Loans
  Outstanding. . . . . . .     3,930     3,796     3,836     3,663     3,333
Total of Loans
  Outstanding (in 000's) .  $ 30,174   $28,171   $28,388   $26,394   $24,631
Percent of Total Loans . .       24%       27%       32%       33%       34%
Average Balance on
  Outstanding Loans. . . .  $  7,678   $ 7,421   $ 7,401   $ 7,206   $ 7,390

SALES FINANCE CONTRACTS:

Number of Contracts
  Purchased. . . . . . . .    20,726    20,507    17,463    14,330    17,958
Total Volume of Contracts
  Purchased (in 000's) . .  $ 18,770   $17,512   $13,160   $10,580   $12,205
Average Size of Contracts
  Purchased. . . . . . . .  $    906   $   854   $   754   $   738   $   680
Number of Contracts
  Outstanding. . . . . . .    17,020    16,405    14,303    12,588    13,529
Total of Contracts
  Outstanding (in 000's) .  $ 13,099   $12,053   $ 9,096   $ 7,744   $ 7,421
Percent of Total Loans . .       10%       11%       10%       10%       11%
Average Balance on
  Outstanding Contracts. .  $    770   $   735   $   636   $   615   $   549

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

                                         Year Ended December 31
                            ------------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
                                            (in thousands)


                                            LOANS ACQUIRED

DIRECT CASH LOANS . . . .   $127,084  $ 98,488  $ 74,672   $67,645   $59,525
REAL ESTATE LOANS . . . .     19,485    13,779    11,195    11,412    10,966
SALES FINANCE CONTRACTS .     17,759    15,814    11,694     9,323     8,861
NET BULK PURCHASES. . . .      1,875     4,973     8,403     8,576     9,579
                            --------  --------  --------   -------   -------
TOTAL LOANS ACQUIRED. . .   $166,203  $133,054  $105,964   $96,956   $88,931
                            ========  ========  ========   =======   =======


                                           LOANS LIQUIDATED

DIRECT CASH LOANS . . . .   $110,068  $ 85,643  $ 71,602   $62,779   $56,068
REAL ESTATE LOANS . . . .     18,327    15,583    13,699    16,006    12,419
SALES FINANCE CONTRACTS .     17,724    14,555    11,808    10,257    10,974
                            --------  --------  --------   -------   -------
TOTAL LOANS LIQUIDATED. .   $146,119  $115,781  $ 97,109   $89,042   $79,461
                            ========  ========  ========   =======   =======


                                           LOANS OUTSTANDING

DIRECT CASH LOANS . . . .   $ 82,595  $ 65,560  $ 51,027   $45,518   $39,690
REAL ESTATE LOANS . . . .     30,174    28,171    28,388    26,394    24,631
SALES FINANCE CONTRACTS .     13,099    12,053     9,096     7,744     7,421
                            --------  --------  --------   -------   -------
TOTAL LOANS OUTSTANDING .   $125,868  $105,784  $ 88,511   $79,656   $71,742
                            ========  ========  ========   =======   =======


                                       UNEARNED FINANCE CHARGES

DIRECT CASH LOANS . . . .   $ 14,125  $ 10,959  $  8,340   $ 7,429   $ 6,393
REAL ESTATE LOANS . . . .         65       133       176       206       198
SALES FINANCE CONTRACTS .      1,832     1,691     1,212     1,060       989
                            --------  --------  --------   -------   -------
TOTAL UNEARNED
  FINANCE CHARGES . . . .   $ 16,022  $ 12,783  $  9,728   $ 8,695   $ 7,580
                            ========  ========  ========   =======   =======

DELINQUENCIES

     Delinquent accounts are classified at the end of each month according to the number of installments past due at that time based on the original or extended terms of the contract. When 80% of an installment has been paid, it is not considered delinquent for the purpose of this classification . When three installments are past due, the account is classified as being 60-89 days past due; when four or more installments are past due the account is classified as being 90 days or more past due.

     The table below shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans.

                                               As of December 31
                                 -------------------------------------------
                                   1993     1992     1991     1990     1989
                                   ----     ----     ----     ----     ----
                                         (in thousands, except % data)

DIRECT CASH LOANS:
  60-89 Days Past Due. . . . . . $1,120   $  850   $  819   $  802     $633
  Percentage of Outstanding. . .   1.36%    1.30%    1.61%    1.76%    1.59%
  90 Days or More Past Due . . . $1,781   $1,524   $1,643   $1,085     $824
  Percentage of Outstanding. . .   2.16%    2.32%    3.22%    2.38%    2.08%


REAL ESTATE LOANS:
  60-89 Days Past Due. . . . . . $  439   $  364   $  627   $  395     $549
  Percentage of Outstanding. . .   1.46%    1.29%    2.21%    1.50%    2.23%
  90 Days or More Past Due . . . $1,206   $1,551   $1,796   $  963     $451
  Percentage of Outstanding. . .   4.00%    5.51%    6.33%    3.65%    1.83%


SALES FINANCE CONTRACTS:
  60-89 Days Past Due. . . . . . $  195   $  165   $  140   $  132     $202
  Percentage of Outstanding. . .   1.49%    1.37%    1.54%    1.70%    2.72%
  90 Days or More Past Due . . . $  298   $  265   $  261   $  195     $242
  Percentage of Outstanding. . .   2.27%    2.20%    2.87%    2.52%    3.26%

LOSS EXPERIENCE

     Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customer's loans) are shown in the following table:


                                        Year Ended December 31
                          -------------------------------------------------
                             1993      1992      1991      1990      1989
                             ----      ----      ----      ----      ----
                                    (in thousands, except % data)

                              DIRECT CASH LOANS

Average Net Loans . . . . $ 58,538   $46,026   $38,786   $33,686    $30,110
Liquidations. . . . . . . $110,068   $85,643   $71,603   $62,784    $56,068
Net Losses. . . . . . . . $  1,582   $ 1,388   $ 1,788   $ 1,317    $   994
Net Losses as % of Average
  Net Loans . . . . . . .     2.70%     3.02%     4.61%     3.91%      3.14%
Net Losses as % of
  Liquidations. . . . . .     1.44%     1.62%     2.50%     2.10%      1.68%

                              REAL ESTATE LOANS

Average Net Loans . . . . $ 29,608   $28,124   $27,235   $24,886    $22,890
Liquidations. . . . . . . $ 18,327   $15,583   $13,699   $16,001    $12,419
Net Losses. . . . . . . . $     20   $     7   $    63   $   172    $    17
Net Losses as % of Average
  Net Loans . . . . . . .      .07%      .02%      .23%      .69%       .07%
Net Losses as % of
  Liquidations. . . . . .      .11%      .04%      .46%     1.07%       .14%

                           SALES FINANCE CONTRACTS

Average Net Loans . . . . $ 10,984   $ 8,833   $ 7,274   $ 6,461    $ 6,268
Liquidations. . . . . . . $ 17,724   $14,555   $11,807   $10,257    $10,974
Net Losses. . . . . . . . $    272   $   196   $   223   $   214    $   217
Net Losses as % of Average
  Net Loans . . . . . . .     2.48%     2.22%     3.06%     3.31%      3.46%
Net Losses as % of
  Liquidations. . . . . .     1.53%     1.35%     1.89%     2.09%      1.98%

ALLOWANCE FOR LOAN LOSSES

     The Allowance for Loan Losses is determined based on the Company's previous loss experience, a review of specifically identified potentially uncollectible loans and management's evaluation of the inherent risks and change in the composition of the Company's loan portfolio. Such allowance is, in the opinion of management, sufficient to provide adequate protection against possible loan losses on the current loan portfolio. The allowance is maintained out of income except in the case of bulk purchases when it is provided in the allocation of the purchase price.

CREDIT INSURANCE

     When authorized to do so by the borrowers, the Company writes life, accident and health, property and automobile insurance in connection with its loans. Non-recording insurance is written on direct cash loans and sales finance contracts where the security instrument is not recorded. The Company writes such insurance as an agent for a non-affiliated insurance company.

     Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, wholly owned subsidiaries of the Company, reinsure the insurance written from the non-affiliated insurance company.

REGULATION AND SUPERVISION

     In Georgia direct cash loans of less than $3,000 in principal amount are made under the Georgia Industrial Loan Act. Direct cash loans in excess of $3,000 and the larger first and second mortgage real estate loans are not subject to the Georgia Industrial Loan Act and the rates are negotiable subject to State Usury Laws. First and second mortgage real estate loans are made in compliance with the Georgia Residential Mortgage Act. Sales finance contracts are made under the Georgia Retail Installment and Home Solicitation Sales Act.

     All loans and sales finance contracts in South Carolina are made under the South Carolina Consumer Protection Code. Rates are negotiable. Maximum rates are filed with the Department of Consumer Affairs and posted in each location.

     In Alabama direct cash loans of less than $750 in principal amount are made under the Alabama Small Loan Act. Direct cash loans in excess of $750 in principal amount are made under the Alabama Consumer Finance Law, with a negotiable rate allowed on loans in excess of $2,000 in principal amount. The larger first and second mortgage real estate loans are made under the Alabama Consumer Finance Law at a negotiable rate. Sales finance contracts are made under the Alabama Consumer Finance Law, with a negotiable rate allowed on contracts in excess of $2,000 in principal amount.

     State laws require that each office in which a small loan business is conducted be licensed by the state. Georgia law also requires a license for conducting mortgage loan business in the state. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and where applicable, the applicant must show finding of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon complicance with the law and regulations issued pursuant thereto. The Company has never had any of its licenses revoked.

     All lending operations are carried on under the provisions of the Federal Consumer Credit Protection Act ("Truth-in-Lending Act") and the Fair Credit Reporting Act. On all loans made, the finance charge, the annual percentage rate, the total of payments and other disclosures required by the Truth-in-Lending Act are disclosed to the customer. On real estate loans, the three-day right of rescission is observed and the required disclosures are made.

     A Federal Trade Commission ruling prevents the Company and other consumer lenders from using household goods as collateral on direct cash loans. The Company collateralizes such loans with non-household goods such as automobiles, boats and other exempt items. The Company has not experienced any adverse impact on the quality of its receivables as the primary credit consideration in making direct cash loans is the customer's ability to repay the loan.

     The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed and limit the premium amount charged for such insurance.

SOURCE OF FUNDS

     The sources of the Company's funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:


                                         Year Ended December 31
                               --------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
Bank Borrowings . . . . .       10%       12%       13%       15%       11%
Public Senior Debt. . . .       38        32        25        23        26
Public Subordinated Debt.       16        20        25        26        29
Other Liabilities . . . .        6         7         8         8         8
Stockholder's Equity. . .       30        29        29        28        26
                               ---       ---       ---       ---       ---
  Total . . . . . . . . .      100%      100%      100%      100%      100%
                               ===       ===       ===       ===       ===

Number of Investors . . .     4,400     4,195     3,964     3,845     3,746

     All of the Company's outstanding common stock is held by 1st Franklin Corporation and is not traded in an established public trading market.

     The Company's average interest rate on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, has been as follows:


                                         Year Ended December 31
                             ---------------------------------------------
                             1993      1992      1991      1990       1989
                             ----      ----      ----      ----       ----
Senior Borrowings . . . .    6.24%     6.52%     8.09%     8.83%      9.42%
Subordinated Borrowings .    6.37      7.25      8.43      8.96       9.17
All Borrowings. . . . . .    6.29      6.82      8.24      8.89       9.30

     The Company's financial ratios relating to debt are as follows:

                                             At December 31
                               --------------------------------------------
                               1993      1992      1991      1990      1989


Total Liabilities to
  Stockholder's Equity. .      2.39      2.49      2.44      2.57      2.83

Unsubordinated Debt to
  Subordinated Debt plus
  Stockholder's Equity. .      1.17      1.06       .86       .86       .81

                            MANAGEMENT'S REPORT

     The accompanying financial statements were prepared in accordance with generally accepted accounting principles by the management of 1st Franklin Financial Corporation who assumes responsibility for their integrity and reliability.

     The Company maintains a system of internal accounting controls which is supported by a program of internal audits with appropriate management follow-up action. The integrity of the financial accounting system is based on careful selection and training of qualified personnel, on organizational arrangements which provide for appropriate division of responsibilities and on the communication of established written policies and procedures.

     The financial statements of the Company have been audited by Arthur Andersen & Co., independent public accountants. Their report expresses their opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with generally accepted auditing standards.

     The Audit Committee, comprised solely of outside directors, meets periodically with the independent public accountants, the internal auditors and representatives of management to discuss auditing and financial reporting matters. The independent public accountants have free access to meet with the Audit Committee without management representatives present to discuss the scope and results of their audit and their opinions on the quality of financial reporting.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




TO 1st FRANKLIN FINANCIAL CORPORATION:

     We have audited the accompanying Consolidated Statements of Financial Position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation and wholly owned subsidiary of 1st Franklin Corporation) AND SUBSIDIARIES as of December 31, 1993 and 1992, and the related Consolidated Statements of Income and Retained Earnings and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN & CO.


Atlanta, Georgia
February 23, 1994

                    1st FRANKLIN FINANCIAL CORPORATION

               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                        DECEMBER 31, 1993 AND 1992

                                  ASSETS

                                                    1993            1992
                                                    ----            ----
CASH AND CASH EQUIVALENTS:
  Cash and Due From Banks . . . . . . . . . .   $  1,229,556    $  1,881,492
  Short-term Investments,
     $300,000 in trust in 1993
     and 1992 (Note 4). . . . . . . . . . . .      4,596,509       6,691,648
                                                ------------    ------------
                                                   5,826,065       8,573,140
                                                ------------    ------------
LOANS (Note 2):
  Direct Cash Loans . . . . . . . . . . . . .     82,595,004      65,559,967
  First Mortgage Real Estate Loans. . . . . .     24,920,180      23,325,718
  Second Mortgage Real Estate Loans . . . . .      5,254,556       4,845,074
  Sales Finance Contracts . . . . . . . . . .     13,098,609      12,052,891
                                                ------------    ------------
                                                 125,868,349     105,783,650

  Less:  Unearned Finance Charges . . . . . .     16,022,558      12,783,189
         Unearned Insurance Premiums
           and Commissions. . . . . . . . . .      8,707,500       7,088,127
         Allowance for Loan Losses. . . . . .      3,653,121       3,091,983
                                                ------------    ------------
           Net Loans. . . . . . . . . . . . .     97,485,170      82,820,351


MARKETABLE DEBT SECURITIES (Note 3) . . . . .     12,764,567       7,144,109
                                                ------------    ------------

OTHER ASSETS:
  Equipment and Leasehold Improvements,
     less accumulated depreciation and
     amortization of $3,809,663 and
     $3,389,107 in 1993 and 1992,
     respectively . . . . . . . . . . . . . .      2,511,114       2,609,496
  Prepaid Income Taxes, net (Note 9). . . . .      1,531,076       1,391,038
  Due from Nonaffiliated Insurance Company. .        696,624         577,843
  Miscellaneous . . . . . . . . . . . . . . .      4,657,554       4,143,608
                                                ------------    ------------
                                                   9,396,368       8,721,985
                                                ------------    ------------

          TOTAL ASSETS. . . . . . . . . . . .   $125,472,170    $107,259,585
                                                ============    ============

       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                        DECEMBER 31, 1993 AND 1992

                   LIABILITIES AND STOCKHOLDER'S EQUITY


                                                    1993            1992
                                                    ----            ----
SENIOR DEBT (Note 5):
  Senior Demand Notes, including
    accrued interest. . . . . . . . . . . . .   $ 26,685,656    $ 20,840,884
  Commercial Paper. . . . . . . . . . . . . .     21,139,665      13,919,750
  Notes Payable to Banks. . . . . . . . . . .     12,322,556      12,619,580
                                                ------------    ------------
                                                  60,147,877      47,380,214
                                                ------------    ------------


ACCOUNTS PAYABLE AND ACCRUED EXPENSES . . . .      7,495,036       7,718,060
                                                ------------    ------------


SUBORDINATED DEBT (Note 6). . . . . . . . . .     20,855,733      21,435,633
                                                ------------    ------------

      Total Liabilities . . . . . . . . . . .     88,498,646      76,533,907
                                                ------------    ------------

COMMITMENTS (Note 7)


STOCKHOLDER'S EQUITY:
  Common stock; par value $100 per share;
    2,000 shares authorized;
    1,700 shares outstanding. . . . . . . . .        170,000         170,000
  Net Unrealized Gains on Investment
    Securities Available for Sale . . . . . .        286,905              --
  Retained Earnings . . . . . . . . . . . . .     36,516,619      30,555,678
                                                ------------    ------------
    Total Stockholder's Equity. . . . . . . .     36,973,524      30,725,678
                                                ------------    ------------
          TOTAL LIABILITIES AND
            STOCKHOLDER'S EQUITY. . . . . . .   $125,472,170    $107,259,585
                                                ============    ============



       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

          CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991


                                       1993           1992           1991
                                       ----           ----           ----
INTEREST INCOME:
  Finance Charges . . . . . . . .  $27,589,389    $23,080,510    $20,600,659
  Investment Income . . . . . . .      769,959        803,374        891,466
                                   -----------    -----------    -----------
                                    28,359,348     23,883,884     21,492,125
                                   -----------    -----------    -----------
INTEREST EXPENSE:
  Senior Debt . . . . . . . . . .    3,265,122      2,522,844      2,593,348
  Subordinated Debt . . . . . . .    1,624,977      1,875,577      2,099,041
                                   -----------    -----------    -----------
                                     4,890,099      4,398,421      4,692,389
                                   -----------    -----------    -----------
NET INTEREST INCOME . . . . . . .   23,469,249     19,485,463     16,799,736

PROVISION FOR
  LOAN LOSSES (Note 2). . . . . .    2,406,512      2,208,670      2,137,262
                                   -----------    -----------    -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES . . .   21,062,737     17,276,793     14,662,474
                                   -----------    -----------    -----------
NET INSURANCE INCOME:
  Premiums and Commissions. . . .   12,893,679     10,444,021      8,970,344
  Insurance Claims and Expenses .   (2,649,444)    (2,155,663)    (1,784,408)
                                   -----------    -----------    -----------
                                    10,244,235      8,288,358      7,185,936
                                   -----------    -----------    -----------
OTHER REVENUE (Note 8). . . . . .      327,034        240,597        239,190
                                   -----------    -----------    -----------
OPERATING EXPENSES (Note 8):
  Personnel Expense . . . . . . .   14,207,265     11,753,779     10,266,620
  Occupancy Expense . . . . . . .    3,304,386      2,878,047      2,276,018
  Other Expense . . . . . . . . .    5,694,908      4,888,219      4,169,644
                                   -----------    -----------    -----------
                                    23,206,559     19,520,045     16,712,282
                                   -----------    -----------    -----------

INCOME BEFORE INCOME TAXES. . . .    8,427,447      6,285,703      5,375,318

PROVISION FOR
  INCOME TAXES (Note 9) . . . . .    2,466,506      1,698,829      1,517,356
                                   -----------    -----------    -----------
NET INCOME. . . . . . . . . . . .    5,960,941      4,586,874      3,857,962

RETAINED EARNINGS, beginning. . .   30,555,678     25,968,804     22,110,842
                                   -----------    -----------    -----------
RETAINED EARNINGS, ending . . . .  $36,516,619    $30,555,678    $25,968,804
                                   ===========    ===========    ===========

       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                              1st FRANKLIN FINANCIAL CORPORATION

                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                    FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                      Increase (Decrease) in Cash and Cash Equivalents

                                                        1993           1992            1991
                                                        ----           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . . . . . . . .   $  5,960,941   $  4,586,874    $  3,857,962
  Adjustments to reconcile net income to net
      cash provided by operating activities:
  Provision for Loan Losses. . . . . . . . . . .      2,406,512      2,208,670       2,137,262
  Depreciation and Amortization. . . . . . . . .        890,805        716,551         487,259
  Prepaid Income Taxes . . . . . . . . . . . . .       (322,952)      (323,034)        (62,748)
  Gain on sale of marketable securities
    and equipment. . . . . . . . . . . . . . . .       (234,507)      (323,795)        (16,422)
  (Increase) Decrease in Miscellaneous Assets. .       (515,697)    (1,723,865)         47,235
  Increase (Decrease) in Other Liabilities . . .       (223,024)       309,900       1,177,222
                                                   ------------   ------------    ------------
      Net Cash Provided. . . . . . . . . . . . .      7,962,078      5,451,301       7,627,770
                                                   ------------   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased. . . . . . . . .    (85,431,146)   (71,641,927)    (57,533,042)
  Loan payments. . . . . . . . . . . . . . . . .     68,359,815     57,360,540      48,067,391
  Purchases of marketable securities . . . . . .    (11,543,876)    (6,011,483)     (3,148,042)
  Sales of marketable securities . . . . . . . .      6,151,337      4,702,268       1,224,520
  Redemptions of securities. . . . . . . . . . .        300,000        480,998         700,000
  Principal payments on securities . . . . . . .         47,660         26,249          15,011
  Capital expenditures . . . . . . . . . . . . .       (806,101)    (1,707,287)     (1,078,534)
  Proceeds from sale of equipment. . . . . . . .         25,395         39,777           8,057
                                                   ------------   ------------    ------------
      Net Cash Used. . . . . . . . . . . . . . .    (22,896,916)   (16,750,865)    (11,744,639)
                                                   ------------   ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase  in Notes Payable
    to Banks and Senior Demand Notes . . . . . .      5,547,748      8,255,439       2,994,190
  Commercial Paper issued. . . . . . . . . . . .     12,038,076     11,092,191       9,298,849
  Commercial Paper redeemed. . . . . . . . . . .     (4,818,161)    (6,078,408)     (8,785,427)
  Subordinated Debt issued . . . . . . . . . . .      4,843,874      3,299,673       5,030,646
  Subordinated Debt redeemed . . . . . . . . . .     (5,423,774)    (4,109,563)     (3,281,823)
                                                   ------------   ------------    ------------
      Net Cash Provided. . . . . . . . . . . . .     12,187,763     12,459,332       5,256,435
                                                   ------------   ------------    ------------
NET (DECREASE) INCREASE IN
  CASH AND CASH EQUIVALENTS. . . . . . . . . . .     (2,747,075)     1,159,768       1,139,566

CASH AND CASH EQUIVALENTS, beginning . . . . . .      8,573,140      7,413,372       6,273,806
                                                   ------------   ------------    ------------
CASH AND CASH EQUIVALENTS, ending. . . . . . . .   $  5,826,065   $  8,573,140    $  7,413,372
                                                   ============   ============    ============

Cash paid during the year for:  Interest . . . .   $  4,854,986   $  4,616,836    $  4,510,356
                                Income Taxes . .      2,509,569      2,201,997       1,409,443


                The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
     1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 112 branch offices. The Company is a wholly owned subsidiary of 1st Franklin Corporation (the "Parent").

Basis of Consolidation:
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Income Recognition:
     Although generally accepted accounting principles require other methods to be used for income recognition, the Company uses the Rule of 78's method to recognize interest and insurance income on loans which have precomputed charges. Since the majority of these loans are paid off or renewed in less than one year and because the interest and insurance charges are contractually rebated using the Rule of 78's method, the results obtained by using the Rule of 78's closely approximate those that would be obtained if other generally accepted methods were used.

     Finance charges are precomputed and included in the gross amount of all direct cash loans, sales finance contracts and certain real estate loans. These precomputed charges are deferred and recognized as income on an accrual basis using the Rule of 78's (which approximates the interest method). Finance charges on the other real estate loans are recognized as income on a simple interest accrual basis. Income is not accrued on a loan that is more than 60 days past due.

     When material, the Company defers loan fees and recognizes them as an adjustment to yield over the contractual life of the related loan. The Company's method of accounting for such fees does not materially differ from the requirements of the Financial Accounting Standards Board's Statement No. 91, "Accounting for Non-Refundable Fees and Costs Associated With Originating or Acquiring Loans and Initial Direct Costs of Leases".

     The property and casualty credit insurance policies written by the Company are reinsured by the property insurance subsidiary. The premiums are deferred and earned on a Rule of 78's basis (which approximates the pro-rata method).

     The credit life and accident and health policies written by the Company are reinsured by the life insurance subsidiary. The premiums are deferred and earned using the pro-rata method for level-term life policies, the Rule of 78's (which approximates the pro-rata method) for decreasing-term life policies and an average of the pro-rata method and Rule of 78's for accident and health policies.

     Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.

     Policy acquisition costs of the insurance subsidiaries are deferred and amortized to expense over the life of the policies on the same methods used to recognize premium income.

Depreciation and Amortization:
     Office machines, equipment and company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years. Leasehold improvements are amortized over seven years using the double declining method for book and tax.

Income Taxes:
     The Company and its insurance subsidiaries have certain temporary differences between reporting income and expenses for financial statement purposes and for income tax purposes. Deferred income taxes are provided where applicable.

Collateral Held for Resale:
     When the Company takes possession of the collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance. Any losses incurred at that time are charged against the Allowance for Loan Losses.

Bulk Purchases:
     A bulk purchase is a group of loans purchased by the Company from another lender. Bulk purchases are recorded at the outstanding loan balance and an allowance for losses is established in accordance with management's evaluation of the specific loans purchased and their comparability to similar type loans in the Company's existing portfolio.

     For loans with precomputed charges, unearned finance charges are also recorded based on the Rule of 78's (which approximates the interest method). Any difference between the purchase price of the loans and their net balance (outstanding balance less allowance for losses and unearned finance charges) is amortized or accreted to income over the average life of the loans purchased.

Marketable Debt Securities:
     Effective December 31, 1993, the Company adopted the Financial Accounting Standards Board's Statement of Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," related to the method of accounting for investment securities. Management has designated all marketable debt securities held in the Company's investment portfolio at December 31, 1993 as being available-for-sale. The respective investment portfolio is reported at fair market value at year end, with unrealized gains and losses excluded from earnings and reported in a separate component of Stockholder's Equity, net of taxes. Prior to December 31, 1993, it had been Management's intention to hold securities to maturity and the respective securities were stated at cost, adjusted for amortization of premium and accretion of discounts.

2.   LOANS

     There were $5,038,929 and $4,719,440 of loans in a non-accrual status at December 31, 1993 and 1992, respectively.

Contractual Maturities of Loans:
     An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 1993 is as follows:

                               1st Mortgage     2nd Mortgage        Sales
   Due In       Direct Cash     Real Estate      Real Estate       Finance
Calendar Year     Loans           Loans            Loans          Contracts
- ---------------   -----           -----            -----          ---------
1994. . . . . .    73.17%          15.98%           15.23%          73.08%
1995. . . . . .    24.72           16.35            16.49           22.17
1996. . . . . .     1.77           15.07            17.13            4.38
1997. . . . . .      .20           12.53            16.27             .26
1998. . . . . .      .06            9.76            12.85             .11
1999 & later. .      .08           30.31            22.03              --
                  ------          ------           ------          ------
                  100.00%         100.00%          100.00%         100.00%
                  ======          ======           ======          ======

     Experience of the Company has shown that a majority of its loans will be renewed many months prior to their final contractual maturity dates. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:
     During the years ended December 31, 1993 and 1992, cash collections applied to principal of loans totaled $68,359,815 and $57,360,540, respectively, and the ratios of these cash collections to average net receivables were 68.96% and 69.12%, respectively.

Allowance for Loan Losses:
     The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified potentially uncollectible loans and management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio. Such allowance is, in the opinion of management, sufficient to provide adequate protection against possible losses on the current loan portfolio.

     When a loan becomes five installments past due, it is charged off unless management directs that it be retained as an active loan. In making this computation, no installment is counted as being past due if at least 80% of the contractual payment has been paid. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums.

     An analysis of the allowance for the years ended December 31, 1993, 1992 and 1991 is shown in the following table:

                                       1993           1992          1991
                                       ----           ----          ----
     Beginning Balance. . . . . .   $3,091,983     $2,363,480    $2,130,187
       Provision for Loan Losses.    2,406,512      2,208,670     2,137,262
       Bulk Purchase Accounts . .       28,704        110,812       169,629
       Charge-Offs. . . . . . . .   (2,523,801)    (2,251,123)   (2,672,195)
       Recoveries . . . . . . . .      649,723        660,144       598,597
                                    ----------     ----------    ----------
     Ending Balance . . . . . . .   $3,653,121     $3,091,983    $2,363,480
                                    ==========     ==========    ==========


3.   MARKETABLE DEBT SECURITIES

     The amortized cost and estimated market values of debt securities are as follows:
                                            Gross       Gross     Estimated
                             Amortized   Unrealized  Unrealized     Market
                               Cost         Gains      Losses       Value
                               ----         -----      ------       -----
December 31, 1993:
- -----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . .    $ 4,689,224    $100,769   $ (8,790)  $ 4,781,203
Obligations of states and
  political subdivisions      7,195,722     236,385       (904)    7,431,203
Corporate Securities . .        526,832      31,170     (5,841)      552,161
                            -----------    --------   --------   -----------
                            $12,411,778    $368,324   $(15,535)  $12,764,567
                            ===========    ========   ========   ===========

December 31, 1992:
- -----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . .    $ 6,075,901    $ 95,567   $(51,231)  $ 6,120,237
Obligations of states and
  political subdivisions        789,976       5,075     (6,864)      788,187
Corporate Securities . .        278,232      15,175         --       293,407
                            -----------    --------   --------   -----------
                            $ 7,144,109    $115,817   $(58,095)  $ 7,201,831
                            ===========    ========   ========   ===========


    Corporate securities as of December 31, 1992 include brokered certificates of deposits with average maturities of 3 years.

    The amortized cost and estimated market values of debt securities at December 31, 1993, by contractual maturity, are shown below:

                                                                Estimated
                                                  Amortized       Market
                                                    Cost          Value
                                                    ----          -----

      Due in one year or less . . . . . . . .   $   299,488   $   299,523
      Due after one year through five years .     2,015,426     2,045,698
      Due after five years through ten years.     7,825,463     8,042,486
      Due after ten years . . . . . . . . . .     2,271,401     2,376,860
                                                -----------   -----------
                                                $12,411,778   $12,764,567
                                                ===========   ===========

    Proceeds from sales of investments in debt securities during 1993 were $6,151,337. Gross gains of $223,982 and gross losses of $(954) were realized on these sales.

    Proceeds from sales of investments in debt securities during 1992 were $4,702,268. Gross gains of $225,126 and gross losses of $(793) were realized on these sales.


4.   PLEDGED ASSETS

     At December 31, 1993, certain Short-term Investments of the insurance subsidaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.

5.   SENIOR DEBT

     The Company has a Credit Agreement with four major banks which provides for maximum borrowings of $21,000,000. All borrowings are on an unsecured basis at 1/4% above the prime rate of interest. A facility fee is paid quarterly based on 5/8% of the available line less the average borrowings during the quarter. In addition, an agent fee equal to 1/8% per annum of the total loan commitment is paid quarterly.

     The Credit Agreement has a termination date of December 31, 1995. The banks may, however, terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the agreement or in May of any calendar year if the financial condition of the Company becomes unsatisfactory to the banks. Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio. Repayment of borrowings under the Credit Agreement is guaranteed by the Parent.

     The Company has two additional Credit Agreements for $1,500,000 and $2,000,000 which are used for general operating purposes. Borrowings under the $1,500,000 agreement are on an unsecured basis at 1/4% above the prime rate of interest. This agreement has a termination date of June 1, 1994. Borrowings under the $2,000,000 agreement are on an unsecured basis a 1/8% above the prime rate of interest. This agreement has a termination date of July 1, 1994. Available borrowings on the $1,500,000 and $2,000,000 credit agreements at December 31, 1993 were $1,377,444 and $2,000,000, respectively. Repayment of borrowings under each of these Credit Agreements is guaranteed by the Parent.

     The Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

     Commercial Paper is issued by the Company in amounts in excess of $50,000, with maturities of less than 270 days and at negotiable interest rates.

     Additional data related to the Company's Senior Debt is as follows:

                  Weighted
                   Average       Maximum         Average        Weighted
                  Interest       Amount          Amount          Average
  Year Ended     Rate at end   Outstanding     Outstanding    Interest Rate
  December 31      of Year     During Year     During Year     During Year
  -----------      -------     -----------     -----------     -----------
                          (In thousands, except % data)
1993:
- ----
Bank. . . . . . .   6.25%        $12,620         $10,638          6.25%
Senior Notes. . .   6.02          26,967          23,602          6.03
Commercial Paper.   6.49          21,270          17,729          6.50
  All Categories.   6.23          60,148          51,968          6.23

1992:
- ----
Bank. . . . . . .   6.25%        $12,620         $ 8,999          6.52%
Senior Notes. . .   6.03          20,841          15,984          6.21
Commercial Paper.   6.53          16,277          13,444          6.95
  All Categories.   6.24          47,380          38,427          6.54

1991:
- ----
Bank. . . . . . .   6.74%        $13,356         $11,501          8.79%
Senior Notes. . .   6.58          13,685          11,265          7.42
Commercial Paper.   7.73          10,524           9,280          8.43
  All Categories.   6.93          34,111          32,046          8.21

6.   SUBORDINATED DEBT

     The payment of the principal and interest on the subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

     Subordinated debt consists of Variable Rate Subordinated Debentures which mature four years after date of issue. The maturity date is automatically extended for an additional four years unless the holder or the Company redeems the debenture on its original maturity date. The debentures have various minimum purchase amounts with varying interest rates and interest adjustment periods for each respective minimum purchase amount. Interest rates on the debentures are adjusted at the end of each adjustment period. The debentures may be redeemed by the holder at the applicable interest adjustment date without penalty. Redemptions at any other time are subject to an interest penalty. The Company may redeem the debentures for a price equal to 100% of the principal.

     Interest rate information on the Subordinated Debt at December 31 is as follows:
               Weighted Average Rate at          Weighted Average Rate
                     End of Year                      During Year
               ------------------------          ---------------------
                 1993    1992    1991            1993    1992    1991
                 ----    ----    ----            ----    ----    ----
                 6.42%   6.96%   8.30%           6.63%   7.57%   8.82%

     Maturity information on the Company's Subordinated Debt at December 31, 1993 is as follows:

                                          Amount Maturing
                            -------------------------------------------
                            Based on Maturity         Based on Interest
     Year of Maturity             Date                Adjustment Period
     -------------------          ----                -----------------

       1994. . . . . . .       $ 4,109,204               $16,480,922
       1995. . . . . . .         3,507,271                 3,983,907
       1996. . . . . . .         5,166,447                   271,684
       1997. . . . . . .         8,072,811                   119,220
                               -----------               -----------
                               $20,855,733               $20,855,733
                               ===========               ===========


7.   COMMITMENTS

     The Company's operations are carried on in locations which are occupied under lease agreements. The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years. Rent expense was $1,085,694, $911,447 and $769,450 for the years ended December 31, 1993, 1992 and 1991, respectively. Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 1993, amounts to $1,106,416 for 1994, $807,916 for 1995, $520,196 for 1996,
$300,553 for 1997, $157,250 for 1998 and $2,800 for 1999. The total commitment is $2,895,131.

8.   RELATED PARTY TRANSACTIONS

     Repayment of borrowings under the Company's Credit Agreements is guaranteed by the Parent. See Note 5.

     As a result of normal recurring intercompany transactions, the Parent owed the Company $2,231,455 at December 31, 1993.

     Beneficial owners of the Company's parent are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 1993, 1992 and 1991 related to these agreements was $63,800, $63,800 and $78,375, respectively, which in management's opinion approximates the Company's actual cost of these services.

     At December 31, 1993, the Company maintained $500,000 of certificates of deposit and $172,989 in a money market account with Liberty at market rates and terms. The Company also had $2,038,013 in demand deposits with Liberty at December 31, 1993.

     The Company leases a portion of its properties (see Note 7) for an aggregate of $11,750 per month from certain officers or stockholders of the Parent. In management's opinion, these leases are at rates which approximate those obtainable from independent third parties.


9.   INCOME TAXES

     The Provision for Income Taxes for the years ended December 31, 1993, 1992 and 1991 is made up of the following components:


                                     1993            1992            1991
                                     ----            ----            ----

Current - Federal . . . . . . .   $2,434,468      $1,755,456      $1,411,924
Current - State . . . . . . . .      354,990         266,407         168,180
                                  ----------      ----------      ----------
  Total Current . . . . . . . .    2,789,458       2,021,863       1,580,104
                                  ----------      ----------      ----------
Prepaid - Federal . . . . . . .     (251,968)       (254,435)        (44,216)
Prepaid - State . . . . . . . .      (70,984)        (68,599)        (18,532)
                                  ----------      ----------      ----------
  Total Prepaid . . . . . . . .     (322,952)       (323,034)        (62,748)
                                  ----------      ----------      ----------
    Total Provision . . . . . .   $2,466,506      $1,698,829      $1,517,356
                                  ==========      ==========      ==========

     Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 1993:


                                      Deferred         Deferred
                                        Tax              Tax
                                       Assets        Liabilities
                                       ------        -----------

Depreciation. . . . . . . . . .     $       --          $ 99,372
Provision for Loan Losses . . .      1,318,565                --
Insurance Commissions . . . . .             --           451,930
Unearned Premium Reserves . . .        647,678                --
Unrealized Gains (Losses) on
  Investment Securities . . . .             --            65,883
Other . . . . . . . . . . . . .        231,680            50,202
                                    ----------          --------
                                    $2,197,923          $667,387
                                    ==========          ========


     The Company's effective tax rate for the years ended December 31, 1993, 1992 and 1991 is analyzed as follows:


                                        1993         1992         1991
                                        ----         ----         ----

Statutory Federal income tax rate. .    34.0%        34.0%        34.0%
State income tax, net of Federal
  tax effect . . . . . . . . . . . .     2.2          2.0          1.8
Net tax effect of IRS regulations
  on life insurance subsidiary . . .    (6.8)        (7.8)        (7.3)
Other items. . . . . . . . . . . . .    ( .1)        (1.2)         (.3)
                                        ----         ----         ----
    Effective Tax Rate . . . . . . .    29.3%        27.0%        28.2%
                                        ====         ====         ====


     In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes". Under Statement No. 109, deferred income taxes are determined based on current enacted income tax rates. The Company adopted Statement No. 109 effective January 1, 1993. The effect of the implementation of Statement No. 109 was not material to the Company's results of operations or its financial position.

            1st FRANKLIN FINANCIAL CORPORATION INVESTMENT CENTER

                     CORPORATE OFFICE - TOCCOA, GEORGIA


                            ********************
                         ** PICTURE OF EMPLOYEES **
                            ********************



     Our dedicated staff works diligently to offer innovative services and to earn the trust and confidence our investors have placed in this organization. From left to right: Lynn Cox, Investment Center Director, Sandra Oliver, Shelby Gober, Melissa Craig, Joyce Robinson, Jodi Cash.

                          DIRECTORS AND MANAGEMENT


Directors
- ---------
                             Principal Occupation,          Has Served as a
    Name                       Title and Company            Director Since
    ----                       -----------------            --------------
W. Richard Acree         President, Acree Oil Company,           1970
                           Toccoa, Georgia

Ben F. Cheek, III        Chairman of Board,                      1967
                           1st Franklin Financial Corporation

Lorene M. Cheek          Housewife                               1946

Jack D. Stovall          President,                              1983
                           Stovall Building Supplies, Inc.

Robert E. Thompson       Physician, Toccoa Clinic                1970


Executive Officers
- ------------------
                                                            Served in this
    Name                     Position with Company          Position Since
    ----                     ---------------------          --------------
Ben F. Cheek, III        Chairman of Board                       1989

T. Bruce Childs          President                               1989

Lynn E. Cox              Secretary                               1989

A. Roger Guimond         Vice President                          1991
                         and Chief Financial Officer

Linda L. Sessa           Treasurer                               1989



                         CORPORATE INFORMATION

   Corporate Offices           General Counsel       Independent Accountants
   -----------------           ---------------       -----------------------
P.O. Box 880             Jones, Day, Reavis & Pogue   Arthur Andersen & Co.
213 East Tugalo Street   Atlanta, Georgia             Atlanta, Georgia
Toccoa, Georgia 30577
(706) 886-7571

Information

     Informational inquiries, including requests for a Prospectus describing the Company's current securities offering or the Form 10-K annual report filed with the Securities and Exchange Commission should be addressed to the Company's Secretary.

                       BACK COVER PAGE OF ANNUAL REPORT

                      (A map showing the locations of the
                              following offices:)


               1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES


 Alabama Offices:        Georgia Offices:         Georgia Offices:
 ---------------         ---------------          ---------------
 Alexander City          Cartersville             McRae
 Arab                    Cedartown                Milledgeville
 Athens                  Chatsworth               Monroe
 Bessemer                Clarkesville             Montezuma
 Clanton                 Claxton                  Monticello
 Cullman                 Clayton                  Moultrie
 Decatur                 Cleveland                Nashville
 Dothan                  Cochran                  Newnan
 Enterprise              Commerce                 Perry
 Eufaula                 Conyers                  Rome
 Florence                Cordele                  Royston
 Gadsden                 Cornelia                 Savannah
 Huntsville              Covington                Statesboro
 Jasper                  Cumming                  Swainsboro
 Ozark                   Dallas                   Sylvaina
 Prattville              Douglas                  Sylvester
 Russellville            Douglasville             Thomaston
 Scottsboro              Eastman                  Tifton
 Selma                   Elberton                 Toccoa
 Sylacauga               Ellijay                  Valdosta
                         Forsyth                  Vidalia
 Georgia Offices:        Fort Valley              Warner Robbins
 ---------------         Gainesville              Washington
 Adel                    Garden City              Winder
 Albany                  Griffin
 Alma                    Hartwell
 Americus                Hawkinsville             South Carolina Offices:
 Athens                  Hazlehurst               ----------------------
 Barnesville             Hinesville               Aiken
 Baxley                  Hogansville              Anderson
 Blue Ridge              Jackson                  Cayce
 Bremen                  Jasper                   Clemson
 Brunswick               Jefferson                Easley
 Buford                  Jesup                    Greenwood
 Butler                  Lavonia                  Laurens
 Cairo                   Lawrenceville            Orangeburg
 Calhoun                 Madison                  Seneca
 Canton                  Manchester               Union
 Carrollton              McDonough                York