Form 10-K, Exhibit 13
FIRST FRANKLIN FINANCIAL CORP
filed 1995-03-31
CIK 38723

                                                       Exhibit 13










                 1st FRANKLIN FINANCIAL CORPORATION


                           ANNUAL REPORT


                         DECEMBER 31, 1994

                   *****************************
              ** PICTURE OF ALL MANAGEMENT EMPLOYEES**
                   *****************************




           Our Company is focused on people: customers, employees and the communities in which they live and work.


                        (Inside Front Cover)

                         TABLE OF CONTENTS
                         -----------------


  The Company. . . . . . . . . . . . . . . . . . . . . . . . . .  1

  Ben F. Cheek, Jr.  Office of the Year. . . . . . . . . . . . .  2

  Chairman's Letter. . . . . . . . . . . . . . . . . . . . . . .  3

  Selected Consolidated Financial Information. . . . . . . . . .  4

  Business . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

  Management's Discussion of Operations. . . . . . . . . . . . . 13

  Management's Report. . . . . . . . . . . . . . . . . . . . . . 16

  Report of Independent Public Accountants . . . . . . . . . . . 17

  Financial Statements . . . . . . . . . . . . . . . . . . . . . 18

  Directors and Management . . . . . . . . . . . . . . . . . . . 32

  Corporate Information. . . . . . . . . . . . . . . . . . . . . 32




                            THE COMPANY
                            -----------

     1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 84 branch offices in Georgia, 22 in Alabama and 11 in South Carolina.

     As of December 31, 1994, the resources of the Company were invested principally in loans which comprise 80% of the Company's assets. Approximately 66% of the Company's revenues for the fiscal year were derived from finance charges earned on these loans, 31% from insurance income earned on insurance written thereon and 3% from other sources, principally income from investments. On the basis of total capital funds employed (common stockholder's equity and subordinated debt), American Banker recently ranked the Company as the 61st largest finance company in the United States.

                        HAZLEHURST, GEORGIA

            1994 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


                      *********************
                    ** PICTURE OF EMPLOYEES **
                      *********************


This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Hazlehurst Staff for this significant achievement. The Friendly Franklin Folks salute you!

TO OUR INVESTORS, EMPLOYEES AND FRIENDS:


    Reporting the results of another good year for 1st Franklin is always a thrill and pleasure for me. Hopefully, the facts and figures that follow this letter will reveal to each of you the superior performance produced through the combined efforts of each of the "Friendly Franklin Folks." We are pleased to have the opportunity to tell you about our work during 1994.

    All of the information contained in this report is important for your review and study. There are certain highlights that I would like to call to your attention. The gross outstanding receivables in our 117 branches grew over $14,700,000 during the year representing a 11.7% increase over the previous year-end. We saw a 14.3% improvement in our loan volume during the year and our 10.4% growth in assets kept us on course to reach our goal of being a $200,000,000 company by the year 2000. The addition of five new offices in Richmond Hill, Greensboro and Georgetown, Georgia and in Birmingham and Tuscaloosa, Alabama, gave us the opportunity to introduce our services to customers in these two states that we had not previously served. Significantly, the above mentioned growth was enhanced by the 20% increase in our retained earnings. This addition to an already strong capital base will support the anticipated growth that we expect during the next five years. It will also allow us to take advantage of any new opportunities for expansion which come our way.

    The addition of almost 1,000 new investors and approximately $19,000,000 in new investments resulted in a record year of growth and activity in our Investment Center. All of us are grateful and humbled by the confidence and support given to us by our investors, new and old. Without you a successful 1994 would not have been possible.

    Our past and future growth and success have been and will continue to be dependent on a large number of very important people and organizations; our investors and bankers who provide the funding resources necessary in the consumer finance business; our customers who chose 1st Franklin Financial when they could have chosen from any number of alternate credit sources; and our outstanding associates and co-workers whose daily commitment and dedication to excellence make the results in this report possible. To all of you I extend my heartfelt thanks for the vital part you have played and, hopefully, will continue to play in the growth and success of our company.


                                                     Very sincerely yours,


                                                     Ben F. Cheek, III
                                                     Chairman of the Board

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 -------------------------------------------

  Set forth below is selected financial data of the Company. This information should be read in conjunction with the more detailed financial statements and notes thereto included elsewhere herein.

                                          Year Ended December 31
                             ----------------------------------------------
                                1994     1993      1992      1991      1990
                                ----     ----      ----      ----      ----
                                       (In 000's, except ratio data)

Selected Income Statement Data:

Revenues . . . . . . . . . . $ 49,334  $ 41,625  $ 34,613  $ 30,730  $ 28,556
Net Interest Income. . . . .   28,111    23,449    19,461    16,760    14,691
Interest Expense . . . . . .    5,556     4,910     4,423     4,733     4,875
Provision for
  Loan Losses. . . . . . . .    3,238     2,407     2,209     2,137     1,815
Income Before
  Income Taxes . . . . . . .   10,319     8,322     6,177     5,199     4,856
Net Income . . . . . . . . .    7,165     5,891     4,498     3,748     3,621
Ratio of Earnings to
  Fixed Charges. . . . . . .     2.73      2.58      2.31      2.04      1.95



Selected Balance Sheet Data:

Loans, Net . . . . . . . . . $108,667  $ 97,485  $ 82,820  $ 70,748  $ 63,419
Total Assets . . . . . . . .  136,468   123,661   105,812    88,823    78,795
Senior Debt. . . . . . . . .   66,677    60,540    47,822    34,603    31,145
Subordinated Debt. . . . . .   21,603    20,875    21,455    22,312    20,567
Stockholder's Equity . . . .   40,605    34,678    28,718    24,406    22,812
Ratio of Total Liabilities
  to Stockholders' Equity. .     2.36      2.57      2.68      2.64      2.79

                                BUSINESS
                                --------

    The Company is engaged in the business of making consumer loans to individuals in relatively small amounts and for relatively short periods of time and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various retail dealers. At December 31, 1994 direct cash loans comprised 69% of the Company's outstanding loans, real estate loans 21% and sales finance contracts 10%.

    In connection with this business, the Company writes credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

    The following table shows the sources of the Company's earned finance charges over each of the past five periods:

                                        Year Ended December 31
                             -------------------------------------------
                               1994     1993     1992    1991     1990
                               ----     ----     ----    ----     ----
                                            (In thousands)

Direct Cash Loans. . . . .   $22,962  $18,618  $14,669  $12,624  $10,963
Real Estate Loans. . . . .     7,284    6,722    6,587    6,454    5,909
Sales Finance Contracts. .     2,472    2,249    1,825    1,523    1,455
                             -------  -------  -------  -------  -------
 Total Finance Charges . .   $32,718  $27,589  $23,081  $20,601  $18,327
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

    Sales finance contracts are purchased from retail dealers. These contracts have maturities that range from 3 to 48 months and generally do not individually exceed $5,000 in principal amount. The interest rates charged on these contracts are in compliance with applicable federal and state laws.

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

    The average annual yield on loans made by the Company (the % of finance charges earned to average net outstanding balance) has been as follows:

                                          Year Ended December 31
                                --------------------------------------
                                 1994    1993     1992    1991    1990
                                 ----    ----     ----    ----    ----
Direct Cash Loans. . . . . . .  31.76%   31.81%  31.87%  32.55%  32.54%
Real Estate Loans. . . . . . .  24.37    22.70   23.42   23.70   23.75
Sales Finance Contracts. . . .  21.27    20.47   20.66   20.94   22.53




    Information regarding the Company's operations:


                                              As of December 31
                                  -------------------------------------
                                  1994    1993     1992    1991    1990
                                  ----    ----     ----    ----    ----
Number of Branch Offices . . .     117     112      102      85      77
Number of Employees  . . . . .     473     456      390     346     312
Average Total Loans
  Outstanding Per
  Branch ( in 000's) . . . . .  $1,202  $1,124   $1,037  $1,041  $1,034
Average Number of Loans
  Outstanding Per Branch . . .     814     778      761     772     758

DESCRIPTION OF LOANS

                                         Year Ended December 31
                         ---------------------------------------------------
                           1994       1993       1992       1991       1990
DIRECT CASH LOANS:         ----       ----       ----       ----       ----
-----------------
Number of Loans Made
 to New Borrowers. . . .  26,616     24,978     23,479     17,779     14,101
Number of Loans Made
 to Former Borrowers . .  13,185     11,710      9,639      7,901      7,903
Number of Loans Made
 to Present Borrowers. .  60,014     54,311     44,866     37,708     34,236
Total Number of Loans
 Made. . . . . . . . . .  99,815     90,999     77,984     63,388     56,240
Total Volume of Loans
 Made (in 000's) . . . .$150,658   $127,103   $100,176    $77,111    $68,607
Average Size of
 Loans Made. . . . . . .$  1,509   $  1,397   $  1,285    $ 1,216    $ 1,220
Number of Loans
 Outstanding . . . . . .  72,993     66,209     57,458     47,489     42,099
Total of Loans
 Outstanding (in 000's).$ 96,620   $ 82,595   $ 65,560    $51,027    $45,518
Percent of Total Loans .      69%        66%        62%        58%        57%
Average Balance on
 Outstanding Loans . . .$  1,324   $  1,247   $  1,141    $ 1,075    $ 1,081

REAL ESTATE LOANS:
-----------------
Total Number of Loans
 Made. . . . . . . . . .   2,264      2,315      1,886      3,345      2,024
Total Volume of Loans
 Made (in 000's) . . . .$ 18,755   $ 20,330   $ 15,366    $15,693    $17,769
Average Size of
 Loans Made. . . . . . .$  8,284   $  8,782   $  8,147    $ 4,692    $ 8,779
Number of Loans
 Outstanding . . . . . .   3,811      3,930      3,796      3,836      3,663
Total of Loans
 Outstanding (in 000's).$ 29,150   $ 30,174   $ 28,171    $28,388    $26,394
Percent of Total Loans .      21%        24%        27%        32%        33%
Average Balance on
 Outstanding Loans . . .$  7,649   $  7,678   $  7,421    $ 7,401    $ 7,206

SALES FINANCE CONTRACTS:
-----------------------
Number of Contracts
 Purchased . . . . . . .  21,744     20,726     20,507     17,463     14,330
Total Volume of Contracts
 Purchased (in 000's). .$ 20,489   $ 18,770   $ 17,512    $13,160    $10,580
Average Size of Contracts
 Purchased . . . . . . .$    942   $    906   $    854    $   754    $   738
Number of Contracts
 Outstanding . . . . . .  18,395     17,020     16,405     14,303     12,588
Total of Contracts
 Outstanding (in 000's).$ 14,806   $ 13,099   $ 12,053    $ 9,096    $ 7,744
Percent of Total Loans .      10%        10%        11%        10%        10%
Average Balance on
 Outstanding Contracts .$    805   $    770   $    735    $   636    $   615

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

                                         Year Ended December 31
                            -----------------------------------------------
                             1994      1993      1992      1991      1990
                             ----      ----      ----      ----      ----
                                             (in thousands)


                                             LOANS ACQUIRED

 DIRECT CASH LOANS . . . . $150,217  $127,084  $ 98,488  $ 74,672  $ 67,645
 REAL ESTATE LOANS . . . .   17,916    19,485    13,779    11,195    11,412
 SALES FINANCE CONTRACTS .   19,386    17,759    15,814    11,694     9,323
 NET BULK PURCHASES. . . .    2,383     1,875     4,973     8,403     8,576
                           --------  --------  --------  --------  --------
 TOTAL LOANS ACQUIRED. . . $189,902  $166,203  $133,054  $105,964  $ 96,956
                           ========  ========  ========  ========  ========


                                           LOANS LIQUIDATED

 DIRECT CASH LOANS . . . . $136,633  $110,068  $ 85,643  $ 71,602  $ 62,779
 REAL ESTATE LOANS . . . .   19,779    18,327    15,583    13,699    16,006
 SALES FINANCE CONTRACTS .   18,782    17,724    14,555    11,808    10,257
                           --------  --------  --------  --------  --------
 TOTAL LOANS LIQUIDATED. . $175,194  $146,119  $115,781  $ 97,109  $ 89,042
                           ========  ========  ========  ========  ========


                                          LOANS OUTSTANDING

 DIRECT CASH LOANS . . . . $ 96,620  $ 82,595  $ 65,560  $ 51,027  $ 45,518
 REAL ESTATE LOANS . . . .   29,150    30,174    28,171    28,388    26,394
 SALES FINANCE CONTRACTS .   14,806    13,099    12,053     9,096     7,744
                           --------  --------  --------  --------  --------
 TOTAL LOANS OUTSTANDING . $140,576  $125,868  $105,784  $ 88,511  $ 79,656
                           ========  ========  ========  ========  ========


                                     UNEARNED FINANCE CHARGES

 DIRECT CASH LOANS . . . . $ 16,114  $ 14,125  $ 10,959  $  8,340  $  7,429
 REAL ESTATE LOANS . . . .       43        65       133       176       206
 SALES FINANCE CONTRACTS .    2,140     1,832     1,691     1,212     1,060
                           --------  --------  --------  --------  --------
 TOTAL UNEARNED
    FINANCE CHARGES. . . . $18,297   $ 16,022  $ 12,783  $  9,728  $  8,695
                           =======   ========  ========  ========  ========

DELINQUENCIES

    Delinquent accounts are classified at the end of each month according to the number of installments past due at that time based on the original or extended terms of the contract. When 80% of an installment has been paid, it is not considered delinquent for the purpose of this classification. When three installments are past due, the account is classified as being 60-89 days past due; when four or more installments are past due the account is classified as being 90 days or more past due.

     The table below shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans.

                                               As of December 31
                             -----------------------------------------------
                                1994      1993     1992      1991      1990
                                ----      ----     ----      ----      ----
                                       (in thousands, except % data)

DIRECT CASH LOANS:
  60-89 Days Past Due. . . . $ 1,353    $ 1,120   $  850   $   819   $   802
  Percentage of Outstanding.    1.40%      1.36%    1.30%     1.61%     1.76%
  90 Days or More Past Due . $ 2,482    $ 1,781   $1,524   $ 1,643   $ 1,085
  Percentage of Outstanding.    2.57%      2.16%    2.32%     3.22%     2.38%


REAL ESTATE LOANS:
  60-89 Days Past Due. . . . $   299    $   439   $  364   $   627   $   395
  Percentage of Outstanding.    1.03%      1.46%    1.29%     2.21%     1.50%
  90 Days or More Past Due . $   919    $ 1,206   $1,551   $ 1,796   $   963
  Percentage of Outstanding.    3.15%      4.00%    5.51%     6.33%     3.65%


SALES FINANCE CONTRACTS:
  60-89 Days Past Due. . . . $   281    $   195   $  165   $   140   $   132
  Percentage of Outstanding.    1.90%      1.49%    1.37%     1.54%     1.70%
  90 Days or More Past Due . $   293    $   298   $  265   $   261   $   195
  Percentage of Outstanding.    1.98%      2.27%    2.20%     2.87%     2.52%

LOSS EXPERIENCE

    Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customer's loans) are shown in the following table:

                                          Year Ended December 31
                            ------------------------------------------------
                              1994      1993      1992      1991     1990
                              ----      ----      ----      ----     ----
                                      (in thousands, except % data)

                                            DIRECT CASH LOANS

 Average Net Loans . . . . .$ 72,298  $ 58,538  $ 46,026  $ 38,786  $ 33,686
 Liquidations. . . . . . . .$136,633  $110,068  $ 85,643  $ 71,602  $ 62,779
 Net Losses. . . . . . . . .$  2,475  $  1,582  $  1,388  $  1,788  $  1,317
 Net Losses as % of Average
   Net Loans . . . . . . . .    3.42%     2.70%     3.02%     4.61%     3.91%
 Net Losses as % of
   Liquidations. . . . . . .    1.81%     1.44%     1.62%     2.50%     2.10%

                                           REAL ESTATE LOANS

 Average Net Loans . . . . .$ 29,889  $ 29,608  $ 28,124  $ 27,235  $ 24,886
 Liquidations. . . . . . . .$ 19,779  $ 18,327  $ 15,583  $ 13,699  $ 16,006
 Net Losses. . . . . . . . .$     43  $     20  $      7  $     63  $    172
 Net Losses as % of Average
   Net Loans . . . . . . . .     .14%      .07%      .02%      .23%      .69%
 Net Losses as % of
   Liquidations. . . . . . .     .22%      .11%      .04%      .46%     1.07%

                                        SALES FINANCE CONTRACTS

 Average Net Loans . . . . .$ 11,623  $ 10,984  $  8,833  $  7,274  $  6,461
 Liquidations. . . . . . . .$ 18,782  $ 17,724  $ 14,555  $ 11,808  $ 10,257
 Net Losses. . . . . . . . .$    353  $    272  $    196  $    223  $    214
 Net Losses as % of Average
   Net Loans . . . . . . . .    3.04%     2.48%     2.22%     3.06%     3.31%
 Net Losses as % of
   Liquidations. . . . . . .    1.88%     1.53%     1.35%     1.89%     2.09%


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

CREDIT INSURANCE
    When authorized to do so by the borrowers, the Company writes life, accident and health, property and automobile insurance in connection with its loans. Non-recording insurance is written on direct cash loans where the security instrument is not recorded. The Company writes such insurance as an agent for a non-affiliated insurance company.
    Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, wholly owned subsidiaries of the Company, reinsure the insurance written from the non-affiliated insurance company.

REGULATION AND SUPERVISION
    In Georgia, direct cash loans of less than $3,000 in principal amount are made under the Georgia Industrial Loan Act. Direct cash loans in excess of $3,000 and the larger first and second mortgage real estate loans are not subject to the Georgia Industrial Loan Act and the rates are negotiable subject to State Usury Laws. First and second mortgage real estate loans are made in compliance with the Georgia Residential Mortgage Act. Sales finance contracts are made under the Georgia Retail Installment and Home Solicitation Sales Act.
    All loans and sales finance contracts in South Carolina are made under the South Carolina Consumer Protection Code. Rates are negotiable. Maximum rates are filed with the Department of Consumer Affairs and posted in each location.
    In Alabama, direct cash loans of less than $750 in principal amount are made under the Alabama Small Loan Act. Direct cash loans in excess of $750 in principal amount are made under the Alabama Consumer Finance Law, with a negotiable rate allowed on loans in excess of $2,000 in principal amount. The larger first and second mortgage real estate loans are made under the Alabama Consumer Finance Law at a negotiable rate. Sales finance contracts are made under the Alabama Consumer Finance Law.
    State laws require that each office in which a small loan business is conducted be licensed by the state. Georgia law also requires a license for conducting mortgage loan business in the state. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and where applicable, the applicant must show finding of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations issued pursuant thereto. The Company has never had any of its licenses revoked.
    All lending operations are carried on under the provisions of the Federal Consumer Credit Protection Act ("Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act. The Truth-in-Lending Act requires disclosure to the customer of the finance charge, the annual percentage rate, the total of payments and other information on all loans. On real estate secured loans, the Truth-in-Lending Act requires that customers be provided a three-day right of rescission and certain disclosures.
    A Federal Trade Commission ruling prevents the Company and other consumer lenders from using household goods as collateral on direct cash loans. The Company collateralizes such loans with non-household goods such as automobiles, boats and other exempt items. The Company has not experienced any adverse impact on the quality of its receivables from the ruling as the primary credit consideration in making direct cash loans is the customer's ability to repay the loan.
    The Company is also subject to state regulations governing insurance agents in the states in which it sells credit insurance. State insurance regulations require that insurance agents be licensed and limit the premium amount charged for such insurance.

SOURCE OF FUNDS

    The sources of the Company's funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:


                                      Year Ended December 31
                              -------------------------------------
                              1994    1993     1992    1991    1990
                              ----    ----     ----    ----    ----

 Bank Borrowings . . . . . .    1%     10%      12%     14%     16%
 Public Senior Debt. . . . .   48      39       33      25      24
 Public Subordinated Debt. .   16      17       20      25      26
 Other Liabilities . . . . .    5       6        8       8       8
 Stockholder's Equity. . . .   30      28       27      28      26
                              ---     ---      ---     ---     ---
    Total. . . . . . . . . .  100%    100%     100%    100%    100%
                              ===     ===      ===     ===     ===


 Number of Investors . . . .  5,486   4,400    4,195   3,964   3,845


    All of the Company's outstanding common stock is held by five related individuals and is not traded in an established public trading market.

    The Company's average interest rate on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, has been as follows:


                                    Year Ended December 31
                            -------------------------------------
                            1994     1993    1992    1991    1990
                            ----     ----    ----    ----    ----

 Senior Borrowings . . . .  5.75%    6.24%   6.52%   8.09%   8.83%
 Subordinated Borrowings .  6.14     6.37    7.25    8.43    8.96
 All Borrowings. . . . . .  5.86     6.29    6.82    8.24    8.89




    The Company's financial ratios relating to debt are as follows:

                                        At December 31
                             ------------------------------------
                             1994     1993   1992    1991    1990
                             ----     ----   ----    ----    ----

 Total Liabilities to
   Stockholder's Equity . .  2.36     2.57   2.68    2.64    2.79

 Unsubordinated Debt to
   Subordinated Debt plus
   Stockholder's Equity . .  1.19     1.23   1.11     .90     .90

                    MANAGEMENT'S DISCUSSION OF OPERATIONS

Financial Condition:

    Total assets increased $12,807,044 (10%) to $136,468,257 at December 31, 1994 as compared to $123,661,213 at December 31, 1993 primarily due to growth in the Company's loan portfolio. Net income increased $1,273,939 (22%) during the same comparable period on gross revenues of $49,334,499. The Company continued its expansion of operations with the opening of 5 new branch offices during the year, bringing the total number of offices to 117 in three states.

    Average net outstanding receivables (gross receivables less unearned finance charges) increased $14,680,974 (15%) to $113,810,272 at December 31,1994 from $99,129,298 at December 31, 1993 due to increases in consumer loan demand. The expansion of operations during the last two years has allowed the Company to penetrate new market areas which has also been a major factor in the increase in average net receivables.

    The Company's investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various Georgia municipal bonds. Management has designated a significant portion of these investment securities as "available for sale" with any unrealized gain or loss accounted for in the Company's equity section, net of deferred taxes. Although overall investment securities increased during 1994 from additional funds invested by the insurance subsidiaries, volatility in bond market values resulted in a $980,362 decrease, net of deferred taxes, in the portfolio's fair market value during the year. The remainder of the investment portfolio represents securities purchased during the fourth quarter of 1994 that are carried at amortized cost and designated "held to maturity," as Management has both the ability and intent to hold these securities to maturity.

    Net cash flows from financing activities, excluding bank borrowings, increased $18,864,137 during 1994 as compared to 1993 and collections on loans increased $14,036,443 during the same period. This increase in cash flow financed the aforementioned increase in the loan portfolio and resulted in a $861,796 (15%) increase in Cash and Cash Equivalents. The increase in internally generated funds also enabled the Company to reduce its bank borrowings $11,998,556. Due to the increase in sales of the Company's debt securities, senior debt increased $6,137,650 (10%) and subordinated debt increased $727,951 (3%) during the current year as compared to same period a year ago.

    Effective December 31, 1994, 1st Franklin Corporation (the "Parent") was merged into the Company, with the Company being the surviving corporation. The merger was accounted for as a downstream pooling transaction and was done to increase corporate efficiency and eliminate unnecessary corporate entities. Prior to the merger, the Company was a wholly owned subsidiary of the Parent. Intercompany receivables and liabilities between the Parent and the Company were eliminated as a result of the merger. The merger had no material affect on the results of operations. Financial data for prior years have been restated to reflect the results of the merger.

Net Interest Income:

    The Company's net interest margin (the margin between the amount the Company earns on loans and investments and the amount the Company pays on securities and other borrowings) increased $4,662,363 (20%) during 1994 as compared to 1993 and $3,988,151 (20%) during 1993 as compared to 1992. These increases in the margin spreads were primarily due to the aforementioned higher levels of average net outstanding receivables.

    Declining interest rates on the Company's borrowings during the last two years has also contributed to the increase in the net interest margin. Although average borrowings increased, lower market rates of interest enabled the Company to decrease average borrowing cost to 5.86% during 1994 as compared to 6.29% during 1993 and 6.82% during 1992.

Net Insurance Income:

    The aforementioned increase in average net receivables also led to the $1,499,243 (15%) and $1,955,877 (24%) increase in net insurance income during the comparable periods. Changes in net insurance income generally correspond to changes in the level of average net outstanding receivables. Increases in average net receivables normally lead to higher levels of insurance in-force which increases insurance income. Offsetting some of the increase in insurance income during the current year was approximately $70,000 in property claims filed by customers in south Alabama and south Georgia who suffered losses as a result of the devastating floods in July from tropical storm Alberto. Effective November 1, 1993, the Georgia Insurance Department adopted regulations that reduced premium rates which may be charged on credit life insurance. This reduction in rates also offset some of the increase in insurance income during the current year.

Provision for Loan Losses:

    Provision for Loan Losses increased $831,967 (35%) during the current year as compared to 1993 and $197,842 (9%) during 1993 as compared to 1992. Net charge-offs increased $996,761 (53%) and $283,099 (18%) during the same comparable periods, respectively, mainly due to higher levels of average net outstanding receivables and a rise in bankruptcy filings.

Other Operating Expenses:

    Fifteen new branch offices have been opened during the two-year period just ended adding 83 new employees to the "1st Franklin family." The addition in personnel contributed to the $1,940,097 (14%) and $2,453,486 (21%) increase in Personnel Expense during 1994 and 1993, respectively. Increases in employee compensation based on cost-of-living and/or merit salary raises and increases in other accrued employee benefits also contributed to the increase in Personnel Expense. During 1993, increases in claims of the Company's self-insured group medical plan was another factor contributing to the increase during that respective period.

    Additional expenses related to the new offices opened particularly rent, telephone, utilities, maintenance and depreciation were the major cause of the $369,263 (11%) and $426,314 (15%) increase in Occupancy Expense during 1994 and 1993, respectively. Cost incurred in remodeling some older offices also contributed to the increase in Occupancy Expense during the comparable periods.

    Other miscellaneous operating expenses increased $1,056,272 (18%) during 1994 as compared to 1993 and $807,435 (16%) during 1993 as compared to 1992 mainly due to increases in advertising expenses, computer expenses, collection expenses, legal and audit expenses, supervision expenses, taxes and licenses, postage and supplies.

Income Taxes:

    Effective income tax rates for the years ended December 31, 1994, 1993 and 1992 were 30.6%, 29.2% and 27.2%, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's overall tax rate below statutory rates.

    The increase in the effective rate for 1994 was mainly due to the Company and its property insurance subsidiary, which are taxed at higher rates, earning a larger portion of the pretax income as compared to 1993 and 1992. Utilization of loss carryforwards to offset capital gains resulted in the lower rate during 1992. Although the Company also utilized loss carryforwards during 1993, the rate increased due to the aforementioned increase in the share of pretax income earned by the Company and it's property insurance subsidiary.

Liquidity:

    Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management. Continued liquidity of the Company is therefore dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public and the continued availability of unused bank credit from its lenders. The previously discussed increases in net cash flows during the current year provided a positive effect on liiquidity.

    The majority of the Company's loan portfolio is financed through public debt securities which, because of redemption features, have a shorter average maturity than the loan portfolio. The difference in maturities may adversely affect liquidity if the Company does not continue to sell debt securities at interest rates and terms that are responsive to the demands of the marketplace or maintain sufficient unused bank borrowings.

    In addition to the debt securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowings of $21,000,000. Available borrowings were $20,626,000 and $8,800,000 at December 31, 1994 and 1993, respectively, relating to this agreement. The Company has an additional $2,000,000 credit agreement (all of which was available at December 31, 1994 and 1993) for general operating purposes. A third credit line for $1,500,000 matured during 1994 and the Company chose not to renew it.

    Liquidity was not adversely affected by delinquent accounts as the percentage of outstanding receivables 60 days or more past due was 4.0% of receivables at both December 31, 1994 and December 31, 1993.

    As opportunities become available, the Company plans to continue to expand its network of branch offices during 1995. Management does not expect any significant adverse impact on liquidity as a result of these expansion plans.

    The Company's Quarterly Report to Investors for the Six Months ended June 30, 1994 describes legal proceedings pending against the Company and numerous other defendants in connection with complaints filed in the Circuit Court of Jefferson County, Alabama, and in the U.S. District Court for the Middle District of Alabama, Southern Division. One of the complaints (the one filed in Jefferson County, Alabama) has been dismissed and the other is being vigorously defended.

    Two additional complaints were reported in the Company's Quarterly Report to Investors for the Nine Months ended September 30, 1994 alleging different violations of Alabama consumer lending laws filed in the Circuit Court of Barbour County, Alabama. One of these complaints has also been dismissed and the Company is vigorously defending the other.

    The Company has been named as defendant in four other complaints filed in Alabama alleging violations in connection with the sale of credit insurance and loan refinancing.

    Each of the complaints seek compensatory and punitive damages. All of these actions are in their early stages and their outcome currently is not determinable. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting them.

    Beginning January 1, 1995, the Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 114 -- "Accounting by Creditors for Impairment of a Loan," subsequently amended by SFAS No. 118 -- "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". These standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of these two accounting pronouncements will not have a material impact on the Company's financial condition or results of operations.

Other Developments:

     Columbus Bank and Trust Company has recently transferred its trust operations to its new separate trust company affiliate named Synovus Trust Company, which has thereby become the Trustee under the Indenture governing the Company's Variable Rate Subordinated Debentures. Pursuant to applicable banking regulations and by agreement with the Company, Columbus Bank and Trust Company remains responsible to Debenture holders for all actions of Synovus Trust Company as if preformed by Columbus Bank and Trust Company itself.
                              MANAGEMENT'S REPORT

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

    The financial statements of the Company have been audited by Arthur Andersen LLP, independent public accountants. Their report expresses their opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with generally accepted auditing standards.

    The Audit Committee, comprised solely of outside directors, meets periodically with the independent public accountants, the internal auditors and representatives of management to discuss auditing and financial reporting matters. The independent public accountants have free access to meet with the Audit Committee without management representatives present to discuss the scope and results of their audit and their opinions on the quality of
financial reporting.              -16-

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




TO 1st FRANKLIN FINANCIAL CORPORATION:

    We have audited the accompanying Consolidated Statements of Financial Position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1994 and 1993, and the related Consolidated Statements of Income and Retained Earnings and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1994.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                                         ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 23, 1995

                   1st FRANKLIN FINANCIAL CORPORATION

             CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                       DECEMBER 31, 1994 AND 1993

                                 ASSETS

                                               1994               1993
                                          -------------      ------------
CASH AND CASH EQUIVALENTS:
  Cash and Due From Banks. . . . . . . .   $  1,589,320      $  1,231,239
  Short-term Investments,
     $300,000 in trust in 1994
     and 1993 (Note 4) . . . . . . . . .      5,100,224         4,596,509
                                           ------------      ------------
                                              6,689,544         5,827,748
                                           ------------      ------------
LOANS (Note 2):
  Direct Cash Loans. . . . . . . . . . .     96,620,653        82,595,004
  First Mortgage Real Estate Loans . . .     23,385,188        24,920,180
  Second Mortgage Real Estate Loans. . .      5,764,579         5,254,556
  Sales Finance Contracts. . . . . . . .     14,805,644        13,098,609
                                           ------------      ------------
                                            140,576,064       125,868,349

  Less: Unearned Finance Charges . . . .     18,296,608        16,022,558
        Unearned Insurance Premiums
            and Commissions. . . . . . .      9,542,400         8,707,500
        Allowance for Loan Losses. . . .      4,069,881         3,653,121
                                           ------------      ------------
               Net Loans . . . . . . . .    108,667,175        97,485,170
                                           ------------      ------------

MARKETABLE DEBT SECURITIES (Note 3):
  Available for Sale, at fair market value   12,651,527        12,764,567
  Held to Maturity, at amortized cost. .        697,144               --
                                           ------------      ------------
                                             13,348,671        12,764,567
                                           ------------      ------------
OTHER ASSETS:
  Land, Buildings, Equipment and
    Leasehold Improvements,
    less accumulated depreciation and
    amortization of $4,936,692 and
    $4,177,245 in 1994 and 1993,
    respectively (Note 5). . . . . . . .      2,798,250         2,973,521
  Prepaid Income Taxes, net (Note 9) . .      1,746,241         1,487,484
  Due from Nonaffiliated Insurance Company      746,747           696,624
  Miscellaneous. . . . . . . . . . . . .      2,471,629         2,426,099
                                           ------------      ------------
                                              7,762,867         7,583,728
                                           ------------      ------------
        TOTAL ASSETS . . . . . . . . . .   $136,468,257      $123,661,213
                                           ============      ============

    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                        DECEMBER 31, 1994 AND 1993

                   LIABILITIES AND STOCKHOLDERS' EQUITY


                                              1994                1993
                                          ------------        -----------
SENIOR DEBT (Note 5):
   Senior Demand Notes, including
     accrued interest. . . . . . . . . .  $ 33,186,950        $ 26,685,656
   Commercial Paper. . . . . . . . . . .    32,774,577          21,139,665
   Notes Payable to Banks. . . . . . . .       715,762          12,714,318
                                          ------------        ------------
                                            66,677,289          60,539,639
                                          ------------        ------------


ACCOUNTS PAYABLE AND ACCRUED EXPENSES. .    7,582,833           7,569,096
                                          ------------        ------------


SUBORDINATED DEBT (Note 6) . . . . . . .    21,602,656          20,874,705
                                          ------------        ------------

     Total Liabilities . . . . . . . . .    95,862,778          88,983,440
                                          ------------        ------------


COMMITMENTS AND CONTINGENCIES (Note 7)


STOCKHOLDERS' EQUITY:
   Common stock; par value $100 per share;
     2,000 shares authorized;
     1,700 shares outstanding. . . . . .       170,000             170,000
   Net Unrealized Gains (Losses) on
     Investment Securities
     Available for Sale. . . . . . . . .      (693,457)            286,905
   Retained Earnings . . . . . . . . . .    41,128,936          34,220,868
                                          ------------        ------------
     Total Stockholders' Equity. . . . .    40,605,479          34,677,773
                                          ------------        ------------
   TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY. . . . . . . .  $136,468,257        $123,661,213
                                          ============        ============


      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     1st FRANKLIN FINANCIAL CORPORATION

             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

               FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                         1994          1993          1992
                                     -----------   -----------   -----------
INTEREST INCOME:
  Finance Charges. . . . . . . . .   $32,718,152   $27,589,389   $23,080,510
  Investment Income. . . . . . . .       949,404       769,959       803,374
                                     -----------   -----------   -----------
                                      33,667,556    28,359,348    23,883,884
                                     -----------   -----------   -----------
INTEREST EXPENSE:
  Senior Debt. . . . . . . . . . .     4,057,682     3,282,791     2,543,497
  Subordinated Debt. . . . . . . .     1,498,616     1,627,662     1,879,643
                                     -----------   -----------   -----------
                                       5,556,298     4,910,453     4,423,140

NET INTEREST INCOME. . . . . . . .    28,111,258    23,448,895    19,460,744

PROVISION FOR
  LOAN LOSSES (Note 2) . . . . . .     3,238,479     2,406,512     2,208,670
                                     -----------   -----------   -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES. . . .    24,872,779    21,042,383    17,252,074

NET INSURANCE INCOME:
  Premiums and Commissions . . . .    15,262,466    12,893,679    10,444,021
  Insurance Claims and Expenses. .    (3,518,988)   (2,649,444)   (2,155,663)
                                     -----------   -----------   -----------
                                      11,743,478    10,244,235     8,288,358
                                     -----------   -----------   -----------

OTHER REVENUE (Note 8) . . . . . .       404,477       371,734       285,297
                                     -----------   -----------   -----------
OPERATING EXPENSES (Note 8):
  Personnel Expense. . . . . . . .    16,147,362    14,207,265    11,753,779
  Occupancy Expense. . . . . . . .     3,705,288     3,336,025     2,909,711
  Other Expense. . . . . . . . . .     6,849,283     5,793,011     4,985,576
                                     -----------   -----------   -----------
                                      26,701,933    23,336,301    19,649,066
                                     -----------   -----------   -----------

INCOME BEFORE INCOME TAXES . . . .    10,318,801     8,322,051     6,176,663

PROVISION FOR
  INCOME TAXES (Note 9). . . . . .     3,154,184     2,431,373     1,678,787
                                     -----------   -----------   -----------
NET INCOME . . . . . . . . . . . .     7,164,617     5,890,678     4,497,876

RETAINED EARNINGS, beginning . . .    34,220,868    28,548,219    24,236,259
  Dividends on Common Stock. . . .      (256,549)     (218,029)     (185,916)
                                     -----------   -----------   -----------
RETAINED EARNINGS, ending. . . . .   $41,128,936   $34,220,868   $28,548,219
                                     ===========   ===========   ===========
EARNINGS PER SHARE (1,700 shares
  outstanding all years) . . . . .     $4,214.48     $3,465.10     $2,645.81
                                       =========     =========     =========

    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       1st FRANKLIN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                  Increase (Decrease) in Cash and Cash Equivalents

                                          1994          1993          1992
CASH FLOWS FROM OPERATING ACTIVITIES:     ----          ----          ----
  Net Income . . . . . . . . . . .   $  7,164,617  $  5,890,678  $  4,497,876
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
  Provision for Loan Losses. . . .      3,238,479     2,406,512     2,208,670
  Depreciation and Amortization. .        994,896       922,132       747,125
  Prepaid Income Taxes . . . . . .        (10,925)     (321,968)     (321,081)
  Gain on sale of marketable
    securities and equipment . . .        (47,754)     (234,507)     (323,795)
  Increase in Miscellaneous Assets        (95,653)     (189,214)   (1,383,397)
  Increase (Decrease) in
    Other Liabilities. . . . . . .         13,737      (248,172)      315,270
                                     ------------  ------------  ------------
        Net Cash Provided. . . . .     11,257,397     8,225,461     5,740,668
                                     ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased. .    (96,816,742)  (85,431,146)  (71,641,927)
  Loan payments. . . . . . . . . .     82,396,258    68,359,815    57,360,540
  Purchases of marketable securities   (2,162,283)  (11,543,876)   (6,011,483)
  Sales of marketable securities .        103,897     6,151,337     4,702,268
  Redemptions of marketable
    securities . . . . . . . . . .        300,000       300,000       480,998
  Principal payments on
    marketable securities. . . . .            --         47,660        26,249
  Capital expenditures . . . . . .       (851,351)     (806,101)   (1,710,866)
  Proceeds from sale of equipment.         25,568        25,395        39,777
                                     ------------   -----------  ------------
        Net Cash Used. . . . . . .    (17,004,653)  (22,896,916)  (16,754,444)
                                     ------------   -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in
    Notes Payable to Banks
    and Senior Demand Notes. . . .     (5,497,262)    5,497,844     8,205,439
  Commercial Paper issued. . . . .     24,041,798    12,038,076    11,092,191
  Commercial Paper redeemed. . . .    (12,406,886)   (4,818,161)   (6,078,408)
  Subordinated Debt issued . . . .      5,175,292     4,843,874     3,299,673
  Subordinated Debt redeemed . . .     (4,447,341)   (5,423,774)   (4,157,343)
  Dividends Paid . . . . . . . . .       (256,549)     (218,029)     (185,916)
                                     ------------  ------------  ------------
        Net Cash Provided. . . . .      6,609,052    11,919,830    12,175,636
                                     ------------  ------------  ------------
NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS. . .        861,796    (2,751,625)    1,161,860

CASH AND CASH EQUIVALENTS,
    beginning. . . . . . . . . . .      5,827,748     8,579,373     7,417,513
                                     ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, ending.   $  6,689,544  $  5,827,748  $  8,579,373
                                     ============  ============  ============
Cash paid during the year for:
                    Interest . . .   $  5,488,335  $  4,875,340  $  4,641,573
                    Income Taxes .   $  3,301,461  $  2,490,673  $  2,171,210

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   1st FRANKLIN FINANCIAL CORPORATION

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
     1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 117 branch offices. Effective December 31, 1994, 1st Franklin Corporation (the "Parent") was merged into the Company, with the Company being the surviving corporation. The merger was accounted for as a downstream pooling transaction and was done to increase corporate efficiency and eliminate unnecessary corporate entities. Prior to the merger the Company was a wholly owned subsidiary of the Parent. All financial data for prior years have been restated to reflect results of the merger.

Basis of Consolidation:
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Loans:
     Statement of Financial Accounting Standards ("SFAS") No. 114 -- "Accounting by Creditors for Impairment of a Loan", subsequently amended by SFAS No. 118 -- "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures", requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. These two accounting pronouncements, which were adopted on a prospective basis on January 1, 1995, will not have a material impact on the Company's financial condition or results of operations.

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

     When material, the Company defers loan fees and recognizes them as an adjustment to yield over the contractual life of the related loan. The Company's method of accounting for such fees does not materially differ from generally accepted accounting principles for such fees.

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

Income Taxes:
     The Company and its insurance subsidiaries have certain temporary differences between reported income and expenses for financial statement purposes and for income tax purposes. Deferred income taxes are provided where applicable.

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

Marketable Debt Securities:
     Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 1994 and 1993 as being available-for-sale. This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of taxes. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

2.   LOANS

     There were $5,097,961 and $5,038,929 of loans in a non-accrual status at December 31, 1994 and 1993, respectively.

Contractual Maturities of Loans:
     An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 1994 is as follows:
                                    1st Mortgage  2nd Mortgage     Sales
         Due In       Direct Cash   Real Estate   Real Estate     Finance
      Calendar Year      Loans         Loans         Loans       Contracts
      -------------      -----         -----         -----       ---------
     1995. . . . . .      72.72%       17.38%        16.13%       72.15%
     1996. . . . . .      24.87        17.76         17.71        22.73
     1997. . . . . .       2.01        16.33         17.82         4.59
     1998. . . . . .        .26        12.81         15.74          .42
     1999. . . . . .        .06         9.72         11.39          .11
     2000 & later. .        .08        26.00         21.21           --
                         ------       ------        ------       ------
                         100.00%      100.00%       100.00%      100.00%
                         ======       ======        ======       ======

     Experience of the Company has shown that a majority of its loans will be renewed many months prior to their final contractual maturity dates. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:
     During the years ended December 31, 1994 and 1993, cash collections applied to principal of loans totaled $82,396,259 and $68,359,815, respectively, and the ratios of these cash collections to average net receivables were 72.40% and 68.96%, respectively.

Allowance for Loan Losses:
     The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified potentially uncollectible loans and management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio. Such allowance is, in the opinion of management, sufficient to provide adequate protection against possible losses in the current loan portfolio.

     When a loan becomes five installments past due, it is charged off unless management directs that it be retained as an active loan. In making this charge off evaluation, no installment is counted as being past due if at least 80% of the contractual payment has been paid. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums.

     An analysis of the allowance for the years ended December 31, 1994, 1993 and 1992 is shown in the following table:
                                          1994         1993         1992
                                          ----         ----         ----
 Beginning Balance. . . . . . . . . .  $3,653,121   $3,091,983   $2,363,480
   Provision for Loan Losses . . . . .  3,238,479    2,406,512    2,208,670
   Bulk Purchase Accounts. . . . . . .     49,120       28,704      110,812
   Charge-Offs . . . . . . . . . . . . (3,648,948)  (2,523,801)  (2,251,123)
   Recoveries. . . . . . . . . . . . .    778,109      649,723      660,144
                                       ----------   ----------   ----------
  Ending Balance . . . . . . . . . . . $4,069,881   $3,653,121   $3,091,983
                                       ==========   ==========   ==========

3.  MARKETABLE DEBT SECURITIES

    Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:

                                              Gross      Gross     Estimated
                                 Amortized  Unrealized Unrealized Fair Market
                                   Cost       Gains      Losses      Value
December 31, 1994:               ---------  ---------- ---------- -----------
-----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . .$ 4,327,088  $  1,193  $(375,154) $ 3,953,127
Obligations of states and
   political subdivisions. . . .  8,673,401        --   (465,380)   8,208,021
Corporate Securities . . . . . .    526,441       690    (36,752)     490,379
                                -----------  --------  ---------- -----------
                                $13,526,930  $  1,883  $(877,286) $12,651,527
                                ===========  ========  =========  ===========
December 31, 1993:
-----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . .$ 4,689,224  $100,769  $  (8,790) $ 4,781,203
Obligations of states and
   political subdivisions. . . .  7,195,722   236,385       (904)   7,431,203
Corporate Securities . . . . . .    526,832    31,170     (5,841)     552,161
                                -----------  --------  ---------  -----------
                                $12,411,778  $368,324  $ (15,535) $12,764,567
                                ===========  ========  =========  ===========


     Debt securities classified as "Other" are carried at amortized cost based on Management's intent to hold such securities to maturity. The amortized cost and estimated fair market values of these debt securities are as follows:

                                              Gross      Gross      Estimated
                                Amortized   Unrealized Unrealized  Fair Market
                                   Cost       Gains      Losses       Value
December 31, 1994:              ----------  --------   ----------  ----------
-----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies. . . . . . . . . $   493,963  $    --   $   (5,368) $  488,595
Obligations of states and
  political subdivisions. . . .     203,181     4,359          --     207,540
                                -----------  --------  ----------  ----------
                                $   697,144  $  4,359  $   (5,368) $  696,135
                                ===========  ========  ==========  ==========

    The amortized cost and estimated fair market values of debt securities available for sale at December 31, 1994, by contractual maturity, are shown below:

                                                              Estimated
                                                 Amortized   Fair Market
                                                    Cost         Value
                                                    ----         -----
     Due in one year or less . . . . . . . . . $   732,409   $   712,578
     Due after one year through five years . .   3,656,313     3,471,170
     Due after five years through ten years. .   6,960,989     6,459,379
     Due after ten years . . . . . . . . . . .   2,177,219     2,008,400
                                               -----------   -----------
                                               $13,526,930   $12,651,527
                                               ===========   ===========

     The amortized cost and estimated fair market values of debt securities Management intends to hold to maturity at December 31, 1994, by contractual maturity, are shown below:


                                                                Estimated
                                                 Amortized     Fair Market
                                                    Cost          Value
                                                    ----          -----

     Due after one year through five years. .  $   697,144   $   696,135



    Proceeds from sales of investments in debt securities available for sale during 1994 were $103,897. Gross gains of $6,630 and gross losses of $(-0-) were realized on these sales.

    Proceeds from sales of investments in debt securities available for sale during 1993 were $6,151,337. Gross gains of $223,982 and gross losses of $(954) were realized on these sales.




4.  PLEDGED ASSETS

    At December 31, 1994, certain Short-term Investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.

5.  SENIOR DEBT

    The Company has a Credit Agreement with four major banks which provides for maximum borrowings of $21,000,000. All borrowings are on an unsecured basis at 1/4% above the prime rate of interest. An annual facility fee is paid quarterly based on 5/8% of the available line less the average borrowings during the quarter. In addition, an agent fee equal to 1/8% per annum of the total loan commitment is paid quarterly.

    The Credit Agreement has a termination date of December 31, 1999. The banks may, however, terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the agreement or in May of any calendar year if the financial condition of the Company becomes unsatisfactory to the banks. Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio.

    The Company has an additional Credit Agreement for $2,000,000 which is used for general operating purposes. This agreement provides for borrowings on an unsecured basis at 1/8% above the prime rate of interest and has termination date of July 1, 1996.

    A bank loan was entered into in 1986, which carries an interest rate of 70% of the prime rate of interest repayable in 180 monthly installments. This loan is collateralized by land and a building.

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

    Additional data related to the Company's Senior Debt is as follows:

                         Weighted
                         Average      Maximum        Average       Weighted
                         Interest      Amount         Amount        Average
 Year Ended            Rate at end   Outstanding    Outstanding  Interest Rate
 December 31             of Year     During Year    During Year   During Year
 ----------              ------      -----------    -----------   -----------
                                   (In thousands, except % data)
 1994:
 ----
 Bank. . . . . . . . .    7.41%        $12,714        $ 4,966        6.56%
 Senior Notes. . . . .    6.28          34,595         31,930        6.07
 Commercial Paper. . .    7.39          33,095         26,454        6.67
     All Categories. .    6.84          67,650         63,350        6.36

 1993:
 ----
 Bank. . . . . . . . .    6.19%        $13,061        $11,054        6.17%
 Senior Notes. . . . .    6.02          26,967         23,602        6.03
 Commercial Paper. . .    6.49          21,270         17,729        6.50
     All Categories. .    6.22          60,540         52,385        6.22

 1992:
 ----
 Bank. . . . . . . . .    6.18%        $13,061        $ 9,465        6.41%
 Senior Notes. . . . .    6.03          20,841         15,984        6.21
 Commercial Paper. . .    6.53          16,277         13,444        6.95
     All Categories. .    6.22          47,822         38,893        6.51

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

    Interest rate information on the Subordinated Debt at December 31 is as follows:
               Weighted Average Rate at        Weighted Average Rate
                     End of Year                    During Year
               1994      1993       1992       1994     1993     1992
               ----      ----       ----       ----     ----     ----
               6.54%     6.42%      6.96%      6.36%    6.63%    7.57%

    Maturity information on the Company's Subordinated Debt at December 31, 1994 is as follows:
                                   Amount Maturing
                       Based on Maturity     Based on Interest
                            Date             Adjustment Period
                       -----------------     -----------------
      1995 . . . . . .   $ 2,936,700            $17,515,902
      1996 . . . . . .     3,795,430              3,823,751
      1997 . . . . . .     6,154,408                113,715
      1998 . . . . . .     8,716,118                149,288
                         -----------            -----------
                         $21,602,656            $21,602,656
                         ===========            ===========

7.  COMMITMENTS AND CONTINGENCIES

    The Company's operations are carried on in locations which are occupied under lease agreements. The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years. Rent expense was $1,257,977, $1,085,694 and $911,447 for the years ended December 31, 1994, 1993 and 1992, respectively. Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 1994, amounts to $1,218,781 for 1995, $962,851 for 1996, $742,440 for 1997,
$576,606 for 1998, $314,321 for 1999 and $171,855 for the year 2000 and beyond.  The total commitment is $3,986,854.

    The Company is defendant in several lawsuits arising in the course of its normal business activities in the state of Alabama. Each of the complaints seek compensatory and punitive damages. All of these suits are in their early stages and their outcome currently is not determinable. Management is vigorously defending these actions. The Company's legal counsel is unable to state the probability of damages which may be awarded. No accrual for such possible damages has been made in the accompanying financial statements. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations, and therefore that the suits are without merit and that the resolution of the suits should not have a material effect on the Company.

 8. RELATED PARTY TRANSACTIONS

    Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 1994, 1993 and 1992 related to these agreements was $63,800 each year, which in Management's opinion approximates the Company's actual cost of these services.

    Liberty leases its office space and equipment from the Company for $4,200 per month, which in Management's opinion are at rates which approximate those obtainable from independent third parties.

    At December 31, 1994, the Company maintained $300,000 of certificates of deposit and $55,518 in a money market account with Liberty at market rates and terms. The Company also had $1,460,003 in demand deposits with Liberty at December 31, 1994.

    The Company leases a portion of its properties (see Note 7) for an aggregate of $13,333 per month from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.



 9. INCOME TAXES

    The Provision for Income Taxes for the years ended December 31, 1994, 1993 and 1992 is made up of the following components:

                            1994            1993             1992
                            ----            ----             ----

 Current - Federal. . .  $2,786,238      $2,393,351       $1,719,482
 Current - State. . . .     378,871         359,990          280,386
                         ----------      ----------       ----------
   Total Current. . . .   3,165,109       2,753,341        1,999,868
                         ----------      ----------       ----------
 Prepaid - Federal. . .      38,652        (250,984)        (252,483)
 Prepaid - State. . . .     (49,577)        (70,984)         (68,598)
                         ----------      ----------       ----------
   Total Prepaid . . .      (10,925)       (321,968)        (321,081)
                         ----------      ----------       ----------
      Total Provision .  $3,154,184      $2,431,373       $1,678,787
                         ==========      ==========       ==========

    Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 1994 and 1993:


                                             Deferred Tax
                                         Assets (Liabilities)

                                         1994           1993
                                         ----           ----

Depreciation . . . . . . . . . . .   $ (131,037)    $ (143,157)
Provision for Loan Losses. . . . .    1,521,999      1,318,565
Insurance Commissions. . . . . . .     (565,330)      (451,390)
Unearned Premium Reserves. . . . .      576,141        647,678
Unrealized Gains (Losses) on
    Investment Securities. . . . .      181,950        (65,883)
Other. . . . . . . . . . . . . . .      162,518        181,671
                                     ----------     ----------
                                     $1,746,241     $1,487,484
                                     ==========     ==========

    The Company's effective tax rate for the years ended December 31, 1994, 1993 and 1992 is analyzed as follows:


                                            1994      1993     1992
                                            ----      ----     ----

Statutory Federal income tax rate. . . .    34.0%     34.0%    34.0%
State income tax, net of Federal
   tax effect. . . . . . . . . . . . . .     2.1       2.3      2.2
Net tax effect of IRS regulations
   on life insurance subsidiary. . . . .    (4.9)     (6.9)    (7.9)
Other items. . . . . . . . . . . . . . .     (.6)     ( .2)    (1.1)
                                            ----      ----     ----
      Effective Tax Rate . . . . . . . .    30.6%     29.2%    27.2%
                                            ====      ====     ====

                   1st FRANKLIN FINANCIAL CORPORATION


                   ** PICTURE OF SENIOR MANAGEMENT  **
                               ***********

                           DIRECTORS AND MANAGEMENT

Directors
---------
                               Principal Occupation,         Has Served as a
       Name                     Title and Company            Director Since
       ----                     -----------------            ---------------
 W. Richard Acree         President, Acree Oil Company,            1970
                            Toccoa, Georgia

 Ben F. Cheek, III        Chairman of Board,                       1967
                            1st Franklin Financial Corporation

 Lorene M. Cheek          Housewife                                1946

 Jack D. Stovall          President,                               1983
                            Stovall Building Supplies, Inc.

 Robert E. Thompson       Physician, Toccoa Clinic                 1970


 Executive Officers
 -----------------                                            Served in this
      Name                   Position with Company            Position Since
      ----                   ---------------------            --------------
 Ben F. Cheek, III         Chairman of Board                       1989

 T. Bruce Childs           President                               1989

 Lynn E. Cox               Secretary                               1989

 A. Roger Guimond          Vice President
                             and Chief Financial Officer           1991

 Linda L. Sessa            Treasurer                               1989


                              CORPORATE INFORMATION
                              ---------------------
 Corporate Offices            General Counsel          Independent Accountants
 -----------------            ---------------          -----------------------
 P.O. Box 880              Jones, Day, Reavis & Pogue    Arthur Andersen LLP
 213 East Tugalo Street    Atlanta, Georgia              Atlanta, Georgia
 Toccoa, Georgia 30577
 (706) 886-7571


 Information
 -----------
    Informational inquiries, including requests for a Prospectus describing the Company's current securities offering or the Form 10-K annual report filed with the Securities and Exchange Commission should be addressed to the Company's Secretary.

               *** PICTURE OF ALL MANAGEMENT EMPLOYEES ***


                    Serving our Neighbors Since 1941



                           (Inside Back Cover)

                     BACK COVER PAGE OF ANNUAL REPORT

                    (A map showing the locations of the
                            following offices:)

             1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

     Alabama Offices:    Georgia Offices:    Georgia Offices:

     Alexander City      Cartersville        McRae
     Arab                Cedartown           Milledgeville
     Athens              Chatsworth          Monroe
     Bessemer            Clarkesville        Montezuma
     Birmingham          Claxton             Monticello
     Clanton             Clayton             Moultrie
     Cullman             Cleveland           Nashville
     Decatur             Cochran             Newnan
     Dothan              Commerce            Perry
     Enterprise          Conyers             Richmond Hill
     Florence            Cordele             Rome
     Gadsden             Cornelia            Royston
     Huntsville          Covington           Savannah
     Jasper              Cumming             Statesboro
     Ozark               Dallas              Swainsboro
     Prattville          Douglas             Sylvania
     Russellville        Douglasville        Sylvester
     Scottsboro          Eastman             Thomaston
     Selma               Elberton            Thomson
     Sylacauga           Ellijay             Tifton
     Troy                Forsyth             Toccoa
     Tuscaloosa          Fort Valley         Valdosta
                         Gainesville         Vidalia
     Georgia Offices:    Garden City         Warner Robbins
                         Georgetown          Washington
     Adel                Greensboro          Winder
     Albany              Griffin
     Alma                Hartwell            South Carolina Offices:
     Americus            Hawkinsville
     Athens              Hazlehurst          Aiken
     Barnesville         Hinesville          Anderson
     Baxley              Hogansville         Cayce
     Blue Ridge          Jackson             Clemson
     Bremen              Jasper              Easley
     Brunswick           Jefferson           Greenwood
     Buford              Jesup               Laurens
     Butler              Lavonia             Orangeburg
     Cairo               Lawrenceville       Seneca
     Calhoun             Madison             Union
     Canton              Manchester          York
     Carrollton          McDonough