Form 10-K, Exhibit 13
period 1995-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 1996-04-01
CIK 38723

                                                       Exhibit 13




                    1st FRANKLIN FINANCIAL CORPORATION

                              ANNUAL REPORT


                            DECEMBER 31, 1995

                            TABLE OF CONTENTS


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



                               THE COMPANY

    1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 89 branch offices in Georgia, 24 in Alabama and 15 in South Carolina.

    As of December 31, 1995, the resources of the Company were invested principally in loans which comprise 66% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income. On the basis of total capital funds employed (common stockholder's equity and subordinated debt), American Banker recently ranked the Company as the 52nd largest finance company in the United States.

                             DOUGLAS, GEORGIA

               1995 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


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


    The "Friendly Franklin Folks" made a giant stride in 1995 toward reaching our goal of $200 million in assets. With a growth of 33% during the year we are now within $18 million of reaching our goal and we are running considerably ahead of our target year 2000. A number of factors played an important part in this growth with the two most important being the addition of 11 new branch offices and a 44% growth in our investment center. New offices were opened in Andalusia and Opp, Alabama; Columbia, Gaffney, Greenville and Lancaster, South Carolina; Blakely, Dalton, Dawson, LaGrange and Sandersville, Georgia. The addition of these new offices put our total number of branches at 128 employing over 500 people. We expect to continue this pattern in 1996 as the opportunities become available.

    With the addition of our new branch offices came an increase in our net loan and sales finance receivables. Let me quickly add however, that the new branches were not the only source of this growth. The older branches made their contribution also. Over the year, we saw an increase of 11% in our net receivables and for the first time ever our loan volume topped $200 million. The number of outstanding accounts is now approaching 100,000. Naturally, we are honored that this large number of our friends and neighbors have chosen 1st Franklin as their source for additional family financing.

    I mentioned above the important role that the Investment Center played in our asset growth this year. None of our growth would be possible without the funding provided by our 5,925 investors. Each of you are truly "partners" with us and we will always be grateful for the confidence and support you give 1st Franklin Financial.

    In addition to the funding provided by our investors, we made another significant addition to our capital base in 1995 showing a 15% growth in our retained earnings. This strong foundation will give us the support we will need to continue our growth in the years ahead.

    Everyone at 1st Franklin Financial is looking forward to an exciting 1996. Our goals are set and we are determined to reach them. We invite each of you, our investors, bankers and other friends to join us as we continue to build toward the new millennium. Certainly we want to express a heartfelt thanks for your invaluable support and encouragement in the past.



                                             Very sincerely yours,

                                          s/ Ben F. Cheek, III
                                             ---------------------
                                             Chairman of the Board

              SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is selected financial data of the Company. This information should be read in conjunction with the more detailed financial statements and notes thereto included elsewhere herein.

                                           Year Ended December 31
                               -------------------------------------------
                                  1995     1994    1993     1992    1991
                                  ----     ----    ----     ----    ----
                                       (In 000's, except ratio data)

Selected Income Statement Data:
- ------------------------------

Revenues . . . . . . . . . . . $ 55,157 $ 49,334 $ 41,625 $ 34,613 $30,730
Net Interest Income. . . . . .   30,147   28,111   23,449   19,461  16,760
Interest Expense . . . . . . .    8,048    5,556    4,910    4,423   4,733
Provision for Loan Losses. . .    4,631    3,238    2,407    2,209   2,137
Income Before Income Taxes . .    8,969   10,319    8,322    6,177   5,199
Net Income . . . . . . . . . .    6,507    7,165    5,891    4,498   3,748
Ratio of Earnings to
   Fixed Charges . . . . . . .     2.06     2.73     2.58     2.31    2.04


Selected Balance Sheet Data:
- ---------------------------

Loans, Net . . . . . . . . . . $120,763 $108,667 $ 97,485 $ 82,820 $70,748
Total Assets . . . . . . . . .  182,084  136,468  123,661  105,812  88,823
Senior Debt. . . . . . . . . .   95,541   66,677   60,540   47,822  34,603
Subordinated Debt. . . . . . .   30,617   21,603   20,875   21,455  22,312
Stockholder's Equity . . . . .   47,747   40,605   34,678   28,718  24,406
Ratio of Total Liabilities
   to Stockholders' Equity . .     2.81     2.36     2.57     2.68    2.64

                                BUSINESS

     The Company is engaged in the business of making consumer loans to individuals in relatively small amounts and for relatively short periods of time and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various retail dealers. At December 31, 1995 direct cash loans comprised 70% of the Company's outstanding loans, real estate loans 21% and sales finance contracts 9%.

     In connection with this business, the Company writes credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

     The following table shows the sources of the Company's earned finance charges over each of the past five periods:

                                           Year Ended December 31
                                -------------------------------------------
                                  1995    1994     1993     1992     1991
                                  ----    ----     ----     ----     ----
                                               (In thousands)

Direct Cash Loans. . . . . . .  $25,898  $22,962  $18,618  $14,669  $12,624
Real Estate Loans  . . . . . .    7,058    7,284    6,722    6,587    6,454
Sales Finance Contracts  . . .    2,757    2,472    2,249    1,825    1,523
                                -------  -------  -------  -------  -------
  Total Finance Charges. . . .  $35,713  $32,718  $27,589  $23,081  $20,601
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

     The average annual yield on loans made by the Company (the % of finance charges earned to average net outstanding balance) has been as follows:

                                         Year Ended December 31
                              -----------------------------------------
                               1995     1994     1993     1992     1991
                               ----     ----     ----     ----     ----

Direct Cash Loans. . . . .    31.26%   31.76%   31.81%   31.87%   32.55%
Real Estate Loans. . . . .    22.73    24.37    22.70    23.42    23.70
Sales Finance Contracts. .    22.28    21.27    20.47    20.66    20.94




    Information regarding the Company's operations:

                                           As of December 31
                              ------------------------------------------
                               1995     1994     1993     1992     1991
                               ----     ----     ----     ----     ----

Number of Branch Offices. .     128      117      112      102       85
Number of Employees . . . .     527      473      456      390      346
Average Total Loans
    Outstanding Per
    Branch ( in 000's). . .  $1,208   $1,202   $1,124   $1,037   $1,041
Average Number of Loans
    Outstanding Per Branch.     765      814      778      761      772

DESCRIPTION OF LOANS
                                        Year Ended December 31
                            ---------------------------------------------
                                1995      1994     1993      1992      1991
DIRECT CASH LOANS:              ----      ----     ----      ----      ----
- ------------------
Number of Loans Made
  to New Borrowers. . . .     25,840    26,616    24,978    23,479    17,779
Number of Loans Made
  to Former Borrowers . .     14,740    13,185    11,710     9,639     7,901
Number of Loans Made
  to Present Borrowers. .     61,304    60,014    54,311    44,866    37,708
Total Number of Loans
  Made. . . . . . . . . .    101,884    99,815    90,999    77,984    63,388
Total Volume of Loans
  Made (in 000's) . . . .   $164,034  $150,658  $127,103  $100,176  $ 77,111
Average Size of
  Loans Made. . . . . . .   $  1,610  $  1,509  $  1,397  $  1,285  $  1,216
Number of Loans
  Outstanding . . . . . .     76,549    72,993    66,209    57,458    47,489
Total of Loans
  Outstanding (in 000's).   $107,960  $ 96,620  $ 82,595  $ 65,560  $ 51,027
Percent of Total Loans. .        70%       69%       66%       62%       58%
Average Balance on
  Outstanding Loans . . .   $  1,410  $  1,324  $  1,247  $  1,141  $  1,075

REAL ESTATE LOANS:
- ------------------
Total Number of Loans
  Made. . . . . . . . . .      2,674     2,264     2,315     1,886     3,345
Total Volume of Loans
  Made (in 000's) . . . .   $ 22,379  $ 18,755  $ 20,330  $ 15,366  $ 15,693
Average Size of
  Loans Made. . . . . . .   $  8,369  $  8,284  $  8,782  $  8,147  $  4,692
Number of Loans
  Outstanding . . . . . .      4,188     3,811     3,930     3,796     3,836
Total of Loans
  Outstanding (in 000's).   $ 32,653  $ 29,150  $ 30,174  $ 28,171  $ 28,388
Percent of Total Loans. .        21%       21%       24%       27%       32%
Average Balance on
  Outstanding Loans . . .   $  7,797  $  7,649  $  7,678  $  7,421  $  7,401

SALES FINANCE CONTRACTS:
- -----------------------
Number of Contracts
  Purchased . . . . . . .     19,195    21,744    20,726    20,507    17,463
Total Volume of Contracts
  Purchased (in 000's). .   $ 18,885  $ 20,489   $18,770   $17,512   $13,160
Average Size of Contracts
  Purchased . . . . . . .   $    984  $    942   $   906   $   854   $   754
Number of Contracts
  Outstanding . . . . . .     17,151    18,395    17,020    16,405    14,303
Total of Contracts
  Outstanding (in 000's).   $ 13,955  $ 14,806   $13,099   $12,053   $ 9,096
Percent of Total Loans. .         9%       10%       10%       11%       10%
Average Balance on
  Outstanding Contracts .   $    814  $    805   $   770   $   735   $   636

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

                                        Year Ended December 31
                           ------------------------------------------------
                             1995      1994      1993      1992      1991
                             ----      ----      ----      ----      ----
                                            (in thousands)

                                            LOANS ACQUIRED

 DIRECT CASH LOANS . . . . $164,034  $150,217  $127,084  $ 98,488  $ 74,672
 REAL ESTATE LOANS . . . .   22,000    17,916    19,485    13,779    11,195
 SALES FINANCE CONTRACTS .   17,676    19,386    17,759    15,814    11,694
 NET BULK PURCHASES. . . .    1,588     2,383     1,875     4,973     8,403
                           --------  --------  --------  --------  --------
 TOTAL LOANS ACQUIRED. . . $205,298  $189,902  $166,203  $133,054  $105,964
                           ========  ========  ========  ========  ========

                                          LOANS LIQUIDATED

 DIRECT CASH LOANS . . . . $152,694  $136,633  $110,068  $ 85,643  $ 71,602
 REAL ESTATE LOANS . . . .   18,876    19,779    18,327    15,583    13,699
 SALES FINANCE CONTRACTS .   19,736    18,782    17,724    14,555    11,808
                           --------  --------  --------  --------  --------
 TOTAL LOANS LIQUIDATED. . $191,306  $175,194  $146,119  $115,781  $ 97,109
                           ========  ========  ========  ========  ========

                                         LOANS OUTSTANDING

 DIRECT CASH LOANS . . . . $107,960  $ 96,620  $ 82,595  $ 65,560  $ 51,027
 REAL ESTATE LOANS . . . .   32,653    29,150    30,174    28,171    28,388
 SALES FINANCE CONTRACTS .   13,955    14,806    13,099    12,053     9,096
                           --------  --------  --------  --------  --------
 TOTAL LOANS OUTSTANDING . $154,568  $140,576  $125,868  $105,784  $ 88,511
                           ========  ========  ========  ========  ========

                                     UNEARNED FINANCE CHARGES

 DIRECT CASH LOANS . . . . $ 17,030  $ 16,114  $ 14,125  $ 10.959  $  8,340
 REAL ESTATE LOANS . . . .       12        43        65       133       176
 SALES FINANCE CONTRACTS .    2,007     2,140     1,832     1,691     1,212
                           --------  --------  --------  --------  --------
 TOTAL UNEARNED
    FINANCE CHARGES. . . . $ 19,049  $ 18,297  $ 16,022  $ 12,783  $  9,728
                           ========  ========  ========  ========  ========

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

     The table below shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans.

                                           As of December 31
                               ------------------------------------------
                               1995     1994     1993     1992     1991
                               ----     ----     ----     ----     ----
                                     (in thousands, except % data)
DIRECT CASH LOANS:
  60-89 Days Past Due. . . . . $1,914   $1,353   $1,120   $  850   $  819
  Percentage of Outstanding. .  1.77%    1.40%    1.36%    1.30%     1.61%
  90 Days or More Past Due . . $3,286   $2,482   $1,781   $1,524   $1,643
  Percentage of Outstanding. .  3.04%    2.57%    2.16%    2.32%    3.22%


REAL ESTATE LOANS:
  60-89 Days Past Due. . . . . $  254   $  299   $  439   $  364   $  627
  Percentage of Outstanding. .    78%    1.03%    1.46%    1.29%    2.21%
  90 Days or More Past Due . . $1,196   $  919   $1,206   $1,551   $1,796
  Percentage of Outstanding. .  3.66%    3.15%    4.00%    5.51%    6.33%


SALES FINANCE CONTRACTS:
  60-89 Days Past Due. . . . . $  295   $  281   $  195   $  165   $  140
  Percentage of Outstanding. .  2.11%    1.90%    1.49%    1.37%    1.54%
  90 Days or More Past Due . . $  463   $  293   $  298   $  265   $  261
  Percentage of Outstanding. .  3.32%    1.98%    2.27%    2.20%    2.87%

LOSS EXPERIENCE

      Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customer's loans) are shown in the following table:


                                        Year Ended December 31
                       -----------------------------------------------------
                          1995       1994       1993       1992       1991
                          ----       ----       ----       ----       ----
                                    (in thousands, except % data)

                                DIRECT CASH LOANS

 Average Net Loans . . $  82,847  $  72,298  $  58,538  $  46,026  $  38,786
 Liquidations. . . . . $ 152,694  $ 136,633  $ 110,068  $  85,643  $  71,602
 Net Losses. . . .     $   3,753  $   2,475  $   1,582  $   1,388  $   1,788
 Net Losses as % of
   Average Net Loans .     4.53%      3.42%      2.70%      3.02%      4.61%
 Net Losses as % of
   Liquidations. . . .     2.46%      1.81%      1.44%      1.62%      2.50%

                               REAL ESTATE LOANS

 Average Net Loans . . $  31,050  $  29,889  $  29,608  $  28,124  $  27,235
 Liquidations. . . . . $  18,876  $  19,779  $  18,327  $  15,583  $  13,699
 Net Losses. . . . . . $      22  $      43  $      20  $       7  $      63
 Net Losses as % of
   Average Net Loans .      .07%       .14%       .07%       .02%       .23%
 Net Losses as % of
   Liquidations. . . .      .12%       .22%       .11%       .04%       .46%

                            SALES FINANCE CONTRACTS

 Average Net Loans . . $  12,377  $  11,623  $  10,984   $  8,833   $  7,274
 Liquidations. . . . . $  19,736  $  18,782  $  17,724   $ 14,555   $ 11,808
 Net Losses. . . . . . $     434  $     353  $     272   $    196   $    223
 Net Losses as % of
   Average Net Loans .     3.51%      3.04%      2.48%      2.22%      3.06%
 Net Losses as % of
   Liquidations. . . .     2.20%      1.88%      1.53%      1.35%      1.89%


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

CREDIT INSURANCE

    When authorized to do so by the borrowers, the Company writes life, accident and health, property and automobile insurance in connection with its loans. Non-filing insurance is written on direct cash loans where the security instrument is not recorded. The Company writes such insurance as an agent for a non-affiliated insurance company.

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

SOURCE OF FUNDS

    The sources of the Company's funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:


                                      Year Ended December 31
                               -------------------------------------
                               1995    1994     1993    1992    1991
                               ----    ----     ----    ----    ----

 Bank Borrowings . . . . . .     -%      1%      10%     12%     14%
 Public Senior Debt. . . . .    52      48       39      33      25
 Public Subordinated Debt. .    17      16       17      20      25
 Other Liabilities . . . . .     5       5        6       8       8
 Stockholder's Equity. . . .    26      30       28      28      28
                               ---     ---      ---     ---     ---
        Total. . . . . . . .   100%    100%     100%    100%    100%



 Number of Investors . . . .  5,925   5,486    4,400   4,195   3,964


    All of the Company's outstanding common stock is held by five related individuals and is not traded in an established public trading market.

    The Company's average interest rate on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, has been as follows:

                                       Year Ended December 31
                              ---------------------------------------
                              1995     1994    1993     1992     1991
                              ----     ----    ----     ----     ----
 Senior Borrowings . . . .    6.97%    6.26%   6.24%    6.52%    8.09%
 Subordinated Borrowings .    6.92     6.14    6.37     7.25     8.43
 All Borrowings. . . . . .    6.96     6.25    6.29     6.82     8.24



    The Company's financial ratios relating to debt are as follows:

                                          At December 31
                              ---------------------------------------
                              1995     1994    1993     1992     1991
                              ----     ----    ----     ----     ----
 Total Liabilities to
    Stockholder's Equity. .   2.81     2.36    2.57     2.68     2.64

 Unsubordinated Debt to
    Subordinated Debt plus
    Stockholder's Equity. .   1.32     1.19    1.23     1.11      .90

                 MANAGEMENT'S DISCUSSION OF OPERATIONS

Financial Condition:
- -------------------
     Total assets of the Company grew $45.6 million (33%) during 1995 and gross revenues reached a record $55.2 million. Although gross revenues achieved a record amount, net earnings declined $.7 million (9%) mainly due to increases in interest expense and other operating expenses. Expansion of the Company's operations continued during the year with the opening of eleven new branch offices, bringing the total number of branches to 128.

     The predominate area of growth in assets occurred in the Company's cash position. Cash generated from increases in sales of the Company's debt securities and increases in loan payments created $23.8 million (356% increase) in surplus cash reserves during the period. The Company has not been able to absorb these funds into the loan operations at the same level as the funds have been generated, therefore Management has placed the funds in short-term investments.

     Increases in funds invested by the Company's insurance subsidiaries resulted in the Company's investment portfolio increasing $9.0 million (68%) during 1995. The Company's investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various Georgia municipal bonds. Management has designated a significant portion of these investment securities as "available for sale" with any unrealized gain or loss accounted
for in the Company's equity section, net of deferred taxes.   Improved bond
market values during the current year also contributed to the increase in the investment portfolio. Volatility in bond market values during 1994 resulted in a $.9 million decrease, net of deferred taxes, in the portfolio's fair market value during that year. The remainder of the investment portfolio represents securities carried at amortized cost and designated "held to maturity," as Management has both the ability and intent to hold these securities to maturity.

     Average net outstanding receivables (gross receivables less unearned finance charges) increased $12.5 million (11%) to $126.3 at December 31, 1995 from $113.8 at December 31, 1994 due to increases in consumer loan demand. The expansion of operations during the last two years has allowed the Company to penetrate new market areas that have also contributed to the increase in average net receivables.

     The aforementioned increase in sales of the Company's public debt securities caused senior debt and subordinated debt to increase $37.9 million (43%) during the year just ended as compared to the prior year.

Net Interest Income:
- -------------------
     The Company's net interest margin (the margin between the amount the Company earns on loans and investments and the amount the Company pays on securities and other borrowings) increased $2.0 million (7%) during 1995 as compared to 1994 and $4.7 million (20%) during 1994 as compared to 1993. These increases in the margin spreads were primarily due to the interest income earned on the aforementioned higher levels of average net outstanding receivables and due to higher investment income.

     Interest expense had a major affect on the current year's margin as compared to the prior year. The higher levels of senior and subordinated debt outstanding caused interest expense to increase $2.5 million (45%) during 1995 as compared to 1994. Interest expense increased $.6 million (13%) during 1994 as compared to 1993. Higher average borrowing cost also contributed to the increase in interest expense. The Company's average borrowing cost increased to 6.99% during 1995 as compared to 6.36% during 1994.

Net Insurance Income:
- --------------------
     Net insurance income increased $1.2 million (10%) and $1.5 million (15%) during the comparable periods mainly due to the aforementioned increase in average net receivables. Changes in net insurance income generally correspond to changes in the level of average net outstanding receivables. As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in-force. Higher levels of insurance in-force results in higher insurance income.

     Premium rates charged on the credit insurance offered by the Company, as agent for a non-affiliated insurance company, are governed by the insurance departments in the various states in which the Company operates. Rate reductions and term restrictions adopted by some states on various credit insurance products during the last two years have affected the Company's insurance income. These rate reductions and term restrictions were significant factors in the current year's percentage increase in insurance income being lower than the prior year's.

Provision for Loan Losses:
- -------------------------
     Increases in bankruptcy filings continue to have a negative impact on the Company's operating results. Bankruptcies were a dominant factor in the $1.3 million increase in net charge-offs during the year just ended as compared to the prior year and the $1.0 million increase during 1994 as compared to 1993. The increases in net charge-offs in turn led to the $1.3 million (43%) and $.8 million (35%) increase in the Company's Provision for Loan Losses during the two years ended December 31, 1995 and 1994, respectively. Higher levels of average net receivables also contributed to the increases.

Other Operating Expenses:
- ------------------------
     General operating expenses increased $3.2 million (12%) and $3.4 million (14%) during 1995 and 1994, respectively, mainly because of increases in personnel expense and other miscellaneous expenses. Additional employees hired to staff the sixteen new branch offices opened during the last two years and increases in employee compensation based on cost-of-living and/or merit salary raises caused Personnel Expense to increase $1.2 million (7%) and $1.9 million (14%) during 1995 and 1994, respectively. Increases in other accrued employee benefits also contributed to the increase in Personnel Expense.

     Increases in advertising expenses, computer expenses, collection expenses, legal and audit expenses, supervision expenses, taxes and licenses, postage and supplies caused other expenses to increase $1.8 million (26%) during 1995 and $1.1 million (18%) during 1994. Legal expenses incurred with the Alabama lawsuits (see liquidity section) were also significant factors in the 1995 increase in other expenses..

Income Taxes:
- ------------
     Effective income tax rates for the years ended December 31, 1995, 1994 and 1993 were 27.5%, 30.6% and 29.2%, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's overall tax rate below statutory rates.

     The increase in the effective rate for 1994 was mainly due to the Company and its property insurance subsidiary, which are taxed at higher rates, earning a larger portion of the pretax income as compared to 1993.

Liquidity:
- ---------
     Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management. Continued liquidity of the Company is therefore dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public and the continued availability of unused bank credit from its lenders. The previously discussed increases in net cash flows during the current year provided a positive effect on liquidity.

     Most of the Company's loan portfolio is financed through public debt securities which, because of redemption features, have a shorter average maturity than the loan portfolio. The difference in maturities may adversely affect liquidity if the Company does not continue to sell debt securities at interest rates and terms that are responsive to the demands of the marketplace or maintain sufficient unused bank borrowings.

     In addition to the debt securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowings of $21.0 million. Available borrowings were $21.0 million and $20.6 million at December 31, 1995 and 1994, respectively, relating to this agreement. The Company has an additional $2.0 million credit agreement (all of which was available at December 31, 1995 and 1994) for general operating purposes.

     Liquidity was not adversely affected by delinquent accounts even though the percentage of outstanding receivables 60 days or more past due increased to 4.8% of receivables at December 31, 1995 from 4.0% at December 31, 1994.

     The litigious legal environment in the State of Alabama continues to be a challenge for the Company. Various legal proceedings are pending against the Company in Alabama alleging different violations of Alabama consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. During the year, the Company reached settlement agreements with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. Although the Company and its employees deny that they are guilty of any wrongdoing or any breach of any legal obligation or duty to the claimants, in recognition of the expense and uncertainty of litigation, Management felt it was in the best interest of the Company to dispose of these cases. All remaining actions are still in their early stages and their outcome is not determinable. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting the remaining complaints.

    Beginning January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114 -- "Accounting by Creditors for Impairment of a Loan," subsequently amended by SFAS No. 118 -- "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". These standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of these two accounting pronouncements did not have a material impact on the Company's financial condition or results of operations.

    Management continues to explore and evaluate potential new market areas as part of its expansion plans. The Company plans to open six to ten new offices during 1996. These openings will not have an adverse affect on liquidity.

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

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO 1st FRANKLIN FINANCIAL CORPORATION:

   We have audited the accompanying Consolidated Statements of Financial Position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1995 and 1994, and the related Consolidated Statements of Income and Retained Earnings and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 21, 1996

                   1st FRANKLIN FINANCIAL CORPORATION

             CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                       DECEMBER 31, 1995 AND 1994

                                 ASSETS

                                               1995              1994
                                           ------------      ------------
CASH AND CASH EQUIVALENTS:
  Cash and Due From Banks. . . . . . . .   $  1,453,244      $  1,589,320
  Short-term Investments,
     $300,000 in trust in 1995
     and 1994 (Note 4) . . . . . . . . .     29,060,349         5,100,224
                                           ------------      ------------
                                             30,513,593         6,689,544
                                           ------------      ------------
LOANS (Note 2):
  Direct Cash Loans. . . . . . . . . . .    107,960,069        96,620,653
  First Mortgage Real Estate Loans . . .     25,738,140        23,385,188
  Second Mortgage Real Estate Loans. . .      6,914,255         5,764,579
  Sales Finance Contracts. . . . . . . .     13,955,296        14,805,644
                                           ------------      ------------
                                            154,567,760       140,576,064

  Less: Unearned Finance Charges . . . .     19,049,034        18,296,608
        Unearned Insurance Premiums
            and Commissions. . . . . . .     10,244,033         9,542,400
        Allowance for Loan Losses. . . .      4,511,826         4,069,881
                                           ------------      ------------
               Net Loans . . . . . . . .    120,762,867       108,667,175
                                           ------------      ------------

MARKETABLE DEBT SECURITIES (Note 3):
  Available for Sale, at
     fair market value . . . . . . . . .     17,194,375        12,651,527
  Held to Maturity, at amortized cost. .      5,186,492           697,144
                                           ------------      ------------
                                             22,380,867        13,348,671
                                           ------------      ------------
OTHER ASSETS:
  Land, Buildings, Equipment and
     Leasehold Improvements, less
     accumulated depreciation and
     amortization of $5,668,721 and
     $4,936,692 in 1995 and 1994,
     respectively (Note 5) . . . . . . .      2,828,801         2,798,250
  Prepaid Income Taxes, net (Note 9) . .      1,763,108         1,746,241
  Due from Nonaffiliated
     Insurance Company . . . . . . . . .        827,908           746,747
  Miscellaneous. . . . . . . . . . . . .      3,006,844         2,471,629
                                           ------------      ------------
                                              8,426,661         7,762,867
                                           ------------      ------------

        TOTAL ASSETS . . . . . . . . . .   $182,083,988      $136,468,257
                                           ============      ============

    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                        DECEMBER 31, 1995 AND 1994

                   LIABILITIES AND STOCKHOLDERS' EQUITY


                                               1995              1994
                                          ------------       ------------
  SENIOR DEBT (Note 5):
   Senior Demand Notes, including
     accrued interest. . . . . . . . . .  $ 42,304,779       $ 33,186,950
   Commercial Paper. . . . . . . . . . .    52,944,123         32,774,577
   Notes Payable to Banks. . . . . . . .       291,762            715,762
                                          ------------       ------------
                                            95,540,664         66,677,289
                                          ------------       ------------


  ACCOUNTS PAYABLE AND ACCRUED EXPENSES.     8,179,506          7,582,833
                                          ------------       ------------


  SUBORDINATED DEBT (Note 6) . . . . . .    30,616,915         21,602,656
                                          ------------       ------------

     Total Liabilities . . . . . . . . .   134,337,085         95,862,778
                                          ------------       ------------

  COMMITMENTS AND CONTINGENCIES (Note 7)


  STOCKHOLDERS' EQUITY:
   Common stock; par value $100 per share;
     2,000 shares authorized;
     1,700 shares outstanding. . . . . .       170,000            170,000
   Net Unrealized Gains (Losses)
     on Investment Securities
     Available for Sale. . . . . . . . .       251,145           (693,457)
   Retained Earnings . . . . . . . . . .    47,325,758         41,128,936
                                          ------------       ------------
     Total Stockholders' Equity. . . . .    47,746,903         40,605,479
                                          ------------       ------------
   TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY. . . . . . . .  $182,083,988       $136,468,257
                                          ============       ============

      The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        1st FRANKLIN FINANCIAL CORPORATION

             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                      1995           1994           1993
                                  ------------   ------------   ------------
INTEREST INCOME:
  Finance Charges. . . . . . . .  $ 35,713,283   $ 32,718,152   $ 27,589,389
  Investment Income. . . . . . .     2,481,604        949,404        769,959
                                  ------------   ------------   ------------
                                    38,194,887     33,667,556     28,359,348
                                  ------------   ------------   ------------
INTEREST EXPENSE:
  Senior Debt. . . . . . . . . .     5,915,519      4,057,682      3,282,791
  Subordinated Debt. . . . . . .     2,132,393      1,498,616      1,627,662
                                  ------------   ------------   ------------
                                     8,047,912      5,556,298      4,910,453
                                  ------------   ------------   ------------
NET INTEREST INCOME. . . . . . .    30,146,975     28,111,258     23,448,895

PROVISION FOR
  LOAN LOSSES (Note 2) . . . . .     4,630,853      3,238,479      2,406,512
                                  ------------   ------------   ------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES. . .    25,516,122     24,872,779     21,042,383
                                  ------------   ------------   ------------
NET INSURANCE INCOME:
  Premiums and Commissions . . .    16,533,388     15,262,466     12,893,679
  Insurance Claims and Expenses.    (3,584,222)    (3,518,988)    (2,649,444)
                                  ------------   ------------   ------------
                                    12,949,166     11,743,478     10,244,235
                                  ------------   ------------   ------------

OTHER REVENUE (Note 8) . . . . .       428,959        404,477        371,734
                                  ------------   ------------   ------------
OPERATING EXPENSES (Note 8):
  Personnel Expense. . . . . . .    17,299,383     16,147,362     14,207,265
  Occupancy Expense. . . . . . .     3,981,624      3,705,288      3,336,025
  Other Expense. . . . . . . . .     8,644,323      6,849,283      5,793,011
                                  ------------   ------------   ------------
                                    29,925,330     26,701,933     23,336,301
                                  ------------   ------------   ------------

INCOME BEFORE INCOME TAXES . . .     8,968,917     10,318,801      8,322,051

PROVISION FOR
  INCOME TAXES (Note 9). . . . .     2,462,307      3,154,184      2,431,373
                                  ------------   ------------   ------------
NET INCOME . . . . . . . . . . .     6,506,610      7,164,617      5,890,678

RETAINED EARNINGS, beginning . .    41,128,936     34,220,868     28,548,219
  Dividends on Common Stock. . .      (309,788)      (256,549)      (218,029)
                                  ------------   ------------   ------------
RETAINED EARNINGS, ending. . . .  $ 47,325,758   $ 41,128,936   $ 34,220,868
                                  ============   ============   ============
EARNINGS PER SHARE (1,700 shares
  outstanding all years) . . . .     $3,827.42      $4,214.48      $3,465.10
                                     =========      =========      =========

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                    -20-

                       1st FRANKLIN FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

               Increase (Decrease) in Cash and Cash Equivalents

                                         1995          1994          1993
                                     ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . . $  6,506,610  $  7,164,617  $  5,890,678
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
  Provision for Loan Losses. . . . .    4,630,853     3,238,479     2,406,512
  Depreciation and Amortization. . .    1,074,992       994,896       922,132
  Prepaid Income Taxes . . . . . . .     (275,826)      (10,925)     (321,968)
  Gain on sale of marketable
   securities and equipment. . . . .      (86,366)      (47,754)     (234,507)
  Increase in Miscellaneous Assets .     (616,373)      (95,653)     (189,214)
  Increase (Decrease) in
   Other Liabilities . . . . . . . .      596,673        13,737      (248,172)
                                     ------------  ------------  ------------
          Net Cash Provided. . . . .   11,830,563    11,257,397     8,225,461
                                     ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased. . . (104,735,608)  (96,816,742)  (85,431,146)
  Loan payments. . . . . . . . . . .   88,009,063    82,396,258    68,359,815
  Purchases of marketable securities   (8,981,373)   (2,162,283)  (11,543,876)
  Sales of marketable securities . .      510,000       103,897     6,151,337
  Redemptions of marketable securities    725,000       300,000       300,000
  Principal payments on
   marketable securities . . . . . .           --            --        47,660
  Capital expenditures . . . . . . .   (1,159,373)     (851,351)     (806,101)
  Proceeds from sale of equipment. .       57,931        25,568        25,395
                                     ------------  ------------  ------------
          Net Cash Used. . . . . . .  (25,574,360)  (17,004,653)  (22,896,916)
                                     ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in Notes Payable to
    Banks and Senior Demand Notes. .    8,693,829    (5,497,262)    5,497,844
  Commercial Paper issued. . . . . .   44,230,224    24,041,798    12,038,076
  Commercial Paper redeemed. . . . .  (24,060,678)  (12,406,886)   (4,818,161)
  Subordinated Debt issued . . . . .   12,877,336     5,175,292     4,843,874
  Subordinated Debt redeemed . . . .   (3,863,077)   (4,447,341)   (5,423,774)
  Dividends Paid . . . . . . . . . .    ( 309,788)     (256,549)     (218,029)
                                     ------------  ------------   -----------
           Net Cash Provided . . . .   37,567,846     6,609,052    11,919,830
                                     ------------  ------------   -----------
NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS. . . .   23,824,049       861,796    (2,751,625)

CASH AND CASH EQUIVALENTS, beginning    6,689,544     5,827,748     8,579,373
                                     ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, ending.   $ 30,513,593  $  6,689,544  $  5,827,748
                                     ============  ============  ============
Cash paid during the year for:
            Interest . . . . . . . . $  7,965,756  $  5,488,335  $  4,875,340
            Income Taxes . . . . . . $  2,682,221  $  3,301,461  $  2,490,673

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                    -21-

                   1st FRANKLIN FINANCIAL CORPORATION

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
     1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 128 branch offices. Effective December 31, 1994, 1st Franklin Corporation (the "Parent") was merged into the Company, with the Company being the surviving corporation. The merger was accounted for as a downstream pooling transaction and was done to increase corporate efficiency and eliminate unnecessary corporate entities. Prior to the merger the Company was a wholly owned subsidiary of the Parent. All financial data for prior years have been restated to reflect results of the merger.

Basis of Consolidation:
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Fair Values of Financial Instruments:
     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107") requires the disclosure of estimated fair values of all asset, liability and off-balance sheet financial instruments. FAS 107 also allows the disclosure of estimated fair values of non-financial instruments. Fair value estimates under FAS 107 are determined as of a specific point in time utilizing various assumptions and estimates.

     The following methods and assumptions are used by the Company in estimating its fair value disclosures for financial instruments:

       Cash and Cash Equivalents. The carrying value of cash and cash equivalents approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization.

       Loans. The fair value of the Company's direct cash loans and sales finance contracts have been reported at book value since the estimated life, assuming prepayments, is short-term in nature. The fair value of the Company's real estate loans have been reported at book value since the rate charged by the Company approximates market.

       Marketable Debt Securities. The fair values for marketable debt securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities. See Note 3 for the fair value of marketable debt securities.

       Senior Debt. The carrying value of the Company's senior debt approximates fair value due the relatively short period of time between the origination of the instruments and their expected payment.

       Subordinated Debt. The carrying value of the Company's subordinated debt approximates fair value due to the repricing frequency of the debt.

Other significant assets and liabilities, which are not considered assets or liabilities and for which fair values have not been estimated, include premise and equipment and deferred taxes.

Use of Estimates:
     The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates, however, in the opinion of Management, such variances would not be material.

Loans:
     Statement of Financial Accounting Standards ("SFAS") No. 114 -- "Accounting by Creditors for Impairment of a Loan", subsequently amended by SFAS No. 118 -- "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures", requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. These two accounting pronouncements were adopted on a prospective basis on January 1, 1995. Because a substantial portion of the Company's receivables are smaller-balance homogenous loans, these pronouncements did not have a material impact on the Company's financial condition or results of operations.

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

Marketable Debt Securities:
     Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 1995 and 1994 as being available-for-sale. This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of taxes. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

2.   LOANS

     There were $7,408,981 and $5,097,961 of loans in a non-accrual status at December 31, 1995 and 1994, respectively.

Contractual Maturities of Loans:
     An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 1995 is as follows:
                                     1st Mortgage   2nd Mortgage     Sales
     Due In             Direct Cash  Real Estate    Real Estate     Finance
   Calendar Year           Loans        Loans          Loans       Contracts
   ------------         -----------  ------------   ------------   ---------
     1996. . . . . .        71.35%       17.69%        15.97%       72.11%
     1997. . . . . .        25.38        17.93         17.58        21.97
     1998. . . . . .         2.70        16.32         18.03         5.09
     1999. . . . . .          .34        13.10         14.88          .64
     2000. . . . . .          .09         9.56         11.24          .19
     2001 & later. .          .14        25.40         22.30           --
                           ------       ------        ------       ------
                           100.00%      100.00%       100.00%      100.00%
                           ======       ======        ======       ======

     Experience of the Company has shown that a majority of its loans will be renewed many months prior to their final contractual maturity dates. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:
     During the years ended December 31, 1995 and 1994, cash collections applied to principal of loans totaled $88,009,063 and $82,396,258, respectively, and the ratios of these cash collections to average net receivables were 69.70% and 72.40%, respectively.

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

     An analysis of the allowance for the years ended December 31, 1995, 1994 and 1993 is shown in the following table:

                                        1995         1994         1993
                                        ----         ----         ----
     Beginning Balance . . . . . . . $4,069,881   $3,653,121   $3,091,983
       Provision for Loan Losses . .  4,630,853    3,238,479    2,406,512
       Bulk Purchase Accounts. . . .     20,317       49,120       28,704
       Charge-Offs . . . . . . . . . (5,085,216)  (3,648,948)  (2,523,801)
       Recoveries. . . . . . . . . .    875,991      778,109      649,723
                                     ----------   ----------   ----------
     Ending Balance. . . . . . . . . $4,511,826   $4,069,881   $3,653,121
                                     ==========   ==========   ==========
3. MARKETABLE DEBT SECURITIES

   Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:
                                            Gross      Gross      Estimated
                               Amortized  Unrealized Unrealized  Fair Market
                                  Cost      Gains      Losses       Value
December 31, 1995:            -----------  --------  ----------  -----------
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $ 7,872,928  $ 86,713  $  (2,481)  $ 7,957,160
Obligations of states and
  political subdivisions. . .   8,467,242   233,751     (6,373)    8,694,620
Corporate Securities. . . . .     526,051    19,413     (2,869)      542,595
                              -----------  --------  ---------   -----------
                              $16,866,221  $339,877  $ (11,723)  $17,194,375
                              ===========  ========  =========   ===========
December 31, 1994:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $ 4,327,088  $  1,193  $(375,154)  $ 3,953,127
Obligations of states and
  political subdivisions. . .   8,673,401        --   (465,380)    8,208,021
Corporate Securities . . . .      526,441       690    (36,752)      490,379
                              -----------  --------  ---------   -----------
                              $13,526,930  $  1,883  $(877,286)  $12,651,527
                              ===========  ========  =========   ===========

     Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent to hold such securities to maturity. The amortized cost and estimated fair market values of these debt securities are as follows:

                                             Gross      Gross     Estimated
                               Amortized  Unrealized Unrealized  Fair Market
                                  Cost       Gains      Losses      Value
December 31, 1995:            -----------  --------  ----------  -----------
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $ 4,731,712  $ 94,860  $  (2,666)  $ 4,823,906
Obligations of states and
  political subdivisions. . .     454,780    17,197         --       471,977
                              -----------  --------  ---------   -----------
                              $ 5,186,492  $112,057  $  (2,666)  $ 5,295,883
                              ===========  ========  =========   ===========
December 31, 1994:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $   493,963  $    --   $  (5,368)   $  488,595
Obligations of states and
  political subdivisions. . .     203,181     4,359         --       207,540
                              -----------  --------  ---------    ----------
                              $   697,144  $  4,359  $  (5,368)   $  696,135
                              ===========  ========  =========    ==========


     The amortized cost and estimated fair market values of marketable debt securities at December 31, 1995, by contractual maturity, are shown below:

                                 Available for Sale      Held to Maturity
                            ------------------------- ----------------------
                                           Estimated               Estimated
                              Amortized   Fair Market  Amortized  Fair Market
                                 Cost        Value       Cost        Value
                            -----------  -----------  ----------  ----------
Due in one year or less. .  $   952,662  $   954,648  $  493,895  $  499,453
Due after one year
  through five years . . .    4,849,416    4,938,622   4,442,597   4,549,008
Due after five years
  through ten years. . . .    9,361,187    9,557,510     250,000     247,422
Due after ten years. . . .    1,702,956    1,743,595          --          --
                            -----------  -----------  ----------  ----------
                            $16,866,221  $17,194,375  $5,186,492  $5,295,883
                            ===========  ===========  ==========  ==========

    Proceeds from sales of investments in debt securities available for sale during 1995 were $510,000. Gross gains of $16,240 and gross losses of $(-0-) were realized on these sales.

    Proceeds from sales of investments in debt securities available for sale during 1994 were $103,897. Gross gains of $6,630 and gross losses of $(-0-) were realized on these sales.



4.  PLEDGED ASSETS

    At December 31, 1995, certain Short-term Investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.

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

    Additional data related to the Company's Senior Debt is as follows:

                           Weighted
                           Average     Maximum      Average       Weighted
                           Interest     Amount       Amount        Average
 Year Ended              Rate at end  Outstanding  Outstanding  Interest Rate
 December 31               of Year    During Year  During Year   During Year
 -----------               -------    -----------  -----------   -----------
                                    (In thousands, except % data)
 1995:
 ----
 Bank. . . . . . . . . .     6.30%     $   716       $   346         6.32%
 Senior Notes. . . . . .     5.92       47,068        37,661         6.14
 Commercial Paper. . . .     6.80       57,175        46,022         7.50
     All Categories. . .     6.41       96,006        84,029         6.89

 1994:
 ----
 Bank. . . . . . . . . .     7.41%     $12,714       $ 4,966         6.56%
 Senior Notes. . . . . .     6.28       34,595        31,930         6.07
 Commercial Paper. . . .     7.39       33,095        26,454         6.67
     All Categories. . .     6.84       67,650        63,350         6.36

 1993:
 ----
 Bank. . . . . . . . . .     6.19%     $13,061       $11,054         6.17%
 Senior Notes. . . . . .     6.02       26,967        23,602         6.03
 Commercial Paper. . . .     6.49       21,270        17,729         6.50
     All Categories. . .     6.22       60,540        52,385         6.22

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

    Interest rate information on the Subordinated Debt at December 31 is as follows:

         Weighted Average Rate at             Weighted Average Rate
               End of Year                         During Year
         ------------------------             ---------------------
           1995   1994   1993                  1995   1994   1993
           ----   ----   ----                  ----   ----   ----
           7.41%  6.54%  6.42%                 7.28%  6.36%  6.63%


    Maturity information on the Company's Subordinated Debt at December 31, 1995 is as follows:


                                     Amount Maturing
                          --------------------------------------
                          Based on Maturity    Based on Interest
                                Date           Adjustment Period
                          -----------------    -----------------
      1996 . . . . . .      $ 3,233,032           $20,391,080
      1997 . . . . . .        4,716,142             7,550,366
      1998 . . . . . .        6,287,348               134,333
      1999 . . . . . .       16,380,393             2,541,136
                            -----------           -----------
                            $30,616,915           $30,616,915
                            ===========           ===========

7.  COMMITMENTS AND CONTINGENCIES

    The Company's operations are carried on in locations which are occupied under lease agreements. The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years. Rent expense was $1,346,606, $1,257,977 and $1,085,694 for the years ended
December 31, 1995, 1994 and 1993, respectively. Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 1995, amounts to $1,297,295 for 1996, $1,043,107 for 1997,
$808,402 for 1998, $505,686 for 1999, $295,309 for 2000 and $607,265 for the
year 2001 and beyond.  The total commitment is $4,557,064.

    The Company is defendant in several lawsuits arising in the course of its normal business activities in the state of Alabama. Each of the complaints seek compensatory and punitive damages. During the current year, the Company reached settlement agreements with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. All remaining actions are still in their early stages and their outcome currently is not determinable. Management is vigorously defending these actions. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations, and therefore that the suits are without merit and that the resolutions of the suits should not have a material effect on the Company.



8.  RELATED PARTY TRANSACTIONS

    Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 1995, 1994 and 1993 related to these agreements was $63,800 each year, which in Management's opinion approximates the Company's actual cost of these services.

    Liberty leases its office space and equipment from the Company for $4,200 per month, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

    At December 31, 1995, the Company maintained $2,300,000 of certificates of deposit and $2,360 in a money market account with Liberty at market rates and terms. The Company also had $1,431,090 in demand deposits with Liberty at December 31, 1995.

    The Company leases a portion of its properties (see Note 7) for an aggregate of $13,250 per month from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.



9.  INCOME TAXES

    The Provision for Income Taxes for the years ended December 31, 1995, 1994 and 1993 is made up of the following components:

                                1995             1994             1993
                            -----------      -----------      -----------
  Current - Federal . . .   $ 2,481,300      $ 2,786,238      $ 2,393,351
  Current - State . . . .       256,833          378,871          359,990
                            -----------      -----------      -----------
     Total Current. . . .     2,738,133        3,165,109        2,753,341
                            -----------      -----------      -----------
  Prepaid - Federal . . .      (226,199)          38,652         (250,984)
  Prepaid - State . . . .       (49,627)         (49,577)         (70,984)
                            -----------      -----------      -----------
     Total Prepaid. . . .      (275,826)         (10,925)        (321,968)
                            -----------      -----------      -----------
       Total Provision. .   $ 2,462,307      $ 3,154,184      $ 2,431,373
                            ===========      ===========      ===========

    Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 1995 and 1994:

                                              Deferred Tax
                                           Assets (Liabilities)
                                        -------------------------
                                            1995           1994
                                            ----           ----

     Depreciation . . . . . . . . . .   $ (113,895)    $ (131,037)
     Provision for Loan Losses. . . .    1,701,311      1,521,999
     Insurance Commissions. . . . . .     (639,585)      (565,330)
     Unearned Premium Reserves. . . .      616,758        576,141
     Unrealized Gains (Losses) on
       Investment Securities. . . . .      (77,009)       181,950
     Other. . . . . . . . . . . . . .      275,528        162,518
                                        ----------     ----------
                                        $1,763,108     $1,746,241
                                        ==========     ==========

    The Company's effective tax rate for the years ended December 31, 1995, 1994 and 1993 is analyzed as follows:

                                              1995      1994      1993
                                              ----      ----      ----

Statutory Federal income tax rate . .         34.0%     34.0%     34.0%
State income tax, net of Federal
   tax effect . . . . . . . . . . . .          1.5       2.1       2.3
Net tax effect of IRS regulations
   on life insurance subsidiary . . .         (6.8)     (4.9)     (6.9)
Other items . . . . . . . . . . . . .         (1.2)     ( .6)      (.2)
                                              ----      ----      ----
      Effective Tax Rate. . . . . . .         27.5%     30.6%     29.2%
                                              ====      ====      ====

                   1st FRANKLIN FINANCIAL CORPORATION


                ** A SALUTE TO THE CIRCLE OF DIAMONDS **
                               ***********



                                 PHOTO




The Circle of Diamonds is named annually in recognition of the fifteen offices that earn the highest dollar amount of profit for the year. With 128 branches striving towards this goal, the Company salutes these 15 offices for their significant achievement. Congratulations to each staff member, manager and supervisor in these branches for an outstanding job: Douglas, Baxley, Jesup, Chatsworth, Gainesville, Moultrie, Hinesville, McDonough, Statesboro, Hazlehurst, Sylvania, Toccoa, Canton, Adel and Lavonia.

                        DIRECTORS AND MANAGEMENT

 Directors

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


 Executive Officers
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

             1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

          Alabama Offices:     Georgia Offices:    Georgia Offices:
          ---------------      ---------------     ---------------
          Alexander City       Cartersville        McRae
          Andalusia            Cedartown           Milledgeville
          Arab                 Chatsworth          Monroe
          Athens               Clarkesville        Montezuma
          Bessemer             Claxton             Monticello
          Birmingham           Clayton             Moultrie
          Clanton              Cleveland           Nashville
          Cullman              Cochran             Newnan
          Decatur              Commerce            Perry
          Dothan               Conyers             Richmond Hill
          Enterprise           Cordele             Rome
          Florence             Cornelia            Royston
          Gadsden              Covington           Sandersville
          Huntsville           Cumming             Savannah
          Jasper               Dallas              Statesboro
          Opp                  Dalton              Swainsboro
          Ozark                Dawson              Sylvania
          Prattville           Douglas             Sylvester
          Russellville         Douglasville        Thomaston
          Scottsboro           Eastman             Thomson
          Selma                Elberton            Tifton
          Sylacauga            Ellijay             Toccoa
          Troy                 Forsyth             Valdosta
          Tuscaloosa           Fort Valley         Vidalia
                               Gainesville         Warner Robins
          Georgia Offices:     Garden City         Washington
          ---------------      Georgetown          Winder
          Adel                 Greensboro
          Albany               Griffin             South Carolina Offices:
          Alma                 Hartwell            ----------------------
          Americus             Hawkinsville        Aiken
          Athens               Hazlehurst          Anderson
          Barnesville          Hinesville          Cayce
          Baxley               Hogansville         Clemson
          Blakely              Jackson             Columbia
          Blue Ridge           Jasper              Easley
          Bremen               Jefferson           Gaffney
          Brunswick            Jesup               Greenwood
          Buford               Lagrange            Greenville
          Butler               Lavonia             Lancaster
          Cairo                Lawrenceville       Laurens
          Calhoun              Madison             Orangeburg
          Canton               Manchester          Seneca
          Carrollton           McDonough           Union
                                                   York