Form 10-K, Exhibit 13
period 1996-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 1997-03-28
CIK 38723

                                                                   Exhibit 13




                       1st FRANKLIN FINANCIAL CORPORATION

                                 ANNUAL REPORT


                               DECEMBER 31, 1996



              Photo of the Park in front of the Corporate Office.
               (Park in foreground and building in background)

                   INSIDE FRONT COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

               1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

          Alabama Offices:     Georgia Offices:    Georgia Offices:
          ---------------      ---------------     ---------------
          Alexander City       Chatsworth          Rome
          Andalusia            Clarkesville        Royston
          Arab                 Claxton             Sandersville
          Athens               Clayton             Savannah
          Bessemer             Cleveland           Statesboro
          Birmingham           Cochran             Swainsboro
          Clanton              Commerce            Sylvania
          Cullman              Conyers             Sylvester
          Decatur              Cordele             Thomaston
          Dothan               Cornelia            Thomson
          Enterprise           Covington           Tifton
          Fayette              Cumming             Toccoa
          Florence             Dallas              Valdosta
          Gadsden              Dalton              Vidalia
          Geneva               Dawson              Warner Robins
          Hamilton             Douglas             Washington
          Huntsville           Douglasville        Waycross
          Jasper               East Ellijay        Winder
          Moulton              Eastman
          Muscle Shoals        Elberton            Louisiana Office:
          Opp                  Forsyth             ----------------
          Ozark                Fort Valley         Pineville
          Prattville           Gainesville
          Russellville         Garden City         Mississippi Offices:
          Scottsboro           Georgetown          -------------------
          Selma                Greensboro          Grenada
          Sylacauga            Griffin             Gulfport
          Troy                 Hartwell            Hattiesburg
          Tuscaloosa           Hawkinsville        Jackson
                               Hazlehurst          Pearl
          Georgia Offices:     Hinesville
          ---------------      Hogansville         South Carolina Offices:
          Adel                 Jackson             ----------------------
          Albany               Jasper              Aiken
          Alma                 Jefferson           Anderson
          Americus             Jesup               Cayce
          Athens               Lagrange            Clemson
          Bainbridge           Lavonia             Columbia
          Barnesville          Lawrenceville       Easley
          Baxley               Madison             Florence
          Blakely              Manchester          Gaffney
          Blue Ridge           McDonough           Greenville
          Bremen               McRae               Greenwood
          Brunswick            Milledgeville       Lancaster
          Buford               Monroe              Laurens
          Butler               Montezuma           Orangeburg
          Cairo                Monticello          Rock Hill
          Calhoun              Moultrie            Seneca
          Canton               Nashville           Union
          Carrollton           Newnan              York
          Cartersville         Perry
          Cedartown            Richmond Hill

                             TABLE OF CONTENTS


   The Company . . . . . . . . . . . . . . . . . . . . . . . . . .        1

   Ben F. Cheek, Jr.  Office of the Year . . . . . . . . . . . . .        2

   Chairman's Letter . . . . . . . . . . . . . . . . . . . . . . .        3

   Selected Consolidated Financial Information . . . . . . . . . .        4

   Business. . . . . . . . . . . . . . . . . . . . . . . . . . . .        5

   Management's Discussion of Operations . . . . . . . . . . . . .       13

   Management's Report . . . . . . . . . . . . . . . . . . . . . .       16

   Report of Independent Public Accountants. . . . . . . . . . . .       17

   Financial Statements. . . . . . . . . . . . . . . . . . . . . .       18

   Directors and Executive Officers. . . . . . . . . . . . . . . .       32

   Corporate Information . . . . . . . . . . . . . . . . . . . . .       32




                                THE COMPANY

   1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 91 branch offices in Georgia, 30 in Alabama, 17 in South Carolina, 5 in Mississippi and 1 in Louisiana.

   As of December 31, 1996, the resources of the Company were invested principally in loans which comprise 68% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income. On the basis of total capital funds employed (common stockholder's equity and subordinated debt), American Banker recently ranked the Company as the 70th largest finance company in the United States.

                              ADEL, GEORGIA

               1996 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


                         *********************
                      ** PICTURE OF EMPLOYEES **
                         *********************


This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Adel Staff for this significant achievement. The Friendly Franklin Folks salute you!

TO OUR INVESTORS, EMPLOYEES AND FRIENDS:

   With the economy in the southeastern United States in good condition and with inflation fairly stable at 2 1/2% - 3%, our company decided early in 1996 that the time for new branch office expansion was now. We realized that the start-up costs of the new branches would be rather substantial but we felt better now than when the economy begins to slow. So during the year, we opened 16 new offices with 6 of the offices in states new to 1st Franklin - - Mississippi and Louisiana. With these additional offices, our 1st Franklin family is now composed of 575 men and women working in 145 offices including our Home Office and we are in 5 southeastern states.

   While growing in number of branch offices, we also continued our growth in net loan and sales finance receivables. You will notice in the financial information that follows, that over $10 million was added during the year which represented an 8% increase over year-end 1995. This pushed our year-end assets to almost $192 million leaving us only $8 million dollars short of our goal of $200 million in assets by the year 2000. Hopefully, our growth in 1997 will allow us to reach our goal three years ahead of schedule.

   Our Investment Center had another excellent year during 1996 and continues to be the primary source for funding our receivables growth. We now have 6,333 investors and supporters that provide our company with almost $130 million with which to build and grow. None of what we have been able to accomplish could have been done without them and we will always be grateful for their support and encouragement.

   The nationwide epidemic of personal bankruptcies impacted our company's earnings just as it did many other finance and credit card companies. Since this problem doesn't appear to have an immediate solution in the form of legislation making bankruptcy less attractive, we are trying to find ways to improve the work we do prior to granting a request for credit. Hopefully, by working closely with our customers that become overextended, we can reduce the impact that this growing national problem is having on all of us.

   I am always grateful that this letter in our Annual Report gives me the chance to express my heartfelt thanks to all of the people that contribute to the success of 1st Franklin Financial. To our employees, our investors, our
bankers, our customers and our many friends - - - THANKS!   Thanks for your
help and support in the past and thanks in advance for your continued interest and confidence in our company in the future as we strive to continue our efforts to build the premier consumer finance company in the Southeast.



                                                      Very sincerely yours,

                                                       s/Ben F. Cheek, III
                                                      ---------------------
                                                      Chairman of the Board

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is selected financial data of the Company. This information should be read in conjunction with the more detailed financial statements and notes thereto included elsewhere herein.

                                          Year Ended December 31
                              --------------------------------------------
                                 1996     1995     1994    1993      1992
                                 ----     ----     ----    ----      ----
                                     (In 000's, except ratio data)

Selected Income Statement Data:

Revenues . . . . . . . . . . .$ 58,415 $ 55,157 $ 49,334 $ 41,625 $ 34,613
Net Interest Income. . . . . .  32,534   30,147   28,111   23,449   19,461
Interest Expense . . . . . . .   8,312    8,048    5,556    4,910    4,423
Provision for
  Loan Losses. . . . . . . . .   6,266    4,631    3,238    2,407    2,209
Income Before
  Income Taxes . . . . . . . .   8,418    8,969   10,319    8,322    6,177
Net Income . . . . . . . . . .   6,238    6,507    7,165    5,891    4,498
Ratio of Earnings to
  Fixed Charges. . . . . . . .    1.95     2.06     2.73     2.58     2.31


Selected Balance Sheet Data:

Loans, Net . . . . . . . . . .$129,684 $120,763 $108,667 $ 97,485 $ 82,820
Total Assets . . . . . . . . . 191,904  182,084  136,468  123,661  105,812
Senior Debt. . . . . . . . . .  94,740   95,541   66,677   60,540   47,822
Subordinated Debt. . . . . . .  34,942   30,617   21,603   20,875   21,455
Stockholders' Equity . . . . .  53,414   47,747   40,605   34,678   28,718
Ratio of Total Liabilities
  to Stockholders' Equity. . .    2.59     2.81     2.36     2.57     2.68

                                  BUSINESS

     The Company is engaged in the business of making consumer loans to individuals in relatively small amounts and for relatively short periods of time and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various retail dealers. At December 31, 1996 direct cash loans comprised 72% of the Company's outstanding loans, real estate loans 20% and sales finance contracts 8%.

     In connection with this business, the Company writes credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

     The following table shows the sources of the Company's earned finance charges over each of the past five periods:

                                            Year Ended December 31
                                 -------------------------------------------
                                   1996     1995     1994     1993     1992
                                   ----     ----     ----     ----     ----
                                                 (In thousands)
Direct Cash Loans. . . . . . .   $28,440  $25,898  $22,962  $18,618  $14,669
Real Estate Loans  . . . . . .     7,238    7,058    7,284    6,722    6,587
Sales Finance Contracts  . . .     2,417    2,757    2,472    2,249    1,825
                                 -------  -------  -------  -------  -------
  Total Finance Charges. . . .   $38,095  $35,713  $32,718  $27,589  $23,081
                                 =======  =======  =======  =======  =======

     Direct cash loans are made primarily to people who need money for some unusual or unforeseen expense or for the purpose of paying off an accumulation of small debts or the purchase of furniture and appliances. These loans are repayable in 6 to 48 monthly installments and generally do not exceed $5,000 in principal amount. The loans are generally secured by personal property, motor vehicles and/or real estate. Interest and fees charged on these loans are in compliance with applicable federal and state laws.

     First and second mortgage loans on real estate are made to homeowners who wish to improve their property or who wish to restructure their financial obligations. They are generally made in amounts from $3,000 to $50,000 on maturities of 35 to 180 months. Interest and fees on these loans are in compliance with applicable federal and state laws.

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

     The average annual yield on loans made by the Company (the % of finance charges earned to average net outstanding balance) has been as follows:


                                             Year Ended December 31
                                   ------------------------------------------
                                    1996     1995     1994     1993     1992
                                    ----     ----     ----     ----     ----
Direct Cash Loans. . . . . . . .   30.75%   31.26%   31.76%   31.81%   31.87%
Real Estate Loans. . . . . . . .   21.53    22.73    24.37    22.70    23.42
Sales Finance Contracts. . . . .   20.77    22.28    21.27    20.47    20.66



     Information regarding the Company's operations:


                                                As of December 31
                                  ------------------------------------------
                                    1996     1995     1994     1993     1992
                                    ----     ----     ----     ----     ----
Number of Branch Offices . . . .     144      128      117      112      102
Number of Employees  . . . . . .     575      527      473      456      390
Average Total Loans
  Outstanding Per
  Branch ( in 000's) . . . . . .  $1,138   $1,208   $1,202   $1,124   $1,037
Average Number of Loans
  Outstanding Per Branch . . . .     701      765      814      778      761

DESCRIPTION OF LOANS
                                           Year Ended December 31
                             ------------------------------------------------
                                1996      1995      1994      1993      1992
                                ----      ----      ----      ----      ----
DIRECT CASH LOANS:
-----------------
Number of Loans Made
  to New Borrowers . . . . .   27,636    25,840    26,616    24,978    23,479
Number of Loans Made
  to Former Borrowers. . . .   14,410    14,740    13,185    11,710     9,639
Number of Loans Made
  to Present Borrowers . . .   63,329    61,304    60,014    54,311    44,866
Total Number of Loans
  Made . . . . . . . . . . .  105,375   101,884    99,815    90,999    77,984
Total Volume of Loans
  Made (in 000's)  . . . . . $173,196  $164,034  $150,658  $127,103  $100,176
Average Size of
  Loans Made . . . . . . . . $  1,644  $  1,610  $  1,509  $  1,397  $  1,285
Number of Loans
  Outstanding. . . . . . . .   80,733    76,549    72,993    66,209    57,458
Total of Loans
  Outstanding (in 000's) . . $117,141  $107,960  $ 96,620  $ 82,595  $ 65,560
Percent of Total Loans . . .      72%       70%       69%       66%       62%
Average Balance on
  Outstanding Loans. . . . . $  1,451  $  1,410  $  1,324  $  1,247  $  1,141

REAL ESTATE LOANS:
-----------------
Total Number of Loans
  Made . . . . . . . . . . .    2,240     2,674     2,264     2,315     1,886
Total Volume of Loans
  Made (in 000's). . . . . . $ 22,398  $ 22,379  $ 18,755  $ 20,330  $ 15,366
Average Size of
  Loans Made . . . . . . . . $  9,999  $  8,369  $  8,284  $  8,782  $  8,147
Number of Loans
  Outstanding. . . . . . . .    4,214     4,188     3,811     3,930     3,796
Total of Loans
  Outstanding (in 000's) . . $ 33,507  $ 32,653  $ 29,150  $ 30,174  $ 28,171
Percent of Total Loans . . .      20%       21%       21%       24%       27%
Average Balance on
  Outstanding Loans. . . . . $  7,951  $  7,797  $  7,649  $  7,678  $  7,421

SALES FINANCE CONTRACTS:
-----------------------
Number of Contracts
  Purchased. . . . . . . . .   17,499    19,195    21,744    20,726    20,507
Total Volume of Contracts
  Purchased (in 000's) . . . $ 17,150  $ 18,885  $ 20,489  $ 18,770  $ 17,512
Average Size of Contracts
  Purchased. . . . . . . . . $    980  $    984  $    942  $    906  $    854
Number of Contracts
  Outstanding. . . . . . . .   15,941    17,151    18,395    17,020    16,405
Total of Contracts
  Outstanding (in 000's) . . $ 13,201  $ 13,955  $ 14,806  $ 13,099  $ 12,053
Percent of Total Loans . . .       8%        9%       10%       10%       11%
Average Balance on
  Outstanding Contracts. . . $    828  $    814  $    805  $    770  $    735

                    LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

                                         Year Ended December 31
                            ------------------------------------------------
                              1996      1995      1994      1993      1992
                              ----      ----      ----      ----      ----
                                            (in thousands)

                                            LOANS ACQUIRED

DIRECT CASH LOANS. . . . .  $169,825  $164,034  $150,217  $127,084  $ 98,488
REAL ESTATE LOANS. . . . .    20,971    22,000    17,916    19,485    13,779
SALES FINANCE CONTRACTS. .    16,131    17,676    19,386    17,759    15,814
NET BULK PURCHASES . . . .     5,818     1,588     2,383     1,875     4,973
                            --------  --------  --------  --------  --------
  TOTAL LOANS ACQUIRED . .  $212,745  $205,298  $189,902  $166,203  $133,054
                            ========  ========  ========  ========  ========

                                           LOANS LIQUIDATED

DIRECT CASH LOANS. . . . .  $164,016  $152,694  $136,633  $110,068  $ 85,643
REAL ESTATE LOANS. . . . .    21,544    18,876    19,779    18,327    15,583
SALES FINANCE CONTRACTS. .    17,904    19,736    18,782    17,724    14,555
                            --------  --------  --------  --------  --------
  TOTAL LOANS LIQUIDATED .  $203,464  $191,306  $175,194  $146,119  $115,781
                            ========  ========  ========  ========  ========

                                          LOANS OUTSTANDING

DIRECT CASH LOANS. . . . .  $117,141  $107,960  $ 96,620  $ 82,595  $ 65,560
REAL ESTATE LOANS. . . . .    33,507    32,653    29,150    30,174    28,171
SALES FINANCE CONTRACTS. .    13,201    13,955    14,806    13,099    12,053
                            --------  --------  --------  --------  --------
  TOTAL LOANS OUTSTANDING.  $163,849  $154,568  $140,576  $125,868  $105,784
                            ========  ========  ========  ========  ========

                                       UNEARNED FINANCE CHARGES

DIRECT CASH LOANS. . . . .  $ 16,270  $ 17,030  $ 16,114  $ 14,125  $ 10,959
REAL ESTATE LOANS. . . . .        --        12        43        65       133
SALES FINANCE CONTRACTS. .     1,829     2,007     2,140     1,832     1,691
                            --------  --------  --------  --------  --------
  TOTAL UNEARNED
   FINANCE CHARGES . . . .  $ 18,099  $ 19,049  $ 18,297  $ 16,022  $ 12,783
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

     The table below shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans.

                                               As of December 31
                                 -------------------------------------------
                                   1996     1995     1994     1993     1992
                                   ----     ----     ----     ----     ----
                                        (in thousands, except % data)
DIRECT CASH LOANS:
  60-89 Days Past Due. . . . . . $ 2,404  $ 1,914  $ 1,353  $ 1,120  $   850
  Percentage of Outstanding. . .   2.05%    1.77%    1.40%    1.36%    1.30%
  90 Days or More Past Due . . . $ 5,419  $ 3,286  $ 2,482  $ 1,781  $ 1,524
  Percentage of Outstanding. . .   4.63%    3.04%    2.57%    2.16%    2.32%


REAL ESTATE LOANS:
  60-89 Days Past Due. . . . . . $   426  $   254  $   299  $   439  $   364
  Percentage of Outstanding. . .   1.27%     .78%    1.03%    1.46%    1.29%
  90 Days or More Past Due . . . $ 1,334  $ 1,196  $   919  $ 1,206  $ 1,551
  Percentage of Outstanding. . .   3.98%    3.66%    3.15%    4.00%    5.51%


SALES FINANCE CONTRACTS:
  60-89 Days Past Due. . . . . . $   339  $   295  $   281  $   195  $   165
  Percentage of Outstanding. . .   2.57%    2.11%    1.90%    1.49%    1.37%
  90 Days or More Past Due . . . $   602  $   463  $   293  $   298  $   265
  Percentage of Outstanding. . .   4.56%    3.32%    1.98%    2.27%    2.20%

LOSS EXPERIENCE

     Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customer's loans) are shown in the following table:

                                           Year Ended December 31
                               --------------------------------------------
                                  1996    1995     1994     1993     1992
                                  ----    ----     ----     ----     ----
                                         (in thousands, except % data)

                                DIRECT CASH LOANS

  Average Net Loans. . . . . . $ 92,489 $ 82,847 $ 72,298 $ 58,538 $ 46,026
  Liquidations . . . . . . . . $164,016 $152,694 $136,633 $110,068 $ 85,643
  Net Losses . . . . . . . . . $  4,617 $  3,753 $  2,475 $  1,582 $  1,388
  Net Losses as % of Average
   Net Loans . . . . . . . . .    4.99%    4.53%    3.42%    2.70%    3.02%
  Net Losses as % of
   Liquidations. . . . . . . .    2.81%    2.46%    1.81%    1.44%    1.62%

                               REAL ESTATE LOANS

  Average Net Loans. . . . . . $ 33,614 $ 31,050 $ 29,889 $ 29,608 $ 28,124
  Liquidations . . . . . . . . $ 21,544 $ 18,876 $ 19,779 $ 18,327 $ 15,583
  Net Losses . . . . . . . . . $     49 $     22 $     43 $     20 $      7
  Net Losses as % of Average
   Net Loans . . . . . . . . .     .15%     .07%     .14%     .07%     .02%
  Net Losses as % of
   Liquidations. . . . . . . .     .23%     .12%     .22%     .11%     .04%

                            SALES FINANCE CONTRACTS

  Average Net Loans. . . . . . $ 11,640 $ 12,377 $ 11,623 $ 10,984 $  8,833
  Liquidations . . . . . . . . $ 17,904 $ 19,736 $ 18,782 $ 17,724 $ 14,555
  Net Losses . . . . . . . . . $    478 $    434 $    353 $    272 $    196
  Net Losses as % of Average
   Net Loans . . . . . . . . .    4.11%    3.51%    3.04%    2.48%    2.22%
  Net Losses as % of
   Liquidations. . . . . . . .    2.67%    2.20%    1.88%    1.53%    1.35%


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

CREDIT INSURANCE
----------------

    When authorized to do so by the borrowers, the Company writes life, accident and health, property and automobile insurance in connection with its loans. Non-filing insurance is written on direct cash loans where the security instrument is not recorded in States where this is permitted. The Company writes such insurance as an agent for a non-affiliated insurance company.

    Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, wholly owned subsidiaries of the Company, reinsure the insurance written from the non-affiliated insurance company.




REGULATION AND SUPERVISION
--------------------------

    State laws require that each office in which a small loan business is conducted be licensed by the state and that business be conducted according to the applicable statutes and regulations. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and where applicable, the applicant must show finding of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies.
Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations issued pursuant thereto. The Company has never had any of its licenses revoked.

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

SOURCE OF FUNDS
---------------
     The sources of the Company's funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:


                                            Year Ended December 31
                                     -------------------------------------
                                     1996     1995    1994    1993    1992
                                     ----     ----    ----    ----    ----
  Bank Borrowings. . . . . . . . .     -%       -%      1%     10%     12%
  Public Senior Debt . . . . . . .    49       52      48      39      33
  Public Subordinated Debt . . . .    18       17      16      17      20
  Other Liabilities. . . . . . . .     5        5       5       6       7
  Stockholders' Equity . . . . . .    28       26      30      28      28
                                     ---      ---     ---     ---     ---
   Total . . . . . . . . . . . . .   100%     100%    100%    100%    100%
                                     ===      ===     ===     ===     ===


  Number of Investors. . . . . . . 6,333    5,925   5,486   4,400   4,195


     All of the Company's outstanding common stock is held by five related individuals and is not traded in an established public trading market.

     The Company's average interest rate on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, has been as follows:

                                            Year Ended December 31
                                   -------------------------------------
                                   1996     1995    1994    1993    1992
                                   ----     ----    ----    ----    ----
  Senior Borrowings. . . . . . . . 6.29%    6.97%   6.26%   6.24%   6.52%
  Subordinated Borrowings. . . . . 6.86     6.92    6.14    6.37    7.25
  All Borrowings . . . . . . . . . 6.67     6.96    6.25    6.29    6.82




      The Company's financial ratios relating to debt are as follows:

                                               At December 31
                                   -------------------------------------
                                   1996     1995    1994    1993    1992
                                   ----     ----    ----    ----    ----

  Total Liabilities to
   Stockholders' Equity . . . . .  2.59     2.81    2.36    2.57    2.68

  Unsubordinated Debt to
   Subordinated Debt plus
   Stockholders' Equity . . . . .  1.17     1.32    1.19    1.23    1.11

                     MANAGEMENT'S DISCUSSION OF OPERATIONS

Financial Condition:
-------------------
     The Company continued on its goal of reaching $200 million in assets on or before the year 2000 with the addition of $9.8 million in assets during 1996. Net receivables (gross receivables less unearned finance charges) was the predominate area of asset growth increasing $10.2 million (8%) to $145.7 million outstanding at December 31, 1996 from $135.5 million outstanding at December 31, 1995. Geographic expansion of the Company's operational base also continued with the opening of 16 new branch offices during the year, 6 of which were in new states. During the fourth quarter of 1996, Louisiana and Mississippi were added to the states of Alabama, Georgia and South Carolina as the Company's regional operating territory.

     Funding of the aforementioned increases in the loan portfolio and branch office expansion resulted in a $3.1 million (10%) decrease in cash and cash equivalents. Management's effort to transfer surplus funds from cash and cash equivalents into higher yielding bonds in order to maximize yields also contributed to the decrease in the Company's cash position. This portion of the decrease however, was offset by a $1.3 million (6%) increase in the Company's investment portfolio.

     The Company's investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various Georgia municipal bonds. Management has designated a significant portion of these investment securities as "available for sale" with any unrealized gain or loss accounted
for in the Company's equity section, net of deferred taxes.   Declining bond
market values during the current year offset a portion of the aforementioned increase in the investment portfolio. Volatility in bond market values resulted in a $.2 million decrease, net of deferred taxes, in the portfolio's fair market value during the year. The remainder of the investment portfolio represents securities carried at amortized cost and designated "held to maturity," as Management has both the ability and intent to hold these securities to maturity.

     Increases in sales of the Company's public debt securities caused subordinated debt to increase $4.3 million (14%) during the year just ended as compared to the prior year.

Results of Operations:
---------------------
       Gross revenues were $58.4 million during 1996 as compared to $55.2 million and $49.3 million during 1995 and 1994, respectively. This upward trend is primarily due to earnings generated from higher levels of average net outstanding receivables. Average net receivables increased $11.5 million (9%) to $137.7 million at December 31, 1996 as compared to $126.3 at December 31, 1995 due to increased consumer loan demand and the contribution from new branch offices opened during the prior two years. Although revenues increased, profit declined during the last two fiscal years as a result of higher loan loss provisions and increased costs associated with expansion of branch office locations.

Net Interest Income

       The Company's net interest margin (the margin between the amount the Company earns on loans and investments and the amount the Company pays on securities and other borrowings) increased $2.4 million (8%) during 1996 as compared to 1995 and $2.0 million (7%) during 1995 as compared to 1994. These increases in the margin spreads were primarily due to the interest income earned on the aforementioned higher levels of average net outstanding receivables and due to higher investment income.

       Interest expense had a lesser affect on the current year's margin as compared to the prior year. Although average senior and subordinated debt outstanding increased $14.1 million (12%) during the current year, lower market rates of interest enabled the Company to reduce average borrowing cost to 6.67% as compared to 6.96% during 1995. During 1995, average senior and subordinated debt outstanding increased $26.9 million (31%) as compared to 1994 and average borrowing cost increased approximately .71% resulting in a much higher increase in interest expense.

Net Insurance Income

       Net insurance income increased $.3 million (2%) and $1.2 million (10%) during the comparable periods mainly due to the aforementioned increase in average net receivables. Changes in net insurance income generally correspond to changes in the level of average net outstanding receivables. As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in-force. Higher levels of insurance in-force results in higher insurance income.

       Premium rates charged on the credit insurance offered by the Company, as agent for a non-affiliated insurance company, are governed by the insurance departments in the various states in which the Company operates. Rate reductions and term restrictions adopted by some states on various credit insurance products during previous years have affected the Company's insurance income. These rate reductions and term restrictions were significant factors in the current year's percentage increase in insurance income being lower than prior years.

       An increase in claims during 1996 also had a negative impact on the current year's insurance income.

Provision for Loan Losses

       Rising loan delinquencies and increases in personal bankruptcy filings continue to have a deteriorating impact on the credit quality of the Company's loan receivables. Net charge-offs increased $.9 million (22%) during 1996 as compared to 1995 and $1.3 million (47%) during 1995 as compared to 1994. Management is carefully monitoring the upward trend in delinquencies and bankruptcy filings and historically has been conservative in regards to the amount of the Company's loan loss reserve. As a result, the Company increased the reserve during the year just ended. This increase and the increases in net charge-offs led to the $1.6 million (35%) increase in the Company's Provision for Loan Losses during 1996. Increases in net charge-offs during 1995 also caused the $1.4 million (43%) increase in the
Company's Provision for Loan Losses during that year.   Higher levels of
average net outstanding receivables also contributed to the increases.

Other Operating Expenses

       Start-up cost and additional overhead incurred from the expansion of branch operations were major factors responsible for general operating expenses increasing $1.7 million (6%) and $3.2 million (12%) during 1996 and 1995, respectively. Other factors which contributed were increases in employee compensation based on cost-of-living and/or merit salary raises, increases in other accrued employee benefits, higher computer expenses, higher collection expenses and increased supervision expenses.

       During 1996, Management implemented a new marketing program which assists in expanding the customer base in existing locations and development of future markets. The initial setup cost of this program and the ongoing cost to maintain was also a significant factor contributing to the increase in general operating expenses during the current year.

       Other miscellaneous expenses decreased during the current year as compared to the prior year mainly due to a decrease in legal fees. Legal expenses incurred with the Alabama lawsuits (see legal proceedings) during 1995 was a significant factor contributing to the increase in miscellaneous expenses during that year as compared to 1994.

Income Taxes

       Effective income tax rates for the years ended December 31, 1996, 1995 and 1994 were 25.9%, 27.5% and 30.6%, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's overall tax rate below statutory rates. Rates have declined during the two year period ended December 31, 1996 due to the fact that the Company's insurance subsidiary earned a higher portion of the consolidated taxable income.

Liquidity:
---------
       Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management. Continued liquidity of the Company is therefore dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public and the continued availability of unused bank credit from its lenders. The previously discussed increases in net cash flows during the current year provided a positive effect on liquidity.

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

       In addition to the debt securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowings of $21.0 million. Available borrowings were $21.0 million at December 31, 1996 and 1995 relating to this agreement. The Company has an additional $2.0 million credit agreement (all of which was available at December 31, 1996 and 1995) for general operating purposes.

       Liquidity was not adversely affected by delinquent accounts even though the percentage of outstanding receivables 60 days or more past due increased to 6.4% of receivables at December 31, 1996 from 4.8% at December 31, 1995. Management continually reviews potentially uncollectible loans and evaluates the inherent risks and change in the composition of the Company's loan portfolio. Loss rates during 1996 indicated a need to increase the allowance for loan losses to provide adequate protection against increasing loan losses. The increase in the allowance did not affect liquidity as the allowance is maintained out of income, however, earnings could further be impacted if loss rates continue at the current level.

Legal Proceedings:
-----------------
       The litigious legal environment in the State of Alabama continues to be a challenge for the Company. Various legal proceedings are pending against the Company in Alabama alleging different violations of Alabama consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. During 1995 and 1996, the Company reached settlement agreements with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. The Company reached settlement agreements on four additional proceedings during the first quarter of 1997 and has begun accruing for disbursement thereof during said quarter. Although the Company and its employees deny that they are guilty of any wrongdoing or any breach of any legal obligation or duty to the claimants and recognition of the expense and uncertainty of litigation, Management felt it was in the best interest of the Company to dispose of those cases. All remaining actions are still in their early stages and their outcome is not determinable. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome.
However, Management believes that the Company's Alabama operations are in compliance with applicable regulations and that the remaining actions are without merit. The Company is diligently contesting the remaining complaints.

Other:
-----
      Management is aggressively seeking and evaluating potential new market areas as part of its expansion plans. The Company plans to open ten to twelve new offices during 1997. These openings will not have an adverse affect on liquidity, however, expansion could have a impact on earnings.

Subsequent Event:
----------------
      Effective January 1, 1997, the Company elected S Corporation status for income tax reporting purposes for the parent company (the "Parent"). The taxable income or loss of an S Corporation is includable in the individual tax returns of the stockholders of the Company. Over the years the Parent has prepaid federal and state income taxes due to certain temporary differences between reported income and expenses for financial statement purposes and for income tax purposes. The payment of these prepaid taxes has resulted in an accumulation of net deferred tax assets of approximately $3.6 million on the Company's balance sheet. Election of S Corporation status requires elimination of all such accumulated prepaid/deferred tax assets and liabilities. Accordingly, deferred income tax assets and liabilities will be eliminated and no provisions for current and deferred income taxes will be made by the Parent other than amounts related to prior years when the Parent was a taxable entity. Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company's subsidiaries. The Company will take a one-time charge of approximately $3.6 million during the first quarter of 1997 to expense the previously paid income taxes which it was not permitted to expense prior to election of becoming an S Corporation. No cash transaction is involved, however the Company's income will be negatively impacted.



                          MANAGEMENT'S REPORT
                          -------------------

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

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




TO 1st FRANKLIN FINANCIAL CORPORATION:

     We have audited the accompanying Consolidated Statements of Financial Position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related Consolidated Statements of Income and Retained Earnings and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                     s/ Arthur Andersen LLP
                                                     ----------------------
                                                       ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 21, 1997

                    1st FRANKLIN FINANCIAL CORPORATION

               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                         DECEMBER 31, 1996 AND 1995

                                  ASSETS
                                                     1996           1995
                                                 ------------   ------------
CASH AND CASH EQUIVALENTS:
  Cash and Due From Banks. . . . . . . . . . . . $  1,795,448   $  1,453,244
  Short-term Investments,
     $300,000 in trust in 1996
     and 1995 (Note 4) . . . . . . . . . . . . .   25,637,257     29,060,349
                                                 ------------   ------------
                                                   27,432,705     30,513,593
                                                 ------------   ------------
LOANS (Note 2):
  Direct Cash Loans. . . . . . . . . . . . . . .  117,140,840    107,960,069
  First Mortgage Real Estate Loans . . . . . . .   27,037,348     25,738,140
  Second Mortgage Real Estate Loans. . . . . . .    6,469,154      6,914,255
  Sales Finance Contracts. . . . . . . . . . . .   13,201,453     13,955,296
                                                 ------------   ------------
                                                  163,848,795    154,567,760

  Less: Unearned Finance Charges . . . . . . . .   18,099,070     19,049,034
        Unearned Insurance Premiums
            and Commissions. . . . . . . . . . .   10,312,385     10,244,033
        Allowance for Loan Losses. . . . . . . .    5,753,221      4,511,826
                                                 ------------   ------------
               Net Loans . . . . . . . . . . . .  129,684,119    120,762,867
                                                 ------------   ------------

MARKETABLE DEBT SECURITIES (Note 3):
  Available for Sale, at fair market value . . .   20,783,883     17,194,375
  Held to Maturity, at amortized cost. . . . . .    2,946,099      5,186,492
                                                 ------------   ------------
                                                   23,729,982     22,380,867
                                                 ------------   ------------
OTHER ASSETS:
  Land, Buildings, Equipment and Leasehold
     Improvements, less accumulated depreciation
     and amortization of $6,480,263 and
     $5,668,721 in 1996 and 1995,
     respectively (Note 5) . . . . . . . . . . .    3,457,902      2,828,801
  Prepaid Income Taxes, net (Note 9) . . . . . .    2,173,802      1,763,108
  Due from Nonaffiliated Insurance Company . . .      710,752        827,908
  Miscellaneous. . . . . . . . . . . . . . . . .    4,715,088      3,006,844
                                                 ------------   ------------
                                                   11,057,544      8,426,661
                                                 ------------   ------------

        TOTAL ASSETS . . . . . . . . . . . . . . $191,904,350   $182,083,988
                                                 ============   ============

       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       1st FRANKLIN FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                          DECEMBER 31, 1996 AND 1995

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     1996           1995
                                                 ------------   ------------
  SENIOR DEBT (Note 5):
    Senior Demand Notes, including
      accrued interest  . . . . . . . . . . . .  $ 45,535,956   $ 42,304,779
    Commercial Paper. . . . . . . . . . . . . .    48,962,123     52,944,123
    Notes Payable to Banks. . . . . . . . . . .       241,762        291,762
                                                 ------------   ------------
                                                   94,739,841     95,540,664
                                                 ------------   ------------


  ACCOUNTS PAYABLE AND ACCRUED EXPENSES . . . .     8,807,990      8,179,506
                                                 ------------   ------------


  SUBORDINATED DEBT (Note 6). . . . . . . . . .    34,942,463     30,616,915
                                                 ------------   ------------

     Total Liabilities. . . . . . . . . . . . .   138,490,294    134,337,085
                                                 ------------   ------------

  COMMITMENTS AND CONTINGENCIES (Note 7)


  STOCKHOLDERS' EQUITY:
    Preferred Stock; $100 par value;
      6,000 shares authorized; no
      shares outstanding. . . . . . . . . . . .            --             --
    Common Stock:
      Voting Shares; $100 par value;
        2,000 shares authorized;
        1,700 shares outstanding. . . . . . . .       170,000        170,000
      Non-Voting Shares; no par value;
        198,000 shares authorized; 168,300
        shares outstanding as of
        December 31, 1996; no shares
        outstanding as of December 31, 1995 . .            --             --
    Net Unrealized Gains (Losses) on
      Marketable Debt Securities
      Available for Sale. . . . . . . . . . . .        43,288        251,145
    Retained Earnings . . . . . . . . . . . . .    53,200,768     47,325,758
                                                 ------------   ------------
           Total Stockholders' Equity . . . . .    53,414,056     47,746,903
                                                 ------------   ------------
      TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY . . . . . . . . . .  $191,904,350   $182,083,988
                                                 ============   ============

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     1st FRANKLIN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                      1996           1995          1994
INTEREST INCOME:                      ----           ----          ----
  Finance Charges. . . . . . . . $ 38,094,669   $ 35,713,283   $ 32,718,152
  Investment Income. . . . . . .    2,751,712      2,481,604        949,404
                                 ------------   ------------   ------------
                                   40,846,381     38,194,887     33,667,556
                                 ------------   ------------   ------------
INTEREST EXPENSE:
  Senior Debt. . . . . . . . . .    5,774,336      5,915,519      4,057,682
  Subordinated Debt. . . . . . .    2,537,655      2,132,393      1,498,616
                                 ------------   ------------   ------------
                                    8,311,991      8,047,912      5,556,298
                                 ------------   ------------   ------------
NET INTEREST INCOME. . . . . . .   32,534,390     30,146,975     28,111,258

PROVISION FOR
  LOAN LOSSES (Note 2) . . . . .    6,266,201      4,630,853      3,238,479
                                 ------------   ------------   ------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES. . .   26,268,189     25,516,122     24,872,779
                                 ------------   ------------   ------------
NET INSURANCE INCOME:
  Premiums and Commissions . . .   17,078,994     16,533,388     15,262,466
  Insurance Claims and Expenses.   (3,816,991)    (3,584,222)    (3,518,988)
                                 ------------   ------------   ------------
                                   13,262,003     12,949,166     11,743,478
                                 ------------   ------------   ------------
OTHER REVENUE (Note 8) . . . . .      490,078        428,959        404,477
                                 ------------   ------------   ------------
OPERATING EXPENSES (Note 8):
  Personnel Expense. . . . . . .   18,850,308     17,299,383     16,147,362
  Occupancy Expense. . . . . . .    4,519,937      3,981,624      3,705,288
  Other Expense. . . . . . . . .    8,231,915      8,644,323      6,849,283
                                 ------------   ------------   ------------
                                   31,602,160     29,925,330     26,701,933
                                 ------------   ------------   ------------

INCOME BEFORE INCOME TAXES . . .    8,418,110      8,968,917     10,318,801

PROVISION FOR
  INCOME TAXES (Note 9). . . . .    2,180,358      2,462,307      3,154,184
                                 ------------   ------------   ------------
NET INCOME . . . . . . . . . . .    6,237,752      6,506,610      7,164,617

RETAINED EARNINGS, beginning . .   47,325,758     41,128,936     34,220,868
  Dividends on Common Stock. . .     (362,742)      (309,788)      (256,549)
                                 ------------   ------------   ------------
RETAINED EARNINGS, ending. . . . $ 53,200,768   $ 47,325,758   $ 41,128,936
                                 ============   ============   ============
EARNINGS PER SHARE
  Voting Common Stock; 1,700
      Shares Outstanding all
      periods. . . . . . . . . .    $   36.69      $   38.27      $   42.14
  Non-Voting Common Stock;          =========      =========      =========
      168,300 Shares
      Outstanding
      December 31, 1996. . . . .    $   36.69      $   38.27      $   42.14
                                    =========      =========      =========
        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

              Increase (Decrease) in Cash and Cash Equivalents

                                           1996          1995         1994
                                           ----          ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . .  $  6,237,752  $  6,506,610 $  7,164,617
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
  Provision for Loan Losses. . . . .     6,266,201     4,630,853    3,238,479
  Depreciation and Amortization. . .     1,126,296     1,074,992      994,896
  Prepaid Income Taxes . . . . . . .      (364,809)     (275,826)     (10,925)
  Gain on sale of marketable
     securities and equipment. . . .       (22,711)      (86,366)     (47,754)
  Increase in Miscellaneous Assets .    (1,591,088)     (616,373)     (95,653)
  Increase in Other Liabilities. . .       628,484       596,673       13,737
                                      ------------  ------------  -----------
       Net Cash Provided . . . . . .    12,280,125    11,830,563   11,257,397
                                      ------------  ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased. . .  (110,117,402) (104,735,608) (96,816,742)
  Loan payments. . . . . . . . . . .    94,929,949    88,009,063   82,396,258
  Purchases of marketable securities   (12,339,320)   (8,981,373)  (2,162,283)
  Sales of marketable securities . .     3,251,608       510,000      103,897
  Redemptions of
    marketable securities. . . . . .     7,000,000       725,000      300,000
  Principal payments on
    marketable securities. . . . . .       472,366            --           --
  Capital expenditures . . . . . . .    (1,759,762)   (1,159,373)    (851,351)
  Proceeds from sale of equipment. .        39,565        57,931       25,568
                                      ------------  ------------  -----------
       Net Cash Used . . . . . . . .   (18,522,996)  (25,574,360) (17,004,653)
                                      ------------  ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in Notes
    Payable to Banks and
    Senior Demand Notes. . . . . . .     3,181,177     8,693,829   (5,497,262)
  Commercial Paper issued. . . . . .    25,319,703    44,230,224   24,041,798
  Commercial Paper redeemed. . . . .   (29,301,703)  (24,060,678) (12,406,886)
  Subordinated Debt issued . . . . .     7,999,461    12,877,336    5,175,292
  Subordinated Debt redeemed . . . .    (3,673,913)   (3,863,077)  (4,447,341)
  Dividends Paid . . . . . . . . . .      (362,742)     (309,788)    (256,549)
                                      ------------  ------------  -----------
       Net Cash Provided . . . . . .     3,161,983    37,567,846    6,609,052
                                      ------------  ------------  -----------
NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS. . . .    (3,080,888)   23,824,049      861,796

CASH AND CASH EQUIVALENTS, beginning    30,513,593     6,689,544    5,827,748
                                      ------------  ------------  -----------
CASH AND CASH EQUIVALENTS, ending. .  $ 27,432,705  $ 30,513,593  $ 6,689,544
                                      ============  ============  ===========
Cash paid during the year for:
   Interest. . . . . . . . . . . . .  $  8,343,828  $  7,965,756  $ 5,488,335
   Income Taxes. . . . . . . . . . .  $  2,344,697  $  2,682,221  $ 3,301,461

       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      1st FRANKLIN FINANCIAL CORPORATION

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
     1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 144 branch offices.

Basis of Consolidation:
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Fair Values of Financial Instruments:

     The following methods and assumptions are used by the Company in estimating fair values for financial instruments:

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

       Senior Debt. The carrying value of the Company's senior debt approximates fair value due to the relatively short period of time between the origination of the instruments and their expected payment.

       Subordinated Debt. The carrying value of the Company's subordinated debt approximates fair value due to the repricing frequency of the debt.

Other significant assets and liabilities, which are not considered financial instruments and for which fair values have not been estimated, include premise and equipment and deferred taxes.

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

     Finance charges are precomputed and included in the gross amount of certain direct cash loans, sales finance contracts and certain real estate loans. These precomputed charges are deferred and recognized as income on an accrual basis using the Rule of 78's (which approximates the interest method). Finance charges on the other direct cash loans and real estate loans are recognized as income on a simple interest accrual basis. Income is not accrued on a loan that is more than 60 days past due.

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

Marketable Debt Securities:
     Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 1996 and 1995 as being available-for-sale. This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of taxes. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Stock Dividend:
     On January 26, 1996, the Company paid a stock dividend of 99 shares of Non-Voting Common Stock for each outstanding share of Voting Common Stock.
The Non-Voting Common Stock has terms similar to the Company's Voting Common Stock, other that its non-voting status. The consolidated financial statements for prior periods have been adjusted to reflect the effect of this dividend. All references to common shares and per share information have been restated to reflect the stock dividend.


2.   LOANS

     There were $10,523,911 and $7,408,981 of loans in a non-accrual status at December 31, 1996 and 1995, respectively.

Contractual Maturities of Loans:
     An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 1996 is as follows:

                                      1st Mortgage   2nd Mortgage      Sales
      Due In            Direct Cash   Real Estate    Real Estate      Finance
   Calendar Year           Loans         Loans          Loans        Contracts
   -------------           -----         -----          -----        ---------
      1997. . . . . .      72.17%        19.67%         17.96%         73.62%
      1998. . . . . .      24.56         17.28          18.66          21.46
      1999. . . . . .       2.26         15.97          18.02           4.35
      2000. . . . . .        .42         12.52          15.16            .31
      2001. . . . . .        .19          9.31          10.31            .26
      2002 & later           .40         25.25          19.89             --
                          ------        ------         ------         ------
                          100.00%       100.00%        100.00%        100.00%
                          ======        ======         ======         ======

     Experience of the Company has shown that a majority of its loans will be renewed many months prior to their final contractual maturity dates. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:
     During the years ended December 31, 1996 and 1995, cash collections applied to principal of loans totaled $94,929,949 and $88,009,063, respectively, and the ratios of these cash collections to average net receivables were 68.92% and 69.70%, respectively.

Allowance for Loan Losses:
     The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified potentially uncollectible loans and Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio. Such allowance is, in the opinion of Management, sufficient to provide adequate protection against possible losses in the current loan portfolio. Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral.

     When a loan becomes five installments past due, it is charged off unless management directs that it be retained as an active loan. In making this charge off evaluation, no installment is counted as being past due if at least 80% of the contractual payment has been paid. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums.

     An analysis of the allowance for the years ended December 31, 1996, 1995 and 1994 is shown in the following table:

                                       1996         1995         1994
                                    ----------   ----------   ----------
    Beginning Balance. . . . . . .  $4,511,826   $4,069,881   $3,653,121
     Provision for Loan Losses . .   6,266,201    4,630,853    3,238,479
     Bulk Purchase Accounts. . . .     118,365       20,317       49,120
     Charge-Offs . . . . . . . . .  (6,348,280)  (5,085,216)  (3,648,948)
    Recoveries . . . . . . . . . .   1,205,109      875,991      778,109
                                    ----------   ----------   ----------
    Ending Balance . . . . . . . .  $5,753,221   $4,511,826   $4,069,881
                                    ==========   ==========   ==========
3. MARKETABLE DEBT SECURITIES

   Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:
                                              Gross      Gross     Estimated
                                 Amortized Unrealized Unrealized  Fair Market
                                   Cost       Gains      Losses      Value
December 31, 1996:              -----------  --------  ---------  -----------
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . . $ 9,946,819  $ 17,969  $(106,576) $ 9,858,212
Obligations of states and
  political subdivisions. . . .  10,236,993   191,644    (30,399)  10,398,238
Corporate Securities. . . . . .     525,659    10,289     (8,515)     527,433
                                -----------  --------  ---------  -----------
                                $20,709,471  $219,902  $(145,490) $20,783,883
                                ===========  ========  =========  ===========
December 31, 1995:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . . $ 7,872,928  $ 86,713  $  (2,481) $ 7,957,160
Obligations of states and
  political subdivisions. . . .   8,467,242   233,751     (6,373)   8,694,620
Corporate Securities. . . . . .     526,051    19,413     (2,869)     542,595
                                -----------  --------  ---------  -----------
                                $16,866,221  $339,877  $ (11,723) $17,194,375
                                ===========  ========  =========  ===========

     Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent to hold such securities to maturity. The amortized cost and estimated fair market values of these debt securities are as follows:
                                              Gross      Gross      Estimated
                                Amortized  Unrealized  Unrealized  Fair Market
                                  Cost        Gains     Losses       Value
December 31, 1996:             -----------  ---------  ---------  -----------
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies .  $ 2,490,068  $  23,057   $    --   $ 2,513,125
Obligations of states and
  political subdivisions. . .      456,031     12,457        --       468,488
                               -----------  ---------   -------   -----------
                               $ 2,946,099  $  35,514   $    --   $ 2,981,613
                               ===========  =========   =======   ===========

December 31, 1995:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies .  $ 4,731,712  $  94,860   $(2,666)  $ 4,823,906
Obligations of states and
  political subdivisions  . .      454,780     17,197        --       471,977
                               -----------  ---------   -------   -----------
                               $ 5,186,492  $ 112,057   $(2,666)  $ 5,295,883
                               ===========  =========   =======   ===========

     The amortized cost and estimated fair market values of marketable debt securities at December 31, 1996, by contractual maturity, are shown below:

                               Available for Sale        Held to Maturity
                             -----------------------  -----------------------
                                          Estimated                 Estimated
                              Amortized  Fair Market    Amortized  Fair Market
                                 Cost       Value         Cost        Value
                                 ----       -----         ----        -----
 Due in one year or less . . $   324,991 $   325,763  $ 2,248,602 $ 2,267,266
 Due after one year
   through five years. . . .   4,831,973   4,862,807      697,497     714,347
 Due after five years
   through ten years . . . .  12,490,908  12,542,207           --          --
 Due after ten years . . . .   3,061,599   3,053,106           --          --
                             ----------- -----------  ----------- -----------
                             $20,709,471 $20,783,883  $ 2,946,099 $ 2,981,613
                             =========== ===========  =========== ===========

    Proceeds from sales of investments in debt securities available for sale during 1996 were $3,251,608. Gross gains of $13,473 and gross losses of $(14,544) were realized on these sales.

    Proceeds from sales of investments in debt securities available for sale during 1995 were $510,000. Gross gains of $16,240 and gross losses of $(-0-) were realized on these sales.


4.  PLEDGED ASSETS

    At December 31, 1996, certain Short-term Investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.

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

    The Credit Agreement has a commitment termination date of June 30 in any year in which written notice of termination is given by the banks. If written notice is given in accordance with the agreement, the outstanding balance of the loans shall be paid in full on the date which is three and one half years after the commitment termination date. The banks also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the agreement or in June of any calendar year if the financial condition of the Company becomes unsatisfactory to the banks. Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio.

    The Company has an additional Credit Agreement for $2,000,000 which is used for general operating purposes. This agreement provides for borrowings on an unsecured basis at 1/8% above the prime rate of interest and has a termination date of July 1, 1997.

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

    Additional data related to the Company's Senior Debt is as follows:
                          Weighted
                          Average        Maximum      Average      Weighted
                          Interest       Amount       Amount        Average
  Year Ended            Rate at end   Outstanding   Outstanding  Interest Rate
  December 31             of Year     During Year   During Year   During Year
  -----------             -------     -----------   -----------   -----------
  1996                               (In thousands, except % data)
  ----
  Bank. . . . . . . . .     5.95%        $   291      $   267        5.98%
  Senior Notes. . . . .     5.92          49,406       42,836        5.92
  Commercial Paper. . .     6.51          52,944       48,432        6.60
    All Categories. . .     6.22          95,541       91,535        6.28

  1995:
  ----
  Bank. . . . . . . . .     6.30%        $   716      $   346        6.32%
  Senior Notes. . . . .     5.92          47,068       37,661        6.14
  Commercial Paper. . .     6.80          57,175       46,022        7.50
      All Categories. .     6.41          96,006       84,029        6.89

  1994:
  ----
  Bank. . . . . . . . .     7.41%        $12,714      $ 4,966        6.56%
  Senior Notes. . . . .     6.28          34,595       31,930        6.07
  Commercial Paper. . .     7.39          33,095       26,454        6.67
      All Categories. .     6.84          67,650       63,350        6.36

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

    Interest rate information on the Subordinated Debt at December 31 is as follows:

           Weighted Average Rate at          Weighted Average Rate
                End of Year                       During Year
          ------------------------          ------------------------
          1996      1995      1994          1996      1995      1994
          ----      ----      ----          ----      ----      ----
          6.81%     7.41%     6.54%         7.03%     7.28%     6.36%


    Maturity information on the Company's Subordinated Debt at December 31, 1996 is as follows:

                                           Amount Maturing
                               ---------------------------------------
                               Based on Maturity     Based on Interest
                                     Date            Adjustment Period
                               -----------------     -----------------
      1997 . . . . . . . . . .    $ 4,449,800           $27,405,943
      1998 . . . . . . . . . .      5,169,534             4,145,510
      1999 . . . . . . . . . .     13,824,734             2,508,637
      2000 . . . . . . . . . .     11,498,395               882,373
                                  -----------           -----------
                                  $34,942,463           $34,942,463
                                  ===========           ===========

7.  COMMITMENTS AND CONTINGENCIES

    The Company's operations are carried on in locations which are occupied under lease agreements. The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years. Rent expense was $1,531,183, $1,346,606 and $1,257,977 for the years ended
December 31, 1996, 1995 and 1994, respectively. Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 1996, amounts to $1,597,157 for 1997, $1,364,880 for 1998,
$1,013,396 for 1999, $728,645 for 2000, $406,263 for 2001 and $567,217 for
the year 2002 and beyond.  The total commitment is $5,677,558.

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


8.  RELATED PARTY TRANSACTIONS

    Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 1996, 1995 and 1994 related to these agreements was $63,800 each year, which in Management's opinion approximates the Company's actual cost of these services.

    Liberty leases its office space and equipment from the Company for $4,200 per month, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

    At December 31, 1996, the Company maintained $2,300,000 of certificates of deposit with Liberty at market rates and terms. The Company also had $1,609,087 in demand deposits with Liberty at December 31, 1996.

    The Company leases a portion of its properties (see Note 7) for an aggregate of $13,250 per month from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.



9.  INCOME TAXES

    The Provision for Income Taxes for the years ended December 31, 1996, 1995 and 1994 is made up of the following components:

                                  1996            1995           1994
                                  ----            ----           ----
    Current - Federal . . . . $ 2,353,773     $ 2,481,300     $ 2,786,238
    Current - State . . . . .     191,394         256,833         378,871
                              -----------     -----------     -----------
      Total Current . . . . .   2,545,167       2,738,133       3,165,109
                              -----------     -----------     -----------
    Prepaid - Federal . . . .    (309,371)       (226,199)         38,652
    Prepaid - State . . . . .     (55,438)        (49,627)        (49,577)
                              -----------     -----------     -----------
      Total Prepaid . . . . .    (364,809)       (275,826)        (10,925)
                              -----------     -----------     -----------
         Total Provision. . . $ 2,180,358     $ 2,462,307     $ 3,154,184
                              ===========     ===========     ===========

    Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 1996 and 1995:


                                             Deferred Tax
                                          Assets (Liabilities)
                                          -------------------
                                           1996          1995
                                          -----          ----

     Depreciation . . . . . . . . . . $  (69,428)    $ (113,895)
     Provision for Loan Losses. . . .  2,141,474      1,701,311
     Insurance Commissions  . . . . .   (596,196)      (639,585)
     Unearned Premium Reserves. . . .    489,892        616,758
     Unrealized Gains on
       Marketable Debt Securities . .    (31,124)       (77,009)
     Other. . . . . . . . . . . . . .    239,184        275,528
                                      ----------     ----------
                                      $2,173,802     $1,763,108
                                      ==========     ==========

    The Company's effective tax rate for the years ended December 31, 1996, 1995 and 1994 is analyzed as follows:
                                              1996       1995       1994
                                              ----       ----       ----
     Statutory Federal income tax rate . . .  34.0%      34.0%      34.0%
     State income tax, net of Federal
       tax effect. . . . . . . . . . . . . .   1.1        1.5        2.1
     Net tax effect of IRS regulations
       on life insurance subsidiary. . . . .  (7.9)      (6.8)      (4.9)
     Other items . . . . . . . . . . . . . .  (1.3)      (1.2)       (.6)
                                              ----       ----       ----
        Effective Tax Rate . . . . . . . . .  25.9%      27.5%      30.6%
                                              ====       ====       ====



10.  SUBSEQUENT EVENT

   Effective January 1, 1997, the Company elected S Corporation status for income tax reporting purposes for the parent company (the "Parent"). The taxable income or loss of an S Corporation is includable in the individual tax returns of the stockholders of the Company. Accordingly, deferred income tax assets and liabilities will be eliminated and no provisions for current and deferred income taxes will be made by the Parent other than amounts related to prior years when the Parent was a taxable entity. Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company's subsidiaries. The Company estimates that a charge of approximately $3.6 million will be required to recognize the effect of the S Corporation election during the year ending December 31, 1997.

                   1st FRANKLIN FINANCIAL CORPORATION


                              ***********

                                 PHOTO

                              ***********


          (Two children wearing FirsTimers Club baseball caps)

        Saving money is fun, just ask our FirsTimers Club members!

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors

                            Principal Occupation,             Has Served as a
        Name                Title and Company                 Director Since
        ----                --------------------              --------------
  W. Richard Acree     President, Acree Oil Company,                1970
                         Toccoa, Georgia

  Ben F. Cheek, III    Chairman of Board,                           1967
                         1st Franklin Financial Corporation

  Lorene M. Cheek      Housewife                                    1946

  Jack D. Stovall      President,                                   1983
                         Stovall Building Supplies, Inc.

  Robert E. Thompson   Physician, Toccoa Clinic                     1970


Executive Officers
                                                               Served in this
       Name               Position with Company                Position Since
       ----               ---------------------                --------------
  Ben F. Cheek, III    Chairman of Board                            1989

  T. Bruce Childs      President                                    1989

  Lynn E. Cox          Secretary                                    1989

  A. Roger Guimond     Vice President
                         and Chief Financial Officer                1991

  Linda L. Sessa       Treasurer                                    1989


                            CORPORATE INFORMATION

  Corporate Offices           General Counsel          Independent Accountants
  -----------------           ---------------          -----------------------
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

                 INSIDE BACK COVER PAGE OF ANNUAL REPORT



                           BRANCH OPERATIONS

Division I                                 Division III
----------                                 ------------
Northeast Georgia & South Carolina:        Alabama, Louisiana, Mississippi and
Isabel S. Vickery, Senior Vice President     Northeast Georgia:
Ronald F. Morrow, Area Vice President      Jack R. Coker, Vice President
Regina K. Bond, Supervisor                 Robert J. Canfield, Area Vice
K. Donald Floyd, Supervisor                   President
Michael D. Lyles, Supervisor               J. Michael Culpepper, Area Vice
Melvin L. Osley, Supervisor                   President
Virginia K. Palmer, Supervisor             Susan C. Cantrell, Supervisor
Edward T. Pulsifer, Supervisor             Tony E. Ellison, Supervisor
Timothy M. Schmotz, Supervisor             Jack L. Hobgood, Supervisor
Barbara W. Sims, Supervisor                Terry E. Honeycutt, Supervisor
Stewart C. York, Supervisor                Johnny M. McEntyre, Supervisor
Barbara W. Sims, Supervisor                R. Darryl Parker, Supervisor
Stewart C. York, Supervisor                Julia A. Paul, Supervisor
                                           Henrietta R. Reathford, Supervisor
Division II                                David N. Reynolds, Supervisor
-----------                                Bobby T. Seawright, Supervisor
Central & South Georgia:                   R. Gaines Snow, Supervisor
A. Jarrell Coffee, Vice President
Donald C. Carter, Supervisor
James E. Davis, Supervisor                 ADMINISTRATION
Judy A. Landon, Supervisor                 --------------
Jeffrey C. Lee, Supervisor                 Ben F. Cheek, IV, Statistics &
Thomas C. Lennon, Supervisor                 Planning
Dianne H. Moore, Supervisor                Lynn E. Cox, Investment Center
Marcus C. Thomas, Supervisor               Samuel P. Greer, Internal Audit
                                           Phoebe P. Martin, Human Resources &
                                             Marketing
                                           Pamela S. Rickman, Operations
                                             Coordinator
                                           Linda L. Sessa, Data Processing