Form 10-K, Exhibit 13
period 1997-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 1998-03-30
CIK 38723

Exhibit 13




                    1st FRANKLIN FINANCIAL CORPORATION

                              ANNUAL REPORT


                            DECEMBER 31, 1997




                               FRONT COVER

 (Photo of the Company Management Team Attending Annual Managers' Meeting)



                 INSIDE FRONT COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

             1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

                                 ALABAMA
                                 -------
Alexander City  Birmingham   Enterprise   Hamilton      Muscle Shoals   Scottsboro
Andalusia       Clanton      Fayette      Huntsville    Opp             Selma
Arab            Cullman      Florence     Jasper        Ozark           Sylacauga
Athens          Decatur      Gadsden      Madison       Prattville      Troy
Bessemer        Dothan       Geneva       Moulton       Russellville(2) Tuscaloosa
                                 GEORGIA
                                 -------
Adel            Calhoun      Covington    Greensboro    Manchester      Savannah
Albany          Canton       Cumming      Griffin       McDonough       Statesboro
Alma            Carrollton   Dallas       Hartwell      McRae           Swainsboro
Americus        Cartersville Dalton       Hawkinsville  Milledgeville   Sylvania
Arlington **    Cedartown    Dawson       Hazlehurst    Monroe          Sylvester
Athens (2)      Chatsworth   Douglas      Hinesville    Montezuma       Thomaston
Bainbridge      Clarkesville Douglasville Hogansville   Monticello      Thomson
Barnesville     Claxton      East Ellijay Jackson       Moultrie        Tifton
Baxley          Clayton      Eastman      Jasper        Nashville       Toccoa
Blakely         Cleveland    Elberton     Jefferson     Newnan          Valdosta
Blue Ridge      Cochran      Forsyth      Jesup         Perry           Vidalia
Bremen          Commerce     Fort Valley  LaGrange      Richmond Hill   Warner Robins
Brunswick       Conyers      Gainesville  Lavonia       Rome            Washington
Buford          Cordele      Garden City  Lawrenceville Royston         Waycross
Butler          Cornelia     Georgetown   Madison       Sandersville    Winder
Cairo
                                          LOUISIANA
                                 ---------
Alexandria      Jena         Marksville   Natchitoches  Pineville

                                MISSISSIPPI
                                -----------
Bay St. Louis   Columbia     Gulfport     Jackson       Pearl
Carthage        Grenada      Hattiesburg  McComb **     Picayune

                               SOUTH CAROLINA
                               --------------
Aiken           Columbia     Gaffney      Lancaster     Rock Hill       York
Anderson        Conway       Greenville   Laurens       Seneca
Cayce           Easley       Greenwood    Marion        Spartanburg
Clemson         Florence     Greer        Orangeburg    Union

-----------------------------
**  Opened first quarter 1998


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




                                 THE COMPANY

   1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 92 branch offices in Georgia, 31 in Alabama, 21 in South Carolina, 10 in Mississippi and 5 in Louisiana. At December 31, 1997, the Company had 596 employees.

   As of December 31, 1997, the resources of the Company were invested principally in loans which comprised 66% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

                              JASPER, GEORGIA

                 1997 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


                          *********************
                        ** PICTURE OF EMPLOYEES **
                          *********************


This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Jasper Staff for this significant achievement. The Friendly Franklin Folks salute you!

TO OUR INVESTORS, EMPLOYEES AND FRIENDS:

   As you review the enclosed report, I feel that you are going to find that 1997 was a year which contained both rewards and challenges for 1st Franklin Financial. In many respects it was a year filled with contrasts: from the thrill of achieving our long-term goal three years ahead of schedule - - to the disappointment of increasing credit losses due primarily to the continuing rise in personal bankruptcies. Certainly it was a year that kept all of the "Friendly Franklin Folks" very busy.

   Our goal of reaching $200 million in assets by the year 2000 was met and exceeded on December 31, 1997. This was an exciting achievement for all of us, as was the addition of thirteen new branch offices during the year: one in Alabama, four in Louisiana, four in Mississippi and four in South Carolina. We are expecting these new offices to make a very positive impact on our earnings growth during the coming years as will those we are planning for the new year 1998.

   Solid growth continued in our Investment Center, with our overall investments showing a 5% increase over 1996. Our investors are vital members of the overall 1st Franklin team and we are grateful daily for the confidence and support they express in our company.

   Hopefully, many of you were able to attend the opening of our expanded Home Office building and Toccoa branch office during the fall of 1997. The addition of this new facility has allowed us to concentrate all of the Home Office support into one tight geographic location. It also provides our Toccoa branch office customers with a newer and more convenient location.
We feel this will enable us to deliver better and quicker service to our branches and to our loan customers as we continue to grow in the years ahead.

   As previously mentioned, our primary challenge during the year was the ever increasing number of personal bankruptcies in the southeastern United
States. This, of course, resulted in the Company sustaining higher credit losses. These increased losses, along with the planned for and expected start-up costs associated with the new branches, reduced our pre-tax earnings for the year by 20%. We are now aggressively reviewing our own company procedures in order to be sure that we are continuing to extend credit in a thoughtful and careful manner.

   The greatest pleasure I receive each year in writing this letter is the opportunity to express my sincere thanks to those of you our customers, employees, investors, bankers and other friends who make each year memorable and successful. 1998 is going to be a great year with your continued help and support.


                                                  Very sincerely yours,

                                                  s/ Ben F. Cheek, III
                                                  --------------------
                                                   Ben F. Cheek, III
                                                  Chairman of the Board

               SELECTED CONSOLIDATED FINANCIAL INFORMATION

  Set forth below is selected consolidated financial data of the Company. This information should be read in conjunction with "Management's Discussion of Operations" and the more detailed financial statements and notes thereto included herein.


                                             Year Ended December 31
                              ------------------------------------------------
                                 1997      1996      1995      1994      1993
                                 ----      ----      ----      ----      ----
                                        (In 000's, except ratio data)

Selected Income Statement Data:

Revenues . . . . . . . . . . .$ 61,498  $ 58,415  $ 55,157  $ 49,334  $ 41,625
Net Interest Income. . . . . .  34,470    32,534    30,147    28,111    23,449
Interest Expense . . . . . . .   8,801     8,312     8,048     5,556     4,910
Provision for
  Loan Losses. . . . . . . . .   6,916     6,266     4,631     3,238     2,407
Income Before
  Income Taxes . . . . . . . .   6,744     8,418     8,969    10,319     8,322
Net Income . . . . . . . . . .   1,816     6,238     6,507     7,165     5,891
Ratio of Earnings to
  Fixed Charges. . . . . . . .    1.72      1.95      2.06      2.73      2.58


Selected Balance Sheet Data:

Loans, Net . . . . . . . . . .$132,701  $129,684  $120,763  $108,667  $ 97,485
Total Assets . . . . . . . . . 201,166   191,904   182,084   136,468   123,661
Senior Debt. . . . . . . . . .  98,930    94,740    95,541    66,677    60,540
Subordinated Debt. . . . . . .  37,247    34,942    30,617    21,603    20,875
Stockholders' Equity . . . . .  54,734    53,414    47,747    40,605    34,678
Ratio of Total Liabilities
  to Stockholders' Equity. . .    2.68      2.59      2.81      2.36      2.57

                                BUSINESS

     The Company is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various retail dealers. At December 31, 1997, direct cash loans comprised 74% of the Company's outstanding loans, real estate loans 19% and sales finance contracts 7%.

     In connection with this business, the Company writes credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

     The following table shows the sources of the Company's earned finance charges over each of the past five periods:

                                             Year Ended December 31
                               -----------------------------------------------
                                 1997      1996      1995      1994      1993
                                 ----      ----      ----      ----      ----
                                                (In thousands)

Direct Cash Loans. . . . . . . $30,566   $28,440   $25,898   $22,962   $18,618
Real Estate Loans  . . . . . .   7,196     7,238     7,058     7,284     6,722
Sales Finance Contracts. . . .   2,268     2,417     2,757     2,472     2,249
                               -------   -------   -------   -------   -------
   Total Finance Charges . . . $40,030   $38,095   $35,713   $32,718   $27,589
                               =======   =======   =======   =======   =======

     Direct cash loans are made primarily to people who need money for some unusual or unforeseen expense or for the purpose of paying off an accumulation of small debts or for the purchase of furniture and appliances. These loans are repayable in 6 to 48 monthly installments and generally do not exceed $5,000 in principal amount. The loans are generally secured by personal property, motor vehicles and/or real estate. Interest and fees charged on these loans are in compliance with applicable federal and state laws.

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

     Prior to the making of a loan, a credit investigation is undertaken to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the customer. In granting the loan, the Company is granted a security interest in real or personal property of the borrower. In making direct cash loans, emphasis is placed upon the customer's ability to repay rather than upon the potential resale value of the underlying security. In making real estate and sales finance loans, however, more emphasis is placed upon the marketability and value of the underlying collateral.
                                     -5-

     The Company competes with several national and regional finance companies, as well as a variety of local finance companies in the communities which it serves. The Company believes it competes effectively in the market place primarily based on its emphasis on customer service.

     The business of the Company consists mainly of the making of loans to salaried people and wage earners who depend on their earnings to make their repayments. The continued profitable operation of the Company will therefore depend to a large extent on the continued employment of these people and their ability to meet their obligations as they become due. In the event of a sustained recession or a significant downturn in business with consequent unemployment or continued increases in the number of personal bankruptcies among the Company's typical customer base, the Company's collection ratios and profitability could be detrimentally affected.

     The average annual yield on loans made by the Company (the % of finance charges earned to average net outstanding balance) has been as follows:


                                             Year Ended December 31
                                   -----------------------------------------
                                    1997     1996     1995     1994     1993
                                    ----     ----     ----     ----     ----
Direct Cash Loans. . . . . . . .   30.25%   30.75%   31.26%   31.76%   31.81%
Real Estate Loans. . . . . . . .   21.76    21.53    22.73    24.37    22.70
Sales Finance Contracts. . . . .   20.97    20.77    22.28    21.27    20.47




  Information regarding the Company's operations:



                                                As of December 31
                                  ------------------------------------------
                                    1997     1996     1995     1994     1993
                                    ----     ----     ----     ----     ----
Number of Branch Offices . . . .     157      144      128      117      112
Number of Employees  . . . . . .     596      575      527      473      456
Average Total Loans
  Outstanding Per
  Branch ( in 000's) . . . . . .  $1,064   $1,138   $1,208   $1,202   $1,124
Average Number of Loans
  Outstanding Per Branch . . . .     644      701      765      814      778

DESCRIPTION OF LOANS
                                            Year Ended December 31
                             -------------------------------------------------
                                1997      1996      1995      1994      1993
                                ----      ----      ----      ----      ----
DIRECT CASH LOANS:
-----------------
Number of Loans Made
  to New Borrowers . . . . .   28,656    27,636    25,840    26,616    24,978
Number of Loans Made
  to Former Borrowers. . . .   14,626    14,410    14,740    13,185    11,710
Number of Loans Made
  to Present Borrowers . . .   65,096    63,329    61,304    60,014    54,311
Total Number of Loans
  Made . . . . . . . . . . .  108,378   105,375   101,884    99,815    90,999
Total Volume of Loans
  Made (in 000's). . . . . . $180,541  $173,196  $164,034  $150,658  $127,103
Average Size of
  Loans Made . . . . . . . . $  1,666  $  1,644  $  1,610  $  1,509  $  1,397
Number of Loans
  Outstanding. . . . . . . .   83,264    80,733    76,549    72,993    66,209
Total of Loans
  Outstanding (in 000's) . . $123,039  $117,141  $107,960  $ 96,620  $ 82,595
Percent of Total Loans . . .       74%       72%       70%       69%       66%
Average Balance on
  Outstanding Loans. . . . . $  1,478  $  1,451  $  1,410  $  1,324  $  1,247

REAL ESTATE LOANS:
-----------------
Total Number of Loans
  Made . . . . . . . . . . .    2,155     2,240     2,674     2,264     2,315
Total Volume of Loans
  Made (in 000's). . . . . . $ 22,921  $ 22,398  $ 22,379  $ 18,755  $ 20,330
Average Size of
  Loans Made . . . . . . . . $ 10,636  $  9,999  $  8,369  $  8,284  $  8,782
Number of Loans
  Outstanding. . . . . . . .    4,101     4,214     4,188     3,811     3,930
Total of Loans
  Outstanding (in 000's) . . $ 32,630  $ 33,507  $ 32,653  $ 29,150  $ 30,174
Percent of Total Loans . . .       19%       20%       21%       21%       24%
Average Balance on
   Outstanding Loans . . . . $  7,957  $  7,951  $  7,797  $  7,649  $  7,678

SALES FINANCE CONTRACTS:
-----------------------
Number of Contracts
  Purchased. . . . . . . . .   14,662    17,499    19,195    21,744    20,726
Total Volume of Contracts
  Purchased (in 000's) . . . $ 15,034  $ 17,150  $ 18,885  $ 20,489  $ 18,770
Average Size of Contracts
  Purchased. . . . . . . . . $  1,025  $    980  $    984  $    942  $    906
Number of Contracts
  Outstanding. . . . . . . .   13,801    15,941    17,151    18,395    17,020
Total of Contracts
  Outstanding (in 000's) . . $ 11,334  $ 13,201  $ 13,955  $ 14,806  $ 13,099
Percent of Total Loans . . .        7%        8%        9%       10%       10%
Average Balance on
  Outstanding Contracts. . . $    821  $    828  $    814  $    805  $    770

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING


                                          Year Ended December 31
                             ------------------------------------------------
                               1997      1996      1995      1994      1993
                               ----      ----      ----      ----      ----
                                              (in thousands)

                                              LOANS ACQUIRED

DIRECT CASH LOANS. . . . . . $177,844  $169,825  $164,034  $150,217  $127,084
REAL ESTATE LOANS. . . . . .   21,532    20,971    22,000    17,916    19,485
SALES FINANCE CONTRACTS. . .   13,943    16,131    17,676    19,386    17,759
NET BULK PURCHASES . . . . .    5,177     5,818     1,588     2,383     1,875
                             --------  --------  --------  --------  --------
TOTAL LOANS ACQUIRED . . . . $218,496  $212,745  $205,298  $189,902  $166,203
                             ========  ========  ========  ========  ========

                                            LOANS LIQUIDATED

DIRECT CASH LOANS. . . . . . $174,643  $164,016  $152,694  $136,633  $110,068
REAL ESTATE LOANS. . . . . .   23,798    21,544    18,876    19,779    18,327
SALES FINANCE CONTRACTS. . .   16,901    17,904    19,736    18,782    17,724
                             --------  --------  --------  --------  --------
TOTAL LOANS LIQUIDATED . . . $215,342  $203,464  $191,306  $175,194  $146,119
                             ========  ========  ========  ========  ========

                                           LOANS OUTSTANDING

DIRECT CASH LOANS. . . . . . $123,039  $117,141  $107,960  $ 96,620  $ 82,595
REAL ESTATE LOANS. . . . . .   32,630    33,507    32,653    29,150    30,174
SALES FINANCE CONTRACTS. . .   11,334    13,201    13,955    14,806    13,099
                             --------  --------  --------  --------  --------
TOTAL LOANS OUTSTANDING. . . $167,003  $163,849  $154,568  $140,576  $125,868
                             ========  ========  ========  ========  ========

                                      UNEARNED FINANCE CHARGES

DIRECT CASH LOANS. . . . . . $ 16,062  $ 16,270  $ 17,030  $ 16,114  $ 14,125
REAL ESTATE LOANS. . . . . .       84        --        12        43        65
SALES FINANCE CONTRACTS. . .    1,504     1,829     2,007     2,140     1,832
                             --------  --------  --------  --------  --------
TOTAL UNEARNED
  FINANCE CHARGES. . . . . . $ 17,650  $ 18,099  $ 19,049  $ 18,297  $ 16,022
                             ========  ========  ========  ========  ========

DELINQUENCIES

     Delinquent accounts are classified at the end of each month according to the number of installments past due at that time, based on the original or extended terms of the contract. When 80% of an installment has been paid, it is not considered delinquent for the purpose of this classification.
When three installments are past due, the account is classified as being 60-89 days past due; when four or more installments are past due the account is classified as being 90 days or more past due.

     The table below shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans.


                                                As of December 31
                                 --------------------------------------------
                                  1997     1996     1995      1994      1993
                                  ----     ----     ----      ----      ----
                                         (in thousands, except % data)
DIRECT CASH LOANS:
  60-89 Days Past Due. . . . . . $2,593   $2,404   $1,914    $1,353    $1,120
  Percentage of Outstanding. . .  2.11%    2.05%    1.77%     1.40%     1.36%
  90 Days or More Past Due . . . $5,137   $5,419   $3,286    $2,482    $1,781
  Percentage of Outstanding. . .  4.18%    4.63%    3.04%     2.57%     2.16%


REAL ESTATE LOANS:
  60-89 Days Past Due. . . . . . $  432   $  426   $  254    $  299    $  439
  Percentage of Outstanding. . .  1.33%    1.27%     .78%     1.03%     1.46%
  90 Days or More Past Due . . .   $932   $1,334   $1,196    $  919    $1,206
  Percentage of Outstanding. . .  2.86%    3.98%    3.66%     3.15%     4.00%


SALES FINANCE CONTRACTS:
  60-89 Days Past Due. . . . . . $  285   $  339   $  295    $  281    $  195
  Percentage of Outstanding. . .  2.52%    2.57%    2.11%     1.90%     1.49%
  90 Days or More Past Due . . .   $439   $  602   $  463    $  293    $  298
  Percentage of Outstanding. . .  3.87%    4.56%    3.32%     1.98%     2.27%

LOSS EXPERIENCE

     Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customer's loans) are shown in the following table:


                                           Year Ended December 31
                             ------------------------------------------------
                               1997      1996      1995      1994      1993
                               ----      ----      ----      ----      ----
                                       (in thousands, except % data)

                                 DIRECT CASH LOANS

Average Net Loans. . . . . . $101,051  $ 92,489  $ 82,847  $ 72,298  $ 58,538
Liquidations . . . . . . . . $174,643  $164,016  $152,694  $136,633  $110,068
Net Losses . . . . . . . . . $  5,992  $  4,617  $  3,753  $  2,475  $  1,582
Net Losses as % of Average
  Net Loans. . . . . . . . .    5.93%     4.99%     4.53%     3.42%     2.70%
Net Losses as % of
  Liquidations . . . . . . .    3.43%     2.81%     2.46%     1.81%     1.44%


                                 REAL ESTATE LOANS

Average Net Loans. . . . . . $ 33,066  $ 33,614  $ 31,050  $ 29,889  $ 29,608
Liquidations . . . . . . . . $ 23,798  $ 21,544  $ 18,876  $ 19,779  $ 18,327
Net Losses . . . . . . . . . $    141  $     49  $     22  $     43  $     20
Net Losses as % of Average
  Net Loans. . . . . . . . .     .43%      .15%      .07%      .14%      .07%
Net Losses as % of
  Liquidations . . . . . . .     .59%      .23%      .12%      .22%      .11%


                              SALES FINANCE CONTRACTS

Average Net Loans. . . . . . $ 10,817  $ 11,640  $ 12,377  $ 11,623  $ 10,984
Liquidations . . . . . . . . $ 16,901  $ 17,904  $ 19,736  $ 18,782  $ 17,724
Net Losses . . . . . . . . . $    714  $    478  $    434  $    353  $    272
Net Losses as % of Average
  Net Loans. . . . . . . . .    6.60%     4.11%     3.51%     3.04%     2.48%
Net Losses as % of
  Liquidations . . . . . . .    4.22%     2.67%     2.20%     1.88%     1.53%



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

CREDIT INSURANCE
----------------

     When authorized to do so by the borrowers, the Company writes various credit insurance products in connection with its loans. The Company writes such insurance as an agent for a non-affiliated insurance company.

     Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, wholly owned subsidiaries of the Company, reinsure the insurance written from the non-affiliated insurance company.



REGULATION AND SUPERVISION
--------------------------

     State laws require that each office in which a small loan business is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show finding of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations issued pursuant thereto. The Company has never had any of its licenses revoked.

     All lending operations are carried on under the provisions of the Federal Consumer Credit Protection Act ("Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act. The Truth-in-Lending Act requires disclosure to the customer of the finance charge, the annual percentage rate, the total of payments and other information on all loans.

     A Federal Trade Commission ruling prevents the Company and other consumer lenders from using certain household goods as collateral on direct cash loans. The Company collateralizes such loans with non-household goods such as automobiles, boats and other exempt items.

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

SOURCE OF FUNDS
---------------

The sources of the Company's funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:

                                            Year Ended December 31
                                   ----------------------------------------
                                   1997     1996     1995     1994     1993
                                   ----     ----     ----     ----     ----
Bank Borrowings. . . . . . . . .     -%       -%       -%       1%      10%
Public Senior Debt . . . . . . .    49       49       52       48       39
Public Subordinated Debt . . . .    19       18       17       16       17
Other Liabilities. . . . . . . .     5        5        5        5        6
Stockholders' Equity . . . . . .    27       28       26       30       28
                                   ---      ---      ---      ---      ---
  Total. . . . . . . . . . . . .   100%     100%     100%     100%     100%
                                   ===      ===      ===      ===      ===


Number of Investors. . . . . . . 6,732    6,333    5,925    5,486    4,400


     All of the Company's outstanding common stock is held by five related individuals and is not traded in an established public trading market.


     The Company's average interest rate on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, has been as follows:

                                            Year Ended December 31
                                   ----------------------------------------
                                   1997     1996     1995     1994     1993
                                   ----     ----     ----     ----     ----
Senior Borrowings. . . . . . . .   6.12%    6.29%    6.97%    6.26%    6.24%
Subordinated Borrowings. . . . .   6.58     6.86     6.92     6.14     6.37
All Borrowings . . . . . . . . .   6.25     6.67     6.96     6.25     6.29



     The Company's financial ratios relating to debt are as follows:

                                                At December 31
                                   ----------------------------------------
                                   1997     1996     1995     1994     1993
                                   ----     ----     ----     ----     ----
Total Liabilities to
  Stockholders' Equity . . . . .   2.68     2.59     2.81     2.36     2.57

Unsubordinated Debt to
  Subordinated Debt plus
  Stockholders' Equity . . . . .   1.19     1.17     1.32     1.19     1.23

                    MANAGEMENT'S DISCUSSION OF OPERATIONS

Financial Condition:
-------------------
     Although the Company continued to strengthen its balance sheet, overall revenues increased and the Company achieved a profit in 1997, the results of the year failed to meet Management's objectives. Growth in receivables fell below expectations, loan losses continued to increase and the Company did not meet profit goals. Competitive pressures and escalating bankruptcies among customers were just some of the factors negatively impacting the outcome of 1997. In spite of the disappointments, there were objectives successfully achieved. One highlight of 1997 was the achievement of a long range goal set by the Company back in 1988. This goal was for the Company to have $200 million in assets on or before the year 2000. At December 31, 1997, total assets were $201.2 million as compared to $191.9 million at December 31, 1996, representing a $9.3 million (5%) increase during the current year. Expansion goals were also met with the opening of 13 new branch office locations. Management is optimistic about 1998. A renewed emphasis on marketing strategies and penetration of new market areas should get the Company back on track in meeting its short and long range goals.

     The growth in assets was primarily due to a $9.2 million (39%) increase in the Company's investment portfolio. Funding from sales of the Company's debt securities exceeded funds required for operations, thereby creating a surplus of cash. In an attempt to maximize yields, Management invested these surplus funds in investment securities. The Company's investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various Georgia municipal bonds. Management has designated a significant portion of these investment securities as "available for sale" with any unrealized gain or loss accounted for in the Company's equity section, net of deferred taxes for those investments held by the Company's
insurance subsidiaries.   Rising bond market values during the current year
also contributed to the increase in the investment portfolio. Increases in bond market values resulted in a $.3 million increase, net of deferred taxes for those investments held by the insurance subsidiaries, in the portfolio's fair market value during the year. The remainder of the investment portfolio represents securities carried at amortized cost and designated "held to maturity," as Management has both the ability and intent to hold these securities to maturity.

     Other Assets, which represents fixed assets, prepaid expenses, miscellaneous receivables and other miscellaneous assets, declined $.7 million (6%) during 1997 mainly as a result of two events. The Company expanded its home office headquarters by renovating a building adjacent to property on which the home office is located. At the same time, the Company upgraded its in-house computer hardware and software systems. The renovation and technology enhancements were the major cause of the $1.4 million (41%) increase in the category "Land, Buildings, Equipment and Leasehold Improvements" under Other Assets. However, this increase was offset and Other Assets actually declined due to the elimination of $3.6 million in accumulated prepaid/deferred tax assets as a result of election of S Corporation status for income tax reporting purposes. See "Income Taxes" for further details.

     The aforementioned increases in sales of the Company's public debt securities caused senior debt to increase $4.2 million (4%) and subordinated debt to increase $2.3 million (7%) during 1997 as compared to 1996.

Results of Operations:
---------------------
     Although growth in the Company's loan portfolio did not meet desired levels, average net receivables (gross receivables less unearned finance charges) did post gains of $3.6 million (2%) during 1997 as compared to 1996. During 1996 average net receivables increased $11.5 million (9%) as compared to 1995. This growth was mainly due to the 29 branch facilities opened during the two years just ended. The Company's primary source of revenue was and continues to be interest income generated from loan receivables and higher levels of average net receivables generally lead to higher revenues. Gross revenues were $61.5 million during 1997 as compared to $58.4 million and $55.2 million during 1996 and 1995, respectively.

     Increased interest expense, higher loan losses and increased costs associated with expansion of branch office locations counteracted the increases in gross revenues during the last two years resulting in a downward trend in profits. Income before income taxes was $6.7 million, $8.4 million and $9.0 million for the years ended December 31, 1997, 1996 and 1995, respectively.

Net Interest Income

     Being a financial institution, the principal source of earnings revolves around the Company's net interest margin (the margin between the amount the Company earns on loans and investments and the amount the Company pays on securities and other borrowings). The margin is affected by various factors such as the volume, mix and maturity of earning assets as compared to interest-bearing liabilities; volatility of market rates of interest; and asset quality. Net interest income increased $1.9 million (6%) during 1997 as compared to 1996 and $2.4 million (8%) during 1996 as compared to 1995. These increases in the margin spreads were primarily due to the interest income earned on the aforementioned higher levels of average net outstanding receivables and due to higher investment income.

     Average senior and subordinated debt outstanding increased $9.8 million (8%) during 1997 as compared to 1996 and $14.1 million (12%) during 1996 as compared to 1995. Although average borrowings increased, lower market rates of interest enabled the Company to reduce average borrowing costs thereby keeping increases in interest expense to nominal amounts. The Company's average interest rate on borrowings declined to 6.25% during 1997 as compared to 6.67% and 6.96% during 1996 and 1995, respectively.

Provision for Loan Losses

     Data released by the Administrative Office of the U.S. Courts showed more Americans filed for bankruptcy in 1997 than ever before, with some 1.35 million individuals filing during the year just ended as compared to 1.2 million filing during the prior year. The Company and the industry as a whole continue to experience repercussions from this upward trend in bankruptcy filings. Rising bankruptcies and increased loan write-offs are having a deteriorating impact on the credit quality of the Company's loan receivables. Net charge-offs increased $1.7 million (33%) during 1997 as compared to 1996 and $.9 million (22%) during 1996 as compared to 1995. Management is carefully monitoring the upward trend in bankruptcy filings in addition to problem delinquencies and historically has been conservative in regards to the amount of the Company's loan loss reserve. As a result, the Company increased the reserve during the each of the two years just ended. The increase in the reserve and the increases in net charge-offs led to the $.6 million (10%) increase in the Company's Provision for Loan Losses during 1997 as compared to 1996 and to the $1.6 million increase during 1996 as compared to 1995.

Other Operating Expenses

     Management believes expansion of the Company's geographic base is vital for continued growth. However, development of new branch offices is costly. New offices typically require 12 to 24 months to become established and begin contributing to the profits of the Company. Start-up costs and additional overhead incurred from the expansion of branch operations during the two years just ended were major factors responsible for general operating expenses increasing $3.4 million (11%) and $1.7 million (6%) during 1997 and 1996, respectively. Other factors which contributed were increases in employee compensation based on cost-of-living and/or merit salary raises, increases in other accrued employee benefits, higher computer expenses, higher collection expenses and increased supervision expenses.

     A new marketing program implemented by the Company in 1996 continued to be expanded and fine tuned during 1997 targeting potential market segments. The initial setup cost in 1996 and the ongoing cost to maintain the program also contributed to the increase in general operating expenses during the two year period just ended.

     Legal expenses incurred in connection with the Alabama lawsuits was another factor adding to the increase in other operating expenses during
1997 and 1996.   Settlement agreements were reached with certain borrowers
who had previous asserted claims or had stated their intention to file claims against the Company. Although the Company and its employees deny that they are guilty of any wrongdoing or any breach of a legal obligation or duty to the claimants, Management, in recognition of the expense and uncertainty of litigation, felt it was in the best interest of the Company to dispose of those cases.
                                    -14-

Income Taxes

     Effective income tax rates for the years ended December 31, 1997, 1996 and 1995 were 73.1%, 25.9% and 27.5%, respectively. The rate was higher during 1997 as a result of the Company electing S Corporation status for income tax reporting purposes for 1st Franklin Financial Corporation, the parent company (the "Parent"). The taxable income or loss of an S Corporation is includable in the individual tax returns of the stockholders of the Company. Over the years the Parent had prepaid federal and state income taxes due to certain temporary differences between reported income and expenses for financial statement purposes and for income tax purposes. Election of S Corporation status required elimination of all accumulated prepaid/deferred tax assets and liabilities. Accordingly, deferred income tax assets and liabilities were eliminated and no provisions for current and deferred income taxes were made by the Parent other than amounts related to prior years when the Parent was a taxable entity. Deferred income tax assets and liabilities continue to be recognized and provisions for current and deferred income taxes continue to be made by the Company's subsidiaries. The Company took a one-time charge of approximately $3.6 million during the first quarter of 1997 to expense the previously paid income taxes which it was not permitted to expense prior to election of becoming an S Corporation.

     Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's overall tax rate below statutory rates. Rates declined during the period ended December 31, 1996 due to the fact that the Company's life insurance subsidiary earned a higher portion of the consolidated taxable income.

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

     In addition to the debt securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowings of $21.0 million. Available borrowings were $21.0 million at December 31, 1997 and 1996 relating to this agreement. The Company has an additional $2.0 million credit agreement (all of which was available at December 31, 1997 and 1996) for general operating purposes.

     Liquidity was not adversely affected by the aforementioned increase in loan losses during 1997. Management continually reviews potentially uncollectible loans and evaluates the inherent risks and change in the composition of the Company's loan portfolio. Loss rates during 1997 and 1996 indicated a need to increase the allowance for loan losses to provide adequate protection against increasing loan losses. The increases in the allowance did not affect liquidity as the allowance is maintained out of income; however, earnings could be further impacted if loss rates continue at the current level.

Legal Proceedings:
-----------------
     Various legal proceedings are pending against the Company in Alabama and Georgia alleging violations of consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting the remaining complaints.
                                    -15

Year 2000 Date Conversion:
-------------------------
     During the last two years the Company has been identifying and evaluating the impact of the Year 2000 issue. This issue affects computer systems that have time-sensitive programs that may not properly recognize the date codes for the year 2000. This could result in major system failures or miscalculations. During the technology upgrades made in 1997, the Company was careful to ensure Year 2000 compliance. Management has already received compliance certificates from some of the major software vendors with which it does business. Others are in the process of making the required changes. In addition, the Company is communicating with service bureaus it outsources with to ensure they are addressing the Year 2000 issue. The Company expects to be fully compliant and tested during 1998. If necessary modifications and conversions are not completed in a timely manner, the Year 2000 issue could have a material adverse effect on the operations of the Company.

New Accounting Standards:
------------------------
     In February 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 128, "Earnings per Share", that specifies the computation, presentation and disclosure requirements for earnings per share. The Company adopted the new Standard in the quarter ended December 31, 1997.
Per share amounts reported under SFAS No. 128 were the same as those calculated and presented under APB Opinion 15.

     In June 1997, the FASB issued Financial Accounting Standard Number 130 (SFAS 130) "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Based on current accounting standards, this new accounting statement is not expected to have a material impact on the Company's consolidated financial statements. The Company will adopt this accounting standard in 1998.

     Also in June 1997, the FASB issued Financial Accounting Standard Number 131 (SFAS 131) "Disclosure about Segments of an Enterprise and Related Information," effective for financial statements beginning after December 15, 1997. This statement requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance. Disclosures for each segment are similar to those required under current standards, with the addition of certain quarterly disclosure requirements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt this accounting standard in 1998.


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

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO 1st FRANKLIN FINANCIAL CORPORATION:

     We have audited the accompanying Consolidated Statements of Financial Position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1997 and 1996, and the related Consolidated Statements of Income and Retained Earnings and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                     s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 26, 1998

                       1st FRANKLIN FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                          DECEMBER 31, 1997 AND 1996

                                    ASSETS

                                                     1997            1996
                                                     ----            ----
CASH AND CASH EQUIVALENTS:
  Cash and Due From Banks. . . . . . . . . . .  $  1,894,366    $  1,795,448
  Short-term Investments, $300,000
    in trust in 1997 and 1996 (Note 4) . . . .    23,227,711      25,637,257
                                                ------------    ------------
                                                  25,122,077      27,432,705
                                                ------------    ------------
LOANS (Note 2):
  Direct Cash Loans. . . . . . . . . . . . . .   123,038,889     117,140,840
  First Mortgage Real Estate Loans . . . . . .    26,730,352      27,037,348
  Second Mortgage Real Estate Loans. . . . . .     5,899,901       6,469,154
  Sales Finance Contracts. . . . . . . . . . .    11,333,638      13,201,453
                                                ------------    ------------
                                                 167,002,780     163,848,795

  Less: Unearned Finance Charges . . . . . . .    17,649,653      18,099,070
        Unearned Insurance Premiums
        and Commissions. . . . . . . . . . . .    10,683,061      10,312,385
        Allowance for Loan Losses. . . . . . .     5,968,818       5,753,221
                                                ------------    ------------
             Net Loans . . . . . . . . . . . .   132,701,248     129,684,119
                                                ------------    ------------

MARKETABLE DEBT SECURITIES (Note 3):
  Available for Sale, at fair market value . .    31,688,998      20,783,883
  Held to Maturity, at amortized cost. . . . .     1,252,757       2,946,099
                                                ------------    ------------
                                                  32,941,755      23,729,982
                                                ------------    ------------
OTHER ASSETS:
  Land, Buildings, Equipment and Leasehold
     Improvements, less accumulated
     depreciation and amortization of
     $7,427,927 and $6,480,263 in 1997 and
     1996, respectively (Note 5) . . . . . . .     4,888,671       3,457,902
  Prepaid Income Taxes, net (Note 9) . . . . .            --       2,173,802
  Due from Nonaffiliated Insurance Company . .       915,387         710,752
  Miscellaneous. . . . . . . . . . . . . . . .     4,596,434       4,715,088
                                                ------------    ------------
                                                  10,400,492      11,057,544
                                                ------------    ------------
            TOTAL ASSETS . . . . . . . . . . .  $201,165,572    $191,904,350
                                                ============    ============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       1st FRANKLIN FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                          DECEMBER 31, 1997 AND 1996

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                       1997           1996
                                                       ----           ----
SENIOR DEBT (Note 5):
  Senior Demand Notes, including
   accrued interest. . . . . . . . . . . . . . .  $ 50,877,380   $ 45,535,956
  Commercial Paper . . . . . . . . . . . . . . .    47,860,445     48,962,123
  Notes Payable to Banks . . . . . . . . . . . .       191,762        241,762
                                                  ------------   ------------
                                                    98,929,587     94,739,841
                                                  ------------   ------------


ACCOUNTS PAYABLE AND ACCRUED EXPENSES. . . . . .    10,255,315      8,807,990
                                                  ------------   ------------


SUBORDINATED DEBT (Note 6) . . . . . . . . . . .    37,246,521     34,942,463
                                                  ------------   ------------

     Total Liabilities . . . . . . . . . . . . .   146,431,423    138,490,294
                                                  ------------   ------------

COMMITMENTS AND CONTINGENCIES (Note 7)


STOCKHOLDERS' EQUITY:
  Preferred Stock; $100 par value, 6,000
    shares authorized; no shares outstanding . .           --              --
  Common Stock:
    Voting Shares; $100 par value;
      2,000 shares authorized;
      1,700 shares outstanding. . . . . . . . . .      170,000        170,000
    Non-Voting Shares; no par value; 198,000
      shares authorized; 168,300 shares outstanding
      as of December 31, 1997 and 1996. . . . . .           --             --
    Net Unrealized Gains on Marketable
      Debt Securities Available for Sale. . . . .      342,810         43,288
  Retained Earnings . . . . . . . . . . . . . . .   54,221,339     53,200,768
                                                  ------------   ------------
        Total Stockholders' Equity. . . . . . . .   54,734,149     53,414,056
                                                  ------------   ------------

            TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY . . . . . . . . $201,165,572   $191,904,350
                                                  ============   ============


        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                   1st FRANKLIN FINANCIAL CORPORATION
          CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
           FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                        1997           1996           1995
INTEREST INCOME:                        ----           ----           ----
  Finance Charges . . . . . . . .   $40,030,163    $38,094,669    $35,713,283
  Investment Income . . . . . . .     3,241,054      2,751,712      2,481,604
                                    -----------    -----------    -----------
                                     43,271,217     40,846,381     38,194,887
                                    -----------    -----------    -----------
INTEREST EXPENSE:
  Senior Debt . . . . . . . . . .     6,128,495      5,774,336      5,915,519
  Subordinated Debt . . . . . . .     2,672,987      2,537,655      2,132,393
                                    -----------    -----------    -----------
                                      8,801,482      8,311,991      8,047,912
                                    -----------    -----------    -----------
NET INTEREST INCOME . . . . . . .    34,469,735     32,534,390     30,146,975

PROVISION FOR
  LOAN LOSSES (Note 2). . . . . .     6,915,794      6,266,201      4,630,853
                                    -----------    -----------    -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES . . .    27,553,941     26,268,189     25,516,122
                                    -----------    -----------    -----------
NET INSURANCE INCOME:
  Premiums and Commissions. . . .    17,655,350     17,078,994     16,533,388
  Insurance Claims and Expenses .    (4,077,775)    (3,816,991)    (3,584,222)
                                    -----------    -----------    -----------
                                     13,577,575     13,262,003     12,949,166
                                    -----------    -----------    -----------

OTHER REVENUE (Note 8). . . . . .       571,837        490,078        428,959
                                    -----------    -----------    -----------
OPERATING EXPENSES (Note 8):
  Personnel Expense . . . . . . .    20,330,220     18,850,308     17,299,383
  Occupancy Expense . . . . . . .     5,084,344      4,519,937      3,981,624
  Other Expense . . . . . . . . .     9,544,449      8,231,915      8,644,323
                                    -----------    -----------    -----------
                                     34,959,013     31,602,160     29,925,330
                                    -----------    -----------    -----------

INCOME BEFORE INCOME TAXES. . . .     6,744,340      8,418,110      8,968,917

PROVISION FOR
  INCOME TAXES (Note 9) . . . . .     4,928,030      2,180,358      2,462,307
                                    -----------    -----------    -----------
NET INCOME. . . . . . . . . . . .     1,816,310      6,237,752      6,506,610

RETAINED EARNINGS, beginning. . .    53,200,768     47,325,758     41,128,936
  Dividends on Common Stock . . .      (795,739)      (362,742)      (309,788)
                                    -----------    -----------    -----------
RETAINED EARNINGS, ending . . . .   $54,221,339    $53,200,768    $47,325,758
                                    ===========    ===========    ===========
EARNINGS PER SHARE
  Voting Common Stock;
    1,700 Shares Outstanding
    all periods . . . . . . . . .       $ 10.68        $ 36.69        $ 38.27
  Non-Voting Common Stock;              =======        =======        =======
    168,300 Shares
    Outstanding all periods . . .       $ 10.68        $ 36.69        $ 38.27
                                        =======        =======        =======

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                    -20-

                     1st FRANKLIN FINANCIAL CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                Increase (Decrease) in Cash and Cash Equivalents

                                           1997          1996          1995
                                           ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . . .$  1,816,310  $  6,237,752  $  6,506,610
  Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Provision for Loan Losses . . . . .   6,915,794     6,266,201     4,630,853
   Depreciation and Amortization . . .   1,202,836     1,126,296     1,074,992
   Prepaid Income Taxes. . . . . . . .   3,661,156      (364,809)     (275,826)
   Gain on sale of marketable
     securities and equipment. . . . .     (12,492)      (22,711)      (86,366)
   Increase in Miscellaneous Assets. .    (285,244)   (1,591,088)     (616,373)
   Increase in Other Liabilities . . .      67,560       628,484       596,673
                                      ------------  ------------  ------------
       Net Cash Provided . . . . . . .  13,365,920    12,280,125    11,830,563
                                      ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased. . . .(114,175,268) (110,117,402) (104,735,608)
  Loan payments. . . . . . . . . . . . 104,242,345    94,929,949    88,009,063
  Purchases of marketable securities . (28,845,752)  (12,339,320)   (8,981,373)
  Sales of marketable securities . . .          --     3,251,608       510,000
  Redemptions of
    marketable securities. . . . . . .  19,645,000     7,000,000       725,000
  Principal payments on
    marketable securities. . . . . . .     365,678       472,366            --
  Capital expenditures . . . . . . . .  (2,677,986)   (1,759,762)   (1,159,373)
  Proceeds from sale of equipment. . .      71,370        39,565        57,931
                                      ------------  ------------  ------------
       Net Cash Used . . . . . . . . . (21,374,613)  (18,522,996)  (25,574,360)
                                      ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in Notes Payable to
   Banks and Senior Demand Notes . . .   5,291,424     3,181,177     8,693,829
  Commercial Paper issued. . . . . . .  29,816,406    25,319,703    44,230,224
  Commercial Paper redeemed. . . . . . (30,918,084)  (29,301,703)  (24,060,678)
  Subordinated Debt issued . . . . . .   6,877,593     7,999,461    12,877,336
  Subordinated Debt redeemed . . . . .  (4,573,535)   (3,673,913)   (3,863,077)
  Dividends / Distributions Paid . . .    (795,739)     (362,742)     (309,788)
                                      ------------  ------------  ------------
       Net Cash Provided . . . . . . .   5,698,065     3,161,983    37,567,846
                                      ------------  ------------  ------------
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS. . . . . .  (2,310,628)   (3,080,888)   23,824,049

CASH AND CASH EQUIVALENTS, beginning .  27,432,705    30,513,593     6,689,544
                                      ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, ending. . .$ 25,122,077  $ 27,432,705  $ 30,513,593
                                      ============  ============  ============
Cash paid during the year for:
  Interest . . . . . . . . . . . . . .$  8,670,194  $  8,343,828  $  7,965,756
  Income Taxes . . . . . . . . . . . .$  1,550,958  $  2,344,697  $  2,682,221

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                     -21-

                    1st FRANKLIN FINANCIAL CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
     1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 157 branch offices. (See inside front cover for branch office locations.)

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

Other significant assets and liabilities, which are not considered financial instruments and for which fair values have not been estimated, include premises and equipment and deferred taxes.

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

     The property and casualty credit insurance policies written by the Company are reinsured by the property and casualty insurance subsidiary. The premiums are deferred and earned on a Rule of 78's basis (which approximates the pro-rata method).

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

Income Taxes:
     No provision for income taxes has been made for the Company since it elected S Corporation status in 1997. The Company's insurance subsidiaries remain taxable and deferred income taxes are provided where applicable. (Note 9)

Collateral Held for Resale:
     When the Company takes possession of the collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance. Any losses incurred at that time are charged against the Allowance for Loan Losses.

Bulk Purchases:
     A bulk purchase is a group of loans purchased by the Company from another lender. Bulk purchases are recorded at the outstanding loan balance and an allowance for losses is established in accordance with management's evaluation of the specific loans purchased and their comparability to similar type loans in the Company's existing portfolio.
                                    -23-

     For loans with precomputed charges, unearned finance charges are also recorded based on the Rule of 78's (which approximates the interest method). Any difference between the purchase price of the loans and their net balance (outstanding balance less allowance for losses and unearned finance charges) is amortized or accreted to income over the average life of the loans purchased.

Marketable Debt Securities:
     Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 1997 and 1996 as being available-for-sale. This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of applicable taxes. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Stock Dividend:
     On January 26, 1996, the Company paid a stock dividend of 99 shares of Non-Voting Common Stock for each outstanding share of Voting Common Stock. The Non-Voting Common Stock has terms similar to the Company's Voting Common Stock, other than its non-voting status. The consolidated financial statements for prior periods have been adjusted to reflect the effect of this dividend. All references to common shares and per share information have been restated to reflect the stock dividend.

Earnings per Share Information:
     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share", that specifies the computation, presentation and disclosure requirements for earnings per share. The Company adopted the new Standard in the quarter ended December 31, 1997. Per share amounts reported under SFAS 128 were the same as those calculated and presented under APB Opinion 15.

2.   LOANS

     There were $9,819,348 and $10,523,911 of loans in a non-accrual status at December 31, 1997 and 1996, respectively.

Contractual Maturities of Loans:
     An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December
31, 1997 is as follows:

                                   1st Mortgage   2nd Mortgage     Sales
        Due In       Direct Cash    Real Estate   Real Estate      Finance
    Calendar Year        Loans         Loans          Loans       Contracts
    -------------        -----         -----          -----       ---------
          1998. . . . .  72.38%        18.84%         20.17%        74.28%
          1999. . . . .  24.09         17.70          19.63         21.23
          2000. . . . .   2.22         16.10          18.59          3.63
          2001. . . . .    .60         12.63          14.87           .41
          2002. . . . .    .26          9.49           9.24           .20
          2003 & later.    .45         25.24          17.50           .25
                        ------        ------         ------        ------
                        100.00%       100.00%        100.00%       100.00%
                        ======        ======         ======        ======

     Experience of the Company has shown that a majority of its loans will be renewed many months prior to their final contractual maturity dates. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:
     During the years ended December 31, 1997 and 1996, cash collections applied to principal of loans totaled $104,242,345 and $94,929,949, respectively, and the ratios of these cash collections to average net receivables were 71.92% and 68.92%, respectively.
                                    -24-

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

     An analysis of the allowance for the years ended December 31, 1997, 1996 and 1995 is shown in the following table:
                                          1997         1996         1995
                                       ----------   ----------   ----------
       Beginning Balance . . . . . . . $5,753,221   $4,511,826   $4,069,881
         Provision for Loan Losses . .  6,915,794    6,266,201    4,630,853
         Bulk Purchase Accounts. . . .    146,606      118,365       20,317
         Charge-Offs . . . . . . . . . (8,257,856)  (6,348,280)  (5,085,216)
         Recoveries. . . . . . . . . .  1,411,053    1,205,109      875,991
                                       ----------   ----------   ----------
       Ending Balance. . . . . . . . . $5,968,818   $5,753,221   $4,511,826
                                       ==========   ==========   ==========

3.   MARKETABLE DEBT SECURITIES

     Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:
                                             Gross       Gross      Estimated
                                Amortized  Unrealized  Unrealized  Fair Market
                                  Cost       Gains       Losses       Value
                                  ----       -----       ------       -----
December 31, 1997:
U.S. Treasury Securities and
  obligations of U.S.
  government corporations
  and agencies . . . . . . . . $16,905,147  $ 48,754  $ (21,016)   $16,932,885
Obligations of states and
  political subdivisions . . .  13,372,979   430,307       (105)    13,803,181
Corporate Securities . . . . .     945,263     9,358     (1,689)       952,932
                               -----------  --------  ---------    -----------
                               $31,223,389  $488,419  $ (22,810)   $31,688,998
                               ===========  ========  =========    ===========
December 31, 1996:
U.S. Treasury Securities and
  obligations of U.S.
  government corporations
  and agencies . . . . . . . . $ 9,946,819  $ 17,969  $(106,576)   $ 9,858,212
Obligations of states and
  political subdivisions . . .  10,236,993   191,644    (30,399)    10,398,238
Corporate Securities . . . . .     525,659    10,289     (8,515)       527,433
                               -----------  --------  ---------    -----------
                               $20,709,471  $219,902  $(145,490)   $20,783,883
                               ===========  ========  =========    ===========
                                     -25-

      Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent to hold such securities to maturity. The amortized cost and estimated fair market values of these debt securities are as follows:

                                               Gross      Gross     Estimated
                                  Amortized Unrealized Unrealized  Fair Market
                                     Cost      Gains      Losses      Value
                                     ----      -----      ------      -----
December 31, 1997:
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . . $  495,537  $ 4,072   $    --     $  499,609
Obligations of states and
  political subdivisions . . . .    757,220    8,225        --        765,445
                                 ----------  -------   -------     ----------
                                 $1,252,757  $12,297   $    --     $1,265,054
                                 ==========  =======   =======     ==========

December 31, 1996:
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . . $2,490,068  $23,057   $    --     $2,513,125
Obligations of states and
  political subdivisions . . . .    456,031   12,457        --        468,488
                                 ----------  -------   -------     ----------
                                 $2,946,099  $35,514   $    --     $2,981,613
                                 ==========  =======   =======     ==========


     The amortized cost and estimated fair market values of marketable debt securities at December 31, 1997, by contractual maturity, are shown below:

                                Available for Sale         Held to Maturity
                             -------------------------  ----------------------
                                            Estimated                Estimated
                              Amortized    Fair Market  Amortized  Fair Market
                                 Cost         Value        Cost        Value
                                 ----         -----        ----        -----
  Due in one year or less. . $ 1,000,552  $ 1,001,406   $  495,742  $  499,043
  Due after one year
    through five years . . .  14,972,460   15,090,920      757,015     766,011
  Due after five years
    through ten years. . . .  12,339,596   12,570,708           --          --
  Due after ten years. . . .   2,910,781    3,025,964           --          --
                             -----------  -----------   ----------  ----------
                             $31,223,389  $31,688,998   $1,252,757  $1,265,054
                             ===========  ===========   ==========  ==========

      Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 1997 were $19,645,000. Gross gains of $2,837 and gross losses of $(3,782) were realized on these redemptions. There were no proceeds generated due to sales of investment securities.

      Proceeds from sales of investments in debt securities available for sale during 1996 were $3,251,608. Gross gains of $13,473 and gross losses of $(14,544) were realized on these sales.


4.     PLEDGED ASSETS

  At December 31, 1997, certain Short-term Investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.

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

    The Company has an additional Credit Agreement for $2,000,000 which is used for general operating purposes. This agreement provides for borrowings on an unsecured basis at 1/8% above the prime rate of interest and has a termination date of July 1, 1998.

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

    Additional data related to the Company's Senior Debt is as follows:

                        Weighted
                        Average       Maximum        Average        Weighted
                        Interest       Amount        Amount         Average
 Year Ended           Rate at end    Outstanding   Outstanding   Interest Rate
 December 31            of Year     During Year    During Year    During Year
 ------------           -------     -----------    -----------    -----------
                                  (In thousands, except % data)
 1997:
 Bank . . . . . . . .     5.95%      $     241       $    217          5.95%
 Senior Notes . . . .     5.92          52,383         47,814          5.92
 Commercial Paper . .     6.52          53,372         50,164          6.52
   All Categories . .     6.21         101,302         98,195          6.23

 1996:
 Bank . . . . . . . .     5.95%      $     291       $    267          5.98%
 Senior Notes . . . .     5.92          49,406         42,836          5.92
 Commercial Paper . .     6.51          52,944         48,432          6.60
   All Categories . .     6.22          95,541         91,535          6.28

 1995:
 Bank . . . . . . . .     6.30%      $     716       $    346          6.32%
 Senior Notes . . . .     5.92          47,068         37,661          6.14
 Commercial Paper . .     6.80          57,175         46,022          7.50
   All Categories . .     6.41          96,006         84,029          6.89
                                    -27-

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

    Interest rate information on the Subordinated Debt at December 31 is as follows:

                 Weighted Average Rate at      Weighted Average Rate
                        End of Year                 During Year
                 ------------------------      ---------------------
                   1997    1996    1995          1997    1996   1995
                   ----    ----    ----          ----    ----   ----
                   6.61%   6.81%    7.41%        6.68%   7.03%  7.28%


    Maturity information on the Company's Subordinated Debt at December 31, 1997 is as follows:

                                         Amount Maturing
                              -------------------------------------
                              Based on Maturity   Based on Interest
                                     Date         Adjustment Period
                              -----------------   -----------------
             1998. . . . . . .   $ 4,695,854         $26,764,774
             1999. . . . . . .    11,183,056           9,135,376
             2000. . . . . . .     8,686,709             837,984
             2001. . . . . . .    12,680,902             508,387
                                 -----------         -----------
                                 $37,246,521         $37,246,521
                                 ===========         ===========

7.  COMMITMENTS AND CONTINGENCIES

    The Company's operations are carried on in locations which are occupied under lease agreements. The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years. Rent expense was $1,807,899, $1,531,183 and $1,346,606 for the years ended
December 31, 1997, 1996 and 1995, respectively. Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 1997, amounts to $1,805,303 for 1998, $1,462,825 for 1999,
$1,147,549 for 2000, $755,310 for 2001, $667,468 for 2002 and $106,720 for
the year 2003 and beyond.  The total commitment is $5,945,175.

    The Company is defendant in several lawsuits arising in the course of its normal business activities in the state of Alabama. Each of the complaints seek compensatory and punitive damages. During the current year, the Company reached settlement agreements with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. All remaining actions are still in their early stages
                                     -28-
and their outcome currently is not determinable. Management is vigorously defending these actions. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome. However, Management believes that the Company's Alabama operations are in compliance with applicable regulations, and therefore that the suits are without merit and that the resolutions of the suits should not have a material effect on the Company.

8.  RELATED PARTY TRANSACTIONS

    Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 1997, 1996 and 1995 related to these agreements was $63,800 each year, which in Management's opinion approximates the Company's actual cost of these services.

    Liberty leases its office space and equipment from the Company for $5,000 per month, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

    At December 31, 1997, the Company maintained $2,100,000 of certificates of deposit with Liberty at market rates and terms. The Company also had $1,724,229 in demand deposits with Liberty at December 31, 1997.

    The Company leases a portion of its properties (see Note 7) for an aggregate of $13,250 per month from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

9.  INCOME TAXES

    Effective January 1, 1997, the Company elected S Corporation status for income tax reporting purposes for the parent company (the "Parent"). The taxable income or loss of an S Corporation is includable in the individual tax returns of the stockholders of the Company. Accordingly, deferred income tax assets and liabilities were eliminated and no provisions for current and deferred income taxes were made by the Parent other than amounts related to prior years when the Parent was a taxable entity and for amounts attributable to state income taxes for the state of Louisiana, which does not recognize S Corporation status for income tax reporting purposes. Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company's subsidiaries. The Company took a one-time charge of $3.6 million during 1997 in order to recognize the effect of the S Corporation election.

    The Provision for Income Taxes for the years ended December 31, 1997, 1996 and 1995 is made up of the following components:

                                     1997           1996            1995
                                 -----------    -----------     -----------
  Current - Federal . . . . . .  $ 1,251,502    $ 2,353,773     $ 2,481,300
  Current - State . . . . . . .       15,371        191,394         256,833
                                 -----------    -----------     -----------
     Total Current. . . . . . .    1,266,873      2,545,167       2,738,133
                                 -----------    -----------     -----------
  Prepaid - Federal . . . . . .    3,343,020       (309,371)       (226,199)
  Prepaid - State . . . . . . .      318,137        (55,438)        (49,627)
                                 -----------    -----------     -----------
     Total Prepaid. . . . . . .    3,661,157       (364,809)       (275,826)
                                 -----------    -----------     -----------
         Total Provision. . . .  $ 4,928,030    $ 2,180,358     $ 2,462,307
                                 ===========    ===========     ===========
                                       -29-

     Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 1997 and 1996:

                                                    Deferred Tax
                                                Assets (Liabilities)
                                           ----------------------------
                                                1997            1996
                                           -----------      -----------
       Depreciation . . . . . . . . . . .  $        14      $   (69,428)
       Provision for Loan Losses. . . . .           37        2,141,474
       Insurance Commissions  . . . . . .   (1,960,573)        (596,196)
       Unearned Premium Reserves. . . . .      523,446          489,892
       Unrealized Gains on
         Marketable Debt Securities . . .     (122,799)         (31,124)
       Other. . . . . . . . . . . . . . .      (19,127)         239,184
                                           -----------      -----------
                                           $(1,579,030)     $ 2,173,802
                                           ===========      ===========


    The Company's effective tax rate for the years ended December 31, 1997, 1996 and 1995 is analyzed as follows:

                                              1997      1996      1995
                                              ----      ----      ----

    Statutory Federal income tax rate . . .   34.0%     34.0%     34.0%
    State income tax, net of Federal
      tax effect. . . . . . . . . . . . . .    3.3       1.1       1.5
    Net tax effect of IRS regulations
      on life insurance subsidiary. . . . .   (8.9)     (7.9)     (6.8)
    Tax effect of Company
      electing S Corpation status . . . . .   53.7        --        --
    Other items . . . . . . . . . . . . . .   (9.0)     (1.3)     (1.2)
                                              ----      ----      ----
        Effective Tax Rate. . . . . . . . .   73.1%     25.9%     27.5%
                                              ====      ====      ====

                      1st FRANKLIN FINANCIAL CORPORATION


                                  ***********

                                     PHOTO

    (INVESTMENT CENTER STAFF AND A VISITING PRE-SCHOOL CLASS AT HALLOWEEN)

                      DIRECTORS AND EXECUTIVE OFFICERS

Directors

                                Principal Occupation,         Has Served as a
      Name                       Title and Company             Director Since
      ----                       -----------------             --------------
Ben F. Cheek, III         Chairman of Board,                        1967
                          1st Franklin Financial Corporation

Lorene M. Cheek           Housewife                                 1946

Jack D. Stovall           President,                                1983
                          Stovall Building Supplies, Inc.

Robert E. Thompson        Physician, Toccoa Clinic                  1970


Executive Officers
                                                                Served in this
      Name                   Position with Company              Position Since
      ----                   ---------------------              --------------
Ben F. Cheek, III         Chairman of Board                         1989

T. Bruce Childs           President                                 1989

Lynn E. Cox               Secretary                                 1989

A. Roger Guimond          Vice President
                           and Chief Financial Officer              1991

Linda L. Sessa            Treasurer                                 1989


                         CORPORATE INFORMATION

Corporate Offices           General Counsel            Independent Accountants
-----------------           ---------------            -----------------------
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

                    INSIDE BACK COVER PAGE OF ANNUAL REPORT



                              BRANCH OPERATIONS

Division I                                 Division III
----------                                 ------------
Northeast Georgia & South Carolina:        Alabama, Louisiana, Mississippi and
Isabel S. Vickery, Senior Vice President   Northeast Georgia:
Ronald F. Morrow, Area Vice President      Jack R. Coker, Vice President
Regina K. Bond, Supervisor                 Robert J. Canfield, Area Vice
K. Donald Floyd, Supervisor                    President
Brian L. McSwain, Supervisor               J. Michael Culpepper, Area Vice
Michael D. Lyles, Supervisor                   President
Melvin L. Osley, Supervisor                Susan C. Cantrell, Supervisor
Virginia K. Palmer, Supervisor             Ronald E. Byerly, Supervisor
Timothy M. Schmotz, Supervisor             Sandra S. Gray, Supervisor
Barbara W. Sims, Supervisor                Jack L. Hobgood, Supervisor
                                           Bruce S. Hooper, Supervisor
                                           Janice B. Hyde, Supervisor
                                           Johnny M. McEntyre, Supervisor
                                           R. Darryl Parker, Supervisor
Division II                                Henrietta R. Reathford, Supervisor
-----------                                R. Gaines Snow, Supervisor
Central & South Georgia:
A. Jarrell Coffee, Vice President
Donald C. Carter, Supervisor
Judy A. Landon, Supervisor                 ADMINISTRATION
Jeffrey C. Lee, Supervisor                 --------------
Thomas C. Lennon, Supervisor               Ben F. Cheek, IV, Statistics &
Dianne H. Moore, Supervisor                    Planning
Marcus C. Thomas, Supervisor               Lynn E. Cox, Investment Center
                                           Samuel P. Greer, Internal Audit
                                           Phoebe P. Martin, Human Resources
                                               & Marketing
                                           Pamela S. Rickman, Operations
                                               Coordinator
                                           Linda L. Sessa, Data Processing