Form 10-K, Exhibit 13
period 1998-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 1999-03-30
CIK 38723

                                                       Exhibit 13




                    1st FRANKLIN FINANCIAL CORPORATION

                              ANNUAL REPORT


                            DECEMBER 31, 1998



                       FRONT COVER AND BACK COVER
     (Individual Photos of the 25 "Circle of Diamonds" Branch Managers)

                        INSIDE FRONT COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi, North Carolina and South Carolina which is regional operating territory of Company and listing of branch offices)

                    1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

                                        ALABAMA
                                        -------
Alexander City     Birmingham     Enterprise       Hamilton       Muscle Shoals     Scottsboro
Andalusia          Clanton        Fayette          Huntsville     Opp               Selma
Arab               Cullman        Florence         Jasper         Ozark             Sylacaug
Athens             Decatur        Gadsden          Madison        Prattville        Troy
Bessemer           Dothan         Geneva           Moulton        Russellville (2)  Tuscaloosa
                                        GEORGIA
                                        -------
Adel               Calhoun        Covington        Greensboro     Manchester        Savannah
Albany             Canton         Cumming          Griffin        McDonough         Statesboro
Alma               Carrollton     Dallas           Hartwell       McRae             Swainsboro
Americus           Cartersville   Dalton           Hawkinsville   Milledgeville     Sylvania
Arlington          Cedartown      Dawson           Hazlehurst     Monroe            Sylvester
Athens (2)         Chatsworth     Douglas          Hinesville     Montezuma         Thomaston
Bainbridge         Clarkesville   Douglasville(2)  Hogansville    Monticello        Thomson
Barnesville        Claxton        East Ellijay     Jackson        Moultrie          Tifton
Baxley             Clayton        Eastman          Jasper         Nashville         Toccoa
Blakely            Cleveland      Elberton         Jefferson      Newnan            Valdosta
Blue Ridge         Cochran        Forsyth          Jesup          Perry             Vidalia
Bremen             Commerce       Fort Valley      LaGrange       Richmond Hill     Warner Robins
Brunswick          Conyers        Gainesville      Lavonia        Rome              Washington
Buford             Cordele        Garden City      Lawrenceville  Royston           Waycross
Butler             Cornelia       Georgetown       Madison        Sandersville      Winder
Cairo
                                       LOUISIANA
                                       ---------
Alexandria         Leesville      Jena             Marksville     Natchitoches      New Iberia **
Pineville          DeRidder
                                      MISSISSIPPI
                                      -----------
Bay St. Louis      Columbia       Gulfport         Jackson        McComb            Picayune
Carthage           Grenada        Hattiesburg      Kosciusko      Pearl
                                    NORTH CAROLINA
                                    --------------
Monroe             Pineville
                                    SOUTH CAROLINA
                                    --------------
Aiken              Columbia       Gaffney          Lancaster      Orangeburg        Union
Anderson           Conway         Greenville       Laurens        Rock Hill         York
Cayce              Easley         Greenwood        Marion         Seneca
Clemson            Florence       Greer            Newberry       Spartanburg

----------------------------
** Opened first quarter 1999

                               TABLE OF CONTENTS


   The Company . . . . . . . . . . . . . . . . . . . . . . . . . .        1

   Ben F. Cheek, Jr.  Office of the Year . . . . . . . . . . . . .        2

   Chairman's Letter . . . . . . . . . . . . . . . . . . . . . . .        3

   Selected Consolidated Financial Information . . . . . . . . . .        4

   Business. . . . . . . . . . . . . . . . . . . . . . . . . . . .        5

   Management's Discussion of Operations . . . . . . . . . . . . .       13

   Management's Report . . . . . . . . . . . . . . . . . . . . . .       18

   Report of Independent Public Accountants. . . . . . . . . . . .       19

   Financial Statements. . . . . . . . . . . . . . . . . . . . . .       20

   Directors and Executive Officers. . . . . . . . . . . . . . . .       36

   Corporate Information . . . . . . . . . . . . . . . . . . . . .       36




                                 THE COMPANY

   1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 93 branch offices in Georgia, 31 in Alabama, 22 in South Carolina, 11 in Mississippi, 7 in Louisiana and 2 in North Carolina. At December 31, 1998, the Company had 628 employees.

   As of December 31, 1998, the resources of the Company were invested principally in loans which comprised 64% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

                              JASPER, GEORGIA

                 1998 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


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

TO OUR INVESTORS, EMPLOYEES AND FRIENDS:

   It is with a great deal of pleasure and enthusiasm that we at 1st Franklin Financial present this our 1998 Annual Report. We believe that a great deal was accomplished during the year and are pleased to share these results with you. We intend to build on these accomplishments as we move into the new millennium by continuing to improve in the delivery of our traditional products and services as well as exploring new opportunities in the ever expanding consumer finance industry.

   While I hope you will read the entire Annual Report, please allow me to point out a few of the year's highlights in this letter. Our pre-tax earnings for the year increased by 31% over 1997 and our finance receivables grew by 5%. This represented solid growth in our receivables portfolio but was not as much as we have seen in the past few years. Competition for business from the borrowing public continues to be very strong but we recognize this to be an opportunity to improve our skills in the areas of product innovation and customer service. In fact, we are already developing new ideas to assist in this effort. The addition of 9 new offices during the year certainly helped in our efforts to keep our receivables growing by adding a number of new customers in new places. We opened 2 new offices in Mississippi; 2 in Louisiana; 1 in South Carolina; 2 in Georgia; and 2 in North Carolina. These new locations join the efforts of our older offices to build a high quality portfolio of receivables. We will continue to seek out new office opportunities during the coming year.

   I am pleased to report that our Investment Center continues to provide all of the funding needed to meet our lending needs. During the year the Investment Center enjoyed a 5% growth. Our investors have been and continue to be a vital part of the 1st Franklin team and their confidence and support in the years ahead is what will allow our growth to continue. Many thanks to all of you.

   In the section of this Annual Report entitled "Managements Discussion of Operations" you will find a complete update on our preparations for what is known as the Year 2000 issue ("Y2K"). I urge you to read this update and I invite any questions you might have as we move toward the year 2000. Let me just say that I am very pleased and proud of the work that has been done over the last number of months by our co-workers who have been preparing and testing all of our systems. We will complete our preparation and testing by June 1, 1999. We will be ready for Y2K seven months ahead of time.

   Finally, I always like to end my letter with a word of thanks to all of you who help to make our company the premier consumer finance company in the southeastern United States. To my co-workers, our investors, customers, bankers and our many friends in the 166 locations in which we are allowed to serve, a heartfelt thank you. Without you 1st Franklin Financial can do nothing. With you, I feel we can do anything we set our mind to.


                                                   Very sincerely yours,

                                                    s\Ben F. Cheek, III
                                               Chairman of the Board and CEO

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is selected consolidated financial data of the Company. This information should be read in conjunction with "Management's Discussion of Operations" and the more detailed financial statements and notes thereto included herein.

                                          Year Ended December 31
                             -------------------------------------------------
                                1998     1997      1996      1995       1994
                                ----     ----      ----      ----       ----
                                       (In 000's, except ratio data)
Selected Income Statement Data:
------------------------------
Revenues . . . . . . . . . . $ 65,683  $ 61,498  $ 58,415  $ 55,157   $ 49,334
Net Interest Income. . . . .   37,289    34,470    32,534    30,147     28,111
Interest Expense . . . . . .    8,723     8,801     8,312     8,048      5,556
Provision for
  Loan Losses. . . . . . . .    7,031     6,916     6,266     4,631      3,238
Income Before
  Income Taxes . . . . . . .    8,859     6,744     8,418     8,969     10,319
Net Income . . . . . . . . .    7,268     1,816     6,238     6,507      7,165
Ratio of Earnings to
  Fixed Charges. . . . . . .     1.94      1.72      1.95      2.06       2.73


Selected Balance Sheet Data:
---------------------------
Loans, Net . . . . . . . . . $138,548  $132,701  $129,684  $120,763   $108,667
Total Assets . . . . . . . .  216,675   201,166   191,904   182,084    136,468
Senior Debt. . . . . . . . .  104,446    98,930    94,740    95,541     66,677
Subordinated Debt. . . . . .   38,961    37,247    34,942    30,617     21,603
Stockholders' Equity . . . .   61,364    54,734    53,414    47,747     40,605
Ratio of Total Liabilities
  to Stockholders' Equity. .     2.53      2.68      2.59      2.81       2.36

                                BUSINESS

    The Company is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various retail dealers. At December 31, 1998, direct cash loans comprised 75% of the Company's outstanding loans, real estate loans 19% and sales finance contracts 6%.

    In connection with this business, the Company writes credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

    The following table shows the sources of the Company's earned finance charges over each of the past five periods:

                                         Year Ended December 31
                              --------------------------------------------
                                1998     1997     1996     1995      1994
                                ----     ----     ----     ----      ----
                                             (In Thousands)
   Direct Cash Loans . . . .  $33,579  $30,566  $28,440  $25,898   $22,962
   Real Estate Loans . . . .    7,112    7,196    7,238    7,058     7,284
   Sales Finance Contracts .    1,998    2,268    2,417    2,757     2,472
                              -------  -------  -------  -------   -------
     Total Finance Charges .  $42,689  $40,030  $38,095  $35,713   $32,718
                              =======  =======  =======  =======   =======


    Direct cash loans are made primarily to people who need money for some unusual or unforeseen expense or for the purpose of paying off an accumulation of small debts or for the purchase of furniture and appliances. These loans are repayable in 6 to 48 monthly installments and generally do not exceed $10,000 in principal amount. The loans are generally secured by personal property, motor vehicles and/or real estate. Interest and fees charged on these loans are in compliance with applicable federal and state laws.

    First and second mortgage loans on real estate are made to homeowners who wish to improve their property or who wish to restructure their financial obligations. They are generally made in amounts from $3,000 to $50,000 on maturities of 35 to 180 months. Interest and fees charged on these loans are in compliance with applicable federal and state laws.

    Sales finance contracts are purchased from retail dealers. These contracts have maturities that range from 3 to 48 months and generally do not individually exceed $7,500 in principal amount. The interest rates charged on these contracts are in compliance with applicable federal and state laws.

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

    The average annual yield on loans made by the Company (the % of finance charges earned to average net outstanding balance) has been as follows:

                                            Year Ended December 31
                                   ----------------------------------------
                                    1998     1997     1996    1995     1994
                                    ----     ----     ----    ----     ----
Direct Cash Loans. . . . . . . .   30.07%   30.25%   30.75%  31.26%   31.76%
Real Estate Loans. . . . . . . .   20.59    21.76    21.53   22.73    24.37
Sales Finance Contracts. . . . .   19.70    20.97    20.77   22.28    21.27




Information regarding the Company's operations:


                                             As of December 31
                                    ------------------------------------
                                    1998   1997     1996    1995    1994
                                    ----   ----     ----    ----    ----
Number of Branch Offices . . . .     166     157      144     128     117
Number of Employees  . . . . . .     628     596      575     527     473
Average Total Loans
  Outstanding Per
  Branch ( in 000's) . . . . . .  $1,060  $1,064   $1,138  $1,208  $1,202
Average Number of Loans
  Outstanding Per Branch . . . .     624     644      701     765     814

DESCRIPTION OF LOANS

                                              Year Ended December 31
                             ----------------------------------------------------
                                1998       1997      1996        1995      1994
                                ----       ----      ----        ----      ----
DIRECT CASH LOANS:
-----------------
Number of Loans Made
  to New Borrowers . . . . .   30,282     28,656    27,636      25,840     26,616
Number of Loans Made
  to Former Borrowers. . . .   16,083     14,626    14,410      14,740     13,185
Number of Loans Made
  to Present Borrowers . . .   69,712     65,096     63,329     61,304     60,014
Total Number of Loans
  Made . . . . . . . . . . .  116,077    108,378    105,375    101,884     99,815
Total Volume of Loans
  Made (in 000's). . . . . . $196,401   $180,541   $173,196   $164,034   $150,658
Average Size of
  Loans Made . . . . . . . . $  1,692   $  1,666   $  1,644   $  1,610   $  1,509
Number of Loans
  Outstanding. . . . . . . .   86,819     83,264     80,733     76,549     72,993
Total of Loans
  Outstanding (in 000's) . . $131,636   $123,039   $117,141   $107,960   $ 96,620
Percent of Total Loans . . .       75%        74%        72%        70%       69%
Average Balance on
  Outstanding Loans. . . . . $  1,516   $  1,478   $  1,451   $  1,410   $  1,324
REAL ESTATE LOANS:
-----------------
Total Number of Loans
  Made . . . . . . . . . . .     2,226     2,155      2,240      2,674      2,264
Total Volume of Loans
  Made (in 000's). . . . . . $  20,669  $ 22,921   $ 22,398   $ 22,379   $ 18,755
Average Size of
  Loans Made . . . . . . . . $   9,285  $ 10,636   $  9,999   $  8,369   $  8,284
Number of Loans
  Outstanding. . . . . . . .     4,105     4,101      4,214      4,188      3,811
Total of Loans
  Outstanding (in 000's) . . $  33,465  $ 32,630   $ 33,507   $ 32,653   $ 29,150
Percent of Total Loans . . .        19%       19%        20%        21%       21%
Average Balance on
  Outstanding Loans. . . . . $   8,152  $  7,957   $  7,951   $  7,797   $  7,649
SALES FINANCE CONTRACTS:
-----------------------
Number of Contracts
  Purchased. . . . . . . . .    13,490    14,662     17,499     19,195     21,744
Total Volume of Contracts
  Purchased (in 000's) . . . $  14,612  $ 15,034   $ 17,150   $ 18,885  $  20,489
Average Size of Contracts
  Purchased. . . . . . . . . $   1,083  $  1,025   $    980   $    984  $     942
Number of Contracts
  Outstanding. . . . . . . .    12,710    13,801     15,941     17,151     18,395
Total of Contracts
  Outstanding (in 000's) . . $  10,882  $ 11,334   $ 13,201   $ 13,955  $  14,806
Percent of Total Loans . . .         6%        7%         8%         9%       10%
Average Balance on
  Outstanding Contracts. . . $     856  $    821   $    828   $    814  $     805

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING


                                          Year Ended December 31
                          ----------------------------------------------------
                            1998       1997       1996       1995        1994
                            ----       ----       ----       ----        ----
                                               (in thousands)

                                               LOANS ACQUIRED
                                               --------------
DIRECT CASH LOANS. . . . .$195,634   $177,844   $169,825   $164,034   $150,217
REAL ESTATE LOANS. . . . .  20,317     21,532     20,971     22,000     17,916
SALES FINANCE CONTRACTS. .  14,360     13,943     16,131     17,676     19,386
NET BULK PURCHASES . . . .   1,371      5,177      5,818      1,588      2,383
                          --------   --------   --------   --------   --------
  TOTAL LOANS ACQUIRED . .$231,682   $218,496   $212,745   $205,298   $189,902
                          ========   ========   ========   ========   ========


                                            LOANS LIQUIDATED
                                            ----------------
DIRECT CASH LOANS. . . . .$187,804   $174,643   $164,016   $152,694   $136,633
REAL ESTATE LOANS. . . . .  19,833     23,798     21,544     18,876     19,779
SALES FINANCE CONTRACTS. .  15,065     16,901     17,904     19,736     18,782
                          --------   --------   --------   --------   --------
  TOTAL LOANS LIQUIDATED .$222,702   $215,342   $203,464   $191,306   $175,194
                          ========   ========   ========   ========   ========


                                           LOANS OUTSTANDING
                                           -----------------
DIRECT CASH LOANS. . . . . $131,636  $123,039   $117,141   $107,960   $ 96,620
REAL ESTATE LOANS. . . . .   33,465    32,630     33,507     32,653     29,150
SALES FINANCE CONTRACTS. .   10,882    11,334     13,201     13,955     14,806
                           --------  --------   --------   --------   --------
  TOTAL LOANS OUTSTANDING. $175,983  $167,003   $163,849   $154,568   $140,576
                           ========  ========   ========   ========   ========


                                         UNEARNED FINANCE CHARGES
                                         ------------------------
DIRECT CASH LOANS. . . . . $ 17,573  $ 16,062   $ 16,270   $ 17,030   $ 16,114
REAL ESTATE LOANS. . . . .      345        84         12         43         --
SALES FINANCE CONTRACTS. .    1,416     1,504      1,829      2,007      2,140
                           --------  --------   --------   --------   --------
  TOTAL UNEARNED
   FINANCE CHARGES . . . . $ 19,334  $ 17,650   $ 18,099   $ 19,049   $ 18,297
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

    The table below shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans.
                                           Year Ended December 31
                                ---------------------------------------------
                                 1998     1997      1996      1995      1994
                                 ----     ----      ----      ----      ----
                                        (In thousands, except % data)
DIRECT CASH LOANS:
-----------------
  60-89 Days Past Due. . . . .  $2,631   $2,593    $2,404    $1,914    $1,353
  Percentage of Outstanding. .    2.00%    2.11%     2.05%     1.77%     1.40%
  90 Days or More Past Due . .  $6,358   $5,137    $5,419    $3,286    $2,482
  Percentage of Outstanding. .    4.83%    4.18%     4.63%     3.04%     2.57%

REAL ESTATE LOANS:
-----------------
  60-89 Days Past Due. . . . .  $  335   $  432    $  426    $  254    $  299
  Percentage of Outstanding. .    1.00%    1.33%     1.27%      .78%     1.03%
  90 Days or More Past Due . .  $  879   $  932    $1,334    $1,196    $  919
  Percentage of Outstanding. .    2.63%    2.86%     3.98%     3.66%     3.15%


SALES FINANCE CONTRACTS:
-----------------------
  60-89 Days Past Due. . . . .  $  187   $  285    $  339    $  295    $  281
  Percentage of Outstanding. .    1.72%    2.52%     2.57%     2.11%     1.90%
  90 Days or More Past Due . .  $  413   $  439    $  602    $  463    $  293
  Percentage of Outstanding. .    3.80%    3.87%     4.56%     3.32%     1.98%

LOSS EXPERIENCE

    Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customer's loans) are shown in the following table:

                                           Year Ended December 31
                              -----------------------------------------------
                               1998      1997      1996      1995      1994
                               ----      ----      ----      ----      ----
                                        (In thousands, except % data)

                              DIRECT CASH LOANS
                              -----------------
Average Net Loans. . . . . . $106,502  $101,051  $ 92,489  $ 82,847  $ 72,298
Liquidations . . . . . . . . $187,804  $174,643  $164,016  $152,694  $136,633
Net Losses . . . . . . . . . $  5,879  $  5,992  $  4,617  $  3,753  $  2,475
Net Losses as % of Average
  Net Loans. . . . . . . . .     5.52%     5.93%     4.99%     4.53%     3.42%
Net Losses as % of
  Liquidations . . . . . . .     3.13%     3.43%     2.81%     2.46%     1.81%

                              REAL ESTATE LOANS
                              -----------------
Average Net Loans. . . . . . $ 32,587  $ 33,066  $ 33,614  $ 31,050  $ 29,889
Liquidations . . . . . . . . $ 19,833  $ 23,798  $ 21,544  $ 18,876  $ 19,779
Net Losses . . . . . . . . . $     94  $    141  $     49  $     22  $     43
Net Losses as % of Average
  Net Loans. . . . . . . . .      .29%      .43%      .15%      .07%      .14%
Net Losses as % of
  Liquidations . . . . . . .      .47%      .59%      .23%      .12%      .22%

                           SALES FINANCE CONTRACTS
                           -----------------------
Average Net Loans. . . . . . $  9,514  $ 10,817  $ 11,640  $ 12,377  $ 11,623
Liquidations . . . . . . . . $ 15,065  $ 16,901  $ 17,904  $ 19,736  $ 18,782
Net Losses . . . . . . . . . $    398  $    714  $    478  $    434  $    353
Net Losses as % of Average
  Net Loans. . . . . . . . .     4.18%     6.60%     4.11%     3.51%     3.04%
Net Losses as % of
  Liquidations . . . . . . .     2.64%     4.22%     2.67%     2.20%     1.88%


ALLOWANCE FOR LOAN LOSSES

    The Allowance for Loan Losses is determined based on the Company's previous loss experience, a review of specifically identified loans where collection is doubtful and Management's evaluation of the inherent risks and change in the composition of the Company's loan portfolio. Such allowance is, in the opinion of management, sufficient to provide adequate protection against probable loan losses on the current loan portfolio.
The allowance is maintained out of income except in the case of bulk purchases when it is provided in the allocation of the purchase price.

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

SOURCE OF FUNDS
---------------
    The sources of the Company's funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:


                                          Year Ended December 31
                                  -------------------------------------
                                  1998    1997     1996    1995    1994
                                  ----    ----     ----    ----    ----
Bank Borrowings. . . . . . . . .    -%      -%       -%      -%      1%
Public Senior Debt . . . . . . .   48      49       49      52      48
Public Subordinated Debt . . . .   18      19       18      17      16
Other Liabilities. . . . . . . .    6       5        5       5       5
Stockholders' Equity . . . . . .   28      27       28      26      30
                                  ---     ---      ---     ---     ---
  Total. . . . . . . . . . . . .  100%    100%     100%    100%    100%
                                  ===     ===      ===     ===     ===


Number of Investors. . . . . . . 6,871   6,732    6,333   5,925   5,486


    All of the Company's outstanding common stock is held by five related individuals and is not traded in an established public trading market.

    The Company's average interest rate on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, has been as follows:


                                           Year Ended December 31
                                   ---------------------------------------
                                   1998     1997    1996     1995     1994
                                   ----     ----    ----     ----     ----
Senior Borrowings. . . . . . . .   6.09%    6.12%   6.29%    6.97%    6.26%
Subordinated Borrowings. . . . .   6.23     6.58    6.86     6.92     6.14
All Borrowings . . . . . . . . .   6.13     6.25    6.67     6.96     6.25



    The Company's financial ratios relating to debt are as follows:

                                               At December 31
                                   ---------------------------------------
                                   1998     1997    1996     1995     1994
                                   ----     ----    ----     ----     ----
Total Liabilities to
  Stockholders' Equity . . . . .   2.53     2.68    2.59     2.81     2.36

Unsubordinated Debt to
  Subordinated Debt plus
  Stockholders' Equity . . . . .   1.16     1.19    1.17     1.32     1.19

                    MANAGEMENT'S DISCUSSION OF OPERATIONS

Financial Condition:
-------------------
    The Company's asset base grew $15.5 million or 8% during 1998 with total assets reaching $216.7 million at December 31, 1998 as compared to $201.2 million at December 31, 1997. Geographic expansion of the branch office network continued with the opening of nine new branch offices two of which were in the state of North Carolina. Entry into North Carolina adds a sixth state to the Company's regional operation base and the overall expansion brings the total number of loan offices to 166.

    Growth in the asset base occurred primarily in the Company's investment portfolio which increased $14.2 million (43%) during the year. The Company's principal sources of working capital to fund operations and expansion have been cash generated from current operations and the sale of its debt securities. During 1998, these funding sources outpaced the working capital required for ongoing daily operations, thereby creating a surplus of cash. In an attempt to maximize yields, Management invested the cash surplus in the Company's investment portfolio. The Company's investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various Georgia municipal bonds. Management has designated a significant portion of these investment securities as "available for sale" with any unrealized gain or loss accounted for in the Company's equity section, net of deferred taxes for those investments
held by the Company's insurance subsidiaries.   Rising bond market values
during the current year also contributed to the increase in the investment portfolio. Increases in bond market values resulted in a $.3 million increase, net of deferred taxes for those investments held by the insurance subsidiaries, in the portfolio's fair market value during the year. The remainder of the investment portfolio represents securities carried at amortized cost and designated "held to maturity," as Management has both the ability and intent to hold these securities to maturity.

    A strong fourth quarter resulted in net receivables (gross receivables less unearned finance charges) increasing $7.3 million (5%) overall for the year, compared to an increase of only $.6 million during the first nine months. Business generated by new locations opened during the previous 24 months and the seasonal upswing in business activity due to the holiday season is attributed with the increase in net loans. This gain in net loans also contributed to the growth in total assets.

    The aforementioned increases in sales of the Company's public debt securities caused senior debt to increase $5.5 million (6%) and subordinated debt to increase $1.7 million (5%) during 1998 as compared to 1997.

Results of Operations:
---------------------
    Gross revenues for the three years ended December 31, 1998 were $65.7 million, $61.5 million and $58.4 million, respectively. The upward trend in revenues is directly attributable to a continued growth in the Company's average net receivables and the income associated therewith. During 1998, average net receivables rose $3.7 million (3%) to $148.6 million as compared to $144.9 million during 1997. Average net receivables increased $3.6 million (2%) during 1997 as compared to 1996.

     Pre-tax profits were $8.9 million during the current year as compared to $6.7 million during 1997 and $8.4 million during 1996. The aforementioned higher revenues and improvement in the Company's cost efficiency ratio were responsible for the higher profits during the year just ended. During 1998, low inflation and the low interest rate environment enabled Management to reduce the Company's cost efficiency ratio to 70.0% as compared to 71.9% during 1997 and 68.3% during 1996. The cost efficiency ratio measures operating expenses against total revenues net of interest and insurance expenses. Pre-tax profits declined during 1997 as compared to 1996 as the ratio increased during the comparable periods.


Net Interest Income

    Net interest income represents the margin by which interest income on earning assets (loans and investment securities) exceeds interest expense on its interest-bearing debt. The Company's principal source of earnings revolves around its net interest margin. Net interest income increased $2.8 million (8%) during 1998 as compared to 1997 and $1.9 million (6%) during 1997 as compared to 1996. These increases in the margin spreads were primarily due to the interest income earned on the aforementioned higher levels of average net outstanding receivables and due to higher investment income.

    Average senior and subordinated debt outstanding increased $3.3 million (2%) during 1998 as compared to 1997 and $9.8 million (8%) during 1997 as compared to 1996. Although average borrowings increased, lower market rates of interest enabled the Company to reduce average borrowing costs resulting in a slight decline in interest expense for the current year. Interest expense during 1997 increased 6% as compared to 1996. The Company's average interest rate on borrowings declined to 6.13% during 1998 as compared to 6.25% and 6.67% during 1997 and 1996, respectively.

Net Insurance Income

    A $1.4 million (10%) increase in net insurance income during 1998 made a significant contribution in the aforementioned growth in revenues and pre-tax profits. Changes in net insurance income generally correspond to changes in the level of average net outstanding receivables. As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in-force. Higher levels of insurance in-force generally results in higher insurance income.
Claims and insurance commissions approximated those experienced in 1997. Net insurance income during 1997 was only marginally higher than 1996.

Provision for Loan Losses

    Net charge-offs were $6.4 million, $6.8 million and $5.1 million during the three years ended December 31, 1998, respectively. Higher recovery rates on loans previously charged off resulted in the decline in net charge-offs during the current year as compared to 1997. Write-offs during 1997 were substantially higher than those in 1996 causing a significant increase in net charge-offs during the comparable periods. Although net losses were lower during the year just ended, rising bankruptcy filings and problem delinquencies continue to have a deteriorating impact on the credit quality of the Company's loan receivables. Accounts 60 days or more delinquent increased to 6.1% of net receivables during 1998 as compared to 5.9% during the previous year. Management is carefully monitoring the credit worthiness of its loan portfolio and historically has been conservative in regards to the amount of the Company's loan loss allowance. See Note 2 to the Notes to Consolidated Financial Statements on page 28 for additional discussion. In order to provide adequate protection against probable losses in the current portfolio, Management raised the loan loss reserve during 1998 as it had done during each of the previous two years. The increase in the reserve led to a slight increase (2%) in the provision for loan losses during the year ended December 31, 1998 as compared to the prior year. Increases in loan losses and an increase in the reserve during 1997 caused a $.6 million (10%) increase in the provision for loan losses as compared to 1996. Also contributing to the increases in the provision during the three year period was the growth in the loan portfolio.

Other Operating Expenses

    Merit salary increases and additional employees required to staff
22 new locations opened since the beginning of 1997 caused personnel expense to increase $1.6 million (8%) during the current year as compared to 1997 and $1.5 million (8%) during 1997 as compared to 1996. Higher profits during 1998 resulted in higher accruals for incentive bonuses and profit sharing expenses, which also contributed to the overall increase in personnel expense during the current year.

    Start-up cost and additional overhead associated with the expansion of operations were the primary factors responsible for the increase in occupancy expenses and other operating expenses during the two years ended December 31, 1998. Occupancy expenses rose $.3 million (7%) during 1998 as compared to 1997 and $.6 million (12%) during 1997 as compared to 1996.

    Other operating expenses increased $.1 million (1%) and $1.3 million (16%) during the period ended December 31, 1998 and 1997, respectively. Major advertising expenditures during each period were a key factor for the increases. Other factors adding to the increase in other operating expenses were increases in computer expenses, supervision expenses and taxes and licenses.

    The increase in other operating expenses during 1998 was much lower than the prior year due to a decline in legal expenses. Legal expenses incurred in connection with the Alabama lawsuits added to the increase in
other operating expenses during 1997.   Settlement agreements were reached
with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. Although the Company and its employees deny any wrongdoing or any breach of a legal obligation or duty to the claimants, Management, in recognition of the expense and uncertainty of litigation, felt it was in the best interest of the Company to dispose of those cases.

Income Taxes

    Effective income tax rates for the years ended December 31, 1998, 1997 and 1996 were 18.0%, 73.1% and 25.9%, respectively. The rate was higher during 1997 as a result of the Company electing S Corporation status for income tax reporting purposes effective January 1, 1997. The taxable income or loss of an S Corporation is includable in the individual tax returns of the stockholders of the Company. Over the years the Company had prepaid federal and state income taxes due to certain temporary differences between reported income and expenses for financial statement purposes and for income tax purposes. Election of S Corporation status required elimination of all accumulated prepaid/deferred tax assets and liabilities. Accordingly, deferred income tax assets and liabilities were eliminated and no provisions for current and deferred income taxes were made by the Company other than amounts related to prior years when the Company was a taxable entity. Deferred income tax assets and liabilities continue to be recognized and provisions for current and deferred income taxes continue to be made by the Company's subsidiaries. The Company took a one-time charge of approximately $3.6 million during the first quarter of 1997 to expense the previously deferred income tax asset which it was not permitted to expense prior to election of becoming an S Corporation.

    Certain tax benefits provided by law to life insurance companies substantially reduce the life insurance subsidiary's effective tax rate and thus decreases the Company's overall tax rate below statutory rates. Investments in tax-exempt securities also allowed the property and casualty insurance company to reduce its effective tax rate below statutory rates.

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

    In addition to the debt securities program, the Company has two external sources of funds through its credit agreements. One agreement provides for available borrowings of $21.0 million (all of which was available at December 31, 1998 and 1997) and the Company has an additional $2.0 million credit agreement (all of which was available at December 31, 1998 and 1997).

    Liquidity was not adversely affected during the current year by the aforementioned increase in accounts classified as 60 days or more
delinquent.   The increase in the loan loss allowance also did not affect liquidity as the allowance is maintained out of income; however, earnings could be further impacted if loss rates increase.

Market Risk:
-----------
    Volatility of market rates of interest can impact the Company's investment portfolio and the interest rates paid on its debt securities. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management's goal to mitigate any adverse affect movements in interest rates may have on the financial condition and operations of the Company. The information in the table below sumarizes the Company's risk associated with marketable debt securities and debt obligations as of December 31, 1998. Rates associated with the marketable debt securities represent weighted averages based on the coupon rate of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The structure of subordinated debenture debt incorporates various interest adjustment periods which allows the holder to redeem prior to the contractual maturity without penalty. It is expected that actual maturities on certain debentures will be prior to the contractual maturity. Management estimates the carrying value of senior and subordinated debt to approximates their fair values when compared to instruments of similar type, terms and maturity.

    Loans are excluded from the information below since interest rates charged on loans are based on rates allowable under federal and state guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

                                           Expected Fiscal Year of Maturity
                              --------------------------------------------------------
                                                                2004 &           Fair
                              1999   2000   2001   2002   2003   More    Total   Value
                              ----   ----   ----   ----   ----   ----    -----   -----
                                                   (In millions)
Assets:
  Marketable debt securities.   $2     $6     $7     $6     $6    $19     $46     $47
  Average Interest Rate . . .  5.8%   5.3%   5.5%   5.1%   5.2%   5.3%    5.3%
Liabilities:
  Senior Debt:
    Senior Notes. . . . . . .  $55      -      -      -      -      -     $55     $55
    Average Interest Rate . .  5.1%     -      -      -      -      -     5.1%
    Commercial Paper. . . . .  $50      -      -      -      -      -     $50     $50
    Average Interest Rate . .  6.2%     -      -      -      -      -     6.2%

  Subordinated Debentures . .  $10     $7    $10     $12     -      -     $39     $39
  Average Interest Rate . . .  6.7%   6.3%   6.3%    6.2%    -      -    6.4%

Legal Proceedings:
-----------------
    Two legal proceedings remain pending against the Company in Alabama alleging violations of consumer lending laws. Based on current information, the Company does not believe the financial condition and operating results of the Company would be materially affected in the event of an unfavorable outcome, although there can be no assurance thereof. However, Management believes that the Company's operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting these proceedings.

Year 2000 Issues:
----------------
    The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process date fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue or "Y2K". There has been an increasing amount of public attention lately concerning the impact that the Y2K date change could have on businesses, utilities and other organizations that rely on computerized systems to help run their operations. Prior to the invention of the computer chip, cost and storage problems associated with the limited computer memory available pressured programmers to conserve computer memory by abbreviating calendar dates as two-digits rather than four-digit numbers. Even after the invention of computer chips and declines in the cost of computer memory, the practice of abbreviating the year to two-digits remained common practice. Software programs using this technique record the year 1998 as "98". This approach will work until the Year 2000 when the "00" may be read as 1900 instead of 2000, which could result in major system failures or miscalculations.

    Although the Company is not a banking institution, it does provide data processing services to Liberty Bank & Trust, a state chartered community bank located in Toccoa, Georgia. As a service provider, the Company is adhering to the Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness (Guidelines) which set forth safety and soundness standards pursuant to the Federal Financial Institutions Examination Council ("FFIEC"). During the last two years the Company has been identifying and evaluating the impact of the Year 2000 issue. In
1998, the Company officially created a Year 2000 Committee ("Y2K Committee") to oversee compliance with respect to both information technology ("IT") systems and non-IT systems. The Y2K Committee is comprised of upper level mangement of both the Company and the bank for which it provides data processing services. Individuals serving on the committee have a wide range of expertise regarding the operations and technological aspects of the business.

    Assessments have been made regarding all areas of Company operations. Each area was classified as "mission critical", "mission necessary" or "mission desirable". Testing plans were formalized and the testing of the majority of systems was completed by December 31, 1998. All remaining systems will be tested prior to June 1, 1999. Principal emphasis was placed on testing procedures with the Company's principal outside vendor for loan processing operations and the Company's principal outside vendor for software used to provide banking services to Liberty Bank & Trust. The banking software package is also used to administer the Company's debt securities. The Y2K Committee is communicating with major software vendors, utilities suppliers and other service providers to ensure compliance issues are resolved.

    During the first quarter of 1999, the Y2K Committee began remediation contingency planning in the unlikely event a system does fail, particularly a "mission critical" area. All plans will be completed and tested by mid-year.

    Compliance has not had a material affect on the Company's operating results, nor does Management expect it to in the year 1999 or 2000. During technology upgrades made in 1997, the Company was careful to ensure Year 2000 compliance. Costs associated with education and testing in connection with Y2K compliance has been approximately $5,000 during 1998. Expenses during 1999 are budgeted at $20,000.

    Management does not foresee any problems associated with Year 2000 compliance. However, disruptions in service with respect to the computer systems of vendors and/or suppliers, which are outside the control of the Company, could impair the ability of the Company to obtain necessary services. Examples of critical services would be in the utilities and telecommunications areas.


New Accounting Standards:
------------------------
    In June 1997, the FASB issued Financial Accounting Standard Number 130 (SFAS 130) "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 was adopted during 1998.

    Also in June 1997, the FASB issued Financial Accounting Standard Number 131 (SFAS 131) "Disclosure about Segments of an Enterprise and Related Information," effective for financial statements beginning after December 15, 1997. This statement requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance. Disclosures for each segment are similar to those required under current standards, with the addition of certain quarterly disclosure requirements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted this accounting standard in 1998 and disclosure is provided in footnote 10 of Notes to Consolidated Financial Statements.

    During the first quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires capitalization of computer software costs that meet certain criteria. The statement is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 effective January 1, 1999. SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for
Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. The Statement requires companies to record derivatives on the balance sheet as assets and liabilities at fair value. The Statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not expect the adoption of this statement to have a material impact on the financial statements or results of operations of the Company.

Forward Looking Statements:
--------------------------
    Certain information in the previous discussion and other statements contained in this annual report which are not historical facts may be forward-looking statements that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Possible factors which could cause future results to differ from expectations are, but are not limited to, adverse economic conditions including the interest rate environment, federal and state regulatory changes, unfavorable outcome of litigation, Year 2000 issues and other factors referenced elsewhere.



                          MANAGEMENT'S REPORT
                          -------------------

    The accompanying financial statements were prepared in accordance with generally accepted accounting principles by the management of the Company who assumes responsibility for their integrity and reliability.

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

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




TO 1st FRANKLIN FINANCIAL CORPORATION:

    We have audited the accompanying consolidated statements of financial position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                s\ ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 26, 1999

                     1st FRANKLIN FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                         DECEMBER 31, 1998 AND 1997

                                   ASSETS
                                                     1998            1997
                                                     ----            ----
CASH AND CASH EQUIVALENTS:
  Cash and Due From Banks. . . . . . . . . .    $  2,408,142    $  1,894,366
  Short-term Investments,
    $300,000 in trust in 1998
    and 1997 (Note 4). . . . . . . . . . . .      17,703,536      23,227,711
                                                  ----------      ----------
                                                  20,111,678      25,122,077
                                                  ----------      ----------
LOANS (Note 2):
  Direct Cash Loans. . . . . . . . . . . . .     131,635,924     123,038,889
  First Mortgage Real Estate Loans . . . . .      27,852,628      26,730,352
  Second Mortgage Real Estate Loans. . . . .       5,612,540       5,899,901
  Sales Finance Contracts. . . . . . . . . .      10,881,849      11,333,638
                                                ------------    ------------
                                                 175,982,941     167,002,780

  Less:  Unearned Finance Charges . . . . .       19,334,116      17,649,653
         Unearned Insurance Premiums
           and Commissions. . . . . . . . .       11,446,901      10,683,061
         Allowance for Loan Losses. . . . .        6,653,763       5,968,818
                                                ------------    ------------
              Net Loans . . . . . . . . . .      138,548,161     132,701,248
                                                ------------    ------------

MARKETABLE DEBT SECURITIES (Note 3):
  Available for Sale, at fair market value.       39,938,412      31,688,998
  Held to Maturity, at amortized cost . . .        7,205,113       1,252,757
                                                ------------    ------------
                                                  47,143,525      32,941,755
                                                ------------    ------------
OTHER ASSETS:
  Land, Buildings, Equipment and Leasehold
    Improvements, less accumulated
    depreciation and amortization of
    $8,382,863 and $7,427,927 in
    1998 and 1997, respectively (Note 5) . .       4,687,343       4,888,671
  Due from Nonaffiliated Insurance Company .       1,038,554         915,387
  Miscellaneous. . . . . . . . . . . . . . .       5,145,649       4,596,434
                                                ------------    ------------
                                                  10,871,546      10,400,492
                                                ------------    ------------

              TOTAL ASSETS . . . . . . . . .    $216,674,910    $201,165,572
                                                ============    ============

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     1st FRANKLIN FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                         DECEMBER 31, 1998 AND 1997

                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    1998            1997
                                                    ----            ----
SENIOR DEBT (Note 5):
  Senior Demand Notes, including
    accrued interest . . . . . . . . . . . .    $ 54,819,670    $ 50,877,380
  Commercial Paper . . . . . . . . . . . . .      49,626,360      47,860,445
  Notes Payable to Banks . . . . . . . . . .              --         191,762
                                                ------------    ------------
                                                 104,446,030      98,929,587
                                                ------------    ------------


ACCOUNTS PAYABLE AND ACCRUED EXPENSES. . . .      11,904,342      10,255,315
                                                ------------    ------------


SUBORDINATED DEBT (Note 6) . . . . . . . . .      38,960,747      37,246,521
                                                ------------    ------------

   Total Liabilities . . . . . . . . . . . .     155,311,119     146,431,423
                                                ------------    ------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
  Preferred Stock; $100 par value
    6,000 shares authorized; no
    shares outstanding . . . . . . . . . . .              --              --
  Common Stock:
    Voting Shares; $100 par value;
      2,000 shares authorized; 1,700 shares
      outstanding. . . . . . . . . . . . . .         170,000         170,000
    Non-Voting Shares; no par value;
      198,000 shares authorized;
      168,300 shares outstanding as of
      December 31, 1998 and 1997 . . . . . .              --              --
  Accumulated Other Comprehensive Income . .         556,423          342,810
  Retained Earnings. . . . . . . . . . . . .      60,637,368       54,221,339
                                                ------------     ------------
     Total Stockholders' Equity. . . . . . .      61,363,791       54,734,149
                                                ------------     ------------
            TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY. . . . . .    $216,674,910     $201,165,572
                                                ============     ============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     1st FRANKLIN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                        1998           1997           1996
                                        ----           ----           ----
INTEREST INCOME:
  Finance Charges . . . . . . . . . $42,688,691    $40,030,163    $38,094,669
  Investment Income . . . . . . . .   3,323,660      3,241,054      2,751,712
                                    -----------    -----------    -----------
                                     46,012,351     43,271,217     40,846,381
INTEREST EXPENSE:                   -----------    -----------    -----------
  Senior Debt . . . . . . . . . . .   5,966,615      6,128,495      5,774,336
  Subordinated Debt . . . . . . . .   2,756,586      2,672,987      2,537,655
                                    -----------    -----------    -----------
                                      8,723,201      8,801,482      8,311,991
                                    -----------    -----------    -----------
NET INTEREST INCOME . . . . . . . .  37,289,150     34,469,735     32,534,390

PROVISION FOR
  LOAN LOSSES (Note 2). . . . . . .   7,031,251      6,915,794      6,266,201
                                    -----------    -----------    -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES . . . .  30,257,899     27,553,941     26,268,189
                                    -----------    -----------    -----------
NET INSURANCE INCOME:
  Premiums and Commissions. . . . .  19,080,146     17,655,350     17,078,994
  Insurance Claims and Expenses . .  (4,079,280)    (4,077,775)    (3,816,991)
                                    -----------    -----------    -----------
                                     15,000,866     13,577,575     13,262,003
                                    -----------    -----------    -----------
OTHER REVENUE (Note 8). . . . . . .     590,924        571,837        490,078
                                    -----------    -----------    -----------
OPERATING EXPENSES (Note 8):
  Personnel Expense . . . . . . . .  21,884,828     20,330,220     18,850,308
  Occupancy Expense . . . . . . . .   5,424,248      5,084,344      4,519,937
  Other Expense . . . . . . . . . .   9,682,014      9,544,449      8,231,915
                                    -----------    -----------    -----------
                                     36,991,090     34,959,013     31,602,160
                                    -----------    -----------    -----------
INCOME BEFORE INCOME TAXES. . . . .   8,858,599      6,744,340      8,418,110

PROVISION FOR
  INCOME TAXES (Note 9) . . . . . .   1,590,814      4,928,030      2,180,358
                                    -----------    -----------    -----------
NET INCOME. . . . . . . . . . . . . $ 7,267,785    $ 1,816,310    $ 6,237,752
                                    ===========    ===========    ===========

EARNINGS PER SHARE
  Voting Common Stock; 1,700
    Shares Outstanding all periods .     $42.75         $10.68         $36.69
                                         ======         ======         ======
  Non-Voting Common Stock; 168,300
    Shares Outstanding all periods .     $42.75         $10.68         $36.69
                                         ======         ======         ======

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      1st FRANKLIN FINANCIAL CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        FOR THE YEARS ENDED DECEMBER 31

                                                                           Accumulated
                                            Common Stock                       Other
                                         ------------------     Retained   Comprehensive
                                          Shares    Amount      Earnings       Income       Total
                                         -------   --------   -----------      ------       -----
Balance at December 31, 1995. . . . . .  170,000   $170,000   $47,325,758   $251,145    $47,746,903

  Comprehensive Income:
    Net Income for 1996 . . . . . . . .       --         --     6,237,752         --
    Net change in unrealized gain on. .
      available-for-sale securities . .       --         --            --   (207,857)
    Total Comprehensive Income. . . . .       --         --            --         --      6,029,895
    Cash distributions paid . . . . . .       --         --      (362,742)        --       (362,742)
                                         -------   --------   -----------   --------    -----------
Balance at December 31, 1996. . . . . .  170,000    170,000    53,200,768     43,288     53,414,056

  Comprehensive Income:
    Net Income for 1997 . . . . . . . .       --         --     1,816,310         --
    Net change in unrealized gain on
      available-for-sale securities . .       --         --            --    299,522
    Total Comprehensive Income. . . . .       --         --            --         --      2,115,832
    Cash distributions paid . . . . . .       --         --      (795,739)        --       (795,739)
                                         -------   --------   -----------   --------    -----------
Balance at December 31, 1997. . . . . .  170,000    170,000    54,221,339    342,810     54,734,149
  Comprehensive Income:
    Net Income for 1998 . . . . . . . .       --         --     7,267,785         --
    Net change in unrealized gain on
      available-for-sale securities . .       --         --            --    213,613             --
    Total Comprehensive Income. . . . .       --         --            --                 7,481,398
    Cash distributions paid . . . . . .       --         --      (851,756)        --       (851,756)
                                         -------   --------   -----------   --------    -----------
Balance at December 31, 1998. . . . . .  170,000   $170,000   $60,637,368   $556,423    $61,363,791
                                         =======   ========   ===========   ========    ===========

                                                                   1998         1997         1996
                                                                   ----         ----         ----
Disclosure of reclassification amount:
-------------------------------------
  Unrealized holding gains (losses) arising during period,
    net of applicable income taxes . . . . . . . . . . . . . .   $224,200     $299,636    $(211,545)

      Less:   Reclassification adjustment for (gains)
              losses included in income, net of applicable
              income taxes . . . . . . . . . . . . . . . . . .    (10,587)       (114)        3,688
                                                                 --------     --------    ---------
  Net unrealized gains (losses) on securities,
    net of applicable income taxes . . . . . . . . . . . . . .   $213,613     $299,522    $(207,857)
                                                                 ========     ========    =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      1st FRANKLIN FINANCIAL CORPORATION

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
               Increase (Decrease) in Cash and Cash Equivalents

                                                       1998           1997            1996
                                                       ----           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . $  7,267,785   $  1,816,310    $  6,237,752
    Adjustments to reconcile net income to net
     cash provided by operating activities:
       Provision for Loan Losses. . . . . . . . .    7,031,251      6,915,794       6,266,201
       Depreciation and Amortization . . .  . . .    1,253,361      1,202,836       1,126,296
       Provision (Benefit) for Deferred Taxes . .      115,929      3,661,156        (364,809)
       Gain (Loss) on sale of marketable
         securities and equipment and premium
         amortization on securities . . . . . . .       41,872        (12,492)        (22,711)
       Increase in Miscellaneous Assets . . . . .     (672,382)      (285,244)     (1,591,088)
       Increase in Other Liabilities. . . . . . .    1,484,998         67,560         628,484
                                                  ------------   ------------    ------------
           Net Cash Provided. . . . . . . . . . .   16,522,814     13,365,920      12,280,125
                                                  ------------   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased . . . . . . . . . (118,900,788)  (114,175,268)   (110,117,402)
  Loan payments . . . . . . . . . . . . . . . . .  106,022,624    104,242,345      94,929,949
  Purchases of marketable securities. . . . . . .  (32,709,322)   (28,845,752)    (12,339,320)
  Sales of marketable securities. . . . . . . . .       66,658             --       3,251,608
  Redemptions of marketable securities. . . . . .   18,235,000     19,645,000       7,000,000
  Principal payments on marketable securities . .      411,562        365,678         472,366
  Capital expenditures. . . . . . . . . . . . . .   (1,063,006)    (2,677,986)     (1,759,762)
  Proceeds from sale of equipment . . . . . . . .       25,146         71,370          39,565
                                                  ------------   ------------    ------------
           Net Cash Used. . . . . . . . . . . . .  (27,912,126)   (21,374,613)    (18,522,996)
                                                  ------------   ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in Notes Payable to
  Banks and Senior Demand Notes . . . . . . . . .    3,750,528      5,291,424       3,181,177
  Commercial Paper issued . . . . . . . . . . . .   25,385,223     29,816,406      25,319,703
  Commercial Paper redeemed . . . . . . . . . . .  (23,619,308)   (30,918,084)    (29,301,703)
  Subordinated Debt issued. . . . . . . . . . . .    6,841,431      6,877,593       7,999,461
  Subordinated Debt redeemed. . . . . . . . . . .   (5,127,205)    (4,573,535)     (3,673,913)
  Dividends / Distributions Paid. . . . . . . . .     (851,756)      (795,739)       (362,742)
                                                  ------------   ------------    ------------
           Net Cash Provided. . . . . . . . . . .    6,378,913      5,698,065       3,161,983
                                                  ------------   ------------    ------------
NET DECREASE IN
         CASH AND CASH EQUIVALENTS. . . . . . . .   (5,010,399)    (2,310,628)     (3,080,888)

CASH AND CASH EQUIVALENTS, beginning. . . . . . .   25,122,077     27,432,705      30,513,593
                                                  ------------   ------------    ------------
CASH AND CASH EQUIVALENTS, ending . . . . . . . . $ 20,111,678   $ 25,122,077    $ 27,432,705
                                                  ============   ============    ============

Cash paid during the year for:  Interest. . . . . $  8,837,764   $  8,670,194    $  8,343,828
                         Income Taxes . . . . . . $  1,391,790   $  1,550,958    $  2,344,697

             The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                        -24-

                    1st FRANKLIN FINANCIAL CORPORATION
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
    1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 166 branch offices. (See inside front cover for branch office locations.)

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

       Loans. The fair value of the Company's direct cash loans and sales finance contracts approximate the carrying value since the estimated life, assuming prepayments, is short-term in nature. The fair value of the Company's real estate loans approximate the carrying value since the rate charged by the Company approximates market.

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

    For loans with precomputed charges, unearned finance charges are also recorded based on the Rule of 78's (which approximates the interest method). Any difference between the purchase price of the loans and their net balance (outstanding balance less allowance for losses and unearned finance charges) is amortized or accreted to income over the estimated average life of the loans purchased.

Marketable Debt Securities:
    Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December
31, 1998 and 1997 as being available-for-sale. This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

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

Earnings per Share Information:
    In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share", that specifies the computation, presentation and disclosure requirements for earnings per share. The Company adopted the new Standard in the quarter ended December 31, 1997. The Company has no contingently issuable common shares, thus basic and diluted share amounts are the same.

2.  LOANS

    There were $10,804,227 and $9,819,348 of loans in a non-accrual status at December 31, 1998 and 1997, respectively.

Contractual Maturities of Loans:
    An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 1998 is as follows:

                                   1st Mortgage  2nd Mortgage      Sales
       Due In        Direct Cash    Real Estate   Real Estate     Finance
   Calendar Year        Loans         Loans          Loans       Contracts
                        -----         -----          -----       ---------
        1999. . . . .   72.84%        19.83%         19.76%        75.45%
        2000. . . . .   23.96         18.48          19.92         20.78
        2001. . . . .    2.19         16.56          18.02          3.24
        2002. . . . .     .52         12.64          14.11           .29
        2003. . . . .     .19          9.14           9.98           .14
        2004 & later.     .30          23.35         18.21           .10
                       ------        ------         ------        ------
                       100.00%       100.00%        100.00%       100.00%
                       ======        ======         ======        ======

    Experience of the Company has shown that a majority of its loans will be renewed many months prior to their final contractual maturity dates. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:
    During the years ended December 31, 1998 and 1997, cash collections applied to principal of loans totaled $106,022,624 and $104,242,345, respectively, and the ratios of these cash collections to average net receivables were 71.35% and 71.92%, respectively.

Allowance for Loan Losses:
    The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified loans where collection is doubtful and Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio. Such allowance is, in the opinion of Management, sufficient to provide adequate protection against probable losses in the current loan portfolio. Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral.

    When a loan becomes five installments past due, it is charged off unless management directs that it be retained as an active loan. In making this charge off evaluation, no installment is counted as being past due if at least 80% of the contractual payment has been paid. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums.

    An analysis of the allowance for the years ended December 31, 1998, 1997 and 1996 is shown in the following table:

                                         1998         1997         1996
                                         ----         ----         ----
    Beginning Balance. . . . . . . .  $5,968,818   $5,753,221   $4,511,826
      Provision for Loan Losses. . .   7,031,251    6,915,794    6,266,201
      Bulk Purchase Accounts . . . .      24,663      146,606      118,365
      Charge-Offs. . . . . . . . . .  (8,503,698)  (8,257,856)  (6,348,280)
      Recoveries . . . . . . . . . .   2,132,729    1,411,053    1,205,109
                                      ----------   ----------   ----------
    Ending Balance . . . . . . . . .  $6,653,763   $5,968,818   $5,753,221
                                      ==========   ==========   ==========

3.  MARKETABLE DEBT SECURITIES

    Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:

                                               Gross     Gross      Estimated
                                  Amortized Unrealized Unrealized  Fair Market
                                    Cost       Gains     Losses       Value
December 31, 1998:                  ----       -----     ------       -----
-----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . . $ 9,423,166  $106,662  $( 6,110)  $ 9,523,718
Obligations of states and
  political subdivisions . . . .  28,321,157   641,761   (35,788)   28,927,130
Corporate Securities . . . . . .   1,466,768    21,421      (625)    1,487,564
                                 -----------  --------  --------   -----------
                                 $39,211,091  $769,844  $(42,523)  $39,938,412
                                 ===========  ========  ========   ===========

December 31, 1997:
-----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . . $16,905,147  $ 48,754  $(21,016)  $16,932,885
Obligations of states and
  political subdivisions . . . .  13,372,979   430,307      (105)   13,803,181
Corporate Securities . . . . . .     945,263     9,358    (1,689)      952,932
                                 -----------  --------  --------   -----------
                                 $31,223,389  $488,419  $(22,810)  $31,688,998
                                 ===========  ========  ========   ===========
                                    -28-

    Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent to hold such securities to maturity. The amortized cost and estimated fair market values of these debt securities are as follows:

                                               Gross     Gross      Estimated
                                  Amortized Unrealized Unrealized  Fair Market
                                    Cost       Gains     Losses       Value
December 31, 1998:                  ----       -----     ------       -----
-----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . . $ 2,756,782  $ 33,843  $     --   $ 2,790,625
Obligations of states and
  political subdivisions . . . .   3,663,617    52,835        --     3,716,452
Corporate Securities . . . . . .     784,714    25,470    (2,430)      807,754
                                 -----------  --------  --------   -----------
                                 $ 7,205,113  $112,148  $ (2,430)  $ 7,314,831
                                 ===========  ========  ========   ===========

December 31, 1997:
-----------------
U.S. Treasury Securities
  and obligations of
  U.S. government corporations
  and agencies . . . . . . . . . $   495,537  $  4,072  $     --   $   499,609
Obligations of states and
  political subdivisions . . . .     757,220     8,225        --       765,445
                                 -----------  --------  --------   -----------
                                 $ 1,252,757  $ 12,297  $     --   $ 1,265,054
                                 ===========  ========  ========   ===========


    The amortized cost and estimated fair market values of marketable debt securities at December 31, 1998, by contractual maturity, are shown below:

                                 Available for Sale       Held to Maturity
                             ------------------------  -----------------------
                                            Estimated               Estimated
                              Amortized    Fair Market  Amortized  Fair Market
                                 Cost        Value        Cost        Value
                                 ----        -----        ----        -----
Due in one year or less . .  $ 1,791,022  $ 1,801,383  $  249,922  $  251,953
Due after one year
  through five years. . . .   24,121,390   24,413,653   3,774,068   3,809,029
Due after five years
  through ten years           11,299,131   11,627,811   3,181,123   3,253,849
Due after ten years . . . .    1,999,548    2,095,565          --          --
                             -----------  -----------  ----------  ----------
                             $39,211,091  $39,938,412  $7,205,113  $7,314,831
                             ===========  ===========  ==========  ==========

    Sales of investments in debt securities available-for-sale during 1998 generated proceeds of $66,658 and a gain of $977. Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 1998 were $18,235,000. Gross gains of $13,278 and gross losses of $(2,258) were realized on these redemptions. There were no proceeds generated due to sales of investment securities.

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

4.  PLEDGED ASSETS

    At December 31, 1998, certain Short-term Investments of the insurance subsidiaries were on deposit with the Georgia Insurance
Commissioner to meet the deposit requirements of Georgia insurance laws.

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

    The Company has an additional Credit Agreement for $2,000,000 which is used for general operating purposes. This agreement provides for borrowings on an unsecured basis at 1/8% above the prime rate of interest and has a termination date of July 1, 1999.

    A bank loan was entered into in 1986, which carried an interest rate of 70% of the prime rate of interest repayable in 180 monthly installments. This loan was collateralized by land and a building. The Company paid off this loan in December, 1998.

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

    Additional data related to the Company's Senior Debt is as follows:

                       Weighted
                        Average       Maximum       Average        Weighted
                       Interest       Amount        Amount         Average
Year Ended            Rate at end   Outstanding   Outstanding    Interest Rate
December 31            of Year      During Year   During Year     During Year
-----------            -------      -----------   -----------     -----------
                                     (In thousands, except % data)
1998:
----
Bank. . . . . . . . .      -- %       $    192      $    156          5.95%
Senior Notes. . . . .    5.13           54,820        52,801          5.61
Commercial Paper. . .    6.18           49,626        46,725          6.37
    All Categories. .    5.63          104,446        99,682          5.97

1997:
----
Bank. . . . . . . . .    5.95%        $    241      $    217          5.95%
Senior Notes. . . . .    5.92           52,383        47,814          5.92
Commercial Paper. . .    6.52           53,372        50,164          6.52
    All Categories. .    6.21          101,302        98,195          6.23

1996:
----
Bank. . . . . . . . .    5.95%        $    291      $    267          5.98%
Senior Notes. . . . .    5.92           49,406        42,836          5.92
Commercial Paper. . .    6.51           52,944        48,432          6.60
    All Categories. .    6.22           95,541        91,535          6.28

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

    Interest rate information on the Subordinated Debt at December 31 is as follows:

           Weighted Average Rate at       Weighted Average Rate
                 End of Year                  During Year
           ------------------------       ---------------------
             1998   1997   1996             1998   1997   1996
             ----   ----   ----             ----   ----   ----
             6.39%  6.61%  6.81%            6.52%  6.68%  7.03%


    Maturity information on the Company's Subordinated Debt at December 31, 1998 is as follows:


                                         Amount Maturing
                             -------------------------------------
                             Based on Maturity   Based on Interest
                                   Date          Adjustment Period
                             -----------------   -----------------
             1999. . . . . .   $10,234,604          $31,089,437
             2000. . . . . .     7,248,982            6,784,484
             2001. . . . . .     9,581,125              486,398
             2002. . . . . .    11,896,036              600,428
                               -----------          -----------
                               $38,960,747          $38,960,747
                               ===========          ===========

7.  COMMITMENTS AND CONTINGENCIES

    The Company's operations are carried on in locations which are occupied under lease agreements. The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years. Rent expense was $1,996,393, $1,807,899 and $1,531,183 for the years ended December 31, 1998, 1997 and 1996, respectively. Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 1998, amounts to $1,882,582 for 1999, $1,563,603 for 2000, $1,117,797 for 2001, $685,072 for 2002, $345,718
for 2003 and $5,700 for the year 2004 and beyond. The total commitment is $5,600,472.

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

8.  RELATED PARTY TRANSACTIONS

    Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee.
Income recorded by the Company in 1998, 1997 and 1996 related to these agreements was $63,800 each year, which in Management's opinion approximates the Company's actual cost of these services.

    Liberty leases its office space and equipment from the Company for $5,000 per month, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

    At December 31, 1998, the Company maintained $2,100,000 of certificates of deposit with Liberty at market rates and terms. The Company also had $2,356,345 in demand deposits with Liberty at December 31, 1998.

    The Company leases a portion of its properties (see Note 7) for an aggregate of $13,250 per month from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

    During 1998, a loan was extended to a real estate development partnership of which one of the Company's shareholders is a partner.
The balance on this commercial loan was $1,498,502 at December 31, 1998.

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

    The Provision for Income Taxes for the years ended December 31, 1998, 1997 and 1996 is made up of the following components:

                                       1998           1997           1996
                                       ----           ----           ----
  Current - Federal . . . . . . . . $1,453,990     $1,251,503     $2,353,773
  Current - State . . . . . . . . .     21,040         15,371        191,394
                                    ----------     ----------     ----------
     Total Current. . . . . . . . .  1,475,030      1,266,874      2,545,167
                                    ----------     ----------     ----------

  Prepaid - Federal . . . . . . . .    115,929      3,343,020       (309,371)
  Prepaid - State . . . . . . . . .         --        318,136        (55,438)
     Total Prepaid. . . . . . . . .    115,929      3,661,156       (364,809)
                                    ----------     ----------     ----------
         Total Provision. . . . . . $1,590,814     $4,928,030     $2,180,358
                                    ==========     ==========     ==========

    Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 1998 and 1997:

                                                 Deferred Tax
                                              Assets (Liabilities)
                                         ---------------------------
                                             1998            1997
                                             ----            ----
     Insurance Commissions  . . . . . .  $(2,111,122)    $(1,960,573)
     Unearned Premium Reserves. . . . .      573,841         523,446
     Unrealized Gains on
       Marketable Debt Securities . . .     (170,898)       (122,799)
     Other. . . . . . . . . . . . . . .      (34,880)        (19,104)
                                         -----------     -----------
                                         $(1,743,059)    $(1,579,030)
                                         ===========     ===========

    The Company's effective tax rate for the years ended December 31, 1998, 1997 and 1996 is analyzed as follows:

                                             1998        1997        1996
                                            ----        ----        ----
    Statutory Federal income tax rate. . .  34.0%       34.0%       34.0%
    State income tax, net of Federal
      tax effect . . . . . . . . . . . . .    .2         3.3         1.1
    Net tax effect of IRS regulations
      on life insurance subsidiary . . . .  (6.8)       (8.9)       (7.9)
    Tax effect of S Corporation status . .  (6.9)       53.7          --
    Other items. . . . . . . . . . . . . .  (2.5)       (9.0)       (1.3)
                                            ----        ----        ----
        Effective Tax Rate . . . . . . . .  18.0%       73.1%       27.9%
                                            ====        ====        ====


10. SEGMENT FINANCIAL INFORMATION:

    In June 1997, the Financial Accounting Standards Board issued Financial Accounting Standard Number 131 (SFAS 131) "Disclosure about Segments of an Enterprise and Related Information," which the Company adopted in 1998. SFAS 131 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

    The Company has three reportable segments: Division I, Division II and Division III. Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location. Division I is comprised of offices located in Northeast Georgia, South Carolina and North Carolina. Offices in Central and South Georgia comprise Divison II. Divison III is comprised of branch offices in Alabama, Louisiana, Mississippi and West Georgia.

    Accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance is measured based objectives set at the beginning of each year and include various factors such as segment profit, growth in earning assets and delinquency and loan loss management. All segment revenues result from transactions with third parties. The Company does not allocate income taxes or corporate headquarter expenses to the segments.
                                    -33-

    Below is a performance recap of each of the Company's reportable segments for the three years ended December 31, 1998 followed by a reconcilement to consolidated Company data:

                              Division I   Division II  Division III  Total Segments
Year 1998:                    ----------   -----------  ------------  --------------
---------
Revenues:
  Finance Charges Earned . . $13,668,361   $14,101,316   $14,861,961   $ 42,631,638
  Insurance Income . . . . .   4,327,262     5,911,613     5,130,705     15,369,580
  Other. . . . . . . . . . .      92,156       116,311       154,960        363,427
                             -----------   -----------   -----------   ------------
                              18,087,779    20,129,240    20,147,626     58,364,645
                             -----------   -----------   -----------   ------------
Expenses:
  Interest Cost. . . . . . .   2,082,298     2,439,714     2,336,803      6,858,815
  Provision for Loan Losses.   2,008,540     2,140,347     1,884,195      6,033,082
  Depreciation . . . . . . .     246,633       187,281       376,404        810,318
  Other. . . . . . . . . . .   8,242,026     7,778,589     9,787,743     25,808,358
                             -----------   -----------   -----------   ------------
                              12,579,497    12,545,931    14,385,145     39,510,573
                             -----------   -----------   -----------   ------------
Segment Profit . . . . . . . $ 5,508,282   $ 7,583,309   $ 5,762,481   $ 18,854,072
                             ===========   ===========   ===========   ============

Segment Assets:
  Net Receivables. . . . . . $44,690,958   $50,874,052   $51,447,448   $147,012,458
  Cash   . . . . . . . . . .      53,502        49,830        63,497        166,829
  Net Fixed Assets . . . . .     568,992       326,368       787,921      1,683,281
  Other Assets . . . . . . .     318,517       417,648       631,598      1,367,763
                             -----------   -----------   -----------   ------------
    Total Segment Assets . . $45,631,969   $51,667,898   $52,930,464   $150,230,331
                             ===========   ===========   ===========   ============

                             Division I    Division II  Division III  Total Segments
Year 1997:                   ----------    -----------  ------------  --------------
---------
Revenues:
  Finance Charges Earned . . $13,254,994   $13,780,391   $13,027,893   $ 40,063,278
  Insurance Income . . . . .   4,434,218     5,378,050     4,699,936     14,512,204
  Other. . . . . . . . . . .      95,694       111,584       153,259        360,537
                             -----------   -----------   -----------   ------------
                              17,784,906    19,270,025    17,881,088     54,936,019
                             -----------   -----------   -----------   ------------
Expenses:
  Interest Cost. . . . . . .   2,146,429     2,450,451     2,251,674      6,848,554
  Provision for Loan Losses.   1,997,027     2,186,624     2,663,151      6,846,802
  Depreciation . . . . . . .     258,989       213,026       410,537        882,552
  Other. . . . . . . . . . .   7,602,911     7,452,571     8,774,662     23,830,144
                             -----------   -----------   -----------   ------------
                              12,005,356    12,302,672    14,100,024     38,408,052
                             -----------   -----------   -----------   ------------
Segment Profit . . . . . . . $ 5,779,550   $ 6,967,353   $ 3,781,064   $ 16,527,967
                             ===========   ===========   ===========   ============
Segment Assets:
  Net Receivables. . . . . . $42,960,935   $49,709,002   $48,867,850   $141,537,787
  Cash   . . . . . . . . . .      52,601        46,532        62,168        161,301
  Net Fixed Assets . . . . .     527,464       408,556       899,458      1,835,478
  Other Assets . . . . . . .     459,098       418,820       679,250      1,557,168
                             -----------   -----------   -----------   ------------
    Total Segment Assets . . $44,000,098   $50,582,910   $50,508,726   $145,091,734
                             ===========   ===========   ===========   ============

                              Division I   Division II  Division III  Total Segments
Year 1996:                    ----------   -----------  ------------  --------------
---------
Revenue:
  Finance Charges Earned . . $13,373,935   $13,496,647   $11,206,962   $ 38,077,544
  Insurance Income . . . . .   4,732,061     5,444,964     4,214,140     14,391,165
  Other. . . . . . . . . . .      76,925        95,745       122,148        294,818
                             -----------   -----------   -----------   ------------
                              18,182,921    19,037,356    15,543,250     52,763,527
                             -----------   -----------   -----------   ------------
Expenses:
  Interest Cost. . . . . . .   2,337,307     2,547,835     2,088,450      6,973,592
  Provision for Loan Losses.   1,885,839     1,745,410     1,511,922      5,143,171
  Depreciation . . . . . . .     288,205       246,696       332,116        867,017
  Other. . . . . . . . . . .   6,991,762     6,965,187     6,944,069     20,901,018
                             -----------   -----------   -----------   ------------
                              11,503,113    11,505,128    10,876,557     33,884,798
                             -----------   -----------   -----------   ------------
Segment Profit . . . . . . . $ 6,679,808   $ 7,532,228   $ 4,666,693   $ 18,878,729
                             ===========   ===========   ===========   ============
Segment Assets:
  Net Receivables. . . . . . $43,780,639   $49,508,726   $44,286,661   $137,576,026
  Cash   . . . . . . . . . .      33,184        45,826        50,188        129,198
  Other Assets . . . . . . .     452,620       323,423       507,636      1,283,679
                             -----------   -----------   -----------   ------------
    Total Segment Assets . . $44,266,443   $49,877,975   $44,844,485   $138,988,903
                             ===========   ===========   ===========   ============

RECONCILEMENT:                                 1998          1997          1996
-------------                                  ----          ----          ----
Revenues:
  Total revenues from
    reportable segments. . . . . . . . .  $ 58,364,645  $ 54,936,019   $ 52,763,527
  Corporate finance charges earned
    not allocated to segments. . . . . .        57,053       (33,114)        17,126
  Reclass of investment income net
    against interest cost. . . . . . . .     1,791,207     1,895,684      1,256,385
  Reclass of insurance expense
    against insurance income . . . . . .     4,694,936     4,563,973      4,267,132
  Timing difference of insurance
    income allocation to segments. . . .       548,083       (75,457)       (83,977)
  Other revenues not allocated
    to segments. . . . . . . . . . . . .       227,497       211,299        195,260
                                          ------------  ------------   ------------
      Consolidated Revenues. . . . . . .  $ 65,683,421  $ 61,498,404   $ 58,415,453
                                          ============  ============   ============
Profit or Loss:
  Total profit or loss for
    reportable segments. . . . . . . . .  $ 18,854,072  $ 16,527,967   $ 18,878,729
  Corporate earnings not allocated . . .       832,632       102,728        128,409
  Corporate expenses not allocated . . .   (10,828,106)   (9,886,355)   (10,589,028)
  Income taxes not allocated . . . . . .    (1,590,814)   (4,928,030)    (2,180,358)
                                          ------------  ------------   ------------
      Consolidated Profit. . . . . . . .  $  7,267,784  $  1,816,310   $  6,237,752
                                          ============  ============   ============
Assets:
  Total assets for reportable segments .  $150,230,331  $145,091,734   $138,988,903
  Reclass accrued interest
    receivable on loans. . . . . . . . .       912,684       915,538        729,246
  Loans held at corporate
    home office level. . . . . . . . . .     2,293,491        947,36      1,559,800
  Unearn insurance at corporate level. .    (5,016,709)   (4,730,626)    (4,436,105)
  Allowance for loan losses at
    corporate level. . . . . . . . . . .    (6,653,763)   (5,968,818)    (5,753,221)
  Cash and cash equivalents
    held at corporate level. . . . . . .    19,944,849    24,960,776     27,303,507
  Investment securities at
    corporate level. . . . . . . . . . .    47,143,525    32,941,755     23,729,982
  Fixed assets at corporate level. . . .     3,004,062     3,053,193      3,457,902
  Other assets at corporate level. . . .     4,816,440     3,954,653      6,324,336
                                          ------------  ------------   ------------
    Consolidated Assets. . . . . . . . .  $216,674,910  $201,165,572   $191,904,350
                                          ============  ============   ============

                         DIRECTORS AND EXECUTIVE OFFICERS

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


Executive Officers
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

                    INSIDE BACK COVER PAGE OF ANNUAL REPORT


                                BRANCH OPERATIONS

Division I                                 Division III

Northeast Georgia & South Carolina:        Alabama, Louisiana, Mississippi and
----------------------------------           Northeast Georgia:
Isabel Youngblood, Senior                  -----------------------------------
  Vice President                           Jack R. Coker, Vice President
Ronald F. Morrow, Area                     Robert J. Canfield, Area
  Vice President                             Vice President
Regina K. Bond, Supervisor                 J. Michael Culpepper, Area Vice
K. Donald Floyd, Supervisor                  Vice President
Michael D. Lyles, Supervisor               Ronald E. Byerly, Supervisor
Brian L. McSwain, Supervisor               Susan C. Cantrell, Supervisor
Harriet H. Moss, Supervisor                Anne Renee Hebert, Supervisor
Melvin L. Osley, Supervisor                Jack L. Hobgood, Supervisor
Virginia K. Palmer, Supervisor             Bruce S. Hooper, Supervisor
Timothy M. Schmotz, Supervisor             Janice B. Hyde, Supervisor
Tami D. Settlemyer, Supervisor             H. Timothy Love, Supervisor
                                           Johnny M. McEntyre, Supervisor
                                           Johnny M. Olive, Supervisor
                                           R. Darryl Parker, Supervisor
                                           Henrietta R. Reathford, Supervisor
                                           R. Gaines Snow, Supervisor

Division II                                ADMINISTRATION
-----------                                --------------
Central & South Georgia:                   Ben F. Cheek, IV, Statistics &
A. Jarrell Coffee, Vice President            Planning
Donald C. Carter, Supervisor               Lynn E. Cox, Investment Center
Judy A. Landon, Supervisor                 Samuel P. Greer, Internal Audit
Jeffrey C. Lee, Supervisor                 Phoebe P. Martin, Human Resources &
Thomas C. Lennon, Supervisor                 Marketing
Dianne H. Moore, Supervisor                Pamela S. Rickman, Operations
Marcus C. Thomas, Supervisor                 Coordinator
                                           Linda L. Sessa, Data Processing