Form 10-K, Exhibit 13
period 1999-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2000-03-29
CIK 38723

Exhibit 13










                      1st FRANKLIN FINANCIAL CORPORATION

                                ANNUAL REPORT


                              DECEMBER 31, 1999



                             FRONT and BACK COVER
              (Collage of Photos from Annual Managers' Meeting)



                  INSIDE FRONT COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi, North Carolina and South Carolina which is regional operating territory of Company and listing of branch offices)

             1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

                                  ALABAMA
                                  -------
Alexander City   Clanton       Florence         Jasper         Ozark            Selma
Andalusia        Cullman       Gadsden          Madison        Pelham           Sylacauga
Arab             Decatur       Geneva           Moulton        Prattville       Troy
Athens           Dothan        Hamilton         Muscle Shoals  Russellville(2)  Tuscaloosa
Bessemer         Enterprise    Huntsville       Opp            Scottsboro       Wetumpka
Birmingham       Fayette
                                  GEORGIA
                                  -------
Adel             Calhoun       Cumming          Griffin        McRae            Statesboro
Albany           Canton        Dallas           Hartwell       Milledgeville    Swainsboro
Alma             Carrollton    Dalton           Hawkinsville   Monroe           Sylvania
Americus         Cartersville  Dawson           Hazlehurst     Montezuma        Sylvester
Arlington        Cedartown     Douglas          Hinesville     Monticello       Thomaston
Athens (2)       Chatsworth    Douglasville(2)  Hogansville    Moultrie         Thomson
Bainbridge       Clarkesville  East Ellijay     Jackson        Nashville        Tifton
Barnesville      Claxton       Eastman          Jasper         Newnan           Toccoa
Baxley           Clayton       Elberton         Jefferson      Perry            Valdosta (2)
Blakely          Cleveland     Forsyth          Jesup          Pooler **        Vidalia
Blue Ridge       Cochran       Fort Valley      LaGrange       Richmond Hill    Warner Robins
Bremen           Commerce      Gainesville      Lavonia        Rome             Washington
Brunswick        Conyers       Garden City      Lawrenceville  Royston          Waycross
Buford           Cordele       Georgetown       Madison        Sandersville     Waynesboro
Butler           Cornelia      Glennville       Manchester     Savannah         Winder
Cairo            Covington     Greensboro       McDonough
                                   LOUISIANA
                                   ---------
Alexandria       DeRidder      Jena             Leesville      Natchitoches     Pineville
Crowley          Franklin      Lafayette        Marksville     New Iberia
                                  MISSISSIPPI
                                  -----------
Bay St. Louis    Grenada       Hattiesburg      Jackson        Magee            Pearl
Carthage         Gulfport      Hazlehurst       Kosciusko      McComb           Picayune
Columbia
                                NORTH CAROLINA
                                --------------
Monroe           Pineville
                                SOUTH CAROLINA
                                --------------
Aiken            Columbia      Gaffney          Lancaster      Orangeburg        Union
Anderson         Conway        Greenville       Laurens        Rock Hill         York
Cayce            Easley        Greenwood        Marion         Seneca
Clemson          Florence      Greer            Newberry       Spartanburg

----------------------------
** Opened first quarter 2000

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




                                 THE COMPANY

   1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 97 branch offices in Georgia, 33 in Alabama, 22 in South Carolina, 13 in Mississippi, 11 in Louisiana and 2 in North Carolina. At December 31, 1999, the Company had 682 employees.

   As of December 31, 1999, the resources of the Company were invested principally in loans which comprised 69% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

                             CHATSWORTH, GEORGIA

                 1999 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


                            *********************
                          ** PICTURE OF EMPLOYEES **
                            *********************


This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Chatsworth Staff for this significant achievement. The Friendly Franklin Folks salute you!

TO OUR INVESTORS, EMPLOYEES AND FRIENDS:

     I am very pleased to report to you that 1st Franklin Financial Corporation closed out the 1900's in excellent condition. We are now looking forward to the many opportunities that a new century will offer us. Before leaving the 1900's completely however, I want to acknowledge and recognize the hard work and preparation by our Y2K committee and data processing staff. Their efforts paid off handsomely when all of our systems operated properly on January 1. We had every confidence that the results would be just that and I am very grateful to them for their planning and execution during the many months of work that preceded Y2K.

     Now may I call your attention to a few of the highlights of our 1999 year which you will find in this Annual Report. Naturally, as you have time, I hope you will read the entire report in order to get a full and complete picture of the year's results.

     One of our goals for 1999 was to increase our gross receivables by approximately 15% in order to top $200,000,000. You might recall that we had a long-standing goal of reaching $200,000,000 in assets by the year 2000.
We reached that goal in 1997, three years ahead of schedule, so having completed the initial goal, we felt that achieving $200,000,000 in gross loan receivables by the end of 1999 would be a challenging and worthy goal. You will note from our balance sheet on page 20 that we made it - - $200,468,312.

     With growth in receivables you always look for a nice growth in net income. Fortunately, that is exactly what occurred when our net income increased by 6.6% over 1998 reaching an all-time high of $7.7 million. This occurred even with the additional expense associated with new branch office openings. During the year, eleven new branches were opened - - 2 in Alabama, 3 in Georgia, 4 in Louisiana and 2 in Mississippi. These new offices brought the total number of branches to 177 in six southeastern states and our plan is to continue this growth as we enter 2000.

     The 1st Franklin Investment Center continues to grow and support the growth of our branch system. With the total of our investments approaching $150 million and the number of our investors standing at 6,133 one can readily see the vital part that each of our investors plays in the everyday success of our company. Hopefully, they and others will join with us now and in the years ahead as we continue to strive to carry out our mission of being a major provider of credit to individuals and families in the Southeastern United States.

     In an effort to support one of our company's Core Values which is Open, Honest Communication, we had a company-wide employee survey in early 1999. The response to the survey was excellent - 72% of our employees completed and returned the survey and from the results of the survey came some important changes which we hope will translate into happy and highly motivated co-workers. We intend to keep the communication lines open.

     1st Franklin Financial had a good 1999 and we are excited about the prospects for a repeat in 2000. Many people were responsible for another successful year for our company. Certain groups standout, such as my co-workers, our investors, our bankers and our customers. These people deserve a special salute and thank you for their year-long encouragement and support. Hopefully, we will continue to earn your confidence and support in 2000 and for many years to come.


                                                     Very sincerely yours,

                                                     s/ Ben F. Cheek, III
                                                -----------------------------
                                                Chairman of the Board and CEO

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is selected consolidated financial data of the Company. This information should be read in conjunction with "Management's Discussion of Operations" and the more detailed financial statements and notes thereto included herein.

                                           Year Ended December 31
                             ------------------------------------------------
                                1999     1998       1997      1996      1995
                                ----     ----       ----      ----      ----
                                      (In 000's, except ratio data)

Selected Income Statement Data:

Revenues . . . . . . . . . . $ 72,641  $ 65,683  $ 61,498  $ 58,415  $ 55,157
Net Interest Income. . . . .   41,731    37,289    34,470    32,534    30,147
Interest Expense . . . . . .    8,920     8,723     8,801     8,312     8,048
Provision for
  Loan Losses. . . . . . . .    8,523     7,031     6,916     6,266     4,631
Income Before
  Income Taxes . . . . . . .    9,663     8,859     6,744     8,418     8,969
Net Income . . . . . . . . .    7,748     7,268     1,816     6,238     6,507
Ratio of Earnings to
  Fixed Charges. . . . . . .     2.00      1.94      1.72      1.95      2.06


Selected Balance Sheet Data:

Loans, Net . . . . . . . . . $156,124  $138,548  $132,701  $129,684  $120,763
Total Assets . . . . . . . .  227,138   216,675   201,166   191,904   182,084
Senior Debt. . . . . . . . .  113,890   104,446    98,930    94,740    95,541
Subordinated Debt. . . . . .   35,247    38,961    37,247    34,942    30,617
Stockholders' Equity . . . .   64,540    61,364    54,734    53,414    47,747
Ratio of Total Liabilities
  to Stockholders' Equity. .     2.52      2.53      2.68      2.59      2.81

                                  BUSINESS

     References in this Annual Report to "1st Franklin", "we", "our" and "us" refers to 1st Franklin Financial Corporation.

     1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 1999, direct cash loans comprised 76% of our outstanding loans, real estate loans comprised 17% and sales finance contracts comprised 7%.

     In connection with this business, we write credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two of our wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

     The following table shows the sources of our earned finance charges over each of the past five periods:


                                           Year Ended December 31
                                -------------------------------------------
                                  1999     1998     1997     1996     1995
                                  ----     ----     ----     ----     ----
                                              (In Thousands)
      Direct Cash Loans . . . . $37,813  $33,579  $30,566  $28,440  $25,898
      Real Estate Loans . . . .   7,181    7,112    7,196    7,238    7,058
      Sales Finance Contracts .   2,222    1,998    2,268    2,417    2,757
                                -------  -------  -------  -------  -------
        Total Finance Charges . $47,216  $42,689  $40,030  $38,095  $35,713
                                =======  =======  =======  =======  =======


     We make direct cash loans primarily to people who need money for some unusual or unforeseen expense or for the purpose of paying off an accumulation of small debts or for the purchase of furniture and appliances. These loans are repayable in 6 to 48 monthly installments and generally do not exceed $10,000 in principal amount. The loans are generally secured by personal property, motor vehicles and/or real estate. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

     First and second mortgage loans on real estate are made to homeowners who wish to improve their property or who wish to restructure their financial obligations. We generally make the loans in amounts from $3,000 to $50,000 on maturities of 35 to 180 months. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

     Sales finance contracts are purchased from retail dealers. These contracts have maturities that range from 3 to 48 months and generally do not individually exceed $7,500 in principal amount. We believe that the interest rates we charge on these contracts are in compliance with applicable federal and state laws.

     Prior to the making of a loan, we complete a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the customer. In granting the loan, we receive a security interest in the real or personal property of the borrower. In making direct cash loans, we focus on the customer's ability to repay his or her loan to us rather than on the potential resale value of the underlying security. In making real estate and sales finance loans, however, we focus instead on the marketability and value of the underlying collateral.

     1st Franklin competes with several national and regional finance companies, as well as a variety of local finance companies in the communities which we serve. We believe that our emphasis on customer service helps us compete effectively in the markets we serve.

     Our business consists mainly of the making of loans to salaried people and wage earners who depend on their earnings to make their repayments. Our ability to continue the profitable operation of our business will therefore depend to a large extent on the continued employment of these people and their ability to meet their obligations as they become due. Therefore, a sustained recession or a significant downturn in business with consequent unemployment or continued increases in the number of personal bankruptcies among our typical customer base may have a material adverse effect on our collection ratios and profitability.

     The average annual yield on loans we make (the % of finance charges earned to average net outstanding balance) has been as follows:


                                           Year Ended December 31
                                   --------------------------------------
                                    1999     1998     1997    1996   1995
                                    ----     ----     ----    ----   ----
Direct Cash Loans. . . . . . . .   31.92%   31.53%   30.25%  30.75% 31.26%
Real Estate Loans. . . . . . . .   21.55    21.82    21.76   21.53  22.73
Sales Finance Contracts. . . . .   20.94    21.00    20.97   20.77  22.28




     The following table contains information about our operations:


                                               As of December 31
                                    -------------------------------------
                                    1999     1998    1997    1996    1995
                                    ----     ----    ----    ----    ----
Number of Branch Offices . . . .     177      166     157     144     128
Number of Employees. . . . . . .     682      628     596     575     527
Average Total Loans
  Outstanding Per
  Branch ( in 000's) . . . . . .  $1,133   $1,060  $1,064  $1,138  $1,208
Average Number of Loans
  Outstanding Per Branch . . . .     639      624     644     701     765

DESCRIPTION OF LOANS

                                          Year Ended December 31
                            ---------------------------------------------------
                               1999       1998       1997       1996      1995
DIRECT CASH LOANS:             ----       ----       ----       ----      ----
-----------------
Number of Loans Made
  to New Borrowers. . . . .   34,595     30,282     28,656     27,636    25,840
Number of Loans Made
  to Former Borrowers . . .   17,498     16,083     14,626     14,410    14,740
Number of Loans Made
  to Present Borrowers. . .   80,695     69,712     65,096     63,329    61,304
Total Number of Loans
  Made. . . . . . . . . . .  132,788    116,077    108,378    105,375   101,884
Total Volume of Loans
 Made (in 000's). . . . . . $234,172   $196,401   $180,541   $173,196   $164,034
Average Size of
  Loans Made. . . . . . . . $  1,764   $  1,692   $  1,666   $  1,644   $  1,610
Number of Loans
  Outstanding . . . . . . .   95,509     86,819     83,264     80,733     76,549
Total of Loans
  Outstanding (in 000's). . $153,170   $131,636   $123,039   $117,141   $107,960
Percent of Total Loans. . .       76%        75%        74%        72%        70%
Average Balance on
  Outstanding Loans . . . . $  1,604   $  1,516   $  1,478   $  1,451   $  1,410
REAL ESTATE LOANS:
-----------------
Total Number of Loans
  Made. . . . . . . . . . .    2,045      2,226      2,155      2,240      2,674
Total Volume of Loans
  Made (in 000's) . . . . . $ 19,439   $ 20,669   $ 22,921   $ 22,398   $ 22,379
Average Size of
  Loans Made. . . . . . . . $  9,105   $  9,285   $ 10,636   $  9,999   $  8,369
Number of Loans
  Outstanding . . . . . . .    4,054      4,105      4,101      4,214      4,188
Total of Loans
  Outstanding (in 000's). . $ 33,946   $ 33,465   $ 32,630   $ 33,507   $ 32,653
Percent of Total Loans. . .       17%        19%        19%        20%        21%
Average Balance on
  Outstanding Loans . . . . $  8,374   $  8,152   $  7,957   $  7,951   $  7,797
SALES FINANCE CONTRACTS:
-----------------------
Number of Contracts
  Purchased . . . . . . . .   15,601     13,490     14,662     17,499     19,195
Total Volume of Contracts
  Purchased (in 000's). . . $ 19,019   $ 14,612   $ 15,034   $ 17,150   $ 18,885
Average Size of Contracts
  Purchased . . . . . . . . $  1,219   $  1,083   $  1,025   $     980  $    984
Number of Contracts
  Outstanding . . . . . . .   13,531     12,710     13,801      15,941    17,151
Total of Contracts
  Outstanding (in 000's). . $ 13,352   $ 10,882   $ 11,334   $  13,201  $ 13,955
Percent of Total Loans. . .        7%         6%         7%          8%        9%
Average Balance on
  Outstanding Contracts . . $    987   $    856   $    821   $     828  $    814

                                     -7-

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING


                                          Year Ended December 31
                             ------------------------------------------------
                               1999      1998      1997      1996      1995
                               ----      ----      ----      ----      ----
                                               (in thousands)

                                               LOANS ACQUIRED
                                               --------------
DIRECT CASH LOANS. . . . . . $233,445  $195,634  $177,844  $169,825  $164,034
REAL ESTATE LOANS. . . . . .   18,654    20,317    21,532    20,971    22,000
SALES FINANCE CONTRACTS. . .   16,910    14,360    13,943    16,131    17,676
NET BULK PURCHASES . . . . .    3,622     1,371     5,177     5,818     1,588
                             --------  --------  --------  --------  --------
  TOTAL LOANS ACQUIRED . . . $272,631  $231,682  $218,496  $212,745  $205,298
                             ========  ========  ========  ========  ========

                                               LOANS LIQUIDATED
                                               ----------------
DIRECT CASH LOANS. . . . . . $212,638  $187,804  $174,643  $164,016  $152,694
REAL ESTATE LOANS. . . . . .   18,959    19,833    23,798    21,544    18,876
SALES FINANCE CONTRACTS. . .   16,549    15,065    16,901    17,904    19,736
                             --------  --------  --------  --------  --------
  TOTAL LOANS LIQUIDATED . . $248,146  $222,702  $215,342  $203,464  $191,306
                             ========  ========  ========  ========  ========

                                               LOANS OUTSTANDING
                                               -----------------
DIRECT CASH LOANS. . . . . . $153,170  $131,636  $123,039  $117,141  $107,960
REAL ESTATE LOANS. . . . . .   33,946    33,465    32,630    33,507    32,653
SALES FINANCE CONTRACTS. . .   13,352    10,882    11,334    13,201    13,955
                             --------  --------  --------  --------  --------
  TOTAL LOANS OUTSTANDING. . $200,468  $175,983  $167,003  $163,849  $154,568
                             ========  ========  ========  ========  ========

                                            UNEARNED FINANCE CHARGES
                                            ------------------------
DIRECT CASH LOANS. . . . . . $ 20,281  $ 17,573  $ 16,062  $ 16,270  $ 17,030
REAL ESTATE LOANS. . . . . .      604       345        84        --        12
SALES FINANCE CONTRACTS. . .    1,816     1,416     1,504     1,829     2,007
                             --------  --------  --------  --------  --------
  TOTAL UNEARNED
    FINANCE CHARGES. . . . . $ 22,701  $ 19,334  $ 17,650  $ 18,099  $ 19,049
                             ========  ========  ========  ========  ========

DELINQUENCIES

     We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the original or extended terms of the contract. When 80% of an installment has been paid, we do not consider the account delinquent for the purpose of this classification. When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due we classify the account as being 90 days or more past due.

     The following table shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans:

                                           Year Ended December 31
                                --------------------------------------------
                                 1999      1998      1997     1996      1995
                                 ----      ----      ----     ----      ----
                                        (In thousands, except % data)
DIRECT CASH LOANS:
  60-89 Days Past Due. . . . .  $3,161    $2,631    $2,593   $2,404    $1,914
  Percentage of Outstanding. .    2.06%     2.00%     2.11%    2.05%     1.77%
  90 Days or More Past Due . .  $7,358    $6,358    $5,137   $5,419    $3,286
  Percentage of Outstanding. .    4.80%     4.83%     4.18%    4.63%     3.04%


REAL ESTATE LOANS:
  60-89 Days Past Due. . . . .  $  437    $  335    $  432   $  426    $  254
  Percentage of Outstanding. .    1.29%     1.00%     1.33%    1.27%      .78%
  90 Days or More Past Due . .  $1,343    $  879    $  932   $1,334    $1,196
  Percentage of Outstanding. .    3.96%     2.63%     2.86%    3.98%    3.66%


SALES FINANCE CONTRACTS:
  60-89 Days Past Due. . . . .  $  318    $  187    $  285   $  339    $  295
  Percentage of Outstanding. .    2.38%     1.72%     2.52%    2.57%     2.11%
  90 Days or More Past Due . .  $  554    $  413    $  439   $  602    $  463
  Percentage of Outstanding. .    4.15%     3.80%     3.87%    4.56%     3.32%

                               LOSS EXPERIENCE

     Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customer's loans) are shown in the following table:

                                        Year Ended December 31
                        -----------------------------------------------------
                           1999       1998       1997       1996       1995
                           ----       ----       ----       ----       ----
                                      (In thousands, except % data)

                                      DIRECT CASH LOANS
                                      -----------------
Average Net Loans. . . . $118,444   $106,502   $101,051   $ 92,489   $ 82,847
Liquidations . . . . . . $212,638   $187,804   $174,643   $164,016   $152,694
Net Losses . . . . . . . $  6,800   $  5,879   $  5,992   $  4,617   $  3,753
Net Losses as % of
  Average Net Loans. . .     5.74%      5.52%      5.93%      4.99%      4.53%
Net Losses as % of
  Liquidations . . . . .     3.20%      3.13%      3.43%      2.81%      2.46%


                                      REAL ESTATE LOANS
                                      -----------------
Average Net Loans. . . . $ 33,315   $ 32,587   $ 33,066   $ 33,614   $ 31,050
Liquidations . . . . . . $ 18,959   $ 19,833   $ 23,798   $ 21,544   $ 18,876
Net Losses . . . . . . . $    150   $     94   $    141   $     49   $     22
Net Losses as % of
  Average Net Loans. . .      .45%       .29%       .43%       .15%       .07%
Net Losses as % of
  Liquidations . . . . .      .79%       .47%       .59%       .23%       .12%


                                   SALES FINANCE CONTRACTS
                                   -----------------------
Average Net Loans. . . . $ 10,612   $  9,514   $ 10,817   $ 11,640   $ 12,377
Liquidations . . . . . . $ 16,549   $ 15,065   $ 16,901   $ 17,904   $ 19,736
Net Losses . . . . . . . $    347   $    398   $    714   $    478   $    434
Net Losses as % of
  Average Net Loans. . .     3.27%      4.18%      6.60%      4.11%      3.51%
Net Losses as % of
  Liquidations . . . . .     2.10%      2.64%      4.22%      2.67%      2.20%


ALLOWANCE FOR LOAN LOSSES

     We determine the allowance for loan losses by reviewing our previous loss experience, reviewing of specifically identified loans where collection is doubtful and evaluating the inherent risks and change in the composition of our loan portfolio. Such allowance is, in our opinion, sufficient to provide adequate protection against probable loan losses on the current loan portfolio. The allowance is maintained out of income, except in the case of bulk purchases when it is provided in the allocation of the purchase price.

CREDIT INSURANCE
----------------
     When a borrower authorizes us to so, we write various credit insurance products in connection with the borrower's loan. We write such insurance as an agent for a non-affiliated insurance company.

     Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, which are wholly owned subsidiaries of 1st Franklin, reinsure the insurance written from the non-affiliated insurance company.



REGULATION AND SUPERVISION
--------------------------
     State laws require that each office in which a small loan business is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show finding of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon applicant's compliance with the laws and regulations that are applicable to the applicant in connection with its receipt of a license. The Company has never had any of its licenses revoked.

     We conduct all of our lending operations under the provisions of the Federal Consumer Credit Protection Act ("Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act. The Truth-in-Lending Act requires us to disclose to our customers the finance charge, the annual percentage rate, the total of payments and other information on all loans.

     A Federal Trade Commission ruling prevents us and other consumer lenders from using certain household goods as collateral on direct cash loans. We collateralize such loans with non-household goods such as automobiles, boats and other exempt items.

     We are also subject to state regulations governing insurance agents in the states in which we sell credit insurance. State insurance regulations require that insurance agents be licensed and limit the premium amount insurance agents can charge.

SOURCE OF FUNDS
---------------
     Our sources of funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:


                                           Year Ended December 31
                                   -------------------------------------
                                   1999    1998     1997    1996    1995
                                   ----    ----     ----    ----    ----
Bank Borrowings. . . . . . . . .     -%      -%       -%      -%      -%
Public Senior Debt . . . . . . .    50      48       49      49      52
Public Subordinated Debt . . . .    16      18       19      18      17
Other Liabilities. . . . . . . .     6       6        5       5       5
Stockholders' Equity . . . . . .    28      28       27      28      26
                                   ---     ---      ---     ---     ---
  Total. . . . . . . . . . . . .   100%    100%     100%    100%    100%
                                   ===     ===      ===     ===     ===


Number of Investors. . . . . . . 6,133   6,116    5,983   5,668   5,575


     All of our common stock is held by five related individuals and is not traded in an established public trading market.

     The average interest rate we charge on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, has been as follows:

                                            Year Ended December 31
                                   ---------------------------------------
                                   1999     1998    1997     1996     1995
                                   ----     ----    ----     ----     ----
Senior Borrowings. . . . . . . .   5.62%    6.09%   6.12%    6.29%    6.97%
Subordinated Borrowings. . . . .   6.25     6.23    6.58     6.86     6.92
All Borrowings . . . . . . . . .   5.79     6.13    6.25     6.67     6.96



     Our financial ratios relating to debt are as follows:

                                                At December 31
                                   ---------------------------------------
                                   1999     1998    1997     1996     1995
                                   ----     ----    ----     ----     ----
Total Liabilities to
  Stockholders' Equity . . . .     2.52     2.53    2.68     2.59     2.81

Unsubordinated Debt to
  Subordinated Debt plus
  Stockholders' Equity . . . .     1.28     1.16    1.19     1.17     1.32

                      MANAGEMENT'S DISCUSSION OF OPERATIONS

Financial Condition:
-------------------
     The Company ended the 20th century with a record year! At the close of 1999, total assets of the Company were $227.1 million as compared to $216.7 million at the beginning of the year. Gross revenues reached $72.6 million and net income from these revenues amounted to $7.7 million for the year. Expansion of branch operations continued with the opening of eleven new locations during the year, bringing the total to 177 offices.

     Being a financial institution, the primary earning assets of the Company are its loan receivables. Substantial growth occurred in the Company's loan portfolio during the year just ended due to strong consumer demand. Net receivables (gross receivables less unearned finance charges) increased $21.1 million during 1999, which was the primary factor driving the increase in overall assets. Total number of loans being serviced at December 31, 1999 was 113,094 as compared to 103,634 at December 31, 1998, the majority of which are small consumer loans with an average balance of $1,604. The Company's goal is to be a major provider of credit to individuals and families in the Southeastern United States. Management believes this is the niche market for the services provided by the Company. No commercial loans are extended in the normal course of business.

     Also contributing to the increase in overall assets was a $6.7 million (14%) growth in the Company's investment portfolio. Cash flows generated by operations and from sales of Company debt securities outpaced funds required for daily operations during 1999, thereby creating a surplus of cash. In an attempt to maximize yield, Management invested the cash surplus in its investment portfolio. Management maintains a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments. The investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various municipal bonds. A significant portion of these investment securities have been designated as "available for sale" with any unrealized gain or loss accounted for in the Company's equity section, net of deferred income taxes for those investments held by the insurance subsidiaries. The remainder of the investment portfolio represents securities carried at amortized cost and designated "held to maturity", as Management has both the ability and intent to hold these securities to maturity. Management had previously reported a higher increase in investment securities in its report for the nine months ended September 30, 1999. However, volatility in the bond market during the current year negatively impacted the investment portfolio as bond market values declined $1.3 million, net of deferred taxes for those investments
held by the Company's insurance subsidiaries.   Also, the Company liquidated
certain investments during the fourth quarter just ended to supplement financing of the increase in the loan portfolio.

     Cash and cash equivalents declined $14.2 million (71%) during 1999 mainly due to funds required to finance the aforementioned increase in the loan portfolio. At year end, the Company also used an alternative source of working capital by drawing on its credit line to help finance the loan activity.

Results of Operations:
---------------------
     As previously mentioned, gross revenues and net income reached record levels during the year just ended. The higher lending activity during 1999 resulted in average net receivables increasing $13.8 million (9%) to $162.4 million during 1999 as compared to $148.6 million during 1998. Average net receivables increased $3.7 million (3%) during 1998 as compared to 1997. Revenues rose in each of the comparable periods as a direct result of the higher levels of average net loans outstanding.

     The rise in revenues and an improvement in the Company's cost efficiency ratio were responsible for the increase in profits during the last two years. During 1999, the cost efficiency ratio declined to 69.4% as compared to 70.0%
                                     -13-

during 1998 and 71.9% during 1997. Low inflation and the low interest rate environment during the last two years enabled Management to reduce the ratio. The cost efficiency ratio measures operating expenses against total revenues net of interest and insurance expenses.

Net Interest Income

     Net interest income is the principal component in the composition of the Company's net income. It represents the margin by which interest income on earning assets (loans and investment securities) exceeds interest expense on its interest-bearing debt. The margin increased $4.4 million (12%) during 1999 as compared to 1998 and $2.8 million (8%) during 1998 as compared to 1997. These increases in margin spreads were primarily due to the interest income earned on the aforementioned higher levels of net receivables outstanding and due to higher investment income.

     Variations in interest expense were insignificant during the three-year period ended December 31, 1999. Lower market rates of interest enabled the Company to reduce average borrowing costs during the comparable periods even though average senior and subordinated debt outstanding increased $11.4 million (8%) during 1999 as compared to 1998 and $3.3 million (2%) during 1998 as compared to 1997. Average interest rates on borrowings were 5.79%, 6.13% and 6.25% during the years ended December 31, 1999, 1998 and 1997, respectively.

Net Insurance Income

      The Company's insurance business plays an integral roll in the overall income producing operations of the Company, second only to finance charges earned. Changes in net insurance income generally correspond to changes in the level of average net outstanding receivables. As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in force. Higher levels of insurance in force generally results in higher insurance income. Net insurance income rose $2.0 million (13%) during 1999 as compared to 1998 and $1.4 million (10%) during 1998 as compared to 1997. Claims and insurance commissions were slightly higher in 1999 as compared to 1998 and 1997.

Provision for Loan Losses

      The provision for loan losses increased $1.5 million (21%) to $8.5 million for the year just ended as compared to $7.0 million during 1998 and $6.9 million in 1997. At December 31, 1999, the allowance for loan losses was 4.50% of net receivables, up from 4.25% and 4.00% at December 31, 1998 and 1997, respectively. Management carefully monitors the credit worthiness of its loan portfolio considering factors such as previous loss experience, delinquency status, bankruptcy trends, the ability of the borrower to repay, underlying collateral and changes in the size of the loan portfolio. Additions are made to the loss allowance when Management deems it is appropriate to protect against probable losses in the current portfolio. During 1999, the increase in the provision and resulting increase in the allowance for loan losses was attributable to a 15% increase in net charge-offs, the substandial growth in the loan portfolio and an increase in loans in non-accrual status. Loans in non-accrual status represent loans 60 days or more deliquent and on which earnings no longer are accrued. At
December 31, 1999, there were $13.2 million of loans in non-accrual status compared to $10.8 million and $9.8 million at December 31, 1998 and 1997, respectively.

      Higher recovery rates on loans previously charged off resulted in a decline in net charge-offs during 1998 as compared to 1997. Although net losses were lower, rising bankruptcies and problem delinquencies induced Management to raise the loss allowance to provide for likely losses, which resulted in a slight increase in the provision for loan losses when compared to 1997.

      Currently, Management believes the allowance for loan losses is adequate to absorb losses. However, if conditions were to change, future additions to the allowance may be necessary in order to provide adequate protection against probable losses in the current portfolio.

Other Operating Expenses

      The largest expense category the Company has is personnel expense, which represented 46% of all expenses during 1999 and 44% in 1998. Increases in the employee base required to staff the new locations and merit salary
                                     -14-


increases caused personel expense to increase $3.2 million (15%) during the year just ended as compared to 1998. During 1998 the same expense increased $1.6 million (8%) as compared to 1997. Higher profits during each of the last two years resulted in higher accruals for incentive bonuses and profit sharing expenses, which also contributed to the overall increase in personnel expense. Medical claims incurred by Company's employees health insurance plan was another factor contributing to the increase in personnel expense in 1999 as compared to 1998. Medical claims increased 65% to $1.6 million during the year just ended. Claims declined during the same period a year ago compared to 1997.

      Occupancy expenses increased approximately $.4 million or 7% in both 1999 and 1998 mainly due to start-up costs and additional overhead associated with the expansion of branch operations. Increased rent expense on leases renewed in existing offices was an additional contributing factor.

      During 1999, other operating expenses rose $.7 million (7%) as compared to 1998 mainly due to increases in advertising, collection expense, insurance premiums, computer expenses, supplies, training and development and taxes and licenses. These same categories (with the exception of training and development) were also primarily responsible for the $.1 million (1%) increase in other operating expenses during 1998 as compared to 1997. The increase was much lower during 1998 due to a decline in legal expenses.
Legal expenses incurred in connection with the Alabama lawsuits added to the increase in other operating expenses during 1997. Settlement agreements were reached with certain borrowers who had previously asserted claims or had stated their intention to file claims against the Company. Although the Company and its employees deny any wrongdoing or any breach of a legal obligation or duty to the claimants, Management, in recognition of the expense and uncertainty of litigation, felt it was in the best interest of the Company to dispose of those cases.

Income Taxes

     Effective income tax rates for the years ended December 31, 1999, 1998 and 1997 were 19.8%, 18.0% and 73.1%, respectively. Rates rose slightly during 1999 as a result of higher earnings by the insurance subsidiaries.
The rate was higher during 1997 as a result of the Company electing S Corporation status for income tax reporting purposes effective January 1, 1997. The taxable income or loss of an S Corporation is includable in the individual tax returns of the stockholders of the Company. Over the years the Company had prepaid federal and state income taxes due to certain temporary differences between reported income and expenses for financial statement purposes and for income tax purposes. Election of S Corporation status required elimination of all accumulated prepaid/deferred tax assets and liabilities. Accordingly, deferred income tax assets and liabilities were eliminated and no provisions for current and deferred income taxes were made by the Company other than amounts related to prior years when the Company was a taxable entity. Deferred income tax assets and liabilities continue to be recognized and provisions for current and deferred income taxes continue to be made by the Company's subsidiaries. The Company took a one-time charge of approximately $3.6 million during the first quarter of 1997 to expense the previously deferred income tax asset which it was not permitted to expense prior to election of becoming an S Corporation.

     Certain tax benefits provided by law to life insurance companies substantially reduce the effective tax rate of the Company's life insurance subsidiary and thus decreases the Company's overall tax rate below statutory rates. Investments in tax-exempt securities also allowed the Company's property and casualty insurance subsidiary to reduce its effective tax rate below statutory rates.

Liquidity:
---------
     Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management. Continued liquidity of the Company is therefore dependent on the collection of its receivables, the sale of debt securities that meet the investment requirements of the public and the continued availability of unused bank credit from the Company's lenders. The previously discussed increases in net cash flows during the year just ended provided a positive effect on the Company's liquidity.

     Most of the Company's loan portfolio is financed through public debt securities which, because of redemption features, have a shorter average maturity than the loan portfolio as a whole. The difference in maturities may adversely affect liquidity if the Company does not continue to sell debt securities at interest rates and terms that are responsive to the demands of the marketplace or maintain sufficient unused bank borrowings.
                                     -15-

     In addition to the debt securities program, the Company has two external sources of funds through its credit agreements. One agreement provides for available borrowings of $21.0 million. At the end of 1999, the Company used a portion of the credit line leaving approximately $20.0 million available as compared to $21.0 million available at the end of 1998. The Company has an additional $2.0 million credit agreement (all of which was available at December 31, 1999 and 1998).

     Liquidity was not adversely affected during the year just ended by the aforementioned increase in accounts classified as 60 days or more delinquent. The increase in the loan loss allowance also did not affect liquidity as the allowance is maintained out of income; however, an increase in the loss rate may have a material adverse effect on the Company's earnings.

Market Risk:
-----------
     Volatility of market rates of interest can impact the Company's investment portfolio and the interest rates paid on its debt securities. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management's goal to mitigate any adverse effect movements in interest rates may have on the financial condition and operations of the Company. The information in the table below sumarizes the Company's risk associated with marketable debt securities and debt obligations as of December 31, 1999. Rates associated with the marketable debt securities represent weighted averages based on the coupon rate of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The structure of subordinated debenture debt incorporates various interest adjustment periods which allows the holder to redeem prior to the contractual maturity without penalty. It is expected that actual maturities on certain debentures will be prior to the contractual maturity. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

     Loans are excluded from the information below since interest rates charged on loans are based on rates allowable under federal and state guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

                                        Expected Fiscal Year of Maturity
                               -----------------------------------------------
                                                            2005 &        Fair
                               2000  2001  2002  2003  2004  More  Total Value
                               ----  ----  ----  ----  ----  ----  ----  -----
                                                (In millions)
Assets:
  Marketable debt securities. . $ 4   $ 8   $ 8   $ 9   $ 7   $19   $55   $54
  Average Interest Rate . . . . 5.3%  5.4%  5.2%  5.5%  5.7%  5.3%  5.4%
  Liabilities:
   Senior Debt:
     Senior Notes . . . . . . . $65     -     -     -     -     -   $65   $65
     Average Interest Rate. . . 5.6%    -     -     -     -     -   5.6%
     Commercial Paper . . . . . $48     -     -     -     -     -   $48   $48
     Average Interest Rate. . . 6.3%    -     -     -     -     -   6.3%
     Notes Payable to Banks . . $ 1     -     -     -     -     -   $ 1   $ 1
     Average Interest Rate. . . 8.8%    -     -     -     -     -   8.8%

   Subordinated Debentures. . . $ 6   $ 8   $ 9   $12     -     -   $35   $35
     Average Interest Rate. .   6.1%  5.9%  6.1%  6.0%    -     -   6.0%


Legal Proceedings:
-----------------
     There is a legal proceeding pending against the Company in Alabama alleging that the Company's practice of inserting dispute resolution provisions into its consumer lending documents and requiring consumers to
                                     -16-

abide by such provisions violates the Equal Credit Opportunity Act. Plaintiffs are seeking declaratory relief that they cannot be compelled to forfeit their statutorily granted rights under the Truth-in-Lending Act and other consumer protection laws. Management believes that the Company's operations are in compliance with applicable laws and regulations and that the action is without merit. The Company is diligently contesting and defending against this proceeding. Based on current information available, Management is unable to predict the potential outcome of this matter or its impact on the Company's financial condition or business operations.

Year 2000 Issues:
----------------
     In the Company's 1998 Annual Report and subsequent 1999 quarterly reports to investors, Management discussed preparations being undertaken to insure the Company was Year 2000 compliant. Management closely adhered to the Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness which set forth safety and soundness standards pursuant to the Federal Financial Institutions Examination Council ("FFIEC"). All information technology ("IT") systems and non-IT systems were tested prior to the end of 1999. In addition, contingency plans were formulated as a safeguard in the event of system failures.

     The Company did not experience any significant malfunctions or errors in its operations or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, the Company does not expect any significant impact on its on-going business as a result of the "Year 2000 issue". However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. For example, it is possible that Year 2000 or similiar issues such as leap year related problems may occur with billing, payroll or financial closings at month, quarterly or year end. The Company believes that any such problems are likely to be minor and correctible. In addition, the Company could still be negatively impacted if its third party suppliers are adversely affected by the Year 2000 or similar problems that have arisen for its third party suppliers. The Company will continue to monitor Mission Critical applications of the Company and third party suppliers throughout the current year.

     The Company expended $28,214 on Year 2000 readiness efforts in 1999. Management projects expenditures of an additional $10,000 for such efforts during 2000.

New Accounting Standards:
------------------------
     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted SFAS 130 during 1998.

     Also in June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information," effective for financial statements beginning after December 15, 1997. This statement requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.
Disclosures for each segment are similar to those required under current standards, with the addition of certain quarterly disclosure requirements.
It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted this accounting standard in 1998 and disclosure is provided in Note 10 of Notes to Consolidated Financial Statements.

     During the first quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires capitalization of computer software costs that meet certain criteria. The statement is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP No. 98-1 effective January 1, 1999. SOP No. 98-1 did not have a material impact on the Company's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. The Statement requires companies to record derivatives
                                     -17-

on the balance sheet as assets and liabilities at fair value. The Statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137 whereby the adoption of SFAS No. 133 was deferred to fiscal years beginning after June 15, 2000. The Company is evaluating the impact of FASB No. 133 on the Company's future earnings and financial position but does not expect it to be material.


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

     The Company's Audit Committee, comprised solely of outside directors, meets periodically with the independent public accountants, the internal auditors and representatives of management to discuss auditing and financial reporting matters. The independent public accountants have free access to meet with the Audit Committee without management representatives present to discuss the scope and results of their audit and their opinions on the quality of financial reporting.


                                     -18-



                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO 1st FRANKLIN FINANCIAL CORPORATION:

     We have audited the accompanying consolidated statements of financial position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                  s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 29, 2000


                                     -19-


                        1st FRANKLIN FINANCIAL CORPORATION

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                           DECEMBER 31, 1999 AND 1998

                                      ASSETS

                                                   1999             1998
                                                   ----             ----
CASH AND CASH EQUIVALENTS:
  Cash and Due From Banks. . . . . . . . . .  $  2,176,494      $  2,408,142
  Short-term Investments,
    $300,000 in trust in 1999
    and 1998 (Note 4). . . . . . . . . . . .     3,738,041        17,703,536
                                              ------------      ------------
                                                 5,914,535        20,111,678
                                              ------------      ------------
LOANS (Note 2):
  Direct Cash Loans. . . . . . . . . . . . .   153,169,782       131,635,924
  First Mortgage Real Estate Loans . . . . .    28,453,054        27,852,628
  Second Mortgage Real Estate Loans. . . . .     5,493,409         5,612,540
  Sales Finance Contracts. . . . . . . . . .    13,352,067        10,881,849
                                              ------------      ------------
                                               200,468,312       175,982,941

  Less: Unearned Finance Charges . . . . . .    22,701,162        19,334,116
        Unearned Insurance Premiums
          and Commissions. . . . . . . . . .    13,648,715        11,446,901
        Allowance for Loan Losses. . . . . .     7,994,102         6,653,763
                                              ------------      ------------
            Net Loans. . . . . . . . . . . .   156,124,333       138,548,161
                                              ------------      ------------

MARKETABLE DEBT SECURITIES (Note 3):
  Available for Sale, at fair market value .    47,127,780        39,938,412
  Held to Maturity, at amortized cost. . . .     6,734,286         7,205,113
                                              ------------      ------------
                                                53,862,066        47,143,525
                                              ------------      ------------
OTHER ASSETS:
  Land, Buildings, Equipment and Leasehold
    Improvements, less accumulated
    depreciation and amortization of
    $9,155,863 and $8,382,863 in 1999 and
    1998, respectively . . . . . . . . . . .     4,556,988         4,687,343
  Due from Nonaffiliated Insurance Company .     1,205,895         1,038,554
  Miscellaneous. . . . . . . . . . . . . . .     5,474,243         5,145,649
                                              ------------      ------------
                                                11,237,126        10,871,546
                                              ------------      ------------

                  TOTAL ASSETS . . . . . . .  $227,138,060      $216,674,910
                                              ============      ============

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                     -20-

                      1st FRANKLIN FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                        DECEMBER 31, 1999 AND 1998

                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     1999           1998
                                                     ----           ----
SENIOR DEBT (Note 5):
  Senior Demand Notes, including
    accrued interest . . . . . . . . . . . .   $  64,930,179    $ 54,819,670
  Commercial Paper . . . . . . . . . . . . .      47,994,462      49,626,360
  Notes Payable to Banks . . . . . . . . . .         965,000              --
                                               -------------    ------------
                                                 113,889,641     104,446,030
                                               -------------    ------------

ACCOUNTS PAYABLE AND ACCRUED EXPENSES. . . .      13,461,731      11,904,342
                                               -------------    ------------


SUBORDINATED DEBT (Note 6) . . . . . . . . .      35,246,639      38,960,747
                                               -------------    ------------

             Total Liabilities . . . . . . .     162,598,011     155,311,119
                                               -------------     -----------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
  Preferred Stock; $100 par value
    6,000 shares authorized; no shares
      outstanding. . . . . . . . . . . . . .              --              --
  Common Stock:
    Voting Shares; $100 par value;
      2,000 shares authorized; 1,700
      shares outstanding . . . . . . . . . .         170,000         170,000
    Non-Voting Shares; no par value;
      198,000 shares authorized;
      168,300 shares outstanding as
      of December 31, 1999 and 1998. . . . .              --              --
   Accumulated Other
     Comprehensive (Loss) Income . . . . . .        (780,772)        556,423
   Retained Earnings . . . . . . . . . . . .      65,150,821      60,637,368
                                                ------------    ------------
             Total Stockholders' Equity. . .      64,540,049      61,363,791
                                                ------------    ------------

                 TOTAL LIABILITIES AND
                   STOCKHOLDERS' EQUITY. . .    $227,138,060    $216,674,910
                                                ============    ============

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                     -21-

                      1st FRANKLIN FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                        1999           1998           1997
                                        ----           ----           ----
INTEREST INCOME:
  Finance Charges . . . . . . . .   $47,215,543    $42,688,691    $40,030,163
  Investment Income . . . . . . .     3,436,214      3,323,660      3,241,054
                                    -----------    -----------    -----------
                                     50,651,757     46,012,351     43,271,217
INTEREST EXPENSE:                   -----------    -----------    -----------
  Senior Debt . . . . . . . . . .     6,353,046      5,966,615      6,128,495
  Subordinated Debt . . . . . . .     2,567,428      2,756,586      2,672,987
                                    -----------    -----------    -----------
                                      8,920,474      8,723,201      8,801,482
                                    -----------    -----------    -----------
NET INTEREST INCOME . . . . . . .    41,731,283     37,289,150     34,469,735

PROVISION FOR
  LOAN LOSSES (Note 2). . . . . .     8,523,311      7,031,251      6,915,794
                                    -----------    -----------    -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES . . .    33,207,972     30,257,899     27,553,941
                                    -----------    -----------    -----------
NET INSURANCE INCOME:
  Premiums and Commissions. . . .    21,323,182     19,080,146     17,655,350
  Insurance Claims and Expenses .    (4,305,860)    (4,079,280)    (4,077,775)
                                    -----------    -----------    -----------
                                     17,017,322     15,000,866     13,577,575
                                    -----------    -----------    -----------
OTHER REVENUE (Note 8). . . . . .       666,289        590,924        571,837
                                    -----------    -----------    -----------
OPERATING EXPENSES (Note 8):
  Personnel Expense . . . . . . .    25,091,643     21,884,828     20,330,220
  Occupancy Expense . . . . . . .     5,787,269      5,424,248      5,084,344
  Other Expense . . . . . . . . .    10,349,695      9,682,014      9,544,449
                                    -----------    -----------    -----------
                                     41,228,607     36,991,090     34,959,013
                                    -----------    -----------    -----------
INCOME BEFORE INCOME TAXES. . . .     9,662,959      8,858,599      6,744,340

PROVISION FOR
  INCOME TAXES (Note 9) . . . . .     1,915,456      1,590,814      4,928,030
                                    -----------    -----------    -----------
NET INCOME. . . . . . . . . . . .   $ 7,747,503    $ 7,267,785    $ 1,816,310
                                    ===========    ===========    ===========

EARNINGS PER SHARE
  Voting Common Stock; 1,700
    Shares Outstanding
    all periods . . . . . . . . .        $45.57         $42.75         $10.68
  Non-Voting Common Stock;               ======         ======         ======
    168,300 Shares Outstanding
    all periods . . . . . . . . .        $45.57         $42.75         $10.68
                                         ======         ======         ======

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                     -22-


                              1st FRANKLIN FINANCIAL CORPORATION
                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                           Accumulated
                                          Common Stock                       Other
                                        -----------------     Retained    Comprehensive
                                         Shares   Amount      Earnings       Income       Total
                                        -------  --------   -----------   ------------ -----------
Balance at December 31, 1996. . . . . . 170,000  $170,000   $53,200,768   $   43,288   $53,414,056

  Comprehensive Income:
    Net Income for 1997 . . . . . . . .      --        --     1,816,310           --
    Net change in unrealized gain on
      available-for-sale securities . .      --        --            --      299,522
  Total Comprehensive Income. . . . . .      --        --            --           --     2,115,832
  Cash distributions paid . . . . . . .      --        --      (795,739)          --      (795,739)
                                        -------  --------   -----------   ----------   -----------
Balance at December 31, 1997. . . . . . 170,000   170,000    54,221,339      342,810    54,734,149

  Comprehensive Income:
  Net Income for 1998 . . . . . . . . .      --        --     7,267,785           --
  Net change in unrealized gain on
    available-for-sale securities . . .      --        --            --      213,613
  Total Comprehensive Income. . . . . .      --        --            --           --     7,481,398
  Cash distributions paid . . . . . . .      --        --      (851,756)          --      (851,756)
                                        -------  --------   -----------   ----------   -----------
Balance at December 31, 1998. . . . . . 170,000   170,000    60,637,368      556,423    61,363,791

  Comprehensive Income:
  Net Income for 1999 . . . . . . . . .      --        --     7,747,503           --
  Net change in unrealized gain on
    available-for-sale securities . . .      --        --            --   (1,337,195)
  Total Comprehensive Income. . . . . .      --        --            --           --     6,410,308
  Cash distributions paid . . . . . . .      --        --    (3,234,050)          --    (3,234,050)
                                        -------  --------   -----------    ---------   -----------
Balance at December 31, 1999. . . . . . 170,000  $170,000   $65,150,821    $(780,772)  $64,540,049
                                        =======  ========   ===========    =========   ===========

                                                                1999          1998          1997
                                                                ----          ----          ----
Disclosure of reclassification amount:
-------------------------------------
  Unrealized holding gains (losses) arising during period,
    net of applicable income taxes. . . . . . . . . . . . . $(1,337,804)   $ 224,200   $   299,636

  Less: Reclassification adjustment for (gains)
        losses included in income, net of applicable
        income taxes. . . . . . . . . . . . . . . . . . . .        (609)     (10,587)         (114)
                                                            -----------    ---------   -----------
  Net unrealized gains (losses) on securities,
    net of applicable income taxes. . . . . . . . . . . . . $(1,337,195)   $ 213,613   $   299,522
                                                            ===========    =========   ===========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        1st FRANKLIN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                       1999           1998           1997
                                                       ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . . . . . $  7,747,503   $  7,267,785   $  1,816,310
    Adjustments to reconcile net income to net
     cash provided by operating activities:
      Provision for Loan Losses . . . . . . . . .    8,523,311      7,031,251      6,915,794
      Depreciation and Amortization . . . . . . .    1,231,641      1,253,361      1,202,836
      Provision for Deferred Taxes. . . . . . . .      267,506        115,929      3,661,156
      Gain (Loss) on sale of marketable
        securities and equipment and premium
        amortization on securities. . . . . . . .      177,891         41,872        (12,492)
      Increase in Miscellaneous Assets. . . . . .     (495,935)      (672,382)      (285,244)
      Increase in Other Liabilities . . . . . . .    1,577,374      1,484,998         67,560
                                                  ------------   ------------   ------------
          Net Cash Provided . . . . . . . . . . .   19,029,291     16,522,814     13,365,920
                                                  ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased . . . . . . . . . (137,821,710)  (118,900,788)  (114,175,268)
  Loan payments . . . . . . . . . . . . . . . . .  111,722,227    106,022,624    104,242,345
  Purchases of marketable securities. . . . . . .  (21,998,803)   (32,709,322)   (28,845,752)
  Sales of marketable securities. . . . . . . . .    7,047,365         66,658             --
  Redemptions of marketable securities. . . . . .    5,790,000     18,235,000     19,645,000
  Principal payments on marketable securities . .      630,367        411,562        365,678
  Capital expenditures. . . . . . . . . . . . . .   (1,137,906)    (1,063,006)    (2,677,986)
  Proceeds from sale of equipment . . . . . . . .       46,573         25,146         71,370
                                                  ------------   ------------   ------------
          Net Cash Used . . . . . . . . . . . . .  (35,721,887)   (27,912,126)   (21,374,613)
                                                  ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in Notes Payable to
    Banks and Senior Demand Notes . . . . . . . .   11,075,509      3,750,528      5,291,424
  Commercial Paper issued . . . . . . . . . . . .   26,284,371     25,385,223     29,816,406
  Commercial Paper redeemed . . . . . . . . . . .  (27,916,269)   (23,619,308)   (30,918,084)
  Subordinated Debt issued. . . . . . . . . . . .    5,215,536      6,841,431      6,877,593
  Subordinated Debt redeemed. . . . . . . . . . .   (8,929,644)    (5,127,205)    (4,573,535)
  Dividends / Distributions Paid. . . . . . . . .   (3,234,050)      (851,756)      (795,739)
                                                  ------------   ------------   ------------
          Net Cash Provided . . . . . . . . . . .    2,495,453      6,378,913      5,698,065
                                                  ------------   ------------   ------------
NET DECREASE IN
  CASH AND CASH EQUIVALENTS . . . . . . . . . . .  (14,197,143)    (5,010,399)    (2,310,628)

CASH AND CASH EQUIVALENTS, beginning. . . . . . .   20,111,678     25,122,077     27,432,705
                                                  ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, ending . . . . . . . . $  5,914,535   $ 20,111,678   $ 25,122,077
                                                  ============   ============   ============

Cash paid during the year for: Interest . . . . . $  8,894,887   $  8,837,764   $  8,670,194
                               Income Taxes . . . $  1,650,743   $  1,391,790   $  1,550,958

              The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                     -24-

                           1st FRANKLIN FINANCIAL CORPORATION
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
    1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 177 branch offices. (See inside front cover for branch office locations.)

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

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. The Statement requires companies to record derivatives on the balance sheet as assets and liabilities at fair value. The Statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137 whereby the adoption of SFAS No. 133 was deferred to fiscal years beginning after June 15, 2000. The Company is evaluating the impact of FASB No. 133 on the Company's future earnings and financial position but does not expect it to be material.

Use of Estimates:
    The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at
                                     -25-

the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates, however, in the opinion of Management, such variances would not be material.

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

Income Taxes:
    No provision for income taxes has been made for the Company since it elected S Corporation status in 1997. The Company's insurance subsidiaries remain taxable and income taxes are provided where applicable (Note 9).

Collateral Held for Resale:
    When the Company takes possession of the collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance. Any losses incurred at that time are charged against the Allowance for Loan Losses.

Bulk Purchases:
    A bulk purchase is a group of loans purchased by the Company from another lender. Bulk purchases are recorded at the outstanding loan balance and an allowance for losses is established in accordance with management's evaluation of the specific loans purchased and their comparability to similar type loans in the Company's existing portfolio.
                                     -26-

    For loans with precomputed charges, unearned finance charges are also recorded based on the Rule of 78's (which approximates the interest method). Any difference between the purchase price of the loans and their net balance (outstanding balance less allowance for losses and unearned finance charges) is amortized or accreted to income over the estimated average life of the loans purchased.

Marketable Debt Securities:
    Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 1999 and 1998 as being available-for-sale. This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

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

Earnings per Share Information:
    In February 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share", that specifies the computation, presentation and disclosure requirements for earnings per share. The Company adopted the new Standard in the quarter ended December 31, 1997. The Company has no contingently issuable common shares, thus basic and diluted share amounts are the same.

2.  LOANS

    The Company held $13,169,809 and $10,804,227 of loans in a non-accrual status at December 31, 1999 and 1998, respectively.

Contractual Maturities of Loans:
    An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 1999 is as follows:

                            Direct   1st Mortgage    2nd Mortgage    Sales
          Due In             Cash     Real Estate    Real Estate     Finance
      Calendar Year         Loans        Loans         Loans        Contracts
      -------------         -----        -----         -----        ---------
           2000. . . . . .  72.11%       19.25%        19.87%         72.87%
           2001. . . . . .  24.84        18.75         20.35          22.29
           2002. . . . . .   2.23        16.54         18.31           4.36
           2003. . . . . .    .46        12.71         14.89            .40
           2004. . . . . .    .13         9.50         10.46            .06
           2005 & later. .    .23        23.25         16.12            .02
                           ------       ------        ------        -------
                           100.00%      100.00%       100.00%       100.00%
                           ======       ======        ======        ======

    Experience of the Company has shown that a majority of its loans will be renewed many months prior to their final contractual maturity dates. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:
    During the years ended December 31, 1999 and 1998, cash collections applied to principal of loans totaled $111,722,227 and $106,022,624, respectively, and the ratios of these cash collections to average net receivables were 68.81% and 71.35%, respectively.
                                     -27-

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

    An analysis of the allowance for the years ended December 31, 1999, 1998 and 1997 is shown in the following table:

                                          1999         1998         1997
                                          ----         ----         ----
       Beginning Balance . . . . . . . $6,653,763   $5,968,818   $5,753,221
         Provision for Loan Losses . .  8,523,311    7,031,251    6,915,794
         Bulk Purchase Accounts. . . .    114,326       24,663      146,606
         Charge-Offs . . . . . . . . . (9,699,044)  (8,503,698)  (8,257,856)
         Recoveries. . . . . . . . . .  2,401,746    2,132,729    1,411,053
                                       ----------   ----------   ----------
       Ending Balance. . . . . . . . . $7,994,102   $6,653,763   $5,968,818
                                       ==========   ==========   ==========

3.  MARKETABLE DEBT SECURITIES

    Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:


                                            Gross        Gross     Estimated
                               Amortized  Unrealized  Unrealized  Fair Market
                                 Cost       Gains       Losses      Value
December 31, 1999:               ----       -----       ------      -----
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $15,171,646  $  8,237  $  (315,592) $14,864,291
Obligations of states and
  political subdivisions. . .  30,818,183   125,416     (612,731)  30,330,868
Corporate Securities. . . . .   2,035,316        --     (102,695)   1,932,621
                              -----------  --------  -----------  -----------
                              $48,025,145  $133,653  $(1,031,018) $47,127,780
                              ===========  ========  ===========  ===========
December 31, 1998:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $ 9,423,166  $106,662  $    (6,110) $ 9,523,718
Obligations of states and
  political subdivisions. . .  28,321,157   641,761      (35,788)  28,927,130
Corporate Securities. . . . .   1,466,768    21,421         (625)   1,487,564
                              -----------  --------  -----------  -----------
                              $39,211,091  $769,844  $   (42,523) $39,938,412
                              ===========  ========  ===========  ===========
                                     -28-

    Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent to hold such securities to maturity. The amortized cost and estimated fair market values of these debt securities are as follows:

                                              Gross      Gross     Estimated
                                Amortized  Unrealized  Unrealized  Fair Market
                                  Cost        Gains      Losses      Value
December 31, 1999:                ----        -----      ------      -----
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $ 1,505,311   $    --   $  (42,342) $ 1,462,969
Obligations of states and
  political subdivisions. . .   4,449,031        11     (121,598)   4,327,444
Corporate Securities. . . . .     779,944        --      (34,240)     745,704
                              -----------   -------   ----------  -----------
                              $ 6,734,286   $    11   $ (198,180) $ 6,536,117
                              ===========   =======   ==========  ===========

December 31, 1998:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies . $ 2,756,782  $ 33,843   $       --  $ 2,790,625
Obligations of states and
  political subdivisions. . .   3,663,617    52,835           --    3,716,452
Corporate Securities. . . . .     784,714    25,470       (2,430)     807,754
                              -----------  --------   ----------  -----------
                              $ 7,205,113  $112,148   $   (2,430) $ 7,314,831
                              ===========  ========   ==========  ===========

     The amortized cost and estimated fair market values of marketable debt securities at December 31, 1999, by contractual maturity, are shown below:

                                Available for Sale         Held to Maturity
                            ------------------------   ----------------------
                                          Estimated                 Estimated
                              Amortized  Fair Market    Amortized  Fair Market
                                Cost        Value         Cost       Value
                                ----        -----         ----       -----
Due in one year or less . . $ 4,788,827  $ 4,767,860   $1,631,148  $1,621,874
Due after one year
  through five years. . . .  30,906,278   30,349,864    1,645,142   1,606,509
Due after five years
  through ten years . . . .  11,543,415   11,227,190    2,860,706   2,753,477
Due after ten years . . . .     786,625      782,866      597,290     554,256
                            -----------  -----------   ----------  ----------
                            $48,025,145  $47,127,780   $6,734,286  $6,536,116
                            ===========  ===========   ==========  ==========

    Sales of investments in debt securities available-for-sale during 1999 generated proceeds of $7,047,366. Gross gains of $7,882 and gross losses of $(7,946) were realized on these sales. Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 1999 were $6,420,368. Gross gains of $904 were realized on these redemptions. There were no proceeds generated due to sales of investment securities.

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

    Proceeds from sales of investments in debt securities available for sale during 1997 were $19,645,000. Gross gains of $2,837 and gross losses of $(3,782) were realized on these sales.
                                     -29-

4.  PLEDGED ASSETS

    At December 31, 1999, certain short-term investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.

5.  SENIOR DEBT

    The Company has a Credit Agreement with three major banks which provides for maximum borrowings of $21,000,000. All borrowings are on an unsecured basis at 1/4% above the prime rate of interest. An annual facility fee is paid quarterly based on 5/8% of the available line less the average borrowings during the quarter. In addition, an agent fee equal to 1/8% per annum of the total loan commitment is paid quarterly. Borrowings against the credit line were $965,000 at December 31, 1999.

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

    The Company has an additional Credit Agreement for $2,000,000 which is used for general operating purposes. This agreement provides for borrowings on an unsecured basis at 1/8% above the prime rate of interest and has a termination date of July 1, 2000.

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

    Additional data related to the Company's senior debt is as follows:

                          Weighted
                          Average       Maximum       Average      Weighted
                          Interest      Amount         Amount       Average
Year Ended               Rate at end  Outstanding   Outstanding  Interest Rate
December 31                of Year     During Year  During Year   During Year
-----------                -------     -----------  -----------   -----------
                                     (In thousands, except % data)
1999:
Bank . . . . . . . . .      8.75%      $  1,350      $     25        8.75%
Senior Notes . . . . .      5.59         64,930        58,366        5.21
Commercial Paper . . .      6.32         56,997        53,615        6.10
  All Categories . . .      5.92        116,603       112,055        5.64

1998:
Bank . . . . . . . . .       .--%      $    192      $    156        5.95%
Senior Notes . . . . .      5.13         54,820        52,801        5.61
Commercial Paper . . .      6.18         49,626        46,725        6.37
  All Categories . . .     5.63        104,446        99,682        5.97

1997:
Bank . . . . . . . . .      5.95%      $    241      $    217        5.95%
Senior Notes . . . . .      5.92         52,383        47,814        5.92
Commercial Paper . . .      6.52         53,372        50,164        6.52
  All Categories . . .      6.21        101,302        98,195        6.23
                                     -30-

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

    Interest rate information on the Subordinated Debt at December 31 is as follows:

           Weighted Average Rate at       Weighted Average Rate
                 End of Year                    During Year
           ------------------------       ---------------------
             1999    1998    1997           1998   1998   1997

             6.01%   6.39%   6.61%          6.10%  6.52%  6.68%


     Maturity information on the Company's Subordinated Debt at December 31, 1999 is as follows:
                                            Amount Maturing
                                ---------------------------------------
                                Based on Maturity     Based on Interest
                                      Date            Adjustment Period
                                -----------------     -----------------
             2000. . . . . . .    $ 6,059,083             $25,291,269
             2001. . . . . . .      7,597,108               8,444,898
             2002. . . . . . .      9,107,490                 559,516
             2003. . . . . . .     12,482,958                 950,956
                                  -----------             -----------
                                  $35,246,639             $35,246,639
                                  ===========             ===========

7.  COMMITMENTS AND CONTINGENCIES

    The Company's operations are carried on in locations which are occupied under lease agreements. The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years. Rent expense was $2,236,708, $1,996,393 and $1,807,899 for the years ended
December 31, 1999, 1998 and 1997, respectively. Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 1999, amounts to $2,233,302 for 2000, $1,783,112 for 2001,
$1,253,371 for 2002, $806,746 for 2003, $647,778 for 2004 and $49,290 for
the year 2005 and beyond.  The total commitment is $6,773,599.

    There is a legal proceeding pending against the Company in Alabama alleging that the Company's practice of inserting dispute resolution provisions into its consumer lending documents and requiring consumers to abide by such provisions violates the Equal Credit Opportunity Act. Plaintiffs re seeking declaratory relief that they cannot be compelled to forfeit their statutorily granted rights under the Truth-in-Lending Act and other consumer protection laws. Management believes that the Company's operations are in compliance with applicable laws and regulations and that the action is without merit. The Company is diligently contesting and defending against this proceeding. Management is unable to predict the potential outcome of this matter or its impact on the Company's financial condition or business operations.
                                     -31-


8.  RELATED PARTY TRANSACTIONS

    Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 1999, 1998 and 1997 related to these agreements was $67,800, $63,800 and $63,800, respectively, which in Management's opinion approximates the Company's actual cost of these services.

    Liberty leases its office space and equipment from the Company for $5,000 per month, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

    At December 31, 1999, the Company maintained $1,000,000 of certificates of deposit with Liberty at market rates and terms. The Company also had $1,851,894 in demand deposits with Liberty at December 31, 1999.

    The Company leases a portion of its properties (see Note 7) for an aggregate of $13,250 per month from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

    During 1999, a loan was extended to a real estate development partnership of which one of the Company's stockholders is a partner. The balance on this commercial loan (including accrued interest) was $1,672,179 at December 31, 1999.


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

    The Provision for Income Taxes for the years ended December 31, 1999, 1998 and 1997 is made up of the following components:

                                         1999          1998          1997
                                      ----------    ----------    ----------
Current - Federal . . . . . . . .     $1,619,207    $1,453,990    $1,251,503
Current - State . . . . . . . . .         28,743        21,040        15,371
                                      ----------    ----------    ----------
  Total Current . . . . . . . . .      1,647,950     1,475,030     1,266,874
                                      ----------    ----------    ----------
Prepaid - Federal . . . . . . . .        267,506       115,929     3,343,020
Prepaid - State . . . . . . . . .             --            --       318,136
                                      ----------    ----------    ----------
  Total Prepaid . . . . . . . . .        267,506       115,929     3,661,156
                                      ----------    ----------    ----------

       Total Provision. . . . . .     $1,915,456    $1,590,814    $4,928,030
                                      ==========    ==========    ==========

                                     -32-


     Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 1999 and 1998:

                                                 Deferred Tax
                                              Assets (Liabilities)
                                         ---------------------------
                                             1999            1998
                                             ----            ----
     Insurance Commissions  . . . . . .  $(2,468,129)    $(2,111,122)
     Unearned Premium Reserves. . . . .      704,844         573,841
     Unrealized Loss (Gain) on
       Marketable Debt Securities . . .      116,592        (170,898)
     Other. . . . . . . . . . . . . . .      (76,381)        (34,880)
                                         -----------     -----------
                                         $(1,723,074)    $(1,743,059)
                                         ===========     ===========

     The Company's effective tax rate for the years ended December 31, 1998, 1997 and 1996 is analyzed as follows:

                                                1999      1998      1997
                                                ----      ----      ----
    Statutory Federal income tax rate. . .      34.0%     34.0%     34.0%
    State income tax, net of Federal
      tax effect . . . . . . . . . . . . .        .2        .2       3.3
    Net tax effect of IRS regulations
      on life insurance subsidiary . . . .      (5.9)     (6.8)     (8.9)
    Tax effect of S Corporation status . .      (6.3)     (6.9)     53.7
    Other items. . . . . . . . . . . . . .      (2.2)     (2.5)     (9.0)
                                                ----      ----      ----
        Effective Tax Rate . . . . . . . .      19.8%     18.0%     73.1%
                                                ====      ====      ====

10.  SEGMENT FINANCIAL INFORMATION:

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information," which the Company adopted in 1998. SFAS No. 131 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

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

     Accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance is measured based on objectives set at the beginning of each year and include various factors such as segment profit, growth in earning assets and delinquency and loan loss management. All segment revenues result from transactions with third parties. The Company does not allocate income taxes or corporate headquarter expenses to the segments.
                                     -33-


     Below is a performance recap of each of the Company's reportable segments for the three years ended December 31, 1999 followed by a reconcilement to consolidated Company data:

                             Division I   Division II  Division III  Total Segments
Year 1999:                   ----------   -----------  ------------  --------------
---------
Revenues:
  Finance Charges Earned . . $15,309,451  $14,907,510  $16,908,738    $  47,125,699
  Insurance Income . . . . .   4,880,948    6,848,336    6,279,717       18,009,001
  Other. . . . . . . . . . .     107,558      132,796      176,254          416,608
                             -----------  -----------  -----------    -------------
                              20,297,957   21,888,642   23,364,709       65,551.308
Expenses:
  Interest Cost. . . . . . .   2,204,738    2,461,241    2,504,427        7,170,406
  Provision for Loan Losses.   1,917,042    2,470,140    2,910,116        7,297,298
  Depreciation . . . . . . .     254,577      169,085      377,009          800,671
  Other. . . . . . . . . . .   9,006,569    8,439,147   11,031,780       28,477,496
                             -----------  -----------  -----------     ------------
                              13,382,926   13,539,613   16,823,332       43,745,871
                             -----------  -----------  -----------     ------------
Segment Profit . . . . . . . $ 6,915,031  $ 8,349,029  $ 6,541,377     $ 21,805,437
                             ===========  ===========  ===========     ============

Segment Assets:
  Net Receivables. . . . . . $50,671,432  $55,941,619  $60,053,102     $166,666,153
  Cash   . . . . . . . . . .      55,609       58,222       70,139      183,970
  Net Fixed Assets . . . . .     518,232      297,094      863,735        1,679,061
  Other Assets . . . . . . .     377,459      331,798      703,297        1,412,554
                             -----------  -----------  -----------     ------------
    Total Segment Assets . . $51,622,732  $56,628,733  $61,690,273     $169,941,738
                             ===========  ===========  ===========     ============
                             Division I   Division II  Division III   Total Segments
Year 1998:                   ----------   -----------  ------------   --------------
---------
Revenues:
  Finance Charges Earned . . $13,668,361  $14,101,316  $14,861,961     $ 42,631,638
  Insurance Income . . . . .   4,327,262    5,911,613    5,468,594       15,707,469
  Other. . . . . . . . . . .      92,156      116,311      154,960          363,427
                             -----------  -----------  -----------     ------------
                              18,087,779   20,129,240   20,485,515       58,702,533
                             -----------  ------------ -----------     ------------
Expenses:
  Interest Cost. . . . . . .   2,082,298    2,439,714    2,336,803        6,858,815
  Provision for Loan Losses.   2,008,540    2,140,347    2,222,083        6,370,970
  Depreciation . . . . . . .     246,633      187,281      376,404          810,318
  Other. . . . . . . . . . .   8,242,026    7,778,589    9,787,743       25,808,358
                             -----------  -----------  -----------     ------------
                              12,579,497   12,545,931   14,723,033       39,848,461
                             -----------  -----------  -----------     ------------
Segment Profit . . . . . . . $ 5,508,282  $ 7,583,309  $ 5,762,481     $ 18,854,072
                             ===========  ===========  ===========     ============
Segment Assets:
  Net Receivables. . . . . . $44,690,958  $50,874,052  $51,447,448     $147,012,458
  Cash   . . . . . . . . . .      53,502       49,830       63,497          166,829
  Net Fixed Assets . . . . .     568,992      326,368      787,921        1,683,281
  Other Assets . . . . . . .     318,517      417,648      631,598        1,367,763
                             -----------  -----------  -----------     ------------
    Total Segment Assets . . $45,631,969  $51,667,898  $52,930,464     $150,230,331
                             ===========  ===========  ===========     ============

                                     -34-

                              Division I   Division II  Division III   Total Segments
Year 1997:                    ----------   -----------  ------------   --------------
---------
Revenue:
  Finance Charges Earned . . $13,254,994  $13,780,391  $13,027,893     $ 40,063,278
  Insurance Income . . . . .   4,434,218    5,378,050    4,699,936       14,512,204
  Other. . . . . . . . . . .      95,694      111,584      153,259          360,537
                             -----------  -----------  -----------     ------------
                              17,784,906   19,270,025   17,881,088       54,936,019
                             ===========  ===========  ===========     ============
Expenses:
  Interest Cost. . . . . . .   2,146,429    2,450,451    2,251,674        6,848,554
  Provision for Loan Losses.   1,997,027    2,186,624    2,663,151        6,846,802
  Depreciation . . . . . . .     258,989      213,026      410,537          882,552
  Other. . . . . . . . . . .   7,602,911    7,452,571    8,774,662       23,830,144
                             -----------  -----------  -----------     ------------
                              12,005,356   12,302,672   14,100,024       38,408,052
                             -----------  -----------  -----------     ------------
Segment Profit . . . . . . . $ 5,779,550  $ 6,967,353  $ 3,781,064     $ 16,527,967
                             ===========  ===========  ===========     ============

Segment Assets:
  Net Receivables. . . . . . $42,960,935  $49,709,002  $48,867,850     $141,537,787
  Cash . . . . . . . . . . .      52,601       46,532       62,168          161,301
  Net Fixed Assets . . . . .     527,464      408,556      899,458        1,835,478
  Other Assets . . . . . . .     459,098      418,820      679,250        1,557,168
                             -----------  -----------  -----------     ------------
    Total Segment Assets . . $44,000,098  $50,582,910  $50,508,726     $145,091,734
                             ===========  ===========  ===========     ============

RECONCILEMENT:                                       1999          1998          1997
                                                     ----          ----          ----
Revenues:
  Total revenues from reportable segments . . . $ 65,551,308  $ 58,364,645  $ 54,936,019
  Corporate finance charges earned
    not allocated to segments . . . . . . . . .       89,844        57,053       (33,114)
  Reclass of investment income net
    against interest cost . . . . . . . . . . .    1,654,922     1,791,207     1,895,684
  Reclass of insurance expense
    against insurance income. . . . . . . . . .    4,846,498     4,694,936     4,563,973
  Timing difference of insurance
    income allocation to segments . . . . . . .      248,958       548,083       (75,457)
  Other revenues not allocated to segments. . .      249,681       227 497       211,299
                                                ------------  ------------  ------------
      Consolidated Revenues . . . . . . . . . . $ 72,641,211  $ 65,683,421  $ 61,498,404
                                                ============  ============  ============
Profit or Loss:
  Total profit or loss for reportable segments. $ 21,805,437  $ 18,854,072  $ 16,527,967
  Corporate earnings not allocated. . . . . . .    4,058,739       832,632       102,728
  Corporate expenses not allocated. . . . . . .  (14,926,521)  (10,828,106)   (9,886,355)
  Income taxes not allocated. . . . . . . . . .   (1,274,696)   (1,590,814)   (4,928,030)
                                                ------------  ------------  ------------
      Consolidated Profit . . . . . . . . . . . $  9,662,959  $  7,267,784  $  1,816,310
                                                ============  ============  ============
Assets:
  Total assets for reportable segments. . . . . $169,941,738  $150,230,331  $145,091,734
  Reclass accrued interest
    receivable on loans . . . . . . . . . . . .    1,181,899       912,684       915,538
  Loans held at corporate home office level . .    2,123,633     2,293,491       947,367
  Unearn insurance at corporate level . . . . .   (5,823,249)   (5,016,709)   (4,730,626)
  Allowance for loan losses at corporate level.   (7,994,102)   (6,653,763)   (5,968,818)
  Cash and cash equivalents
    held at corporate level . . . . . . . . . .    5,730,565    19,944,849    24,960,776
  Investment securities at corporate level. . .   53,862,066    47,143,525    32,941,755
  Fixed assets at corporate level . . . . . . .    2,877,927     3,004,062     3,053,193
  Other assets at corporate level . . . . . . .    5,267,583     4,816,440     3,954,653
                                                ------------  ------------  ------------
      Consolidated Assets . . . . . . . . . . . $227,138,060  $216,674,910  $201,165,572
                                                ============  ============  ============

                                     -35-

                       DIRECTORS AND EXECUTIVE OFFICERS

Directors
--------
                           Principal Occupation,              Has Served as a
      Name                  Title and Company                 Director Since
      ----                  -----------------                 --------------
Ben F. Cheek, III       Chairman of Board,                           1967
                          1st Franklin Financial Corporation

Lorene M. Cheek         Housewife                                    1946

Jack D. Stovall         President,                                   1983
                        Stovall Building Supplies, Inc.

Robert E. Thompson      Physician, Toccoa Clinic                     1970


Executive Officers
------------------
                                                               Served in this
     Name                  Position with Company               Position Since
     ----                  ---------------------               --------------
Ben F. Cheek, III       Chairman of Board and CEO                    1989

T. Bruce Childs         President                                    1989

Lynn E. Cox             Secretary                                    1989

A. Roger Guimond        Vice President
                          and Chief Financial Officer                1991

Linda L. Sessa          Treasurer                                    1989


                          CORPORATE INFORMATION

Corporate Offices        General Counsel              Independent Accountants
-----------------        ---------------              -----------------------
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

                                     -36-



                     INSIDE BACK COVER PAGE OF ANNUAL REPORT



                               BRANCH OPERATIONS

Division I                                Division III

Northeast Georgia & South Carolina:       Alabama, Louisiana, Mississippi and
----------------------------------          Northeast Georgia:
Isabel Vickery Youngblood, Senior         -----------------------------------
  Vice President                          Jack R. Coker, Vice President
Ronald F. Morrow, Area Vice President     Robert J. Canfield, Area Vice
Regina K. Bond, Supervisor                   President
K. Donald Floyd, Supervisor               J. Michael Culpepper, Area Vice
Michael D. Lyles, Supervisor                 President
Brian L. McSwain, Supervisor              Ronald E. Byerly, Supervisor
Harriet H. Moss, Supervisor               Bryan W. Cook, Supervisor
Melvin L. Osley, Supervisor               Anne Renee Hebert, Supervisor
Virginia K. Palmer, Supervisor            Jack L. Hobgood, Supervisor
Timothy M. Schmotz, Supervisor            Bruce S. Hooper, Supervisor
Timothy M. Schmotz, Supervisor            Janice B. Hyde, Supervisor
Tami D. Settlemyer, Supervisor            H. Timothy Love, Supervisor
                                          Johnny M. Olive, Supervisor
                                          R. Darryl Parker, Supervisor
                                          Henrietta R. Reathford, Supervisor
                                          R. Gaines Snow, Supervisor


Division II                               ADMINISTRATION
-----------                               --------------
Central & South Georgia:                  Ben F. Cheek, IV, Statistics &
A. Jarrell Coffee, Vice President           Planning
Donald C. Carter, Supervisor              Lynn E. Cox, Investment Center
Judy A. Landon, Supervisor                Samuel P. Greer, Internal Audit
Jeffrey C. Lee, Supervisor                Phoebe P. Martin, Human Resources &
Thomas C. Lennon, Supervisor                Marketing
Dianne H. Moore, Supervisor               Pamela S. Rickman, Operations
Marcus C. Thomas, Supervisor                Coordinator
                                          Angela C. Brock, System Support
                                            Manager
                                          Linda L. Sessa, Data Processing