Form 10-K, Exhibit 13
period 2000-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2001-03-30
CIK 38723

Exhibit 13










               1st FRANKLIN FINANCIAL CORPORATION

                          ANNUAL REPORT


                        DECEMBER 31, 2000



                      FRONT and BACK COVER
       (Collage of Photos of Customers and Branch Offices
             with the 60th Year Anniversary Banner)


                 INSIDE  FRONT COVER  PAGE  OF ANNUAL REPORT

      (Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi, North Carolina and South Carolina which is regional operating territory of Company and listing of branch offices)

                   1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

                                       ALABAMA
                                       -------
Alexander City  Clanton      Florence     Jasper              Ozark               Selma
Andalusia       Cullman      Gadsden      Madison             Pelham              Sylacauga
Arab            Decatur      Geneva       Moulton             Prattville          Troy
Athens          Dothan       Hamilton     Muscle Shoals       Russellville (2)    Tuscaloosa
Bessemer        Enterprise   Huntsville   Opp                 Scottsboro          Wetumpka
Birmingham      Fayette

                                       GEORGIA
                                       -------
Adel            Calhoun      Cumming         Griffin (2)       McRae              Stockbridge
Albany          Canton       Dallas          Hartwell          Milledgeville      Swainsboro
Alma            Carrollton   Dalton          Hawkinsville      Monroe             Sylvania
Americus        Cartersville Dawson          Hazlehurst        Montezuma          Sylvester
Arlington       Cedartown    Douglas (2)**   Hinesville (2)    Monticello         Thomaston
Athens (2)      Chatsworth   Douglasville    Hogansville       Moultrie           Thomson
Bainbridge      Clarkesville East Ellijay    Jackson           Nashville          Tifton
Barnesville     Claxton      Eastman         Jasper            Newnan             Toccoa
Baxley          Clayton      Elberton        Jefferson         Perry              Valdosta (2)
Blakely         Cleveland    Forsyth         Jesup             Pooler             Vidalia
Blue Ridge      Cochran      Fort Valley     LaGrange          Richmond Hill      Villa Rica
Bremen          Commerce     Gainesville     Lavonia           Rome               Warner Robins
Brunswick       Conyers      Garden City     Lawrenceville     Royston            Washington
Buford          Cordele      Georgetown      Madison           Sandersville       Waycross
Butler          Cornelia     Glennville      Manchester        Savannah           Waynesboro
Cairo           Covington    Greensboro      McDonough         Statesbor          Winder

                                      LOUISIANA
                                      ---------
Alexandria      Franklin     Lafayette       Marksville        Natchitoches       Opelousas
Crowley         Jena         Leesville       Morgan City       New Iberia         Pineville
DeRidder
                                     MISSISSIPPI
                                     -----------
Bay St. Louis   Forest       Hattiesburg     Jackson           Magee              Pearl
Carthage        Grenada      Hazlehurst      Kosciusko         McComb             Picayune
Columbia        Gulfport

                                    NORTH CAROLINA
                                    --------------
Monroe          Pineville
Pineville

                                    SOUTH CAROLINA
                                    --------------
Aiken           Columbia     Gaffney         Lancaster         Marion             Seneca
Anderson        Conway       Greenville      Laurens           Newberry           Spartanburg
Cayce           Easley       Greenwood       Lexington         Orangeburg         Union
Chester         Florence     Greer           Lugoff            Rock Hill          York
Clemson

________________________________________________________________________
** A second branch office was opened during the first quarter of 2001 in Douglas, Georgia


                        TABLE OF CONTENTS


     The Company ................................  1

     Ben F. Cheek, Jr. Office of the Year  ......  2

     Chairman's Letter ..........................  3

     Selected Consolidated Financial Information.  4

     Business ...................................  5

     Management's Discussion of Operations....... 13

     Management's Report ........................ 18

     Report of Independent Public Accountants.... 19

     Financial Statements ....................... 20

     Directors and Executive Officers ........... 36

     Corporate Information ...................... 36




                           THE COMPANY

  1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans. The business is operated through 101 branch offices in Georgia, 33 in Alabama, 25 in South Carolina, 14 Mississippi, 13 in Louisiana and 2 North Carolina. At December 31, 2000, the Company had 772 employees.

  As  of  December  31, 2000, the resources of the  Company  were
invested  principally  in  loans  which  comprised  66%  of   the
Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

                         BAXLEY, GEORGIA

                       ___________________

           2000 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"


                      *********************
                   ** PICTURE OF EMPLOYEES **
                      *********************


This  award  is presented annually in recognition of  the  office that represents the highest overall performance within the Company. Congratulations to the entire Baxley Staff for this significant achievement. The Friendly Franklin Folks salute you!

TO OUR INVESTORS, EMPLOYEES AND FRIENDS:

   As you read and examine the results in the report that follows I think you will find that 1st Franklin Financial had another good year. We had a 8% increase in the assets of the Company, reaching a little more than $245 million. Our loan receivables continued to grow although growth in this area was somewhat less than in previous years. We are anticipating that our new Marketing Department will re-energize our advertising and marketing efforts in the New Year and that we will return to our growth objective of 10%-12% per year. The ten new offices that were added during the year - 4 in Georgia, 3 in South Carolina, 2 in Louisiana and 1 in Mississippi - should also play an important role in our receivables growth plan for 2001.

   Before tax earnings for the year topped $8.2 million which enabled us to add an additional $4 million to our retained earnings. You will note that higher interest expense, higher personnel costs and additions to the provision for loan losses pushed the earnings figure below last year's results. A very tight job market required that we make adjustments in all areas of our compensation package in order to attract and retain capable and qualified people to staff our mature offices as well as our new offices. We feel that we were successful in this effort and that the results will show up in the future performance of our branch offices.

   Additional training of our co-workers at all levels was one of the Company objectives for the year 2000. Our new Training Department led the way and a continual program of training in all aspects of our business has been developed and is now a reality. Knowledgeable and well-trained employees will be the key to our plans for continued growth in the years ahead.

   As has been the case in years past, the performance of our Investment Center was truly a bright spot. The investments during the year increased by 9% over 1999 giving us investments of $162 million. This enabled 1st Franklin to fund its entire operation with the funds from the Investment Center and the Company's retained earnings. Truly you, our investors, are major members of the 1st Franklin team.

  In the year 2001 we expect there to be many new challenges that must be confronted but we also expect that there will be many new opportunities that will allow 1st Franklin to continue to grow and to prosper. We intend to grasp those opportunities and together with each of you our investors, bankers and other friends move to a higher level of productivity and performance.

  My sincere thanks to each of you for the confidence and support that you have given our company in the past and, hopefully, will continue to give in the future.

                                            Very sincerely yours,

                                            /s/ Ben F. Cheek, III
                                            ---------------------
                                             Ben F. Cheek, III
                                             Chairman of the Board
                                             and CEO

          SELECTED CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is selected consolidated financial data of the Company. This information should be read in conjunction with "Management's Discussion of Operations" and the more detailed financial statements and notes thereto included herein.

                                         Year  Ended December 31
                          --------------------------------------------------
                           2000      1999      1998        1997      1996
                           ----      ----       ----       ----      ----
                                       (In 000's, except ratio data)
Selected Income Statement Data:

Revenues .............    $79,386    $72,641    $65,683    $61,498   $58,415
Net Interest Income...     44,466     41,731     37,289     34,470    32,534
Interest Expense......     10,346      8,920      8,723      8,801     8,312
Provision for Loan
  Loan Losses.........     11,427      8,523      7,031      6,916     6,266
Income Before Income
  Taxes ..............      8,229      9,663      8,859      6,744     8,418
Net Income ...........      6,054      7,748      7,268      1,816     6,238
Ratio of Earnings to
  Fixed Charges ......       1.74       2.00       1.94       1.72      1.95


Selected Balance Sheet Data:

Loans, Net............   $162,330   $156,124   $138,548   $132,701  $129,684
Total Assets .........    245,226    227,138    216,675    201,166   191,904
Senior Debt ..........    114,514    113,890    104,446     98,930    94,740
Subordinated Debt.....     47,301     35,247     38,961     37,247    34,942
Stockholders' Equity..     69,656     64,540     61,364     54,734    53,414
Ratio of Total
  Liabilities to
  Stockholders' Equity       2.52       2.52       2.53       2.68      2.59

                           BUSINESS

     References in this Annual Report to "1st Franklin", "we",
"our" and "us" refers to 1st Franklin Financial Corporation.

     1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 2000, direct cash loans comprised 77% of our outstanding loans, real estate loans comprised 16% and sales finance contracts comprised 7%.

      In connection with this business, we write credit insurance as an agent for a nonaffiliated company specializing in such insurance. Two of our wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

     The following table shows the sources of our earned finance charges over each of the past five annual periods:

                                      Year Ended December 31
                          -------------------------------------------
                            2000     1999     1998     1997     1996
                                          (In Thousands)

Direct Cash Loans........ $41,762  $37,813  $33,579  $30,566  $28,440
Real Estate Loans........   7,112    7,181    7,112    7,196    7,238
Sales Finance Contracts..   2,537    2,222    1,998    2,268    2,417
                          -------  -------  -------  -------  -------
   Total Finance Charges. $51,411  $47,216  $42,689  $40,030  $38,095
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

    First and second mortgage loans on real estate are made to homeowners who wish to improve their property or who wish to restructure their financial obligations. We generally make such loans in amounts from $3,000 to $50,000 on maturities of 35 to 180 months. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

    Sales finance contracts are purchased from retail dealers. These contracts have maturities that range from 3 to 48 months and generally do not individually exceed $7,500 in principal amount. We believe that the interest rates we charge on these contracts are in compliance with applicable federal and state laws.

     Prior to the making of a loan, we complete a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the customer. In granting the loan, we receive a security interest in the real or personal property of the borrower. In making direct cash loans, we focus on the customer's ability to repay his or her loan to us rather than on the potential resale value of the underlying security. In making real estate and sales finance loans, however, we focus instead on the marketability and value of the underlying collateral.
                               -5-

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

  The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:
                                          Year Ended December 31
                                 -------------------------------------
                                 2000    1999     1998    1997    1996
                                 ----    ----     ----    ----    ----
 Direct Cash Loans........       31.50%  31.92%   31.53%  30.25%  30.75%
 Real Estate Loans........       21.56   21.55    21.82   21.76   21.53
 Sales Finance Contracts..       20.64   20.94    21.00   20.97   20.77


       The  following  table  contains  information  about   our
operations:

                                           As of December 31
                               ---------------------------------------
                                 2000    1999     1998    1997    1996
                                 ----    ----     ----    ----    ----
Number of Branch Offices..        187     177      166     157     144
Number of Employees.......        772     682      628     596     575
Average Total Loans
   Outstanding Per
   Branch (in 000's)......     $1,125  $1,133   $1,060  $1,064  $1,138
Average Number of Loans
   Outstanding Per
   Branch ................        629     639      624     644     701

DESCRIPTION OF LOANS
--------------------                     Year Ended December 31
                            ------------------------------------------------
                             2000      1999      1998      1997      1996
DIRECT CASH LOANS:           ----      ----      ----      ----      ----
-----------------
Number of Loans Made
  to New Borrowers.......     32,216    34,595    30,282    28,656    27,636
Number of Loans Made
  to Former Borrowers....     17,413    17,498    16,083    14,626    14,410
Number of Loans Made
  to Present Borrowers...     83,014    80,695    69,712    65,096    63,329
Total Number of Loans
  Made ..................    132,643   132,788   116,077   108,378   105,375
  Made ..................
Total Volume of Loans
  Made (in 000's) .......   $241,041  $234,172  $196,401  $180,541  $173,196
  Made (in 000's)........
Average Size of
  Loans Made.............     $1,817    $1,764    $1,692    $1,666    $1,644
Number of Loans
  Outstanding............     99,798    95,509    86,819    83,264    80,733
Total of Loans...........
  Outstanding (in 000's).   $162,134  $153,170  $131,636  $123,039  $117,141
Percent of Total Loans...        77%       76%       75%       74%       72%
Average Balance on
  Outstanding Loans......     $1,625    $1,604    $1,516    $1,478    $1,451

REAL ESTATE LOANS:
-----------------
Total Number of Loans
  Made ..................      1,884     2,045     2,226     2,155     2,240
Total Volume of Loans
  Made (in 000's)........     18,102    19,439    20,669    22,921    22,398
  Made (in 000's)
Average Size of Loans....      9,608     9,105     9,285    10,636     9,999
Number of Loans
  Outstanding ...........      3,904     4,054     4,105     4,101     4,214
Total of Loans
  Outstanding (in 000's).     33,500    33,946    33,465    32,630    33,507
Percent of Total Loans...        16%       17%       19%       19%       20%
Average Balance on
  Outstanding Loans......     $8,581    $8,374    $8,152    $7,957    $7,951

SALES FINANCE CONTRACTS:
-----------------------
Number of Contracts
  Purchased .............     15,655    15,601    13,490    14,662    17,499
Total Volume of Contracts
  Purchased (in 000's)...    $20,654   $19,019   $14,612   $15,034   $17,150
Average Size of Contracts
  Purchased .............     $1,319    $1,219    $1,083    $1,025     $ 980
Number of Contracts
  Outstanding ...........     13,983    13,531    12,710    13,801    15,941
Total of Contracts
  Outstanding (in 000's).    $14,780   $13,352   $10,882   $11,334   $13,201
Percent of Total Loans ..         7%        7%        6%        7%        8%
Average Balance on
  Outstanding Contracts..     $1,057      $987     $ 856     $ 821     $ 828

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

                                       Year Ended December 31
                          ------------------------------------------------
                            2000      1999      1998      1997      1996
                            ----      ----      ----      ----      ----
                                           (in thousands)

                                           LOANS ACQUIRED
                                           --------------
DIRECT CASH LOANS.......  $240,888  $233,445  $195,634  $177,844  $169,825
REAL ESTATE LOANS.......    17,865    18,654    20,317    21,532    20,971
SALES FINANCE CONTRACTS.    18,785    16,910    14,360    13,943    16,131
NET BULK PURCHASES......     2,258     3,622     1,371     5,177     5,818
                          --------  --------  --------  --------  --------
  TOTAL LOANS ACQUIRED..  $279,796  $272,631  $231,682  $218,496  $212,745
                          ========  ========  ========  ========  ========

                                         LOANS LIQUIDATED
                                         ----------------
DIRECT CASH LOANS.......  $232,076  $212,638  $187,804  $174,643  $164,016
REAL ESTATE LOANS.......    18,548    18,959    19,833    23,798    21,544
SALES FINANCE CONTRACTS.    19,226    16,549    15,065    16,901    17,904
                          --------  --------  --------  --------  --------
   TOTAL LOANS
     LIQUIDATED ........  $269,850  $248,146  $222,702  $215,342  $203,464
                          ========  ========  ========  ========  ========


                                        LOANS OUTSTANDING
                                        -----------------
DIRECT CASH LOANS.......  $162,134  $153,170  $131,636  $123,039  $117,141
REAL ESTATE LOANS.......    33,500    33,946    33,465    32,630    33,507
SALES FINANCE CONTRACTS.    14,780    13,352    10,882    11,334    13,201
                          --------  --------  --------  --------  --------
TOTAL LOANS OUTSTANDING.  $210,414  $200,468  $175,983  $167,003  $163,849
                          ========  ========  ========  ========  ========

                                        UNEARNED FINANCE CHARGES

DIRECT CASH LOANS.......  $ 21,809  $ 20,281  $ 17,573  $ 16,062  $ 16,270
REAL ESTATE LOANS.......       726       604       345        84        --
SALES FINANCE CONTRACTS.     2,158     1,816     1,416     1,504     1,829
                          --------  --------  --------  --------  --------
TOTAL UNEARNED
   FINANCE CHARGES......  $ 24,693  $ 22,701  $ 19,334  $ 17,650  $ 18,099
                          ========  ========  ========  ========  ========

DELINQUENCIES
-------------
     We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the original or extended terms of the contract. When 80% of an installment has been paid, we do not consider the account delinquent for the purpose of this classification. When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due we classify the account as being 90 days or more past due.

      The   following  table  shows  the  amount   of   certain
classifications   of   delinquencies   and   the   ratio   such
delinquencies bear to related outstanding loans:

                                          Year Ended December 31
                               ------------------------------------------
                                 2000     1999     1998     1997     1996
                                 ----     ----     ----     ----     ----
                                       (In  thousands, except %  data)
DIRECT CASH LOANS:
   60-89 Days Past Due........ $ 3,802  $ 3,161  $ 2,631  $ 2,593  $2,404
   Percentage of Outstanding..   2.34%    2.06%    2.00%    2.11%   2.05%
   90 Days or More Past Due... $10,075  $ 7,358  $ 6,358  $ 5,137  $5,419
   Percentage of Outstanding..   6.21%    4.80%    4.83%    4.18%   4.63%

REAL ESTATE LOANS:
   60-89 Days Past Due........ $   608  $   437  $   335  $   432  $  426
   Percentage of Outstanding..   1.81%    1.29%    1.00%    1.33%   1.27%
   90 Days or More Past Due... $ 1,662  $ 1,343  $   879  $   932  $1,334
  Percentage of Outstanding...   4.96%    3.96%    2.63%    2.86%   3.98%

SALES FINANCE CONTRACTS:
  60-89 Days Past Due......... $   219  $   318  $   187  $   285  $  339
  Percentage of Outstanding...   1.48%    2.38%    1.72%    2.52%   2.57%
  90 Days or More Past Due.... $   754  $   554  $   413  $   439  $  602
  Percentage of Outstanding...   5.10%    4.15%    3.80%    3.87%   4.56%

LOSS EXPERIENCE
---------------
      Net   losses  (charge-offs  less  recoveries)  and   their
percentage to the average net loans (loans less unearned finance charges)  and  to the liquidations (payments, refunds,  renewals and  charge-offs of customer's loans) are shown in the following table:
                                      Year  Ended  December  31
                         ---------------------------------------------------
                           2000      1999       1998       1997       1996
                           ----      ----       ----       ----       ----
                                    (In thousands, except % data)

                               DIRECT CASH LOANS
                               -----------------
Average Net Loans....   $132,591   $118,444   $106,502   $101,051   $ 92,489
Liquidations.........   $232,076   $212,638   $187,804   $174,643   $164,016
NetLosses............   $  9,736   $  6,800   $  5,879   $  5,992   $  4,617
Net Losses as % of
  Average Net Loans..      7.34%      5.74%      5.52%      5.93%      4.99%
Net Losses as % of
  Liquidations.......      4.20%      3.20%      3.13%      3.43%      2.81%


                               REAL ESTATE LOANS
                               -----------------
Average Net Loans....   $ 32,989   $ 33,315   $ 32,587   $ 33,066   $ 33,614
Liquidations.........   $ 18,548   $ 18,959   $ 19,833   $ 23,798   $ 21,544
Net Losses...........   $    195   $    150   $     94   $    141   $     49
Net Losses as % of
  Average Net Loans..       .59%       .45%       .29%       .43%       .15%
Net Losses as % of
  Liquidations.......      1.05%       .79%       .47%       .59%       .23%

                            SALES FINANCE CONTRACTS
                            -----------------------
Average Net Loans....   $ 12,296   $ 10,612   $  9,514   $ 10,817   $ 11,640
Liquidations.........   $ 19,226   $ 16,549   $ 15,065   $ 16,901   $ 17,904
Net Losses...........   $    464   $    347   $    398   $    714   $    478
Net Losses as % of
  Average Net Loans..      3.77%      3.27%      4.18%      6.60%      4.11%
Net Losses as % of
  Liquidations.......      2.41%      2.10%      2.64%      4.22%      2.67%


ALLOWANCE FOR LOAN LOSSES
-------------------------
     We determine the allowance for loan losses by reviewing our previous loss experience, reviewing specifically identified loans where collection is doubtful and evaluating the inherent risks and change in the composition of our loan portfolio. Such allowance is, in our opinion, sufficient to provide adequate protection against probable loan losses on the current loan portfolio. The allowance is maintained out of income, except in the case of bulk purchases when it is provided in the allocation of the purchase price.

CREDIT INSURANCE
----------------
     When a borrower authorizes us to do so, we write various credit insurance products in connection with the borrower's loan.
We write such insurance as an agent for a non-affiliated insurance company.

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

SOURCE OF FUNDS
---------------
     Our sources of funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities is as follows:

                                      Year Ended December 31
                            -------------------------------------
                            2000     1999     1998   1997    1996
                            ----     ----     ----   ----    ----

Bank Borrowings...........    -%       -%       -%      -%     -%
Public Senior Debt........   47       50       48     49      49
Public Subordinated Debt..   19       16       18     19      18
Other Liabilities.........    6        6        6      5       5
Stockholders' Equity......   28       28       28     27      28
                            ---      ---     ----    ---     ---
    Total.................  100%     100%    100%    100%    100%
                            ===      ===     ===     ===     ===

Number of Investors        6,348    6,133   6,116   5,983   5,668


    As of February 28, 2001, all of our common stock was held by five related individuals and none of our common stock is traded in an established public trading market.

     The average interest rate we pay on borrowings, computed by
dividing   the   interest  paid  by  the  average   indebtedness
outstanding, has been as follows:

                                      Year Ended December 31
                             ----------------------------------------
                             2000     1999     1998     1997     1996
                             ----     ----     ----     ----     ----
Senior Borrowings.........   6.39%    5.62%    6.09%    6.12%    6.29%
Subordinated Borrowings...   5.94     6.25     6.23     6.58     6.86
All Borrowings............   6.26     5.79     6.13     6.25     6.67


    Our financial ratios relating to debt are as follows:

                                          At December 31
                             ----------------------------------------
                             2000    1999      1998     1997     1996
                             ----    ----      ----     ----     ----
Total Liabilities to
  Stockholders' Equity....   2.52     2.52     2.53     2.68     2.59

Unsubordinated Debt to
  Subordinated Debt plus
  Stockholders' Equity....   1.10     1.28     1.16     1.19     1.17

              MANAGEMENT'S DISCUSSION OF OPERATIONS

Financial Condition:
-------------------
     The year ended December 31, 2000 was one of more modest growth for the Company as compared to the record growth achieved during 1999. Net receivables (gross receivables less unearned finance charges) increased a marginal 4% to $185.7 million at December 31, 2000 as compared to $177.8 million at December 31, 1999. Intense competition among companies in the financial services industry and the economic slowdown during the 2000 cooled loan activity, resulting in loan originations being only slightly higher than the previous year. There were 166 branch offices which had been opened two years or more at December 31, 2000, of which 63 reported declines in net receivables and 103 branches reported increases. During 1999, there were only 29 of this same group of offices reporting decreases in net receivables and 137 reporting growth. Management is continuing to refine its marketing strategy to promote additional loan business in the future.

     An increase of $4.5 million (75%) in cash and cash equivalents at December 31, 2000 as compared to the prior year-end supplemented an already strong balance sheet. The Company finances its loan portfolio almost entirely from cash flows generated by operations and from sales of debt securities to the public. Increased collections on loans and increased sales of subordinated debt during 2000 outpaced the funds required for daily operations thereby creating a surplus of cash.

     In an attempt to maximize yield, Management invested a portion of the aforementioned surplus cash in investment securities. This resulted in a $6.5 million (12%) increase in the Company's investment portfolio. Management maintains what it believes to be a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments. The investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various municipal bonds. A significant portion of these investment securities have been designated as "available for sale" with any unrealized gain or loss accounted for in the Company's equity section, net of deferred income taxes for those investments held by the insurance subsidiaries. Bond market values during 2000 increased $1.2 million, net of deferred taxes, for these investments which also contributed to the increase in the investment portfolio. The remainder of the investment portfolio represents securities carried at amortized cost and designated "held to maturity", as Management has both the option and intent to hold these securities to maturity.

    The aforementioned increases in balance sheet items resulted in total assets increasing $18.1 million (8%) to $245.2 million at December 31, 2000 from $227.1 million at December 31, 1999.

     Total liabilities of the Company increased $13.0 million (8%) during the 2000 primarily due to the aforementioned increase in sales of the Company's debt securities. Sales of the Company's subordinated debentures amounted to $16.3 million during 2000 as compared to $5.2 million during the prior year. Investors in the Company's subordinated debentures took advantage of the rising interest rate environment.

Results of Operations:
---------------------
     Gross revenues amounted to $79.4 million during 2000 as compared to $72.6 million during 1999 and $65.7 million 1998. Revenues rose in each of the comparable periods as a direct result of higher levels of average net loans outstanding. Although revenues were higher during 2000, net pre-tax profit declined $1.4 million (15%) during the same period as compared to the previous year due to higher loan losses, increased borrowing cost and increased operating expenses as discussed in
                            -13-

more detail in the following narrative. The Company's cost efficiency ratio regressed 3 basis points to 69.7% during 2000 due to a rise in operating expenses and higher borrowing cost. The cost efficiency ratio measures operating expenses against total revenues net of interest and insurance expenses.

     The rise in revenues and an improvement in the Company's cost efficiency ratio were responsible for the increase in profits during 1999 as compared to 1998. During 1999, the cost efficiency ratio declined to 69.4% as compared to 70.0% during 1998. Low inflation and the low interest rate environment during the two years ended December 31, 1999 enabled Management to reduce the ratio.

Net Interest Income
-------------------
     Net interest income represents the margin by which interest income on earning assets (loans and investment securities) exceeds interest expense on its interest-bearing debt. Factors affecting the margin include the level of average net receivables, average outstanding debt and the interest rate environment. Volatility in interest rates has more impact on the income earned on investments and the Company's borrowing cost. Management does not normally change the rates charged on loans originated due to changes in the interest rate environment. Average net receivables grew $15.5 million during the current year which led to a interest margin increase of $2.7 million (7%) during 2000 as compared to 1999. During 1999, average net receivables grew $13.8 million and the interest margin increased $4.4 million (12%) as compared to the margin in 1998. Higher investment income in the two year period just ended also contributed to the increase in the margins each year.

     Interest expense had more of an impact on the net interest margin during 2000 as compared to the prior two years. Average interest cost rose 47 basis points to 6.26% during 2000 and average debt increased $4.2 million. Variations in interest expense were insignificant during the two-year period ended December 31, 1999. Lower market rates of interest enabled the Company to reduce average borrowing costs during the comparable periods even though average senior and subordinated debt outstanding increased $11.4 million (8%) during 1999 as compared to 1998. Average interest rates on borrowings were 5.79% and 6.13% during the years ended December 31, 1999 and 1998, respectively.

Net Insurance Income
--------------------
     Approximately 30% of the gross revenues generated during 2000 and 1999 were from insurance operations. The Company's insurance business plays an integral role in the overall income producing operations of the Company, second only to finance charges earned. Changes in net insurance income generally correspond to changes in the level of average net outstanding receivables. As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in force. Higher levels of insurance in force generally result in higher insurance income. Net insurance income rose $2.2 million (13%) during 2000 as compared to 1999 and $2.0 million (13%) during 1999 as compared to 1998. Claims and insurance commissions were slightly higher in 2000 as compared to 1999 and 1998.

Provision for Loan Losses
-------------------------
     Credit quality issues became more dominant during the year just ended as compared to previous years. Loans in non-accrual status amounted to $17.1 million at December 31, 2000 as compared to $13.2 million at the end of 1999. (Non-accrual loans represent loans 60 days or more delinquent and on which earnings no longer are accrued.) Balances on accounts which have filed for bankruptcy protection increased $1.1 million (7.9%) during the same period. Net charge-offs during 2000 were $10.4 million as compared to $7.3 million during 1999, representing a 42% increase. The fourth quarter of 2000 was especially hard hit with problem loans, particularly in the state of Alabama. As a direct result of the higher loan losses and Management's decision to increase the allowance for losses to provide for probable future losses, the Company's provision for loan losses increased $2.9 million (34%) during the current year as compared 1999. Management is focusing on its operations in Alabama in an effort to curtail any additional unexpected problem loans in that state.

     The provision for loan losses increased $1.5 million (21%) to $8.5 million for 1999 compared to $7.0 million during 1998. During 1999, the increase in the provision and resulting increase in the allowance for loan losses was attributable to a 15% increase in net charge-offs, the substantial growth in the loan portfolio and an increase in loans in non-accrual status.
                               -14-

At        December       31,       1999,       there        were
$13.2 million of loans in non-accrual status compared to $10.8 million at December 31, 1998. The allowance for loan losses was 4.50% of net receivables at December 31, 1998, up from 4.25% December 31, 1998.

     Management carefully monitors the credit worthiness of its loan portfolio considering factors such as previous loss experience, delinquency status, bankruptcy trends, the ability of the borrower to repay, underlying collateral and changes in the size of the loan portfolio. Additions are made to the loss allowance when Management deems it appropriate to protect against probable losses in the current portfolio. Currently, Management believes the allowance for loan losses is adequate to absorb losses. However, if conditions change, future additions to the allowance may be necessary in order to provide adequate protection against probable losses in the current portfolio.

Other Operating Expenses
------------------------
    Being in a service industry, each of the Company's employees play a vital role in the overall success of its operations. Low unemployment levels during the previous two years has made it more difficult to attract and retain new employees. Management is committed to hiring and retaining the most talented employees available. As part of this commitment, new benefits were added to the Company's employee benefit package during 2000. In addition, at mid year Management reviewed various positions and made compensation adjustments to employees whose levels may not have been in line with comparable positions at other companies. The Company added 90 new employees during 2000, some of whom were hired to staff ten new branch offices opened and others hired to areas Management believed were understaffed. The new benefits, the mid-year compensation adjustments, additional employees and annual merit salary increases were primary factors contributing to the $2.2 million (9%) increase in personnel expenses during 2000 as compared to 1999.

     Personnel expenses increased $3.2 million (15%) during 1999 as compared to 1998 mainly due to annual merit salary increases and additional employees hired to staff eleven branch offices opened that year. Higher profits during 1999 resulted in higher accruals for incentive and profit sharing expenses, which also contributed to the overall increase in personnel expenses. Medical claims incurred by the Company's employees health insurance plan also contributed to the increase. Medical claims increased 65% to $1.6 million during 1999 as compared to 1998.

     Start-up costs and additional overhead associated with the 21 branch offices opened during the two year period just ended was the primary cause of the $.5 million (9%) increase in occupancy expenses during 2000 as compared to 1999 and the $.4 million (7%) increase during 1999 as compared to 1998.

      Higher advertising expenditures, insurance premiums, computer expenses, postage, supplies, training expenses, travel expenses and taxes and licenses were the main reasons other operating expenses increased $1.0 million (10%) and $.7 million (7%) during the annual periods ended December 31, 2000 and 1999, respectively. An increase in collection expenses during 1998 was an additional factor adding to the increase in that year.


Income Taxes
------------
    In 1977, the Company elected S Corporation status for income tax reporting purposes. Taxable income or loss of an S Corporation is includable in the individual tax returns of the stockholders of the Company. However, income taxes continue to be reported for the Company's insurance subsidiaries as they are not allowed S Corporation status and for the Company's state taxes in Louisiana which does not recognize S Corporation status. Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be made by the Company's subsidiaries. The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement purposes and for income tax purposes.

     Effective income tax rates for the years ended December 31, 2000, 1999 and 1998 were 26.4%, 19.8% and 18.0%, respectively.
                              -15-

Certain tax benefits provided by law to life insurance companies substantially reduce the effective tax rate of the Company's life insurance subsidiary and thus decrease the Company's overall tax rate below statutory rates. However, these benefits begin to decline on earnings in excess of $3.0 million. Investments in tax-exempt securities also allowed the Company's property and casualty insurance subsidiary to reduce its effective tax rate below statutory rates. The upward trend in rates over the last two years is due to higher income being earned by the life insurance subsidiary in excess of the $3.0 million threshold at which tax benefits begin to decline.

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

     In addition to the debt securities program, the Company has two external sources of funds through its credit agreements. One agreement provides for available borrowings of $21.0 million. Available borrowings under this agreement were $21.0 million and $20.0 million at December 31, 2000 and 1999, respectively. The Company has an additional $2.0 million credit agreement (all of which was available at December 31, 2000 and 1999).

     Liquidity was not adversely affected during the year just ended by the aforementioned increase in accounts classified as 60 days or more delinquent. The increase in the loan loss allowance also did not affect liquidity as the allowance is maintained out of income; however, an increase in the loss rate may have a material adverse effect on the Company's earnings.

Market Risk:
-----------
     Volatility of market rates of interest can impact the Company's investment portfolio and the interest rates paid on its debt securities. These exposures are monitored and managed by the Company as an integral part of its overall cash management  program.  It is Management's goal  to  mitigate  any adverse effect movements in interest rates may have on the financial condition and operations of the Company. The information in the table below summarizes the Company's risk associated with marketable debt securities and debt obligations as of December 31, 2000. Rates associated with the marketable debt securities represent weighted averages based on the coupon rate of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The structure of subordinated debenture debt incorporates various interest adjustment periods which allows the holder to redeem prior to the contractual maturity without penalty. It is expected that actual maturities on certain debentures will occur prior to the contractual maturity. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

    Loans are excluded from the information below since interest rates charged on loans are based on rates allowable under federal and state guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.
                               -16-

                                       Expected Fiscal Year of Maturity
                              ------------------------------------------------
                                                             2006
                                                               &         Fair
                              2001   2002  2003  2004  2005 Beyond Total Value
                              ----   ----  ----  ----  ---- ------ ----- -----
                                                (In millions)
Assets:
  Marketable debt securities.   $9    $10   $10    $9    $7   $15   $60  $60
  Average Interest Rate...... 5.4%   5.4%  5.5%  5.8%  5.6%  5.2%  5.4%
Liabilities:
  Senior Debt:
    Senior Notes.............  $53      -     -     -     -     -   $53  $53
    Average Interest Rate.... 5.8%      -     -     -     -     -  5.8%
    Commercial Paper.........  $61      -     -     -     -     -   $61  $61
    Average Interest Rate.... 8.0%      -     -     -     -     -  8.0%
    Notes Payable to Banks...    -      -     -     -     -     -     -
    Average Interest Rate....    -      -     -     -     -     -     -

  Subordinated Debentures....   $6     $7   $10   $24     -     -   $47  $47
  Average Interest Rate...... 6.8%   7.4%  6.6%  7.6%     -     -  7.2%


Legal Proceedings:
-----------------
     A legal proceeding against the Company which was originally disclosed in last years annual report remains pending at the end of 2000. The complaint in Alabama alleges that the Company's practice of inserting dispute resolution provisions into its consumer lending documents and requiring consumers to abide by such provisions violates the Equal Credit Opportunity Act. Plaintiffs are seeking declaratory relief that they cannot be compelled to forfeit their statutorily granted rights under the Truth-in-Lending Act and other consumer protection laws. Management believes that the Company's operations are in compliance with applicable laws and regulations and that the action is without merit. The Company is diligently contesting and defending against this proceeding. Based on current information available, Management is unable to predict the potential outcome of this matter or its impact on the Company's financial condition or business operations.


Year 2000 Issues:
----------------
     The Company did not experience any significant malfunctions or errors in its operations or business systems when the date changed from 1999 to 2000. Based on operations since January 1, 2000, the Company does not expect any significant impact on its on-going business as a result of the "Year 2000 issue". Management continues to monitor applications of the Company and third party suppliers. Any problems which might occur are expected to be minor and correctable.


New Accounting Standards:
------------------------

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of FASB Statement No. 133, which delays the original effective date of SFAS No. 133 until fiscal years beginning
                             -17-

after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues related to the implementation of SFAS No. 133. On January 1, 2001, the Company adopted SFAS No. 133, as amended. The adoption did not have a material effect on the Company's financial position or results of operations.

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

                       MANAGEMENT'S REPORT

     The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States by the management of the Company who assumes responsibility for their integrity and reliability.

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

    The financial statements of the Company have been audited by Arthur Andersen LLP, independent public accountants. Their report expresses their opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with auditing standards generally accepted in the United States.

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

                              -18-

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO 1st FRANKLIN FINANCIAL CORPORATION:

     We have audited the accompanying consolidated statements of financial position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 2000 and
1999,   and  the  related  consolidated  statements  of  income,
stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements
are   the  responsibility  of  the  Company's  management.   Our
responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


                                         /s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
March 2, 2001

                              -19-

                     1st FRANKLIN FINANCIAL CORPORATION

               CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                        DECEMBER 31, 2000 AND 1999

                                 ASSETS

                                                      2000           1999
                                                      ----           ----
CASH AND CASH EQUIVALENTS:
   Cash and Due From Banks.....................  $  2,535,934  $  2,176,494
   Short-term Investments,
      $300,000 in trust in 2000 and
      1999 (Note 4)............................     7,833,775     3,738,041
                                                 ------------  ------------
                                                   10,369,709     5,914,535
                                                 ------------  ------------
LOANS (Note 2):
   Direct Cash Loans ..........................   162,133,833   153,169,782
   First Mortgage Real Estate Loans............    28,118,525    28,453,054
   Second Mortgage Real Estate Loans...........     5,381,745     5,493,409
   Sales Finance Contracts                         14,779,922    13,352,067
                                                 ------------  ------------
                                                  210,414,025   200,468,312

   LESS:  Unearned Finance Charges.............    24,692,727    22,701,162
          Unearned Insurance Premiums
            and Commissions....................    14,295,463    13,648,715
          Allowance for Loan Losses............     9,095,431     7,994,102
                                                 ------------  ------------
              Net Loans........................   162,330,404   156,124,333

MARKETABLE DEBT SECURITIES (Note 3):
    Available for Sale, at fair market value...    54,813,866    47,127,780
    Held to Maturity, at amortized cost........     5,590,026     6,734,286
                                                 ------------  ------------
                                                   60,403,892    53,862,066
                                                 ------------  ------------

OTHER ASSETS:
   Land, Buildings, Equipment and
     Leasehold Improvements, Less
     accumulated depreciation and
     amortization of  $9,927,324 and
     $9,155,863 in 2000 and 1999, respectively..    4,601,166     4,556,988
   Due from Nonaffiliated Insurance Company.....    1,131,676     1,205,895
   Miscellaneous................................    6,389,099     5,474,243
                                                 ------------  ------------
                                                   12,121,941    11,237,126
                                                 ------------  ------------
                TOTAL ASSETS.................... $245,225,946  $227,138,060
                                                 ============  ============

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                   -20-

                   1st FRANKLIN FINANCIAL CORPORATION

              CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                       DECEMBER 31, 2000 AND 1999

                  LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    2000            1999
                                                    ----            ----
SENIOR DEBT (Note 5):
  Senior Demand Notes, including
    accrued interest..........................  $ 53,341,828    $ 64,930,179
  Commercial Paper ...........................    61,172,267      47,994,462
  Notes Payable to Banks......................            --         965,000
                                                ------------    ------------
                                                 114,514,095     113,889,641
                                                ------------    ------------

ACCOUNTS PAYABLE AND ACCRUED EXPENSES.........    13,754,691      13,461,731
                                                ------------    ------------


SUBORDINATED DEBT (Note 6) ...................    47,300,737      35,246,639
                                                ------------    ------------

      Total Liabilities.......................   175,569,523     162,598,011
                                                ------------    ------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
  Preferred Stock; $100 par value
    6,000  shares authorized;
    no shares outstanding.....................            --              --
    outstanding .........
  Common Stock:
    Voting Shares; $100 par value;
      2,000  shares  authorized;
      1,700 shares outstanding................       170,000         170,000
    Non-Voting Shares; no par value;
      198,000 shares authorized;
      168,300 shares  outstanding
      as of December  31, 2000 and 1999.......            --              --
  Accumulated Other Comprehensive
      (Loss) Income ..........................       400,072        (780,772)
      Income .......
  Retained Earnings...........................    69,086,351      65,150,821
                                                ------------    ------------
          Total  Stockholders' Equity ........    69,656,423      64,540,049
                                                ------------    ------------
              TOTAL LIABILITIES AND
                STOCKHOLDER'S EQUIYT..........  $245,225,946    $227,138,060
                                                ============    ============

       The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                    -21-

                     1st FRANKLIN FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF INCOME

            FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                          2000          1999          1998
                                          ----          ----          ----
INTEREST INCOME:
  Finance Charges ................    $51,410,578   $47,215,543   $42,688,691
  Investment Income...............      3,401,454     3,436,214     3,323,660
                                      -----------   -----------   -----------
                                       54,812,032    50,651,757    46,012,351
                                      -----------   -----------   -----------
INTEREST EXPENSE:
  Senior Debt ....................      7,415,654     6,353,046     5,966,615
  Subordinated Debt...............      2,930,178     2,567,428     2,756,586
                                      -----------   -----------   -----------
                                       10,345,832     8,920,474     8,723,201
                                      -----------   -----------   -----------
NET INTEREST INCOME...............     44,466,200    41,731,283    37,289,150
                                      -----------   -----------   -----------
PROVISION FOR
  LOAN LOSSES (Note 2)............     11,427,086     8,523,311     7,031,251

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES.......     33,039,114    33,207,972    30,257,899

NET INSURANCE INCOME:
  Premiums and Commissions........     23,627,610    21,323,165    19,080,146
  Insurance Claims and Expenses...     (4,433,728)   (4,305,860)   (4,079,280)
                                      -----------   -----------   -----------
                                       19,193,882    17,017,305    15,000,866
                                      -----------   -----------   -----------

OTHER REVENUE (Note 8)............        946,333       666,289       590,924
                                      -----------   -----------   -----------
OPERATING EXPENSES (Note 8):
  Personnel Expense...............     27,259,577    25,091,643    21,884,828
  Occupancy Expense...............      6,327,366     5,787,269     5,424,248
  Other Expense ..................     11,363,157    10,349,695     9,682,014
                                      -----------   -----------   -----------
                                       44,950,100    41,228,607    36,991,090
                                      -----------   -----------   -----------
INCOME BEFORE INCOME TAXES........      8,229,229     9,662,959     8,858,599

PROVISION FOR
   INCOME TAXES (Note 9)..........      2,174,935     1,915,456     1,590,814
                                      -----------   -----------   -----------
NET INCOME .......................    $ 6,054,294   $ 7,747,503   $ 7,267,785
                                      ===========   ===========   ===========
EARNINGS PER SHARE
  Voting Common Stock; 1,700
    Shares Outstanding
    all periods...................         $35.61        $45.57        $42.75
    periods ....                           ======        ======        ======
  Non-Voting Common Stock;
    168,800 Shares
    Outstanding all periods.......         $35.61        $45.57        $42.75
       all periods                         ======        ======        ======

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                   -22-

                       1st FRANKLIN FINANCIAL CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                   Accumulated
                                  Common Stock        Other
                                -----------------    Retained  Comprehensive
                                Shares    Amount     Earnings      Income       Total
                                ------    ------     --------      ------       -----
Balance at December 31, 1997..  170,000  $170,000   $54,221,339    $342,810  $54,734,149

  Comprehensive Income:
   Net Income for 1998........        -         -     7,267,785           -
   Net change in unrealized
     gain on available-for-
     sale securities..........        -         -             -     213,613
  Total Comprehensive Income..        -         -             -           -    7,481,398
   Cash distributions paid....        -         -      (851,756)          -     (851,756)
                                -------  --------   -----------    --------  -----------
Balance at December 31, 1998..  170,000  $170,000   $60,637,368    $556,423  $61,363,791

  Comprehensive Income:
   Net Income for 1999........        -         -     7,747,503
   Net change in unrealized
     gain on available-for-
     sale securities..........        -         -             -  (1,337,195)
  Total Comprehensive Income..        -         -             -           -    6,410,308
   Cash distributions paid....        -         -    (3,234,050)          -   (3,234,050)
                                -------  --------   -----------    --------  -----------
Balance at December 31, 1999..  170,000  $170,000    65,150,821    (780,772)  64,540,049

  Comprehensive Income........
   Net Income for 2000........        -         -     6,054,294           -
   Net change in unrealized
     gain on available-for-
     sale securities..........        -         -             -   1,180,844
  Total Comprehensive Income..        -         -             -           -    7,235,138
   Cash distributions paid....        -         -    (2,118,764)          -   (2,118,764)
                                -------  --------   -----------    --------  -----------
Balance at December 31, 2000..  170,000  $170,000   $69,086,351    $400,072  $69,656,423
                                =======  ========   ===========    ========  ===========

                                                        2000        1999          1998
Disclosure of reclassification amount:                  ----        ----          ----

  Unrealized holding gains (losses)
    arising during period, net of
    applicable income taxes....................     $ 1,181,612 $(1,336,586) $   224,200

      Less: Reclassification adjustment
            for net gains included in income,
            net of applicable income taxes.....             768         609       10,587
                                                    ----------- -----------  -----------
  Net unrealized gains (losses) on
    securities, net of applicable income taxes.     $ 1,180,844 $(1,337,195) $   213,613
                                                    =========== ===========  ===========

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                    -23-

                    1st FRANKLIN FINANCIAL CORPORATION
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                              2000           1999          1998
                                              ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income ...........................  $  6,054,294   $  7,747,503  $  7,267,785
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Provision for Loan Losses...........    11,427,086      8,523,311     7,031,251
    Depreciation and Amortization.......     1,273,897      1,231,641     1,253,361
    Provision for Deferred Taxes........       108,495        267,506       115,929
    (Loss) Gain on sale of marketable
      securities and equipment and
      premium amortization on securites.       (13,576)       177,891        41,872
    Increase in Miscellaneous Assets....      (840,637)      (495,935)     (672,382)
    (Decrease) increase in
      Other Liabilities.................       (28,476)     1,577,374     1,484,998
                                          ------------   ------------  ------------
          Net Cash Provided.............    17,981,083     19,029,291    16,522,814
                                          ------------   ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans originated or purchased ........  (137,349,459)  (137,821,710) (118,900,788)
  Loan payments ........................   119,716,302    111,722,227   106,022,624
  Purchases of marketable securities....   (11,108,088)   (21,998,803)  (32,709,322)
  Sales of marketable securities........       753,672      7,047,365        66,658
  Redemptions of marketable securities..     4,580,000      5,790,000    18,235,000
  Principal payments on
    marketable securities...............       641,037        630,367       411,562
  Capital expenditures..................    (1,340,734)    (1,137,906)   (1,063,006)
  Proceeds from sale of equipment.......        21,573         46,573        25,146
                                          ------------   ------------  ------------
          Net Cash Used.................   (24,085,697)   (35,721,887)  (27,912,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in Notes
    Payable to Banks and
    Senior Demand Notes.................   (12,553,351)    11,075,509     3,750,528
  Commercial Paper issued...............    31,714,009     26,284,371    25,385,223
  Commercial Paper redeemed.............   (18,536,204)   (27,916,269)  (23,619,308)
  Subordinated Debt issued..............    16,341,096      5,215,536     6,841,431
  Subordinated Debt redeemed............    (4,286,998)    (8,929,644)   (5,127,205)
  Dividends / Distributions Paid........    (2,118,764)    (3,234,050)     (851,756)
                                          ------------   ------------   -----------
          Net Cash Provided.............    10,559,788      2,495,453     6,378,913
                                          ------------   ------------   -----------
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS.............     4,455,174    (14,197,143)   (5,010,399)

CASH AND CASH EQUIVALENTS, beginning....     5,914,535     20,111,678    25,122,077
                                          ------------   ------------  ------------
CASH AND CASH EQUIVALENTS, ending.......  $ 10,369,709   $  5,914,535  $ 20,111,678
                                          ============   ============  ============
Cash paid during during the year:
   Interest.............................  $ 10,151,831   $  8,894,887  $  8,837,764
   Income Taxes.........................     2,088,379      1,650,743     1,391,790

             The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
                                         -24-

               1st FRANKLIN FINANCIAL CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
     1st  Franklin  Financial Corporation (the  "Company")  is  a
consumer finance company which acquires and services direct  cash loans, real estate loans and sales finance contracts through  188
branch  offices.   (See  inside front  cover  for  branch  office
locations.)

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

      In June 1998, the FASB issued SFAS No. 133, "Accounting for
Derivative  Instruments  and Hedging Activities,"  effective  for
fiscal  years  beginning  after June  15,  1999.   The  Statement
requires companies to record derivatives on the balance sheet  as
assets  and  liabilities  at  fair  value.   The  Statement  also
requires   that  changes  in  the  derivative's  fair  value   be
recognized currently in earnings unless specific hedge accounting criteria  are  met.  In June 1999, the FASB issued SFAS  No.  137 whereby the adoption of SFAS No. 133 was deferred to fiscal years beginning  after  June 15, 2000.  In June 2000, the  FASB  issued
SFAS  No. 138, Accounting for Certain Derivative Instruments  and
Certain Hedging Activities, which amends SFAS No. 133.  SFAS  No.
138   addresses  a  limited  number  of  issues  related  to  the implementation of SFAS No. 133.  On January 1, 2001, the  Company
adopted  SFAS No. 133, as amended.  The adoption did not  have  a material effect on the Company's financial position or results of operations.
                              -25-

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

Collateral Held for Resale:
     When the Company takes possession of the collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance. Any losses incurred at that time are charged against the Allowance for Loan Losses.
                            -26-

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

Marketable Debt Securities:
     Management  has  designated  a significant  portion  of  the marketable  debt  securities  held in  the  Company's  investment portfolio  at  December 31, 2000 and 1999 as being available-for-
sale.   This  portion of the investment portfolio is reported  at
fair  market value with unrealized gains and losses excluded from earnings  and  reported,  net  of  taxes,  in  accumulated  other
comprehensive   income   which  is  a   separate   component   of
stockholders' equity.  The remainder of the investment  portfolio is  carried  at amortized cost and designated as held-to-maturity as  Management  has  both the ability and intent  to  hold  these securities to maturity.

Earnings per Share Information:

     The Company has no contingently issuable common shares, thus basic and diluted share amounts are the same.


2.  LOANS

     The Company held $17,120,095 and $13,169,809 of loans in a non-accrual status at December 31, 2000 and 1999, respectively.

Contractual Maturities of Loans:
     An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2000 is as follows:

 Due In            Direct    1st Mortgage   2nd Mortgage     Sales
Calendar          Cash       Real Estate    Real Eatate     Finance
  Year            Loans        Loans          Loans        Contracts
  ----            -----        -----          -----        ---------
  2001 .........  72.96%       19.81%         20.75%        71.67%
  2002 .........  24.05        18.65          19.80         22.58
  2003 .........   2.36        16.55          18.56          5.23
  2004 .........    .39        12.67          15.31           .50
  2005 .........    .09         9.45           9.53           .02
  2006 & beyond.    .15        22.87          16.05           .--
                 ------       ------         ------        ------
                 100.00%      100.00%        100.00%       100.00%
                 ======       ======         ======        ======

     Experience of the Company has shown that a majority  of  its
loans   will  be  renewed  many  months  prior  to  their   final
contractual  maturity dates.  Accordingly, the above  contractual maturities  should not be regarded as a forecast of  future  cash collections.

Cash Collections on Principal:
     During  the  years ended December 31, 2000  and  1999,  cash collections  applied  to principal of loans totaled  $119,716,302 and  $111,722,227,  respectively, and the ratios  of  these  cash collections  to average net receivables were 67.30%  and  68.81%, respectively.
                           -27-

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

    An analysis of the allowance for the years ended December 31, 2000, 1999 and 1998 is shown in the following table:

                                    2000         1999        1998
                                    ----         ----        ----
  Beginning Balance             $ 7,994,102  $ 6,653,763  $ 5,968,818
    Provision for Loan Losses.   11,427,086    8,523,311    7,031,251
    Bulk Purchase Accounts....       68,697      114,326       24,663
    Charge-Offs...............  (12,837,128)  (9,699,044)  (8,503,698)
    Recoveries................    2,442,674    2,401,746    2,132,729
                                -----------  -----------  -----------
  Ending Balance..............  $ 9,095,431  $ 7,994,102  $ 6,653,763
                                ===========  ===========  ===========

3.  MARKETABLE DEBT SECURITIES

     Debt securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair market values of these debt securities are as follows:
                                             Gross      Gross       Estimated
                              Amortized   Unrealized  Unrealized   Fair Market
                                 Cost       Gains       Losses        Cost
December 31, 2000:               ----       -----       ------        ----
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies.. $16,109,238  $ 80,970    $ (50,773)  $16,139,435
Obligations of states and
  political subdivisions.....  35,156,371   413,473     (137,232)   35,432,612
Corporate  Securities........   3,051,836   230,173      (40,190)    3,241,819
                              -----------  --------  -----------   -----------
                              $54,317,445  $724,616  $  (228,195)  $54,813,866
                              ===========  ========  ===========   ===========
December 31, 1999:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies.. $15,171,646  $ 8,237$  $  (315,592)  $14,864,291
Obligations of states and
    political subdivisions...  30,818,183   125,416     (612,731)   30,330,868
Corporate Securities.........   2,035,316        --     (102,695)    1,932,621
                              -----------  --------  -----------   -----------
                              $48,025,145  $133,653  $(1,031,018)  $47,127,780
                              ===========  ========  ===========   ===========

    Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent to hold such securities to maturity. The amortized cost and estimated fair market values of these debt securities are as follows:
                                 -28-

                                             Gross      Gross       Estimated
                               Amortized  Unrealized  Unrealized   Fair Market
                                  Cost       Gains      Losses        Value
December 31, 2000:                ----       -----      ------        -----
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies.. $ 1,503,522  $  5,817  $   (2,224)  $  1,507,115
Obligations of states and
  political subdivisions.....   3,311,331     9,157      (6,643)     3,313,845
Corporate Securities.........     775,173        --      (5,942)       769,231
                              -----------  --------  ----------   ------------
                              $ 5,590,026  $ 14,974  $  (14,809)  $  5,590,191
                              ===========  ========  ==========   ============
December 31, 1999:
U.S. Treasury Securities
  and obligations of
  U.S. government
  corporations and agencies.. $ 1,505,311  $     --  $  (42,342)  $  1,462,969
Obligations of states and
  political subdivisions.....   4,449,031        11    (121,598)     4,327,444
Corporate Securities.........     779,944        --     (34,240)       745,704
                              -----------  --------  ----------   ------------
                              $ 6,734,286  $     11  $ (198,180)  $  6,536,117
                              ===========  ========  ==========   ============

       The amortized cost and estimated fair market values of marketable debt securities at December 31, 2000, by contractual maturity, are shown below:

                               Available for Sale          Held to Maturity
                           -------------------------   ------------------------
                                          Estimated                  Estimated
                             Amortized   Fair Market    Amortized   Fair Market
                               Cost         Value          Cost        Value
                               ----         -----          ----        -----
 Due in one year or less.. $ 8,755,831   $ 8,972,262   $        -   $        -
 Due after one year
   through five years.....  34,859,571    34,935,662     3,755,951   3,755,937
 Due after five years
   through ten years......  10,317,043    10,502,502     1,236,556   1,236,814
 Due after ten years......     385,000       403,440       597,519     597,440
                           -----------   -----------   -----------  ----------
                           $54,317,445   $54,813,866   $ 5,590,026  $5,590,191
                           ===========   ===========   ===========  ==========

     Sales  of  investments in debt securities available-for-sale
during  2000  generated  proceeds of $753,672.   Gross  gains  of
$1,057  were  realized on these sales.  Proceeds from redemptions of  investment securities due to call provisions and  redemptions due  to regular scheduled maturities during 2000 were $5,221,037.
Gross losses of $(67) were realized on these redemptions.

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


4.  PLEDGED ASSETS

     At  December 31, 2000, certain short-term investments of the
                              -29-

insurance subsidiaries were on deposit with the Georgia Insurance
Commissioner  to  meet  the  deposit  requirements   of   Georgia
insurance laws.


5.  SENIOR DEBT

     The  Company has a Credit Agreement with three  major  banks
which  provides  for  maximum  borrowings  of  $21,000,000.   All
borrowings are on an unsecured basis at 1/4% above the prime rate of  interest. An annual facility fee is paid quarterly  based  on
5/8% of the available line less the average borrowings during the
quarter.   In addition, an agent fee equal to 1/8% per  annum  of
the  total  loan  commitment is paid quarterly.   There  were  no
borrowings against the credit line facility at December 31, 2000.

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

      The  Company  has  an  additional  Credit  Agreement   for
$2,000,000  which is used for general operating purposes.   This
agreement provides for borrowings on an unsecured basis at  1/8%
above  the prime rate of interest and has a termination date  of
July  1, 2001.  There was no outstanding borrowing against  this credit line at December 31, 2000.

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

     Additional data related to the Company's senior debt is as follows:

             Weighted
                     Average       Maximum         Average        Weighted
                    Interest       Amount          Amount          Average
Year Ended         Rate at end  Outstanding     Outstanding     Interest Rate
December 31          of Year     During Year     During Year     During Year
-----------          -------     -----------     ----------      -----------
                              (In thousands, except % data)
2000:
----
Bank...............    9.75%     $  4,100        $    447            9.41%
Senior Notes.......    5.83        67,519          57,604            5.69
Commercial Paper...    7.96        61,172          55,545            7.26
  All Categories...    7.05       115,776         114,115            6.52

1999:
----
Bank...............    8.75%     $  1,350        $     25            8.75%
Senior Notes.......    5.59        64,930          58,366            5.21
Commercial Paper...    6.32        56,997          53,615            6.10
  All Categories...    5.92       116,603         112,055            5.64

1998:
----
Bank...............     .--%     $    192        $    156            5.95%
Senior Notes.......    5.13        54,820          52,801            5.61
Commercial Paper...    6.18        49,626          46,725            6.37
  All Categories...    5.63       104,446          99,682            5.97
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

     Interest rate information on the Subordinated Debt at December 31 is as follows:

          Weighted Average Rate at       Weighted Average Rate
               End   of  Year             During   Year
          ------------------------       ---------------------
           2000     1999     1998        2000    1999     1998
           ----     ----     ----        ----    ----     ----
           7.22%    6.01%    6.39%       6.61%   6.10%    6.52%

     Maturity information on the Company's Subordinated Debt at December 31, 2000 is as follows:

                                 Amount Maturing
                    -----------------------------------------
                    Based on Maturity       Based on Interest
                           Date             Adjustment Period
                           ----             -----------------
     2001 ..........   $ 5,761,752             $28,431,632
     2002 ..........     7,011,874              13,913,141
     2003 ..........    10,153,919                 944,380
     2004 ..........    24,373,192               4,011,584
                       -----------             -----------
                       $47,300,737             $47,300,737
                       ===========             ===========

7.  COMMITMENTS AND CONTINGENCIES

     The  Company's operations are carried on in locations which
are  occupied  under  lease agreements.   The  lease  agreements
usually  provide for a lease term of five years with  a  renewal
option   for  an  additional  five  years.   Rent  expense   was
$2,484,451,  $2,236,708  and  $1,996,393  for  the  years  ended
December  31,  2000,  1999  and 1998, respectively.   Under  the
existing  noncancelable leases, the Company's minimum  aggregate rental  commitment at December 31, 2000, amounts  to  $2,370,170 for 2001, $1,847,926 for 2002, $1,414,119 for 2003, $980,453 for
2004,  $439,054  for 2005 and $221,577 for  the  year  2006  and beyond.  The total commitment is $7,273,299.

     There is a legal proceeding pending against the Company  in
Alabama  alleging  that  the  Company's  practice  of  inserting
dispute   resolution  provisions  into  its   consumer   lending
documents  and  requiring consumers to abide by such  provisions
violates  the  Equal  Credit Opportunity  Act.   Plaintiffs  are
seeking  declaratory  relief that they cannot  be  compelled  to forfeit  their  statutorily granted rights under  the  Truth-in-
Lending  Act  and  other consumer protection  laws.   Management
believes  that  the Company's operations are in compliance  with applicable  laws and regulations and that the action is  without
                            -31-

merit.   The  Company  is  diligently contesting  and  defending
against  this proceeding.  Management is unable to  predict  the potential  outcome of this matter or its impact on the Company's financial condition or business operations.


8.  RELATED PARTY TRANSACTIONS

     Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty"). The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 2000, 1999 and 1998 related to these agreements was $70,800, $67,800 and $63,800, respectively, which in Management's opinion approximates the Company's actual cost of these services.

     Liberty leases its office space and equipment from the Company for $5,250 per month, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

     At December 31, 2000, the Company maintained $2,000,000 of certificates of deposit with Liberty at market rates and terms.
The Company also had $2,487,930 in demand deposits with Liberty at December 31, 2000.

     The Company leases a portion of its properties (see Note 7)
for  an aggregate of $13,250 per month from certain officers  or stockholders. In Management's opinion, these leases are at rates
which   approximate  those  obtainable  from  independent  third
parties.

      During  1999,  a  loan  was  extended  to  a  real  estate
development   partnership  of  which  one   of   the   Company's
stockholders is a partner.  The balance on this commercial  loan
(including  accrued  interest) was $1,639,315  at  December  31,
2000.


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

     The Provision for Income Taxes for the years ended December
31, 2000, 1999 and 1998 is made up of the following components:

                              2000          1999         1998
                              ----          ----         ----
Current - Federal ......   $2,056,061    $1,619,207   $1,453,990
Current - State ........       10,379        28,743       21,040
                           ----------    ----------   ----------
   Total Current........    2,066,440     1,647,950    1,475,030
                           ----------    ----------   ----------
Prepaid - Federal.......      108,495       267,506      115,929
Prepaid - State.........           --            --           --
                           ----------    ----------   ----------
   Total Prepaid........      108,495       267,506      115,929
                           ----------    ----------   ----------
       Total Provision     $2,174,935    $1,915,456   $1,590,814
                           ==========    ==========   ==========
                                -32-

    Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31,  2000  and
1999:
                                           Deferred Tax
                                        Assets (Liabilities)
                                    ---------------------------
                                       2000            1999
                                       ----            ----
Insurance Commissions..........     $(2,729,571)    $(2,468,129)
Unearned Premium Reserves......         770,381         704,844
Unrealized Loss (Gain) on
  Marketable Debt Securities...         (96,349)        116,592
Other..........................          11,029         (76,381)
                                    -----------     -----------
                                    $(2,044,510)    $(1,723,074)
                                    ===========     ===========

     The  Company's  effective  tax rate  for  the  years  ended
December 31, 2000, 1999 and 1998 is analyzed as follows:

                                         2000        1999      1998

Statutory Federal income tax rate ....   34.0%      34.0%     34.0%
State income tax, net of
  Federal tax effect .................     .1         .2        .2
Net tax effect of IRS regulations
  on life insurance subsidiary .......   (6.5)      (5.9)     (6.8)
Tax effect of S Corporation status....    5.2       (6.3)     (6.9)
Other items...........................   (6.4)      (2.2)     (2.5)
                                         ----       ----      ----
      Effective Tax Rate..............   26.4%      19.8%     18.0%
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

    Below  is  a  performance recap of  each  of  the  Company's reportable segments for the three years ended December 31,  2000 followed by a reconcilement to consolidated Company data:

                              Division I    Division II   Division III  Total Segments
Year 2000:                    -----------   -----------   ------------  --------------
---------

Revenues:
  Finance Charges Earned....  $17,225,023   $16,341,663   $17,739,538   $ 51,306,224
  Insurance Income..........    5,832,348     7,788,484     7,006,390     20,627,222
  Other.....................      123,770       142,172       193,661        459,603
                              -----------   -----------   -----------   ------------
                               23,181,141    24,272,319    24,939,589     72,393.049
Expenses:                     -----------   -----------   -----------   ------------
  Interest Cost ............    2,879,215     3,036,552     3,148,421      9,064,188
  Provision for Loan Losses.    2,749,657     2,650,590     4,994,207     10,394,454
  Depreciation .............      256,022       174,218       404,822        835,062
  Other ....................   10,038,534     9,424,674    12,666,910     32,130,118
                              -----------   -----------   -----------    -----------
                               15,923,428    15,286,034    21,214,360     52,423,822
                              -----------   -----------   -----------    -----------
Segment Profit .............  $ 7,257,713   $ 8,986,285   $ 3,725,229    $19,969,227
                              ===========   ===========   ===========    ===========
Segment Assets:
  Net Receivables ..........  $56,047,541   $58,862,683   $59,143,746   $174,053,970
  Cash .....................       57,465        59,580        76,020        193,065
  Net Fixed Assets .........      590,662       377,853       907,564      1,876,079
  Other Assets .............      346,922       338,558       755,417      1,440,897
                              -----------   -----------   -----------   ------------
    Total Segment Assets....  $57,042,590   $59,638,674   $60,882,747   $177,564,011
                              ===========   ===========   ===========   ============

                              Division I   Division  II   Division III  Total Segments
Year 1999:
---------
Revenues:
  Finance Charges Earned....  $15,309,451   $14,907,510   $16,908,738   $ 47,125,699
  Insurance Income .........    4,880,948     6,848,336     6,279,717     18,009,001
  Other ....................      107,558       132,796       176,254        416,608
                              -----------   -----------   -----------   ------------
                               20,297,957    21,888,642    23,364,709     65,551,308
Expenses:                     -----------   -----------   -----------   ------------
  Interest Cost ............    2,204,738     2,461,241     2,504,427      7,170,406
  Provision for Loan Losses.    1,917,042     2,470,140     2,910,116      7,297,298
  Depreciation .............      254,577       169,085       377,009        800,671
  Other.....................    9,006,569     8,439,147    11,031,780     28,477,496
                              -----------   -----------   -----------   ------------
                               13,382,926    13,539,613    16,823,332     43,745,871
                              -----------   -----------   -----------   ------------
Segment Profit .............  $ 6,915,031   $ 8,349,029   $ 6,541,377   $ 21,805,437
                              ===========   ===========   ===========   ============
Segment Assets:
  Net Receivables ..........  $50,671,432   $55,941,619   $60,053,102   $166,666,153
  Cash .....................       55,609        58,222        70,139        183,970
  Net Fixed Assets..........      518,232       297,094       863,735      1,679,061
  Other Assets..............      377,459       331,798       703,297      1,412,554
                              -----------   -----------   -----------   ------------
    Total Segment Assets....  $51,622,732   $56,628,733   $61,690,273   $169,941,738
                              ===========   ===========   ===========   ============

                                                   -34-

                              Division I     Division  II   Division III  Total Segments
Year 1998:
---------
Revenue:
  Finance Charges Earned .... $ 13,668,361   $ 14,101,316   $ 14,861,961  $ 42,631,637
  Insurance Income ..........    4,327,262      5,911,613      5,468,594    15,707,469
  Other .....................       92,156        116,311        154,960       363,427
                              ------------   ------------   ------------  ------------
                                18,087,779     20,129,240     20,485,515    58,702,533
Expenses:                     ------------   ------------   ------------  ------------
  Interest Cost .............    2,082,298      2,439,714      2,336,803     6,858,815
  Provision for Loan Losses..    2,008,540      2,140,347      2,222,083     6,370,970
  Depreciation ..............      246,633        187,281        376,404       810,318
  Other .....................    8,242,026      7,778,589      9,787,743    25,808,358
                              ------------   ------------   ------------  ------------
                                12,579,497     12,545,931     14,723,033    39,848,461
                              ------------   ------------   ------------  ------------
Segment Profit  ............. $  5,508,282   $  7,583,309   $  5,762,481  $ 18,854,072
                              ============   ============   ============  ============
Segment Assets:
  Net Receivables............ $ 44,690,958   $ 50,874,052   $ 51,447,448  $147,012,458
  Cash ......................       53,502         49,830         63,497       166,829
  Net Fixed Assets...........      568,992        326,368        787,921     1,683,281
  Other Assets ..............      318,517        417,648        631,598     1,367,763
                              ------------   ------------   ------------  ------------
    Total Segment Assets .... $ 45,631,969   $ 51,667,898   $ 52,930,464  $150,230,331
                              ============   ============   ============  ============

RECONCILEMENT:                                    2000           1999         1998
-------------                                     ----           ----         ----
Revenues:
  Total revenues from reportable segments...  $ 72,393,049   $ 65,551,308  $ 58,364,645
  Corporate finance charges earned
    not allocated to segments ..............       104,354         89,844        57,053
  Reclass of investment income net
    against interest cost ..................     1,180,188      1,654,922     1,791,207
  Reclass of insurance expense
    against insurance income ...............     5,216,055      4,846,498     4,694,936
  Timing difference of insurance
    income allocation to segments ..........         5,599        248,958       548,083
  Other revenues not allocated to segments..       486,730        249,698       227,497
                                              ------------   ------------  ------------
    Consolidated Revenues ..................  $ 79,385,975   $ 72,641,228  $ 65,683,421
                                              ------------   ------------  ------------
Profit or Loss:
  Total profit or loss for
    reportable segments ....................  $ 19,969,227   $ 21,805,437  $ 18,854,072
  Corporate earnings not allocated..........     2,559,198      2,784,043       832,633
  Corporate expenses not allocated..........   (14,299,196)   (14,926,521)  (10,828,106)
  Income taxes not allocated ...............    (2,174,935)    (1,915,456)   (1,590,814)
                                              ------------   ------------  ------------
     Consolidated Profit ...................  $  6,054,294   $  7,747,503  $  7,267,785
                                              ============   ============  ============
Assets:
  Total assets for reportable segments .....  $177,564,011   $169,941,738  $150,230,331
  Reclass accrued interest
    receivable on loans ....................     1,161,998      1,181,899       912,684
  Loans held at corporate home office level.     2,325,464      2,123,633     2,293,491
  Unearn insurance at corporate level ......    (6,115,598)    (5,853,249)   (5,016,709)
  Allowance for loan losses at
    corporate level ........................    (9,095,431)    (7,994,102)   (6,653,763)
  Cash and cash equivalents held at
    corporate level ........................    10,176,644      5,730,565    19,944,849
  Investment securities at corporate level..    60,403,892     53,862,066    47,143,525
  Fixed assets at corporate level ..........     2,725,087      2,877,927     3,004,062
  Other assets at corporate level ..........     6,079,879      5,267,583     4,816,440
                                              ------------   ------------  ------------
     Consolidated Assets ...................  $245,225,946   $227,138,060  $216,674,910
                                              ============   ============  ============

                                -35-

                   DIRECTORS AND EXECUTIVE OFFICERS

Directors
---------
                         Principal Occupation,                Has Served as a
      Name                 Title and Company                   Director Since
      ----                 -----------------                   --------------
Ben F. Cheek, III       Chairman of Board,                          1967
                         1st Franklin Financial Corporation

Lorene M. Cheek         Housewife                                   1946

Jack D. Stovall         President,                                  1983
                         Stovall Building Supplies, Inc.

Robert E. Thompson      Physician, Toccoa Clinic                    1970



Executive Officers
------------------                                             Served in this
      Name               Position with Company                 Position Since
      ----               ---------------------                 --------------
Ben F. Cheek, III       Chairman of Board and CEO                   1989

T. Bruce Childs         President                                   1989

Lynn E. Cox             Secretary                                   1989

A. Roger Guimond        Vice President
                          and Chief Financial Officer               1991

Linda L. Moore          Treasurer                                   1989


                         CORPORATE INFORMATION

  Corporate Offices        General Counsel            Independent Accountants
  -----------------        ---------------            -----------------------
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

             INSIDE BACK COVER PAGE OF ANNUAL REPORT
                        BRANCH OPERATIONS
Division I
Northeast Georgia & South Carolina:
----------------------------------
Isabel Vickery Youngblood, Senior Vice President
Ronald F. Morrow, Area Vice President
K. Donald Floyd, Supervisor
Shelia H. Garrett, Supervisor
Vera D. Hubbard, Supervisor
Michael D. Lyles, Supervisor
Brian L. McSwain, Supervisor
Harriet H. Moss, Supervisor
Melvin L. Osley, Supervisor
Virginia K. Palmer, Supervisor
Timothy M. Schmotz, Supervisor
Tami D. Settlemyer, Supervisor

Division II
Central & South Georgia, Louisiana and Mississippi:
--------------------------------------------------
A. Jarrell Coffee, Vice President
J. Michael Culpepper, Area Vice President
Debbie L. Carter, Supervisor
Donald C. Carter, Supervisor
Bryan W. Cook, Supervisor
Anne Renee Hebert, Supervisor
Bruce A. Hooper, Supervisor
Judy A. Landon, Supervisor
Jeffrey C. Lee, Supervisor
Thomas C. Lennon, Supervisor
Dianne H. Moore, Supervisor
R. Darryl Parker, Supervisor
Marcus C. Thomas, Supervisor

Division III
Alabama and Northwest Georgia:
-----------------------------
Jack R. Coker, Vice President
Ronald E. Byerly, Supervisor
Jack Hobgood, Supervisor
Janice B. Hyde, Supervisor
James A. Mahaffey, Supervisor
Johnny M. Olive, Supervisor
Hilda L. Phillips, Supervisor
Henrietta R. Reathford, Supervisor
R. Gaines Snow, Supervisor
Jason L. Yates, Supervisor

Administration:
--------------
Angela C. Brock, System Support Manager
Ben F. Cheek, IV, Statistics & Planning
Lynn E. Cox, Investment Center
Samuel P. Greer, Internal Audit
Karen S. Lovern, Marketing / Training
Phoebe P Martin, Human Resources
Linda L. Moore, Data Processing
Pamela S. Rickman, Operations Coordinator