Form 10-K, Exhibit 13
period 2001-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2002-03-29
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2001

FRONT and BACK COVER

(60th Year Anniversary Photos and Logo)

-#-

INSIDE FRONT COVER PAGE OF ANNUAL REPORT

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

"1st Franklin Financial Corporation will be a major provider of credit to individuals and families in the Southeastern United States.”

CORE VALUES:

*

Integrity Without Compromise

*

Open Honest Communication

*

Doing Right by All Our Customers and Employees

*

Teamwork and Collaboration

*

Personal Accountability

*

Run It Like You Own It

TABLE OF CONTENTS

The Company	1

Executive Management Team	2

Chairman's Letter	3

Selected Consolidated Financial Information	4

Business	5

Management's Discussion of Operations	13

Management's Report	20

Report of Independent Public Accountants	21

Financial Statements	22

Directors and Executive Officers	38

Corporate Information	38

Ben F. Cheek, Jr. Office of the Year	40

THE COMPANY

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans.  The business is operated through 102 branch offices in Georgia, 33 in Alabama, 27 in South Carolina, 15 Mississippi and 13 in Louisiana.  Two branches in North Carolina were sold at year-end and the Company no longer operates in that state.  At December 31, 2001, the Company had 783 employees.

As of December 31, 2001, the resources of the Company were invested principally in loans which comprised 65% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

EXECUTIVE MANAGEMENT TEAM

*********************
** PICTURE OF EXECUTIVE MANAGEMENT TEAM **
*********************

To Our Investors, Co-workers and Friends:

Change and challenge are two words that seem appropriate when reviewing the year 2001.  Certainly the terrorist actions of September 11 have forever changed our way of life as a nation.  In addition a national recession forced businesses to merge and consolidate and with that forced a change in the lives of their employees either through lay off or a new and different assignment within the new structure.  Adapting to these and other changes is proving to be a challenge for our nation and our fellow citizens.  But we have successfully dealt with difficult challenges in the past and I am completely confident that we will meet and conquer those that confront us today.

We at 1st Franklin Financial have had our changes and challenges also.  As you will note when reviewing this report, our most important challenge, and one, which we are working on every day, is the continuing rise in personal bankruptcies.  These bankruptcies translate into credit losses and are the single most important factor, which affected our earnings during 2001.  We recognize that personal bankruptcy is now an accepted practice in our society.  With that in mind, a number of new positive steps to meet this challenge are being taken in order to slow and reverse that trend in our loan portfolio.

On the adjoining page you will note some changes that took place in our senior management team.  Two valuable, long time employees from this group retired during the year, so new faces from within the Company were promoted to assume their areas of responsibility.  I am excited with the plans and goals that these new company leaders have set for our future.

My thanks to all of you - investors, bankers, customers, co-workers and friends – who have given 1st Franklin 60 years of growth and success.  I hope you will continue to honor us with your support and confidence.

Very sincerely yours,

/s/ Ben F. Cheek, III

   Chairman of the Board and CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial data of the Company.  This information should be read in conjunction with “Management’s Discussion of Operations” and the more detailed financial statements and notes thereto included herein.

	Year Ended December 31
	2001	2000	1999	1998	1997
	(In 000's, except ratio data)
Selected Income Statement Data:

Revenues	$ 84,683	$ 79,386	$ 72,641	$ 65,683	$ 61,498
Net Interest Income	47,182	44,466	41,731	37,289	34,470
Interest Expense	11,311	10,346	8,920	8,723	8,801
Provision for Loan Losses	15,203	11,427	8,523	7,031	6,916
Income Before Income Taxes	3,468	8,229	9,663	8,859	6,744
Net Income	1,197	6,054	7,748	7,268	1,816
Ratio of Earnings to Fixed Charges	1.28	1.74	2.00	1.94	1.72

Selected Balance Sheet Data:

Loans, Net	$169,958	$162,330	$156,124	$138,548	$132,701
Total Assets	262,938	245,226	227,138	216,675	201,166
Senior Debt	124,845	114,514	113,890	104,446	98,930
Subordinated Debt	52,769	47,301	35,247	38,961	37,247
Stockholders’ Equity .	71,319	69,656	64,540	61,364	54,734
Ratio of Total Liabilities to Stockholders’ Equity	2.69	2.52	2.52	2.53	2.59

BUSINESS

References in this Annual Report to “1st Franklin”, “we”, “our” and “us” refers to 1st Franklin Financial Corporation.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2001, direct cash loans comprised 79% of our outstanding loans, real estate loans comprised 15% and sales finance contracts comprised 6%.

In connection with this business, we write credit insurance as an agent for a nonaffiliated company specializing in such insurance.  Two of our wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

The following table shows the sources of our earned finance charges over each of the past five annual periods:

	Year Ended December 31
	2001	2000	1999	1998	1997
	(In Thousands)

Direct Cash Loans	$ 45,137	$ 41,762	$ 37,813	$ 33,579	$ 30,566
Real Estate Loans	6,780	7,112	7,181	7,112	7,196
Sales Finance Contracts	2,872	2,537	2,222	1,998	2,268
Total Finance Charges …	$54,789	$51,411	$47,216	$42,689	$40,030

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

Prior to the making of a loan, we complete a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the customer.  In granting the loan, we receive a security interest in the real or personal property of the borrower. In making direct cash loans, we focus on the customer's ability to repay his or her loan to us rather than on the potential resale value of the underlying security. In making real estate and sales finance loans, however, additional focus is placed on the marketability and value of the underlying collateral.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2001	2000	1999	1998	1997

Direct Cash Loans	31.82%	31.50%	31.92%	31.53%	30.25%
Real Estate Loans	21.02	21.56	21.55	21.82	21.76
Sales Finance Contracts	22.47	20.64	20.94	21.00	20.97

The following table contains information about our operations:

	As of December 31
	2001	2000	1999	1998	1997

Number of Branch Offices	189	187	177	166	157
Number of Employees	783	772	682	628	596
Average Total Loans Outstanding Per Branch (in 000's)	$1,180	$1,125	$1,133	$1,060	$1,064
Average Number of Loans Outstanding Per Branch	645	629	639	624	644

DESCRIPTION OF LOANS

	2001	2000	1999	1998	1997
DIRECT CASH LOANS:
Number of Loans Made to New Borrowers	35,605	32,216	34,595	30,282	28,656
Number of Loans Made to Former Borrowers	17,934	17,413	17,498	16,083	14,626
Number of Loans Made to Present Borrowers	90,800	83,014	80,695	69,712	65,096
Total Number of Loans Made	144,339	132,643	132,788	116,077	108,378
Total Volume of Loans Made (in 000’s)	$268,856	$241,041	$234,172	$196,401	$180,541
Average Size of Loans Made	$1,863	$1,817	$1,764	$1,692	$1,666
Number of Loans Outstanding	104,385	99,798	95,509	86,819	83,264
Total of Loans Outstanding (000’s)	$176,442	$162,134	$153,170	$131,636	$123,039
Percent of Total Loans	79%	77%	76%	75%	74%
Average Balance on Outstanding Loans	$1,690	$1,625	$1,604	$1,516	$1,478

REAL ESTATE LOANS:
Total Number of Loans Made	2,099	1,884	2,045	2,226	2,155
Total Volume of Loans Made (in 000’s)	$16,116	$18,102	$19,439	$20,669	$22,921
Average Size of Loans	$7,678	$9,608	$9,105	$9,285	$10,636
Number of Loans Outstanding	4,181	3,904	4,054	4,105	4,101
Total of Loans Outstanding (in 000’s)	$32,295	$33,500	$33,946	$33,465	$2,630
Percent of Total Loans	15%	16%	17%	19%	19%
Average Balance on Outstanding Loans	$7,724	$8,581	$8,374	$8,152	$7,957

SALES FINANCE CONTRACTS:
Number of Contracts Purchased	15,204	15,655	15,601	13,490	14,662
Total Volume of Contracts Purchased (in 000’s)	$19,637	$20,654	$19,019	$14,612	$15,034
Average Size of Contracts Purchased	$1,292	$1,319	$1,219	$1,083	$1,025
Number of Contracts Outstanding	13,304	13,983	13,531	12,710	13,801
Total of Contracts Outstanding (in 000’s)	$14,307	$14,780	$13,352	10,882	11,334
Percent of Total Loans	6%	7%	7%	6%	7%
Average Balance on Outstanding Contracts	$1,075	$1,057	$987	$ 856	$ 821

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

	Year Ended December 31
	2001	2000	1999	1998	1997
	(in thousands)

	LOANS ACQUIRED
DIRECT CASH LOANS	$268,615	$240,888	$233,445	$195,634	$177,844
REAL ESTATE LOANS	16,017	17,865	18,654	20,317	21,532
SALES FINANCE CONTRACTS	17,959	18,785	16,910	14,360	13,943
NET BULK PURCHASES	2,018	2,258	3,622	1,371	5,177

TOTAL LOANS ACQUIRED	$304,609	$279,796	$272,631	$231,682	$218,496

	LOANS LIQUIDATED
DIRECT CASH LOANS	$254,548	$232,076	$212,638	$187,804	$174,643
REAL ESTATE LOANS	17,321	18,548	18,959	19,833	23,798
SALES FINANCE CONTRACTS	20,110	19,226	16,549	15,065	16,901

TOTAL LOANS LIQUIDATED	$291,979	$269,850	$248,146	$222,702	$215,342

	LOANS OUTSTANDING
DIRECT CASH LOANS	$176,442	$162,134	$153,170	$131,636	$123,039
REAL ESTATE LOANS	32,295	33,500	33,946	33,465	32,630
SALES FINANCE CONTRACTS	14,307	14,780	13,352	10,882	11,334

TOTAL LOANS OUTSTANDING	$223,044	$210,414	$200,468	$175,983	$167,003

	UNEARNED FINANCE CHARGES
DIRECT CASH LOANS	$ 24,637	$ 21,809	$ 20,281	$ 17,573	$ 16,062
REAL ESTATE LOANS	752	726	604	345	84
SALES FINANCE CONTRACTS	2,006	2,158	1,816	1,416	1,504

TOTAL UNEARNED FINANCE CHARGES	$ 27,395	$ 24,693	$ 22,701	$ 19,334	$ 17,650

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

The following table shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans:

	Year Ended December 31
	2001	2000	1999	1998	1997
	(In thousands, except % data)
DIRECT CASH LOANS:
60-89 Days Past Due	$ 3,580	$ 3,802	$ 3,161	$ 2,631	$ 2,593
Percentage of Outstanding	2.03%	2.34%	2.06%	2.00%	2.11%
90 Days or More Past Due	$ 8,235	$10,075	$ 7,358	$ 6,358	$ 5,137
Percentage of Outstanding	4.67%	6.21%	4.80%	4.83%	4.18%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 541	$ 608	$ 437	$ 335	$ 432
Percentage of Outstanding	1.68%	1.81%	1.29%	1.00%	1.33%
90 Days or More Past Due	$ 1,744	$ 1,662	$ 1,343	$ 879	$ 932
Percentage of Outstanding	5.40%	4.96%	3.96%	2.63%	2.86%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 249	$ 219	$ 318	$ 187	$ 285
Percentage of Outstanding	1.74%	1.48%	2.38%	1.72%	2.52%
90 Days or More Past Due	$ 673	$ 754	$ 554	$ 413	$ 439
Percentage of Outstanding	4.70%	5.10%	4.15%	3.80%	3.87%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2001	2000	1999	1998	1997
(In thousands, except % data)

DIRECT CASH LOANS

Average Net Loans	$141,863	$132,591	$118,444	$106,502	$101,051
Liquidations	$254,548	$232,076	$212,638	$187,804	$174,643
Net Losses	$13,015	$9,736	$6,800	$5,879	$5,992
Net Losses as % of Average Net Loans	9.17%	7.34%	5.74%	5.52%	5.93%
Net Losses as % of Liquidations	5.11%	4.20%	3.20%	3.13%	3.43%

REAL ESTATE LOANS

Average Net Loans	$32,262	$32,989	$33,315	$32,587	$33,066
Liquidations	$17,321	$18,548	$18,959	$19,833	$23,798
Net Losses	$326	$195	$150	$94	$141
Net Losses as % of Average Net Loans	1.01%	.59%	.45%	.29%	.43%
Net Losses as % of Liquidations	1.88%	1.05%	.79%	.47%	.59%

SALES FINANCE CONTRACTS

Average Net Loans	$12,784	$12,296	$10,612	$ 9,514	$10,817
Liquidations	$20,110	$19,226	$16,549	$15,065	$16,901
Net Losses	$785	$464	$347	$398	$714
Net Losses as % of Average Net Loans	6.14%	3.77%	3.27%	4.18%	6.60%
Net Losses as % of Liquidations	3.90%	2.41%	2.10%	2.64%	4.22%

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

CREDIT INSURANCE

When a borrower authorizes us to do so, we write various credit insurance products in connection with the borrower’s loan.  We write such insurance as an agent for a non-affiliated insurance company.

Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, which are wholly owned subsidiaries of 1st Franklin, reinsure the insurance written from the non-affiliated insurance company.

REGULATION AND SUPERVISION

State laws require that each office in which a small loan business is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations.  The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show finding of a need through convenience and advantage documentation.  As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies.  Licenses are revocable for cause, and their continuance depends upon applicant’s compliance with the laws and regulations that are applicable to the applicant in connection with its receipt of a license.  The Company has never had any of its licenses revoked.

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

SOURCE OF FUNDS

Our sources of funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities are as follows:

	As of December 31
	2001	2000	1999	1998	1997

Bank Borrowings	- %	- %	- %	- %	- %
Public Senior Debt	48	47	50	48	49
Public Subordinated Debt	20	19	16	18	19
Other Liabilities	5	6	6	6	5
Stockholders’ Equity	27	28	28	28	27
Total	100%	100%	100%	100%	100%

Number of Investors	6,577	6,348	6,133	6,116	5,983

As of March 8, 2002, all of our common stock was held by five related individuals and none of our common stock is traded in an established public trading market.

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

	Year Ended December 31
	2001	1999	1999	1998	1997

Senior Borrowings	6.07%	6.39%	5.62%	6.09%	6.12%
Subordinated Borrowings	7.07	5.94	6.25	6.23	6.58
All Borrowings	6.39	6.26	5.79	6.13	6.25

Our financial ratios relating to debt are as follows:

	At December 31
	2001	2000	1999	1998	1997
Total Liabilities to
Stockholders’ Equity	2.69	2.52	2.52	2.53	2.68

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.12	1.10	1.28	1.16	1.19

MANAGEMENT'S DISCUSSION OF OPERATIONS

The new millennium has been a challenging period for our Company.  Historical trends indicate our business has changed over the previous years.  A review of performance for the years 1990 - 2001 indicates the two-year period ended December 31, 2001 ranks in the lowest percentile.  Some of the change is due to the highly competitive nature of the financial services industry.  In addition, the economy is going through its first recession in a decade.  Not only has our business changed, but our way of life has also changed since the September 11th tragedy.  Change is a fact of life and is always occurring.  We believe that the management of the transition to change is one key to our continued success.

Our executive management team saw two long-term members retire after distinguished careers with the Company.  The retirement of our president/chief operating officer and our senior vice president initiated a reorganization of the Company's executive officers.  A new president and a new chief operating officer were appointed.  In addition, new positions of vice chairman, executive vice president of finance and executive vice president of human resources were created.  All positions were filled with seasoned professional individuals promoted from within the Company.  The executive management team in aggregate now represents 129 years of experience with the Company.

One of the first priorities of the executive management team was to redefine our focus on our business.  In prior years, we tended to primarily focus on current-year operations.  Our emphasis now is more on the future.

During the third quarter of 2001, a strategic planning team was formed which included the executive management team and area vice presidents.  This committee was charged with formulating strategic 5-year goals for the Company.  Below are the goals that have been established:

*

Customers are always 1st at 1st Franklin and we value each one.  Enhance customer relations to achieve and maintain 95% customer satisfaction by 2006, reflecting our Company Core Values.

*

Develop a human resource strategy to maintain a diverse, quality workforce that can meet Company goals and objectives in compliance with the Company's Core Values.

*

Within our market niche, increase growth in our existing loan market areas by 4% annually, and develop 50 branches in new markets throughout the Southeastern United States by 2006.

*

Increase Company net receivables to $275 million by growing a minimum of 7.5% annually and increasing gross profit margins from 42.10% to 42.59% by 2006, while meeting annual budget projections.

Once these goals were established, task forces of district supervisors were formed and challenged to create a 5-year strategic plan detailing how the goals would be achieved.  The plan was completed in January 2002 and submitted to the strategic planning committee for approval.  After a few modifications, it was approved and presented to all the managers at the Company's annual managers' meeting in February 2002.

The strategic plan includes the implementation of a new computer system for our loan operations.  Currently, this service is provided by a third party vendor; however, we have been notified that this service will no longer be available after 2004.  We are diligently reviewing options offered by various vendors and expect to make a decision on a new system by the middle of 2002.  Conversion from the current vendor's system to the new system would be scheduled to occur in 2003.  This is a major project for the Company and could have a material impact on the results of operations during the next few years.

We believe the strategic plan is our road map to the continued future success of the Company and we are excited about the prospects of the next 5 years.  We intend to continually monitore and refine our plan as necessary.

As the strategic plan was being developed, Management began carefully reviewing the Company's operations.  Expansion of branch operations during 2001 was curtailed to four new branch offices (compared to ten opened in 2000).  We focused on the profitability and financial soundness of our existing branch offices.  A decision was made to sell our two branch offices in the state of North Carolina after review of past performances and projections for the future did not warrant continuing operations in the state.  Additional branch offices may be consolidated or sold in the future if they do not meet expectations.

We also focused on improving credit quality of the existing loan portfolio during 2001.  Non-performing loans were scrutinized for collection potential and charged off if collection was doubtful.  Bankrupt accounts on which only minimal payments were being received from the bankruptcy courts were charged off and subsequent payments have been booked as recoveries.  Although these actions caused net charge offs to increase during 2001, the positive effect was an improvement in the overall credit worthiness of the loan portfolio.

Financial Condition:

The Company ended 2001 with a strong balance sheet and we believe the Company is well positioned for the future.  Total assets at December 31, 2001 were $262.9 million as compared to $245.2 million at December 31, 2000 representing a $17.7 million (7%) increase.  A majority of the increase was in the Company's cash position.  Cash and cash equivalents rose $16.1 million (155%) during the current year mainly due to cash flows generated by operations and from sales of debt securities to the public.  Also contributing to cash reserves were increased redemptions on marketable investment securities due to call provision features on various bonds being activated by the issuers.

Marketable debt securities declined $4.8 million (8%) due to the aforementioned increase in redemptions.  The Company uses the investment portfolio to invest surplus funds in an effort to maximize yields, however redemptions exceeded investments during 2001.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various municipal bonds.  A significant portion of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the Company’s equity section, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities carried at amortized cost and designated  “held to maturity”, as Management has both the ability and intent to hold these securities to maturity.

An increase in the Company's loan portfolio also contributed to the increase in overall assets.  Net receivables (gross receivables less unearned finance charges) grew $9.9 million (5%) during 2001 as compared to the prior year-end due to regular business activity.  Branch offices opened 3 years or less were responsible for the majority of the increase.  The previously discussed strategic plan adopted at the beginning of 2002 includes new services and products as well as marketing ideas which should assist our older established branch offices in building their loan portfolios.

Other assets decreased $1.1 million (9%) during the year just ended, mainly due to the reimbursement of premiums on insurance policies paid by the Company for the benefit of certain executive officers.  A decline in accrued interest receivable on investment securities and a decrease in prepaid maintenance on equipment also contributed to the decline in other assets.

The Company finances its loan portfolio almost entirely from cash flows generated by operations and from sales of debt securities to the public.  Increased sales of the Company's debt securities during 2001 accounted for substantially all of the $16.0 million (9%) increase in total liabilities.

Results of Operations:

Although the Company's balance sheet grew stronger during 2001, results of operations suffered a second year of decline.  Revenues for the years ended December 31, 2001, 2000 and 1999 were $84.7 million, $79.4 million and $72.6 million, respectively.  Higher average net receivables outstanding are primarily responsible for the rise in revenues.  Escalating expenses, however, have outpaced the increases in revenues during 2001 and 2000 resulting in a decline in profits.  Pre-tax profits fell to $3.5 million during 2001 as compared to $8.2 million during 2000 and $9.7 million during 1999.  Results of operations are discussed in more detail in the following narrative.

We believe our new strategic plan will improve performance in the future and reverse the recent two-year slide.  A combination of increased loan volume, improved credit quality and higher non-interest income will have to be achieved to promote earnings growth.

Net Interest Income:

As a financial institution, net interest income is a principal component in the Company's income statement.  It represents the margin by which interest income on earning assets (loans and investment securities) exceeds interest expense on its interest-bearing debt.  During both 2001 and 2000, the margin increased $2.7 million from the previous year.  Factors affecting the margin include the level of average net receivables, average outstanding debt and the interest rate environment.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing cost than on interest income earned on loans.  Management does not normally change the rates charged on loans originated due to changes in the interest rate environment.

Interest income on earning assets rose $3.7 million (7%) and $4.2 million (8%) during 2001 and 2000, respectively, due to higher levels of average net receivables outstanding.  The increase was less during 2001 mainly due to a decline in real estate loans made and the loss of fees and interest associated thereon.

During the two years ended December 31, 2001, average interest rates on borrowings were 6.39% and 6.26%, respectively, as compared to 5.79% during 1999.  The increase in borrowing cost and higher levels of average debt outstanding caused interest expense to increase $1.0 million (9%) during 2001 as compared to 2000.  The same factors were also responsible for the $1.4 million (16%) increase in interest expense during 2000 as compared to 1999.  The Company reduced rates offered on its debt securities as market rates declined throughout 2001; however, many investors holding the Company's commercial paper and subordinated debt locked into higher rates offered at the beginning of the year.  As these debt securities reach their maturities and/or interest adjustment dates, they will reprice at the lower rates currently being offered.  We project borrowing costs to decline during 2002 resulting in a wider net interest margin.

Net Insurance Income:

The Company's insurance operations are an integral part of the overall business.  During 2001 and 2000, net insurance income rose $1.2 million (6%) and $2.2 million (13%), respectively, as compared to the previous year.  Changes in net insurance income generally correspond to changes in the level of average net outstanding receivables.  As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in force.  Higher growth in average net receivables during 2000 and lower insurance claims resulted in a larger increase in net insurance income that year.

Other Revenue:

Revenue generated from sales of utility trailers was responsible for the slight increase in other revenue during the year just ended as compared to a year ago.  The Company became a sales representative for a manufacturer of utility trailers during the fourth quarter of 2000 and test marketed the trailers until June 30, 2001.  Sales did not reach desired levels, and we have decided to discontinue sales after the Company's inventory is depleted.

Other revenue increased during 2000 as compared to 1999 mainly due to the receipt of $.1 million of non-recurring income during the second quarter of 2000 attributable to an executive insurance policy owned by the Company.

Provision for Loan Losses:

The Company's provision for loan losses continued to have a profound impact on the Company's bottom line.  During 2001 the loan loss provision rose $3.8 million (33%) as compared to 2000 and the 2000 provision rose $2.9 million (34%) as compared to 1999.  Loan losses accelerated during recent years as credit quality deteriorated.  During 2001, the deteriorating economy compounded the problem as unemployment rose.  With consumers carrying much higher levels of debt than in previous years, the use of bankruptcy serves as a safety net.  The Administrative Office of the U.S. Courts reports that bankruptcies reached a record high during 2001 and some economists believe 2002 will be equal or surpass the previous year's level.  During the last five months of 2001, the Company recorded an average of $1.3 million in bankruptcy filings per month.

As previously mentioned, one of the first initiatives of the new executive management team was to focus on improving the credit quality of the Company's loan portfolio.  A stringent review of the portfolio was done during the second half of 2001 and all non-performing loans were carefully scrutinized.  We directed that bankrupt loans, where only minimal payment amounts were being received, be charged off and subsequent payments booked as recoveries.  Other non-performing loans on which collection was determined to be doubtful were also charged-off.  The review had a direct detrimental impact on loan losses and our profit for the year, however we believe it was in the best interest of the Company.  Net charge-offs climbed to $14.1 million during 2001 as compared to $10.4 million during 2000 as a result of the actions taken by the executive management team; however, the overall credit quality of the loan portfolio was enhanced.  Delinquent accounts more than 60 days past due declined to 6.74% of loans outstanding at December 31, 2001 as compared to 8.14% at December 31, 2000 and total bankrupt accounts outstanding declined to $12.2 million from $14.9 million during the same periods.

Loans with payments 60 days or more delinquent past due increased during the year 2000 as compared to 1999.  Balances on accounts that filed for bankruptcy protection increased $1.1 million (7.9%) during the same period.  Net charge-offs during 2000 were $10.4 million as compared to $7.3 million during 1999, representing a 42% increase.  The fourth quarter of 2000 was especially hard hit with problem loans, particularly in the state of Alabama.  As a direct result of the higher loan losses and Management’s decision to increase the allowance for losses to provide for probable future losses, the Company’s provision for loan losses increased $2.9 million (34%) during 2000 as compared 1999.

The credit worthiness of the loan portfolio will continue to be monitored considering factors such as previous loss experience, delinquency status, bankruptcy trends, the ability of the borrower to repay, underlying collateral and changes in the size of the loan portfolio.  Additions will be made to the allowance for loan losses when we deem it appropriate to protect against probable losses in the current portfolio.  Currently, we believe the allowance for loan losses is adequate to absorb losses.  However, if conditions change, future additions to the allowance may be necessary in order to provide adequate protection against probable losses in the current portfolio.

Other Operating Expenses:

Other operating expenses rose $5.0 million (11%) during 2001 as compared to 2000 and $3.7 million (9%) during 2000 as compared to 1999.  The most predominant increase was in personnel expense.  Personnel expense is another area where the Company has experienced escalating increases the past few years.  It typically represents between 38% and 40% of all expenses of the Company.  Personnel expense increased $3.4 million (13%) during 2001 as compared to 2000 and $2.2 million (9%) during 2000 as compared to 1999.  Factors primarily responsible for the increases were: (1) Merit salary increases during the two-year period just ended, (2) an increase in the employee base and (3) higher medical claims incurred by the Company’s employees health insurance plan.  Also contributing to the increase were new benefits added to the Company’s employee benefit package during 2000.  This was done to make the Company competitive in hiring and retaining the most talented employees available.  In addition, various positions were reviewed during 2000 and compensation adjustments were made to employees whose compensation levels may not have been in line with comparable positions in our market areas.

Occupancy expense increased $.2 million (3%) during 2001 as compared to 2000 and $.5 million (9%) during 2000 as compared to 1999.  The increase was less during the year just ended due to the curtailment of new office openings.  Start-up costs and overhead associated with the number of new branch offices opened during 2000 caused the increase to be higher that year.

During 2001, other operating expenses increased $1.4 million (12%) as compared to the same period a year ago.  Increases in computer expenses, credit bureau dues, insurance premiums paid, postage, lease of equipment, legal / audit fees, travel expenses and taxes and licenses were the primary factors contributing to the higher other operating expenses.  Also contributing to the increase in other operating expenses were increases in consultant fees and management meeting expenses.  Consultants were used extensively during the aforementioned reorganization and during the formation of our 5-year strategic plan to assist Management.  In addition, there was an increase in the number of management meetings held to ensure open communication during the development of our strategic plan.  Cost of goods sold, associated with the aforementioned utility trailer sales, was an additional operating expense the Company did not have in the prior year.

Higher advertising expenditures, insurance premiums, computer expenses, postage, supplies, training expenses, travel expenses and taxes and licenses were the main reasons other operating expenses increased $1.0 million (10%) during 2000 as compared to 1999.

Income Taxes:

In 1997, the Company elected S Corporation status for income tax reporting purposes.  Taxable income or loss of an S Corporation is included in the individual tax returns of the stockholders of the Company.  However, income taxes continue to be reported for the Company’s insurance subsidiaries, as they are not allowed S Corporation status and for the Company’s state taxes in Louisiana, which does not recognize S Corporation status.  Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company’s subsidiaries.  The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes and for income tax purposes.

Effective income tax rates for the years ended December 31, 2001, 2000 and 1999 were 65.5%, 26.4% and 19.8%, respectively.  The upward trend in rates over the last two years is due to losses of the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

Market Risk:

Volatility of market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2001.  Rates associated with the marketable debt securities represent weighted averages based on the coupon rate of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The structure of subordinated debenture debt incorporates various interest adjustment periods, which allows the holder to redeem prior to the contractual maturity without penalty.  It is expected that actual maturities on certain debentures will occur prior to the contractual maturity.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans are excluded from the information below since interest rates charged on loans are based on rates allowable under federal and state guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

Expected Fiscal Year of Maturity

					2007 &		Fair
2002	2003	2004	2005	2006	Beyond	Total	Value

(In millions)

Assets:
Marketable debt securities	$ 7	$ 8	$ 8	$ 7	$ 6	$18	$54	$55
Average Interest Rate	5.2%	5.1%	4.8%	5.1%	5.2%	5.2%	5.1%
Liabilities:
Senior Debt:
Senior Notes	$67	—	—	—	—	—	$67	$67
Average Interest Rate	3.1%	—	—	—	—	—	3.1%
Commercial Paper	$58	—	—	—	—	—	$58	$58
Average Interest Rate	5.2%	—	—	—	—	—	5.2%
Notes Payable to Banks	—	—	—	—	—	—	—
Average Interest Rate	—	—	—	—	—	—	—

Subordinated Debentures	$ 6	$ 8	$20	$19	—	—	$53	$53
Average Interest Rate	6.6%	5.9%	7.1%	6.1%	—	—	6.5%

Liquidity:

Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management.  Continued liquidity of the Company is therefore dependent on the collection of its receivables, the sale of debt securities that meet the investment requirements of the public and the continued availability of unused bank credit from the Company’s lender.  The previously discussed increases in net cash flows during the year just ended provided a positive effect on the Company’s liquidity.

Most of the Company's loan portfolio is financed through public debt securities, which, because of redemption features, have a shorter average maturity than the loan portfolio as a whole.  The difference in maturities may adversely affect liquidity if the Company does not continue to sell debt securities at interest rates and terms that are responsive to the demands of the marketplace or maintain sufficient unused bank borrowings.

In addition to the debt securities program, the Company maintains external sources of funds through a credit agreement with a bank.  Effective September 25, 2001, the Company entered into a new line of credit with a bank to provide up to $21 million in unsecured borrowings.  Prior to this date, a $21 million credit facility had been shared between three banks; however, the Company chose not to renew this agreement when it matured in July 2001.  Available borrowings under the new agreement were $21 million at December 31, 2001.  At the end of 2000, $21 million in funds were available under the prior credit agreement.  The Company has an additional $2 million credit agreement (all of which was available at December 31, 2001 and 2000). Please refer to Note 5 in the "Notes to Consolidated Financial Statements" for additional information regarding the aforementioned credit agreements.

Liquidity was not adversely affected during the year just ended by the aforementioned decrease in accounts classified as 60 days or more delinquent.  The increase in the loan loss allowance also did not affect liquidity as the allowance is maintained out of income; however, an increase in the loss rate may have a material adverse effect on the Company’s earnings.

Legal Proceedings:

Since first being reported in the Company's 1999 annual report, a legal proceeding has been pending in Alabama.  The complaint alleged that the Company’s practice of inserting dispute resolution provisions into its consumer lending documents and requiring consumers to abide by such provisions violated the Equal Credit Opportunity Act.  Management is pleased to announce that the Court dismissed the legal proceeding favoring the Company during 2001.

New Accounting Standards:

In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities.  SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.  The Statement requires that changes in a derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.  Special accounting for qualifying hedges allow a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.  In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of FASB Statement No. 133, which delays the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000.  In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends SFAS No. 133.  SFAS No. 138 addresses a limited number of issues related to the implementation of SFAS No. 133.  On January 1, 2001, the Company adopted SFAS No. 133, as amended.  The adoption did not have a material effect on our financial position or results of operations.

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets.  SFAS No. 141 eliminates pooling of interest accounting and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.  SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets and requires that goodwill be evaluated for impairment by applying a fair value test.  The Company adopted SFAS No. 141 effective July 1, 2001 and will adopt SFAS No. 142 effective January 1, 2002.  We do not believe that the adoption of SFAS No. 142 will have a material impact on our financial statements.

The FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in August 2001.  SFAS No. 144 establishes new rules for measuring impairment of long-lived assets and accounting for discontinued operations.  The Company will adopt the standard effective January 1, 2002 and we do not believe the standard will have a significant impact on our financial statements.

Critical Accounting Policies:

The accounting and reporting policies of 1st Franklin and its subsidiaries are in accordance with accounting principles generally accepted in the United States and conform to general practices within the financial services industry.  The more critical accounting and reporting policies include accounting for securities, loans, revenue recognition, the allowance for loan losses and income taxes.  In particular, 1st Franklin's accounting policies relating to the allowance for loan losses and income taxes involve the use of estimates and require significant judgments to be made by management.  Different assumptions in the application of these policies could result in material changes in the consolidated financial position or consolidated results of operations.  Please refer to Note 1 in the "Notes to Consolidated Financial Statements" for details regarding all of 1st Franklin's critical and significant accounting policies.

Forward Looking Statements:

Certain information in the previous discussion and other statements contained in this annual report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors which could cause future results to differ from expectations are, but are not limited to, adverse economic conditions including the interest rate environment, federal and state regulatory changes, unfavorable outcome of litigation and other factors referenced elsewhere.

MANAGEMENT'S REPORT

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States by the management of the Company who assumes responsibility for their integrity and reliability.

The Company maintains a system of internal accounting controls, which is supported by a program of internal audits with appropriate management follow-up action.  The integrity of the financial accounting system is based on careful selection and training of qualified personnel, on organizational arrangements which provide for appropriate division of responsibilities and on the communication of established written policies and procedures.

The financial statements of the Company have been audited by Arthur Andersen LLP, independent public accountants. Their report expresses their opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with auditing standards generally accepted in the United States.

The Company’s Audit Committee, comprised solely of outside directors, meets periodically with the independent public accountants, the internal auditors and representatives of management to discuss auditing and financial reporting matters. The independent public accountants have free access to meet with the Audit Committee without management representatives present to discuss the scope and results of their audit and their opinions on the quality of financial reporting.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO 1st FRANKLIN FINANCIAL CORPORATION:

We have audited the accompanying consolidated statements of financial position of 1ST FRANKLIN FINANCIAL CORPORATION (a Georgia corporation) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

March 8, 2002

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2001 AND 2000

ASSETS

		2001	2000

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 3,252,470	$ 2,535,934
	Short-term Investments,
	$300,000 in trust in 2001 and 2000 (Note 4)	23,191,357	7,833,775
		26,443,827	10,369,709

	LOANS (Note 2):
	Direct Cash Loans	176,441,894	162,133,833
	First Mortgage Real Estate Loans	27,452,841	28,118,525
	Second Mortgage Real Estate Loans	4,842,832	5,381,745
	Sales Finance Contracts	14,306,614	14,779,922
		223,044,181	210,414,025

Less:	Unearned Finance Charges	27,394,560	24,692,727
	Unearned Insurance Premiums
	and Commissions	15,519,392	14,295,463
	Allowance for Loan Losses	10,171,907	9,095,431
	Net Loans	169,958,322	162,330,404

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	39,459,120	54,813,866
	Held to Maturity, at amortized cost	16,099,074	5,590,026
		55,558,194	60,403,892

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $10,922,751 and $9,927,324 in 2001 and 2000, respectively	4,570,658	4,601,166
	Due from Non-affiliated Insurance Company	1,319,313	1,131,676
	Miscellaneous	5,087,601	6,389,099
		10,977,572	12,121,941

	TOTAL ASSETS	$262,937,915	$245,225,946

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2001 AND 2000

LIABILITIES AND STOCKHOLDERS' EQUITY

	2001	2000
SENIOR DEBT (Note 5):
Senior Demand Notes, including accrued interest	$ 66,883,985	$ 53,341,828
Commercial Paper	57,960,769	61,172,267
	124,844,754	114,514,095

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	14,004,509	13,754,691

SUBORDINATED DEBT (Note 6)	52,769,260	47,300,737

Total Liabilities	191,618,523	175,569,523

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2001 and 2000	--	--
Accumulated Other Comprehensive Income	878,150	400,072
Retained Earnings	70,271,242	69,086,351
Total Stockholders' Equity	71,319,392	69,656,423

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$262,937,915	$245,225,946

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
INTEREST INCOME:
Finance Charges	$54,789,059	$51,410,578	$47,215,543
Investment Income	3,704,358	3,401,454	3,436,214
	58,493,417	54,812,032	50,651,757
INTEREST EXPENSE:
Senior Debt	7,198,607	7,415,654	6,353,046
Subordinated Debt	4,112,568	2,930,178	2,567,428
	11,311,175	10,345,832	8,920,474

NET INTEREST INCOME	47,182,242	44,466,200	41,731,283

PROVISION FOR LOAN LOSSES (Note 2)	15,202,868	11,427,086	8,523,311

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	31,979,374	33,039,114	33,207,972

NET INSURANCE INCOME:
Premiums and Commissions	25,169,691	23,627,610	21,323,165
Insurance Claims and Expenses	(4,783,563)	(4,433,728)	(4,305,860)
	20,386,128	19,193,882	17,017,305

OTHER REVENUE (Note 8)	1,020,043	946,333	666,289

OPERATING EXPENSES (Note 8):
Personnel Expense	30,695,135	27,259,577	25,091,643
Occupancy Expense	6,499,367	6,327,366	5,787,269
Other Expense	12,722,560	11,363,157	10,349,695
	49,917,062	44,950,100	41,228,607

INCOME BEFORE INCOME TAXES	3,468,483	8,229,229	9,662,959

PROVISION FOR INCOME TAXES (Note 9)	2,270,998	2,174,935	1,915,456

NET INCOME	$1,197,485	$6,054,294	$7,747,503

EARNINGS PER SHARE
Voting Common Stock; 1,700
Shares Outstanding all periods	$7.04	$35.61	$45.57
Non-Voting Common Stock;
168,300 Shares Outstanding all periods	$7.04	$35.61	$45.57

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income	Total

Balance at December 31, 1998	170,000	$170,000	$60,637,368	$ 556,423	$61,363,791

Comprehensive Income:
Net Income for 1999	—	—	7,747,503	—
Net change in unrealized gain on available-for-sale securities	—	—	—	(1,337,195)
Total Comprehensive Income	—	—	—	—	6,410,308
Cash distributions paid	—	—	(3,234,050)	—	(3,234,050)

Balance at December 31, 1999	170,000	170,000	65,150,821	(780,772)	64,540,049

Comprehensive Income:
Net Income for 2000	—	—	6,054,294	—
Net change in unrealized gain On available-for-sale securities	—	—	—	1,180,844
Total Comprehensive Income	—	—	—	—	7,235,138
Cash distributions paid	—	—	(2,118,764)	—	(2,118,764)

Balance at December 31, 2000	170,000	170,000	69,086,351	400,072	69,656,423

Comprehensive Income:
Net Income for 2001	—	—	1,197,485	—
Net change in unrealized gain On available-for-sale securities	—	—	—	478,078
Total Comprehensive Income	—	—	—	—	1,675,563
Cash distributions paid	—	—	(12,594)	—	(12,594)

Balance at December 31, 2001	170,000	$170,000	$70,271,242	$ 878,150	$71,319,392

			2001	2000	1999
Disclosure of reclassification amount:
Unrealized holding gains (losses) arising during
period, net of applicable income taxes			$ 514,097	$1,181,612	$(1,336,586)

Less: Reclassification adjustment for net gains included in
income, net of applicable income taxes			36,019	768	609

Net unrealized gains (losses) on securities, net of
applicable income taxes			$ 478,078	$1,180,844	$(1,337,195)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 1,197,485	$ 6,054,294	$ 7,747,503
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	15,202,868	11,427,086	8,523,311
Depreciation and Amortization	1,336,419	1,273,897	1,231,641
Provision for Deferred Taxes	216,137	108,495	267,506
Loss (Gain) on sale of marketable securities and
equipment and premium amortization on securities	92,081	(13,576)	177,891
Decrease (Increase) in Miscellaneous Assets	1,112,993	(840,637)	(495,935)
Decrease in Other Liabilities	(77,001)	(28,476)	1,577,374
Net Cash Provided	19,080,982	17,981,083	19,029,291

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(148,659,278)	(137,349,459)	(137,821,710)
Loan payments	125,828,492	119,716,302	111,722,227
Purchases of marketable securities	(21,678,436)	(11,108,088)	(21,998,803)
Sales of marketable securities	--	753,672	7,047,365
Redemptions of marketable securities	26,663,448	4,580,000	5,790,000
Principal payments on marketable securities	372,804	641,037	630,367
Capital expenditures	(1,407,977)	(1,340,734)	(1,137,906)
Proceeds from sale of equipment	87,495	21,573	46,573
Net Cash Used	(18,793,452)	(24,085,697)	(35,721,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Notes Payable to
Banks and Senior Demand Notes	13,542,157	(12,553,351)	11,075,509
Commercial Paper issued	20,834,288	31,714,009	26,284,371
Commercial Paper redeemed	(24,045,786)	(18,536,204)	(27,916,269)
Subordinated Debt issued	11,764,450	16,341,096	5,215,536
Subordinated Debt redeemed	(6,295,927)	(4,286,998)	(8,929,644)
Dividends / Distributions Paid	(12,594)	(2,118,764)	(3,234,050)
Net Cash Provided	15,786,588	10,559,788	2,495,453

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	16,074,118	4,455,174	(14,197,143)

CASH AND CASH EQUIVALENTS, beginning	10,369,709	5,914,535	20,111,678

CASH AND CASH EQUIVALENTS, ending	$ 26,443,827	$ 10,369,709	$ 5,914,535

Cash paid during the year for:	Interest	$ 11,461,106	$ 10,151,831	$ 8,894,887
	Income Taxes	2,089,000	2,088,379	1,650,743

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 190 branch offices.  (See inside front cover for branch office locations.)

Basis of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Fair Values of Financial Instruments:

The following methods and assumptions are used by the Company in estimating fair values for financial instruments:

Cash and Cash Equivalents.  Cash includes cash on hand and with banks.  Cash equivalents are short-term highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less.  The carrying value of cash and cash equivalents approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization.

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

On January 1, 2001, the Company adopted SFAS No. 133, as amended.  The adoption did not have a material effect on the Company’s financial position or results of operations.

Recent Accounting Pronouncements:

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets.  SFAS No. 141 eliminates pooling of interest accounting and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.  SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets and requires that goodwill be evaluated for impairment by applying a fair value test.  The Company adopted SFAS No. 141 effective July 1, 2001 and will adopt SFAS No. 142 effective January 1, 2002.  Management does not believe that the adoption of SFAS No.  142 will have a material impact on the financial statements.

The FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets" in August 2001.  SFAS No. 144 establishes new rules for measuring impairment of long-lived assets and accounting for discontinued operations.  The Company will adopt the standard effective January 1, 2002 and Management does not believe the standard will have a significant impact on our financial statements.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could vary from these estimates, however, in the opinion of Management, such variances would not be material.

Income Recognition:

Accounting principles generally accepted in the United States require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual precomputed account to calculate income for on-going precomputed accounts, however, state regulations often allow interest refunds to be made according to the Rule of 78's method for payoffs and renewals.  Since the majority of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that most the precomputed accounts effectively yield on a Rule of 78's basis.

Precomputed finance charges are included in the gross amount of certain direct cash loans, sales finance contracts and certain real estate loans.  These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method.  Some other cash loans and real estate loans, which are not precomputed, have income recognized on a simple interest accrual basis.  Income is not accrued on a loan that is more than 60 days past due.

When material, the Company defers loan fees and recognizes them as an adjustment to yield over the contractual life of the related loan.

The property and casualty credit insurance policies written by the Company are reinsured by the property and casualty insurance subsidiary.  The premiums are deferred and earned based on a method that approximates the pro-rata method, as prescribed by United States generally accepted accounting principles..

The credit life and accident and health policies written by the Company are reinsured by the life insurance subsidiary.  The premiums are deferred and earned using the pro-rata method for level-term life policies, a method that approximates the pro-rata method for decreasing-term life policies and an average of the pro-rata method and Rule of 78's for accident and health policies.

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.

Policy acquisition costs of the insurance subsidiaries are deferred and amortized to expense over the life of the policies on the same methods used to recognize premium income.

Depreciation and Amortization:

Office machines, equipment and company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years.

Income Taxes:

No provision for income taxes has been made for the Company since it elected S Corporation status in 1997.  The Company’s insurance subsidiaries remain taxable and income taxes are provided where applicable (Note 9).

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

For loans with precomputed charges, unearned finance charges are also recorded based an accrual basis using the effective interest method.  Any difference between the purchase price of the loans and their net balance (outstanding balance less allowance for losses and unearned finance charges) is amortized or accreted to income over the estimated average life of the loans purchased.

Marketable Debt Securities:

Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 2001 and 2000 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted share amounts are the same.

2.

LOANS

The Company held $24,166,813 and $25,675,212 of loans in a non-accrual status at December 31, 2001 and 2000, respectively.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2001 is as follows:

		1st Mortgage	2nd Mortgage	Sales
Due In	Direct Cash	Real Estate	Real Estate	Finance
Calendar Year	Loans	Loans	Loans	Contracts
2002	71.33%	20.12%	20.26%	71.67%
2003	25.52	18.65	21.83	23.72
2004	2.60	15.99	19.27	4.35
2005	.34	12.47	14.07	.18
2006	.08	9.44	8.44	.05
2007 & beyond	.13	23.33	16.13	.03
	100.00%	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2001 and 2000, cash collections applied to principal of loans totaled $125,828,492 and $119,716,302, respectively, and the ratios of these cash collections to average net receivables were 67.32% and 67.30%, respectively.

Allowance for Loan Losses:

The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified loans where collection is doubtful and Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  Such allowance is, in the opinion of Management, sufficient to provide adequate protection against probable losses in the current loan portfolio.  Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.

When a loan becomes five installments past due, it is charged off unless management directs that it be retained as an active loan. In making this charge off evaluation, no installment is counted as being past due if at least 80% of the contractual payment has been paid.  The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums.

An analysis of the allowance for the years ended December 31, 2001, 2000 and 1999 is shown in the following table:

	2001	2000	1999
Beginning Balance	$ 9,095,431	$ 7,994,102	$ 6,653,763
Provision for Loan Losses	15,202,868	11,427,086	8,523,311
Bulk Purchase Accounts	--	68,697	114,326
Charge-Offs	(17,020,689)	(12,837,128)	(9,699,044)
Recoveries	2,894,297	2,442,674	2,401,746
Ending Balance	$ 10,171,907	$ 9,095,431	$ 7,994,102

3.

MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2001:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 4,059,308	$ 141,557	$ (2,969)	$ 4,197,896
Obligations of states and
political subdivisions	32,024,522	780,556	(12,747)	32,792,331
Corporate securities	2,289,240	198,222	(18,569)	2,468,893
	$ 38,373,070	$ 1,120,335	$ (34,285)	$ 39,459,120

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2000:
U.S. Treasury Securities and
Obligations of U.S. government
Corporations and agencies	$ 16,109,238	$ 80,970	$ (50,773)	$ 16,139,435
Obligations of states and
political subdivisions	35,156,371	413,473	(137,232)	35,432,612
Corporate securities	3,051,836	230,173	(40,190)	3,241,819
	$ 54,317,445	$ 724,616	$ (228,195)	$ 54,813,866

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2001:
U.S. Treasury Securities and
Obligations of U.S. government
Corporations and agencies	$ 5,268,048	$ 76,842	$ (9,869)	$ 5,335,021
Obligations of states and
Political subdivisions	10,060,623	58,677	(74,297)	10,045,003
Corporate securities	770,403	25,030	--	795,433
	$ 16,099,074	$ 160,549	$ (84,166)	$ 16,175,457

December 31, 2000:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 1,503,522	$ 5,817	$ (2,224)	$ 1,507,115
Obligations of states and
political subdivisions	3,311,331	9,157	(6,643)	3,313,845
Corporate securities	775,173	--	(5,942)	769,231
	$ 5,590,026	$ 14,974	$ (14,809)	$ 5,590,191

  The amortized cost and estimated fair market values of marketable debt securities at December 31, 2001, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 6,662,249	$ 6,897,744	$ 444,860	$ 448,586
Due after one year through five years	21,695,807	22,319,727	7,512,885	7,576,900
Due after five years through ten years	9,330,020	9,544,892	6,892,380	6,893,481
Due after ten years	684,995	696,757	1,248,949	1,256,490
	$ 38,373,071	$ 39,459,120	$ 16,099,074	$ 16,175,457

There were no sales of investments in debt securities available-for-sale during 2001.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2001 were $26,663,448.  Gross gains of $46,533 and gross losses of $(1,342) were realized on these redemptions.

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

4.

PLEDGED ASSETS AND DIVIDEND RESTRICTIONS

At December 31, 2001, certain short-term investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.  The insurance code of the State of Georgia limits the maximum amount of dividends which may be paid within any 12-month period.  The maximum amount of dividends the insurance subsidiaries can pay without prior approval in 2002 is approximately $6,515,000.

5.

SENIOR DEBT

Effective September 25, 2001, the Company entered into a new line of credit agreement with a bank to provide up to $21.0 million in unsecured borrowings.  All borrowings bear interest at 1/2% below the prime rate of interest or 0.225% above the 1-month LIBOR, at the option of the Company, and an annual commitment fee is paid quarterly based on 1/2% of the available line less the average borrowings during the quarter.  In addition, a facility fee of $10,000 was paid to the bank when the credit agreement was executed.  The facility fee will be approximately $5,000 in 2002 if the facility is renewed.  There were no borrowings against the credit line facility at December 31, 2001.  Prior to September 25, 2001, the Company had a $21 million credit facility shared between three banks.  The Company choose not to renew this agreement when it matured in July 2001.

The current credit agreement has a commitment termination date of September 25 in any year in which written notice of termination is given by the bank.  If written notice is given in accordance with the agreement, the outstanding balance of the loan must be paid in full on the date which is three years after the commitment termination date.  The bank also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the agreement or in September of any calendar year if the financial condition of the Company becomes unsatisfactory to the bank.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio among others.

The Company has an additional Credit Agreement for $2,000,000 which is used for general operating purposes.  This agreement provides for borrowings on an unsecured basis at 1/8% above the prime rate of interest and has a termination date of July 1, 2002.  There was no outstanding borrowing against this credit line at December 31, 2001.

The Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

Commercial Paper is issued by the Company in amounts in excess of $50,000, with maturities of less than 270 days and at negotiable interest rates.

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2001:
Bank	--%	$ --	$ --	--%
Senior Notes	3.05	66,884	59,002	4.80
Commercial Paper	5.22	64,466	62,183	7.02
All Categories	4.06	126,031	121,184	5.94

2000:
Bank	9.75%	$ 4,100	$ 447	9.41%
Senior Notes	5.83	67,519	57,604	5.69
Commercial Paper	7.96	61,172	55,545	7.26
All Categories	7.05	115,776	114,115	6.52

1999:
Bank	8.75%	$ 1,350	$ 25	8.75%
Senior Notes	5.59	64,930	58,366	5.21
Commercial Paper	6.32	56,997	53,615	6.10
All Categories	5.92	116,603	112,055	5.64

6.

SUBORDINATED DEBT

The payment of the principal and interest on the subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

Subordinated debt consists of Variable Rate Subordinated Debentures which mature four years after their date of issue.  The maturity date is automatically extended for an additional four years unless the holder or the Company redeems the debenture on its original maturity date.  The debentures have various minimum purchase amounts with varying interest rates and interest adjustment periods for each respective minimum purchase amount. Interest rates on the debentures are adjusted at the end of each adjustment period.  The debentures may be redeemed by the holder at the applicable interest adjustment date without penalty.  Redemptions at any other time are subject to an interest penalty. The Company may redeem the debentures for a price equal to 100% of the principal.

Interest rate information on the Subordinated Debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2001	2000	1999	2001	2000	1999

6.50%	7.22%	6.01%	7.08%	6.61%	6.10%

Maturity information on the Company's Subordinated Debt at December 31, 2001 is as follows:

	Amount Maturing

	Based on Maturing	Based on Interest
Year	Date	Adjustment Period

		$ 35,821,706
2003	8,127,550	11,001,996
2004	20,063,749	4,008,119
2005	18,305,787	1,937,439
	$ 52,769,260	$ 52,769,260

7.

COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under lease agreements.  The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years.  Rent expense was $2,649,208, $2,484,451 and $2,236,708 for the years ended December 31, 2001, 2000 and 1999, respectively.  Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 2001, amounts to $2,461,758 for 2002, $2,031,217 for 2003, $1,549,879 for 2004, $935,897 for 2005, $406,703 for 2006 and $169,594 for the year 2007 and beyond.  The total commitment is $7,555,048.

Since first being reported in the Company's 1999 annual report, a legal proceeding had been pending in Alabama.  The complaint alleged that the Company's practice of inserting dispute resolution provisions into its consumer lending documents and requiring consumers to abide by such provisions violated the Equal Credit Opportunity Act.  Management is pleased to announce that the Court dismissed the legal proceeding favoring the Company during 2001.

8.

RELATED PARTY TRANSACTIONS

Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty").  The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 2001, 2000 and 1999 related to these agreements was $73,700, $70,800 and $67,800, respectively, which in Management's opinion approximates the Company's actual cost of these services.

Liberty leases its office space and equipment from the Company for $63,100 annually, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

At December 31, 2001, the Company maintained $2,000,000 of certificates of deposit with Liberty at market rates and terms.  The Company also had $3,040,311 in demand deposits with Liberty at December 31, 2001.

The Company leases a portion of its properties (see Note 7) for an aggregate of $159,000 per year from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s stockholders is a partner.  The balance on this commercial loan (including accrued interest) was $1,598,889 at December 31, 2001.

9.

INCOME TAXES

Effective January 1, 1997, the Company elected S Corporation status for income tax reporting purposes for the parent company (the “Parent”).  The taxable income or loss of an S Corporation is included in the individual tax returns of the stockholders of the Company.  Accordingly, deferred income tax assets and liabilities were eliminated and no provisions for current and deferred income taxes were made by the Parent other than amounts related to prior years when the Parent was a taxable entity and for amounts attributable to state income taxes for the state of Louisiana, which does not recognize S Corporation status for income tax reporting purposes.  Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company’s subsidiaries.  The Company took a one-time charge of $3.6 million during 1997 in order to recognize the effect of the S Corporation election.

The Provision for Income Taxes for the years ended December 31, 2001, 2000 and 1999 is made up of the following components:

	2001	2000	1999
Current - Federal	$ 2,044,265	$ 2,056,061	$ 1,619,207
Current - State	10,596	10,379	28,743
Total Current	2,054,861	2,066,440	1,647,950

Deferred - Federal	216,137	108,495	267,506
Deferred - State	--	--	--
Total Deferred	216,137	108,495	267,506

Total Provision	$ 2,270,998	$ 2,174,935	$ 1,915,456

Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 2001 and 2000:

	Deferred Tax Assets (Liabilities)
	2001	2000
Insurance Commission	$ (2,963,092)	$ (2,729,571)
Unearned Premium Reserves	894,527	770,381
Unrealized Loss (Gain) on
Marketable Debt Securities	(207,900)	(96,349)
Other	(95,733)	11,029
	$ (2,372,198)	$ (2,044,510)

The Company's effective tax rate for the years ended December 31, 2001, 2000 and 1999 is analyzed as follows.  Rates have increased during the two-year period just ended due to losses in the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders are able to use S Corporation losses to offset other income they may have to the extent of their basis in their S corporation stock.

	2001	2000	1999
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	.2	.1	.2
Net tax effect of IRS regulations
on life insurance subsidiary	(15.9)	(6.5)	(5.9)
Tax effect of S Corporation status	57.4	5.2	(6.3)
Other Items	(10.2)	(6.4)	(2.2)
Effective Tax Rate	65.5%	26.4%	19.8%

10.

SEGMENT FINANCIAL INFORMATION:

In June 1997, the FASB issued SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information,” which the Company adopted in 1998.  SFAS No. 131 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

Effective July 1, 2001, Management realigned its business segments with its geographic regions.  The Company now has five reportable segments: Division I thru Division V.  Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I is comprised of offices located in South Carolina (two North Carolina offices were also included in Division I prior to their being sold as of the close of business on December 31, 2001).  Offices in North Georgia comprise Division II while Division III is comprised of Central and South Georgia.  Division IV represents our Alabama offices and our offices in Louisiana and Mississippi encompass Division V.  Prior to July 1, 2001, the Company had three reportable segments.  Due to the significant changes implemented in the management reporting system with regard to business segment reporting, it is not practical to conform prior year financial data for the new business segments nor current year financial data for the prior business segments for reporting.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2001 followed by a reconcilement to consolidated Company data.

Year 2001	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Milllions)
Finance Charges Earned	$ 7.1	$ 18.5	$ 17.4	$ 7.3	$ 4.3	$ 54.6
Insurance Income	1.7	7.8	8.2	.9	1.7	20.3
Other	.1	.3	.3	.1	.0	.8
	8.9	26.6	25.9	8.3	6.0	75.7
Expenses:
Interest Cost	1.1	3.6	3.4	1.2	.7	10.0
Provision for Loan Losses	1.9	3.9	5.3	2.2	.8	14.1
Depreciation	.2	.1	.2	.1	.2	.8
Other	5.0	10.9	10.1	5.2	4.2	35.4
	8.2	18.5	19.0	8.7	5.9	60.3

Segment Profit (Loss)	$ .7	$ 8.1	$ 6.9	$ ( .4)	$ .1	$ 15.4

Segment Assets:
Net Receivables	$ 19.8	$ 64.6	$ 59.8	$ 25.2	$ 14.2	$183.6
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.4	.4	.3	.1	.4	1.6
Other Assets	.0	.6	.4	.5	.0	1.5
Total Segment Assets	$ 20.2	$ 65.7	$ 60.6	$ 25.8	$ 14.6	$186.9

RECONCILEMENT:						2001
Revenues:						(In Millions)
Total revenues from reportable segments						$ 75.7
Corporate finance charges earned not allocated to segments						.1
Reclass of investment income net against interest cost						(1.2)
Reclass of insurance expense against insurance income						6.0
Timing difference of insurance income allocation to segments						3.8
Other revenues not allocated to segments						.3
Consolidated Revenues						$ 84.7

Net Income:
Total profit or loss for reportable segments						$ 15.4
Corporate earnings not allocated						4.2
Corporate expenses not allocated						(16.1)
Income Taxes not allocated						(2.3)
Consolidated Net Income						$ 1.2

Assets:
Total assets for reportable segments						$186.9
Reclass accrued interest receivable on loans						1.2
Loans held at corporate home office level						2.1
Unearned insurance at corporate level						(6.8)
Allowance for loan losses at corporate level						(10.2)
Cash and cash equivalents held at corporate level						26.3
Investment securities at corporate level						55.5
Fixed assets at corporate level						3.0
Other assets at corporate level						4.9
Consolidated Assets						$262.9

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Principal Occupation,

 Has Served as a

      Name

Title and Company

Director Since

Ben F. Cheek, III

Chairman of Board,

1967

1st Franklin Financial Corporation

Ben F. Cheek, IV

Vice Chairman of Board

2001

1st Franklin Financial Corporation

Lorene M. Cheek

Housewife

1946

Jack D. Stovall

President,

1983

Stovall Building Supplies, Inc.

Robert E. Thompson

Physician, Toccoa Clinic

1970

Executive Officers

Served in this

     Name

Position with Company

Position Since

Ben F. Cheek, III

Chairman of Board and CEO

1989

Ben F. Cheek, IV

Vice Chairman of Board

2001

Virginia C. Herring

President

2001

A. Roger Guimond

Executive Vice President and

   Chief Financial Officer

1991

A. Jarrell Coffee

Executive Vice President and

2001

   Chief Operating Officer

Phoebe P. Martin

Executive Vice President -

2001

   Human Resources

Lynn E. Cox

Area Vice President / Secretary

1989

CORPORATE INFORMATION

   Corporate Offices

Legal Counsel

Independent Accountants

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

BRANCH OPERATIONS

Division I - South Carolina

Ronald F. Morrow Vice President
Michael D. Lyles Supervisor	Roy M. Metzger		Supervisor
Brian L. McSwain Supervisor	Virginia K. Palmer		Supervisor

Division II - North Georgia

Jack R. Coker Senior Vice President
Ronald E. Byerly Supervisor	James A. Mahaffey		Supervisor
K. Donald Floyd Supervisor	Harriet H. Moss		Supervisor
Shelia H. Garrett Supervisor	Melvin L. Osley		Supervisor
Jack L. Hobgood Supervisor	R. Gaines Snow		Supervisor
Bruce A. Hooper Supervisor

Division III - South Georgia

Dianne H. Moore Vice President
Bertrand P. Brown Supervisor	Jeffrey C. Lee		Supervisor
Debbie L. Carter Supervisor	Thomas C. Lennon		Supervisor
Donald C. Carter Supervisor	Marcus C. Thomas		Supervisor
Judy A. Landon Supervisor

Division IV - Alabama

Michael J. Whitaker Vice President
Janice B. Hyde Supervisor	Henrietta R. Reathford		Supervisor
Johnny M. Olive Supervisor	Jason L. Yates		Supervisor
Hilda L. Phillips Supervisor

Division V - Louisiana and Mississippi

J. Michael Culpepper Vice President
Bryan W. Cook Supervisor	Anne Renee Hebert		Supervisor
Charles R. Childress Supervisor	R. Darryl Parker		Supervisor
John B. Gray Supervisor

ADMINISTRATION
	Lynn E. Cox Area Vice President - Investment Center	Karen S. Lovern Vice President - Marketing / Training	Pamela S. Rickman Area Vice President - Audit / Compliance

ELBERTON, GEORGIA

___________________

2001 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Elberton Staff for this significant achievement.  The Friendly Franklin Folks salute you!

                                   INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA

Alexander City	Clanton	Florence	Jasper	Ozark	Selma
Andalusia	Cullman	Gadsden	Madison	Pelham	Sylacauga
Arab	Decatur	Geneva	Moulton	Prattville	Troy
Athens	Dothan	Hamilton	Muscle Shoals	Russellville (2)	Tuscaloosa
Bessemer	Enterprise	Huntsville	Opp	Scottsboro	Wetumpka
Birmingham	Fayette

GEORGIA

Adel	Canton	Dallas	Griffin (2)	McRae	Stockbridge
Albany	Carrollton	Dalton	Hartwell	Milledgeville	Swainsboro
Alma	Cartersville	Dawson	Hawkinsville	Monroe	Sylvania
Americus	Cedartown	Douglas (2)	Hazlehurst	Montezuma	Sylvester
Arlington	Chatsworth	Douglasville	Hinesville (2)	Monticello	Thomaston
Athens (2)	Clarkesville	East Ellijay	Hogansville	Moultrie	Thomson
Bainbridge	Claxton	Eastman	Jackson	Nashville	Tifton
Barnesville	Clayton	Eatonton	Jasper	Newnan	Toccoa
Baxley	Cleveland	Elberton	Jefferson	Perry	Valdosta (2)
Blakely	Cochran	Forsyth	Jesup	Pooler	Vidalia
Blue Ridge	Commerce	Fort Valley	LaGrange	Richmond Hill	Villa Rica
Bremen	Conyers	Gainesville	Lavonia	Rome	Warner Robins
Brunswick	Cordele	Garden City	Lawrenceville	Royston	Washington
Buford	Cornelia	Georgetown	Madison	Sandersville	Waycross
Butler	Covington	Glennville	Manchester	Savannah	Waynesboro
Cairo	Cumming	Greensboro	McDonough	Statesboro	Winder
Calhoun

LOUISIANA

Alexandria	Houma **	Lafayette	Marksville	Natchitoches	Opelousas
Crowley	Jena	Leesville	Morgan City	New Iberia	Pineville
Franklin

DeRidder

MISSISSIPPI

Bay St. Louis	Gulfport	Hattiesburg	Kosciusko	McComb	Pearl
Carthage	Forest	Hazlehurst	Magee	Newton	Picayune
Columbia	Grenada	Jackson

Columbia

SOUTH CAROLINA

Aiken	Columbia	Gaffney	Laurens	Newberry	Simpsonville **
Anderson	Conway	Greenville	Lexington	Orangeburg	Spartanburg
Cayce	Dillon	Greenwood	Lugoff	Rock Hill	Union
Chester	Easley	Greer	Marion	Seneca	York
Clemson	Florence	Lancaster

_________________________________________________________________________

 **  Opened 1st Quarter of 2002