Form 10-K, Exhibit 13
period 2002-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2003-03-28
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2002

-#-

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Management's Discussion of Operations	12

Management's Report	19

Report of Independent Auditors	20

Financial Statements	22

Directors and Executive Officers	40

Corporate Information	40

Ben F. Cheek, Jr. Office of the Year	42

THE COMPANY

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans.  The business is operated through 102 branch offices in Georgia, 33 in Alabama, 29 in South Carolina, 18 in Mississippi and 14 in Louisiana.  At December 31, 2002, the Company had 805 employees.

As of December 31, 2002, the resources of the Company were invested principally in loans, which comprised 68% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To Our Investors, Co-workers and Friends:

It is my pleasure again to greet you and invite your attention to the following information contained in this 2002 Annual Report.  Our Company had a good year and we are happy to share our facts and figures with you.

First, I am pleased to report the appointment of Deloitte & Touche LLP as our independent auditors.  They began their work in 2002 and have proven to be an excellent source of help and direction for 1st Franklin.  Being one of the top 4 accounting firms enables them to attract outstanding professionals whose services will be most beneficial to us as we continue to grow and expand our services in the future.

As you read through this report you will notice that the net income of $8.4 million was an impressive increase over the previous year.  A number of factors contributed to this improvement with one primary factor being the reduction in the overall funds cost during the year.

Training of our co-workers has always been a priority in our Company.  As we have grown over the past few years, it became apparent that a more centralized approach would better serve us.  With that in mind, one of our seasoned supervisors was promoted to assume the position of Company Training Director.  We feel that this move will now provide us with the direction toward uniformity in training and training materials that we have needed.

Since 1977, we have been working with the same data processing service bureau.  Over the years a number of mergers have taken place but the service they provided 1st Franklin continued uninterrupted.  With their most recent merger however, the decision was made by their new parent company to discontinue this area of their business, meaning we must now move ahead with a new data processing program.  After talking with a number of possible providers, we made the decision to join with a company located in Provo, Utah named FPS-Gold.  They have provided excellent service to banks and other financial institutions for a number of years and we are confident they can meet our needs.  A great deal of preparation and hard work must take place before converting to this new system and both parties are committed to doing their part to assure a successful conversion.

The purchase of Installment Sales Finance contracts from local retailers and dealers has always been a part of our business, but not a major part.  We feel, however, that more emphasis should now be placed in this area in order to continue our overall receivables growth.  With that in mind, new products and services have been developed and I feel that when our next report is made, you will notice a nice increase in this division of our receivables.

At the close of business on December 31st, we had 195 offices located in 5 southeastern states.  This is an increase of 6 over the prior year and we expect to continue to increase this number as opportunities arise.

My thanks go out again to you our investors, co-workers, bankers and other friends.  Your support is vital to our continued growth and success.  We pledge to continue to work diligently to justify your confidence.

Very sincerely yours,

/s/ Ben F. Cheek, III

   Chairman of the Board and CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial data of the Company.  This information should be read in conjunction with “Management’s Discussion of Operations” and the more detailed financial statements and notes thereto included herein.

Year Ended December 31
2002	2001	2000	1999	1998
(In 000's, except ratio data)

Selected Income Statement Data:

Revenues	$ 90,356	$ 84,683	$ 79.386	$ 72,641	$ 65,683
Net Interest Income	55,491	47,182	44,466	41,731	37,289
Interest Expense	7,952	11,311	10,346	8,920	8,723
Provision for Loan Losses	14,159	15,203	11,427	8,523	7,031
Income Before Income Taxes	10,802	3,468	8,229	9,663	8,859
Net Income	8,415	1,197	6,054	7,748	7,268
Ratio of Earnings to Fixed Charges	2.21	1.28	1.74	2.00	1.94

Selected Balance Sheet Data:

Net Loans	$ 188,083	$ 169,958	$ 162,330	$ 156,124	$ 138,548
Total Assets	278,258	262,938	245,226	227,138	216,675
Senior Debt	135,429	124,845	114,514	113,890	104,446
Subordinated Debt	46,778	52,769	47,301	35,247	38,961
Stockholders’ Equity .	80,222	71,319	69,656	64,540	61,364
Ratio of Total Liabilities To Stockholders’ Equity	2.47	2.69	2.52	2.52	2.53

BUSINESS

References in this Annual Report to “1st Franklin”, “we”, “our” and “us” refers to 1st Franklin Financial Corporation.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2002, direct cash loans comprised 78% of our outstanding loans, real estate loans comprised 15% and sales finance contracts comprised 7%.

In connection with this business, we write credit insurance as an agent for a nonaffiliated company specializing in such insurance.  Two of our wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

The following table shows the sources of our earned finance charges over each of the past five annual periods:

	Year Ended December 31
	2002	2001	2000	1999	1998
	(In Thousands)

Direct Cash Loans	$49,985	$45,137	$41,762	$37,813	$33,579
Real Estate Loans	7,069	6,780	7,112	7,181	7,112
Sales Finance Contracts	3,249	2,872	2,537	2,222	1,998
Total Finance Charges	$60,303	$54,789	$51,411	$47,216	$42,689

We make direct cash loans primarily to people who need money for some unusual or unforeseen expense or for the purpose of paying off an accumulation of small debts or for the purchase of furniture and appliances.  These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $10,000 in principal amount.  The loans are generally secured by personal property, motor vehicles and/or real estate. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

First and second mortgage loans on real estate are made to homeowners who wish to improve their property or who wish to restructure their financial obligations.  We generally make such loans in amounts from $3,000 to $50,000 on maturities of 35 to 180 months. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

Sales finance contracts are purchased from retail dealers.  These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $7,500 in principal amount. We believe that the interest rates we charge on these contracts are in compliance with applicable federal and state laws.

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

1st Franklin competes with several national and regional finance companies, as well as a variety of local finance companies in the communities we serve.  We believe that our emphasis on customer service helps us compete effectively in the markets we serve.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2002	2001	2000	1999	1998

Direct Cash Loans	32.82%	31.82%	31.50%	31.92%	31.53%
Real Estate Loans	20.37	21.02	21.56	21.55	21.82
Sales Finance Contracts	23.65	22.47	20.64	20.94	21.00

The following table contains information about our operations:

	As of December 31
	2002	2001	2000	1999	1998

Number of Branch Offices	195	189	187	177	166
Number of Employees	805	783	772	682	628
Average Total Loans Outstanding Per Branch (in 000's)	$1,263	$1,180	$1,125	$1,133	$1,060
Average Number of Loans Outstanding Per Branch	654	645	629	639	624

DESCRIPTION OF LOANS

	2002	2001	2000	1999	1998
DIRECT CASH LOANS:
Number of Loans Made to New Borrowers	35,439	35,605	32,216	34,595	30,282
Number of Loans Made to Former Borrowers	19,048	17,934	17,413	17,498	16,083
Number of Loans Made to Present Borrowers	95,286	90,800	83,014	80,695	69,712
Total Number of Loans Made	149,773	144,339	132,643	132,788	116,077
Total Volume of Loans Made (in 000’s)	$287,108	$268,856	$241,041	$234,172	$196,401
Average Size of Loans Made	$1,917	$1,863	$1,817	$1,764	$1,692
Number of Loans Outstanding	108,811	104,385	99,798	95,509	86,819
Total of Loans Outstanding (000’s)	$191,819	$176,442	$162,134	$153,170	$131,636
Percent of Total Loans Outstanding	78%	79%	77%	76%	75%
Average Balance on Outstanding Loans	$1,763	$1,690	$1,625	$1,604	$1,516

REAL ESTATE LOANS:
Total Number of Loans Made	2,104	2,099	1,884	2,045	2,226
Total Volume of Loans Made (in 000’s)	$21,938	$16,116	$18,102	$19,439	$20,669
Average Size of Loans	$10,427	$7,678	$9,608	$9,105	$9,285
Number of Loans Outstanding	3,842	4,181	3,904	4,054	4,105
Total of Loans Outstanding (in 000’s)	$36,613	$32,295	$33,500	$33,946	$33,465
Percent of Total Loans Outstanding	15%	15%	16%	17%	19%
Average Balance on Outstanding Loans	$9,530	$7,724	$8,581	$8,374	$8,152

SALES FINANCE CONTRACTS:
Number of Contracts Purchased	16,282	15,204	15,655	15,601	13,490
Total Volume of Contracts Purchased (in 000’s)	$23,750	$19,637	$20,654	$19,019	$14,612
Average Size of Contracts Purchased	$1,459	$1,292	$1,319	$1,219	$1,083
Number of Contracts Outstanding	14,829	13,304	13,983	13,531	12,710
Total of Contracts Outstanding (in 000’s)	$17,788	$14,307	$14,780	$13,352	$10,882
Percent of Total Loans Outstanding	7%	6%	7%	7%	6%
Average Balance on Outstanding Contracts	$1,200	$1,075	$1,057	$987	$ 856

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2002	2001	2000	1999	1998

(in thousands)

	LOANS ACQUIRED

DIRECT CASH LOANS	$ 287,077	$ 268,615	$ 240,888	$ 233,445	$ 195,634
REAL ESTATE LOANS	21,694	16,017	17,865	18,654	20,317
SALES FINANCE CONTRACTS	21,302	17,959	18,785	16,910	14,360
NET BULK PURCHASES	2,723	2,018	2,258	3,622	1,371

TOTAL LOANS ACQUIRED	$ 332,796	$ 304,609	$ 279,796	$ 272,631	$ 231,682

	LOANS LIQUIDATED

DIRECT CASH LOANS	$ 271,731	$ 254,548	$ 232,076	$212,638	$ 187,804
REAL ESTATE LOANS	17,620	17,321	18,548	18,959	19,833
SALES FINANCE CONTRACTS	20,269	20,110	19,226	16,549	15,065

TOTAL LOANS LIQUIDATED	$ 309,620	$ 291,979	$ 269,850	$248,146	$ 222,702

	LOANS OUTSTANDING

DIRECT CASH LOANS	$ 191,819	$ 176,442	$ 162,134	$ 153,170	$ 131,636
REAL ESTATE LOANS	36,613	32,295	33,500	33,946	33,465
SALES FINANCE CONTRACTS	17,788	14,307	14,780	13,352	10,882

TOTAL LOANS OUTSTANDING	$ 246,220	$ 223,044	$ 210,414	$ 200,468	$ 175,983

	UNEARNED FINANCE CHARGES

DIRECT CASH LOANS	$ 25,381	$ 24,637	$ 21,809	$ 20,281	$ 17,573
REAL ESTATE LOANS	1,055	752	726	604	345
SALES FINANCE CONTRACTS	2,457	2,006	2,158	1,816	1,416

TOTAL UNEARNED FINANCE CHARGES	$ 28,893	$ 27,395	$ 24,693	$ 22,701	$ 19,334

DELINQUENCIES

We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the original or extended terms of the contract.  When 80% of an installment has been paid, we do not consider the account delinquent for the purpose of this classification.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.

The following table shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans:

Year Ended December 31
2002	2001	2000	1999	1998
(In thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 3,792	$ 3,580	$ 3,802	$ 3,161	$ 2,631
Percentage of Principal Outstanding	1.99%	2.03%	2.34%	2.06%	2.00%
90 Days or More Past Due	$ 9,602	$ 8,235	$ 10,075	$ 7,358	$ 6,358
Percentage of Principal Outstanding	5.03%	4.67%	6.21%	4.80%	4.83%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 422	$ 541	$ 608	$ 437	$ 335
Percentage of Principal Outstanding	1.17%	1.68%	1.81%	1.29%	1.00%
90 Days or More Past Due	$ 1,616	$ 1,744	$ 1,662	$ 1,343	$ 879
Percentage of Principal Outstanding	4.47%	5.40%	4.96%	3.96%	2.63%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 293	$ 249	$ 219	$ 318	$ 187
Percentage of Principal Outstanding	1.66%	1.74%	1.48%	2.38%	1.72%
90 Days or More Past Due	$ 785	$ 673	$ 754	$ 554	$ 413
Percentage of Principal Outstanding	4.46%	4.70%	5.10%	4.15%	3.80%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and their percentage to the average net loans (loans less unearned finance charges) and to the liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2002	2001	2000	1999	1998
(In thousands, except % data)

DIRECT CASH LOANS

Average Net Loans	$ 152,321	$ 141,863	$ 132,591	$ 118,444	$ 106,502
Liquidations	$ 271,731	$ 254,548	$ 232,076	$ 212,638	$ 187,804
Net Losses	$ 11,053	$ 13,015	$ 9,736	$ 6,800	$ 5,879
Net Losses as % of Average Net Loans	7.26%	9.17%	7.34%	5.74%	5.52%
Net Losses as % of Liquidations	4.07%	5.11%	4.20%	3.20%	3.13%

REAL ESTATE LOANS

Average Net Loans	$ 34,698	$ 32,262	$ 32,989	$ 33,315	$ 32,587
Liquidations	$ 17,620	$ 17,321	$ 18,548	$ 18,959	$ 19,833
Net Losses	$ 227	$ 326	$ 195	$ 150	$ 94
Net Losses as % of Average Net Loans	.65%	1.01%	.59%	.45%	.29%
Net Losses as % of Liquidations	1.29%	1.88%	1.05%	.79%	.79%

SALES FINANCE CONTRACTS

Average Net Loans	$ 13,734	$ 12,784	$ 12,296	$ 10,612	$ 9,514
Liquidations	$ 20,269	$ 20,110	$ 19,226	$ 16,549	$ 15,065
Net Losses	$ 856	$ 785	$ 464	$ 347	$ 398
Net Losses as % of Average Net Loans	6.23%	6.14%	3.77%	3.27%	4.18%
Net Losses as % of Liquidations	4.22%	3.90%	2.41%	2.10%	2.64%

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

REGULATION AND SUPERVISION

State laws require that each office in which a small loan business is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations.  The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show finding of a need through convenience and advantage documentation.  As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies.  Licenses are revocable for cause, and their continuance depends upon an applicant’s compliance with the laws and regulations that are applicable to the applicant in connection with its receipt of a license.  The Company has never had any of its licenses revoked.

We conduct all of our lending operations under the provisions of the Federal Consumer Credit Protection Act ("Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act and other Federal and State lending laws.  The Truth-in-Lending Act requires us to disclose to our customers the finance charge, the annual percentage rate, the total of payments and other information on all loans.

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

SOURCE OF FUNDS

Our sources of funds stated as a % of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities are as follows:

As of December 31
2002	2001	2000	1999	1998

Bank Borrowings	-%	-%	-%	-%	-%
Public Senior Debt	49	48	47	50	48
Public Subordinated Debt	17	20	19	16	18
Other Liabilities	5	5	6	6	6
Stockholders’ Equity	29	27	28	28	28
Total	100%	100%	100%	100%	100%

Number of Investors	6,502	6,577	6,348	6,133	6,116

As of March 8, 2003, all of our common stock was held by five related individuals and none of our common stock is traded in an established public trading market.  Cash dividends in an amount sufficient to pay a portion of the income taxes of shareholders were paid in 2002 and 2001.  No other cash dividends were paid during the applicable periods.

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2002	2001	2000	1999	1998

Senior Borrowings	3.65%	6.07%	6.39%	5.62%	6.09%
Subordinated Borrowings	5.79	7.07	5.94	6.25	6.23
All Borrowings	4.31	6.39	6.26	5.79	6.13

Our financial ratios relating to debt are as follows:

At December 31
2002	2001	2000	1999	1998

Total Liabilities to
Stockholders’ Equity	2.47	2.69	2.52	2.52	2.53

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.19	1.12	1.10	1.28	1.16

MANAGEMENT'S DISCUSSION OF OPERATIONS

Operating trends during 2002 improved significantly over the prior two years.  The Company experienced robust growth in its loan receivables, revenues rose and overall expenses declined. During February 2002, we adopted a strategic plan the Company is following as a road map to achieve specific goals during the next five years. (See Management's Discussion of Operations in the Company's 2001 Annual Report for a discussion of the 5-year strategic plan).  Goals included growth targets, enhancement of customer relations and human resource strategies.  Management attributes the improvements during the year just ended to the successful first year execution of the Company's strategic plan.  Our employees are committed to achieving the goals established by the plan and they did an excellent job during the year just ended.

The strategic plan includes the implementation of a new computer system.  Our current service provider will no longer offer its system after 2004.  During 2002, various computer software applications were evaluated and a decision was made on a new service provider.  We are now in the process of working with the vendor to develop required applications and planning for training of employees.  The current schedule has our investment center converting in August of 2003 and the branch operations converting in April of 2004.  Cost projections have not been finalized; however, this is a major project for the Company and could have a material impact on the results of operations during the next few years.

Effective August 13, 2002, Management engaged Deloitte & Touche LLP as independent auditors to conduct the Company's audits.

Financial Condition:

As of December 31, 2002, the Company had $278.3 million in total assets as compared to $262.9 million at December 31, 2001.  The $15.4 million (6%) increase in assets was mainly due to the growth in our loan portfolio and growth in our investment securities portfolio.

One of our growth objectives during 2002 was to increase net receivables (gross receivables less unearned finance charges) by 7.5%.  An increase in lending activity, especially during the fourth quarter, resulted in net loans growing $21.7 million or 11%.  Comparable expansion of net receivables in 2003 may be difficult to achieve due to an expected decline in real estate receivables.  Beginning October 1, 2002, we elected to curtail our real estate lending in the state of Georgia due to new mortgage lending laws enacted on that date.

We continually monitor the credit worthiness of the loan portfolio and maintain an appropriate allowance to cover probable losses.  The allowance for loan losses is determined by reviewing our previous loss experience, reviewing specifically identified loans where collection is doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio.  During 2002, we recorded a loan loss provision in excess of the net charge-offs, which increased the allowance for loan losses from $10.2 million to $12.2 million.  Although net charge-offs to average net receivables have decreased from 7.6% for the year 2001 to 6.1% for the year 2002, we believe that the increase in our loan portfolio, average bankruptcy filings of $1.2 million per month and the continued weakened economy justify the increase in the allowance for loan losses during the year just ended.  The allowance for loan losses as of December 31, 2002 represents 5.6% of net receivables, as compared to 5.2% at the end of 2001.  Delinquent accounts more than 60 days past due increased slightly from 6.7% of the principal balance on loans outstanding to 6.8% from December 31, 2001 to December 31, 2002.

An increase in marketable debt securities also contributed to the aforementioned growth in total assets.  Investments of surplus funds generated by the Company's insurance subsidiaries resulted in a $4.4 million (8%) increase in our investment portfolio as of December 31, 2002 as compared to the prior year-end.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various municipal bonds.  Approximately 64% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the Company’s equity section, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities carried at amortized cost and designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity.

The Company's cash position as of December 31, 2002 declined $6.0 million (23%) compared to the prior year-end primarily due to funding required for the growth in the loan portfolio.

Other assets decreased $1.2 million (11%) during the year just ended, mainly due to the receipt of funds from the sale of our two North Carolina branch offices.  The sales agreement was effective as of December 31, 2001; however, proceeds were not received until the first quarter of 2002.

Total liabilities rose $6.4 million (3%) to $198.0 million at December 31, 2002 from $191.6 million at December 31, 2001.  Of this increase, $4.5 million was due to a net increase in issuances of the Company's debt securities.  The remainder of the increase in overall liabilities was primarily due to increases in accruals for incentive bonuses, profit sharing expenses and employee health insurance claims.

Results of Operations:

Operating results for 2002 improved significantly as compared to those of 2001 and 2000.  Revenues and net income reached record levels during 2002 due to earnings generated from the growth in the loan portfolio and due to lower overall expenses.  The Company recorded revenues of $90.4 million, $84.7 million and $79.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.  Pre-tax profits rose $7.2 million (211%) during the current year as compared to the same period a year ago.

Escalating expenses outpaced the increases in revenues during 2001 and 2000 resulting in a decline in profits.  Pre-tax profits fell to $3.5 million during 2001 as compared to $8.2 million during 2000.

We believe our recently implemented strategic plan will continue to improve performance in the future.  A combination of increased loan volume, improved credit quality and higher non-interest income will have to be achieved to promote continued earnings growth.

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

During 2002, the net interest margin grew $8.3 million (18%) as compared to 2001.  Of this increase, $5.5 million was due to additional interest income generated from higher levels of average net receivables outstanding.  Lower borrowing costs also had a significant positive impact on the net interest margin.  Although average borrowings increased, the Company's interest expense declined $3.3 million (30%) during 2002 as compared to the prior year due to lower rates.  Average interest rates on borrowings were 4.31%, 6.39% and 6.26% for the years ended December 31, 2002, 2001 and 2000, respectively.

The net interest margin increased $2.7 million (6%) during 2001 as compared to 2000.  Additional interest income of $3.7 million was generated during 2001 as compared to 2000; however, higher borrowing costs offset approximately $1.0 million of that increase.

We project the interest rate environment will remain relatively stable during 2003.  If rates were to begin rising, the Company's net interest margin could be negatively impacted.

Net Insurance Income:

Net insurance income rose $.4 million (2%) during 2002 as compared to 2001 and $1.2 million (6%) during 2001 as compared to 2000.  The credit insurance offered on loans is optional and only written at the customers request.  As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in force.  An increase in insurance claims during each of the last two years has offset some of the increase in net insurance income.

Other Revenue:

The Company became a sales representative for a manufacturer of utility trailers during the fourth quarter of 2000 and test marketed the trailers until June 30, 2001.  Revenues generated by the sales of utility trailers in 2001 caused other revenue to be higher during that year as compared to 2002 and 2000.

Provision for Loan Losses:

Net charge-offs were $12.1 million, $14.1 million and $10.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.  Losses were significantly higher during 2001 as a result of actions taken by the executive management team to improve the credit quality of the loan portfolio.  A stringent review of the portfolio was done during the second half of 2001 and all non-performing loans were carefully scrutinized.  Based on recent historical collection analysis, we directed that bankrupt loans, where only minimal payment amounts were being received, be charged off and subsequent payments booked as recoveries.  Other non-performing loans on which collection was determined to be doubtful were also charged-off.  The review had a direct detrimental impact on loan losses and our profit for the 2001, however we believe it was in the best interest of the Company. Delinquent accounts more than 60 days past due declined to 6.7% of the principal balance on loans outstanding at December 31, 2001 as compared to 8.1% at December 31, 2000 and total bankrupt accounts outstanding declined to $12.2 million from $14.9 million during the same periods.  As of December 31, 2002, delinquent accounts more than 60 days past due rose only slightly as compared to the prior year-end and bankrupt accounts rose to $12.4 million.

The Company's provision for loan losses reflects the level of net charge-offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.  Although we increased the allowance reserve during 2002, a decline in net charges during the year resulted in a $1.0 million (7%) decrease in the provision.

During 2001 the loan loss provision rose $3.8 million (33%) as compared to 2000.  The higher net charge-offs and an increase in the allowance reserve were responsible for the increase.

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

Other Operating Expenses:

Personnel expense is the predominate factor causing the $2.2 million (4%) increase in other operating expenses during 2002 as compared to 2001 and the $5.0 million (11%) increase during 2001 as compared to 2000.  Merit salary adjustments, an increase in the employee base and higher medical claims incurred by the Company's employee health insurance plan caused personnel expense to increase during the two-year period just ended.  Also contributing to the rise in personnel expense in 2002 were increases in accruals for incentive and profit sharing expenses

.

Other operating expenses declined slightly during the year just ended as compared to 2001.  Decreases in advertising, consultant fees and cost of goods sold contributed to the decline.  The cost of goods sold recorded in 2001 related to the utility trailers the Company test marketed in 2000 and 2001.

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

Income Taxes:

In 1997, the Company elected S Corporation status for income tax reporting purposes.  Taxable income or loss of an S Corporation is included in the individual tax returns of the stockholders of the Company.  However, income taxes continue to be reported for the Company’s insurance subsidiaries, as they are not allowed S Corporation status and for the Company’s state taxes in Louisiana, which does not recognize S Corporation status.  Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company’s subsidiaries.  The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes.

Effective income tax rates for the years ended December 31, 2002, 2001 and 2000 were 22.1%, 65.5% and 26.4%, respectively.  The upward trend in rates during 2001 and 2000 were due to losses of the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility of market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2002.  Rates associated with the marketable debt securities represent weighted averages based on the coupon rate of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The structure of subordinated debenture debt incorporates various interest adjustment periods, which allows the holder to redeem prior to the contractual maturity without penalty.  It is expected that actual maturities on certain debentures will occur prior to the contractual maturity.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans are excluded from the information below since interest rates charged on loans are based on rates allowable under federal and state guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

Expected Fiscal Year of Maturity

					2008 &		Fair
2003	2004	2005	2006	2007	Beyond	Total	Value

(In millions)

Assets:
Marketable debt securities….	$ 8	$ 9	$ 6	$ 6	$ 8	$21	$58	$61
Average Interest Rate ………	4.8%	4.6%	4.8%	4.8%	4.7%	4.8%	4.7%
Liabilities:
Senior Debt:
Senior Notes ………………	$67	—	—	—	—	—	$67	$67
Average Interest Rate ……	2.5%	—	—	—	—	—	2.5%
Commercial Paper ………..	$68	—	—	—	—	—	$68	$68
Average Interest Rate ……	4.2%	—	—	—	—	—	4.2%
Notes Payable to Banks ….	—	—	—	—	—	—	—
Average Interest Rate ……	—	—	—	—	—	—	—

Subordinated Debentures…..	$ 8	$13	$14	$12	—	—	$47	$47
Average Interest Rate ………	5.3%	5.2%	5.5%	3.9%	—	—	5.0%

Liquidity:

Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management.  Continued liquidity of the Company is therefore dependent on the collection of its receivables, the issuance of debt securities that meet the investment requirements of the public and the continued availability of unused bank credit from the Company’s lender.

As of December 31, 2002 and December 31, 2001, the Company had $20.5 million and $26.4 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust.  As of December 31, 2002, the Company maintained $2,000,000 of certificates of deposit with Liberty Bank & Trust at market rates and terms.  The Company also had $1,018,150 in demand deposits with Liberty Bank & Trust at December 31, 2002.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2002 and 2001, respectively, 78% and 66% of the Company's cash and cash equivalents and investment securities were maintained in the insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2002, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $18.8 million and $21.0 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2002 without prior approval of the Georgia Insurance Commissioner is approximately $7.4 million.

Most of the Company's loan portfolio is financed through public debt securities, which, because of redemption features, have a shorter average maturity than the loan portfolio as a whole.  The difference in maturities may adversely affect liquidity if the Company does not continue to issue debt securities at interest rates and terms that are responsive to the demands of the marketplace or maintain sufficient unused bank borrowings.

In addition to the debt securities program, the Company maintains an external source of funds through a credit agreement with a bank.  Effective September 25, 2001, the Company entered into a new line of credit with a bank to provide up to $21.0 million in unsecured borrowings.  Prior to this date, a $21.0 million credit facility had been shared between three banks; however, the Company chose not to renew this agreement when it matured in July 2001.  The most recent agreement was scheduled to expire on September 25, 2002 on its own terms, but was renewed for an additional one-year term through September 25, 2003.  Available borrowings under the new agreement were $21.0 million at December 31, 2002.  Prior to September 25, 2002, the Company had another credit agreement which provided for an additional $2.0 million for general operating purposes.  Management chose not to renew this agreement when it reached its commitment termination date on September 25, 2002.  Please refer to Note 5 in the "Notes to Consolidated Financial Statements" for additional information regarding the aforementioned credit agreements.

Liquidity was not adversely affected during the year just ended by the aforementioned increase in accounts classified as 60 days or more delinquent.  The increase in the loan loss allowance also did not affect liquidity as the allowance is maintained out of income; however, an increase in the loss rate may have a material adverse effect on the Company’s earnings.

Legal Proceedings:

There are three legal proceedings pending against the Company in the state of Mississippi alleging fraud and deceit in the Company's sale of credit insurance, refinancing practices and use of arbitration agreements.  The plaintiffs seek statutory, compensatory and punitive damages.  Action has been taken to remove the cases to federal court and to compel arbitration.  Management believes that is too early to assess the Company's potential liability in connection with the suits.  The Company is diligently contesting and defending each of the cases.

The Company is involved in various other claims and lawsuits incidental to its business.  In the opinion of Management, the ultimate resolution of such claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

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

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets.  SFAS No. 141 eliminates pooling of interest accounting and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.  SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets and requires that goodwill be evaluated for impairment by applying a fair value test.  The Company adopted SFAS No. 141 effective July 1, 2001 and SFAS No. 142 effective January 1, 2002.  The adoption of SFAS No. 142 did not have a material impact on our financial statements.

The FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in August 2001.  SFAS No. 144 establishes new rules for measuring impairment of long-lived assets and accounting for discontinued operations.  The Company adopted the standard effective January 1, 2002 and it did not have a significant impact on our financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34.  The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements.  It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee.  The Company adopted the disclosure provisions of FASB Interpretation No. 45 in the fourth quarter 2002.  In accordance with the interpretation, the Company will adopt the remaining provisions of FASB Interpretation No. 45 effective January 1, 2003, and does not anticipate that they will have a material effect on the financial position and results of operations of the Company.

In January 2003, the FASB issued FASB Interpretation No 46, Consolidation of Variable Interest Entities ("FIN 46").  FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB 51), to certain entities in which equity investors do not have characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  The application of the majority voting interest requirement in ARB 51 to certain types of entities may not identify the party with a controlling financial interest because the controlling financial interest may be achieved through arrangements that do not involve a controlling interest.  FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to fiscal years beginning after June 15, 2003 for variable interest entities acquired before February 1, 2003.  FIN No. 46 will be adopted on January 1, 2004 by the Company and is not expected to have a significant impact on the financial statements

Critical Accounting Policies:

The accounting and reporting policies of 1st Franklin and its subsidiaries are in accordance with accounting principles generally accepted in the United States and conform to general practices within the financial services industry.  The more critical accounting and reporting policies include accounting for securities, loans, revenue recognition, the allowance for loan losses, insurance claims reserve and income taxes.  In particular, 1st Franklin's accounting policies relating to the allowance for loan losses involve the use of estimates and require significant judgments to be made by management. The allowance for loan losses is based on the Company's previous loss experience, a review of specifically identified loans where collection is doubtful and Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.  Different assumptions in the application of these policies could result in material changes in the consolidated financial position or consolidated results of operations.  Please refer to Note 1 in the "Notes to Consolidated Financial Statements" for details regarding all of 1st Franklin's critical and significant accounting policies.

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

The financial statements of the Company for 2002 have been audited by Deloitte & Touche LLP, independent public auditors. Their report expresses their opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with auditing standards generally accepted in the United States.

The Company’s Audit Committee, comprised solely of outside directors, meets periodically with the independent public accountants, the internal auditors and representatives of management to discuss auditing and financial reporting matters. The independent public auditors have free access to meet with the Audit Committee without management representatives present to discuss the scope and results of their audit and their opinions on the quality of financial reporting.

REPORT OF INDEPENDENT AUDITORS

To:

The Board of Directors

1st Franklin Financial Corporation

We have audited the accompanying consolidated balance sheet of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of the Company as of December 31, 2001 and for each of the two years in the period then ended, before revision to the consolidated statements of cash flows, were audited by other auditors who have ceased operations.  Those auditors expressed an unqualified opinion on those financial statements in their report dated March 8, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2001 and for the years ended December 31, 2001 and 2000, were audited by other auditors who have ceased operations.  The consolidated statements of cash flows for the years ended December 31, 2001 and 2000, have been revised to provide further detail of amounts related to the purchases and redemptions of marketable securities classified as available for sale and held to maturity. Our audit procedures with respect to these 2001 and 2000 reclassifications included (a) comparing the reported amounts to the Company's underlying analysis obtained from management, and (b) testing the mathematical accuracy of the underlying analysis. In our opinion, such reclassifications have been properly applied.  However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 financial statements of the Company other than with respect to such reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 7, 2003

The following report of Arthur Andersen LLP ("Andersen") is a copy of the report previously issued by Andersen on March 8, 2002.  The Company has not been able to obtain a reissued report from Andersen.  Andersen has not consented to the inclusion of its report in this annual report.  Because Andersen has not consented to the inclusion of its report in this annual report, it may be difficult to seek remedies against Andersen, and the ability to seek relief against Andersen may be impaired.

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

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

March 8, 2002

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2002 AND 2001

ASSETS

		2002	2001
	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 1,324,260	$ 3,252,470
	Short-term Investments,
	$300,000 in trust in 2002 and 2001 (Note 4)	19,139,999	23,191,357
		20,464,259	26,443,827

	LOANS (Note 2):
	Direct Cash Loans	191,818,529	176,441,894
	First Mortgage Real Estate Loans	31,532,574	27,452,841
	Second Mortgage Real Estate Loans	5,080,200	4,842,832
	Sales Finance Contracts	17,788,357	14,306,614
		246,219,660	223,044,181

Less:	Unearned Finance Charges	28,893,084	27,394,560
	Unearned Insurance Premiums	17,048,819	15,519,392
	Allowance for Loan Losses	12,195,000	10,171,907
	Net Loans	188,082,757	169,958,322

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	38,891,385	39,459,120
	Held to Maturity, at amortized cost	21,059,797	16,099,074
		59,951,182	55,558,194

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $10,921,541 and $10,922,751 in 2002 and 2001, respectively	4,622,052	4,570,658
	Due from Non-affiliated Insurance Company	1,434,733	1,319,313
	Miscellaneous	3,702,872	5,087,601
		9,759,657	10,977,572

	TOTAL ASSETS	$ 278,257,855	$ 262,937,915

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2002 AND 2001

LIABILITIES AND STOCKHOLDERS' EQUITY

	2002	2001
SENIOR DEBT (Note 5):
Senior Demand Notes, including accrued interest	$ 67,091,605	$ 66,883,985
Commercial Paper	68,337,611	57,960,769
	135,429,216	124,844,754

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	15,829,091	14,004,509

SUBORDINATED DEBT (Note 6)	46,777,837	52,769,260

Total Liabilities	198,036,144	191,618,523

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2002 and 2001	--	--
Accumulated Other Comprehensive Income	1,394,029	878,150
Retained Earnings	78,657,682	70,271,242
Total Stockholders' Equity	80,221,711	71,319,392

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 278,257,855	$ 262,937,915

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

2002	2001	2000

INTEREST INCOME:
Finance Charges	$ 60,302,706	$ 54,789,059	$ 51,410,578
Investment Income	3,139,649	3,704,358	3,401,454
	63,442,355	58,493,417	54,812,032
INTEREST EXPENSE:
Senior Debt	4,717,991	7,198,607	7,415,654
Subordinated Debt	3,233,578	4,112,568	2,930,178
	7,951,569	11,311,175	10,345,832

NET INTEREST INCOME	55,490,786	47,182,242	44,466,200

PROVISION FOR LOAN LOSSES (Note 2)	14,159,392	15,202,868	11,427,086

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	41,331,394	31,979,374	33,039,114

NET INSURANCE INCOME: Premiums Insurance Claims and Expenses	26,050,700 (5,289,575) 20,761,125	25,169,691 (4,783,563) 20,386,128	23,627,610 (4,433,728) 19,193,882

OTHER REVENUE (Note 8)	862,681	1,020,043	946,333

OPERATING EXPENSES (Note 8): Personnel Expense Occupancy Expense Other Expense	33,014,422 6,701,904 12,436,748 52,153,074	30,695,135 6,499,367 12,722,560 49,917,062	27,259,577 6,327,366 11,363,157 44,950,100

INCOME BEFORE INCOME TAXES	10,802,126	3,468,483	8,229,229

PROVISION FOR INCOME TAXES (Note 9)	2,387,186	2,270,998	2,174,935

NET INCOME	$ 8,414,940	$ 1,197,485	$ 6,054,294

EARNINGS PER SHARE
Voting Common Stock; 1,700
Shares Outstanding all periods	$49.50	$7.04	$35.61
Non-Voting Common Stock;
168,300 Shares Outstanding all periods	$49.50	$7.04	$35.61

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income	Total

Balance at December 31, 1999	170,000	$170,000	$65,150,821	$ (780,772)	$64,540,049

Comprehensive Income:
Net Income for 2000	—	—	6,054,294	—
Net change in unrealized gain on available-for-sale securities	—	—	—	1,180,844
Total Comprehensive Income	—	—	—	—	7,235,138
Cash distributions paid	—	—	(2,118,764)	—	(2,118,764)

Balance at December 31, 2000	170,000	170,000	69,086,351	400,072	69,656,423

Comprehensive Income:
Net Income for 2001	—	—	1,197,485	—
Net change in unrealized gain On available-for-sale securities	—	—	—	478,078
Total Comprehensive Income	—	—	—	—	1,675,563
Cash distributions paid	—	—	(12,594)	—	(12,594)

Balance at December 31, 2001	170,000	170,000	70,271,242	878,150	71,319,392

Comprehensive Income:
Net Income for 2002	—	—	8,414,940	—
Net change in unrealized gain On available-for-sale securities	—	—	—	515,879
Total Comprehensive Income	—	—	—	—	8,930,819
Cash distributions paid	—	—	(28,500)	—	(28,500)

Balance at December 31, 2002	170,000	$170,000	$78,657,682	$ 1,394,029	$80,221,711

			2002	2001	2000
Disclosure of reclassification amount:

Unrealized holding gains arising during period, net of applicable income taxes
			$ 539,663	$ 514,097	$1,181,612

Less: Reclassification adjustment for net gains Included in income, net of applicable income taxes			23,784	36,019	768

Net unrealized gains on securities, net of applicable income taxes			$ 515,879	$ 478,078	$1,180,844

See Notes to Consolidated Financial Statements

 1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 8,414,940	$ 1,197,485	$ 6,054,294
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	14,159,392	15,202,868	11,427,086
Depreciation and Amortization	1,332,527	1,336,419	1,273,897
Provision for (Prepaid) Deferred Taxes	(197,112)	216,137	108,495
Loss (Gain) on sale of marketable securities and
equipment and premium amortization on securities	150,501	92,081	(13,576)
Decrease (Increase) in Miscellaneous Assets	1,291,579	1,112,993	(840,637)
Increase (Decrease) in Other Liabilities	1,796,870	(77,001)	(28,476)
Net Cash Provided	26,948,697	19,080,982	17,981,083

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(163,039,959)	(148,659,278)	(137,349,459)
Loan payments	130,756,132	125,828,492	119,716,302
Purchases of, available for sale	(8,157,252)	(11,443,793)	(11,108,088)
Purchases of securities, held to maturity	(11,037,044)	(10,234,643)	--
Sales of securities, available for sale	--	--	753,672
Redemptions of securities, available for sale	9,157,400	25,188,448	3,450,000
Redemptions of securities, held to maturity	6,055,000	1,475,000	1,130,000
Principal payments on securities, available for sale	202,850	372,804	641,037
Capital expenditures	(1,578,615)	(1,407,977)	(1,340,734)
Proceeds from sale of equipment	148,684	87,495	21,573
Net Cash Used	(37,492,804)	(18,793,452)	(24,085,697)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Notes Payable to
Banks and Senior Demand Notes	207,620	13,542,157	(12,553,351)
Commercial Paper issued	31,533,262	20,834,288	31,714,009
Commercial Paper redeemed	(21,156,420)	(24,045,786)	(18,536,204)
Subordinated Debt issued	5,838,148	11,764,450	16,341,096
Subordinated Debt redeemed	(11,829,571)	(6,295,927)	(4,286,998)
Dividends / Distributions Paid	(28,500)	(12,594)	(2,118,764)
Net Cash Provided	4,564,539	15,786,588	10,559,788

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(5,979,568)	16,074,118	4,455,174

CASH AND CASH EQUIVALENTS, beginning	26,443,827	10,369,709	5,914,535

CASH AND CASH EQUIVALENTS, ending	$ 20,464,259	$ 26,443,827	$ 10,369,709

Cash paid during the year for:	Interest	$ 8,000,426	$ 11,461,106	$ 10,151,831
	Income Taxes	2,532,161	2,089,000	2,088,379

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 196 branch offices located throughout the southeastern United States.  (See inside front cover for branch office locations.)  In addition with this business, the Company writes credit insurance when requested by our loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's  wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

Basis of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Fair Values of Financial Instruments:

The following methods and assumptions are used by the Company in estimating fair values for financial instruments:

Cash and Cash Equivalents.  Cash includes cash on hand and with banks.  Cash equivalents are short-term highly liquid investments with original maturities of three months or less.  The carrying value of cash and cash equivalents approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization.

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

Recent Accounting Pronouncements:

On January 1, 2001, the Company adopted SFAS No. 133, as amended.  The adoption did not have a material effect on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets.  SFAS No. 141 eliminates pooling of interest accounting and requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method.  SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets and requires that goodwill be evaluated for impairment by applying a fair value test.  The Company adopted SFAS No. 141 effective July 1, 2001 and adopted SFAS No. 142 effective January 1, 2002. The adoption of SFAS No.  142 did not have a material impact on the financial statements.

The FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets" in August 2001.  SFAS No. 144, establishes new rules for measuring impairment of long-lived assets and accounting for discontinued operations.  The Company adopted the standard effective January 1, 2002 and it did not have a significant impact on our financial statements In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34.  The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements. It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee.  The Company adopted the disclosure provisions of FASB Interpretation No. 45 in the fourth quarter 2002.  In accordance with the interpretation, the Company will adopt the remaining provisions of FASB Interpretation No. 45 effective January 1, 2003, and does not anticipate that they will have a material effect on the financial position and results of operations of the Company.

In January 2003, the FASB issued FASB Interpretation No 46, Consolidation of Variable Interest Entities ("FIN 46").  FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements ("ARB 51"), to certain entities in which equity investors do not have characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  The application of the majority voting interest requirement in ARB 51 to certain types of entities may not identify the party with a controlling financial interest because the controlling financial interest may be achieved through arrangements that do not involve a controlling interest.  FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to fiscal years beginning after June 15, 2003 for variable interest entities acquired before February 1, 2003.  FIN No. 46 will be adopted on January 1, 2004 by the Company and is not expected to have a significant impact on the financial statements.

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

Income Recognition:

Accounting principles generally accepted in the United States require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual precomputed account to calculate income for on-going precomputed accounts, however, state regulations often allow interest refunds to be made according to the Rule of 78's method for payoffs and renewals.  Since the majority of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that most of the precomputed accounts effectively yield on a Rule of 78's basis.

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

Loan fees and origination costs are deferred and recognized as an adjustment to the loan yield over the contractual life of the related loan.

The property and casualty credit insurance policies written by the Company are reinsured by the property and casualty insurance subsidiary.  The premiums are deferred and earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

The credit life and accident and health policies written by the Company are reinsured by the life insurance subsidiary.  The premiums are deferred and earned using the pro-rata method for level-term life policies and the effective yield method for decreasing-term life policies.  Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method.

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $852,267and $828,948 at December 31, 2002 and 2001, respectively, and are included in unearned insurance premiums on the balance sheet.

Policy acquisition costs of the insurance subsidiaries are deferred and amortized to expense over the life of the policies on the same methods used to recognize premium income.

Depreciation and Amortization:

Office machines, equipment and company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the lease.

Impairment of Long-Lived Assets:

The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventural disposition.  In Management's opinion, the long-lived asset, including property and equipment and other intangible assets are appropriately valued at December 31, 2002.

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

For loans with precomputed charges, unearned finance charges are also recorded using the effective interest method.  Any difference between the purchase price of the loans and their net balance (outstanding balance less allowance for losses and unearned finance charges) is amortized or accreted to income over the estimated average life of the loans purchased.

Marketable Debt Securities:

Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 2002 and 2001 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

2.

LOANS

The Company's consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2002 is as follows:

		1st Mortgage	2nd Mortgage	Sales
Due In	Direct Cash	Real Estate	Real Estate	Finance
Calendar Year	Loans	Loans	Loans	Contracts
2003	70.67%	19.58%	20.81%	71.19%
2004	26.03	17.56	21.47	23.71
2005	2.81	15.57	18.48	4.73
2006	.35	12.88	13.71	.31
2007	.06	9.21	7.96	.04
2008 & beyond	.08	25.20	17.57	.02
	100.00%	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2002 and 2001, cash collections applied to the principal of loans totaled $130,756,132 and $125,828,492, respectively, and the ratios of these cash collections to average net receivables were 65.13% and 67.32%, respectively.

Allowance for Loan Losses:

The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified loans where collection is doubtful and Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  Such allowance is, in the opinion of Management, sufficient to provide adequate protection against probable losses in the current loan portfolio.  Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. Such allowance is, in the opinion of Management, sufficient to provide adequate protection against probable losses in the current loan portfolio.  As the estimates used in determining the loan loss reserve are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

When a loan becomes five installments past due, it is charged off unless management directs that it be retained as an active loan. In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and other measures of collectibility.  In addition, no installment is counted as being past due if at least 80% of the contractual payment has been paid.  The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums.

The Company held $22,138,906 and $24,166,813 of loans in a non-accrual status at December 31, 2002 and 2001, respectively.

An analysis of the allowance for the years ended December 31, 2002, 2001 and 2000 is shown in the following table:

	2002	2001	2000
Beginning Balance	$ 10,171,907	$ 9,095,431	$ 7,994,102
Provision for Loan Losses	14,159,392	15,202,868	11,427,086
Bulk Purchase Accounts	--	--	68,697
Charge-Offs	(15,995,255)	(17,020,689)	(12,837,128)
Recoveries	3,858,956	2,894,297	2,442,674
Ending Balance	$ 12,195,000	$ 10,171,907	$ 9,095,431

3.

MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2002:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 7,121,995	$ 257,251	$ (424)	$ 7,378,822
Obligations of states and
political subdivisions	29,076,145	1,423,078	--	30,499,223
Corporate securities	888,763	136,972	(12,395)	1,013,340
	$ 37,086,903	$ 1,817,301	$ (12,819)	$ 38,891,385

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2001:
U.S. Treasury Securities and
Obligations of U.S. government
Corporations and agencies	$ 4,059,308	$ 141,557	$ (2,969)	$ 4,197,896
Obligations of states and
political subdivisions	32,024,522	780,556	(12,747)	32,792,331
Corporate securities	2,289,240	198,222	(18,569)	2,468,893
	$ 38,373,070	$ 1,120,335	$ (34,285)	$ 39,459,120

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2002:
U.S. Treasury Securities and
Obligations of U.S. government
Corporations and agencies	$ 3,684,061	$ 164,833	$ --	$ 3,848,894
Obligations of states and
Political subdivisions	16,104,892	659,971	--	16,764,863
Corporate securities	1,270,844	84,070	--	1,354,914
	$ 21,059,797	$ 908,874	$ --	$ 21,968,671

December 31, 2001:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 5,268,048	$ 76,842	$ (9,869)	$ 5,335,021
Obligations of states and
political subdivisions	10,060,623	58,677	(74,297)	10,045,003
Corporate securities	770,403	25,030	--	795,433
	$ 16,099,074	$ 160,549	$ (84,166)	$ 16,175,457

  The amortized cost and estimated fair market values of marketable debt securities at December 31, 2002, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 7,367,739	$ 7,572,438	$ 892,337	$ 900,625
Due after one year through five years	19,474,342	20,520,670	9,304,272	9,732,955
Due after five years through ten years	10,244,822	10,798,277	9,402,207	9,805,790
Due after ten years	--	--	1,460,981	1,529,301
	$ 37,086,903	$ 38,891,385	$ 21,059,797	$ 21,968,671

There were no sales of investments in debt securities available-for-sale or held to maturity during 2002.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2002 were $15,415,250.  Gross gains of $30,821 were realized on these redemptions.

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

1.

INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2002 and 2001, respectively, 78% and 66% of the Company's cash and cash equivalents and investment securities were maintained in the insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2002, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $18.8 million and $21.0 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2002 without prior approval of the Georgia Insurance Commissioner is approximately $7.4 million.  In addition, at December 31, 2002, certain short-term investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws.

5.

SENIOR DEBT

Effective September 25, 2001, the Company entered into a new line of credit agreement with a bank to provide up to $21.0 million in unsecured borrowings.  All borrowings bear interest at 1/2% below the prime rate of interest or 0.225% above the 1-month LIBOR, at the option of the Company, and an annual commitment fee is paid quarterly based on 1/2% of the available line less the average borrowings during the quarter.  In addition, a facility fee of $10,000 was paid to the bank when the credit agreement was executed.  The credit agreement was renewed September 25, 2002, at which time a $2,000 facility fee was paid to the bank.  There were no borrowings against the credit line facility at December 31, 2002 or at December 31, 2001.  Prior to September 25, 2001, the Company had a $21 million credit facility shared between three banks.  The Company chose not to renew this agreement when it matured in July 2001.

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

Prior to September 25, 2002, the Company had an additional Credit Agreement for $2,000,000 available for general operating purposes.  Management chose not to renew this agreement when it reached its commitment termination date during the current year.  There were no outstanding borrowings against this credit line at December 31, 2001.

The Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

Commercial Paper is issued by the Company in amounts in excess of $50,000, with maturities of less than 270 days and at negotiable interest rates.

Additional data related to the Company's senior debt is as follows:

Year Ended December 31	Weighted Average Interest Rate at end Of Year	Maximum Amount Outstanding During Year	Average Amount Outstanding During Year	Weighted Average Interest Rate During Year
	(In thousands, except % data)
2002:
Bank	--%	$ --	$ --	--%
Senior Notes	2.53	69,246	67,281	2.97
Commercial Paper	4.16	68,388	61,160	4.39
All Categories	3.35	135,484	128,442	3.65

2001:
Bank	--%	$ --	$ --	--%
Senior Notes	3.05	66,884	59,002	4.80
Commercial Paper	5.22	64,466	62,183	7.02
All Categories	4.06	126,031	121,184	5.94

2000:
Bank	9.75%	$ 4,100	$ 447	9.41%
Senior Notes	5.83	67,519	57,604	5.69
Commercial Paper	7.96	61,172	55,545	7.26
All Categories	7.05	115,776	114,115	6.52

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

Interest rate information on the Subordinated Debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2002	2001	2000	2002	2001	2000

5.00%	6.50%	7.22%	5.71%	7.08%	6.61%

Maturity information on the Company's Subordinated Debt at December 31, 2002 is as follows:

	Amount Maturing

	Based on Maturing	Based on Interest
	Date	Adjustment Period

2003	$ 7,497,057	$ 33,582,100
2004	13,444,400	10,950,518
2005	14,114,479	1,934,338
2006	11,721,901	310,881
	$ 46,777,837	$ 46,777,837

7.

COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under lease agreements.  The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years.  Rent expense was $2,848,152, $2,649,208 and $2,484,451 for the years ended December 31, 2002, 2001 and 2000, respectively.  Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 2002, amounts to $2,789,806 for 2003, $2,273,100 for 2004, $1,533,573 for 2005, $846,639 for 2006, $329,454 for 2007 and $154,691 for the year 2008 and beyond.  The total commitment is $7,927,263.

There are three legal proceedings pending against the Company in the state of Mississippi alleging fraud and deceit in the Company's sale of credit insurance, refinancing practices and use of arbitration agreements.  The plaintiffs seek statutory, compensatory and punitive damages.  Action has been taken to remove the cases to federal court and to compel arbitration.  Management believes that is too early to assess the Company's potential liability in connection with the suits.  The Company is diligently contesting and defending each of the cases

The Company is involved in various other claims and lawsuits incidental to its business.  In the opinion of Management, the ultimate resolution of such claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

8.

RELATED PARTY TRANSACTIONS

Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty").  The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 2002, 2001 and 2000 related to these agreements was $73,700, $73,700 and $70,800, respectively, which in Management's opinion approximates the Company's actual cost of these services.

Liberty leases its office space and equipment from the Company for $60,100 annually, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

At December 31, 2002, the Company maintained $2,000,000 of certificates of deposit with Liberty at market rates and terms.  The Company also had $1,018,150 in demand deposits with Liberty at December 31, 2002.

The Company leases a portion of its properties (see Note 7) for an aggregate of $159,000 per year from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s stockholders is a partner.  The balance on this commercial loan (including accrued interest) was $1,703,483 at December 31, 2002.

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

The Provision for Income Taxes for the years ended December 31, 2002, 2001 and 2000 is made up of the following components:

	2002	2001	2000
Current - Federal	$ 2,554,298	$ 2,044,265	$ 2,056,061
Current - State	30,000	10,596	10,379
Total Current	2,584,298	2,054,861	2,066,440

(Prepaid) Deferred - Federal	(197,112)	216,137	108,495
(Prepaid) Deferred - State	--	--	--
Total Deferred	(197,112)	216,137	108,495

Total Provision	$ 2,387,186	$ 2,270,998	$ 2,174,935

Temporary differences create deferred federal tax assets and liabilities which are detailed below for December 31, 2002 and 2001:

	Deferred Tax Assets (Liabilities)
	2002	2001
Insurance Commission	$ (2,952,141)	$ (2,963,092)
Unearned Premium Reserves	1,118,198	894,527
Unrealized Loss (Gain) on
Marketable Debt Securities	(410,454)	(207,900)
Other	(133,243)	(95,733)
	$ (2,377,640)	$ (2,372,198)

The Company's effective tax rate for the years ended December 31, 2002, 2001 and 2000 is analyzed as follows.  Rates were higher during the two-year period ended December 31, 2001 due to losses in the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S Corporation losses to offset other income they may had to the extent of their basis in their S corporation stock.

	2002	2001	2000
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	.2	.2	.1
Net tax effect of IRS regulations
on life insurance subsidiary	(4.7)	(15.9)	(6.5)
Tax effect of S Corporation status	(3.8)	57.4	5.2
Other Items	(3.6)	(10.2)	(6.4)
Effective Tax Rate	22.1%	65.5%	26.4%

10.

SEGMENT FINANCIAL INFORMATION:

In June 1997, the FASB issued SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information,” which the Company adopted in 1998.  SFAS No. 131 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

Effective July 1, 2001, Management realigned its business segments with its geographic regions.  The Company now has five reportable segments: Division I thru Division V.  Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I is comprised of offices located in South Carolina (two North Carolina offices were also included in Division I prior to their being sold as of the close of business on December 31, 2001).  Offices in North Georgia comprise Division II while Division III is comprised of Central and South Georgia.  Division IV represents our Alabama offices and our offices in Louisiana and Mississippi encompass Division V.  Prior to July 1, 2001, the Company had three reportable segments.  Due to the significant changes implemented in the management reporting system with regard to business segment reporting, it is not practical to conform financial data as of the year 2000 for the new business segments nor current year financial data for the prior business segments for reporting.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2002 followed by a reconcilement to consolidated Company data.

Year 2002	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Milllions)
Finance Charges Earned	$ 8.2	$ 19.3	$ 17.8	$ 9.1	$ 5.9	$ 60.3
Insurance Income	1.7	7.8	8.0	3.1	2.1	22.7
Other	.1	.2	.2	.1	.0	.6
	10.0	27.3	26.0	12.3	8.0	83.6
Expenses:
Interest Cost	.8	2.5	2.3	1.0	.6	7.2
Provision for Loan Losses	1.7	3.3	4.1	1.9	1.1	12.1
Depreciation	.2	.2	.2	.1	.2	.9
Other	5.3	10.8	10.0	5.3	4.8	36.2
	8.0	16.8	16.6	8.3	6.7	56.4

Segment Profit	$ 2.0	$ 10.5	$ 9.4	$ 4.0	$ 1.3	$ 27.2

Segment Assets:
Net Receivables	$ 24.0	$ 66.6	$ 62.0	$ 31.2	$ 18.9	$202.7
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.4	.4	.3	.1	.4	1.6
Other Assets	.1	.5	.5	.6	.0	1.7
Total Segment Assets	$ 24.5	$ 67.6	$ 62.9	$ 31.9	$ 19.3	$206.2

RECONCILEMENT:						2002
Revenues:						(In Millions)
Total revenues from reportable segments						$ 83.6
Corporate finance charges earned not allocated to segments						.1
Reclass of investment income net against interest cost						(.6)
Reclass of insurance expense against insurance income						5.9
Timing difference of insurance income allocation to segments						1.2
Other revenues not allocated to segments						.2
Consolidated Revenues						$ 90.4

Net Income:
Total profit or loss for reportable segments						$ 27.2
Corporate earnings not allocated						1.5
Corporate expenses not allocated						(18.0)
Income Taxes not allocated						(2.3)
Consolidated Net Income						$ 8.4

Assets:
Total assets for reportable segments						$206.2
Reclass accrued interest receivable on loans						1.5
Loans held at corporate home office level						3.9
Unearned insurance at corporate level						(7.8)
Allowance for loan losses at corporate level						(12.2)
Cash and cash equivalents held at corporate level						20.3
Investment securities at corporate level						59.9
Fixed assets at corporate level						3.0
Other assets at corporate level						3.5
Consolidated Assets						$278.3

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

Independent Auditors

P.O. Box 880

Jones Day

Deloitte & Touche LLP

213 East Tugalo Street

Atlanta, Georgia

Atlanta, Georgia

Toccoa, Georgia 30577

(706) 886-7571

Information

Informational inquiries, including requests for a Prospectus describing the Company's current securities offering or the Form 10-K annual report filed with the Securities and Exchange Commission should be addressed to the Company's Secretary.

BRANCH OPERATIONS

Division I - South Carolina

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
W. Joe Daniel
	Michael D. Lyles		Roy M. Metzger
	Brian L. McSwain		Virginia K. Palmer

Division II - North Georgia

	Jack R. Coker	----------	Senior Vice President
Regional Operations Directors
	Ronald E. Byerly		James A. Mahaffey
	K. Donald Floyd		Harriet H. Moss
	Shelia H. Garrett		Melvin L. Osley
	Jack L. Hobgood		R. Gaines Snow
Bruce A. Hooper

Division III - South Georgia

	Dianne H. Moore	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Jeffrey C. Lee
	Debbie L. Carter		Thomas C. Lennon
	Donald C. Carter		Marcus C. Thomas
	Judy A. Landon		Michelle M. Rentz

Division IV - Alabama

	Michael J. Whitaker	----------	Vice President
Regional Operations Directors
	Jerry H. Hughes		Hilda L. Phillips
	Janice B. Hyde		Henrietta R. Reathford
Johnny M. Olive

Division V - Louisiana and Mississippi

	J. Michael Culpepper	----------	Vice President
Regional Operations Directors
	Bryan W. Cook		John B. Gray
	Charles R. Childress		Anne Renee Hebert
	Jeremy R. Cranfield		Leslie H. Synder

ADMINISTRATION

Lynn E. Cox	Area Vice President - Investment Center		Pamela S. Rickman	Area Vice President - Compliance / Audit
Karen S. Lovern	Vice President - Marketing / Training		R. Darryl Parker	Area Vice President - Employee Development

SYLVANIA, GEORGIA

___________________

2002 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Sylvania Staff for this significant achievement.  The Friendly Franklin Folks salute you!

                                   INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA

Alexander City	Clanton	Florence	Jasper	Ozark	Selma
Andalusia	Cullman	Gadsden	Madison	Pelham	Sylacauga
Arab	Decatur	Geneva **	Moulton	Prattville	Troy
Athens	Dothan	Hamilton	Muscle Shoals	Russellville (2)	Tuscaloosa
Bessemer	Enterprise	Huntsville	Opp	Scottsboro	Wetumpka
Center Point	Fayette

GEORGIA

Adel	Carrollton	Dallas	Griffin (2)	McDonough	Stockbridge
Albany	Cartersville	Dalton	Hartwell	Milledgeville	Swainsboro
Alma	Cedartown	Dawson	Hawkinsville	Monroe	Sylvania
Americus	Chatsworth	Douglas (2)	Hazlehurst	Montezuma	Sylvester
Athens (2)	Clarkesville	Douglasville	Helena	Monticello	Thomaston
Bainbridge	Claxton	East Ellijay	Hinesville (2)	Moultrie	Thomson
Barnesville	Clayton	Eastman	Hogansville	Nashville	Tifton
Baxley	Cleveland	Eatonton	Jackson	Newnan	Toccoa
Blakely	Colquitt	Elberton	Jasper	Perry	Valdosta (2)
Blue Ridge	Cochran	Forsyth	Jefferson	Pooler	Vidalia
Bremen	Commerce	Fort Valley	Jesup	Richmond Hill	Villa Rica
Brunswick	Conyers	Gainesville	LaGrange	Rome	Warner Robins
Buford	Cordele	Garden City	Lavonia	Royston	Washington
Butler	Cornelia	Georgetown	Lawrenceville	Sandersville	Waycross
Cairo	Covington	Glennville	Madison	Savannah	Waynesboro
Calhoun	Cumming	Greensboro	Manchester	Statesboro	Winder
Canton

LOUISIANA

Alexandria	Franklin	Lafayette	Marksville	Natchitoches	Opelousas
Crowley	Houma	Leesville	Morgan City	New Iberia	Pineville
DeRidder	Jena

DeRidder

MISSISSIPPI

Bay St. Louis	Forest	Hattiesburg	Jackson	McComb	Pearl
Carthage	Grenada	Hazlehurst	Kosciusko	Newton	Picayune
Columbia	Gulfport	Houston	Magee	Oxford *	Winona

Columbia

SOUTH CAROLINA

Aiken	Columbia	Gaffney	Laurens	North Augusta	Spartanburg
Anderson	Conway	Greenville	Lexington	Orangeburg	Summerville
Cayce	Dillon	Greenwood	Lugoff	Rock Hill	Sumter *
Chester	Easley	Greer	Marion	Seneca	Union
Clemson	Florence	Lancaster	Newberry	Simpsonville	York

_________________________________________________________________________

 *  Opened 1st Quarter of 2003

 ** Closed 1st Quarter of 2003

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