Form 10-K, Exhibit 13
period 2003-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2004-03-30
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2003

-#-

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Management's Discussion of Operations	12

Management's Report	19

Report of Independent Auditors	20

Financial Statements	22

Directors and Executive Officers	41

Corporate Information	41

Ben F. Cheek, Jr. Office of the Year	43

THE COMPANY

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans.  The business is operated through 104 branch offices in Georgia, 32 in Alabama, 32 in South Carolina, 19 in Mississippi and 16 in Louisiana.  At December 31, 2003, the Company had 921 employees.

As of December 31, 2003, the resources of the Company were invested principally in loans, which comprised 70% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To Our Investors, Co-workers and Friends:

It is my pleasure again this year to present to you the enclosed Annual Report for 2003.  As you will see from reading this report, all of our management goals for the year were met and exceeded.  Record earnings, asset and receivables growth, and improved expense and delinquency control all played a part in making 2003 a very good operating year for 1st Franklin.

The addition of eight new branch offices during the year – 2 in Georgia, 2 in Louisiana, 2 in Mississippi and 2 in South Carolina – brought our branch total to 203 in five southeastern states.  These new branches made a significant contribution to our overall receivables growth for the year and we believe they should become profitable in the near future.

Our Investment Center continues to provide the majority of our funding needs.  During 2003 the overall growth of our investments exceeded $10 million representing about a 5.5% growth for the year.  The confidence and support of you, our investors, is a vital ingredient for our present and future growth and success.  Our heartfelt thanks go out to each of you.  We will do all within our power to earn your continued faith and trust in 1st Franklin Financial.

During 2003 we began the difficult task of converting from a computer system that we have worked with since 1977 to a new provider that will carry us into the future.  Many hours have been spent so far in modifying their system to meet the operating needs of the consumer finance industry.  Many more hours will be required in order to assure excellent results and a smooth transition.  Our co-workers have committed themselves to the task of providing the best new system that can be developed.  Extensive training and testing is already being done so we all feel very confident that come “conversion day” everyone will be ready.  We expect that to be in the summer of 2004.

Our new Systems Support Team as well as our Human Resources, Marketing and Training Departments all have needed additional space in order to meet the needs of our growing Company.  Fortunately, we were able to purchase one of Toccoa’s historic buildings in the downtown area and have renovated it to provide for the needs of the Human Resources, Marketing and Training Departments.  We plan to honor the man who built and occupied this building by naming it the “1st Franklin Financial Jule B. Hudgins Building.”

All of the “Friendly Franklin Folks” are looking forward to carrying out our slogan of “Together We Soar in 2004.”  To each of you, our investors, bankers, customers and friends, I extend my sincere appreciation for being a part of our team.  We earnestly solicit your continued support

Very sincerely yours,

/s/ Ben F. Cheek, III

Ben F. Cheek, III

   Chairman of the Board and CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial data of the Company.  This information should be read in conjunction with “Management’s Discussion of Operations” and the more detailed financial statements and notes thereto included herein.

Year Ended December 31
2003	2002	2001	2000	1999
(In 000's, except ratio data)

Selected Income Statement Data:

Revenues	$ 91,367	$ 90,356	$ 84,683	$ 79.386	$ 72,641
Net Interest Income	56,698	55,491	47,182	44,466	41,731
Interest Expense	6,813	7,952	11,311	10,346	8,920
Provision for Loan Losses	15,245	14,159	15,203	11,427	8,523
Income Before Income Taxes	11,159	10,802	3,468	8,229	9,663
Net Income	8,654	8,415	1,197	6,054	7,268
Ratio of Earnings to Fixed Charges	2.42	2.21	1.28	1.74	2.00

Selected Balance Sheet Data:

Net Loans	$ 206,462	$ 188,083	$ 169,958	$ 162,330	$ 156,124
Total Assets	292,868	278,258	262,938	245,226	227,138
Senior Debt	148,204	135,429	124,845	114,514	113,890
Subordinated Debt	44,076	46,778	52,769	47,301	35,247
Stockholders’ Equity .	83,844	80,222	71,319	69,656	64,540
Ratio of Total Liabilities To Stockholders’ Equity	2.49	2.47	2.69	2.52	2.52

BUSINESS

References in this Annual Report to “1st Franklin”, “we”, “our” and “us” refers to 1st Franklin Financial Corporation.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2003, direct cash loans comprised 78% of our outstanding loans, real estate loans comprised 12% and sales finance contracts comprised 10%.

In connection with this business, we write credit insurance as an agent for a nonaffiliated company specializing in such insurance.  Two of our wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

The following table shows the sources of our earned finance charges over each of the past five annual periods:

	Year Ended December 31
	2003	2002	2001	2000	1999
	(In Thousands)

Direct Cash Loans	$51,172	$49,985	$45,137	$41,762	$37,813
Real Estate Loans	5,793	7,069	6,780	7,112	7,181
Sales Finance Contracts	3,808	3,249	2,872	2,537	2,222
Total Finance Charges	$60,773	$60,303	$54,789	$51,411	$47,216

We make direct cash loans primarily to people who need money for some unusual or unforeseen expense or for the purpose of debt consolidation or for the purchase of furniture and appliances.  These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $10,000 in principal amount.  The loans are generally secured by personal property, motor vehicles and/or real estate. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2003	2002	2001	2000	1999

Direct Cash Loans	30.28%	32.82%	31.82%	31.50%	31.92%
Real Estate Loans	17.65	20.37	21.02	21.56	21.55
Sales Finance Contracts	19.61	23.65	22.47	20.64	20.94

The following table contains information about our operations:

	As of December 31
	2003	2002	2001	2000	1999

Number of Branch Offices	203	195	189	187	177
Number of Employees	921	805	783	772	682
Average Total Loans Outstanding Per Branch (in 000's)	$1,327	$1,263	$1,180	$1,125	$1,133
Average Number of Loans Outstanding Per Branch	686	654	645	629	639

DESCRIPTION OF LOANS

	2003	2002	2001	2000	1999
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	39,215	35,439	35,605	32,216	34,595

Number of Loans Made to Former Borrowers	19,012	19,048	17,934	17,413	17,498

Number of Loans Made to Present Borrowers	99,665	95,286	90,800	83,014	80,695

Total Number of Loans Made	157,892	149,773	144,339	132,643	132,788

Total Volume of Loans Made (in 000’s)	$313,361	$287,108	$268,856	$241,041	$234,172

Average Size of Loans Made	$1,985	$1,917	$1,863	$1,817	$1,764

Number of Loans Outstanding	115,590	108,811	104,385	99,798	95,509

Total of Loans Outstanding (000’s)	$211,203	$191,819	$176,442	$162,134	$153,170

Percent of Total Loans Outstanding	78%	78%	79%	77%	76%
Average Balance on Outstanding Loans	$1,827	$1,763	$1,690	$1,625	$1,604

REAL ESTATE LOANS:

Total Number of Loans Made	960	2,104	2,099	1,884	2,045

Total Volume of Loans Made (in 000’s)	$9,829	$21,938	$16,116	$18,102	$19,439

Average Size of Loans	$10,239	$10,427	$7,678	$9,608	$9,105

Number of Loans Outstanding	3,389	3,842	4,181	3,904	4,054

Total of Loans Outstanding (in 000’s)	$31,520	$36,613	$32,295	$33,500	$33,946

Percent of Total Loans Outstanding	12%	15%	15%	16%	17%
Average Balance on Outstanding Loans	$9,301	$9,530	$7,724	$8,581	$8,374

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	24,166	16,282	15,204	15,655	15,601

Total Volume of Contracts Purchased (in 000’s)	$37,858	$23,750	$19,637	$20,654	$19,019

Average Size of Contracts Purchased	$1,567	$1,459	$1,292	$1,319	$1,219

Number of Contracts Outstanding	20,194	14,829	13,304	13,983	13,531

Total of Contracts Outstanding (in 000’s)	$26,678	$17,788	$14,307	$14,780	$13,352

Percent of Total Loans Outstanding	10%	7%	6%	7%	7%
Average Balance on Outstanding Contracts	$1,321	$1,200	$1,075	$1,057	$ 987

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

                                                                                                 Year Ended December 31

2003	2002	2001	2000	1999

(in thousands)

	LOANS ACQUIRED

DIRECT CASH LOANS	$ 313,322	$ 287,077	$ 268,615	$ 240,888	$ 233,445
REAL ESTATE LOANS	9,612	21,694	16,017	17,865	18,654
SALES FINANCE CONTRACTS	35,441	21,302	17,959	18,785	16,910
NET BULK PURCHASES	2,674	2,723	2,018	2,258	3,622

TOTAL LOANS ACQUIRED	$ 361,049	$ 332,796	$ 304,609	$279,796	$272,631

	LOANS LIQUIDATED

DIRECT CASH LOANS	$ 293,978	$ 271,731	$ 254,548	$232,076	$ 212,638
REAL ESTATE LOANS	14,922	17,620	17,321	18,548	18,959
SALES FINANCE CONTRACTS	28,968	20,269	20,110	19,226	16,549

TOTAL LOANS LIQUIDATED	$ 337,868	$ 309,620	$ 291,979	$269,850	$248,146

	LOANS OUTSTANDING

DIRECT CASH LOANS	$ 211,203	$ 191,819	$ 176,442	$ 162,134	$153,170
REAL ESTATE LOANS	31,520	36,613	32,295	33,500	33,946
SALES FINANCE CONTRACTS	26,678	17,788	14,307	14,780	13,352

TOTAL LOANS OUTSTANDING	$ 269,401	$246,220	$ 223,044	$210,414	$200,468

	UNEARNED FINANCE CHARGES

DIRECT CASH LOANS	$ 26,329	$ 25,381	$ 24,637	$ 21,809	$ 20,281
REAL ESTATE LOANS	1,245	1,055	752	726	604
SALES FINANCE CONTRACTS	3,945	2,457	2,006	2,158	1,816

TOTAL UNEARNED FINANCE CHARGES	$ 31,519	$ 28,893	$ 27,395	$ 24,693	$ 22,701

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

The following table shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans:

Year Ended December 31
2003	2002	2001	2000	1999
(In thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 4,000	$ 3,792	$ 3,580	$ 3,802	$ 3,161
Percentage of Principal Outstanding	1.90%	1.99%	2.03%	2.34%	2.06%
90 Days or More Past Due	$ 7,285	$ 9,602	$ 8,235	$ 10,075	$ 7,358
Percentage of Principal Outstanding	3.47%	5.03%	4.67%	6.21%	4.80%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 416	$ 422	$ 541	$ 608	$ 437
Percentage of Principal Outstanding	1.33%	1.17%	1.68%	1.81%	1.29%
90 Days or More Past Due	$ 1,089	$ 1,616	$ 1,744	$ 1,662	$ 1,343
Percentage of Principal Outstanding	3.49%	4.47%	5.40%	4.96%	3.96%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 329	$ 293	$ 249	$ 219	$ 318
Percentage of Principal Outstanding	1.25%	1.66%	1.74%	1.48%	2.38%
90 Days or More Past Due	$ 681	$ 785	$ 673	$ 754	$ 554
Percentage of Principal Outstanding	2.58%	4.46%	4.70%	5.10%	4.15%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent of such net losses to average net loans (loans less unearned finance charges) and to liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2003	2002	2001	2000	1999
(In thousands, except % data)

DIRECT CASH LOANS

Average Net Loans	$ 168,998	$ 152,321	$ 141,863	$ 132,591	$ 118,444
Liquidations	$ 293,978	$ 271,731	$254,548	$ 232,076	$ 212,638
Net Losses	$ 12,944	$ 11,053	$ 13,015	$ 9,736	$ 6,800
Net Losses as % of Average Net Loans	7.66%	7.26%	9.17%	7.34%	5.74%
Net Losses as % of Liquidations	4.40%	4.07%	5.11%	4.20%	3.20%

REAL ESTATE LOANS

Average Net Loans	$ 32,822	$ 34,698	$ 32,262	$ 32,989	$ 33,315
Liquidations	$ 14,922	$ 17,620	$ 17,321	$ 18,548	$ 18,959
Net Losses	$ 221	$ 227	$ 326	$ 195	$ 150
Net Losses as % of Average Net Loans	.67%	.65%	1.01%	.59%	. 45%
Net Losses as % of Liquidations	1.48%	1.29%	1.88%	1.05%	. 79%

SALES FINANCE CONTRACTS

Average Net Loans	$ 19,425	$ 13,734	$ 12,784	$ 12,296	$ 10,612
Liquidations	$ 28,968	$ 20,269	$ 20,110	$ 19,226	$ 16,549
Net Losses	$ 760	$ 856	$ 785	$ 464	$ 347
Net Losses as % of Average Net Loans	3.91%	6.23%	6.14%	3.77%	3.27%
Net Losses as % of Liquidations	2.62%	4.22%	3.90%	2.41%	2.10%

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

Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.  While we believe that we are currently in material compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof.

SOURCE OF FUNDS

Our sources of funds stated as a percent of total liabilities and stockholder's equity and the number of persons investing in the Company's debt securities are as follows:

As of December 31
2003	2002	2001	2000	1999

Bank Borrowings	-%	-%	-%	-%	-%
Public Senior Debt	50	49	48	47	50
Public Subordinated Debt	15	17	207	19	16
Other Liabilities	6	5	6	6	6
Stockholders’ Equity	29	27	28	28	28
Total	100%	100%	100%	100%	100%

Number of Investors	6,391	6,502	6,577	6,348	6,133

As of March 8, 2004, all of our common stock was held by five related individuals and none of our common stock is traded in an established public trading market.  Cash dividends of $27.75 per share,  an amount sufficient to pay a portion of the income taxes of shareholders, were paid in 2003 and 2002.  No other cash dividends were paid during the applicable periods.  The Company maintains no equity compensation plans.

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2003	2002	2001	2000	1999

Senior Borrowings	3.23%	3.65%	6.07%	6.39%	5.62%
Subordinated Borrowings	4.50	5.79	7.07	5.94	6.25
All Borrowings	3.57	4.31	6.39	6.26	5.79

Our financial ratios relating to debt are as follows:

At December 31
2003	2002	2001	2000	1999

Total Liabilities to
Stockholders’ Equity	2.49	2.47	2.69	2.52	2.52

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.29	1.19	1.12	1.10	1.28

MANAGEMENT'S DISCUSSION OF RESULTS OF OPERATIONS

The Management’s discussion reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the major factors expected to affect future operating results. This discussion should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this Annual Report.

Certain information in the discussion and other statements contained in this annual report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors which could cause future results to differ from expectations are, but not limited to, the ability to manage cash flow and working capital, the accuracy of Management’s estimates and judgements, adverse economic conditions including the interest rate environment, federal and state regulatory changes, unfavorable outcome of litigation and other factors referenced elsewhere.

Financial Condition:

During 2003, the Company achieved an increase in total assets of $14.6 million or 5% as compared to 2002.  Total assets were $292.9 million at December 31, 2003 compared to $278.3 million at December 31, 2002.  The increase was primarily due to growth in our loan portfolio.

Loan originations (including refinancing of existing loans) amounted to $361.1 million during the year just ended, which was 8% higher than 2002.  Net receivables (gross receivables less unearned finance charges) rose $20.6 million (9%) as a result of the increase in lending activity.  One of our performance goals at the beginning of 2003 was to increase net receivables by a minimum 7.5%, which was exceeded.   In the Company’s 2002 Annual Report, we discussed our election to curtail real estate lending in the state of Georgia due to new mortgage lending laws enacted on October 1, 2002.   Although we experienced a decline in real estate receivables in Georgia, increases in other loan products in our Georgia branches and increases in net receivables by branches in other states more than offset the decline.  New mortgage lending laws recently enacted in South Carolina will result in further curtailments in real estate lending by the Company and may make a comparable expansion of net receivables in 2004 difficult to achieve.

The Company maintains an allowance for loan losses to cover probable losses in our loan portfolio.  We determine the amount of the allowance by reviewing our previous loss experience, reviewing specifically identified loans where collection is doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio.  Credit worthiness of the loan portfolio is continually monitored.  As a result of the increase in our loan portfolio, higher loan losses in 2003 and average bankruptcy filings of $1.3 million per month, we increased the allowance for loan losses to $13.5 million as of December 31, 2003 compared to $12.2 million at December 31, 2002.  Quoted as a percentage of the net loan portfolio, the allowance was 5.7% and 5.6% at the end of 2003 and 2002, respectively.

Funding requirements during the year just ended exceeded cash provided from operations and financing activities, resulting in a $3.5 million decrease in the Company’s cash position.  The funds required in financing the aforementioned increase in our loan portfolio were the main cause of the decline in our cash reserves.

Marketable debt securities declined $1.8 million (3%) during 2003 mainly due to redemptions of maturing bonds and redemptions due to call provision features on various bonds being activated by the issuers.  The Company also sold $2.9 million in marketable debt securities to provide additional funding for the increase in the loan portfolio.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various municipal bonds.  Approximately 62% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the Company’s equity section, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities carried at amortized cost and designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity.

Other assets increased $1.6 million (16%) during the year just ended as compared to the same period a year ago. We disclosed in our 2002 Annual Report that the Company will be converting its branch operations and accounting systems to a new computer system in 2004.  During the fourth quarter of 2003, we began acquiring some of the necessary equipment required to operate the new system.  Equipment was purchased and/or leased through capital lease agreements.  Additional equipment and leasehold improvements were also acquired to operate eight new branch offices opened in 2003.  The purchases of equipment and leasehold improvements were major factors in the increase in other assets.  Also contributing was an increase in prepaid expenses.

Increased sales of the Company’s senior debt securities accounted for substantially all of the $11.1 million (6%) increase in total liabilities during the year just ended.  Also contributing to the increase in total liabilities were obligations on capital leases, increases in accrued incentive awards and an increase in the Company’s accrued profit sharing contribution.

Results of Operations:

The Company achieved all four of its 2003 corporate performance goals set at the beginning of the year.  In addition to exceeding the aforementioned goal of 7.5% growth in the loan portfolio, we surpassed a second goal of a minimum of 3.75% return on assets with a final return during 2003 of 3.95%.  Pre-tax profits of $11.2 million during the year just ended exceeded a third Management goal of  $7.5 million for the year.  The fourth goal was to maintain a ratio of expenses to revenues of less than or equal to 90%.  We ended 2003 with a ratio of 88%. Operating results for 2002 improved significantly as compared to those of 2001.

Total revenues during 2003, 2002 and 2001 were $91.4 million, $90.4 million and $84.7 million, respectively.  Pre-tax profits rose $.4 million (3%) during the year ended December 31, 2003 as compared to the year ended December 31, 2002.  The Company recorded a $7.3 million (211%) increase in pre-tax profits during the year ended December 31, 2002 as compared to the same period in 2001.    A significant decline in financing cost and a lower loan loss provision during 2002 compared to 2001 is responsible for the substantial increase in pre-tax profit between those two years.

During the two years just ended, loan portfolio growth and lower borrowing costs have been the main factors driving performance.

Net Interest Income:

Net interest income is determined by the interest rate spread, which is the difference between the yields earned on loans and investments and the rates paid on the Company’s debt securities and capital lease obligations.    The net interest margin was $56.7 million, $55.5 million and $47.2 million during each of the three years ended December 31, 2003, 2002 and 2001, respectively.  Factors affecting the margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and average outstanding debt and the interest rate environment.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing cost than on interest income earned on loans.  Management does not normally change the rates charged on loans originated due to changes in the interest rate environment.

Although average net receivables grew $20.5 million during 2003 as compared to 2002, an increase in capitalized loan origination cost lowered the yield on loans during the current year, resulting in interest income approximating the same levels recorded in the prior year.  Interest income during 2002 increased $4.9 million (8%) as compared to 2001 due to higher average net receivables during the year.

The lower interest rate environment has had a significant impact on our net interest margin during 2003 and 2002.  Average interest rates on outstanding borrowings were 3.57%, 4.31% and 6.39% for the years ended December 31, 2003, 2002 and 2001, respectively.   Although average debt levels increased during the same comparable periods, the lower interest rate environment has allowed us to reduce overall borrowing cost on the Company’s debt.  The direction of interest rates is important for the Company, as it has a direct impact on our net interest margin.  Higher rates equate to more expensive financing costs, which result in lower margins.

We project rates to begin to rise within a year; however, we do not believe there will be significant increases during 2004.

Net Insurance Income:

Historically, revenues generated by the Company’s insurance subsidiaries account for approximately 30% of the Company’s overall revenues.  Our insurance operations, therefore, are a very integral part of the overall business. As average net receivables increase, the Company typically sees an increase in the number of loan customers requesting credit insurance, thereby leading to higher levels of insurance in force.  Net insurance income rose $.9 million (4%) during 2003 as compared to 2002 and $.4 million (2%) during 2002 as compared to 2001.  An increase in insurance claims during each of the last two years has offset some of the increase in net insurance income.

Other Revenue:

The Company became a sales representative for a manufacturer of utility trailers during the fourth quarter of 2000 and test marketed the trailers until June 30, 2001.  Revenues generated by the sales of utility trailers in 2001 caused other revenue to be higher during that year as compared to 2003 and 2002.

Provision for Loan Losses:

The Company's provision for loan losses reflects the level of net charge-offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.  It represents the second highest expense category on our income statement, after personnel expense.  During 2003, the provision for loan losses was $15.2 million compared to $14.2 million during 2002, representing an 8% increase.  Net charge-offs increased $1.8 million during the same comparable period to $13.9 million as of December 31, 2003.  We had originally projected $13.0 million would be charged off during the year just ended.  The increase in loan losses was mainly due to a deterioration of credit quality on problem loans.  Management’s implementation of a more stringent charge-off policy also contributed to the increase in loans written off during the year just ended.

Although we increased the allowance reserve during 2002, a decline in net losses during that year resulted in a $1.0 million (7%) decrease in the provision as compared to 2001.  Net charge-offs were $12.1 million during 2002 as compared to $14.1 million during 2001.

Losses were significantly higher during 2001 as a result of actions taken by the Executive Management Team to improve the credit quality of the loan portfolio.  A stringent review of the portfolio was done during the second half of 2001 and all non-performing loans were carefully scrutinized.  Based on recent historical collection analysis, we directed that bankrupt loans, where only minimal payment amounts were being received, be charged-off and subsequent payments booked as recoveries.  Other non-performing loans on which collection was determined to be doubtful were also charged-off.  The review had a direct detrimental impact on loan losses and our profit for the 2001; however, we believe it was in the best interest of the Company.

Delinquent accounts more than 60 days past due declined to 5.2% of the principal balance on loans outstanding at December 31, 2002 as compared to 6.7% at December 31, 2001.  The decline was due to a stricter charge-off policy and a change in how bankrupt accounts are categorized for delinquency.  Prior to 2003, a bankrupt account’s delinquency rating was not changed, even though the repayment plan initiated by bankruptcy court may have been at different payment amounts and terms than the original terms of the loan.  Management implemented a policy change in 2003, which effectively resets the delinquency rating to coincide with the new court initiated repayment plan.  Effectively, the account’s delinquency rating is changed to current when the Company receives the revised payment plan.  The account is then graded for delinquency going forward under normal grading parameters.  As of December 31, 2002, delinquent accounts more than 60 days past due rose only slightly as compared to the prior year-end.

The balance on accounts bankrupt at December 31, 2003 was $13.0 million compared to $12.4 million at December 31, 2002.

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

Other Operating Expenses:

There was only a slight increase in other operating expenses during 2003 as compared to 2002.  This was mainly due to a $1.4 million decrease in personnel expense during the year just ended.  The reduction in personnel expense was due to higher loan origination costs being capitalized.  Accounting standards require the costs of making a loan be capitalized and amortized against the yield on loans.  The majority of cost to originate a loan relates to our personnel expenses.

Personnel expense is the predominate factor causing the $2.2 million (4%) increase in other operating expenses during 2002 as compared to 2001.  Merit salary adjustments, an increase in the employee base and higher medical claims incurred by the Company's employee health insurance plan caused personnel expense to increase during the two-year period just ended.  Also contributing to the rise in personnel expense in 2002 were increases in accruals for incentive and profit sharing expenses

Other expenses included under the operating expense category are occupancy expense and other miscellaneous expenses.  Higher overhead associated with new offices opened and increases in rent expense caused occupancy expense to increase $.5 million (8%) and $.2 million (3%) during 2003 and 2002, respectively.

We have always used a service bureau to process our loan and accounting operations and have used in-house computer software for our investment center operations.  The service provider for our loan operations will no longer offer their service after 2004.  During the third quarter of 2002, Management selected a new service provider to furnish computer operations for the entire Company.  The conversion is being done in two phases.  The first phase involved the conversion of our investment center to the new system, which was completed on October 3, 2003.  Our branch office network and accounting system will be converted in Phase Two of the project. Various resources have been assigned and work continues on the project.  Included in the overall project is the training of all our employees.  Phase Two will be completed in 2004.  Approximately $.9 million in expenses incurred during the year just ended is attributable to the conversion project.   The conversion could have a negative impact on operating results for 2004; however, we are diligently working to insure a smooth transition and to minimize any adverse operating results.

Income Taxes:

In 1997, the Company elected S Corporation status for income tax reporting purposes.  Taxable income or loss of an S Corporation is included in the individual tax returns of the stockholders of the Company.  However, income taxes continue to be reported for the Company’s insurance subsidiaries, as they are not allowed S Corporation status, and for the Company’s state taxes in Louisiana, which does not recognize S Corporation status.  Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company’s subsidiaries.  The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes.

Effective income tax rates for the years ended December 31, 2003, 2002 and 2001 were 22.5%, 22.1% and 65.5%, respectively.  The higher rate during 2001 were due to losses of the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility of market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2003.  Rates associated with the marketable debt securities represent weighted averages based on the yield of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The structure of subordinated debenture debt incorporates various interest adjustment periods, which allows the holder to redeem prior to the contractual maturity without penalty.  It is expected that actual maturities on certain debentures will occur prior to the contractual maturity.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans are excluded from the information below since interest rates charged on loans are based on rates allowable under federal and state guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

Expected Fiscal Year of Maturity

					2009 &		Fair
2004	2005	2006	2007	2008	Beyond	Total	Value

(In millions)

Assets:
Marketable debt securities….	$ 5	$ 7	$ 7	$ 7	$ 9	$22	$57	$59
Average Interest Rate ………	4.9%	4.5%	4.3%	4.1%	4.3%	4.3%	4.3%
Liabilities:
Senior Debt:
Senior Notes ………………	$68	—	—	—	—	—	$68	$68
Average Interest Rate ……	2.3%	—	—	—	—	—	2.3%
Commercial Paper ………..	$80	—	—	—	—	—	$80	$80
Average Interest Rate ……	3.9%	—	—	—	—	—	3.9%
Notes Payable to Banks ….	—	—	—	—	—	—	—
Average Interest Rate ……	—	—	—	—	—	—	—

Subordinated Debentures…..	$12	$11	$ 8	$13	—	—	$44	$44
Average Interest Rate ………	5.1%	4.3%	3.7%	3.7%	—	—	4.2%

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

As of December 31, 2003 and December 31, 2002, the Company had $16.9 million and $20.5 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust.  The Company had $473,847 in demand deposits with Liberty Bank & Trust at December 31, 2003.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2003 and 2002, respectively, 93% and 78% of the Company's cash and cash equivalents and investment securities were maintained in the insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2003, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $22.2 million and $24.5 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2003 without prior approval of the Georgia Insurance Commissioner is approximately $6.9 million.

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

In addition to the debt securities program, the Company maintains an external source of funds through a credit agreement with a bank.  Effective September 25, 2001, the Company entered into a new line of credit with a bank to provide up to $21.0 million in unsecured borrowings.  Prior to this date, a $21.0 million credit facility had been shared between three banks; however, the Company chose not to renew this agreement when it matured in July 2001.  The most recent agreement was scheduled to expire on September 25, 2003 on its own terms, but was renewed for an additional one-year term through September 25, 2004.  Available borrowings under the new agreement were $21.0 million at December 31, 2003.  We plan to negotiate a renewal of this credit agreement prior to its current scheduled expiration date.  Prior to September 25, 2002, the Company had another credit agreement which provided for an additional $2.0 million for general operating purposes.  Management chose not to renew this agreement when it reached its commitment termination date on September 25, 2002.  Please refer to Note 5 in the "Notes to Consolidated Financial Statements" for additional information regarding the aforementioned credit agreements.

The increase in the loan loss allowance also did not affect liquidity as the allowance is maintained out of income; however, an increase in the loss rate may have a material adverse effect on the Company’s earnings.

Legal Proceedings:

There are four legal proceedings pending against the Company in the state of Mississippi alleging fraud and deceit in the Company's sale of credit insurance, refinancing practices and use of arbitration agreements.  The plaintiffs seek statutory, compensatory and punitive damages.  Action has been taken to remove the cases to federal court and to compel arbitration.  A motion to compel arbitration in one of the cases has been granted.  Management believes that is too early to assess the Company's potential liability in connection with the suits.  The Company is diligently contesting and defending each of the cases.

A lawsuit is pending against the Company in the state of Georgia alleging violation of the state’s usury statutes. Management believes that is too early to assess the Company's potential liability in connection with this suit.  The Company is diligently contesting and defending the case.

The Company is involved in various other claims and lawsuits incidental to its business.  In the opinion of Management, the ultimate resolution of such claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

New Accounting Standards:

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34.  The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements.  It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee.  The Company adopted the disclosure provisions of FASB Interpretation No. 45 in the fourth quarter 2002.  In accordance with the interpretation, the Company adopted the remaining provisions of FASB Interpretation No. 45 effective January 1, 2003. The adoption did not have a material effect on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ("FIN 46").  The interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.  Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity.  FASB Interpretation No. 46 was revised in December 2003 and the adoption date was postponed until the first interim or annual period ending after March 15, 2004.  On October 8, 2003, the FASB deferred the effective date of the consolidation provisions of FASB Interpretation No. 46 until the quarter ending December 31, 2003, for entities formed prior to January 1, 2003.  FASB Interpretation No. 46, as revised, will be adopted by the Company in the first quarter of 2004 and is not expected to have a significant impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which specifies that instruments within its scope are obligations of the issuer and, therefore, the issuer must classify them as liabilities.  Financial instruments within the scope of the pronouncement include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets, and certain obligations to issue a variable number of shares.  SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003.  However, on October 29, 2003, the FASB indefinitely deferred the provisions of paragraphs 9 and 10 of SFAS No. 150 related to non-controlling interests in limited-life subsidiaries.  The Company adopted SFAS No. 150 in 2003 and it did not have an impact on our financial position or results of operations.

Critical Accounting Policies:

The accounting and reporting policies of 1st Franklin and its subsidiaries are in accordance with accounting principles generally accepted in the United States and conform to general practices within the financial services industry.  The more critical accounting and reporting policies include the allowance for loan losses, revenue recognition, accounting for securities, loans, insurance claims reserve and income taxes.  In particular, 1st Franklin's accounting policies relating to the allowance for loan losses revenue recognition are the most complex.

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

Different assumptions in the application of these policies could result in material changes in the consolidated financial position or consolidated results of operations.  Please refer to Note 1 in the "Notes to Consolidated Financial Statements" for more comprehensive information regarding all of 1st Franklin's critical and significant accounting policies.

MANAGEMENT'S REPORT

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States by the Management of the Company, who assumes responsibility for their integrity and reliability.

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

The financial statements of the Company for 2003 and 2002 have been audited by Deloitte & Touche LLP, independent public auditors. Their report expresses their opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with auditing standards generally accepted in the United States.

The Company’s Audit Committee, comprised solely of outside directors, meets periodically with the independent public auditors, the internal auditors and representatives of management to discuss auditing and financial reporting matters. The independent public auditors have free access to meet with the Audit Committee without management representatives present to discuss the scope and results of their audit and their opinions on the quality of financial reporting.

REPORT OF INDEPENDENT AUDITORS

To:

The Board of Directors

1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements of the Company for the year ended December 31, 2001, before revision to the consolidated statements of cash flows, were audited by other auditors who have ceased operations.  Those auditors expressed an unqualified opinion on those financial statements in their report dated March 8, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed above, the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries for the year ended December 31, 2001, were audited by other auditors who have ceased operations.  The consolidated statements of cash flows for the years ended December 31, 2001, has been revised to provide further detail of amounts related to the purchases and redemptions of marketable securities classified as available for sale and held to maturity. Our audit procedures with respect to these 2001 reclassifications included (a) comparing the reported amounts to the Company's underlying analysis obtained from management, and (b) testing the mathematical accuracy of the underlying analysis. In our opinion, such reclassifications have been properly applied.  However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 25, 2004

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

Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a consent from Andersen.  However, as a result, with respect to transactions in the Company’s securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein.

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

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

March 8, 2002

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2003 AND 2002

ASSETS

2003	2002

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 921,989	$ 1,324,260
	Short-term Investments,
	$350,000 in trust in 2003 and 2002 (Note 4)	15,989,093	19,139,999
		16,911,082	20,464,259

	LOANS (Note 2):
	Direct Cash Loans	211,202,608	191,818,529
	Real Estate Loans	31,520,134	36,612,774
	Sales Finance Contracts	26,678,509	17,788,357
		269,401,251	246,219,660

Less:	Unearned Finance Charges	31,519,343	28,893,084
	Unearned Insurance Premiums	17,904,814	17,048,819
	Allowance for Loan Losses	13,515,085	12,195,000
	Net Loans	206,462,009	188,082,757

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	36,124,485	38,891,385
	Held to Maturity, at amortized cost	22,039,894	21,059,797
		58,164,379	59,951,182

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $12,077,943 and $10,921,541 in 2003 and 2002, respectively	5,686,724	4,622,052
	Due from Non-affiliated Insurance Company	1,430,286	1,434,733
	Miscellaneous	4,213,250	3,702,872
		11,330,260	9,759,657

	TOTAL ASSETS	$ 292,867,730	$ 278,257,855

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2003 AND 2002

LIABILITIES AND STOCKHOLDERS' EQUITY

2003	2002

SENIOR DEBT (Note 5):
Senior Demand Notes, including accrued interest	$ 67,905,065	$ 67,091,605
Commercial Paper	80,298,949	68,337,611
	148,204,014	135,429,216

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	16,743,750	15,829,091

SUBORDINATED DEBT (Note 6)	44,075,934	46,777,837

Total Liabilities	209,023,698	198,036,144

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2003 and 2002	--	--
Accumulated Other Comprehensive Income	1,051,078	1,394,029
Retained Earnings	82,622,954	78,657,682
Total Stockholders' Equity	83,844,032	80,221,711

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 292,867,730	$ 278,257,855

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
INTEREST INCOME: Finance Charges Investment Income	$ 60,773,100 2,737,744 63,510,844	$ 60,302,706 3,139,649 63,442,355	$ 54,789,059 3,704,358 58,493,417
INTEREST EXPENSE: Senior Debt Subordinated Debt	4,564,880 2,247,738 6,812,618	4,717,991 3,233,578 7,951,569	7,198,607 4,112,568 11,311,175

NET INTEREST INCOME	56,698,226	55,490,786	47,182,242

PROVISION FOR LOAN LOSSES (Note 2)	15,244,755	14,159,392	15,202,868

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	41,453,471	41,331,394	31,979,374

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	26,976,656 (5,318,222) 21,658,434	26,050,700 (5,289,575) 20,761,125	25,169,691 (4,783,563) 20,386,128

OTHER REVENUE (Note 8)	879,996	862,681	1,020,043

OPERATING EXPENSES (Note 8): Personnel Expense Occupancy Expense Other Expense	31,588,132 7,239,664 14,004,631 52,832,427	33,014,422 6,701,904 12,436,748 52,153,074	30,695,135 6,499,367 12,722,560 49,917,062

INCOME BEFORE INCOME TAXES	11,159,474	10,802,126	3,468,483

PROVISION FOR INCOME TAXES (Note 9)	2,505,875	2,387,186	2,270,998

NET INCOME	$ 8,653,599	$ 8,414,940	$ 1,197,485

EARNINGS PER SHARE: Voting Common Stock; 1,700 Shares Outstanding all periods Non-Voting Common Stock; 168,300 Shares Outstanding all periods	$50.90 $50.90	$49.50 $49.50	$7.04 $7.04

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

				Accumulated
				Other
			Retained	Comprehensive	Total
	Shares	Amount	Earnings	Income	Total

Balance at December 31, 2000	170,000	$170,000	$69,086,351	$ 400,072	$69,656,423
Comprehensive Income:
Net Income for 2001	—	—	1,197,485	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	478,078
Total Comprehensive Income	—	—	—	—	1,675,563
Cash Distributions Paid	—	—	(12,594)	—	(12,594)

Balance at December 31, 2001	170,000	170,000	70,271,242	878,150	71,319,392

Comprehensive Income:
Net Income for 2002	—	—	8,414,940	—
Net Change in Unrealized Gain On Available-For-sale Securities	—	—	—	515,879
Total Comprehensive Income	—	—	—	—	8,930,819
Cash Distributions Paid	—	—	(28,500)	—	(28,500)

Balance at December 31, 2002	170,000	170,000	78,657,682	1,394,029	80,221,711

Comprehensive Income:
Net Income for 2003	—	—	8,653,599	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(342,951)
Total Comprehensive Income	—	—	—	—	8,310,648
Cash Distributions Paid	—	—	(4,688,327)	—	(4,688,327)

Balance at December 31, 2003	170,000	$170,000	$82,622,954	$ 1,051,078	$83,844,032

			2003	2002	2001
Disclosure of reclassification amount:

Unrealized holding gains arising during period, net of applicable income taxes
			$ (285,172)	$ 539,663	$ 514,097

Less: Reclassification adjustment for net gains included in income, net of applicable income taxes			57,779	23,784	36,019

Net unrealized gains on securities, net of applicable income taxes			$ (342,951)	$ 515,879	$ 478,078

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 8,653,599	$ 8,414,940	$ 1,197,485
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	15,244,755	14,159,392	15,202,868
Depreciation and Amortization	1,396,117	1,332,527	1,336,419
Provision for (Prepaid) Deferred Taxes	142,667	(197,112)	216,137
Loss on sale of marketable securities and
equipment and premium amortization on securities	13,910	150,501	92,081
(Increase) Decrease in Miscellaneous Assets	(505,930)	1,291,579	1,112,993
Increase (Decrease) in Other Liabilities	894,880	1,796,870	(77,001)
Net Cash Provided	25,839,998	26,948,697	19,080,982

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(180,569,120)	(163,039,959)	(148,659,278)
Loan payments	146,945,113	130,756,132	125,828,492
Purchases of, available for sale	(11,153,662)	(8,157,252)	(11,443,793)
Purchases of securities, held to maturity	(5,049,365)	(11,037,044)	(10,234,643)
Sales of securities, available for sale	2,893,910	--	--
Redemptions of securities, available for sale	8,232,750	9,157,400	25,188,448
Redemptions of securities, held to maturity	6,203,000	6,055,000	1,475,000
Principal payments on securities, available for sale	174,149	202,850	372,804
Capital expenditures	(2,575,128)	(1,578,615)	(1,407,977)
Proceeds from sale of equipment	120,610	148,684	87,495
Net Cash Used	(34,777,743)	(37,492,804)	(18,793,452)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Notes Payable to
Banks and Senior Demand Notes	813,460	207,620	13,542,157
Commercial Paper issued	29,199,674	31,533,262	20,834,288
Commercial Paper redeemed	(17,238,336)	(21,156,420)	(24,045,786)
Subordinated Debt issued	6,053,896	5,838,148	11,764,450
Subordinated Debt redeemed	(8,755,799)	(11,829,571)	(6,295,927)
Dividends / Distributions Paid	(4,688,327)	(28,500)	(12,594)
Net Cash Provided	5,384,568	4,564,539	15,786,588

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(3,553,177)	(5,979,568)	16,074,118

CASH AND CASH EQUIVALENTS, beginning	20,464,259	26,443,827	10,369,709

CASH AND CASH EQUIVALENTS, ending	$ 16,911,082	$ 20,464,259	$ 26,443,827

Cash paid during the year for:	Interest	$ 6,816,167	$ 8,000,426	$ 11,461,106
	Income Taxes	2,313,110	2,532,161	2,089,000

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 203 branch offices located throughout the southeastern United States.  (See inside front cover for branch office locations.)  In addition with this business, the Company writes credit insurance when requested by our loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

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

Recent Accounting Pronouncements:

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS No. 5, 57, and 107, and rescission of FASB Interpretation No. 34.  The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements.  It also requires a guarantor to recognize a liability for the fair value of the obligation undertaken in issuing the guarantee at the inception of a guarantee.  The Company adopted the disclosure provisions of FASB Interpretation No. 45 in the fourth quarter 2002.  In accordance with the interpretation, the Company adopted the remaining provisions of FASB Interpretation No. 45 effective January 1, 2003. The adoption did not have a material effect on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ("FIN 46").  The interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.  Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity.  FASB Interpretation No. 46 was revised in December 2003 and the adoption date was postponed until the first interim or annual period ending after March 15, 2004.  On October 8, 2003, the FASB deferred the effective date of the consolidation provisions of FASB Interpretation No. 46 until the quarter ending December 31, 2003, for entities formed prior to January 1, 2003.  FASB Interpretation No. 46, as revised, will be adopted by the Company in the first quarter of 2004 and is not expected to have a significant impact on the financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which specifies that instruments within its scope are obligations of the issuer and, therefore, the issuer must classify them as liabilities.  Financial instruments within the scope of the pronouncement include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets, and certain obligations to issue a variable number of shares.  SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003.  However, on October 29, 2003, the FASB indefinitely deferred the provisions of paragraphs 9 and 10 of SFAS No. 150 related to non-controlling interests in limited-life subsidiaries.  The Company adopted SFAS No. 150 in 2003 and it did not have an impact on the Company’s financial statements.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $783,740 and $852,267 at December 31, 2003 and 2002, respectively, and are included in unearned insurance premiums on the balance sheet.

Policy acquisition costs of the insurance subsidiaries are deferred and amortized to expense over the life of the policies on the same methods used to recognize premium income.

Depreciation and Amortization:

Office machines, equipment (including equipment and capital leases) and company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the lease.

Impairment of Long-Lived Assets:

The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  In Management's opinion, there has been no impairment of value of the long-lived asset, including property and equipment and other intangible assets at December 31, 2003.

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

Marketable Debt Securities:

Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 2003 and 2002 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

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

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2003 are as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2004	69.10%	21.24%	67.95%
2005	26.97	19.00	25.53
2006	3.31	15.91	5.64
2007	.41	11.85	.75
2008	.10	8.74	.10
2009 & beyond	.11	23.26	.03
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2003 and 2002, cash collections applied to the principal of loans totaled $146,945,113 and $130,756,132, respectively, and the ratios of these cash collections to average net receivables were 66.42% and 65.13%, respectively.

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

The Company held $21,626,770 and $22,138,906 of loans in a non-accrual status at December 31, 2003 and 2002, respectively.

An analysis of the allowance for the years ended December 31, 2003, 2002 and 2001 is shown in the following table:

	2003	2002	2001
Beginning Balance	$ 12,195,000	$ 10,171,907	$ 9,095,431
Provision for Loan Losses	15,244,755	14,159,392	15,202,868
Charge-Offs	(18,172,035)	(15,995,255)	(17,020,689)
Recoveries	4,247,365	3,858,956	2,894,297
Ending Balance	$ 13,515,085	$ 12,195,000	$ 10,171,907

3.

MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2003:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 7,957,147	$ 149,201	$ (32,655)	$ 8,073,693
Obligations of states and
political subdivisions	26,442,242	1,009,356	(31,637)	27,419,961
Corporate securities	386,454	244,377	--	630,831
	$ 34,785,843	$ 1,402,934	$ (64,292)	$ 36,124,485

December 31, 2002:
U.S. Treasury Securities and
obligations of U.S. government
Corporations and agencies	$ 7,121,995	$ 257,251	$ (424)	$ 7,378,822
Obligations of states and
political subdivisions	29,076,145	1,423,078	--	30,499,223
Corporate securities	888,763	136,972	(12,395)	1,013,340
	$ 37,086,903	$ 1,817,301	$ (12,819)	$ 38,891,385

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2003
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 4,267,834	$ 87,020	$ (20,607)	$ 4,334,247
Obligations of states and
political subdivisions	16,764,427	753,993	--	17,518,420
Corporate securities	1,007,633	58,598	--	1,066,231
	$ 22,039,894	$ 899,611	$ (20,607)	$ 22,918,898

December 31, 2002:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 3,684,061	$ 164,833	$ --	$ 3,848,894
Obligations of states and
political subdivisions	16,104,892	659,971	--	16,764,863
Corporate securities	1,270,844	84,070	--	1,354,914
	$ 21,059,797	$ 908,874	$ --	$ 21,968,671

  The amortized cost and estimated fair market values of marketable debt securities at December 31, 2003, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 3,216,230	$ 3,473,666	$ 1,908,706	$ 1,948,093
Due after one year through five years	19,282,176	20,046,894	10,304,505	10,750,073
Due after five years through ten years	11,729,211	12,062,511	9,076,683	9,471,087
Due after ten years	558,226	541,414	750,000	749,645
	$ 34,785,843	$ 36,124,485	$ 22,039,894	$ 22,918,898

Sales of investments in debt securities available-for-sale during 2003 generated proceeds of $2,893,910.  Gross gains of $37,660 were realized on these sales.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2003 were $14,609,899.  Gross gains of $27,219 were realized on these redemptions.

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

1.

INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2003 and 2002, respectively, 93% and 78% of the Company's cash and cash equivalents and investment securities were maintained in the insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2003, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $22.2 million and $24.5 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2003 without prior approval of the Georgia Insurance Commissioner is approximately $6.9 million.  In addition, at December 31, 2003, certain short-term investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws and/or to meet reserve requirements in accordance with reinsurance agreements.

5.

SENIOR DEBT

Effective September 25, 2001, the Company entered into a new line of credit agreement with a bank to provide up to $21.0 million in unsecured borrowings.  All borrowings bear interest at .5% below the prime rate of interest or 0.225% above the 1-month LIBOR, at the option of the Company, and an annual commitment fee is paid quarterly based on .5% of the available line less the average borrowings during the quarter.  In addition, a facility fee of $10,000 was paid to the bank for one year when the credit agreement was executed.  The credit agreement was renewed September 25, 2003. There were no borrowings against the credit line facility at December 31, 2003 or at December 31, 2002.

The current credit agreement has a commitment termination date of September 25 in any year in which written notice of termination is given by the bank.  If written notice is given in accordance with the agreement, the outstanding balance of the loan must be paid in full on the date three years after the commitment termination date.  The bank also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the agreement or in September of any calendar year if the financial condition of the Company becomes unsatisfactory to the bank, according to standards set forth in the credit agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio among others.

The Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

Commercial Paper is issued by the Company in amounts in excess of $50,000, with maturities of less than 270 days and at negotiable interest rates.

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2003:
Bank	--%	$ --	$ --	--%
Senior Notes	2.28	70,469	66,540	2.36
Commercial Paper	3.94	80,299	73,815	3.98
All Categories	3.18	148,204	140,354	3.21

2002:
Bank	--%	$ --	$ --	--%
Senior Notes	2.53	69,246	67,281	2.97
Commercial Paper	4.16	68,388	61,160	4.39
All Categories	3.35	135,484	128,442	3.65

2001:
Bank	--%	$ --	$ --	--%
Senior Notes	3.05	66,884	59,002	4.80
Commercial Paper	5.22	64,466	62,183	7.02
All Categories	4.06	126,031	121,184	5.94

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

Interest rate information on the Subordinated Debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2003	2002	2001	2003	2002	2001

4.28%	5.00%	6.50%	4.48%	5.71%	7.08%

Maturity information on the Company's Subordinated Debt at December 31, 2003 is as follows:

	Amount Maturing

	Based on Maturing	Based on Interest
	Date	Adjustment Period

2004	$ 12,272,435	$ 32,982,776
2005	10,561,145	10,009,110
2006	8,232,215	307,699
2007	13,010,139	776,349
	$ 44,075,934	$ 44,075,934

7.

COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under lease agreements.  The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years.  Rent expense was $3,139,312, $2,848,152 and $2,649,208 for the years ended December 31, 2003, 2002 and 2001, respectively.  Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 2003, amounts to $3,191,175 for 2004, $2,400,832 for 2005, $1,705,175 for 2006, $1,175,181 for 2007, $761,180 for 2008 and $42,650 for the year 2009 and beyond.  The total commitment is $9,276,193.

During 2003, the Company entered lease agreements that are accounted for as capital leases.  The future payments under these lease agreements are included in the commitment in the preceding paragraph.  As of December 31, 2003, the Company has a capital lease obligation of $754,310 recorded in accounts payable and accrued expenses.

There are four legal proceedings pending against the Company in the state of Mississippi alleging fraud and deceit in the Company's sale of credit insurance, refinancing practices and use of arbitration agreements.  The plaintiffs seek statutory, compensatory and punitive damages.  Action has been taken to remove the cases to federal court and to compel arbitration.  Management believes that is too early to assess the Company's potential liability in connection with the suits.  The Company is diligently contesting and defending each of the cases.

A lawsuit is pending against the Company in the state of Georgia alleging violation of the state’s usury statutes. Management believes that is too early to assess the Company's potential liability in connection with this suit.  The Company is diligently contesting and defending the case.

The Company is involved in various other claims and lawsuits incidental to its business.  In the opinion of Management, the ultimate resolution of all claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

8.

RELATED PARTY TRANSACTIONS

Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty").  The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 2003, 2002 and 2001 related to these agreements was $68,625, $73,700 and $73,700, respectively, which in Management's opinion approximates the Company's actual cost of these services.

Liberty leases its office space and equipment from the Company for $60,100 annually, which in Management's opinion is at a rate, which approximates that obtainable from independent third parties.

At December 31, 2003, the Company had $473,847 in demand deposits with Liberty.

The Company leases a portion of its properties (see Note 7) for an aggregate of $159,000 per year from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s stockholders is a partner.  The balance on this commercial loan (including accrued interest) was $1,795,795 at December 31, 2003.

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

The Provision for Income Taxes for the years ended December 31, 2003, 2002 and 2001 is made up of the following components:

	2003	2002	2001

Current - Federal	$ 2,289,099	$ 2,554,298	$ 2,044,265
Current - State	74,109	30,000	10,596
Total Current	2,363,208	2,584,298	2,054,861

(Prepaid) Deferred - Federal	142,667	(197,112)	216,137

Total Provision	$ 2,505,875	$ 2,387,186	$ 2,270,998

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2003 and 2002:

	Deferred Tax Assets (Liabilities)

	2003	2002
Insurance Commission	$ (3,111,610)	$ (2,952,141)
Unearned Premium Reserves	1,165,275	1,118,198
Unrealized Loss (Gain) on
Marketable Debt Securities	(287,566)	(410,454)
Other	(163,518)	(133,243)
	$ (2,397,419)	$ (2,377,640)

The Company's effective tax rate for the years ended December 31, 2003, 2002 and 2001 is analyzed as follows.  Rates were higher during the year ended December 31, 2001 due to losses in the S corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S corporation losses to offset other income they may had to the extent of their basis in their S corporation stock.

	2003	2002	2001
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	.4	.2	.2
Net tax effect of IRS regulations
on life insurance subsidiary	(4.8)	(4.7)	(15.9)
Tax effect of S corporation status	(3.9)	(3.8)	57.4
Other Items	(3.2)	(3.6)	(10.2)
Effective Tax Rate	22.5%	22.1%	65.5%

10.

SEGMENT FINANCIAL INFORMATION:

In June 1997, the FASB issued SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” which the Company adopted in 1998.  SFAS No. 131 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

Effective July 1, 2001, Management realigned its business segments with its geographic regions.  The Company now has five reportable segments: Division I through Division V.  Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I is comprised of offices located in South Carolina (two North Carolina offices were also included in Division I prior to their being sold as of the close of business on December 31, 2001).  Offices in North Georgia comprise Division II, and Division III is comprised of Central and South Georgia.  Division IV represents our Alabama offices, and our offices in Louisiana and Mississippi encompass Division V.  Prior to July 1, 2001, the Company had three reportable segments.  Due to the significant changes implemented in the management reporting system with regard to business segment reporting, it is not practical to conform financial data as of the year 2000 for the new business segments nor current year financial data for the prior business segments for reporting.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2003 followed by a reconciliation to consolidated Company data.

Year 2003	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 9.4	$ 19.5	$ 18.5	$ 10.7	$ 7.2	$ 65.3
Insurance Income	1.8	8.0	8.1	3.0	2.2	23.1
Other	.1	.1	.1	.1	.1	.5
	11.3	27.6	26.7	13.8	9.5	88.9
Expenses:
Interest Cost	.8	2.1	2.0	1.0	.6	6.5
Provision for Loan Losses	2.7	3.6	4.0	2.1	1.6	14.0
Depreciation	.2	.2	.2	.1	.2	.9
Other	6.2	11.3	10.2	5.6	5.6	38.9
	9.9	17.2	16.4	8.8	8.0	60.3

Segment Profit	$ 1.4	$ 10.4	$ 10.3	$ 5.0	$ 1.5	$ 28.6

Segment Assets:
Net Receivables	$ 28.4	$ 67.0	$ 66.1	$ 37.6	$ 23.9	$222.9
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.6	.8	.5	.5	.5	2.9
Other Assets	.2	.5	.5	.6	.0	1.8
Total Segment Assets	$ 29.1	$ 68.4	$ 67.2	$ 38.7	$ 24.4	$227.8

RECONCILIATION:						2003
Revenues:						(In Millions)
Total revenues from reportable segments						$ 88.9
Corporate finance charges earned not allocated to segments						(4.5)
Reclass of investment income net against interest cost						(.2)
Reclass of insurance expense against insurance income						5.5
Timing difference of insurance income allocation to segments						1.3
Other revenues not allocated to segments						.4
Consolidated Revenues						$ 91.4

Net Income:
Total profit or loss for reportable segments						$ 28.6
Corporate earnings not allocated						(2.8)
Corporate expenses not allocated						(14.6)
Income Taxes not allocated						(2.5)
Consolidated Net Income						$ 8.7

Assets:
Total assets for reportable segments						$227.8
Reclass accrued interest receivable on loans						1.5
Loans held at corporate home office level						3.7
Unearned insurance at corporate level						(8.2)
Allowance for loan losses at corporate level						(13.5)
Cash and cash equivalents held at corporate level						16.7
Investment securities at corporate level						58.2
Fixed assets at corporate level						2.8
Other assets at corporate level						3.9
Consolidated Assets						$292.9

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2002 followed by a reconciliation to consolidated Company data.

Year 2002	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 8.2	$ 19.3	$ 17.8	$ 9.1	$ 5.9	$ 60.3
Insurance Income	1.7	7.8	8.0	3.1	2.1	22.7
Other	.1	.2	.2	.1	.0	.6
	10.0	27.3	26.0	12.3	8.0	83.6
Expenses:
Interest Cost	.8	2.5	2.3	1.0	.6	7.2
Provision for Loan Losses	1.7	3.3	4.1	1.9	1.1	12.1
Depreciation	.2	.2	.2	.1	.2	.9
Other	5.3	10.8	10.0	5.3	4.8	36.2
	8.0	16.8	16.6	8.3	6.7	56.4

Segment Profit	$ 2.0	$ 10.5	$ 9.4	$ 4.0	$ 1.3	$ 27.2

Segment Assets:
Net Receivables	$ 24.0	$ 66.6	$ 62.0	$ 31.2	$ 18.9	$202.7
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.4	.4	.3	.1	.4	1.6
Other Assets	.1	.5	.5	.6	.0	1.7
Total Segment Assets	$ 24.5	$ 67.6	$ 62.9	$ 31.9	$ 19.3	$206.2

RECONCILIATION:						2002
Revenues:						(In Millions)
Total revenues from reportable segments						$ 83.6
Corporate finance charges earned not allocated to segments						.1
Reclass of investment income net against interest cost						(.6)
Reclass of insurance expense against insurance income						5.9
Timing difference of insurance income allocation to segments						1.2
Other revenues not allocated to segments						.2
Consolidated Revenues						$ 90.4

Net Income:
Total profit or loss for reportable segments						$ 27.2
Corporate earnings not allocated						1.5
Corporate expenses not allocated						(18.0)
Income Taxes not allocated						(2.3)
Consolidated Net Income						$ 8.4

Assets:
Total assets for reportable segments						$206.2
Reclass accrued interest receivable on loans						1.5
Loans held at corporate home office level						3.9
Unearned insurance at corporate level						(7.8)
Allowance for loan losses at corporate level						(12.2)
Cash and cash equivalents held at corporate level						20.3
Investment securities at corporate level						59.9
Fixed assets at corporate level						3.0
Other assets at corporate level						3.5
Consolidated Assets						$278.3

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2001 followed by a reconciliation to consolidated Company data.

Year 2001	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 7.1	$ 18.5	$ 17.4	$ 7.3	$ 4.3	$ 54.6
Insurance Income	1.7	7.8	8.2	.9	1.7	20.3
Other	.1	.3	.3	.1	.0	.8
	8.9	26.6	25.9	8.3	6.0	75.7
Expenses:
Interest Cost	1.1	3.6	3.4	1.2	.7	10.0
Provision for Loan Losses	1.9	3.9	5.3	2.2	.8	14.1
Depreciation	.2	.1	.2	.1	.2	.8
Other	5.0	10.9	10.1	5.2	4.2	35.4
	8.2	18.5	19.0	8.7	5.9	60.3

Segment Profit (Loss)	$ .7	$ 8.1	$ 6.9	$ ( .4)	$ .1	$ 15.4

Segment Assets:
Net Receivables	$ 19.8	$ 64.6	$ 59.8	$ 25.2	$ 14.2	$183.6
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.4	.4	.3	.1	.4	1.6
Other Assets	.0	.6	.4	.5	.0	1.5
Total Segment Assets	$ 20.2	$ 65.7	$ 60.6	$ 25.8	$ 14.6	$186.9

RECONCILIATION:						2001
Revenues:						(In Millions)
Total revenues from reportable segments						$ 75.7
Corporate finance charges earned not allocated to segments						.1
Reclass of investment income net against interest cost						(1.2)
Reclass of insurance expense against insurance income						6.0
Timing difference of insurance income allocation to segments						3.8
Other revenues not allocated to segments						.3
Consolidated Revenues						$ 84.7

Net Income:
Total profit or loss for reportable segments						$ 15.4
Corporate earnings not allocated						4.2
Corporate expenses not allocated						(16.1)
Income Taxes not allocated						(2.3)
Consolidated Net Income						$ 1.2

Assets:
Total assets for reportable segments						$186.9
Reclass accrued interest receivable on loans						1.2
Loans held at corporate home office level						2.1
Unearned insurance at corporate level						(6.8)
Allowance for loan losses at corporate level						(10.2)
Cash and cash equivalents held at corporate level						26.3
Investment securities at corporate level						55.5
Fixed assets at corporate level						3.0
Other assets at corporate level						4.9
Consolidated Assets						$262.9

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

BRANCH OPERATIONS

Division I - South Carolina

Ronald F. Morrow	----------	Vice President
Regional Operations Directors
W. Joe Daniel		Brian L. McSwain
Michael D. Lyles		Roy M. Metzger
Bonnie E. Letempt		Virginia K. Palmer

Division II - North Georgia

Jack R. Coker	----------	Senior Vice President
Regional Operations Directors
Ronald E. Byerly		James A. Mahaffey
K. Donald Floyd		Harriet H. Moss
Shelia H. Garrett		Melvin L. Osley
Jack L. Hobgood		R. Gaines Snow
Bruce A. Hooper

Division III - South Georgia

Dianne H. Moore	----------	Vice President
Regional Operations Directors
Bertrand P. Brown		Thomas C. Lennon
Debbie L. Carter		Marcus C. Thomas
Judy A. Landon		Michelle M. Rentz
Jeffrey C. Lee

Division IV - Alabama

Michael J. Whitaker	----------	Vice President
Regional Operations Directors
Jerry H. Hughes		Hilda L. Phillips
Janice B. Hyde		Henrietta R. Reathford
Johnny M. Olive

Division V - Louisiana and Mississippi

J. Michael Culpepper	----------	Vice President
Regional Operations Directors
Bryan W. Cook		John B. Gray
Charles R. Childress		Anne Renee Hebert
Jeremy R. Cranfield		Leslie H. Synder

ADMINISTRATION

Lynn E. Cox Area Vice President – Investment Center	Pamela S. Rickman Area Vice President - Compliance / Audit
Karen S. Lovern Vice President - Marketing / Training	R. Darryl Parker Area Vice President - Employee Development
Cindy Mullin Area Vice President – Information Technology

MONTEZUMA, GEORGIA

___________________

2003 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************
** PICTURE OF EMPLOYEES **
*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Montezuma Staff for this significant achievement.  The Friendly Franklin Folks salute you!

INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Alexander City	Clanton	Florence	Moulton	Prattville	Sylacauga
Andalusia	Cullman	Gadsden	Muscle Shoals	Russellville (2)	Troy
Arab	Decatur	Hamilton	Opp	Scottsboro	Tuscaloosa
Athens	Dothan	Huntsville (2)	Ozark	Selma	Wetumpka
Bessemer	Enterprise	Jasper	Pelham
Center Point	Fayette

GEORGIA
Adel	Carrollton	Dallas	Griffin (2)	McDonough	Stockbridge
Albany	Cartersville	Dalton	Hartwell	Milledgeville	Swainsboro
Alma	Cedartown	Dawson	Hawkinsville	Monroe	Sylvania
Americus	Chatsworth	Douglas (2)	Hazlehurst	Montezuma	Sylvester
Athens (2)	Clarkesville	Douglasville	Helena	Monticello	Thomaston
Bainbridge	Claxton	East Ellijay	Hinesville (2)	Moultrie	Thomson
Barnesville	Clayton	Eastman	Hogansville	Nashville	Tifton
Baxley	Cleveland	Eatonton	Jackson	Newnan	Toccoa
Blakely	Cochran	Elberton	Jasper	Perry	Valdosta (2)
Blue Ridge	Colquitt	Flowery Branch	Jefferson	Pooler	Vidalia
Bremen	Commerce	Forsyth	Jesup	Richmond Hill	Villa Rica
Brunswick	Conyers	Fort Valley	LaGrange	Rome	Warner Robins
Buford	Cordele	Gainesville	Lavonia	Royston	Washington
Butler	Cornelia	Garden City	Lawrenceville	Sandersville	Waycross
Cairo	Covington	Georgetown	Madison	Savannah	Waynesboro
Calhoun	Cumming	Glennville	Manchester	Statesboro	Winder
Canton	Dahlonega	Greensboro

LOUISIANA
Alexandria	DeRidder	Jena	Marksville	New Iberia	Pineville
Crowley	Franklin	Lafayette	Morgan City	Opelousas	Prairieville
Denham Springs	Houma	Leesville	Natchitoches

DeRidder

MISSISSIPPI
Bay St. Louis	Grenada	Hazlehurst	Kosciusko	Newton	Picayune
Carthage	Gulfport	Houston	Magee	Oxford	Tupelo
Columbia	Hattiesburg	Jackson	McComb	Pearl	Winona
Forest

Columbia

SOUTH CAROLINA
Aiken	Columbia	Greenville	Lexington	North Charleston	Spartanburg
Anderson	Conway	Greenwood	Lugoff	Orangeburg	Summerville
Cayce	Dillon	Greer	Marion	Rock Hill	Sumter
Charleston	Easley	Lancaster	Newberry	Seneca	Union
Chester	Florence	Laurens	North Augusta	Simpsonville	York
Clemson	Gaffney

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

"1st Franklin Financial Corporation will be a major provider of credit to individuals and families in the Southeastern United States.”

CORE VALUES:

Integrity Without Compromise

Open Honest Communication

Doing Right by All Our Customers and Employees

Teamwork and Collaboration

Personal Accountability

Run It Like You Own It