Form 10-K, Exhibit 13
period 2004-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2005-03-30
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2004

-#-

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Management's Discussion of Results of Operations	12

Management's Report	19

Report of Independent Registered Public Accounting Firm	20

Financial Statements	21

Directors and Executive Officers	39

Corporate Information	39

Ben F. Cheek, Jr. Office of the Year	39

THE COMPANY

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans.  The business is operated through 104 branch offices in Georgia, 33 in Alabama, 32 in South Carolina, 27 in Mississippi and 16 in Louisiana.  At December 31, 2004, the Company had 989 employees.

As of December 31, 2004, the resources of the Company were invested principally in loans, which comprised 70% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To Our Investors, Co-workers and Friends:

The hard work of many people from both 1st Franklin Financial Corporation and FPS-Gold, our new data services provider, paid off on January 1, 2005.  The conversion to our new on-line computer system started after many months of planning, development, testing and training.  We had hoped for an earlier conversion date, but by delaying a few months we provided ourselves with a better and more user friendly operating system.  That, of course, was the main objective from the beginning.  Everyone working in our branch operations, accounting department, training department, auditing department and information technology department played a vital role in our successful conversion.  I am so proud and thankful to each of these dedicated and determined men and women.  They would not accept anything but the best from a new system and we feel that is what they provided.  All of our 212 branches are now equipped with excellent computer hardware and a state of the art operating system.  This should serve us well for many years to come.

As you read through the following pages of our Annual Report, you will note that our overall company operations continue to grow.  During 2004 we opened eight new branch offices in Mississippi and one new branch office in Alabama.  Total assets increased by 7%, operating revenues grew by 8% and our net receivables grew 6% over 2003.  All in all a good growth year when you consider the extraordinary amount of time that was devoted to conversion training by all of the branch office employees.

Our strategic plan for the years ahead calls for continued strategic expansion and growth.  With that in mind, we felt that increasing the number of members of our Board of Directors would provide additional experience and knowledge that would support this objective.  In December 2004, four new members were elected to the Board bringing the total membership to eight.  The new members are:  Mr. John Sample, Senior Vice President and Chief Financial Officer of Atlantic American Corporation, Mr. Dean Scarborough, Owner of Scarborough Men and Boys Store, Mr. Keith Watson, Vice President and Secretary of Bowen & Watson, General Contractors and Mr. Roger Guimond, Executive Vice President and Chief Financial Officer of 1st Franklin Financial Corporation.  Each of these gentlemen brings unique talents to our Board and these talents will serve 1st Franklin well.

My thanks to each of you for reading our 2004 Annual Report. You are an important member of the 1st Franklin team and I am grateful for your continued confidence and support.

Very sincerely yours,

/s/ Ben F. Cheek, III

Ben F. Cheek, III
Chairman of the Board and CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial information of the Company. This information should be read in conjunction with “Management’s Discussion of Results of Operations” and the more detailed financial statements and notes thereto included herein.

Year Ended December 31
2004	2003	2002	2001	2000
(In 000's, except ratio data)

Selected Income Statement Data:

Revenues	$ 98,459	$ 91,367	$ 90,356	$ 84,683	$ 79.386
Net Interest Income	61,541	56,698	55,491	47,182	44,466
Interest Expense	7,137	6,813	7,952	11,311	10,346
Provision for Loan Losses	18,097	15,245	14,159	15,203	11,427
Income Before Income Taxes	7,527	11,159	10,802	3,468	8,229
Net Income	4,981	8,654	8,415	1,197	6,054
Ratio of Earnings to Fixed Charges	1.91	2.42	2.21	1.28	1.74

Selected Balance Sheet Data:

Net Loans	$ 218,893	$ 206,462	$ 188,083	$ 169,958	$ 162,330
Total Assets	312,366	292,868	278,258	262,938	245,226
Senior Debt	168,668	148,204	135,429	124,845	114,514
Subordinated Debt	41,311	44,076	46,778	52,769	47,301
Stockholders’ Equity	87,102	83,844	80,222	71,319	69,656
Ratio of Total Liabilities to Stockholders’ Equity	2.59	2.49	2.47	2.69	2.52

BUSINESS

References in this Annual Report to “1st Franklin”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2004, direct cash loans comprised 80% of our outstanding loans, real estate loans comprised 9% and sales finance contracts comprised 11%.

In connection with this business, we write credit insurance as an agent for a nonaffiliated company specializing in such insurance.  Two of our wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

The following table shows the sources of our earned finance charges over each of the past five annual periods:

	Year Ended December 31
	2004	2003	2002	2001	2000
	(in thousands)

Direct Cash Loans	$56,363	$51,172	$49,985	$45,137	$41,762
Real Estate Loans	4,823	5,793	7,069	6,780	7,112
Sales Finance Contracts	4,882	3,808	3,249	2,872	2,537
Total Finance Charges	$66,069	$60,773	$60,303	$54,789	$51,411

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

1st Franklin competes with several national and regional finance companies, as well as a variety of local finance companies, in the communities we serve.  We believe that our emphasis on customer service helps us compete effectively in the markets we serve.

Our business consists mainly of the making of loans to salaried people and wage earners who depend on their earnings to make their repayments.  Our ability to continue the profitable operation of our business will therefore depend to a large extent on the continued employment of these people and their ability to meet their obligations as they become due. Therefore, a sustained recession or a significant downturn in business with consequent unemployment or continued increases in the number of personal bankruptcies within our typical customer base may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2004	2003	2002	2001	2000

Direct Cash Loans	30.26%	30.28%	32.82%	31.82%	31.50%
Real Estate Loans	17.13	17.65	20.37	21.02	21.56
Sales Finance Contracts	19.35	19.61	23.65	22.47	20.64

The following table contains information about our operations:

	As of December 31
	2004	2003	2002	2001	2000

Number of Branch Offices	212	203	195	189	187
Number of Employees	989	921	805	783	772
Average Total Loans Outstanding Per Branch (in 000's)	$1,352	$1,327	$1,263	$1,180	$1,125
Average Number of Loans Outstanding Per Branch	709	686	654	645	629

DESCRIPTION OF LOANS

	2004	2003	2002	2001	2000
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	45,251	39,215	35,439	35,605	32,216

Number of Loans Made to Former Borrowers	20,965	19,012	19,048	17,934	17,413

Number of Loans Made to Present Borrowers	105,824	99,665	95,286	90,800	83,014

Total Number of Loans Made	172,040	157,892	149,773	144,339	132,643

Total Volume of Loans Made (in 000’s)	$342,842	$313,361	$287,108	$268,856	$241,041

Average Size of Loans Made	$1,993	$1,985	$1,917	$1,863	$1,817

Number of Loans Outstanding	124,599	115,590	108,811	104,385	99,798

Total of Loans Outstanding (000’s)	$229,044	$211,203	$191,819	$176,442	$162,134

Percent of Total Loans Outstanding	80%	78%	78%	79%	77%
Average Balance on Outstanding Loans	$1,838	$1,827	$1,763	$1,690	$1,625

REAL ESTATE LOANS:

Total Number of Loans Made	735	960	2,104	2,099	1,884

Total Volume of Loans Made (in 000’s)	$9,183	$9,829	$21,938	$16,116	$18,102

Average Size of Loans	$12,493	$10,239	$10,427	$7,678	$9,608

Number of Loans Outstanding	2,895	3,389	3,842	4,181	3,904

Total of Loans Outstanding (in 000’s)	$26,989	$31,520	$36,613	$32,295	$33,500

Percent of Total Loans Outstanding	9%	12%	15%	15%	16%
Average Balance on Outstanding Loans	$9,323	$9,301	$9,530	$7,724	$8,581

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	25,642	24,166	16,282	15,204	15,655

Total Volume of Contracts Purchased (in 000’s)	$41,489	$37,858	$23,750	$19,637	$20,654

Average Size of Contracts Purchased	$1,618	$1,567	$1,459	$1,292	$1,319

Number of Contracts Outstanding	22,721	20,194	14,829	13,304	13,983

Total of Contracts Outstanding (in 000’s)	$30,511	$26,678	$17,788	$14,307	$14,780

Percent of Total Loans Outstanding	11%	10%	7%	6%	7%
Average Balance on Outstanding Contracts	$1,343	$1,321	$1,200	$1,075	$1,057

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2004	2003	2002	2001	2000

(in thousands)

	LOANS ACQUIRED

DIRECT CASH LOANS	$ 342,812	$ 313,322	$ 287,077	$ 268,615	$ 240,888
REAL ESTATE LOANS	9,183	9,612	21,694	16,017	17,865
SALES FINANCE CONTRACTS	39,473	35,441	21,302	17,959	18,785
NET BULK PURCHASES	2,046	2,674	2,723	2,018	2,258

TOTAL LOANS ACQUIRED	$ 393,514	$ 361,049	$ 332,796	$ 304,609	$279,796

	LOANS LIQUIDATED

DIRECT CASH LOANS	$ 325,001	$ 293,978	$ 271,731	$ 254,548	$232,076
REAL ESTATE LOANS	13,714	14,922	17,620	17,321	18,548
SALES FINANCE CONTRACTS	37,656	28,968	20,269	20,110	19,226

TOTAL LOANS LIQUIDATED	$ 376,371	$ 337,868	$ 309,620	$ 291,979	$269,850

	LOANS OUTSTANDING

DIRECT CASH LOANS	$ 229,044	$ 211,203	$ 191,819	$ 176,442	$ 162,134
REAL ESTATE LOANS	26,989	31,520	36,613	32,295	33,500
SALES FINANCE CONTRACTS	30,511	26,678	17,788	14,307	14,780

TOTAL LOANS OUTSTANDING	$ 286,544	$ 269,401	$ 246,220	$ 223,044	$210,414

	UNEARNED FINANCE CHARGES

DIRECT CASH LOANS	$ 28,795	$ 26,329	$ 24,637	$ 24,637	$ 21,809
REAL ESTATE LOANS	1,094	1,245	752	752	726
SALES FINANCE CONTRACTS	4,454	3,945	2,006	2,006	2,158

TOTAL UNEARNED FINANCE CHARGES	$ 34,343	$ 31,519	$ 27,395	$ 27,395	$ 24,693

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

The following table shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans:

Year Ended December 31
2004	2003	2002	2001	2000
(In thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 4,594	$ 4,000	$ 3,792	$ 3,580	$ 3,802
Percentage of Principal Outstanding	2.02%	1.90%	1.99%	2.03%	2.34%
90 Days or More Past Due	$ 7,290	$ 7,285	$ 9,602	$ 8,235	$ 10,075
Percentage of Principal Outstanding	3.20%	3.47%	5.03%	4.67%	6.21%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 241	$ 416	$ 422	$ 541	$ 608
Percentage of Principal Outstanding	.91	1.33%	1.17%	1.68%	1.81%
90 Days or More Past Due	$ 689	$ 1,089	$ 1,616	$ 1,744	$ 1,662
Percentage of Principal Outstanding	2.58%	3.49%	4.47%	5.40%	4.96%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 556	$ 329	$ 293	$ 249	$ 219
Percentage of Principal Outstanding	1.84%	1.25%	1.66%	1.74%	1.48%
90 Days or More Past Due	$ 745	$ 681	$ 785	$ 673	$ 754
Percentage of Principal Outstanding	2.46%	2.58%	4.46%	4.70%	5.10%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent of such net losses to average net loans (loans less unearned finance charges) and to liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2004	2003	2002	2001	2000
(In thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 186,271	$ 168,998	$ 152,321	$ 141,863	$ 132,591
Liquidations	$325,001	$ 293,978	$ 271,731	$254,548	$ 232,076
Net Losses	$ 14,782	$ 12,944	$ 11,053	$ 13,015	$ 9,736
Net Losses as % of Average Net Loans	7.94%	7.66%	7.26%	9.17%	7.34%
Net Losses as % of Liquidations	4.55%	4.40%	4.07%	5.11%	4.20%

	REAL ESTATE LOANS

Average Net Loans	$ 28,155	$ 32,822	$ 34,698	$ 32,262	$ 32,989
Liquidations	$ 13,714	$ 14,922	$ 17,620	$ 17,321	$ 18,548
Net Losses	$ 205	$ 221	$ 227	$ 326	$ 195
Net Losses as % of Average Net Loans	.73%	.67%	.65%	1.01%	.59%
Net Losses as % of Liquidations	1.49%	1.48%	1.29%	1.88%	1.05%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 25,236	$ 19,425	$ 13,734	$ 12,784	$ 12,296
Liquidations	$ 37,656	$ 28,968	$ 20,269	$ 20,110	$ 19,226
Net Losses	$ 1,339	$ 760	$ 856	$ 785	$ 464
Net Losses as % of Average Net Loans	5.31%	3.91%	6.23%	6.14%	3.77%
Net Losses as % of Liquidations	3.56%	2.62%	4.22%	3.90%	2.41%

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

We conduct all of our lending operations under the provisions of the Federal Consumer Credit Protection Act (the "Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act and other Federal and State lending laws.  The Truth-in-Lending Act requires us to disclose to our customers the finance charge, the annual percentage rate, the total of payments and other material information on all loans.

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

Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.  While we believe that we are currently in compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof.

SOURCE OF FUNDS

Our sources of funds stated as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2004	2003	2002	2001	2000

Bank Borrowings	3%	-%	-%	-%	-%
Public Senior Debt	51	50	49	48	47
Public Subordinated Debt	13	15	17	18	19
Other Liabilities	5	6	5	6	6
Stockholders’ Equity	28	29	27	28	28
Total	100%	100%	100%	100%	100%

Number of Investors	6,694	6,391	6,502	6,577	6,348

As of March 28, 2005, all of our common stock was held by five related individuals and none of our common stock was traded in an established public trading market.  Cash dividends of $8.82 and $27.58 per share,  an amount sufficient to pay a portion of the income taxes of shareholders, were paid in 2004 and 2003, respectively.  No other cash dividends were paid during the applicable periods.  The Company maintains no equity compensation plans.

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2004	2003	2002	2001	2000

Senior Borrowings	3.25%	3.23%	3.65%	6.07%	6.39%
Subordinated Borrowings	4.22	4.50	5.79	7.07	5.94
All Borrowings	3.49	3.57	4.31	6.39	6.26

Our financial ratios relating to debt have been as follows:

At December 31
2004	2003	2002	2001	2000

Total Liabilities to
Stockholders’ Equity	2.59	2.49	2.47	2.69	2.52

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.43	1.29	1.19	1.12	1.10

MANAGEMENT'S DISCUSSION OF RESULTS OF OPERATIONS

The Management’s discussion of results of operations reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the major factors expected to affect future operating results. This discussion should be read in conjunction with the consolidated financial statements and notes therein, contained elsewhere in this Annual Report.

Certain information in the discussion and other statements contained in this Annual Report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors which could cause future results to differ from expectations include, but are not limited to, the ability to manage cash flow and working capital, the accuracy of Management’s estimates and judgements, adverse economic conditions including the interest rate environment, federal and state regulatory changes, unfavorable outcome of litigation and other factors referenced elsewhere.

Financial Condition:

The Company achieved solid growth in its asset base during the year just ended.  Total assets increased $19.5 million (7%) to $312.4 million at December 31, 2004 from $292.9 million at December 31, 2003.  Growth in our loan portfolio and investment portfolio were the main areas of the balance sheet contributing to the increase in overall assets.

Net receivables (gross loans less unearned finance charges) increased $14.3 million (6%) during the year just ended.  The net receivables growth was generated by $393.5 million in loan originations (including refinancing of existing loans) during the period.  Although we achieved record loan originations, we fell slightly below our performance goal of 7.5% growth in net receivables.  Our main loan categories experiencing growth were direct cash loans and sales finance contracts.  Real estate receivables continue to decline as projected, mainly due to our curtailment of this type lending in the states of Georgia and South Carolina.  Management decided to limit real estate lending in these two states as a result of revised mortgage lending laws enacted in Georgia in 2002 and in South Carolina in 2003.

Inherent in the loan portfolio are probable losses due to the inability of some customers to pay their obligations.  The credit worthiness of our loan portfolio is continually monitored and the Company maintains an allowance for loan losses to cover probable losses.  We determine the amount of the allowance by reviewing our previous loss experience, reviewing specifically identified loans where collection is doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio.  As a result of the increase in our loan portfolio, higher loan losses in 2004 and average bankruptcy filings valued at $1.4 million per month, we increased the allowance for loan losses to $15.3 million as of December 31, 2004 compared to $13.5 million at December 31, 2003.

Increases in investment of surplus funds generated by our insurance subsidiaries caused marketable debt securities to increase $5.5 million (9%) during 2004.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The investment portfolio consists mainly of U.S. Treasury bonds, Government Agency bonds and various municipal bonds.  Approximately 59% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the Company’s equity section, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities carried at amortized cost and designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity.

Other assets increased $1.1 million or 10% at December 31, 2004 as compared to the prior year-end.  An increase in fixed assets; ”i.e.” land, buildings, equipment and leasehold improvements, during the year is mainly attributable to growth in other assets.  Beginning in the fall of 2003 and continuing in 2004, the Company upgraded all of its computer equipment in our offices in preparation of converting its entire operations to a new software system, as described below.  The increase in fixed assets reflects the accounting for the added equipment.  Also contributing to the increase in fixed assets was the furnishing of nine new branch offices opened during the year and leasehold improvements in various other existing branches.

Total liabilities increased $16.2 million (8%) at December 31, 2004 as compared to December 31, 2003.  Significant growth in the Company’s commercial paper outstanding was a major factor causing the increase.  Also contributing to the increase was the utilization of $10.4 million of the Company’s credit line.  Loan originations typically are highest during the fourth quarter of each year. The Company used the proceeds from the credit line to assist in funding loans originated during the fourth quarter of 2004.  The credit line advance was subsequently repaid during the first quarter of 2005.

Results of Operations:

Total revenues during 2004, 2003 and 2002 were $98.5 million, $91.4 million and $90.4 million, respectively.  Although revenues increased $7.1 million (8%) during 2004 as compared to 2003, pre-tax profits declined $4.7 million (42%).  The Company recorded a $.4 million (3%) increase in pre-tax profits during the year ended December 31, 2003 as compared to the same period in 2002.

The decline in pre-tax profit during 2004 was mainly due to higher operating expenses and escalating loan losses.  Higher operating expenses were incurred as part of the Company’s conversion of its loan and accounting operations to a new computer system, as described below.

During the last two years, the Company has been working on converting its entire operations to a new computer system.  This was a project which began in 2002 as a result of our then existing computer vendor informing us they were no longer going to continue to provide their servicing to outside companies.  The project has been a major undertaking for the Company.  We have committed a substantial amount of resources to this project, especially during the year just ended.  The implementation of a data communication network for all our branch offices was completed, equipment was procured and development and testing of the new system has been on-going.  During 2004, our entire employee base was trained on the new system.  A majority of the preparation and cost of conversion occurred and was realized during the year just ended.  Due to the large scale scope of this project, Management realized operating results could be materially impacted.  The actual conversion took place January 1st, 2005.

Management projects operating results during the first quarter of 2005 may also be impacted until post conversion development is completed and employees become comfortable in using the new system.

Net Interest Income:

The Company’s net interest income represents the difference between income earned on loans and investments and the interest paid on bank loans, debt securities and capital lease obligations.    Factors affecting the margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and average outstanding debt and the interest rate environment.   The net interest margin was $61.5 million, $56.7 million and $55.5 million during each of the three years ended December 31, 2004, 2003 and 2002, respectively.    Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing cost than on interest income earned on loans.  Management does not normally change the rates charged on loans originated due to changes in the interest rate environment.

Net interest income grew $4.8 million (9%) during 2004 as compared to 2003 mainly due to an increase in average net receivables of $18.4 million during the same comparable period.

Although average net receivables grew $20.5 million during 2003 as compared to 2002, an increase in capitalized loan origination costs lowered the yield on loans during 2003, resulting in interest income approximating the same levels recorded in 2002.

Average debt levels were during 2004, 2003 and 2002 were $196.6 million, $185.0 million and $178.7 million, respectively. Although average debt levels were higher, the lower interest rate environment had a significant impact on our net interest margin during 2004 and 2003.  Average interest rates on outstanding borrowings were 3.49%, 3.57% and 4.31% for the years ended December 31, 2004, 2003 and 2002, respectively.  The direction of interest rates is important for the Company, as it has a direct impact on our net interest margin.  Higher rates equate to more expensive financing costs, which result in lower margins.

Interest rates started to rise in 2004; however, the Company kept its rate constant.   Management projects rates will continue to rise in 2005.  The Company may have to increase the rates it pays on its debt securities to stay competitive, which could impact its net interest margin.

Net Insurance Income:

Net insurance income increased $1.1 million (5%) during 2004 as compared to 2003, and $.9 million (4%) during 2003 as compared to 2002.  As average net receivables increase, the Company typically experiences an increase in the number of customers requesting credit insurance, thereby leading to higher levels of insurance in force.

Provision for Loan Losses:

During 2004, 2003 and 2002 the provision for loan losses was $18.1 million, $15.2 million and $14.2 million, respectively.  The provision reflects the level of net charge-offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.  Net charge-offs increased $2.4 million during 2004 compared to 2003 and $1.8 million during 2003 as compared to 2002.  The increase in loan losses was mainly due to a deterioration of credit quality on problem loans.  Also contributing to the increase in the provision was the aforementioned increase in the allowance for loan losses to cover probable unidentified losses in the current loan portfolio.

The percentage of delinquent accounts more than 60 days past due as a percentage of the principal balance on loans outstanding was 4.5%, 5.2% and 6.7% at December 31, 2004, 2003 and 2002, respectively.  The decline was due to a stricter charge-off policy and a change in how bankrupt accounts are categorized for delinquency implemented in 2003.  Prior to 2003, a bankrupt account’s delinquency rating was not changed, even though the repayment plan initiated by bankruptcy court may have been at different payment amounts and terms than the original terms of the loan.  Management implemented a policy change in 2003, which effectively resets the delinquency rating to coincide with the new court initiated repayment plan.  Effectively, the account’s delinquency rating is changed to current when the Company receives the revised payment plan.  The account is then graded for delinquency going forward under normal grading parameters.  Higher overhead associated with the new offices opened and increases in rent expense caused occupancy expense to increase $.5 million (8%) during 2003 compared to 2002.

At December 31, 2004, the balance on bankrupt accounts was $12.3 million compared to $13.0 million at December 31, 2003 and $12.4 million at December 31, 2002.

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

Other Operating Expenses:

As previously mentioned, the predominant factor causing other operating expenses to increase during 2004 was the cost associated with the computer system conversion project.  It was also a factor (to a lesser degree) to increases in expenses during 2003.  Other expenses included under the operating expense category are personnel expense, occupancy expense and other miscellaneous expenses.

Operating expenses increased $6.7 million (13%) during 2004 as compared to 2003.  Personnel expense during the comparable period rose $2.7 million or 9% due to merit salary increases, additional employees hired to staff the new offices, additional staff due to conversion and overtime associated with training on the new system.  Lower medical claims, incentive bonuses and profit sharing contributions incurred during 2004 kept the increase in personnel expense from being higher.

Occupancy expense increased $1.1 million during 2004 as compared to 2003 mainly due to increases in depreciation on capitalized new computer equipment and the maintenance on the equipment.  The rent expense on the new branch offices and leases renewed on existing branch offices also contributed to the increase.

Computer expenses, other conversion expenses and lease on new equipment were the primary factors causing other operating expenses to increase $3.0 million or 21% during 2004 as compared to 2003.  Higher legal and audit expenses added to the increase in the year just ended.

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

Other expenses included under the operating expense category are occupancy expense and other miscellaneous expenses.  Higher overhead associated with new offices opened and increases in rent expense caused occupancy expense to increase $.5 million (8%) during 2003 compared to 2002.

Income Taxes:

In 1997, the Company elected S Corporation status for income tax reporting purposes.  Taxable income or loss of an S Corporation is included in the individual tax returns of the shareholders of the Company.  However, income taxes continue to be reported for the Company’s insurance subsidiaries, as they are not allowed S Corporation status, and for the Company’s state taxes in Louisiana, which does not recognize S Corporation status.  Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company’s subsidiaries.  The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes.

Effective income tax rates for the years ended December 31, 2004, 2003 and 2002 were 33.8%, 22.5% and 22.1%, respectively.  The higher rate during 2004 was due to losses of the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

Other:

The Company expects that it will be required to comply with certain requirements of the Sarbanes-Oxley Act of 2002 prior to the completion of its fiscal year ending December 31, 2006.  The Sarbanes-Oxley Act sets out requirements with respect to, among other things, corporate governance and financial accounting disclosures.  Management projects this will be a major undertaking for the Company.  A project team has been created and assigned the task of preparing the Company for compliance to the Sarbanes-Oxley Act.  Additional resources are expected be added as needed, which may involve substantial additional costs which could materially affect the Company’s results of operations.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility of market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2004.  Rates associated with the marketable debt securities represent weighted averages based on the yield of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The structure of subordinated debenture debt incorporates various interest adjustment periods, which allows the holder to redeem prior to the contractual maturity without penalty.  It is expected that actual maturities on certain debentures will occur prior to the contractual maturity.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans are excluded from the information below since interest rates charged on loans are based on rates allowable in compliance with federal and state guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

Expected Fiscal Year of Maturity
					2010 &		Fair
2005	2006	2007	2008	2009	Beyond	Total	Value

(In millions)

Assets:
Marketable debt securities	$ 5	$ 7	$ 9	$ 9	$ 9	$24	$63	$64
Average Interest Rate	4.3%	4.0%	4.0%	3.7%	3.9%	4.1%	4.0%
Liabilities:
Senior Debt:
Senior Notes	$66	—	—	—	—	—	$66	$66
Average Interest Rate	2.3%	—	—	—	—	—	2.3%
Commercial Paper	$92	—	—	—	—	—	$92	$92
Average Interest Rate	4.1%	—	—	—	—	—	4.1%
Notes Payable to Banks	$10	—	—	—	—	—	$10	$10
Average Interest Rate	5.0%	—	—	—	—	—	5.0%

Subordinated Debentures	$10	$ 6	$10	$15	—	—	$41	$41
Average Interest Rate	4.1%	3.8%	3.8%	3.8%	—	—	4.0%

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

As of December 31, 2004 and December 31, 2003, the Company had $17.4 million and $16.9 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust.  The Company had $2.7 million in demand deposits with Liberty Bank & Trust at December 31, 2004.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2004 and 2003, respectively, 95% and 93% of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2004, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $26.1 million and $28.1 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2005 without prior approval of the Georgia Insurance Commissioner is approximately $7.4 million.

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

In addition to the debt securities program, the Company maintains an external source of funds through a credit agreement with a bank.  Effective September 25, 2001, the Company entered into a new line of credit with a bank to provide up to $21.0 million in unsecured borrowings.  The agreement was scheduled to expire on September 25, 2004 on its own terms, but was renewed for an additional one-year term through September 25, 2005.  When it was renewed, the amount of the credit line was increased to $30.0 million.  Available borrowings under the new agreement were $19.6 million at December 31, 2004.  We plan to negotiate a renewal of this credit agreement prior to its current scheduled expiration date but cannot provide any assurance that any such renewal will be available on commercially reasonable terms, if at all.  The failure to renew this credit agreement, or obtain a new agreement on terms acceptable to the Company, could materially affect the Company’s financial condition.  Please refer to Note 5 in the "Notes to Consolidated Financial Statements" included therein for additional information regarding the aforementioned credit agreement.

The Company was subject to the following contractual obligations and commitments at December 31, 2004:

2010 &
2005	2006	2007	2008	2009	Beyond	Total

(In millions)

Contractual Obligations:
Credit Line *	$10.4	$ -	$ -	$ -	$ -	$ -	$ 10.4
Bank commitment fee **	1.5	-	-	-	-	-	1.5
Senior Notes *	69.2	-	-	-	-	-	69.2
Commercial Paper *	92.1	-	-	-	-	-	92.1
Subordinated Debt *	9.9	6.8	10.8	15.5	-	-	43.0
Operating leases (offices)	3.0	2.3	1.7	1.3	.5	.2	9.0
Operating leases (equipment)	.8	.8	.4	.2	-	-	2.2
Capitalized leases (equipment)	.2	.3	.3	.2	-	-	1.0
Software service contract **	2.4	2.4	2.4	2.4	2.4	12.0	24.0
Data communication lines contract **	1.7	1.7	1.7	1.7	-	-	6.8
Total	$191.2	$14.3	$17.3	$21.3	$ 2.9	$12.2	$259.2

* Note: Includes estimated interest at current rates.
** Note: Based on current usage.

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

Accounting principles generally accepted in the United States require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual precomputed account to calculate income for on-going precomputed accounts, however, state regulations often allow interest refunds to be made according to the “Rule of 78's” method for payoffs and renewals.  Since the majority of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that most of the precomputed accounts effectively yield on a Rule of 78's basis.

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

The property and casualty credit insurance policies written by the Company are reinsured by the Company’s property and casualty insurance subsidiary.  The premiums are deferred and earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

The credit life and accident and health policies written by the Company are reinsured by the Company’s life insurance subsidiary.  The premiums are deferred and earned using the pro-rata method for level-term life policies and the effective yield method for decreasing-term life policies.  Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method.

Different assumptions in the application of these policies could result in material changes in the consolidated financial position or consolidated results of operations.  Please refer to Note 1 in the "Notes to Consolidated Financial Statements" included therein for more comprehensive information regarding all of 1st Franklin's critical and significant accounting policies.

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

The financial statements of the Company included in this Annual Report, have been audited by Deloitte & Touche LLP, independent registered public accounting firm. Their report expresses their opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with auditing standards generally accepted in the United States.

The Company’s Audit Committee, comprised solely of outside directors, meets periodically with the independent auditors, the internal auditors and representatives of management to discuss auditing and financial reporting matters. The independent auditors have free access to meet with the Audit Committee without management representatives present to discuss the scope and results of their audit and their opinions on the quality of financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate for the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.  Accordingly, we do not express such an opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and its subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 18, 2005

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2004 AND 2003

ASSETS

2004	2003

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 2,704,106	$ 921,989
	Short-term Investments, $1,556,930 and $350,000 in
	trust in 2004 and 2003, respectively (Note 4)	14,709,183	15,989,093
		17,413,289	16,911,082

	LOANS (Note 2):
	Direct Cash Loans	229,043,613	211,202,608
	Real Estate Loans	26,989,611	31,520,134
	Sales Finance Contracts	30,510,881	26,678,509
		286,544,105	269,401,251

Less:	Unearned Finance Charges	34,343,193	31,519,343
	Unearned Insurance Premiums	18,022,788	17,904,814
	Allowance for Loan Losses	15,285,085	13,515,085
	Net Loans	218,893,039	206,462,009

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	37,309,738	36,124,485
	Held to Maturity, at amortized cost	26,334,592	22,039,894
		63,644,330	58,164,379

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $13,185,739 and $12,077,943 in 2004 and 2003, respectively	7,185,341	5,686,724
	Due from Non-affiliated Insurance Company	1,436,664	1,430,286
	Miscellaneous	3,793,411	4,213,250
		12,415,416	11,330,260

	TOTAL ASSETS	$ 312,366,074	$ 292,867,730

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2004 AND 2003

LIABILITIES AND STOCKHOLDERS' EQUITY

2004	2003

SENIOR DEBT (Note 5):
Notes Payable to Banks	$ 10,387,000	$ --
Senior Demand Notes, including accrued interest	66,331,059	67,905,065
Commercial Paper	91,949,693	80,298,949
	168,667,752	148,204,014

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	15,286,107	16,743,750

SUBORDINATED DEBT (Note 6)	41,310,529	44,075,934

Total Liabilities	225,264,388	209,023,698

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2004 and 2003	--	--
Accumulated Other Comprehensive Income	826,392	1,051,078
Retained Earnings	86,105,294	82,622,954
Total Stockholders' Equity	87,101,686	83,844,032

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 312,366,074	$ 292,867,730

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
INTEREST INCOME: Finance Charges Investment Income	$ 66,068,779 2,609,639 68,678,418	$ 60,773,100 2,737,744 63,510,844	$ 60,302,706 3,139,649 63,442,355
INTEREST EXPENSE: Senior Debt Subordinated Debt	5,073,818 2,063,150 7,136,968	4,564,880 2,247,738 6,812,618	4,717,991 3,233,578 7,951,569

NET INTEREST INCOME	61,541,450	56,698,226	55,490,786

PROVISION FOR LOAN LOSSES (Note 2)	18,096,969	15,244,755	14,159,392

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	43,444,481	41,453,471	41,331,394

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	28,864,383 (6,133,770) 22,730,613	26,976,656 (5,318,222) 21,658,434	26,050,700 (5,289,575) 20,761,125

OTHER REVENUE (Note 8)	915,745	879,996	862,681

OPERATING EXPENSES (Note 8): Personnel Expense Occupancy Expense Other Expense	34,312,589 8,287,737 16,963,690 59,564,016	31,588,132 7,239,664 14,004,631 52,832,427	33,014,422 6,701,904 12,436,748 52,153,074

INCOME BEFORE INCOME TAXES	7,526,823	11,159,474	10,802,126

PROVISION FOR INCOME TAXES (Note 9)	2,545,601	2,505,875	2,387,186

NET INCOME	$ 4,981,222	$ 8,653,599	$ 8,414,940

EARNINGS PER SHARE: Voting Common Stock; 1,700 Shares Outstanding all periods Non-Voting Common Stock; 168,300 Shares Outstanding all periods	$29.30 $29.30	$50.90 $50.90	$49.50 $49.50

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income	Total

Balance at December 31, 2001	170,000	$170,000	$70,271,242	$ 878,150	$71,319,392

Comprehensive Income:
Net Income for 2002	—	—	8,414,940	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	515,879
Total Comprehensive Income	—	—	—	—	8,930,819
Cash Distributions Paid	—	—	(28,500)	—	(28,500)

Balance at December 31, 2002	170,000	170,000	78,657,682	1,394,029	80,221,711

Comprehensive Income:
Net Income for 2003	—	—	8,653,599	—
Net Change in Unrealized Gain On Available-For-sale Securities	—	—	—	(342,951)
Total Comprehensive Income	—	—	—	—	8,310,648
Cash Distributions Paid	—	—	(4,688,327)	—	(4,688,327)

Balance at December 31, 2003	170,000	170,000	82,622,954	1,051,078	83,844,032

Comprehensive Income:
Net Income for 2004	—	—	4,981,222	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(224,686)
Total Comprehensive Income	—	—	—	—	4,756,536
Cash Distributions Paid	—	—	(1,498,882)	—	(1,498,882)

Balance at December 31, 2004	170,000	$170,000	$86,105,294	$ 826,392	$87,101,686

			2004	2003	2002
Disclosure of reclassification amount:

Unrealized holding gains arising during period, net of applicable income taxes
			$ (203,796)	$ (285,172)	$ 539,663

Less: Reclassification adjustment for net gains included in income, net of applicable income taxes			20,890	57,779	23,784

Net unrealized gains on securities, net of applicable income taxes			$ (224,686)	$ (342,951)	$ 515,879

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

2004	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 4,981,222	$ 8,653,599	$ 8,414,940
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	18,096,969	15,244,755	14,159,392
Depreciation and Amortization	1,754,700	1,396,117	1,332,527
Provision for (Prepaid) Deferred Taxes	79,896	142,667	(197,112)
Loss on sale of marketable securities and
equipment and premium amortization on securities	116,407	13,910	150,501
(Increase) Decrease in Miscellaneous Assets	413,522	(505,930)	1,291,579
Increase (Decrease) in Other Liabilities	(1,404,963)	894,880	1,796,870
Net Cash Provided	24,037,753	25,839,998	26,948,697

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(196,761,835)	(180,569,120)	(163,039,959)
Loan payments	166,233,836	146,945,113	130,756,132
Purchases of securities, available for sale	(9,658,757)	(11,153,662)	(8,157,252)
Purchases of securities, held to maturity	(7,429,492)	(5,049,365)	(11,037,044)
Sales of securities, available for sale	--	2,893,910	--
Redemptions of securities, available for sale	7,816,250	8,232,750	9,157,400
Redemptions of securities, held to maturity	3,105,000	6,203,000	6,055,000
Principal payments on securities, available for sale	248,854	174,149	202,850
Capital expenditures	(3,499,585)	(2,575,128)	(1,578,615)
Proceeds from sale of equipment	210,732	120,610	148,684
Net Cash Used	(39,734,997)	(34,777,743)	(37,492,804)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Notes Payable to
Banks and Senior Demand Notes	8,812,994	813,460	207,620
Commercial Paper issued	28,626,116	29,199,674	31,533,262
Commercial Paper redeemed	(16,975,372)	(17,238,336)	(21,156,420)
Subordinated Debt issued	5,754,767	6,053,896	5,838,148
Subordinated Debt redeemed	(8,520,172)	(8,755,799)	(11,829,571)
Dividends / Distributions Paid	(1,498,882)	(4,688,327)	(28,500)
Net Cash Provided	16,199,451	5,384,568	4,564,539

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	502,207	(3,553,177)	(5,979,568)

CASH AND CASH EQUIVALENTS, beginning	16,911,082	20,464,259	26,443,827

CASH AND CASH EQUIVALENTS, ending	$ 17,413,289	$ 16,911,082	$ 20,464,259

Cash paid during the year for:	Interest	$ 7,101,750	$ 6,823,904	$ 8,000,426
	Income Taxes	2,517,856	2,313,110	2,532,161

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 212 branch offices located throughout the southeastern United States.  (See inside front cover for branch office locations.)  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

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

Income Recognition:

Accounting principles generally accepted in the United States require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual precomputed account to calculate income for on-going precomputed accounts, however, state regulations often allow interest refunds to be made according to the “Rule of 78's” method for payoffs and renewals.  Since the majority of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that most of the precomputed accounts effectively yield on a Rule of 78's basis.

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

The property and casualty credit insurance policies written by the Company are reinsured by the Company’s property and casualty insurance subsidiary.  The premiums are deferred and earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

The credit life and accident and health policies written by the Company are reinsured by the Company’s life insurance subsidiary.  The premiums are deferred and earned using the pro-rata method for level-term life policies and the effective yield method for decreasing-term life policies.  Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method.

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $792,859 and $739,864 at December 31, 2004 and 2003, respectively, and are included in unearned insurance premiums on the balance sheet.

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

Impairment of Long-Lived Assets:

The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  In Management's opinion, there has been no impairment of value of the long-lived assets, including property and equipment and other intangible assets, at December 31, 2004

Income Taxes:

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

Marketable Debt Securities:

Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 2004 and 2003 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

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

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2004 are is follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2005	69.42%	22.15%	68.22%
2006	26.56	19.08	24.66
2007	3.32	15.32	6.01
2008	.45	11.67	.96
2009	.11	9.28	.10
2010 & beyond	.14	22.50	.05
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2004 and 2003, cash collections applied to the principal of loans totaled $166,233,836 and $146,945,113, respectively, and the ratios of these cash collections to average net receivables were 66.42% and 65.13%, respectively.

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

The Company held $23,764,078 and $21,626,770 of loans in a non-accrual status at December 31, 2004 and 2003, respectively.

An analysis of the allowance for the years ended December 31, 2004, 2003 and 2002 is shown in the following table:

	2004	2003	2002
Beginning Balance	$ 13,515,085	$ 12,195,000	$10,171,907
Provision for Loan Losses	18,096,969	15,244,755	14,159,392
Charge-Offs	(20,669,102)	(18,172,035)	(15,995,255)
Recoveries	4,342,133	4,247,365	3,858,956
Ending Balance	$ 15,285,085	$ 13,515,085	$ 12,195,000

3. MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2004:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 8,917,740	$ 82,553	$ (40,839)	$ 8,959,454
Obligations of states and
political subdivisions	27,026,816	623,900	(69,211)	27,581,505
Corporate securities	383,861	384,918	--	768,779
	$ 36,328,417	$ 1,091,371	$ (110,050)	$ 37,309,738

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2003:
U.S. Treasury Securities and
obligations of U.S. government
Corporations and agencies	$ 7,957,147	$ 149,201	$ (32,655)	$ 8,073,693
Obligations of states and
political subdivisions	26,442,242	1,009,356	(31,637)	27,419,961
Corporate securities	386,454	244,377	--	630,831
	$ 34,785,843	$ 1,402,934	$ (64,292)	$ 36,124,485

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2004
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 5,470,846	$ 42,708	$ (41,049)	$ 5,472,505
Obligations of states and
political subdivisions	19,861,496	532,811	(36,093)	20,358,214
Corporate securities	1,002,250	16,604	--	1,018,854
	$ 26,334,592	$ 592,123	$ (77,142)	$ 26,849,573

December 31, 2003:
U.S. Treasury Securities and
obligations of U.S. government
corporations and agencies	$ 4,267,834	$ 87,020	$ (20,607)	$ 4,334,247
Obligations of states and
political subdivisions	16,764,427	753,993	--	17,518,420
Corporate securities	1,007,633	58,598	--	1,066,231
	$ 22,039,894	$ 899,611	$ (20,607)	$ 22,918,898

The amortized cost and estimated fair market values of marketable debt securities at December 31, 2004, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 3,117,569	$ 3,522,324	$ 2,536,638	$ 2,554,156
Due after one year through five years	20,559,151	20,968,249	12,428,182	12,678,041
Due after five years through ten years	11,994,710	12,167,507	10,432,282	10,677,115
Due after ten years	656,987	651,657	937,490	940,261
	$ 36,328,417	$ 37,309,738	$ 26,334,592	$ 26,849,573

There were no sales of investments in debt securities available-for-sale during 2004.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2004 were $11,170,104.  Gross gains of $29,223 and gross losses of $1,673 were realized on these redemptions.

Sales of investments in debt securities available-for-sale during 2003 generated proceeds of $2,893,910.  Gross gains of $37,660 were realized on these sales.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2003 were $14,609,899.  Gross gains of $27,219 were realized on these redemptions.

There were no sales of investments in debt securities available-for-sale or held-to-maturity during 2002.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2002 were $15,415,250.  Gross gains of $30,821 were realized on these redemptions.

1. INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2004 and 2003, respectively, 95% and 93% of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2004, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $26.1 million and $28.1 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2005 without prior approval of the Georgia Insurance Commissioner is approximately $7.4 million.  In addition, at December 31, 2004, certain short-term investments of the insurance subsidiaries were on deposit with the Georgia Insurance Commissioner to meet the deposit requirements of Georgia insurance laws and/or to meet reserve requirements in accordance with reinsurance agreements.

5. SENIOR DEBT

Effective September 25, 2001, the Company entered into a new line of credit agreement with a bank to provide up to $21.0 million in unsecured borrowings.  All borrowings bear interest at .5% below the prime rate of interest or 0.225% above the 1-month LIBOR, at the option of the Company, and an annual commitment fee is paid quarterly based on .5% of the available line less the average borrowings during the quarter.  In addition, a facility fee of $10,000 was paid to the bank for one year when the credit agreement was executed.  The credit agreement was renewed September 25, 2004. At December 31, 2004, the Company had a balance of $10.4 million in borrowings against the credit line facility.  There were no borrowings against the facility at December 31, 2003.

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

Commercial Paper is issued by the Company in amounts in excess of $50,000, with maturities of less than 270 days and at negotiable interest rates.

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2004:
Bank	5.00%	$ 10,387	$ 1,789	4.46%
Senior Notes	2.28	67,905	65,046	2.28
Commercial Paper	4.11	93,076	85,859	3.97
All Categories	3.44	168,667	152,694	3.25

2003:
Bank	--%	$ --	$ --	--%
Senior Notes	2.28	70,469	66,540	2.36
Commercial Paper	3.94	80,299	73,815	3.98
All Categories	3.18	148,204	140,354	3.21

2002:
Bank	--%	$ --	$ --	--%
Senior Notes	2.53	69,246	67,281	2.97
Commercial Paper	4.16	68,388	61,160	4.39
All Categories	3.35	135,484	128,442	3.65

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

Interest rate information on the Subordinated Debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2004	2003	2002	2004	2003	2002

3.96%	4.28%	5.00%	4.19%	4.48%	5.71%

Maturity information on the Company's Subordinated Debt at December 31, 2004 is as follows:

	Amount Maturing

	Based on Maturing	Based on Interest
	Date	Adjustment Period

2005	$ 9,516,346	$ 32,601,488
2006	6,508,559	6,959,264
2007	10,362,576	753,205
2008	14,923,048	996,572
	$ 41,310,529	$ 41,310,529

7. COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under lease agreements.  There are also operating leases for various computer equipment which the Company uses in its operations.  The lease agreements usually provide for a lease term of five years with a renewal option for an additional five years.  Rent expense was $4,117,558, $3,139,312 and $2,848,152 for the years ended December 31, 2004, 2003 and 2002, respectively.  Under the existing noncancelable leases, the Company's minimum aggregate rental commitment at December 31, 2004, amounts to $3,878,626 for 2005, $3,161,728 for 2006, $2,144,829 for 2007, $1,459,606 for 2008, $507,411 for 2009 and $154,800 for the year 2010 and beyond.  The total commitment is $11,307,000.

During 2003, the Company entered lease agreements that are accounted for as capital leases.  The future payments under these lease agreements at December 31, 2004 amounts to $248,064 for 2005, $248,064 for 2006, $248,064 for 2007, $248,064 for 2008 and $30,950 for 2009.  As of December 31, 2004, the Company had a capital lease obligation of $868,298 recorded in accounts payable and accrued expenses.

There are six legal proceedings pending against the Company in the state of Mississippi alleging fraud and deceit in the Company's sale of credit insurance, refinancing practices and use of arbitration agreements.  The plaintiffs seek statutory, compensatory and punitive damages.  Action has been taken to remove the cases to federal court and to compel arbitration.  Management believes that is too early to assess the Company's potential liability in connection with the suits.  The Company is diligently contesting and defending each of the cases.

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

8. RELATED PARTY TRANSACTIONS

Beneficial owners of the Company are also beneficial owners of Liberty Bank & Trust ("Liberty").  The Company and Liberty have management and data processing agreements whereby the Company provides certain administrative and data processing services to Liberty for a fee. Income recorded by the Company in 2004, 2003 and 2002 related to these agreements was $12,800, $68,625 and $73,700, respectively, which in Management's opinion approximates the Company's actual cost of these services.

Liberty leases its office space and equipment from the Company for $60,100 annually, which in Management's opinion is at a rate which approximates that obtainable from independent third parties.

At December 31, 2004, the Company had $2,695,256 in demand deposits with Liberty.

The Company leases a portion of its properties (see Note 7) for an aggregate of $159,000 per year from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s stockholders is a partner.  The balance on this commercial loan (including accrued interest) was $1,911,819 at December 31, 2004.

9. INCOME TAXES

Effective January 1, 1997, the Company elected S corporation status for income tax reporting purposes for the parent company (the “Parent”).  The taxable income or loss of an S corporation is included in the individual tax returns of the shareholders of the company.  Accordingly, deferred income tax assets and liabilities were eliminated and no provisions for current and deferred income taxes were made by the Parent other than amounts related to prior years when the Parent was a taxable entity and for amounts attributable to state income taxes for the state of Louisiana, which does not recognize S corporation status for income tax reporting purposes.  Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company’s subsidiaries.

The Provision for Income Taxes for the years ended December 31, 2004, 2003 and 2002 is made up of the following components:

	2004	2003	2002

Current - Federal	$ 2,426,277	$ 2,289,099	$ 2,554,298
Current - State	39,428	74,109	30,000
Total Current	2,465,705	2,363,208	2,584,298

(Prepaid) Deferred - Federal	79,896	142,667	(197,112)

Total Provision	$ 2,545,601	$ 2,505,875	$ 2,387,186

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2004 and 2003:

	Deferred Tax Assets (Liabilities)

	2004	2003
Insurance Commission	$ (3,208,370)	$ (3,111,610)
Unearned Premium Reserves	1,202,261	1,165,275
Unrealized Loss (Gain) on
Marketable Debt Securities	(154,930)	(287,566)
Other	(183,637)	(163,518)
	$ (2,344,676)	$ (2,397,419)

The Company's effective tax rate for the years ended December 31, 2004, 2003 and 2002 is analyzed as follows.  Rates were higher during the year ended December 31, 2004 due to losses in the S corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S corporation losses to offset other income they may have had to the extent of their basis in their S corporation stock.

	2004	2003	2002
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	.3	.4	.2
Net tax effect of IRS regulations
on life insurance subsidiary	(7.1)	(4.8)	(4.7)
Tax effect of S corporation status	12.0	(3.9)	(3.8)
Other Items	(5.4)	(3.2)	(3.6)
Effective Tax Rate	33.8%	22.5%	22.1%

10. SEGMENT FINANCIAL INFORMATION:

In June 1997, the FASB issued SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” which the Company adopted in 1998.  SFAS No. 131 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

The Company has five reportable segments: Division I through Division V.  Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I is comprised of offices located in South Carolina.  Offices in North Georgia comprise Division II, and Division III is comprised of Central and South Georgia.  Division IV represents our Alabama offices, and our offices in Louisiana and Mississippi encompass Division V.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2004 followed by a reconciliation to consolidated Company data.

Year 2004	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 10.7	$ 19.8	$ 19.1	$ 12.3	$ 9.2	$ 71.1
Insurance Income	2.0	8.2	8.3	3.4	2.7	24.6
Other	.1	.2	.2	.1	.0	.6
	12.8	28.2	27.6	15.8	11.9	96.3
Expenses:
Interest Cost	.9	2.1	2.0	1.2	.8	7.0
Provision for Loan Losses	2.8	3.9	4.9	2.6	2.1	16.3
Depreciation	.2	.3	.2	.2	.3	1.2
Other	7.3	12.7	11.3	6.6	7.8	45.6
	11.2	19.0	18.4	10.6	11.0	70.2

Segment Profit	$ 1.5	$ 9.2	$ 9.2	$ 5.2	$ .9	$ 26.1

Segment Assets:
Net Receivables	$ 33.1	$ 67.5	$ 67.1	$ 41.9	$ 30.9	$240.5
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.7	1.1	.7	.6	.7	3.8
Other Assets	.0	.1	.1	.0	.1	.3
Total Segment Assets	$ 33.8	$ 68.8	$ 68.0	$ 42.5	$ 31.7	$244.8

RECONCILIATION:						2004
Revenues:						(In Millions)
Total revenues from reportable segments						$ 96.3
Corporate finance charges earned not allocated to segments						(5.0)
Reclass of investment income net against interest cost						(.0)
Reclass of insurance expense against insurance income						6.2
Timing difference of insurance income allocation to segments						.7
Other revenues not allocated to segments						.3
Consolidated Revenues						$ 98.5

Net Income:
Total profit or loss for reportable segments						$ 26.1
Corporate earnings not allocated						(3.9)
Corporate expenses not allocated						(14.6)
Income taxes not allocated						(2.6)
Consolidated Net Income						$ 5.0

Assets:
Total assets for reportable segments						$244.8
Reclass accrued interest receivable on loans						.0
Loans held at corporate home office level						2.2
Unearned insurance at corporate level						(8.4)
Allowance for loan losses at corporate level						(15.3)
Cash and cash equivalents held at corporate level						17.2
Investment securities at corporate level						63.6
Fixed assets at corporate level						3.4
Other assets at corporate level						4.9
Consolidated Assets						$312.4

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

Year 2002	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 8.2	$ 19.3	$ 17.8	$ 9.1	$ 5.9	$ 60.3
Insurance Income	1.7	7.8	8.0	3.1	2.1	22.7
Other	.1	.2	.2	.1	.0	.6
	10.0	27.3	26.0	12.3	8.0	83.6
Expenses:
Interest Cost	.8	2.5	2.3	1.0	.6	7.2
Provision for Loan Losses	1.7	3.3	4.1	1.9	1.1	12.1
Depreciation	.2	.2	.2	.1	.2	.9
Other	5.3	10.8	10.0	5.3	4.8	36.2
	8.0	16.8	16.6	8.3	6.7	56.4

Segment Profit (Loss)	$ 2.0	$ 10.5	$ 9.4	$ 4.0	$ 1.3	$ 27.2

Segment Assets:
Net Receivables	$ 24.0	$ 66.6	$ 62.0	$ 31.2	$ 18.9	$202.7
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.4	.4	.3	.1	.4	1.6
Other Assets	.1	.5	.5	.6	.0	1.7
Total Segment Assets	$ 24.5	$ 67.6	$ 62.9	$ 31.9	$ 19.3	$206.2

RECONCILIATION:						2002
Revenues:						(In Millions)
Total revenues from reportable segments						$ 83.6
Corporate finance charges earned not allocated to segments						.1
Reclass of investment income net against interest cost						(.6)
Reclass of insurance expense against insurance income						5.9
Timing difference of insurance income allocation to segments						1.2
Other revenues not allocated to segments						.2
Consolidated Revenues						$ 90.4

Net Income:
Total profit or loss for reportable segments						$ 27.2
Corporate earnings not allocated						1.5
Corporate expenses not allocated						(18.0)
Income taxes not allocated						(2.3)
Consolidated Net Income						$ 8.4

Assets:
Total assets for reportable segments						$206.2
Reclass accrued interest receivable on loans						1.5
Loans held at corporate home office level						3.9
Unearned insurance at corporate level						(7.8)
Allowance for loan losses at corporate level						(12.2)
Cash and cash equivalents held at corporate level						20.3
Investment securities at corporate level						59.9
Fixed assets at corporate level						3.0
Other assets at corporate level						3.5
Consolidated Assets						$278.3

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Principal Occupation, Has Served as a
Name Title and Company Director Since

Ben F. Cheek, III Chairman of Board, 1967
1st Franklin Financial Corporation 1967

Ben F. Cheek, IV Vice Chairman of Board 2001
1st Franklin Financial Corporation

A. Roger Guimond Executive Vice President and 2004
Chief Financial Officer,
1st Franklin Financial Corporation

John G. Sample, Jr. Senior Vice President and Chief Financial Officer 2004
Atlantic American Corporation

C. Dean Scarborough Owner 2004
Scarborough Men & Boys Clothes Store

Jack D. Stovall President, 1983
Stovall Building Supplies, Inc.

Robert E. Thompson Physician, Toccoa Clinic 1970

Keith D. Watson Vice President and Corporate Secretary 2004
Bowen & Watson, Inc.

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
Chief Financial Officer 1991

A. Jarrell Coffee Executive Vice President and 2001
Chief Operating Officer

Phoebe P. Martin Executive Vice President - 2001
Human Resources

Lynn E. Cox Vice President / Secretary & Treasurer 1989

CORPORATE INFORMATION

Corporate Offices Legal Counsel Independent Registered Public
P.O. Box 880 Jones Day Accounting Firm
213 East Tugalo Street Atlanta, Georgia Deloitte & Touche LLP
Toccoa, Georgia 30577 Atlanta, Georgia
(706) 886-7571

Information

Informational inquiries, including requests for a Prospectus describing the Company's current securities offering or the Form 10-K annual report filed with the Securities and Exchange Commission should be addressed to the Company's Secretary.

BRANCH OPERATIONS

Division I - South Carolina

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	W. Joe Daniel		Brian L. McSwain
	Michael D. Lyles		Roy M. Metzger
	Bonnie E. Letempt		Virginia K. Palmer

Division II - North Georgia

	Jack R. Coker	----------	Senior Vice President
Regional Operations Directors
	Ronald E. Byerly		James A. Mahaffey
	K. Donald Floyd		Harriet H. Moss
	Shelia H. Garrett		Melvin L. Osley
	Jack L. Hobgood		R. Gaines Snow
Bruce A. Hooper

Division III - South Georgia

	Dianne H. Moore	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Thomas C. Lennon
	Debbie L. Carter		Marcus C. Thomas
	Judy A. Landon		Michelle M. Rentz
Jeffrey C. Lee

Division IV - Alabama

	Michael J. Whitaker	----------	Vice President
Regional Operations Directors
	Jerry H. Hughes		Hilda L. Phillips
	Janice B. Hyde		Henrietta R. Reathford
Johnny M. Olive

Division V - Louisiana and Mississippi

	J. Michael Culpepper	----------	Vice President
Regional Operations Directors
	Bryan W. Cook		John B. Gray
	Charles R. Childress		Anne Renee Hebert
	Jeremy R. Cranfield		Leslie H. Synder

ADMINISTRATION

Lynn E. Cox	Vice President – Investment Center	Cindy Mullin	Vice President – Information Technology
Karen S. Lovern	VicePresident - Marketing / Training	Pamela S. Rickman	Vice President - Compliance / Audit
C. Michael Haynie	Vice President – Human Resources	R. Darryl Parker	Area Vice President - Employee Development

McDONOUGH, GEORGIA

___________________

2004 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************
** PICTURE OF EMPLOYEES **
*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire McDonough Staff for this significant achievement.  The Friendly Franklin Folks salute you!

INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Albertville	Center Point	Fayette	Moulton	Prattville	Sylacauga
Alexander City	Clanton	Florence	Muscle Shoals	Russellville (2)	Troy
Andalusia	Cullman	Gadsden	Opp	Scottsboro	Tuscaloosa
Arab	Decatur	Hamilton	Ozark	Selma	Wetumpka
Athens	Dothan	Huntsville (2)	Pelham
Bessemer	Enterprise	Jasper

GEORGIA
Adel	Carrollton	Dallas	Griffin (2)	McDonough	Stockbridge
Albany	Cartersville	Dalton	Hartwell	Milledgeville	Swainsboro
Alma	Cedartown	Dawson	Hawkinsville	Monroe	Sylvania
Americus	Chatsworth	Douglas (2)	Hazlehurst	Montezuma	Sylvester
Athens (2)	Clarkesville	Douglasville	Helena	Monticello	Thomaston
Bainbridge	Claxton	East Ellijay	Hinesville (2)	Moultrie	Thomson
Barnesville	Clayton	Eastman	Hogansville	Nashville	Tifton
Baxley	Cleveland	Eatonton	Jackson	Newnan	Toccoa
Blakely	Cochran	Elberton	Jasper	Perry	Valdosta (2)
Blue Ridge	Colquitt	Flowery Branch	Jefferson	Pooler	Vidalia
Bremen	Commerce	Forsyth	Jesup	Richmond Hill	Villa Rica
Brunswick	Conyers	Fort Valley	LaGrange	Rome	Warner Robins
Buford	Cordele	Gainesville	Lavonia	Royston	Washington
Butler	Cornelia	Garden City	Lawrenceville	Sandersville	Waycross
Cairo	Covington	Georgetown	Madison	Savannah	Waynesboro
Calhoun	Cumming	Glennville	Manchester	Statesboro	Winder
Canton	Dahlonega	Greensboro

LOUISIANA
Alexandria	DeRidder	Jena	Marksville	New Iberia	Pineville
Crowley	Franklin	Lafayette	Morgan City	Opelousas	Prairieville
Denham Springs	Houma	Leesville	Natchitoches

DeRidder

MISSISSIPPI
Batesville	Forest	Hernando	Magee	Oxford	Senatobia
Bay St. Louis	Grenada	Houston	McComb	Pearl	Starkville
Booneville	Gulfport	Iuka	New Albany	Picayune	Tupelo
Carthage	Hattiesburg	Jackson	Newton	Ripley	Winona
Columbia	Hazlehurst	Kosciusko

Columbia

SOUTH CAROLINA
Aiken	Columbia	Greenville	Lexington	North Charleston	Spartanburg
Anderson	Conway	Greenwood	Lugoff	Orangeburg	Summerville
Cayce	Dillon	Greer	Marion	Rock Hill	Sumter
Charleston	Easley	Lancaster	Newberry	Seneca	Union
Chester	Florence	Laurens	North Augusta	Simpsonville	York
Clemson	Gaffney

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

"1st Franklin Financial Corporation will be a major provider of credit to individuals and families in the Southeastern United States.”

CORE VALUES:

* Integrity Without Compromise

* Open Honest Communication

* Doing Right by All Our Customers and Employees

* Teamwork and Collaboration

* Personal Accountability

* Run It Like You Own It