Form 10-K, Exhibit 13
period 2005-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2006-03-24
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2005

0

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Management's Report	20

Report of Independent Registered Public Accounting Firm	21

Financial Statements	22

Directors and Executive Officers	41

Corporate Information	41

Ben F. Cheek, Jr. Office of the Year	43

THE COMPANY

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in direct cash loans and real estate loans.  The business is operated through 105 branch offices in Georgia, 34 in Alabama, 35 in South Carolina, 29 in Mississippi and 16 in Louisiana.  At December 31, 2005, the Company had 964 employees.

As of December 31, 2005, the resources of the Company were invested principally in loans, which comprised 69% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To Our Investors, Co-workers and Friends:

An event filled year started for us on the very first day of January when we converted to our new on-line computer system and ended with many good things having been accomplished toward the attainment of our five-year strategic plan.

The Hurricane season of 2005 is one that none of us will forget anytime soon.  Katrina and Rita caused devastation and destruction that most of us have never experienced before.  Fortunately, none of our co-workers were seriously injured but a number of them lost their homes and property or had relatives who were injured or lost their lives.  Twenty-eight of our offices in Mississippi and Louisiana were affected and had some damage.  Only one, our office in Bay St. Louis, Mississippi, was totally destroyed.  Our customers from Bay St. Louis are being temporarily served from the office in Gulfport until the building in Bay St. Louis can be restored.  All of our offices were back in operation within just a few days after the hurricanes hit.  Everyone is working very hard in an effort to return these offices to “business as usual” as quickly as possible.

It seems that often times when good people are asked to work a little harder to overcome new obstacles in their path, they always do.  The hurricanes destruction and the vital need to become more comfortable and proficient with our new computer operating system as quickly as possible could have totally turned our attention away from “making and collecting loans.”  For a few months early in 2005 our loan volume did slow down.  However, everyone became re-energized the last six months of the year and kept our long-term growth and expansion plans moving ahead.

When you review the information on the pages that follow, you will notice that our assets grew by 4% to $325 million, our net loans grew by 3% to $260 million and for the first time in our Company’s history our revenues were in excess of $100 million.  The growth in the Investment Center continued with a year over year increase of $11 million or approximately 5.5%.  In addition seven new branch offices were added; North Greenville, Barnwell and Boling Springs in South Carolina, Meridian and Corinth in Mississippi, Opelika in Alabama and Blairsville in Georgia.  We feel that the momentum is with us and everyone is excited and enthusiastic as we move into 2006.

I am always delighted to have this opportunity each year to thank all of you who are such an important part of the 1st Franklin team.  To each of our investors, our co-workers, our bankers and our friends, thank you for your commitment, your confidence and your support.

Very sincerely yours,

/s/ Ben F. Cheek, III

Ben F. Cheek, III
Chairman of the Board and CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial information of the Company. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed financial statements and notes thereto included herein.

Year Ended December 31
2005	2004	2003	2002	2001
(In 000's, except ratio data)

Selected Income Statement Data:

Revenues	$ 101,826	$ 98,459	$ 91,367	$ 90,356	$ 84,683
Net Interest Income	64,387	61,541	56,698	55,491	47,182
Interest Expense	8,016	7,137	6,813	7,952	11,311
Provision for Loan Losses	19,484	18,097	15,245	14,159	15,203
Income Before Income Taxes	7,621	7,527	11,159	10,802	3,468
Net Income	5,109	4,981	8,654	8,415	1,197
Ratio of Earnings to Fixed Charges	1.83	1.91	2.42	2.21	1.28

Selected Balance Sheet Data:

Net Loans	$ 224,660	$ 218,893	$ 206,462	$ 188,083	$169,958
Total Assets	324,910	312,366	292,868	278,258	262,938
Senior Debt	180,713	168,668	148,204	135,429	124,845
Subordinated Debt	38,902	41,311	44,076	46,778	52,769
Stockholders’ Equity	91,185	87,102	83,844	80,222	71,319
Ratio of Total Liabilities to Stockholders’ Equity	2.56	2.59	2.49	2.47	2.69

BUSINESS

References in this Annual Report to “1st Franklin”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2005, direct cash loans comprised 82% of our outstanding loans, real estate loans comprised 8% and sales finance contracts comprised 10%.

In connection with this business, we also offer optional credit insurance coverage to our customers when making a loan.  Such coverage may include credit life insurance, credit accident and health insurance, and/or credit property insurance.  Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid or they may request accident and health insurance coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time.  Customers may also choose property insurance coverage to protect the value of loan collateral against damage, theft or destruction.  We write these various insurance products as an agent for a non-affiliated insurance company.  Under various agreements, our wholly-owned insurance subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the insurance coverage on our customers written on behalf of this non-affiliated insurance company.

The following table shows the sources of our earned finance charges over each of the past five annual periods:

	Year Ended December 31
	2005	2004	2003	2002	2001
	(in thousands)

Direct Cash Loans	$60,361	$56,363	$51,172	$49,985	$45,137
Real Estate Loans	4,083	4,823	5,793	7,069	6,780
Sales Finance Contracts	4,785	4,882	3,808	3,249	2,872
Total Finance Charges	$69,229	$66,069	$60,773	$60,303	$54,789

We make direct cash loans primarily to people who need money for some unusual or unforeseen expense, for the purpose of debt consolidation or for the purchase of furniture and appliances.  These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $10,000 in principal amount.  The loans are generally secured by personal property, motor vehicles and/or real estate. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

First and second mortgage loans on real estate are made to homeowners who wish to improve their property or who wish to restructure their financial obligations.  We generally make such loans in amounts from $3,000 to $50,000 and with maturities of 35 to 180 months. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

Sales finance contracts are purchased from retail dealers.  These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $7,500 in principal amount. We believe that the interest rates we charge on these contracts are in compliance with applicable federal and state laws.

Prior to the making of a loan, we complete a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning a potential customer.  In making most loans, we receive a security interest in the real or personal property of the borrower. In making direct cash loans, we focus on the customer's ability to repay his or her loan to us rather than on the potential resale value of the underlying security.

1st Franklin competes with several national and regional finance companies, as well as a variety of local finance companies, in the communities we serve.  Competition is based primarily on interest rates and terms offered and on customer service.  We believe that our emphasis on customer service helps us compete effectively in the markets we serve.

Our business consists mainly of making loans to salaried people and wage earners who depend on their earnings to make their repayments.  Our ability to continue the profitable operation of our business therefore depends to a large extent on the continued employment of these people and their ability to meet their obligations as they become due. Therefore, a sustained recession or a significant downturn in business with consequent unemployment or continued increases in the number of personal bankruptcies within our typical customer base may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2005	2004	2003	2002	2001

Direct Cash Loans	31.61%	30.26%	30.28%	32.82%	31.82%
Real Estate Loans	17.29	17.13	17.65	20.37	21.02
Sales Finance Contracts	18.96	19.35	19.61	23.65	22.47

The following table contains information about our operations:

	As of December 31
	2005	2004	2003	2002	2001

Number of Branch Offices	219	212	203	195	189
Number of Employees	964	989	921	805	783
Average Total Loans Outstanding Per Branch (in 000's)	$1,347	$1,352	$1,327	$1,263	$1,180
Average Number of Loans Outstanding Per Branch	699	709	686	654	645

DESCRIPTION OF LOANS

	Year Ended December 31
	2005	2004	2003	2002	2001
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	29,332	45,251	39,215	35,439	35,605

Number of Loans Made to Former Borrowers	20,694	20,965	19,012	19,048	17,934

Number of Loans Made to Present Borrowers	122,261	105,824	99,665	95,286	90,800

Total Number of Loans Made	172,287	172,040	157,892	149,773	144,339

Total Volume of Loans Made (in 000’s)	$348,620	$342,842	$313,361	$287,108	$268,856

Average Size of Loans Made	$2,023	$1,993	$1,985	$1,917	$1,863

Number of Loans Outstanding	128,794	124,599	115,590	108,811	104,385

Total of Loans Outstanding (000’s)	$241,313	$229,044	$211,203	$191,819	$176,442

Percent of Total Loans Outstanding	82%	80%	78%	78%	79%
Average Balance on Outstanding Loans	$1,874	$1,838	$1,827	$1,763	$1,690

REAL ESTATE LOANS:

Total Number of Loans Made	683	735	960	2,104	2,099

Total Volume of Loans Made (in 000’s)	$8,018	$9,183	$9,829	$21,938	$16,116

Average Size of Loans	$11,739	$12,493	$10,239	$10,427	$7,678

Number of Loans Outstanding	2,441	2,895	3,389	3,842	4,181

Total of Loans Outstanding (in 000’s)	$23,382	$26,989	$31,520	$36,613	$32,295

Percent of Total Loans Outstanding	8%	9%	12%	15%	15%
Average Balance on Outstanding Loans	$9,579	$9,323	$9,301	$9,530	$7,724

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	22,413	25,642	24,166	16,282	15,204

Total Volume of Contracts Purchased (in 000’s)	$37,201	$41,489	$37,858	$23,750	$19,637

Average Size of Contracts Purchased	$1,660	$1,618	$1,567	$1,459	$1,292

Number of Contracts Outstanding	21,879	22,721	20,194	14,829	13,304

Total of Contracts Outstanding (in 000’s)	$30,346	$30,511	$26,678	$17,788	$14,307

Percent of Total Loans Outstanding	10%	11%	10%	7%	6%
Average Balance on Outstanding Contracts	$1,387	$1,343	$1,321	$1,200	$1,075

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2005	2004	2003	2002	2001

(in thousands)

	LOANS ACQUIRED

DIRECT CASH LOANS	$ 348,501	$ 342,812	$ 313,322	$ 287,077	$ 268,615
REAL ESTATE LOANS	8,018	9,183	9,612	21,694	16,017
SALES FINANCE CONTRACTS	35,618	39,473	35,441	21,302	17,959
NET BULK PURCHASES	1,702	2,046	2,674	2,723	2,018

TOTAL LOANS ACQUIRED	$ 393,839	$ 393,514	$ 361,049	$ 332,796	$ 304,609

	LOANS LIQUIDATED

DIRECT CASH LOANS	$ 336,351	$ 325,001	$ 293,978	$ 271,731	$ 254,548
REAL ESTATE LOANS	11,625	13,714	14,922	17,620	17,321
SALES FINANCE CONTRACTS	37,366	37,656	28,968	20,269	20,110

TOTAL LOANS LIQUIDATED	$ 385,342	$ 376,371	$ 337,868	$ 309,620	$ 291,979

	LOANS OUTSTANDING

DIRECT CASH LOANS	$ 241,313	$ 229,044	$ 211,203	$ 191,819	$ 176,442
REAL ESTATE LOANS	23,382	26,989	31,520	36,613	32,295
SALES FINANCE CONTRACTS	30,346	30,511	26,678	17,788	14,307

TOTAL LOANS OUTSTANDING	$ 295,041	$ 286,544	$ 269,401	$ 246,220	$ 223,044

	UNEARNED FINANCE CHARGES

DIRECT CASH LOANS	$ 29,709	$ 28,795	$ 26,329	$ 24,637	$ 24,637
REAL ESTATE LOANS	529	1,094	1,245	752	752
SALES FINANCE CONTRACTS	4,423	4,454	3,945	2,006	2,006

TOTAL UNEARNED FINANCE CHARGES	$ 34,661	$ 34,343	$ 31,519	$ 27,395	$ 27,395

DELINQUENCIES

We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the original or extended terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.

In 2003 the Company implemented a change in how bankrupt accounts are categorized for delinquency.  Prior to 2003, a bankrupt account’s delinquency rating was not changed, even though the repayment plan initiated by the bankruptcy court may have been at different payment amounts and terms than the original terms of the loan.  Management implemented a policy change in 2003, which effectively resets the delinquency rating to coincide with the new court initiated repayment plan.  Effectively, the account’s delinquency rating is changed going forward under normal grading parameters.

The following table shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans:

Year Ended December 31
2005	2004	2003	2002	2001
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 5,829	$ 4,594	$ 4,000	$ 3,792	$ 3,580
Percentage of Principal Outstanding	2.44%	2.02%	1.90%	1.99%	2.03%
90 Days or More Past Due	$11,206	$ 7,290	$ 7,285	$ 9,602	$ 8,235
Percentage of Principal Outstanding	4.70%	3.20%	3.47%	5.03%	4.67%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 350	$ 241	$ 416	$ 422	$ 541
Percentage of Principal Outstanding	1.55%	.91	1.33%	1.17%	1.68%
90 Days or More Past Due	$ 768	$ 689	$ 1,089	$ 1,616	$ 1,744
Percentage of Principal Outstanding	3.39%	2.58%	3.49%	4.47%	5.40%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 620	$ 556	$ 329	$ 293	$ 249
Percentage of Principal Outstanding	2.05%	1.84%	1.25%	1.66%	1.74%
90 Days or More Past Due	$ 1,060	$ 745	$ 681	$ 785	$ 673
Percentage of Principal Outstanding	3.51%	2.46%	2.58%	4.46%	4.70%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent of such net losses to average net loans (loans less unearned finance charges) and to liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2005	2004	2003	2002	2001
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 195,563	$ 186,271	$ 168,998	$ 152,321	$ 141,863
Liquidations	$336,351	$325,001	$ 293,978	$ 271,731	$ 254,548
Net Losses	$ 16,074	$ 14,782	$ 12,944	$ 11,053	$ 13,015
Net Losses as % of Average Net Loans	8.22%	7.94%	7.66%	7.26%	9.17%
Net Losses as % of Liquidations	4.78%	4.55%	4.40%	4.07%	5.11%

	REAL ESTATE LOANS

Average Net Loans	$ 24,403	$ 28,155	$ 32,822	$ 34,698	$ 32,262
Liquidations	$ 11,625	$ 13,714	$ 14,922	$ 17,620	$ 17,321
Net Losses	$ 130	$ 205	$ 221	$ 227	$ 326
Net Losses as % of Average Net Loans	.53%	.73%	.67%	.65%	1.01%
Net Losses as % of Liquidations	1.12%	1.49%	1.48%	1.29%	1.88%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 25,802	$ 25,236	$ 19,425	$ 13,734	$ 12,784
Liquidations	$ 37,366	$ 37,656	$ 28,968	$ 20,269	$ 20,110
Net Losses	$ 1,680	$ 1,339	$ 760	$ 856	$ 785
Net Losses as % of Average Net Loans	6.51%	5.31%	3.91%	6.23%	6.14%
Net Losses as % of Liquidations	4.50%	3.56%	2.62%	4.22%	3.90%

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

CREDIT INSURANCE

We offer optional credit insurance coverage to our customers when making a loan.  Such coverage may include credit life insurance, credit accident and health insurance and/or credit property insurance.  Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid or they may request accident and health insurance coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time.  Customers may also choose property insurance coverage to protect the value of loan collateral against damage, theft or destruction.  We write these various insurance products as agent for a non-affiliated insurance company.  Under various agreements, our wholly-owned insurance subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the insurance coverage on our customers written on behalf of this non-affiliated insurance company.

REGULATION AND SUPERVISION

State laws require that each office in which a small loan business is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations.  The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show evidence of a need through convenience and advantage documentation.  As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies.  Licenses are revocable for cause, and their continuance depends upon an applicant’s compliance with applicable  laws and in connection with its receipt of a license.  The Company has never had any of its licenses revoked.

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

We are also subject to state regulations governing insurance agents in the states in which we sell credit insurance.  State insurance regulations require that insurance agents be licensed and limit the premiums that insurance agents can charge.

Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.  While we believe that we are currently in compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof.

SOURCES OF FUNDS

Our sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2005	2004	2003	2002	2001

Bank Borrowings	3%	-%	-%	-%	-%
Public Senior Debt	53	51	50	49	48
Public Subordinated Debt	12	13	15	17	18
Other Liabilities	4	5	6	5	6
Stockholders’ Equity	28	28	29	27	28
Total	100%	100%	100%	100%	100%

Number of Investors	6,011	6,517	6,391	6,502	6,577

As of March 22, 2006 all of our common stock was held by five related individuals and none of our common stock was traded in an established public trading market.  Cash dividends of $2.75 and $8.82 per share were paid in 2005 and 2004, respectively, primarily for the purpose of enabling the Company’s shareholders to pay their income tax obligations as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  The Company maintains no equity compensation plans.

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2005	2004	2003	2002	2001

Senior Borrowings	3.74%	3.25%	3.23%	3.65%	6.07%
Subordinated Borrowings	3.97	4.22	4.50	5.79	7.07
All Borrowings	3.78	3.49	3.57	4.31	6.39

Certain financial ratios relating to debt have been as follows:

At December 31
2005	2004	2003	2002	2001

Total Liabilities to
Stockholders’ Equity	2.56	2.59	2.49	2.47	2.69

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.50	1.43	1.29	1.19	1.12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis provides a narrative on the Company’s financial condition and performance.  The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the major factors expected to affect future operating results. This discussion should be read in conjunction with the consolidated financial statements and notes thereto, contained elsewhere in this Annual Report.

Certain information in this discussion and other statements contained in this Annual Report which are not historical facts may be forward-looking statements that involve risks and uncertainties.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors which could cause future results to differ from expectations include, but are not limited to, the ability to manage cash flow, the accuracy of Management’s estimates and judgements, adverse economic conditions including the interest rate environment, federal and state regulatory changes, unfavorable outcome of litigation and other factors referenced in the “Risk Factors” section of the Company’s Form 10-K and elsewhere herein.

Overview:

The 2005 year was a challenging period for the Company due to certain atypical events which impacted our performance.  We began the year by converting our entire accounting and loan operations to a new computer system, culminating a two-year project for the Company.  During the months of January and February, we were significantly focused on system integration.  We worked on fine-tuning our procedures and our employees worked diligently on becoming proficient and comfortable working on the new system.  Consequently, our business development efforts were not as concerted, resulting in lower loan originations during the first quarter than in past years.  Collection efforts were also affected, causing delinquencies to increase.

During the third quarter of the year, our operations were impacted by Hurricanes Katrina and Rita.  The hurricanes were devastating, leaving areas destroyed and many people homeless.  Business operations in twenty-eight of our branch locations in Louisiana and Mississippi were temporarily interrupted.  Most were back in operation within a few days; however, our Bay St. Louis branch remains closed and currently shares a location with one of our other branches.  We worked with our customers and offered assistance with respect to their obligations to the Company.  In certain instances, we extended payment dates, waived delinquent charges or otherwise modified our loan agreements with certain affected customers.

Our branch office in Booneville, Mississippi experienced a fire during the year which interrupted its business operations for a short time.  The branch personnel worked diligently to get their branch back on-line in a minimum amount of time.

Although we had our challenges, it was a successful year for the Company.  We exceeded $100.0 million in revenues for the first time in the Company’s history and we were able to exceed our projected goal of $7.5 million in pre-tax profits.

The Company expanded it branch operations network during 2005 by opening six new locations and purchasing a seventh location from another finance company.  At December 31, 2005, the Company was operating 219 branches in five states.

Financial Condition:

Overall assets of the Company were $324.9 million at December 31, 2005 as compared to $312.4 million at December 31, 2004, representing a $12.5 million (4%) increase.  Increases in the Company’s loan and marketable debt securities portfolios were the asset categories providing the majority of the growth.

As indicated in the Overview section, our business operations were affected by certain events which were not in the normal and ordinary course of our business.  Consequently, we did not experience the 8%-9% growth in loan originations we have seen in the previous three years.  Our loan originations approximated the same level achieved in 2004.  Based on the level of loan activity, net receivables (gross receivables less unearned finance charges) increased $8.2 million (3%) to $260.4 million at December 31, 2005 from $252.2 million at December 31, 2004.

Inherent in the loan portfolio are probable losses due to the inability of some customers to ultimately pay their obligations.  The creditworthiness of our loan portfolio is continually monitored and the Company maintains an allowance for loan losses to cover probable losses.  We determine the amount of the allowance by reviewing our previous loss experience, reviewing specifically identified loans where collection is doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio.  As a result of the increase in our loan portfolio and higher loan losses in 2005, we increased the allowance for loan losses to $16.9 million as of December 31, 2005 compared to $15.3 million at December 31, 2004.

Investing activity by the Company’s insurance subsidiaries also contributed to the overall increase in assets.  During the year, surplus funds generated by our insurance subsidiaries were invested in various marketable debt securities.  As a result, our investment portfolio grew to $71.4 million at December 31, 2005 as compared to $63.6 million at the end of the previous year, representing a $7.8 million (12%) increase.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 68% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the Company’s equity section, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities carried at amortized cost and designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity.

Cash used to fund loan originations during 2005 and the aforementioned investing activity by the Company’s insurance subsidiaries resulted in cash and cash equivalents declining $1.8 million (11%) at the end of 2005 as compared to the end of 2004.

An increase in prepaid expenses was the main reason for the $.8 million (6%) increase in other assets at December 31, 2005 as compared to the prior year-end.  These prepaid expenses include payments on multiple year contracts for equipment maintenance and software licenses.   Also included are prepaid insurance premiums and lease payments on equipment.

Significant growth in the Company’s commercial paper outstanding was a major factor causing the $8.5 million (4%) increase in total liabilities.  The Company’s debt security program continues to fund a majority of our operations each year.

Results of Operations:

The Company generated a record $101.8 million in revenues during 2005, compared to $98.5 million in 2004 and $91.4 million in 2003.    Net income during the same comparable periods was $5.1 million, $5.0 million and $8.7 million, respectively.

Net income was lower during 2005 and 2004 as compared to 2003 mainly due to the impact of the conversion of the Company’s loan and accounting operations to a new computer system and higher loan losses.  In addition, the impact of the aforementioned hurricanes also contributed to higher costs during 2005.

On January 1, 2005, the Company successfully converted its entire loan and accounting operations to a new computer system, culminating a project which began in the fall of 2002.  The scope of the project was enormous and a substantial amount of resources was committed during the process. A majority of the preparation and cost of conversion occurred and was realized during 2004.  The implementation of a data communication network for all our branch offices was completed, equipment was procured and development and testing of the new system was done.  Also during 2004, our entire employee base was trained on the new system.

Immediately after conversion, our focus was on fine-tuning the system and having our employees become comfortable and proficient using it.  Business development and collection activity was adversely impacted during the first quarter of 2005 as a result of the transition process.  The project was a major factor in the lower levels of net income during 2005 and 2004 as compared to 2003.

Management believes results of operations during 2006 will be above those achieved during 2005, as the Company refocuses on its strategic plan.

Net Interest Income:

As with any lending institution, the Company’s key performance benchmark is our net interest income.   This benchmark represents the margin between income earned on loans and investments and the interest paid on bank loans, debt securities and capital lease obligations.  Therefore, results of operations each year is primarily dependent on our ability to successfully manage our margin.  Factors affecting the margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and average outstanding debt and the interest rate environment.   Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing cost than on interest income earned on loans.  Management does not normally change the rates charged on loans originated due to changes in the interest rate environment.

Net interest margin was $64.4 million, $61.5 million and $56.7 million during each of the three years ended December 31, 2005, 2004 and 2003, respectively.  Higher levels of average net receivables outstanding during 2005 and 2004, and the associated finance charge income earned thereon, led to the higher margins in each of those years.

The negative component of the Company’s net interest income is interest expense.  As debt levels expand and/or average interest rates rise, the increase in financing costs can restrict or lower our margin.  This combination of increases took place in the year just ended.  During 2005, our average debt outstanding grew to $205.8 million as compared to $195.7 million in 2004 and average interest rates were 3.78% compared to 3.49% during the same comparable periods.  The result was an increase in interest expense of $.9 million (12%) during 2005 as compared to 2004.

During 2004, average debt levels increased approximately $10.7 million; however, average interest rates declined to 3.49% as compared to 3.57% during 2003.  Interest expense increased a marginal $.3 million (5%) during 2004 compared to 2003.

Management projects interest costs for the Company will continue to rise as the outstanding amount of its debt securities continues to increase and average interest rates continue to rise.  The increase could impact its net interest margin during 2006.

Net Insurance Income:

Net insurance income during 2005 declined $1.0 million (5%) as compared to 2004.  Lower premium revenue and higher claims during the period were the cause of the decline.  A factor contributing to the lower premium revenue was a term limit of twelve months imposed by the Mississippi Insurance Department on limited physical damage insurance written in Mississippi, effective January 2005.

The decline in net insurance income during 2005 was also due to higher claims incurred, mainly as a result of the aforementioned hurricanes.   Many customers in the affected areas who had opted for credit insurance when they obtained their loans filed property claims for damages incurred by the storms.

During 2004, net insurance income increased $1.1 million (5%).  The increase was mainly due to the increase in average net receivables.  As average net receivables increase, the Company typically experiences an increase in the number of customers requesting credit insurance, thereby leading to higher levels of insurance in force.

Provision for Loan Losses:

The Company’s provision for loan losses reflect the level of net charge-offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.   During 2005, 2004 and 2003 the provision for loan losses was $19.5 million, $18.1 million and $15.2 million, respectively.   Higher write-offs on non-performing loans led to the increases in the loss provision during the two year period ended December 31, 2005.  Management also allocated additional reserves to cover probable losses, determined on a historical basis, in the current loan portfolio during the same periods.

New federal bankruptcy laws which became effective October 17, 2005 appear to have curtailed the number of bankruptcy filings the Company was experiencing prior to the laws being enacted.  Prior to October 1, 2005, the Company was averaging approximately $1.0 million a month in new bankruptcy filings by its loan customers.  During October, bankruptcy filings by our loan customers more than doubled in amount as potential filers submitted their request prior to the October 17th deadline.  During the months of November and December, customer bankruptcy filings declined to approximately $.5 million each month.

At December 31, 2005, the balance on bankrupt accounts was $11.8 million compared to $12.3 million at December 31, 2004 and $13.0 million at December 31, 2003.

The creditworthiness of the loan portfolio will continue to be monitored considering factors such as previous loss experience, delinquency status, bankruptcy trends, the perceived ability of the borrower to repay, value of the underlying collateral and changes in the size of the loan portfolio.  Additions will be made to the allowance for loan losses when we deem it appropriate to protect against probable losses in the current portfolio.  Currently, we believe the allowance for loan losses is adequate to absorb losses.  However, if conditions change, future additions to the allowance may be necessary in order to provide adequate protection against probable losses in the current portfolio.

Other Operating Expenses:

Personnel expense increased $1.6 million (5%) during 2005 as compared to 2004 mainly due to merit salary increases and higher insurance claims incurred by the Company’s employee health insurance plan.  Additional staff hired to assist in conversion and overtime associated with training our employees on the new system, additional employees hired to staff the new offices opened and merit salary increases caused personnel expense during 2004 to increase $2.7 million (9%) as compared to 2003.  Lower medical claims, incentive bonuses and profit sharing contributions during 2004 kept the increase in personnel expense from being higher.

New office openings and an increase in maintenance on equipment caused occupancy expense to increase $.3 million (4%) during 2005 as compared to 2004.  Occupancy expense during 2004 increased $1.1 million (14%) compared to 2003 mainly due to increases in depreciation on capitalized new computer equipment and the maintenance on the equipment.  Rent expense on new branch offices and leases renewed on existing branch offices also contributed to the increase in 2004.

Other miscellaneous operating expenses decreased $1.5 million (9%) during 2005 as compared to 2004 primarily due to a decline in conversion expenses.  The majority of the cost associated with the actual conversion and training of employees occurred in 2004.  A gain on the sale of certain property added to the reduction of other expenses during 2005.  Also contributing to the decline in other expenses during 2005 was lower advertising expenses, lower legal expenses and a reduction in stationary and supply expenditures.

Computer expenses, other conversion expenses and lease on new equipment were the primary factors causing other operating expenses to increase $3.0 million or 21% during 2004 as compared to 2003.  Higher legal and audit expenses were other factors contributing to the increase in 2004.

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

Effective income tax rates for the years ended December 31, 2005, 2004 and 2003 were 33.0%, 33.8% and 22.5%, respectively.  The higher rates during 2005 and 2004 were due to losses of the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

Other:

During 2005, the Company began the process of preparing to comply with certain requirements of the Sarbanes-Oxley Act of 2002.  The original deadline for compliance with these requirements was prior to the completion of the Company’s fiscal year ending December 31, 2005; however, the deadline for certain companies, including 1st Franklin, has been extended to December 31, 2007.  The Sarbanes-Oxley Act sets out requirements with respect to, among other things, corporate governance and financial accounting disclosures.  A project director position has been created and assigned the task of preparing the Company for compliance with the Sarbanes-Oxley Act.  The Company has engaged a consulting firm to assist the project director on the project.  Additional resources are expected to be added as needed, which may involve substantial additional costs which could materially affect the Company’s results of operations.  During 2005, we incurred approximately $.3 million in expenses and we project additional expenses of $.3 million during 2006.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility of market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2005.  Rates associated with the marketable debt securities represent weighted averages based on the yield of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The structure of subordinated debenture debt incorporates various interest adjustment periods, which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on certain debentures will occur prior to the contractual maturity.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans are excluded from the information below since interest rates charged on loans are based on rates allowable in compliance with federal and state guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2011 &		Fair
	2006	2007	2008	2009	2010	Beyond	Total	Value
Assets:	(in millions)
Marketable Debt Securities	$ 7	$ 9	$ 9	$ 9	$ 9	$28	$71	$71
Average Interest Rate	3.9%	3.9%	3.9%	4.0%	4.1%	4.4%	4.1%
Liabilities:
Senior Debt:
Senior Notes	$64	—	—	—	—	—	$64	$64
Average Interest Rate	2.9%	—	—	—	—	—	2.9%
Commercial Paper	$108	—	—	—	—	—	$108	$108
Average Interest Rate	4.9%	—	—	—	—	—	4.9%
Notes Payable to Banks	$ 9	—	—	—	—	—	$ 9	$ 9
Average Interest Rate	6.8%	—	—	—	—	—	6.8%

Subordinated Debentures	$5	$ 8	$12	$14	—	—	$39	$39
Average Interest Rate	4.2%	4.4%	4.2%	4.4%	—	—	4.3%

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

As of December 31, 2005 and December 31, 2004, the Company had $15.6 million and $17.4 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2005 and 2004, respectively, 97% and 95% of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2005, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $30.0 million and $31.7 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2006 without prior approval of the Georgia Insurance Commissioner is approximately $7.6 million.

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

In addition to the debt securities program, the Company maintains an external source of funds through a credit agreement with Wachovia Bank, N.A., which provides for unsecured borrowings up to $30.0 million.  The commitment termination date of the credit agreement is September 25, 2006.  Any amounts then outstanding under our line of credit are due and payable on such date, and any amounts outstanding under any term loan would be, upon notice, due and payable three years from that date.  As of December 31, 2005, $9.0 million was outstanding under the credit agreement at an interest rate of 6.75% and available borrowings under the agreement were $21.0 million.  We plan to negotiate a renewal of this credit agreement prior to its current scheduled expiration date but cannot provide any assurance that any such renewal will be available on commercially reasonable terms, if at all.  The failure to renew this credit agreement, or obtain a new agreement on terms acceptable to the Company, could materially affect the Company’s financial condition.  Please refer to Note 5 in the "Notes to Consolidated Financial Statements" included herein for additional information regarding the aforementioned credit agreement.

The Company was subject to the following contractual obligations and commitments at December 31, 2005:

2011 &
2006	2007	2008	2009	2010	Beyond	Total

(in millions)

Contractual Obligations:
Credit Line *	$ 9.2	$ -	$ -	$ -	$ -	$ -	$ 9.2
Bank Commitment Fee **	.1	-	-	-	-	-	.1
Senior Notes *	66.0	-	-	-	-	-	66.0
Commercial Paper *	109.1	-	-	-	-	-	109.1
Subordinated Debt *	6.4	9.4	14.3	17.5	-	-	47.6
Operating leases (offices)	3.1	2.5	1.9	1.0	.4	.1	9.0
Operating leases (equipment)	.9	.9	.8	.1	-	-	2.7
Capitalized leases (equipment)	.2	.3	.3	.2	-	-	1.0
Software license fees	.1	-	-	-	-	-	.1
Software service contract **	2.4	2.4	2.4	2.4	2.4	9.5	21.6
Data communication lines contract **	2.5	2.5	1.7	-	-	-	6.7
Total	$200.0	$18.0	$21.4	$21.2	$ 2.8	$ 9.7	$273.1

* Note: Includes estimated interest at current rates.
** Note: Based on current usage.

The increase in the loan loss allowance also did not directly affect liquidity as the allowance is maintained out of income; however, an increase in the loss rate may have a material adverse effect on the Company’s earnings.  However, the inability to collect loans could eventually impact the Company’s liquidity in the future.

Critical Accounting Policies:

The accounting and reporting policies of 1st Franklin and its subsidiaries are in accordance with accounting principles generally accepted in the United States and conform to general practices within the financial services industry.  The more critical accounting and reporting policies include the allowance for loan losses, revenue recognition and insurance claims reserves.

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

Accounting principles generally accepted in the United States require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual precomputed account to calculate income for on-going precomputed accounts; however, state regulations often allow interest refunds to be made according to the “Rule of 78's” method for payoffs and renewals.  Since the majority of the Company's precomputed accounts are paid off or renewed prior to maturity, the result is that most of the precomputed accounts effectively yield on a Rule of 78's basis.

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

The property and casualty credit insurance policies written by the Company, as agent for a non-affiliated insurance company, are reinsured by the Company’s property and casualty insurance subsidiary.  The premiums are deferred and earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

The credit life and accident and health policies written by the Company, as agent for a non-affiliated insurance company, are reinsured by the Company’s life insurance subsidiary.  The premiums are deferred and earned using the pro-rata method for level-term life policies and the effective yield method for decreasing-term life policies.  Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method.

Included in unearned insurance premiums and commissions on the consolidated statements of financial position are reserves for incurred but unpaid credit insurance claims for policies written by the Company and reinsured by the Company’s wholly-owned insurance subsidiaries.  These reserves are established based on acceptable actuarial methods.  In the event that the Company’s actual reported losses for any given period are materially in excess of the previous estimated amounts, such losses could have a material adverse affect on the Company’s results of operations.

Different assumptions in the application of these policies could result in material changes in the Company’s consolidated financial position or consolidated results of operations.

MANAGEMENT'S REPORT

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States by management of the Company, who assume responsibility for their integrity and reliability.

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

The financial statements of the Company included in this Annual Report have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. Their report expresses an opinion as to the fair presentation of the financial statements and is based upon their independent audit conducted in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).

The Company’s Audit Committee, comprised solely of outside directors, meets periodically with Deloitte & Touche LLP, the internal auditors and representatives of management to discuss auditing and financial reporting matters. Deloitte & Touche LLP has free access to meet with the Audit Committee without management representatives present to discuss the scope and results of its audit and its opinions on the quality of financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate for the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 22, 2006

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2005 AND 2004

ASSETS

2005	2004

	CASH AND CASH EQUIVALENTS (Note 4):
	Cash and Due From Banks	$ 2,202,925	$ 2,704,106
	Short-term Investments	11,785,166	13,152,253
		13,988,091	15,856,359

	RESTRICTED CASH (Note 1)	1,591,967	1,556,930

	LOANS (Note 2):
	Direct Cash Loans	241,313,264	229,043,613
	Real Estate Loans	23,382,248	26,989,611
	Sales Finance Contracts	30,345,466	30,510,881
		295,040,978	286,544,105

Less:	Unearned Finance Charges	34,661,179	34,343,193
	Unearned Insurance Premiums	18,834,971	18,022,788
	Allowance for Loan Losses	16,885,085	15,285,085
		224,659,743	218,893,039

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	48,431,606	37,309,738
	Held to Maturity, at amortized cost	23,041,123	26,334,592
		71,472,729	63,644,330

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $12,770,424 and $13,185,739 in 2005 and 2004, respectively	7,217,783	7,185,341
	Deferred Acquisition Costs	1,024,096	1,001,001
	Due from Non-affiliated Insurance Company	1,299,766	1,436,664
	Miscellaneous	3,655,586	2,792,410
		13,197,231	12,415,416

	TOTAL ASSETS	$ 324,909,761	$ 312,366,074

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2005 AND 2004

LIABILITIES AND STOCKHOLDERS' EQUITY

2005	2004

SENIOR DEBT (Note 5):
Notes Payable to Banks	$ 9,018,370	$ 10,387,000
Senior Demand Notes, including accrued interest	64,120,201	66,331,059
Commercial Paper	107,574,284	91,949,693
	180,712,855	168,667,752

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	14,110,767	15,286,107

SUBORDINATED DEBT (Note 6)	38,901,635	41,310,529

Total Liabilities	233,725,257	225,264,388

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2005 and 2004	--	--
Accumulated Other Comprehensive Income	268,012	826,392
Retained Earnings	90,746,492	86,105,294
Total Stockholders' Equity	91,184,504	87,101,686

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 324,909,761	$ 312,366,074

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
INTEREST INCOME: Finance Charges Investment Income	$ 69,228,623 3,174,145 72,402,768	$ 66,068,779 2,609,639 68,678,418	$ 60,773,100 2,737,744 63,510,844
INTEREST EXPENSE: Senior Debt Subordinated Debt	6,309,551 1,706,478 8,016,029	5,073,818 2,063,150 7,136,968	4,564,880 2,247,738 6,812,618

NET INTEREST INCOME	64,386,739	61,541,450	56,698,226

PROVISION FOR LOAN LOSSES (Note 2)	19,483,632	18,096,969	15,244,755

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	44,903,107	43,444,481	41,453,471

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	28,438,711 (6,732,679) 21,706,032	28,864,383 (6,133,770) 22,730,613	26,976,656 (5,318,222) 21,658,434

OTHER REVENUE	985,194	915,745	879,996

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	35,926,511 8,622,917 15,424,125 59,973,553	34,312,589 8,287,737 16,963,690 59,564,016	31,588,132 7,239,664 14,004,631 52,832,427

INCOME BEFORE INCOME TAXES	7,620,780	7,526,823	11,159,474

PROVISION FOR INCOME TAXES (Note 10)	2,512,081	2,545,601	2,505,875

NET INCOME	$ 5,108,699	$ 4,981,222	$ 8,653,599

BASIC EARNINGS PER SHARE: 170,000 Shares outstanding for all periods ( 1,700 voting, 168,300 non-voting)	$30.05	$29.30	$50.90

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income	Total

Balance at December 31, 2002	170,000	$170,000	$78,657,682	$ 1,394,029	$80,221,711

Comprehensive Income:
Net Income for 2003	—	—	8,653,599	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(342,951)
Total Comprehensive Income	—	—	—	—	8,310,648
Cash Distributions Paid	—	—	(4,688,327)	—	(4,688,327)

Balance at December 31, 2003	170,000	170,000	82,622,954	1,051,078	83,844,032

Comprehensive Income:
Net Income for 2004	—	—	4,981,222	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(224,686)
Total Comprehensive Income	—	—	—	—	4,756,536
Cash Distributions Paid	—	—	(1,498,882)	—	(1,498,882)

Balance at December 31, 2004	170,000	170,000	86,105,294	826,392	87,101,686

Comprehensive Income:
Net Income for 2005	—	—	5,108,699	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(558,380)
Total Comprehensive Income	—	—	—	—	4,550,319
Cash Distributions Paid	—	—	(467,501)	—	(467,501)

Balance at December 31, 2005	170,000	$170,000	$90,746,492	$ 268,012	$91,184,504

Disclosure of reclassification amount:			2005	2004	2003

Unrealized holding gains arising during period, net of applicable income taxes
			$ (565,267)	$ (203,796)	$ (285,172)

Less: Reclassification adjustment for net gains included in income, net of applicable income taxes			(6,887)	20,890	57,779

Net unrealized gains on securities, net of applicable income taxes			$ (558,380)	$ (224,686)	$ (342,951)

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 5,108,699	$ 4,981,222	$ 8,653,599
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	19,483,632	18,096,969	15,244,755
Depreciation and Amortization	1,827,138	1,754,700	1,396,117
Provision for Deferred Taxes	46,005	79,896	142,667
Loss on sale of marketable securities and
equipment and premium amortization on securities	(247,414)	116,407	13,910
(Increase) decrease in Miscellaneous Assets and other	(778,605)	413,522	(505,930)
Increase (decrease) in Other Liabilities	(964,319)	(1,404,963)	894,880
Net Cash Provided	24,475,138	24,037,753	25,839,998

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(196,159,931)	(196,761,835)	(180,569,120)
Loan payments	170,909,595	166,233,836	146,945,113
Increase in restricted cash	(35,037)	(1,206,930)	--
Purchases of securities, available for sale	(16,172,200)	(9,658,757)	(11,153,662)
Purchases of securities, held to maturity	--	(7,429,492)	(5,049,365)
Sales of securities, available for sale	--	--	2,893,910
Redemptions of securities, available for sale	4,195,250	7,816,250	8,232,750
Redemptions of securities, held to maturity	3,255,000	3,105,000	6,203,000
Principal payments on securities, available for sale	--	248,854	174,149
Capital expenditures	(2,086,599)	(3,499,585)	(2,575,128)
Proceeds from sale of equipment	581,808	210,732	120,610
Net Cash Used	(35,512,114)	(40,941,927)	(34,777,743)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Notes Payable to
Banks and Senior Demand Notes	(3,579,488)	8,812,994	813,460
Commercial Paper issued	44,700,469	28,626,116	29,199,674
Commercial Paper redeemed	(29,075,878)	(16,975,372)	(17,238,336)
Subordinated Debt issued	6,669,812	5,754,767	6,053,896
Subordinated Debt redeemed	(9,078,706)	(8,520,172)	(8,755,799)
Dividends / Distributions paid	(467,501)	(1,498,882)	(4,688,327)
Net Cash Provided	9,168,708	16,199,451	5,384,568

NET DECREASE IN
CASH AND CASH EQUIVALENTS	(1,868,268)	(704,723)	(3,553,177)

CASH AND CASH EQUIVALENTS, beginning	15,856,359	16,561,082	20,114,259

CASH AND CASH EQUIVALENTS, ending	$ 13,988,091	$ 15,856,359	$ 16,561,082

Cash paid during the year for:	Interest	$ 7,964,734	$ 7,101,750	$ 6,823,904
	Income Taxes	2,571,625	2,517,856	2,313,110

See Notes to Consolidated Financial Statements

1ST FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 219 branch offices located throughout the southeastern United States.  (See inside front cover of this Annual Report for branch office locations.)  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $984,775 and $792,859 at December 31, 2005 and 2004, respectively, and are included in unearned insurance premiums on the balance sheet.

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

Restricted Cash:

At December 31, 2005, 2004 and 2003, the Company has cash of $1,591,967, $1,556,930 and $350,000, respectively, that is held in restricted accounts at its insurance subsidiaries in order to meet the deposit requirements of the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  These amounts were included in cash and cash equivalents as short-term investments in the 2004 consolidated statement of financial position.  During 2005, the Company determined that these amounts should have been classified as restricted cash.  Accordingly, the 2004 and 2003 amounts have been reclassified to restricted cash in the accompanying consolidated financial statements to conform to the 2005 presentation.  This reclassification resulted in a decrease in cash and cash equivalents from amounts previously reported in the consolidated statement of financial position and the consolidated statement of cash flows as of December 31, 204 of $1,556,930, a decrease in cash and cash equivalents as of December 31, 2003 of $350,000 and an increase in cash used in investing activities from amounts previously reported in the consolidated statement of cash flows for the year ended December 31, 2004 of $1,206,930.

Impairment of Long-Lived Assets:

The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  In Management's opinion, there has been no impairment of carrying value of the long-lived assets, including property and equipment and other intangible assets, at December 31, 2005.

Income Taxes:

No provision for income taxes has been made by the Company since it elected S Corporation status in 1997.  The Company’s insurance subsidiaries remain taxable and income taxes are provided where applicable (Note 10).

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

For loans with precomputed charges, unearned finance charges are also recorded using the effective interest method.  Any difference between the purchase price of the loans and their net balance (outstanding balance less allowance for losses and unearned finance charges) is amortized or accreted to income over the estimated average life of the loans purchased using the APR (FASB 91) method.

Marketable Debt Securities:

Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 2005 and 2004 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

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

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2005 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2006	67.16%	21.29%	65.37%
2007	28.29	18.59	26.24
2008	3.84	15.32	6.93
2009	.52	12.63	1.35
2010	.09	10.07	.09
2011 & beyond	.10	22.10	.02
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2005 and 2004, cash collections applied to the principal of loans totaled $170,909,595 and $166,233,836, respectively, and the ratios of these cash collections to average net receivables were 69.54% and 66.42%, respectively.

Allowance for Loan Losses:

The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified loans where collection is doubtful and Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  Such allowance is, in the opinion of Management, sufficiently adequate for probable losses in the current loan portfolio.  Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.  As the estimates used in determining the loan loss reserve are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

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

The Company held $29,229,634 and $23,764,078 of loans in a non-accrual status at December 31, 2005 and 2004, respectively.

An analysis of the allowance for the years ended December 31, 2005, 2004 and 2003 is shown in the following table:

	2005	2004	2003
Beginning Balance	$ 15,285,085	$ 13,515,085	$ 12,195,000
Provision for Loan Losses	19,483,632	18,096,969	15,244,755
Charge-Offs	(22,315,779)	(20,669,102)	(18,172,035)
Recoveries	4,432,147	4,342,133	4,247,365
Ending Balance	$16,885,085	$ 15,285,085	$ 13,515,085

3. MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2005:
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 11,086,541	$ 9,083	$ (210,238)	$ 10,885,386
Obligations of states and
political subdivisions	36,768,810	247,430	(366,806)	36,649,434
Corporate securities	381,110	515,677	--	896,786
	$ 48,236,461	$ 772,190	$ (577,044)	$ 48,431,606

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2004:
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 8,917,740	$ 82,553	$ (40,839)	$ 8,959,454
Obligations of states and
political subdivisions	27,026,816	623,900	(69,211)	27,581,505
Corporate securities	383,861	384,918	--	768,779
	$ 36,328,417	$ 1,091,371	$ (110,050)	$ 37,309,738

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2005
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 5,469,203	$ 9,612	$ (137,190)	$ 5,341,625
Obligations of states and
political subdivisions	17,071,209	191,357	(85,344)	17,177,222
Corporate securities	500,711	1,444	--	502,155
	$ 23,041,123	$ 202,413	$ (222,534)	$ 23,021,002

December 31, 2004
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 5,470,846	$ 42,708	$ (41,049)	$ 5,472,505
Obligations of states and
political subdivisions	19,861,496	532,811	(36,093)	20,358,214
Corporate securities	1,002,250	16,604	--	1,018,854
	$ 26,334,592	$ 592,123	$ (77,142)	$ 26,849,573

The amortized cost and estimated fair market values of marketable debt securities at December 31, 2005, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 5,429,490	$ 5,943,884	$ 1,846,072	$ 1,849,042
Due after one year through five years	23,153,007	23,025,106	13,528,841	13,469,611
Due after five years through ten years	18,633,746	18,457,920	6,916,210	6,966,514
Due after ten years	1,020,218	1,004,696	750,000	735,835
	$ 48,236,461	$ 48,431,606	$ 23,041,123	$ 23,021,002

The following table is an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2005.

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 4,953,450	$ 80,304	$ 4,939,700	$ 129,933	$ 9,893,150	$ 210,238
Obligations of states and political subdivisions	15,569,706	181,732	7,135,244	185,074	22,704,950	366,806
Total	20,523,156	262,036	12,074,944	315,007	32,598,100	577,044

Held to Maturity
U.S. Treasury securities and obligations of U.S. government corporations and agencies	1,875,094	37,036	2,745,531	100,153	4,620,625	137,190
Obligations of states and political subdivisions	2,397,091	20,622	2,134,919	64,723	4,532,010	85,344
Total	4,272,185	57,658	4,880,450	164,876	9,152,635	222,534

Overall Total	$ 24,795,341	$ 319,694	$ 16,955,394	$ 479,883	$ 41,750,735	$ 799,578

The unrealized losses on the Company’s investments listed in the above table were the result of interest rate increases.  Based on the ratings of these investments, the Company’s ability and intent to hold these investments until a recovery of fair value and after considering the severity and duration of the impairments, the Company does not consider the impairment of these investments to be other-than-temporary at December 31, 2005.

There were no sales of investments in debt securities available-for-sale during 2005.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2005 were $7,450,250.  Gross gains of $8,810 and gross losses of $18,218 were realized on these redemptions.

There were also no sales of investments in debt securities available-for-sale during 2004.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2004 were $11,170,104.  Gross gains of $29,223 and gross losses of $1,673 were realized on these redemptions.

Sales of investments in debt securities available-for-sale during 2003 generated proceeds of $2,893,910.  Gross gains of $37,660 were realized on these sales.  Proceeds from redemptions of investment securities due to call provisions and redemptions due to regular scheduled maturities during 2003 were $14,609,899.  Gross gains of $27,219 were realized on these redemptions.

4. INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2005 and 2004, respectively, 97% and 95% of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investments that may constitute an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2005, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $30.0 million and $31.7 million, respectively.  The Company did not receive any dividends from its insurance subsidiaries for any period presented.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2006 without prior approval of the Georgia Insurance Commissioner is approximately $7.6 million.

5. SENIOR DEBT

Effective September 25, 2001, the Company entered into a line of credit agreement with a bank to provide up to $21.0 million in unsecured borrowings.  All borrowings bear interest at .5% below the prime rate of interest or 0.225% above the 1-month LIBOR, at the option of the Company, and an annual commitment fee is paid quarterly based on .5% of the available line less the average borrowings during the quarter.  In addition, a facility fee of $10,000 was paid to the bank for one year when the credit agreement was executed.  The credit agreement was renewed for a one-year term on September 23, 2005. At December 31, 2005 and 2004, the Company had balances of $9.0 million and $10.4 million, respectively, in borrowings against the credit line facility.

The current credit agreement has a commitment termination date of September 25 in any year in which written notice of termination is given by the bank.  Any then outstanding balance under the line of credit would be due and payable upon notice on such date.  If written notice is given in accordance with the agreement, the outstanding balance of any term loan under the agreement must be paid in full on the date three years after the commitment termination date.  The bank also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the agreement or in September of any calendar year if the financial condition of the Company becomes unsatisfactory to the bank, according to standards set forth in the credit agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio among others.

The Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

Commercial Paper is issued by the Company in amounts in excess of $50,000, with maturities of less than 270 days and at negotiable interest rates.

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2005:
Bank	6.75%	$ 10,387	$ 1,953	5.54%
Senior Demand Notes	2.91	67,523	64,419	2.45
Commercial Paper	4.93	108,544	101,725	4.44
All Categories	4.30	180,713	168,097	3.69

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2004:
Bank	5.00%	$ 10,387	$ 1,789	4.46%
Senior Demand Notes	2.28	67,905	65,046	2.28
Commercial Paper	4.11	93,076	85,859	3.97
All Categories	3.44	168,667	152,694	3.25

2003:
Bank	--%	$ --	$ --	--%
Senior Demand Notes	2.28	70,469	66,540	2.36
Commercial Paper	3.94	80,299	73,815	3.98
All Categories	3.18	148,204	140,354	3.21

6. SUBORDINATED DEBT

The payment of the principal and interest on the subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

Subordinated debt consists of Variable Rate Subordinated Debentures which mature four years after their date of issue.  The maturity date is automatically extended for an additional four years unless the holder or the Company redeems the debenture on its original maturity date or within any applicable grace period thereafter.  The debentures have various minimum purchase amounts with varying interest rates and interest adjustment periods for each respective minimum purchase amount, each as established. Interest rates on the debentures are adjusted at the end of each adjustment period.  The debentures may be redeemed by the holder at the applicable interest adjustment date or within any applicable grace period thereafter without penalty.  Redemptions at any other time are at the discretion of the Company and are subject to an interest penalty. The Company may redeem the debentures for a price equal to 100% of the principal plus accrued but unpaid interest upon 30 days’ notice to the holder.

Interest rate information on the Subordinated Debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2005	2004	2003	2005	2004	2003

4.36%	3.96%	4.28%	4.01%	4.19%	4.48%

Maturity information on the Company’s Subordinated Debt at December 31, 2005 is as follows:

	Amount Maturing
	Based on Maturing	Based on Interest
	Date	Adjustment Period

2006	$ 5,332,736	$ 29,832,730
2007	7,840,983	7,106,735
2008	11,527,489	970,694
2009	14,200,427	991,476
	$ 38,901,635	$ 38,901,635

7. COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with a renewal option for an additional five years.  There are also operating and capitalized leases for computer equipment the Company uses in its operations.  Operating leases for equipment have terms of three years and the capitalized leases have terms of five years.  Total operating lease expense was $4,267,824, $4,117,558 and $3,139,312 for the years ended December 31, 2005, 2004 and 2003, respectively.  The Company’s minimum aggregate lease commitments at December 31, 2005 are shown in the table below.

Year	Capitalized Equipment Leases	Operating Equipment Leases	Operating Occupancy Leases	Total Operating Leases

2006	$ 245,894	$ 854,076	$ 3,155,448	$ 4,009,524
2007	245,894	854,076	2,551,336	3,405,412
2008	215,234	846,086	1,892,134	2,738,220
2009	9,282	102,483	962,779	1,065,262
2010	--	--	365,185	365,185
2011 and beyond	--	--	90,000	90,000
Total	716,304	$ 2,656,721	$ 9,016,882	$ 11,673,603
Less: Amount representing interest	58,027
Capital lease obligation	$ 658,277

As of December 31, 2005 and 2004, the Company had capital lease obligations of $658,277 and $868,298, respectively, recorded in accounts payable and accrued expenses.

The Company is involved in four legal proceedings in the state of Mississippi.  In two of those proceedings, the Company is a named defendant in cases alleging fraud and deceit in the Company's sale of credit insurance, refinancing practices and use of arbitration agreements. The plaintiffs in those two cases seek statutory, compensatory and punitive damages.   Management believes that it is too early to assess the Company's potential liability in connection with any of these proceedings. The Company is diligently contesting and defending the claims in these two proceedings.

In the other two proceedings referred to above, the Company originally filed suit to bar the assertion of certain of the potential claims discussed above and to enforce certain arbitration clauses in its agreements.

The Company is involved in various other claims and lawsuits incidental to its business from time to time.  In the opinion of Management, the ultimate resolution of all claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

8. EMPLOYEE BENEFIT PLANS

The Company maintains a profit sharing and 401(k) plan, which is qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who has attained the age of 18, worked 1,000 hours and twelve consecutive months for the Company is eligible to participate in the profit sharing portion of the plan; automatic enrollment takes place on the January 1st or July 1st after meeting the requirements.   The profit sharing contribution is determined at the discretion of the executive officers of the Company and approved by the Board of Directors, based on the profits of 1st Franklin Financial Corporation.   An employee becomes 100% vested in his/her profit sharing account after he/she has completed at least five years of service, with 1,000 hours completed in each year.  Total contributions by the Company were $620,000, $620,000, and $905,000 for the years 2005, 2004, and 2003, respectively.

Upon hire, any employee who has attained the age of 18 is eligible to participate in the 401(k) portion of the plan; voluntary enrollment may take place any time during the first month of each quarter.  These funds are deferred on a pre-tax basis.  An employee is immediately 100% vested in these funds and currently there is no match of Company funds.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as said amount may be adjusted from time to time in accordance with Code section 415(d).

9. RELATED PARTY TRANSACTIONS

The Company leases a portion of its properties (see Note 7) for an aggregate of $159,000 per year from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

Prior to July 20, 2005, beneficial owners of the Company were also beneficial owners of Liberty Bank & Trust (“Liberty”).  Effective July 20, 2005, Liberty merged with Habersham Bank and the Company’s beneficial owners no longer maintain an ownership interest in Liberty or Habersham Bank.  Prior to the merger, the Company and Liberty had certain management and data processing agreements whereby the Company provided certain administrative and data processing services to Liberty for a fee.  Annual income recorded by the Company in 2005, 2004 and 2003 was $7,467, $12,800 and $68,625, respectively.

Liberty also leased its office space and equipment from the Company prior to the merger. Lease income to the Company during 2005 was $35,100 and $60,100 annually for 2004 and 2003.

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s beneficial owners (David Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 10.59% of the Company’s voting stock.  The balance on this commercial loan (including principal and accrued interest) was $2,053,819 at December 31, 2005 and this amount was the maximum amount outstanding during the year.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

10. INCOME TAXES

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

The Provision for Income Taxes for the years ended December 31, 2005, 2004 and 2003 is made up of the following components:

	2005	2004	2003

Current – Federal	$ 2,453,491	$ 2,426,277	$ 2,289,099
Current – State	12,585	39,428	74,109
Total Current	2,466,076	2,465,705	2,363,208

Deferred – Federal	46,005	79,896	142,667

Total Provision	$ 2,512,081	$ 2,545,601	$ 2,505,875

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2005 and 2004.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2005	2004
Insurance Commission	$ (3,226,700)	$ (3,208,370)
Unearned Premium Reserves	1,195,433	1,202,261
Unrealized Loss (Gain) on
Marketable Debt Securities	72,866	(154,930)
Other	(204,483)	(183,637)
	$ (2,162,884)	$ (2,344,676)

The Company's effective tax rate for the years ended December 31, 2005, 2004 and 2003 is analyzed as follows.  Rates were higher during the year ended December 31, 2005 due to losses in the S corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S corporation losses to offset other income they may have had to the extent of their basis in their S corporation stock.

	2005	2004	2003
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	.1	.3	.4
Net tax effect of IRS regulations
on life insurance subsidiary	(6.8)	(7.1)	(4.8)
Tax effect of S corporation status	11.3	12.0	(3.9)
Other Items	(5.6)	(5.4)	(3.2)
Effective Tax Rate	33.0%	33.8%	22.5%

11. SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosure about Segments of an Enterprise and Related Information,” which the Company adopted in 1998.  SFAS No. 131 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2005 followed by a reconciliation to consolidated Company data.

Year 2005	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 11.1	$ 18.0	$ 17.7	$ 12.4	$ 9.9	$ 69.1
Insurance Income	2.1	7.8	7.9	3.4	3.1	24.3
Other	.1	.3	.1	.1	.1	.7
	13.3	26.1	25.7	15.9	13.1	94.1
Expenses:
Interest Cost	1.1	2.1	2.2	1.4	1.1	7.9
Provision for Loan Losses	3.3	4.0	4.9	2.8	2.8	17.8
Depreciation	.2	.4	.2	.2	.3	1.3
Other	6.9	11.2	9.5	5.8	7.1	40.5
	11.5	17.7	16.8	10.2	11.3	67.5

Segment Profit	$ 1.8	$ 8.4	$ 8.9	$ 5.7	$ 1.8	$ 26.6

Segment Assets:
Net Receivables	$ 34.6	$ 66.2	$ 66.6	$ 46.6	$ 34.0	$248.0
Cash	.4	.8	.9	.5	.5	3.1
Net Fixed Assets	.9	1.2	.7	.6	.7	4.1
Other Assets	.0	.2	.0	.1	.1	.4
Total Segment Assets	$ 35.9	$ 68.4	$ 68.2	$ 47.8	$ 35.3	$255.6

RECONCILIATION:						2005
Revenues:						(In Millions)
Total revenues from reportable segments						$ 94.1
Corporate finance charges earned not allocated to segments						.1
Reclass of investment income net against interest cost						(.1)
Reclass of insurance expense against insurance income						6.8
Timing difference of insurance income allocation to segments						.6
Other revenues not allocated to segments						.3
Consolidated Revenues						$101.8

Net Income:
Total profit or loss for reportable segments						$ 26.6
Corporate earnings not allocated						1.0
Corporate expenses not allocated						(20.0)
Income taxes not allocated						(2.5)
Consolidated Net Income						$ 5.1

Assets:
Total assets for reportable segments						$255.6
Loans held at corporate home office level						2.3
Unearned insurance at corporate level						(8.8)
Allowance for loan losses at corporate level						(16.9)
Cash and cash equivalents held at corporate level						12.5
Investment securities at corporate level						71.5
Fixed assets at corporate level						3.1
Other assets at corporate level						5.6
Consolidated Assets						$324.9

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

Year 2003	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 9.4	$ 19.5	$ 18.5	$ 10.7	$ 7.2	$ 65.3
Insurance Income	1.8	8.0	8.1	3.0	2.2	23.1
Other	.1	.1	.1	.1	.1	.5
	11.3	27.6	26.7	13.8	9.5	88.9
Expenses:
Interest Cost	.8	2.1	2.0	1.0	.6	6.5
Provision for Loan Losses	2.7	3.6	4.0	2.1	1.6	14.0
Depreciation	.2	.2	.2	.1	.2	.9
Other	6.2	11.3	10.2	5.6	5.6	38.9
	9.9	17.2	16.4	8.8	8.0	60.3

Segment Profit (Loss)	$ 1.4	$ 10.4	$ 10.3	$ 5.0	$ 1.5	$ 28.6

Segment Assets:
Net Receivables	$ 28.4	$ 67.0	$ 66.1	$ 37.6	$ 23.9	$222.9
Cash	.0	.1	.1	.0	.0	.2
Net Fixed Assets	.6	.8	.5	.5	.5	2.9
Other Assets	.2	.5	.5	.6	.0	1.8
Total Segment Assets	$ 29.1	$ 68.4	$ 67.2	$ 38.7	$ 24.4	$227.8

RECONCILIATION:						2003
Revenues:						(In Millions)
Total revenues from reportable segments						$ 88.9
Corporate finance charges earned not allocated to segments						(4.5)
Reclass of investment income net against interest cost						(.2)
Reclass of insurance expense against insurance income						5.5
Timing difference of insurance income allocation to segments						1.3
Other revenues not allocated to segments						.4
Consolidated Revenues						$ 91.4

Net Income:
Total profit or loss for reportable segments						$ 28.6
Corporate earnings not allocated						(2.8)
Corporate expenses not allocated						(14.6)
Income taxes not allocated						(2.5)
Consolidated Net Income						$ 8.7

Assets:
Total assets for reportable segments						$227.8
Reclass accrued interest receivable on loans						1.5
Loans held at corporate home office level						3.7
Unearned insurance at corporate level						(8.2)
Allowance for loan losses at corporate level						(13.5)
Cash and cash equivalents held at corporate level						16.7
Investment securities at corporate level						58.2
Fixed assets at corporate level						2.8
Other assets at corporate level						3.9
Consolidated Assets						$292.9

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Principal Occupation, Has Served as a
Name Title and Company Director Since

Ben F. Cheek, III Chairman of Board and Chief Executive Officer, 1967
1st Franklin Financial Corporation

Ben F. Cheek, IV Vice Chairman of Board, 2001
1st Franklin Financial Corporation

A. Roger Guimond Executive Vice President and 2004
Chief Financial Officer,
1st Franklin Financial Corporation

John G. Sample, Jr. Senior Vice President and Chief Financial Officer, 2004
Atlantic American Corporation

C. Dean Scarborough Co-owner, 2004
Scarborough Men & Boys Clothes Store

Jack D. Stovall President, 1983
Stovall Building Supplies, Inc.

Robert E. Thompson Retired 1970

Keith D. Watson Vice President and Corporate Secretary, 2004
Bowen & Watson, Inc.

Executive Officers
Served in this
Name Position with Company Position Since

Ben F. Cheek, III Chairman of Board and CEO 1989

Ben F. Cheek, IV Vice Chairman of Board 2001

Virginia C. Herring President 2001

A. Roger Guimond Executive Vice President and
Chief Financial Officer 1991

A. Jarrell Coffee Executive Vice President and 2001
Chief Operating Officer

Phoebe P. Martin (Retired 12/31/05) Former Executive Vice President - 2001
Human Resources

C. Michael Haynie Executive Vice President - Effective 1/1/06
Human Resources

Kay S. Lovern Executive Vice President - Effective 1/1/06
Strategic and Organization Development

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

BRANCH OPERATIONS

	Jack C. Coker	----------	Senior Vice President
	J. Michael Culpepper	----------	Vice President

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	Patricia Dunaway		Judy E. Mayben
	Michael D. Lyles		Brian L. McSwain
	Bonnie E. Letempt		Roy M. Metzger

Division II - Northeast Georgia

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	K. Donald Floyd		Harriet H. Moss
	Shelia H. Garrett		Melvin L. Osley
Bruce A. Hooper

Division III – Northwest / Central Georgia

	Ronald E. Byerly	----------	Vice President
Regional Operations Directors
	Jack L. Hobgood		Michelle M. Rentz
	James A. Mahaffey		Diana L. Vaughn
R. Gaines Snow

Division IV - South Georgia

	Dianne H. Moore	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Jeffrey C. Lee
	William J. Daniel		Thomas C. Lennon
	Judy A. Landon		Marcus C. Thomas

Division V - Alabama

	Michael J. Whitaker	----------	Vice President
Regional Operations Directors
	Jerry H. Hughes		Hilda L. Phillips
	Janice B. Hyde		Henrietta R. Reathford
Johnny M. Olive

Division VI - Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
Regional Operations Directors
	Sonya L. Acosta		John B. Gray
	Bryan W. Cook		Marty B. Miskelly
	Charles R. Childress		James P. Smith, III
Jeremy R. Cranfield

ADMINISTRATION

Lynn E. Cox	Vice President – Investment Center	Pamela S. Rickman	Vice President - Compliance / Audit
Cindy Mullin	Vice President – Information Technology	R. Darryl Parker	Vice President - Employee Development

_________,________

___________________

2005 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************
** PICTURE OF EMPLOYEES **
*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Dothan, Alabama staff for this significant achievement.  The Friendly Franklin Folks salute you!

INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Albertville	Center Point	Fayette	Moulton	Prattville	Sylacauga
Alexander City	Clanton	Florence	Muscle Shoals	Russellville (2)	Troy
Andalusia	Cullman	Gadsden	Opelika	Scottsboro	Tuscaloosa
Arab	Decatur	Hamilton	Opp	Selma	Wetumpka
Athens	Dothan	Huntsville (2)	Ozark
Bessemer	Enterprise	Jasper	Pelham

GEORGIA
Adel	Canton	Dahlonega	Glennville	Manchester	Stockbridge
Albany	Carrollton	Dallas	Greensboro	McDonough	Swainsboro
Alma	Cartersville	Dalton	Griffin (2)	Milledgeville	Sylvania
Americus	Cedartown	Dawson	Hartwell	Monroe	Sylvester
Athens (2)	Chatsworth	Douglas (2)	Hawkinsville	Montezuma	Thomaston
Bainbridge	Clarkesville	Douglasville	Hazlehurst	Monticello	Thomson
Barnesville	Claxton	East Ellijay	Helena	Moultrie	Tifton
Baxley	Clayton	Eastman	Hinesville (2)	Nashville	Toccoa
Blairsville	Cleveland	Eatonton	Hogansville	Newnan	Valdosta (2)
Blakely	Cochran	Elberton	Jackson	Perry	Vidalia
Blue Ridge	Colquitt	Fitzgerald **	Jasper	Pooler	Villa Rica
Bremen	Commerce	Flowery Branch	Jefferson	Richmond Hill	Warner Robins
Brunswick	Conyers	Forsyth	Jesup	Rome	Washington
Buford	Cordele	Fort Valley	LaGrange	Royston	Waycross
Butler	Cornelia	Gainesville	Lavonia	Sandersville	Waynesboro
Cairo	Covington	Garden City	Lawrenceville	Savannah	Winder
Calhoun	Cumming	Georgetown	Madison	Statesboro

LOUISIANA
Alexandria	DeRidder	Jena	Marksville	New Iberia	Pineville
Crowley	Franklin	Lafayette	Morgan City	Opelousas	Prairieville
Denham Springs	Houma	Leesville	Natchitoches

DeRidder

MISSISSIPPI
Batesville	Corinth	Hazlehurst	Kosciusko	Newton	Senatobia
Bay St. Louis	Forest	Hernando	Magee	Oxford	Starkville
Booneville	Grenada	Houston	McComb	Pearl	Tupelo
Carthage	Gulfport	Iuka	Meridian	Picayune	Winona
Columbia	Hattiesburg	Jackson	New Albany	Ripley

Columbia

SOUTH CAROLINA
Aiken	Chester	Florence	Laurens	North Charleston	Spartanburg
Anderson	Clemson	Gaffney	Lexington	North Greenville	Summerville
Barnwell	Columbia	Greenville	Lugoff	Orangeburg	Sumter
Boling Springs	Conway	Greenwood	Marion	Rock Hill	Union
Cayce	Dillon	Greer	Newberry	Seneca	York
Charleston	Easley	Lancaster	North Augusta	Simpsonville

** Opened February, 2006

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

"1st Franklin Financial Corporation will be a major provider of credit to individuals and families in the Southeastern United States.”

CORE VALUES:

➢ Integrity Without Compromise

➢ Open Honest Communication

➢ Doing Right by All Our Customers and Employees

➢ Teamwork and Collaboration

➢ Personal Accountability

➢ Run It Like You Own It