Form 10-K, Exhibit 13
period 2006-12-31
FIRST FRANKLIN FINANCIAL CORP
filed 2007-03-16
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2006

TABLE OF CONTENTS

The Company	1

Chairman's Letter	3

Selected Consolidated Financial Information	4

Business	5

Management's Discussion and Analysis of Financial Condition and Results of Operations	13

Management's Report	21

Report of Independent Registered Public Accounting Firm	22

Financial Statements	23

Directors and Executive Officers	42

Corporate Information	42

Ben F. Cheek, Jr. Office of the Year	44

THE COMPANY

1st Franklin Financial Corporation has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2006 the business was operated through 108 branch offices in Georgia, 36 in Alabama, 36 in South Carolina, 29 in Mississippi and 17 in Louisiana.  Also on that date, the Company had 1,007 employees.

As of December 31, 2006, the resources of the Company were invested principally in loans, which comprised 69% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

EXECUTIVE MANAGEMENT TEAM

“PICTURE OF EXECUTIVE MANAGEMENT TEAM”

To Our Investors, Co-workers and Friends:

What a pleasure it is for me to write this letter and report to you that fiscal year 2006 was a very good year for 1st Franklin.  All of the corporate goals that had been set at the beginning of the year were either met or exceeded resulting in an overall successful performance.  Hopefully, you will review this Annual Report in its entirety, however, I would like to call your attention to certain important highlights which I feel will be of particular interest.

Total assets grew during the year to $362.6 million, which represented a 12% growth from December 2005.  This growth was primarily the result of an excellent year in our net loan growth made possible by a record loan volume of $449 million.  Our 226 branch offices are now serving approximately 153,000 loan customers and 164,000 accounts in the five southeastern states in which we operate.  Seven new offices were opened during the year, each of which made a valuable contribution to our loan growth - - 3 in Georgia, 2 in Alabama and 1 each in Louisiana and South Carolina.

Overall revenues of the Company increased approximately $14 million or 14% over the previous year resulting in a net income growth of $2.6 million.  Our expense to revenue goal that we set early in the year proved to be an important factor in attaining this net income growth.

A very important agreement was reached with Wachovia Bank, N.A. and BMO Capital Markets Financing, Inc., in December 2006 which increased our unsecured line of credit from $30 million to $50 million.  As our company has continued to grow, our need for additional funding has also continued to grow.  This increase in available funding under this new credit agreement, as well as continued growth from sales at our Investment Center is expected to provide the additional funding that we expect we will require in order for us to meet our growth goals in the months ahead.

Speaking of our Investment Center, our 5,868 investors continue to be a vital partner in funding our growth.  In 2006 the Investment Center provided more than $13 million in additional funds for our company which represents a 6.3% increase over 2005.  Needless to say, we continue to be very grateful for the confidence and support that our investors give to us.

During the year, three valuable long time members of our Executive Management Team retired.  Fortunately there were three very capable people from within the Company prepared to take their place and assume their responsibilities.  You will note on the adjoining page a picture of the new team.  The new members of the team are Mike Culpepper, Kay Lovern and Mike Haynie.

I am sure that I speak for all of my co-workers when I tell you how excited we are about the opportunities that 2007 will bring to us.  With the continued support of you our investors, bankers, customers and friends it will be another excellent year.  My sincere thanks to each of you for making 2006 a year in which we can all take pride.

Very sincerely yours,

Ben F. Cheek, III
Chairman of the Board and CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial information of the Company. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed financial statements and notes thereto included herein.

	Year Ended December 31
	2006	2005	2004	2003	2002
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues	$ 115,042	$ 101,826	$ 98,459	$ 91,367	$ 90,356
Net Interest Income	69,632	64,387	61,541	56,698	55,491
Interest Expense	11,994	8,016	7,137	6,813	7,952
Provision for Loan Losses	19,109	19,484	18,097	15,245	14,159
Income Before Income Taxes	11,023	7,621	7,527	11,159	10,802
Net Income	7,672	5,109	4,981	8,654	8,415
Ratio of Earnings to Fixed Charges	1.83	1.83	1.91	2.42	2.01

	As of December 31
	2006	2005	2004	2003	2002
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 249,862	$ 224,660	$ 218,893	$ 206,462	$ 188,083
Total Assets	362,567	324,910	312,366	292,868	278,258
Senior Debt	181,474	180,713	168,668	148,204	135,429
Subordinated Debt	67,190	38,902	41,311	44,076	46,778
Stockholders’ Equity	98,365	91,185	87,102	83,844	80,222
Ratio of Total Liabilities to Stockholders’ Equity	2.69	2.56	2.59	2.49	2.47

BUSINESS

References in this Annual Report to “1st Franklin”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2006, direct cash loans comprised 83% of our outstanding loans, real estate loans comprised 7% and sales finance contracts comprised 10%.

In connection with our business, we also offer optional credit insurance coverage to our customers when making a loan.  Such coverage may include credit life insurance, credit accident and health insurance, and/or credit property insurance.  Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid or they may request accident and health insurance coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time.  Customers may also choose property insurance coverage to protect the value of loan collateral against damage, theft or destruction.  We write these various insurance products as an agent for a non-affiliated insurance company.  Under various agreements, our wholly-owned insurance subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the insurance coverage on our customers written on behalf of this non-affiliated insurance company.

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges over each of the past five years:

	Year Ended December 31
	2006	2005	2004	2003	2002
	(in thousands)

Direct Cash Loans	$68,358	$60,361	$56,364	$51,172	$49,985
Real Estate Loans	3,797	4,083	4,823	5,793	7,069
Sales Finance Contracts	5,759	4,785	4,882	3,808	3,249
Total Finance Charges	$77,914	$69,229	$66,069	$60,773	$60,303

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

Our business consists mainly of making loans to salaried people and other wage earners who depend on their earnings to make their repayments.  Prior to the making of a loan, we complete a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning a potential customer.  In making most loans, we receive a security interest in the real or personal property of the borrower. In making direct cash loans, we focus on the customer's ability to repay his or her loan to us rather than on the potential resale value of the underlying security.

1st Franklin competes with several national and regional finance companies, as well as a variety of local finance companies, in the communities we serve.  Competition is based primarily on interest rates and terms offered and on customer service.  We believe that our emphasis on customer service helps us compete effectively in the markets we serve.

Because of our reliance on the continued income stream of most of our loan customers, our ability to continue the profitable operation of our business depends to a large extent on the continued employment of these people and their ability to meet their obligations as they become due. Therefore, a sustained recession or a significant downturn in business with consequent unemployment, or continued increases in the number of personal bankruptcies within our typical customer base, may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2006	2005	2004	2003	2002

Direct Cash Loans	31.37%	31.61%	30.26%	30.28%	32.82%
Real Estate Loans	16.12	17.29	17.13	17.65	20.37
Sales Finance Contracts	20.61	18.96	19.35	19.61	23.65

The following table contains certain information about our operations:

	As of December 31
	2006	2005	2004	2003	2002

Number of Branch Offices	226	219	212	203	195
Number of Employees	1,007	964	989	921	805
Average Total Loans Outstanding Per Branch (in 000's)	$1,428	$1,347	$1,352	$1,327	$1,263
Average Number of Loans Outstanding Per Branch	725	699	709	686	654

DESCRIPTION OF LOANS

	Year Ended December 31
	2006	2005	2004	2003	2002
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	34,188	29,332	45,251	39,215	35,439

Number of Loans Made to Former Borrowers	27,247	20,694	20,965	19,012	19,048

Number of Loans Made to Present Borrowers	126,905	122,261	105,824	99,665	95,286

Total Number of Loans Made	188,340	172,287	172,040	157,892	149,773

Total Volume of Loans Made (in 000’s)	$392,961	$348,620	$342,842	$313,361	$287,108

Average Size of Loan Made	$2,086	$2,023	$1,993	$1,985	$1,917

Number of Loans Outstanding	139,589	128,794	124,599	115,590	108,811

Total Loans Outstanding (in 000’s)	$267,999	$241,313	$229,044	$211,203	$191,819

Percent of Total Loans Outstanding	83%	82%	80%	78%	78%
Average Balance on Outstanding Loans	$1,920	$1,874	$1,838	$1,827	$1,763

REAL ESTATE LOANS:

Total Number of Loans Made	1,026	683	735	960	2,104

Total Volume of Loans Made (in 000’s)	$12,761	$8,018	$9,183	$9,829	$21,938

Average Size of Loan	$12,437	$11,739	$12,493	$10,239	$10,427

Number of Loans Outstanding	2,230	2,441	2,895	3,389	3,842

Total Loans Outstanding (in 000’s)	$23,564	$23,382	$26,989	$31,520	$36,613

Percent of Total Loans Outstanding	7%	8%	9%	12%	15%
Average Balance on Outstanding Loans	$10,567	$9,579	$9,323	$9,301	$9,530

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	23,571	22,413	25,642	24,166	16,282

Total Volume of Contracts Purchased (in 000’s)	$43,471	$37,201	$41,489	$37,858	$23,750

Average Size of Contract Purchased	$1,844	$1,660	$1,618	$1,567	$1,459

Number of Contracts Outstanding	22,066	21,879	22,721	20,194	14,829

Total Contracts Outstanding (in 000’s)	$33,724	$30,346	$30,511	$26,678	$17,788

Percent of Total Loans Outstanding	10%	10%	11%	10%	7%
Average Balance on Outstanding Contracts	$1,528	$1,387	$1,343	$1,321	$1,200

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2006	2005	2004	2003	2002

(in thousands)

	LOANS ACQUIRED

Direct Cash Loans	$ 391,388	$ 348,501	$ 342,812	$ 313,322	$ 287,077
Real Estate Loans	12,568	8,018	9,183	9,612	21,694
Sales Finance Contracts	41,661	35,618	39,473	35,441	21,302
Net Bulk Purchases	3,576	1,702	2,046	2,674	2,723

Total Loans Acquired	$ 449,193	$ 393,839	$ 393,514	$ 361,049	$ 332,796

	LOANS LIQUIDATED

Direct Cash Loans	$ 366,275	$ 336,351	$ 325,001	$ 293,978	$ 271,731
Real Estate Loans	12,579	11,625	13,714	14,922	17,620
Sales Finance Contracts	40,093	37,366	37,656	28,968	20,269

Total Loans Liquidated	$ 418,947	$ 385,342	$ 376,371	$ 337,868	$ 309,620

	LOANS OUTSTANDING

Direct Cash Loans	$267,999	$ 241,313	$ 229,044	$ 211,203	$ 191,819
Real Estate Loans	23,564	23,382	26,989	31,520	36,613
Sales Finance Contracts	33,724	30,346	30,511	26,678	17,788

Total Loans Outstanding	$325,287	$ 295,041	$ 286,544	$ 269,401	$ 246,220

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 31,374	$ 29,709	$ 28,795	$ 26,329	$ 24,637
Real Estate Loans	229	529	1,094	1,245	752
Sales Finance Contracts	5,013	4,423	4,454	3,945	2,006

Total Unearned Finance Charges	$ 36,616	$ 34,661	$ 34,343	$ 31,519	$ 27,395

DELINQUENCIES

We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.

In 2003 the Company implemented a change in how accounts of individuals who have filed for bankruptcy protection are categorized for delinquency.  Prior to 2003, the delinquency rating on such an account was not changed, even though the repayment plan initiated by the bankruptcy court may have been at different payment amounts and terms than the original terms of the loan.  Beginning in 2003, the Company effectively resets the delinquency rating to coincide with the court initiated repayment plan.  Effectively, the account’s delinquency rating is changed going forward under normal grading parameters.

The following table shows the amount of certain classifications of delinquencies and the ratio such delinquencies bear to related outstanding loans:

Year Ended December 31
2006	2005	2004	2003	2002
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 5,598	$ 5,829	$ 4,594	$ 4,000	$ 3,792
Percentage of Principal Outstanding	2.11%	2.44%	2.02%	1.90%	1.99%
90 Days or More Past Due	$ 11,866	$11,206	$ 7,290	$ 7,285	$ 9,602
Percentage of Principal Outstanding	4.47%	4.70%	3.20%	3.47%	5.03%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 176	$ 350	$ 241	$ 416	$ 422
Percentage of Principal Outstanding	.76%	1.55%	.91%	1.33%	1.17%
90 Days or More Past Due	522	$ 768	$ 689	$ 1,089	$ 1,616
Percentage of Principal Outstanding	2.26%	3.39%	2.58%	3.49%	4.47%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 581	$ 620	$ 556	$ 329	$ 293
Percentage of Principal Outstanding	1.73%	2.05%	1.84%	1.25%	1.66%
90 Days or More Past Due	$ 1,049	$ 1,060	$ 745	$ 681	$ 785
Percentage of Principal Outstanding	3.13%	3.51%	2.46%	2.58%	4.46%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent of such net losses to average net loans (loans less unearned finance charges) and to liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2006	2005	2004	2003	2002
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 217,919	$ 195,563	$ 186,271	$ 168,998	$ 152,321
Liquidations	$366,275	$336,351	$325,001	$ 293,978	$ 271,731
Net Losses	$ 16,363	$ 16,074	$ 14,782	$ 12,944	$ 11,053
Net Losses as % of Average Net Loans	7.51%	8.22%	7.94%	7.66%	7.26%
Net Losses as % of Liquidations	4.47%	4.78%	4.55%	4.40%	4.07%

	REAL ESTATE LOANS

Average Net Loans	$ 23,557	$ 24,403	$ 28,155	$ 32,822	$ 34,698
Liquidations	$ 12,579	$ 11,625	$ 13,714	$ 14,922	$ 17,620
Net Losses	$ 65	$ 130	$ 205	$ 221	$ 227
Net Losses as % of Average Net Loans	.28%	.53%	.73%	.67%	.65%
Net Losses as % of Liquidations	.52%	1.12%	1.49%	1.48%	1.29%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 27,950	$ 25,802	$ 25,236	$ 19,425	$ 13,734
Liquidations	$ 40,093	$ 37,366	$ 37,656	$ 28,968	$ 20,269
Net Losses	$ 1,481	$ 1,680	$ 1,339	$ 760	$ 856
Net Losses as % of Average Net Loans	5.30%	6.51%	5.31%	3.91%	6.23%
Net Losses as % of Liquidations	3.69%	4.50%	3.56%	2.62%	4.22%

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

SOURCES OF FUNDS

Our sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2006	2005	2004	2003	2002

Bank Borrowings	7%	3%	3%	-%	-%
Senior Debt	43	53	51	50	49
Subordinated Debt	19	12	13	15	17
Other Liabilities	4	4	5	6	6
Stockholders’ Equity	27	28	28	29	28
Total	100%	100%	100%	100%	100%

Number of Investors	5,868	6,011	6,517	6,391	6,502

As of March 16, 2007 all of our common stock was held by five related individuals and none of our common stock was traded in an established public trading market.  Cash dividends of $2.75 per share were paid in 2006 and 2005, primarily for the purpose of enabling the Company’s shareholders to pay their income tax obligations as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.  The Company maintains no equity compensation plans.

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2006	2005	2004	2003	2002

Senior Borrowings	4.95%	3.74%	3.25%	3.23%	3.65%
Subordinated Borrowings	5.18	3.97	4.22	4.50	5.79
All Borrowings	5.01	3.78	3.49	3.57	4.31

Certain financial ratios relating to debt have been as follows:

At December 31
2006	2005	2004	2003	2002

Total Liabilities to
Stockholders’ Equity	2.69	2.56	2.59	2.49	2.47

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.19	1.50	1.43	1.29	1.19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis provides a narrative on the Company’s financial condition and performance.  The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the major factors expected to affect future operating results. This discussion should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this Annual Report.

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

Overview:

Fiscal year 2006 was one of the most successful in the Company’s history.  We met and/or exceeded each of our corporate goals established at the beginning of the year.  Record high revenue led to a 50% increase in net income during the year as compared to 2005.  We ended the year with a healthy balance sheet which we believe will support the continued growth of the Company.  A significant increase in loan originations, the introduction of two new products and a reduction in credit losses were some of the key factors contributing to the year’s strong financial performance.

As a service to our customers, two new products were introduced during the year just ended.  In May 2006, we began piloting our “Live Check” product in Alabama.  This new loan product focuses on former borrowers and/or sales finance customers.  The results of this pilot project have been very favorable and we are excited about expanding this product into the other states in which we operate.

Another new product the Company introduced in 2006 was the sale of auto club memberships.  This product provides an array of benefits for licensed drivers who opt for this service.  Beginning in October 2006 we began selling these memberships as an agent for a third party provider.  The Company has no risks associated with the memberships, as all claims for benefits are paid for by the third party provider.  The results have been very positive.

Six new offices were opened during the year and a seventh office was purchased from another finance company.  These new offices added $3.0 million to our net receivables during the year.  We ended the year with a total of 226 branch offices.

Financial Condition:

As previously mentioned, the Company ended the year with a strong balance sheet.  Total assets grew $37.7 million (12%) to $362.6 million at December 31, 2006 from $324.9 million at December 31, 2005.  The majority of the increase was in our unrestricted cash and cash equivalents position and in our loan portfolio.

At December 31, 2006, the Company had $24.0 million in cash and cash equivalents on hand compared to $14.0 million at December 31, 2005, representing a $10.0 million (72%) increase.  The majority of the increase was due to surplus funds generated by the Company’s insurance subsidiaries.

During 2006, the Company generated approximately $449.2 million in loan acquisitions compared to $393.8 million during 2005.  Loan acquisitions represent credit extensions to new and former borrowers, refinanced balances of current customers and purchased sales finance contracts.  The increase in loan acquisitions resulted in a $31.0 million (14%) increase in our net loan portfolio at December 31, 2006 as compared to December 31, 2005.

Inherent in the loan portfolio are probable losses due to the inability of some customers to ultimately pay their obligations.  The creditworthiness of our loan portfolio is continually monitored and the Company maintains an allowance for loan losses to cover probable losses.  This allowance is shown by an off-setting account under our loan receivables category on the balance sheet.  We determine the amount of the allowance by reviewing our previous loss experience, reviewing specifically identified loans in which we believe collection is doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio.  As a result of the increase in our loan portfolio, we increased the allowance for loan losses to $18.1 million as of December 31, 2006 compared to $16.9 million at December 31, 2005.

Investing activity by the Company’s insurance subsidiaries also contributed to the overall increase in assets.  Our investment portfolio grew to $73.1 million at December 31, 2006 as compared to $71.5 million at the end of the previous year, representing a $1.6 million (2%) increase.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 71% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the equity section of the Company’s balance sheet, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities carried at amortized cost and designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity.

Total liabilities of the Company increased $30.5 million (13%) at December 31, 2006 compared to December 31, 2005.  The majority of the increase resulted from additional obligations attendant to an increase in sales of the Company’s debt securities, and an increase in the amounts outstanding under the Company’s credit line.  Sales of the Company’s debt securities continue to be the primary funding source for the Company’s operations; however, the growth in sales in 2006 did not fully offset the increase in funding required for the growth in our loan portfolio.  Hence, the Company utilized amounts available under its credit agreement as an additional funding source.  In 2006, the Company experienced a shift in investor preference from purchases of its senior demand notes to its higher yielding subordinated debt, which has a fixed maturity.

An increase in accounts payable and accrued expenses also contributed to the overall increase in total liabilities at December 31, 2006.  Accounts payable and accrued expenses rose $1.4 million (10%) at the end of 2006 as compared to the end of 2005, mainly due to an increase in the accrual for the Company’s 2006 incentive bonus.

Results of Operations:

Revenues increased significantly during 2006 as compared to the preceding two years.  During 2006, the Company generated $115.0 million in revenues as compared to $101.8 and $98.5 million during 2005 and 2004, respectively.  Higher earnings on the loan portfolio, growth in insurance revenue and commissions received on sales of auto club memberships were the main contributing factors.

The higher revenues and lower credit losses during 2006 resulted in a significant improvement in net income during the year as compared to the preceding two years.  During 2006, net income was $7.7 million compared to $5.1 million and $5.0 million during 2005 and 2004, respectively.  Contributing to the lower net income levels during the preceding two years was the impact and related costs of the conversion of the Company’s loan and accounting operations to a new computer system.  In addition, expenses related to the impact of Hurricanes Katrina and Rita also contributed to lower net income during 2005.

Net Interest Income:

Net interest income represents the margin between income earned on loans and investments and the interest paid on bank loans, debt securities and capital lease obligations.  Our operating results each year are contingent on our ability to successfully manage this margin.  Factors affecting the margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and average outstanding debt, as well as the general interest rate environment.   Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans.  Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment.

Our net interest margin was $69.6 million, $64.4 million and $61.5 million during each of the three years ended December 31, 2006, 2005 and 2004, respectively.  Higher levels of average net receivables outstanding during 2006 and 2005, and the associated finance charge income earned thereon, led to the higher margins in each of those years.   Interest income increased $9.2 million (13%) during 2006 as compared to 2005 and $3.7 million (5%) during 2005 as compared to 2004.

During the two year period ended December 31, 2006, average interest rates the Company pays on its debt have increased significantly.  Our average interest rates increased to 5.01% during 2006, compared to 3.78% in 2005 and 3.49% in 2004.  The higher rates and an increase in average debt outstanding caused interest costs to increase $4.0 million (50%) during 2006 as compared to 2005, and $.9 million (12%) during 2005 as compared to 2004.

Net Insurance Income:

Earnings from our insurance operations increased $3.1 million during 2006 as compared to 2005 mainly due to increases in the amount of credit insurance in force.   A decrease in claims during the year just ended also contributed to higher insurance income.

Net insurance income during 2005 declined $1.0 million (5%) as compared to 2004.  Lower premium revenue and higher claims during the period were the cause of the decline.  A factor contributing to the lower premium revenue was a term limit of twelve months imposed by the Mississippi Insurance Department on limited physical damage insurance written in Mississippi, effective January 2005.

The decline in net insurance income during 2005 was also due to higher claims incurred, mainly as a result of the Hurricanes Katrina and Rita.   Many customers in the affected areas who had opted for credit insurance when they obtained their loans filed property claims for damages incurred by the storms.

Other Revenue:

Other revenue encompasses various other sources of income including service charge income, rent income and other miscellaneous income.  During 2006, other revenue was $2.2 million as compared to $1.0 million and $.9 million during 2005 and 2004, respectively.  Beginning in October 2006, the Company began selling auto club memberships as an agent for a third party provider.  The commissions earned on the sale of these memberships produced approximately $1.3 million in additional revenue for the Company during 2006.

Provision for Loan Losses:

The Company’s provision for loan losses reflect the level of net charge-offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.

Prior to 2006, the Company’s provision for loan losses had increased each year mainly due to higher write-offs of non performing loans.  During 2006, this trend reversed and the Company experienced a slight decrease in the provision.  Three factors attributed to the decline.  One factor was concerted collection efforts by our employees to collect accounts before they fell under our charge off policy.  A second factor was the sale of previously charged off accounts on which we had not received a payment in three or more years.  The sale enabled us to recover a portion of the originally charged off balance on the accounts sold.  The third factor was a reduction in bankruptcy filings which led to a reduction in charge offs.  Federal bankruptcy laws which became effective October 17, 2005 appear to have curtailed the number of bankruptcy filings the Company was experiencing prior to the laws being enacted.  Prior to October 1, 2005, the Company averaged approximately $1.0 million a month in bankruptcy filings by its loan customers.  During October 2005, bankruptcy filings by our loan customers more than doubled in amount as individuals made an increasing number of filings prior to the October 17th enactment of the new laws.  Since the law was enacted, customer bankruptcy filings have declined, resulting in charge offs of approximately $.7 million each month.  At December 31, 2006, the balance on bankrupt accounts was $9.7 million, compared to $11.8 million at December 31, 2005 and $12.3 million at December 31, 2004.

During 2006, 2005 and 2004 the provision for loan losses was $19.1 million, $19.5 million and $18.1 million, respectively.   Higher write-offs on non-performing loans led to the increases in the loss provision during 2005 as compared to 2004.

The creditworthiness of the loan portfolio will continue to be monitored considering factors such as previous loss experience, delinquency status, bankruptcy trends, the perceived ability of the borrower to repay, value of the underlying collateral and changes in the size of the loan portfolio.  Additions will be made to the allowance for loan losses when we deem it appropriate to protect against probable losses in the current portfolio.  Currently, we believe the allowance for loan losses is adequate to absorb actual losses.  However, if conditions change, future additions to the allowance may be necessary in order to provide adequate protection against probable losses in the current portfolio.

Other Operating Expenses:

As the Company has expanded its operations, the level of employment has also expanded.  Personnel expense increased $4.5 million (12%) during 2006 as compared to 2005 due to the increase in the employee base, merit salary increases, increased accruals for incentive bonuses, increased accruals for profit sharing contributions, higher employee medical claims and a decline in deferred salary expense.  During 2005, personnel expense increased $1.6 million (5%) as compared to 2004 mainly due to merit salary increases and higher insurance claims incurred by the Company’s employee health insurance plan.

New office openings and lease renewals for existing branch offices were the main causes of the $.4 million (4%) and $.3 million (4%) increases in occupancy expense during 2006 and 2005, respectively.  Also contributing the increases each year were higher utility costs and depreciation on furniture and equipment.

Increases in advertising expenditures, collection expenses, travel expenses, management meetings, postage, consultant fees and stationery and supplies were the primary factors responsible for the $1.7 million (11%) increase in other miscellaneous operating expenses during 2006 as compared to the prior year.  A gain on the sale of certain property during 2005 which reduced expenses that year, also contributed to the increase in 2006.

Other miscellaneous operating expenses decreased $1.5 million (9%) during 2005 as compared to 2004 primarily due to a decline in computer system conversion expenses.  The majority of the cost associated with the actual conversion and training of employees occurred in 2004.  A gain on the sale of certain property added to the reduction of other expenses during 2005.  Also contributing to the decline in other expenses during 2005 was lower advertising expenses, lower legal expenses and a reduction in stationary and supply expenditures.

Income Taxes:

The Company has elected to be treated as an S Corporation for income tax reporting purposes.  Taxable income or loss of an S Corporation is included in the individual tax returns of the shareholders of the Company.  However, income taxes continue to be reported for the Company’s insurance subsidiaries, as they are not allowed to be treated as an S Corporation, and for the Company’s state taxes in Louisiana, which does not recognize S Corporation status.  Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company’s subsidiaries.  The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes.

Effective income tax rates for the years ended December 31, 2006, 2005 and 2004 were 30.4%, 33.0% and 33.8%, respectively.  The higher rates during 2005 and 2004 were due to higher losses of the S Corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Loses of the S Corporation were lower during 2006.

Other:

During 2005, the Company began the process of preparing to comply with certain requirements of the Sarbanes-Oxley Act of 2002.  The original deadline for compliance with these requirements was prior to the completion of the Company’s fiscal year ending December 31, 2005; however, the deadline for certain companies, including 1st Franklin, has been extended to December 31, 2007.  The Sarbanes-Oxley Act sets out requirements with respect to, among other things, corporate governance and financial accounting disclosures.  During 2006, we incurred approximately $.1 million in expenses.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility of market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans.  Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2006.  Rates associated with the marketable debt securities represent weighted averages based on the yield of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The Company’s subordinated debt securities offer various interest adjustment periods, at which time the interest rate will reset, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans are excluded from the information below since interest rates charged on loans are based on rates allowable in compliance with federal and state guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2012 &		Fair
	2007	2008	2009	2010	2011	Beyond	Total	Value
Assets:	(in millions)
Marketable Debt Securities	$ 10	$ 11	$ 11	$ 10	$ 10	$ 21	$73	$73
Average Interest Rate	3.9%	4.0%	3.9%	4.1%	4.2%	4.4%	4.3%
Liabilities:
Senior Debt:

Senior Demand Notes	$49	—	—	—	—	—	$49	$49
Average Interest Rate	3.3%	—	—	—	—	—	3.3%

	Expected Year of Maturity
						2011 &		Fair
	2007	2008	2009	2010	2011	Beyond	Total	Value
Liabilities (continued):	(in millions)
Commercial Paper	$108	—	—	—	—	—	$108	$108
Average Interest Rate	6.7%	—	—	—	—	—	6.7%
Notes Payable to Banks	--	—	$ 25	—	—	—	$ 25	$ 25
Average Interest Rate	--	—	7.8%	—	—	—	7.8%

Subordinated Debentures	$ 7	$ 9	$ 10	$ 41	—	—	$ 67	$ 67
Average Interest Rate	5.4%	6.1%	5.7%	6.5%	—	—	6.2%

Liquidity and Capital Resources:

Liquidity is the ability of the Company to meet short-term financial obligations, either through the collection of receivables or by generating additional funds through liability management. The Company’s liquidity is therefore dependent on the collection of its receivables, the sale of debt securities and the continued availability of funds under the Company’s revolving credit agreement (the “Revolver”).

As of December 31, 2006 and December 31, 2005, the Company had $24.0 million and $14.0 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2006 and 2005, respectively, 95% and 97% of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of assets.  Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2006, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $34.3 million and $36.0 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2007 without prior approval of the Georgia Insurance Commissioner is approximately $8.3 million.  The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

Most of the Company's loan portfolio is financed through sales of its various debt securities, which, because of certain redemption features, have a shorter average maturity than the loan portfolio as a whole.  The difference in maturities may adversely affect liquidity if the Company is not able to continue to sell debt securities at interest rates and terms that are responsive to the demands of the marketplace or maintain sufficient unused bank borrowings.

In addition to funding liquidity through the sales of its debt securities, the Company maintains an external source of funds through its Revolver.  Prior to December 15, 2006 the Company had a credit agreement with Wachovia Bank, N.A., which provided for unsecured borrowings up to $30.0 million. Effective December 15, 2006, a new credit line agreement was executed with Wachovia Bank, N.A. and BMO Capital Markets Financing, Inc., which provides for unsecured borrowings up to $50.0 million, subject to certain limitations.  This agreement expires three years from its date.  Any amounts then outstanding will be due and payable on such date.  Available but unborrowed amounts under the Revolver are subject to a periodic unused line fee, the percentage and amount of which is dependent on the then-outstanding amounts under the Revolver.  The interest rate under the Revolver is equivalent to either (a) the base rate (which equals the higher of the Prime Rate or 0.5% above the Federal Funds Rate, each as defined) or (b) the London Interbank Offered Rate (“LIBOR”) determined on an interest period of 1-month, 2-months, 3-months or 6-months, at the option of the Company, plus, in each case, an Applicable Margin (as defined).  Base rate borrowings may be converted to LIBOR borrowings, and vice versa, at the option of the Company.  As of December 31, 2006, $24.9 million was outstanding under the Revolver at an interest rate of 7.75%, and available borrowings under the Revolver were $25.1 million.  Periodic funding of amounts available under the Revolver is subject to conditions customary for financing transactions of this nature, including various debt covenants.

The credit agreement governing the Revolver requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit agreements of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying Material Contracts (as defined); (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (k) capital expenditures; or (l) speculative transactions.  The credit agreement governing the Revolver also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2006, the Company was in compliance with all covenants.

The Company was subject to the following contractual obligations and commitments at December 31, 2006:

2012 &
2007	2008	2009	2010	2011	Beyond	Total

(in millions)

Contractual Obligations:
Credit Line *	$ 2.0	$ 2.0	$26.8	$ -	$ -	$ -	$ 30.8
Bank Commitment Fee **	.1	.1	.1	-	-	-	.3
Senior Demand Notes *	50.5	-	-	-	-	-	50.5
Commercial Paper *	109.7	-	-	-	-	-	109.7
Subordinated Debt *	56.6	15.5	1.0	11.5	-	-	84.6
Operating leases (offices)	3.4	2.7	1.8	1.1	.5	-	9.5
Operating leases (equipment)	.9	.8	.1	._	-	-	1.8
Capitalized leases (equipment)	.3	.2	._	._	-	-	.5
Software service contract **	2.4	2.4	2.4	2.4	2.4	7.1	19.1
Data communication lines contract **	2.7	1.8	-	-	-	-	4.5
Total	$228.6	$25.5	$32.2	$15.0	$ 2.9	$ 7.1	$311.3

* Includes estimated interest at current rates.
** Based on current usage.

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

Revenue Recognition:

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

Insurance Claims Reserves:

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

New Accounting Pronouncements:

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB No. 109, Accounting for Income Taxes.  FIN 48 clarifies the accounting for income taxes by prescribing how companies should recognize, measure, present and disclose uncertain tax positions that have been taken on a tax return.  The Company will adopt FIN 48 as of January 1, 2007, as required, and is still in the process of evaluating the impact that FIN 48 may have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, (“SFAS No.157”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements disclosures about fair value measurements.  SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new assets or liabilities to be measured at fair value.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact that SFAS No. 157 may have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115,” (“SFAS No. 159”), which permits companies to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  Management is currently evaluating the effect that SFAS No. 159 may have on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission’s staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements.  SAB NO. 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB No. 108.  The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin.  Financial statements would require adjustment when either approach results in quantifying a misstatement that is material.  Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended.  If a Company determines that an adjustment to prior year financial statements is required upon adoption of SAB No. 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB No. 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to fiscal 2006 opening balance in retained earnings.  SAB No. 108 is effective for interim periods of the first fiscal year ending after November 15, 2006.  The adoption of SAB No. 108 did not impact our consolidated financial statements.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
March 15, 2007

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2006 AND 2005

ASSETS

2006	2005

	CASH AND CASH EQUIVALENTS (Note 4):
	Cash and Due From Banks	$ 4,290,337	$ 2,202,925
	Short-term Investments	19,738,430	11,785,166
		24,028,767	13,988,091

	RESTRICTED CASH (Note 1)	1,869,583	1,591,967

	LOANS (Note 2):
	Direct Cash Loans	267,999,176	241,313,264
	Real Estate Loans	23,563,575	23,382,248
	Sales Finance Contracts	33,724,033	30,345,466
		325,286,784	295,040,978

Less:	Unearned Finance Charges	36,615,665	34,661,179
	Unearned Insurance Premiums	20,723,607	18,834,971
	Allowance for Loan Losses	18,085,085	16,885,085
		249,862,427	224,659,743

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	52,032,039	48,431,606
	Held to Maturity, at amortized cost	21,034,074	23,041,123
		73,066,113	71,472,729

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $13,361,391 and $12,770,424 in 2006 and 2005, respectively	7,062,439	7,217,783
	Deferred Acquisition Costs	1,160,106	1,024,096
	Due from Non-affiliated Insurance Company	1,581,854	1,299,766
	Miscellaneous	3,935,980	3,655,586
		13,740,379	13,197,231

	TOTAL ASSETS	$ 362,567,269	$ 324,909,761

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2006 AND 2005

LIABILITIES AND STOCKHOLDERS' EQUITY

2006	2005

SENIOR DEBT (Note 5):
Notes Payable to Banks	$ 24,827,681	$ 9,018,370
Senior Demand Notes, including accrued interest	48,851,811	64,120,201
Commercial Paper	107,794,812	107,574,284
	181,474,304	180,712,855

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	15,538,750	14,110,767

SUBORDINATED DEBT (Note 6)	67,189,657	38,901,635

Total Liabilities	264,202,711	233,725,257

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2006 and 2005	--	--
Accumulated Other Comprehensive Income	243,805	268,012
Retained Earnings	97,950,753	90,746,492
Total Stockholders' Equity	98,364,558	91,184,504

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 362,567,269	$ 324,909,761

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
INTEREST INCOME: Finance Charges Investment Income	$ 77,914,247 3,710,980 81,625,227	$ 69,228,623 3,174,145 72,402,768	$ 66,068,779 2,609,639 68,678,418
INTEREST EXPENSE: Senior Debt Subordinated Debt	8,875,312 3,118,314 11,993,626	6,309,551 1,706,478 8,016,029	5,073,818 2,063,150 7,136,968

NET INTEREST INCOME	69,631,601	64,386,739	61,541,450

PROVISION FOR LOAN LOSSES (Note 2)	19,108,562	19,483,632	18,096,969

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	50,523,039	44,903,107	43,444,481

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	31,256,387 (6,416,995) 24,839,392	28,438,711 (6,732,679) 21,706,032	28,864,383 (6,133,770) 22,730,613

OTHER REVENUE	2,160,753	985,194	915,745

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	40,378,370 8,979,037 17,143,101 66,500,508	35,926,511 8,622,917 15,424,125 59,973,553	34,312,589 8,287,737 16,963,690 59,564,016

INCOME BEFORE INCOME TAXES	11,022,676	7,620,780	7,526,823

PROVISION FOR INCOME TAXES (Note 10)	3,350,914	2,512,081	2,545,601

NET INCOME	$ 7,671,762	$ 5,108,699	$ 4,981,222

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods ( 1,700 voting, 168,300 non-voting)	$45.13	$30.05	$29.30

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income	Total

Balance at December 31, 2003	170,000	$170,000	$82,622,954	$ 1,051,078	$83,844,032

Comprehensive Income:
Net Income for 2004	—	—	4,981,222	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(224,686)
Total Comprehensive Income	—	—	—	—	4,756,536
Cash Distributions Paid	—	—	(1,498,882)	—	(1,498,882)

Balance at December 31, 2004	170,000	170,000	86,105,294	826,392	87,101,686

Comprehensive Income:
Net Income for 2005	—	—	5,108,699	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(558,380)
Total Comprehensive Income	—	—	—	—	4,550,319
Cash Distributions Paid	—	—	(467,501)	—	(467,501)

Balance at December 31, 2005	170,000	170,000	90,746,492	268,012	91,184,504

Comprehensive Income:
Net Income for 2006	—	—	7,671,762	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(24,207)
Total Comprehensive Income	—	—	—	—	7,647,555
Cash Distributions Paid	—	—	(467,501)	—	(467,501)

Balance at December 31, 2006	170,000	$170,000	$97,950,753	$ 243,805	$98,364,558

Disclosure of reclassification amount:			2006	2005	2004

Unrealized holding gains (losses) arising during period, net of applicable income tax benefits of $54,772, $230,317 and 125,976 for 2006, 2005 and 2004, respectively
			$ (17,527)	$ (565,267)	$ (203,796)

Less: Reclassification adjustment for net gains (losses) included in income, net of applicable income taxes of $2,471, ($2,521) and $6,660 for 2006, 2005 and 2004, respectively			6,680	(6,887)	20,890

Net unrealized gains (losses) on securities, net of applicable income tax benefits of $57,243, $227,696 and $132,636 of 2006, 2005 and 2004, respectively			$ (24,207)	$ (558,380)	$ (224,686)

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 7,671,762	$ 5,108,699	$ 4,981,222
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	19,108,562	19,483,632	18,096,969
Depreciation and amortization	1,888,433	1,827,138	1,754,700
Provision for deferred taxes	286,851	46,005	79,896
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	7,205	(247,414)	116,407
(Increase) decrease in Miscellaneous Assets and other	(698,492)	(778,605)	413,522
Increase (decrease) in Other Liabilities	1,198,375	(964,319)	(1,404,963)
Net Cash Provided	29,462,696	24,475,138	24,037,753

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(231,849,878)	(196,159,931)	(196,761,835)
Loan payments	187,538,632	170,909,595	166,233,836
Increase in restricted cash	(277,616)	(35,037)	(1,206,930)
Purchases of securities, available for sale	(9,537,168)	(16,172,200)	(9,658,757)
Purchases of securities, held to maturity	--	--	(7,429,492)
Redemptions of securities, available for sale	5,778,000	4,195,250	7,816,250
Redemptions of securities, held to maturity	1,995,000	3,255,000	3,105,000
Principal payments on securities, available for sale	--	--	248,854
Capital expenditures	(2,089,399)	(2,086,599)	(3,499,585)
Proceeds from sale of equipment	438,439	581,808	210,732
Net Cash Used	(48,003,990)	(35,512,114)	(40,941,927)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Notes Payable to
Banks and Senior Demand Notes	540,921	(3,579,488)	8,812,994
Commercial Paper issued	44,177,066	44,700,469	28,626,116
Commercial Paper redeemed	(43,956,538)	(29,075,878)	(16,975,372)
Subordinated Debt issued	35,526,664	6,669,812	5,754,767
Subordinated Debt redeemed	(7,238,642)	(9,078,706)	(8,520,172)
Dividends / Distributions paid	(467,501)	(467,501)	(1,498,882)
Net Cash Provided	28,581,970	9,168,708	16,199,451

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	10,040,676	(1,868,268)	(704,723)

CASH AND CASH EQUIVALENTS, beginning	13,988,091	15,856,359	16,561,082

CASH AND CASH EQUIVALENTS, ending	$ 24,028,767	$ 13,988,091	$ 15,856,359

Cash paid during the year for:	Interest	$ 11,694,753	$ 7,964,734	$ 7,101,750
	Income Taxes	3,137,391	2,571,625	2,517,856

See Notes to Consolidated Financial Statements

1ST FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which acquires and services direct cash loans, real estate loans and sales finance contracts through 226 branch offices located throughout the southeastern United States.  (See inside front cover of this Annual Report for branch office locations.)  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the life, the accident and health and the property insurance so written.

Basis of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated.

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

Loans.  The fair value of the Company's direct cash loans and sales finance contracts approximate the carrying value since the estimated life, assuming prepayments, is short-term in nature.  The fair value of the Company's real estate loans approximate the carrying value since the rate charged by the Company approximates market rates.

Marketable Debt Securities.  The fair value for marketable debt securities is based on quoted market prices.  If a quoted market price is not available, fair value is estimated using market prices for similar securities.  See Note 3 for the fair value of marketable debt securities.

Senior Debt. The carrying value of the Company's senior debt approximates fair value due to the relatively short period of time between the origination of the instruments and their expected payment.

Subordinated Debt. The carrying value of the Company's subordinated debt approximates fair value due to the repricing frequency of the debt.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could vary from these estimates; however, in the opinion of Management, such variances would not be material.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $854,592 and $984,775 at December 31, 2006 and 2005, respectively, and are included in unearned insurance premiums on the balance sheet.

Policy acquisition costs of the insurance subsidiaries are deferred and amortized to expense over the life of the policies on the same methods used to recognize premium income.

Commissions received from the sale of auto club memberships are earned at the time the membership is sold.  The Company sells the memberships as an agent for a third party.  The Company has no further obligations after the date of sale as all claims for benefits are paid and administered by the third party.

Depreciation and Amortization:

Office machines, equipment (including equipment and capital leases) and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.

Restricted Cash:

At December 31, 2006, 2005 and 2004, the Company had cash of $1,869,583, $1,591,967 and $1,556,930, respectively, that was held in restricted accounts at its insurance subsidiaries in order to meet the deposit requirements of the State of Georgia and to meet the reserve requirements of its reinsurance agreements.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  In Management's opinion, there has been no impairment of carrying value of the long-lived assets, including property and equipment and other intangible assets, at December 31, 2006.

Income Taxes:

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB No. 109, Accounting for Income Taxes.  FIN 48 clarifies the accounting for income taxes by prescribing how companies should recognize, measure, present and disclose uncertain tax positions that have been taken on a tax return.  The Company will adopt FIN 48 as of January 1, 2007, as required, and is still in the process of evaluating the impact that FIN 48 may have on its consolidated financial statements.

No provision for income taxes has been made by the Company since it has elected to be treated as an S Corporation. However, the state of Louisiana does not recognize S Corporations, and the Company has accrued amounts necessary to pay the required income taxes in such state. The Company’s insurance subsidiaries remain taxable and income taxes are provided where applicable (Note 10).

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

Marketable Debt Securities:

Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 2006 and 2005 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

2. LOANS

The Company's consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2006 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2007	67.03%	19.73%	63.13%
2008	28.07	18.92	26.81
2009	4.05	17.15	8.06
2010	.59	14.44	1.78
2011	.12	10.03	.19
2012 & beyond	.14	19.73	.03
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2006 and 2005, cash collections applied to the principal of loans totaled $187,538,632 and $170,909,595, respectively, and the ratios of these cash collections to average net receivables were 69.61% and 69.54%, respectively.

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

The Company held $27,982,307 and $29,229,634 of loans in a non-accrual status at December 31, 2006 and 2005, respectively.

An analysis of the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004 is shown in the following table:

	2006	2005	2004
Beginning Balance	$ 16,885,085	$ 15,285,085	$ 13,515,085
Provision for Loan Losses	19,108,562	19,483,632	18,096,969
Charge-Offs	(23,115,442)	(22,315,779)	(20,669,102)
Recoveries	5,206,880	4,432,147	4,342,133
Ending Balance	$18,085,085	$ 16,885,085	$ 15,285,085

3. MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2006
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 12,512,644	$ 10,176	$ (174,160)	$ 12,348,660
Obligations of states and
political subdivisions	39,275,384	141,238	(474,866)	38,941,756
Corporate securities	130,316	611,307	--	741,623
	$ 51,918,344	$ 762,721	$ (649,026)	$ 52,032,039

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2005
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 11,086,541	$ 9,083	$ (210,238)	$ 10,885,386
Obligations of states and
political subdivisions	36,768,810	247,430	(366,806)	36,649,434
Corporate securities	381,110	515,677	--	896,787
	$ 48,236,461	$ 772,190	$ (577,044)	$ 48,431,607

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2006
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 5,467,437	$ 2,076	$ (129,458)	$ 5,340,055
Obligations of states and
political subdivisions	15,566,637	114,481	(87,911)	15,593,207
Corporate securities	--	--	--	--
	$ 21,034,074	$ 116,557	$ (217,369)	$ 20,933,262

December 31, 2005
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 5,469,203	$ 9,612	$ (137,190)	$ 5,341,625
Obligations of states and
political subdivisions	17,071,209	191,357	(85,344)	17,177,222
Corporate securities	500,711	1,444	--	502,155
	$ 23,041,123	$ 202,413	$ (222,534)	$ 23,021,002

The amortized cost and estimated fair market values of marketable debt securities at December 31, 2006, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 7,452,464	$ 8,046,729	$ 2,233,290	$ 2,225,733
Due after one year through five years	28,005,024	27,743,973	14,204,644	14,090,482
Due after five years through ten years	16,061,428	15,856,963	4,096,140	4,127,047
Due after ten years	399,428	384,374	500,000	490,000
	$ 51,918,344	$ 52,032,039	$ 21,034,074	$ 20,933,262

The following table is an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2006:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 996,719	$ 770	$ 9,421,477	$ 173,390	$ 10,418,196	$ 174,160
Obligations of states and political subdivisions	7,195,756	21,052	20,618,380	453,814	27,814,136	474,866
Total	8,192,475	21,822	30,039,857	627,204	38,232,332	649,026

Held to Maturity:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	--	--	4,631,086	129,458	4,631,086	129,458
Obligations of states and political subdivisions	1,895,693	3,399	3,811,884	84,512	5,707,577	87,911
Total	1,895,693	3,399	8,442,970	213,970	10,338,663	217,369

Overall Total	$ 10,088,168	$ 25,221	$ 38,482,827	$ 841,173	$ 48,570,995	$ 866,394

The table above represents 149 investments held by the Company, the majority of which are rated AAA.  The unrealized losses on the Company’s investments were the result of interest rate increases.  The total impairment was less than 2% of the fair value of the affected investments.  Based on the ratings of these investments, the Company’s ability and intent to hold these investments until a recovery of fair value and after considering the severity and duration of the impairments, the Company does not consider the impairment of these investments to be other-than-temporary at December 31, 2006.

There were no sales of investments in debt securities available-for-sale during 2006.  Proceeds from redemptions of investment securities due to call provisions and regularly scheduled maturities during 2006 were $7,775,000.  Gross gains of $9,151 were realized on these redemptions.

There were no sales of investments in debt securities available-for-sale during 2005.  Proceeds from redemptions of investment securities due to call provisions and regularly scheduled maturities during 2005 were $7,450,250.  Gross gains of $8,810 and gross losses of $18,218 were realized on these redemptions.

There were also no sales of investments in debt securities available-for-sale during 2004.  Proceeds from redemptions of investment securities due to call provisions and regularly scheduled maturities during 2004 were $11,170,104.  Gross gains of $29,223 and gross losses of $1,673 were realized on these redemptions.

4. INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2006 and 2005, respectively, 95% and 97% of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investments that may constitute an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  At December 31, 2006, Frandisco Property and Casualty Insurance and Frandisco Life Insurance Company had a statutory surplus of $34.3 million and $36.0 million, respectively.  The Company did not receive any dividends from its insurance subsidiaries for any period presented.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2007 without the prior approval of the Georgia Insurance Commissioner is approximately $8.3 million.

5. SENIOR DEBT

Effective December 15, 2006, the Company entered into a revolving credit agreement which governs the terms of a revolving credit facility (the “Credit Agreement”) with Wachovia Bank, N.A. and BMO Capital Markets Financing, Inc. and which provides for maximum borrowings of up to $50.0 million or 80% of our net finance receivables (as defined in the Credit Agreement), whichever is less.  The borrowings are on an unsecured basis.  All borrowings bear interest at .5% below the prime rate of interest or at a defined margin above a chosen LIBOR term, at the option of the Company.  A commitment fee is paid quarterly based on the unused funds available.  If unused funds are less than $30 million, the fee is .25% of the unused amount and if unused funds are greater than or equal to $30 million, the fee rate is .50% of the unused amount.  In addition, a facility fee of $50,000 was paid to the banks when the Credit Agreement was executed.

The Credit Agreement has a commitment termination date of December 15, 2009.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The banks also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the Credit Agreement or if the financial condition of the Company becomes unsatisfactory to the banks, according to standards set forth in the Credit Agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.

Prior to December 15, 2006, the Company had a line of credit with a bank which provided for maximum unsecured borrowings of $30.0 million or 80% of our net finance receivables (as defined in the credit agreement), whichever was less.  Interest rates were similar to those contained in the Credit Agreement.  At December 31, 2006 and 2005, the Company had balances of $24.8 million and $9.0 million, respectively, in borrowings against the credit facilities in existence at the applicable dates at interest rates of 7.75% and 6.75%, respectively.

At December 31, 2006 and 2005, the Company had balances of $24.8 million and $9.0 million, respectively, in borrowings against the credit facilities in existence at the applicable dates.

The Company’s Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

Commercial Paper is issued by the Company in amounts in excess of $50,000, with maturities of less than 270 days and at competitive interest rates that the Company believes are competitive in its market.

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2006:
Bank	7.75%	$ 24,828	$ 14,988	7.59%
Senior Demand Notes	3.30	63,945	55,508	3.14
Commercial Paper	6.65	108,406	105,481	5.72
All Categories	5.90	181,474	175,977	5.07

2005:
Bank	6.75%	$ 10,387	$ 1,953	5.54%
Senior Demand Notes	2.91	67,523	64,419	2.45
Commercial Paper	4.93	108,544	101,725	4.44
All Categories	4.30	180,713	168,097	3.69

2004:
Bank	5.00%	$ 10,387	$ 1,789	4.46%
Senior Demand Notes	2.28	67,905	65,046	2.28
Commercial Paper	4.11	93,076	85,859	3.97
All Categories	3.44	168,667	152,694	3.25

6. SUBORDINATED DEBT

The payment of the principal and interest on the Company’s subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

Subordinated debt consists of Variable Rate Subordinated Debentures which mature four years after their date of issue.  The maturity date is automatically extended for an additional four years unless the holder or the Company redeems the debenture on its original maturity date or within any applicable grace period thereafter.  The debentures have various minimum purchase amounts with varying interest rates and interest adjustment periods for each respective minimum purchase amount, each as established. Interest rates on the debentures are adjusted at the end of each adjustment period.  The debentures may also be redeemed by the holder at the applicable interest adjustment date or within any applicable grace period thereafter without penalty.  Redemptions at any other time are at the discretion of the Company and are subject to an interest penalty. The Company may redeem the debentures for a price equal to 100% of the principal plus accrued but unpaid interest upon 30 days’ notice to the holder.

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2006	2005	2004	2006	2005	2004

6.16%	4.36%	3.96%	5.43%	4.01%	4.19%

Maturity information on the Company's subordinated debt at December 31, 2006 is as follows:

	Amount Maturing
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2007	$ 7,054,247	$ 45,365,707
2008	8,543,968	12,076,612
2009	10,443,380	806,170
2010	41,148,063	8,941,169
	$ 67,189,658	$ 67,189,658

7. COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  There are also operating and capitalized leases for computer equipment the Company uses in its operations.  Operating leases for equipment have terms of three years and the capitalized leases have terms of five years.  Total operating lease expense was $4,463,315, $4,267,824 and $4,117,558 for the years ended December 31, 2006, 2005 and 2004, respectively.  The Company’s minimum aggregate lease commitments at December 31, 2006 are shown in the table below.

Year	Capitalized Equipment Leases	Operating Equipment Leases	Operating Occupancy Leases	Total Operating Leases

2007	$ 244,803	$ 842,242	$ 3,397,552	$ 4,239,794
2008	214,349	828,072	2,737,750	3,565,822
2009	9,282	101,623	1,745,550	1,847,173
2010	--	--	1,140,629	1,140,629
2011	--	--	531,534	531,534
2012 and beyond	--	--	29,812	29,812
Total	494,434	$ 1,771,937	$ 9,582,827	$ 11,354,764
Less: Amount representing interest	25,857
Capital lease obligation	$ 442,577

As of December 31, 2006 and 2005, the Company had capital lease obligations of $442,577 and $658,277, respectively, recorded in accounts payable and accrued expenses.

The Company is involved in various other claims and lawsuits incidental to its business from time to time.  In the opinion of Management, the ultimate resolution of any such claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

8. EMPLOYEE BENEFIT PLANS

The Company maintains a profit sharing and 401(k) plan, which is qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who has attained the age of 18, worked 1,000 hours and twelve consecutive months for the Company is eligible to participate in the profit sharing portion of the plan; automatic enrollment takes place on the January 1st or July 1st after meeting the requirements.   The Company’s contribution to the profit sharing plan is determined at the discretion of the executive officers of the Company and approved by the Board of Directors, based on the profits of 1st Franklin Financial Corporation.   An employee becomes 100% vested in his/her profit sharing account after he/she has completed at least five years of service, with 1,000 hours completed in each year.  Total contributions by the Company were $992,018, $620,000, and $620,000 for the years 2006, 2005, and 2004, respectively.

Upon hire, any employee who has attained the age of 18 is eligible to participate in the 401(k) portion of the plan; voluntary enrollment may take place any time during the first month of each quarter.  These funds are deferred on a pre-tax basis.  An employee is immediately 100% vested in these funds and currently there is no match of Company funds.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as said amount may be adjusted from time to time in accordance with the Code.

9. RELATED PARTY TRANSACTIONS

The Company leases a portion of its properties (see Note 7) for an aggregate of $155,700 per year from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

Prior to July 20, 2005, beneficial owners of the Company were also beneficial owners of Liberty Bank & Trust (“Liberty”).  Effective July 20, 2005, Liberty merged with Habersham Bank and the Company’s beneficial owners no longer maintain an ownership interest in Liberty or Habersham Bank.  Prior to the merger, the Company and Liberty had certain management and data processing agreements whereby the Company provided certain administrative and data processing services to Liberty for a fee.  Annual income recorded by the Company in 2005 and 2004 was $7,467 and $12,800, respectively.

Liberty also leased its office space and equipment from the Company prior to the merger. Lease income to the Company in 2005 and 2004 was $35,100 and $60,100, respectively.

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 10.59% of the Company’s voting stock. The loan was renewed on November 27, 2006.  The balance on this commercial loan (including principal and accrued interest) was $2,216,613 at December 31, 2006 and this amount was the maximum amount outstanding during the year.  No principal or interest payments were applied against this loan during 2006.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $9,030 for interest accrued during 2006 was applied to the loan on December 31, 2006.  No principal payments on this loan were made in 2006.  The balance on this loan at December 31, 2006 was $197,446.  This was the maximum loan amount outstanding during the year.

10. INCOME TAXES

The Company has elected to be treated as an S corporation for income tax reporting purposes for the parent company (the “Parent”).  The taxable income or loss of an S corporation is included in the individual tax returns of the shareholders of the company.  Accordingly, deferred income tax assets and liabilities have been eliminated and no provisions for current and deferred income taxes were made by the Parent other than amounts related to prior years when the Parent was a taxable entity and for amounts attributable to state income taxes for the state of Louisiana, which does not recognize S corporation status for income tax reporting purposes.  Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company’s subsidiaries.

The provision for income taxes for the years ended December 31, 2006, 2005 and 2004 is made up of the following components:

	2006	2005	2004

Current – Federal	$ 3,042,559	$ 2,453,491	$ 2,426,277
Current – State	21,504	12,585	39,428
Total Current	3,064,063	2,466,076	2,465,705

Deferred – Federal	286,851	46,005	79,896

Total Provision	$ 3,350,914	$ 2,512,081	$ 2,545,601

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2006 and 2005.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2006	2005
Insurance Commission	$ (3,633,540)	$ (3,226,700)
Unearned Premium Reserves	1,352,937	1,195,433
Unrealized Loss (Gain) on
Marketable Debt Securities	130,109	72,866
Other	(241,998)	(204,483)
	$ (2,392,492)	$ (2,162,884)

The Company's effective tax rate for the years ended December 31, 2006, 2005 and 2004 is analyzed as follows.  Rates were higher during the year ended December 31, 2005 due to losses in the S corporation being passed to the shareholders for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S corporation losses to offset other income they may have had to the extent of their basis in their S corporation stock.

	2006	2005	2004
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	.1	.1	.3
Net tax effect of IRS regulations
on life insurance subsidiary	(4.3)	(6.8)	(7.1)
Tax effect of S corporation status	4.8	11.3	12.0
Other Items	(4.2)	(5.6)	(5.4)
Effective Tax Rate	30.4%	33.0%	33.8%

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

Effective January 1, 2006, the Company realigned its reportable business segments in Georgia, dividing the previous two divisions into three divisions.  The Company now has six reportable segments: Division I through Division V and Division VII.  Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I is comprised of offices located in South Carolina.  Division II is comprised of offices in North Georgia, Division III encompasses Central and South Georgia offices, and Division VII is comprised of offices in West Georgia.  Division IV represents our Alabama offices, and our offices in Louisiana and Mississippi encompass Division V.  Division VI is reserved for future use.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2006 followed by a reconciliation to consolidated Company data.

Year 2006	Division I	Division II	Division III	Division IV	Division V	Division VII	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 11.6	$ 10.3	$ 15.9	$ 14.6	$ 12.7	$ 12.5	$ 77.6
Insurance Income	2.8	4.3	7.2	4.0	3.6	5.4	27.3
Other	.1	.3	.4	.4	.3	.4	1.9
	14.5	14.9	23.5	19.0	16.6	18.3	106.8
Expenses:
Interest Cost	1.6	1.7	2.7	2.2	1.7	2.0	11.9
Provision for Loan Losses	3.6	1.7	3.9	3.2	2.6	2.9	17.9
Depreciation	.3	.2	.2	.2	.3	.2	1.4
Other	7.2	6.9	9.4	6.7	7.7	6.9	44.8
	12.7	10.5	16.2	12.3	12.3	12.0	76.0

Segment Profit	$ 1.8	$ 4.4	$ 7.3	$ 6.7	$ 4.3	$ 6.3	$ 30.8

Segment Assets:
Net Receivables	$ 35.0	$ 38.6	$ 60.7	$ 53.6	$ 39.5	$ 47.6	$275.0
Cash	.5	.5	.8	.7	.7	.6	3.8
Net Fixed Assets	.8	.7	.7	.8	.7	.7	4.4
Other Assets	.1	.1	.1	.0	.1	.0	.4
Total Segment Assets	$ 36.4	$ 39.9	$ 62.3	$ 55.1	$ 41.0	$ 48.9	$283.6

RECONCILIATION:							2006
Revenues:							(In Millions)
Total revenues from reportable segments							$ 106.8
Corporate finance charges earned not allocated to segments							.2
Reclass of investment income net against interest cost							(.0)
Reclass of insurance expense against insurance income							3.7
Timing difference of insurance income allocation to segments							4.0
Other revenues not allocated to segments							.3
Consolidated Revenues							$115.0

Net Income:
Total profit or loss for reportable segments							$ 30.8
Corporate earnings not allocated							8.2
Corporate expenses not allocated							(28.0)
Income taxes not allocated							(3.3)
Consolidated Net Income							$ 7.7

Assets:
Total assets for reportable segments							$283.7
Loans held at corporate home office level							2.6
Unearned insurance at corporate level							(9.7)
Allowance for loan losses at corporate level							(18.1)
Cash and cash equivalents held at corporate level							22.1
Investment securities at corporate level							73.1
Fixed assets at corporate level							2.6
Other assets at corporate level							6.3
Consolidated Assets							$362.6

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2005 followed by a reconciliation to consolidated Company data.  The segment date for 2005 has been restated to reflect the aforementioned realignment of the Company’s business segments effective January 1, 2006.

Year 2005	Division I	Division II	Division III	Division IV	Division V	Division VII	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 11.1	$ 9.5	$ 14.8	$ 12.4	$ 9.9	$ 11.4	$ 69.1
Insurance Income	2.1	4.0	6.6	3.4	3.1	5.1	24.3
Other	.1	.2	.1	.1	.1	.1	.7
	13.3	13.7	21.5	15.9	13.1	16.6	94.1
Expenses:
Interest Cost	1.1	1.1	1.8	1.4	1.1	1.4	7.9
Provision for Loan Losses	3.3	2.0	4.3	2.8	2.8	2.6	17.8
Depreciation	.2	.2	.2	.2	.3	.2	1.3
Other	6.9	6.3	8.3	5.8	7.1	6.1	40.5
	11.5	9.6	14.6	10.2	11.3	10.3	67.5

Segment Profit	$ 1.8	$ 4.1	$ 6.9	$ 5.7	$ 1.8	$ 6.3	$ 26.6

Segment Assets:
Net Receivables	$ 34.6	$ 34.4	$ 55.6	$ 46.6	$ 34.0	$ 42.8	$248.0
Cash	.4	.4	.8	.5	.5	.5	3.1
Net Fixed Assets	.9	.7	.6	.6	.7	.6	4.1
Other Assets	.0	.2	.0	.1	.1	.0	.4
Total Segment Assets	$ 35.9	$ 35.7	$ 57.0	$ 47.8	$ 35.3	$ 43.9	$255.6

RECONCILIATION:							2005
Revenues:							(In Millions)
Total revenues from reportable segments							$ 94.1
Corporate finance charges earned not allocated to segments							.1
Reclass of investment income net against interest cost							(.1)
Reclass of insurance expense against insurance income							6.8
Timing difference of insurance income allocation to segments							.6
Other revenues not allocated to segments							.3
Consolidated Revenues							$101.8

Net Income:
Total profit or loss for reportable segments							$ 26.6
Corporate earnings not allocated							1.0
Corporate expenses not allocated							(20.0)
Income taxes not allocated							(2.5)
Consolidated Net Income							$ 5.1

Assets:
Total assets for reportable segments							$255.6
Loans held at corporate home office level							2.3
Unearned insurance at corporate level							(8.8)
Allowance for loan losses at corporate level							(16.9)
Cash and cash equivalents held at corporate level							12.5
Investment securities at corporate level							71.5
Fixed assets at corporate level							3.1
Other assets at corporate level							5.6
Consolidated Assets							$324.9

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2004 followed by a reconciliation to consolidated Company data.  The segment date for 2005 has been restated to reflect the aforementioned realignment of the Company’s business segments effective January 1, 2006.

Year 2004	Division I	Division II	Division III	Division IV	Division V	Division VII	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 10.7	$ 10.5	$ 16.2	$ 12.3	$ 9.2	$ 12.2	$ 71.1
Insurance Income	2.0	4.2	7.0	3.4	2.7	5.3	24.6
Other	.1	.1	.1	.1	.0	.2	.6
	12.8	14.8	23.3	15.8	11.9	17.7	96.3
Expenses:
Interest Cost	.9	1.1	1.7	1.2	.8	1.3	7.0
Provision for Loan Losses	2.8	1.9	4.4	2.6	2.1	2.5	16.3
Depreciation	.2	.2	.2	.2	.3	.1	1.2
Other	7.3	7.0	9.7	6.6	7.8	7.3	45.6
	11.2	10.2	16.0	10.6	11.0	11.2	70.2

Segment Profit	$ 1.6	$ 4.6	$ 7.3	$ 5.2	$ .9	$ 6.5	$ 26.1

Segment Assets:
Net Receivables	$ 33.1	$ 35.6	$ 56.3	$ 41.9	$ 30.9	$ 42.7	$240.5
Cash	.0	.1	.1	.0	.0	.0	.2
Net Fixed Assets	.7	.7	.5	.6	.7	.6	3.8
Other Assets	.0	.1	.1	.0	.1	.0	.3
Total Segment Assets	$ 33.8	$ 36.5	$ 57.0	$ 42.5	$ 31.7	$ 43.3	$244.8

RECONCILIATION:							2004
Revenues:							(In Millions)
Total revenues from reportable segments							$ 96.3
Corporate finance charges earned not allocated to segments							(5.0)
Reclass of investment income net against interest cost							(.0)
Reclass of insurance expense against insurance income							6.2
Timing difference of insurance income allocation to segments							.7
Other revenues not allocated to segments							.3
Consolidated Revenues							$ 98.5

Net Income:
Total profit or loss for reportable segments							$ 26.1
Corporate earnings not allocated							(3.9)
Corporate expenses not allocated							(14.6)
Income taxes not allocated							(2.6)
Consolidated Net Income							$ 5.0

Assets:
Total assets for reportable segments							$244.8
Loans held at corporate home office level							2.2
Unearned insurance at corporate level							(8.4)
Allowance for loan losses at corporate level							(15.3)
Cash and cash equivalents held at corporate level							17.2
Investment securities at corporate level							63.6
Fixed assets at corporate level							3.4
Other assets at corporate level							4.9
Consolidated Assets							$312.4

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
Atlantic American Corporation

C. Dean Scarborough Real Estate Agent 2004

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

Ben F. Cheek, III Chairman of Board and CEO 1989

Ben F. Cheek, IV Vice Chairman of Board 2001

Virginia C. Herring President 2001

A. Roger Guimond Executive Vice President and
Chief Financial Officer 1991

C. Michael Haynie Executive Vice President - 2006
Human Resources

Kay S. Lovern Executive Vice President - 2006
Strategic and Organization Development

Lynn E. Cox Vice President / Secretary & Treasurer 1989

CORPORATE INFORMATION

Corporate Offices Legal Counsel Independent Registered Public
P.O. Box 880 Jones Day Accounting Firm
213 East Tugalo Street Atlanta, Georgia Deloitte & Touche LLP
Toccoa, Georgia 30577 Atlanta, Georgia
(706) 886-7571

Requests for Additional Information

Informational inquiries, including requests for a copy of the Company’s most recent annual report on Form 10-K, and any subsequent quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, should be addressed to the Company's Secretary at the corporate offices listed above.

BRANCH OPERATIONS

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	Glenn M. Drawdy		Brian L. McSwain
	Patricia Dunaway		Roy M. Metzger
Judy E. Mayben

Division II - Northeast Georgia

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	A. Keith Chavis		Harriet Healey
	Shelia H. Garrett		Sharon S. Langford
Bruce A. Hooper

Division III – Northwest / Central Georgia

	Ronald E. Byerly	----------	Vice President
Regional Operations Directors
	Jack L. Hobgood		Michelle M. Rentz
	James A. Mahaffey		Diana L. Vaughn
R. Gaines Snow

Division IV - South Georgia

	Dianne H. Moore	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Jeffrey C. Lee
	William J. Daniel		Thomas C. Lennon
	Judy A. Landon		Marcus C. Thomas

Division V - Alabama

	Michael J. Whitaker	----------	Vice President
Regional Operations Directors
	Jerry H. Hughes		Hilda L. Phillips
	Janice B. Hyde		Henrietta R. Reathford
Johnny M. Olive

Division VI - Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
Regional Operations Directors
	Sonya L. Acosta		T. Loy Davis
	Bryan W. Cook		John B. Gray
	Charles R. Childress		Marty B. Miskelly
Jeremy R. Cranfield

ADMINISTRATION

Lynn E. Cox	Vice President – Investment Center	Pamela S. Rickman	Vice President - Compliance / Audit
Cindy Mullin	Vice President – Information Technology	R. Darryl Parker	Vice President - Employee Development

_________,________

___________________

2006 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************
** PICTURE OF EMPLOYEES **
*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Sylvania, Georgia staff for this significant achievement.  The Friendly Franklin Folks salute you!

INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Albertville	Center Point	Fayette	Moody	Oxford	Sylacauga
Alexander City	Clanton	Florence	Moulton	Pelham	Troy
Andalusia	Cullman	Gadsden	Muscle Shoals	Prattville	Tuscaloosa
Arab	Decatur	Hamilton	Opelika	Russellville (2)	Wetumpka
Athens	Dothan	Huntsville (2)	Opp	Scottsboro
Bessemer	Enterprise	Jasper	Ozark	Selma

GEORGIA
Adel	Canton	Dahlonega	Glennville	Madison	Statesboro
Albany (2)	Carrollton	Dallas	Gray	Manchester	Stockbridge
Alma	Cartersville	Dalton	Greensboro	McDonough	Swainsboro
Americus	Cedartown	Dawson	Griffin (2)	Milledgeville	Sylvania
Athens (2)	Chatsworth	Douglas (2)	Hartwell	Monroe	Sylvester
Bainbridge	Clarkesville	Douglasville	Hawkinsville	Montezuma	Thomaston
Barnesville	Claxton	East Ellijay	Hazlehurst	Monticello	Thomson
Baxley	Clayton	Eastman	Helena	Moultrie	Tifton
Blairsville	Cleveland	Eatonton	Hinesville (2)	Nashville	Toccoa
Blakely	Cochran	Elberton	Hogansville	Newnan	Valdosta (2)
Blue Ridge	Colquitt	Fitzgerald	Jackson	Perry	Vidalia
Bremen	Commerce	Flowery Branch	Jasper	Pooler	Villa Rica
Brunswick	Conyers	Forsyth	Jefferson	Richmond Hill	Warner Robins
Buford	Cordele	Fort Valley	Jesup	Rome	Washington
Butler	Cornelia	Gainesville	LaGrange	Royston	Waycross
Cairo	Covington	Garden City	Lavonia	Sandersville	Waynesboro
Calhoun	Cumming	Georgetown	Lawrenceville	Savannah	Winder

LOUISIANA
Alexandria	DeRidder	Houma	Leesville	Natchitoches	Pineville
Crowley	Franklin	Jena	Marksville	New Iberia	Prairieville
Denham Springs	Hammond	Lafayette	Morgan City	Opelousas

DeRidder

MISSISSIPPI
Batesville	Corinth	Hazlehurst	Kosciusko	Newton	Senatobia
Bay St. Louis	Forest	Hernando	Magee	Oxford	Starkville
Booneville	Grenada	Houston	McComb	Pearl	Tupelo
Carthage	Gulfport	Iuka	Meridian	Picayune	Winona
Columbia	Hattiesburg	Jackson	New Albany	Ripley

Columbia

SOUTH CAROLINA
Aiken	Charleston	Easley	Lancaster	North Augusta	Simpsonville
Anderson	Chester	Florence	Laurens	North Charleston	Spartanburg
Barnwell	Clemson	Gaffney	Lexington	North Greenville	Summerville
Batesburg- Leesville	Columbia	Greenville	Lugoff	Orangeburg	Sumter
Boling Springs	Conway	Greenwood	Marion	Rock Hill	Union
Cayce	Dillon	Greer	Newberry	Seneca	York

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

 "1st Franklin Financial is a major provider of consumer financial and consumer services to individuals and families.

Our business will be managed according to best practices that will allow us to maintain a healthy financial position.”

CORE VALUES:

➢ Integrity Without Compromise

➢ Open Honest Communication

➢ Respect all Customers and Employees

➢ Teamwork and Collaboration

➢ Personal Accountability

➢ Run It Like You Own It