Form 10-K, Exhibit 13
period 2009-12-31
1st FRANKLIN FINANCIAL CORP
filed 2010-03-30
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2009

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Report of Independent Registered Public Accounting Firm	22

Financial Statements	23

Directors and Executive Officers	44

Corporate Information	44

Ben F. Cheek, Jr. Office of the Year	46

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2009 the business was operated through 107 branch offices in Georgia, 39 in Alabama, 38 in South Carolina, 31 in Mississippi, 22 in Louisiana and 8 in Tennessee.  Also on that date, the Company had 1,015 employees.

As of December 31, 2009, the resources of the Company were invested principally in loans, which comprised 70% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Co-Workers and Friends:

With this letter, I am pleased to report to you that even though the financial services industry continued to have difficulties during 2009, 1st Franklin Financial had a solid, profitable year posting net earnings of $8.4 million.  It does appear that after the first quarter of 2009 the United States economy began to make a slow, painful effort toward recovery.  However, this turn toward recovery has not allowed us to avoid all of the unfortunate results that a severe recession brings.  Lay offs and job losses continued to impact a number of our customers with the result that they adjusted and curtailed their spending and borrowing habits.  This fact could have proved to be a significant challenge for our branch office system in their effort to maintain their consumer loan receivables at a profitable level.  Thanks to the hard work and excellent customer service given by each 1st Franklin co-worker, our overall consumer loan portfolio declined by only 2% with total loan originations of $470 million.  We felt this was a superior result considering the economic environment.

Early in the year our Executive Management Team adopted a more aggressive program of expense control.  As a consequence of this program, new office openings were suspended resulting in only one new branch being opened during the year.  This new office was opened in Cleveland, Tennessee in October.  It is our plan to remove the suspension later in 2010 as improving economic conditions permit.  In addition, other expense control measures included a small personnel reduction, restrictions on non-essential travel, implementation of company-wide energy conservation measures and a reduction in advertising expense.  This program will continue even as conditions change for the better in the months ahead.

One of the most significant and positive events for our company in 2009 was the execution of a new $100 million credit facility with Wells Fargo Preferred Capital, Inc.  This new facility in addition to our other sources of available funding will be the foundation for additional branch expansion as well as providing adequate liquidity for any other operating requirements.

Speaking for the 1000 plus 1st Franklin employees, we look forward to continuing our efforts in the months ahead as we build the strongest and most customer focused consumer finance company in the southeastern United States.  We are very excited that each of you – our investors, our bankers, and our other friends have chosen to join us in this undertaking.  Thank you for your faith, confidence and support in the past and we look forward to remaining “partners” as together we look to a bright and promising future.

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

	Year Ended December 31
	2009	2008	2007	2006	2005
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues	$ 139,846	$ 138,610	$ 130,297	$ 115,042	$ 101,826
Net Interest Income	85,655	83,484	75,669	69,632	64,387
Interest Expense	13,682	14,728	15,746	11,994	8,016
Provision for Loan Losses	29,302	25,725	21,434	19,109	19,484
Income Before Income Taxes	11,050	13,761	15,754	11,023	7,621
Net Income	8,373	10,665	12,205	7,672	5,109
Ratio of Earnings to Fixed Charges	1.72	1.85	1.92	1.83	1.83

	As of December 31
	2009	2008	2007	2006	2005
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 279,093	$ 285,580	$ 276,655	$ 249,862	$ 224,660
Total Assets	396,425	389,422	402,454	362,567	324,910
Senior Debt	186,849	169,672	182,373	181,474	180,713
Subordinated Debt	74,884	86,605	91,966	67,190	38,902
Stockholders’ Equity	117,115	116,236	109,841	98,365	91,185
Ratio of Total Liabilities to Stockholders’ Equity	2.38	2.35	2.66	2.69	2.56

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2009, direct cash loans comprised 87%, real estate loans comprised 7% and sales finance contracts comprised 6% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2009	2008	2007	2006	2005
	(in thousands)

Direct Cash Loans	$88,648	$85,392	$77,472	$68,358	$60,361
Real Estate Loans	3,676	3,857	3,878	3,797	4,083
Sales Finance Contracts	4,171	5,186	5,814	5,759	4,785
Total Finance Charges	$96,495	$94,435	$87,164	$77,914	$69,229

Our business consists mainly of making loans to salaried people and other wage earners who depend primarily on their earnings to meet their repayment obligations.  We make direct cash loans primarily to people who need money for some non-recurring or unforeseen expense, for the purpose of debt consolidation or for the purchase of household goods such as furniture and appliances.  These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $10,000 in principal amount.  The loans are generally secured by personal property, motor vehicles and/or real estate. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

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

Sales finance contracts are those contracts which are purchased from retail dealers.  These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $7,500 in principal amount. We believe that the interest rates we charge on these contracts are in compliance with applicable federal and state laws.

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

           Because of our reliance on the continued income stream of most of our loan customers, our ability to continue the profitable operation of our business depends to a large extent on the continued mployment of these people and their ability to meet their obligations as they become due. Therefore, a continuation of the current uncertain economic conditions, a further increase in unemployment, or continued increases in the number of personal bankruptcies within our typical customer base, may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2009	2008	2007	2006	2005

Direct Cash Loans	32.70%	32.35%	32.28%	31.37%	31.61%
Real Estate Loans	15.39	15.37	15.92	16.12	17.29
Sales Finance Contracts	19.77	20.52	20.35	20.61	18.96

The following table contains certain information about our operations:

	As of December 31
	2009	2008	2007	2006	2005

Number of Branch Offices	245	248	238	226	219
Number of Employees	1,015	1,113	1,057	1,007	964
Average Total Loans Outstanding Per Branch (in 000's)	$1,530	$1,519	$1,515	$1,428	$1,347
Average Number of Loans Outstanding Per Branch	689	683	713	725	699

DESCRIPTION OF LOANS

	Year Ended December 31
	2009	2008	2007	2006	2005
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	29,786	30,871	33,354	34,188	29,332

Number of Loans Made to Former Borrowers	26,666	28,945	31,050	27,247	20,694

Number of Loans Made to Present Borrowers	132,195	133,902	132,251	126,905	122,261

Total Number of Loans Made	188,647	193,718	196,655	188,340	172,287

Total Volume of Loans Made (in 000’s)	$437,575	$453,968	$441,462	$392,961	$348,620

Average Size of Loan Made	$2,320	$2,343	$2,245	$2,086	$2,023

Number of Loans Outstanding	152,602	151,515	148,178	139,589	128,794

Total Loans Outstanding (in 000’s)	$327,425	$324,996	$303,679	$267,999	$241,313

Percent of Total Loans Outstanding	87%	87%	84%	83%	82%
Average Balance on Outstanding Loans	$2,146	$2,145	$2,049	$1,920	$1,874

REAL ESTATE LOANS:

Total Number of Loans Made	668	790	893	1,026	683

Total Volume of Loans Made (in 000’s)	$ 8,703	$14,448	$14,924	$12,761	$8,018

Average Size of Loan Made	$13,029	$18,288	$16,713	$12,437	$11,739

Number of Loans Outstanding	2,015	2,032	2,007	2,230	2,441

Total Loans Outstanding (in 000’s)	$24,336	$24,176	$25,052	$23,564	$23,382

Percent of Total Loans Outstanding	7%	6%	7%	7%	8%
Average Balance on Outstanding Loans	$12,078	$11,897	$12,482	$10,567	$9,579

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	13,212	15,407	20,548	23,571	22,413

Total Volume of Contracts Purchased (in 000’s)	$23,789	$30,909	$40,054	$43,471	$37,201

Average Size of Contract Purchased	$1,801	$2,006	$1,949	$1,844	$1,660

Number of Contracts Outstanding	14,340	16,041	19,528	22,066	21,879

Total Contracts Outstanding (in 000’s)	$23,071	$27,586	$31,747	$33,724	$30,346

Percent of Total Loans Outstanding	6%	7%	9%	10%	10%
Average Balance on Outstanding Contracts	$1,609	$1,720	$1,626	$1,528	$1,387

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2009	2008	2007	2006	2005

(in thousands)

	LOANS ACQUIRED

Direct Cash Loans	$ 437,323	$ 453,968	$ 441,462	$ 391,388	$ 348,501
Real Estate Loans	8,703	14,448	14,924	12,568	8,018
Sales Finance Contracts	21,372	30,232	38,997	41,661	35,618
Net Bulk Purchases	2,669	677	1,057	3,576	1,702

Total Loans Acquired	$ 470,067	$ 499,325	$ 496,440	$ 449,193	$ 393,839

	LOANS LIQUIDATED

Direct Cash Loans	$ 435,146	$ 432,651	$ 405,782	$ 366,275	$ 336,351
Real Estate Loans	8,543	15,324	13,436	12,579	11,625
Sales Finance Contracts	28,304	35,070	42,031	40,093	37,366

Total Loans Liquidated	$ 471,993	$ 483,045	$ 461,249	$ 418,947	$ 385,342

	LOANS OUTSTANDING

Direct Cash Loans	$327,425	$324,996	$ 303,679	$ 267,999	$ 241,313
Real Estate Loans	24,336	24,176	25,052	23,564	23,382
Sales Finance Contracts	23,071	27,586	31,747	33,724	30,346

Total Loans Outstanding	$374,832	$376,758	$ 360,478	$ 325,287	$ 295,041

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 40,002	$ 39,933	$ 35,850	$ 31,374	$ 29,709
Real Estate Loans	208	41	118	229	529
Sales Finance Contracts	3,121	4,058	4,753	5,013	4,423

Total Unearned Finance Charges	$ 43,331	$ 44,032	$ 40,721	$ 36,616	$ 34,661

DELINQUENCIES

We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.  Once an account becomes greater than 149 days past due, our charge off policy governs when the account must be charged off.

In connection with any bankruptcy court initiated repayment plan, the Company effectively resets the delinquency rating of each account to coincide with the court initiated repayment plan.  Effectively, the account’s delinquency rating is changed thereafter under normal grading parameters.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

Year Ended December 31
2009	2008	2007	2006	2005
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 6,382	$ 7,247	$ 6,589	$ 5,598	$ 5,829
Percentage of Principal Outstanding	1.97%	2.25%	2.19%	2.11%	2.44%
90 Days or More Past Due	$ 15,158	$ 16,407	$ 13,100	$ 11,866	$ 11,206
Percentage of Principal Outstanding	4.67%	5.10%	4.36%	4.47%	4.70%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 278	$ 282	$ 179	$ 176	$ 350
Percentage of Principal Outstanding	1.16%	1.19%	.73%	.76%	1.55%
90 Days or More Past Due	$ 585	$ 480	$ 452	$ 522	$ 768
Percentage of Principal Outstanding	2.44%	2.02%	1.84%	2.26%	3.39%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 346	$ 518	$ 468	$ 581	$ 620
Percentage of Principal Outstanding	1.50%	1.90%	1.48%	1.73%	2.05%
90 Days or More Past Due	$ 739	$ 1,080	$ 1,089	$ 1,049	$ 1,060
Percentage of Principal Outstanding	3.21%	3.96%	3.45%	3.13%	3.51%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent of such net losses to average net loans (loans less unearned finance charges) and to liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2009	2008	2007	2006	2005
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 274,275	$ 266,753	$ 242,576	$ 217,919	$ 195,563
Liquidations	$435,146	$432,651	$405,782	$366,275	$336,351
Net Losses	$ 24,415	$ 21,325	$ 17,812	$ 16,363	$ 16,074
Net Losses as % of Average Net Loans	8.90%	7.99%	7.34%	7.51%	8.22%
Net Losses as % of Liquidations	5.61%	4.93%	4.39%	4.47%	4.78%

	REAL ESTATE LOANS

Average Net Loans	$ 24,042	$ 25,451	$ 25,015	$ 23,557	$ 24,403
Liquidations	$ 8,543	$ 15,324	$ 13,436	$ 12,579	$ 11,625
Net Losses (Recoveries)	$ 84	$ (23)	$ 114	$ 65	$ 130
Net Losses (Recoveries) as a % of Average Net Loans	.35%	(.09%)	.46%	.28%	.53%
Net Losses (Recoveries) as a % of Liquidations	.98%	(.15%)	.85%	.52%	1.12%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 21,334	$ 25,486	$ 28,721	$ 27,950	$ 25,802
Liquidations	$ 28,304	$ 35,070	$ 42,031	$ 40,093	$ 37,366
Net Losses	$ 1,203	$ 1,448	$ 1,557	$ 1,481	$ 1,680
Net Losses as % of Average Net Loans	5.64%	5.68%	5.42%	5.30%	6.51%
Net Losses as % of Liquidations	4.25%	4.13%	3.70%	3.69%	4.50%

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

SEGMENT FINANCIAL INFORMATION

For additional financial information about our segments, see Note 13 “Segment Financial Information” in the Notes to Consolidated Financial Statements.

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

A Federal Trade Commission ruling prevents consumer lenders such as the Company from using certain household goods as collateral on direct cash loans.  We collateralize such loans with non-household goods such as automobiles, boats and other exempt items.

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

SOURCES OF FUNDS

The Company is dependent upon the availability of various sources of funds in order to meet its ongoing financial obligations and to make new loans as a part of its business.  Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2009	2008	2007	2006	2005

Bank Borrowings	4%	6%	4%	7%	3%
Senior Debt	43	38	41	43	53
Subordinated Debt	19	22	23	19	12
Other Liabilities	4	4	5	4	4
Stockholders’ Equity	30	30	27	27	28
Total	100%	100%	100%	100%	100%

Number of Investors	5,406	5,508	5,820	5,868	6,011

As of March 29, 2010, all of our common stock was held by five related individuals and none of our common stock was traded in any established public trading market.  The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during the most recent fiscal year.  Cash distributions of $51.52 and $21.95 per share were paid in 2009 and 2008, respectively, primarily for the purpose of enabling the Company’s shareholders to pay their income tax obligations, which arise as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2009	2008	2007	2006	2005

Senior Borrowings	4.93%	4.78%	5.81%	4.95%	3.74%
Subordinated Borrowings	5.89	6.27	6.34	5.18	3.97
All Borrowings	5.24	5.33	5.98	5.04	3.78

Certain financial ratios relating to our debt have been as follows:

At December 31
2009	2008	2007	2006	2005

Total Liabilities to
Stockholders’ Equity	2.38	2.35	2.66	2.69	2.56

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.06	.92	.99	1.19	1.50

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis provides a narrative of the Company’s financial condition and performance.  The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the major factors expected to affect our future financial condition, operating results and liquidity. This discussion should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained elsewhere in this Annual Report.

Certain information in this discussion and other statements contained in this Annual Report which are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks and uncertainties.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors which could cause our actual future results to differ from any expectations within any forward-looking statements, or otherwise, include, but are not limited to, our ability to manage liquidity and cash flow, the accuracy of Management’s estimates and judgments, adverse economic conditions including the interest rate environment, unforeseen changes in net interest margin, federal and state regulatory changes, unfavorable outcomes of litigation and other factors referenced in the “Risk Factors” section of the Company’s Annual Report and elsewhere herein, or otherwise contained in our filings with the Securities and Exchange Commission from time to time.

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941.  We operate branch offices in six southeastern states and had a total of 245 branch locations at December 31, 2009.  The Company and its operations are guided by a strategic plan which includes growth through expansion of our branch office network.  The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

Lingering repercussions from the global economic downturn continued to negatively impact the Company’s performance during 2009.  Nevertheless, we are pleased to report that the Company was steadfast in building its financial strength and ensuring continued liquidity during an otherwise difficult year.  The Company’s cash reserves were $26.3 million at December 31, 2009 compared to $3.2 million at December 31, 2008, representing a 732% increase.  The increase in cash was mainly due to net cash provided from operations and increases in sales of the Company’s senior debt securities.  In addition, the Company’s general liquidity position was further improved due to the redemption at maturity or under call provisions of certain investment securities held by the Company.  Additional liquidity was also obtained through a new credit agreement which was effective September 11, 2009.  (See “Liquidity and Capital Resources” section later in this discussion for additional information about the new credit agreement.) As a result of the increase in the Company’s cash position, our total assets as of December 31, 2009 increased $7.0 million (2%) to $396.4 million as compared to $389.4 million as of December 31, 2008.

The Company had approximately $3.1 million and $2.4 million of cash in restricted accounts at December 31, 2009 and 2008, respectively.  These accounts were held by the Company’s insurance subsidiaries in order to meet the deposit requirements of the State of Georgia and to meet reserve requirements of its reinsurance agreements.

As a consequence of uncertain economic conditions, the Company’s net loan portfolio declined $6.5 million or 2% at December 31, 2009 as compared to December 31, 2008.  Loan originations were $470.1 million during 2009 compared to $499.3 million and $496.4 million during 2008 and 2007, respectively.  A disinclination by consumers to engage in borrowing in the then current economic environment and the adoption of more stringent credit underwriting guidelines implemented by Management were factors believed to be primarily responsible for the decline in loan originations.  In addition, an increase in the Company’s allowance for loan losses also contributed to the decline in the net loan portfolio. The allowance is an offset in the loan portfolio to reserve for losses and is systematically based on the determination of the amount of probable losses inherent in the loan portfolio as of the reporting date.  We continually review charge off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends such as unemployment rates and bankruptcy filings, and other information in order to make the necessary judgments as to probable losses.  As a result of the increase in our net charges offs during 2009 and overall economic conditions, we increased the allowance for loan losses to $26.6 million as of December 31, 2009 compared to $23.0 million at December 31, 2008. Management believes the allowance is adequate to cover any losses inherent in the current portfolio; however, additional negative economic developments could require Management to re-evaluate, and possibly further increase, this allowance in the future.  Any additional allowance could materially negatively impact our results of operations or financial condition in a future period.

The Company originates and services all of its performing consumer loans.  There are no active loans packaged and brokered for sale to third parties.  All loans are made with fixed rates for fixed terms.  No variable rate loan products are offered by the Company.  Because the Company does not offer variable rate loan products, it does not believe it has material exposure to certain issues faced by lenders involved in sub-prime real estate mortgage lending, or who otherwise offer variable rate loans.

Marketable debt securities decreased $8.6 million (10%) at December 31, 2009 as compared to the prior year-end mainly due to the aforementioned redemptions resulting from original maturities or the exercise of call provisions.  The majority of these investments are held by the Company’s insurance subsidiaries.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The Company’s investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 86% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the equity section of the Company’s balance sheet, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

A decline in the net depreciable carrying value of fixed assets was the primary reason for the $1.8 million (11%) decrease in other assets at December 31, 2009 compared to the prior year end.  A reduction in prepaid expenses during 2009 also contributed to the decrease in other assets.

Senior debt increased $17.2 million (10%) at December 31, 2009 compared to December 31, 2008 mainly due to an increase in sales of the Company’s commercial paper.  Offsetting a portion of the increase was a $6.1 million reduction in outstanding borrowings against the Company’s credit line.

Subordinated debt decreased $11.7 million, or 14%, at December 31, 2009 compared to December 31, 2008 as a result of redemptions of such securities by investors under the provisions of these securities.

An increase in the 2009 incentive bonus accrual was a contributing factor in the increase in accounts payable and accrued liabilities at December 31, 2009 compared to the prior year end.  Also contributing was an increase in the accrual for health claims under the Company’s self- insured employee medical program.

Results of Operations:

As previously mentioned, continued impact from the recessionary effects on the economy continued to have an impact on the Company’s operations through 2009.  Lower loan originations during 2009 resulted in a growth in average net receivables (gross receivables less unearned finance charges) of $2.0 million (1%) during 2009 compared to $21.4 million (7%) and $26.9 million (10%) during 2008 and 2007, respectively.  Minimal growth in average net receivables resulted in only a small increase in revenues during 2009.  Total revenues were $139.8 million, $138.6 million and $130.3 million during 2009, 2008 and 2007, respectively.

Net income was $8.4 million, $10.7 million and $12.2 million during 2009, 2008 and 2007, respectively.  The declines in net income during 2009 and 2008 were mainly due to the smaller growth in operating revenues being more than offset by significant increases in the loan loss provision during those years.  Increasing personnel costs during each fiscal year also contributed to the lower net income.

Net Interest Income:

The Company’s primary source of earnings is derived from our net interest income, which represents the difference between income on earning assets and the cost of funds on interest bearing liabilities.  Accordingly, a key measure of our success is our net interest income.  The primary categories of our earning assets are loans and investments.  Bank borrowings and debt securities represent the major portion of our interest bearing liabilities. Factors affecting our net interest margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and our average outstanding debt, as well as the general interest rate environment.  Volatility in interest rates generally has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans.   Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment.

Net interest income was $85.7 million during 2009, compared to $83.5 million in 2008 and $75.7 million in 2007.  Interest income grew $1.1 million (1%) during 2009 compared to 2008 mainly due to an increase in finance charges earned on loans.  Although loan originations were lower in 2009, average net receivables experienced a small increase.  During 2008 interest income grew $6.8 million (7%) compared to 2007 primarily due to additional earnings on a $21.4 million increase in average net receivables.

Average borrowings outstanding were $253.3 million, $271.4 million and $254.3 million during 2009, 2008 and 2007, respectively.  During the same periods, average borrowing costs were 5.24% and 5.33%, respectively, compared to 5.98% during 2007.  Lower average borrowings and a lower average borrowing rate resulted in a $1.0 million (7%) reduction interest expense during 2009 compared to 2008, which contributed to the increase in the net interest margin.

Although average borrowings were higher during 2008 compared to 2007, a decline in our average cost of debt due to reductions in interest rates during 2008 resulted in a $1.0 million (6%) decline in interest expense, thereby contributing to the growth in the net margin during 2008 over 2007.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers.  Growth in our loan portfolio typically leads to increases in insurance in-force as many loan customers elect to purchase the credit insurance coverage offered by the Company.  Growth in premium income slowed during the year just ended, due the aforementioned suppressed growth in average net receivables, and higher insurance claim payments caused net insurance income to decline $.4 million (2%) as compared to 2008.  Net insurance income increased $.6 million (2%) during 2008 compared to 2007 mainly due to higher premiums, offset partially by higher claim payments.

Other Revenue:

The primary revenue category included in other revenue relates to auto club memberships offered to the Company’s loan customers.  The Company sells the memberships as an agent for a third-party provider.  Lower levels of membership sales during 2009 as compared to 2008 resulted in a $.1 million (1%) decrease in other revenue during the comparable period.  During 2008, sales were higher than 2007, resulting in a $.1 million (2%) increase in other revenue during 2008.

Provision for Loan Losses:

The Company’s provision for loan losses represents the level of net charge-offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.

Provision for loan losses were $29.3 million, $25.7 million and $21.4 million during 2009, 2008 and 2007, respectively.  The increase in the provision during each of the two-years in the period ended December 31, 2009 is attributable to rising credit losses and the higher risk of inherent loan losses due to the adverse economic conditions that are impacting our customers.  Rising unemployment rates, increased bankruptcy filings by customers and more stringent lending standards made it more difficult for certain customers to repay their obligations during each of the two-years in the period ended December 31, 2009.  Net charge offs increased $2.9 million (13%) during 2009 compared to 2008 and $3.3 million (17%) during 2008 compared to 2007.  In addition, the Company increased its reserve for loan losses to cover future losses inherent in the loan portfolio at December 31, 2009 and December 31, 2008.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Other Operating Expenses:

Other operating expenses include personnel expense, occupancy expense and all other miscellaneous operating expenses.  Total other operating expenses decreased $.8 million (1%) during 2009 compared to 2008 and $6.2 million (9%) in 2008 compared to 2007.  Effective June 1, 2009, Management implemented certain cost reduction initiatives to attempt to counteract the impact of economic conditions.  This strategy contributed to the reduction in other operating expenses during 2009.  The cost reduction initiatives included the curtailment of the number of new office openings for the remainder of the year and the consolidation of certain branches in areas where we determined we had redundancies.  Another initiative implemented was a 4% reduction in our employee base.  Other expense control initiatives included a freeze on non-essential travel, implementation of energy saving strategies, evaluation of business promotions and ways to further leverage technology.

Personnel expense constitutes the largest component of our other operating expense category.  During 2009, our personnel expense increased $1.5 million (3%) as compared to the prior year.  Increases in salaries, incentive bonuses, 401-k retirement plan contributions and medical claims associated with the Company’s self insured employee medical program were factors contributing to the increase during the year just ended.  Increases in personnel expense during 2009 were partially offset by the aforementioned reduction in our employee base at mid-year.

Increases in the employee base, merit salary increases, payroll tax expense and higher claims expense associated with the Company’s self-insured employee medical program caused personnel expense to increase $4.0 million (9%) during 2008 compared to 2007.

Occupancy expense increased $.5 million (5%) during 2009 compared to 2008, the majority of which was due a non-recurring charge to buy-out certain operating leases on computer equipment.  Management made a strategic decision to buy-out certain leases during the first quarter of 2009 as most were approaching maturity.  Ownership of the equipment was transferred to the Company as a result of the transactions.  Other factors contributing to the increase in 2009’s occupancy expense were increases in depreciation on fixed assets, increased rent on leases renewed and increased operating costs associated with the full year effect of new branches opened during the prior year.

Leases for new offices and lease renewals for existing offices were the main contributors to the $.9 million (9%) and $.8 million (9%) increase in occupancy expense during 2008 and 2007, respectively.  Higher utility costs, maintenance costs and depreciation on furniture and equipment also contributed to the increases.

Other operating expenses declined $1.3 million (7%) during 2009 compared to 2008, mainly as a result of the implementation of the aforementioned cost reduction initiatives.  The Company experienced decreases in advertising expenses, legal and audit expenses, management meeting expenses, office supply expenses, securities sales expenses and travel expenses during the current year.  Also contributing was a decrease in equipment lease expenses, as a result of the aforementioned lease buy-outs.

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

Effective income tax rates for the years ended December 31, 2009, 2008 and 2007 were 24.2%, 22.5% and 22.5%, respectively.  The higher rate in 2009 was due to a loss in the S Corporation being passed to the shareholders for tax reporting purposes, whereas income earned by the insurance subsidiaries was taxed at the corporate level, which had the effect of increasing the overall consolidated tax rate.  During 2008 and 2007, the S Corporation earned a profit, the tax on which was paid by the shareholders.  Since the tax liability is passed on to the shareholders, upon consolidation, the profit of the S Corporation had the effect of lowering the overall consolidated tax rates for those years.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility of market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans.  Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2009.  Rates associated with the marketable debt securities represent weighted averages based on the yield of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  As part of its risk management strategy, the Company does not invest a material amount of its assets in equity securities.  The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate resets, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate resets.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the information below since interest rates charged on loans are based on rates allowable in compliance with federal and state guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2015 &		Fair
	2010	2011	2012	2013	2014	Beyond	Total	Value
Assets:	(in millions)
Marketable Debt Securities	$ 9	$13	$ 12	$ 13	$ 6	$ 20	$ 73	$ 74
Average Interest Rate	3.7%	3.8%	3.8%	3.5%	3.7%	4.0%	3.8%
Liabilities:
Senior Debt:
Senior Demand Notes	$41	—	—	—	—	—	$ 41	$ 41
Average Interest Rate	2.2%	—	—	—	—	—	2.2%
Commercial Paper	$129	—	—	—	—	—	$129	$129
Average Interest Rate	5.6%	—	—	—	—	—	5.6%
Notes Payable to Banks	$ —	—	16	—	—	—	$ 16	$ 16
Average Interest Rate	—	—	3.8%	—	—	—	3.8%
Subordinated Debentures	$ 18	$ 21	$ 18	$ 18	—	—	$ 75	$ 75
Average Interest Rate	5.6%	5.8%	5.2%	5.2%	—	—	5.7%

Liquidity and Capital Resources:

Liquidity is the ability of the Company to meet its ongoing financial obligations, either through the collection of receivables or by generating additional funds through liability management. The Company’s liquidity is therefore dependent on the collection of its receivables, the sale of debt securities and the continued availability of funds under the Company’s revolving credit agreement.

In light of continued economic uncertainty, we continue to monitor and review current economic conditions and the related potential implications on us, including with respect to, among other things, changes in loan losses, liquidity, compliance with our debt covenants, and relationships with our customers.

As of December 31, 2009 and December 31, 2008, the Company had $26.3 million and $3.2 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2009 and 2008, 96% of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries.  State insurance regulations limit the use an insurance company can make of its assets.  Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  Any dividends above the state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner.  Prior to 2008, no dividends had been paid by the insurance subsidiaries to the Company since the Company elected in 1996 to be treated as an S Corporation for federal income tax reporting purposes.  Due to the volatility in the economy, Management elected to pay dividends during 2008, which served to strengthen the Company’s liquidity position.  During 2008 the Company received in aggregate $8.9 million in ordinary dividends from its insurance subsidiaries.  In October 2008, the Company filed a request with the Georgia Insurance Commissioner for its insurance subsidiaries to be allowed to pay up to $35.0 million in extraordinary dividends on or before December 31, 2008.  The request was approved and, in December 2008, a total of $20.0 million in extraordinary dividends were paid by the insurance subsidiaries to the Company.

At December 31, 2009, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $33.0 million and $35.0 million, respectively.  Since ordinary dividends were paid in 2008, the Company’s insurance subsidiaries were not eligible to pay such dividends in 2009.  In light of the current economic climate and the Company’s desire to ensure adequate liquidity, in the first quarter of 2009 the Company filed a request with the Georgia Insurance Department for the insurance subsidiaries to be eligible to pay up to $45.0 million in extraordinary dividends during 2009. Such request was approved in May 2009.  Management elected to not pay any such dividends due to the significant improvement in the Company’s liquidity position.  The maximum aggregate amount of ordinary dividends these subsidiaries can pay to the Company in 2010 without prior approval of the Georgia Insurance Commissioner is approximately $8.5 million.  The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

Most of the Company's loan portfolio is financed through sales of its various debt securities, which, because of certain redemption features contained therein, have shorter average maturities than the loan portfolio as a whole.  The difference in maturities may adversely affect liquidity if the Company is not able to continue to sell debt securities at interest rates and on terms that are responsive to the demands of the marketplace or maintain sufficient borrowing availability under our credit facility.

The Company’s continued liquidity is therefore dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to its receivables and securities sales, the Company has an external source of funds available under a credit agreement.  Prior to September 11, 2009, the Company had a credit agreement with Wachovia Bank, N.A. (a Wells Fargo Company) and BMO Capital Markets Financing, Inc. The credit agreement provided for unsecured borrowings of up to $50.0 million, subject to certain limitations, and was scheduled to expire on December 15, 2009.

Effective September 11, 2009, the Company entered into a new credit facility with Wells Fargo Preferred Capital, Inc.  In connection with entering into this new agreement, the previous credit agreement was paid off and terminated.  As amended to date, the new credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  Availability under the new credit agreement was $83.8 million at December 31, 2009, and the interest rate on outstanding borrowings of $16.2 million was 3.75%.  This compares to available borrowings of $27.7 million at December 31, 2008, at an interest rate of 2.75%.  Management believes the current credit facility should provide sufficient liquidity for the Company.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%.  The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus 300 basis points or (b) the three month London Interbank Offered Rate (the “LIBOR Rate”) plus 300 basis points.  The LIBOR Rate shall be adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month.

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying Material Contracts (as defined); (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (k) capital expenditures; or (l) speculative transactions.  The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2009, the Company was in compliance with all covenants.  The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.  The agreement is scheduled to expire on September 11, 2012 and any amounts then outstanding will be due and payable on such date.

We are not aware of any additional restrictions placed on us, or being considered to be placed on us, related to our ability to access capital, such as borrowings under our credit agreement prior to its maturity.

The increase in the loan loss allowance in 2009 did not directly affect the Company’s liquidity, as the allowance is maintained out of income; however, an increase in the actual loss rate may have a material adverse effect on the Company’s liquidity.  The inability to collect loans could eventually impact the Company’s liquidity in the future.

The Company was subject to the following contractual obligations and commitments at December 31, 2009:

2015 &
2010	2011	2012	2013	2014	Beyond	Total

(in millions)

Contractual Obligations:
Credit Line *	$ .7	$ .6	$16.6	$ -	$ -	$ -	$ 17.9
Bank Commitment Fee **	.5	.4	.3	-	-	-	1.2
Senior Demand Notes *	42.1	-	-	-	-	-	42.1
Commercial Paper *	131.6	-	-	-	-	-	131.6
Subordinated Debt *	20.9	26.5	21.3	21.6	-	-	90.3
Human resource insurance and support contracts **	.7	-	-	-	-	-	.7
Operating leases (offices)	4.2	3.1	2.2	1.3	.3	-	11.1
Communication lines contract **	3.3	3.0	.4	-	-	-	6.7
Software service contract **	2.5	2.5	2.5	2.5	2.5	12.4	24.9
Total	$206.5	$36.1	$43.3	$25.4	$ 2.8	$12.4	$326.5

* Includes estimated interest at current rates.
** Based on current usage.

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

Allowance for Loan Losses:

Provision for loan losses are charged to operations in amounts sufficient to maintain the allowance for loan losses at a level considered adequate to cover probable losses inherent in our loan portfolio.

The allowance for loan losses is established based on the determination of the amount of probable losses inherent in the loan portfolio as of the reporting date.  We review charge off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends such as unemployment rates and bankruptcy filings and other information in order to make the necessary judgments as to probable losses.  Assumptions regarding probable losses are reviewed periodically and may be impacted by our actual loss experience and changes in any of the factors discussed above.

Revenue Recognition:

Accounting principles generally accepted in the United States require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual account with precomputed charges to calculate income for those on-going accounts; however, state regulations often allow interest refunds to be made according to the “Rule of 78’s” method for payoffs and renewals.  Since the majority of the Company's accounts which have precomputed charges are paid off or renewed prior to maturity, the result is that most of the those accounts effectively yield on a Rule of 78’s basis.

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

New Accounting Pronouncements:

See Note 1, “Recent Accounting Pronouncements,” in the accompanying “Notes to Unaudited Consolidated Financial Statements” for a discussion of new accounting standards and the expected impact of accounting standards recently issued but not yet required to be adopted.  For pronouncements already adopted, any material impacts on the Company’s financial statements are discussed in the applicable section(s) of this Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes to the Company’s Audited Consolidated Financial Statements included elsewhere in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 30, 2010

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2009 AND 2008

ASSETS

2009	2008

	CASH AND CASH EQUIVALENTS (Note 5):
	Cash and Due From Banks	$ 3,725,236	$ 433,645
	Short-term Investments	22,562,454	2,726,781
		26,287,690	3,160,426

	RESTRICTED CASH (Note 1)	3,067,695	2,366,779

	LOANS (Note 2):
	Direct Cash Loans	327,424,876	324,996,394
	Real Estate Loans	24,336,405	24,175,593
	Sales Finance Contracts	23,071,118	27,586,508
		374,832,399	376,758,495

Less:	Unearned Finance Charges	43,331,239	44,032,487
	Unearned Insurance Premiums	25,797,624	24,135,983
	Allowance for Loan Losses	26,610,085	23,010,085
		279,093,451	285,579,940

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	63,126,997	67,883,686
	Held to Maturity, at amortized cost	10,330,725	14,127,792
		73,457,722	82,011,478

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $15,724,169 and $13,653,028 in 2009 and 2008, respectively	7,807,112	9,241,725
	Deferred Acquisition Costs	1,459,782	1,360,237
	Due from Non-affiliated Insurance Company	2,000,256	1,753,638
	Miscellaneous	3,251,472	3,948,218
		14,518,622	16,303,818

	TOTAL ASSETS	$ 396,425,180	$ 389,422,441

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2009 AND 2008

LIABILITIES AND STOCKHOLDERS' EQUITY

2009	2008

SENIOR DEBT (Note 6):
Notes Payable to Banks	$ 16,204,309	$ 22,267,681
Senior Demand Notes, including accrued interest	41,209,099	41,341,839
Commercial Paper	129,435,443	106,062,799
	186,848,851	169,672,319

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	17,577,438	16,908,641

SUBORDINATED DEBT (Note 7)	74,883,979	86,605,009

Total Liabilities	279,310,268	273,185,969

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2009 and 2008	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2009 and 2008	--	--
Accumulated Other Comprehensive Income	1,696,845	433,101
Retained Earnings	115,248,067	115,633,371
Total Stockholders' Equity	117,114,912	116,236,472

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 396,425,180	$ 389,422,441

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
INTEREST INCOME: Finance Charges Investment Income	$ 96,494,760 2,842,125 99,336,885	$ 94,434,623 3,777,325 98,211,948	$ 87,164,381 4,250,314 91,414,695
INTEREST EXPENSE: Senior Debt Subordinated Debt	8,745,154 4,936,793 13,681,947	8,333,678 6,393,999 14,727,677	10,158,113 5,587,502 15,745,615

NET INTEREST INCOME	85,654,938	83,484,271	75,669,080

PROVISION FOR LOAN LOSSES (Note 2)	29,302,142	25,725,394	21,433,742

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	56,352,796	57,758,877	54,235,338

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	35,375,453 (8,565,929) 26,809,524	35,190,622 (7,940,655) 27,249,967	33,798,963 (7,160,494) 26,638,469

OTHER REVENUE	5,133,530	5,207,553	5,083,587

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	48,366,010 11,187,160 17,692,331 77,245,501	46,830,271 10,653,752 18,971,151 76,455,174	42,798,905 9,778,649 17,626,181 70,203,735

INCOME BEFORE INCOME TAXES	11,050,349	13,761,223	15,753,659

PROVISION FOR INCOME TAXES (Note 11)	2,677,342	3,096,447	3,548,896

NET INCOME	$ 8,373,007	$ 10,664,776	$ 12,204,763

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$49.25	$62.73	$71.79

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income	Total

Balance at December 31, 2006	170,000	$170,000	$ 97,950,753	$ 243,805	$ 98,364,558

Comprehensive Income:
Net Income for 2007	—	—	12,204,763	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	726,798
Total Comprehensive Income	—	—	—	—	12,931,561
Cash Distributions Paid	—	—	(1,455,593)	—	(1,455,593)

Balance at December 31, 2007	170,000	170,000	108,699,923	970,603	109,840,526

Comprehensive Income:
Net Income for 2008	—	—	10,664,776	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(537,502)
Total Comprehensive Income	—	—	—	—	10,127,274
Cash Distributions Paid	—	—	(3,731,328)	—	(3,731,328)

Balance at December 31, 2008	170,000	170,000	115,633,371	433,101	116,236,472

Comprehensive Income:
Net Income for 2009	—	—	8,373,007	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	1,263,744
Total Comprehensive Income	—	—	—	—	9,636,751
Cash Distributions Paid	—	—	(8,758,311)	—	(8,758,311)

Balance at December 31, 2009	170,000	$170,000	$115,248,067	$1,696,845	$117,114,912

Disclosure of reclassification amount:			2009	2008	2007

Unrealized holding gains (losses) arising during period, net of applicable income tax (provision) benefits of $(368,964), $10,512 and $(205,920) for 2009, 2008 and 2007, respectively
			$ 1,267,302	$ (525,701)	$ 727,554

Less: Reclassification adjustment for net gains included in income, net of applicable income taxes of $1,201, $3,095 and $251 for 2009, 2008 and 2007, respectively			3,558	11,801	756

Net unrealized gains (losses) on securities, net of applicable income tax (provision) benefits of $(367,763), $13,607 and $(205,039) for 2009, 2008 and 2007, respectively			$ 1,263,744	$ (537,502)	$ 726,798

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 8,373,007	$ 10,664,776	$ 12,204,763
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	29,302,142	25,725,394	21,433,742
Depreciation and amortization	2,577,539	2,447,007	2,076,784
Provision for deferred taxes	15,771	155,830	251,823
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	314,172	263,242	120,291
Decrease (increase) in Miscellaneous Assets and other	198,125	(290,247)	(93,905)
Increase (decrease) in Other Liabilities	285,329	(1,508,028)	2,278,834
Net Cash Provided	41,066,085	37,457,974	38,272,332

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(214,933,802)	(236,634,867)	(250,121,741)
Loan payments	192,118,149	201,984,749	201,895,210
Increase in restricted cash	(700,916)	(179,757)	(317,439)
Purchases of securities, available for sale	(2,428,840)	(27,465,879)	(17,692,694)
Purchases of securities, held to maturity	--	(1,202,870)	--
Redemptions of securities, available for sale	8,490,750	18,813,950	10,483,100
Redemptions of securities, held to maturity	3,790,000	5,101,000	3,005,000
Purchase of joint venture interest	(27,601)	--	--
Capital expenditures	(997,083)	(2,777,574)	(4,383,965)
Proceeds from sale of equipment	53,331	25,234	443,450
Net Cash Used	(14,636,012)	(42,336,014)	(56,689,079)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in Senior Demand Notes	(132,740)	(7,268,898)	(241,074)
Advances on Credit Line	90,246,309	103,563,000	89,345,000
Payments on Credit Line	(96,309,681)	(97,980,000)	(97,488,000)
Commercial Paper issued	396,342,906	35,766,727	33,538,927
Commercial Paper redeemed	(372,970,262)	(46,781,459)	(24,256,208)
Subordinated Debt issued	11,623,006	21,619,938	36,790,393
Subordinated Debt redeemed	(23,344,036)	(26,980,643)	(12,014,336)
Dividends / Distributions paid	(8,758,311)	(3,731,328)	(1,455,593)
Net Cash (Used) Provided	(3,302,809)	(21,792,663)	24,219,109

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	23,127,264	(26,670,703)	5,802,362

CASH AND CASH EQUIVALENTS, beginning	3,160,426	29,831,129	24,028,767

CASH AND CASH EQUIVALENTS, ending	$ 26,287,690	$ 3,160,426	$ 29,831,129

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest	$ 13,607,180	$ 14,830,353	$ 15,667,174
Income Taxes	2,663,225	2,972,200	3,316,208
Assets Assumed (Note 12)	289,746	--	--

See Notes to Consolidated Financial Statements

1ST FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 245 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

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

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could vary from these estimates; however, in the opinion of Management, such variances would not be material.

Income Recognition:

Accounting principles generally accepted in the United States of America require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual account with precomputed charges to calculate income for those on-going accounts, however, state regulations often allow interest refunds to be made according to the “Rule of 78's” method for payoffs and renewals.  Since the majority of the Company's accounts with precomputed charges are paid off or renewed prior to maturity, the result is that most of the accounts with precomputed charges effectively yield on a Rule of 78's basis.

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

The property and casualty credit insurance policies written by the Company, as agent for an unrelated insurance company, are reinsured by the Company’s property and casualty insurance subsidiary.  The premiums are deferred and earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

The credit life and accident and health policies written by the Company, as agent for an unrelated insurance company, are reinsured by the Company’s life insurance subsidiary.  The premiums are deferred and earned using the pro-rata method for level-term life policies and the effective yield method for decreasing-term life policies.  Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method.

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $1,350,559 and $932,973 at December 31, 2009 and 2008, respectively, and are included in unearned insurance premiums on the balance sheet.

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

Depreciation and Amortization:

Office machines, equipment (including equipment and capital leases) and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for the three years ended December 31, 2009 was $2,577,539, $2,447,006 and $2,076,784, respectively.

Restricted Cash:

At December 31, 2009, 2008 and 2007, the Company had cash of $3,067,695, $2,366,779 and $2,187,022, respectively, that was held in restricted accounts at its insurance subsidiaries in order to meet certain deposit requirements imposed by the State of Georgia on insurance companies and to meet the reserve requirements of its reinsurance agreements.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there has been no impairment of carrying value of the long-lived assets, including property and equipment at December 31, 2009.

Income Taxes:

Financial Accounting Standards  Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB No. 109, “Accounting for Income Taxes”, which was codified in ASC 740-10.  ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  ASC 740-10 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2009, the Company had no uncertain tax positions.

The Company’s insurance subsidiaries are taxable and income taxes are provided for where applicable (Note 11).  No provision for income taxes has been made by the Company since it has elected to be treated as an S Corporation for income tax reporting purposes. However, the state of Louisiana does not recognize S Corporation status, and the Company has accrued amounts necessary to pay the required income taxes in such state.

Collateral Held for Resale:

When the Company takes possession of the collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance.  Any losses incurred at that time are charged against the Allowance for Loan Losses.

Marketable Debt Securities:

Management has designated a significant portion of the marketable debt securities held in the Company's investment portfolio at December 31, 2009 and 2008 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income, which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

Change in Presentation:

Borrowings and repayments under the Company’s credit facility were previously presented on a net basis in the consolidated statements of cash flows for years ended December 31, 2008 and 2007.  In 2009, the Company revised its presentation to present these borrowings and repayments on a gross basis.  The prior year amounts have been revised in order to conform to the current year presentation in accordance FASB Statement No. 95, “Statement of Cash Flows”, which was codified in ASC 230-10-45-9.

New Accounting Pronouncements:

On June 29, 2009, the Financial Accounting Standards Board (the “FASB”) issued an accounting pronouncement establishing “The FASB Accounting Standards Codification (the “ASC”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities.  ASC supersedes existing non-SEC accounting and reporting standards.  The Company adopted this new accounting pronouncement for the quarterly period ended September 30, 2009, as required, and the adoption did not have a material impact on the Company’s financial statements.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. FAS 107-1 and Accounting Principles Board (“APB”) No. 28-1, “Interim Disclosures About Fair Value of Financial Instruments,” which were codified into ASC 825.  ASC 825 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  ASC 825 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. The Company adopted ASC 825 during the quarter ended June 30, 2009 and has included the required disclosures in Note 4.

In April 2009, the FASB issued Staff Positions FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which were codified into ASC 320.   ASC 320 amends the guidance for determining other-than-temporary impairments for debt securities to make the guidance more operational and to improve the presentation in the financial statements.  ASC 320 did not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.  The positions were effective for interim and annual reporting periods ending after June 15, 2009. The adoption of these positions did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued Staff Position FAS No. 141 (R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” which was codified into ASC 805.   ASC 805 amends and clarifies Statement of Financial Accounting Standards (“SFAS”) SFAS No. 141(R), “Business Combinations”, to address application issues on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  ASC 805 is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The adoption of ASC 805 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued Staff Position FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” which was codified into ASC 820.  ASC 820 provides additional guidance for estimating fair value in accordance with ASC 820, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased.  It also includes guidance on identifying circumstances that indicate if a transaction is not orderly.  It emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique used, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction.  ASC 820 is effective for interim and annual reporting periods ending after June 15, 2009.  The Company adopted the provisions of ASC 820 during the quarter ended June 30, 2009 and has included the required disclosures within Note 4.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) which was codified into ASC 855.  ASC 855 establishes principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued.  This position requires an entity to recognize, in the financial statements, subsequent events that provide additional information regarding conditions that existed at the balance sheet date.  In addition, ASC 855 requires companies to disclose the date through which the Company has evaluated subsequent events to be the date the financial statements are issued.

2. LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2009 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2010	65.26%	20.24%	62.19%
2011	28.28	19.31	27.51
2012	5.17	16.85	8.24
2013	.85	13.04	1.67
2014	.19	9.20	.27
2015 & beyond	.25	21.36	.12
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2009 and 2008, cash collections applied to the principal of loans totaled $192,118,149 and $201,984,749, respectively, and the ratios of these cash collections to average net receivables were 60.10% and 63.58%, respectively.

Allowance for Loan Losses:

The Allowance for Loan Losses is based on the Company's previous loss experience, a review of specifically identified loans where we believe collection is doubtful and Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  Such allowance is, in the opinion of Management, sufficiently adequate for probable losses in the current loan portfolio.  Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral.  As the estimates used in determining the loan loss reserve are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates.  Actual results could vary based on future changes in significant assumptions.

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

The Company held $33,441,535 and $35,301,198 of loans in a non-accrual status at December 31, 2009 and 2008, respectively.

An analysis of the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007 is shown in the following table:

	2009	2008	2007
Beginning Balance	$ 23,010,085	$ 20,035,085	$ 18,085,085
Provision for Loan Losses	29,302,142	25,725,394	21,433,742
Charge-Offs	(32,519,500)	(29,231,988)	(25,101,040)
Recoveries	6,817,358	6,481,594	5,617,298
Ending Balance	$26,610,085	$23,010,085	$20,035,085

3. MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2009
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ --	$ --	$ --	$ --
Obligations of states and
political subdivisions	60,870,751	1,937,381	(83,661)	62,724,471
Corporate securities	130,316	272,210	--	402,526
	$ 61,001,067	$ 2,209,591	$ (83,661)	$ 63,126,997

December 31, 2008
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ --	$ --	$ --	$ --
Obligations of states and
political subdivisions	67,258,945	699,997	(449,030)	67,509,912
Corporate securities	130,316	243,458	--	373,774
	$ 67,389,261	$ 943,455	$ (449,030)	$ 67,883,686

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2009
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 499,618	$ 7,455	$ --	$ 507,073
Obligations of states and
political subdivisions	9,831,107	301,682	(3,027)	10,129,762
	$ 10,330,725	$ 309,137	$ (3,027)	$ 10,636,835

December 31, 2008
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 1,498,335	$ 24,707	$ --	$ 1,523,042
Obligations of states and
political subdivisions	12,629,457	194,492	(26,045)	12,797,904
	$ 14,127,792	$ 219,199	$ (26,045)	$ 14,320,946

The amortized cost and estimated fair market values of marketable debt securities at December 31, 2009, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 5,497,110	$ 5,816,874	$ 3,045,836	$ 3,087,574
Due after one year through five years	36,691,946	37,889,747	5,910,025	6,102,126
Due after five years through ten years	18,125,933	18,729,088	1,374,864	1,447,135
Due after ten years	686,078	691,288	--	--
	$ 61,001,067	$ 63,126,997	$ 10,330,725	$ 10,636,835

The following table is an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2009:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ --	$ --	$ --	$ --	$ --	$ --
Obligations of states and political subdivisions	2,468,684	26,412	3,153,028	57,249	5,661,712	83,661
Total	2,468,684	26,412	3,153,028	57,249	5,621,712	83,661

Held to Maturity:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	--	--	--	--	--	--
Obligations of states and political subdivisions	--	--	252,950	3,027	252,950	3,027
Total	--	--	252,950	3,027	252,950	3,027

Overall Total	$ 2,468,684	$ 26,412	$ 3,405,978	$ 60,276	$ 5,874,662	$ 86,688

The table above represents 15 investments held by the Company, the majority of which were rated “A” or higher.  The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years. The total impairment was less than 1.50% of the fair value of the affected investments.  Based on the ratings of these investments, the Company’s ability and intent to hold these investments until a recovery of fair value and after considering the severity and duration of the impairments, the Company does not consider the impairment of these investments to be other-than-temporary at December 31, 2009.

There were no sales of investments in debt securities available-for-sale during 2009.  Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2009 were $12,280,750.  Gross gains of $4,758 and gross losses of $-0- were realized from these redemptions.

Proceeds from sales of securities during 2008 were $7,164,450.  Gross gains of $68,296 and gross losses of $58,517 were realized on these sales.  Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2008 were $16,750,500.  Gross gains of $18,386 and gross losses of $15,269 were realized from these redemptions.  The proceeds from the sales of securities were distributed to the Company from its insurance subsidiaries and were used for general liquidity purposes.  The Company does not believe that it will engage in similar sales of securities with unrealized losses in the future and, thus, believes that it has the intent and ability to hold its current investments with unrealized losses until there is a recovery of the fair value.`

There were no sales of investments in debt securities available-for-sale during 2007.  Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2007 were $13,488,100.  Gross gains of $13,524 and gross losses of $12,517 were realized on these redemptions.

4. FAIR VALUE

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date  The following fair value hierarchy is used in selecting inputs used to determine the fair value of an asset or liability, with the highest priority given to Level 1, as these are the most transparent or reliable.  A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

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

The Company is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Company performs due diligence to understand the inputs or how the data was calculated or derived.  The Company corroborates the reasonableness of external inputs in the valuation process.  To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.  When possible we use prices and inputs that are current as of the measurement date, including during periods of market dislocation.  In periods of market dislocation, the observation of prices and inputs may be reduced for many instruments.  This condition could cause an instrument to be reclassified between levels.

Assets measured at fair value as of December 31, 2009 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2009	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 402,525	$ 402,525	$ --	$ --
Obligations of states and political subdivisions	62,724,472	--	62,724,472	--
Available-for-sale investment securities	$ 63,126,997	$ 402,525	$ 62,724,472	$ --

5. INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2009 and 2008, respectively, 86% and 87% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval from the Georgia Insurance Commissioner.  At December 31, 2009, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $33.0 million and $35.0 million, respectively.  No dividends were paid to the parent company during 2009.

6. SENIOR DEBT

Prior to September 11, 2009, the Company had a credit agreement with Wachovia Bank, N.A. (a Wells Fargo Company) and BMO Capital Markets Financing, Inc. The credit agreement provided for unsecured borrowings of up to $50.0 million, subject to certain limitations, and was scheduled to expire on December 15, 2009.  Effective September 11, 2009, the Company entered into a new credit facility with Wells Fargo Preferred Capital, Inc.  In connection with entering into this new agreement, the previous credit agreement was paid off and terminated.  As amended to date, the new credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the new agreement were $83.8 million at December 31, 2009, at an interest rate of 3.75%.  This compares to available borrowings of $27.7 million at December 31, 2008, at an interest rate of 2.75%, under the previous credit agreement. Management believes the new credit facility should provide sufficient liquidity for the Company.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%.  The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus 300 basis points or (b) the three month London Interbank Offered Rate (the “LIBOR Rate”) plus 300 basis points.  The LIBOR Rate shall be adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month.

The Credit Agreement has a commitment termination date of September 11, 2012.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The bank also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the Credit Agreement or if the financial condition of the Company becomes unsatisfactory to the banks, according to standards set forth in the Credit Agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.  At December 31, 2009, the Company was in compliance with all covenants.

At December 31, 2009 and 2008, the Company had balances of $16.2 million and $22.3 million, respectively, in borrowings against the credit facilities in existence at the applicable dates at interest rates of 3.75% and 2.75%, respectively.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2009:
Bank	3.75%	$ 31,861	$ 14,422	2.99%
Senior Demand Notes	2.21	45,286	42,399	2.81
Commercial Paper	5.64	129,435	118,271	5.82
All Categories	4.72	186,849	175,092	4.86

2008:
Bank	2.75%	$ 49,484	$ 22,993	4.25%
Senior Demand Notes	2.96	49,510	46,751	2.99
Commercial Paper	5.47	116,714	105,204	5.61
All Categories	4.50	187,679	174,947	4.73

2007:
Bank	6.75%	$ 24,828	$ 12,364	7.53%
Senior Demand Notes	3.13	50,453	49,268	3.27
Commercial Paper	6.43	117,948	112,926	6.66
All Categories	5.58	182,055	174,558	5.76

7. SUBORDINATED DEBT

The payment of the principal and interest on the Company’s subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

Subordinated debt consists of Variable Rate Subordinated Debentures issued from time to time by the Company, and which mature four years after their date of issue.  The maturity date is automatically extended for an additional four years unless the holder or the Company redeems the debenture on its original maturity date or within any applicable grace period thereafter.  The debentures have various minimum purchase amounts with varying interest rates and interest adjustment periods for each respective minimum purchase amount, each as established. Interest rates on the debentures are adjusted at the end of each adjustment period.  The debentures may also be redeemed by the holder at the applicable interest adjustment date or within any applicable grace period thereafter without penalty.  Redemptions at any other time are at the discretion of the Company and are subject to an interest penalty. The Company may redeem the debentures for a price equal to 100% of the principal plus accrued but unpaid interest upon 30 days’ notice to the holder.

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2009	2008	2007	2009	2008	2007

5.77%	5.94%	6.71%	5.89%	6.28%	6.49%

Maturity information on the Company's subordinated debt at December 31, 2009 is as follows:

	Amount Maturing
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2010	$ 17,708,854	$ 51,936,078
2011	21,627,421	17,194,488
2012	17,778.989	2,520,199
2013	17,768,715	3,233,214
	$ 74,883,979	$ 74,883,979

8. COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  During 2008 and 2007 there were also operating leases for computer equipment the Company uses in its operations.  Operating leases for equipment had terms of three years.  During 2009 the operating leases for equipment were bought out and the Company retained ownership of the equipment.  Total operating lease expense was $4,727,213, $4,494,612 and $4,900,175 for the years ended December 31, 2009, 2008 and 2007, respectively.  The Company’s minimum aggregate lease commitments at December 31, 2009 are shown in the table below.

Year	Operating Occupancy Leases

2010	$ 4,220,834
2011	3,143,964
2012	2,230,631
2013	1,267,684
2014	279,207
2015 and beyond	46,413
Total	$ 11,188,733

As of December 31, 2009 and 2008, the Company had no capital lease obligations.  Prior to September 2007 the Company utilized capital leases for certain equipment used in its operations.  During September 2007, equipment previously obtained through capital leases was sold to an equipment vendor, with the vendor buying out the leases and assuming the related lease obligations.

The Company is involved in various claims and lawsuits incidental to its business from time to time.  In the opinion of Management, the ultimate resolution of any such known claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

9. EMPLOYEE BENEFIT PLANS

Prior to June 1, 2007, the Company maintained a profit sharing and 401(k) plan, which was qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.  Effective June 1, 2007, the Company amended the plan to include a Company 401(k) match feature.  The 401(k) match feature replaced the profit sharing portion of the plan.

Any employee who has attained the age of 18, worked 1,000 hours and twelve consecutive months for the Company is eligible to participate in the profit sharing portion of the plan; automatic enrollment occurred on the January 1st or July 1st  (up until the discontinuance of the plan in June of 2007) after meeting the requirements. The Company’s contribution to the profit sharing plan was determined at the discretion of the executive officers of the Company and approved by the Board of Directors, based on the profits of 1st Franklin Financial Corporation.   An employee became 100% vested in his/her profit sharing account after he/she has completed at least five years of service, with 1,000 hours completed in each year.  Total contributions by the Company were $-0-, $-0-, and $635,000 for the years 2009, 2008 and 2007, respectively.

Prior to June 2007, any employee who had attained the age of 18 was eligible to participate in the 401(k) portion of the plan upon hire; voluntary enrollment could take place any time during the first month of each quarter.  401(k) funds are deferred on a pre-tax basis.  An employee was immediately 100% vested in these funds.  Beginning in June 2007, employees who were 18 years of age or older were eligible to participate in the 401(k) plan on the first day of the month following 30 days of continuous employment and the Company began matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2009, 2008 and 2007, the Company contributed $1,162,534, $1,103,483 and $398,750 in matching funds for employee 401(k) deferred accounts, respectively.

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

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 10.59% of the Company’s voting stock. The loan was renewed on November 27, 2006.  The balance on this commercial loan (including principal and accrued interest) was $1,005,737 at December 31, 2009.  The maximum amount outstanding during the year was $1,005,737.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $5,542 for interest accrued during 2009 was applied to the loan on December 31, 2009.  No principal payments on this loan were made in 2009.  The balance on this loan at December 31, 2009 was $248,254.  This was the maximum loan amount outstanding during the year.

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

The provision for income taxes for the years ended December 31, 2009, 2008 and 2007 is made up of the following components:

	2009	2008	2007

Current – Federal	$ 2,649,391	$ 2,928,904	$ 3,268,108
Current – State	12,180	11,713	28,965
Total Current	2,661,571	2,940,617	3,297,073

Deferred – Federal	15,771	155,830	251,823

Total Provision	$ 2,677,342	$ 3,096,447	$ 3,548,896

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2009 and 2008.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2009	2008
Insurance Commission	$ (4,238,964)	$ (4,173,874)
Unearned Premium Reserves	1,605,639	1,545,313
Unrealized Gain on
Marketable Debt Securities	(429,086)	(61,323)
Other	(312,634)	(301,693)
	$ (3,375,045)	$ (2,991,577)

The Company's effective tax rate for the years ended December 31, 2009, 2008 and 2007 is analyzed as follows.  Rates were higher during the year ended December 31, 2009 due to less income at the S corporation level which was passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S corporation losses to offset other income they may have had to the extent of their basis in their S corporation stock.

	2009	2008	2007
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	.1	.1	.1
Net tax effect of IRS regulations
on life insurance subsidiary	(4.8)	(3.5)	(2.9)
Tax effect of S corporation status	1.5	(2.7)	(5.2)
Tax exempt income	(6.7)	(5.2)	(3.3)
Other Items	.1	(.2)	(.2)
Effective Tax Rate	24.2%	22.5%	22.5%

12. AQUISITION:

Prior to December 2009, the Company owned 50% of the outstanding shares of T&T Corporation.  T&T Corporation owns a building currently leased to the Company.  In December 2009, the Company purchased the remaining outstanding shares of T&T Corporation for consideration of $27,601 in cash, which is net of $143,870 of cash acquired.  Total assets assumed were $289,748.

13. SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosure about Segments of an Enterprise and Related Information,” which was codified into ASC 280.  The Company this standard in 1998.  ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

The Company has six reportable segments: Division I through Division V and Division VII.  Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I is comprised of offices located in South Carolina.  Division II is comprised of offices in North Georgia, Division III encompasses Central and South Georgia offices, and Division VII is comprised of offices in West Georgia.  Division IV represents our Alabama and Tennessee offices, and our offices in Louisiana and Mississippi encompass Division V.  Division VI is reserved for future use.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2009 followed by a reconciliation to consolidated Company data.

Year 2009	Division I	Division II	Division III	Division IV	Division V	Division VII	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 14.0	$ 16.6	$ 17.5	$ 19.8	$ 16.4	$ 12.0	$ 96.3
Insurance Income	2.8	6.3	6.6	4.2	4.2	4.4	28.5
Other	.1	1.2	1.2	.8	1.0	.7	5.0
	16.9	24.1	25.3	24.8	21.6	17.1	129.8
Expenses:
Interest Cost	1.6	2.6	2.7	2.8	2.0	1.9	13.6
Provision for Loan Losses	4.2	4.2	4.8	5.3	3.6	3.4	25.5
Depreciation	.4	.3	.3	.5	.3	.2	2.0
Other	8.5	8.7	9.7	9.7	9.7	6.5	52.8
	14.7	15.8	17.5	18.3	15.6	12.0	93.9

Segment Profit	$ 2.2	$ 8.3	$ 7.8	$ 6.5	$ 6.0	$ 5.1	$ 35.9

Segment Assets:
Net Receivables	$ 36.5	$ 60.8	$ 61.7	$ 68.6	$ 46.6	$ 42.0	$316.2
Cash	.4	.6	.9	.7	.7	.5	3.8
Net Fixed Assets	1.0	.9	.8	1.4	.8	.5	5.4
Other Assets	.0	.1	.0	.1	.0	.0	.2
Total Segment Assets	$ 37.9	$ 62.4	$ 63.4	$ 70.8	$ 48.1	$ 43.0	$325.6

RECONCILIATION:							2009
Revenues:							(In Millions)
Total revenues from reportable segments							$ 129.8
Corporate finance charges earned not allocated to segments							.2
Reclass of investment income net against interest cost							.-
Reclass of insurance expense against insurance income							2.8
Timing difference of insurance income allocation to segments							6.9
Other revenues not allocated to segments							.1
Consolidated Revenues							$139.8

Net Income:
Total profit or loss for reportable segments							$ 35.9
Corporate earnings not allocated							10.1
Corporate expenses not allocated							(34.9)
Income taxes not allocated							(2.7)
Consolidated Net Income							$ 8.4

Assets:
Total assets for reportable segments							$325.6
Loans held at corporate home office level							2.7
Unearned insurance at corporate level							(13.1)
Allowance for loan losses at corporate level							(26.6)
Cash and cash equivalents held at corporate level							25.5
Investment securities at corporate level							73.5
Fixed assets at corporate level							2.4
Other assets at corporate level							6.4
Consolidated Assets							$396.4

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

BRANCH OPERATIONS

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	Richard F. Corirossi		Brian L. McSwain
	Judy E. Mayben		Roy M. Metzger
	Victoria A. McLeod		Larry D. Mixson

Division II - Northeast Georgia

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	A. Keith Chavis		Janee G. Huff
	Shelia H. Garrett		John R. Massey
	Harriet Healey		Sharon S. Langford

Division III – South Georgia

	Dianne H. Moore	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Jeffrey C. Lee
	William J. Daniel		Thomas C. Lennon
	Judy A. Landon		Marcus C. Thomas

Division IV - Alabama and Tennessee

	Michael J. Whitaker	----------	Vice President
Regional Operations Directors
	Joseph R. Cherry		Johnny M. Olive
	Jerry H. Hughes		Hilda L. Phillips
	Janice E. Childers		Henrietta R. Reathford

Division V – Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
Regional Operations Directors
	Sonya L. Acosta		T. Loy Davis
	Bryan W. Cook		John B. Gray
	Charles R. Childress		Marty B. Miskelly
Jeremy R. Cranfield

Division VII – Northwest / Central Georgia

	Ronald E. Byerly	----------	Vice President
Regional Operations Directors
	Jack L. Hobgood		Michelle M. Rentz
	James A. Mahaffey		Diana L. Vaughn

ADMINISTRATION

Lynn E. Cox	Vice President – Investment Center	Pamela S. Rickman	Vice President - Compliance / Audit
Cindy Mullin	Vice President – Information Technology	R. Darryl Parker	Vice President - Employee Development
Anita S. Looney	Vice President – Branch Administration

___________________

2009 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

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

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Bessemer	Enterprise	Huntsville (2)	Opp	Scottsboro
Albertville	Center Point	Fayette	Jasper	Oxford	Selma
Alexander City	Clanton	Florence	Moody	Ozark	Sylacauga
Andalusia	Cullman	Fort Payne	Moulton	Pelham	Troy
Arab	Decatur	Gadsden	Muscle Shoals	Prattville	Tuscaloosa
Athens	Dothan	Hamilton	Opelika	Russellville (2)	Wetumpka

GEORGIA
Adel	Canton	Dahlonega	Glennville	Madison	Statesboro
Albany (2)	Carrollton	Dallas	Gray	Manchester	Stockbridge
Alma	Cartersville	Dalton	Greensboro	McDonough	Swainsboro
Americus	Cedartown	Dawson	Griffin (2)	Milledgeville	Sylvania
Athens (2)	Chatsworth	Douglas (2)	Hartwell	Monroe	Sylvester
Bainbridge	Clarkesville	Douglasville	Hawkinsville	Montezuma	Thomaston
Barnesville	Claxton	East Ellijay	Hazlehurst	Monticello	Thomson
Baxley	Clayton	Eastman	Helena	Moultrie	Tifton
Blairsville	Cleveland	Eatonton	Hinesville (2)	Nashville	Toccoa
Blakely	Cochran	Elberton	Hogansville	Newnan	Valdosta
Blue Ridge	Colquitt	Fitzgerald	Jackson	Perry	Vidalia
Bremen	Commerce	Flowery Branch	Jasper	Pooler	Villa Rica
Brunswick	Conyers	Forsyth	Jefferson	Richmond Hill	Warner Robins
Buford	Cordele	Fort Valley	Jesup	Rome	Washington
Butler	Cornelia	Gainesville	LaGrange	Royston	Waycross
Cairo	Covington	Garden City	Lavonia	Sandersville	Waynesboro
Calhoun	Cumming	Georgetown	Lawrenceville	Savannah	Winder

LOUISIANA
Alexandria	DeRidder	Houma	Marksville	New Iberia	Prairieville
Bossier City	Eunice	Jena	Minden	Opelousas	Ruston
Crowley	Franklin	Lafayette	Morgan City	Pineville	Slidell
Denham Springs	Hammond	Leesville	Natchitoches

DeRidder

MISSISSIPPI
Batesville	Columbus	Hattiesburg	Jackson	New Albany	Ripley
Bay St. Louis	Corinth	Hazlehurst	Kosciusko	Newton	Senatobia
Booneville	Forest	Hernando	Magee	Oxford	Starkville
Brookhaven	Grenada	Houston	McComb	Pearl	Tupelo
Carthage	Gulfport	Iuka	Meridian	Picayune	Winona
Columbia

Columbia

SOUTH CAROLINA
Aiken	Columbia	Greenwood	Manning	North Greenville	Summerville
Anderson	Conway	Greer	Marion	Orangeburg	Sumter
Batesburg- Leesville	Dillon	Lancaster	Moncks Corner	Rock Hill	Union
Cayce	Easley	Laurens	Newberry	Seneca	Walterboro
Charleston	Florence	Lexington	North Augusta	Simpsonville	Winnsboro
Cheraw	Gaffney	Lugoff	North Charleston	Spartanburg	York
Chester	Greenville

TENNESSEE
Athens	Bristol	Johnson City	Kingsport	Lenior City	Sparta
Cleveland	Elizabethton

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