Form 10-K, Exhibit 13
period 2010-12-31
1st FRANKLIN FINANCIAL CORP
filed 2011-03-30
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2010

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Report of Independent Registered Public Accounting Firm	21

Consolidated Financial Statements	22

Directors and Executive Officers	43

Corporate Information	43

Ben F. Cheek, Jr. Office of the Year	45

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2010 the business was operated through 105 branch offices in Georgia, 39 in Alabama, 38 in South Carolina, 31 in Mississippi, 24 in Louisiana and 15 in Tennessee.  Also on that date, the Company had 1,042 employees.

As of December 31, 2010, the resources of the Company were invested principally in loans, which comprised 70% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Co-Workers, Customers and Friends:

It is with a great deal of pleasure and excitement that I invite you to review the information contained in this year’s Annual Report.  1st Franklin Financial equaled or surpassed a number of company records established in previous years during 2010 and I am pleased to mention just a few in this letter.  Of course, a more complete story concerning the accomplishments of 2010 will be found as you read and study the pages that follow.

As of December 31, 2010, the assets of our company exceeded $422 million which established a new company record and was a 6% increase over 2009.  This growth occurred even though our regional economy continued to struggle to recover from a most challenging and difficult business recession.  In addition to our growth in assets, we also experienced additional growth in our branch office footprint.  New offices were opened in Monroe and Winnsboro, Louisiana and Madisonville, Newport, Alcoa, LaFollette, Dayton, Crossville and Knoxville, Tennessee.  The addition of these nine offices brings to 252 the number of branch offices we have operating in the six southeastern states of Alabama, Georgia, Louisiana, Mississippi, South Carolina and Tennessee.

Another area of significant importance for the year was the record setting growth in our company revenues and net income.  Total revenues exceeded $145 million and net income topped $20 million.  This excellent result can be attributed to the outstanding work done by our co-workers in the areas of delinquency reduction, charge off reduction and an overall focus on day to day cost control.  Other factors that contributed to the strong revenue result in 2010 were the growth in loan originations that we experienced as well as the stable cost of funds used to fuel the loan growth.

The mention of our funding requirements brings to mind the important contribution that our investors and our investment center made in achieving the outstanding results that were attained during the year.  In order for there to be growth in our loan portfolio, there must be funding available to finance the growth.  During 2010 our investors provided that funding.  Overall the investments in our Investment Center grew over $20.7 million which proved to be the primary source for all of our funding needs for the year.  Truly, we are deeply grateful for the confidence and support that our investors place in us and have placed in us for many years.

Without a doubt, the primary reason for our successful year was the hard work and commitment to excellence of the 1,042 “Friendly Franklin Folks.”  At the beginning of the year, five goals were set which if attained would have provided what many would have considered a good year.  These goals were not only met, they were substantially surpassed.  Four years ago, five strategic goals were set to be achieved by December 31, 2011.  The coming year is the fifth year and we fully expect that these goals will be met also.  I am extremely grateful to each of our co-workers for their teamwork and for their positive and enthusiastic attitude.  The years ahead truly look to be exciting as we continue to build a company devoted to excellent investor and customer service.

The year 2011 will mark 1st Franklin’s 70th Anniversary.  My heartfelt thanks to each of you our co-workers, investors, customers, bankers and friends for bringing us to this important milestone in our history.

Very sincerely yours,

/s/ Ben F. Cheek, III

Ben F. Cheek, III
Chairman of the Board and CEO

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial information of the Company. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed consolidated financial statements and notes thereto included herein.

	Year Ended December 31
	2010	2009	2008	2007	2006
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues	$ 145,461	$ 139,846	$ 138,610	$ 130,297	$ 115,042
Net Interest Income	90,711	85,655	83,484	75,669	69,632
Interest Expense	12,439	13,682	14,728	15,746	11,994
Provision for Loan Losses	20,907	29,302	25,725	21,434	19,109
Income Before Income Taxes	23,423	11,050	13,761	15,754	11,023
Net Income	20,683	8,373	10,665	12,205	7,672
Ratio of Earnings to Fixed Charges	2.67	1.72	1.86	1.92	1.83

	As of December 31
	2010	2009	2008	2007	2006
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 294,974	$ 279,093	$ 285,580	$ 276,655	$ 249,862
Total Assets	422,064	396,425	389,422	402,454	362,567
Senior Debt	208,492	186,849	169,672	182,373	181,474
Subordinated Debt	59,780	74,884	86,605	91,966	67,190
Stockholders’ Equity	132,710	117,115	116,236	109,841	98,365
Ratio of Total Liabilities to Stockholders’ Equity	2.18	2.38	2.35	2.66	2.69

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2010, direct cash loans comprised 89%, real estate loans comprised 6% and sales finance contracts comprised 5% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2010	2009	2008	2007	2006
	(in thousands)

Direct Cash Loans	$ 92,915	$88,648	$85,392	$77,472	$68,358
Real Estate Loans	3,631	3,676	3,857	3,878	3,797
Sales Finance Contracts	3,929	4,171	5,186	5,814	5,759
Total Finance Charges	$100,475	$96,495	$94,435	$87,164	$77,914

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2010	2009	2008	2007	2006

Direct Cash Loans	33.28%	32.70%	32.35%	32.28%	31.37%
Real Estate Loans	15.92	15.39	15.37	15.92	16.12
Sales Finance Contracts	20.52	19.77	20.52	20.35	20.61

The following table contains certain information about our operations:

	As of December 31
	2010	2009	2008	2007	2006

Number of Branch Offices	252	245	248	238	226
Number of Employees	1,042	1,015	1,113	1,057	1,007
Average Total Loans Outstanding Per Branch (in 000's)	$1,537	$1,530	$1,519	$1,515	$1,428
Average Number of Loans Outstanding Per Branch	701	689	683	713	725

DESCRIPTION OF LOANS

	Year Ended December 31
	2010	2009	2008	2007	2006
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	35,474	29,786	30,871	33,354	34,188

Number of Loans Made to Former Borrowers	30,370	26,666	28,945	31,050	27,247

Number of Loans Made to Present Borrowers	141,688	132,195	133,902	132,251	126,905

Total Number of Loans Made	207,532	188,647	193,718	196,655	188,340

Total Volume of Loans Made (in 000’s)	$485,604	$437,575	$453,968	$441,462	$392,961

Average Size of Loan Made	$2,340	$2,320	$2,343	$2,245	$2,086

Number of Loans Outstanding	160,352	152,602	151,515	148,178	139,589

Total Loans Outstanding (in 000’s)	$347,445	$327,425	$324,996	$303,679	$267,999

Percent of Total Loans Outstanding	89%	87%	87%	84%	83%
Average Balance on Outstanding Loans	$2,167	$2,146	$2,145	$2,049	$1,920

REAL ESTATE LOANS:

Total Number of Loans Made	525	668	790	893	1,026

Total Volume of Loans Made (in 000’s)	$ 8,429	$ 8,703	$14,448	$14,924	$12,761

Average Size of Loan Made	$16,055	$13,029	$18,288	$16,713	$12,437

Number of Loans Outstanding	1,905	2,015	2,032	2,007	2,230

Total Loans Outstanding (in 000’s)	$22,967	$24,336	$24,176	$25,052	$23,564

Percent of Total Loans Outstanding	6%	7%	6%	7%	7%
Average Balance on Outstanding Loans	$12,056	$12,078	$11,897	$12,482	$10,567

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	14,947	13,212	15,407	20,548	23,571

Total Volume of Contracts Purchased (in 000’s)	$26,266	$23,789	$30,909	$40,054	$43,471

Average Size of Contract Purchased	$1,757	$1,801	$2,006	$1,949	$1,844

Number of Contracts Outstanding	14,343	14,340	16,041	19,528	22,066

Total Contracts Outstanding (in 000’s)	$21,695	$23,071	$27,586	$31,747	$33,724

Percent of Total Loans Outstanding	5%	6%	7%	9%	10%
Average Balance on Outstanding Contracts	$1,513	$1,609	$1,720	$1,626	$1,528

LOANS ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2010	2009	2008	2007	2006

(in thousands)

	LOANS ACQUIRED

Direct Cash Loans	$ 483,989	$ 437,323	$ 453,968	$ 441,462	$ 391,388
Real Estate Loans	8,429	8,703	14,448	14,924	12,568
Sales Finance Contracts	24,555	21,372	30,232	38,997	41,661
Net Bulk Purchases	3,326	2,669	677	1,057	3,576

Total Loans Acquired	$ 520,299	$ 470,067	$ 499,325	$ 496,440	$ 449,193

	LOANS LIQUIDATED

Direct Cash Loans	$ 465,584	$ 435,146	$ 432,651	$ 405,782	$ 366,275
Real Estate Loans	9,798	8,543	15,324	13,436	12,579
Sales Finance Contracts	27,642	28,304	35,070	42,031	40,093

Total Loans Liquidated	$ 503,024	$ 471,993	$ 483,045	$ 461,249	$ 418,947

	LOANS OUTSTANDING

Direct Cash Loans	$347,445	$327,425	$ 324,996	$ 303,679	$ 267,999
Real Estate Loans	22,967	24,336	24,176	25,052	23,564
Sales Finance Contracts	21,695	23,071	27,586	31,747	33,724

Total Loans Outstanding	$392,107	$374,832	$ 376,758	$ 360,478	$ 325,287

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 42,724	$ 40,002	$ 39,933	$ 35,850	$ 31,374
Real Estate Loans	284	208	41	118	229
Sales Finance Contracts	2,803	3,121	4,058	4,753	5,013

Total Unearned Finance Charges	$ 45,811	$ 43,331	$ 44,032	$ 40,721	$ 36,616

DELINQUENCIES

We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.  Once an account becomes greater than 149 days past due, our charge off policy governs when the account must be charged off.  For more information on our charge off policy, see Note 2 of the notes to the accompanying audited financial statements.

In connection with any bankruptcy court initiated repayment plan, the Company effectively resets the delinquency rating of each account to coincide with the court initiated repayment plan.  Effectively, the account’s delinquency rating is changed thereafter under normal grading parameters.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

Year Ended December 31
2010	2009	2008	2007	2006
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 5,766	$ 6,382	$ 7,247	$ 6,589	$ 5,598
Percentage of Principal Outstanding	1.67%	1.97%	2.25%	2.19%	2.11%
90 Days or More Past Due	$ 12,596	$ 15,158	$ 16,407	$ 13,100	$ 11,866
Percentage of Principal Outstanding	3.66%	4.67%	5.10%	4.36%	4.47%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 271	$ 278	$ 282	$ 179	$ 176
Percentage of Principal Outstanding	1.20%	1.16%	1.19%	.73%	.76%
90 Days or More Past Due	$ 561	$ 585	$ 480	$ 452	$ 522
Percentage of Principal Outstanding	2.48%	2.44%	2.02%	1.84%	2.26%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 266	$ 346	$ 518	$ 468	$ 581
Percentage of Principal Outstanding	1.22%	1.50%	1.90%	1.48%	1.73%
90 Days or More Past Due	$ 644	$ 739	$ 1,080	$ 1,089	$ 1,049
Percentage of Principal Outstanding	2.97%	3.21%	3.96%	3.45%	3.13%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent of such net losses to average net loans (loans less unearned finance charges) and to liquidations (payments, refunds, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2010	2009	2008	2007	2006
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 282,750	$ 274,275	$ 266,753	$ 242,576	$ 217,919
Liquidations	$465,584	$435,146	$432,651	$405,782	$366,275
Net Losses	$ 22,479	$ 24,415	$ 21,325	$ 17,812	$ 16,363
Net Losses as % of Average Net Loans	7.95%	8.90%	7.99%	7.34%	7.51%
Net Losses as % of Liquidations	4.83%	5.61%	4.93%	4.39%	4.47%

	REAL ESTATE LOANS

Average Net Loans	$ 23,351	$ 24,042	$ 25,451	$ 25,015	$ 23,557
Liquidations	$ 9,798	$ 8,543	$ 15,324	$ 13,436	$ 12,579
Net Losses (Recoveries)	$ 117	$ 84	$ (23)	$ 114	$ 65
Net Losses (Recoveries) as a % of Average Net Loans	.50%	.35%	(.09%)	.46%	.28%
Net Losses (Recoveries) as a % of Liquidations	1.19%	.98%	(.15%)	.85%	.52%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 19,369	$ 21,334	$ 25,486	$ 28,721	$ 27,950
Liquidations	$ 27,642	$ 28,304	$ 35,070	$ 42,031	$ 40,093
Net Losses	$ 811	$ 1,203	$ 1,448	$ 1,557	$ 1,481
Net Losses as % of Average Net Loans	4.19%	5.64%	5.68%	5.42%	5.30%
Net Losses as % of Liquidations	2.93%	4.25%	4.13%	3.70%	3.69%

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

REGULATION AND SUPERVISION

In some jurisdictions, we are deemed to operate as a “small loan business.”  Generally, state laws require that each office in which a small loan business is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations.  The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show evidence of a need through convenience and advantage documentation.  As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies.  Licenses are revocable for cause, and their continuance depends upon an applicant’s continued compliance with applicable laws and in connection with its receipt of a license.  We believe we conduct our business in accordance with all applicable statutes and regulations.  The Company has never had any of its licenses revoked.

We conduct all of our lending operations under the provisions of the Federal Consumer Credit Protection Act (the "Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act and other federal and state lending laws.  The Truth-in-Lending Act requires, among other things, us to disclose to our customers the finance charge, the annual percentage rate, the total number and amount of payments and other material information on all loans.

A Federal Trade Commission ruling prevents consumer lenders such as the Company from using certain household goods as collateral on direct cash loans.  We seek to collateralize such loans with non-household goods such as automobiles, boats and other exempt items.

We are also subject to state regulations governing insurance agents in the states in which we sell credit insurance.  State insurance regulations require, among other things, that insurance agents be licensed and limit the premiums that insurance agents can charge.

Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.  While we believe that we are currently in compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof.

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of various sources of funds from various sources of in order to meet its ongoing financial obligations and to make new loans as a part of its business.  Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2010	2009	2008	2007	2006

Bank Borrowings	--%	4%	6%	4%	7%
Senior Debt	49	43	38	41	43
Subordinated Debt	14	19	22	23	19
Other Liabilities	5	4	4	5	4
Stockholders’ Equity	32	30	30	27	27
Total	100%	100%	100%	100%	100%

Number of Investors	5,418	5,406	5,508	5,820	5,868

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2010	2009	2008	2007	2006

Senior Borrowings	4.52%	4.93%	4.78%	5.81%	4.95%
Subordinated Borrowings	5.33	5.89	6.27	6.34	5.18
All Borrowings	4.74	5.24	5.33	5.98	5.04

Certain financial ratios relating to our debt have been as follows:

As of December 31
2010	2009	2008	2007	2006

Total Liabilities to
Stockholders’ Equity	2.18	2.38	2.66	2.66	2.69

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.19	1.06	.99	.99	1.19

As of March 29, 2010, all of our common stock was closely held by five related individuals and none of our common stock was listed on any securities exchange or traded on any established public trading market.  The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during the most recent fiscal year.  Cash distributions of $29.07 and $51.52 per share were paid in 2010 and 2009, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations, which arise as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis provides a narrative of the Company’s financial condition and performance.  The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the significant factors that we currently believe may materialy affect our future financial condition, operating results and liquidity. This discussion should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained elsewhere in this Annual Report.

Our significant accounting policies are disclosed in Note 1 to the consolidated financial statements.  Certain information in this discussion and other statements contained in this Annual Report which are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks and uncertainties.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors which could cause our actual future results to differ from any expectations within any forward-looking statements, or otherwise, include, but are not limited to, our ability to manage liquidity and cash flow, the accuracy of Management’s estimates and judgments, adverse economic conditions including the interest rate environment, unforeseen changes in net interest margin, federal and state regulatory changes, unfavorable outcomes of litigation and other factors referenced in the “Risk Factors” section of the Company’s Annual Report and elsewhere herein, or otherwise contained in our filings with the Securities and Exchange Commission from time to time.

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941.  Our operations focus primarily on making consumer loans to individuals in relatively small amounts for short periods of time.  Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans.  All our loans are at fixed rates, and contain fixed terms and fixed payments.  We operate branch offices in six southeastern states and had a total of 252 branch locations at December 31, 2010.  The Company and its operations are guided by a strategic plan which includes planned growth through expansion of our branch office network.  The Company expanded its operations with the opening of nine new branch offices during the year.  Additionally, one branch was consolidated into another nearby branch due to overlapping marketing territories.  The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

Although economic uncertainties continued during fiscal year 2010, the Company had an outstanding performance year which further strengthened its financial position.  Total assets increased $25.6 million (6%) to $422.1 million at December 31, 2010 compared to $396.4 million at December 31, 2009.  Growth in our net loan portfolio, cash and cash equivalents and sales of investment securities were the primary factors contributing to the growth in total assets.

Growth in loan originations resulted in a $15.9 million (6%) increase in the Company’s loan portfolio, net of the allowance for loan losses, at December 31, 2010 compared to the prior year end.  Total loan originations during 2010 were $520.2 million compared to $470.1 million during 2009.  Our net loan portfolio amounted to approximately $295.0 million at December 31, 2010.  In addition to the increase in loan originations, a $2.5 million reduction in our allowance for loan losses also contributed to the increase in our net loan portfolio during 2010.  Our allowance for loan losses reflects Management’s judgment of the level of allowance adequate to cover probable losses inherent in our loan portfolio as of the date of the consolidated statement of financial position.  To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.  As a result of an overall improvement in the credit quality of the Company’s loan portfolio, Management lowered the allowance for loan losses at December 31, 2010 compared to December 31, 2009.  Management believes the lower allowance for loan losses continued to be adequate to cover probable losses; however, changes in trends or deterioration in economic conditions could result in a change in the allowance.  Any increase could have a material adverse impact on our results of operation or financial condition in the future.

Cash and cash equivalents increased $4.4 million (17%) at December 31, 2010 compared to December 31, 2009.  The increase was primarily due to increases in funds provided from operating activities and financing activities.  Management believes the current levels of funds on hand, funds expected to be available from operations and additional available borrowings under the Company’s credit facility will be sufficient to meet the Company’s present and foreseeable future liquidity needs.

The surplus funds also contributed to a $4.7 million (6%) increase in our investment portfolio at December 31, 2010 compared to the prior year end.  Management used a portion of the increase in surplus funds to purchase investment securities in an attempt to increase our potential yield.  The majority of these investments are held by the Company’s insurance subsidiaries.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The Company’s investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 85% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

Senior debt increased $21.6 million (12%) at December 31, 2010 compared to December 31, 2009 mainly due to an increase in sales of the Company’s commercial paper.  Offsetting a portion of the increase was a $15.3 million reduction in outstanding borrowings against the Company’s credit line.

The Company’s subordinated debt decreased $15.1 million, or 20%, at December 31, 2010 compared to the prior year end as a result of redemptions of such securities by investors under the provisions of these securities.

Accounts payable and accrued expenses increased $3.5 million (20%) at December 31, 2010 compared to the amount outstanding on December 31, 2009.  Additional accrual for the Company’s 2010 employee incentive plan was the primary cause of the increase.

Results of Operations:

Fiscal 2010 was a record year for revenues generated and net income earned by the Company.  Despite the continued uncertainty in the economy, we were able to meet or exceed all our operating goals established at the beginning of the year:

Description	Goal	2010 Results

Net Receivable Growth	Minimum 4.00%	4.46%
Delinquency	Accounts 30 days and more past due less than or equal to 11.50%	8.14%
Return on Assets	Greater than or equal to 3.25%	5.84%
Pre-tax Profits	Minimum $12,000,000	$23,422,881
Ratio of Expenses to Revenue	Less than or equal to 92.50%	83.90%

Our revenues were $145.5 million, $139.8 million and $138.6 million during the three years ended December 31, 2010.  Net income during the same periods was $20.7 million, $8.4 million and $10.7 million, respectively.  Higher revenues earned on finance charge income, lower borrowing costs and lower credit losses were the primary factors contributing to the increase in net income during the year just ended.

Net Interest Income:

Net interest income, which is the Company’s primary source of earnings, represents the difference between income on earning assets (loans and investments) and the cost of funds on interest bearing liabilities.  Accordingly, a key measure of our success is our net interest income.  The primary categories of our earning assets are loans and investments.  Bank borrowings and debt securities represent a majority of our interest bearing liabilities. Factors affecting our net interest margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and our average outstanding debt, as well as the general interest rate environment.  Volatility in interest rates generally has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans.   Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment.

Net interest income was $90.7 million during 2010, compared to $85.7 million in 2009 and $83.5 million in 2008.  The increase during the last two years was mainly due to an increase in finance charge income earned on higher average net receivables outstanding during the respective periods.  Interest income grew $3.8 million (4%) during 2010 compared to 2009, and $1.1 million (1%) during 2009 compared to 2008, mainly due to an increase in finance charges earned on loans, as noted above.

Although average borrowings were $257.8 million during 2010 compared to $253.3 during 2009, interest expense declined $1.2 million (9%) during the comparable periods.  The low interest rate environment continued to result in lower average borrowing costs for the Company.  During 2010 our weighted average borrowing rates declined to 4.74% compared to 5.24% during the prior year.

During 2009, interest expense decreased $1.1 million (7%) compared to 2008 as a result of both a decline in average borrowings and a reduction in average borrowing cost.  Average borrowings were $253.3 million during 2009 compared to $271.4 during 2008.  Our weighted average borrowing rates were 5.24% and 5.33% during the same respective periods.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers.  Growth in our loan portfolio typically leads to increases in insurance in-force as many loan customers elect to purchase the credit insurance coverage offered by the Company.  During 2010, net insurance income increased $1.2 million (5%) compared to 2009.  A reduction in insurance claims expense also contributed to the increase during 2010.

Growth in premium income slowed during 2009, due to the aforementioned suppressed growth in average net receivables.  The slower growth in premium income and higher insurance claim payments caused net insurance income to decline $.4 million (2%) as compared to 2008.

Other Revenue:

The primary revenue category included in other revenue relates to auto club memberships offered to the Company’s loan customers.  The Company sells the memberships as an agent for a third-party provider.  The aforementioned increase on loan originations during 2010 resulted in increased sales of memberships, which was the primary reason for the $.7 million (13%) increase in other revenue during the year compared to 2009.

Lower levels of membership sales during 2009 as compared to 2008 resulted in a $.1 million (1%) decrease in other revenue during the comparable period.

Provision for Loan Losses:

The Company’s provision for loan losses represents the level of net charge-offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.  Determining the proper allowance for loan losses is a critical accounting estimate which involves Management’s judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, current and expected net charge offs, delinquency levels, bankruptcy trends and overall general economic conditions.

Although unemployment remains elevated, lower delinquency trends and lower credit losses during 2010 resulted in the provision for loan losses decreasing $8.4 million (29%) compared to 2009.  Net charge offs declined $2.3 million (9%) during the comparable periods.  Also contributing to the lower provision for loan losses during 2010 was a $2.5 million reduction in the allowance for loan losses, whereas during 2009, Management increased the allowance $6.1 million.

The provision for loan losses was $29.3 million and $25.7 million during 2009 and 2008, respectively.  The increase in the provision during the year ended December 31, 2009 was attributable to rising credit losses and the higher risk of inherent loan losses due to the adverse economic conditions that were impacting our customers.  We believe rising unemployment rates, increased bankruptcy filings by customers and more stringent lending standards made it more difficult for certain customers to repay their obligations during the year ended December 31, 2009.  Net charge offs increased $2.9 million (13%) during 2009 compared to 2008.  In addition, the Company increased its allowance for loan losses as of December 31, 2009.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

        Total operating expenses increased $3.0 million (4%) during 2010 compared to 2009 and $.8 million (1%) in 2009 compared to 2008.  The increase during 2009 compared to 2008 was significantly lower due to certain cost reduction initiatives implemented that year to attempt to counteract the impact of economic conditions.  Operating expenses are comprised of personnel expense, occupancy expense and all other miscellaneous operating expenses.  A more detailed analysis follows.

Personnel expense increased $3.2 million (7%) during 2010 compared to 2009 mainly due to an increase in the accrual for the Company’s 2010 incentive bonus plan.  The highly successful operating results during 2010 resulted in a higher level of accrued incentive awards for employees.  Also contributing to the increase was an increase in salaries as a result of the new branch offices being opened and annual compensation adjustments.  Offsetting a portion of the increase was a decline in medical claim expenses associated with the Company’s self insured employee medical program and an increase in deferred salary expenses.

During 2009, our personnel expense increased $1.5 million (3%) as compared to the prior year.  Increases in salaries, incentive bonuses, Company 401(k) retirement plan contributions and medical claims associated with the Company’s self insured employee medical program were factors contributing to the increase during that year.  Increases in personnel expense during 2009 were partially offset by a reduction in our employee base at mid-year.

Occupancy expense decreased $.4 million (4%) during 2010 compared to 2009 mainly due to a non-recurring charge incurred during 2009 to buy-out certain operating leases on computer equipment.  A reduction in cost of maintenance agreements on equipment and lower depreciation expense on furniture and fixtures also contributed to the reduction in occupancy expenses.

During 2009, occupancy expense increased $.5 million (5%) compared to 2008 mainly due to the aforementioned non-recurring charge associated with the buy-out of certain operating leases.  Other factors contributing to the increase in 2009 occupancy expense were increases in depreciation on fixed assets, increased rent on leases renewed and increased operating costs associated with the full year effect of new branches opened during the prior year.

The previously mentioned cost reduction initiatives implemented during 2009 continued to have a positive impact on expense control.  During 2010, miscellaneous other operating expenses increased $.2 million (1%) compared to 2009.  The increase was mainly due to a higher level of charitable contributions made by the Company and increased postage and travel expenses.  New federal regulations mandated that employees originating real estate loans be licensed as a mortgage loan originator beginning in 2010.

The Company implemented an extensive training program to prepare various employees for the application and testing for a license.  Costs associated with the training program and travel contributed to the increase in miscellaneous other expenses during 2010.  Reductions in computer expenses, legal and audit expenses, taxes and licenses and lease of equipment offset a portion of the increase in 2010.

Other operating expenses declined $1.3 million (7%) during 2009 compared to 2008.  The Company experienced decreases in advertising expenses, legal and audit expenses, management meeting expenses, office supply expenses, securities sales expenses and travel expenses during 2009.  Also contributing was a decrease in equipment lease expenses, as a result of the aforementioned lease buy-outs.

Income Taxes:

The Company has elected to be treated as an S Corporation for income tax reporting purposes.  Taxable income or loss of an S Corporation is treated as income of, and is reportable in the individual tax returns of the shareholders of the Company.  However, income taxes continue to be reported for the Company’s insurance subsidiaries, as they are not allowed to be treated as S Corporations, and for the Company’s state income tax purposes in Louisiana, which does not recognize S Corporation status.  Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company’s subsidiaries.  The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes.

Effective income tax rates for the years ended December 31, 2010, 2009 and 2008 were 11.7%, 24.2% and 22.5%, respectively.  The higher rate in 2009 was due to a loss at the S Corporation level being passed to the shareholders for tax reporting purposes, whereas income earned by the insurance subsidiaries was taxed at the corporate level, which had the effect of increasing the overall consolidated effective tax rate.  During 2010 and 2008, the S Corporation earned a profit, which was reported as taxable income of the shareholders.  Since this tax liability is passed on to the shareholders, upon consolidation, the profit of the S Corporation had the effect of lowering the overall consolidated effective tax rates for those years.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as  Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2010.  Rates associated with the marketable debt securities represent weighted averages based on the yield to maturity of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  As part of its risk management strategy, the Company does not invest a material amount of its assets in equity securities.  The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate resets, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate resets.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the information below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2016 &		Fair
	2011	2012	2013	2014	2015	Beyond	Total	Value
Assets:	(in millions)
Marketable Debt Securities	$ 13	$12	$ 14	$ 12	$ 9	$ 18	$ 78	$ 78
Average Interest Rate	3.7%	3.7%	3.7%	2.7%	3.3%	3.6%	3.4%
Liabilities:
Senior Debt:
Senior Demand Notes	$40	—	—	—	—	—	$ 40	$ 40
Average Interest Rate	2.1%	—	—	—	—	—	2.1%
Commercial Paper	$167	—	—	—	—	—	$167	$167
Average Interest Rate	4.5%	—	—	—	—	—	4.5%
Notes Payable to Banks	$ —	—	$ 1	—	—	—	$ 1	$ 1
Average Interest Rate	—	—	3.8%	—	—	—	3.8%
Subordinated Debentures	$ 19	$ 11	$ 13	$ 17	—	—	$ 60	$ 60
Average Interest Rate	5.2%	3.8%	4.3%	3.6%	—	—	4.7%

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

As of December 31, 2010 and December 31, 2009, the Company had $30.7 million and $26.3 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2010 and 2009, respectively, 99% and 96% of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries.  Georgia state insurance regulations limit the use an insurance company can make of its assets.  Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2010, without prior approval of the Georgia Insurance Commissioner, was approximately $8.5 million.  In June 2010, the Company filed a request with the Georgia Insurance Department for the insurance subsidiaries to be eligible to pay up to $45.0 million in additional extraordinary dividends during 2010.  Management requested the approval to ensure the availability of additional liquidity for the Company due to the continuing uncertainties in the economy.  In September 2010, the request was approved.  The Company elected not to pay any dividends during 2010.

At December 31, 2010, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $40.7 million and $41.4 million, respectively.  The maximum aggregate amount of ordinary dividends these subsidiaries can pay to the Company in 2011 without prior approval of the Georgia Insurance Commissioner is approximately $8.2 million.  The

Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to its receivables and securities sales, the Company has an external source of funds available under a credit facility with Wells Fargo Preferred Capital, Inc.  This credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  Availability under the credit agreement was $99.1 million at December 31, 2010, and the interest rate on outstanding borrowings of $.9 million was 3.75%.  This compares to available borrowings of $16.2 million at December 31, 2009, at an interest rate of 3.75%.  Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%.  The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus 300 basis points or (b) the three month London Interbank Offered Rate (the “LIBOR Rate”) plus 300 basis points.  The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month.

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying Material Contracts (as defined); (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions.  The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2010, the Company was in compliance with all covenants.  The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.  The agreement is scheduled to expire on September 11, 2013 and any amounts then outstanding will be due and payable on such date.

We are not aware of any additional restrictions placed on us, or being considered to be placed on us, related to our ability to access capital, such as borrowings under our credit agreement prior to its maturity.

Any decrease in the Company’s loan loss allowance would not directly affect the Company’s liquidity, as the allowance is maintained out of income; however, an increase in the actual loss rate may have a material adverse effect on the Company’s liquidity.  The inability to collect loans could eventually impact the Company’s liquidity in the future.

The Company was subject to the following contractual obligations and commitments at December 31, 2010:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Credit Line *	$ 1.0	$ -	$ 1.0	$ -	$ -
Bank Commitment Fee **	1.4	.5	.9	-	-
Senior Demand Notes *	41.2	41.2	-	-	-
Commercial Paper *	169.4	169.4	-	-	-
Subordinated Debt *	70.3	23.2	28.0	19.1	-
Human resource insurance and support contracts **	.5	.5	-	-	-
Operating leases (offices)	12.7	4.4	6.0	2.2	.1
Communication lines contract **	3.4	3.0	.4	-	-
Software service contract **	23.3	2.6	5.2	5.2	10.3
Total	$323.2	$244.8	$41.5	$26.5	$10.4

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

Insurance Claims Reserves:

Included in unearned insurance premiums and commissions on the consolidated statements of financial position are reserves for incurred but unpaid credit insurance claims for policies written by the Company and reinsured by the Company’s wholly-owned insurance subsidiaries.  These reserves are established based on accepted actuarial methods.  In the event that the Company’s actual reported losses for any given period are materially in excess of the previously estimated amounts, such losses could have a material adverse effect on the Company’s results of operations.

Different assumptions in the application of these policies could result in material changes in the Company’s consolidated financial position or consolidated results of operations.

New Accounting Pronouncements:

See Note 1, “Recent Accounting Pronouncements,” in the accompanying “Notes to Audited Consolidated Financial Statements” for a discussion of new accounting standards and the expected impact of accounting standards recently issued but not yet required to be adopted.  For pronouncements already adopted, any material impacts on the Company’s consolidated financial statements are discussed in the applicable section(s) of this Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes to the Company’s Audited Consolidated Financial Statements included elsewhere in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 29, 2011

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2010 AND 2009

ASSETS

2010	2009

	CASH AND CASH EQUIVALENTS (Note 5):
	Cash and Due From Banks	$ 3,635,920	$ 3,725,236
	Short-term Investments	27,065,494	22,562,454
		30,701,414	26,287,690

	RESTRICTED CASH (Note 1)	3,778,734	3,067,695

	LOANS (Note 2):
	Direct Cash Loans	347,445,192	327,424,876
	Real Estate Loans	22,967,279	24,336,405
	Sales Finance Contracts	21,694,633	23,071,118
		392,107,104	374,832,399

Less:	Unearned Finance Charges	45,811,133	43,331,239
	Unearned Insurance Premiums	27,211,693	25,797,624
	Allowance for Loan Losses	24,110,085	26,610,085
		294,974,193	279,093,451

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair market value	66,310,922	63,126,997
	Held to Maturity, at amortized cost	11,890,954	10,330,725
		78,201,876	73,457,722

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $17,364,987 and $15,724,169 in 2010 and 2009, respectively	6,687,456	7,807,112
	Deferred Acquisition Costs	1,563,629	1,459,782
	Due from Non-affiliated Insurance Company	1,903,137	2,000,256
	Miscellaneous	4,253,457	3,251,472
		14,407,679	14,518,622

	TOTAL ASSETS	$ 422,063,896	$ 396,425,180

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2010 AND 2009

LIABILITIES AND STOCKHOLDERS' EQUITY

2010	2009

SENIOR DEBT (Note 6):
Notes Payable to Banks	$ 900,000	$ 16,204,309
Senior Demand Notes, including accrued interest	40,392,404	41,209,099
Commercial Paper	167,199,875	129,435,443
	208,492,279	186,848,851

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	21,081,545	17,577,438

SUBORDINATED DEBT (Note 7)	59,779,620	74,883,979

Total Liabilities	289,353,444	279,310,268

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2010 and 2009	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2010 and 2009	--	--
Accumulated Other Comprehensive Income	1,550,273	1,696,845
Retained Earnings	130,990,179	115,248,067
Total Stockholders' Equity	132,710,452	117,114,912

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 422,063,896	$ 396,425,180

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
INTEREST INCOME: Finance Charges Investment Income	$ 100,475,533 2,674,611 103,150,144	$ 96,494,760 2,842,125 99,336,885	$ 94,434,623 3,777,325 98,211,948
INTEREST EXPENSE: Senior Debt Subordinated Debt	8,583,664 3,855,020 12,438,684	8,745,154 4,936,793 13,681,947	8,333,678 6,393,999 14,727,677

NET INTEREST INCOME	90,711,460	85,654,938	83,484,271

PROVISION FOR LOAN LOSSES (Note 2)	20,907,373	29,302,142	25,725,394

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	69,804,087	56,352,796	57,758,877

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	36,521,076 (8,466,903) 28,054,173	35,375,453 (8,565,929) 26,809,524	35,190,622 (7,940,655) 27,249,967

OTHER REVENUE	5,789,444	5,133,530	5,207,553

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	51,566,673 10,752,842 17,905,308 80,224,823	48,366,010 11,187,160 17,692,331 77,245,501	46,830,271 10,653,752 18,971,151 76,455,174

INCOME BEFORE INCOME TAXES	23,422,881	11,050,349	13,761,223

PROVISION FOR INCOME TAXES (Note 11)	2,739,444	2,677,342	3,096,447

NET INCOME	$ 20,683,437	$ 8,373,007	$ 10,664,776

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$121.67	$49.25	$62.73

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income	Total

Balance at December 31, 2007	170,000	$170,000	$108,699,923	$ 970,603	$109,840,526

Comprehensive Income:
Net Income for 2008	—	—	10,664,776	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(537,502)
Total Comprehensive Income	—	—	—	—	10,127,274
Cash Distributions Paid	—	—	(3,731,328)	—	(3,731,328)

Balance at December 31, 2008	170,000	170,000	115,633,371	433,101	116,236,472

Comprehensive Income:
Net Income for 2009	—	—	8,373,007	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	1,263,744
Total Comprehensive Income	—	—	—	—	9,636,751
Cash Distributions Paid	—	—	(8,758,311)	—	(8,758,311)

Balance at December 31, 2009	170,000	170,000	115,248,067	1,696,845	117,114,912

Comprehensive Income:
Net Income for 2010	—	—	20,683,437	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(146,572)
Total Comprehensive Income	—	—	—	—	20,536,865
Cash Distributions Paid	—	—	(4,941,325)	—	(4,941,325)

Balance at December 31, 2010	170,000	$170,000	$130,990,179	$1,550,273	$132,710,452

Disclosure of reclassification amount:			2010	2009	2008

Unrealized holding (losses) gains arising during period, net of applicable income tax benefits (provision) of $55,313, $(368,964) and $10,512 for 2010, 2009 and 2008, respectively
			$ (142,840)	$ 1,267,302	$ (525,701)

Less: Reclassification adjustment for net gains included in income, net of applicable income taxes of $1,381, $1,201 and $3,095 for 2010, 2009 and 2008, respectively			3,732	3,558	11,801

Net unrealized (losses) gains on securities, net of applicable income tax benefits (provision) of $56,694, $(367,763) and $13,607 for 2010, 2009 and 2008, respectively			$ (146,572)	$ 1,263,744	$ (537,502)

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

2010	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 20,683,437	$ 8,373,007	$ 10,664,776
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	20,907,373	29,302,142	25,725,394
Depreciation and amortization	2,465,829	2,577,539	2,447,007
Provision for deferred taxes	272,131	15,771	155,830
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	379,558	314,172	263,242
(Increase) decrease in miscellaneous assets and other	(1,008,646)	198,125	(290,247)
Increase (decrease) in other liabilities	3,288,604	285,329	(1,508,028)
Net Cash Provided	46,988,286	41,066,085	37,457,974

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(241,803,898)	(214,933,802)	(236,634,867)
Loan payments	205,015,783	192,118,149	201,984,749
Increase in restricted cash	(711,039)	(700,916)	(179,757)
Purchases of securities, available for sale	(9,969,266)	(2,428,840)	(27,465,879)
Purchases of securities, held to maturity	(4,659,094)	--	(1,202,870)
Redemptions of securities, available for sale	6,189,950	8,490,750	18,813,950
Redemptions of securities, held to maturity	3,065,000	3,790,000	5,101,000
Purchase of joint venture interest	--	(27,601)	--
Capital expenditures	(1,430,092)	(997,083)	(2,777,574)
Proceeds from sale of equipment	130,350	53,331	25,234
Net Cash Used	(44,172,306)	(14,636,012)	(42,336,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in Senior Demand Notes	(816,695)	(132,740)	(7,268,898)
Advances on Credit Line	11,240,082	90,246,309	103,563,000
Payments on Credit Line	(26,544,391)	(96,309,681)	(97,980,000)
Commercial Paper issued	53,169,908	396,342,906	35,766,727
Commercial Paper redeemed	(15,405,476)	(372,970,262)	(46,781,459)
Subordinated Debt issued	12,182,268	11,623,006	21,619,938
Subordinated Debt redeemed	(27,286,627)	(23,344,036)	(26,980,643)
Dividends / Distributions paid	(4,941,325)	(8,758,311)	(3,731,328)
Net Cash Provided (Used)	1,597,744	(3,302,809)	(21,792,663)

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	4,413,724	23,127,264	(26,670,703)

CASH AND CASH EQUIVALENTS, beginning	26,287,690	3,160,426	29,831,129

CASH AND CASH EQUIVALENTS, ending	$ 30,701,414	$ 26,287,690	$ 3,160,426

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest	$ 12,519,354	$ 13,607,180	$ 14,830,353
Income Taxes	2,488,000	2,663,225	2,972,200
Assets Assumed (Note 12)	--	289,746	--

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 252 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

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

Marketable Debt Securities.  The fair value ofr marketable debt securities is based on quoted market prices.  If a quoted market price is not available, fair value is estimated using market prices for similar securities.  See Note 3 for the fair value of marketable debt securities and Note 4 for information related to how these securities are valued.

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

Precomputed finance charges are included in the gross amount of certain direct cash loans, sales finance contracts and certain real estate loans.  These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method.  Some other cash loans and real estate loans, which do not have precomputed charges, have income recognized on a simple interest accrual basis.  Any loan which becomes 60 days or more past due, based on original contractual term, is placed in a non-accrual status.  When a loan is placed in non-accrual status, income accruals are discontinued.  Accrued income prior to the date an account becomes 60 days or more past due is not reversed.  Income on loans in non-accrual status is earned only if payments are received.  A loan in nonaccrual status is restored to accrual status when it becomes less than 60 days past due.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $1,253,688 and $1,350,559 at December 31, 2010 and 2009, respectively, and are included in unearned insurance premiums on the balance sheet.

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

Depreciation and Amortization:

Office machines, equipment (including equipment and capital leases) and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for the three years ended December 31, 2010 was $2,465,829, $2,577,539 and $2,447,006, respectively.

Restricted Cash:

At December 31, 2010, 2009 and 2008, the Company had cash of $3,778,734, $3,067,695 and $2,366,779, respectively, that was held in restricted accounts at its insurance subsidiaries in order to meet certain deposit requirements imposed by the State of Georgia on insurance companies and to meet the reserve requirements of its reinsurance agreements.  During 2010, restricted cash also included escrow deposits held by the Company on behalf of certain mortgage real estate customers.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there has been no impairment of carrying value of the long-lived assets, including property and equipment at December 31, 2010.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 740-10.  FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2010, the Company had no uncertain tax positions.

The Company’s insurance subsidiaries are treated as taxable entities and income taxes are provided for where applicable (Note 11).  No provision for income taxes has been made by the Company since it has elected to be treated as an S Corporation for income tax reporting purposes. However, the state of Louisiana does not recognize S Corporation status, and the Company has accrued amounts necessary to pay the required income taxes in such state.

Collateral Held for Resale:

When the Company takes possession of the collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance.  Any losses incurred at that time are charged against the Allowance for Loan Losses.

Marketable Debt Securities:

Management has designated a significant portion of the Company’s marketable debt securities held in the Company's investment portfolio at December 31, 2010 and 2009 as being available-for-sale.  This portion of the investment portfolio is reported at fair market value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income, which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

New Accounting Pronouncements:

On July 21, 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-20, which requires expanded disclosures related to the credit quality of finance receivables and loans.  This disclosure is effective for the Company during the December 31, 2010 reporting period.  FASB ASU 2010-20 also requires a roll-forward of the allowance for loan losses, additional activity based disclosures for both financing receivables, and the allowance for each reporting period and certain new disclosures about troubled debt restructuring, all of which would be effective for the Company during the March 31, 2011 reporting period.  As of January 19, 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, which effectively defers the disclosure requirements in ASU 2010-20 related to trouble debt restructurings while they deliberate other potential changes to the accounting for troubled debt restructurings.  This deferral will end when the deliberations conclude and the guidance is issued.

In March 2010, the FASB issued new guidance impacting receivables.  The new guidance clarifies that a modification to a loan that is part of a pool of loans that were acquired with deteriorated credit quality should not result in the removal of the loan from the pool.  This guidance is effective for any modification of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position or results of operations.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09 which was codified into ASC 855.  ASC 855 establishes principles and standards related to the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued.  This position requires an entity to recognize, in the financial statements, subsequent events that provide additional information regarding conditions that existed at the balance sheet date.  In addition, ASC 855 requires companies to disclose the date through which the Company has evaluated subsequent events to be the date the financial statements are issued.

In January 2010, FASB issued guidance to improve disclosures about fair value measurements.  The guidance requires entities to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair measurements and describe the reasons for those transfers.  It also requires the Level 3 reconciliation to be presented on a gross basis, while disclosing purchases, sales, issuances and settlements separately.  The guidance became effective for interim and annual financial periods beginning after December 15, 2009 except for the requirement to present the Level 3 reconciliation on a gross basis, which is effective for interim and annual periods beginning after December 15, 2010.  The Company adopted the new disclosure requirements during 2010.  There were not significant transfers in and out of Level 1 or Level 2, and there was no activity in Level 3.

On June 29, 2009, the FASB issued an accounting pronouncement establishing “The FASB Accounting Standards Codification (the “ASC”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities.  ASC supersedes existing non-SEC accounting and reporting standards.  The Company adopted this new accounting pronouncement for the quarterly period ended September 30, 2009, as required, and the adoption did not have a material impact on the Company’s financial statements or results of operations.

In April 2009, the FASB issued FASB ASC 825.  ASC 825 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements.  ASC 825 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. The Company adopted ASC 825 during the quarter ended June 30, 2009 and has included the required disclosures in Note 4.  Due to the fact that ASC 825 required only additional disclosures, its adoption did not impact our financial position or results of operations.

In April 2009, the FASB issued FASB ASC 320.  FASB ASC 320 amends the guidance for determining other-than-temporary impairments for debt securities to make the guidance more operational and to improve the presentation in the financial statements.  ASC 320 did not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities.  The positions were effective for interim and annual reporting periods ending after June 15, 2009. The adoption of these positions did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FASB ASC 805.  FASB ASC 805 amends and clarifies Statement of Financial Accounting Standards (“SFAS”) SFAS No. 141(R), “Business Combinations”, to address application issues on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  FASB ASC 805 is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The adoption of FASB ASC 805 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued ASC 820.  FASB ASC 820 provides additional guidance for estimating fair value in accordance with ASC 820, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased.  It also includes guidance on identifying circumstances that indicate if a transaction is not orderly.  It emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique used, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction.  FASB ASC 820 is effective for interim and annual reporting periods ending after June 15, 2009.  The Company adopted the provisions of FASB ASC 820 during the quarter ended June 30, 2009 and has included the required disclosures within Note 4.

2. LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2010 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2011	66.06%	19.75%	65.59%
2012	27.90	18.57	26.11
2013	4.95	15.68	6.86
2014	.76	12.27	1.23
2015	.15	8.97	.13
2016 & beyond	.18	24.76	.08
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2010 and 2009, cash collections applied to the principal of loans totaled $205,015,783 and $192,118,149, respectively, and the ratios of these cash collections to average net receivables were 62.99% and 60.10%, respectively.

Allowance for Loan Losses:

The Allowance for Loan Losses is based on Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  Management’s approach to estimating and evaluating the allowance for loan losses is primarily on a total portfolio level based on historical loss trends, bankruptcy trends, the level of receivables at the balance sheet date, payment patterns and economic conditions primarily to include, but not limited, unemployment levels and gasoline prices.  Such allowance is, in the opinion of Management, sufficiently adequate for probable losses in the current loan portfolio.  As the estimates used in determining the loan loss reserve are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates.  Actual results could vary based on future changes in significant assumptions.

The Company classifies delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.  When a loan becomes five installments past due, it is charged off unless Management directs that it be retained as an active loan. In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and other measures of collectability.  In connection with any bankruptcy court initiated repayment plan and allowed by state regulatory authorities, the Company effectively resets the delinquency rating of each account to coincide with the court initiated repayment plan.  In addition, no installment is counted as being past due if at least 80% of the contractual payment has been paid.  The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.

When a loan becomes 60 days or more past due based on its original terms, it is placed in nonaccrual status.  At this time, the accrual of any additional finance charges is discontinued.  Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status.  Nonaccrual loans return to accrual status when the loan becomes less than 60 days past due.  There were no loans past due 60 days or more and still accruing interest at December 31, 2010.  The Company’s principal balances on non-accrual loans by loan category at December 31, 2010 and 2009 are as follows:

Loan Category	December 31, 2010	December 31, 2009

Consumer Loans	$ 27,643,405	$ 30,548,714
Real Estate Loans	1,274,025	1,146,344
Sales Finance Contracts	1,331,137	1,746,477
Total	$ 30,248,567	$ 33,441,535

An age analysis of principal balances on past due loans, segregated by loan class, as of December 31, 2010 is as follows:
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Current	Total Loans

Consumer Loans	$ 10,507,984	$ 5,765,462	$ 12,596,092	$ 315,791,942	$ 344,661,480
Real Estate Loans	563,681	267,090	561,326	21,228,604	22,620,701
Sales Finance Contracts	507,723	265,857	644,219	20,289,244	21,707,043
Total	$ 11,579,388	$ 6,298,409	$ 13,801,637	$ 357,309,790	$ 389,989,224

As previously mentioned, the level of the Company’s allowance for loan losses reflects Management’s continuing evaluation of certain quantitative risk factors such as historical loan loss experience, current industry loss experience, delinquency trends, bankruptcy trends and the overall level of the loan portfolio.  In addition, certain qualitative risk factors such as changes in the underlying value of collateral on loans, changes in our regulatory environment and general economic conditions are considered by Management when determining the level of the allowance for loan losses.

An analysis of the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008 is shown in the following table:

	2010	2009	2008
Beginning Balance	$ 26,610,085	$ 23,010,085	$ 20,035,085
Provision for Loan Losses	20,907,373	29,302,142	25,725,394
Charge-Offs	(30,586,363)	(32,519,500)	(29,231,988)
Recoveries	7,178,990	6,817,358	6,481,594
Ending Balance	$24,110,085	$26,610,085	$23,010,085

3. MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2010
Obligations of states and
political subdivisions	$ 64,257,940	$ 1,767,545	$ (91,629)	$ 65,933,856
Corporate securities	130,316	246,750	--	377,066
	$ 64,388,256	$ 2,014,295	$ (91,629)	$ 66,310,922

December 31, 2009
Obligations of states and
political subdivisions	$ 60,870,751	$ 1,937,381	$ (83,661)	$ 62,724,471
Corporate securities	130,316	272,210	--	402,526
	$ 61,001,067	$ 2,209,591	$ (83,661)	$ 63,126,997

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2010
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ --	$ --	$ --	$ --
Obligations of states and
political subdivisions	11,890,954	196,898	(70,260)	12,017,592
	$ 11,890,954	$ 198,898	$ (70,260)	$ 12,017,592

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
December 31, 2009
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies	$ 499,618	$ 7,455	$ --	$ 507,073
Obligations of states and
political subdivisions	9,831,107	301,682	(3,027)	10,129,762
	$ 10,330,725	$ 309,137	$ (3,027)	$ 10,636,835

The amortized cost and estimated fair market values of marketable debt securities at December 31, 2010, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair Market	Amortized	Fair Market
	Cost	Value	Cost	Value

Due in one year or less	$ 9,703,539	$ 10,021,463	$ 2,505,009	$ 2,530,190
Due after one year through five years	39,312,258	40,514,147	6,649,906	6,707,648
Due after five years through ten years	14,690,313	15,108,369	2,736,039	2,779,754
Due after ten years	682,146	666,943	--	--
	$ 64,388,256	$ 66,310,922	$ 11,890,954	$ 12,017,592

The following table is an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2010:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 8,436,974	$ 86,091	$ 498,080	$ 5,539	$ 8,935,054	$ 91,629
Total	8,436,974	86,091	498,080	5,539	8,935,054	91,629

Held to Maturity:
Obligations of states and political subdivisions	3,458,175	67,626	251,758	2,633	3,709,933	70,260
Total	3,458,175	67,626	251,758	2,633	3,709,933	70,260

Overall Total	$ 11,895,149	$ 153,717	$ 749,838	$ 8,172	$ 12,644,987	$ 161,889

The table above represents 29 investments held by the Company, the majority of which were rated “A+” or higher.  The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years. The total unrealized loss was less than 1.3% of the fair value of the affected investments.  Based on the ratings of these investments, the Company’s ability and intent to hold these investments until a recovery of fair value and after considering the severity and duration of the impairments, the Company does not consider the impairment of these investments to be other-than-temporary at December 31, 2010.

There were no sales of investments in debt securities available-for-sale or held-to-maturity during 2010.  Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2010 were $9,254,950.  Gross gains of $5,113 were realized from these redemptions.

There were no sales of investments in debt securities available-for-sale or held-to-maturity during 2009.  Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2009 were $12,280,750.  Gross gains of $4,758 and gross losses of $-0- were realized from these redemptions.

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

Assets measured at fair value as of December 31, 2010 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2010	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 377,066	$ 377,066	$ --	$ --
Obligations of states and political subdivisions	65,933,856	--	65,933,856	--
Available-for-sale investment securities	$ 66,310,922	$ 377,066	$ 65,933,856	$ --

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2009	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 402,525	$ 402,525	$ --	$ --
Obligations of states and political subdivisions	62,724,472	--	62,724,472	--
Available-for-sale investment securities	$63,126,997	$ 402,525	$ 62,724,472	$ --

5. INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2010 and 2009, respectively, 88% and 86% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner.  At December 31, 2010, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $40.7 million and $41.4 million, respectively.  No dividends were paid to the parent company during 2010.

6. SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc.  As amended to date, the credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the credit agreement were $99.1 million at December 31, 2010, at an interest rate of 3.75%.  This compares to available borrowings of $83.8 million at December 31, 2009, at an interest rate of 3.75%.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%.  The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus 300 basis points or (b) the three month London Interbank Offered Rate (the “LIBOR Rate”) plus 300 basis points.  The LIBOR Rate is be adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month.

The Credit Agreement has a commitment termination date of September 11, 2013.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the Credit Agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the Credit Agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.  At December 31, 2010, the Company was in compliance with all covenants.

At December 31, 2010 and 2009, the Company had balances of $.9 million and $16.2 million, respectively, in borrowings under the credit agreement in existence at the applicable dates at interest rates of 3.75%.

The Company’s Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

Commercial Paper is issued by the Company only to qualified investors, in amounts in excess of $50,000, with maturities of less than 270 days and at interest rates that the Company believes are competitive in its market.

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2010:
Bank	3.75%	$ 16,912	$ 1,472	3.75%
Senior Demand Notes	2.11	42,031	41,502	2.16
Commercial Paper	4.45	167,200	145,820	4.86
All Categories	3.99	208,492	188,794	4.27

2009:
Bank	3.75%	$ 31,861	$ 14,422	2.99%
Senior Demand Notes	2.21	45,286	42,399	2.81
Commercial Paper	5.64	129,435	118,271	5.82
All Categories	4.72	186,849	175,092	4.86

2008:
Bank	2.75%	$ 49,484	$ 22,993	4.25%
Senior Demand Notes	2.96	49,510	46,751	2.99
Commercial Paper	5.47	116,714	105,204	5.61
All Categories	4.50	187,679	174,947	4.73

7. SUBORDINATED DEBT

The payment of the principal and interest on the Company’s subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

Subordinated debt consists of Variable Rate Subordinated Debentures issued from time to time by the Company, and which mature four years after their date of issue.  The maturity date is automatically extended for an additional four years unless the holder or the Company redeems the debenture on its original maturity date or within any applicable grace period thereafter.  The debentures are offered and sold in various minimum purchase amounts with varying interest rates and interest adjustment periods for each respective minimum purchase amount, as established from time to time by the Company. Interest rates on the debentures are automatically adjust at the end of each adjustment period.  The debentures may also be redeemed by the holder at the applicable interest adjustment date or within any applicable grace period thereafter without penalty.  Redemptions at any other time are at the discretion of the Company and are subject to an interest penalty. The Company may redeem the debentures for a price equal to 100% of the principal plus accrued but unpaid interest upon 30 days’ notice to the holder.

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Rate at			Weighted Average Rate
End of Year			During Year

2010	2009	2008	2010	2009	2008

4.68%	5.77%	5.94%	5.20%	5.89%	6.28%

Maturity information relating to the Company's subordinated debt at December 31, 2010 is as follows:

	Amount Maturing
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2011	$ 19,391,294	$ 46,800,452
2012	11,258,432	6,880,833
2013	12,584.581	3,130,994
2014	16,545,313	2,967,341
	$ 59,779,620	$ 59,779,620

8. COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  During 2008 there were also operating leases for computer equipment the Company uses in its operations.  Operating leases for equipment had terms of three years.  During 2009 the operating leases for equipment were bought out and the Company retained ownership of the equipment.  Total operating lease expense was $4,766,642, $4,727,213 and $4,494,612 for the years ended December 31, 2010, 2009 and 2008, respectively.  The Company’s minimum aggregate lease commitments at December 31, 2010 are shown in the table below.

Year	Operating Leases

2011	$ 4,451,366
2012	3,513,013
2013	2,496,841
2014	1,389,687
2015	791,842
2016 and beyond	46,254
Total	$ 12,689,003

The Company is involved in various claims and lawsuits incidental to its business from time to time.  In the opinion of Management, the ultimate resolution of any such known claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

9. EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan, which was qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following 30 days of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2010, 2009 and 2008, the Company contributed $1,255,394, $1,162,534 and $1,103,483 in matching funds for employee 401(k) deferred accounts, respectively.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as said amount may be adjusted from time to time in accordance with the Code.

10. RELATED PARTY TRANSACTIONS

The Company leases a portion of its properties (see Note 8) for an aggregate of $156,300 per year from certain officers or stockholders. In Management's opinion, these leases are at rates which approximate those obtainable from independent third parties.

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 10.59% of the Company’s voting stock. The loan was renewed on March 9, 2010.  The balance on this commercial loan (including principal and accrued interest) was $1,083,595 at December 31, 2010.  The maximum amount outstanding during the year was $1,083,595.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $5,722 for interest accrued during 2010 was applied to the loan on December 31, 2010.  No principal payments on this loan were made in 2010.  The balance on this loan at December 31, 2010 was $265,190.  This was the maximum loan amount outstanding during the year.

11. INCOME TAXES

The Company has elected to be treated as an S corporation for income tax reporting purposes.  The taxable income or loss of an S corporation is treated as income of and is reportable in the individual tax returns of the shareholders of the company in an appropriate allocation.  Accordingly, deferred income tax assets and liabilities have been eliminated and no provisions for current and deferred income taxes were made by the Company other than amounts related to prior years when the Company was a taxable entity and for amounts attributable to state income taxes for the state of Louisiana, which does not recognize S corporation status for income tax reporting purposes.  Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company’s subsidiaries.

The provision for income taxes for the years ended December 31, 2010, 2009 and 2008 is made up of the following components:

	2010	2009	2008

Current – Federal	$ 2,457,099	$ 2,649,391	$ 2,928,904
Current – State	10,214	12,180	11,713
Total Current	2,467,313	2,661,571	2,940,617

Deferred – Federal	272,131	15,771	155,830

Total Provision	$ 2,739,444	$ 2,677,342	$ 3,096,447

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2010 and 2009.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2010	2009
Insurance Commission	$ (4,584,854)	$ (4,238,964)
Unearned Premium Reserves	1,711,820	1,605,639
Unrealized Gain on
Marketable Debt Securities	(372,392)	(429,086)
Other	(345,122)	(312,634)
	$ (3,590.548)	$ (3,375,045)

The Company's effective tax rate for the years ended December 31, 2010, 2009 and 2008 is analyzed as follows.  Rates were higher during the year ended December 31, 2009 due to less income at the S corporation level which was passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S corporation losses to offset other income they may have had to the extent of their basis in their S corporation stock.

	2010	2009	2008
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	-	.1	.1
Net tax effect of IRS regulations
on life insurance subsidiary	(2.3)	(4.8)	(3.5)
Tax effect of S corporation status	(17.0)	1.5	(2.7)
Tax exempt income	(3.0)	(6.7)	(5.2)
Other Items	.-	.1	(.2)
Effective Tax Rate	11.7%	24.2%	22.5%

12. ACQUISITION:

Prior to December 2009, the Company owned 50% of the outstanding shares of T&T Corporation.  T&T Corporation owns a building currently leased to the Company.  In December 2009, the Company purchased the remaining outstanding shares of T&T Corporation for consideration of $27,601 in cash, which is net of $143,870 of cash acquired.  Total assets assumed were $289,748.

13. SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280.  FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

On and prior to December 31, 2010, the Company had six reportable segments: Division I through Division V and Division VII.  Each segment was comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I was comprised of offices located in South Carolina.  Division II was comprised of offices in North Georgia, Division III encompassed Central and South Georgia offices, and Division VII was comprised of offices in West Georgia.  Division IV represents our Alabama and Tennessee offices, and our offices in Louisiana and Mississippi encompass Division V.  Division VI is reserved for future use.

Accounting policies of the segments are the same as those of the Company described in the summary of significant accounting policies.  Performance is measured based on objectives set at the beginning of each year and include various factors such as segment profit, growth in earning assets and delinquency and loan loss management.  All segment revenues result from transactions with third parties.  The Company does not allocate income taxes or corporate headquarter expenses to the segments.

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2010 followed by a reconciliation to consolidated Company data.

Year 2010	Division I	Division II	Division III	Division IV	Division V	Division VII	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 14.8	$ 17.8	$ 17.7	$ 20.9	$ 17.1	$ 12.1	$ 100.4
Insurance Income	2.7	6.6	6.7	4.4	4.3	4.5	29.2
Other	.1	1.3	1.3	.9	1.3	.7	5.6
	17.6	25.7	25.7	26.2	22.7	17.3	135.2
Expenses:
Interest Cost	1.4	2.4	2.4	2.6	1.8	1.7	12.3
Provision for Loan Losses	3.0	4.2	4.6	5.3	3.6	2.9	23.6
Depreciation	.4	.4	.3	.5	.3	.2	2.1
Other	8.2	8.7	9.3	10.4	9.9	6.2	52.7
	13.0	15.7	16.6	18.8	15.6	11.0	90.7

Segment Profit	$ 4.6	$ 10.0	$ 9.1	$ 7.4	$ 7.1	$ 6.3	$ 44.5

Segment Assets:
Net Receivables	$ 39.6	$ 63.0	$ 62.9	$ 72.4	$ 50.2	$ 43.2	$331.3
Cash	.3	.5	.6	.5	.4	.3	2.6
Net Fixed Assets	.7	.7	.6	1.3	.7	.4	4.4
Other Assets	.0	.1	.0	.2	.1	.1	.5
Total Segment Assets	$ 40.6	$ 64.3	$ 64.1	$ 74.4	$ 51.4	$ 44.0	$338.8

RECONCILIATION:							2010
Revenues:							(In Millions)
Total revenues from reportable segments							$ 135.2
Corporate finance charges earned not allocated to segments							.1
Reclass of insurance expense against insurance income							2.7
Timing difference of insurance income allocation to segments							7.3
Other revenues not allocated to segments							.2
Consolidated Revenues							$145.5

Net Income:
Total profit or loss for reportable segments							$ 44.5
Corporate earnings not allocated							10.2
Corporate expenses not allocated							(31.3)
Income taxes not allocated							(2.7)
Consolidated Net Income							$ 20.7

Assets:
Total assets for reportable segments							$338.8
Loans held at corporate home office level							1.7
Unearned insurance at corporate level							(13.9)
Allowance for loan losses at corporate level							(24.1)
Cash and cash equivalents held at corporate level							31.8
Investment securities at corporate level							78.2
Fixed assets at corporate level							2.3
Other assets at corporate level							7.3
Consolidated Assets							$422.1

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

BRANCH OPERATIONS

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	Richard F. Corirossi		Victoria A. McLeod
	David A. Hoard		Brian L. McSwain
	Judy E. Mayben		Larry D. Mixson

Division II - North Georgia *

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	Ronald E. Byerly		Janee G. Huff
	A. Keith Chavis		John R. Massey
	Shelia H. Garrett		Sharon S. Langford
	Harriet Healey		Diana L. Vaughn

Division III – South Georgia *

	Marcus C. Thomas	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Thomas C. Lennon
	William J. Daniel		James A. Mahaffey
	Judy A. Landon		Jennifer C. Purser
	Jeffrey C. Lee		Michelle M. Rentz

Division IV - Alabama and Tennessee

	Michael J. Whitaker	----------	Vice President
	Joseph R. Cherry	----------	Area Vice President (TN)
Regional Operations Directors
	Brian M. Hill		Johnny M. Olive
	Jerry H. Hughes		Hilda L. Phillips
	Janice E. Childers		Henrietta R. Reathford

Division V – Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
Regional Operations Directors
	Sonya L. Acosta		T. Loy Davis
	Bryan W. Cook		Carla A. Eldridge
	Charles R. Childress		John B. Gray
	Jeremy R. Cranfield		Marty B. Miskelly

*  Note:  Prior to January 1, 2011, Division VII was an area encompassing northwest and central Georgia.  Effective January 1, 2011, the branches in this division were reconfigured into Division II – North Georgia or Division III – South Georgia.

ADMINISTRATION

Lynn E. Cox	Vice President – Investment Center	Anita S. Looney	Vice President – Branch Administration
Cindy H. Mullin	Vice President – Information Technology	Pamela S. Rickman	Vice President - Compliance / Audit
Brian D. Lingle	Vice President – Controller	R. Darryl Parker	Vice President - Employee Development

___________________

2010 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************
** PICTURE OF EMPLOYEES **
*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Thomson, Georgia staff for this significant achievement.  The Friendly Franklin Folks salute you!

INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Bessemer	Enterprise	Huntsville (2)	Opp	Scottsboro
Albertville	Center Point	Fayette	Jasper	Oxford	Selma
Alexander City	Clanton	Florence	Moody	Ozark	Sylacauga
Andalusia	Cullman	Fort Payne	Moulton	Pelham	Troy
Arab	Decatur	Gadsden	Muscle Shoals	Prattville	Tuscaloosa
Athens	Dothan	Hamilton	Opelika	Russellville (2)	Wetumpka

GEORGIA
Adel	Canton	Dahlonega	Gray	Manchester	Stockbridge
Albany (2)	Carrollton	Dallas	Greensboro	McDonough	Swainsboro
Alma	Cartersville	Dalton	Griffin	Milledgeville	Sylvania
Americus	Cedartown	Dawson	Hartwell	Monroe	Sylvester
Athens (2)	Chatsworth	Douglas (2)	Hawkinsville	Montezuma	Thomaston
Bainbridge	Clarkesville	Douglasville	Hazlehurst	Monticello	Thomson
Barnesville	Claxton	East Ellijay	Helena	Moultrie	Tifton
Baxley	Clayton	Eastman	Hinesville (2)	Nashville	Toccoa
Blairsville	Cleveland	Eatonton	Hogansville	Newnan	Valdosta
Blakely	Cochran	Elberton	Jackson	Perry	Vidalia
Blue Ridge	Colquitt	Fitzgerald	Jasper	Pooler	Villa Rica
Bremen	Commerce	Flowery Branch	Jefferson	Richmond Hill	Warner Robins
Brunswick	Conyers	Forsyth	Jesup	Rome	Washington
Buford	Cordele	Fort Valley	LaGrange	Royston	Waycross
Butler	Cornelia	Gainesville	Lavonia	Sandersville	Waynesboro
Cairo	Covington	Garden City	Lawrenceville	Savannah	Winder
Calhoun	Cumming	Georgetown	Madison	Statesboro

LOUISIANA
Alexandria	DeRidder	Houma	Marksville	Natchitoches	Prairieville
Bossier City	Eunice	Jena	Minden	New Iberia	Ruston
Crowley	Franklin	Lafayette	Monroe	Opelousas	Slidell
Denham Springs	Hammond	Leesville	Morgan City	Pineville	Winnsboro

DeRidder

MISSISSIPPI
Batesville	Columbus	Hattiesburg	Jackson	New Albany	Ripley
Bay St. Louis	Corinth	Hazlehurst	Kosciusko	Newton	Senatobia
Booneville	Forest	Hernando	Magee	Oxford	Starkville
Brookhaven	Grenada	Houston	McComb	Pearl	Tupelo
Carthage	Gulfport	Iuka	Meridian	Picayune	Winona
Columbia

Columbia

SOUTH CAROLINA
Aiken	Chester	Greenville	Manning	North Greenville	Summerville
Anderson	Columbia	Greenwood	Marion	Orangeburg	Sumter
Batesburg- Leesville	Conway	Greer	Moncks Corner	Rock Hill	Union
Camden	Dillon	Lancaster	Newberry	Seneca	Walterboro
Cayce	Easley	Laurens	North Augusta	Simpsonville	Winnsboro
Charleston	Florence	Lexington	North Charleston	Spartanburg	York
Cheraw	Gaffney	Greenwood

TENNESSEE
Aloca	Cleveland	Elizabethton	Knoxville	Lenior City	Newport
Athens	Crossville	Johnson City	LaFollette	Madisonville	Sparta
Bristol	Dayton	Kingsport

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