Form 10-K, Exhibit 13
period 2011-12-31
1st FRANKLIN FINANCIAL CORP
filed 2012-03-30
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2011

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Report of Independent Registered Public Accounting Firm	20

Consolidated Financial Statements	21

Directors and Executive Officers	43

Corporate Information	43

Ben F. Cheek, Jr. Office of the Year	45

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2011 the business was operated through 106 branch offices in Georgia, 39 in Alabama, 39 in South Carolina, 32 in Mississippi, 27 in Louisiana and 15 in Tennessee.  Also on that date, the Company had 1,074 employees.

As of December 31, 2011, the resources of the Company were invested principally in loans, which comprised 68% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Co-Workers, Customers and Friends:

1st Franklin Financial celebrated its 70th year in business during 2011 and I am pleased to report that it was another banner year for our company.  As you review the information following this letter, you will find that we enjoyed record financial results and that the overall strength of our balance sheet and capital structure places us on a solid foundation for future growth and expansion.  Our assets at the end of 2011 stood at $464.9 million which was an increase of 10% over 2010 and our retained earnings which were added to the capital base grew by 15%.  Each of these figures is important as we set our plans and goals for the years ahead.

The year 2011 was certainly a year with many highlights and rewarding accomplishments and I would like to mention and reflect on just a few that seem particularly significant.

•

Funds provided by our investors in our Investment Center grew by $20.8 million which funded all of our lending activity for the year.

•

Six (6) new branch offices were opened, Bastrop, Thibodaux and LaPlace in Louisiana, Hartsville in South Carolina, Philadelphia in Mississippi and Dublin in Georgia.

•

We continued to leverage technology by replacing a substantial number of the workstations and printer/scanner/ copiers in the branches.

•

We began working to re-design and update our “1ffc.com” website which will launch in 2012.

•

We began exploring new marketing initiatives through email marketing and messages.

•

A “Live check” product was offered to our loan customers and it was enthusiastically received.

•

More on-line services such as on-line statements, applications and payment options were offered to both our loan customers and investors.

•

And, a continuing effort by our Management Team in cooperation with our two national trade associations was made in order to educate members of Congress and federal regulators about our industry.

Naturally, we are proud of these accomplishments and we look forward to building on these and others as we move further into 2012.

“Positive people – positive results” was our theme for 2011 and I feel that the year’s results reflect the positive commitment to excellence that was made by all of the “Friendly Franklin Folks.”  1st Class customer service is the goal that we strive for each day and that is a continuing goal as we look forward to a challenging and exciting future.

As always, my thanks go out to each of you, our investors, our bankers, our co-workers and other friends.  We treasure your confidence and support and look forward to 2012 and beyond as we follow our new theme “A legacy of service and uncompromising integrity.”

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

	Year Ended December 31
	2011	2010	2009	2008	2007
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 111,730	$ 103,150	$ 99,337	$ 98,212	$ 91,415
Insurance	39,440	36,521	35,375	35,191	33,799
Other	6,724	5,790	5,134	5,207	5,083

Net Interest Income	100,089	90,711	85,655	83,484	75,669
Interest Expense	11,641	12,439	13,682	14,728	15,746
Provision for Loan Losses	19,009	20,907	29,302	25,725	21,434
Income Before Income Taxes	32,229	23,423	11,050	13,761	15,754
Net Income	29,123	20,683	8,373	10,665	12,205
Ratio of Earnings to Fixed Charges	3.42	2.67	1.72	1.86	1.92

	As of December 31
	2011	2010	2009	2008	2007
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 317,959	$ 294,974	$ 279,093	$ 285,580	$ 276,655
Total Assets	464,885	422,064	396,425	389,422	402,454
Senior Debt	243,801	208,492	186,849	169,672	182,373
Subordinated Debt	46,870	59,780	74,884	86,605	91,966
Stockholders’ Equity	153,585	132,710	117,115	116,236	109,841
Ratio of Total Liabilities to Stockholders’ Equity	2.03	2.18	2.38	2.35	2.66

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2011, direct cash loans comprised 90%, real estate loans comprised 5% and sales finance contracts comprised 5% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2011	2010	2009	2008	2007
	(in thousands)

Direct Cash Loans	$101,683	$ 92,915	$88,648	$85,392	$77,472
Real Estate Loans	3,539	3,631	3,676	3,857	3,878
Sales Finance Contracts	3,637	3,929	4,171	5,186	5,814
Total Finance Charges	$108,859	$100,475	$96,495	$94,435	$87,164

Our business consists mainly of making loans to salaried people and other wage earners who depend primarily on their earnings to meet their repayment obligations.  We make direct cash loans primarily to people who need money for some non-recurring or unforeseen expense, including for debt consolidation or to purchase household goods such as furniture and appliances.  These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $10,000 principal amount.  The loans are generally secured by personal property (other than certain household goods), motor vehicles and/or real estate. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

First and second mortgage loans on real estate are made to homeowners who typically use funds to improve their property or who wish to restructure their financial obligations.  We generally make such loans in amounts from $3,000 to $50,000 and with maturities of 35 to 180 months. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

Our decision making on loan originations is based on perceived (i) ability to pay, (ii) creditworthiness, (iii) stability, (iv) willingness to pay and (v) collateral security.  The Company does not utilize credit score modeling or risk based pricing in its loan decision making.  Prior to the making of a loan, we complete what the Company considers to be a relevant credit investigation on a potential customer.  Such investigation primarily focuses on a evaluation of a potential borrower’s income, existing total indebtedness, length and stability of employment, trade or other references, debt payment history (including related collections), existing credit and any other relationships such potential borrower may have with the Company.  The Company considers and evaluates a potential borrower’s debt-to-disposable income ratio after giving effect to the potential loan and may, in certain instances and depending upon the overall results of the credit evaluation process, require additional internal review and supervisory approvals prior to approving a proposed loan.

Sales finance contracts are those contracts which are purchased from retail dealers.  These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $10,000 in principal amount. We believe that the interest rates we charge on these contracts are in compliance with applicable federal and state laws.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2011	2010	2009	2008	2007

Direct Cash Loans	33.75%	33.28%	32.70%	32.35%	32.28%
Real Estate Loans	16.03	15.92	15.39	15.37	15.92
Sales Finance Contracts	20.58	20.52	19.77	20.52	20.35

The following table contains certain information about our operations:

	As of December 31
	2011	2010	2009	2008	2007

Number of Branch Offices	258	252	245	248	238
Number of Employees	1,074	1,042	1,015	1,113	1,057
Average Total Loans Outstanding Per Branch (in 000's)	$1,622	$1,556	$1,530	$1,519	$1,515
Average Number of Loans Outstanding Per Branch	724	701	689	683	713

DESCRIPTION OF LOANS

	Year Ended December 31
	2011	2010	2009	2008	2007
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	41,821	35,474	29,786	30,871	33,354

Number of Loans Made to Former Borrowers	33,240	30,370	26,666	28,945	31,050

Number of Loans Made to Present Borrowers	159,177	141,688	132,195	133,902	132,251

Total Number of Loans Made	234,238	207,532	188,647	193,718	196,655

Total Volume of Loans Made (in 000’s)	$550,120	$485,604	$437,575	$453,968	$441,462

Average Size of Loan Made	$2,349	$2,340	$2,320	$2,343	$2,245

Number of Loans Outstanding	171,984	160,352	152,602	151,515	148,178

Total Loans Outstanding (in 000’s)	$376,568	$347,445	$327,425	$324,996	$303,679

Percent of Total Loans Outstanding	90%	89%	87%	87%	84%
Average Balance on Outstanding Loans	$2,190	$2,167	$2,146	$2,145	$2,049

REAL ESTATE LOANS:

Total Number of Loans Made	520	525	668	790	893

Total Volume of Loans Made (in 000’s)	$ 9,010	$ 8,429	$ 8,703	$14,448	$14,924

Average Size of Loan Made	$17,327	$16,055	$13,029	$18,288	$16,713

Number of Loans Outstanding	1,776	1,905	2,015	2,032	2,007

Total Loans Outstanding (in 000’s)	$22,123	$22,967	$24,336	$24,176	$25,052

Percent of Total Loans Outstanding	5%	6%	7%	6%	7%
Average Balance on Outstanding Loans	$12,457	$12,056	$12,078	$11,897	$12,482

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	13,939	14,947	13,212	15,407	20,548

Total Volume of Contracts Purchased (in 000’s)	$25,281	$26,266	$23,789	$30,909	$40,054

Average Size of Contract Purchased	$1,814	$1,757	$1,801	$2,006	$1,949

Number of Contracts Outstanding	13,096	14,343	14,340	16,041	19,528

Total Contracts Outstanding (in 000’s)	$19,765	$21,695	$23,071	$27,586	$31,747

Percent of Total Loans Outstanding	5%	5%	6%	7%	9%
Average Balance on Outstanding Contracts	$1,509	$1,513	$1,609	$1,720	$1,626

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2011	2010	2009	2008	2007

(in thousands)

	LOANS ACQUIRED

Direct Cash Loans	$ 550,078	$ 483,989	$ 437,323	$ 453,968	$ 441,462
Real Estate Loans	9,010	8,429	8,703	14,448	14,924
Sales Finance Contracts	23,705	24,555	21,372	30,232	38,997
Net Bulk Purchases	1,618	3,326	2,669	677	1,057

Total Loans Acquired	$ 584,411	$ 520,299	$ 470,067	$ 499,325	$ 496,440

	LOANS LIQUIDATED *

Direct Cash Loans	$ 520,997	$ 465,584	$ 435,146	$ 432,651	$ 405,782
Real Estate Loans	9,854	9,798	8,543	15,324	13,436
Sales Finance Contracts	27,211	27,642	28,304	35,070	42,031

Total Loans Liquidated	$ 558,062	$ 503,024	$ 471,993	$ 483,045	$ 461,249

	LOANS OUTSTANDING

Direct Cash Loans	$376,568	$347,445	$ 327,425	$ 324,996	$ 303,679
Real Estate Loans	22,123	22,967	24,336	24,176	25,052
Sales Finance Contracts	19,765	21,695	23,071	27,586	31,747

Total Loans Outstanding	$418,456	$392,107	$ 374,832	$ 376,758	$ 360,478

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 46,297	$ 42,724	$ 40,002	$ 39,933	$ 35,850
Real Estate Loans	317	284	208	41	118
Sales Finance Contracts	2,593	2,803	3,121	4,058	4,753

Total Unearned Finance Charges	$ 49,207	$ 45,811	$ 43,331	$ 44,032	$ 40,721

______________________

* Liquidations include customer loan payments, refund on precomputed finance charges, renewals and charge offs.

DELINQUENCIES

We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.  Once an account becomes greater than 149 days past due, our charge off policy governs when the account must be charged off.  For more information on our charge off policy, see Note 2 of the accompanying audited consolidated financial statements.

In connection with any bankruptcy court initiated repayment plan, the Company effectively resets the delinquency rating of each account to coincide with the court initiated repayment plan.  Effectively, the account’s delinquency rating is changed thereafter under normal grading parameters.  The following table shows the number of loans in bankruptcy in which the delinquency rating was reset to coincide with a court initiated repayment plan.

	2011	2010	2009	2008	2007
Number of Bankrupt Delinquency Resets	1,601	2,022	2,224	1,936	1,882

Beginning January 1, 2010, the Company also began tracking the dollar amount of loans in bankruptcy in which the delinquency rating was reset.  During 2011 and 2010, the Company reset the delinquency rating to coincide with court initiated repayment plans on bankrupt accounts with principal balances totaling $5.3 million and $5.9 million, respectively.  This represented approximately 1.37% and 1.64% of the average principal loan portfolio outstanding during 2011 and 2010, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

As of December 31
2011	2010	2009	2008	2007
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 5,712	$ 5,766	$ 6,382	$ 7,247	$ 6,589
Percentage of Principal Outstanding	1.53%	1.67%	1.97%	2.25%	2.19%
90 Days or More Past Due	$ 11,911	$ 12,596	$ 15,158	$ 16,407	$ 13,100
Percentage of Principal Outstanding	3.19%	3.66%	4.67%	5.10%	4.36%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 115	$ 271	$ 278	$ 282	$ 179
Percentage of Principal Outstanding	.53%	1.20%	1.16%	1.19%	.73%
90 Days or More Past Due	$ 656	$ 561	$ 585	$ 480	$ 452
Percentage of Principal Outstanding	3.01%	2.48%	2.44%	2.02%	1.84%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 204	$ 266	$ 346	$ 518	$ 468
Percentage of Principal Outstanding	1.04%	1.22%	1.50%	1.90%	1.48%
90 Days or More Past Due	$ 492	$ 644	$ 739	$ 1,080	$ 1,089
Percentage of Principal Outstanding	2.49%	2.97%	3.21%	3.96%	3.45%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent of such net losses to average net loans (loans less unearned finance charges) and to liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2011	2010	2009	2008	2007
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 305,152	$ 282,750	$ 274,275	$ 266,753	$ 242,576
Liquidations	$520,997	$465,584	$435,146	$432,651	$ 405,782
Net Losses	$ 21,014	$ 22,479	$ 24,415	$ 21,325	$ 17,812
Net Losses as % of Average Net Loans	6.89%	7.95%	8.90%	7.99%	7.34%
Net Losses as % of Liquidations	4.03%	4.83%	5.61%	4.93%	4.39%

	REAL ESTATE LOANS

Average Net Loans	$ 22,253	$ 23,351	$ 24,042	$ 25,451	$ 25,015
Liquidations	$ 9,854	$ 9,798	$ 8,543	$ 15,324	$ 13,436
Net Losses (Recoveries)	$ 75	$ 117	$ 84	$ (23)	$ 114
Net Losses (Recoveries) as a % of Average Net Loans	.34%	.50%	.35%	(.09%)	.46%
Net Losses (Recoveries) as a % of Liquidations	.76%	1.19%	.98%	(.15%)	.85%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 17,863	$ 19,369	$ 21,334	$ 25,486	$ 28,721
Liquidations	$ 27,211	$ 27,642	$ 28,304	$ 35,070	$ 42,031
Net Losses	$ 670	$ 811	$ 1,203	$ 1,448	$ 1,557
Net Losses as % of Average Net Loans	3.75%	4.19%	5.64%	5.68%	5.42%
Net Losses as % of Liquidations	2.46%	2.93%	4.25%	4.13%	3.70%

ALLOWANCE FOR LOAN LOSSES

We determine the allowance for loan losses by reviewing our previous loss experience, reviewing specifically identified loans where collection is believed to be doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio.  Such allowance is, in our opinion, sufficient to provide adequate protection against probable loan losses in the current loan portfolio.  For additional information about Management’s approach to estimating and evaluating the allowance for loan losses, see Note 2 “Loans” in the Notes to the Consolidated Financial Statements.

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

We conduct all of our lending operations under the provisions of the Federal Consumer Credit Protection Act (the "Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act and other federal and state lending laws.  The Truth-in-Lending Act requires us, among other things, to disclose to our customers the finance charge, the annual percentage rate, the total number and amount of payments and other material information on all loans.

A Federal Trade Commission ruling prevents consumer lenders such as the Company from using certain household goods as collateral on direct cash loans.  As a result, we seek to collateralize such loans with non-household goods such as automobiles, boats and other exempt items.

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

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business.  Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2011	2010	2009	2008	2007

Bank Borrowings	--%	--%	4%	6%	4%
Senior Debt	53	49	43	38	41
Subordinated Debt	10	14	19	22	23
Other Liabilities	4	5	4	4	5
Stockholders’ Equity	33	32	30	30	27
Total	100%	100%	100%	100%	100%

Number of Investors	5,406	5,418	5,406	5,508	5,820

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2011	2010	2009	2008	2007

Senior Borrowings	4.08%	4.52%	4.93%	4.78%	5.81%
Subordinated Borrowings	4.20	5.33	5.89	6.27	6.34
All Borrowings	4.11	4.74	5.24	5.33	5.98

Certain financial ratios relating to our debt have been as follows:

As of December 31
2011	2010	2009	2008	2007

Total Liabilities to
Stockholders’ Equity	2.03	2.18	2.38	2.66	2.18

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.32	1.19	1.06	.99	1.19

As of March 29, 2012, all of our common stock was closely held by five related individuals and none of our common stock was listed on any securities exchange or traded on any established public trading market.  The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during the most recent fiscal year.  Cash distributions of $51.97 and $29.07 per share were paid in 2011 and 2010, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis provides a narrative of the Company’s financial condition and performance.  The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the significant factors that we currently believe may materially affect our future financial condition, operating results and liquidity. This discussion should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained elsewhere in this Annual Report.

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

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941.  Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time.  Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans.  All our loans are at fixed rates, and contain fixed terms and fixed payments.  We operate branch offices in six southeastern states and had a total of 258 branch locations at December 31, 2011.  The Company and its operations are guided by a strategic plan which includes planned growth through expansion of our branch office network.  The Company expanded its operations with the opening of six new branch offices during the year just ended.  The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

The Company’s consolidated statement of financial position at December 31, 2011 reflects an increase of $42.8 million (10%) in total assets to $464.9 million compared to $422.1 million at December 31, 2010.  Our growth was primarily driven by increases in our loan and investment portfolios.

Loan originations were $584.1 million during 2011 compared to $520.3 million during 2010 representing an increase of $65.7 million or 13%.  As a result of the increase in loan originations, we ended 2011 with a net loan portfolio, net of the allowance for loan losses, of $318.0 million compared to $295.0 million at December 31, 2010.  In addition to the increase in loan originations, a $2.7 million reduction in our allowance for loan losses also contributed to the increase in our net loan portfolio during 2011.  Our allowance for loan losses reflects Management’s estimate of the level of allowance adequate to cover probable losses inherent in our loan portfolio as of the date of the consolidated statement of financial position.  To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.  As a result of an overall improvement in the credit quality of the Company’s loan portfolio, Management lowered the allowance for loan losses at December 31, 2011 compared to December 31, 2010.  Management believes the allowance for loan losses, although lowered in 2011, continued to be adequate to cover probable losses; however, changes in trends or deterioration in economic conditions could result in a change in the allowance.  Any increase could have a material adverse impact on our results of operation or financial condition in the future.

An increase in investing activity by the Company’s insurance subsidiaries resulted in a $29.5 million increase (38%) increase in our investment portfolio at December 31, 2011 compared to the prior year end.  The increase in investing activity was due to Management’s effort to transfer surplus funds generated from our insurance subsidiaries during the current year and funds previously held in short-term investments into higher yielding instruments.  Short-term investments declined $19.8 million (73%) as a result of the transfer of funds into our investment securities portfolio.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The Company’s investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 66% of these investment securities have been designated as “available for sale” with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

Cash and cash equivalents decreased $14.4 million (47%) at December 31, 2011 compared to December 31, 2010.  Funding associated with the increase in our loan portfolio and the aforementioned transfer of surplus funds into investment securities were the primary factors causing the decline.

Other assets increased $2.9 million (20%) at December 31, 2011 compared to the prior year end mainly due to an increase in fixed assets.  The Company purchased approximately 1,100 new computer workstations and over 300 new printers to replace aging equipment in its branch operations.  The new equipment will be depreciated over a four year period.

Senior debt outstanding at December 31, 2011 amounted to $243.8 million compared to $208.5 million at December 31, 2010, representing a $35.3 million (17%) increase.  The increase was mainly due to an increase in sales of certain of the Company’s short-term investment securities.  Offsetting a portion of the increase was a $.9 million reduction in outstanding borrowings against the Company’s credit line.

The Company’s subordinated debt decreased $12.9 million, or 22%, at December 31, 2011 compared to the prior year end as a result of redemptions of such securities by investors under the provisions of these securities.  Due to the low interest rate environment, many of the Company’s investors are opting for the Company’s shorter term senior debt.

As a result of the aforementioned decline in subordinated debt, accrued interest payable thereon was lower at the end 2011.  Accounts payable and accrued expenses decreased $.5 million (2%) at December 31, 2011 compared to the prior year end mainly due to the lower accrued interest.

Results of Operations:

The year ended December 31, 2011 marked the Company’s seventieth year in existence and results of operations were the most successful in its history.  Total revenues reached a record $157.9 million during 2011 compared to $145.5 million during 2010.  Net income earned was $29.1 million and $20.7 million during the same comparable periods, respectively.  The 2011 increase in revenue and net income was mainly due to higher finance charge earnings and insurance earnings.  Lower borrowing costs and credit losses during the current year also contributed to the increase in net income.

Net Interest Income:

A principal component impacting the Company’s operating performance is its net interest income.  It represents the difference between income on earning assets (loans and investments) and the cost of funds on interest bearing liabilities.  The primary categories of our earning assets are loans and investments.  Bank borrowings and debt securities represent a majority of our interest bearing liabilities. Factors affecting our net interest margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and our average outstanding debt, as well as the general interest rate environment.  Volatility in interest rates generally has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans.   Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment.

Our net interest income increased to $100.1 million during 2011 compared to $90.7 million during 2010 and $85.7 million during 2009.  Higher levels of average net receivables outstanding during 2011 and 2010 resulted in increases in interest income.  Interest income grew $8.6 million (8%) during 2011 compared to 2010, and $3.8 million (4%) during 2010 compared to 2009.

Historical low interest rates have also had a favorable impact on our net interest income.  Although average borrowings were $284.8 million during 2011 compared to $257.8 during 2010 and $253.3 during 2009, interest expense declined.  During 2011, our weighted average borrowing rates declined to 4.09% compared to 4.74% during the prior year.  As a result of the lower rates, interest expense decreased $.8 million during 2011 compared to 2010 and $1.2 million during 2010 compared to 2009.

Net Insurance Income:

The aforementioned increase in average net receivables during the two year period ended December 31, 2011 also led to increases in our net insurance income.  The Company offers certain optional credit insurance products to loan customers.  Growth in our loan portfolio typically leads to increases in insurance in-force as many loan customers elect to purchase the credit insurance coverage offered by the Company.  Net insurance income increased $2.4 million and $1.2 million during 2011 and 2010, respectively.  A reduction in insurance claims expense also contributed to the increase during 2010.

Other Revenue:

The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan.  The primary revenue category included in other revenue relates to commissions earned by the Company on sales of the auto club memberships.  Higher sales during 2011 and 2010 resulted in the other revenue increasing $.9 million and $.7 million, respectively.

Provision for Loan Losses:

The Company’s provision for loan losses represents net charge offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date.  Determining the proper allowance for loan losses is a critical accounting estimate which involves Management’s judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, current and expected net charge offs, delinquency levels, bankruptcy trends and overall general economic conditions.  See Note 2, “Loans”, in the accompanying “Notes to Consolidated Financial Statements” for additional discussion regarding the allowance for loan losses.

Our provision for loan losses declined $1.9 million (9%) and $8.4 million (29%) during 2011 and 2010, respectively.  Lower levels of net charge offs and a reduction in our allowance for loan losses during the two respective years led to the decline in our loss provision.  Net charge offs during 2011 were $21.8 million compared to $23.4 million during 2010 and $25.7 million during 2009.  Management reduced the allowance for loan losses during 2011 and 2010 by $2.7 million and $2.5 million, respectively.  The decision to lower the allowance for loan losses was based on favorable trends in the various relevant factors described previously in this report.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses are comprised of personnel expense, occupancy expense and miscellaneous expenses.  Higher salaries and higher claims expense associated with the Company’s self insured employee medical program contributed to the $3.8 million (7%) increase in personnel expense during 2011 compared to 2010.  Salary increases and higher payroll taxes led to the $3.2 million increase in personnel expense during 2010 compared to 2009.  The successful operating results during 2011 and 2010 resulted in higher levels of accrued incentive awards each year, which also contributed to the increase in personnel expense during the periods.

Higher depreciation expense on equipment due to the aforementioned new computer equipment and printers purchased during the year was one factor causing the $.7 million increase in occupancy expense during 2011 compared to 2010.  Increases in maintenance expenses, telephone expense, utilities expense and rent expense also contributed to the rise in occupancy expenses during the year just ended.  Occupancy expense decreased $.4 million (4%) during 2010 compared to 2009 mainly due to a non-recurring charge incurred during 2009 to buy-out certain operating leases on computer equipment.  Other factors contributing the lower occupancy expense during 2010 were reductions in cost of maintenance agreements on equipment and lower depreciation expense on furniture and fixtures.

Other operating expenses increased $1.3 million (7%) and $.2 million (1%) during 2011 and 2010, respectively.  During 2011, increases in advertising expense, charitable contributions, computer expense, postage, securities sales expense, supplies and training expense were the primary categories causing the increase in other operating expenses.  During 2010, increases in postage, expenses associated with collateral held, management meeting expenses, training expenses and travel expenses were the primary categories resulting in higher other operating expenses.

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

Effective income tax rates for the years ended December 31, 2011, 2010 and 2009 were 9.6%, 11.7% and 24.2%, respectively.  During 2011 and 2010, the S Corporation earned a profit, which was reported as taxable income of the shareholders.  Since this tax liability is passed on to the shareholders, upon consolidation, the profit of the S Corporation had the effect of lowering the overall consolidated effective tax rates for those years.  The higher rate in 2009 was due to a loss at the S Corporation level being passed to the shareholders for tax reporting purposes, whereas income earned by the insurance subsidiaries was taxed at the corporate level, which had the effect of increasing the overall consolidated effective tax rate.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as  Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2011.  Rates associated with the marketable debt securities represent weighted averages based on the yield to maturity of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  As part of its risk management strategy, the Company does not invest a material amount of its assets in equity securities.  The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the information below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2017 &		Fair
	2012	2013	2014	2015	2016	Beyond	Total	Value
Assets:	(in millions)
Marketable Debt Securities	$ 9	$ 13	$ 13	$ 10	$ 10	$ 52	$107	$107
Average Interest Rate	3.5%	3.4%	2.6%	3.2%	3.3%	2.5%	3.4%
Liabilities:
Senior Debt:
Senior Demand Notes	$47	—	—	—	—	—	$ 47	$ 47
Average Interest Rate	2.1%	—	—	—	—	—	2.1%
Commercial Paper	$197	—	—	—	—	—	$197	$197
Average Interest Rate	4.0%	—	—	—	—	—	4.0%
Subordinated Debentures	$ 9	$ 10	$ 12	$ 16	—	—	$ 47	$ 47
Average Interest Rate	3.4%	3.7%	3.3%	3.1%	—	—	3.5%

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

As of December 31, 2011 and December 31, 2010, the Company had $16.4 million and $30.7 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2011 and 2010, respectively, 92% and 96% of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries.  Georgia state insurance regulations limit the use an insurance company can make of its assets.  Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2011, without prior approval of the Georgia Insurance Commissioner, was approximately $8.2 million.  In May 2011, the Company filed a request with the Georgia Insurance Department for the insurance subsidiaries to be eligible to pay up to $45.0 million in additional extraordinary dividends during 2011.  Management requested the approval to ensure the availability of additional liquidity for the Company due to the continuing uncertainties in the economy.  In July 2011, the request was approved.  The Company elected not to pay any dividends from the insurance subsidiaries during 2011.

At December 31, 2011, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $46.2 million and $46.7 million, respectively.  The maximum aggregate amount of ordinary dividends these subsidiaries can pay to the Company in 2012 without prior approval of the Georgia Insurance Commissioner is approximately $9.3 million.  The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to its receivables and securities sales, the Company has an external source of funds available under a credit facility with Wells Fargo Preferred Capital, Inc.  This credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  There were no borrowings outstanding against the credit line at December 31, 2011; however if there had been, the interest rate would have been 3.75%.  This compares to outstanding borrowings of $.9 million at December 31, 2010, at an interest rate of 3.75%.  Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

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

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying Material Contracts (as defined); (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions.  The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2011, the Company was in compliance with all covenants.  The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.  The agreement is scheduled to expire on September 11, 2014 and any amounts then outstanding will be due and payable on such date.

We are not aware of any additional restrictions placed on us, or being considered to be placed on us, related to our ability to access capital, such as borrowings under our credit agreement prior to its maturity.

Any decrease in the Company’s allowance for loan losses would not directly affect the Company’s liquidity, as the allowance is maintained out of income; however, an increase in the actual loss rate may have a material adverse effect on the Company’s liquidity.  The inability to collect loans could eventually impact the Company’s liquidity in the future.

The Company was subject to the following contractual obligations and commitments at December 31, 2011:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Bank Commitment Fee **	$ 1.5	$ .6	$ .5	$ .4	$ -
Senior Demand Notes *	47.6	47.6	-	-	-
Commercial Paper *	204.5	204.5	-	-	-
Subordinated Debt *	53.4	10.7	11.2	31.5	-
Human resource insurance and support contracts **	.6	.6	-	-	-
Operating leases (offices)	13.3	4.7	3.7	4.9	-
Communication lines contract **	4.1	2.7	1.4	-	-
Software service contract **	22.1	2.8	2.8	8.5	8.0
Total	$347.1	$274.2	$19.6	$45.3	$ 8.0

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

The allowance for loan losses is established based on the estimate of the amount of probable losses inherent in the loan portfolio as of the reporting date.  We review charge off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends such as unemployment rates and bankruptcy filings and other information in order to make the necessary judgments as to probable losses.  Assumptions regarding probable losses are reviewed periodically and may be impacted by our actual loss experience and changes in any of the factors discussed above.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 29, 2012

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2011 AND 2010

ASSETS

2011	2010

	CASH AND CASH EQUIVALENTS (Note 5):
	Cash and Due From Banks	$ 9,130,030	$ 3,635,920
	Short-term Investments	7,221,111	27,065,494
		16,351,141	30,701,414

	RESTRICTED CASH (Note 1)	5,568,529	3,778,734

	LOANS (Note 2):
	Direct Cash Loans	376,568,048	347,445,192
	Real Estate Loans	22,123,077	22,967,279
	Sales Finance Contracts	19,764,821	21,694,633
		418,455,946	392,107,104

Less:	Unearned Finance Charges	49,206,783	45,811,133
	Unearned Insurance Premiums	29,929,658	27,211,693
	Allowance for Loan Losses	21,360,085	24,110,085
		317,959,420	294,974,193

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair value	70,882,334	66,310,922
	Held to Maturity, at amortized cost	36,780,206	11,890,954
		107,662,540	78,201,876

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $17,608,651 and $17,364,987 in 2011 and 2010, respectively	9,342,174	6,687,456
	Deferred Acquisition Costs	1,718,297	1,563,629
	Due from Non-affiliated Insurance Company	2,246,092	1,903,137
	Miscellaneous	4,036,392	4,253,457
		17,342,955	14,407,679

	TOTAL ASSETS	$ 464,884,585	$ 422,063,896

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2011 AND 2010

LIABILITIES AND STOCKHOLDERS' EQUITY

2011	2010

SENIOR DEBT (Note 6):
Note Payable to Banks	$ --	$ 900,000
Senior Demand Notes, including accrued interest	46,606,960	40,392,404
Commercial Paper	197,194,186	167,199,875
	243,801,146	208,492,279

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	20,628,730	21,081,545

SUBORDINATED DEBT (Note 7)	46,870,076	59,779,620

Total Liabilities	311,299,952	289,353,444

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2011 and 2010	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2011 and 2010	--	--
Accumulated Other Comprehensive Income	2,136,739	1,550,273
Retained Earnings	151,277,894	130,990,179
Total Stockholders' Equity	153,584,633	132,710,452

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 464,884,585	$ 422,063,896

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
INTEREST INCOME: Finance Charges Net Investment Income	$ 108,858,812 2,871,386 111,730,198	$ 100,475,533 2,674,611 103,150,144	$ 96,494,760 2,842,125 99,336,885
INTEREST EXPENSE: Senior Debt Subordinated Debt	9,323,864 2,316,933 11,640,797	8,583,664 3,855,020 12,438,684	8,745,154 4,936,793 13,681,947

NET INTEREST INCOME	100,089,401	90,711,460	85,654,938

PROVISION FOR LOAN LOSSES (Note 2)	19,008,749	20,907,373	29,302,142

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	81,080,652	69,804,087	56,352,796

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	39,439,993 (8,940,319) 30,499,674	36,521,076 (8,466,903) 28,054,173	35,375,453 (8,565,929) 26,809,524

OTHER REVENUE	6,723,655	5,789,444	5,133,530

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	55,399,302 11,455,842 19,219,788 86,074,932	51,566,673 10,752,842 17,905,308 80,224,823	48,366,010 11,187,160 17,692,331 77,245,501

INCOME BEFORE INCOME TAXES	32,229,049	23,422,881	11,050,349

PROVISION FOR INCOME TAXES (Note 11)	3,105,931	2,739,444	2,677,342

NET INCOME	$ 29,123,118	$ 20,683,437	$ 8,373,007

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$171.31	$121.67	$49.25

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income	Total

Balance at December 31, 2008	170,000	$170,000	$115,633,371	$ 433,101	$116,236,472

Comprehensive Income:
Net Income for 2009	—	—	8,373,007	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	1,263,744
Total Comprehensive Income	—	—	—	—	9,636,751
Cash Distributions Paid	—	—	(8,758,311)	—	(8,758,311)

Balance at December 31, 2009	170,000	170,000	115,248,067	1,696,845	117,114,912

Comprehensive Income:
Net Income for 2010	—	—	20,683,437	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	(146,572)
Total Comprehensive Income	—	—	—	—	20,536,865
Cash Distributions Paid	—	—	(4,941,325)	—	(4,941,325)

Balance at December 31, 2010	170,000	170,000	130,990,179	1,550,273	132,710,452

Comprehensive Income:
Net Income for 2011	—	—	29,123,118	—
Net Change in Unrealized Gain On Available-For-Sale Securities	—	—	—	586,466
Total Comprehensive Income	—	—	—	—	29,709,584
Cash Distributions Paid	—	—	(8,835,403)	—	(8,835,403)

Balance at December 31, 2011	170,000	$170,000	$151,277,894	$2,136,739	$153,584,633

Disclosure of reclassification amount:			2011	2010	2009

Unrealized holding gains (losses) arising during period, net of applicable income tax benefits (provision) of $(260,943) $55,313 and $(368,964) for 2011, 2010 and 2009, respectively
			$ 597,641	$ (142,840)	$ 1,267,302

Less: Reclassification adjustment for net gains included in income, net of applicable income taxes of $1,869, $1,381 and $1,201 for 2011, 2010 and 2009, respectively			11,175	3,732	3,558

Net unrealized gains (losses)on securities, net of applicable income tax benefits (provision) of $(259,074), $56,694 and $(367,763) for 2011, 2010 and 2009, respectively			$ 586,466	$ (146,572)	$ 1,263,744

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

2011	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 29,123,118	$ 20,683,437	$ 8,373,007
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	19,008,749	20,907,373	29,302,142
Depreciation and amortization	2,586,017	2,465,829	2,577,539
Provision for deferred taxes	24,348	272,131	15,771
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	564,126	379,558	314,172
(Increase) decrease in miscellaneous assets and other	(280,623)	(1,008,646)	198,125
(Decrease) increase in other liabilities	(736,171)	3,288,604	285,329
Net Cash Provided	50,289,564	46,988,286	41,066,085

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(268,764,514)	(241,803,898)	(214,933,802)
Loan payments	226,770,538	205,015,783	192,118,149
Increase in restricted cash	(1,789,795)	(711,039)	(700,916)
Purchases of securities, available for sale	(17,503,960)	(9,969,266)	(2,428,840)
Purchases of securities, held to maturity	(28,785,585)	(4,659,094)	--
Sales of securities, available for sale	2,267,712	--	--
Sales of securities, held to maturity	817,615	--	--
Redemptions of securities, available for sale	11,100,000	6,189,950	8,490,750
Redemptions of securities, held to maturity	2,695,000	3,065,000	3,790,000
Purchase of joint venture interest	--	--	(27,601)
Capital expenditures	(5,565,398)	(1,430,092)	(997,083)
Proceeds from sale of equipment	554,630	130,350	53,331
Net Cash Used	(78,203,757)	(44,172,306)	(14,636,012)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Senior Demand Notes	6,214,556	(816,695)	(132,740)
Advances on credit line	4,308,977	11,240,082	90,246,309
Payments on credit line	(5,208,977)	(26,544,391)	(96,309,681)
Commercial Paper issued	51,932,342	53,169,908	396,342,906
Commercial Paper redeemed	(21,938,031)	(15,405,476)	(372,970,262)
Subordinated Debt issued	10,518,270	12,182,268	11,623,006
Subordinated Debt redeemed	(23,427,814)	(27,286,627)	(23,344,036)
Dividends / Distributions paid	(8,835,403)	(4,941,325)	(8,758,311)
Net Cash Provided (Used)	13,563,920	1,597,744	(3,302,809)

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(14,350,273)	4,413,724	23,127,264

CASH AND CASH EQUIVALENTS, beginning	30,701,414	26,287,690	3,160,426
CASH AND CASH EQUIVALENTS, ending	$ 16,351,141	$ 30,701,414	$ 26,287,690

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest	$ 11,710,584	$ 12,519,354	$ 13,607,180
Income Taxes	3,082,000	2,488,000	2,663,225
Assets Assumed (Note 12)	--	--	289,746

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 258 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

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

Marketable Debt Securities.  The fair value of marketable debt securities is based on quoted market prices.  If a quoted market price is not available, fair value is estimated using market prices for similar securities.  See Note 3 for the fair value of marketable debt securities and Note 4 for information related to how these securities are valued.

Senior Debt.  The carrying value of the Company's senior debt securities approximate fair value due to the relatively short period of time between the origination of the instruments and their expected payment.

Subordinated Debt. The carrying value of the Company's subordinated debt approximates fair value due to the re-pricing frequency of the securities.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could vary from these estimates.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $1,324,591 and $1,253,688 at December 31, 2011 and 2010, respectively, and are included in unearned insurance premiums on the statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for each of the three years ended December 31, 2011 was $2,586,017, $2,465,829 and $2,577,539, respectively.

Restricted Cash:

At December 31, 2011 and 2010, the Company had cash of $5,568,529 and $3,778,734, respectively, held in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  During 2011 and 2010, restricted cash also included escrow deposits held by the Company on behalf of certain mortgage real estate customers.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there has been no impairment of carrying value of the long-lived assets, including property and equipment at December 31, 2011 and 2010.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 740-10.  FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2011, the Company had no uncertain tax positions.

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

Marketable Debt Securities:

Management has designated a significant portion of the Company’s marketable debt securities held in the Company's investment portfolio at December 31, 2011 and 2010 as being available-for-sale.  This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income, which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

Recent Accounting Pronouncements:

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-8, “Intangibles – Goodwill and Other,” regarding the testing of goodwill for impairment.  The guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized if applicable.  Based on the qualitative assessment, if a company determines that the fair value of a reporting unit is more than the carrying amount, the two-step goodwill impairment test is not required.  The Company adopted this new guidance effective January 1, 2012.  Management does not believe the adoption of the guidance will have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income”.  ASU 211-05 requires entities to present comprehensive income in one continuous statement or in two separate but consecutive statements presenting the components of net income and its total, the components of other comprehensive income and its total, and total comprehensive income.  The guidance also requires that reclassification adjustments from other comprehensive income to net income be presented in both the components of net income and the components of comprehensive income.  The ASU is effective for interim and annual periods beginning after December 31, 2011.  The Company is currently assessing the impact of the guidance but does not believe that the adoption thereof will have a material impact on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurements, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”).  The guidance was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and IFRS.  The guidance changes certain fair value measurement principles and expands disclosure requirements, particularly for assets valued using Level 3 fair value measurements.  The ASU is effective for interim and annual periods beginning after December 31, 2011.  The Company is currently assessing the impact of the guidance but does not believe that the adoption thereof will have a material impact on the consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-02, to clarify the guidance for troubled debt restructurings (“TDRs”).  This ASU clarifies the guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties, such as:

•

Creditors cannot assume that debt extensions at or above a borrower’s original contractual rate do not constitute troubled debt restructurings;

•

If a borrower doesn’t have access to funds at a market rate for debt with characteristics similar to the restructured debt, that may indicate that the creditor has granted a concession; and

•

A borrower that is not currently in default may still be considered to be experiencing financial difficulty when payment default is considered “probable in the foreseeable future.”

The guidance was effective beginning with the Company’s third quarter 2011 Form 10-Q and was applied retrospectively to restructurings occurring on or after January 1, 2011.  The adoption of the required disclosures did not have a material impact on the Company’s consolidated financial statements.  See Note 2 for disclosure of TDRs.

On July 21, 2010, the FASB issued 909009ASU 2010-20, which requires expanded disclosures related to the credit quality of finance receivables and loans.  This disclosure was effective for the Company during the December 31, 2010 reporting period.  FASB ASU 2010-20 also requires a roll-forward of the allowance for loan losses, additional activity based disclosures for both financing receivables, and the allowance for each reporting period and certain new disclosures about troubled debt restructuring, all of which would be effective for the Company during the March 31, 2011 reporting period.

2. LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2011 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2012	66.33%	19.25%	65.68%
2013	27.92	17.73	26.25
2014	4.86	15.19	6.82
2015	.66	11.82	1.10
2016	.11	8.80	.08
2017 & beyond	.12	27.21	.07
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2011 and 2010, cash collections applied to the principal of loans totaled $226,751,572 and $205,015,783, respectively, and the ratios of these cash collections to average net receivables were 65.67% and 62.99%, respectively.

Allowance for Loan Losses:

The Allowance for Loan Losses is based on Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  Management’s approach to estimating and evaluating the allowance for loan losses is on a total portfolio level based on historical loss trends, bankruptcy trends, the level of receivables at the statement of financial position date, payment patterns and economic conditions primarily including, but not limited to, unemployment levels and gasoline prices.  Historical loss trends are tracked on an on going basis.  The trend analysis includes statistical analysis of the correlation between loan date and charge off date, charge off statistics by the total loan portfolio, and charge off statistics by branch, division and state.  If trends indicate credit losses are increasing or decreasing, Management will evaluate to ensure the allowance for loan losses remains at proper levels.  Delinquency and bankruptcy filing trends are also tracked.  If these trends indicate an adjustment to the allowance for loan losses is warranted, Management will make what it considers to be appropriate adjustments.  The level of receivables at the statement of financial position date is reviewed and adjustments to the allowance for loan losses are made, if Management determines increases or decreases in the level of receivables warrants an adjustment.  The Company uses monthly unemployment statistics, and various other monthly or periodic economic statistics, published by departments of the U.S. government and other economic statistics providers to determine the economic component of the allowance for loan losses.  Such allowance is, in the opinion of Management, sufficiently adequate for probable losses in the current loan portfolio.  As the estimates used in determining the allowance for loan losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates.  Actual results could vary based on future changes in significant assumptions.

Management does not disaggregate the Company’s loan portfolio by loan category when evaluating loan performance.  The total portfolio is evaluated for credit losses based on contractual delinquency, and other economic conditions. The Company classifies delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.  When a loan becomes five installments past due, it is charged off unless Management directs that it be retained as an active loan. In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and/or other indicators of collectability.  In connection with any bankruptcy court-initiated repayment plan and as allowed by state regulatory authorities, the Company effectively resets the delinquency rating of each account to coincide with the court initiated repayment plan.  In addition, no installment is counted as being past due if at least 80% of the contractual payment has been paid.  The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.

When a loan becomes 60 days or more past due based on its original terms, it is placed in nonaccrual status.  At this time, the accrual of any additional finance charges is discontinued.  Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status.  Nonaccrual loans return to accrual status when the loan becomes less than 60 days past due.  There were no loans past due 60 days or more and still accruing interest at December 31, 2011.  The Company’s principal balances on non-accrual loans by loan class at December 31, 2011 and 2010 are as follows:

Loan Class	December 31, 2011	December 31, 2010

Consumer Loans	$ 28,122,772	$ 27,643,405
Real Estate Loans	1,086,580	1,274,025
Sales Finance Contracts	981,321	1,331,137
Total	$ 30,190,673	$ 30,248,567

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2011 and 2010 is as follows:

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 9,981,262	$ 5,711,530	$ 11,911,170	$ 27,603,962
Real Estate Loans	455,781	114,885	655,667	1,226,333
Sales Finance Contracts	370,283	204,383	492,427	1,067,093
Total	$ 10,807,326	$ 6,030,798	$ 13,059,264	$ 29,897,388
December 31, 2010

Consumer Loans	$ 10,507,984	$ 5,765,462	$ 12,596,092	$ 28,869,538
Real Estate Loans	563,681	267,090	561,326	1,392,097
Sales Finance Contracts	507,723	265,857	644,219	1,417,799
Total	$ 11,579,388	$ 6,298,409	$ 13,801,637	$ 31,679,434

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator.  The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2011 and December 31, 2010 was 2.78% and 3.05%, respectively.

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2011	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 373,198,985	89.9%	$ 21,013,407	96.6%
Real Estate Loans	21,782,247	5.3	75,400.4
Sales Finance Contracts	19,739,191	4.8	669,942	3.0
Total	$ 414,720,423	100.0%	$ 21,758,749	100.0%

December 31, 2010

Consumer Loans	$ 344,661,480	88.6%	$ 22,479,059	96.0%
Real Estate Loans	22,620,701	5.8	117,197.5
Sales Finance Contracts	21,707,043	5.6	811,117	3.5
Total	$ 388,989,224	100.0%	$ 23,407,373	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 94% of the Company’s loan portfolio at both December 31, 2011 and 2010.  As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses.  Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance.  Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis.  Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level.  We have not acquired any impaired loans with deteriorating quality during any period reported.  The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2011	2010	2009
Allowance For Credit Losses:
Beginning Balance	$ 24,110,085	$ 26,610,085	$ 23,010,085
Provision for Loan Losses	19,008,749	20,907,373	29,302,142
Charge-Offs	(29,848,682)	(30,586,363)	(32,519,500)
Recoveries	8,089,933	7,178,990	6,817,358
Ending Balance	$ 21,360,085	$ 24,110,085	$ 26,610,085

Ending Balance; collectively evaluated for impairment	$ 21,360,085	$ 24,110,085	$ 26,610,085

	2011	2010	2009
Finance receivables:
Ending Balance	$ 414,720,423	$ 388,989,224	$ 371,565,298
Ending Balance; collectively evaluated for impairment	$ 414,720,423	$ 388,989,224	$ 371,565,298

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties.   Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer.  The following table presents a summary of loans that were restructured during the year ended December 31, 2011.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	3,844	$ 10,009,008	$ 9,007,130
Real Estate Loans	62	411,542	401,625
Sales Finance Contracts	247	445,611	411,778
Total	4,153	$ 10,866,161	$ 9,820,533

TDRs that subsequently defaulted during the year ended December 31, 2011 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	643	$ 1,286,829
Real Estate Loans	4	17,534
Sales Finance Contracts	46	66,878
Total	693	$ 1,371,241

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3. MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair values of these debt securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2011
Obligations of states and
political subdivisions	$ 67,983,813	$ 2,679,157	$ (13,724)	$ 70,649,246
Corporate securities	130,316	102,772	--	233,088
	$ 68,114,129	$ 2,781,929	$ (13,724)	$ 70,882,334

December 31, 2010
Obligations of states and
political subdivisions	$ 64,257,940	$ 1,767,545	$ (91,629)	$ 65,933,856
Corporate securities	130,316	246,750	--	377,066
	$ 64,388,256	$ 2,014,295	$ (91,629)	$ 66,310,922

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair market values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2011
Obligations of states and
political subdivisions	$ 36,780,206	$ 1,312,337	$ (2,823)	$ 38,089,720
December 31, 2010
Obligations of states and
political subdivisions	$ 11,890,954	$ 196,898	$ (70,260)	$ 12,017,592

The amortized cost and estimated fair values of marketable debt securities at December 31, 2011, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 6,466,490	$ 6,658,946	$ 2,654,086	$ 2,669,685
Due after one year through five years	36,917,215	38,609,069	7,655,280	7,874,602
Due after five years through ten years	18,718,635	19,475,993	25,869,294	26,899,241
Due after ten years	6,011,789	6,138,326	601,546	646,192
	$ 68,114,129	$ 70,882,334	$ 36,780,206	$ 38,089,720

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2011:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 1,953,623	$ 8,060	$ 1,485,943	$ 5,664	$ 3,439,566	$ 13,724
Total	1,953,623	8,060	1,485,943	5,664	3,439,566	13,724

Held to Maturity:
Obligations of states and political subdivisions	809,137	2,379	753,517	444	1,562,654	2,823
Total	809,137	2,379	753,517	444	1,562,654	2,823

Overall Total	$ 2,762,760	$ 10,439	$ 2,239,460	$ 6,108	$ 5,002,220	$ 16,547

The table above represents 8 investments held by the Company, the majority of which were rated “A+” or higher.  The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years. The total unrealized loss was less than 0.34% of the fair value of the affected investments.  Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company does not consider the impairment of these investments to be other-than-temporary at December 31, 2011.

Proceeds from sales of securities during 2011 were $3,085,237.  Gross gains of $24,157 and gross losses of $12,345 were realized on these sales.  Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2011 were $13,795,000.  Gross gains of $1,231 were realized from these redemptions.

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

The Company is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Company performs due diligence to understand the inputs or how the data was calculated or derived.  The Company employs a market approach in the valuation of its obligations of states, political subdivisions and municipal revenue bonds that are available-for-sale.  These investments are valued on the basis of current market quotations provided by independent pricing services selected by Management based on the advice of an investment manager.  To determine the value of a particular investment, these independent pricing services may use certain information with respect to market transactions in such investment or comparable investments, various relationships observed in the market between investments, quotations from dealers, and pricing metrics and calculated yield measures based on valuation methodologies commonly employed in the market for such investments.  Quoted prices are subject to our internal price verification procedures.  We validate prices received using a variety of methods, including, but not limited to comparison to other pricing services or corroboration of pricing by reference to independent market data such as a secondary broker.  There was no change in this methodology during any period reported.

Assets measured at fair value as of December 31, 2011 and 2010 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2011	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 233,088	$ 233,088	$ --	$ --
Obligations of states and political subdivisions	70,649,246	--	70,649,246	--
Available-for-sale investment securities	$ 70,882,334	$ 233,088	$ 70,649,246	$ --

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2010	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 377,066	$ 377,066	$ --	$ --
Obligations of states and political subdivisions	65,933,856	--	65,933,856	--
Available-for-sale investment securities	$66,310,922	$ 377,066	$ 65,933,856	$ --

5. INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2011 and 2010, respectively, 92% and 88% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner.  At December 31, 2011, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $46.2 million and $46.7 million, respectively.  No dividends were paid to the parent company during 2011.

6. SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc.  As amended to date, the credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the credit agreement were $100.0 million at December 31, 2011, at an interest rate of 3.75%.  This compares to available borrowings of $99.1 million at December 31, 2010, at an interest rate of 3.75%.

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

The Credit Agreement has a commitment termination date of September 11, 2014.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the Credit Agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the Credit Agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.  At December 31, 2011, the Company was in compliance with all covenants.

At December 31, 2011, the Company had no borrowings under the credit agreement. At December 31, 2010, the Company had borrowings of $.9 million at an interest rate of 3.75%.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2011:
Bank	3.75%	$ 2,925	$ 60	3.75%
Senior Demand Notes	2.12	47,607	43,089	2.10
Commercial Paper	3.95	197,194	185,120	4.25
All Categories	3.60	244,439	228,269	4.08

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2010:
Bank	3.75%	$ 16,912	$ 1,472	3.75%
Senior Demand Notes	2.11	42,031	41,502	2.16
Commercial Paper	4.45	167,200	145,820	4.86
All Categories	3.99	208,492	188,794	4.27

2009:
Bank	3.75%	$ 31,861	$ 14,422	2.99%
Senior Demand Notes	2.21	45,286	42,399	2.81
Commercial Paper	5.64	129,435	118,271	5.82
All Categories	4.72	186,849	175,092	4.86

7. SUBORDINATED DEBT

The payment of the principal and interest on the Company’s subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

Subordinated debt consists of Variable Rate Subordinated Debentures issued from time to time by the Company, and which mature four years after their date of issue.  The maturity date is automatically extended for an additional four year term unless the holder or the Company redeems the debenture on its original maturity date or within any applicable grace period thereafter.  The debentures are offered and sold in various minimum purchase amounts with varying interest rates and interest adjustment periods for each respective minimum purchase amount, as established from time to time by the Company. Interest rates on the debentures automatically adjust at the end of each adjustment period.  The debentures may also be redeemed by the holder at the applicable interest adjustment date or within any applicable grace period thereafter without penalty.  Redemptions at any other time are at the discretion of the Company and are subject to a penalty. The Company may redeem the debentures for a price equal to 100% of the principal plus accrued but unpaid interest upon 30 days’ notice to the holder.

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at			Weighted Average Interest Rate
End of Year			During Year

2011	2010	2009	2011	2010	2009

3.54%	4.68%	5.77%	4.10%	5.20%	5.89%

Maturity information relating to the Company's subordinated debt at December 31, 2011 is as follows:

	Amount Maturing
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2012	$ 9,415,804	$ 31,753,869
2013	9,639,872	8,860,306
2014	12,055,385	2,929,268
2015	15,759,015	3,326,633
	$ 46,870,076	$ 46,870,076

8. COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  Total operating lease expense was $5,010,851, $4,766,642 and $4,727,213 for the years ended December 31, 2011, 2010 and 2009, respectively.  The Company’s minimum aggregate lease commitments at December 31, 2011 are shown in the table below.

Year	Operating Leases

2012	$ 4,689,925
2013	3,652,468
2014	2,481,284
2015	1,816,964
2016	616,341
2017 and beyond	67,243
Total	$ 13,324,225

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

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following 30 days of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2011, 2010 and 2009, the Company contributed $1,371,469, $1,255,394 and $1,162,534 in matching funds for employee 401(k) deferred accounts, respectively.

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

During 1999, a loan was extended to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 10.59% of the Company’s voting stock. The loan was renewed on July 20, 2011. The balance on this commercial loan (including principal and accrued interest) was $1,283,106 at December 31, 2011.  This was the maximum loan amount outstanding during the year.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $5,071 for interest accrued during 2011 was applied to the loan on December 31, 2011.  No principal payments on this loan were made in 2011.  The balance on this loan at December 31, 2011 was $282,324.  This was the maximum loan amount outstanding during the year.

11. INCOME TAXES

The Company has elected to be treated as an S corporation for income tax reporting purposes.  The taxable income or loss of an S corporation is treated as income of and is reportable in the individual tax returns of the shareholders of the company in an appropriate allocation.  Accordingly, deferred income tax assets and liabilities have been eliminated and no provisions for current and deferred income taxes were made by the Company except for amounts attributable to state income taxes for the state of Louisiana, which does not recognize S corporation status for income tax reporting purposes.  Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company’s subsidiaries as they are not permitted to be treated as S Corporations.

The provision for income taxes for the years ended December 31, 2011, 2010 and 2009 is made up of the following components:

	2011	2010	2009

Current – Federal	$ 3,077,083	$ 2,457,099	$ 2,649,391
Current – State	4,500	10,214	12,180
Total Current	3,081,583	2,467,313	2,661,571

Deferred – Federal	24,348	272,131	15,771

Total Provision	$ 3,105,931	$ 2,739,444	$ 2,677,342

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2011 and 2010.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2011	2010
Insurance Commission	$ (4,996,555)	$ (4,584,854)
Unearned Premium Reserves	1,867,608	1,711,820
Unrealized Gain on
Marketable Debt Securities	(631,466)	(372,392)
Other	(113,557)	(345,122)
	$ (3,873.970)	$ (3,590,548)

The Company's effective tax rate for the years ended December 31, 2011, 2010 and 2009 is analyzed as follows.  Rates were higher during the year ended December 31, 2009 due to less income at the S corporation level which was passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.  Shareholders were able to use S corporation losses to offset other income they may have had to the extent of their basis in their S corporation stock.

	2011	2010	2009
Statutory Federal income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal
tax effect	-	-	.1
Net tax effect of IRS regulations
on life insurance subsidiary	(1.5)	(2.3)	(4.8)
Tax effect of S corporation status	(20.5)	(17.0)	1.5
Tax exempt income	(2.4)	(3.0)	(6.7)
Other Items	.-	.-	.1
Effective Tax Rate	9.6%	11.7%	24.2%

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

On and prior to December 31, 2010, the Company had six reportable segments: Division I through Division V and Division VII.  Each segment was comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I was comprised of offices located in South Carolina.  Division II was comprised of offices in North Georgia, Division III encompassed Central and South Georgia offices, and Division VII was comprised of offices in West Georgia.  Division IV represents our Alabama and Tennessee offices, and our offices in Louisiana and Mississippi encompass Division V.  Division VI is reserved for future use.  Effective January 1, 2011, Management realigned offices in Division VII between Division II and Division III.  Division VII is no longer a reportable segment.  Segment reporting for 2010 and 2009 have been reclassified to conform to the new alignment, with no changes to consolidated results.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2011 followed by a reconciliation to consolidated Company data.

Year 2011	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 16.0	$ 25.0	$ 25.5	$ 23.0	$ 19.3	$ 108.8
Insurance Income	2.8	9.7	9.5	4.7	4.8	31.5
Other	.1	2.0	1.8	1.1	1.6	6.6
	18.9	36.7	36.8	28.8	25.7	146.9
Expenses:
Interest Cost	1.3	2.9	3.0	2.6	1.8	11.6
Provision for Loan Losses	3.3	5.1	5.9	4.1	3.4	21.8
Depreciation	.4	.5	.5	.5	.4	2.3
Other	8.5	11.9	12.5	11.1	10.6	54.6
	13.5	20.4	21.9	18.3	16.2	90.3

Segment Profit	$ 5.4	$ 16.3	$ 14.9	$ 10.5	$ 9.5	$ 56.6

Segment Assets:
Net Receivables	$ 40.4	$ 87.3	$ 88.2	$ 80.2	$ 56.2	$352.3
Cash	.4	.8	.9	.6	.7	3.4
Net Fixed Assets	1.0	1.6	1.5	1.6	1.1	6.8
Other Assets	.0	.1	.0	.1	.1	.3
Total Segment Assets	$ 41.8	$ 89.8	$ 90.6	$ 82.5	$ 58.1	$362.8

RECONCILIATION:						2011
Revenues:						(In Millions)
Total revenues from reportable segments						$ 146.9
Corporate finance charges earned not allocated to segments						.1
Reclass of insurance expense against insurance income						2.9
Timing difference of insurance income allocation to segments						7.9
Other revenues not allocated to segments						.1
Consolidated Revenues						$157.9

Net Income:
Total profit or loss for reportable segments						$ 56.6
Corporate earnings not allocated						10.9
Corporate expenses not allocated						(35.3)
Income taxes not allocated						(3.1)
Consolidated Net Income						$ 29.1

Assets:
Total assets for reportable segments						$362.8
Loans held at corporate home office level						2.2
Unearned insurance at corporate level						(15.2)
Allowance for loan losses at corporate level						(21.4)
Cash and cash equivalents held at corporate level						18.5
Investment securities at corporate level						107.7
Fixed assets at corporate level						2.6
Other assets at corporate level						7.7
Consolidated Assets						$464.9

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2010 followed by a reconciliation to consolidated Company data.

Year 2010	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 14.8	$ 23.1	$ 24.5	$ 20.9	$ 17.1	$ 100.4
Insurance Income	2.7	8.6	9.2	4.4	4.3	29.2
Other	.1	1.7	1.6	.9	1.3	5.6
	17.6	33.4	35.3	26.2	22.7	135.2
Expenses:
Interest Cost	1.4	3.2	3.3	2.6	1.8	12.3
Provision for Loan Losses	3.0	5.6	6.1	5.3	3.6	23.6
Depreciation	.4	.5	.4	.5	.3	2.1
Other	8.2	11.7	12.5	10.4	9.9	52.7
	13.0	21.0	22.3	18.8	15.6	90.7

Segment Profit	$ 4.6	$ 12.4	$ 13.0	$ 7.4	$ 7.1	$ 44.5

Segment Assets:
Net Receivables	$ 39.6	$ 82.8	$ 86.3	$ 72.4	$ 50.2	$331.3
Cash	.3	.6	.8	.5	.4	2.6
Net Fixed Assets	.7	.9	.8	1.3	.7	4.4
Other Assets	.0	.1	.1	.2	.1	.5
Total Segment Assets	$ 40.6	$ 84.4	$ 88.0	$ 74.4	$ 51.4	$338.8

RECONCILIATION:						2010
Revenues:						(In Millions)
Total revenues from reportable segments						$ 135.2
Corporate finance charges earned not allocated to segments						.1
Reclass of insurance expense against insurance income						2.7
Timing difference of insurance income allocation to segments						7.3
Other revenues not allocated to segments						.2
Consolidated Revenues						$145.5

Net Income:
Total profit or loss for reportable segments						$ 44.5
Corporate earnings not allocated						10.2
Corporate expenses not allocated						(31.3)
Income taxes not allocated						(2.7)
Consolidated Net Income						$ 20.7

Assets:
Total assets for reportable segments						$338.8
Loans held at corporate home office level						1.7
Unearned insurance at corporate level						(13.9)
Allowance for loan losses at corporate level						(24.1)
Cash and cash equivalents held at corporate level						31.8
Investment securities at corporate level						78.2
Fixed assets at corporate level						2.3
Other assets at corporate level						7.3
Consolidated Assets						$422.1

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2009 followed by a reconciliation to consolidated Company data.

Year 2009	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 14.0	$ 21.9	$ 24.2	$ 19.8	$ 16.4	$ 96.3
Insurance Income	2.8	8.2	9.1	4.2	4.2	28.5
Other	.1	1.5	1.6	.8	1.0	5.0
	16.9	31.6	34.9	24.8	21.6	129.8
Expenses:
Interest Cost	1.6	3.5	3.7	2.8	2.0	13.6
Provision for Loan Losses	4.2	6.1	6.3	5.3	3.6	25.5
Depreciation	.4	.4	.4	.5	.3	2.0
Other	8.5	11.9	13.0	9.7	9.7	52.8
	14.7	21.9	23.4	18.3	15.6	93.9

Segment Profit	$ 2.2	$ 9.7	$ 11.5	$ 6.5	$ 6.0	$ 35.9

Segment Assets:
Net Receivables	$ 36.5	$ 79.4	$ 85.1	$ 68.6	$ 46.6	$316.2
Cash	.4	.8	1.2	.7	.7	3.8
Net Fixed Assets	1.0	1.1	1.1	1.4	.8	5.4
Other Assets	.0	.1	.0	.1	.0	.2
Total Segment Assets	$ 37.9	$ 81.4	$ 87.4	$ 70.8	$ 48.1	$325.6

RECONCILIATION:						2009
Revenues:						(In Millions)
Total revenues from reportable segments						$ 129.8
Corporate finance charges earned not allocated to segments						.2
Reclass of insurance expense against insurance income						2.8
Timing difference of insurance income allocation to segments						6.9
Other revenues not allocated to segments						.1
Consolidated Revenues						$139.8

Net Income:
Total profit or loss for reportable segments						$ 35.9
Corporate earnings not allocated						10.1
Corporate expenses not allocated						(34.9)
Income taxes not allocated						(2.7)
Consolidated Net Income						$ 8.4

Assets:
Total assets for reportable segments						$325.6
Loans held at corporate home office level						2.7
Unearned insurance at corporate level						(13.1)
Allowance for loan losses at corporate level						(26.6)
Cash and cash equivalents held at corporate level						25.5
Investment securities at corporate level						73.5
Fixed assets at corporate level						2.4
Other assets at corporate level						6.4
Consolidated Assets						$396.4

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

BRANCH OPERATIONS

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	Richard F. Corirossi		Brian L. McSwain
	David A. Hoard		Larry D. Mixson
Victoria A. McLeod

Division II - North Georgia *

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	Ronald E. Byerly		John R. Massey
	A. Keith Chavis		Sharon S. Langford
	Shelia H. Garrett		Diana L. Lewis
	Janee G. Huff		Harriet H. Welch

Division III – South Georgia *

	Marcus C. Thomas	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Thomas C. Lennon
	William J. Daniel		James A. Mahaffey
	Judy A. Landon		Jennifer C. Purser
	Jeffrey C. Lee		Michelle Rentz-Benton

Division IV - Alabama and Tennessee

	Michael J. Whitaker	----------	Vice President
	Joseph R. Cherry	----------	Area Vice President (TN)
Regional Operations Directors
	Brian M. Hill		Johnny M. Olive
	Jerry H. Hughes		Hilda L. Phillips
	Janice E. Childers		Henrietta R. Reathford

Division V – Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
Regional Operations Directors
	Sonya L. Acosta		T. Loy Davis
	Bryan W. Cook		Carla A. Eldridge
	Charles R. Childress		John B. Gray
	Jeremy R. Cranfield		Marty B. Miskelly

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

___________________

2011 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************
** PICTURE OF EMPLOYEES **
*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Jackson, Georgia staff for this significant achievement.  The Friendly Franklin Folks salute you!

INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Bessemer	Enterprise	Huntsville (2)	Opp	Scottsboro
Albertville	Center Point	Fayette	Jasper	Oxford	Selma
Alexander City	Clanton	Florence	Moody	Ozark	Sylacauga
Andalusia	Cullman	Fort Payne	Moulton	Pelham	Troy
Arab	Decatur	Gadsden	Muscle Shoals	Prattville	Tuscaloosa
Athens	Dothan	Hamilton	Opelika	Russellville (2)	Wetumpka

GEORGIA
Adel	Canton	Dahlonega	Georgetown	Madison	Statesboro
Albany (2)	Carrollton	Dallas	Gray	Manchester	Stockbridge
Alma	Cartersville	Dalton	Greensboro	McDonough	Swainsboro
Americus	Cedartown	Dawson	Griffin	Milledgeville	Sylvania
Athens (2)	Chatsworth	Douglas (2)	Hartwell	Monroe	Sylvester
Bainbridge	Clarkesville	Douglasville	Hawkinsville	Montezuma	Thomaston
Barnesville	Claxton	Dublin	Hazlehurst	Monticello	Thomson
Baxley	Clayton	East Ellijay	Helena	Moultrie	Tifton
Blairsville	Cleveland	Eastman	Hinesville (2)	Nashville	Toccoa
Blakely	Cochran	Eatonton	Hogansville	Newnan	Valdosta
Blue Ridge	Colquitt	Elberton	Jackson	Perry	Vidalia
Bremen	Commerce	Fitzgerald	Jasper	Pooler	Villa Rica
Brunswick	Conyers	Flowery Branch	Jefferson	Richmond Hill	Warner Robins
Buford	Cordele	Forsyth	Jesup	Rome	Washington
Butler	Cornelia	Fort Valley	LaGrange	Royston	Waycross
Cairo	Covington	Gainesville	Lavonia	Sandersville	Waynesboro
Calhoun	Cumming	Garden City	Lawrenceville	Savannah	Winder

LOUISIANA
Alexandria	DeRidder	Jena	Minden	New Iberia	Ruston
Bossier City	Eunice	Lafayette	Monroe	Opelousas	Slidell
Bastrop	Franklin	LaPlace	Morgan City	Pineville	Thibodaux
Crowley	Hammond	Leesville	Natchitoches	Prairieville	Winnsboro
Denham Springs	Houma	Marksville

DeRidder

MISSISSIPPI
Batesville	Columbus	Hazlehurst	Kosciusko	Newton	Ripley
Bay St. Louis	Corinth	Hernando	Magee	Oxford	Senatobia
Booneville	Forest	Houston	McComb	Pearl	Starkville
Brookhaven	Grenada	Iuka	Meridian	Philadelphia	Tupelo
Carthage	Gulfport	Jackson	New Albany	Picayune	Winona
Columbia	Hattiesburg

Columbia

SOUTH CAROLINA
Aiken	Chester	Greenville	Greenwood	North Greenville	Summerville
Anderson	Columbia	Greenwood	Manning	Orangeburg	Sumter
Batesburg- Leesville	Conway	Greer	Marion	Rock Hill	Union
Camden	Dillon	Hartsville	Moncks Corner	Seneca	Walterboro
Cayce	Easley	Lancaster	Newberry	Simpsonville	Winnsboro
Charleston	Florence	Laurens	North Augusta	Spartanburg	York
Cheraw	Gaffney	Lexington	North Charleston

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

TENNESSEE
Aloca	Cleveland	Elizabethton	Knoxville	Lenior City	Newport
Athens	Crossville	Johnson City	LaFollette	Madisonville	Sparta
Bristol	Dayton	Kingsport

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