Form 10-K, Exhibit 13
period 2012-12-31
1st FRANKLIN FINANCIAL CORP
filed 2013-04-01
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2012

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Sources of Funds and Common Stock Matters	11

Management's Discussion and Analysis of Financial Condition and Results of Operations	13

Report of Independent Registered Public Accounting Firm	22

Consolidated Financial Statements	23

Directors and Executive Officers	47

Corporate Information	48

Ben F. Cheek, Jr. Office of the Year	49

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2012 the business was operated through 108 branch offices in Georgia, 39 in Alabama, 42 in South Carolina, 32 in Mississippi, 29 in Louisiana and 16 in Tennessee.  Also on that date, the Company had 1,092 employees.

As of December 31, 2012, the resources of the Company were invested principally in loans, which comprised 66% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Customers and Friends:

With our theme for 2012 of “A legacy of service and uncompromising integrity” providing the challenge for each day’s activity, the 1,000 + “Friendly Franklin Folks” achieved many new and memorable milestones during the year.  It is my pleasure to draw your attention to just a few of these milestones and then invite you to review more completely on the following pages the facts and figures that made 2012 a rewarding and special year for our company.  Our goals and objectives for all areas of the Company were set at the beginning of the year.   These were challenging but reachable goals that were carefully monitored each month.  Happily, I can report, we attained each and every goal that was set.  Using these goals as a guide for each day’s work definitely enabled us to achieve the strong year end results that you will read about.  As you would expect, there are always certain things that stand out as we go through each year.  With that in mind, I would like to call your attention to the following bullet points which might be of particular interest and which we consider to be some of the year’s highlights:

•

At August 2012 month end, the Company assets topped $500 million for the first time in our 70 + year history.  By year end 2012 the assets had increased to $518.3 million.

•

Retained earnings which were added to our capital base grew by 15% assuring a solid foundation for continued growth.

•

A new South Georgia recovery center was opened and eight new branch offices were opened.  Columbus and Fayetteville in Georgia; Beaufort, Myrtle Beach and Georgetown in South Carolina; Sulphur and Springhill in Louisiana; and Greenville in Tennessee.

•

Thanks to the continued support of our investors, the funding provided through our Investment Center grew by $27.6 million and our overall net loans grew by $25.6 million.

•

A new on-line application process was provided for use by our sales finance dealers and we upgraded our Microsoft office software in all of our branches.

•

Our Human Resources Department continued a close monitoring of the large number of rules related to the Affordable Care Act.  Our intention is to fully comply with this Act and to continue to offer quality healthcare and other competitive benefits to all of our co-workers.

•

An on-going effort to assure a full and correct understanding of our industry and business model by our federal and state officials continues in cooperation with our national and state trade associations.

2012 was truly an exciting and positive year for 1st Franklin and we are “Expecting Great Things” to happen in 2013 as we follow that theme throughout the year.

To those of you, our investors, bankers, customers and friends, who are so very important to the present and future of 1st Franklin my co-workers and I say thank you.  We look forward to continuing to earn your confidence and support in 2013 and in the years ahead.

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

	Year Ended December 31
	2012	2011	2010	2009	2008
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 122,805	$ 111,730	$ 103,150	$ 99,337	$ 98,212
Insurance	42,846	39,440	36,521	35,375	35,191
Other	7,084	6,724	5,790	5,134	5,207

Net Interest Income	111,410	100,089	90,711	85,655	83,484
Interest Expense	11,394	11,641	12,439	13,682	14,728
Provision for Loan Losses	22,485	19,009	20,907	29,302	25,725
Income Before Income Taxes	36,663	32,229	23,423	11,050	13,761
Net Income	32,749	29,123	20,683	8,373	10,665
Ratio of Earnings to Fixed Charges	3.79	3.42	2.67	1.72	1.86

	As of December 31
	2012	2011	2010	2009	2008
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 343,574	$ 317,959	$ 294,974	$ 279,093	$ 285,580
Total Assets	518,289	464,885	422,064	396,425	389,422
Senior Debt	275,894	243,801	208,492	186,849	169,672
Subordinated Debt	42,918	46,870	59,780	74,884	86,605
Stockholders’ Equity	176,534	153,585	132,710	117,115	116,236
Ratio of Total Liabilities to Stockholders’ Equity	1.94	2.03	2.18	2.38	2.35

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2012, direct cash loans comprised 91%, real estate loans comprised 4% and sales finance contracts comprised 5% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2012	2011	2010	2009	2008
	(in thousands)

Direct Cash Loans	$112,522	$101,683	$ 92,915	$88,648	$85,392
Real Estate Loans	3,272	3,539	3,631	3,676	3,857
Sales Finance Contracts	3,648	3,637	3,929	4,171	5,186
Total Finance Charges	$119,442	$108,859	$100,475	$96,495	$94,435

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

Our decision making on loan originations is based on perceived (i) ability to pay, (ii) creditworthiness, (iii) stability, (iv) willingness to pay and (v) collateral security.  The Company does not utilize credit score modeling or risk based pricing in its loan decision making.  Prior to the making of a loan, we complete what we consider to be a relevant credit investigation on a potential customer.  Such investigation primarily focuses on a evaluation of a potential borrower’s income, existing total indebtedness, length and stability of employment, trade or other references, debt payment history (including related collections), existing credit and any other relationships such potential borrower may have with the Company.  The Company considers and evaluates a potential borrower’s debt-to-disposable income ratio after giving effect to the potential loan and may, in certain instances and depending upon the overall results of the credit evaluation process, require additional internal review and supervisory approvals prior to approving a proposed loan.

Sales finance contracts are contracts purchased from retail dealers.  These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $10,000 in principal amount. We believe that the interest rates we charge on these contracts are in compliance with applicable federal and state laws.

1st Franklin competes with several national and regional finance companies, as well as a variety of local finance companies, in the communities we serve.  Competition is based primarily on interest rates and terms offered and on customer service, as well as, to some extent, reputation.  We believe that our emphasis on customer service helps us compete effectively in the markets we serve.

Because of our reliance on the continued income stream of most of our loan customers, our ability to continue the profitable operation of our business depends to a large extent on the continued employment of our customers and their ability to meet their obligations as they become due. Therefore, a continuation of the current uncertain economic conditions, a further increase in unemployment, or continued increases in the number of personal bankruptcies within our typical customer base, may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2012	2011	2010	2009	2008

Direct Cash Loans	34.36%	33.75%	33.28%	32.70%	32.35%
Real Estate Loans	15.65	16.03	15.92	15.39	15.37
Sales Finance Contracts	20.61	20.58	20.52	19.77	20.52

The following table contains certain information about our operations:

	As of December 31
	2012	2011	2010	2009	2008

Number of Branch Offices	266	258	252	245	248
Number of Employees	1,092	1,074	1,042	1,015	1,113
Average Total Loans Outstanding Per Branch (in 000's)	$1,693	$1,622	$1,556	$1,530	$1,519
Average Number of Loans Outstanding Per Branch	800	724	701	689	683

DESCRIPTION OF LOANS

	Year Ended December 31
	2012	2011	2010	2009	2008
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	60,610	41,821	35,474	29,786	30,871

Number of Loans Made to Former Borrowers	38,243	33,240	30,370	26,666	28,945

Number of Loans Made to Present Borrowers	171,505	159,177	141,688	132,195	133,902

Total Number of Loans Made	270,358	234,238	207,532	188,647	193,718

Total Volume of Loans Made (in 000’s)	$603,627	$550,120	$485,604	$437,575	$453,968

Average Size of Loan Made	$2,233	$2,349	$2,340	$2,320	$2,343

Number of Loans Outstanding	198,202	171,984	160,352	152,602	151,515

Total Loans Outstanding (in 000’s)	$408,691	$376,568	$347,445	$327,425	$324,996

Percent of Total Loans Outstanding	91%	90%	89%	87%	87%
Average Balance on Outstanding Loans	$2,062	$2,190	$2,167	$2,146	$2,145

REAL ESTATE LOANS:

Total Number of Loans Made	462	520	525	668	790

Total Volume of Loans Made (in 000’s)	$ 7,328	$ 9,010	$ 8,429	$ 8,703	$14,448

Average Size of Loan Made	$15,863	$17,327	$16,055	$13,029	$18,288

Number of Loans Outstanding	1,622	1,776	1,905	2,015	2,032

Total Loans Outstanding (in 000’s)	$20,659	$22,123	$22,967	$24,336	$24,176

Percent of Total Loans Outstanding	4%	5%	6%	7%	6%
Average Balance on Outstanding Loans	$12,736	$12,457	$12,056	$12,078	$11,897

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	14,143	13,939	14,947	13,212	15,407

Total Volume of Contracts Purchased (in 000’s)	$27,422	$25,281	$26,266	$23,789	$30,909

Average Size of Contract Purchased	$1,939	$1,814	$1,757	$1,801	$2,006

Number of Contracts Outstanding	13,154	13,096	14,343	14,340	16,041

Total Contracts Outstanding (in 000’s)	$20,983	$19,765	$21,695	$23,071	$27,586

Percent of Total Loans Outstanding	5%	5%	5%	6%	7%
Average Balance on Outstanding Contracts	$1,595	$1,509	$1,513	$1,609	$1,720

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2012	2011	2010	2009	2008

(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$ 603,467	$ 550,078	$ 483,989	$ 437,323	$ 453,968
Real Estate Loans	7,328	9,010	8,429	8,703	14,448
Sales Finance Contracts	26,279	23,705	24,555	21,372	30,232
Net Bulk Purchases	1,303	1,618	3,326	2,669	677

Total Loans Acquired	$ 638,377	$584,411	$520,299	$470,067	$499,325

	LOANS LIQUIDATED *

Direct Cash Loans	$ 571,504	$ 520,997	$ 465,584	$ 435,146	$ 432,651
Real Estate Loans	8,792	9,854	9,798	8,543	15,324
Sales Finance Contracts	26,204	27,211	27,642	28,304	35,070

Total Loans Liquidated	$ 606,500	$ 558,062	$ 503,024	$ 471,993	$ 483,045

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$ 408,691	$376,568	$347,445	$ 327,425	$ 324,996
Real Estate Loans	20,659	22,123	22,967	24,336	24,176
Sales Finance Contracts	20,983	19,765	21,695	23,071	27,586

Total Loans Outstanding	$450,333	$418,456	$392,107	$ 374,832	$ 376,758

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 49,933	$ 46,297	$ 42,724	$ 40,002	$ 39,933
Real Estate Loans	335	317	284	208	41
Sales Finance Contracts	2,768	2,593	2,803	3,121	4,058

Total Unearned Finance Charges	$ 53,036	$ 49,207	$ 45,811	$ 43,331	$ 44,032

______________________

* Liquidations include customer loan payments, refunds on precomputed finance charges, renewals and charge offs.

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

	As of December 31
	2012	2011	2010	2009	2008
Number of Bankrupt Delinquency Resets	1,683	1,601	2,022	2,224	1,936

Beginning January 1, 2010, the Company began tracking the dollar amount of loans in bankruptcy in which the delinquency rating was reset.  During 2012 and 2011, the Company reset the delinquency rating to coincide with court initiated repayment plans on bankrupt accounts with principal balances totaling $5.7 million and $5.3 million, respectively.  This represented approximately 1.36% and 1.37% of the average principal loan portfolio outstanding during 2012 and 2011, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

As of December 31
2012	2011	2010	2009	2008
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 5,929	$ 5,712	$ 5,766	$ 6,382	$ 7,247
Percentage of Principal Outstanding	1.46%	1.53%	1.67%	1.97%	2.25%
90 Days or More Past Due	$ 12,985	$ 11,911	$ 12,596	$ 15,158	$ 16,407
Percentage of Principal Outstanding	3.21%	3.19%	3.66%	4.67%	5.10%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 201	$ 115	$ 271	$ 278	$ 282
Percentage of Principal Outstanding	.99%	.53%	1.20%	1.16%	1.19%
90 Days or More Past Due	$ 604	$ 656	$ 561	$ 585	$ 480
Percentage of Principal Outstanding	2.91%	3.01%	2.48%	2.44%	2.02%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 208	$ 204	$ 266	$ 346	$ 518
Percentage of Principal Outstanding	1.00%	1.04%	1.22%	1.50%	1.90%
90 Days or More Past Due	$ 390	$ 492	$ 644	$ 739	$ 1,080
Percentage of Principal Outstanding	1.86%	2.49%	2.97%	3.21%	3.96%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2012	2011	2010	2009	2008
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 334,084	$ 305,152	$ 282,750	$ 274,275	$ 266,753
Liquidations	$571,504	$520,997	$465,584	$435,146	$ 432,651
Net Losses	$ 21,241	$ 21,014	$ 22,479	$ 24,415	$ 21,325
Net Losses as % of Average Net Loans	6.36%	6.89%	7.95%	8.90%	7.99%
Net Losses as % of Liquidations	3.72%	4.03%	4.83%	5.61%	4.93%

	REAL ESTATE LOANS

Average Net Loans	$ 21,192	$ 22,253	$ 23,351	$ 24,042	$ 25,451
Liquidations	$ 8,792	$ 9,854	$ 9,798	$ 8,543	$ 15,324
Net Losses (Recoveries)	$ 63	$ 75	$ 117	$ 84	$ (23)
Net Losses (Recoveries) as a % of Average Net Loans	.30%	.34%	.50%	.35%	(.09%)
Net Losses (Recoveries) as a % of Liquidations	.72%	.76%	1.19%	.98%	(.15%)

	SALES FINANCE CONTRACTS

Average Net Loans	$ 17,891	$ 17,863	$ 19,369	$ 21,334	$ 25,486
Liquidations	$ 26,204	$ 27,211	$ 27,642	$ 28,304	$ 35,070
Net Losses	$ 531	$ 670	$ 811	$ 1,203	$ 1,448
Net Losses as % of Average Net Loans	2.97%	3.75%	4.19%	5.64%	5.68%
Net Losses as % of Liquidations	2.03%	2.46%	2.93%	4.25%	4.13%

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

REGULATION AND SUPERVISION

The Company is subject to regulation under numerous state and federal laws and regulations as enforced and interpreted by various state and federal governmental agencies.  Generally, state laws require that each office in which a small loan business such as ours is conducted be licensed by the state and that the business be conducted according to the applicable statutes and regulations.  The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show evidence of a need through convenience and advantage documentation.  As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies.  Licenses are revocable for cause, and their continuance depends upon an applicant’s continued compliance with applicable laws and in connection with its receipt of a license.  We are also subject to state regulations governing insurance agents in the states in which we sell credit insurance.  State insurance regulations require, among other things, that insurance agents be licensed and, in some cases, limit the premiums that insurance agents can charge.  We believe we conduct our business in accordance with all applicable state statutes and regulations.  The Company has never had any of its licenses revoked and has never been subject to an enforcement order or regulatory settlement.

We conduct our lending operations under the provisions of various federal laws and implementing regulations.  These laws and regulations are now being interpreted, implemented, and enforced by the new Bureau of Consumer Financial Protection (the "CFPB"). Chief among these federal laws with which the Company with which we must comply are the Federal Consumer Credit Protection Act (the "Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act.   The Truth-in-Lending Act requires us, among other things, to disclose to our customers the finance charge, the annual percentage rate, the total number and amount of payments and other material information on all loans. A Federal Trade Commission ruling prevents consumer lenders such as the Company from using certain household goods as collateral on direct cash loans. As a result, we seek to collateralize such loans with non-household goods such as automobiles, boats and other exempt items.

Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.  While we believe that we are currently in compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof.  Significant additional regulation, or costs of compliance could materially adversely effect our business and financial condition.

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business.  Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2012	2011	2010	2009	2008

Bank Borrowings	--%	--%	--%	4%	6%
Senior Debt	53	53	49	43	38
Subordinated Debt	8	10	14	19	22
Other Liabilities	5	4	5	4	4
Stockholders’ Equity	34	33	32	30	30
Total	100%	100%	100%	100%	100%

Number of Investors	5,445	5,406	5,418	5,406	5,508

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2012	2011	2010	2009	2008

Senior Borrowings	3.75%	4.08%	4.52%	4.93%	4.78%
Subordinated Borrowings	3.33	4.20	5.33	5.89	6.27
All Borrowings	3.69	4.11	4.74	5.24	5.33

Certain financial ratios relating to our debt have been as follows:

As of December 31
2012	2011	2010	2009	2008

Total Liabilities to
Stockholders’ Equity	1.94	2.03	2.18	2.38	2.66

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.36	1.32	1.19	1.06	.99

As of March 28, 2013, all of our common stock was closely held by five related individuals and none of our common stock was listed on any securities exchange or traded on any established public trading market.  The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during the any period represented.  Cash distributions of $57.42  and $51.97 per share were paid to shareholders in 2012 and 2011, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

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

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941.  Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time.  Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans.  All our loans are at fixed rates, and contain fixed terms and fixed payments.  We operate branch offices in six southeastern states and had a total of 266 branch locations at December 31, 2012.  The Company and its operations are guided by a strategic plan which includes planned growth through expansion of our branch office network.  The Company expanded its operations with the opening of eight new branch offices during the year just ended.  The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

Total assets of the Company grew $53.4 million (11%) to $518.3 million at December 31, 2012 compared to $464.9 million at December 31, 2011.  The growth in assets was mainly due to increases in our cash, loan and investment portfolios.

Surplus funds generated from operations and financing activities resulted in a $11.8 million (72%) increase in the Company's cash portfolio.  Cash and cash equivalents were $28.2 million at December 31, 2012 compared to $16.4 million at December 31, 2011.  Management believes the current level of cash and cash equivalents, available borrowings under the Company's credit facility and cash expected to be generated from operations will be sufficient to meet the Company's present and foreseeable future liquidity needs.

The Company's loan portfolio (net of the allowance for loan losses) increased $25.6 million (8%) to $343.6 million at December 31, 2012 compared to $318.0 million at December 31, 2011.  Higher loan originations resulting from increased marketing efforts and the opening of fourteen new branch offices during the two year period just ended led to the growth in the loan portfolio.  Loan originations were $638.4 million during 2012 compared to $584.4 million during the prior year.  Included in our net loan portfolio is our allowance for loan losses which reflects Management's estimate of the level of allowance adequate to cover probable losses inherent in the loan portfolio as of the date of the statement of financial position.  To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.  Management increased the allowance for loan losses at December 31, 2012 compared to December 31, 2011 mainly due to the higher level of loans outstanding.  Management believes the allowance for loan losses is adequate to cover probable losses; however, changes in trends or deterioration in economic conditions could result in a change in the allowance or an increase in acutal losses.  Any increase could have a material adverse impact on our results of operation or financial condition in the future.

The Company's investment portfolio increased $16.6 million (15%) at December 31, 2012 compared to December 31, 2011.  The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  The Company’s investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 73% of these investment securities have been designated as “available for sale” at December 31, 2012 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries.  The remainder of the investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaires in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers.  At December 31, 2012, restricted cash declined $.9 million (16%) compared to December 31, 2011.

Overall liabilites of the Company increased $30.5 million (10%) to $341.8 million at December 31, 2012 compared to $311.3 million at December 31, 2011.  Total liabilities is mainly comprised of the outstanding debt securities held by investors.  The aggregate amount of senior and subordinated debt securities outstanding increased to $318.8 million at December 31, 2012 compared to $290.7 million at the end of the prior year.  Also contributing to the increase in overall liabilities was an increase in accounts payable and accrued expenses which increased $2.3 million (11%) during the comparable periods.  The higher accounts payable and accrued expenses was primarily attributed to an increase in accrued salary expense and an increase in the accrual for the Company's incentive award program.

Results of Operations:

Total revenues were $172.7 million during 2012 compared to $157.9 million and $145.5 million during 2011 and 2010, respectively.  Net income for each of  the three years ended December 31, 2012 was $32.7 million, $29.1 million and $20.7 million, respectively.  The 2012 and 2011 increase in revenues and net income was mainly due to higher finance charge earnings and insurance earnings.  Lower borrowing costs also contributed to the increase in net income.  A decline in the provision for loan losses during 2011 was another factor contributing to the higher net income during 2011 compared to 2010.

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

Our net interest income increased to $111.4 million during 2012 compared to $100.1 million during 2011 and $90.7 million during 2010.  Higher levels of average net receivables outstanding during 2012 and 2011 resulted in increases in interest income.  Interest income grew $11.1 million (10%) during 2012 compared to 2011, and $8.6 million (8%) during 2011 compared to 2010.

Historical low interest rates have also had a favorable impact on our net interest income.  Although average borrowings were $307.0 million during 2012 compared to $284.8 during 2011 and $257.8 during 2010, interest expense declined.  During 2012, our weighted average borrowing rates declined to 3.71% compared to 4.09% during the prior year.  As a result of the lower rates, interest expense decreased $.2 million during 2012 compared to 2011 and $.8 million during 2011 compared to 2010.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers.  Growth in our loan portfolio typically leads to increases in insurance in-force as many loan customers elect to purchase the credit insurance coverage offered by the Company.  Net insurance income (less claims and expenses) increased $3.2 million and $2.4 million during 2012 and 2011, respectively.

Other Revenue:

Other revenue increased $.4 million (5%) and $.9 million (16%) during the 2012 and 2011, respectively.  The primary revenue category included in other revenue relates to commissions earned by the Company on sales of the auto club memberships.  The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan.  Sales of auto club memberships increased in both 2012 and 2011.

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

Our provision for loan losses increased $3.5 million (18%) during 2012 compared to 2011.  Although net charge offs were only slightly higher during the comparable periods, Management increased the allowance for loan losses $.7 million as of December 31, 2012, compared to the prior year end, due to the higher level of outstanding net receivables.  During 2011, Management reduced the allowance for loan losses $2.7 million due to lower net charge offs compared to 2010 and based on favorable trends in the various relevant factors described previously in this report.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses increased $7.0 million (8%) during 2012 compared to 2011, and $5.9 million (7%) during 2011 compared to 2010.  Operating expenses include personnel expense, occupancy expense and miscellaneous other expenses.

Personnel expense increased $4.1 million (7%) and $3.8 million (7%) during the periods ended December 31, 2012 and 2011, respectively.  The increases were due to salary increases, higher Company contributions to its 401(k) plan, higher payroll taxes and higher claims expense associated with the Company’s self insured employee medical program.  The successful operating results during 2012 and 2011 resulted in higher levels of accrued incentive awards each year, which also contributed to the increase in personnel expense during the periods.

Occupancy expense increased $.3 million (3%) during 2012 compared to 2011 and $.7 million (7%) during 2011 compared to 2010.  Costs associated with new office openings, higher depreciation expense on equipment due to new equipment purchased during 2011, higher telephone expense and higher rent expense were the primary factors causing the increase in 2012.  During 2011, increases in maintenance expenses and utilities also contributed to the increase in occupancy expense.

Other operating expenses increased $2.6 million (13%) and $1.3 million (7%) during 2012 and 2011, respectively.  During 2012, increases in advertising expense, charitable contributions, loss on sale of assets, insurance expenses, computer expense, legal and audit expense, postage and taxes and licenses were the primary categories causing the increase in other operating expenses.  During 2011, increases in advertising, charitable contributions, computer expense, legal and audit expenses, postage, expenses associated with collateral held, management meeting expenses, securities sales expense,  stationary and supplies, training expenses and travel expenses were the primary categories resulting in higher other operating expenses.

Income Taxes:

The Company has elected to be treated as an S Corporation for income tax reporting purposes.  Taxable income or loss of an S Corporation is treated as income of, and is reportable in the individual tax returns of, the shareholders of the Company.  However, income taxes continue to be reported for the Company’s insurance subsidiaries, as they are not allowed to be treated as S Corporations, and for the Company’s state income tax purposes in Louisiana, which does not recognize S Corporation status.  Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company’s subsidiaries.  The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes.

Effective income tax rates for the years ended December 31, 2012, 2011 and 2010 were 10.7%, 9.6% and 11.7%, respectively.  During each of the three years ended December 31, 2012, the S Corporation earned a profit, which was reported as taxable income of the shareholders.  Since this tax liability is passed on to the shareholders the profit of the S Corporation had the effect of lowering the overall consolidated effective tax rates for those years.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates of interest can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as  Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2012.  Rates associated with the marketable debt securities represent weighted averages based on the yield to maturity of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  As part of its risk management strategy, the Company does not invest a material amount of its assets in equity securities.  The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2018 &		Fair
	2013	2014	2015	2016	2017	Beyond	Total	Value
Assets:	(in millions)
Marketable Debt Securities	$ 13	$ 11	$ 10	$ 10	$ 9	$ 71	$124	$125
Average Interest Rate	3.4%	2.6%	3.2%	3.3%	3.1%	2.86%	2.96%
Liabilities:
Senior Debt:
Senior Demand Notes	$50	—	—	—	—	—	$ 50	$ 50
Average Interest Rate	2.0%	—	—	—	—	—	2.0%
Commercial Paper	$226	—	—	—	—	—	$226	$226
Average Interest Rate	3.7%	—	—	—	—	—	3.7%
Subordinated Debentures	$ 8	$ 10	$ 12	$ 13	—	—	$ 43	$ 43
Average Interest Rate	3.6%	3.2%	3.1%	3.0%	—	—	3.3%

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

As of December 31, 2012 and December 31, 2011, the Company had $28.2 million and $16.4 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2012 and 2011, respectively, 83% and 92% of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries.  Georgia state insurance regulations limit the use an insurance company can make of its assets.  Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2012, without prior approval of the Georgia Insurance Commissioner, was approximately $9.3 million.  In April 2012, the Company filed a request with the Georgia Insurance Department for the insurance subsidiaries to be eligible to pay up to $45.0 million in additional extraordinary dividends during 2012.  Management requested the approval to ensure the availability of additional liquidity for the Company due to the continuing uncertainties in the economy.  In July 2012, the request was approved.  The Company elected not to pay any dividends from the insurance subsidiaries during 2012.

At December 31, 2012, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $51.2 million and $51.4 million, respectively.  The maximum aggregate amount of ordinary dividends these subsidiaries can pay to the Company in 2013 without prior approval of the Georgia Insurance Commissioner is approximately $10.3 million.  The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to its receivables and securities sales, the Company has an external source of funds available under a credit facility with Wells Fargo Preferred Capital, Inc.  This credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  There were no borrowings outstanding against the credit line at December 31, 2012 or 2011.  Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

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

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions.  The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2012, the Company was in compliance with all covenants.  The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.  The agreement is scheduled to expire on September 11, 2014 and any amounts then outstanding will be due and payable on such date.

We are not aware of any additional restrictions placed on us, or being considered to be placed on us, related to our ability to access capital, such as borrowings under our credit agreement prior to its maturity.

Any decrease in the Company’s allowance for loan losses would not directly affect the Company’s liquidity, as any adjustment to the allowance has no impact on cash; however, an increase in the actual loss rate may have a material adverse effect on the Company’s liquidity.  The inability to collect loans could eventually impact the Company’s liquidity in the future.

The Company was subject to the following contractual obligations and commitments at December 31, 2012:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Bank Commitment Fee **	$ 1.1	$ .6	$ .5	$ -	$ -
Senior Demand Notes *	51.0	51.0	-	-	-
Commercial Paper *	228.3	228.3	-	-	-
Subordinated Debt *	48.5	9.9	10.9	27.7	-
Human resource insurance and support contracts **	.7	.6	.1	-	-
Operating leases (offices)	14.3	5.0	3.7	5.6	-
Communication lines contract **	3.3	2.3	1.0	-	-
Software service contract **	19.7	2.9	2.9	8.6	5.3
Total	$366.9	$300.6	$19.1	$41.9	$ 5.3

* Includes estimated interest at current rates.
** Based on current usage.

Critical Accounting Policies:

The accounting and reporting policies of 1st Franklin and its subsidiaries are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the financial services industry.  The more critical accounting and reporting policies include the allowance for loan losses, revenue recognition and insurance claims reserves.

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

New Accounting Pronouncements:

See Note 1, “Recent Accounting Pronouncements,” in the accompanying “Notes to
Consolidated Financial Statements” for a discussion of new accounting standards and the expected impact of accounting standards recently issued but not yet required to be adopted.  For pronouncements already adopted, any material impacts on the Company’s consolidated financial statements are discussed in the applicable section(s) of this Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes to the Company’s Consolidated Financial Statements included elsewhere in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 28, 2013

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2012 AND 2011

ASSETS

2012	2011

	CASH AND CASH EQUIVALENTS (Note 5):
	Cash and Due From Banks	$ 2,146,211	$ 9,130,030
	Short-term Investments	26,039,824	7,221,111
		28,186,035	16,351,141

	RESTRICTED CASH (Note 1)	4,676,830	5,568,529

	LOANS (Note 2):
	Direct Cash Loans	408,691,403	376,568,048
	Real Estate Loans	20,658,498	22,123,077
	Sales Finance Contracts	20,982,941	19,764,821
		450,332,842	418,455,946

Less:	Unearned Finance Charges	53,036,201	49,206,783
	Unearned Insurance Premiums	31,713,036	29,929,658
	Allowance for Loan Losses	22,010,085	21,360,085
		343,573,520	317,959,420

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair value	91,053,693	70,882,334
	Held to Maturity, at amortized cost	33,237,199	36,780,206
		124,290,892	107,662,540

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $19,284,831 and $17,608,651 in 2012 and 2011, respectively	9,127,335	9,342,174
	Deferred Acquisition Costs	1,821,451	1,718,297
	Due from Non-affiliated Insurance Company	2,368,458	2,246,092
	Other Miscellaneous	4,244,184	4,036,392
		17,561,428	17,342,955

	TOTAL ASSETS	$ 518,288,705	$ 464,884,585

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2012 AND 2011

LIABILITIES AND STOCKHOLDERS' EQUITY

2012	2011

SENIOR DEBT (Note 6):
Note Payable to Banks	$ --	$ --
Senior Demand Notes, including accrued interest	50,032,844	46,606,960
Commercial Paper	225,860,888	197,194,186
	275,893,732	243,801,146

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	22,943,164	20,628,730

SUBORDINATED DEBT (Note 7)	42,917,976	46,870,076

Total Liabilities	341,754,872	311,299,952

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2012 and 2011	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2012 and 2011	--	--
Accumulated Other Comprehensive Income	2,098,618	2,136,739
Retained Earnings	174,265,215	151,277,894
Total Stockholders' Equity	176,533,833	153,584,633

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 518,288,705	$ 464,884,585

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
INTEREST INCOME: Finance Charges Net Investment Income	$ 119,441,946 3,362,502 122,804,448	$ 108,858,812 2,871,386 111,730,198	$ 100,475,533 2,674,611 103,150,144
INTEREST EXPENSE: Senior Debt Subordinated Debt	9,861,176 1,533,203 11,394,379	9,323,864 2,316,933 11,640,797	8,583,664 3,855,020 12,438,684

NET INTEREST INCOME	111,410,069	100,089,401	90,711,460

PROVISION FOR LOAN LOSSES (Note 2)	22,484,582	19,008,749	20,907,373

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	88,925,487	81,080,652	69,804,087

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	42,845,762 (9,136,876) 33,708,886	39,439,993 (8,940,319) 30,499,674	36,521,076 (8,466,903) 28,054,173

OTHER REVENUE	7,084,305	6,723,655	5,789,444

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	59,483,888 11,774,926 21,797,351 93,056,165	55,399,302 11,455,842 19,219,788 86,074,932	51,566,673 10,752,842 17,905,308 80,224,823

INCOME BEFORE INCOME TAXES	36,662,513	32,229,049	23,422,881

PROVISION FOR INCOME TAXES (Note 11)	3,913,798	3,105,931	2,739,444

NET INCOME	$ 32,748,715	$ 29,123,118	$ 20,683,437

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$192.64	$171.31	$121.67

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
Net Income	$ 32,748,715	$ 29,123,118	$ 20,683,437

Other Comprehensive Income:
Net changes related to available-for-sale Securities:
Unrealized gains (losses)	71,902	858,584	(198,153)
Income tax (provision) benefit	(100,859)	(259,074)	56,694
Net unrealized (losses) gains	(28,957)	599,510	(141,459)

Less reclassification of gains to net income	9,164	13,044	5,113

Total Other Comprehensive (Loss) Income	(38,121)	586,466	(146,572)

Total Comprehensive Income	$ 32,710,594	$ 29,709,584	$ 20,536,865

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2009	170,000	$170,000	$115,248,067	$1,696,845	$117,114,912

Comprehensive Income:
Net Income for 2010	—	—	20,683,437	—
Other Comprehensive Loss	—	—	—	(146,572)
Total Comprehensive Income	—	—	—	—	20,536,865
Cash Distributions Paid	—		(4,941,325)	—	(4,941,325)

Balance at December 31, 2010	170,000	170,000	130,990,179	1,550,273	132,710,452

Comprehensive Income:
Net Income for 2011	—	—	29,123,118	—
Other Comprehensive Income	—	—	—	586,466
Total Comprehensive Income	—	—	—	—	29,709,584
Cash Distributions Paid	—		(8,835,403)	—	(8,835,403)

Balance at December 31, 2011	170,000	170,000	151,277,894	2,136,739	153,584,633

Comprehensive Income:
Net Income for 2012	—	—	32,748,715	—
Other Comprehensive Loss	—	—	—	(38,121)
Total Comprehensive Income	—	—	—	—	32,710,594
Cash Distributions Paid	—	—	(9,761,394)	—	(9,761,394)

Balance at December 31, 2012	170,000	$170,000	$174,265,215	$2,098,618	$176,533,833

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

2012	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 32,748,715	$ 29,123,118	$ 20,683,437
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	22,484,582	19,008,749	20,907,373
Depreciation and amortization	2,716,463	2,586,017	2,465,829
Provision for deferred taxes	252,359	24,348	272,131
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	1,126,903	564,126	379,558
Increase in miscellaneous assets and other	(433,312)	(280,623)	(1,008,646)
Increase (decrease) in other liabilities	1,961,216	(736,171)	3,288,604
Net Cash Provided	60,856,926	50,289,564	46,988,286

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(300,909,120)	(268,764,514)	(241,803,898)
Loan payments	252,810,438	226,770,538	205,015,783
Decrease (increase) in restricted cash	891,699	(1,789,795)	(711,039)
Purchases of securities, available for sale	(28,596,333)	(17,503,960)	(9,969,266)
Purchases of securities, held to maturity	-	(28,785,585)	(4,659,094)
Sales of securities, available for sale	265,977	2,267,712	--
Sales of securities, held to maturity	-	817,615	--
Redemptions of securities, available for sale	7,528,250	11,100,000	6,189,950
Redemptions of securities, held to maturity	3,060,000	2,695,000	3,065,000
Capital expenditures	(2,516,138)	(5,565,398)	(1,430,092)
Proceeds from sale of equipment	64,103	554,630	130,350
Net Cash Used	(67,401,124)	(78,203,757)	(44,172,306)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Senior Demand Notes	3,425,884	6,214,556	(816,695)
Advances on credit line	532,392	4,308,977	11,240,082
Payments on credit line	(532,392)	(5,208,977)	(26,544,391)
Commercial paper issued	55,411,872	51,932,342	53,169,908
Commercial paper redeemed	(26,745,170)	(21,938,031)	(15,405,476)
Subordinated debt issued	8,740,067	10,518,270	12,182,268
Subordinated debt redeemed	(12,692,167)	(23,427,814)	(27,286,627)
Dividends / Distributions paid	(9,761,394)	(8,835,403)	(4,941,325)
Net Cash Provided	18,379,092	13,563,920	1,597,744

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	11,834,894	(14,350,273)	4,413,724

CASH AND CASH EQUIVALENTS, beginning	16,351,141	30,701,414	26,287,690
CASH AND CASH EQUIVALENTS, ending	$ 28,186,035	$ 16,351,141	$ 30,701,414

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest	$ 11,333,494	$ 11,710,584	$ 12,519,354
Income Taxes	3,617,900	3,082,000	2,488,000
Non-cash Exchange of Investment Securities	811,200	-	-

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 266 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

Basis of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  Inter-company accounts and transactions have been eliminated.

Fair Values of Financial Instruments:

The following methods and assumptions are used by the Company in estimating fair values for financial instruments:

Cash and Cash Equivalents.  Cash includes cash on hand and with banks.  Cash equivalents are short-term highly liquid investments with original maturities of three months or less.  The carrying value of cash and cash equivalents approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization.  Cash and cash equivalents are classified as a Level 1 financial asset.

Loans.  The fair value of the Company's direct cash loans and sales finance contracts approximate the carrying value since the estimated life, assuming prepayments, is short-term in nature.  The fair value of the Company's real estate loans approximate the carrying value since the interest rate charged by the Company approximates market rates.  Loans are classified as a Level 3 financial asset.

Marketable Debt Securities.  The fair value of marketable debt securities is based on quoted market prices.  If a quoted market price is not available, fair value is estimated using market prices for similar securities.  Held-to-maturity marketable debt securities are classified as Level 2 financial assets.  See additional information below regarding fair value under ASC NO. 820.  See table below for fair value  measurement of available-for-sale marketable debt securities.  See Note 3 for the fair value of marketable debt securities and Note 4 for information related to how these securities are valued.

Senior Debt.  The carrying value of the Company's senior debt securities approximate fair value due to the relatively short period of time between the origination of the instruments and their expected payment.  Senior debt securities are classified as a Level 2 liability.

Subordinated Debt.  The carrying value of the Company's subordinated debt approximates fair value due to the re-pricing frequency of the securities.  Subordinated debt securities are classified as a Level 2 financial liability.

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

Income Recognition:

Accounting principles generally accepted in the United States of America require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges.  An interest yield method is used by the Company on each individual account with precomputed charges to calculate income for those on-going accounts, however, state regulations often allow interest refunds to be made according to the “Rule of 78's” method for payoffs and renewals.  Since the majority of the Company's accounts with precomputed charges are repaid or renewed prior to maturity, the result is that most of the accounts with precomputed charges effectively yield on a Rule of 78's basis.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported (IBNR) claims.  Reserves for claims totaled $1,340,003 and $1,324,591 at December 31, 2012 and 2011, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

Policy acquisition costs of the insurance subsidiaries are deferred and amortized to expense over the life of the policies on the same methods used to recognize premium income.

The primary revenue category included in other revenue relates to commissions earned by the Company on sales of auto club memberships. Commissions received from the sale of auto club memberships are earned at the time the membership is sold.  The Company sells the memberships as an agent for a third party.  The Company has no further obligations after the date of sale as all claims for benefits are paid and administered by the third party.

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for each of the three years ended December 31, 2012 was $2,716,463, $2,586,017 and $2,465,829, respectively.

Restricted Cash:

At December 31, 2012 and 2011, the Company had cash of $4,676,830 and $5,568,529, respectively, held in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  During 2012 and 2011, restricted cash also included escrow deposits held by the Company on behalf of certain mortgage real estate customers.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there has been no impairment of carrying value of the long-lived assets, including property and equipment at December 31, 2012 and 2011.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 740-10.  FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2012, the Company had no uncertain tax positions.

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

Marketable Debt Securities:

Management has designated a significant portion of the Company’s marketable debt securities held in the Company's investment portfolio at December 31, 2012 and 2011 as being available-for-sale.  This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income, which is a separate component of stockholders' equity.  Gains and losses on sales of securities available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

Recent Accounting Pronouncements:

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-8, “Intangibles – Goodwill and Other,” regarding the testing of goodwill for impairment.  The guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized if applicable.  Based on the qualitative assessment, if a company determines that the fair value of a reporting unit is more than the carrying amount, the two-step goodwill impairment test is not required.  The Company adopted this new guidance effective January 1, 2012.  The adoption of the guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income”.  ASU 211-05 requires entities to present comprehensive income in one continuous statement or in two separate but consecutive statements presenting the components of net income and its total, the components of other comprehensive income and its total, and total comprehensive income.  The ASU was effective for interim and annual periods beginning after December 31, 2011.  The Company adopted this new guidance effective January 1, 2012 and there was no material impact on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurements, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”).  The guidance was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and IFRS.  The guidance changed certain fair value measurement principles and expanded disclosure requirements, particularly for assets valued using Level 3 fair value measurements.  The ASU was effective for interim and annual periods beginning after December 31, 2011.  The Company adopted this guidance effective January 1, 2012 and there was no material impact on the Company's consolidated financial statements.

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

The guidance was effective beginning with disclosures for the Company’s quarter ended September 30, 2011 and was applied retrospectively to restructurings occurring on or after January 1, 2011.  The adoption of the required disclosures did not have a material impact on the Company’s consolidated financial statements.  See Note 2 for disclosure of TDRs.

In February 2013, the FASB issued ASU 2013-02, "Reporting Out of Accumulated Other Comprehensive Income".  The guidance adds new disclosure requirements for items reclassified out of accumulated other comprehensive income.  This update requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification.  If a component is not required to be reclassified to net income in its entirety, companies would instead cross reference to the related footnote for additional information.  This update is effective for the Company beginning in the first quarter of 2013 and its adoption is not expected to have a material impact on the consolidated financial statements.

2.

LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2012 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2013	67.85%	19.05%	64.01%
2014	26.67	17.13	26.95
2015	4.61	14.75	7.35
2016	.64	11.84	1.40
2017	.11	9.36	.17

2018 & beyond	.12	27.87	.12
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2012 and 2011, cash collections applied to the principal of loans totaled $252,810,438 and $226,770,538, respectively, and the ratios of these cash collections to average net receivables were 67.75% and 65.67%, respectively.

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

Management does not disaggregate the Company’s loan portfolio by loan category when evaluating loan performance.  The total portfolio is evaluated for credit losses based on contractual delinquency, and other economic conditions. The Company classifies delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.  When a loan becomes five installments past due, it is charged off unless Management directs that it be retained as an active loan. In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and/or other indicators of collectability.  In connection with any bankruptcy court-initiated repayment plan and as allowed by state regulatory authorities, the Company effectively resets the delinquency rating of each account to coincide with a court initiated repayment plan.  In addition, no installment is counted as being past due if at least 80% of the contractual payment has been paid.  The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.

When a loan becomes 60 days or more past due based on its original terms, it is placed in nonaccrual status.  At this time, the accrual of any additional finance charges is discontinued.  Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status.  Nonaccrual loans return to accrual status when the loan becomes less than 60 days past due.  There were no loans past due 60 days or more and still accruing interest at December 31, 2012.  The Company’s principal balances on non-accrual loans by loan class at December 31, 2012 and 2011 are as follows:

Loan Class	December 31, 2012	December 31, 2011

Consumer Loans	$ 31,936,076	$ 28,122,772
Real Estate Loans	1,113,624	1,086,580
Sales Finance Contracts	862,952	981,321
Total	$ 33,912,652	$ 30,190,673

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2012 and 2011 is as follows:

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 11,265,415	$ 5,928,748	$ 12,984,546	$ 30,178,709
Real Estate Loans	479,103	201,442	603,585	1,284,130
Sales Finance Contracts	455,619	208,323	389,533	1,053,475
Total	$ 12,200,137	$ 6,338,513	$ 13,977,664	$ 32,516,314
December 31, 2011

Consumer Loans	$ 9,981,262	$ 5,711,530	$ 11,911,170	$ 27,603,962
Real Estate Loans	455,781	114,885	655,667	1,226,333
Sales Finance Contracts	370,283	204,383	492,427	1,067,093
Total	$ 10,807,326	$ 6,030,798	$ 13,059,264	$ 29,897,388

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator.  The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2012 and December 31, 2011 was 2.64% and 2.78%, respectively.

Nearly our entire loan portfolio consists of small homgeneious consumer loans (of the product types set forth in the table below).

December 31, 2012	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 405,102,125	90.8%	$ 21,240,441	97.3%
Real Estate Loans	20,340,475	4.5	63,148.3
Sales Finance Contracts	20,915,700	4.7	530,993	2.4
Total	$ 446,358,300	100.0%	$ 21,834,582	100.0%

December 31, 2011

Consumer Loans	$ 373,198,985	89.9%	$ 21,013,407	96.6%
Real Estate Loans	21,782,247	5.3	75,400.4
Sales Finance Contracts	19,739,191	4.8	669,942	3.0
Total	$ 414,720,423	100.0%	$ 21,758,749	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 96% and 95% of the Company’s loan portfolio at December 31, 2012 and 2011, respectively.  As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses.  Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance.  Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis.  Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level.  We have not acquired any impaired loans with deteriorating quality during any period reported.  The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2012	2011	2010
Allowance For Credit Losses:
Beginning Balance	$ 21,360,085	$ 24,110,085	$ 26,610,085

Provision for Loan Losses	22,484,582	19,008,749	20,907,373
Charge-Offs	(30,811,295)	(29,848,682)	(30,586,363)
Recoveries	8,976,713	8,089,933	7,178,990
Ending Balance	$ 22,010,085	$ 21,360,085	$ 24,110,085

	2012	2011	2010
Finance receivables:
Ending Balance	$446,358,300	$414,720,423	$388,989,224
Ending Balance; collectively evaluated for impairment	$ 446,358,300	$ 414,720,423	$ 388,989,224

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties.   Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer.  The following table presents a summary of loans that were restructured during the year ended December 31, 2012.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	3,584	$ 11,280,800	$ 10,256,084
Real Estate Loans	59	455,019	412,226
Sales Finance Contracts	202	484,991	440,703
Total	3,845	$ 12,220,810	$ 11,109,013

TDRs that subsequently defaulted during the year ended December 31, 2012 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	583	$ 1,171,053
Real Estate Loans	3	10,851
Sales Finance Contracts	28	20,617
Total	614	$ 1,202,521

The following table presents a summary of loans that were restructured during the year ended December 31, 2011.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	3,844	$ 10,009,008	$ 9,007,130
Real Estate Loans	62	411,542	401,625
Sales Finance Contracts	247	445,611	411,778
Total	4,153	$ 10,866,161	$ 9,820,533

TDRs that subsequently defaulted during the year ended December 31, 2011 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	643	$ 1,286,829
Real Estate Loans	4	17,534
Sales Finance Contracts	46	66,878
Total	693	$ 1,371,241

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3.

MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012
Obligations of states and
political subdivisions	$ 88,092,434	$ 2,808,800	$ (145,814)	$ 90,755,420
Corporate securities	130,316	167,957	--	298,273
	$ 88,222,750	$ 2,976,757	$ (145,814)	$ 91,053,693

December 31, 2011
Obligations of states and
political subdivisions	$ 67,983,813	$ 2,679,157	$ (13,724)	$ 70,649,246
Corporate securities	130,316	102,772	--	233,088
	$ 68,114,129	$ 2,781,929	$ (13,724)	$ 70,882,334

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012
Obligations of states and
political subdivisions	$ 33,237,199	$ 1,212,823	$ (43,744)	$ 34,406,278
December 31, 2011
Obligations of states and
political subdivisions	$ 36,780,206	$ 1,312,337	$ (2,823)	$ 38,089,720

  The amortized cost and estimated fair values of marketable debt securities at December 31, 2012, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 10,888,967	$ 11,200,698	$ 1,494,184	$ 1,504,148
Due after one year through five years	31,229,374	32,796,280	7,512,742	7,790,076
Due after five years through ten years	18,191,187	18,759,628	23,840,203	24,686,954
Due after ten years	27,913,222	28,297,087	390,070	425,100
	$ 88,222,750	$ 91,053,693	$ 33,237,199	$ 34,406,278

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2012:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 9,789,632	$ 145,814	$ -	$ -	$ 9,789,632	$ 145,814
Total	9,789,632	145,814	-	-	9,789,632	145,814

Held to Maturity:
Obligations of states and political subdivisions	3,321,640	43,744	-	-	3,321,640	43,744
Total	3,321,640	43,744	-	-	3,321,640	43,744

Overall Total	$ 13,111,272	$ 189,558	$ -	$ -	$ 13,111,272	$ 189,558

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

The previous two tables represent 19 investments and 8  investments held by the Company at December 31, 2012 and 2011, respectively, the majority of which were rated “A+” or higher.  The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years. The total impairment was less than approximately 1.45% and 0.34% of the fair value of the affected investments at December 31, 2012 and 2011, respectively.  Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company does not consider the impairment of these investments to be other-than-temporary at December 31, 2012 and 2011.

Proceeds from sales of securities during 2012 were $265,977.  Gross gains of $1,296 were realized on these sales.  Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2012 were $11,399,450.  Gross gains of $7,869 were realized from these redemptions.

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

Assets measured at fair value as of December 31, 2012 and 2011 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2012	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 298,273	$ 298,273	$ --	$ --
Obligations of states and political subdivisions	90,755,420	--	90,755,420	--
Available-for-sale investment securities	$ 91,053,693	$ 298,273	$ 90,755,420	$ --

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2011	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 233,088	$ 233,088	$ --	$ --
Obligations of states and political subdivisions	70,649,246	--	70,649,246	--
Available-for-sale investment securities	$70,882,334	$ 233,088	$ 70,649,246	$ --

5.

INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2012 and 2011, respectively, 83% and 92% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner.  At December 31, 2012, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $51.2 million and $51.4 million, respectively.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2012, without prior approval of the Georgia Insurance Commissioner, was approximately $9.3 million.  In April 2012, the Company filed a request with the Georgia Insurance Department for the insurance subsidiaries to be eligible to pay up to $45.0 million in additional extraordinary dividends during 2012.  Management requested the approval to ensure the availability of additional liquidity for the Company due to the continuing uncertainties in the economy.  In July 2012, the request was approved.  The Company elected not to pay any dividends from the insurance subsidiaries during the three year period ended December 31, 2012.

6.

SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc.  As amended to date, the credit agreement provides for borrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the credit agreement were $100.0 million at December 31, 2012 and 2011, at an interest rate of 3.75%.

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

The Credit Agreement has a commitment termination date of September 11, 2014.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the Credit Agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the Credit Agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.  At December 31, 2012, the Company was in compliance with all covenants.

At December 31, 2012 and 2011, the Company had no borrowings under the credit agreement.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at end	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2012:
Bank	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.97	50,033	46,261	2.01
Commercial Paper	3.74	225,861	214,214	3.91
All Categories	3.42	321,246	260,476	3.79

2011:
Bank	3.75%	$ 2,925	$ 60	3.75%
Senior Demand Notes	2.12	47,607	43,089	2.10
Commercial Paper	3.95	197,194	185,120	4.25
All Categories	3.60	244,439	228,269	4.08

2010:
Bank	3.75%	$ 16,912	$ 1,472	3.75%
Senior Demand Notes	2.11	42,031	41,502	2.16
Commercial Paper	4.45	167,200	145,820	4.86
All Categories	3.99	208,492	188,794	4.27

7.

SUBORDINATED DEBT

The payment of the principal and interest on the Company’s subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.

Subordinated debt consists of Variable Rate Subordinated Debentures issued from time to time by the Company, and which mature four years after their date of issue.  The maturity date is automatically extended for an additional four year term unless the holder or the Company redeems the debenture on its original maturity date or within any applicable grace period thereafter.  The debentures are offered and sold in various minimum purchase amounts with varying interest rates as established from time to time by the Company and interest adjustment periods for each respective minimum purchase amount.  Interest rates on the debentures automatically adjust at the end of each adjustment period.  The debentures may also be redeemed by the holder at the applicable interest adjustment date or within any applicable grace period thereafter without penalty.  Redemptions at any other time are at the discretion of the Company and are subject to a penalty. The Company may redeem the debentures for a price equal to 100% of the principal plus accrued but unpaid interest upon 30 days’ notice to the holder.

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at			Weighted Average Interest Rate
End of Year			During Year

2012	2011	2010	2012	2011	2010

3.32%	3.54%	4.68%	3.30%	4.10%	5.20%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2012 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2013	$ 8,567,940	$ 29,724,487
2014	9,687,118	8,685,172
2015	11,660,446	3,107,054
2016	13,002,472	1,401,263
	$ 42,917,976	$ 42,917,976

8.

COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  Total operating lease expense was $5,218,119, $5,010,851 and $4,766,642 for the years ended December 31, 2012, 2011 and 2010, respectively.  The Company’s minimum aggregate lease commitments at December 31, 2012 are shown in the table below.

Year	Operating Leases

2013	$ 4,943,384
2014	3,725,107
2015	3,013,849
2016	1,784,965
2017	804,150
2018 and beyond	22,649
Total	$ 14,294,104

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

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2012, 2011 and 2010, the Company contributed $1,473,961, $1,371,469 and $1,255,394, respectively, in matching funds for employee 401(k) deferred accounts.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as said amount may be adjusted from time to time in accordance with the Code.

10.

RELATED PARTY TRANSACTIONS

The Company leases a portion of its properties (see Note 8) for an aggregate of $156,600 per year from certain officers or stockholders.

The Company has an outstanding loan to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 10.59% of the Company’s voting stock.  The balance on this commercial loan (including principal and accrued interest) was $1,352,952 at December 31, 2012.  This was the maximum loan amount outstanding during the year.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $2,679 for interest accrued during 2012 was applied to the loan on December 31, 2012.  No principal payments on this loan were made in 2012.  The balance on this loan at December 31, 2012 was $299,062.  This was the maximum loan amount outstanding during the year.

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

The provision for income taxes for the years ended December 31, 2012, 2011 and 2010 is made up of the following components:

	2012	2011	2010

Current – Federal	$ 3,653,739	$ 3,077,083	$ 2,457,099
Current – State	7,700	4,500	10,214
Total Current	3,661,439	3,081,583	2,467,313

Deferred – Federal	252,359	24,348	272,131

Total Provision	$ 3,913,798	$ 3,105,931	$ 2,739,444

Temporary differences create deferred federal tax assets and liabilities, which are detailed below for December 31, 2012 and 2011.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2012	2011
Insurance Commissions	$ (5,376,504)	$ (4,996,555)
Unearned Premium Reserves	2,001,212	1,867,608
Unrealized Gain on
Marketable Debt Securities	(732,325)	(631,466)
Other	(89,741)	(113,557)
	$ (4,197,358)	$ (3,873.970)

The Company's effective tax rate for the years ended December 31, 2012, 2011 and 2010 is analyzed as follows.  Rates were lower than statutory federal income tax rates mainly due to taxable income at the S corporation level being passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

	2012	2011	2010
Statutory Federal income tax rate	34.0%	34.0%	34.0%
Net tax effect of IRS regulations
on life insurance subsidiary	-	(1.5)	(2.3)
Tax effect of S corporation status	(20.7)	(20.5)	(17.0)
Tax exempt income	(2.6)	(2.4)	(3.0)
Effective Tax Rate	10.7%	9.6%	11.7%

12.

SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280.  FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

On and prior to December 31, 2010, the Company had six reportable segments: Division I through Division V and Division VII.  Each segment was comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location.  Division I was comprised of offices located in South Carolina.  Division II was comprised of offices in North Georgia, Division III encompassed Central and South Georgia offices, and Division VII was comprised of offices in West Georgia.  Division IV represents our Alabama and Tennessee offices, and our offices in Louisiana and Mississippi encompass Division V.  Division VI is reserved for future use.  Effective January 1, 2011, Management realigned offices in Division VII between Division II and Division III.  Division VII is no longer a reportable segment.  Segment reporting for 2010 has been reclassified to conform to the new alignment, with no changes to consolidated results.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2012 followed by a reconciliation to consolidated Company data.

Year 2012	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 17.8	$ 26.7	$ 26.4	$ 26.6	$ 21.9	$ 119.4
Insurance Income	3.2	10.9	10.2	2.8	5.4	32.5
Other	.1	2.0	1.9	3.8	1.8	9.6
	21.1	39.6	38.5	33.2	29.1	161.5
Expenses:
Interest Cost	1.4	2.8	2.8	2.6	1.8	11.4
Provision for Loan Losses	3.0	4.8	5.2	4.9	3.9	21.8
Depreciation	.4	.5	.5	.5	.4	2.3
Other	9.1	12.3	13.0	11.6	11.7	57.7
	13.9	20.4	21.5	19.6	17.8	93.2

Segment Profit	$ 7.2	$ 19.2	$ 17.0	$ 13.6	$ 11.3	$ 68.3

Segment Assets:
Net Receivables	$ 46.8	$ 92.4	$ 90.5	$ 87.9	$ 62.1	$379.7
Cash	.3	.6	.8	.6	.6	2.9
Net Fixed Assets	1.3	1.4	1.2	1.3	1.2	6.4
Other Assets	.0	.1	.0	.2	.1	.4
Total Segment Assets	$ 48.4	$ 94.5	$ 92.5	$ 90.0	$ 64.0	$389.4

RECONCILIATION:						2012
Revenues:						(In Millions)
Total revenues from reportable segments						$ 161.6
Corporate finance charges earned not allocated to segments						(.1)
Reclassification of insurance expense against insurance income						3.4
Timing difference of insurance income allocation to segments						7.7
Other revenues not allocated to segments						.1
Consolidated Revenues						$172.7

Net Income:
Total profit or loss for reportable segments						$ 68.3
Corporate earnings not allocated						11.1
Corporate expenses not allocated						(42.8)
Income taxes not allocated						(3.9)
Consolidated Net Income						$ 32.7

Assets:
Total assets for reportable segments						$389.4
Loans held at corporate level						1.9
Unearned insurance at corporate level						(16.0)
Allowance for loan losses at corporate level						(22.0)
Cash and cash equivalents held at corporate level						30.0
Investment securities at corporate level						124.3
Fixed assets at corporate level						2.6
Other assets at corporate level						8.1
Consolidated Assets						$518.3

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2011 followed by a reconciliation to consolidated Company data.

Year 2011	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 16.0	$ 25.0	$ 25.5	$ 23.0	$ 19.3	$ 108.8
Insurance Income	2.8	9.7	9.5	4.7	4.8	31.5
Other	.1	2.0	1.8	1.1	1.6	6.6
	18.9	36.7	36.8	28.8	25.7	146.9
Expenses:
Interest Cost	1.3	2.9	3.0	2.6	1.8	11.6
Provision for Loan Losses	3.3	5.1	5.9	4.1	3.4	21.8
Depreciation	.4	.5	.5	.5	.4	2.3
Other	8.5	11.9	12.5	11.1	10.6	54.6
	13.5	20.4	21.9	18.3	16.2	90.3

Segment Profit	$ 5.4	$ 16.3	$ 14.9	$ 10.5	$ 9.5	$ 56.6

Segment Assets:
Net Receivables	$ 40.4	$ 87.3	$ 88.2	$ 80.2	$ 56.2	$352.3
Cash	.4	.8	.9	.6	.7	3.4
Net Fixed Assets	1.0	1.6	1.5	1.6	1.1	6.8
Other Assets	.0	.1	.0	.1	.1	.3
Total Segment Assets	$ 41.8	$ 89.8	$ 90.6	$ 82.5	$ 58.1	$362.8

RECONCILIATION:						2011
Revenues:						(In Millions)
Total revenues from reportable segments						$ 146.9
Corporate finance charges earned not allocated to segments						.1
Reclassification of insurance expense against insurance income						2.9
Timing difference of insurance income allocation to segments						7.9
Other revenues not allocated to segments						.1
Consolidated Revenues						$157.9

Net Income:
Total profit or loss for reportable segments						$ 56.6
Corporate earnings not allocated						10.9
Corporate expenses not allocated						(35.3)
Income taxes not allocated						(3.1)
Consolidated Net Income						$ 29.1

Assets:
Total assets for reportable segments						$362.8
Loans held at corporate level						2.2
Unearned insurance at corporate level						(15.2)
Allowance for loan losses at corporate level						(21.4)
Cash and cash equivalents held at corporate level						18.5
Investment securities at corporate level						107.7
Fixed assets at corporate level						2.6
Other assets at corporate level						7.7
Consolidated Assets						$464.9

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2010 followed by a reconciliation to consolidated Company data.

Year 2010	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 14.8	$ 23.1	$ 24.5	$ 20.9	$ 17.1	$100.4
Insurance Income	2.7	8.6	9.2	4.4	4.3	29.2
Other	.1	1.7	1.6	.9	1.3	5.6
	17.6	33.4	35.3	26.2	22.7	135.2
Expenses:
Interest Cost	1.4	3.2	3.3	2.6	1.8	12.3
Provision for Loan Losses	3.0	5.6	6.1	5.3	3.6	23.6
Depreciation	.4	.5	.4	.5	.3	2.1
Other	8.2	11.7	12.5	10.4	9.9	52.7
	13.0	21.0	22.3	18.8	15.6	90.7

Segment Profit	$ 4.6	$ 12.4	$ 13.0	$ 7.4	$ 7.1	$ 44.5

Segment Assets:
Net Receivables	$ 39.6	$ 82.8	$ 86.3	$ 72.4	$ 50.2	$331.3
Cash	.3	.6	.8	.5	.4	2.6
Net Fixed Assets	.7	.9	.8	1.3	.7	4.4
Other Assets	.0	.1	.1	.2	.1	.5
Total Segment Assets	$ 40.6	$ 84.4	$ 88.0	$ 74.4	$ 51.4	$338.8

RECONCILIATION:						2010
Revenues:						(In Millions)
Total revenues from reportable segments						$ 135.2
Corporate finance charges earned not allocated to segments						.1
Reclassification of insurance expense against insurance income						2.7
Timing difference of insurance income allocation to segments						7.3
Other revenues not allocated to segments						.2
Consolidated Revenues						$145.5

Net Income:
Total profit or loss for reportable segments						$ 44.5
Corporate earnings not allocated						10.2
Corporate expenses not allocated						(31.3)
Income taxes not allocated						(2.7)
Consolidated Net Income						$ 20.7

Assets:
Total assets for reportable segments						$338.8
Loans held at corporate level						1.7
Unearned insurance at corporate level						(13.9)
Allowance for loan losses at corporate level						(24.1)
Cash and cash equivalents held at corporate level						31.8
Investment securities at corporate level						78.2
Fixed assets at corporate level						2.3
Other assets at corporate level						7.3
Consolidated Assets						$422.1

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

BRANCH OPERATIONS

Division I - South Carolina

Virginia K. Palmer	----------	Vice President
Regional Operations Directors
Richard F. Corirossi		Brian L. McSwain
David A. Hoard		Larry D. Mixson
Victoria A. McLeod

Division II - North Georgia *

Ronald F. Morrow	----------	Vice President
Regional Operations Directors
Ronald E. Byerly		John R. Massey
A. Keith Chavis		Sharon S. Langford
Shelia H. Garrett		Diana L. Lewis
Janee G. Huff		Harriet H. Welch

Division III – South Georgia *

Marcus C. Thomas	----------	Vice President
Regional Operations Directors
Bertrand P. Brown		Thomas C. Lennon
William J. Daniel		James A. Mahaffey
Judy A. Landon		Jennifer C. Purser
Jeffrey C. Lee		Michelle Rentz-Benton

Division IV - Alabama and Tennessee

Michael J. Whitaker	----------	Vice President
Joseph R. Cherry	----------	Area Vice President - TN
Regional Operations Directors
Janice E. Childers		Johnny M. Olive
Brian M. Hill		Hilda L. Phillips
Jerry H. Hughes		Michael E. Shankles
J. Steven Knotts

Division V – Louisiana and Mississippi

James P. Smith, III	----------	Vice President
John B. Gray	----------	Area Vice President - LA
Regional Operations Directors
Sonya L. Acosta		T. Loy Davis
Bryan W. Cook		Carla A. Eldridge
Charles R. Childress		John B. Gray
Jeremy R. Cranfield		Marty B. Miskelly

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

___________________

2012 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Winder, Georgia staff for this significant achievement.  The Friendly Franklin Folks salute you!

                                   INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Bessemer	Enterprise	Huntsville (2)	Opp	Scottsboro
Albertville	Center Point	Fayette	Jasper	Oxford	Selma
Alexander City	Clanton	Florence	Moody	Ozark	Sylacauga
Andalusia	Cullman	Fort Payne	Moulton	Pelham	Troy
Arab	Decatur	Gadsden	Muscle Shoals	Prattville	Tuscaloosa
Athens	Dothan	Hamilton	Opelika	Russellville (2)	Wetumpka

GEORGIA
Adel	Carrollton	Dallas	Georgetown	Madison	Statesboro
Albany (2)	Cartersville	Dalton	Gray	Manchester	Stockbridge
Alma	Cedartown	Dawson	Greensboro	McDonough	Swainsboro
Americus	Chatsworth	Douglas (2)	Griffin	Milledgeville	Sylvania
Athens (2)	Clarkesville	Douglasville	Hartwell	Monroe	Sylvester
Bainbridge	Claxton	Dublin	Hawkinsville	Montezuma	Thomaston
Barnesville	Clayton	East Ellijay	Hazlehurst	Monticello	Thomson
Baxley	Cleveland	Eastman	Helena	Moultrie	Tifton
Blairsville	Cochran	Eatonton	Hinesville (2)	Nashville	Toccoa
Blakely	Colquitt	Elberton	Hogansville	Newnan	Valdosta
Blue Ridge	Columbus	Fayetteville	Jackson	Perry	Vidalia
Bremen	Commerce	Fitzgerald	Jasper	Pooler	Villa Rica
Brunswick	Conyers	Flowery Branch	Jefferson	Richmond Hill	Warner Robins
Buford	Cordele	Forsyth	Jesup	Rome	Washington
Butler	Cornelia	Fort Valley	LaGrange	Royston	Waycross
Cairo	Covington	Gainesville	Lavonia	Sandersville	Waynesboro
Calhoun	Cumming	Garden City	Lawrenceville	Savannah	Winder
Canton	Dahlonega

LOUISIANA
Alexandria	DeRidder	Jena	Minden	Opelousas	Springhill
Bossier City	Eunice	Lafayette	Monroe	Pineville	Sulphur
Bastrop	Franklin	LaPlace	Morgan City	Prairieville	Thibodaux
Crowley	Hammond	Leesville	Natchitoches	Ruston	Winnsboro
Denham Springs	Houma	Marksville	New Iberia	Slidell

DeRidder

MISSISSIPPI
Batesville	Columbus	Hazlehurst	Kosciusko	Newton	Ripley
Bay St. Louis	Corinth	Hernando	Magee	Oxford	Senatobia
Booneville	Forest	Houston	McComb	Pearl	Starkville
Brookhaven	Grenada	Iuka	Meridian	Philadelphia	Tupelo
Carthage	Gulfport	Jackson	New Albany	Picayune	Winona
Columbia	Hattiesburg

Columbia

SOUTH CAROLINA
Aiken	Chester	Georgetown	Lexington	North Augusta	Spartanburg
Anderson	Columbia	Greenville	Greenwood	North Charleston	Summerville
Batesburg- Leesville	Conway	Greenwood	Manning	North Greenville	Sumter
Beaufort	Dillon	Greer	Marion	Orangeburg	Union
Camden	Easley	Hartsville	Moncks Corner	Rock Hill	Walterboro
Cayce	Florence	Lancaster	Myrtle Beach	Seneca	Winnsboro

Charleston	Gaffney	Laurens	Newberry	Simpsonville	York
Cheraw

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

TENNESSEE
Aloca	Cleveland	Elizabethton	Kingsport	Lenior City	Newport
Athens	Crossville	Greenville	Knoxville	Madisonville	Sparta
Bristol	Dayton	Johnson City	LaFollette

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