Form 10-K, Exhibit 13
period 2013-12-31
1st FRANKLIN FINANCIAL CORP
filed 2014-03-31
CIK 38723

EXHIBIT 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2013

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

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2013 the business was operated through 109 branch offices in Georgia, 39 in Alabama, 43 in South Carolina, 34 in Mississippi, 30 in Louisiana and 20 in Tennessee.  Also on that date, the Company had 1,146 employees.

As of December 31, 2013, the resources of the Company were invested principally in loans, which comprised 66% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Customers and Friends:

What a pleasure it is for me to write this letter and present for your review the outstanding results achieved by the team of 1100 + dedicated high achievers that we call “The Friendly Franklin Folks.”  Using most any measure that can be applied to our industry, we feel that the results attained and the goals achieved in 2013 make it a year in which our theme for the year “Expect Great Things” came true.  Great things did happen for 1st Franklin.

Our balance sheet is in the strongest position that it has ever been.  Our net income for the year set a new record for our company at $34.4 million; our assets grew by 8% to $561.8 million; and our loan originations topped $700 million exceeding the previous year’s originations of $638.4 million.  Other highlights for the year included:

•

The opening of nine new offices: four in Tennessee, two in Mississippi and one each in Georgia, Louisiana and South Carolina.  This gives us a total of 275 branch offices and three recovery centers.

•

The strengthing of our management team by adding an Area Vice President located in Louisiana and two new Regional Operations Directors:  one in Tennessee and one in South Carolina.

•

The Investment Center continued to grow with investments reaching an all time high of $348 million.  We were able to finance our entire growth in receivables from the funds provided by our investors in the Investment Center.

•

The continued replacement of the work stations in our branch offices and the upgrading of the computer software in all of the branches and in Home Office.

All of the successes listed above have prepared a great foundation for carrying out our company theme for 2014 of “Mission Possible.”

On December 31, 2013, Dr. Robert Thompson retired from our Board of Directors after 43 years of service.  Dr. Thompson’s keen insight and wise counsel will be missed by all members of our Board.  Our very best wishes go with him.

James H. Harris, III, was elected to fill Dr. Thompson’s independent seat on our Board.  Jim has an excellent business background with his career being primarily marked as an entrepreneur.  He is Vice President, Founder and Co-Owner of Unichem Technologies, Inc., in Atlanta, Georgia, and is President and Founder/Owner of Moonrise Distillery in Clayton, Georgia.  We are very excited to have Jim as a new member of our Board.  His knowledge and business experience will be extremely valuable as we shape our plans for the future.

My thanks to each of you for reading the information contained in this Annual Report.  The year 2013 was a record setting year in many areas of our company and we are grateful to each and every one of you for making that possible.  We covet your continued advice, confidence and support as we raise the bar higher in 2014.

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

	Year Ended December 31
	2013	2012	2011	2010	2009
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 132,579	$ 122,805	$ 111,730	$ 103,150	$ 99,337
Insurance	45,684	42,746	39,440	36,521	35,375
Other	7,709	7,084	6,724	5,790	5,134

Net Interest Income	121,108	111,410	100,089	90,711	85,655
Interest Expense	11,472	11,394	11,641	12,439	13,682
Provision for Loan Losses	27,623	22,485	19,009	20,907	29,302
Income Before Income Taxes	38,400	36,663	32,229	23,423	11,050
Net Income	34,408	32,749	29,123	20,683	8,373

Ratio of Earnings to Fixed Charges	3.89	3.79	3.42	2.67	1.72

	As of December 31
	2013	2012	2011	2010	2009
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 369,427	$ 343,574	$ 317,959	$ 294,974	$ 279,093
Total Assets	561,761	518,289	464,885	422,064	396,425
Senior Debt	308,015	275,894	243,801	208,492	186,849
Subordinated Debt	40,379	42,918	46,870	59,780	74,884
Stockholders’ Equity	192,353	176,534	153,585	132,710	117,115

Ratio of Total Liabilities to Stockholders’ Equity	1.92	1.94	2.03	2.18	2.38

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, particularly in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 2013, direct cash loans comprised 91%, real estate loans comprised 4% and sales finance contracts comprised 5% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2013	2012	2011	2010	2009
	(in thousands)

Direct Cash Loans	$121,848	$112,522	$101,683	$ 92,915	$88,648
Real Estate Loans	3,223	3,272	3,539	3,631	3,676
Sales Finance Contracts	3,690	3,648	3,637	3,929	4,171
Total Finance Charges	$128,761	$119,442	$108,859	$100,475	$96,495

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

Our decision making on loan originations is based on perceived (i) ability to pay, (ii) creditworthiness, (iii) stability, (iv) willingness to pay and (v) collateral security.  The Company does not utilize credit score modeling or risk based pricing in its loan decision making.  Prior to the making of a loan, we complete what we consider to be a relevant credit investigation on a potential customer.  Such investigation primarily focuses on an evaluation of a potential borrower’s income, existing total indebtedness, length and stability of employment, trade or other references, debt payment history (including related collections), existing credit and any other relationships such potential borrower may have with the Company.  The Company considers and evaluates a potential borrower’s debt-to-disposable income ratio after giving effect to the potential loan and may, in certain instances and depending upon the overall results of the credit evaluation process, require additional internal review and supervisory approvals prior to approving a proposed loan.

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

Because of our reliance on the continued income stream of most of our loan customers, our ability to continue the profitable operation of our business depends to a large extent on the continued employment of our customers and their ability to meet their obligations as they become due. Therefore, another downward turn in the economy with high unemployment or continued increases in the number of personal bankruptcies within our typical customer base, may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2013	2012	2011	2010	2009

Direct Cash Loans	34.79%	34.36%	33.75%	33.28%	32.70%
Real Estate Loans	16.38	15.65	16.03	15.92	15.39
Sales Finance Contracts	20.42	20.61	20.58	20.52	19.77

The following table contains certain information about our operations:

	As of December 31
	2013	2012	2011	2010	2009

Number of Branch Offices	275	266	258	252	245
Number of Employees	1,146	1,092	1,074	1,042	1,015
Average Total Loans Outstanding Per Branch (in 000's)	$1,776	$1,693	$1,622	$1,556	$1,530
Average Number of Loans Outstanding Per Branch	843	800	724	701	689

DESCRIPTION OF LOANS

	Year Ended December 31
	2013	2012	2011	2010	2009
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	64,709	60,610	41,821	35,474	29,786

Number of Loans Made to Former Borrowers	46,757	38,243	33,240	30,370	26,666

Number of Loans Made to Present Borrowers	187,962	171,505	159,177	141,688	132,195

Total Number of Loans Made	299,428	270,358	234,238	207,532	188,647

Total Volume of Loans Made (in 000’s)	$669,565	$603,627	$550,120	$485,604	$437,575

Average Size of Loan Made	$2,236	$2,233	$2,349	$2,340	$2,320

Number of Loans Outstanding	217,352	198,202	171,984	160,352	152,602

Total Loans Outstanding (in 000’s)	$445,755	$408,691	$376,568	$347,445	$327,425

Percent of Total Loans Outstanding	91%	91%	90%	89%	87%
Average Balance on Outstanding Loans	$2,051	$2,062	$2,190	$2,167	$2,146

REAL ESTATE LOANS:

Total Number of Loans Made	463	462	520	525	668

Total Volume of Loans Made (in 000’s)	$ 8,924	$ 7,328	$ 9,010	$ 8,429	$ 8,703

Average Size of Loan Made	$19,274	$15,863	$17,327	$16,055	$13,029

Number of Loans Outstanding	1,508	1,622	1,776	1,905	2,015

Total Loans Outstanding (in 000’s)	$20,329	$20,659	$22,123	$22,967	$24,336

Percent of Total Loans Outstanding	4%	4%	5%	6%	7%
Average Balance on Outstanding Loans	$13,481	$12,736	$12,457	$12,056	$12,078

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	13,751	14,143	13,939	14,947	13,212

Total Volume of Contracts Purchased (in 000’s)	$27,395	$27,422	$25,281	$26,266	$23,789

Average Size of Contract Purchased	$1,992	$1,939	$1,814	$1,757	$1,801

Number of Contracts Outstanding	13,188	13,154	13,096	14,343	14,340

Total Contracts Outstanding (in 000’s)	$22,270	$20,983	$19,765	$21,695	$23,071

Percent of Total Loans Outstanding	5%	5%	5%	5%	6%
Average Balance on Outstanding Contracts	$1,689	$1,595	$1,509	$1,513	$1,609

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2013	2012	2011	2010	2009

(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$ 669,331	$ 603,467	$ 550,078	$ 483,989	$ 437,323
Real Estate Loans	8,924	7,328	9,010	8,429	8,703
Sales Finance Contracts	26,745	26,279	23,705	24,555	21,372
Net Bulk Purchases	884	1,303	1,618	3,326	2,669

Total Loans Acquired	$ 705,884	$ 638,377	$ 584,411	$ 520,299	$ 470,067

	LOANS LIQUIDATED *

Direct Cash Loans	$ 632,501	$ 571,504	$ 520,997	$ 465,584	$ 435,146
Real Estate Loans	9,254	8,792	9,854	9,798	8,543
Sales Finance Contracts	26,108	26,204	27,211	27,642	28,304

Total Loans Liquidated	$ 667,863	$ 606,500	$ 558,062	$ 503,024	$ 471,993

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$ 445,755	$ 408,691	$ 376,568	$ 347,445	$ 327,425
Real Estate Loans	20,329	20,659	22,123	22,967	24,336
Sales Finance Contracts	22,270	20,983	19,765	21,695	23,071

Total Loans Outstanding	$ 488,354	$ 450,333	$ 418,456	$ 392,107	$ 374,832

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 56,159	$ 49,933	$ 46,297	$ 42,724	$ 40,002
Real Estate Loans	390	335	317	284	208
Sales Finance Contracts	3,101	2,768	2,593	2,803	3,121

Total Unearned Finance Charges	$ 59,650	$ 53,036	$ 49,207	$ 45,811	$ 43,331

______________________

* Liquidations include customer loan payments, refunds on precomputed finance charges, renewals and charge offs.

DELINQUENCIES

We classify delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories based on the number of days past due.  When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due.  Once an account becomes greater than 149 days past due, our charge off policy governs when the account must be charged off.  For more information on our charge off policy, see Note 2 "Loans" in the Notes to the Consolidated Financial Statements.

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

	As of December 31
	2013	2012	2011	2010	2009
Number of Bankrupt Delinquency Resets	1,463	1,683	1,601	2,022	2,224

Beginning January 1, 2010, the Company began tracking the dollar amount of loans in bankruptcy in which the delinquency rating was reset.  During 2013 and 2012, the Company reset the delinquency rating to coincide with court initiated repayment plans on bankrupt accounts with principal balances totaling $4.9 million and $5.7 million, respectively.  This represented approximately 1.10% and 1.36% of the average principal loan portfolio outstanding during 2013 and 2012, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

As of December 31
2013	2012	2011	2010	2009
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 6,542	$ 5,929	$ 5,712	$ 5,766	$ 6,382
Percentage of Principal Outstanding	1.48%	1.46%	1.53%	1.67%	1.97%
90 Days or More Past Due	$ 13,438	$ 12,985	$ 11,911	$ 12,596	$ 15,158
Percentage of Principal Outstanding	3.03%	3.21%	3.19%	3.66%	4.67%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 174	$ 201	$ 115	$ 271	$ 278
Percentage of Principal Outstanding	.87%	.99%	.53%	1.20%	1.16%
90 Days or More Past Due	$ 547	$ 604	$ 656	$ 561	$ 585
Percentage of Principal Outstanding	2.73%	2.91%	3.01%	2.48%	2.44%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 204	$ 208	$ 204	$ 266	$ 346
Percentage of Principal Outstanding	.92%	1.00%	1.04%	1.22%	1.50%
90 Days or More Past Due	$ 449	$ 390	$ 492	$ 644	$ 739
Percentage of Principal Outstanding	2.03%	1.86%	2.49%	2.97%	3.21%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2013	2012	2011	2010	2009
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 357,552	$ 334,084	$ 305,152	$ 282,750	$ 274,275
Liquidations	$632,501	$571,504	$520,997	$465,584	$ 435,146
Net Losses	$ 24,476	$ 21,241	$ 21,014	$ 22,479	$ 24,415
Net Losses as % of Average Net Loans	6.85%	6.36%	6.89%	7.95%	8.90%
Net Losses as % of Liquidations	3.87%	3.72%	4.03%	4.83%	5.61%

	REAL ESTATE LOANS

Average Net Loans	$ 20,031	$ 21,192	$ 22,253	$ 23,351	$ 24,042
Liquidations	$ 9,254	$ 8,792	$ 9,854	$ 9,798	$ 8,543
Net Losses	$ 6	$ 63	$ 75	$ 117	$ 84
Net Losses as a % of Average Net Loans	.03%	.30%	.34%	.50%	.35%
Net Losses as a % of Liquidations	.06%	.72%	.76%	1.19%	.98%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 18,366	$ 17,891	$ 17,863	$ 19,369	$ 21,334
Liquidations	$ 26,108	$ 26,204	$ 27,211	$ 27,642	$ 28,304
Net Losses	$ 471	$ 531	$ 670	$ 811	$ 1,203
Net Losses as % of Average Net Loans	2.56%	2.97%	3.75%	4.19%	5.64%
Net Losses as % of Liquidations	1.80%	2.03%	2.46%	2.93%	4.25%

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

Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business. While we believe that we are currently in compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof. Significant additional regulation, or costs of compliance could materially adversely affect our business and financial condition.

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business. Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2013	2012	2011	2010	2009

Bank Borrowings	--%	--%	--%	--%	4%
Senior Debt	55	53	53	49	43
Subordinated Debt	7	8	10	14	19
Other Liabilities	4	5	4	5	4
Stockholders’ Equity	34	34	33	32	30
Total	100%	100%	100%	100%	100%

Number of Investors	5,436	5,445	5,406	5,418	5,406

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2013	2012	2011	2010	2009

Senior Borrowings	3.46%	3.75%	4.08%	4.52%	4.93%
Subordinated Borrowings	3.14	3.33	4.20	5.33	5.89
All Borrowings	3.41	3.69	4.11	4.74	5.24

Certain financial ratios relating to our debt have been as follows:

As of December 31
2013	2012	2011	2010	2009

Total Liabilities to
Stockholders’ Equity	1.92	1.94	2.03	2.18	2.38

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.41	1.36	1.32	1.19	1.06

As of March 28, 2014, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market. The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during the any period represented. Cash distributions of $82.46 and $57.42 per share were paid to shareholders in 2013 and 2012, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation. No other cash dividends were paid during the applicable periods. For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

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

Our significant accounting policies are disclosed in Note 1 "Summary of Significant Accounting Policies" in the Notes Consolidated Financial Statements. Certain information in this discussion and other statements contained in this Annual Report which are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Possible factors which could cause our actual future results to differ from any expectations within any forward-looking statements, or otherwise, include, but are not limited to, our ability to manage liquidity and cash flow, the accuracy of Management’s estimates and judgments, adverse economic conditions including the interest rate environment, unforeseen changes in net interest margin, federal and state regulatory changes, unfavorable outcomes of litigation and other factors referenced in the “Risk Factors” section of the Company’s Annual Report and elsewhere herein, or otherwise contained in our filings with the Securities and Exchange Commission from time to time.

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941. Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time. Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans. All our loans are at fixed rates, and contain fixed terms and fixed payments. We operate branch offices in six southeastern states and had a total of 275 branch locations at December 31, 2013. The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network. The Company expanded its operations with the opening of nine new branch offices during the year just ended. The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

Increases in the Company's loan portfolio and investment portfolio's during 2013 were the primary factors responsible for the overall increase in total assets at year end. Total assets of the Company grew $43.5 million (8%) to $561.8 million at December 31, 2013 compared to $518.3 million at December 31, 2012.

Loan originations were $705.9 million during 2013 compared to $638.4 million during the prior year. The higher loan originations led to the $25.9 million (8%) increase in the Company's loan portfolio (net of the allowance for loan losses). Our net loan portfolio was $369.4 million at December 31, 2013 compared to $343.6 million at December 31, 2012. A $2.7 million increase in the Company's allowance for loan losses (which is included in the net loan portfolio) offset a portion of the increase in the portfolio. Our allowance for loan losses reflects Management's estimate of the level of allowance adequate to cover probable losses inherent in the loan portfolio as of the date of the statement of financial position. To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions. Management increased the allowance for loan losses at December 31, 2013 compared to December 31, 2012 mainly due to a higher level of charge offs during 2013 and the higher level of loans outstanding. Management believes the allowance for loan losses is adequate to cover probable losses; however, changes in trends or deterioration in economic conditions could result in a change in the allowance or an increase in actual losses. Any increase could have a material adverse impact on our results of operation or financial condition in the future.

As previously mentioned, an increase in the Company's investment portfolio was one of the principal factors contributing to the increase in total assets for 2013. The Company's investment portfolio increased $11.5 million (9%) at December 31, 2013 compared to December 31, 2012. The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries. Management maintains what it believes to be a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments. The Company’s investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds. Approximately 79% of these investment securities have been designated as “available for sale” at December 31, 2013 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries. A decline in market values created an overall unrealized loss as of December 31, 2013 which offset a portion of the increase in the investment portfolio. The remainder of the investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

During 2013, surplus funds continued to be generated from operations and financing activities of the Parent Company. As a result, Management invested $10.0 million of these funds on November 1, 2013 in Meritage Capital, Centennial Absolute Return Fund, L.P. in an attempt to increase yield. The Company uses the equity method of accounting to account for the investment.

Cash and short-term investments declined $1.8 million (6%) at December 31, 2013 compared to December 31, 2012. The aforementioned increases in loan originations and increases in the Company's investment portfolios were the cause for the decline.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers. At December 31, 2013, restricted cash was approximately $1.0 million compared to $4.7 million at December 31, 2012. The reduction was due to Management's decision to cover certain required reserves with a portion of the investment portfolio instead of restricted cash.

Aggregate senior and subordinated debt of the Company increased $29.6 million (10%) to $348.4 million at December 31, 2013 compared to $318.8 million at December 31, 2012. Higher sales of the Company's senior demand notes and commercial paper resulted in the increase.

Other liabilities declined $1.9 million (8%) at December 31, 2013 compared to the prior year end. Decreases in accrued salary expense and deferred income taxes were the primary factors causing the decrease.

Results of Operations:

An increase in finance charge earnings, insurance earnings and investment income led to a $13.2 million (8%) and $14.8 million (9%) increase in revenues during 2013 and 2012, respectively. During 2013 total revenues were approximately $186.0 million compared to $172.7 million during 2012 and $157.9 million during 2011. Net income for each of the three years ended December 31, 2013 was $34.4 million, $32.7 million and $29.1 million, respectively.

Net Interest Income:

A principal component impacting the Company’s operating performance is our net interest income. It represents the difference between income on earning assets (loans and investments) and the cost of funds on interest bearing liabilities. The primary categories of our earning assets are loans and investments. Debt securities represent a majority of our interest bearing liabilities. Factors affecting our net interest margin include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and our average outstanding debt, as well as the general interest rate environment. Volatility in interest rates generally has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans. Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment.

Average net receivables were $388.0 million during 2013 compared to $366.1 during 2012 and $341.0 million during 2011. Interest income grew $9.8 million (9%) during 2013 compared to 2012, and $11.1 million (10%) during 2012 compared to 2011 as a result of the higher average net receivables outstanding. Our net interest income increased to $121.1 million during 2013 compared to $111.4 million during 2012 and $100.1 million during 2011.

Continued near historical low interest rates have also had a favorable impact on our net interest income in recent periods. Average borrowings were $335.8 million during 2013 compared to $307.0 during 2012 and $284.8 during 2011. During 2013, our weighted average borrowing rates declined to 3.42% compared to 3.71% during the prior year. Interest expense during 2013 increased a marginal $.1 million (1%) compared to 2012. During 2012, our weighted average borrowing rates declined to 3.71% from 4.09% in 2011. Interest expense during 2012 declined $.2 million (2%) compared to 2011.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers. Growth in our loan portfolio typically leads to increases in insurance in-force as many loan customers elect to purchase the credit insurance coverage offered by the Company. Net insurance income (less claims and expenses) increased $1.8 million (5%) and $3.2 million (11%) during 2013 and 2012, respectively.

Other Revenue:

The primary revenue category included in other revenue relates to commissions earned by the Company on sales of the auto club memberships. The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan. Other revenue increased $.6 million (9%) and $.4 million (5%) during the 2013 and 2012 mainly due to increased sales of auto club memberships.

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

Our provision for loan losses increased $5.1 million (23%) and $3.5 million (18%) during 2013 and 2012, respectively. Net loan charge offs were approximately $25.0 million during 2013 compared to $21.8 million during 2012 and 2011. The higher net charge offs and additions to the allowance for loan losses due to growth in the loan portfolio were the factors responsible for the higher provision for loan losses during 2013. During 2012, the provision for loan losses increased mainly due to additions to the allowance for loan losses as a result of growth in the loan portfolio.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses increased approximately $5.2 million (6%) during 2013 compared to 2012, and approximately $7.0 million (8%) during 2012 compared to 2011. Operating expenses include personnel expense, occupancy expense and miscellaneous other expenses.

Increases in salaries, increases in accrual for the Company's employee incentive bonus, higher contributions to the Company's 401(k) plan, higher payroll taxes and higher claims expense associated with the Company’s self insured employee medical program had an adverse impact on personnel expenses during each year ended December 31, 2013 and 2012. Personnel expense increased $3.6 million (6%) and $4.1 million (7%) during 2013 and 2012, respectively.

Occupancy expense increased $.6 million (5%) during 2013 compared to 2012 and $.3 million (7%) during 2012 compared to 2011. Costs associated with new office openings, higher depreciation expense on additional equipment, higher telephone expense and higher rent expense were the primary factors causing the increase in 2012. During 2013, increases in maintenance expenses and utilities also contributed to the increase in occupancy expense.

Other operating expenses increased $1.1 million (5%) and $2.6 million (8%) during 2013 and 2012, respectively. During 2013, increases in advertising expense, charitable contributions, loss on sale of assets, insurance expenses, computer expense, postage, travel expenses and taxes and licenses were the primary categories causing the increase in other operating expenses. During 2012, increases in advertising expense, charitable contributions, loss on sale of assets, insurance expenses, computer expense, legal and audit expense, postage and taxes and licenses were the primary categories causing the increase in other operating expenses.

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

Effective income tax rates for the years ended December 31, 2013, 2012 and 2011 were 10.4%, 10.7% and 9.6%, respectively. During each of the three years ended December 31, 2013, the S Corporation earned a profit, which was reported as taxable income of the shareholders. Since this tax liability is passed on to the shareholders the profit of the S Corporation had the effect of lowering the Company'soverall consolidated effective tax rates for those years.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its debt securities. Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company. The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2013. Rates associated with the marketable debt securities represent weighted averages based on the tax effected yield to maturity of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty. It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2019 &		Fair
	2014	2015	2016	2017	2018	Beyond	Total	Value
Assets:	(Dollars in millions)
Marketable Debt Securities	$ 11	$ 8	$ 8	$ 8	$ 11	$ 90	$ 136	$ 136
Average Interest Rate	2.1%	2.8%	2.8%	2.8%	2.1%	3.3%	3.2%
Liabilities:
Senior Debt:
Senior Demand Notes	$ 54	—	—	—	—	—	$ 54	$ 54
Average Interest Rate	1.7%	—	—	—	—	—	1.7%
Commercial Paper	$ 254	—	—	—	—	—	$ 254	$ 254
Average Interest Rate	3.5%	—	—	—	—	—	3.5%
Subordinated Debentures	$ 8	$ 9	$ 10	$ 13	—	—	$ 40	$ 40
Average Interest Rate	3.1%	3.0%	2.9%	2.8%	—	—	3.0%

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

As of December 31, 2013 and December 31, 2012, the Company had $26.4 million and $28.2 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less. As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investments in marketable securities can be converted into cash, if necessary. As of December 31, 2013 and 2012, respectively, 79% and 83% of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries. Georgia state insurance regulations limit the use an insurance company can make of its assets. Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries. Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner. The maximum aggregate amount of dividents these subsidiaries could pay to the Company during 2013, without prior approval of the Georgia Insurance Commissioner, was approximately $10.3 million. The Company elected not to pay any dividends from the insurance subsidiaries during 2013.

At December 31, 2013, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $56.4 million and $56.7 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2014 without prior approval of the Georgia Insurance Commissioner is approximately $11.3 million. The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Preferred Capital, Inc. This credit agreement provides for borrowings or reborrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. There were no borrowings outstanding against the credit line at December 31, 2013 or 2012. Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

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

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions. The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers. At December 31, 2013, the Company was in compliance with all covenants. The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future. The agreement is scheduled to expire on September 11, 2016 and any amounts then outstanding will be due and payable on such date.

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

The Company was subject to the following contractual obligations and commitments at December 31, 2013:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Bank Commitment Fee **	$ 1.5	$ .6	$ .9	$ -	$ -
Senior Demand Notes *	54.1	54.1	-	-	-
Commercial Paper *	256.9	256.9	-	-	-
Subordinated Debt *	45.0	9.5	21.3	14.2	-
Human resource insurance and support contracts **	1.4	1.4	-	-	-
Operating leases (offices)	16.1	5.3	7.8	3.0	-
Communication lines contract **	6.6	3.3	3.3	-	-
Software service contract **	15.3	3.1	6.1	6.1	-
Total	$396.9	$334.2	$39.4	$23.3	$ -

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

Revenue Recognition:

Accounting principles generally accepted in the United States of America require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges. An interest yield method is used by the Company on each individual account with precomputed charges to calculate income for those on-going accounts; however, state regulations often allow interest refunds to be made according to the “Rule of 78’s” method for payoffs and renewals. Since the majority of the Company's accounts which have precomputed charges are paid off or renewed prior to maturity, the result is that most of the accounts effectively yield on a Rule of 78’s basis.

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

New Accounting Pronouncements:

See Note 1, “Summary of Significant Accounting Policies - Recent Accounting Pronouncements,” in the accompanying “Notes to Consolidated Financial Statements” for a discussion of new accounting standards and the expected impact of accounting standards recently issued but not yet required to be adopted. For pronouncements already adopted, any material impacts on the Company’s consolidated financial statements are discussed in the applicable section(s) of this Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes to the Company’s Consolidated Financial Statements included elsewhere in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
1st Franklin Financial Corporation

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 28, 2014

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2013 AND 2012

ASSETS

2013	2012

	CASH AND CASH EQUIVALENTS (Note 6):
	Cash and Due From Banks	$ 1,063,339	$ 2,146,211
	Short-term Investments	25,336,500	26,039,824
		26,399,839	28,186,035

	RESTRICTED CASH (Note 1)	974,452	4,676,830

	LOANS (Note 2):
	Direct Cash Loans	445,754,712	408,691,403
	Real Estate Loans	20,329,655	20,658,498
	Sales Finance Contracts	22,269,833	20,982,941
		488,354,200	450,332,842

Less:	Unearned Finance Charges	59,649,718	53,036,201
	Unearned Insurance Premiums	34,596,733	31,713,036
	Allowance for Loan Losses	24,680,789	22,010,085
		369,426,960	343,573,520

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair value	106,061,584	91,053,693
	Held to Maturity, at amortized cost	29,777,456	33,237,199
		135,839,040	124,290,892

	EQUITY METHOD INVESTMENTS (Note 5)	10,211,635	--

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $21,657,107 and $19,284,831 in 2013 and 2012, respectively	8,913,865	9,127,335
	Deferred Acquisition Costs	1,986,326	1,821,451
	Due from Non-affiliated Insurance Company	2,566,531	2,368,458
	Other Miscellaneous	5,442,413	4,244,184
		18,909,135	17,561,428

	TOTAL ASSETS	$ 561,761,061	$ 518,288,705

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2013 AND 2012

LIABILITIES AND STOCKHOLDERS' EQUITY

2013	2012

SENIOR DEBT (Note 7):
Note Payable to Banks	$ --	$ --
Senior Demand Notes, including accrued interest	54,055,007	50,032,844
Commercial Paper	253,960,145	225,860,888
	308,015,152	275,893,732

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	21,014,769	22,943,164

SUBORDINATED DEBT (Note 8)	40,378,507	42,917,976

Total Liabilities	369,408,428	341,754,872

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2013 and 2012	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2013 and 2012	--	--
Accumulated Other Comprehensive Income/(Loss)	(2,472,734)	2,098,618
Retained Earnings	194,655,367	174,265,215
Total Stockholders' Equity	192,352,633	176,533,833

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 561,761,061	$ 518,288,705

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
INTEREST INCOME: Finance Charges Net Investment Income	$ 128,761,404 3,818,099 132,579,503	$ 119,441,946 3,362,502 122,804,448	$ 108,858,812 2,871,386 111,730,198
INTEREST EXPENSE: Senior Debt Subordinated Debt	10,091,821 1,380,051 11,471,872	9,861,176 1,533,203 11,394,379	9,323,864 2,316,933 11,640,797

NET INTEREST INCOME	121,107,631	111,410,069	100,089,401

PROVISION FOR LOAN LOSSES (Note 2)	27,623,368	22,484,582	19,008,749

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	93,484,263	88,925,487	81,080,652

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	45,683,657 (10,205,444) 35,478,213	42,845,762 (9,136,876) 33,708,886	39,439,993 (8,940,319) 30,499,674

OTHER REVENUE	7,708,981	7,084,305	6,723,655

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	63,044,814 12,368,589 22,857,629 98,271,032	59,483,888 11,774,926 21,797,351 93,056,165	55,399,302 11,455,842 19,219,788 86,074,932

INCOME BEFORE INCOME TAXES	38,400,425	36,662,513	32,229,049

PROVISION FOR INCOME TAXES (Note 12)	3,992,664	3,913,798	3,105,931

NET INCOME	$ 34,407,761	$ 32,748,715	$ 29,123,118

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$202.40	$192.64	$171.31

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
Net Income	$ 34,407,761	$ 32,748,715	$ 29,123,118

Other Comprehensive Income / (Loss):
Net changes related to available-for-sale Securities:
Unrealized gains (losses)	(6,145,189)	71,902	858,584
Income tax (provision) benefit	1,695,874	(100,859)	(259,074)
Net unrealized (losses) gains	(4,449,315)	(28,957)	599,510

Less reclassification of gains to net income	122,037	9,164	13,044

Total Other Comprehensive (Loss) Income	(4,571,352)	(38,121)	586,466

Total Comprehensive Income	$ 29,836,409	$ 32,710,594	$ 29,709,584

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2013 AND 2011

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2010	170,000	$170,000	$130,990,179	$1,550,273	$132,710,452

Comprehensive Income:
Net Income for 2011	—	—	29,123,118	—
Other Comprehensive Loss	—	—	—	586,466
Total Comprehensive Income	—	—	—	—	29,709,584
Cash Distributions Paid	—		(8,835,403)	—	(8,835,403)

Balance at December 31, 2011	170,000	170,000	151,277,894	2,136,739	153,584,633

Comprehensive Income:
Net Income for 2012	—	—	32,748,715	—
Other Comprehensive Loss	—	—	—	(38,121)
Total Comprehensive Income	—	—	—	—	32,710,594
Cash Distributions Paid	—		(9,761,394)	—	(9,761,394)

Balance at December 31, 2012	170,000	170,000	174,265,215	2,098,618	176,533,833

Comprehensive Income:
Net Income for 2013	—	—	34,407,761	—
Other Comprehensive Loss	—	—	—	(4,571,352)
Total Comprehensive Income	—	—	—	—	29,836,409
Cash Distributions Paid	—	—	(14,017,609)	—	(14,017,609)

Balance at December 31, 2013	170,000	$170,000	$194,655,367	$(2,472,734)	$192,352,633

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 34,407,761	$ 32,748,715	$ 29,123,118
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	27,623,368	22,484,582	19,008,749
Depreciation and amortization	2,910,855	2,716,463	2,586,017
Provision for deferred taxes	145,730	252,359	24,348
Earnings in equity method investment	(211,635)	-	-
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	1,004,266	1,126,903	564,126
Increase in miscellaneous assets and other	(1,561,178)	(433,312)	(280,623)
Increase (decrease) in other liabilities	(333,179)	1,961,216	(736,171)
Net Cash Provided	63,985,988	60,856,926	50,289,564

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(334,922,921)	(300,909,120)	(268,764,514)
Loan payments	281,446,113	252,810,438	226,770,538
Decrease (increase) in restricted cash	3,702,378	891,699	(1,789,795)
Purchases of securities, available for sale	(38,947,670)	(28,596,333)	(17,503,960)
Purchases of securities, held to maturity	-	-	(28,785,585)
Purchase of equity fund investment	(10,000,000)	-	-
Sales of securities, available for sale	4,199,916	265,977	2,267,712
Sales of securities, held to maturity	-	-	817,615
Redemptions of securities, available for sale	12,880,000	7,528,250	11,100,000
Redemptions of securities, held to maturity	2,975,000	3,060,000	2,695,000
Capital expenditures	(2,715,004)	(2,516,138)	(5,565,398)
Proceeds from sale of equipment	45,662	64,103	554,630
Net Cash Used	(81,336,526)	(67,401,124)	(78,203,757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Senior Demand Notes	4,022,163	3,425,884	6,214,556
Advances on credit line	531,375	532,392	4,308,977
Payments on credit line	(531,375)	(532,392)	(5,208,977)
Commercial paper issued	61,559,542	55,411,872	51,932,342
Commercial paper redeemed	(33,460,285)	(26,745,170)	(21,938,031)
Subordinated debt issued	8,645,970	8,740,067	10,518,270
Subordinated debt redeemed	(11,185,439)	(12,692,167)	(23,427,814)
Dividends / Distributions paid	(14,017,609)	(9,761,394)	(8,835,403)
Net Cash Provided	15,564,342	18,379,092	13,563,920

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(1,786,196)	11,834,894	(14,350,273)

CASH AND CASH EQUIVALENTS, beginning	28,186,035	16,351,141	30,701,414
CASH AND CASH EQUIVALENTS, ending	$ 26,399,839	$ 28,186,035	$ 16,351,141

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest	$ 11,537,662	$ 11,333,494	$ 11,710,584
Income Taxes	3,857,000	3,617,900	3,082,000
Non-cash Exchange of Investment Securities	2,830,022	811,200	-

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 275 branch offices located throughout the southeastern United States. In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance. Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

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

Marketable Debt Securities. The fair value of marketable debt securities is based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities. Held-to-maturity marketable debt securities are classified as Level 2 financial assets. See additional information below regarding fair value under Accounting Standards Codification ("ASC") No. 820, Fair Value Measurements. See Note 4 for fair value measurement of available-for-sale marketable debt securities. See Note 4 for the fair value of marketable debt securities and Note 4 for information related to how these securities are valued.

Equity Method Investment. The fair value of equity method investment is estimated based on the Company's allocable share of the investee net asset value as of the reporting date. Equity method investment is a Level 2 financial asset.

Senior Debt. The carrying value of the Company's senior debt securities approximate fair value due to the relatively short period of time between the origination of the instruments and their expected payment. Senior debt securities are classified as a Level 2 financial liability.

Subordinated Debt. The carrying value of the Company's subordinated debt securities approximates fair value due to the re-pricing frequency of the securities. Subordinated debt securities are classified as a Level 2 financial liability.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims. Reserves for claims totaled $1,444,360 and $1,340,003 at December 31, 2013 and 2012, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease. Depreciation and amortization expense for each of the three years ended December 31, 2013 was $2,910,855, $2,716,463 and $2,586,017, respectively.

Restricted Cash:

At December 31, 2013 and 2012, the Company had cash of $974,452 and $4,676,830, respectively, held in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. During 2013 and 2012, restricted cash also included escrow deposits held by the Company on behalf of certain mortgage real estate customers.

Equity Method Investment:

The Company evaluates its unconsolidated equity investment to determine whether it should be recorded on a consolidated basis. The percentage ownership interest in the equity investment, an evaluation of control and whether a variable interest entity exists are all considered in the Company's consolidation assessment.

The Company accounts for its equity investment where it owns a non-controlling interest or where it is not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, the Company's cost of an investment is adjusted for its share of equity in the earnings of the unconsolidated investment and reduced by distributions received. There is no difference between the cost of the Company's equity investment and the value of the underlying equity as reflected in the unconsolidated equity investment's financial statements.

The Company assesses the carrying value of its equity method investment for impairment in accordance with ASC 323-10, Investments - Equity Method and Joint Ventures. The Company assesses whether there are any indicators that the fair value of the Company's equity method investment might be impaired. An investment is impaired only if the Company's estimate of the fair value of the investment is less than the carrying value of the investment and such decline in value is deemed to be other than temporary. During the year ended December 31, 2013, no impairment of equity method investment was recognized.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. Based on Management’s evaluation, there has been no impairment of carrying value of the long-lived assets, including property and equipment at December 31, 2013 and 2012.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 740-10. FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2013, the Company had no uncertain tax positions.

The Company’s insurance subsidiaries are treated as taxable entities and income taxes are provided for where applicable (Note 12). No provision for income taxes has been made by the Company since it has elected to be treated as an S Corporation for income tax reporting purposes. However, the state of Louisiana does not recognize S Corporation status, and the Company has accrued amounts necessary to pay the required income taxes in such state.

Collateral Held for Resale:

When the Company takes possession of collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance. Any losses incurred at that time are charged against the Allowance for Loan Losses.

Marketable Debt Securities:

Management has designated a significant portion of the Company’s marketable debt securities held in the Company's investment portfolio at December 31, 2013 and 2012 as being available-for-sale. This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income/loss. Gains and losses on sales of securities available-for-sale are determined based on the specific identification method. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

Recent Accounting Pronouncements:

In February 2013, the FASB issued ASU 2013-02, "Reporting Out of Accumulated Other Comprehensive Income". The guidance adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. This update requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, companies would instead cross reference to the related footnote for additional information. This update was effective for the Company beginning in the first quarter of 2013 and its adoption did not have a material impact on the Company's consolidated financial statements.

2.

LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time. First and second mortgage loans on real estate are made in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various dealers. All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2013 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2014	68.27%	17.43%	62.10%
2015	26.42	16.01	27.68
2016	4.48	14.12	8.34
2017	.61	11.95	1.68
2018	.10	9.58	.16
2019 & beyond	.12	30.91	.04
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2013 and 2012, cash collections applied to the principal of loans totaled $281,446,113 and $252,810,438, respectively, and the ratios of these cash collections to average net receivables were 71.08% and 67.75%, respectively.

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

Management does not disaggregate the Company’s loan portfolio by loan class when evaluating loan performance. The total portfolio is evaluated for credit losses based on contractual delinquency, and other economic conditions. The Company classifies delinquent accounts at the end of each month according to the number of installments past due at that time, based on the then-existing terms of the contract. Accounts are classified in delinquency categories based on the number of days past due. When three installments are past due, we classify the account as being 60-89 days past due; when four or more installments are past due, we classify the account as being 90 days or more past due. When a loan becomes five installments past due, it is charged off unless Management directs that it be retained as an active loan. In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and/or other indicators of collectability. In connection with any bankruptcy court-initiated repayment plan and as allowed by state regulatory authorities, the Company effectively resets the delinquency rating of each account to coincide with a court initiated repayment plan. In addition, no installment is counted as being past due if at least 80% of the contractual payment has been paid. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.

When a loan becomes 60 days or more past due based on its original terms, it is placed in nonaccrual status. At this time, the accrual of any additional finance charges is discontinued. Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status. Non-accrual loans return to accrual status when the loan becomes less than 60 days past due. There were no loans past due 60 days or more and still accruing interest at December 31, 2013 and December 31, 2012. The Company’s principal balances on non-accrual loans by loan class at December 31, 2013 and 2012 are as follows:

Loan Class	December 31, 2013	December 31, 2012

Consumer Loans	$ 33,680,602	$ 31,936,076
Real Estate Loans	969,149	1,113,624
Sales Finance Contracts	816,196	862,952
Total	$ 35,465,947	$ 33,912,652

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2013 and 2012 is as follows:

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 11,939,226	$ 6,542,571	$ 13,438,184	$ 31,919,981
Real Estate Loans	299,094	173,842	547,012	1,019,948
Sales Finance Contracts	391,658	203,821	448,991	1,044,470
Total	$ 12,629,978	$ 6,920,234	$ 14,434,187	$ 33,984,399
December 31, 2012

Consumer Loans	$ 11,265,415	$ 5,928,748	$ 12,984,546	$ 30,178,709
Real Estate Loans	479,103	201,442	603,585	1,284,130
Sales Finance Contracts	455,619	208,323	389,533	1,053,475
Total	$ 12,200,137	$ 6,338,513	$ 13,977,664	$ 32,516,314

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator. The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2013 and December 31, 2012 was 2.54% and 2.64%, respectively.

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2013	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 442,998,555	91.3%	$ 24,475,597	98.1%
Real Estate Loans	20,006,101	4.1	5,603.0
Sales Finance Contracts	22,145,169	4.6	471,464	1.9
Total	$ 485,149,825	100.0%	$ 24,952,664	100.0%

December 31, 2012

Consumer Loans	$ 405,102,125	90.8%	$ 21,240,441	97.3%
Real Estate Loans	20,340,475	4.5	63,148.3
Sales Finance Contracts	20,915,700	4.7	530,993	2.4
Total	$ 446,358,300	100.0%	$ 21,834,582	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 96% and 95% of the Company’s loan portfolio at December 31, 2013 and 2012, respectively. As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses. Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance. Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis. Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level. We have not acquired any impaired loans with deteriorating quality during any period reported. The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2013	2012	2011
Allowance For Credit Losses:
Beginning Balance	$ 22,010,085	$ 21,360,085	$ 24,110,085
Provision for Loan Losses	27,623,368	22,484,582	19,008,749
Charge-Offs	(33,938,554)	(30,811,295)	(29,848,682)
Recoveries	8,985,890	8,976,713	8,089,933
Ending Balance	$ 24,680,789	$ 22,010,085	$ 21,360,085

	2013	2012	2011
Finance Receivables:
Ending Balance	$485,149,825	$446,358,300	$414,720,423
Ending Balance; collectively evaluated for impairment	$ 485,149,825	$ 446,358,300	$ 414,720,423

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties.  Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer. The following table presents a summary of loans that were restructured during the year ended December 31, 2013.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	3,976	$ 11,691,878	$ 10,726,908
Real Estate Loans	54	426,551	421,596
Sales Finance Contracts	178	354,651	327,626
Total	4,208	$ 12,473,080	$ 11,476,130

TDRs that subsequently defaulted during the year ended December 31, 2013 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	617	$ 1,200,288
Real Estate Loans	3	7,044
Sales Finance Contracts	25	22,286
Total	645	$ 1,229,618

The following table presents a summary of loans that were restructured during the year ended December 31, 2012.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	3,584	$ 11,280,800	$ 10,256,084
Real Estate Loans	59	455,019	412,226
Sales Finance Contracts	202	484,991	440,703
Total	3,845	$ 12,220,810	$ 11,109,013

TDRs that subsequently defaulted during the year ended December 31, 2012 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	583	$ 1,171,053
Real Estate Loans	3	10,851
Sales Finance Contracts	28	20,617
Total	614	$ 1,202,521

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3.

MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2013
Obligations of states and
political subdivisions	$ 109,412,622	$ 1,241,209	$ (5,025,281)	$ 105,628,550
Corporate securities	130,316	302,718	--	433,034
	$ 109,542,938	$ 1,543,927	$ (5,025,281)	$ 106,061,584

December 31, 2012
Obligations of states and
political subdivisions	$ 88,092,434	$ 2,808,800	$ (145,814)	$ 90,755,420
Corporate securities	130,316	167,957	--	298,273
	$ 88,822,750	$ 2,976,757	$ (145,814)	$ 91,053,693

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity. The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2013
Obligations of states and
political subdivisions	$ 29,777,456	$ 562,993	$ (170,575)	$ 30,169,874
December 31, 2012
Obligations of states and
political subdivisions	$ 33,237,199	$ 1,212,823	$ (43,744)	$ 34,406,278

 The amortized cost and estimated fair values of marketable debt securities at December 31, 2013, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 9,421,326	$ 9,807,220	$ 1,215,434	$ 1,219,655
Due after one year through five years	23,107,212	23,976,710	10,828,014	11,090,840
Due after five years through ten years	16,623,485	16,501,444	17,734,008	17,859,379
Due after ten years	60,390,915	55,776,210	--	--
	$ 109,542,938	$ 106,061,584	$ 29,777,456	$ 30,169,874

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2013:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 51,088,253	$ 3,354,098	$ 9,763,723	$ 1,671,183	$ 60,851,976	$ 5,025,281

Held to Maturity:
Obligations of states and political subdivisions	2,229,451	38,968	3,168,698	131,607	5,398,149	170,575

Overall Total	$ 53,317,704	$ 3,393,066	$ 12,932,421	$ 1,802,790	$66,250,125	$ 5,195,856

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

The previous two tables represent 112 investments and 19 investments held by the Company at December 31, 2013 and 2012, respectively, the majority of which were rated “A+” or higher. The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years. Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company does not consider the impairment of these investments to be other-than-temporary at December 31, 2013 and 2012.

Proceeds from sales of securities during 2013 were $7,029,938. Gross gains of $234,819 were realized on these sales. Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2013 were $15,855,000. Gross gains of $10 were realized from these redemptions.

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

Assets measured at fair value as of December 31, 2013 and 2012 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2013	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 433,034	$ 433,034	$ --	$ --
Obligations of states and political subdivisions	105,628,550	--	105,628,550	--
Available-for-sale investment securities	$ 106,061,584	$ 433,034	$ 105,628,5501	$ --

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2012	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 298,273	$ 298,273	$ --	$ --
Obligations of states and political subdivisions	90,755,420	--	90,755,420	--
Available-for-sale investment securities	$ 91,053,693	$ 298,273	$ 90,755,420	$ --

5.

EQUITY METHOD INVESTMENT:

The Company has one investment accounted for using the equity method of accounting. On November 1, 2013, the Company invested $10.0 million in Mertiage Capital, Centennial Absolute Return Fund, L.P. (the "Fund"). The carrying value of this investment was $10.2 million as of December 31, 2013, which represents a 12.14% ownership interest in the Fund. With at least 60 days notice, the Company has the ability to redeem its investment in the Fund at the end of any calendar quarter.

Condensed financial statement information of the equity method investment is as follows:

December 31, 2013
Company's equity method investment	$ 10,211,635
Partnership assets	$ 88,602,340
Partnership liabilities	$ 2,873,918
Partnership net income	$ 7,983,103

6.

INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2013 and 2012, respectively, 79% and 83% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries. State insurance regulations limit the types of investments an insurance company may hold in its portfolio. These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner. At December 31, 2013, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $56.4 million and $56.7 million, respectively. The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2013, without prior approval of the Georgia Insurance Commissioner, was approximately $10.3 million. The Company elected not to pay any dividends from the insurance subsidiaries during the three year period ended December 31, 2013.

7.

SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc. As amended to date, the credit agreement provides for borrowings and reborrrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. The credit agreement contains covenants customary for financing transactions of this type. Available borrowings under the credit agreement were $100.0 million at December 31, 2013 and 2012, at an interest rate of 3.75%. At December 31, 2013 and 2012, the Company had no borrowings under the credit agreement.

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

The credit agreement has a commitment termination date of September 11, 2016. Any then- outstanding balance under the Credit Agreement would be due and payable on such date. The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement. Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others. At December 31, 2013, the Company was in compliance with all financial covenants.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2013:
Bank Borrowings	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.72	55,196	53,060	1.76
Commercial Paper	3.49	253,960	238,782	3.61
All Categories	3.18	308,015	291,843	3.46

2012:
Bank Borrowings	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.97	50,033	46,261	2.01
Commercial Paper	3.74	225,861	214,214	3.91
All Categories	3.42	321,246	260,476	3.79

2011:
Bank Borrowings	3.75%	$ 2,925	$ 60	3.75%
Senior Demand Notes	2.12	47,607	43,089	2.10
Commercial Paper	3.95	197,194	185,120	4.25
All Categories	3.60	244,439	228,269	4.08

8.

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at			Weighted Average Interest Rate
End of Year			During Year

2013	2012	2011	2013	2012	2011

3.02%	3.32%	3.54%	3.14%	3.30%	4.10%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2013 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2014	$ 8,522,799	$ 27,069,230
2015	9,535,013	9,485,881
2016	9,618,228	1,383,541
2017	12,702,467	2,439,855
	$ 40,378,507	$ 40,378,507

9.

COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements. These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years. Total operating lease expense was $5,511,912, $5,218,119 and $5,010,851 for the years ended December 31, 2013, 2012 and 2011, respectively. The Company’s minimum aggregate lease commitments at December 31, 2013 are shown in the table below.

Year	Operating Leases

2014	$ 5,309,908
2015	4,591,431
2016	3,276,188
2017	2,131,058
2018	849,133
2019 and beyond	27,259
Total	$ 16,184,977

The Company is involved in various claims and lawsuits incidental to its business from time to time. In the opinion of Management, the ultimate resolution of any such known claims and lawsuits will not have a material effect on the Company's financial position, liquidity or results of operations.

10.

EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan, which was qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation. During 2013, 2012 and 2011, the Company contributed $1,606,957, $1,473,961 and $1,371,469, respectively, in matching funds for employee 401(k) deferred accounts.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as such amount may be adjusted from time to time in accordance with the Code.

11.

RELATED PARTY TRANSACTIONS

The Company leases a portion of its properties (see Note 9) for an aggregate of $156,600 per year from certain officers or stockholders.

The Company has an outstanding loan to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner. David Cheek (son of Ben F. Cheek, III) owns 10.59% of the Company’s voting stock. The balance on this commercial loan (including principal and accrued interest) was $1,437,923 at December 31, 2013. This was the maximum loan amount outstanding during the year. The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust. The life insurance policy insures one of the Company’s executive officers. As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust. The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate. A payment of $4,004 for interest accrued during 2013 was applied to the loan on December 31, 2013. No principal payments on this loan were made in 2013. The balance on this loan at December 31, 2013 was $315,998. This was the maximum loan amount outstanding during the year.

12.

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

The provision for income taxes for the years ended December 31, 2013, 2012 and 2011 is made up of the following components:

	2013	2012	2011

Current – Federal	$ 3,840,502	$ 3,653,739	$ 3,077,083
Current – State	6,432	7,700	4,500
Total Current	3,846.934	3,661,439	3,081,583

Deferred – Federal	145,730	252,359	24,348

Total Provision	$ 3,992,664	$ 3,913,798	$ 3,105,931

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2013 and 2012. These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2013	2012
Insurance Commissions	$ (5,654,165)	$ (5,376,504)
Unearned Premium Reserves	2,190,561	2,001,212
Unrealized Loss (Gain) on
Marketable Debt Securities	1,008,621	(732,325)
Other	(176,989)	(89,741)
	$ (2,631,972)	$ (4,197,358)

The Company's effective tax rate for the years ended December 31, 2013, 2012 and 2011 is analyzed as follows. Rates were lower than statutory federal income tax rates mainly due to taxable income at the S corporation level being passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

	2013	2012	2011
Statutory Federal income tax rate	34.0%	34.0%	34.0%
Net tax effect of IRS regulations
on life insurance subsidiary	-	-	(1.5)
Tax effect of S corporation status	(20.7)	(20.7)	(20.5)
Tax exempt income	(2.9)	(2.6)	(2.4)
Effective Tax Rate	10.4%	10.7%	9.6%

13.

SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280. FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

The Company has five reportable segments: Division I through Division V. Each segment is comprised of a number of branch offices that are aggregated based on vice president responsibility and geographical location. Division I is comprised of offices located in South Carolina. Division II is comprised of offices in North Georgia and Division III is comprised of South Georgia offices. Division IV represents our Alabama and Tennessee offices, and our offices in Louisiana and Mississippi encompass Division V.

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

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2013 followed by a reconciliation to consolidated Company data.

Year 2013	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 19.8	$ 28.6	$ 28.0	$ 28.4	$ 23.9	$ 128.7
Insurance Income	3.6	11.8	10.7	5.5	5.9	37.5
Other	.1	2.1	1.9	1.4	1.8	7.3
	23.5	42.5	40.6	35.3	31.6	173.5
Expenses:
Interest Cost	1.4	2.8	2.8	2.6	1.9	11.5
Provision for Loan Losses	3.5	5.2	5.7	5.8	4.7	24.9
Depreciation	.4	.6	.5	.5	.5	2.5
Other	10.0	13.2	13.8	12.8	12.7	62.5
	15.3	21.8	22.8	21.7	19.8	101.4

Segment Profit	$ 8.2	$ 20.7	$ 17.8	$ 13.6	$ 11.8	$ 72.1

Segment Assets:
Net Receivables	$ 51.9	$ 98.7	$ 95.7	$ 94.5	$ 69.0	$409.8
Cash	.3	.6	.7	.5	.5	2.6
Net Fixed Assets	1.3	1.4	.9	1.3	1.2	6.1
Other Assets	.0	.0	.0	.1	.2	.3
Total Segment Assets	$ 53.5	$100.7	$ 97.3	$ 96.4	$ 70.9	$418.8

RECONCILIATION:						2013
Revenues:						(In Millions)
Total revenues from reportable segments						$ 173.5
Corporate finance charges earned not allocated to segments						.2
Corporate investment income earned not allocated to segments						3.8
Timing difference of insurance income allocation to segments						8.1
Other revenues not allocated to segments						.4
Consolidated Revenues						$186.0

Net Income:
Total profit or loss for reportable segments						$ 72.1
Corporate earnings not allocated						12.5
Corporate expenses not allocated						(46.2)
Income taxes not allocated						(4.0)
Consolidated Net Income						$ 34.4

Assets:
Total assets for reportable segments						$418.8
Loans held at corporate level						1.9
Unearned insurance at corporate level						(17.5)
Allowance for loan losses at corporate level						(24.7)
Cash and cash equivalents held at corporate level						24.8
Investment securities at corporate level						146.1
Fixed assets at corporate level						2.7
Other assets at corporate level						9.7
Consolidated Assets						$561.8

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2012 followed by a reconciliation to consolidated Company data.

Year 2012	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 17.8	$ 26.7	$ 26.4	$ 26.6	$ 21.9	$ 119.4
Insurance Income	3.2	10.9	10.2	2.8	5.4	32.5
Other	.1	2.0	1.9	3.8	1.8	9.6
	21.1	39.6	38.5	33.2	29.1	161.5
Expenses:
Interest Cost	1.4	2.8	2.8	2.6	1.8	11.4
Provision for Loan Losses	3.0	4.8	5.2	4.9	3.9	21.8
Depreciation	.4	.5	.5	.5	.4	2.3
Other	9.1	12.3	13.0	11.6	11.7	57.7
	13.9	20.4	21.5	19.6	17.8	93.2

Segment Profit	$ 7.2	$ 19.2	$ 17.0	$ 13.6	$ 11.3	$ 68.3

Segment Assets:
Net Receivables	$ 46.8	$ 92.4	$ 90.5	$ 87.9	$ 62.1	$379.7
Cash	.3	.6	.8	.6	.6	2.9
Net Fixed Assets	1.3	1.4	1.2	1.3	1.2	6.4
Other Assets	.0	.1	.0	.2	.1	.4
Total Segment Assets	$ 48.4	$ 94.5	$ 92.5	$ 90.0	$ 64.0	$389.4

RECONCILIATION:						2012
Revenues:						(In Millions)
Total revenues from reportable segments						$ 161.6
Corporate finance charges earned not allocated to segments						(.1)
Corporate investment income earned not allocated to segments						3.4
Timing difference of insurance income allocation to segments						7.7
Other revenues not allocated to segments						.1
Consolidated Revenues						$172.7

Net Income:
Total profit or loss for reportable segments						$ 68.3
Corporate earnings not allocated						11.1
Corporate expenses not allocated						(42.8)
Income taxes not allocated						(3.9)
Consolidated Net Income						$ 32.7

Assets:
Total assets for reportable segments						$389.4
Loans held at corporate level						1.9
Unearned insurance at corporate level						(16.0)
Allowance for loan losses at corporate level						(22.0)
Cash and cash equivalents held at corporate level						30.0
Investment securities at corporate level						124.3
Fixed assets at corporate level						2.6
Other assets at corporate level						8.1
Consolidated Assets						$518.3

Below is a performance recap of each of the Company's reportable segments for the year ended December 31, 2011 followed by a reconciliation to consolidated Company data.

Year 2011	Division I	Division II	Division III	Division IV	Division V	Total Segments
Revenues:	( In Millions)
Finance Charges Earned	$ 16.0	$ 25.0	$ 25.5	$ 23.0	$ 19.3	$ 108.8
Insurance Income	2.8	9.7	9.5	4.7	4.8	31.5
Other	.1	2.0	1.8	1.1	1.6	6.6
	18.9	36.7	36.8	28.8	25.7	146.9
Expenses:
Interest Cost	1.3	2.9	3.0	2.6	1.8	11.6
Provision for Loan Losses	3.3	5.1	5.9	4.1	3.4	21.8
Depreciation	.4	.5	.5	.5	.4	2.3
Other	8.5	11.9	12.5	11.1	10.6	54.6
	13.5	20.4	21.9	18.3	16.2	90.3

Segment Profit	$ 5.4	$ 16.3	$ 14.9	$ 10.5	$ 9.5	$ 56.6

Segment Assets:
Net Receivables	$ 40.4	$ 87.3	$ 88.2	$ 80.2	$ 56.2	$352.3
Cash	.4	.8	.9	.6	.7	3.4
Net Fixed Assets	1.0	1.6	1.5	1.6	1.1	6.8
Other Assets	.0	.1	.0	.1	.1	.3
Total Segment Assets	$ 41.8	$ 89.8	$ 90.6	$ 82.5	$ 58.1	$362.8

RECONCILIATION:						2011
Revenues:						(In Millions)
Total revenues from reportable segments						$ 146.9
Corporate finance charges earned not allocated to segments						.1
Corporate investment income earned not allocated to segments						2.9
Timing difference of insurance income allocation to segments						7.9
Other revenues not allocated to segments						.1
Consolidated Revenues						$157.9

Net Income:
Total profit or loss for reportable segments						$ 56.6
Corporate earnings not allocated						10.9
Corporate expenses not allocated						(35.3)
Income taxes not allocated						(3.1)
Consolidated Net Income						$ 29.1

Assets:
Total assets for reportable segments						$362.8
Loans held at corporate level						2.2
Unearned insurance at corporate level						(15.2)
Allowance for loan losses at corporate level						(21.4)
Cash and cash equivalents held at corporate level						18.5
Investment securities at corporate level						107.7
Fixed assets at corporate level						2.6
Other assets at corporate level						7.7
Consolidated Assets						$464.9

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Principal Occupation, Has Served as a
Name Title and Company Director Since

Ben F. Cheek, III Chairman of Board and Chief Executive Officer, 1967
1st Franklin Financial Corporation

Ben F. Cheek, IV Vice Chairman of Board, 2001
1st Franklin Financial Corporation

A. Roger Guimond Executive Vice President and 2004
Chief Financial Officer,
1st Franklin Financial Corporation

James H. Harris, III Co-owner and Vice President 2014
Unichem Technologies, Inc.
President
Moonrise Distillery

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

BRANCH OPERATIONS

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	Richard F. Corirossi		Brian L. McSwain
	David A. Hoard		Larry D. Mixson
	Victoria A. McLeod		M. Summer Rhodes

Division II - North Georgia *

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	Ronald E. Byerly		John R. Massey
	A. Keith Chavis		Sharon S. Langford
	Shelia H. Garrett		Diana L. Lewis
	Janee G. Huff		Harriet H. Welch

Division III – South Georgia *

	Marcus C. Thomas	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Thomas C. Lennon
	William J. Daniel		James A. Mahaffey
	Judy A. Landon		Jennifer C. Purser
	Jeffrey C. Lee		Michelle Rentz-Benton

Division IV - Alabama and Tennessee

	Michael J. Whitaker	----------	Vice President
	Joseph R. Cherry	----------	Area Vice President - TN
Regional Operations Directors
	Janice E. Childers		Johnny M. Olive
	Brian M. Hill		Hilda L. Phillips
	Jerry H. Hughes		Michael E. Shankles
J. Steven Knotts

Division V – Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
	John B. Gray	----------	Area Vice President - LA
Regional Operations Directors
	Sonya L. Acosta		Carla A. Eldridge
	Bryan W. Cook		Jimmy R. Fairbanks, Jr.
	Charles R. Childress		Chad H. Frederick
	Jeremy R. Cranfield		Marty B. Miskelly
T. Loy Davis

ADMINISTRATION

Lynn E. Cox	Vice President – Investment Center	Anita S. Looney	Vice President – Branch Administration
Cindy H. Mullin	Vice President – Information Technology	Pamela S. Rickman	Vice President - Compliance / Audit
Brian D. Lingle	Vice President – Controller	R. Darryl Parker	Vice President - Employee Development

___________________

2013 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire McDonough, Georgia staff for this significant achievement.  The Friendly Franklin Folks salute you!

                                   INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Bessemer	Enterprise	Huntsville (2)	Opp	Scottsboro
Albertville	Center Point	Fayette	Jasper	Oxford	Selma
Alexander City	Clanton	Florence	Moody	Ozark	Sylacauga
Andalusia	Cullman	Fort Payne	Moulton	Pelham	Troy
Arab	Decatur	Gadsden	Muscle Shoals	Prattville	Tuscaloosa
Athens	Dothan	Hamilton	Opelika	Russellville (2)	Wetumpka

GEORGIA
Adel	Carrollton	Dallas	Georgetown	Madison	Statesboro
Albany (2)	Cartersville	Dalton	Gray	Manchester	Stockbridge
Alma	Cedartown	Dawson	Greensboro	McDonough	Swainsboro
Americus	Chatsworth	Douglas (2)	Griffin	Milledgeville	Sylvania
Athens (2)	Clarkesville	Douglasville	Hartwell	Monroe	Sylvester
Bainbridge	Claxton	Dublin	Hawkinsville	Montezuma	Thomaston
Barnesville	Clayton	East Ellijay	Hazlehurst	Monticello	Thomson
Baxley	Cleveland	Eastman	Helena	Moultrie	Tifton
Blairsville	Cochran	Eatonton	Hinesville (2)	Nashville	Toccoa
Blakely	Colquitt	Elberton	Hogansville	Newnan	Valdosta
Blue Ridge	Columbus	Fayetteville	Jackson	Perry	Vidalia
Bremen	Commerce	Fitzgerald	Jasper	Pooler	Villa Rica
Brunswick	Conyers	Flowery Branch	Jefferson	Richmond Hill	Warner Robins
Buford	Cordele	Forsyth	Jesup	Rome	Washington
Butler	Cornelia	Fort Valley	LaGrange	Royston	Waycross
Cairo	Covington	Fort Oglethorpe	Lavonia	Sandersville	Waynesboro
Calhoun	Cumming	Gainesville	Lawrenceville	Savannah	Winder
Canton	Dahlonega	Garden City

LOUISIANA
Abbeville	Denham Springs	Houma	Marksville	New Iberia	Slidell
Alexandria	DeRidder	Jena	Minden	Opelousas	Springhill
Bossier City	Eunice	Lafayette	Monroe	Pineville	Sulphur
Bastrop	Franklin	LaPlace	Morgan City	Prairieville	Thibodaux
Crowley	Hammond	Leesville	Natchitoches	Ruston	Winnsboro

DeRidder

MISSISSIPPI
Batesville	Columbus	Hazlehurst	Magee	Oxford	Ripley
Bay St. Louis	Corinth	Hernando	McComb	Pearl	Senatobia
Booneville	Forest	Houston	Meridian	Philadelphia	Starkville
Brookhaven	Grenada	Iuka	New Albany	Picayune	Tupelo
Carthage	Gulfport	Jackson	Newton	Pontotoc	Winona
Columbia	Hattiesburg	Kosciusko	Olive Branch

Columbia

SOUTH CAROLINA
Aiken	Chester	Greenville	Lexington	North Augusta	Spartanburg
Anderson	Columbia	Greenwood	Greenwood	North Charleston	Summerville
Batesburg- Leesville	Conway	Greer	Manning	North Greenville	Sumter
Beaufort	Dillon	Hartsville	Marion	Orangeburg	Union
Camden	Easley	Irmo	Moncks Corner	Rock Hill	Walterboro

Cayce	Florence	Lancaster	Myrtle Beach	Seneca	Winnsboro
Charleston	Gaffney	Laurens	Newberry	Simpsonville	York
Cheraw	Georgetown

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

TENNESSEE
Aloca	Crossville	Greenville	Kingsport	Lenior City	Sevierville
Athens	Dayton	Hixson	Knoxville	Madisonville	Sparta
Bristol	Elizabethton	Johnson City	LaFollette	Newport	Winchester
Cleveland	Gallatin

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