Form 10-K, Exhibit 13
period 2015-12-31
1st FRANKLIN FINANCIAL CORP
filed 2016-03-30
CIK 38723

EXHIBIT 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2015

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Sources of Funds and Common Stock Matters	11

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Report of Independent Registered Public Accounting Firm	21

Consolidated Financial Statements	22

Directors and Executive Officers	45

Corporate Information	45

Ben F. Cheek, Jr. Office of the Year	47

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2015 the business was operated through 111 branch offices in Georgia, 39 in Alabama, 44 in South Carolina, 36 in Mississippi, 33 in Louisiana and 22 in Tennessee.  Also on that date, the Company had 1,269 employees.

As of December 31, 2015, the resources of the Company were invested principally in loans, which comprised 60% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Co-Workers, Customers and Friends:

The year 2015 was a year in which the 1,257 “Friendly Franklin Folks” put in many hours of hard work at their branches and areas of responsibility as well as giving countless volunteer hours to the many worthy causes in their communities.  I feel that you will agree that the facts and figures that are found on the following pages will reflect the excellent results that their efforts attained during the year.

Every year has its highlights and challenges and 2015 was no different for 1st Franklin.  New rules and regulations emanating from both the Federal and State governments have required that we adapt to a number of changes in some areas of our operations.  We have accepted these changes with a positive attitude and expect that in many cases our practices and procedures will be streamlined and improved.  To assist us in our effort to adapt correctly to these new regulations we sought some assistance and overviews from outside our company.  One company analyzed our internal auditing procedures with an eye toward implementing Risk Based Auditing.  The second company focused on our overall operating procedures approaching their analysis from a regulatory point of view.  We feel that both of these outside sources brought a very valuable insight to our company and we will be adopting a number of their recommendations.  In order to effectively implement these recommendations, we were fortunate to be able to add three very capable and knowledgeable people to our legal, compliance and auditing departments.

Highlights for the year that I hope you will review include:

• Assets for the year 2015 increased 11% to $674.4 million.

• Our Investment Center grew 14% adding $51.6 million.

• We opened four new branches – Morristown, TN, Baker, LA, Lake Charles, LA and Tucker, GA.

• The capital base of our company increased 8% or $16.0 million.

During the year 2016, 1st Franklin Financial Corporation will celebrate its 75th Anniversary.  The theme for the year is “1941-2016 75 Years Strong.”  When my grandfather started our company in 1941 I don’t know what his goals and aspirations were.  I do know however, that he would be very proud and humbled to know what all of the wonderful people that have been associated with our company over the years have accomplished.  Co-workers, investors, bankers, customers and friends.  All have played a vital part in bringing us the successful years that we have enjoyed.  I also know that he would be filled with excitement and expectation as we look forward to the possibilities that the future holds.

Thanks to all who have made our 75 years of growth and success possible.  We continue to value and covet your confidence and support.

Sincerely yours,

 /s/ Ben F. “Buddy” Cheek, IV

   Chairman of the Board

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial information of the Company. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed consolidated financial statements and notes thereto included herein.

	Year Ended December 31
	2015	2014	2013	2012	2011
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 152,590	$ 144,569	$ 132,579	$ 122,805	$ 111,730
Insurance	52,447	47,964	45,684	42,746	39,440
Other	3,325	7,167	7,709	7,084	6,724

Net Interest Income	139,636	132,617	121,108	111,410	100,089
Interest Expense	12,955	11,952	11,472	11,394	11,641
Provision for Loan Losses	36,887	32,623	27,623	22,485	19,009
Income Before Income Taxes	31,130	37,531	38,400	36,663	32,229
Net Income	25,866	33,334	34,408	32,749	29,123

Ratio of Earnings to Fixed Charges	3.08	3.70	3.89	3.79	3.42

	As of December 31
	2015	2014	2013	2012	2011
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 406,390	$ 388,341	$ 369,427	$ 343,574	$ 317,959
Total Assets	674,414	605,588	561,761	518,289	464,885
Senior Debt	388,489	335,186	308,015	275,894	243,801
Subordinated Debt	36,004	37,727	40,379	42,918	46,870
Stockholders’ Equity	224,490	208,447	192,353	176,534	153,585

Ratio of Total Liabilities to Stockholders’ Equity	2.00	1.91	1.92	1.94	2.03

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, primarily in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2015, direct cash loans comprised 90%, real estate loans comprised 4% and sales finance contracts comprised 6% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2015	2014	2013	2012	2011
	(in thousands)

Direct Cash Loans	$139,945	$132,974	$121,848	$112,522	$101,683
Real Estate Loans	3,432	3,202	3,223	3,272	3,539
Sales Finance Contracts	4,436	3,896	3,690	3,648	3,637
Total Finance Charges	$147,813	$140,072	$128,761	$119,442	$108,859

Our business consists mainly of making loans to individuals who depend primarily on their earnings to meet their repayment obligations.  We make direct cash loans primarily to people who need money for some non-recurring or unforeseen expense, for debt consolidation, or to purchase household goods such as furniture and appliances.  These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $15,000 principal amount.  The loans are generally secured by personal property (other than certain household goods), motor vehicles and/or real estate. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

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

Because of our reliance on the continued income stream of most of our loan customers, our ability to continue the profitable operation of our business depends to a large extent on the continued employment of our customers and their ability to meet their obligations as they become due. Therefore, continued economic uncertainty or worsening economic condtions, increases in unemployment or continued increases in the number of personal bankruptcies within our typical customer base may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2015	2014	2013	2012	2011

Direct Cash Loans	35.25%	35.50%	34.79%	34.36%	33.75%
Real Estate Loans	16.50	16.49	16.38	15.65	16.03
Sales Finance Contracts	19.66	20.17	20.42	20.61	20.58

The following table contains certain information about our operations:

	As of December 31
	2015	2014	2013	2012	2011

Number of Branch Offices	285	282	275	266	258
Number of Employees	1,269	1,217	1,146	1,092	1,074
Average Total Loans Outstanding Per Branch (in 000's)	$1,919	$1,828	$1,776	$1,693	$1,622
Average Number of Loans Outstanding Per Branch	930	882	843	800	724

DESCRIPTION OF LOANS

	Year Ended December 31
	2015	2014	2013	2012	2011
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	73,371	67,140	64,709	60,610	41,821

Number of Loans Made to Former Borrowers	55,139	50,948	46,757	38,243	33,240

Number of Loans Made to Present Borrowers	190,211	192,564	187,962	171,505	159,177

Total Number of Loans Made	318,721	310,652	299,428	270,358	234,238

Total Volume of Loans Made (in 000’s)	$719,251	$695,144	$669,565	$603,627	$550,120

Average Size of Loan Made	$2,257	$2,238	$2,236	$2,233	$2,349

Number of Loans Outstanding	248,627	233,965	217,352	198,202	171,984

Total Loans Outstanding (in 000’s)	$494,837	$471,195	$445,755	$408,691	$376,568

Percent of Total Loans Outstanding	90%	91%	91%	91%	90%
Average Balance on Outstanding Loans	$1,990	$2,014	$2,051	$2,062	$2,190

REAL ESTATE LOANS:

Total Number of Loans Made	515	402	463	462	520

Total Volume of Loans Made (in 000’s)	$ 9,798	$ 8,455	$ 8,924	$ 7,328	$ 9,010

Average Size of Loan Made	$19,025	$21,031	$19,274	$15,863	$17,327

Number of Loans Outstanding	1,468	1,439	1,508	1,622	1,776

Total Loans Outstanding (in 000’s)	$22,128	$20,271	$20,329	$20,659	$22,123

Percent of Total Loans Outstanding	4%	4%	4%	4%	5%
Average Balance on Outstanding Loans	$15,074	$14,087	$13,481	$12,736	$12,457

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	14,973	13,488	13,751	14,143	13,939

Total Volume of Contracts Purchased (in 000’s)	$35,315	$28,403	$27,395	$27,422	$25,281

Average Size of Contract Purchased	$2,359	$2,106	$1,992	$1,939	$1,814

Number of Contracts Outstanding	15,090	13,446	13,188	13,154	13,096

Total Contracts Outstanding (in 000’s)	$30,071	$23,906	$22,270	$20,983	$19,765

Percent of Total Loans Outstanding	6%	5%	5%	5%	5%
Average Balance on Outstanding Loans	$1,993	$1,778	$1,689	$1,595	$1,509

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2015	2014	2013	2012	2011

(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$ 718,834	$ 695,144	$ 669,331	$ 603,467	$ 550,078
Real Estate Loans	9,798	8,454	8,924	7,328	9,010
Sales Finance Contracts	34,444	28,055	26,745	26,279	23,705
Net Bulk Purchases	1,288	348	884	1,303	1,618

Total Loans Acquired	$ 764,364	$ 732,001	$ 705,884	$ 638,377	$ 584,411

	LOANS LIQUIDATED *

Direct Cash Loans	$ 695,608	$ 669,704	$ 632,501	$ 571,504	$ 520,997
Real Estate Loans	7,941	8,512	9,254	8,792	9,854
Sales Finance Contracts	29,151	26,767	26,108	26,204	27,211

Total Loans Liquidated	$ 732,700	$ 704,983	$ 667,863	$ 606,500	$ 558,062

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$ 494,837	$ 471,195	$ 445,755	$ 408,691	$ 376,568
Real Estate Loans	22,128	20,271	20,329	20,659	22,123
Sales Finance Contracts	30,071	23,906	22,270	20,983	19,765

Total Loans Outstanding	$ 547,036	$ 515,372	$ 488,354	$ 450,333	$ 418,456

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 60,753	$ 59,376	$ 56,159	$ 49,933	$ 46,297
Real Estate Loans	159	244	390	335	317
Sales Finance Contracts	4,787	3,460	3,101	2,768	2,593

Total Unearned Finance Charges	$ 65,699	$ 63,080	$ 59,650	$ 53,036	$ 49,207

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

	As of December 31
	2015	2014	2013	2012	2011
Number of Bankrupt Delinquency Resets	1,369	1,662	1,463	1,683	1,601

The Company tracks the dollar amount of loans in bankruptcy in which the delinquency rating was reset.  During 2015 and 2014, the Company reset the delinquency rating to coincide with court initiated repayment plans on bankrupt accounts with principal balances totaling $4.7 million and $5.5 million, respectively.  This represented approximately .92% and 1.16% of the average principal loan portfolios outstanding during both 2015 and 2014, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

As of December 31
2015	2014	2013	2012	2011
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 8,073	$ 7,218	$ 6,542	$ 5,929	$ 5,712
Percentage of Principal Outstanding	1.64%	1.54%	1.48%	1.46%	1.53%
90 Days or More Past Due	$ 15,895	$ 14,283	$ 13,438	$ 12,985	$ 11,911
Percentage of Principal Outstanding	3.23%	3.05%	3.03%	3.21%	3.19%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 162	$ 180	$ 174	$ 201	$ 115
Percentage of Principal Outstanding	.74%	.91%	.87%	.99%	.53%
90 Days or More Past Due	$ 481	$ 504	$ 547	$ 604	$ 656
Percentage of Principal Outstanding	2.21%	2.53%	2.73%	2.91%	3.01%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 347	$ 210	$ 204	$ 208	$ 204
Percentage of Principal Outstanding	1.16%	.88%	.92%	1.00%	1.04%
90 Days or More Past Due	$ 585	$ 464	$ 449	$ 390	$ 492
Percentage of Principal Outstanding	1.96%	1.96%	2.03%	1.86%	2.49%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2015	2014	2013	2012	2011
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 404,057	$ 381,367	$ 357,552	$ 334,084	$ 305,152
Liquidations	$ 695,608	$ 669,704	$ 632,501	$ 571,504	$ 520,997
Net Losses	$ 31,119	$ 27,824	$ 24,476	$ 21,241	$ 21,014
Net Losses as % of Average Net Loans	7.70%	7.30%	6.85%	6.36%	6.89%
Net Losses as % of Liquidations	4.47%	4.15%	3.87%	3.72%	4.03%

	REAL ESTATE LOANS

Average Net Loans	$ 21,194	$ 19,765	$ 20,031	$ 21,192	$ 22,253
Liquidations	$ 7,941	$ 8,513	$ 9,254	$ 8,792	$ 9,854
Net Losses	$ 11	$ 72	$ 6	$ 63	$ 75
Net Losses as a % of Average Net Loans	.05%	.36%	.03%	.30%	.34%
Net Losses as a % of Liquidations	.14%	.85%	.06%	.72%	.76%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 22,908	$ 19,646	$ 18,366	$ 17,891	$ 17,863
Liquidations	$ 29,151	$ 26,767	$ 26,108	$ 26,204	$ 27,211
Net Losses	$ 877	$ 787	$ 471	$ 531	$ 670
Net Losses as % of Average Net Loans	3.83%	4.01%	2.56%	2.97%	3.75%
Net Losses as % of Liquidations	3.01%	2.94%	1.80%	2.03%	2.46%

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

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business.  Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2015	2014	2013	2012	2011

Bank Borrowings	-%	-%	-%	-%	-%
Senior Debt	58	55	55	53	53
Subordinated Debt	5	6	7	8	10
Other Liabilities	4	4	4	5	4
Stockholders’ Equity	33	35	34	34	33
Total	100%	100%	100%	100%	100%

Number of Investors	5,415	5,405	5,436	5,445	5,406

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2015	2014	2013	2012	2011

Senior Borrowings	3.32%	3.31%	3.46%	3.75%	4.08%
Subordinated Borrowings	2.82	2.92	3.14	3.33	4.20
All Borrowings	3.27	3.26	3.41	3.69	4.11

Certain financial ratios relating to our debt have been as follows:

As of December 31
2015	2014	2013	2012	2011

Total Liabilities to
Stockholders’ Equity	2.00	1.91	1.92	1.94	2.03

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.59	1.46	1.41	1.36	1.32

As of March 28, 2016, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market.  The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented.  Cash distributions of $60.60 and $137.50 per share were paid to shareholders in 2015 and 2014, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

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

Our significant accounting policies are disclosed in Note 1 "Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements.  Certain information in this discussion and other statements contained in this Annual Report which are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks and uncertainties.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Possible factors which could cause our actual future results to differ from any expectations within any forward-looking statements, or otherwise, include, but are not limited to, changes in our ability to manage liquidity and cash flow, the accuracy of Management’s estimates and judgments, adverse developments in economic conditions including the interest rate environment, unforeseen changes in our net interest margin, federal and state regulatory changes, unfavorable outcomes of litigation and other factors referenced in the “Risk Factors” section of the Company’s Annual Report and elsewhere herein, or otherwise contained in our filings with the Securities and Exchange Commission from time to time.

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941.  Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time.  Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans.  All our loans are at fixed rates, and contain fixed terms and fixed payments.  We operate branch offices in six southeastern states and had a total of 285 branch locations at December 31, 2015.  The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network.  The Company expanded its operations with the opening of seven new branch offices during the year just ended.  The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

The Company's total assets increased $68.8 million (11%) to $674.4 million as of December 31, 2015 compared to $605.6 million at December 31, 2014.  Increases in our cash, investment and loan portfolios were the primary areas of growth in the asset section of our balance sheet.

Our cash and short-term investments increased $36.7 million (249%) at December 31, 2015 compared to December 31, 2014.  Surplus funds generated from increased sales of our debt securities during 2015 and funds generated from operations led to the growth in our cash and holdings of short-term investments.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers.  At December 31, 2015, restricted cash was approximately $9.3 million compared to $1.1 million at December 31, 2014.

The Company has two investment portfolios on the Statements of Financial Position.  One is titled "Marketable Debt Securities" which consists primarily of invested surplus funds generated by the Company's insurance subsidiaries.  This investment portfolio increased $5.3 million (3%) at December 31, 2015 compared to December 31, 2014 as a result of the aforementioned increase in surplus funds generated from sales of the our debt securities and funds generated from operations.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 89% of these investment securities have been designated as “available for sale” at December 31, 2015 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries. The remainder of this investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

A second investment portfolio, captioned "Equity Method Investments", consists of invested surplus funds generated from operations and financing activities of the Parent Company.  Management originally invested $10.0 million of these funds on November 1, 2013 in Meritage Capital, Centennial Absolute Return Fund, L.P. in an attempt to increase yield.  An additional $15.0 million was invested on April 1, 2014.  Total value of the fund was $25.0 million at December 31, 2015 compared to $26.1 million at December 31, 2014.  The decline in the value of the fund during 2015 was due to the volitility in the bond and equity markets.  The Company uses the equity method of accounting to account for this investment.

Our net loan portfolio grew $18.0 million (5%) to $406.4 million at December 31, 2015 compared to $388.3 million at December 31, 2014. The increase in the net loan portfolio was the result of higher loan originations during the year just ended.  Loan originations were $764.4 million during 2015 compared to $732.0 million during the prior year.  A $4.9 million increase in the Company's allowance for loan losses (which is included in the net loan portfolio) offset a portion of the increase in the portfolio.  Our allowance for loan losses reflects Management's estimate of the level of allowance adequate to cover probable losses inherent in the loan portfolio as of the date of the statement of financial position.  To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.  Management increased the allowance for loan losses at December 31, 2015 compared to December 31, 2014 mainly due to a higher level of charge offs during 2015 and the higher level of loans outstanding.  Management believes the allowance for loan losses is adequate to cover probable losses; however, changes in trends or deterioration in economic conditions could result in a change in the allowance or an increase in actual losses.  Any increase could have a material adverse impact on our results of operation or financial condition in the future.

Increases in deferred acquisition costs and accounts receivable related to our credit insurance business were the primary factors causing the $1.6 million (8%) increase in miscellaneous other assets at December 31, 2015 compared to the prior year end.

A substantial portion of the Company's funding is generated from sales of the Company's various debt securities.  Aggregate senior and subordinated debt of the Company increased $51.6 million (14%) to $424.5 million at December 31, 2015 compared to $372.9 million at December 31, 2014.  Higher sales of the Company's senior demand notes and commercial paper resulted in the increase.

Other liabilities increased $1.2 million (5%) at December 31, 2015 compared to the prior year end mainly due to increases in accounts payable, accrued deferred compensation expenses and accrued employee health insurance claims.

Results of Operations:

Total revenues were $208.4 million, $199.7 million and $186.0 million during 2015, 2014 and 2013, respectively.  Growth in earning assets (loans and investments) during the period just ended led to higher finance charge earnings, insurance earnings and investment income, which led to higher revenues during the comparable periods.  Higher expenses during 2015 and 2014 offset the increases in revenues during the same respective periods resulting in declines in net income.  Net income for each of the three years ended December 31, 2015 was $25.9 million, $33.3 million and $34.4 million, respectively.

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

Net interest income was $139.6 million during 2015, compared to $132.6 million in 2014 and $121.1 million during 2013.  The higher margins during 2015 and 2014 were due to higher levels of average net receivables outstanding and the associated finance charge income thereon.  Average net receivables were $440.3 million during 2015 compared to $413.3 million during 2014 and $388.0 million during 2013.  Interest income grew $8.0 million (6%) during 2015 compared to 2014, and $12.0 million (9%) during 2014 compared to 2013 as a result of the higher average net receivables outstanding.

Interest expense was $13.0 million, $12.0 million and $11.5 million during 2015, 2014 and 2013, respectively, mainly due to increases in average borrowings outstanding.  Average borrowings were $395.5 million during 2015 compared to $363.9 during 2014 and $335.8 during 2013.  Although average borrowings increased, the continued low interest rate environment has enabled the Company to minimize increases in interest expense.  Our weighted average borrowing rate was 3.28% during the two year period just ended and 3.42% during 2013.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers.  Growth in our loan portfolio typically leads to increases in insurance in-force as many loan customers elect to purchase the credit insurance coverage offered by the Company.  Net insurance income (insurance revenues less claims and expenses) increased $2.8 million (7%), $1.7 million (5%) and $1.8 million (5%) during the three years ended December 31, 2015, respectively.

Other Revenue:

Other revenue earned was $3.3 million during 2015 compared to $7.2 million during 2014 and $7.7 million during 2013.  The primary revenue category included in other revenue relates to commissions earned by the Company on sales of the auto club memberships.  The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan.  During fourth quarter of 2014, the Company elected to begin offering customers an enhanced auto club product with expanded coverage.  Commission rates earned by the Company on the enhanced product are lower than those earned on the original product offered.  The lower commission rates were one of the primary causes of the $3.8 million (54%) decline in other revenue during 2015 compared to 2014.  During 2014, other revenue decreased $.5 million (9%) compared to 2013 mainly due to lower commissions earned on sales of auto club memberships.

Another factor contributing to the decrease in other revenue during 2015 compared to 2014 was a $1.0 million loss in income on the equity method investment held by the Company.  As previously mentioned, the Company has a $25.0 million equity fund investment.  Volatility in the bond and equity markets resulted in a loss on this investment during 2015.  During 2014, the investment earned $1.0 million.

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

Higher net charge offs and additions to the allowance for loan losses resulted in increases in the provision for loan losses during 2015 and 2014.  Net charge offs during 2015, 2014 and 2013 were $32.0 million, $28.7 million and $25.0 million, respectively.  During 2015 and 2014, the Company increased the allowance for loan losses by $4.9 million and $3.9 million, respectively.  As a result of the foregoing, our provision for loan losses increased $4.3 million (13%) and $5.0 million (18%) during 2015 and 2014, respectively.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses increased approximately $8.1 million (8%) during 2015 compared to 2014, and approximately $8.5 million (9%) during 2014 compared to 2013.  Operating expenses include personnel expense, occupancy expense and miscellaneous other expenses.

Personnel expense increased $4.4 million (7%) during 2015 as compared to 2014 and $4.4 million (7%) during 2014 compared to 2013.  The increases in each of the two year periods just ended were primarily due to increases in the employee base, merit salary increases, higher contributions to the Company's 401(k) plan, higher claims expense associated with the Company’s self insured employee medical program and higher payroll taxes.  An increase in the accrual for incentive bonuses during 2014 also contributed to the increase in personnel expense during that year compared to 2013.

Occupancy expense increased $.5 million (4%) during 2015 compared to 2014 and $.8 million (7%) during 2014 compared to 2013.  Higher maintenance expense, utilities expense, telephone expense, depreciation expense and increased rent expense were the primary factors responsible for the increase in occupancy expense.

Other operating expenses increased $3.1 million (12%) and $3.3 million (14%) during 2015 and 2014, respectively.  During 2015, increased marketing efforts resulted in increases in advertising expense and postage, both of which were significant factors in the increase in other operating expenses compared to 2014.  Increases in charitable contributions, computation errors, computer expenses, consultant fees and travel expenses were other categories contributing to the increase in other operating expenses during 2015.  During 2014, increases in advertising expense, charitable contributions, loss on sale of assets, insurance expenses, computer expense, postage, travel expenses and taxes and licenses were the primary categories causing the increase in other operating expenses compared to 2013.

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

Effective income tax rates for the years ended December 31, 2015, 2014 and 2013 were 16.9%, 11.2% and 10.4%, respectively.  During each of the three years ended December 31, 2015, the S Corporation earned a profit, which was reported as taxable income of the shareholders.  Since this tax liability is passed on to the shareholders the profit of the S Corporation had the effect of lowering the Company's overall consolidated effective tax rates for those years.  The increase in rates during the last two years is due to decreases in the ratio of taxable income for the Parent Company compared to the insurance subsidiaries. The Company's life insurance subsisidiary no longer qualified for the small life insurance company tax deduction, which also contributed to the increase in rates.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  Volatility in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2015.  Rates associated with the marketable debt securities represent weighted averages based on the tax effected yield to maturity of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2021 &		Fair
	2016	2017	2018	2019	2020	Beyond	Total	Value
Assets:	(Dollars in millions)
Marketable Debt Securities	$ 5	$ 7	$ 8	$ 6	$ 3	$ 132	$161	$161
Average Interest Rate	2.2%	2.6%	2.3%	2.8%	3.1%	3.4%	3.2%
Liabilities:
Senior Debt:
Senior Demand Notes	$71	—	—	—	—	—	$ 71	$ 71
Average Interest Rate	1.7%	—	—	—	—	—	1.7%
Commercial Paper	$317	—	—	—	—	—	$317	$317
Average Interest Rate	3.5%	—	—	—	—	—	3.5%
Subordinated Debentures	$ 6	$ 8	$9	$13	—	—	$ 36	$ 36
Average Interest Rate	2.9%	2.8%	2.8%	2.8%	—	—	2.8%

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

As of December 31, 2015 and December 31, 2014, the Company had $51.4 million and $14.7 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2015 and 2014, 79% and 80%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries.  Georgia state insurance regulations limit the use an insurance company can make of its assets.  Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner.  The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2015, without prior approval of the Georgia Insurance Commissioner, was approximately $11.8 million.  The Company elected not to pay any dividends from the insurance subsidiaries during 2015.

At December 31, 2015, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $70.5 million and $67.3 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2016 without prior approval of the Georgia Insurance Commissioner is approximately $12.5 million.  The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, NA.  This credit agreement provides for borrowings or reborrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  There were no borrowings outstanding against the credit line at December 31, 2015 or 2014.  The credit agreement has a commitment terminaton date  of September 11, 2018.  Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

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

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions.  The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2015, the Company was in compliance with all covenants.  The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.

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

The Company was subject to the following contractual obligations and commitments at December 31, 2015:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Bank Commitment Fee **	$ 1.4	$ .5	$ .9	$ -	$ -
Senior Demand Notes *	72.2	72.2	-	-	-
Commercial Paper *	327.8	327.8	-	-	-
Subordinated Debt *	40.0	7.2	18.5	14.3	-
Human resource insurance and support contracts **	.8	.8	-	-	-
Marketing Database	.3	.1	.1	.1
Operating leases (offices)	15.9	5.7	7.7	2.5	-
Communication lines contract **	1.4	.6	.6	.2	-
Software service contract **	9.4	3.1	6.3	-	-
Total	$469.2	$418.0	$34.1	$17.1	$ -

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

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 30, 2016

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2015 AND 2014

ASSETS

2015	2014

	CASH AND CASH EQUIVALENTS (Note 6):
	Cash and Due From Banks	$ 5,531,687	$ 1,524,217
	Short-term Investments	45,917,730	13,202,325
		51,449,417	14,726,542

	RESTRICTED CASH (Note 1)	9,335,466	1,073,157

	LOANS (Note 2):
	Direct Cash Loans	494,836,733	471,195,331
	Real Estate Loans	22,128,090	20,271,000
	Sales Finance Contracts	30,071,077	23,906,111
		547,035,900	515,372,442

Less:	Unearned Finance Charges	65,699,425	63,079,794
	Unearned Insurance Premiums	41,446,393	35,331,723
	Allowance for Loan Losses	33,500,000	28,620,000
		406,390,082	388,340,925

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair value	143,862,165	132,847,073
	Held to Maturity, at amortized cost	17,058,181	22,762,252
		160,920,346	155,609,325

	EQUITY METHOD INVESTMENTS (Note 5)	24,989,505	26,059,579

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $26,780,217 and $24,049,665 in 2015 and 2014, respectively	9,918,857	10,205,126
	Deferred Acquisition Costs	2,483,781	2,028,468
	Due from Non-affiliated Insurance Company	2,886,086	2,102,978
	Other Miscellaneous	6,040,269	5,441,945
		21,328,993	19,778,517

	TOTAL ASSETS	$ 674,413,809	$ 605,588,045

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2015 AND 2014

LIABILITIES AND STOCKHOLDERS' EQUITY

2015	2014

SENIOR DEBT (Note 7):
Senior Demand Notes, including accrued interest	$ 71,001,087	$ 58,530,148
Commercial Paper	317,488,208	276,656,052
	388,489,295	335,186,200

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	25,430,137	24,228,121

SUBORDINATED DEBT (Note 8)	36,004,009	37,726,538

Total Liabilities	449,923,441	397,140,859

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2015 and 2014	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2015 and 2014	--	--
Accumulated Other Comprehensive Income	4,142,986	3,663,475
Retained Earnings	220,177,382	204,613,711
Total Stockholders' Equity	224,490,368	208,447,186

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 674,413,809	$ 605,588,045

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	2015	2014	2013
INTEREST INCOME: Finance Charges Net Investment Income	$ 147,813,018 4,777,467 152,590,485	$ 140,071,693 4,497,090 144,568,783	$ 128,761,404 3,818,099 132,579,503
INTEREST EXPENSE: Senior Debt Subordinated Debt	11,868,927 1,086,012 12,954,939	10,755,834 1,195,676 11,951,510	10,091,821 1,380,051 11,471,872

NET INTEREST INCOME	139,635,546	132,617,273	121,107,631

PROVISION FOR LOAN LOSSES (Note 2)	36,887,285	32,622,546	27,623,368

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	102,748,261	99,994,727	93,484,263

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	52,446,561 (12,559,411) 39,887,150	47,964,294 (10,836,029) 37,128,265	45,683,657 (10,205,444) 35,478,213

OTHER REVENUE	3,325,389	7,166,666	7,708,981

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	71,834,872 13,707,326 29,288,935 114,831,133	67,419,267 13,188,162 26,150,789 106,758,218	63,044,814 12,368,589 22,857,629 98,271,032

INCOME BEFORE INCOME TAXES	31,129,667	37,531,440	38,400,425

PROVISION FOR INCOME TAXES (Note 12)	5,263,994	4,197,694	3,992,664

NET INCOME	$ 25,865,673	$ 33,333,746	$ 34,407,761

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$152.15	$196.08	$202.40

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	2015	2014	2013
Net Income	$ 25,865,673	$ 33,333,746	$ 34,407,761

Other Comprehensive Income / (Loss):
Net changes related to available-for-sale Securities:
Unrealized gains (losses)	862,930	8,297,119	(6,145,189)
Income tax (provision) benefit	(332,201)	(2,160,903)	1,695,874
Net unrealized gains (losses)	530,729	6,136,216	(4,449,315)

Less reclassification of gains to net income	51,218	7	122,037

Total Other Comprehensive Income (Loss)	479,511	6,136,209	(4,571,352)

Total Comprehensive Income	$ 26,345,184	$ 39,469,955	$ 29,836,409

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2012	170,000	$170,000	$174,265,215	$2,098,618	$176,533,833

Comprehensive Income:
Net Income for 2013	—	—	34,407,761	—
Other Comprehensive Loss	—	—	—	(4,571,352)
Total Comprehensive Income	—	—	—	—	29,836,409
Cash Distributions Paid	—		(14,017,609)	—	(14,017,609)

Balance at December 31, 2013	170,000	170,000	194,655,367	(2,472,734)	192,352,633

Comprehensive Income:
Net Income for 2014	—	—	33,333,746	—
Other Comprehensive Loss	—	—	—	6,136,209
Total Comprehensive Income	—	—	—	—	39,469,955
Cash Distributions Paid	—		(23,375,402)	—	(23,375,402)

Balance at December 31, 2014	170,000	170,000	204,613,711	3,663,475	208,447,186

Comprehensive Income:
Net Income for 2015	—	—	25,865,673	—
Other Comprehensive Income	—	—	—	479,511
Total Comprehensive Income	—	—	—	—	26,345,184
Cash Distributions Paid	—	—	(10,302,002)	—	(10,302,002)

Balance at December 31, 2015	170,000	$170,000	$220,177,382	$ 4,142,986	$224,490,368

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

2015	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 25,865,673	$ 33,333,746	$ 34,407,761
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	36,887,285	32,622,546	27,623,368
Depreciation and amortization	3,318,710	3,156,828	2,910,855
Provision for deferred taxes	1,037,993	41,211	145,730
Loss (Earnings) in equity method investment	1,070,074	(847,943)	(211,635)
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	768,903	1,101,092	1,004,266
(Increase) decrease in miscellaneous assets and other	(1,836,742)	421,877	(1,561,178)
(Decrease) Increase in other liabilities	(149,424)	1,011,240	(333,179)
Net Cash Provided	66,962,472	70,840,597	63,985,988

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(387,639,565)	(351,600,837)	(334,922,921)
Loan payments	332,703,123	300,064,326	281,446,113
(Increase) decrease in restricted cash	(8,262,309)	(98,705)	3,702,378
Purchases of securities, available for sale	(20,649,356)	(30,969,513)	(38,947,670)
Purchase of equity fund investment	-	(15,000,000)	(10,000,000)
Sales of securities, available for sale	797,246	-	4,199,916
Redemptions of securities, available for sale	9,200,000	11,895,000	12,880,000
Redemptions of securities, held to maturity	5,340,000	6,455,000	2,975,000
Capital expenditures	(3,045,037)	(4,487,073)	(2,715,004)
Proceeds from sale of equipment	37,737	84,231	45,662
Net Cash Used	(71,518,161)	(83,657,571)	(81,336,526)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Senior Demand Notes	12,470,939	4,475,141	4,022,163
Advances on credit line	531,641	531,475	531,375
Payments on credit line	(531,641)	(531,475)	(531,375)
Commercial paper issued	67,964,535	65,587,144	61,559,542
Commercial paper redeemed	(27,132,379)	(42,891,237)	(33,460,285)
Subordinated debt issued	8,164,215	7,210,193	8,645,970
Subordinated debt redeemed	(9,886,744)	(9,862,162)	(11,185,439)
Dividends / Distributions paid	(10,302,002)	(23,375,402)	(14,017,609)
Net Cash Provided	41,278,564	1,143,677	15,564,342

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	36,722,875	(11,673,297)	(1,786,196)

CASH AND CASH EQUIVALENTS, beginning	14,726,542	26,399,839	28,186,035
CASH AND CASH EQUIVALENTS, ending	$ 51,449,417	$ 14,726,542	$ 26,399,839

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest	$ 12,874,565	$ 11,881,150	$ 11,537,662
Income Taxes	3,768,000	4,304,000	3,857,000
Non-cash Exchange of Investment Securities	533,859	-	2,830,022

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 285 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

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

Senior Debt.  The carrying value of the Company's senior debt securities approximates fair value due to the relatively short period of time between the origination of the instruments and their expected payment.  Senior debt securities are classified as a Level 2 financial liability.

Subordinated Debt.  The carrying value of the Company's subordinated debt securities approximates fair value due to the re-pricing frequency of the securities.  Subordinated debt securities are classified as a Level 2 financial liability.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could vary from these estimates.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims.  Reserves for claims totaled $3,028,970 and $1,498,249 at December 31, 2015 and 2014, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for each of the three years ended December 31, 2015 was $3,318,710, $3,156,828 and $2,910,855, respectively.

Restricted Cash:

At December 31, 2015 and 2014, the Company had cash of $9,335,466 and $1,073,157, respectively, held in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  During 2015 and 2014, restricted cash also included escrow deposits held by the Company on behalf of certain mortgage real estate customers.

Equity Method Investment:

The Company evaluates its unconsolidated equity investment to determine whether it should be recorded on a consolidated basis.  The percentage ownership interest in the equity investment, an evaluation of control and whether a variable interest entity ("VIE") exists are all considered in the Company's consolidation assessment.

The Company accounts for its equity investment where it owns a non-controlling interest or where it is not the primary beneficiary of a VIE using the equity method of accounting.  Under the equity method, the Company's cost of an investment is adjusted for its share of equity in the earnings or losses of the unconsolidated investment and reduced by distributions received.  There is no difference between the cost of the Company's equity investment and the value of the underlying equity as reflected in the unconsolidated equity investment's financial statements.

The Company assesses the carrying value of its equity method investment for impairment in accordance with Accounting Standards Codification ("ASC") 323-10, Investments - Equity Method and Joint Ventures.  The Company assesses whether there are any indicators that the fair value of the Company's equity method investment might be impaired.  An investment is deemed impaired if the Company's estimate of the fair value of the investment is less than the carrying value of the investment and such decline in value is deemed to be other than temporary.  During the years ended December 31, 2015, 2014 and 2013, no impairment of the Company's equity method investment was recognized.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there has been no impairment of carrying value of the long-lived assets, including property and equipment at December 31, 2015 or 2014.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued ASC 740-10.  FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2015 and December 31, 2014, the Company had no uncertain tax positions.

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

Marketable Debt Securities:

Management has designated a significant portion of the Company’s marketable debt securities held in the Company's investment portfolio at December 31, 2015 and 2014 as being available-for-sale.  This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income/loss.  Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted per share amounts are the same.

Recent Accounting Pronouncements:

In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers."  This update supersedes revenue recognition requirements in Topic 605, "Revenue Recognition," including most industry-specific revenue guidance in the FASB Accounting Standards Codification.  The new guidance stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance provides specific steps that entities should apply in order to achieve this principle.  The amendments are effective for interim and annual periods beginning after December 15, 2017.  Adoption is allowed by either the full retrospective or modified retrospective approach.  The Company in in the process of evaluating the expected impact of the ASU's adoption on the Company's consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, "Imputation of Interest."  ASU 2015-03 applies to the presentation of debt issuance costs in financial statements.  It requires debt issurance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts.  Debt disclosures will include the face amount of the debt liability and the effective interest rate.  In August 2015, the FASB issued ASU 2015-15, "Interest - Imputation of Interest (Subtopic 835-30) - Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements.  ASU 2015-15 provides additional guidance to ASU 2015-03, which did not address presentation or subsequent measurement of debt issurance costs related to line of credit arrangements.  ASU 2015-15 noted that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line of credit arrangement, reqardless of whether there are any outstanding borrowings on the line of credit arrangement.  The accounting standards require retrospective application and represent a change in accounting principle.  The standard is effective for fiscal years beginning after December 15, 2015.  The Company does not expect the adoption of these standards to have a material impact on the Company's consolidated financial statements.

In February 2016, FASB issued ASU 2016-01, "Leases."  The ASU requires all lessees to recognize lease assets and lease liabilities on the balance sheet.  Lessor accounting is largely unchanged by the ASU, however disclosures about cash flows arising from leases are required of both lessees and lessors.  The disclosures include qualitative and quantitative requirements, providing information about the amounts recorded in the financial statements.  The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.  The Company is currently evaluating the impact this new accounting standard on the consolidated financial statements.

2. LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2015 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2016	69.86%	14.10%	57.32%
2017	25.45	13.86	28.50
2018	3.92	13.38	10.50
2019	. 56	12.03	3.28
2020	.09	10.11	.39
2021 & beyond	.12	36.52	.01
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2015 and 2014, cash collections applied to the principal of loans totaled $332,703,123 and $300,064,326, respectively, and the ratios of these cash collections to principal average net receivables were 75.56% and 72.61%, respectively.

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

When a loan becomes 60 days or more past due based on its original terms, it is placed in nonaccrual status.  At this time, the accrual of any additional finance charges is discontinued.  Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status.  Non-accrual loans return to accrual status when the loan becomes less than 60 days past due.  There were no loans past due 60 days or more and still accruing interest at December 31, 2015 or December 31, 2014.  The Company’s principal balances on non-accrual loans by loan class at December 31, 2015 and 2014 are as follows:

Loan Class	December 31, 2015	December 31, 2014

Consumer Loans	$ 25,070,209	$ 23,124,540
Real Estate Loans	846,894	919,600
Sales Finance Contracts	1,009,475	739,009
Total	$ 26,926,578	$ 24,783,149

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2015 and 2014 is as follows:

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 13,836,033	$ 8,073,384	$ 15,895,050	$ 37,804,467
Real Estate Loans	321,249	161,974	480,929	964,152
Sales Finance Contracts	498,374	346,930	584,919	1,430,223
Total	$ 14,655,656	$ 8,582,288	$ 16,960,898	$ 40,198,842

December 31, 2014	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 11,919,463	$ 7,217,788	$ 14,282,710	$ 33,419,961
Real Estate Loans	441,721	180,756	504,384	1,126,861
Sales Finance Contracts	374,821	209,845	463,957	1,048,623
Total	$ 12,736,005	$ 7,608,389	$ 15,251,051	$ 35,595,445

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator.  The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2015 and December 31, 2014 was 2.40% and 2.48%, respectively.

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2015	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 492,742,657	90.5%	$ 31,119,348	97.2%
Real Estate Loans	21,754,111	4.0	10,699.0
Sales Finance Contracts	29,908,790	5.5	877,238	2.8
Total	$ 544,405,558	100.0%	$ 32,007,285	100.0%

December 31, 2014

Consumer Loans	$ 468,956,278	91.5%	$ 27,824,196	97.0%
Real Estate Loans	19,914,898	3.9	71,789.0
Sales Finance Contracts	23,721,528	4.6	787,350	3.0
Total	$ 512,592,704	100.0%	$ 28,683,335	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 96% of the Company’s loan portfolio at December 31, 2015 and 2014.  As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses.  Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance.  Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis.  Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level.  We have not acquired any impaired loans with deteriorating quality during any period reported.  The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2015	2014	2013
Allowance For Credit Losses:
Beginning Balance	$ 28,620,000	$ 24,680,789	$ 22,010,085
Provision for Loan Losses	36,887,285	32,622,546	27,623,368
Charge-Offs	(42,017,880)	(38,024,773)	(33,938,554)
Recoveries	10,010,595	9,341,438	8,985,890
Ending Balance	$ 33,500,000	$ 28,620,000	$ 24,680,789

	2015	2014	2013
Finance Receivables:
Ending Balance	$ 544,405,558	$ 512,592,704	$ 485,149,825
Ending Balance; collectively evaluated for impairment	$ 544,405,558	$ 512,592,704	$ 485,149,825

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties.   Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer.  The following table presents a summary of loans that were restructured during the year ended December 31, 2015.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	6,975	$ 15,593,924	$ 14,501,969
Real Estate Loans	44	379,550	372,984
Sales Finance Contracts	251	500,839	464,498
Total	7,270	$ 16,474,313	$ 15,339,451

TDRs that subsequently defaulted during the year ended December 31, 2015 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	2,147	$ 2,996,600
Real Estate Loans	2	8,045
Sales Finance Contracts	64	93,051
Total	2,213	$ 3,097,696

The following table presents a summary of loans that were restructured during the year ended December 31, 2014.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	3,745	$ 11,810,926	$ 10,827,585
Real Estate Loans	57	519,530	505,474
Sales Finance Contracts	190	450,156	421,242
Total	3,992	$ 12,780,612	$ 11,754,301

TDRs that subsequently defaulted during the year ended December 31, 2014 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	587	$ 1,163,067
Real Estate Loans	4	23,040
Sales Finance Contracts	27	54,574
Total	618	$ 1,240,681

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3. MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2015
Obligations of states and
political subdivisions	$ 138,123,137	$ 5,622,609	$ (212,362)	$ 143,533,384
Corporate securities	130,316	198,465	--	328,781
	$ 138,253,453	$ 5,821,074	$ (212,362)	$ 143,862,165

December 31, 2014
Obligations of states and
political subdivisions	$ 127,901,002	$ 4,885,012	$ (357,928)	$ 132,428,086
Corporate securities	130,316	288,671	--	418,987
	$ 128,031,318	$ 5,173,683	$ (357,928)	$ 132,847,073

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2015
Obligations of states and
political subdivisions	$ 17,058,181	$ 243,377	$ (130,505)	$ 17,171,053
December 31, 2014
Obligations of states and
political subdivisions	$ 22,762,252	$ 489,958	$ (122,589)	$ 23,129,621

  The amortized cost and estimated fair values of marketable debt securities at December 31, 2015, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 3,837,754	$ 4,073,213	$ 1,188,643	$ 1,193,954
Due after one year through five years	13,309,944	13,537,787	9,791,621	9,891,023
Due after five years through ten years	17,069,261	17,513,906	6,077,917	6,086,076
Due after ten years	104,036,494	108,737,259	--	--
	$ 138,253,453	$ 143,862,165	$ 17,058,181	$ 17,171,053

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2015:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 7,154,930	$ (75,054)	$ 4,287,447	$ (137,308)	$ 11,442,377	$ (212,362)

Held to Maturity:
Obligations of states and political subdivisions	4,471,673	(61,813)	1,406,089	(68,692)	5,877,762	(130,505)

Overall Total	$ 11,626,603	$ (136,867)	$ 5,693,536	$ (206,000)	$ 17,320,139	$ (342,867)

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

The previous two tables represent 25 investments and 32 investments held by the Company at December 31, 2015 and 2014, respectively, the majority of which were rated “A+” or higher.  The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years.  Based on the credit ratings of these investments, along with the consideration of whether  the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company did not consider the impairment of these investments to be other-than-temporary at December 31, 2015 or 2014.

Proceeds from sales of securities during 2015 were $797,246.  Gross gains of $56,113 were realized on these sales. Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2015 were $14,540,000.  Gross gains of $13,859 were realized from these redemptions.

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

Assets measured at fair value as of December 31, 2015 and 2014 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2015	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 328,781	$ 328,781	$ -	$ -
Obligations of states and political subdivisions	143,533,384	-	143,533,384	-
Available-for-sale investment securities	$ 143,862,165	$ 328,781	$ 143,533,384	$ -

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2014	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 418,987	$ 418,987	$ --	$ --
Obligations of states and political subdivisions	132,428,086	--	132,428,086	--
Available-for-sale investment securities	$ 132,847,073	$ 418,987	$ 132,428,086	$ --

5. EQUITY METHOD INVESTMENT:

The Company has one investment accounted for using the equity method of accounting.  On November 1, 2013, the Company invested $10.0 million in Meritage Capital, Centennial Absolute Return Fund, L.P. (the "Fund").  An additional $15.0 was invested in the same fund on April 1, 2014.  The carrying value of this investment was $25.0 million as of December 31, 2015, which represents a 25.85% ownership interest in the Fund.  The carrying value of this investment was $26.1 million as of December 31, 2014, which represented a 25.76% ownership interest in the Fund.  Due to the volatile market conditions the Company recorded a loss of $1.0 million on this investment during 2015.  During 2014, the Company earned $.8 million on this investment.  The loss during 2015 and the earnings during 2014 were recorded in other revenue on the Company's consolidated statement of income.  With at least 60 days notice, the Company has the ability to redeem its investment in the Fund at the end of any calendar quarter.

Condensed financial statement information of the equity method investment is as follows:

	December 31, 2015	December 31, 2014
Company's equity method investment	$ 24,989,505	$ 26,059,579
Partnership assets	$ 97,456,613	$ 104,677,496
Partnership liabilities	$ 148,566	$ 2,667,002
Partnership net (loss) income	$ (3,344,462)	$ 4,560,544

6. INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2015 and 2014, respectively, 79% and 80% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the greater of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner.  At December 31, 2015, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $70.5 million and $67.3 million, respectively.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2015, without prior approval of the Georgia Insurance Commissioner, was approximately $11.8 million.  The Company elected not to pay any dividends from the insurance subsidiaries during the year ended December 31, 2015.

7. SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc.  As amended to date, the credit agreement provides for borrowings and reborrrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the credit agreement were $100.0 million at December 31, 2015 and 2014, at an interest rate of 3.75%.  At December 31, 2015 and 2014, the Company had no borrowings under the credit agreement.

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

The credit agreement has a commitment termination date of September 11, 2018.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.  At December 31, 2015, the Company was in compliance with all financial covenants.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2015:
Bank Borrowings	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.73	71,001	61,713	1.72
Commercial Paper	3.47	317,488	295,263	3.48
All Categories	3.15	388,489	356,980	3.32

2014:
Bank Borrowings	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.73	60,561	58,328	1.72
Commercial Paper	3.48	276,656	264,479	3.49
All Categories	3.17	335,186	322,808	3.33

2013:
Bank Borrowings	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.72	55,196	53,060	1.76
Commercial Paper	3.49	253,960	238,782	3.61
All Categories	3.18	308,015	291,843	3.46

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at			Weighted Average Interest Rate
End of Year			During Year

2015	2014	2013	2015	2014	2013

2.86%	2.90%	3.02%	2.82%	2.91%	3.14%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2015 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2016	$ 6,491,917	$ 21,964,100
2017	7,703,476	8,939,116
2018	8,977,753	2,093,520
2019	12,830,863	3,007,273
	$ 36,004,009	$ 36,004,009

9. COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  Total operating lease expense was $6,042,567, $5,818,043 and $5,511,912 for the years ended December 31, 2015, 2014 and 2013, respectively.  The Company’s minimum aggregate lease commitments at December 31, 2015 are shown in the table below.

Year	Operating Leases

2016	$ 5,690,228
2017	4,551,312
2018	3,135,950
2019	1,667,435
2020	796,547
2021 and beyond	39,534
Total	$ 15,881,006

We conduct our lending operations under the provisions of various federal and state laws and implementing regulations.  Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.  While we believe that we are currently in compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof.  Significant additional regulation or costs of compliance could materially adversely affect our business, financial position, results of operations and/or cash flows.

10. EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan, which was qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2015, 2014 and 2013, the Company contributed $1,834,138, $1,744,475 and $1,606,957, respectively, in matching funds for employee 401(k) deferred accounts.

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

The Company has an outstanding loan to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 24.24% of the Company’s voting stock.  The balance on this commercial loan (including principal and accrued interest) was $1,288,054 at December 31, 2015.  During 2015, the maximum amount outstanding (including accrued interest) on this loan was $1,576,355.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $5,584 for interest accrued during 2015 was applied to the loan on December 31, 2015.  No principal payments on this loan were made in 2015.  The balance on this loan at December 31, 2015 was $349,870.  This was the maximum loan amount outstanding during the year.

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

The provision for income taxes for the years ended December 31, 2015, 2014 and 2013 is made up of the following components:

	2015	2014	2013

Current – Federal	$ 4,220,841	$ 4,143,983	$ 3,840,502
Current – State	5,160	12,500	6,432
Total Current	4,226,001	4,156,483	3,846,934

Deferred – Federal	1,037,993	41,211	145,730

Total Provision	$ 5,263,994	$ 4,197,694	$ 3,992,664

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2015 and 2014.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2015	2014
Insurance Commissions	$ (6,043,688)	$ (5,754,290)
Unearned Premium Reserves	1,656,106	2,194,586
Unrealized (Gain) Loss on
Marketable Debt Securities	(1,465,727)	(1,152,280)
Other	(332,215)	(122,100)
	$ (6,185,524)	$ (4,834,084)

The Company's effective tax rate for the years ended December 31, 2015, 2014 and 2013 is analyzed as follows.  Rates were lower than statutory federal income tax rates mainly due to taxable income at the S corporation level being passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

	2015	2014	2013
Statutory Federal income tax rate	34.0%	34.0%	34.0%
Net tax effect of IRS regulations
on life insurance subsidiary	-	-	-
Tax effect of S corporation status	(12.6)	(19.3)	(20.7)
Tax exempt income	(4.5)	(3.5)	(2.9)
Effective Tax Rate	16.9%	11.2%	10.4%

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

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2015 followed by a reconciliation to consolidated Company data.

Year 2015	Division I	Division II	Division III	Division IV	Division V	Total
Revenues:	( In Millions)
Finance Charges Earned	$ 23.0	$ 33.4	$ 30.6	$ 33.0	$ 27.7	$ 147.7
Insurance Income	4.1	13.0	11.7	5.1	6.5	40.4
Other	.1	1.0	.9	2.4	1.1	5.5
	27.2	47.4	43.2	40.5	35.3	193.6
Expenses:
Interest Cost	1.7	3.1	2.9	3.0	2.2	12.9
Provision for Loan Losses	4.6	7.2	6.6	7.3	6.3	32.0
Depreciation	.5	.6	.5	.5	.6	2.7
Other	11.6	15.4	15.1	14.9	15.0	72.0
	18.4	26.3	25.1	25.7	24.1	119.6

Division Profit	$ 8.8	$ 21.1	$ 18.1	$ 14.8	$ 11.2	$ 74.0

Division Assets:
Net Receivables	$ 63.3	$ 107.9	$101.0	$ 107.0	$ 79.3	$458.5
Cash	.5	1.1	1.2	1.0	1.0	4.8
Net Fixed Assets	1.2	1.5	.8	1.3	1.5	6.3
Other Assets	.0	.0	.0	.2	.2	.4
Total Division Assets	$ 65.0	$110.5	$ 103.0	$ 109.5	$ 82.0	$470.0

RECONCILIATION:						2015
Revenues:						(In Millions)
Total revenues from reportable divisions						$ 193.7
Corporate finance charges earned not allocated to divisions						.1
Corporate investment income earned not allocated to divisions						4.8
Timing difference of insurance income allocation to divisions						12.0
Other revenues not allocated to divisions						(2.2)
Consolidated Revenues						$208.4

Net Income:
Total profit or loss for reportable divisions						$ 74.0
Corporate earnings not allocated						14.7
Corporate expenses not allocated						(57.5)
Income taxes not allocated						(5.3)
Consolidated Net Income						$ 25.9

Assets:
Total assets for reportable divisions						$470.0
Loans held at corporate level						2.0
Unearned insurance at corporate level						(20.5)
Allowance for loan losses at corporate level						(33.5)
Cash and cash equivalents held at corporate level						55.9
Investment securities at corporate level						160.9
Equity method investment at corporate level						25.0
Fixed assets at corporate level						3.6
Other assets at corporate level						11.0
Consolidated Assets						$674.4

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2014 followed by a reconciliation to consolidated Company data.

Year 2014	Division I	Division II	Division III	Division IV	Division V	Total
Revenues:	( In Millions)
Finance Charges Earned	$ 22.0	$ 31.5	$ 29.9	$ 30.8	$ 25.8	$ 140.0
Insurance Income	4.1	12.4	11.2	6.2	6.3	40.2
Other	.1	1.6	1.4	1.5	1.5	6.1
	26.2	45.5	42.5	38.5	33.6	186.3
Expenses:
Interest Cost	1.5	2.9	2.8	2.7	2.0	11.9
Provision for Loan Losses	3.8	6.2	6.8	6.6	5.4	28.8
Depreciation	.5	.6	.5	.5	.5	2.6
Other	11.1	14.3	14.5	14.0	13.9	67.8
	16.9	24.0	24.6	23.8	21.8	111.1

Division Profit	$ 9.3	$ 21.5	$ 17.9	$ 14.7	$ 11.8	$ 75.2

Division Assets:
Net Receivables	$ 56.4	$ 104.1	$ 96.9	$ 101.3	$ 74.4	$433.1
Cash	.3	.6	.6	.5	.5	2.5
Net Fixed Assets	1.2	1.7	1.1	1.1	1.2	6.3
Other Assets	.0	.0	.0	.2	.1	.3
Total Division Assets	$ 57.9	$ 106.4	$ 98.6	$ 103.1	$ 76.2	$442.2

RECONCILIATION:						2014
Revenues:						(In Millions)
Total revenues from reportable divisions						$ 186.3
Corporate finance charges earned not allocated to divisions						.1
Corporate investment income earned not allocated to divisions						4.5
Timing difference of insurance income allocation to divisions						7.8
Other revenues not allocated to divisions						1.0
Consolidated Revenues						$199.7

Net Income:
Total profit or loss for reportable divisions						$ 75.2
Corporate earnings not allocated						13.4
Corporate expenses not allocated						(51.1)
Income taxes not allocated						(4.2)
Consolidated Net Income						$ 33.3

Assets:
Total assets for reportable divisions						$442.2
Loans held at corporate level						1.9
Unearned insurance at corporate level						(18.1)
Allowance for loan losses at corporate level						(28.6)
Cash and cash equivalents held at corporate level						13.4
Investment securities at corporate level						155.6
Equity method investment at corporate level						26.1
Fixed assets at corporate level						3.9
Other assets at corporate level						9.2
Consolidated Assets						$605.6

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2013 followed by a reconciliation to consolidated Company data.

Year 2013	Division I	Division II	Division III	Division IV	Division V	Total
Revenues:	( In Millions)
Finance Charges Earned	$ 19.8	$ 28.6	$ 28.0	$ 28.4	$ 23.9	$ 128.7
Insurance Income	3.6	11.8	10.7	5.5	5.9	37.5
Other	.1	2.1	1.9	1.4	1.8	7.3
	23.5	42.5	40.6	35.3	31.6	173.5
Expenses:
Interest Cost	1.4	2.8	2.8	2.6	1.9	11.5
Provision for Loan Losses	3.5	5.2	5.7	5.8	4.7	24.9
Depreciation	.4	.6	.5	.5	.5	2.5
Other	10.0	13.2	13.8	12.8	12.7	62.5
	15.3	21.8	22.8	21.7	19.8	101.4

Division Profit	$ 8.2	$ 20.7	$ 17.8	$ 13.6	$ 11.8	$ 72.1

Division Assets:
Net Receivables	$ 51.9	$ 98.7	$ 95.7	$ 94.5	$ 69.0	$409.8
Cash	.3	.6	.7	.5	.5	2.6
Net Fixed Assets	1.3	1.4	.9	1.3	1.2	6.1
Other Assets	.0	.0	.0	.1	.2	.3
Total Division Assets	$ 53.5	$ 100.7	$ 97.3	$ 96.4	$ 70.9	$418.8

RECONCILIATION:						2013
Revenues:						(In Millions)
Total revenues from reportable divisions						$ 173.5
Corporate finance charges earned not allocated to divisions						.2
Corporate investment income earned not allocated to divisions						3.8
Timing difference of insurance income allocation to divisions						8.1
Other revenues not allocated to divisions						.4
Consolidated Revenues						$186.0

Net Income:
Total profit or loss for reportable divisions						$ 72.1
Corporate earnings not allocated						12.5
Corporate expenses not allocated						(46.2)
Income taxes not allocated						(4.0)
Consolidated Net Income						$ 34.4

Assets:
Total assets for reportable divisions						$418.8
Loans held at corporate level						1.9
Unearned insurance at corporate level						(17.5)
Allowance for loan losses at corporate level						(24.7)
Cash and cash equivalents held at corporate level						24.8
Investment securities at corporate level						135.9
Equity method investment at corporate level						10.2
Fixed assets at corporate level						2.7
Other assets at corporate level						9.7
Consolidated Assets						$561.8

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Name	Principal Occupation, Title and Company	Has Served as a Director Since

Ben F. Cheek, III	Vice Chairman of Board, 1st Franklin Financial Corporation	1967

Ben F. Cheek, IV	Chairman of Board, 1st Franklin Financial Corporation	2001

A. Roger Guimond	Executive Vice President and Chief Financial Officer	2004

James H. Harris, III	Co-owner and Vice President, Unichem Technologies, Inc. President, Moonrise Distillery	2014

John G. Sample, Jr.	Senior Vice President and Chief Financial Officer, Atlantic American Corporation	2004

C. Dean Scarborough	Real Estat Agent	2004

Keith D. Watson	Vice President and Corporate Secretary, Bowen & Watson, Inc.	2004

Executive

Name	Position with Company	Served in this Position Since

Ben F. Cheek, III	Vice Chairman of Board	January 1, 2015

Ben F. Cheek, IV	Chairman of Board	January 1, 2015

Virginia C. Herring	President and Chief Executive Officer	January 1, 2015

A. Roger Guimond	Executive Vice President and Chief Financial Officer	1991

J. Michael Culpepper	Executive Vice President and Chief Operating Officer	2006

C. Michael Haynie	Executive Vice President - Human Resources	2006

Karen S. O'Shields	Executive Vice President - Strategic and Organization Development	2006

Charles E. Vercelli, Jr	Executive Vice President - General Counsel	2008

Daniel E. Clevenger, II	Executive Vice President - Compliance	February 1, 2015

Lynn E. Cox	Vice President / Secretary & Treasurer	1989

CORPORATE INFORMATION

Corporate Offices	Legal Counsel	Independent Registered Public Accounting Firm
P.O. Box 880	Jones Day	Deloitte & Touch, LLP
135 East Tugalo Street	Atlanta, Georgia	Atlanta, Georgia

Requests for Additional Information

Informational inquiries, including requests for a copy of the Company’s most recent annual report on Form 10-K, and any subsequent quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, should be addressed to the Company's Secretary at the corporate offices listed above.

BRANCH OPERATIONS

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	Richard F. Corirossi		Brian L. McSwain
	David A. Hoard		Larry D. Mixson
	Victoria A. McLeod		M. Summer Rhodes

Division II - North Georgia *

	Ronald F. Morrow	----------	Vice President
Regional Operations Directors
	Ronald E. Byerly		John R. Massey
	A. Keith Chavis		Sharon S. Langford
	Shelia H. Garrett		Diana L. Lewis
	Janee G. Huff		Harriet H. Welch

Division III – South Georgia *

	Marcus C. Thomas	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Thomas C. Lennon
	William J. Daniel		James A. Mahaffey
	Judy A. Landon		Jennifer C. Purser
	Jeffrey C. Lee		Michelle Rentz-Benton

Division IV - Alabama and Tennessee

	Michael J. Whitaker	----------	Vice President
	Joseph R. Cherry	----------	Area Vice President - TN
Regional Operations Directors
	Brian M. Hill		William N. Murillo
	Jerry H. Hughes		Johnny M. Olive
	Janice E. Hyde		Hilda L. Phillips
	J. Steven Knotts		Michael E. Shankles

Division V – Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
	John B. Gray	----------	Area Vice President - LA
Regional Operations Directors
	Sonya L. Acosta		Carla A. Eldridge
	Bryan W. Cook		Jimmy R. Fairbanks, Jr.
	Charles R. Childress		Chad H. Frederick
	Jeremy R. Cranfield		Marty B. Miskelly
T. Loy Davis

ADMINISTRATION

Brent R. Cooler	Vice President – Internal Audit	Cindy H. Mullin	Vice President – Information Technology
Lynn E. Cox	Vice President – Investment Center	Pamela S. Rickman	Vice President - Compliance
Brian D. Lingle	Vice President – Controller	Mark J. Scarpitti	Deputy General Counsel
R. Darryl Parker	Vice President - Employee Development

___________________

2015 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Douglas 2, Georgia staff for this significant achievement.  The Friendly Franklin Folks salute you!

                                   INSIDE BACK COVER PAGE OF ANNUAL REPORT

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi and South Carolina which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Center Point	Fayette	Jasper	Oxford	Selma
Albertville	Clanton	Florence	Moody	Ozark	Sylacauga
Alexander City	Cullman	Fort Payne	Moulton	Pelham	Tallassee *
Andalusia	Decatur	Gadsden	Muscle Shoals	Prattville	Troy
Arab	Dothan	Hamilton	Opelika	Russellville (2)	Tuscaloosa
Athens	Enterprise	Huntsville (2)	Opp	Scottsboro	Wetumpka
Bessemer
GEORGIA
Adel	Carrollton	Dalton	Gray	Macon	Statesboro
Albany (2)	Cartersville	Dawson	Greensboro	Madison	Stockbridge
Alma	Cedartown	Douglas (2)	Griffin	Manchester	Swainsboro
Americus	Chatsworth	Douglasville	Hartwell	McDonough	Sylvania
Athens (2)	Clarkesville	Dublin	Hawkinsville	Milledgeville	Sylvester
Bainbridge	Claxton	East Ellijay	Hazlehurst	Monroe	Thomaston
Barnesville	Clayton	Eastman	Helena	Montezuma	Thomson
Baxley	Cleveland	Eatonton	Hinesville (2)	Monticello	Tifton
Blairsville	Cochran	Elberton	Hiram	Moultrie	Toccoa
Blakely	Colquitt	Fayetteville	Hogansville	Nashville	Tucker
Blue Ridge	Columbus	Fitzgerald	Jackson	Newnan	Valdosta
Bremen	Commerce	Flowery Branch	Jasper	Perry	Vidalia
Brunswick	Conyers	Forsyth	Jefferson	Pooler	Villa Rica
Buford	Cordele	Fort Valley	Jesup	Richmond Hill	Warner Robins
Butler	Cornelia	Fort Oglethorpe	Kennesaw	Rome	Washington
Cairo	Covington	Gainesville	LaGrange	Royston	Waycross
Calhoun	Cumming	Garden City	Lavonia	Sandersville	Waynesboro
Canton	Dahlonega	Georgetown	Lawrenceville	Savannah	Winder

LOUISIANA
Abbeville	Crowley	Houma	Marksville	New Iberia	Slidell
Alexandria	Denham Springs	Jena	Minden	Opelousas	Springhill
Baker	DeRidder	Lafayette	Monroe	Pineville	Sulphur
Bastrop	Eunice	Lake Charles	Morgan City	Prairieville	Thibodaux
Bossier City Covington (2)	Franklin Hammond	LaPlace Leesville	Natchitoches	Ruston	Winnsboro
MISSISSIPPI
Amory	Columbia	Gulfport	Jackson	Newton	Pontotoc
Batesville	Columbus	Hattiesburg	Kosciusko	Olive Branch	Ripley
Bay St. Louis	Corinth	Hazlehurst	Magee	Oxford	Senatobia
Booneville	Forest	Hernando	McComb	Pearl	Starkville
Brookhaven	Greenwood	Houston	Meridian	Philadelphia	Tupelo
Carthage	Grenada	Iuka	New Albany	Picayune	Winona
SOUTH CAROLINA
Aiken	Chester	Greenwood	Manning	North Charleston	Spartanburg
Anderson	Columbia	Greer	Marion	North Greenville	Summerville
Batesburg- Leesville	Conway	Hartsville	Moncks Corner	North Myrtle Beach	SumterG
Beaufort	Dillon	Irmo	Myrtle Beach
Camden	Easley	Lake City	Newberry	Orangeburg	Union
Cayce	Florence	Lancaster	North	Rock Hill	Walterboro
Charleston	Gaffney	Laurens	Augusta **	Seneca	Winnsboro
Cheraw	Georgetown	Lexington		Simpsonville	York

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

TENNESSEE
Aloca	Crossville	Greenville	LaFollette	Newport	Sparta
Athens	Dayton	Hixson	Lenior City	Powell	Tullahoma
Bristol	Elizabethton	Johnson City	Madisonville	Sevierville	Winchester
Cleveland	Gallatin	Kingsport	Morristown
* Opened January 28, 2016 ** Closed February 29, 2016

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