Form 10-K, Exhibit 13
period 2016-12-31
1st FRANKLIN FINANCIAL CORP
filed 2017-03-31
CIK 38723

EXHIBIT 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2016

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Sources of Funds and Common Stock Matters	11

Management's Discussion and Analysis of Financial Condition and Results of Operations	13

Report of Independent Registered Public Accounting Firm	24

Consolidated Financial Statements	25

Directors and Executive Officers	52

Corporate Information	53

Ben F. Cheek, Jr. Office of the Year	54

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2016 the business was operated through 119 branch offices in Georgia, 40 in Alabama, 43 in South Carolina, 36 in Mississippi, 34 in Louisiana and 23 in Tennessee.  Also on that date, the Company had 1,360 employees.

As of December 31, 2016, the resources of the Company were invested principally in loans, which comprised 57% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Co-Workers, Customers and Friends:

The year 2016 was a year filled with new challenges, new opportunities and big changes.  There were ups and downs, highs and lows during the year as we encountered crippling natural disasters in Louisiana and South Carolina as well as economic down turns and job losses in the states in which we operate that rely heavily on the energy sector of the economy.  In addition, it’s important to mention that many of the ups and downs can be attributed to the numerous procedural and operational changes that we made which were necessitated by today’s business and regulatory environment.  Big changes and new directions are not easy to incorporate into a fast moving, on-going business.  Fortunately, even with all of this going on around them, the 1300+ employees of 1st Franklin Financial Corporation continued to serve the communities in which we operate with the same “Friendly Franklin Folks” attitude and positive outlook.  The cities and towns where we are located have come to expect that from us and we delivered.  Just like we have for 75 years.

With all of that said, listed below are many of the great and exciting positive things that were accomplished during the 2016, all of which we are very proud to share with you.

In 2016 we:

•

Opened 11 new offices and 2 recovery centers.

•

Had over $31.3 million in purchased receivables including the largest ever for our company totaling over $18.7 million.

•

Implemented adjustments to our collection policy.

•

Increased our Investment Center funds by $20+ million.

•

Added over 275 new 1st Franklin co-workers

•

Completed an intensive review of our Credit Reporting policy and procedures.

•

Strengthened our loan underwriting to better serve our customers and meet their ever growing and changing borrowing needs.

I think you will agree that the list above is one to be proud of and one that all of us here at 1st Franklin Financial feel that we can build on for years to come.

Our outlook for 2017 is one of even greater expectations and opportunities.  We will continue to serve the communities in which we operate in a professional and caring manner.  We will strive to be the first choice for our customers borrowing needs.  We will be compliant and comprehensive in our controlled growth goals both in operations and in the Investment Center.  We will continue to be the “Friendly Franklin Folks”, “Serving our Neighbors Since 1941”.  Our thanks to all of you for your continued confidence and support.

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

	Year Ended December 31
	2016	2015	2014	2013	2012
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 158,229	$ 152,590	$ 144,569	$ 132,579	$ 122,805
Insurance	47,621	52,447	47,964	45,684	42,746
Other	5,266	3,325	7,167	7,709	7,084

Net Interest Income	144,797	139,636	132,617	121,108	111,410
Interest Expense	13,432	12,955	11,952	11,472	11,394
Provision for Loan Losses	67,563	36,887	32,623	27,623	22,485
Income Before Income Taxes	6,330	31,130	37,531	38,400	36,663
Net Income	1,044	25,866	33,334	34,408	32,749

Ratio of Earnings to Fixed Charges	1.41	3.08	3.70	3.89	3.79

	As of December 31
	2016	2015	2014	2013	2012
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 383,184	$ 406,390	$ 388,341	$ 369,427	$ 343,574
Total Assets	673,985	674,414	605,588	561,761	518,289
Senior Debt	409,792	388,489	335,186	308,015	275,894
Subordinated Debt	34,848	36,004	37,727	40,379	42,918
Stockholders’ Equity	211,738	224,490	208,447	192,353	176,534

Ratio of Total Liabilities to Stockholders’ Equity	2.18	2.00	1.91	1.92	1.94

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, primarily in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2016, direct cash loans comprised 89%, real estate loans comprised 5% and sales finance contracts comprised 6% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2016	2015	2014	2013	2012
	(in thousands)

Direct Cash Loans	$143,864	$139,945	$132,974	$121,848	$112,522
Real Estate Loans	3,710	3,432	3,202	3,223	3,272
Sales Finance Contracts	5,147	4,436	3,896	3,690	3,648
Total Finance Charges	$152,721	$147,813	$140,072	$128,761	$119,442

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

Our decision making on loan originations is based on our analysis and reviews of a number of factors, including our expectations and assumptions regarding:  (i) ability to pay, (ii) creditworthiness, (iii) income stability, (iv) willingness to pay and (v) collateral security.  The Company does not utilize credit score modeling or risk based pricing in its loan decision making.  Prior to the making of a loan, we complete a relevant credit investigation on a potential customer.  Such investigation primarily focuses on an evaluation of a potential borrower’s income, existing total indebtedness, length and stability of employment, trade or other references, debt payment history (including related collections), existing credit and any other relationships such potential borrower may have with the Company.  The Company considers and evaluates a potential borrower’s debt-to-disposable income ratio after giving effect to the potential loan and may, in certain instances and depending upon the overall results of the credit evaluation process, require additional internal review and supervisory approvals prior to approving a proposed loan.

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

Because of our reliance on the continued income stream of most of our loan customers, our ability to continue the profitable operation of our business depends to a large extent on the continued employment of our customers and their ability to meet their obligations as they become due. Therefore, continued economic uncertainty or worsening economic conditions, increases in unemployment or continued increases in the number of personal bankruptcies within our typical customer base may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2016	2015	2014	2013	2012

Direct Cash Loans	35.29%	35.25%	35.50%	34.79%	34.36%
Real Estate Loans	16.45	16.50	16.49	16.38	15.65
Sales Finance Contracts	20.12	19.66	20.17	20.42	20.61

The following table contains certain information about our operations:

	As of December 31
	2016	2015	2014	2013	2012

Number of Branch Offices	295	285	282	275	266
Number of Employees	1,360	1,269	1,217	1,146	1,092
Average Total Loans Outstanding Per Branch (in 000's)	$1,797	$1,919	$1,828	$1,776	$1,693
Average Number of Loans Outstanding Per Branch	922	930	882	843	800

DESCRIPTION OF LOANS

	Year Ended December 31
	2016	2015	2014	2013	2012
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	91,383	73,371	67,140	64,709	60,610

Number of Loans Made to Former Borrowers	54,813	55,139	50,948	46,757	38,243

Number of Loans Made to Present Borrowers	182,763	190,211	192,564	187,962	171,505

Total Number of Loans Made	328,959	318,721	310,652	299,428	270,358

Total Volume of Loans Made (in 000’s)	$701,835	$719,251	$695,144	$669,565	$603,627

Average Size of Loan Made	$2,134	$2,257	$2,238	$2,236	$2,233

Number of Loans Outstanding	254,315	248,627	233,965	217,352	198,202

Total Loans Outstanding (in 000’s)	$474,558	$494,837	$471,195	$445,755	$408,691

Percent of Total Loans Outstanding	89%	90%	91%	91%	91%
Average Balance on Outstanding Loans	$1,866	$1,990	$2,014	$2,051	$2,062

REAL ESTATE LOANS:

Total Number of Loans Made	477	515	402	463	462

Total Volume of Loans Made (in 000’s)	$10,128	$ 9,798	$ 8,455	$ 8,924	$ 7,328

Average Size of Loan Made	$21,232	$19,025	$21,031	$19,274	$15,863

Number of Loans Outstanding	1,503	1,468	1,439	1,508	1,622

Total Loans Outstanding (in 000’s)	$24,609	$22,128	$20,271	$20,329	$20,659

Percent of Total Loans Outstanding	5%	4%	4%	4%	4%
Average Balance on Outstanding Loans	$16,373	$15,074	$14,087	$13,481	$12,736

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	15,725	14,973	13,488	13,751	14,143

Total Volume of Contracts Purchased (in 000’s)	$34,928	$35,315	$28,403	$27,395	$27,422

Average Size of Contract Purchased	$2,221	$2,359	$2,106	$1,992	$1,939

Number of Contracts Outstanding	16,253	15,090	13,446	13,188	13,154

Total Contracts Outstanding (in 000’s)	$30,962	$30,071	$23,906	$22,270	$20,983

Percent of Total Loans Outstanding	6%	6%	5%	5%	5%
Average Balance on Outstanding Loans	$1,905	$1,993	$1,778	$1,689	$1,595

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

Year Ended December 31
2016	2015	2014	2013	2012

(in thousands)

LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$ 672,670	$ 718,834	$ 695,144	$ 669,331	$ 603,467
Real Estate Loans	10,128	9,798	8,454	8,924	7,328
Sales Finance Contracts	32,705	34,444	28,055	26,745	26,279
Net Bulk Purchases	31,388	1,288	348	884	1,303

Total Loans Acquired	$ 746,891	$ 764,364	$ 732,001	$ 705,884	$ 638,377

	LOANS LIQUIDATED *

Direct Cash Loans	$ 722,114	$ 695,608	$ 669,704	$ 632,501	$ 571,504
Real Estate Loans	7,647	7,941	8,512	9,254	8,792
Sales Finance Contracts	34,037	29,151	26,767	26,108	26,204

Total Loans Liquidated	$ 763,798	$ 732,700	$ 704,983	$ 667,863	$ 606,500

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$ 474,558	$ 494,837	$ 471,195	$ 445,755	$ 408,691
Real Estate Loans	24,609	22,128	20,271	20,329	20,659
Sales Finance Contracts	30,962	30,071	23,906	22,270	20,983

Total Loans Outstanding	$ 530,129	$ 547,036	$ 515,372	$ 488,354	$ 450,333

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 56,143	$ 60,753	$ 59,376	$ 56,159	$ 49,933
Real Estate Loans	105	159	244	390	335
Sales Finance Contracts	4,603	4,787	3,460	3,101	2,768

Total Unearned Finance Charges	$ 60,851	$ 65,699	$ 63,080	$ 59,650	$ 53,036

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

	As of December 31
	2016	2015	2014	2013	2012
Number of Bankrupt Delinquency Resets	617	1,369	1,662	1,463	1,683

The Company tracks the dollar amount of loans in bankruptcy in which the delinquency rating was reset.  During 2016 and 2015, the Company reset the delinquency rating to coincide with court initiated repayment plans on bankrupt accounts with principal balances totaling $2.0 million and $4.7 million, respectively.  This represented approximately .38% and .92% of the average principal loan portfolios outstanding during 2016 and 2015, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

As of December 31
2016	2015	2014	2013	2012
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 9,233	$ 8,073	$ 7,218	$ 6,542	$ 5,929
Percentage of Principal Outstanding	1.94%	1.64%	1.54%	1.48%	1.46%
90 Days or More Past Due	$ 17,290	$ 15,895	$ 14,283	$ 13,438	$ 12,985
Percentage of Principal Outstanding	3.63%	3.23%	3.05%	3.03%	3.21%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 305	$ 162	$ 180	$ 174	$ 201
Percentage of Principal Outstanding	1.26%	.74%	.91%	.87%	.99%
90 Days or More Past Due	$ 1,226	$ 481	$ 504	$ 547	$ 604
Percentage of Principal Outstanding	5.09%	2.21%	2.53%	2.73%	2.91%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 443	$ 347	$ 210	$ 204	$ 208
Percentage of Principal Outstanding	1.43%	1.16%	.88%	.92%	1.00%
90 Days or More Past Due	$ 815	$ 585	$ 464	$ 449	$ 390
Percentage of Principal Outstanding	2.62%	1.96%	1.96%	2.03%	1.86%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

Year Ended December 31
2016	2015	2014	2013	2012
(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 412,682	$ 404,057	$ 381,367	$ 357,552	$334,084
Liquidations	$722,114	$695,608	$669,704	$632,501	$571,504
Net Losses	$ 50,936	$ 31,119	$ 27,824	$ 24,476	$ 21,014
Net Losses as % of Average Net Loans	12.34%	7.70%	7.30%	6.85%	6.36%
Net Losses as % of Liquidations	7.05%	4.47%	4.15%	3.87%	3.72%

	REAL ESTATE LOANS

Average Net Loans	$ 23,046	$ 21,194	$ 19,765	$ 20,031	$ 21,192
Liquidations	$ 7,647	$ 7,941	$ 8,513	$ 9,254	$ 8,792
Net Losses	$ (3)	$ 11	$ 72	$ 6	$ 63
Net Losses as a % of Average Net Loans	(.01%)	.05%	.36%	.03%	.30%
Net Losses as a % of Liquidations	(.04%)	.14%	.85%	.06%	.72%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 25,905	$ 22,908	$ 19,646	$ 18,366	$ 17,891
Liquidations	$ 34,037	$ 29,151	$ 26,767	$ 26,108	$ 26,204
Net Losses	$ 1,630	$ 877	$ 787	$ 471	$ 531
Net Losses as % of Average Net Loans	6.29%	3.83%	4.01%	2.56%	2.97%
Net Losses as % of Liquidations	4.79%	3.01%	2.94%	1.80%	2.03%

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

We conduct our lending operations under the provisions of various federal laws and implementing regulations.  These laws and regulations are interpreted, implemented, and enforced by the Bureau of Consumer Financial Protection (the "CFPB"). Chief among these federal laws with which the Company must comply are the Federal Consumer Credit Protection Act (the "Truth-in-Lending Act"), the Fair Credit Reporting Act and the Federal Real Estate Settlement Procedures Act.   The Truth-in-Lending Act requires us, among other things, to disclose to our customers the finance charge, the annual percentage rate, the total number and amount of payments and other material information on all loans. A Federal Trade Commission ruling prevents consumer lenders such as the Company from using certain household goods as collateral on direct cash loans. As a result, we generally seek to collateralize such loans with non-household goods such as automobiles, boats and other exempt items.  We continually monitor our compliance with these regulatory requirements.

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

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business.  Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

As of December 31
2016	2015	2014	2013	2012

Bank Borrowings	--%	--%	--%	--%	--%
Senior Debt	61	58	55	55	53
Subordinated Debt	5	5	6	7	8
Other Liabilities	3	4	4	4	5
Stockholders’ Equity	31	33	35	34	34
Total	100%	100%	100%	100%	100%

Number of Investors	5,421	5,415	5,405	5,436	5,445

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

Year Ended December 31
2016	2015	2014	2013	2012

Senior Borrowings	3.11%	3.32%	3.31%	3.46%	3.75%
Subordinated Borrowings	2.79	2.82	2.92	3.25	3.33
All Borrowings	3.09	3.27	3.26	3.41	3.69

Certain financial ratios relating to our debt have been as follows:

As of December 31
2016	2015	2014	2013	2012

Total Liabilities to
Stockholders’ Equity	2.18	2.00	1.91	1.92	1.94

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.73	1.59	1.46	1.41	1.36

As of March 30, 2017, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market.  The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented.  Cash distributions of $50.88 and $60.60 per share were paid to shareholders in 2016 and 2015, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

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

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941.  Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time.  Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans.  All of our loans are at fixed rates, and contain fixed terms and fixed payments.  We operate branch offices in six southeastern states and had a total of 295 branch locations at December 31, 2016.  The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network.  The Company expanded its operations with the opening of seven new branch offices during the year just ended.  The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

The Company's total assets decreased $.4 million to $674.0 million as of December 31, 2016 compared to $674.4 million at December 31, 2015.  The decrease in assets was primarily due to a decline in our net loan portfolio.

 As a result of the Company’s in-depth review of our loan underwriting policies to ensure compliance with enhanced regulatory requirements and an increase in monitoring and auditing of the underwriting principles contained in our policies and procedures, we experienced a temporary credit tightening in certain areas of our operations.  The review also resulted in certain changes in our collection practices.  The foregoing was a primary factor in a $23.2 million (6%) decline in our net loan portfolio at December 31, 2016 compared to December 31, 2015.  Higher unemployment due to the economic downturn in the oil industry resulted in suppressed loan growth in certain operating areas, which also contributed to the decline.  Loan originations were $746.9 million during 2016 compared to $764.4 million during the prior year.  A $15.0 million increase in the Company's allowance for loan losses (which is included in the net loan portfolio) was another factor contributing to the decline in the portfolio.  Our allowance for loan losses reflects Management's estimate of the level of allowance adequate to cover probable losses inherent in the loan portfolio as of the date of the statement of financial position.  To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.  Management increased the allowance for loan losses at December 31, 2016 compared to December 31, 2015 mainly due to a higher level of charge offs during 2016.  Management believes the current allowance for loan losses is adequate to cover probable losses in our existing portfolio; however, changes in trends or deterioration in economic conditions could result in a change in the allowance or an increase in actual losses.  Any increase could have a material adverse impact on our results of operation or financial condition in the future.

The Company’s liquidity position remained strong during 2016.  Our cash and short-term investments increased $7.0 million (14%) at December 31, 2016 compared to December 31, 2015.  Surplus funds generated from increased sales of our debt securities during 2016 and funds generated from operations led to the growth in our cash and holdings of short-term investments.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers.  At December 31, 2016, restricted cash was approximately $2.7 million compared to $9.3 million at December 31, 2015.  The decrease was mainly due to the transfer of a portion of previously restricted cash into trust accounts in the investment portfolios for the purpose of increasing yields.  See Note 3, “Marketable Debt Securities” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of amounts held in trust.

The Company has two investment portfolios on the Statement of Financial Position.  One is titled "Marketable Debt Securities" which consists primarily of invested surplus funds generated by the Company's insurance subsidiaries.  This investment portfolio increased $18.3 million (11%) at December 31, 2016 compared to December 31, 2015 as a result of the investment of the aforementioned increase in surplus funds generated from sales of our debt securities and funds generated from operations.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.  This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds and various municipal bonds.  Approximately 93% of these investment securities have been designated as “available for sale” at December 31, 2016 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries. The remainder of this investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

A second investment portfolio, captioned "Equity Method Investments", consists of invested surplus funds generated from operations and financing activities of the Parent Company.  Management originally invested $10.0 million of these funds on November 1, 2013 in Meritage Capital, Centennial Absolute Return Fund, L.P. in an attempt to increase yield.  An additional $15.0 million was invested on April 1, 2014.  Total value of the fund was $26.2 million at December 31, 2016 compared to $25.0 million at December 31, 2015.  The Company uses the equity method of accounting to account for this investment.

Other miscellaneous assets increased $3.0 million (14%) at December 31, 2016 compared to December 31, 2015 mainly due to an increase in purchases of fixed assets.  Increases in prepaid expenses and real estate foreclosure assets were also factors contributing the increase.  Offsetting a portion of the increase in other miscellaneous assets were reductions in deferred acquisition costs and accounts receivables due from our credit insurance business.

A substantial portion of the Company's funding is generated from sales of the Company's various debt securities.  Aggregate senior and subordinated debt of the Company increased $20.1 million (5%) to $444.6 million at December 31, 2016 compared to $424.5 million at December 31, 2015.  Higher sales of the Company's senior demand notes and commercial paper resulted in the increase.

Other liabilities decreased $7.8 million (31%) at December 31, 2016 compared to the prior year- end mainly due to a decrease in the Company’s accrual for incentive compensation.  Operating results did not meet the goals established for payment of bonuses under the Executive Bonus Plan, therefore no amount was accrued at December 31, 2016.  Lower accruals for salary expenses, employee heath insurance claims and legal and audit expenses also contributed to the decrease in other liabilities.

Results of Operations:

Total revenues were $211.1 million, $208.4 million and $199.7 million during 2016, 2015 and 2014, respectively.  The increases during 2016 compared to 2015 were mainly due to higher finance charge earnings and investment income.  Revenue growth slowed during 2016 partially as are result of the previously mentioned review of our underwriting policies and a resulting credit tightening in certain regions of the Company.  Although our net loan portfolio declined during 2016, average net loans outstanding were higher than 2015, resulting in higher finance charge income.  Growth in earning assets (loans and investments) during 2015 compared to 2014 led to higher finance charge earnings, insurance earnings and investment income, which led to higher revenues during the comparable periods.

Higher expenses during 2016 and 2015 offset the increases in revenues during the same respective periods resulting in declines in net income.  Net income for each of the three years ended December 31, 2016 was $1.0 million, $25.9 million and $33.3 million, respectively.

Net Interest Income:

Net interest income is a principal component of the Company’s operating performance and resulting net income.  It represents the difference between income on earning assets and the cost of funds on interest bearing liabilities.  Debt securities represent a majority of our interest bearing liabilities. Factors affecting our net interest income include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and our average outstanding debt, as well as the general interest rate environment.  Volatility in interest rates generally has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans.   Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment.

Net interest income was $144.8 million during 2016, compared to $139.6 million in 2015 and $132.6 million during 2014.  The higher margins during 2016 and 2015 were due to higher levels of average net receivables outstanding and the associated finance charge income thereon.  Average net receivables were $455.8 million during 2016 compared to $440.3 million during 2015 and $413.3 million during 2014.  Interest income grew $5.6 million (4%) during 2016 compared to 2015, and $8.0 million (6%) during 2015 compared to 2014 as a result of the higher average net receivables outstanding.

Interest expense was $13.4 million, $13.0 million and $12.0 million during 2016, 2015 and 2014, respectively, mainly due to increases in average borrowings outstanding.  Average borrowings were $437.5 million during 2016 compared to $395.5 during 2015 and $363.9 during 2014.  Although average borrowings increased, the continued low interest rate environment has enabled the Company to minimize increases in interest expense.  Our weighted average borrowing rate was 3.07%, 3.28% and 3.28% during 2016, 2015 and 2014, respectively.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers.  The aforementioned decrease in loan originations during 2016 resulted in lower sales of credit insurance products which was a factor contributing to the $3.8 million (9%) decrease in net insurance income (insurance revenues less claims and expenses) compared to 2015.

In-force insurance was higher during 2015 compared to 2014 resulting in an increase in customers electing the optional credit insurance products. Net insurance income increased $2.8 million (7%) 2015 compared to 2014.

Other Revenue:

A significant component of other revenue are earnings from the sale of auto club memberships.  The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan.  Another significant component are earnings from the aforementioned $26.2 equity fund investment held by the Company.

During 2016 other revenue increased $1.9 million (58%) compared to 2015.  The increase was mainly due to higher earnings on the equity fund investment.  During 2016, the Company earned $1.2 million on the investment compared to a $1.0 million loss during 2015.  Lower sales of auto club memberships offset a portion of the increase during 2016.

During fourth quarter of 2014, the Company elected to begin offering customers an enhanced auto club product with expanded coverage.  Commission rates earned by the Company on the enhanced product are lower than those earned on the original product offered.  The lower commission rates were one of the primary causes of the $3.8 million (54%) decline in other revenue during 2015 compared to 2014.    Another factor contributing to the decrease in other revenue during 2015 compared to 2014 was the aforementioned $1.0 million loss in income on the equity method investment held by the Company.  Volatility in the bond and equity markets resulted in a loss on this investment during 2015.  During 2014, the investment earned $1.0 million.

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

The Company’s recent review of its credit underwriting policies and related review of the policies and procedures has resulted in, among other things, certain changes in our collection practices.  This change in collection practices had a negative impact on the level of charge offs in 2016 compared to the prior two years.  During 2016 net charge offs were $52.6 million compared to $32.0 during 2015 and $28.7 million during 2014.  Higher than expected credit losses associated with a bulk purchase of receivables from another lending company was another factor contributing to the increase in net charge offs during 2016.  Natural disasters such as the flooding from storms in Louisiana and damage from storms in Georgia and South Carolina also contributed to higher credit losses during 2016.  Higher unemployment in certain areas of Louisiana due to the oil industry downturn was a factor contributing to higher credit losses in both 2016 and 2015.    During 2016 and 2015, the Company increased the allowance for loan losses by $15.0 million and $4.9 million, respectively.  As a result of the foregoing, our provision for loan losses increased $30.7 million (83%) and $4.3 million (13%) during 2016 and 2015, respectively.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses include personnel expense, occupancy expense and miscellaneous other expenses.  During 2016 other operating expenses declined $2.5 million (2%) compared to 2015.  The decline was mainly due to reductions in personnel expense and miscellaneous other operating expenses.  During 2015 other operating expenses increased $8.1 million (8%) compared to 2014 primarily due to higher personnel cost and higher other miscellaneous operating expenses.

Personnel expense decreased $2.0 million (3%) during 2016 compared to 2015 primarily due to a lower accrual for the Company’s 2016 incentive bonus.  The Company did not meet goals established under the Executive Bonus Plan for payment of bonuses to employees under the plan.  Higher salary expenses offset a portion of the decrease in personnel expense for 2016.  During 2015, personnel expense increased $4.4 million (7%) compared to 2014.  The increase was primarily due to increases in the employee base, merit salary increases, higher contributions to the Company's 401(k) plan, higher claims expense associated with the Company’s self insured employee medical program and higher payroll taxes.

Occupancy expense increased $.8 million (6%) during 2016 compared to 2015 and $.5 million (4%) during 2015 compared to 2014.  Higher utilities expense, telephone expense, depreciation expense and increased rent expense due to additional office openings were the primary factors responsible for the increases in occupancy expense each year over year.

Other operating expenses decreased $1.3 million (5%) during 2016 compared to 2015.  The decrease was primarily due to lower marketing expenses, charitable contributions, computation errors, legal and audit expenses, consultant fees, computer expenses, and taxes and license expenses.  During 2015 other operating expenses increased $3.1 million (12%) compared to 2014.  During 2015, increased marketing efforts resulted in increases in advertising expense and postage, both of which were significant factors in the increase in other operating expenses compared to 2014.  Increases in charitable contributions, computation errors, computer expenses, consultant fees and travel expenses were other categories contributing to the increase in other operating expenses during 2015.

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

Effective income tax rates for the years ended December 31, 2016, 2015 and 2014 were 83.5%, 16.9% and 11.2%, respectively.  During 2016, the S Corporation incurred a loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2016.  Any tax benefit from the loss was passed on to the shareholders.  During 2015 and 2014, the S Corporation earned a profit, which was reported as taxable income of the shareholders.  Since this tax liability is passed on to the shareholders, the profit of the S Corporation had the effect of lowering the Company's overall consolidated effective tax rates for those years.  The increase in the rate during the 2015 was due to a decrease in the ratio of taxable income of the Parent Company compared to the insurance subsidiaries. Beginning in 2015, the Company's life insurance subsidiary no longer qualified for the small life insurance company tax deduction, which also contributed to the increase in rates.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its debt securities.  Changes in interest rates has more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2016.  Rates associated with the marketable debt securities represent weighted averages based on the tax effected yield to maturity of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2022 &		Fair
	2017	2018	2019	2020	2021	Beyond	Total	Value
Assets:	(Dollars in millions)
Marketable Debt Securities	$ 5	$ 7	$ 4	$ 2	$ 6	$ 155	$179	$179
Average Interest Rate	2.7%	2.4%	2.1%	3.0%	3.0%	3.4%	3.2%
Liabilities:
Senior Debt:
Senior Demand Notes	$73	—	—	—	—	—	$ 73	$ 73
Average Interest Rate	1.5%	—	—	—	—	—	1.5%
Commercial Paper	$337	—	—	—	—	—	$337	$337
Average Interest Rate	3.3%	—	—	—	—	—	3.3%
Subordinated Debentures	$ 7	$ 7	$10	$11	—	—	$ 35	$ 35
Average Interest Rate	2.7%	2.7%	2.8%	2.6%	—	—	2.8%

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

As of December 31, 2016 and December 31, 2015, the Company had $58.4 million and $51.4 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investments in marketable securities can be converted into cash, if necessary.  As of December 31, 2016 and 2015, 69% and 79%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries.  Georgia state insurance regulations limit the use an insurance company can make of its assets.  Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries.  Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner.  The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2016, without prior approval of the Georgia Insurance Commissioner, was approximately $12.5 million.  The Company elected not to pay any dividends from the insurance subsidiaries during 2016.

At December 31, 2016, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $82.0 million and $71.9 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2017 without prior approval of the Georgia Insurance Commissioner is approximately $12.6 million.  The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, NA.  This credit agreement provides for borrowings or reborrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  There were no borrowings outstanding against the credit line at December 31, 2016 or 2015.  The credit agreement has a commitment termination date of September 11, 2019.  Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

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

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions.  The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2016, the Company was in compliance with all covenants.  The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.

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

The Company was subject to the following contractual obligations and commitments at December 31, 2016:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Bank Commitment Fee **	$ 1.5	$ .6	$ .9	$ -	$ -
Senior Demand Notes *	74.2	74.2	-	-	-
Commercial Paper *	346.0	346.0	-	-	-
Subordinated Debt *	38.6	7.6	19.3	11.7	-
Human resource insurance and support contracts **	1.0	1.0	-	-	-
Marketing Database	.2	.1	.1	-
Operating Leases (offices)	17.0	6.0	7.9	3.1	-
Communication lines contract **	6.2	2.9	3.2	.1	-
Software service contract **	7.0	3.5	3.5	-	-
Total	$491.7	$441.9	$34.9	$14.9	$ -

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
1st Franklin Financial Corporation

Toccoa, Georgia

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of 1st Franklin Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 30, 2017

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2016 AND 2015

ASSETS

2016	2015

	CASH AND CASH EQUIVALENTS (Note 6):
	Cash and Due From Banks	$ 5,772,389	$ 5,531,687
	Short-term Investments	52,668,278	45,917,730
		58,440,667	51,449,417

	RESTRICTED CASH (Note 1)	2,671,957	9,335,466

	LOANS (Note 2):
	Direct Cash Loans	474,557,932	494,836,733
	Real Estate Loans	24,609,094	22,128,090
	Sales Finance Contracts	30,961,811	30,071,077
		530,128,837	547,035,900

Less:	Unearned Finance Charges	60,850,936	65,699,425
	Unearned Insurance Premiums	37,593,775	41,446,393
	Allowance for Loan Losses	48,500,000	33,500,000
		383,184,126	406,390,082

	MARKETABLE DEBT SECURITIES (Note 3):
	Available for Sale, at fair value	167,190,644	143,862,165
	Held to Maturity, at amortized cost	12,003,446	17,058,181
		179,194,090	160,920,346

	EQUITY METHOD INVESTMENTS (Note 5)	26,201,949	24,989,505

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $29,595,087 and $26,780,217 in 2016 and 2015, respectively	13,948,249	9,918,857
	Deferred Acquisition Costs	2,226,977	2,483,781
	Due from Non-affiliated Insurance Company	1,668,092	2,886,086
	Other Miscellaneous	6,448,607	6,040,269
		24,291,925	21,328,993

	TOTAL ASSETS	$ 673,984,714	$ 674,413,809

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2016 AND 2015

LIABILITIES AND STOCKHOLDERS' EQUITY

2016	2015

SENIOR DEBT (Note 7):
Senior Demand Notes, including accrued interest	$ 73,167,157	$ 71,001,087
Commercial Paper	336,624,491	317,488,208
	409,791,648	388,489,295

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	17,606,851	25,430,137

SUBORDINATED DEBT (Note 8)	34,847,845	36,004,009

Total Liabilities	462,246,344	449,923,441

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2016 and 2015	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2016 and 2015	--	--
Accumulated Other Comprehensive (Loss) Income	(1,002,183)	4,142,986
Retained Earnings	212,570,553	220,177,382
Total Stockholders' Equity	211,738,370	224,490,368

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 673,984,714	$ 674,413,809

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
INTEREST INCOME: Finance Charges Net Investment Income	$ 152,721,480 5,507,531 158,229,011	$ 147,813,018 4,777,467 152,590,485	$140,071,693 4,497,090 144,568,783
INTEREST EXPENSE: Senior Debt Subordinated Debt	12,407,735 1,024,328 13,432,063	11,868,927 1,086,012 12,954,939	10,755,834 1,195,676 11,951,510

NET INTEREST INCOME	144,796,948	139,635,546	132,617,273

PROVISION FOR LOAN LOSSES (Note 2)	67,562,543	36,887,285	32,622,546

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	77,234,405	102,748,261	99,994,727

NET INSURANCE INCOME: Premiums Insurance Claims and Expense	47,621,294 (11,488,547) 36,132,747	52,446,561 (12,559,411) 39,887,150	47,964,294 (10,836,029) 37,128,265

OTHER REVENUE	5,265,500	3,325,389	7,166,666

OPERATING EXPENSES: Personnel Expense Occupancy Expense Other Expense	69,814,320 14,520,134 27,968,671 112,303,125	71,834,872 13,707,326 29,288,935 114,831,133	67,419,267 13,188,162 26,150,789 106,758,218

INCOME BEFORE INCOME TAXES	6,329,527	31,129,667	37,531,440

PROVISION FOR INCOME TAXES (Note 12)	5,285,926	5,263,994	4,197,694

NET INCOME	$ 1,043,601	$ 25,865,673	$ 33,333,746

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$6.14	$152.15	$196.08

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
Net Income	$ 1,043,601	$ 25,865,673	$ 33,333,746

Other Comprehensive (Loss) / Income:
Net changes related to available-for-sale Securities:
Unrealized (losses) gains	(7,247,688)	862,930	8,297,119
Income tax benefit (provision)	2,111,649	(332,201)	(2,160,903)
Net unrealized (losses) gains	(5,136,039)	530,729	6,136,216

Less reclassification of gains to net income	9,130	51,218	7

Total Other Comprehensive (Loss) Income	(5,145,169)	479,511	6,136,209

Total Comprehensive (Loss) Income	$ (4,101,568)	$ 26,345,184	$ 39,469,955

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014

Accumulated
Other
Common Stock		Retained	Comprehensive
Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2013	170,000	$170,000	$ 194,655,367	$ (2,472,734)	$192,352,633

Comprehensive Income:
Net Income for 2014	—	—	33,333,746	—
Other Comprehensive Income	—	—	—	6,136,209
Total Comprehensive Income	—	—	—	—	39,469,955
Cash Distributions Paid	—	—	(23,375,402)	—	(23,375,402)

Balance at December 31, 2014	170,000	170,000	204,613,711	3,663,475	208,447,186

Comprehensive Income:
Net Income for 2015	—	—	25,865,673	—
Other Comprehensive Income	—	—	—	479,511
Total Comprehensive Income	—	—	—	—	26,345,184
Cash Distributions Paid	—	—	(10,302,002)	—	(10,302,002)

Balance at December 31, 2015	170,000	170,000	220,177,382	4,142,986	224,490,368

Comprehensive Income:
Net Income for 2016	—	—	1,043,601	—
Other Comprehensive Loss	—	—	—	(5,145,169)
Total Comprehensive Loss	—	—	—	—	(4,101,568)
Cash Distributions Paid	—	—	(8,650,430)	—	(8,650,430)

Balance at December 31, 2016	170,000	$170,000	$ 212,570,553	$ (1,002,183)	$211,738,370

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

2016	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 1,043,601	$ 25,865,673	$ 33,333,746
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	67,562,543	36,887,285	32,622,546
Depreciation and amortization	3,709,687	3,318,710	3,156,828
Provision for (prepaid) deferred taxes	(650,641)	1,037,993	41,211
(Earnings) loss in equity method investment	(1,212,444)	1,070,074	(847,943)
Losses due to called redemptions on marketable securities, loss on sales of equipment and
amortization on securities	591,868	768,903	1,101,092
Decrease (increase) in miscellaneous assets and other	1,066,458	(1,836,742)	421,877
(Decrease) increase in other liabilities	(5,056,292)	(149,424)	1,011,240
Net Cash Provided	67,054,780	66,962,472	70,840,597

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(384,978,358)	(387,639,565)	(351,600,837)
Loan payments	340,621,771	332,703,123	300,064,326
(Increase) decrease in restricted cash	6,663,509	(8,262,309)	(98,705)
Purchases of securities, available for sale	(40,361,497)	(20,649,356)	(30,969,513)
Purchase of equity fund investment	-	-	(15,000,000)
Sales of securities, available for sale	344,000	797,246	-
Redemptions of securities, available for sale	9,140,000	9,200,000	11,895,000
Redemptions of securities, held to maturity	4,715,000	5,340,000	6,455,000
Capital expenditures	(7,824,494)	(3,045,037)	(4,487,073)
Proceeds from sale of equipment	120,780	37,737	84,231
Net Cash Used	(71,559,289)	(71,518,161)	(83,657,571)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Senior Demand Notes	2,166,070	12,470,939	4,475,141
Advances on credit line	532,501	531,641	531,475
Payments on credit line	(532,501)	(531,641)	(531,475)
Commercial paper issued	54,659,072	67,964,535	65,587,144
Commercial paper redeemed	(35,522,789)	(27,132,379)	(42,891,237)
Subordinated debt issued	6,495,971	8,164,215	7,210,193
Subordinated debt redeemed	(7,652,135)	(9,886,744)	(9,862,162)
Dividends / distributions paid	(8,650,430)	(10,302,002)	(23,375,402)
Net Cash Provided	11,495,759	41,278,564	1,143,677

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	6,991,250	36,722,875	(11,673,297)

CASH AND CASH EQUIVALENTS, beginning	51,449,417	14,726,542	26,399,839
CASH AND CASH EQUIVALENTS, ending	$ 58,440,667	$ 51,449,417	$ 14,726,542

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$ 13,513,578	$ 12,874,565	$ 11,881,150
Income Taxes	6,134,000	3,768,000	4,304,000
Non-cash Exchange of Investment Securities	723,310	533,859	-

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 295 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

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

Equity Method Investment.  The fair value of our equity method investment is estimated based on the Company's allocable share of the investee’s net asset value as of the reporting date.

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

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could vary materially from these estimates.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims.  Reserves for claims totaled $3,683,900 and $3,028,970 at December 31, 2016 and 2015, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for each of the three years ended December 31, 2016 was $3,709,687, $3,318,710 and $3,156,828, respectively.

Restricted Cash:

At December 31, 2016 and 2015, the Company had cash of $2,671,957 and $9,335,466, respectively, held in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  During 2016 and 2015, restricted cash also included escrow deposits held by the Company on behalf of certain mortgage real estate customers.

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

The Company assesses the carrying value of its equity method investment for impairment in accordance with ASC 323-10, Investments - Equity Method and Joint Ventures.  The Company assesses whether there are any indicators that the fair value of the Company's equity method investment might be impaired.  An investment is deemed impaired if the Company's estimate of the fair value of the investment is less than the carrying value of the investment and such decline in value is deemed to be other than temporary.  During the years ended December 31, 2016, 2015 and 2014, no impairment of the Company's equity method investment was recognized.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there has been no impairment of carrying value of the long-lived assets, including property and equipment at December 31, 2016 or 2015.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued ASC 740-10.  FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2016 and December 31, 2015, the Company had no uncertain tax positions.

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

Marketable Debt Securities:

Management has designated a significant portion of the Company’s marketable debt securities held in the Company's investment portfolio at December 31, 2016 and 2015 as being available-for-sale.  This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income/(loss).  Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted earnings per share amounts are the same.

Recent Accounting Pronouncements:

In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers."  This update supersedes revenue recognition requirements in Topic 605, "Revenue Recognition," including most industry-specific revenue guidance in the FASB Accounting Standards Codification.  The new guidance stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers is an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance provides specific steps that entities should apply in order to achieve this principle.  The amendments are effective for interim and annual periods beginning after December 15, 2017.  Adoption is allowed by either the full retrospective or modified retrospective approach.  The Company in in the process of evaluating the expected impact of the ASU's adoption on the Company's consolidated financial statements.

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

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses”.  This ASU amends existing guidance to replace current generally accepted accounting principles used to measure a reporting company’s credit losses.  The objective of the update is to provide financial statement users with more information regarding the expected credit losses on commitments to extend credit held by a reporting company at each reporting date.  Amendments in the update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of information that supports credit loss estimates.  The ASU is effective for annual and interim periods beginning after December 15, 2019.  The Company is currently evaluating the impact this new accounting standard on the consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”.  This update requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.  This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years.  The Company is currently evaluating the impact this new accounting standard on the consolidated financial statements.

2.

LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2016 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2017	70.82%	13.13%	58.24%
2018	24.26	13.30	28.18
2019	4.08	12.80	10.07

2020	.63	11.55	2.83
2021	.10	10.09	.62
2022 & beyond	.11	39.13	.06
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2016 and 2015, cash collections applied to the principal of loans totaled $340,621,771 and $332,703,123, respectively, and the ratios of these cash collections to principal average net receivables were 74.72% and 75.56%, respectively.

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

When a loan becomes 60 days or more past due based on its original terms, it is placed in non-accrual status.  At this time, the accrual of any additional finance charges is discontinued.  Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status.  Non-accrual loans return to accrual status when the loan becomes less than 60 days past due.  There were no loans past due 60 days or more and still accruing interest at December 31, 2016 or December 31, 2015.  The Company’s principal balances on non-accrual loans by loan class at December 31, 2016 and 2015 are as follows:

Loan Class	December 31, 2016	December 31, 2015

Consumer Loans	$ 24,658,842	$ 25,070,209
Real Estate Loans	1,374,941	846,894
Sales Finance Contracts	1,036,697	1,009,475
Total	$ 27,070,480	$ 26,926,578

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2016 and 2015 is as follows:

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 16,447,739	$ 9,233,306	$ 17,290,149	$ 42,971,194
Real Estate Loans	902,437	304,578	1,225,805	2,432,820
Sales Finance Contracts	714,202	443,464	814,561	1,972,227
Total	$ 18,064,378	$ 9,981,348	$ 19,330,515	$ 47,376,241

December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 13,836,033	$ 8,073,384	$ 15,895,050	$ 37,804,467
Real Estate Loans	321,249	161,974	480,929	964,152
Sales Finance Contracts	498,374	346,930	584,919	1,430,223
Total	$ 14,655,656	$ 8,582,288	$ 16,960,898	$ 40,198,842

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator.  The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2016 and December 31, 2015 was 2.37% and 2.40%, respectively.

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2016	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 475,739,992	89.6%	$ 50,936,066	96.9%
Real Estate Loans	24,104,551	4.5	(3,378)	.0
Sales Finance Contracts	31,071,064	5.9	1,629,855	3.1
Total	$ 530,915,607	100.0%	$ 52,562,543	100.0%

December 31, 2015

Consumer Loans	$ 492,742,657	90.5%	$ 31,119,348	97.2%
Real Estate Loans	21,754,111	4.0	10,699.0
Sales Finance Contracts	29,908,790	5.5	877,238	2.8
Total	$ 544,405,558	100.0%	$ 32,007,285	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 95% and 96% of the Company’s loan portfolio at December 31, 2016 and 2015, respectively.  As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses.  Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance.  Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis.  Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level.  We have not acquired any loans that we believed were impaired at time of acquisition with deteriorating quality during any period reported.  The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2016	2015	2014
Allowance For Credit Losses:
Beginning Balance	$ 33,500,000	$ 28,620,000	$ 24,680,789
Provision for Loan Losses	67,562,543	36,887,285	32,622,546
Charge-Offs	(63,673,242)	(42,017,880)	(38,024,773)
Recoveries	11,110,699	10,010,595	9,341,438
Ending Balance	$ 48,500,000	$ 33,500,000	$ 28,620,000

	2016	2015	2014
Finance Receivables:
Ending Balance	$530,915,607	$544,405,558	$512,592,704
Ending Balance; collectively evaluated for impairment	$ 530,915,607	$ 544,405,558	$ 512,592,704

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties.   Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer.  The following table presents a summary of loans that were restructured during the year ended December 31, 2016.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	12,405	$ 27,273,566	$ 25,836,012
Real Estate Loans	32	361,376	358,567
Sales Finance Contracts	532	1,044,547	985,799
Total	12,969	$ 28,679,489	$ 27,180,378

TDRs that subsequently defaulted during the year ended December 31, 2016 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,442	$ 6,379,753
Real Estate Loans	-	-
Sales Finance Contracts	131	217,236
Total	4,573	$ 6,596,989

The following table presents a summary of loans that were restructured during the year ended December 31, 2015.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	6,975	$ 15,593,924	$ 14,501,969
Real Estate Loans	44	379,550	372,984
Sales Finance Contracts	251	500,839	464,498
Total	7,270	$ 16,474,313	$ 15,339,451

TDRs that subsequently defaulted during the year ended December 31, 2015 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	2,147	$ 2,996,600
Real Estate Loans	2	8,045
Sales Finance Contracts	64	93,051
Total	2,213	$ 3,097,696

The following table presents a summary of loans that were restructured during the year ended December 31, 2014.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	3,745	$ 11,810,926	$ 10,827,585
Real Estate Loans	57	519,530	505,474
Sales Finance Contracts	190	450,156	421,242
Total	3,992	$ 12,780,612	$ 11,754,301

TDRs that subsequently defaulted during the year ended December 31, 2014 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	587	$ 1,163,067
Real Estate Loans	4	23,040
Sales Finance Contracts	27	54,574
Total	618	$ 1,240,681

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3.

MARKETABLE DEBT SECURITIES

Debt securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2016
Obligations of states and
political subdivisions	$ 168,713,137	$ 3,190,182	$ (5,103,788)	$ 166,799,531
Corporate securities	130,316	260,797	--	391,113
	$ 168,843,453	$ 3,450,979	$ (5,103,788)	$ 167,190,644

December 31, 2015
Obligations of states and
political subdivisions	$ 138,123,137	$ 5,622,609	$ (212,362)	$ 143,533,384
Corporate securities	130,316	198,465	--	328,781
	$ 138,253,453	$ 5,821,074	$ (212,362)	$ 143,862,165

Debt securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair values of these debt securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2016
Obligations of states and
political subdivisions	$ 12,003,446	$ 81,586	$ (151,205)	$ 11,933,827
December 31, 2015
Obligations of states and
political subdivisions	$ 17,058,181	$ 243,377	$ (130,505)	$ 17,171,053

  The amortized cost and estimated fair values of marketable debt securities at December 31, 2016, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 2,757,965	$ 3,045,322	$ 1,746,682	$ 1,747,937
Due after one year through five years	9,109,251	9,225,824	9,666,167	9,578,287
Due after five years through ten years	17,602,646	17,863,694	590,597	607,603
Due after ten years	139,373,591	137,055,804	--	--
	$ 168,843,453	$ 167,190,644	$ 12,003,446	$ 11,933,827

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2016:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 72,316,572	$(5,071,255)	$ 871,317	$ (32,533)	$ 73,187,889	$ (5,103,788)
Held to Maturity:
Obligations of states and political subdivisions	2,191,448	(24,323)	3,099,489	(126,882)	5,290,937	(151,205)

Overall Total	$ 74,508,020	$(5,095,578)	$ 3,970,806	$ (159,415)	$78,478,826	$ (5,254,993)

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2015:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 7,154,930	$ (75,054)	$ 4,287,447	$ (137,308)	$ 11,442,377	$ (212,362)

Held to Maturity:
Obligations of states and political subdivisions	4,471,673	(61,813)	1,406,089	(68,692)	5,877,762	(130,505)

Overall Total	$ 11,626,603	$ (136,867)	$ 5,693,536	$ (206,000)	$17,320,139	$ (342,867)

The previous two tables represent 107 investments and 25 investments held by the Company at December 31, 2016 and 2015, respectively, the majority of which were rated “A+” or higher.  The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years.  Based on the credit ratings of these investments, along with the consideration of whether  the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company did not consider the impairment of these investments to be other-than-temporary at December 31, 2016 or 2015.

Proceeds from sales of securities during 2016 were $344,000.  Gross gains of $24,000 were realized on these sales. Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2016 were $13,855,000.  Gross gains of $1,016 and gross losses of $11,182 were realized from these redemptions.

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

Assets measured at fair value as of December 31, 2016 and 2015 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2016	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 391,113	$ 391,113	$ --	$ --
Obligations of states and political subdivisions	166,799,531	--	166,799,531	--
Available-for-sale investment securities	$ 167,190,644	$ 391,113	$ 166,799,531	$ --

Fair Value Measurements at Reporting Date Using
Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2015	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$ 328,781	$ 328,781	$ --	$ --
Obligations of states and political subdivisions	143,533,384	--	143,533,384	--
Available-for-sale investment securities	$ 143,862,165	$ 328,781	$ 143,533,384	$ --

5.

EQUITY METHOD INVESTMENT:

The Company has one investment accounted for using the equity method of accounting.  On November 1, 2013, the Company invested $10.0 million in Meritage Capital, Centennial Absolute Return Fund, L.P. (the "Fund").  An additional $15.0 was invested in the same fund on April 1, 2014.  The carrying value of this investment was $26.2 million as of December 31, 2016, which represents a 20.48% ownership interest in the Fund.  The carrying value of this investment was $25.0 million as of December 31, 2015, which represented a 25.85% ownership interest in the Fund.  The Company recorded earnings of $1.2 million on this investment during 2016.  During 2015, the Company recorded a loss of $1.0 million on this investment due to the volatile market conditions.  The earnings during 2016 and the loss during 2015 were recorded in other revenue on the Company's consolidated statement of income.  With at least 60 days notice, the Company has the ability to redeem its investment in the Fund at the end of any calendar quarter.

Condensed financial information of the equity method investment is as follows:

	December 31, 2016	December 31, 2015
Company's equity method investment	$ 26,201,949	$ 24,989,505
Partnership assets	$ 128,721,905	$ 97,456,613
Partnership liabilities	$ 258,881	$ 148,566
Partnership net (loss) income	$ 6,583,183	$ (3,344,462)

6.

INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2016 and 2015, respectively, 69% and 79% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner.  At December 31, 2016, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $82.0 million and $71.9 million, respectively.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2016, without prior approval of the Georgia Insurance Commissioner, was approximately $12.5 million.  The Company elected not to pay any dividends from the insurance subsidiaries during the year ended December 31, 2016.

7.

SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc.  As amended to date, the credit agreement provides for borrowings and reborrrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the credit agreement were $100.0 million at December 31, 2016 and 2015, at an interest rate of 3.93% and 3.75%, respectively.  At December 31, 2016 and 2015, the Company had no borrowings under the credit agreement.

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

The credit agreement has a commitment termination date of September 11, 2019.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.  At December 31, 2016, the Company was in compliance with all financial covenants.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2016:
Bank Borrowings	3.93%	$ 45	$ 1	3.75%
Senior Demand Notes	1.48	73,167	68,918	1.53
Commercial Paper	2.96	339,330	331,589	3.26
All Categories	2.69	409,792	400,508	3.10

2015:
Bank Borrowings	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.73	71,001	61,713	1.72
Commercial Paper	3.47	317,488	295,263	3.48
All Categories	3.15	388,489	356,980	3.32

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2014:
Bank Borrowings	3.75%	$ 45	$ 1	3.75%
Senior Demand Notes	1.73	60,561	58,328	1.72
Commercial Paper	3.48	276,656	264,479	3.49
All Categories	3.17	335,186	322,808	3.33

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at	Weighted Average Interest Rate
End of Year	During Year

2016	2015	2014	2016	2015	2014

2.75%	2.86%	2.90%	2.77%	2.82%	2.91%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2016 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2017	$ 6,912,514	$ 21,653,885
2018	7,286,225	8,308,298
2019	10,131,689	2,959,170
2020	10,517,417	1,926,492
	$ 34,847,845	$ 34,847,845

9.

COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  Total operating lease expense was $6,394,406, $6,042,567 and $5,818,043 for the years ended December 31, 2016, 2015 and 2014, respectively.  The Company’s minimum aggregate future lease commitments at December 31, 2016 are shown in the table below.

Year	Operating Leases

2017	$ 6,046,270
2018	4,674,442
2019	3,176,988
2020	2,234,808
2021	882,838
2022 and beyond	16,348
Total	$ 17,031,694

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

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2016, 2015 and 2014, the Company contributed $1,963,772, $1,834,138 and $1,744,475, respectively, in matching funds for employee 401(k) deferred accounts.

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

The Company has an outstanding loan to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner.  David Cheek (son of Ben F. Cheek, III) owns 24.24% of the Company’s voting stock.  The balance on this commercial loan (including principal and accrued interest) was $1,374,398 at December 31, 2016.  During 2016, the maximum amount outstanding (including accrued interest) on this loan was $1,374,398.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $5,092 for interest accrued during 2016 was applied to the loan on December 31, 2016.  No principal payments on this loan were made in 2016.  The balance on this loan at December 31, 2016 was $366,806.  This was the maximum loan amount outstanding during the year.

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

The provision for income taxes for the years ended December 31, 2016, 2015 and 2014 is made up of the following components:

	2016	2015	2014

Current – Federal	$ 5,955,098	$ 4,220,841	$ 4,143,983
Current – State	(18,531)	5,160	12,500
Total Current	5,936,567	4,226,001	4,156,483

Deferred – Federal	(650,641)	1,037,993	41,211

Total Provision	$ 5,285,926	$ 5,263,994	$ 4,197,694

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2016 and 2015.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2016	2015
Insurance Commissions	$ (5,399,148)	$ (6,043,688)
Unearned Premium Reserves	2,126,996	1,656,106
Deferred Acquisition Cost Amortization	(1,115,119)	(320,224)
SPAE Capitalization	277,418	213,308
STAT & Tax Reserve	314,412	87,787
GAAP/STAT Premium Tax	(242,583)	(283,457)
Unrealized (Gain) Loss on
Marketable Debt Securities	650,626	(1,465,727)
Other	(31,132)	(29,629)
	$ (3,418,530)	$ (6,185,524)

The Company's effective tax rate for the years ended December 31, 2016, 2015 and 2014 is analyzed as follows.  During 2016, the S Corporation incurred a loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2016.  Any tax benefit from the loss was passed on to the shareholders.  During 2015 and 2014, rates were lower than statutory federal income tax rates mainly due to taxable income at the S corporation level being passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

	2016	2015	2014
Statutory Federal income tax rate	34.0%	34.0%	34.0%
Tax effect of S corporation status	74.6	(12.6)	(19.3)
Tax exempt income	(24.2)	(4.5)	(3.5)
Miscellaneous	( .9)	-	-
Effective Tax Rate	83.5%	16.9%	11.2%

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

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2016 followed by a reconciliation to consolidated Company data.

Year 2016	Division I	Division II	Division III	Division IV	Division V	Total
Revenues:	( In Millions)
Finance Charges Earned	$ 22.8	$ 35.8	$ 32.8	$ 34.2	$ 27.0	$ 152.6
Insurance Income	3.9	12.0	12.0	6.2	6.1	40.2
Other	.1	1.1	.9	.9	.9	3.9
	26.8	48.9	45.7	41.3	34.0	196.7
Expenses:
Interest Cost	1.7	3.2	3.0	3.1	2.2	13.2
Provision for Loan Losses	7.8	13.5	12.5	9.9	8.9	52.6
Depreciation	.5	.6	.4	.6	.6	2.7
Other	11.6	16.6	15.5	15.9	15.9	75.5
	21.6	33.3	31.4	29.5	27.6	144.0

Division Profit	$ 5.2	$ 15.0	$ 14.3	$ 11.8	$ 6.4	$ 52.7

Division Assets:
Net Receivables	$ 55.0	$107.9	$105.0	$108.3	$ 72.3	$448.5
Cash	.4	.8	1.0	.7	.8	3.6
Net Fixed Assets	.8	1.9	1.0	1.5	1.4	6.6
Other Assets	.0	.0	.0	.4	.0	.6
Total Division Assets	$ 56.2	$110.6	$107.0	$110.9	$ 74.5	$459.3

RECONCILIATION:						2016
Revenues:						(In Millions)
Total revenues from reportable divisions						$ 196.7
Corporate finance charges earned not allocated to divisions						.1
Corporate investment income earned not allocated to divisions						5.5
Timing difference of insurance income allocation to divisions						7.4
Other revenues not allocated to divisions						1.4
Consolidated Revenues						$211.1

Net Income:
Total profit or loss for reportable divisions						$ 52.7
Corporate earnings not allocated						14.4
Corporate expenses not allocated						(60.8)
Income taxes not allocated						(5.3)
Consolidated Net Income						$ 1.0

Assets:
Total assets for reportable divisions						$459.2
Loans held at corporate level						2.3
Unearned insurance at corporate level						(19.2)
Allowance for loan losses at corporate level						(48.5)
Cash and cash equivalents held at corporate level						57.5
Investment securities at corporate level						179.2
Equity method investment at corporate level						26.2
Fixed assets at corporate level						7.4
Other assets at corporate level						9.8
Consolidated Assets						$673.9

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2015 followed by a reconciliation to consolidated Company data.

Year 2015	Division I	Division II	Division III	Division IV	Division V	Total
Revenues:	( In Millions)
Finance Charges Earned	$ 23.0	$ 33.4	$ 30.6	$ 33.0	$ 27.7	$ 147.7
Insurance Income	4.1	13.0	11.7	5.1	6.5	40.4
Other	.1	1.0	.9	2.4	1.1	5.5
	27.2	47.4	43.2	40.5	35.3	193.6
Expenses:
Interest Cost	1.7	3.1	2.9	3.0	2.2	12.9
Provision for Loan Losses	4.6	7.2	6.6	7.3	6.3	32.0
Depreciation	.5	.6	.5	.5	.6	2.7
Other	11.6	15.4	15.1	14.9	15.0	72.0
	18.4	26.3	25.1	25.7	24.1	119.6

Division Profit	$ 8.8	$ 21.1	$ 18.1	$ 14.8	$ 11.2	$ 74.0

Division Assets:
Net Receivables	$ 63.3	$107.9	$101.0	$107.0	$ 79.3	$458.5
Cash	.5	1.1	1.2	1.0	1.0	4.8
Net Fixed Assets	1.2	1.5	.8	1.3	1.5	6.3
Other Assets	.0	.0	.0	.2	.2	.4
Total Division Assets	$ 65.0	$110.5	$103.0	$109.5	$ 82.0	$470.0

RECONCILIATION:						2015
Revenues:						(In Millions)
Total revenues from reportable divisions						$ 193.7
Corporate finance charges earned not allocated to divisions						.1
Corporate investment income earned not allocated to divisions						4.8
Timing difference of insurance income allocation to divisions						12.0
Other revenues not allocated to divisions						(2.2)
Consolidated Revenues						$208.4

Net Income:
Total profit or loss for reportable divisions						$ 74.0
Corporate earnings not allocated						14.7
Corporate expenses not allocated						(57.5)
Income taxes not allocated						(5.3)
Consolidated Net Income						$ 25.9

Assets:
Total assets for reportable divisions						$470.0
Loans held at corporate level						2.0
Unearned insurance at corporate level						(20.5)
Allowance for loan losses at corporate level						(33.5)
Cash and cash equivalents held at corporate level						55.9
Investment securities at corporate level						160.9
Equity method investment at corporate level						25.0
Fixed assets at corporate level						3.6
Other assets at corporate level						11.0
Consolidated Assets						$674.4

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2014 followed by a reconciliation to consolidated Company data.

Year 2014	Division I	Division II	Division III	Division IV	Division V	Total
Revenues:	( In Millions)
Finance Charges Earned	$ 22.0	$ 31.5	$ 29.9	$ 30.8	$ 25.8	$ 140.0
Insurance Income	4.1	12.4	11.2	6.2	6.3	40.2
Other	.1	1.6	1.4	1.5	1.5	6.1
	26.2	45.5	42.5	38.5	33.6	186.3
Expenses:
Interest Cost	1.5	2.9	2.8	2.7	2.0	11.9
Provision for Loan Losses	3.8	6.2	6.8	6.6	5.4	28.8
Depreciation	.5	.6	.5	.5	.5	2.6
Other	11.1	14.3	14.5	14.0	13.9	67.8
	16.9	24.0	24.6	23.8	21.8	111.1

Division Profit	$ 9.3	$ 21.5	$ 17.9	$ 14.7	$ 11.8	$ 75.2

Division Assets:
Net Receivables	$ 56.4	$104.1	$ 96.9	$101.3	$ 74.4	$433.1
Cash	.3	.6	.6	.5	.5	2.5
Net Fixed Assets	1.2	1.7	1.1	1.1	1.2	6.3
Other Assets	.0	.0	.0	.2	.1	.3
Total Division Assets	$ 57.9	$106.4	$ 98.6	$103.1	$ 76.2	$442.2

RECONCILIATION:						2014
Revenues:						(In Millions)
Total revenues from reportable divisions						$ 186.3
Corporate finance charges earned not allocated to divisions						.1
Corporate investment income earned not allocated to divisions						4.5
Timing difference of insurance income allocation to divisions						7.8
Other revenues not allocated to divisions						1.0
Consolidated Revenues						$199.7

Net Income:
Total profit or loss for reportable divisions						$ 75.2
Corporate earnings not allocated						13.4
Corporate expenses not allocated						(51.1)
Income taxes not allocated						(4.2)
Consolidated Net Income						$ 33.3

Assets:
Total assets for reportable divisions						$442.2
Loans held at corporate level						1.9
Unearned insurance at corporate level						(18.1)
Allowance for loan losses at corporate level						(28.6)
Cash and cash equivalents held at corporate level						13.4
Investment securities at corporate level						155.6
Equity method investment at corporate level						26.1
Fixed assets at corporate level						3.9
Other assets at corporate level						9.2
Consolidated Assets						$605.6

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
Bowen & Watson, Inc.

Executive Officers
Served in this
Name Position with Company Position Since

Ben F. Cheek, III Vice Chairman of Board 2015

Ben F. Cheek, IV Chairman of Board 2015

Virginia C. Herring President and Chief Executive Officer 2015

A. Roger Guimond Executive Vice President and
Chief Financial Officer 1991

C. Michael Haynie Executive Vice President - 2006
Human Resources

Karen S. O'Shields Executive Vice President - 2006
Strategic and Organization Development

Charles E. Vercelli, Jr. Executive Vice President - 2008
General Counsel

Daniel E. Clevenger, II Executive Vice President - 2015
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

BRANCH OPERATIONS
(As of March 30, 2017)

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
Regional Operations Directors
	William D. Ashley		Gerald D. Rhoden
	Richard F. Corirossi		M. Summer Rhodes
	Becki B. Lawhon		Gregory A. Shealy
Richard D. Poole, III

Division II - North Georgia

	Ronald F. Morrow	----------	Vice President
	Ronald E. Byerly	----------	Area Vice President
	Shelia H. Garrett	----------	Area Vice President
Regional Operations Directors
	J. Derrick Blalock		Diana L. Lewis
	A. Keith Chavis		John R. Massey
	Kimberly L. Golka		Faye A. Page
	Janee G. Huff		Harriet H. Welch
Sharon S. Langford

Division III – South Georgia

	Marcus C. Thomas	----------	Vice President
Regional Operations Directors
	Michelle R. Benton		Jeffrey C. Lee
	Bertrand P. Brown		James A. Mahaffey
	William J. Daniel		Jennifer C. Purser
	Deirdre A. Dunnam		Robert D. Whitlock
Judy A. Landon

Division IV - Alabama and Tennessee

	Michael J. Whitaker	----------	Vice President
	Joseph R. Cherry	----------	Area Vice President - TN
Regional Operations Directors
	M. Payton Givens		William N. Murillo
	Brian M. Hill		Joshua C. Nickerson
	Tammy R. Hood		Johnny M. Olive
	Jerry H. Hughes		Joseph M. Pickens
	J. Steven Knotts		Hilda L. Phillips
	Jeffrey A. Lindberg		Michael E. Shankles

Division V – Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
	John B. Gray	----------	Area Vice President - LA
Regional Operations Directors
	Sonya L. Acosta		Carla A. Eldridge
	Maurice J. Bize, Jr.		Jimmy R. Fairbanks, Jr.
	Bryan W. Cook		Chad H. Frederick
	T. Loy Davis		Tabatha A. Green
	L. Christopher Deakle		Marty B. Miskelly

ADMINISTRATION

Brent R. Cooler	Vice President – Internal Audit	Cindy H. Mullin	Vice President – Information Technology

Lynn E. Cox	Vice President – Investment Center	R. Darryl Parker	Vice President – Employee Development
Brian D. Lingle	Vice President – Controller	Mark J. Scarpitti	Deputy General Counsel

___________________

2016 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Sylvania, Georgia staff for this significant achievement.  The Friendly Franklin Folks salute you!

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi,South Carolina and Tennessee which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Bessemer	Fayette	Mobile	Ozark	Selma
Albertville	Center Point	Florence	Moody	Pelham	Sylacauga
Alexander City	Clanton	Fort Payne	Moulton	Prattville	Tallassee
Andalusia	Cullman	Gadsden	Muscle Shoals	Robertsville *	Troy
Arab	Decatur	Hamilton	Opelika	Russellville (2)	Tuscaloosa
Athens	Dothan (2)	Huntsville (2)	Opp	Saraland *	Wetumpka
Bay Minette *	Enterprise	Jasper	Oxford	Scottsboro
GEORGIA
Acworth	Canton	Dalton	Greensboro	Manchester	Swainsboro
Adel	Carrollton	Dawson	Griffin	McDonough	Sylvania
Albany (2)	Cartersville	Douglas (2)	Hartwell	Milledgeville	Sylvester
Alma	Cedartown	Douglasville	Hawkinsville	Monroe	Thomaston
Americus	Chatsworth	Dublin	Hazlehurst	Montezuma	Thomasville
Athens (2)	Clarkesville	East Ellijay	Helena	Monticello	Thomson
Augusta	Claxton	Eastman	Hinesville (2)	Moultrie	Tifton
Bainbridge	Clayton	Eatonton	Hiram	Nashville	Toccoa
Barnesville	Cleveland	Elberton	Hogansville	Newnan	Tucker
Baxley	Cochran	Fayetteville	Jackson	Perry	Valdosta
Blairsville	Colquitt	Fitzgerald	Jasper	Pooler	Vidalia
Blakely	Columbus (2)	Flowery Branch	Jefferson	Richmond Hill	Villa Rica
Blue Ridge	Commerce	Forest Park	Jesup	Rome	Warner Robins (2)
Bremen	Conyers	Forsyth	Kennesaw	Royston	Washington
Brunswick	Cordele	Fort Valley	LaGrange	Sandersville	Waycross
Buford	Cornelia	Fort Oglethorpe	Lavonia	Sandy Springs	Waynesboro
Butler	Covington	Gainesville	Lawrenceville	Savannah	Winder
Cairo	Cumming	Garden City	Macon (2)	Statesboro
Calhoun	Dahlonega	Georgetown	Madison	Stockbridge

LOUISIANA
Abbeville	Crowley	Houma	Marksville	Opelousas	Springhill
Alexandria	Denham Springs	Jena	Minden	Pineville	Sulphur
Baker	DeRidder	Lafayette	Monroe	Prairieville	Thibodaux
Bastrop	Eunice	Lake Charles	Morgan City	Ruston	West Monroe
Bossier City	Franklin	LaPlace	Natchitoches	Slidell	Winnsboro
Covington	Hammond	Leesville	New Iberia
MISSISSIPPI
Amory	Columbia	Gulfport	Jackson	Newton	Pontotoc
Batesville	Columbus	Hattiesburg	Kosciusko	Olive Branch	Ripley
Bay St. Louis	Corinth	Hazlehurst	Magee	Oxford	Senatobia
Booneville	Forest	Hernando	McComb	Pearl	Starkville
Brookhaven	Greenwood	Houston	Meridian	Philadelphia	Tupelo
Carthage	Grenada	Iuka	New Albany	Picayune	Winona
SOUTH CAROLINA
Aiken	Chester	Georgetown	Laurens	North Charleston	Spartanburg
Anderson	Columbia	Greenwood	Lexington	North Greenville	Summerville
Batesburg- Leesville	Conway	Greer	Manning	North Myrtle Beach	Sumter
Beaufort	Dillon	Hartsville	Marion	Orangeburg	Union
Camden	Easley	Irmo	Moncks Corner	Rock Hill	Walterboro

Cayce	Florence	Lake City	Myrtle Beach	Seneca	Winnsboro
Charleston	Gaffney	Lancaster	Newberry	Simpsonville	York
Cheraw

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

TENNESSEE
Athens	Crossville	Hixson	Lebanon *	Murfreesboro	Sevierville
Bristol	Dayton	Johnson City	Lenoir City	Newport	Sparta
Clarkesville *	Elizabethton	Kingsport	Madisonville	Powell	Tazwell *
Cleveland	Fayetteville *	Lafayette *	Maryville *	Pulaski *	Tullahoma
Cookeville *	Gallatin	LaFollette	Morristown	Rogersville *	Winchester
Cleveland	Greenville
------------------------------- * Opened March 2017

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