Form 10-K, Exhibit 13
period 2017-12-31
1st FRANKLIN FINANCIAL CORP
filed 2018-03-30
CIK 38723

EXHIBIT 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2017

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Sources of Funds and Common Stock Matters	11

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Report of Independent Registered Public Accounting Firm	21

Consolidated Financial Statements	22

Directors and Executive Officers	46

Corporate Information	46

Ben F. Cheek, Jr. Office of the Year	49

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans. As of December 31, 2017 the business was operated through 119 branch offices in Georgia, 44 in Alabama, 43 in South Carolina, 37 in Mississippi, 33 in Louisiana and 32 in Tennessee. Also on that date, the Company had 1,439 employees.

As of December 31, 2017, the resources of the Company were invested principally in loans, which comprised 62% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Co-Workers, Customers and Friends:

Changing the Game! This was the slogan that we as 1st Franklin co-workers adopted as we began our plans for 2017. We committed and affirmed that our focus was going to be in the POSITIVE actions that we could take and changes that we could make, that would provide a long lasting impact not only for the year 2017 but for the years ahead.

Over the past few years, many changes have taken place in the consumer finance industry. History has proven that many more changes can be counted on in the future. It is our expectation that we will continue to be able to anticipate and respond quickly to any new and challenging environment that change may present as we now enthusiastically move into our 76th year.

Our family of “Friendly Franklin Folks” now number 1,439. Our Home Office campus now supports 308 branches, 7 recovery centers and an Investment Center serving over 5,300 investors with investments totaling more than $460 million.

Some exciting highlights from 2017 included:

Our net receivables grew by 12.4%.

Our 30 day and more delinquency was maintained at 7.4%.

We began our Social Media presence for Marketing and Business Promotion. You can now find us on Facebook, Instagram, and LinkedIn, with Twitter coming in 2018.

We introduced a new product to our loan portfolio with the Premier Loan, our first risk based pricing product.

We continued to implement the Telephone Consumer Protection Act (TCPA) into our Business Operation to further improve on our customer relationship.

We have raised the quality of our loan portfolio by improving our underwriting policy.

Our Recovery Centers were successful in collecting approximately $10.7 million in recoveries on loan accounts previously charged off.

Our Executive Management Team expanded as we added specialized Executive Vice-Presidents in Information Technology and Marketing.

We are excited about the opportunities available to us in 2018. Our employees are enthusiastic about serving the locations in which we are located. They give back by volunteering and participating in activities that support needs in their communities outside of lending. March of Dimes, Habitat for Humanity, local food banks, Civic Clubs, local school and youth sports teams, Future Farmers of America, their churches and many many more too numerous to list. While 1st Franklin Financial wants to remain the first choice for our borrowers, we also want to be the leader in supporting and giving back to those who need us. We have been “Serving our Neighbors Since 1941” and will continue to do so in the future. Thank you all for your confidence and support of 1st Franklin Financial.

Sincerely yours,

/s/ Ben F. “Buddy” Cheek, IV

Ben F. Cheek, IV

Chairman of the Board

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial information of the Company. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed consolidated financial statements and notes thereto included herein.

	Year Ended December 31
	2017	2016	2015	2014	2013
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 158,083	$ 158,229	$ 152,590	$ 144,569	$ 132,579
Insurance	42,265	47,621	52,447	47,964	45,684
Other	5,399	5,266	3,325	7,167	7,709

Net Interest Income	145,178	144,797	139,636	132,617	121,108
Interest Expense	12,905	13,432	12,955	11,952	11,472
Provision for Loan Losses	32,355	67,563	36,887	32,623	27,623
Income Before Income Taxes	17,504	6,330	31,130	37,531	38,400
Net Income	14,906	1,044	25,866	33,334	34,408

Ratio of Earnings to Fixed Charges	2.15	1.41	3.08	3.70	3.89

	As of December 31
	2017	2016	2015	2014	2013
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 445,659	$ 383,184	$ 406,390	$ 388,341	$ 369,427
Total Assets	718,235	673,985	674,414	605,588	561,761
Senior Debt	426,731	409,792	388,489	335,186	308,015
Subordinated Debt	33,488	34,848	36,004	37,727	40,379
Stockholders’ Equity	232,096	211,738	224,490	208,447	192,353

Ratio of Total Liabilities to Stockholders’ Equity	2.09	2.18	2.00	1.91	1.92

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, primarily in making consumer loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 2017, direct cash loans comprised 90%, real estate loans comprised 4% and sales finance contracts comprised 6% of our outstanding loans, respectively.

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

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2017	2016	2015	2014	2013
	(in thousands)

Direct Cash Loans	$142,072	$143,864	$139,945	$132,974	$121,848
Real Estate Loans	4,175	3,710	3,432	3,202	3,223
Sales Finance Contracts	5,186	5,147	4,436	3,896	3,690
Total Finance Charges	$151,433	$152,721	$147,813	$140,072	$128,761

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

Our decision making on loan originations is based on both a judgmental underwriting system which includes an analysis of the following factors (i) ability to pay, (ii) creditworthiness, (iii) income stability, (iv) willingness to pay and (v) as appropriate, collateral security, and a risk based underwriting system that evaluates (i) credit score, (ii) annual income, (iii) payment history to other creditors and (iv) debt to income ratios. As part of our loan decisioning process, we review each customer’s credit report to verify income and total indebtedness, debt payment history and overall credit related performance to other creditors. The Company uses this information to evaluate a potential borrower’s debt-to-income ratios and, depending on the result of the overall credit evaluation process, may require internal review and senior supervisory approval prior to originating the potential borrower’s loan.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2017	2016	2015	2014	2013

Direct Cash Loans	34.56%	35.29%	35.25%	35.50%	34.79%
Real Estate Loans	16.82	16.45	16.50	16.49	16.38
Sales Finance Contracts	19.57	20.12	19.66	20.17	20.42

The following table contains certain information about our operations:

	As of December 31
	2017	2016	2015	2014	2013

Number of Branch Offices	308	295	285	282	275
Number of Employees	1,439	1,360	1,269	1,217	1,146
Average Total Loans Outstanding Per Branch (in 000's)	$ 1,953	$ 1,797	$ 1,919	$ 1,828	$ 1,776
Average Number of Loans Outstanding Per Branch	866	922	930	882	843

DESCRIPTION OF LOANS

	Year Ended December 31
	2017	2016	2015	2014	2013
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	68,162	91,383	73,371	67,140	64,709

Number of Loans Made to Former Borrowers	69,317	54,813	55,139	50,948	46,757

Number of Loans Made to Present Borrowers	193,601	182,763	190,211	192,564	187,962

Total Number of Loans Made	331,080	328,959	318,721	310,652	299,428

Total Volume of Loans Made (in 000’s)	$791,293	$701,835	$719,251	$695,144	$669,565

Average Size of Loan Made	$2,390	$2,134	$2,257	$2,238	$2,236

Number of Loans Outstanding	249,793	254,315	248,627	233,965	217,352

Total Loans Outstanding (in 000’s)	$540,380	$474,558	$494,837	$471,195	$445,755

Percent of Total Loans Outstanding	90%	89%	90%	91%	91%
Average Balance on Outstanding Loans	$2,163	$1,866	$1,990	$2,014	$2,051

REAL ESTATE LOANS:

Total Number of Loans Made	517	477	515	402	463

Total Volume of Loans Made (in 000’s)	$11,228	$ 10,128	$ 9,798	$ 8,455	$ 8,924

Average Size of Loan Made	$21,717	$21,232	$19,025	$21,031	$19,274

Number of Loans Outstanding	1,580	1,503	1,468	1,439	1,508

Total Loans Outstanding (in 000’s)	$27,117	$24,609	$22,128	$20,271	$20,329

Percent of Total Loans Outstanding	4%	5%	4%	4%	4%
Average Balance on Outstanding Loans	$17,163	$16,373	$15,074	$14,087	$13,481

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	13,777	15,725	14,973	13,488	13,751

Total Volume of Contracts Purchased (in 000’s)	$36,933	$34,928	$35,315	$28,403	$27,395

Average Size of Contract Purchased	$2,681	$2,221	$2,359	$2,106	$1,992

Number of Contracts Outstanding	15,377	16,253	15,090	13,446	13,188

Total Contracts Outstanding (in 000’s)	$34,315	$30,962	$30,071	$23,906	$22,270

Percent of Total Loans Outstanding	6%	6%	6%	5%	5%
Average Balance on Outstanding Loans	$2,232	$1,905	$1,993	$1,778	$1,689

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

	Year Ended December 31
	2017	2016	2015	2014	2013
	(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$779,567	$672,670	$718,834	$695,144	$669,331
Real Estate Loans	11,228	10,128	9,798	8,454	8,924
Sales Finance Contracts	35,536	32,705	34,444	28,055	26,745
Net Bulk Purchases	13,123	31,388	1,288	348	884

Total Loans Acquired	$839,454	$746,891	$764,364	$732,001	$705,884

	LOANS LIQUIDATED *

Direct Cash Loans	$725,471	$722,114	$695,608	$669,704	$632,501
Real Estate Loans	8,720	7,647	7,941	8,512	9,254
Sales Finance Contracts	33,580	34,037	29,151	26,767	26,108

Total Loans Liquidated	$767,771	$763,798	$732,700	$704,983	$667,863

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$540,380	$474,558	$494,837	$471,195	$445,755
Real Estate Loans	27,117	24,609	22,128	20,271	20,329
Sales Finance Contracts	34,315	30,962	30,071	23,906	22,270

Total Loans Outstanding	$601,812	$530,129	$547,036	$515,372	$488,354

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$68,771	$56,143	$60,753	$59,376	$56,159
Real Estate Loans	67	105	159	244	390
Sales Finance Contracts	5,601	4,603	4,787	3,460	3,101

Total Unearned Finance Charges	$74,439	$60,851	$65,699	$63,080	$59,650

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

	As of December 31
	2017	2016	2015	2014	2013
Number of Bankrupt Delinquency Resets	471	617	1,369	1,662	1,463

The Company tracks the dollar amount of loans in bankruptcy in which the delinquency rating was reset. During 2017 and 2016, the Company reset the delinquency rating to coincide with court initiated repayment plans on bankrupt accounts with principal balances totaling $1.9 million and $2.0 million, respectively. This represented approximately .36% and .38% of the average principal loan portfolios outstanding during 2017 and 2016, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

	As of December 31
	2017	2016	2015	2014	2013
	(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$7,905	$9,233	$8,073	$7,218	$6,542
Percentage of Principal Outstanding	1.47%	1.94%	1.64%	1.54%	1.48%
90 Days or More Past Due	$17,475	$17,290	$15,895	$14,283	$13,438
Percentage of Principal Outstanding	3.25%	3.63%	3.23%	3.05%	3.03%

REAL ESTATE LOANS:
60-89 Days Past Due	$321	$305	$162	$180	$174
Percentage of Principal Outstanding	1.21%	1.26%	.74%	.91%	.87%
90 Days or More Past Due	$1,171	$1,226	$481	$504	$547
Percentage of Principal Outstanding	4.40%	5.09%	2.21%	2.53%	2.73%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$447	$443	$347	$210	$204
Percentage of Principal Outstanding	1.31%	1.43%	1.16%	.88%	.92%
90 Days or More Past Due	$843	$815	$585	$464	$449
Percentage of Principal Outstanding	2.47%	2.62%	1.96%	1.96%	2.03%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

	Year Ended December 31
	2017	2016	2015	2014	2013
	(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$416,969	$412,682	$404,057	$381,367	$357,552
Liquidations	$725,471	$722,114	$695,608	$669,704	$632,501
Net Losses	$36,968	$50,936	$31,119	$27,824	$24,476
Net Losses as % of Average Net Loans	8.87%	12.34%	7.70%	7.30%	6.85%
Net Losses as % of Liquidations	5.10%	7.05%	4.47%	4.15%	3.87%

	REAL ESTATE LOANS

Average Net Loans	$25,365	$23,046	$21,194	$19,765	$20,031
Liquidations	$8,720	$7,647	$7,941	$8,513	$9,254
Net Losses	$62	$(3)	$11	$72	$6
Net Losses as a % of Average Net Loans	.24%	(.01%)	.05%	.36%	.03%
Net Losses as a % of Liquidations	.71%	(.04%)	.14%	.85%	.06%

	SALES FINANCE CONTRACTS

Average Net Loans	$26,724	$25,905	$22,908	$19,646	$18,366
Liquidations	$33,580	$34,037	$29,151	$26,767	$26,108
Net Losses	$1,325	$1,630	$877	$787	$471
Net Losses as % of Average Net Loans	4.96%	6.29%	3.83%	4.01%	2.56%
Net Losses as % of Liquidations	3.95%	4.79%	3.01%	2.94%	1.80%

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

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business. Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities was as follows:

	As of December 31
	2017	2016	2015	2014	2013

Bank Borrowings	-- %	-- %	-- %	-- %	-- %
Senior Debt	59	61	58	55	55
Subordinated Debt	5	5	5	6	7
Other Liabilities	4	3	4	4	4
Stockholders’ Equity	32	31	33	35	34
Total	100%	100%	100%	100%	100%

Number of Investors	5,347	5,421	5,415	5,405	5,436

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

	Year Ended December 31
	2017	2016	2015	2014	2013

Senior Borrowings	2.85%	3.11%	3.32%	3.31%	3.46%
Subordinated Borrowings	2.65	2.79	2.82	2.92	3.25
All Borrowings	2.84	3.09	3.27	3.26	3.41

Certain financial ratios relating to our debt have been as follows:

	As of December 31
	2017	2016	2015	2014	2013

Total Liabilities to
Stockholders’ Equity	2.09	2.18	2.00	1.91	1.92

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.70	1.73	1.59	1.46	1.41

As of March 30, 2018, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market. The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented. Cash distributions of $.86 and $50.88 per share were paid to shareholders in 2017 and 2016, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation. No other cash dividends were paid during the applicable periods. For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

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

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941. Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time. Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans. All of our loans are at fixed rates, and contain fixed terms and fixed payments. We operate branch offices in six southeastern states and had a total of 308 branch locations at December 31, 2017. The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network. The Company expanded its operations with the opening of seven new branch offices during the year just ended. The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

Total assets increased $44.3 million to $718.2 million as of December 31, 2017 compared to $674.0 million at December 31, 2016. The increase in assets was primarily due to growth in our net loan portfolio and our investment securities portfolio.

The Company’s net loan portfolio increased $62.5 million (16%) at December 31, 2017 compared to December 31, 2016. Loan originations were $839.5 million during 2017 compared to $746.9 million during the prior year. A $6.0 million decline in the Company's allowance for loan losses (which is included in the net loan portfolio) was another factor contributing to the increase in the portfolio. Our allowance for loan losses reflects Management's estimate of the level of allowance adequate to cover probable losses inherent in the loan portfolio as of the date of the statement of financial position. To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions. Management decreased the allowance for loan losses at December 31, 2017 compared to December 31, 2016 mainly due to a lower level of charge offs and lower delinquencies during 2017. Management believes the current allowance for loan losses is adequate to cover probable losses in our existing portfolio; however, changes in trends or deterioration in economic conditions could result in a change in the allowance or an increase in actual losses. Any increase could have a material adverse impact on our results of operation or financial condition in the future.

Our cash and short-term investments decreased $27.9 million (48%) at December 31, 2017 compared to December 31, 2016. Funding for the increase in loan originations and operational expenses were the main reasons for the decline.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers. At December 31, 2017, restricted cash was $4.7 million compared to $2.7 million at December 31, 2016. See Note 3, “Investment Securities” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of amounts held in trust.

Our Investment Securities portfolio increased $30.4 million (17%) to $209.6 million at December 31, 2017 compared to $179.2 million at December 31, 2016. The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries. It also consists of surplus funds generated from sales of our debt securities. Management maintains what it believes to be a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments. This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds, various municipal bonds and mutual funds. Approximately 98% of these investment securities have been designated as “available for sale” at December 31, 2017 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries. The remainder of this investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity, and are carried at amortized cost.

At December 31, 2016, the Company held an additional investment portfolio of $26.2 million in an equity fund named Meritage Capital, Centennial Absolute Return Fund, L.P. Effective October 1, 2017, the Company elected to redeem the equity fund investment portfolio, with a value of $26.9 million. The Company used the equity method of accounting to account for this investment.

Other miscellaneous assets increased $3.5 million (14%) at December 31, 2017 compared to December 31, 2016 mainly due to an increase in purchases of fixed assets and an increase in accounts receivable due from our credit insurance business. Increases in prepaid expenses and income tax refund receivables were also factors contributing the increase.

A substantial portion of the Company's funding is generated from sales of the Company's various debt securities. Aggregate senior and subordinated debt of the Company increased $15.6 million (4%) to $460.2 million at December 31, 2017 compared to $444.6 million at December 31, 2016. Higher sales of the Company's commercial paper resulted in the increase.

Other liabilities increased $8.3 million (47%) at December 31, 2017 compared to the prior year- end mainly due to an increase in the Company’s accrual for incentive compensation. Higher accruals for salary expenses and miscellaneous account payables also contributed to the increase in other liabilities.

Results of Operations:

Total revenues were $205.7 million, $211.1 million and $208.4 million during 2017, 2016 and 2015, respectively. The decrease during 2017 compared to 2016 was mainly due to lower insurance revenues. Also contributing to the 2017 decline was a decrease in interest and finance charges due to lower interest rates offered on certain loan products. Revenue growth slowed during 2016 as compared to 2015 partially as are result of a review of our underwriting policies and a resulting credit tightening in certain regions within which the Company operates. Although our net loan portfolio declined during 2016, average net loans outstanding were higher than 2015, resulting in higher finance charge income. Growth in earning assets (loans and investments) during 2016 compared to 2015 led to higher finance charge earnings and investment income, which led to higher revenues during the comparable periods.

Net income for each of the three years ended December 31, 2017 was $14.9 million, $1.0 million and $25.9 million, respectively.

Lower credit losses were the primary reason for the increase in net income during 2017 compared to 2016. An increase in operating expenses offset a portion of the impact of the lower credit losses. During 2016 higher credit losses were the primary factor for the decline in net income compared to 2015.

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

Net interest income was $145.2 million during 2017, compared to $144.8 million in 2016 and $139.6 million during 2015. The higher margin during 2017 compared to 2016 was mainly due to lower interest expense on debt. Higher levels of average net receivables outstanding and the associated finance charge income thereon was main reason for increase in net interest income during 2016 compared to 2015. Average net receivables were $462.4 million during 2017 compared to $455.8 million during 2016 and $440.3 million during 2015. Although average net receivables increased during 2017 compared to 2016, interest income decreased $.1 million due to lower yields. Net interest income increased $5.6 million (4%) during 2016 compared to 2015.

Interest expense was $12.9 million, $13.4 million and $13.0 million during 2017, 2016 and 2015, respectively. Average borrowings were $455.2 million during 2017 compared to $437.5 during 2016 and $395.5 during 2015. Although average borrowings increased, the continued low interest rate environment has enabled the Company to minimize or reduce increases in interest expense. Our weighted average borrowing rate was 2.84%, 3.07% and 3.28% during 2017, 2016 and 2015, respectively.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers when closing a loan. Sales have been trending down the last three years as fewer customers have opted for insurance coverage. Net insurance income (insurance revenues less claims and expenses) were $31.5 million during 2017, $36.1 million during 2016 and $39.9 million during 2015.

Other Revenue:

Other revenue was $5.4 million, $5.3 million and $3.3 million during 2017, 2016 and 2015, respectively. A significant component of other revenue is earnings from the sale of auto club memberships. The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan. Earnings from the aforementioned equity fund investment were also a significant component of other revenue. Increases in sales of auto club memberships and earnings on the equity fund investment were the major factors causing increase in other revenue during 2017 compared to 2016.  During 2016 other revenue increased mainly due to higher earnings on the equity fund investment. During 2016, the Company earned $1.2 million on the investment compared to a $1.0 million loss during 2015. Lower sales of auto club memberships offset a portion of the increase during 2016.

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

During 2017 net charge offs were $38.4 million compared to $52.6 million during 2016 and $32.0 million during 2015. As a result of the lower credit losses and lower delinquency rates on loans during 2017, Management lowered the allowance for loan losses $6.0 million.

Factors causing the higher level of charge offs during 2016 were (i) higher than expected losses associated with a bulk purchase of receivables from another lending company, (ii) natural disasters such as the flooding from storms in Louisiana and damage from storms in Georgia and South Carolina, (iii) higher unemployment in certain areas of Louisiana due to the oil industry downturn and (v) changes in our collection practices that had a negative impact on the level of net charge offs during the year. As a result of the foregoing, the Company increased the allowance for loan losses $15.0 million during 2016.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses of the Company were $132.2 million during 2017 compared to $112.3 million during 2016 and $114.8 million during 2015. Personnel expense, occupancy expense and miscellaneous other expenses are the components included in operating expenses.

Personnel expense increased $14.6 million (21%) during 2017 compared to 2016 mainly due to increases in the employee base, merit salary increases, accruals for incentive bonus, higher contributions to the Company's 401(k) plan, higher claims expense associated with the Company’s self- insured employee medical program and higher payroll taxes. During 2016, personnel expense decreased $2.0 million (3%) compared to 2015 primarily due to a lower accrual for the Company’s 2016 incentive bonus. The Company did not meet goals established under the Executive Bonus Plan for payment of bonuses to employees under the plan. Higher salary expenses offset a portion of the decrease in personnel expense for 2016.

Occupancy expense increased $1.7 million (12%) during 2017 compared to 2016 and $.8 million (6%) during 2016 compared to 2015. Higher maintenance expense, utilities expense, telephone expense, depreciation expense and increased rent expense were the primary factors responsible for the increases in occupancy expense each year over year.

During 2017, other operating expenses increased $3.6 million (13%) compared to 2016. Increases in advertising expenses, bank service charges, computation errors, credit bureau expenses, legal and audit expenses, consultant fees, computer expenses, management meetings expenses, travel expenses and taxes and licenses were primary factors contributing to the increase. Lower charitable contributions during 2017 offset a portion of the increase. Other operating expenses decreased $1.3 million (5%) during 2016 compared to 2015. The decrease was primarily due to lower marketing expenses, charitable contributions, computation errors, legal and audit expenses, consultant fees, computer expenses, and taxes and license expenses.

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

Effective income tax rates for the years ended December 31, 2017, 2016 and 2015 were 14.8%, 83.5% and 16.9%, respectively. The lower rate during 2017 was mainly the result of the recent tax reform which had a positive impact on the calculation of the tax provisions for the Company’s insurance subsidiaries. During 2016, the S Corporation incurred a significant loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2016. Any tax benefit from the loss was passed on to the shareholders. During 2015, the S Corporation earned a profit, which was reported as taxable income of the shareholders. Since this tax liability is passed on to the shareholders, the profit of the S Corporation had the effect of lowering the Company's overall consolidated effective tax rate for 2015.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its debt securities. Changes in interest rates have more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company. The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2017. Rates associated with the investment securities represent weighted averages based on the tax effected yield to maturity of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty. It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2023 &		Fair
	2018	2019	2020	2021	2022	Beyond	Total	Value
Assets:	(Dollars in millions)
Investment Securities	$ 18	$ 3	$ 1	$ 2	$ 1	$ 185	$ 210	$ 210
Average Interest Rate	2.4%	2.4%	3.0%	2.8%	2.7%	3.5%	3.3%
Liabilities:
Senior Debt:
Senior Demand Notes	$ 72	—	—	—	—	—	$ 72	$ 72
Average Interest Rate	1.5%	—	—	—	—	—	1.5%
Commercial Paper	$ 355	—	—	—	—	—	$ 355	$ 355
Average Interest Rate	3.0%	—	—	—	—	—	3.0%
Subordinated Debentures	$ 6	$ 9	$ 7	$ 11	—	—	$ 33	$ 33
Average Interest Rate	2.6%	2.7%	2.7%	2.5%	—	—	2.7%

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

As of December 31, 2017 and December 31, 2016, the Company had $30.6 million and $58.4 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less. As previously discussed, the Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investment securities can be converted into cash, if necessary. As of December 31, 2017 and 2016, 84% and 69%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries. Georgia state insurance regulations limit the use an insurance company can make of its assets. Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries. Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner. The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2017, without prior approval of the Georgia Insurance Commissioner, was approximately $12.5 million. The Company elected not to pay any dividends from the insurance subsidiaries during 2017.

At December 31, 2017, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $91.6 million and $76.0 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2018 without prior approval of the Georgia Insurance Commissioner is approximately $13.5 million. The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, NA. This credit agreement provides for borrowings or reborrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. There were no borrowings outstanding against the credit line at December 31, 2017 or 2016. The credit agreement has a commitment termination date of September 11, 2019. Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

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

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions. The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers. At December 31, 2017, the Company was in compliance with all covenants. The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.

We are not aware of any additional restrictions placed on us, or being considered to be placed on us, related to our ability to access capital, such as borrowings under our credit agreement prior to its maturity.

Any decrease in the Company’s allowance for loan losses would not directly affect the Company’s liquidity, as any adjustment to the allowance has no impact on cash; however, an increase in the actual loss rate may have a material adverse effect on the Company’s liquidity. The inability to collect loans could materially impact the Company’s liquidity in the future.

The Company was subject to the following contractual obligations and commitments at December 31, 2017:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Bank Commitment Fee **	$ 1.0	$ .6	$ .4	$ -	$ -
Senior Demand Notes *	72.8	72.8	-	-	-
Commercial Paper *	358.2	358.2	-	-	-
Subordinated Debt *	36.9	6.9	18.0	12.0	-
Human resource insurance and support contracts **	1.1	1.1	-	-	-
Operating leases (offices)	18.8	6.6	8.8	3.4	-
Communication lines contract **	3.8	3.1	.5	.2	-
Software service contract **	4.3	3.8	. 2	. 2	. 1
Total	$ 496.9	$ 453.1	$ 27.9	$ 15.8	$ .1

*Includes estimated interest at current rates.
**Based on current usage.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
1st Franklin Financial Corporation

Toccoa, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 30, 2018

We have served as the Company’s auditor since 2002.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2017 AND 2016

	2017	2016

ASSETS

CASH AND CASH EQUIVALENTS (Note 6):
Cash and Due From Banks	$3,333,772	$5,772,389
Short-term Investments	27,232,064	52,668,278
	30,565,836	58,440,667

RESTRICTED CASH (Note 1)	4,677,945	2,671,957

LOANS (Note 2):
Direct Cash Loans	540,380,078	474,557,932
Real Estate Loans	27,117,189	24,609,094
Sales Finance Contracts	34,314,270	30,961,811
	601,811,537	530,128,837

Less: Unearned Finance Charges	74,439,222	60,850,936
Unearned Insurance Premiums	39,212,982	37,593,775
Allowance for Loan Losses	42,500,000	48,500,000
	445,659,333	383,184,126

INVESTMENT SECURITIES (Note 3):
Available for Sale, at fair value	204,568,031	167,190,644
Held to Maturity, at amortized cost	5,010,190	12,003,446
	209,578,221	179,194,090

EQUITY METHOD INVESTMENTS (Note 5)	--	26,201,949

OTHER ASSETS:
Land, Buildings, Equipment and Leasehold Improvements,
less accumulated depreciation and amortization
of $31,476,425 and $29,565,087 in 2017 and 2016, respectively	15,522,745	13,948,249
Deferred Acquisition Costs	2,279,512	2,226,977
Due from Non-affiliated Insurance Company	2,179,972	1,668,092
Other Miscellaneous	7,771,829	6,448,607
	27,754,058	24,291,925

TOTAL ASSETS	$718,235,393	$673,984,714

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2017 AND 2016

	2017	2016

LIABILITIES AND STOCKHOLDERS' EQUITY

SENIOR DEBT (Note 7):
Senior Demand Notes, including accrued interest	$ 71,818,656	$ 73,167,157
Commercial Paper	354,912,561	336,624,491
	426,731,217	409,791,648

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	25,920,271	17,606,851

SUBORDINATED DEBT (Note 8)	33,487,903	34,847,845

Total Liabilities	486,139,391	462,246,344

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares outstanding as of December 31, 2017 and 2016	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares
outstanding as of December 31, 2017 and 2016	--	--
Accumulated Other Comprehensive Income (Loss)	4,596,132	(1,002,183)
Retained Earnings	227,329,870	212,570,553
Total Stockholders' Equity	232,096,002	211,738,370

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$718,235,393	$673,984,714

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	2017	2016	2015
INTEREST INCOME:
Finance Charges	$151,432,541	$152,721,480	$147,813,018
Net Investment Income	6,650,034	5,507,531	4,777,467
	158,082,575	158,229,011	152,590,485
INTEREST EXPENSE:
Senior Debt	11,964,075	12,407,735	11,868,927
Subordinated Debt	940,879	1,024,328	1,086,012
	12,904,954	13,432,063	12,954,939

NET INTEREST INCOME	145,177,621	144,796,948	139,635,546

PROVISION FOR LOAN LOSSES (Note 2)	32,355,146	67,562,543	36,887,285

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	112,822,475	77,234,405	102,748,261

NET INSURANCE INCOME:
Premiums	42,264,666	47,621,294	52,446,561
Insurance Claims and Expense	(10,776,115)	(11,488,547)	(12,559,411)
	31,488,551	36,132,747	39,887,150

OTHER REVENUE	5,399,197	5,265,500	3,325,389

OPERATING EXPENSES:
Personnel Expense	84,380,970	69,814,320	71,834,872
Occupancy Expense	16,269,124	14,520,134	13,707,326
Other Expense	31,556,023	27,968,671	29,288,935
	132,206,117	112,303,125	114,831,133

INCOME BEFORE INCOME TAXES	17,504,106	6,329,527	31,129,667

PROVISION FOR INCOME TAXES (Note 12)	2,598,352	5,285,926	5,263,994

NET INCOME	$14,905,754	$1,043,601	$25,865,673

BASIC EARNINGS PER SHARE: 170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$87.68	$6.14	$152.15

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

	2017	2016	2015

Net Income	$14,905,754	$1,043,601	$25,865,673

Other Comprehensive Income / (Loss):
Net changes related to available-for-sale Securities:
Unrealized gains (losses)	8,343,715	(7,247,688)	862,930
Income tax (provision) benefit	(2,730,003)	2,111,649	(332,201)
Net unrealized gains (losses)	5,613,712	(5,136,039)	530,729

Less reclassification of gains to net income	15,397	9,130	51,218

Total Other Comprehensive Income (Loss)	5,598,315	(5,145,169)	479,511

Total Comprehensive Income (Loss)	$ 20,504,069	$ (4,101,568)	$ 26,345,184

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016, AND 2015

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2014	170,000	$ 170,000	$ 204,613,711	$ 3,663,475	$ 208,447,186

Comprehensive Income:
Net Income for 2015	—	—	25,865,673	—
Other Comprehensive Income	—	—	—	479,511
Total Comprehensive Income	—	—	—	—	26,345,184
Cash Distributions Paid	—	—	(10,302,002)	—	(10,302,002)

Balance at December 31, 2015	170,000	170,000	220,177,382	4,142,986	224,490,368

Comprehensive Income:
Net Income for 2016	—	—	1,043,601	—
Other Comprehensive Loss	—	—	—	(5,145,169)
Total Comprehensive Loss	—	—	—	—	(4,101,568)
Cash Distributions Paid	—	—	(8,650,460)	—	(8,650,430)

Balance at December 31, 2016	170,000	170,000	212,570,553	(1,002,183)	211,738,370

Comprehensive Income:
Net Income for 2017	—	—	14,905,754	—
Other Comprehensive Income	—	—	—	5,598,315
Total Comprehensive Income	—	—	—	—	20,504,069
Cash Distributions Paid	—	—	(146,437)	—	(146,437)

Balance at December 31, 2017	170,000	$ 170,000	$ 227,329,870	$ 4,596,132	$ 232,096,002

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2015 AND 2014

	2017	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$14,905,754	$1,043,601	$25,865,673
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	32,355,146	67,562,543	36,887,285
Depreciation and amortization	4,268,716	3,709,687	3,318,710
Provision for (prepaid) deferred taxes	(2,445,235)	(650,641)	1,037,993
(Earnings) loss in equity method investment	(739,017)	(1,212,444)	1,070,074
Net Gains due to called redemptions of marketable securities, gain on sales of equipment and
amortization on securities	364,400	591,868	768,903
(Increase) decrease in miscellaneous assets and other	(1,887,637)	1,066,458	(1,836,742)
Increase (decrease) in other liabilities	8,036,584	(5,056,292)	(149,424)
Net Cash Provided	54,858,711	67,054,780	66,962,472

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(443,896,871)	(384,978,358)	(387,639,565)
Loan payments	349,066,518	340,621,771	332,703,123
(Increase) decrease in restricted cash	(2,005,988)	6,663,509	(8,262,309)
Purchases of securities, available for sale	(36,224,740)	(40,361,497)	(20,649,356)
Redemption of equity fund investment	26,940,966	-	-
Sales of securities, available for sale	-	344,000	797,246
Redemptions of securities, available for sale	7,085,000	9,140,000	9,200,000
Redemptions of securities, held to maturity	6,680,000	4,715,000	5,340,000
Capital expenditures	(5,972,422)	(7,824,494)	(3,045,037)
Proceeds from sale of equipment	160,805	120,780	37,737
Net Cash Used	(98,166,732)	(71,559,289)	(71,518,161)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in Senior Demand Notes	(1,348,501)	2,166,070	12,470,939
Advances on credit line	543,573	532,501	531,641
Payments on credit line	(543,573)	(532,501)	(531,641)
Commercial paper issued	48,097,953	54,659,072	67,964,535
Commercial paper redeemed	(29,809,883)	(35,522,789)	(27,132,379)
Subordinated debt issued	6,753,944	6,495,971	8,164,215
Subordinated debt redeemed	(8,113,886)	(7,652,135)	(9,886,744)
Dividends / distributions paid	(146,437)	(8,650,430)	(10,302,002)
Net Cash Provided	15,433,190	11,495,759	41,278,564

NET (DECREASE) INCREASE IN
CASH AND CASH EQUIVALENTS	(27,874,831)	6,991,250	36,722,875

CASH AND CASH EQUIVALENTS, beginning	58,440,667	51,449,417	14,726,542
CASH AND CASH EQUIVALENTS, ending	$30,565,836	$58,440,667	$51,449,417

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$12,846,279	$13,513,578	$12,874,565
Income Taxes	5,696,835	6,134,000	3,768,000
Non-cash Exchange of Investment Securities	-	723,310	533,859

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 308 branch offices located throughout the southeastern United States. In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance. Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health and the credit property insurance so written.

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

Investment Securities. The fair value of investment securities is based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities. Held-to-maturity investment securities are classified as Level 2 financial assets. See additional information below regarding fair value under Accounting Standards Codification ("ASC") No. 820, Fair Value Measurements. See Note 4 for fair value measurement of available-for-sale investment securities and for information related to how these securities are valued.

Equity Method Investment. The fair value of our equity method investment was estimated based on the Company's allocable share of the investee’s net asset value as of the reporting or sale date.

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

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary materially from these estimates.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims. Reserves for claims totaled $3,959,299 and $3,683,900 at December 31, 2017 and 2016, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease. Depreciation and amortization expense for each of the three years ended December 31, 2017 was $4,268,716, $3,709,687 and $3,318,710, respectively.

Restricted Cash:

At December 31, 2017 and 2016, the Company had cash of $4,677,945 and $2,671,957, respectively, held in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. During 2017 and 2016, restricted cash also included escrow deposits held by the Company on behalf of certain mortgage real estate customers.

Equity Method Investment:

During 2017, the Company redeemed its previously held equity fund investment. During periods the Company held the investment, it evaluated the unconsolidated equity investment to determine whether it should be recorded on a consolidated basis. The percentage ownership interest in the equity investment, an evaluation of control and whether a variable interest entity ("VIE") existed were are all considered in the Company's consolidation assessment.

The Company accounted for its equity investment where it owned a non-controlling interest or where it is not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, the Company's cost of an investment was adjusted for its share of equity in the earnings or losses of the unconsolidated investment and reduced by distributions received. There was no difference between the cost of the Company's equity investment and the value of the underlying equity as reflected in the unconsolidated equity investment's financial statements.

The Company assessed the carrying value of its equity method investment for impairment in accordance with ASC 323-10, Investments - Equity Method and Joint Ventures. The Company assessed whether there were any indicators that the fair value of the Company's equity method investment might have been impaired. An investment is deemed impaired if the Company's estimate of the fair value of the investment is less than the carrying value of the investment and such decline in value is deemed to be other than temporary. During the years ended December 31, 2017, 2016 and 2015, no impairment of the Company's equity method investment was recognized.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. Based on Management’s evaluation, was no impairment of the carrying value of the long-lived assets, including property and equipment at December 31, 2017 or 2016.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued ASC 740-10. FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2017 and December 31, 2016, the Company had no uncertain tax positions.

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

Marketable Debt Securities:

Management has designated a significant portion of the Company’s investment securities held in the Company's investment portfolio at December 31, 2017 and 2016 as being available-for-sale. This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income (loss). Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted earnings per share amounts are the same.

Recent Accounting Pronouncements:

In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers." The update supersedes revenue recognition requirements in Topic 605, "Revenue Recognition," including most industry-specific revenue guidance in the FASB Accounting Standards Codification. The new guidance stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers is an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides specific steps that entities should apply in order to achieve this principle. The amendments are effective for interim and annual periods beginning after December 15, 2017. Adoption is allowed by either the full retrospective or modified retrospective approach. The Company adopted this standard as of January 1, 2018 using the modified retrospective approach. The Company evaluated all if its revenue streams under the new model and determined that the standard will not materially impact the amount and timing of revenue recognition in the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-01, "Leases." The ASU requires lessees to recognize lease assets and lease liabilities on the balance sheet. Lessor accounting is largely unchanged by the ASU, however disclosures about cash flows arising from leases are required of both lessees and lessors. The disclosures include qualitative and quantitative requirements, providing information about the amounts recorded in the financial statements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact this accounting standard is expected to have on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses”. This ASU amends existing guidance to replace current generally accepted accounting principles used to measure a reporting company’s credit losses. The objective of the update is to provide financial statement users with more information regarding the expected credit losses on commitments to extend credit held by a reporting company at each reporting date. Amendments in the update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of information that supports credit loss estimates. The ASU is effective for annual and interim periods beginning after December 15, 2019. The Company is currently evaluating the impact this accounting standard is expected to have on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. This update requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company does not expect implementation of this standard to have a material impact on our consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, “Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income”. This update allows for a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from tax effects resulting from the reduction of the federal corporate income tax rate pursuant to enactment of the Tax Cuts and Jobs Act. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted and is to be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company adopted ASU 2018-02 in the first quarter of 2018, resulting in a $.8 million reclassification from accumulated other comprehensive income to retained earnings on the consolidated statement of financial condition and the consolidated statement of comprehensive income.

2.LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time. First and second mortgage loans on real estate are made in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various dealers. All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2017 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts

2018	64.43%	21.45%	53.27%
2019	26.48	11.05	28.56
2020	6.92	10.56	11.88
2021	1.71	9.99	4.81
2022	.37	9.16	1.40
2023 & beyond	.09	7.79	.08
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Cash Collections on Principal:

During the years ended December 31, 2017 and 2016, cash collections applied to the principal of loans totaled $349,066,518 and $340,621,771, respectively, and the ratios of these cash collections to principal average net receivables were 75.48% and 74.72%, respectively.

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

When a loan becomes 60 days or more past due based on its original terms, it is placed in non-accrual status. At this time, the accrual of any additional finance charges is discontinued. Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status. Non-accrual loans return to accrual status when the loan becomes less than 60 days past due. There were no loans past due 60 days or more and still accruing interest at December 31, 2017 or December 31, 2016. The Company’s principal balances on non-accrual loans by loan class at December 31, 2017 and 2016 are as follows:

Loan Class	December 31, 2017	December 31, 2016

Consumer Loans	$23,800,601	$24,658,842
Real Estate Loans	1,156,255	1,374,941
Sales Finance Contracts	1,097,986	1,036,697
Total	$26,054,842	$27,070,480

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2017 and 2016 is as follows:

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$14,483,119	$7,905,817	$17,475,439	$39,864,375
Real Estate Loans	676,407	321,125	1,170,572	2,168,104
Sales Finance Contracts	749,910	447,157	843,077	2,040,144
Total	$15,909,436	$8,674,099	$19,489,088	$44,072,623

December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$16,447,739	$9,233,306	$17,290,149	$42,971,194
Real Estate Loans	902,437	304,578	1,225,805	2,432,820
Sales Finance Contracts	714,202	443,464	814,561	1,972,227
Total	$18,064,378	$9,981,348	$19,330,515	$47,376,241

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator. The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2017 and December 31, 2016 was 2.23% and 2.37%, respectively.

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2017	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 538,305,272	89.9%	$ 36,967,737	96.4%
Real Estate Loans	26,599,089	4.4	61,817.1
Sales Finance Contracts	34,190,233	5.7	1,325,592	3.5
Total	$ 599,094,594	100.0%	$ 38,355,146	100.0%

December 31, 2016

Consumer Loans	$ 475,739,992	89.6%	$ 50,936,066	96.9%
Real Estate Loans	24,104,551	4.5	(3,378)	.0
Sales Finance Contracts	31,071,064	5.9	1,629,855	3.1
Total	$ 530,915,607	100.0%	$ 52,562,543	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 96% and 95% of the Company’s loan portfolio at December 31, 2017 and 2016, respectively. As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses. Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance. Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis. Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level. We have not acquired any loans that we believed were impaired at time of acquisition with deteriorating quality during any period reported. The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2017	2016	2015
Allowance For Credit Losses:
Beginning Balance	$48,500,000	$33,500,000	$28,620,000
Provision for Loan Losses	32,355,146	67,562,543	36,887,285
Charge-Offs	(52,228,535)	(63,673,242)	(42,017,880)
Recoveries	13,873,389	11,110,699	10,010,595
Ending Balance	$ 42,500,000	$ 48,500,000	$ 33,500,000

	2017	2016	2015
Finance Receivables:
Ending Balance	$599,094,594	$530,915,607	$544,405,558
Ending Balance; collectively evaluated for impairment	$599,094,594	$530,915,607	$544,405,558

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties. Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer. The following table presents a summary of loans that were restructured during the year ended December 31, 2017.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	15,335	$ 34,896,112	$ 33,473,568
Real Estate Loans	34	365,326	346,385
Sales Finance Contracts	480	1,276,646	1,225,663
Total	15,849	$ 36,538,084	$ 35,045,616

TDRs that subsequently defaulted during the year ended December 31, 2017 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,479	$ 6,486,759
Real Estate Loans	2	12,292
Sales Finance Contracts	138	280,244
Total	4,619	$ 6,779,295

The following table presents a summary of loans that were restructured during the year ended December 31, 2016.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	12,405	$ 27,273,566	$ 25,836,012
Real Estate Loans	32	361,376	358,567
Sales Finance Contracts	532	1,044,547	985,799
Total	12,969	$ 28,679,489	$ 27,180,378

TDRs that subsequently defaulted during the year ended December 31, 2016 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,442	$6,379,753
Real Estate Loans	-	-
Sales Finance Contracts	131	217,236
Total	4,573	$6,596,989

The following table presents a summary of loans that were restructured during the year ended December 31, 2015.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	6,975	$ 15,593,924	$ 14,501,969
Real Estate Loans	44	379,550	372,984
Sales Finance Contracts	251	500,839	464,498
Total	7,270	$ 16,474,313	$ 15,339,451

TDRs that subsequently defaulted during the year ended December 31, 2015 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	2,147	$ 2,996,600
Real Estate Loans	2	8,045
Sales Finance Contracts	64	93,051
Total	2,213	$ 3,097,696

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3.INVESTMENT SECURITIES

Investment securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2017
Obligations of states and
political subdivisions	$187,508,758	$7,027,704	$(935,219)	$193,601,243
Mutual funds	10,261,379	263,971	(16,397)	10,508,953
Corporate securities	130,316	327,519	--	457,835
	$197,900,453	$7,619,194	$(951,616)	$204,568,031

December 31, 2016
Obligations of states and
political subdivisions	$168,713,137	$3,190,182	$(5,103,788)	$166,799,531
Corporate securities	130,316	260,797	--	391,113
	$168,843,453	$3,450,979	$(5,103,788)	$167,190,644

Investment securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity. The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2017
Obligations of states and
political subdivisions	$5,010,190	$26,507	$ (21,384)	$5,015,313
December 31, 2016
Obligations of states and
political subdivisions	$12,003,446	$81,586	$ (151,205)	$11,933,827

The amortized cost and estimated fair values of investment securities at December 31, 2017, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$14,456,708	$15,040,344	$2,712,175	$2,715,724
Due after one year through five years	5,334,799	5,402,091	1,914,495	1,896,254
Due after five years through ten years	19,917,816	20,534,140	383,520	403,335
Due after ten years	158,191,130	163,591,456	--	--
	$197,900,453	$204,568,031	$5,010,190	$5,015,313

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2017:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligatons of states and political subdivisions	$3,974,826	$(14,298)	$26,715,587	$(920,921)	$30,690,413	$(935,219)
Mutual funds	1,565,216	(16,397)	-	-	1,565,216	(16,397)
	5,540,042	(30,695)	26,715,587	(920,921)	32,255,629	(951,616)
Held to Maturity:
Obligatons of states and political subdivisions	1,233,730	(17,189)	250,767	(4,195)	1,484,497	(21,384)

Overall Total	$6,773,772	$(47,884)	$26,966,354	$(925,116)	$33,740,126	$(973,000)

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2016:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligatons of states and political subdivisions	$72,316,572	$(5,071,255)	$871,317	$(32,533)	$73,187,889	$(5,103,788)

Held to Maturity:
Obligatons of states and political subdivisions	2,191,448	(24,323)	3,099,489	(126,882)	5,290,937	(151,205)

Overall Total	$74,508,020	$(5,095,578)	$3,970,806	$(159,415)	$78,478,826	$(5,254,993)

The previous two tables represent 43 investments and 107 investments held by the Company at December 31, 2017 and 2016, respectively, the majority of which were rated “A+” or higher. The unrealized losses on the Company’s investments were the result of interest rate increases over the previous years. Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company did not consider the impairment of these investments to be other-than-temporary at December 31, 2017 or 2016.

There were no sales of securities during 2017. Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2017 were $13,765,000. Gross gains of $23,329 and gross losses of $-0- were realized from these redemptions.

Proceeds from sales of securities during 2016 were $344,000. Gross gains of $24,000 were realized on these sales. Proceeds from redemptions of investment securities due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2016 were $13,855,000. Gross gains of $1,016 and gross losses of $11,182 were realized from these redemptions.

4.FAIR VALUE

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

The Company is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. The Company performs due diligence to understand the inputs or how the data was calculated or derived. The Company employs a market approach in the valuation of its obligations of states, political subdivisions and municipal revenue bonds that are available-for-sale. These investments are valued on the basis of current market quotations provided by independent pricing services selected by Management based on the advice of an investment manager. To determine the value of a particular investment, these independent pricing services may use certain information with respect to market transactions in such investment or comparable investments, various relationships observed in the market between investments, quotations from dealers, and pricing metrics and calculated yield measures based on valuation methodologies commonly employed in the market for such investments. Quoted prices are subject to our internal price verification procedures. The fair values of common stocks and mutual funds are based on unadjusted quoted market prices in active markets. We validate prices received using a variety of methods, including, but not limited to comparison to other pricing services or corroboration of pricing by reference to independent market data such as a secondary broker. There was no change in this methodology during any period reported.

Assets measured at fair value as of December 31, 2017 and 2016 are available-for-sale investment securities which are summarized below:

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2017	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$457,835	$457,835	$--	$ --
Mutual funds	10,508,952	10,508,952	--	--
Obligations of states and political subdivisions	193,601,244	--	193,601,244	--
Available-for-sale investment securities	$204,568,031	$10,966,787	$193,601,244	$ --

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	12/31/2016	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$391,113	$391,113	$--	$ --
Obligations of states and political subdivisions	166,799,531	--	166,799,531	--
Available-for-sale investment securities	$167,190,644	$391,113	$166,799,531	$ --

5.EQUITY METHOD INVESTMENT:

Prior to 2017, the Company had an investment in Meritage Capital, Centennial Absolute Return Fund, L.P. (the "Fund") accounted for using the equity method of accounting. During 2017, the Company redeemed the investment for $26.9 million. The carrying value of this investment was $26.2 million as of December 31, 2016, which represented a 20.48% ownership interest in the Fund. The Company recorded earnings of $.7 million on this investment during 2017. The Company recorded earnings of $1.2 million on this investment during 2016. The earnings during 2017 and 2016 were recorded in other revenue on the Company's consolidated statement of income.

Condensed financial information of the equity method investment is as follows:

	December 31, 2017	December 31, 2016
Company's equity method investment	$--	$26,201,949
Partnership assets	$--	$128,721,905
Partnership liabilities	$--	$258,881
Partnership net income	$--	$6,583,183

6.INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2017 and 2016, respectively, 84% and 69% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries. State insurance regulations limit the types of investments an insurance company may hold in its portfolio. These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner. At December 31, 2017, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $91.6 million and $76.0 million, respectively. The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2017, without prior approval of the Georgia Insurance Commissioner, was approximately $12.5 million. The Company elected not to pay any dividends from the insurance subsidiaries during the year ended December 31, 2017.

7.SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc. As amended to date, the credit agreement provides for borrowings and reborrrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. The credit agreement contains covenants customary for financing transactions of this type. Available borrowings under the credit agreement were $100.0 million at December 31, 2017 and 2016, at an interest rate of 4.49% and 3.93%, respectively. At December 31, 2017 and 2016, the Company had no borrowings under the credit agreement.

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

The credit agreement has a commitment termination date of September 11, 2019. Any then- outstanding balance under the Credit Agreement would be due and payable on such date. The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement. Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others. At December 31, 2017, the Company was in compliance with all financial covenants.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)
2017:
Bank Borrowings	4.49%	$55	$1	4.21%
Senior Demand Notes	1.48	75,480	72,761	1.47
Commercial Paper	2.98	355,354	346,942	2.99
All Categories	2.73	429,687	419,704	2.85

2016:
Bank Borrowings	3.93%	$45	$1	3.75%
Senior Demand Notes	1.48	73,167	68,918	1.53
Commercial Paper	2.96	339,330	331,589	3.26
All Categories	2.69	409,792	400,508	3.10

2015:
Bank Borrowings	3.75%	$45	$1	3.75%
Senior Demand Notes	1.73	71,001	61,713	1.72
Commercial Paper	3.47	317,488	295,263	3.48
All Categories	3.15	388,489	356,980	3.32

8.SUBORDINATED DEBT

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at			Weighted Average Interest Rate
End of Year			During Year

2017	2016	2015	2017	2016	2015

2.67%	2.75%	2.86%	2.65%	2.77%	2.82%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2017 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2018	$6,287,336	$19,775,911
2019	8,695,343	9,173,568
2020	7,609,661	1,776,730
2021	10,895,563	2,761,694
	$33,487,903	$33,487,903

9.COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements. These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years. Total operating lease expense was $7,069,292, $6,394,406 and $6,042,567 for the years ended December 31, 2017, 2016 and 2015, respectively. The Company’s minimum aggregate future lease commitments at December 31, 2017 are shown in the table below.

Year	Operating Leases

2018	$6,645,219
2019	4,965,737
2020	3,845,283
2021	2,413,520
2022	941,091
2023 and beyond	34,882
Total	$18,845,732

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

10.EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan, which is qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation. During 2017, 2016 and 2015, the

Company contributed $2,046,905, $1,963,772 and $1,834,138, respectively, in matching funds for employee 401(k) deferred accounts.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as such amount may be adjusted from time to time in accordance with the Code.

11.RELATED PARTY TRANSACTIONS

The Company leases a portion of its properties (see Note 9) for an aggregate of $156,600 per year from certain officers or stockholders.

The Company has an outstanding loan to a real estate development partnership of which one of the Company’s beneficial owners (David W. Cheek) is a partner. David Cheek (son of Ben F. Cheek, III) owns 24.24% of the Company’s voting stock. The balance on this commercial loan (including principal and accrued interest) was $1,456,890 at December 31, 2017. During 2017, the maximum amount outstanding (including accrued interest) on this loan was $1,456,890. The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust. The life insurance policy insures one of the Company’s executive officers. As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust. The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate. A payment of $7,357 for interest accrued during 2017 was applied to the loan on December 31, 2017. No principal payments on this loan were made in 2017. The balance on this loan at December 31, 2017 was $383,742. This was the maximum loan amount outstanding during the year.

12.INCOME TAXES

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

The provision for income taxes for the years ended December 31, 2017, 2016 and 2015 is made up of the following components:

	2017	2016	2015

Current – Federal	$5,043,587	$5,955,098	$4,220,841
Current – State	--	(18,531)	5,160
Total Current	5,043,587	5,936,567	4,226,001

Deferred – Federal	(2,445,235)	(650,641)	1,037,993

Total Provision	$2,598,352	$5,285,926	$5,263,994

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2017 and 2016. These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)

	2017	2016
Insurance Commissions	$(3,101,272)	$(5,399,148)
Unearned Premium Reserves	1,273,650	2,126,996
Deferred Acquisition Cost Amortization	(816,718)	(1,115,119)
SPAE Capitalization	174,761	277,418
STAT & Tax Reserve	225,941	314,412
GAAP/STAT Premium Tax	(144,605)	(242,583)
Unrealized (Gain) Loss on
Marketable Debt Securities	(1,279,422)	650,626
Other	(27,701)	(31,132)
	$(3,695,366)	$(3,418,530)

The Company's effective tax rate for the years ended December 31, 2017, 2016 and 2015 is analyzed as follows. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “TCIA”) resulted in significant changes to the U.S. tax code, including a reduction in the maximum federal corporate income tax rate from 35% to 21%, effective January 1, 2018. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Accordingly, the Company was required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. The Company performed an analysis as of December 31, 2017 and recorded a $2.3 million impact for this one-time non-cash charge to the statement of income. The SEC staff also issued the Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the TCIA’s impact. In accordance with the SAB 118, a company must reflect the income tax effects of those aspects of the Tax Reform Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the TCIA is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. There are no amounts that were considered incomplete or provisional.

During 2016, the S Corporation incurred a loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2016. Any tax benefit from the loss was passed on to the shareholders. During 2015 rates were lower than statutory federal income tax rates mainly due to taxable income at the S corporation level being passed to the shareholders of the Company for tax reporting, whereas income earned by the insurance subsidiaries was taxed at the corporate level.

	2017	2016	2015
Statutory Federal income tax rate	34.0%	34.0%	34.0%
Tax Reform Act Impact	(13.0)	.-	.-
Tax effect of S corporation status	2.9	74.6	(12.6)
Tax exempt income	(9.8)	(24.2)	(4.5)
Miscellaneous	.7	(.9)	-
Effective Tax Rate	14.8%	83.5%	16.9%

13.SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280. FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance. The Company operates in one reportable business segment.

Prior to 2017, the Company had five operating divisions which comprised its operations: Division I through Division V. Each division consisted of a number of branch offices that were aggregated based on vice president responsibility and geographical location. Division I consisted of offices located in South Carolina. Offices in North Georgia comprised Division II. Division III consisted of offices in South Georgia. Division IV represented our Alabama and Tennessee offices, and our offices in Louisiana and Mississippi encompassed Division V. Beginning in 2017, the Company separated Division IV into two separate Divisions, creating Division VII under a newly appointed vice president. Alabama now comprises Division IV and Tennessee comprises Division VII. Effective July 1, 2017, the Company separated Division V into two Divisions, creating Division VIII under a newly appointed vice president. Division V now comprises Mississippi and Louisiana comprises Division VIII. The following division financial data has been retrospectively presented to give effect to the current structure. The change in reporting structure had no impact on the previously reported consolidated results.

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

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2017 followed by a reconciliation to consolidated Company data.

Year 2017	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Total
Revenues:		( In Millions)
Finance Charges Earned	$ 21.3	$ 34.6	$ 33.1	$ 27.3	$ 14.7	$ 9.5	$ 10.8	$ 151.3
Insurance Income	3.5	10.4	11.1	4.0	2.9	2.0	2.6	36.5
Other	.1	1.1	1.1	.8	.5	.3	.5	4.4
	24.9	46.1	45.3	32.1	18.1	11.8	13.9	192.2
Expenses:
Interest Cost	1.6	3.0	3.0	2.3	1.2	.8	.9	12.8
Provision for Loan Losse	4.9	9.3	7.8	7.0	3.2	3.3	2.9	38.4
Depreciation	.4	.8	.5	.4	.3	.3	.3	3.0
Other	11.8	18.2	17.1	12.7	8.9	6.9	8.1	83.7
	18.7	31.3	28.4	22.4	13.6	11.3	12.2	137.9

Division Profit	$ 6.2	$ 14.8	$ 16.9	$ 9.7	$ 4.5	$ .5	$ 1.7	$ 54.3

Division Assets:
Net Receivables	$ 64.9	$118.3	$110.3	$ 92.8	$ 47.7	$ 36.8	$ 35.9	$506.7
Cash	.4	.7	.8	.5	.4	.2	.3	3.3
Net Fixed Assets	1.1	2.4	1.4	1.3	.8	1.0	.8	8.8
Other Assets	-	-	-	.4	.2	-	-	.6
Total Division Assets	$ 66.4	$121.4	$112.5	$ 95.0	$ 49.1	$ 38.0	$ 37.0	$519.4

RECONCILIATION:								2017
Revenues:								(In Millions)
Total revenues from reportable divisions								$ 192.2
Corporate finance charges earned not allocated to divisions								.1
Corporate investment income earned not allocated to divisions								6.6
Timing difference of insurance income allocation to divisions								5.8
Other revenues not allocated to divisions								1.0
Consolidated Revenues								$ 205.7

Net Income:
Total profit or loss for reportable divisions								$ 54.3
Corporate earnings not allocated								13.5
Corporate expenses not allocated								(50.3)
Income taxes not allocated								(2.6)
Consolidated Net Income								$ 14.9

Assets:
Total assets for reportable divisions								$ 519.4
Loans held at corporate level								2.0
Unearned insurance at corporate level								(20.5)
Allowance for loan losses at corporate level								(42.5)
Cash and cash equivalents held at corporate level								31.9
Investment securities at corporate level								209.6
Equity method investment at corporate level								-
Fixed assets at corporate level								6.7
Other assets at corporate level								11.6
Consolidated Assets								$ 718.2

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2016 followed by a reconciliation to consolidated Company data.

Year 2016	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Total
Revenues:		( In Millions)
Finance Charges Earned	$ 22.8	$ 35.8	$ 32.8	$ 27.1	$ 15.3	$ 7.1	$ 11.7	$ 152.6
Insurance Income	3.9	12.0	12.0	4.6	3.1	1.6	3.0	40.2
Other	.1	1.1	.9	.7	.4	.2	.5	3.9
	26.8	48.9	45.7	32.4	18.8	8.9	15.2	196.7
Expenses:
Interest Cost	1.7	3.2	3.0	2.4	1.2	.7	1.0	13.2
Provision for Loan Losses	7.8	13.5	12.5	7.5	4.3	2.4	4.6	52.6
Depreciation	.5	.6	.4	.4	.3	.2	.3	2.7
Other	11.6	16.6	15.5	11.0	8.1	4.9	7.8	75.5
	21.6	33.9	31.4	21.3	13.9	8.2	13.7	144.0

Division Profit	$ 5.2	$ 15.0	$ 14.3	$ 11.1	$ 4.9	$ .7	$ 1.5	$ 52.7

Division Assets:
Net Receivables	$ 55.0	$107.9	$105.0	$ 83.2	$ 41.0	$ 25.1	$ 31.3	$448.5
Cash	.4	.8	1.0	.5	.4	.2	.3	3.6
Net Fixed Assets	.8	1.9	1.0	1.0	.7	.5	.7	6.6
Other Assets	-	-	-	.5	.1	-	-	.6
Total Division Assets	$ 56.2	$110.6	$107.0	$ 85.2	$ 42.2	$ 25.8	$ 32.3	$459.3

RECONCILIATION:								2016
Revenues:								(In Millions)
Total revenues from reportable divisions								$ 196.7
Corporate finance charges earned not allocated to divisions								.1
Corporate investment income earned not allocated to divisions								5.5
Timing difference of insurance income allocation to divisions								7.4
Other revenues not allocated to divisions								1.4
Consolidated Revenues								$ 211.1

Net Income:
Total profit or loss for reportable divisions								$ 52.7
Corporate earnings not allocated								14.4
Corporate expenses not allocated								(60.8)
Income taxes not allocated								(5.3)
Consolidated Net Income								$ 1.0

Assets:
Total assets for reportable divisions								$ 459.3
Loans held at corporate level								2.3
Unearned insurance at corporate level								(19.2)
Allowance for loan losses at corporate level								(48.5)
Cash and cash equivalents held at corporate level								57.5
Investment securities at corporate level								179.2
Equity method investment at corporate level								26.2
Fixed assets at corporate level								7.4
Other assets at corporate level								9.7
Consolidated Assets								$ 673.9

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2015 followed by a reconciliation to consolidated Company data.

Year 2015	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Total
Revenues:		( In Millions)
Finance Charges Earned	$ 23.0	$ 33.4	$ 30.6	$ 27.1	$ 15.2	$ 5.9	$ 12.5	$ 147.7
Insurance Income	4.1	13.0	11.7	3.7	3.0	1.4	3.5	40.4
Other	.1	1.0	.9	2.1	.6	.2	.6	5.5
	27.2	47.4	43.2	32.9	18.8	7.5	16.6	193.6
Expenses:
Interest Cost	1.7	3.1	2.9	2.4	1.2	.6	1.0	12.9
Provision for Loan Losses	4.6	7.2	6.6	5.7	3.2	1.6	3.1	32.0
Depreciation	.5	.6	.5	.3	.3	.2	.3	2.7
Other	11.6	15.4	15.1	10.4	7.8	4.4	7.3	72.0
	18.4	26.3	25.1	18.8	12.5	6.8	11.7	119.6

Division Profit	$ 8.8	$ 21.1	$ 18.1	$ 14.1	$ 6.3	$ .7	$ 4.9	$ 74.0

Division Assets:
Net Receivables	$ 63.3	$107.9	$101.0	$ 85.5	$ 43.0	$ 21.5	$ 36.3	$ 458.5
Cash	.5	1.1	1.2	.8	.6	.2	.4	4.8
Net Fixed Assets	1.2	1.5	.8	.8	.8	.5	.7	6.3
Other Assets	-	-	-	.2	.2	-	-	.4
Total Division Assets	$ 65.0	$110.5	$103.0	$ 87.3	$ 44.6	$ 22.2	$ 37.4	$ 470.0

RECONCILIATION:								2015
Revenues:								(In Millions)
Total revenues from reportable divisions								$ 193.6
Corporate finance charges earned not allocated to divisions								.1
Corporate investment income earned not allocated to divisions								4.8
Timing difference of insurance income allocation to divisions								12.0
Other revenues not allocated to divisions								(2.2)
Consolidated Revenues								$ 208.3

Net Income:
Total profit or loss for reportable divisions								$ 74.0
Corporate earnings not allocated								14.7
Corporate expenses not allocated								(57.5)
Income taxes not allocated								(5.3)
Consolidated Net Income								$ 25.9

Assets:
Total assets for reportable divisions								$ 470.0
Loans held at corporate level								2.0
Unearned insurance at corporate level								(20.5)
Allowance for loan losses at corporate level								(33.5)
Cash and cash equivalents held at corporate level								55.9
Investment securities at corporate level								160.9
Equity method investment at corporate level								25.0
Fixed assets at corporate level								3.6
Other assets at corporate level								11.0
Consolidated Assets								$ 674.4

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Principal Occupation, Has Served as a
NameTitle and CompanyDirector Since

Ben F. Cheek, IIIVice Chairman of Board,1967
1st Franklin Financial Corporation

Ben F. Cheek, IVChairman of Board, 2001
1st Franklin Financial Corporation

A. Roger GuimondExecutive Vice President and2004
Chief Financial Officer,
1st Franklin Financial Corporation

James H. Harris, IIICo-owner and Vice President2014
Unichem Technologies, Inc.
President
Moonrise Distillery

John G. Sample, Jr.Senior Vice President and Chief Financial Officer,2004
Atlantic American Corporation

C. Dean ScarboroughReal Estate Agent2004

Keith D. WatsonChairman2004
Bowen & Watson, Inc.

Executive Officers
Served in this
NamePosition with CompanyPosition Since

Ben F. Cheek, IIIVice Chairman of Board 2015

Ben F. Cheek, IVChairman of Board2015

Virginia C. HerringPresident and Chief Executive Officer2015

A. Roger GuimondExecutive Vice President & Chief Financial Officer

C. Michael HaynieExecutive Vice President - Human Resouces2006

Karen S. O'ShieldsExecutive Vice President -2006
Strategic and Organization Development

Charles E. Vercelli, Jr.Executive Vice President – General Counsel2008

Daniel E. Clevenger, IIExecutive Vice President - Compliance2015

Ronald F. MorrowExecutive Vice President & Chief Operating Officer2017

Nancy M. SherrExecutive Vice President & Chief Marketing Officer2017

Joseph A. Shaw *Executive Vice President & Chief Information Officer2018

Lynn E. CoxVice President / Secretary & Treasurer1989

Note: * Joined the Company in 2017, became Chief Information Officer effective January 1, 2018.

CORPORATE INFORMATION

Corporate Offices Legal Counsel Independent Registered Public
P.O. Box 880Jones DayAccounting Firm
135 East Tugalo StreetAtlanta, GeorgiaDeloitte & Touche LLP
Toccoa, Georgia 30577Atlanta, Georgia
(706) 886-7571

Requests for Additional Information

Informational inquiries, including requests for a copy of the Company’s most recent annual report on Form 10-K, and any subsequent quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, should be addressed to the Company's Secretary at the corporate offices listed above.

BRANCH OPERATIONS

Division I - South Carolina

	Virginia K. Palmer	----------	Vice President
	M.Summer Clevenger	----------	Area Vice President
Regional Operations Directors
	William D. Ashley		Richard D. Poole, III
	Nicholas D. Blevins		Gerald D. Rhoden
	Richard F. Corirossi		Gregory A. Shealy
Becki B. Lawhon

Division II - North Georgia

	Shelia H. Garrett	----------	Vice President
	Ronald E. Byerly	----------	Area Vice President
	Jennifer Purser	----------	Area Vice President
Regional Operations Directors
	J. Derrick Blalock		Diana L. Lewis
	A. Keith Chavis		Faye A. Page
	Kimberly L. Golka		F. Cliff Snyder
	Janee G. Huff		Harriet H. Welch
Sharon S. Langford

Division III – South Georgia

	Marcus C. Thomas	----------	Vice President
Regional Operations Directors
	Bertrand P. Brown		Jeffrey C. Lee
	William J. Daniel		James A. Mahaffey
	Deirdre A. Dunnam		Deloris O’Neal
	Judy A. Landon		Robert D. Whitlock

Division IV - Alabama

	Michael J. Whitaker	----------	Vice President
Regional Operations Directors
	M. Peyton Givens		Joseph M. Pickens
	Jerry H. Hughes		Hilda L. Phillips
	Jeffrey A. Lindberg		Michael E. Shankles
Johnny M. Olive

Division V – Louisiana and Mississippi

	James P. Smith, III	----------	Vice President
Regional Operations Directors
	Maurice J. Bize, Jr.		Chad H. Frederick
	Thomas L. Davis		Marty B. Miskelly
Carla A. Eldridge

Division VII – Tennessee

	Joseph R. Cherry	----------	Vice President
Regional Operations Directors
	Brian M. Hill		William N. Murillo
	Tammy R. Hood		Joshua C. Nickerson
J. Steven Knotts

Division VIII – Louisiana

	John B. Gray	----------	Vice President
Regional Operations Directors
	Sonya L. Acosta		Jimmy R. Fairbanks, Jr.
	Bryan W. Cook		Tabatha A. Green
L. Christopher Deakle

ADMINISTRATION

Brent R. Cooler	Vice President – Internal Audit	Cindy H. Mullin	Vice President – Information Technology
Lynn E. Cox	Vice President – Investment Center	Mark J. Scarpitti	Deputy General Counsel
Brian D. Lingle	Vice President – Controller

___________________

2017 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Douglas 1, Georgia staff for this significant achievement. The Friendly Franklin Folks salute you!

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi,South Carolina and Tennessee which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Bessemer	Fayette	Mobile	Ozark	Selma
Albertville	Center Point	Florence	Moody	Pelham	Sylacauga
Alexander City	Clanton	Fort Payne	Moulton	Prattville	Tallassee
Andalusia	Cullman	Gadsden	Muscle Shoals	Robertsdale	Troy
Arab	Decatur	Hamilton	Opelika	Russellville (2)	Tuscaloosa
Athens	Dothan (2)	Huntsville (2)	Opp	Saraland	Wetumpka
Bay Minette	Enterprise	Jasper	Oxford	Scottsboro
GEORGIA
Acworth	Canton	Dalton	Greensboro	Manchester	Swainsboro
Adel	Carrollton	Dawson	Griffin	McDonough	Sylvania
Albany (2)	Cartersville	Douglas (2)	Hartwell	Milledgeville	Sylvester
Alma	Cedartown	Douglasville	Hawkinsville	Monroe	Thomaston
Americus	Chatsworth	Dublin	Hazlehurst	Montezuma	Thomasville
Athens (2)	Clarkesville	East Ellijay	Helena	Monticello	Thomson
Augusta	Claxton	Eastman	Hinesville (2)	Moultrie	Tifton
Bainbridge	Clayton	Eatonton	Hiram	Nashville	Toccoa
Barnesville	Cleveland	Elberton	Hogansville	Newnan	Tucker
Baxley	Cochran	Fayetteville	Jackson	Perry	Valdosta
Blairsville	Colquitt	Fitzgerald	Jasper	Pooler	Vidalia
Blakely	Columbus (2)	Flowery Branch	Jefferson	Richmond Hill	Villa Rica
Blue Ridge	Commerce	Forest Park	Jesup	Rome	Warner Robins (2)
Bremen	Conyers	Forsyth	Kennesaw	Royston	Washington
Brunswick	Cordele	Fort Valley	LaGrange	Sandersville	Waycross
Buford	Cornelia	Fort Oglethorpe	Lavonia	Sandy Springs	Waynesboro
Butler	Covington	Gainesville	Lawrenceville	Savannah	Winder
Cairo	Cumming	Garden City	Macon (2)	Statesboro
Calhoun	Dahlonega	Georgetown	Madison	Stockbridge
LOUISIANA
Abbeville	Crowley	Houma	Marksville	Opelousas	Thibodaux
Alexandria	Denham Springs	Jena	Minden	Pineville	West Monroe
Baker	DeRidder	Lafayette	Monroe	Prairieville	Winnsboro
Bastrop	Eunice	Lake Charles	Morgan City	Ruston
Bossier City	Franklin	LaPlace	Natchitoches	Slidell
Covington	Hammond	Leesville	New Iberia	Sulphur
MISSISSIPPI
Amory	Columbus	Gulfport	Jackson	Newton	Pontotoc
Batesville	Corinth	Hattiesburg	Kosciusko	Olive Branch	Ripley
Bay St. Louis	D’Iberville	Hazlehurst	Magee	Oxford	Senatobia
Booneville	Forest	Hernando	McComb	Pearl	Starkville
Brookhaven	Greenwood	Houston	Meridan	Philadelphia	Tupelo
Carthage	Grenada	Iuka	New Albany	Picayune	Winona
Columbia
SOUTH CAROLINA
Aiken	Cheraw	Georgetown	Laurens	North Charleston	Spartanburg
Anderson	Chester	Greenwood	Lexington	North Greenville	Summerville
Batesburg- Leesville	Columbia	Greer	Manning	North Myrtle Beach	Sumter
Beaufort	Conway	Hartsville	Marion	Orangeburg	Union
Boiling Springs *	Dillon	Irmo	Moncks Corner	Rock Hill	Walterboro
Camden	Easley	Lake City	Myrtle Beach	Seneca	Winnsboro
Cayce	Florence	Lancaster	Newberry	Simpsonville	York
Charleston	Gaffney

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

TENNESSEE
Athens	Crossville	Greeneville	Lebanon	Newport	Sevierville
Bristol	Dayton	Hixson	Lenoir City	Powell	Tazewell
Clarkesville	Dickson	Johnson City	Madisonville	Pulaski	Tullahoma
Cleveland	Elizabethton	Kingsport	Maryville	Savannah	Winchester
Columbia	Fayetteville	Lafayette	Morristown
Cookeville	Gallatin	LaFollette	Murfreesboro
------------------------------- * Opened January 2018

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

"1st Franklin Financial is a major provider of financial and consumer services to individuals and families.

Our business will be managed according to best practices that will allow us to maintain a healthy financial position.”

CORE VALUES:

Integrity Without Compromise

Open Honest Communication

Respect all Customers and Employees

Teamwork and Collaboration

Personal Accountability

Run It Like You Own It