Form 10-K, Exhibit 13
period 2018-12-31
1st FRANKLIN FINANCIAL CORP
filed 2019-03-29
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2018

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Consolidated Financial Information	3

Business	4

Sources of Funds and Common Stock Matters	11

Management's Discussion and Analysis of Financial Condition and Results of Operations	13

Report of Independent Registered Public Accounting Firm	23

Consolidated Financial Statements	24

Directors and Executive Officers	49

Corporate Information	49

Ben F. Cheek, Jr. Office of the Year	51

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans. As of December 31, 2018 the business was operated through 119 branch offices in Georgia, 45 in Alabama, 44 in South Carolina, 38 in Mississippi, 35 in Louisiana and 34 in Tennessee. Also on that date, the Company had 1,488 employees.

As of December 31, 2018, the resources of the Company were invested principally in loans, which comprised 68% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

To our Investors, Bankers, Co-Workers, Customers and Friends:

I am so proud and so pleased to report to you that 1st Franklin Financial Corporation had a very successful and productive year in 2018. As the following pages will attest, when the “Friendly Franklin Folks” are challenged to be “Limitless” great things can be accomplished. Our over 1,400 employees responded to corporate goals and objectives that supported areas of growth in receivables, control of delinquencies and expenses, all while providing unparalleled service to the communities in which we operate. Our 315 branch offices and 8 recovery centers were supported by our Home Office team and our Investment Center which grew in 2018, 3.74% to $477.4 million serving 5,163 investors.

More accomplishments include:

Total assets of the Company grew $78.1 million (10.88%) to $796.4 million at December 31, 2018 compared to $718.2 million at December 31, 2017.

Our net loan portfolio’s growth was $96.4 million or 21.64%. We believe the quality of our portfolio improved during the year as we applied our underwriting standards, consistently thoughout the year.

We controlled our delinquency rate at 7.15%

Our ratio of expenses to revenue was 91.07%.

As I mentioned to you last year, our newest members of our Executive Management Team who have responsibilities in the areas of Information Technologies and Marketing, have made a significant impact to our overall operation with greater things to come in 2019 and beyond.

Well what does 2019 hold? Competition in the consumer finance space is always changing and with technology advancing as it is doing, the consumer finance industry is changing faster. 1st Franklin Financial will be a leader in our industry and we have dedicated the resources, people and leadership to continue the progress we experienced in 2018 into 2019. Our mantra for 2019 is ---- “TRANSFORM”. Several areas of our business will be transforming, as we develop new procedures and efficiencies by thinking “outside the box.” New technology will provide us the needed speed to perform faster customer service and allow us expansion of our products and services as we continue to aid our customers with their borrowing needs today and into tomorrow. With the continued support from our investors, and other partners, we will continue to grow, prosper and serve our customers as we constantly strive to improve. Transforming how we think and serve, we are 1st Franklin Financial Corporation. Serving Our Neighbors Since 1941. Home of the “Friendly Franklin Folks”.

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

	Year Ended December 31
	2018	2017	2016	2015	2014
Selected Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 179,938	$ 158,083	$ 158,229	$ 152,590	$ 144,569
Insurance	44,387	42,265	47,621	52,447	47,964
Other	5,732	5,399	5,266	3,325	7,167

Net Interest Income	166,056	145,178	144,797	139,636	132,617
Interest Expense	13,882	12,905	13,432	12,955	11,952
Provision for Loan Losses	39,207	32,355	67,563	36,887	32,623
Income Before Income Taxes	20,553	17,504	6,330	31,130	37,531
Net Income	17,341	14,906	1,044	25,866	33,334

Ratio of Earnings to Fixed Charges	2.25	2.15	1.41	3.08	3.70

	As of December 31
	2018	2017	2016	2015	2014
Selected Balance Sheet Data:	(In 000's, except ratio data)

Net Loans	$ 542,108	$ 445,659	$ 383,184	$ 406,390	$ 388,341
Total Assets	796,368	718,235	673,985	674,414	605,588
Senior Debt	500,323	426,731	409,792	388,489	335,186
Subordinated Debt	30,270	33,488	34,848	36,004	37,727
Stockholders’ Equity	240,860	232,096	211,738	224,490	208,447

Ratio of Total Liabilities to Stockholders’ Equity	2.31	2.09	2.18	2.00	1.91

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, primarily in making direct cash loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 2018, direct cash loans comprised 89%, real estate loans comprised 4% and sales finance contracts comprised 7% of our outstanding loans, respectively.

In connection with our business, we also offer optional single premium credit insurance products to our customers when making a loan. Such products may include credit life insurance, credit accident and health insurance, credit involuntary unemployment insurance and/or credit property insurance. Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid or they may request accident and health insurance coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time. In certain states where offered, Customers may choose involuntary unemployment insurance for payment protection in the form of loan payment assistance due to an unexpected job loss. Customers may also choose property insurance coverage to protect the value of loan collateral against damage, theft or destruction. We write these various insurance products as an agent for a non-affiliated insurance company. Under various agreements, our wholly-owned insurance subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the insurance coverage on our customers written by this non-affiliated insurance company.

Earned finance charges generally account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

Year Ended December 31
	2018	2017	2016	2015	2014
	(in thousands)

Direct Cash Loans	$161,337	$142,072	$143,864	$139,945	$132,974
Real Estate Loans	4,970	4,175	3,710	3,432	3,202
Sales Finance Contracts	6,497	5,186	5,147	4,436	3,896
Total Finance Charges	$172,804	$151,433	$152,721	$147,813	$140,072

Our business consists mainly of making loans to individuals (consumer loans) who depend primarily on their earnings to meet their repayment obligations. We make direct cash loans primarily to people who need money for some non-recurring or unforeseen expense, for debt consolidation, or to purchase household goods such as furniture and appliances. These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $15,000 principal amount. Approximately 75% of our consumer loans are secured by personal property (other than certain household goods) and/or motor vehicles. We believe that the interest and fees we charge on these loans are in compliance with applicable state laws.

First and second mortgage loans secured by real estate are made to homeowners who typically use funds to improve their property or who wish to restructure their financial obligations. We generally make such loans in amounts from $3,000 to $75,000 and with maturities of 35 to 240 months. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

Our decision making on loan originations is based on both a judgmental underwriting system which includes an analysis of the following factors (i) ability to pay, (ii) creditworthiness, (iii) income stability, (iv) willingness to pay and (v) as appropriate, collateral security, and a risk based underwriting system that evaluates (i) credit score, (ii) annual income, (iii) payment history to other creditors and (iv) debt to income ratios. As part of our loan decision making process, we review each customer’s credit report to verify income and total indebtedness, debt payment history and overall credit related performance to other creditors. The Company uses this information to evaluate a potential borrower’s debt-to-income ratios and, depending on the result of the overall credit evaluation process, may require internal review and senior supervisory approval prior to originating the potential borrower’s loan.

Sales finance contracts are contracts purchased from retail dealers. These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $10,000 in principal amount. We believe that the interest and fees we charge on these contracts are in compliance with applicable federal and state laws.

1st Franklin competes with several national and regional finance companies, as well as a variety of local finance companies, in the communities we serve. Competition is based primarily on interest rates and terms offered and on customer service, as well as, to some extent, reputation. We believe that our emphasis on customer service helps us compete effectively in the markets we serve.

Because of our reliance on the continued income stream of most of our loan customers, our ability to continue the profitable operation of our business depends to a large extent on the continued employment of our customers and their ability to meet their obligations as they become due. Therefore, economic uncertainty or downturns in economic conditions, increases in unemployment or continued increases in the number of personal bankruptcies within our typical customer base may have a material adverse effect on our collection ratios and profitability.

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2018	2017	2016	2015	2014

Direct Cash Loans	32.66%	34.56%	35.29%	35.25%	35.50%
Real Estate Loans	17.55	16.82	16.45	16.50	16.49
Sales Finance Contracts	19.12	19.57	20.12	19.66	20.17

The following table contains certain information about our operations:

	As of December 31
	2018	2017	2016	2015	2014

Number of Branch Offices	315	308	295	285	282
Number of Employees	1,488	1,439	1,360	1,269	1,217
Average Total Loans Outstanding Per Branch (in 000's)	$2,328	$1,953	$1,797	$1,919	$1,828
Average Number of Loans Outstanding Per Branch	873	866	922	930	882

DESCRIPTION OF LOANS

	Year Ended December 31
	2018	2017	2016	2015	2014
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	59,739	68,162	91,383	73,371	67,140

Number of Loans Made to Former Borrowers	64,727	69,317	54,813	55,139	50,948

Number of Loans Made to Present Borrowers	187,163	193,601	182,763	190,211	192,564

Total Number of Loans Made	311,629	331,080	328,959	318,721	310,652

Total Volume of Loans Made (in 000’s)	$895,904	$791,293	$701,835	$719,251	$695,144

Average Size of Loan Made	$2,875	$2,390	$2,134	$2,257	$2,238

Number of Loans Outstanding	255,132	249,793	254,315	248,627	233,965

Total Loans Outstanding (in 000’s)	$651,085	$540,380	$474,558	$494,837	$471,195

Percent of Total Loans Outstanding	89%	90%	89%	90%	91%
Average Balance on Outstanding Loans	$2,552	$2,163	$1,866	$1,990	$2,014

REAL ESTATE LOANS:

Total Number of Loans Made	538	517	477	515	402

Total Volume of Loans Made (in 000’s)	$12,307	$ 11,228	$ 10,128	$ 9,798	$ 8,455

Average Size of Loan Made	$22,876	$21,717	$21,232	$19,025	$21,031

Number of Loans Outstanding	1,666	1,580	1,503	1,468	1,439

Total Loans Outstanding (in 000’s)	$31,655	$27,117	$24,609	$22,128	$20,271

Percent of Total Loans Outstanding	4%	4%	5%	4%	4%
Average Balance on Outstanding Loans	$19,001	$17,163	$16,373	$15,074	$14,087

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	17,185	13,777	15,725	14,973	13,488

Total Volume of Contracts Purchased (in 000’s)	$55,723	$36,933	$34,928	$35,315	$28,403

Average Size of Contract Purchased	$3,243	$2,261	$2,221	$2,359	$2,106

Number of Contracts Outstanding	18,127	15,377	16,253	15,090	13,446

Total Contracts Outstanding (in 000’s)	$50,694	$34,315	$30,962	$30,071	$23,906

Percent of Total Loans Outstanding	7%	6%	6%	6%	5%
Average Balance on Outstanding Loans	$2,797	$2,232	$1,905	$1,993	$1,778

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

	Year Ended December 31
	2018	2017	2016	2015	2014
	(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$ 895,126	$ 779,567	$ 672,670	$ 718,834	$ 695,144
Real Estate Loans	12,307	11,228	10,128	9,798	8,454
Sales Finance Contracts	55,172	35,536	32,705	34,444	28,055
Net Bulk Purchases	1,329	13,123	31,388	1,288	348

Total Loans Acquired	$ 963,934	$ 839,454	$ 746,891	$ 764,364	$ 732,001

	LOANS LIQUIDATED *

Direct Cash Loans	$ 785,199	$ 725,471	$ 722,114	$ 695,608	$ 669,704
Real Estate Loans	7,769	8,720	7,647	7,941	8,512
Sales Finance Contracts	39,344	33,580	34,037	29,151	26,767

Total Loans Liquidated	$ 832,312	$ 767,771	$ 763,798	$ 732,700	$ 704,983

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$ 651,085	$ 540,380	$ 474,558	$ 494,837	$ 471,195
Real Estate Loans	31,655	27,117	24,609	22,128	20,271
Sales Finance Contracts	50,694	34,315	30,962	30,071	23,906

Total Loans Outstanding	$ 733,434	$ 601,812	$ 530,129	$ 547,036	$ 515,372

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 88,660	$ 68,771	$ 56,143	$ 60,753	$ 59,376
Real Estate Loans	41	67	105	159	244
Sales Finance Contracts	9,676	5,601	4,603	4,787	3,460

Total Unearned Finance Charges	$ 98,377	$ 74,439	$ 60,851	$ 65,699	$ 63,080

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

	As of December 31
	2018	2017	2016	2015	2014
Number of Bankrupt Delinquency Resets	535	417	617	1,369	1,662

The Company tracks the dollar amount of loans in bankruptcy in which the delinquency rating was reset. During 2018 and 2017, the Company reset the delinquency rating to coincide with court-initiated repayment plans on bankrupt accounts with principal balances totaling $2.6 million and $1.9 million, respectively. This represented approximately .41% and .36% of the average principal loan portfolios outstanding during 2018 and 2017, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

As of December 31
2018	2017	2016	2015	2014
(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$9,541	$7,905	$9,233	$8,073	$7,218
Percentage of Principal Outstanding	1.47%	1.47%	1.94%	1.64%	1.54%
90 Days or More Past Due	$20,261	$17,475	$17,290	$15,895	$14,283
Percentage of Principal Outstanding	3.12%	3.25%	3.63%	3.23%	3.05%

REAL ESTATE LOANS:
60-89 Days Past Due	$330	$321	$305	$162	$180
Percentage of Principal Outstanding	1.06%	1.21%	1.26%	.74%	.91%
90 Days or More Past Due	$1,142	$1,171	$1,226	$481	$504
Percentage of Principal Outstanding	3.68%	4.40%	5.09%	2.21%	2.53%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$573	$447	$443	$347	$210
Percentage of Principal Outstanding	1.14%	1.31%	1.43%	1.16%	.88%
90 Days or More Past Due	$1,193	$843	$815	$585	$464
Percentage of Principal Outstanding	2.38%	2.47%	2.62%	1.96%	1.96%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

	Year Ended December 31
	2018	2017	2016	2015	2014
	(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$500,754	$416,969	$412,682	$404,057	$381,367
Liquidations	$785,199	$725,471	$722,114	$695,608	$669,704
Net Losses	$37,131	$36,968	$50,936	$31,119	$27,824
Net Losses as % of Average Net Loans	7.42%	8.87%	12.34%	7.70%	7.30%
Net Losses as % of Liquidations	4.73%	5.10%	7.05%	4.47%	4.15%

	REAL ESTATE LOANS

Average Net Loans	$28,924	$25,365	$23,046	$21,194	$19,765
Liquidations	$7,769	$8,720	$7,647	$7,941	$8,513
Net Losses	$27	$62	$(3)	$11	$72
Net Losses as a % of Average Net Loans	.09%	.24%	(.01%)	.05%	.36%
Net Losses as a % of Liquidations	.35%	.71%	(.04%)	.14%	.85%

	SALES FINANCE CONTRACTS

Average Net Loans	$34,499	$26,724	$25,905	$22,908	$19,646
Liquidations	$39,344	$33,580	$34,037	$29,151	$26,767
Net Losses	$1,549	$1,325	$1,630	$877	$787
Net Losses as % of Average Net Loans	4.49%	4.96%	6.29%	3.83%	4.01%
Net Losses as % of Liquidations	3.94%	3.95%	4.79%	3.01%	2.94%

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

CREDIT INSURANCE

On consumer loans (excluding real estate and sales finance contracts), we offer optional single premium credit insurance products to our customers when making a loan. Such products may include credit life insurance, credit accident and health insurance, credit unemployment insurance and/or credit property insurance. Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid or they may request credit accident and health insurance coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time. In certain states where offerred, Customers may request credit involuntary unemployment insurance for payment protection in the form of loan payment assistance due to an unexpected job loss. Customers may also choose property insurance coverage to protect the value of loan collateral against damage, theft or destruction. We write these various insurance products as an agent for a non-affiliated insurance company. Under various agreements, our wholly-owned insurance subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the insurance coverage on our customers written on behalf of this non-affiliated insurance company.

REGULATION AND SUPERVISION

The Company is subject to regulation under numerous state and federal laws and regulations as enforced and interpreted by various state and federal governmental agencies. State laws require each of our loan branch offices to be licensed by the state and to conduct business according to the applicable statutes and regulations. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show evidence of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon an applicant’s continued compliance with applicable laws. We are also subject to state regulations governing insurance agents in the states in which we sell credit insurance. State insurance regulations require, among other things, that insurance agents be licensed and, in some cases, limit the premiums that insurance agents can charge. We believe we conduct our business in accordance with all applicable state statutes and regulations. The Company has never had any of its licenses revoked and has never been subject to an enforcement order or regulatory settlement.

We conduct our lending operations under the provisions of various federal laws and implementing regulations. These laws and regulations are interpreted, implemented, and enforced by the Bureau of Consumer Financial Protection (the "CFPB"). Chief among these federal laws with which the Company must comply are the Federal Truth-in-Lending Act ("TILA"), the Equal Credit Opportunity Act (“ECOA”), the Fair Credit Reporting Act (“FCRA”) and the Federal Real Estate Settlement Procedures Act (“RESPA”). The Truth-in-Lending Act requires us, among other things, to disclose to our customers the finance charge, the annual percentage rate, the total number and amount of payments and other material information on all loans. A Federal Trade Commission regulation prevents consumer lenders such as the Company from using certain household goods as collateral on direct cash loans. As a result, we generally seek to collateralize such loans with non-prohibited household goods such as automobiles, boats and other exempt items of personal property. We continually monitor our compliance with these regulatory requirements.

Changes in the current regulatory environment, or in the interpretation or application of current regulations, could impact our business. While we believe that we are currently in compliance with all regulatory requirements, no assurance can be made regarding our future compliance or the cost thereof. Significant additional regulation or costs of compliance could materially adversely affect our business and financial condition.

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business. Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities were as follows:

	As of December 31
	2018	2017	2016	2015	2014

Bank Borrowings	7%	--%	--%	--%	--%
Senior Debt	56	59	61	58	55
Subordinated Debt	4	5	5	5	6
Other Liabilities	3	4	3	4	4
Stockholders’ Equity	30	32	31	33	35
Total	100%	100%	100%	100%	100%

Number of Investors	5,163	5,347	5,421	5,415	5,405

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

	Year Ended December 31
	2018	2017	2016	2015	2014

Senior Borrowings	2.92%	2.85%	3.11%	3.32%	3.31%
Subordinated Borrowings	2.66	2.65	2.79	2.82	2.92
All Borrowings	2.90	2.84	3.09	3.27	3.26

Certain financial ratios relating to our debt have been as follows:

	As of December 31
	2018	2017	2016	2015	2014

Total Liabilities to
Stockholders’ Equity	2.31	2.09	2.18	2.00	1.91

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	1.94	1.70	1.73	1.59	1.46

As of March 29, 2018, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market. The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented. Cash distributions of $16.45 and $.86 per share were paid to shareholders in 2018 and 2017, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation. No other cash dividends were paid during the applicable periods. For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

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

Our significant accounting policies are disclosed in Note 1 "Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements. Certain information in this discussion and other statements contained in this Annual Report which are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Possible factors which could cause our actual future results to differ from any expectations expressed or implied by any forward-looking statements, or otherwise, include, but are not limited to, changes in our ability to manage liquidity and cash flow, the accuracy of Management’s estimates and judgments, adverse developments in economic conditions including the interest rate environment, unforeseen changes in our net interest margin, federal and state regulatory changes, unfavorable outcomes of litigation and other factors referenced in the “Risk Factors” section of the Company’s Annual Report and elsewhere herein, or otherwise contained in our filings with the Securities and Exchange Commission from time to time.

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941. Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time. Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans. All of our loans are at fixed rates, and contain fixed terms and fixed payments. We operate branch offices in six southeastern states and had a total of 315 branch locations at December 31, 2018. The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network. The Company expanded its operations with the opening of seven new branch offices during the year just ended. The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

The Company’s total assets increased $78.2 million to $796.4 million as of December 31, 2018 compared to $718.2 million at December 31, 2017. The increase in assets was primarily due to growth in our net loan portfolio and our investment securities portfolio.

Loan originations were $963.9 million during 2018 compared to $839.5 million during the prior year which resulted in an increase in our net loan portfolio. Our net loan portfolio increased $96.4 million (22%) at December 31, 2018 compared to December 31, 2017. A $.5 million increase in the Company's allowance for loan losses (which is included in the net loan portfolio) offset a portion of the increase in the portfolio. Our allowance for loan losses reflects Management's estimate of the level of allowance adequate to cover probable losses inherent in the loan portfolio as of the date of the statement of financial position. To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions. Management believes the current allowance for loan losses is adequate to cover probable losses in our existing portfolio; however, changes in trends or deterioration in economic conditions could result in a change in the allowance or an increase in actual losses. Any increase could have a material adverse impact on our results of operation or financial condition in the future.

Our cash and short-term investments decreased $20.3 million (66%) at December 31, 2018 compared to December 31, 2017. Funding for the increase in loan originations and operational expenses were the main reasons for the decline.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers. At December 31, 2018, restricted cash was $3.7 million compared to $4.7 million at December 31, 2017. See Note 3, “Investment Securities” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of amounts held in trust.

Our investment securities portfolio increased $3.4 million (2%) to $213.0 million at December 31, 2018 compared to $209.6 million at December 31, 2017. The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries. It also consists of surplus funds generated from sales of our debt securities. Management maintains what it believes to be a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other similar activities. This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds, various municipal bonds and mutual funds. Approximately 99% of these investment securities have been designated as “available for sale” at December 31, 2018 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries as well as the statement of comprehensive income. The remainder of this investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity and are carried at amortized cost.

Other miscellaneous assets decreased $.5 million (2%) at December 31, 2018 compared to December 31, 2017 mainly due to a payment on two life insurance policies on a former executive officer where the Company was the beneficiary. Other factors contributing to the decrease in other assets was a reduction in net depreciable fixed assets, a reduction in refundable income taxes and a reduction in collateral held on foreclosed properties.

A substantial portion of the Company's funding is generated from sales of the Company's various debt securities. Aggregate senior and subordinated debt of the Company increased $70.4 million (15%) to $530.6 million at December 31, 2018 compared to $460.2 million at December 31, 2017. The increase in our aggegate debt was mainly due to borrowings against the Company’s credit line to fund the aforementioned growth in our loan portfolio orginations. Higher sales of the Company's commercial paper was also a contributing factor causing the increase our agregate debt.

A reduction in the Company’s accounts payable liability was the primary factor causing the $1.0 million (4%) decease in accrued expenses and other liabilities at December 31, 2018 compared to the prior year. Offsetting a portion of the decrease were increases in accruals for salaries, incentive bonuses, deferred compensation and health insurance claims.

Results of Operations:

Total revenues were $230.1 million, $205.7 million and $211.1 million during 2018, 2017 and 2016, respectively. The aformentioned growth in our loan and investment securities portfolios during 2018 resulted in higher interest and finance charge income for the year compared to 2017. Higher revenue on increased sales of credit insurance products also contributed to higher revenue during 2018. The decrease during 2017 compared to 2016 was mainly due to lower insurance revenues. Also contributing to the 2017 decline was a decrease in interest and finance charges earned due to lower interest rates offered on certain loan products.

Net income for each of the three years ended December 31, 2018 was $17.3 million, $14.9 million and $1.0 million, respectively. The increase in net income during 2018 compared to 2017 was mainly due to the aforementioned higher interest income and finance charge revenues and higher insurance revenues earned. Lower credit losses were the primary reason for the increase in net income during 2017 compared to 2016. An increase in operating expenses offset a portion of the impact of the lower credit losses during 2017.

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

Net interest income was $166.1 million during 2018, compared to $145.2 million in 2017 and $144.8 million during 2016. Higher levels of average net receivables outstanding and the associated finance charge income thereon was main reason for increase in net interest income during 2018 compared to 2017. Average net receivables were $556.3 million during 2018 compared to $462.4 million during 2017 and $455.8 million during 2016. Although average net receivables increased during 2017 compared to 2016, interest income decreased $.1 million due to lower yields. The higher margin during 2017 compared to 2016 was mainly due to lower interest expense on debt.

Interest expense was $13.9 million, $12.9 million and $13.4 million during 2018, 2017 and 2016, respectively. Average borrowings were $479.1 million during 2018 compared to $455.2 during 2017 and $437.5 during 2016. Although average borrowings increased, the continued low interest rate environment has enabled the Company to minimize or reduce increases in interest expense. Our weighted average borrowing rate was 2.90%, 2.84% and 3.07% during 2018, 2017 and 2016, respectively. The average borrowing rate increased during 2018 due to the increases on the rate offered to investors on the Company’s debt securities. Borrowings under the Company’s bank credit line during 2018 also was a factor contributing an increase in the average borrowing rate.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers when closing a loan. Sales have been trending down the last three years as fewer customers have opted for insurance coverage. Net insurance income (insurance revenues less claims and expenses) were $32.5 million during 2018, $31.5 million during 2017 and $36.1 million during 2016. Prior to 2018, loan customers choosing credit insurance products at loan closing had been trending down. During the year just ended, the Company experienced an increase in customers opting for credit insurance products when obtaining a loan, which contributed to the increase in net insurance income. Higher insurance claims and expenses offset a portion of the increase during 2018.

Other Revenue:

Other revenue was $5.7 million, $5.4 million and $5.3 million during 2018, 2017 and 2016, respectively. A significant component of other revenue is earnings from the sale of auto club memberships. The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan. Increases in sales of auto club memberships during 2018 and 2017 was the primary factor causing the increase in other revenue in each of the year. During 2017 and 2016, other revenue included earnings received from an equity fund the Company had previously invested in. The Company redeemed the equity fund prior to the end of 2017, which offset some of the growth in 2017.

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

Our provision for loan losses were $39.2 million, $32.4 million and $67.6 million for the years ended 2018, 2017 and 2016, respectively. Net charge offs included in the provision for loan losses were $38.7 million for 2018, $38.4 million for 2017 and $52.6 million for 2016. The primary factor for the increase in the provision for loan losses during 2018 compared to 2017 was a reduction in the allowance for loan losses in 2017, which lowered the related 2017 provision for loan losses. As a result of the lower credit losses and lower delinquency rates on loans during 2017, Management lowered the allowance for loan losses $6.0 million. Net charge offs during 2018 and 2017 were lower than prior years due to the implementation of stricter lending policies and the opening of additional collection centers.

Factors causing the higher level of charge offs during 2016 were (i) higher than expected losses associated with a bulk purchase of receivables from another lending company, (ii) natural disasters such as the flooding from storms in Louisiana and damage from storms in Georgia and South Carolina, (iii) higher unemployment in certain areas of Louisiana due to the oil industry downturn and (v) changes in our collection practices that had a negative impact on the level of net charge offs during the year. As a result of the foregoing, the Company increased the allowance for loan losses $15.0 million during 2016 which resulted in a higher provision for loan losses for 2016.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses of the Company were $144.5 million during 2018 compared to $132.2 million during 2017 and $112.3 million during 2016. Personnel expense, occupancy expense and miscellaneous other expenses are the components included in operating expenses.

Personnel expense increased $7.2 million (9%) and $14.6 million (21%) during 2018 and 2017, respectively, mainly due to increases in the employee base, merit salary increases, accruals for incentive bonus, increases in deferred compensation, higher contributions to the Company's 401(k) plan, higher claims expense associated with the Company’s self- insured employee medical program and higher payroll taxes. The increase in 2017 was significantly higher than 2016 mainly due to a lower accrual for the Company’s incentive bonus in 2016.

Occupancy expense increased $1.0 million (6%) during 2018 compared to 2017 and $1.7 million (12%) during 2017 compared to 2016. Higher office maintenance expense, utilities expense, telephone expense, depreciation expense and increased rent expense were the primary factors responsible for the increases in occupancy expense each year over year. Higher maintenance of equipment and office materials expense also contributed to the increase in 2017 compared to 2016.

During 2018, other operating expenses increased $4.1 million (13%) compared to 2017. Increases in advertising expenses, computer expenses, credit bureau expenses, dues and subscriptions, insurance premiums paid, legal and audit expenses, postage expenses, travel expenses and taxes and license expenses were primary factors contributing to the increase. Lower bank service charges and lower computation error expenses during 2018 offset a portion of the increase. During 2017, other operating expenses increased $3.6 million (13%) compared to 2016. Increases in advertising expenses, bank service charges, computation errors, credit bureau expenses, legal and audit expenses, consultant fees, computer expenses, management meetings expenses, training expenses, travel expenses and taxes and licenses were primary factors contributing to the increase. Lower charitable contributions during 2017 offset a portion of the increase.

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

Effective income tax rates for the years ended December 31, 2018, 2017 and 2016 were 15.6%, 14.8% and 83.5%, respectively. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) was enacted and resulted in significant changes to the U.S. tax code, including a reduction in the maximum federal corporate income tax rate from 35% to 21%. The impact of the TCJA was the primary cause of the reduction in the Company’s income tax rates during 2018 and 2017. The tax rates of the Company’s insurance subsidiaries were also below statutory rates due to investments in tax exempt bonds. During 2016, the S Corporation incurred a significant loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2016. Any tax benefit from the loss was passed on to the shareholders which resulted in lower distributions to shareholders in 2017.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its bank borrowings and debt securities. Changes in interest rates have more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company. The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2018. Rates associated with the investment securities represent weighted averages based on the tax effected yield to maturity of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty. It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2024 &		Fair
	2019	2020	2021	2022	2023	Beyond	Total	Value
Assets:	(Dollars in millions)
Investment Securities	$ 3	$ 1	$ 1	$ 1	$ 4	$ 203	$213	$213
Average Interest Rate	2.2%	2.7%	2.8%	2.1%	2.8%	3.5%	3.3%
Liabilities:
Senior Debt:
Note Payable to Bank	$ 53	—	—	—	—	—	$ 53	$ 53
Average Interest Rate	5.7%	—	—	—	—	—	5.7%
Senior Demand Notes	$ 73	—	—	—	—	—	$ 73	$ 73
Average Interest Rate	1.6%	—	—	—	—	—	1.6%
Commercial Paper	$ 374	—	—	—	—	—	$374	$374
Average Interest Rate	3.1%	—	—	—	—	—	3.1%
Subordinated Debentures	$ 7	$6	$8	$ 9	—	—	$ 30	$ 30
Average Interest Rate	2.7%	2.7%	2.6%	2.6%	—	—	2.7%

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

As of December 31, 2018 and December 31, 2017, the Company had $10.3 million and $30.6 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less. The Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investment securities can be converted into cash, if necessary. As of December 31, 2018 and 2017, 98% and 84%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries. Georgia state insurance regulations limit the use an insurance company can make of its assets. Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries. Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner. The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2018, without prior approval of the Georgia Insurance Commissioner, was approximately $13.5 million. In August 2018, the Company filed a request with the Georgia Insurance Department for each of the insurance subsidiaries to be eligible to pay up to $50.0 million in extraordinary dividends during 2018. Management requested the approval to ensure the availability of additional liquidity for the Company if needed. In September 2018, the request was approved. The Company elected not to pay any dividends from the insurance subsidiaries during 2018. On January 30, 2019, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $50.0 million from the Company’s life insurance subsidiary and $60.0 million from the Company’s property and casualty insurance company. The request was approved by the Georgia Insurance Department on February 21, 2019.

At December 31, 2018, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $100.2 million and $81.0 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2019 without prior approval of the Georgia Insurance Commissioner is approximately $14.8 million. The Company does not currently believe that any statutory limitations on the payment of cash dividends by the Company’s subsidiaries will materially affect the Company’s liquidity.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, N.A. This credit agreement provides for borrowings or reborrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. As of December 31, 2018, $53.2 million was outstanding under the credit line. There were no borrowings outstanding against the credit line at December 31, 2017. The credit agreement has a commitment termination date of December 31, 2019. Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%. The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus 300 basis points or (b) the three month London Interbank Offered Rate (the “LIBOR Rate”) plus 300 basis points. The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month. The interest rate on the credit agreement at December 31, 2018 and 2017 was 5.74% and 4.49%, respectively.

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions. The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers. At December 31, 2018, the Company was in compliance with all covenants. The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.

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

The Company was subject to the following contractual obligations and commitments at December 31, 2018:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)
Bank Commitment Fee **	$ 56.8	$ 56.8	$ -	$ -	$ -
Senior Demand Notes *	74.5	74.5	-	-	-
Commercial Paper *	377.4	377.4	-	-	-
Subordinated Debt *	33.5	8.0	15.5	10.0	-
Human resource insurance and support contracts **	1.2	1.2	-	-	-
Operating leases (offices)	21.6	7.0	10.3	4.2	.1
Communication lines contract **	1.0	.6	.3	.1	-
Software service contract **	9.7	4.7	4.9	.1	-
Total	$575.7	$530.2	$31.0	$14.4	$ .1

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

To the Shareholders and Board of Directors
1st Franklin Financial Corporation

Toccoa, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

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

March 29, 2019

We have served as the Company’s auditor since 2002.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2018 AND 2017

ASSETS

		2018	2017

	CASH AND CASH EQUIVALENTS (Note 6):
	Cash and Due From Banks	$4,123,428	$3,333,772
	Short-term Investments	6,156,069	27,232,064
		10,279,497	30,565,836

	RESTRICTED CASH (Note 1)	3,746,371	4,677,945

	LOANS (Note 2):
	Direct Cash Loans	651,085,493	540,380,078
	Real Estate Loans	31,655,000	27,117,189
	Sales Finance Contracts	50,693,568	34,314,270
		733,434,061	601,811,537

Less:	Unearned Finance Charges	98,377,069	74,439,222
	Unearned Insurance Premiums	49,949,190	39,212,982
	Allowance for Loan Losses	43,000,000	42,500,000
		542,107,802	445,659,333

	INVESTMENT SECURITIES (Note 3):
	Available for Sale, at fair value	212,199,716	204,568,031
	Held to Maturity, at amortized cost	787,987	5,010,190
		212,987,703	209,578,221

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements, less accumulated depreciation and amortization of $35,044,831 and $31,476,425 in 2018 and 2017, respectively	15,348,519	15,522,745
	Deferred Acquisition Costs	2,998,906	2,279,512
	Due from Non-affiliated Insurance Company	2,823,806	2,179,972
	Other Miscellaneous	6,075,133	7,771,829
		27,246,364	27,754,058

	TOTAL ASSETS	$796,367,737	$718,235,393

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2018 AND 2017

LIABILITIES AND STOCKHOLDERS' EQUITY

	2018	2017

SENIOR DEBT (Note 7):
Bank Borrowings	$ 53,180,000	$ -
Senior Demand Notes, including accrued interest	73,339,081	71,818,656
Commercial Paper	373,803,569	354,912,561
	500,322,650	426,731,217

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	24,914,479	25,920,271

SUBORDINATED DEBT (Note 8)	30,270,450	33,487,903

Total Liabilities	555,507,579	486,139,391

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value, 6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value; 2,000 shares authorized; 1,700 shares outstanding as of December 31, 2018 and 2017	170,000	170,000
Non-Voting Shares; no par value; 98,000 shares authorized; 168,300 shares outstanding as of December 31, 2018 and 2017	--	--
Accumulated Other Comprehensive (Loss) Income	(391,979)	4,596,132
Retained Earnings	241,082,137	227,329,870
Total Stockholders' Equity	240,860,158	232,096,002

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 796,367,737	$ 718,235,393

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

	2018	2017	2016
INTEREST INCOME:
Finance Charges	$172,804,055	$151,432,541	$152,721,480
Net Investment Income	7,134,054	6,650,034	5,507,531
	179,938,109	158,082,575	158,229,011
INTEREST EXPENSE:
Senior Debt	12,993,358	11,964,075	12,407,735
Subordinated Debt	888,482	940,879	1,024,328
	13,881,840	12,904,954	13,432,063

NET INTEREST INCOME	166,056,269	145,177,621	144,796,948

PROVISION FOR LOAN LOSSES (Note 2)	39,207,197	32,355,146	67,562,543

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	126,849,072	112,822,475	77,234,405

NET INSURANCE INCOME:
Premiums	44,387,227	42,264,666	47,621,294
Insurance Claims and Expense	(11,934,887)	(10,776,115)	(11,488,547)
	32,452,340	31,488,551	36,132,747

OTHER REVENUE	5,732,236	5,399,197	5,265,500

OPERATING EXPENSES:
Personnel Expense	91,585,822	84,380,970	69,814,320
Occupancy Expense	17,250,698	16,269,124	14,520,134
Other Expense	35,644,204	31,556,023	27,968,671
	144,480,724	132,206,117	112,303,125

INCOME BEFORE INCOME TAXES	20,552,924	17,504,106	6,329,527

PROVISION FOR INCOME TAXES (Note 12)	3,211,993	2,598,352	5,285,926

NET INCOME	$17,340,931	$14,905,754	$1,043,601

BASIC EARNINGS PER SHARE:
170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$102.01	$87.68	$6.14

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

	2018	2017	2016

Net Income	$17,340,931	$14,905,754	$1,043,601

Other Comprehensive (Loss) / Income:
Net changes related to available-for-sale securities:
Unrealized (losses) gains	(6,903,069)	8,343,715	(7,247,688)
Income tax benefit (provision)	1,415,964	(2,730,003)	2,111,649
Net unrealized (losses) gains	(5,487,105)	5,613,712	(5,136,039)

Less reclassification of gains to net income	293,029	15,397	9,130

Total Other Comprehensive (Loss) Income	(5,780,134)	5,598,315	(5,145,169)

Total Comprehensive Income (Loss)	$11,560,797	$20,504,069	$(4,101,568)

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018, 2017, AND 2016

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2015	170,000	$ 170,000	$ 220,177,382	$ 4,142,986	$ 224,490,368

Comprehensive (Loss):
Net Income for 2016	—	—	1,043,601	—
Other Comprehensive Loss	—	—	—	(5,145,169)
Total Comprehensive Loss	—	—	—	—	(4,101,568)
Cash Distributions Paid	—	—	(8,650,460)	—	(8,650,460)

Balance at December 31, 2016	170,000	170,000	212,570,553	(1,002,183)	211,738,370

Comprehensive Income:
Net Income for 2017	—	—	14,905,754	—
Other Comprehensive Income	—	—	—	5,598,315
Total Comprehensive Income	—	—	—	—	20,504,069
Cash Distributions Paid	—	—	(146,437)	—	(146,437)

Balance at December 31, 2017	170,000	170,000	227,329,870	4,596,132	232,096,002

Comprehensive Income:
Net Income for 2018	—	—	17,340,931	—
Other Comprehensive Loss	—	—	—	(5,780,134)
Total Comprehensive Income	—	—	—	—	11,560,797
Adjustment Resulting from the Adoption of Accounting Standard (Note 1)	—	—	(792,023)	792,023	—
Cash Distributions Paid	—	—	(2,796,641)	—	(2,796,641)

Balance at December 31, 2018	170,000	$ 170,000	$ 241,082,137	$ (391,979)	$ 240,860,158

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

	2018	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$17,340,931	$14,905,754	$1,043,601
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	39,207,197	32,355,146	67,562,543
Depreciation and amortization	4,631,106	4,268,716	3,709,687
Provision for deferred (prepaid) taxes	522,773	(2,445,235)	(650,641)
Earnings in equity method investment	-	(739,017)	(1,212,444)
Net (losses) gains due to called redemptions of marketable securities, gain on sales of
equipment and amortization on securities	(321,369)	364,400	591,868
Decrease (increase) in miscellaneous assets and other	333,470	(1,887,637)	1,066,458
(Decrease) increase in other liabilities	(96,798)	8,036,584	(5,056,292)
Net Cash Provided	61,617,310	54,858,711	67,054,780

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(510,440,178)	(443,896,871)	(384,978,358)
Loan payments	374,784,512	349,066,518	340,621,771
Purchases of securities, available for sale	(32,488,192)	(36,224,740)	(40,361,497)
Redemption of equity fund investment	-	26,940,966	-
Sales of securities, available for sale	12,621,827	-	344,000
Redemptions of securities, available for sale	5,350,000	7,085,000	9,140,000
Redemptions of securities, held to maturity	4,155,000	6,680,000	4,715,000
Capital expenditures	(4,489,551)	(5,972,422)	(7,824,494)
Proceeds from sale of equipment	94,020	160,805	120,780
Net Cash Used	(150,412,562)	(96,160,744)	(78,222,798)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Senior Demand Notes	1,520,425	(1,348,501)	2,166,070
Advances on credit line	79,445,656	543,573	532,501
Payments on credit line	(26,265,656)	(543,573)	(532,501)
Commercial paper issued	63,064,642	48,097,953	54,659,072
Commercial paper redeemed	(44,173,634)	(29,809,883)	(35,522,789)
Subordinated debt issued	5,703,527	6,753,944	6,495,971
Subordinated debt redeemed	(8,920,980)	(8,113,886)	(7,652,135)
Dividends / distributions paid	(2,796,641)	(146,437)	(8,650,430)
Net Cash Provided	67,577,339	15,433,190	11,495,759

NET (DECREASE) INCREASE IN CASH,
CASH EQUIVALENTS AND RESTRICTED CASH	(21,217,913)	(25,868,843)	327,741

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning	35,243,781	61,112,624	60,784,883
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ending	$14,025,868	$35,243,781	$61,112,624

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$13,626,034	$12,846,279	$13,513,578
Income Taxes	2,235,000	5,696,835	6,134,000
Non-cash Exchange of Investment Securitie	341,692	-	723,310

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 315 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health, the credit unemployment and the credit property insurance so written.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims.  Reserves for claims totaled $4,650,596 and $3,959,299 at December 31, 2018 and 2017, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for each of the three years ended December 31, 2018 was $4,631,106, $4,268,716 and $3,709,687, respectively.

Restricted Cash:

Restricted cash consists of funds maintained in restricted accounts in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  Restricted cash also includes escrow deposits held by the Company on behalf of certain real estate mortgage customers.

	Year Ended December 31, (In thousands)
	2018	2017	2016
Cash and cash equivalents	$ 10,280	$ 30,566	$ 58,441
Restricted cash	3,746	4,678	2,672
Total cash, cash equivalents and restricted cash	$ 14,026	$ 35,244	$ 61,113

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

The Company assessed the carrying value of its equity method investment for impairment in accordance with ASC 323-10, Investments - Equity Method and Joint Ventures.  The Company assessed whether there were any indicators that the fair value of the Company's equity method investment might have been impaired.  An investment is deemed impaired if the Company's estimate of the fair value of the investment is less than the carrying value of the investment and such decline in value is deemed to be other than temporary.  During the years ended December 31, 2017 and 2016, no impairment of the Company's equity method investment was recognized.

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there was no impairment of the carrying value of the long-lived assets, including property and equipment at December 31, 2018 or 2017.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued ASC 740-10.  FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2018 and December 31, 2017, the Company had no uncertain tax positions.

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

Marketable Debt Securities:

Management has designated a significant portion of the Company’s investment securities held in the Company's investment portfolio at December 31, 2018 and 2017 as being available-for-sale.  This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income (loss).  Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method.  The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted earnings per share amounts are the same.

Recent Accounting Pronouncements:

In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers."  The update supersedes revenue recognition requirements in Topic 605, "Revenue Recognition," including most industry-specific revenue guidance in the FASB Accounting Standards Codification.  The new guidance stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers is an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance provides specific steps that entities should apply in order to achieve this principle.  The amendments were effective for interim and annual periods beginning after December 15, 2017.  The Company adopted this guidance using the “modified retrospective“ method effective January 1, 2018; as such, the Company applied the guidance only to the most recent period presented in the financial statements.  The Company categorizes it primary sources of revenue into three catagories: (1) interest related revenues, (2) insurance related revenue nad (3) revenue from contracts with customers.

(1)Interest related revenues are specifically excluded from the scope of ASC 606 and accounted for under ASC Topic 310, “Receivables”.

(2)Insurance related revenues are subject to industry-specific guidance withing the scope of ASC Topic 944, “Financial Services – Insurance” which remains unchanged.

(3)Other revenues primarily relate to commissions earned by the Company on sales of auto club memberships.  Auto club commissions are revenue from contracts with customers and are accounted for in accordance with the guidance set forth in ASC 606.

Other revenues, as a whole, are immaterial to total revenues.  There was no change to previously reported amounts from the cumulative effect of the adoption of ASC 606.  During the three years ended December 31, 2018, 2017 and 2016, the Company recognized interest related income of $172.8 million, $151.4 million and $152.7 million, respectively, insurance related revenue of $44.4 million, $42.3 million and $47.6 million, respectively, and other revenues of $5.7 million, $5.4 million and $5.3 million, respectively.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)".  This ASU supersedes existing guidance on accounting for leases in “Leases (Topic 840)”.  The update requires lessees to recognize leases as a right-of-use asset and a corresponding lease liability on balance sheet and disclose key information about leasing arrangements.  Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements.  The Company adopted the standard on January 1, 2019 using the optional transition method, which allowed for a modified retrospective method of adoption.  The Company elected the relief package of practical expedients for which there is no requirement to reassess existence of leases, their classification, and initial direct costs as well as the exemption for short-term leases with a term of less than a year.  We completed a comprehensive scoping exercise by reviewing our existing lease contracts and service contracts that may include embedded leases.  The Company’s leases are limited to leases of substantially all of its branch locations and certain properties at its corporate offices.  Upon adoption, we expect to recognize additional operating liabilities of approximately $29.9 million with corresponding right-of-use assets of the same amount on our consolidated balance sheet.  The Company is completing its evaluation of the standard’s expanded disclosure requirements which will be effective for the March 31, 2019 Form 10-Q.

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

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2018 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2019	58.10%	15.76%	46.52%
2020	27.95	10.53	27.99
2021	9.77	10.66	14.61
2022	3.27	10.39	7.67
2023	.82	9.59	3.16
2024 & beyond	.09	43.07	.05
	100.00%	100.00%	100.00%

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

When a loan becomes 60 days or more past due based on its original terms, it is placed in non-accrual status.  At this time, the accrual of any additional finance charges is discontinued.  Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status.  Non-accrual loans return to accrual status when the loan becomes less than 60 days past due.  There were no loans past due 60 days or more and still accruing interest at December 31, 2018 or December 31, 2017.  The Company’s principal balances on non-accrual loans by loan class at December 31, 2018 and 2017 are as follows:

Loan Class	December 31, 2018	December 31, 2017

Consumer Loans	$ 28,218,125	$ 23,800,601
Real Estate Loans	1,189,848	1,156,255
Sales Finance Contracts	1,607,609	1,097,986
Total	$ 31,015,582	$ 26,054,842

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2018 and 2017 is as follows:

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 17,186,773	$ 9,540,549	$ 20,260,825	$ 46,988,147
Real Estate Loans	762,705	329,915	1,142,368	2,234,988
Sales Finance Contracts	1,197,338	572,552	1,193,146	2,963,036
Total	$ 19,146,816	$ 10,443,016	$ 22,596,339	$ 52,186,171

December 31, 2017	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 14,483,119	$ 7,905,817	$ 17,475,439	$ 39,864,375
Real Estate Loans	676,407	321,125	1,170,572	2,168,104
Sales Finance Contracts	749,910	447,157	843,077	2,040,144
Total	$ 15,909,436	$ 8,674,099	$ 19,489,088	$ 44,072,623

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator.  The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2018 and December 31, 2017 was 2.09% and 2.23%, respectively.

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2018	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 648,507,635	88.9%	$ 37,131,112	95.9%
Real Estate Loans	31,066,906	4.2	27,290.1
Sales Finance Contracts	50,209,114	6.9	1,548,795	4.0
Total	$ 729,783,655	100.0%	$ 38,707,197	100.0%

December 31, 2017

Consumer Loans	$ 538,305,272	89.9%	$ 36,967,737	96.4%
Real Estate Loans	26,599,089	4.4	61,817.1
Sales Finance Contracts	34,190,233	5.7	1,325,592	3.5
Total	$ 599,094,594	100.0%	$ 38,355,146	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 96% of the Company’s loan portfolio at December 31, 2018 and 2017.  As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses.  Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance.  Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis.  Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level.  We have not acquired any loans that at time of acquisition we believed were impaired with deteriorating quality during any period reported.  The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2018	2017	2016
Allowance For Credit Losses:
Beginning Balance	$42,500,000	$48,500,000	$33,500,000
Provision for Loan Losses	39,207,197	32,355,146	67,562,543
Charge-Offs	(53,570,647)	(52,228,535)	(63,673,242)
Recoveries	14,863,450	13,873,389	11,110,699
Ending Balance	$43,000,000	$42,500,000	$48,500,000

	2018	2017	2016
Finance Receivables:
Ending Balance	$729,783,655	$599,094,594	$530,915,607
Ending Balance; collectively evaluated for impairment	$729,783,655	$599,094,594	$530,915,607

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties.   Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer.  The following table presents a summary of loans that were restructured during the year ended December 31, 2018.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	16,473	$ 42,571,410	$ 41,169,632
Real Estate Loans	51	468,208	458,496
Sales Finance Contracts	685	1,742,532	1,671,991
Total	17,209	$ 44,782,150	$ 43,300,119

TDRs that subsequently defaulted during the year ended December 31, 2018 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,625	$ 7,364,675
Real Estate Loans	1	4,233
Sales Finance Contracts	144	304,882
Total	4,770	$ 7,673,790

The following table presents a summary of loans that were restructured during the year ended December 31, 2017.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	15,335	$ 34,896,112	$ 33,473,568
Real Estate Loans	34	365,326	346,385
Sales Finance Contracts	480	1,276,646	1,225,663
Total	15,849	$ 36,538,084	$ 35,045,616

TDRs that subsequently defaulted during the year ended December 31, 2017 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,479	$ 6,486,759
Real Estate Loans	2	12,292
Sales Finance Contracts	138	280,244
Total	4,619	$ 6,779,295

The following table presents a summary of loans that were restructured during the year ended December 31, 2016.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	12,405	$ 27,273,566	$ 25,836,012
Real Estate Loans	32	361,376	358,567
Sales Finance Contracts	532	1,044,547	985,799
Total	12,969	$ 28,679,489	$ 27,180,378

TDRs that subsequently defaulted during the year ended December 31, 2016 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,442	$ 6,379,753
Real Estate Loans	-	-
Sales Finance Contracts	131	217,236
Total	4,573	$ 6,596,989

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3.INVESTMENT SECURITIES

Investment securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2018:
Obligations of states and
political subdivisions	$ 212,613,724	$ 3,685,239	$ (4,410,689)	$ 211,888,274
Corporate securities	130,316	181,126	--	311,442
	$ 212,744,040	$ 3,866,365	$ (4,410,689)	$ 212,199,716

December 31, 2017:
Obligations of states and
political subdivisions	$ 187,508,758	$ 7,027,704	$ (935,219)	$ 193,601,243
Mutual funds	10,261,379	263,971	(16,397)	10,508,953
Corporate securities	130,316	327,519	--	457,835
	$ 197,900,453	$ 7,619,194	$ (951,616)	$ 204,568,031

Investment securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2018
Obligations of states and
political subdivisions	$787,987	$10,405	$(5,109)	$793,283

December 31, 2017
Obligations of states and
political subdivisions	$5,010,190	$26,507	$(21,384)	$5,015,313

The amortized cost and estimated fair values of investment securities at December 31, 2018, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$2,498,296	$2,680,775	$--	$--
Due after one year through five years	5,854,122	5,895,644	787,987	793,283
Due after five years through ten year	21,121,075	21,533,152	--	--
Due after ten years	183,270,544	182,090,145	--	--
	$212,744,037	$212,199,716	$787,987	$793,283

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2018:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligatons of states and political subdivisions	$ 23,436,091	$ (328,667)	$ 63,308,903	$ (4,082,022)	$ 86,744,994	$ (4,410,689)

Held to Maturity:
Obligatons of states and political subdivisions	400,812	(5,110)	--	--	400,812	(5,110)

Overall Total	$ 23,836,903	$ (333,777)	$ 63,308,903	$ (4,082,022)	$ 87,145,806	$ (4,415,799)

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2017:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligatons of states and political subdivisions	$ 3,974,826	$ (14,298)	$ 26,715,587	$ (920,921)	$ 30,690,413	$ (935,219)
Mutual funds	1,565,216	(16,397)	-	-	1,565,216	(16,397)
	5,540,042	(30,695)	26,715,587	(920,921)	32,255,629	(951,616)
Held to Maturity:
Obligatons of states and political subdivisions	1,233,730	(17,189)	250,767	(4,195)	1,484,497	(21,384)

Overall Total	$ 6,773,772	$ (47,884)	$ 26,966,354	$ (925,116)	$ 33,740,126	$ (973,000)

The previous two tables represent 103 investments and 43 investments held by the Company at December 31, 2018 and 2017, respectively, the majority of which were rated “A+” or higher.  The unrealized losses on the Company’s investments were the result of interest rate and market fluctuations.  Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company did not consider the impairment of these investments to be other-than-temporary at December 31, 2018 or 2017.

Proceeds from sales of securities during 2018 were $12,621,828.  Gross gains of $354,241 and gross losses of $59,341 were realized on these sales.  Proceeds from redemption of investments due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2018 were $9,505,000.  Gross and net gains of $13,932 were realized on these redemptions.

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

Level 1 -Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3 -Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

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

Assets measured at fair value as of December 31, 2018 and 2017 are available-for-sale investment securities which are summarized below:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2018	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$311,442	$311,442	$--	$--
Obligations of states and political subdivisions	211,888,274	--	211,888,274	--
Available-for-sale investment securities	$212,199,716	$311,442	$211,888,274	$--

	Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2017	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$457,835	$457,835	$--	$--
Mutual funds	10,508,952	10,508,952	--	--
Obligations of states and political subdivisions	193,601,244	--	193,601,244	--
Available-for-sale investment securities	$204,568,031	$10,966,787	$193,601,244	$--

5.EQUITY METHOD INVESTMENT:

Prior to 2017, the Company had an investment in Meritage Capital, Centennial Absolute Return Fund, L.P. (the "Fund") accounted for using the equity method of accounting.  During 2017, the Company redeemed the investment for $26.9 million.  The Company recorded earnings of $.7 million and $1.2 million during 2017 and 2016, respectively.  Earnings during 2017 and 2016 were recorded in other revenue on the Company's consolidated statement of income.

6.INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2018 and 2017, respectively, 98% and 84% the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner.  At December 31, 2018, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $100.2 million and $81.0 million, respectively.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2018, without prior approval of the Georgia Insurance Commissioner, was approximately $13.5 million.  In August 2018, the Company filed a request with the Georgia Insurance Department for each of the insurance subsidiaries to be eligible to pay up to $50.0 million in additional extraordinary dividends during 2018.  Management requested the approval to ensure the availability of additional liquidity for the Company if needed.  In September 2018, the request was approved.  The Company elected not to pay any dividends from the insurance subsidiaries during the year ended December 31, 2018.  On January 30, 2019, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $50.0 million from the Company’s life insurance subsidiary and $60.0 million from the Company’s property and casualty insurance company.  The request was approved by the Georgia Insurance Department on February 21, 2019.

7.SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc.  As amended to date, the credit agreement provides for borrowings and reborrrowings of up to $100.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the credit agreement were $46.8 million and $100.0 million at December 31, 2018 and 2017, at an interest rate of 5.74% and 4.49%, respectively.  At December 31, 2018, the Company had borrowings of $53.2 million under the credit agreement.  The Company had no borrowings under the credit agreement at December 31, 2017.

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

The credit agreement has a commitment termination date of December 31, 2019.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement.  Such financial ratio requirements include a minimum equity requirement, an interest expense coverage ratio and a minimum debt to equity ratio, among others.  At December 31, 2018, the Company was in compliance with all financial covenants.

The Company’s Senior Demand Notes are unsecured obligations which are payable on demand. The interest rate payable on any Senior Demand Note is a variable rate, compounded daily, established from time to time by the Company.

Commercial paper is issued by the Company only to qualified investors, in amounts in excess of $50,000, with maturities of less than 260 days and at interest rates that the Company believes are competitive in its market.

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)

2018:
Bank Borrowings	5.74%	$53,180	$6,999	5.21%
Senior Demand Notes	1.64	77,731	74,267	1.52
Commercial Paper	3.13	373,167	364,362	3.01
All Categories	3.19	499,666	445,628	2.92

2017:
Bank Borrowings	4.49%	$55	$1	4.21%
Senior Demand Notes	1.48	75,480	72,761	1.47
Commercial Paper	2.98	355,354	346,942	2.99
All Categories	2.73	429,687	419,704	2.85

2016:
Bank Borrowings	3.93%	$45	$1	3.75%
Senior Demand Notes	1.48	73,167	68,918	1.53
Commercial Paper	2.96	339,330	331,589	3.26
All Categories	2.69	409,792	400,508	3.10

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at End of Year			Weighted Average Interest Rate During Year
2018	2017	2016	2018	2017	2016

2.70%	2.67%	2.75%	2.66%	2.65%	2.77%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2018 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2019	$7,226,869	$18,031,028
2020	5,715,965	7,404,605
2021	8,285,313	2,761,694
2022	9,042,303	2,073,123
	$30,270,450	$30,270,450

9.COMMITMENTS AND CONTINGENCIES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements usually provide for a lease term of five years with the Company holding a renewal option for an additional five years.  Total operating lease expense was $7,522,957, $7,069,292 and $6,394,406 for the years ended December 31, 2018, 2017 and 2016, respectively.  The Company’s minimum aggregate future lease commitments at December 31, 2018 are shown in the table below.

Year	Operating Leases

2019	$7,015,801
2020	5,930,343
2021	4,361,351
2022	2,836,961
2023	1,357,035
2024 and beyond	103,754
Total	$21,605,245

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

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2018, 2017 and 2016, the Company contributed $2,273,130, $2,046,905 and $1,963,772, respectively, in matching funds for employee 401(k) deferred accounts.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as such amount may be adjusted from time to time in accordance with the Code.

11.RELATED PARTY TRANSACTIONS

The Company leased a portion of its properties (see Note 9) for an aggregate of $162,000 per year from certain officers or stockholders.

The Company has an outstanding loan to a real estate development partnership of which David Cheek (son of Ben F. Cheek, III) who beneficially owns 24.24% of the Company’s voting stock, is a partner.  The balance on this commercial loan (including principal and accrued interest) was $1,555,770 at December 31, 2018.  During 2018, the maximum amount outstanding (including accrued interest) on this loan was $1,555,770.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Certain directors, officers and stockholders have funds personal invested in the Company’s debt securities.  The rates on these debt securities are the same rates provided to other customers.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $10,504 for interest accrued during 2018 was applied to the loan on December 31, 2018.  No principal payments on this loan were made in 2018.  The balance on this loan at December 31, 2018 was $400,678.  This was the maximum loan amount outstanding during the year.

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

The provision for income taxes for the years ended December 31, 2018, 2017 and 2016 is made up of the following components:

	2018	2017	2016

Current – Federal	$ 2,689,220	$ 5,043,587	$ 5,955,098
Current – State	--	--	(18,531)
Total Current	2,689,220	5,043,587	5,936,567

Deferred – Federal	522,773	(2,445,235)	(650,641)

Total Provision	$ 3,211,993	$ 2,598,352	$ 5,285,926

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2018 and 2017.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)
	2018	2017
Insurance Commissions	$ (3,769,816)	$ (3,101,272)
Unearned Premium Reserves	1,617,672	1,273,650
Deferred Acquisition Cost Amortization	(981,719)	(816,718)
SPAE Capitalization	30,227	174,761
STAT & Tax Reserve	410,714	225,941
GAAP/STAT Premium Tax	(180,914)	(144,605)
Unrealized Loss (Gain) on
Marketable Debt Securities	152,345	(1,279,422)
Other	(64,881)	(27,701)
	$ (2,786,372)	$ (3,695,366)

The Company's effective tax rate for the years ended December 31, 2018, 2017 and 2016 is analyzed as follows.  On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) resulted in significant changes to the U.S. tax code, including a reduction in the maximum federal corporate income tax rate from 35% to 21%, effective January 1, 2018.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates.  Accordingly, the Company was required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts.  The Company performed an analysis as of December 31, 2017 and recorded a $2.3 million impact for this one-time non-cash charge to the statement of income.  The SEC staff also issued the Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the TCJA’s impact.  In accordance with the SAB 118, a company must reflect the income tax effects of those aspects of the TCJA for which the accounting under ASC 740 is complete.  To the extent that a company’s accounting for certain income tax effects of the TCJA is incomplete but is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.  There are no amounts that were considered incomplete or provisional.  Our accounting for all elements for the TCJA is now complete, consistent with the closing of the SAB 118 measurement period on December 22, 2018.  As a result of guidance released by IRS, the company recorded immaterial adjustments which resulted in no impact on our effective tax rate during the current year.

During 2016, the S Corporation incurred a loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2016.  Any tax benefit from the loss was passed on to the shareholders.

	2018	2017	2016
Statutory Federal income tax rate	21.0%	34.0%	34.0%
Tax Reform Act Impact	-	(13.0)	-
Tax effect of S corporation status	(.4)	2.9	74.6
Tax exempt income	(5.1)	(9.8)	(24.2)
Miscellaneous	.1	.7	(.9)
Effective Tax Rate	15.6%	14.8%	83.5%

13.SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280.  FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.  The Company operates in one reportable business segment.

Prior to 2017, the Company had seven divisions which comprised its operations: Division I through Division V, Division VII and Division VIII.  Each division consisted of a number of branch offices that were aggregated based on vice president responsibility and geographical location.  Division I consisted of offices located in South Carolina.  Offices in North Georgia comprised Division II and Division III consisted of offices in South Georgia. Division IV represented our Alabama offices, Division V represented our Mississippi offices, Division VII represented our Tennessee offices and Division VIII represented our Louisiana offices.  During the first quarter of 2018, the Company separated Division II and Division III, which together encompassed operations in Georgia, into three separate divisions, creating Division IX under a newly appointed vice president.  The following division financial data has been retrospectively presented to give effect to the current structure.  The change in reporting structure had no impact on the previously reported consolidated results.

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

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2018 followed by a reconciliation to consolidated Company data.

Year 2018	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 26.2	$ 26.3	$ 24.5	$ 29.7	$ 17.0	$ 13.1	$ 13.0	$ 22.9	$ 172.7
Insurance Income	4.4	6.0	7.6	4.2	3.2	2.5	3.0	6.2	37.1
Other	.1	1.0	1.1	1.0	.6	.4	.5	1.0	5.7
	30.7	33.3	33.2	34.9	20.8	16.0	16.5	30.1	215.5

Expenses:
Interest Cost	1.9	2.2	2.1	2.5	1.3	1.1	1.0	1.9	14.0
Provision for Loan Losses	5.4	4.9	5.4	7.1	3.8	3.8	3.1	5.1	38.6
Depreciation	.5	.5	.3	.5	.3	.3	.3	.5	3.2
Other	12.6	12.2	12.0	13.2	9.5	8.2	8.8	12.0	88.5
	20.4	19.8	19.8	23.3	14.9	13.4	13.2	19.5	144.3

Division Profit	$ 10.3	$ 13.5	$ 13.4	$ 11.6	$ 5.9	$ 2.6	$ 3.3	$ 10.6	$ 71.2

Division Assets:
Net Receivables	$ 85.0	$ 95.3	$ 88.2	$ 105.4	$ 55.0	$ 53.8	$ 44.4	$ 82.9	$ 610.0
Cash	.3	.4	.4	.4	.3	.2	.3	.3	2.6
Net Fixed Assets	1.0	1.1	.7	1.4	.9	1.0	.7	1.1	7.9
Other Assets	-	-	.1	.2	.1	-	.1	.1	.6
Total Division Assets	$ 86.3	$ 96.8	$ 89.4	$ 107.4	$ 56.3	$ 55.0	$ 45.5	$ 84.4	$ 621.1

RECONCILIATION:	2018
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 215.5
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	7.2
Timing difference of insurance income allocation to divisions	7.2
Other revenues not allocated to divisions	.1
Consolidated Revenues	$ 230.1

Net Income:
Total profit or loss for reportable divisions	$ 71.2
Corporate earnings not allocated	14.5
Corporate expenses not allocated	(65.2)
Income taxes not allocated	(3.2)
Consolidated Net Income	$ 17.3

Assets:
Total assets for reportable divisions	$ 621.1
Loans held at corporate level	2.4
Unearned insurance at corporate level	(27.3)
Allowance for loan losses at corporate level	(43.0)
Cash and cash equivalents held at corporate level	11.4
Investment securities at corporate level	213.0
Equity method investment at corporate level	-
Fixed assets at corporate level	7.5
Other assets at corporate level	11.3
Consolidated Assets	$ 796.4

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2017 followed by a reconciliation to consolidated Company data.

Year 2017	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 21.3	$ 24.4	$ 23.0	$ 27.3	$ 14.7	$ 9.5	$ 10.8	$ 20.3	$ 151.3
Insurance Income	3.5	7.1	7.9	4.0	2.9	2.0	2.6	6.5	36.5
Other	.1	.7	.7	.8	.5	.3	.5	.8	4.4
	24.9	32.2	31.6	32.1	18.1	11.8	13.9	27.6	192.2

Expenses:
Interest Cost	1.6	2.2	2.1	2.3	1.2	.8	.9	1.7	12.8
Provision for Loan Losses	4.9	5.7	5.4	7.0	3.2	3.3	2.9	6.0	38.4
Depreciation	.4	.5	.3	.4	.3	.3	.3	.5	3.0
Other	11.8	12.0	11.4	12.7	8.9	6.9	8.1	11.9	83.7
	18.7	20.4	19.2	22.4	13.6	11.3	12.2	20.1	137.9

Division Profit	$ 6.2	$ 11.8	$ 12.4	$ 9.7	$ 4.5	$ .5	$ 1.7	$ 7.5	$ 54.3

Division Assets:
Net Receivables	$ 64.9	$ 82.4	$ 77.7	$ 92.8	$ 47.7	$ 36.8	$ 35.9	$ 68.5	$ 506.7
Cash	.4	.5	.6	.5	.4	.2	.3	.4	3.3
Net Fixed Assets	1.1	1.5	.9	1.3	.8	1.0	.8	1.4	8.8
Other Assets	-	-	-	.4	.2	-	-	-	.6
Total Division Assets	$ 66.4	$ 84.4	$ 79.2	$ 95.0	$ 49.1	$ 38.0	$ 37.0	$ 70.3	$ 519.4

RECONCILIATION:	2017
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 192.2
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	6.6
Timing difference of insurance income allocation to divisions	5.8
Other revenues not allocated to divisions	1.0
Consolidated Revenues	$ 205.7

Net Income:
Total profit or loss for reportable divisions	$ 54.3
Corporate earnings not allocated	13.5
Corporate expenses not allocated	(50.3)
Income taxes not allocated	(2.6)
Consolidated Net Income	$ 14.9

Assets:
Total assets for reportable divisions	$ 519.4
Loans held at corporate level	2.0
Unearned insurance at corporate level	(20.5)
Allowance for loan losses at corporate level	(42.5)
Cash and cash equivalents held at corporate level	31.9
Investment securities at corporate level	209.6
Equity method investment at corporate level	-
Fixed assets at corporate level	6.7
Other assets at corporate level	11.6
Consolidated Assets	$ 718.2

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2016 followed by a reconciliation to consolidated Company data.

Year 2016	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 22.8	$ 25.5	$ 22.7	$ 27.1	$ 15.3	$ 7.1	$ 11.7	$ 20.4	$ 152.6
Insurance Income	3.9	8.3	8.7	4.6	3.1	1.6	3.0	7.0	40.2
Other	.1	.8	.6	.7	.4	.2	.5	.6	3.9
	26.8	34.6	32.0	32.4	18.8	8.9	15.2	28.1	196.7

Expenses:
Interest Cost	1.7	2.3	2.1	2.4	1.2	.7	1.0	1.8	13.2
Provision for Loan Losses	7.8	8.7	8.6	7.5	4.3	2.4	4.6	8.6	52.6
Depreciation	.5	.4	.3	.4	.3	.2	.3	.4	2.7
Other	11.6	11.5	10.5	11.0	8.1	4.9	7.8	10.1	75.5
	21.6	22.9	21.5	21.3	13.9	8.2	13.7	21.0	144.0

Division Profit	$ 5.2	$ 11.7	$ 10.5	$ 11.1	$ 4.9	$ .7	$ 1.5	$ 7.1	$ 52.7

Division Assets:
Net Receivables	$ 55.0	$ 77.2	$ 74.3	$ 83.2	$ 41.0	$ 25.1	$ 31.3	$ 61.4	$ 448.5
Cash	.4	.5	.7	.5	.4	.2	.3	.6	3.6
Net Fixed Assets	.8	1.0	.7	1.0	.7	.5	.7	1.2	6.6
Other Assets	-	-	-	.5	.1	-	-	-	.6
Total Division Assets	$ 56.2	$ 78.7	$ 75.7	$ 85.2	$ 42.2	$ 25.8	$ 32.3	$ 63.2	$ 459.3

RECONCILIATION:	2016
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 196.7
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	5.5
Timing difference of insurance income allocation to divisions	7.4
Other revenues not allocated to divisions	1.4
Consolidated Revenues	$ 211.1

Net Income:
Total profit or loss for reportable divisions	$ 52.7
Corporate earnings not allocated	14.4
Corporate expenses not allocated	(60.8)
Income taxes not allocated	(5.3)
Consolidated Net Income	$ 1.0

Assets:
Total assets for reportable divisions	$ 459.3
Loans held at corporate level	2.3
Unearned insurance at corporate level	(19.2)
Allowance for loan losses at corporate level	(48.5)
Cash and cash equivalents held at corporate level	57.5
Investment securities at corporate level	179.2
Equity method investment at corporate level	26.2
Fixed assets at corporate level	7.4
Other assets at corporate level	9.7
Consolidated Assets	$ 673.9

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Principal Occupation, Has Served as a
NameTitle and CompanyDirector Since

Ben F. Cheek, IVChairman of Board,2001
1st Franklin Financial Corporation

Ben F. Cheek, IIIVice Chairman of Board,1967
1st Franklin Financial Corporation

A. Roger GuimondExecutive Vice President and2004
Chief Financial Officer,
1st Franklin Financial Corporation

James H. Harris, IIIRetired Owner,2014
Unichem Technologies, Inc.
Retired Owner,
Moonrise Distillery

John G. Sample, Jr.CPA2004

C. Dean ScarboroughRetired Retail Business Owner2004

Keith D. WatsonChairman2004
Bowen & Watson, Inc.

Executive Officers
Served in this
NamePosition with CompanyPosition Since

Ben F. Cheek, IIIVice Chairman of Board 2015

Ben F. Cheek, IVChairman of Board 2015

Virginia C. HerringPresident and Chief Executive Officer2015

A. Roger GuimondExecutive Vice President & Chief Financial Officer1991

C. Michael HaynieExecutive Vice President - Human Resouces2006

Karen S. O'ShieldsExecutive Vice President – Chief Learning Officer2017 (Served as Executive Vice President – Strategic Deveopment from 2016 until 2017.)

Charles E. Vercelli, Jr.Executive Vice President – General Counsel2008

Daniel E. Clevenger, IIExecutive Vice President - Compliance2015

Ronald F. MorrowExecutive Vice President & Chief Operating Officer2017

Nancy M. SherrExecutive Vice President & Chief Marketing Officer2017

Joseph A. Shaw Executive Vice President & Chief Information Officer2018

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

BRANCH OPERATIONS

DIVISION I – SOUTH CAROLINA		DIVISION II – NORTH GEORGIA

M. Summer Clevenger	Vice President	Shelia H. Garrett	Vice President

Regional Operations Directors		Regional Operations Directors

Nicholas D. Blevins	Richard D. Poole, III	J. Derrick Blalock	F. Cliff Snyder
Richard F. Corirossi	Gerald D. Rhoden	A. Keith Chavis	Harriet H. Welch
Becki B. Lawhon	Gregory A. Shealy	Janee G. Huff	Robert D. Whitlock
Tammy T. Lee		Sharon S. Langford

DIVISION III – SOUTH GEORGIA		DIVISION IX – WEST GEORGIA

Marcus C. Thomas	Vice President	Jennifer C. Purser	Vice President

Regional Operations Directors		Regional Operations Directors

William J. Daniel	Jeffrey C. Lee	Ronald E. Byerly	James A. Mahaffey
Deirdre A. Dunnam	Sylvia J. McClung	Kimberly L. Golka	Faye A. Page
Judy A. Landon	Deloris O’Neal	Diana L. Lewis	F. Cliff Snyder

DIVISION IV – ALABAMA		DIVISION V – MISSISSIPPI

Michael J. Whitaker	Vice President	James P. Smith, III	Vice President

Regional Operations Directors		Regional Operations Directors

M. Peyton Givens	Joseph M. Pickens	Maurice J. Bize, Jr.	Chad H. Frederick
Jerry H. Hughes	Hilda L. Phillips	Carla A. Eldridge	Marty B. Miskelly
Jeffrey A. Lindberg	Michael E. Shankles	Jimmy R. Fairbanks, Jr.
Johnny M. Olive

DIVISION VII – TENNESSEE		DIVISION VIII – LOUISIANA

Joseph R. Cherry	Vice President	John B. Gray	Vice President

Regional Operations Directors		Regional Operations Directors
Brian M. Hill	William N. Murillo	Sonya L. Acosta	Tabatha A. Green
Tammy R. Hood	Joshua C. Nickerson	Bryan W. Cook	Anthony B. Seney
J. Steven Knotts	Melissa D. Stewart	L. Christopher Deakle

HOME OFFICE ADMINSTRATION

Richard J. Brandt	Vice President – Internal Audit	Brian D. Lingle	Vice President – Controller

Angela C. Brock	Vice President – Compliance	Cindy H. Mullin	Vice President – Information Technology

Lynn E. Cox	Secretary & Treasurer Vice President – Investment Center	Mark J. Scarpitti	Deputy General Counsel

Johnny E. Coxx	Vice President – Information Technology / Infrastructure

___________________

2018 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company.  Congratulations to the entire Madisonville, Tennessee staff for this significant achievement.  The Friendly Franklin Folks salute you!

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi,South Carolina and Tennessee which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Brewton	Fayette	Jasper	Oxford	Scottsboro
Albertville	Center Point	Florence	Mobile	Ozark	Selma
Alexander City	Clanton	Fort Payne	Moody	Pelham	Sylacauga
Andalusia	Cullman	Gadsden	Moulton	Prattville	Tallassee
Arab	Decatur	Hamilton	Muscle Shoals	Robertsdale	Troy
Athens	Dothan (2)	Huntsville (2)	Opelika	Russellville (2)	Tuscaloosa
Bay Minette	Enterprise	Jackson **	Opp	Saraland	Wetumpka
Bessemer
GEORGIA
Acworth	Canton	Dalton	Greensboro	Manchester	Swainsboro
Adel	Carrollton	Dawson	Griffin	McDonough	Sylvania
Albany (2)	Cartersville	Douglas (2)	Hartwell	Milledgeville	Sylvester
Alma	Cedartown	Douglasville	Hawkinsville	Monroe	Thomaston
Americus	Chatsworth	Dublin	Hazlehurst	Montezuma	Thomasville
Athens (2)	Clarkesville	East Ellijay	Helena	Monticello	Thomson
Augusta	Claxton	Eastman	Hinesville (2)	Moultrie	Tifton
Bainbridge	Clayton	Eatonton	Hiram	Nashville	Toccoa
Barnesville	Cleveland	Elberton	Hogansville	Newnan	Tucker
Baxley	Cochran	Fayetteville	Jackson	Perry	Valdosta
Blairsville	Colquitt	Fitzgerald	Jasper	Pooler	Vidalia
Blakely	Columbus (2)	Flowery Branch	Jefferson	Richmond Hill	Villa Rica
Blue Ridge	Commerce	Forest Park	Jesup	Rome	Warner Robins (2)
Bremen	Conyers	Forsyth	Kennesaw	Royston	Washington
Brunswick	Cordele	Fort Valley	LaGrange	Sandersville	Waycross
Buford	Cornelia	Fort Oglethorpe	Lavonia	Sandy Springs	Waynesboro
Butler	Covington	Gainesville	Lawrenceville	Savannah	Winder
Cairo	Cumming	Garden City	Macon (2)	Statesboro
Calhoun	Dahlonega	Georgetown	Madison	Stockbridge
LOUISIANA
Abbeville	Covington	Hammond	LaPlace	Morgan City	Ruston
Alexandria	Crowley	Houma	Leesville	Natchitoches	Slidell
Baker	Denham	Jena	Marksville	New Iberia	Sulphur
Springs
Bastrop	DeRidder	Kenner	Marrero ***	Opelousas	Thibodaux
Baton Rouge	Eunice	Lafayette	Minden	Pineville	West Monroe
Bossier City	Franklin	Lake Charles	Monroe	Prairieville	Winnsboro
MISSISSIPPI
Amory	Columbus	Hattiesburg	Kosciusko	Olive Branch	Ridgeland
Batesville	Corinth	Hazlehurst	Magee	Oxford	Ripley
Bay St. Louis	D’Iberville	Hernando	McComb	Pearl	Senatobia
Booneville	Forest	Houston	Meridian	Philadelphia	Starkville
Brookhaven	Greenwood	Iuka	New Albany	Picayune	Tupelo
Carthage	Grenada	Jackson	Newton	Pontotoc	Winona
Columbia	Gulfport
SOUTH CAROLINA
Aiken	Cheraw	Georgetown	Laurens	North Charleston	Spartanburg
Anderson	Chester	Greenwood	Lexington	North Greenville	Summerville
Batesburg- Leesville	Columbia	Greer	Manning	North Myrtle Beach	Sumter
Beaufort	Conway	Hartsville	Marion	Orangeburg	Union
Boiling Springs	Dillon	Irmo	Moncks Corner	Rock Hill	Walterboro
Camden	Easley	Lake City	Myrtle Beach	Seneca	Winnsboro

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

SOUTH CAROLINA (Continued)
Cayce	Florence	Lancaster	Newberry	Simpsonville	York
Charleston	Gaffney

TENNESSEE
Athens	Crossville	Gallatin	Lafayette	Morristown	Sevierville
Bristol	Dayton	Greeneville	LaFollette	Murfreesboro	Smyrna *
Clarksville	Dickson	Hixson	Lebanon	Newport	Tazewell
Cleveland	Dyersburg	Jackson	Lenoir City	Powell	Tullahoma
Columbia	Elizabethton	Johnson City	Madisonville	Pulaski	Winchester
Cookeville	Fayetteville	Kingsport	Maryville	Savannah
------------------------------- Note: * Opened January 2019 ** Opened February 2019 *** Opened March 2019

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

"1st Franklin Financial is a major provider of financial and consumer services to individuals and families.

Our business will be managed according to best practices that will allow us to maintain a healthy financial position.”

CORE VALUES:

•Integrity Without Compromise

•Open Honest Communication

•Respect all Customers and Employees

•Teamwork and Collaboration

•Personal Accountability

•Run It Like You Own It