Form 10-K, Exhibit 13
period 2019-12-31
1st FRANKLIN FINANCIAL CORP
filed 2020-03-30
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2019

TABLE OF CONTENTS

The Company	1

Chairman's Letter	2

Selected Financial Data	3

Business	4

Sources of Funds and Common Stock Matters	11

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Report of Independent Registered Public Accounting Firm	22

Consolidated Financial Statements	23

Directors and Executive Officers	48

Corporate Information	49

Ben F. Cheek, Jr. Office of the Year	51

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans. As of December 31, 2019, the business was operated through 119 branch offices in Georgia, 46 in Alabama, 44 in South Carolina, 38 in Mississippi, 36 in Louisiana and 36 in Tennessee. Also on that date, the Company had 1,513 employees.

As of December 31, 2019, the resources of the Company were invested principally in loans, which comprised 65% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables. Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Our corporate website address is www.1FFC.com. The information posted on our website is not incorporated into this Annual Report.

To our Investors, Bankers, Co-Workers, Customers and Friends,

It is my pleasure as Chairman to bring you a glimpse into the successful year 1st Franklin Financial Corporation had in 2019 and what opportunities lie ahead for us in 2020. Our direction in 2019 was Transform: Connecting technology and relationships to transform today and shape our tomorrow. People first is what we believe, whether it’s our co-workers or customers, we will never lose sight of that. With that in mind, we have tackled the ever-changing space of technology head on.

In July 2019, we began a company-wide conversion toward more efficient software, updated procedures and enhanced products and services. In late summer, our Human Resources Department transferred our entire payroll system to a new software platform and in February of 2020 those of our co-workers involved with our Indirect Lending product began working with a new loan platform as well. This new software employs automated decision making when considering an application for credit and we expect that this will result in a much easier and faster approval process for our merchants and their customers. These first two conversions were the beginning. The company-wide project will continue for several months into the year 2020 and will require participation from all our branch offices and recovery centers as well as all the departments at the Home Office in Toccoa.

To support this transformation and to provide for our future growth, 1st Franklin Financial entered a $200 million revolving credit facility with Wells Fargo Bank and First Horizon Bank with an additional $100 million available to us through this facility should that be required for our continued growth. In addition to this new relationship, our Investment Center grew by 6.56% or just over $31 million and now totals more than $508.7 million.

Some other financial highlights of 2019 include:

•New loan portfolio growth of 13.48%

•A delinquency rate of 7.52% at December 31, 2019; and

•Total Asset growth of $142.8 million or 17.93%

These were just a few of the quick highlights of our 2019 year, but for a more complete review with additional details, please refer to the following pages of this report.

I am pleased to announce that we are continuing to put into place a succession plan for our Senior Executive leadership team and our Board of Directors. The shareholders of the Company recently elected two new board members who will bring additional expertise and experience to our company. Jerry Harrison, Chief Executive Officer of Five Stand Capital and Virginia “Ginger” Herring, President and Chief Executive Officer of 1st Franklin Financial Corporation, will join the Board at our first meeting in March 2020. From our Executive Management Team, Mike Haynie, Executive Vice President of our Human Resources Department will retire April 30th and he will be succeeded by Jeff Thompson. These two have worked closely together for over a year which should make the transition seamless. We have also made several senior level succession hires that will transition in 2020 and 2021.

Overall, we are confident that our 78th year of “serving our neighbors” has put us in a position to assure that our 79th year will be filled with many more opportunities. A new lending platform, new markets and a new decade with new leadership opportunities will aid us in continuing our growth in the traditional installment lending industry. We fully expect that fiscal year 2020 will fully support and even amplify our slogan of “Make a Visible Difference.”

Our heartfelt thanks for the continued support that we have received from each of you.

Sincerely yours,

/s/ Ben F. “Buddy” Cheek, IV

Ben F. Cheek, IV

Chairman of the Board

SELECTED FINANCIAL DATA

Set forth below is selected consolidated financial information of the Company. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed consolidated financial statements and notes thereto included herein.

	Year Ended December 31
	2019	2018	2017	2016	2015
Selected Consolidated Statement of Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 200,578	$ 172,804	$ 151,433	$ 152,721	$ 147,813
Investment Income	7,353	7,134	6,650	5,508	4,777
Insurance	49,355	44,387	42,265	47,621	52,447
Other	6,047	5,732	5,399	5,266	3,325

Net Interest Income	188,418	166,056	145,178	144,797	139,636
Interest Expense	19,513	13,882	12,905	13,432	12,955
Provision for Loan Losses	59,696	39,207	32,355	67,563	36,887
Income Before Income Taxes	17,128	20,553	17,504	6,330	31,130
Net Income	13,348	17,341	14,906	1,044	25,866

	As of December 31
	2019	2018	2017	2016	2015
Selected Statement of Financial Position Data:	(In 000's, except ratio data)

Net Loans	$ 615,160	$ 542,108	$ 445,659	$ 383,184	$ 406,390
Total Assets	939,180	796,368	718,235	673,985	674,414
Senior Debt	591,091	500,323	426,731	409,792	388,489
Subordinated Debt	29,005	30,270	33,488	34,848	36,004
Stockholders’ Equity	261,496	240,860	232,096	211,738	224,490

Ratio of Total Liabilities to Stockholders’ Equity	2.59	2.31	2.09	2.18	2.00

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, primarily in making direct cash loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 2019, direct cash loans comprised 87%, real estate loans comprised 5% and sales finance contracts comprised 8% of our outstanding loans, respectively.

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

Finance charges account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2019	2018	2017	2016	2015
	(in thousands)

Direct Cash Loans	$185,631	$161,337	$142,072	$143,864	$139,945
Real Estate Loans	5,859	4,970	4,175	3,710	3,432
Sales Finance Contracts	9,088	6,497	5,186	5,147	4.436
Total Finance Charges	$200,578	$172,804	$151,433	$152,721	$147.813

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

Our decision making on loan originations is based on both a judgmental underwriting system which includes an analysis of the following factors (i) ability to pay, (ii) creditworthiness, (iii) income stability, (iv) willingness to pay and (v) as appropriate, collateral security, and a risk based underwriting system that evaluates (i) credit score, (ii) annual income, (iii) payment history to other creditors and (iv) debt to income ratios. As part of our loan decision making process, we review each customer's credit report to verify income and total indebtedness, debt payment history and overall credit related performance to other creditors. The Company uses this information to evaluate a potential borrower's debt-to-income ratios and, depending on the result of the overall credit evaluation process, may require internal review and senior supervisory approval prior to originating the potential borrower's loan.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2019	2018	2017	2016	2015

Direct Cash Loans	32.03%	32.66%	34.56%	35.29%	35.25%
Real Estate Loans	17.36	17.55	16.82	16.45	16.50
Sales Finance Contracts	18.86	19.12	19.57	20.12	19.66

The following table contains certain information about our operations:

	As of December 31
	2019	2018	2017	2016	2015

Number of Branch Offices	319	315	308	295	285
Number of Employees	1,513	1,488	1,439	1,360	1,269
Average Total Loans Outstanding Per Branch (in 000's)	$ 2,647	$ 2,328	$ 1,953	$ 1,797	$ 1,919
Average Number of Loans Outstanding Per Branch	895	873	866	922	930

DESCRIPTION OF LOANS

	Year Ended December 31
	2019	2018	2017	2016	2015
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	62,336	59,739	68,162	91,383	73,371

Number of Loans Made to Former Borrowers	65,452	64,727	69,317	54,813	55,139

Number of Loans Made to Present Borrowers	186,601	187,163	193,601	182,763	190,211

Total Number of Loans Made	314,389	311,629	331,080	328,959	318,721

Total Volume of Loans Made (in 000’s)	$ 953,356	$ 895,904	$ 791,293	$ 701,835	$ 719,251

Average Size of Loan Made	$ 3.032	$ 2,875	$ 2,390	$ 2,134	$ 2,257

Number of Loans Outstanding	263,181	255,132	249,793	254,315	248,627

Total Loans Outstanding (in 000’s)	$ 737,255	$ 651,085	$ 540,380	$ 474,558	$ 494,837

Percent of Total Loans Outstanding	87%	89%	90%	89%	90%

Average Balance on Outstanding Loans	$ 2,801	$ 2,552	$ 2,163	$ 1,866	$ 1,990

REAL ESTATE LOANS:

Total Number of Loans Made	553	538	517	477	515

Total Volume of Loans Made (in 000’s)	$ 13,423	$ 12,307	$ 11,228	$ 10,128	$ 9,798

Average Size of Loan Made	$ 24,273	$ 22,876	$ 21,717	$ 21,232	$ 19,025

Number of Loans Outstanding	1,812	1,666	1,580	1,503	1,468

Total Loans Outstanding (in 000’s)	$ 37,255	$ 31,655	$ 27,117	$ 24,609	$ 22,128

Percent of Total Loans Outstanding	5%	4%	4%	5%	4%

Average Balance on Outstanding Loans	$ 20,560	$ 19,001	$ 17,163	$ 16,373	$ 15,074

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	18,081	17,185	13,777	15,725	14,973

Total Volume of Contracts Purchased (in 000’s)	$ 69,373	$ 55,723	$ 36,933	$ 34,928	$ 35,315

Average Size of Contract Purchased	$ 3,837	$ 3,243	$ 2,261	$ 2,221	$ 2,359

Number of Contracts Outstanding	20,616	18,127	15,377	16,253	15,090

Total Contracts Outstanding (in 000’s)	$ 70,019	$ 50,694	$ 34,315	$ 30,962	$ 30,071

Percent of Total Loans Outstanding	8%	7%	6%	6%	6%

Average Balance on Outstanding Loans	$ 3,396	$ 2,797	$ 2,232	$ 1,905	$ 1,993

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

	Year Ended December 31
	2019	2018	2017	2016	2015
	(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$ 949,874	$ 895,126	$ 779,567	$ 672,670	$ 718,834
Real Estate Loans	13,423	12,307	11,228	10,128	9,798
Sales Finance Contracts	68,573	55,172	35,536	32,705	34,444
Net Bulk Purchases	4,282	1,329	13,123	31,388	1,288

Total Loans Originated / Acquired	$ 1,036,152	$ 963,934	$ 839,454	$ 746,891	$ 764,364

	LOANS LIQUIDATED *

Direct Cash Loans	$ 867,185	$ 785,199	$ 725,471	$ 722,114	$ 695,608
Real Estate Loans	7,823	7,769	8,720	7,647	7,941
Sales Finance Contracts	50,048	39,344	33,580	34,037	29,151

Total Loans Liquidated	$ 925,056	$ 832,312	$ 767,771	$ 763,798	$ 732,700

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$ 737,255	$ 651,085	$ 540,380	$ 474,558	$ 494,837
Real Estate Loans	37,255	31,655	27,117	24,609	22,128
Sales Finance Contracts	70,019	50,694	34,315	30,962	30,071

Total Loans Outstanding	$ 844,529	$ 733,434	$ 601,812	$ 530,129	$ 547,036

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 103,810	$ 88,660	$ 68,771	$ 56,143	$ 60,753
Real Estate Loans	28	41	67	105	159
Sales Finance Contracts	14,910	9,676	5,601	4,603	4,787

Total Unearned Finance Charges	$ 118,748	$ 98,377	$ 74,439	$ 60,851	$ 65,699

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

In connection with some accounts that are secured by real estate, when the bankruptcy court confirms a repayment plan differing from the contractual obligation, the Company will change the delinquency rating of the account after receiving two consecutive full payments. Thereafter, the account falls under normal delinquency rating guidelines. For non-real estate secured accounts, delinquency categories are not altered unless the borrower had a pre-existing partial payment that exceeds any court-mandated new payment amount. In that case, the partial payment is applied at the new payment amount, which may advance the due date, thus causing the delinquency rating to change (lowering the delinquency rating). The following table shows the number of loans in bankruptcy on which the delinquency rating changed due to a court-initiated repayment plan.

	As of December 31
	2019	2018	2017	2016	2015
Number of Bankrupt Delinquency Resets	378	535	417	617	1,369

The Company tracks the dollar amount of loans in bankruptcy on which the delinquency rating was changed. During 2019 and 2018, the delinquency rating changed as a result of court-initiated repayment plans on bankrupt accounts with principal balances totaling $2.0 million and $2.6 million, respectively. This represented approximately .26% and .41% of the average principal loan portfolios outstanding during 2019 and 2018, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

	As of December 31
	2019	2018	2017	2016	2015
	(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 11,619	$ 9,541	$ 7,905	$ 9,233	$ 8,073
Percentage of Principal Outstanding	1.58%	1.47%	1.47%	1.94%	1.64%
90 Days or More Past Due	$ 24,972	$ 20,261	$ 17,475	$ 17,290	$ 15,895
Percentage of Principal Outstanding	3.40%	3.12%	3.25%	3.63%	3.23%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 340	$ 330	$ 321	$ 305	$ 162
Percentage of Principal Outstanding	.93%	1.06%	1.21%	1.26%	.74%
90 Days or More Past Due	$ 1,592	$ 1,142	$ 1,171	$ 1,226	$ 481
Percentage of Principal Outstanding	4.35%	3.68%	4.40%	5.09%	2.21%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 754	$ 573	$ 447	$ 443	$ 347
Percentage of Principal Outstanding	1.09%	1.14%	1.31%	1.43%	1.16%
90 Days or More Past Due	$ 1,755	$ 1,193	$ 843	$ 815	$ 585
Percentage of Principal Outstanding	2.53%	2.38%	2.47%	2.62%	1.96%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

	Year Ended December 31
	2019	2018	2017	2016	2015
	in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 586,765	$ 500,754	$ 416,969	$ 412,682	$ 404,057
Liquidations	$ 867,185	$ 785,199	$ 725,471	$ 722,114	$ 695,608
Net Losses	$ 47,228	$ 37,131	$ 36,968	$ 50,936	$ 31,119
Net Losses as % of Average Net Loans	8.05%	7.42%	8.87%	12.34%	7.70%
Net Losses as % of Liquidations	5.45%	4.73%	5.10%	7.05%	4.47%

	REAL ESTATE LOANS

Average Net Loans	$ 34,438	$ 28,924	$ 25,365	$ 23,046	$ 21,194
Liquidations	$ 7,823	$ 7,769	$ 8,720	$ 7,647	$ 7,941
Net Losses	$ 40	$ 27	$ 62	$ (3)	$ 11
Net Losses as a % of Average Net Loans	.12%	.09%	.24%	(.01%)	.05%
Net Losses as a % of Liquidations	.51%	.35%	.71%	(.04%)	.14%

	SALES FINANCE CONTRACTS

Average Net Loans	$ 49,001	$ 34,499	$ 26,724	$ 25,905	$ 22,908
Liquidations	$ 50,048	$ 39,344	$ 33,580	$ 34,037	$ 29,151
Net Losses	$ 2,428	$ 1,549	$ 1,325	$ 1,630	$ 877
Net Losses as % of Average Net Loans	4.96%	4.49%	4.96%	6.29%	3.83%
Net Losses as % of Liquidations	4.85%	3.94%	3.95%	4.79%	3.01%

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

SEGMENT FINANCIAL INFORMATION

The Company operates in one reportable business segment. For additional financial information about our segment and the divisions of our operations, see Note 14 "Segment Financial Information" in the Notes to Consolidated Financial Statements.

CREDIT INSURANCE

On consumer loans (excluding real estate and sales finance contracts), we offer optional single premium credit insurance products to our customers when making a loan. Such products may include credit life insurance, credit accident and health insurance, credit unemployment insurance and/or credit property insurance. Customers may request credit life insurance coverage to help assure any outstanding loan balance is repaid if the customer dies before the loan is repaid or they may request credit accident and health insurance coverage to help continue loan payments if the customer becomes sick or disabled for an extended period of time. In certain states where offered, Customers may request credit involuntary unemployment insurance for payment protection in the form of loan payment assistance due to an unexpected job loss. Customers may also choose property insurance coverage to protect the value of loan collateral against damage, theft or destruction. We write these various insurance products as an agent for a non-affiliated insurance company. Under various agreements, our wholly-owned insurance subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the insurance coverage on our customers written on behalf of this non-affiliated insurance company.

REGULATION AND SUPERVISION

The Company is subject to regulation under numerous state and federal laws and regulations as enforced and interpreted by various state and federal governmental agencies. State laws require each of our loan branch offices to be licensed by the state and to conduct business according to the applicable statutes and regulations. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show evidence of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon an applicant's continued compliance with applicable laws. We are also subject to state regulations governing insurance agents in the states in which we sell credit insurance. State insurance regulations require, among other things, that insurance agents be licensed and, in some cases, limit the premiums that insurance agents can charge. We believe we conduct our business in accordance with all applicable state statutes and regulations. The Company has never had any of its licenses revoked and has never been subject to an enforcement order or regulatory settlement.

We conduct our lending operations under the provisions of various federal laws and implementing regulations. These laws and regulations are interpreted, implemented, and enforced by the Bureau of Consumer Financial Protection (the "CFPB"). Chief among these federal laws with which the Company must comply are the Federal Truth-in-Lending Act ("TILA"), the Equal Credit Opportunity Act ("ECOA"), the Fair Credit Reporting Act ("FCRA") and the Federal Real Estate Settlement Procedures Act ("RESPA"). The Truth-in-Lending Act requires us, among other things, to disclose to our customers the finance charge, the annual percentage rate, the total number and amount of payments and other material information on all loans. A Federal Trade Commission regulation prevents consumer lenders such as the Company from using certain household goods as collateral on direct cash loans. As a result, we generally seek to collateralize such loans with non-prohibited household goods such as automobiles, boats and other exempt items of personal property. We continually monitor our compliance with these regulatory requirements.

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

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business. Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities were as follows:

	As of December 31
	2019	2018	2017	2016	2015

Bank Borrowings	11.86%	6.68%	--%	--%	--%
Senior Debt	51.08	56.15	59.41	60.80	57.60
Subordinated Debt	3.09	3.80	4.67	5.17	5.34
Other Liabilities	6.13	3.13	3.61	2.61	3.77
Stockholders’ Equity	27.84	30.24	32.31	31.42	33.29
Total	100.00%	100.00%	100.00%	100.00%	100.00%

Number of Investors	4,555	5,163	5,347	5,421	5,415

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

	Year Ended December 31
	2019	2018	2017	2016	2015

Senior Borrowings	3.48%	2.92%	2.85%	3.11%	3.32%
Subordinated Borrowings	2.81	2.66	2.65	2.79	2.82
All Borrowings	3.44	2.90	2.84	3.09	3.27

Certain financial ratios relating to our debt have been as follows:

	As of December 31
	2019	2018	2017	2016	2015

Total Liabilities to
Stockholders’ Equity	2.59	2.31	2.09	2.18	2.00

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	2.23	1.94	1.70	1.73	1.59

As of March 30, 2020, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen related shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market. The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented. Cash distributions of $16.00 and $16.45 per share were paid to shareholders in 2019 and 2018, respectively, primarily in amounts to enable the Company's shareholders to pay their related income tax obligations which arise as a result of the Company's status as an S Corporation. No other cash dividends were paid during the applicable periods. For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company's shareholders to pay their respective income tax obligations as a result of the Company's status as an S Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis provides a narrative of the Company's financial condition and performance during 2019 and 2018. The narrative reviews the Company's results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management's interpretation of our financial results, the factors affecting these results and the significant factors that we currently believe may materially affect our future financial condition, operating results and liquidity. This discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto contained elsewhere in this Annual Report. Discussion of 2017 results and year-to-year comparisons between 2018 and 2017 that are not included in this report can be found in the Company's 2018 Annual Report filed as Exhibit 13 on Form 10-K which was filed on March 29, 2019.

Our significant accounting policies are disclosed in Note 1 "Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements. Certain information in this discussion and other statements contained in this Annual Report which are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Possible factors which could cause our actual future results to differ from any expectations expressed or implied by any forward-looking statements, or otherwise, include, but are not limited to, changes in our ability to manage liquidity and cash flow, the accuracy of Management's estimates and judgments, adverse developments in economic conditions including the interest rate environment, unforeseen changes in our net interest margin, federal and state regulatory changes, unfavorable outcomes of litigation and other factors referenced in the "Risk Factors" section of the Company's Annual Report and elsewhere herein, or otherwise contained in our filings with the Securities and Exchange Commission from time to time.

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941. Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time. Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans. All of our loans are at fixed rates, and contain fixed terms and fixed payments. We operate branch offices in six southeastern states and had a total of 319 branch locations at December 31, 2019. The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network. The Company expanded its operations with the opening of four new branch offices during the year just ended. The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

The Company's total assets increased $142.8 million to $939.2 million as of December 31, 2019 compared to $796.4 million at December 31, 2018. The increase in assets was primarily due to growth in our short-term investment portfolio and our net loan portfolio. The adoption of the Financial Accounting Standards Board's Accounting Standards Update 2016-02, "Leases Topic (842): Leases" also contributed to the increase in total assets.

Cash and cash equivalents increased $41.7 million at December 31, 2019 compared to December 31, 2018. Due to increased loan demand, Management transferred funds from the Company's investment securities portfolios into short-term investments to provide additional liquidity if needed. Surplus funds generated by our insurance subsidiaries during the year were also invested in short-term investments which also contributed to the increase in cash and cash equivalents.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers. At December 31, 2019, restricted cash was $6.5 million compared to $3.7 million at December 31, 2018. See Note 3, "Investment Securities" in the accompanying "Notes to Consolidated Financial Statements" for further discussion of amounts held in trust.

Increased marketing efforts during 2019 led to higher loan originations. Loan originations were slightly more than $1.0 billion during 2019 compared to $963.9 million during the prior year which resulted in an increase in our net loan portfolio. Our net loan portfolio increased $73.1 million (13%) at December 31, 2019 compared to December 31, 2018. A portion of the increase in the net loan portfolio was offset by a $10.0 million increase in the Company's allowance for loan losses (which is included in the net loan portfolio). Our allowance for loan losses reflects Management's estimate of the level of allowance adequate to cover probable losses inherent in the loan portfolio as of the date of the statement of financial position. To evaluate the overall adequacy of our allowance for loan losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions. Management believes the current allowance for loan losses is adequate to cover probable losses in our existing portfolio; however, changes in trends or deterioration in economic conditions could result in a change in the allowance or an increase in actual losses. Any increase could have a material adverse impact on our results of operation or financial condition in the future.

As previously mentioned, funds were transferred from our investment securities portfolios to our short-term investment portfolios to provide additional liquidity if needed for the significant increase in loan originations. Our investment securities portfolio decreased $8.1 million (4%) to $204.8 million at December 31, 2019 compared to $213.0 million at December 31, 2018. The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries. It also consists of surplus funds generated from sales of our debt securities. Management maintains what it believes to be a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other similar activities. This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds, various municipal bonds and mutual funds. Approximately 99% of these investment securities have been designated as "available for sale" at December 31, 2019 with any unrealized gain or loss accounted for in the equity section of the Company's consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries as well as the statement of comprehensive income. The remainder of this investment portfolio represents securities that are designated "held to maturity", as Management has both the ability and intent to hold these securities to maturity and are carried at amortized cost.

The adoption of the aforementioned new lease accounting standard was the primary contributing factor causing the $33.5 million (123%) increase in Other Assets. Increases in prepaid expenses and deferred acquisition costs were other significant factors contributing to the increase in other assets.

Our senior debt is comprised of a line of credit from two banks and the Company's senior demand notes and commercial paper debt securities. Our subordinated debt is comprised of the variable rate subordinated debentures sold by the Company. The aggregate amount of senior and subordinated debt outstanding at December 31, 2019 increased $89.5 million (17%) to $620.1 million compared to $530.6 million outstanding at December 31, 2018. An increase in use of the line of credit was a major factor contributing to the increase in overall debt. Higher sales of the Company's senior demand notes and commercial paper also contributed to the overall increase.

The implementation of the aforementioned new lease accounting standard also had an impact on liabilities. At December 31, 2019, the Company had a total of $31.7 million in operating lease liabilities outstanding which contributed to the overall increase in liabilities.

Other accounts payables and accrued expenses increased $.9 million (4%) at December 31, 2019 compared to the prior year. Higher pending payables, accrued salary expenses, deferred compensation and accrued health insurance claims contributed to the increase. Offsetting a portion of the increase was a decline in the accrual for the Company's incentive bonus.

Results of Operations:

Total revenues, which includes finance charge income, investment income, insurance income and miscellaneous other revenue, were $263.3 million and $230.1 million for 2019 and 2018, respectively. The aforementioned growth in our loan portfolio during 2019 resulted in higher interest and finance charge income during the year, which was the primary contributing factor for the growth in revenue. Higher revenues on increased sales of credit insurance products also contributed to the higher revenue during 2019.

.

Net income for the years ended December 31, 2019 and 2018 was $13.3 million and $17.3 million, respectively. Although revenues where higher during 2019, increases in interest costs, increases in our allowance for loan losses and increases in other operating expenses offset the increase in revenues resulting in a net decline in net income during 2019 compared to 2018.

Net Interest Income:

Net interest income is a principal component of the Company's operating performance and resulting net income. It represents the difference between income on earning assets and the cost of funds on interest bearing liabilities. Debt securities represent a majority of our interest bearing liabilities. Factors affecting our net interest income include the level of average net receivables and the interest income associated therewith, capitalized loan origination costs and our average outstanding debt, as well as the general interest rate environment. Volatility in interest rates generally has more impact on the income earned on investments and the Company's borrowing costs than on interest income earned on loans. Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment.

Higher levels of average net receivables outstanding and the associated finance charge income during 2019 compared to 2018 resulted in an increase in net interest income during the year just ended. Average net receivables were $661.5 million during 2019 compared to $556.3 million during 2018. Net interest income was $188.4 million during 2019, compared to $166.1 million in 2018.

Funding for the growth in our loan portfolio was the primary factor that led to an increase in the Company's average borrowings resulting in higher interest cost. Average borrowings were $566.6 million during 2019 compared to $479.1 million during 2018. Interest expense increased $5.6 million during 2019 compared to 2018. Also contributing to the higher interest expense was an increase in our weighted average borrowing rate to 3.44% during 2019 from 2.90% during 2018. The Company's borrowing rate increased due to an increase in the use of the Company's bank credit line and higher average rates paid on the Company's debt securities sold to investors.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers when closing a loan. Sales have been trending down the last three years as fewer customers have opted for insurance coverage. Net insurance income (insurance revenues less claims and expenses) were $35.9 million during 2019 and $32.5 million during 2018. During the two years just ended, the Company experienced an increase in customers opting for credit insurance products when obtaining a loan, which contributed to the increase in net insurance income. Higher insurance claims and expenses offset a portion of the increases during the same comparable periods.

Other Revenue:

Other revenue was $6.0 million and $5.7 million during 2019 and 2018. A significant component of other revenue is earnings from the sale of auto club memberships. The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan. Increases in sales of auto club memberships during 2019 was the primary factor causing the increase in other revenue for the period just ended.

Provision for Loan Losses:

The Company's provision for loan losses represents net charge offs and adjustments to the allowance for loan losses to cover credit losses inherent in the outstanding loan portfolio at the balance sheet date. Determining the proper allowance for loan losses is a critical accounting estimate which involves Management's judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, current and expected net charge offs, delinquency levels, bankruptcy trends and overall general economic conditions. See Note 2, "Loans", in the accompanying "Notes to Consolidated Financial Statements" for additional discussion regarding the allowance for loan losses.

Our provision for loan losses were $59.7 million and $39.2 million for the years ended 2019 and 2018, respectively. Higher net charge offs during the year just ended was a primary factor causing the increase in the provision for loan losses. Net charge offs included in the provision for loan losses were $49.7 million for 2019 and $38.7 million for 2018. An adjustment to the Company's allowance for loan losses due to the significant growth in loan receivables also contributed to the increase in the provision for loan losses.

We believe that the allowance for loan losses is adequate to cover probable losses inherent in our portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.

Operating Expenses:

Operating expenses of the Company were $153.5 million during 2019 compared to $144.5 million during 2018. Personnel expense, occupancy expense and miscellaneous other expenses are the components included in operating expenses.

Personnel expense increased $2.2 million (2%) during 2019 compared to 2018 mainly due to increases in the employee base, merit salary increases, increases in deferred compensation, higher contributions to the Company's 401(k) plan, higher claims and expenses associated with the Company's self-insured employee medical program and higher payroll taxes. A lower accrual for the accrued incentive bonus for 2019 offset a portion of the increase in personnel expense during 2019 compared to 2018.

Occupancy expense increased $.9 million (5%) during 2019 compared to 2018. Higher utilities expense, telephone expense, amortization and depreciation expense on fixed assets and increased rent expense were the primary factors responsible for the increases in occupancy expense during the year just ended. An increase in purchases of office materials was also a primary factor contributing the increase in occupancy expense.

Other operating expenses increased $5.9 million (17%) during 2019 compared to 2018. Higher advertising and postage expenses due to heightened marketing efforts were major factors responsible for the increase. Increases in credit bureau dues, legal and audit expenses, consultant fees, computer expenses and taxes and licenses also contributed to the growth in other operating expenses.

Income Taxes:

The Company has elected to be treated as an S Corporation for income tax reporting purposes. Taxable income or loss of an S Corporation is treated as income of, and is reportable in the individual tax returns of, the shareholders of the Company. However, income taxes continue to be reported for the Company's insurance subsidiaries, as they are not allowed to be treated as S Corporations, and for the Company's state income tax purposes in Louisiana, which does not recognize S Corporation status. Deferred income tax assets and liabilities are recognized and provisions for current and deferred income taxes continue to be recorded by the Company's subsidiaries. The deferred income tax assets and liabilities are due to certain temporary differences between reported income and expenses for financial statement and income tax purposes.

Effective income tax rates for the years ended December 31, 2019 and 2018 were 22.1% and 15.6%, respectively. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "TCJA") was enacted and resulted in significant changes to the U.S. tax code, including a reduction in the maximum federal corporate income tax rate from 35% to 21%. The impact of the TCJA was the primary cause of the reduction in the Company's income tax rates during 2018 and 2017. The tax rates of the Company's insurance subsidiaries were also below statutory rates due to investments in tax exempt bonds. During 2019, the S Corporation incurred a significant loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2019.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company's investment portfolio and the interest rates paid on its bank borrowings and debt securities. Changes in interest rates have more impact on the income earned on investments and the Company's borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management's goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company. The information in the table below summarizes the Company's risk associated with marketable debt securities and debt obligations as of December 31, 2019. Rates associated with the investment securities represent weighted averages based on the tax effected yield to maturity of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The Company's subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty. It is expected that actual maturities on a portion of the Company's subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2025 &		Fair
	2020	2021	2022	2023	2024	Beyond	Total	Value
Assets:	(Dollars in millions)
Investment Securities	$ 1	$ 1	$ 1	$ 3	$ 5	$ 194	$ 205	$ 205
Average Interest Rate	2.7%	2.9%	2.0%	3.1%	3.2%	3.5%	3.3%
Liabilities:
Senior Debt:
Note Payable to Bank	—	—	$ 111	—	—	—	$ 111	$ 111
Average Interest Rate	—	—	4.4%	—	—	—	4.4%
Senior Demand Notes	$ 76	—	—	—	—	—	$ 76	$ 76
Average Interest Rate	1.9%	—	—	—	—	—	1.9%
Commercial Paper	$ 403	—	—	—	—	—	$ 403	$ 403
Average Interest Rate	3.5%	—	—	—	—	—	3.5%
Subordinated Debentures	$ 5	$ 6	$ 7	$ 11	—	—	$ 29	$ 29
Average Interest Rate	2.8%	2.9%	2.8%	3.1%	—	—	3.0%

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

As of December 31, 2019 and December 31, 2018, the Company had $51.9 million and $10.3 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less. The Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investment securities can be converted into cash, if necessary. As of December 31, 2019 and 2018, 98% of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries. Georgia state insurance regulations limit the use an insurance company can make of its assets. Ordinary dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries. Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner. The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2019, without prior approval of the Georgia Insurance Commissioner, was approximately $14.8 million.  On January 30, 2019, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $50.0 million from the Company’s life insurance subsidiary and $60.0 million from the Company’s property and casualty insurance company. The request was approved by the Georgia Insurance Department on February 21, 2019 for transactions on or before December 31, 2019. Effective August 1, 2019, Frandisco Life Insurance Company established an unsecured revolving line of credit available to the Company for a maximum amount up to $45.0 million. Frandisco Property and Casualty Insurance Company also established an unsecured revolving line of credit available to the Company for a maximum amount up to $47.0 million. No borrowings have been utilized on either of these lines as of December 31, 2019.

At December 31, 2019, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $110.8 million and $86.6 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2020 without prior approval of the Georgia Insurance Commissioner is approximately $37.4 million. On December 2, 2019, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $50.0 million from Frandisco Life Insurance Company and $60.0 million from Frandisco Property and Casualty Insurance Company. The request was approved by the Georgia Insurance Department on January 8, 2020 for transactions on or before December 31, 2020.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, N.A. This credit agreement (as amended) provides for borrowings or re-borrowings of up to $200.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. At December 31, 2019 and 2018, $111.4 million and $53.2 million, respectively, were outstanding under the credit line. The credit agreement has a commitment termination date of February 28, 2022. Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%. The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus the Applicable Margin or (b) the one month London Interbank Offered Rate (the “LIBOR Rate”) plus the Applicable Margin. The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month. The Applicable Margin is based on the Funded Debt to Adjusted Tangible Net Worth Ratio each month end. If the ratio is less than 2.75 to 1.0, the Applicable Margin will be 275 basis points. If the ratio is greater than or equal to 1.0, the Applicable Margin will be 300 basis points. The interest rate on the credit agreement at December 31, 2019 and 2018 was 4.45% and 5.74%, respectively.

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions. The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers. At December 31, 2019, the Company was in compliance with all covenants. The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.

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

Subsequent to December 31, 2019, there was global outbreak of a new strain of coronavirus, COVID-19. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain non-essential businesses and industries. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the novel coronavirus. Management has created as COVID-19 Task Force for the Company which is diligently working to identify and manage potential impact. Nevertheless, the novel coronavirus presents material uncertainty and risk with respect to the Company’s performance and operations, including the potential impact on delinquencies and the allowance for loan losses if our customers experience prolonged periods of unemployment, which could result in material impact to the Company’s future results of operations, cash flows and financial condition.

The Company was subject to the following contractual obligations and commitments at December 31, 2019:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)

Bank Credit Line **	$ 123.6	$ 5.9	$ 117.7	$ -	$ -
Senior Demand Notes *	77.7	77.7	-	-	-
Commercial Paper *	407.9	407.9	-	-	-
Subordinated Debt *	32.4	5.7	14.7	12.0	-
Human resource insurance and support contracts **	2.2	1.7	.5	-	-
Operating leases (offices)	38.1	6.8	11.7	8.7	10.9
Communication lines contract **	.8	.6	.2	-	-
Software service contract **	1.6	.9	.7	-	-
Total	$ 684.3	$ 507.2	$ 145.5	$ 20.7	$ 10.9

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

Allowance for Loan Losses:

Provisions for loan losses are charged to operations in amounts sufficient to maintain the allowance for loan losses at a level considered adequate to cover probable losses inherent in our loan portfolio. Management estimates the allowance for loan losses on a total portfolio level.

Management’s approach to estimating the allowance for loan losses is on a total portfolio level primarily based on historical loss trends at the level of receivables at the statement of financial position date. The trend analysis includes statistical analysis of the correlation between loan date and charge off date on the total loan portfolio basis. If charge-off trends indicate credit losses are increasing or decreasing, Management will evaluate to ensure the allowance for loan losses remains at proper levels. Management also considers bankruptcy and delinquency trends and general economic trends including, but not limited to, unemployment levels and gasoline prices to make the necessary judgments as to probable losses. Assumptions regarding probable losses are reviewed periodically.

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

To the Shareholders and Board of Directors
1st Franklin Financial Corporation

Toccoa, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

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

March 30, 2020

We have served as the Company’s auditor since 2002.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2019 AND 2018

ASSETS

		2019	2018

	CASH AND CASH EQUIVALENTS (Note 6):
	Cash and Due From Banks	$ 3,429,386	$ 4,123,428
	Short-term Investments	48,504,879	6,156,069
		51,934,265	10,279,497

	RESTRICTED CASH (Note 1)	6,524,315	3,746,371

	LOANS (Note 2):
	Direct Cash Loans	737,254,501	651,085,493
	Real Estate Loans	37,255,330	31,655,000
	Sales Finance Contracts	70,019,005	50,693,568
		844,528,836	733,434,061

Less:	Unearned Finance Charges	118,748,137	98,377,069
	Unearned Insurance Premiums	57,620,339	49,949,190
	Allowance for Loan Losses	53,000,000	43,000,000
		615,160,360	542,107,802

	INVESTMENT SECURITIES (Note 3):
	Available for Sale, at fair value	204,457,522	212,199,716
	Held to Maturity, at amortized cost	380,561	787,987
		204,838,083	212,987,703

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements, less accumulated depreciation and amortization of $38,180,121 and $35,044,831 in 2019 and 2018, respectively	15,410,942	15,348,519
	Operating Lease Right of Use Assets (Note 9)	31,313,793	-
	Deferred Acquisition Costs	3,472,783	2,998,906
	Due from Non-affiliated Insurance Company	2,933,146	2,823,806
	Other Miscellaneous	7,591,891	6,075,133
		60,722,555	27,246,364

	TOTAL ASSETS	$ 939,179,578	$ 796,367,737

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2019 AND 2018

LIABILITIES AND STOCKHOLDERS' EQUITY

	2019	2018

SENIOR DEBT (Note 7):
Bank Borrowings	$ 111,350,000	$ 53,180,000
Senior Demand Notes, including accrued interest	76,249,795	73,339,081
Commercial Paper	403,491,300	373,803,569
	591,091,095	500,322,650

ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
Operating Lease Liabilities	31,655,563	-
Other Accounts Payable and Accrued Expenses	25,931,780	24,914,479
	57,587,343	24,914,479

SUBORDINATED DEBT (Note 8)	29,005,024	30,270,450

Total Liabilities	677,683,462	555,507,579

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value, 6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value; 2,000 shares authorized; 1,700 shares outstanding as of December 31, 2019 and 2018	170,000	170,000
Non-Voting Shares; no par value; 198,000 shares authorized; 168,300 shares outstanding as of December 31, 2019 and 2018	--	--
Accumulated Other Comprehensive Income (Loss)	9,614,846	(391,979)
Retained Earnings	251,711,270	241,082,137
Total Stockholders' Equity	261,496,116	240,860,158

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 939,179,578	$ 796,367,737

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

	2019	2018	2017
INTEREST INCOME:
Finance Charges	$ 200,577,584	$ 172,804,055	$ 151,432,541
Net Investment Income	7,353,236	7,134,054	6,650,034
	207,930,820	179,938,109	158,082,575
INTEREST EXPENSE:
Senior Debt	18,663,910	12,993,358	11,964,075
Subordinated Debt	849,174	888,482	940,879
	19,513,084	13,881,840	12,904,954

NET INTEREST INCOME	188,417,736	166,056,269	145,177,621

PROVISION FOR LOAN LOSSES (Note 2)	59,695,888	39,207,197	32,355,146

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	128,721,848	126,849,072	112,822,475

NET INSURANCE INCOME:
Premiums	49,355,186	44,387,227	42,264,666
Insurance Claims and Expense	(13,451,858)	(11,934,887)	(10,776,115)
	35,903,328	32,452,340	31,488,551

OTHER REVENUE	6,046,716	5,732,236	5,399,197

OPERATING EXPENSES:
Personnel Expense	93,820,162	91,585,822	84,380,970
Occupancy Expense	18,167,252	17,250,698	16,269,124
Other Expense	41,556,893	35,644,204	31,556,023
	153,544,307	144,480,724	132,206,117

INCOME BEFORE INCOME TAXES	17,127,585	20,552,924	17,504,106

PROVISION FOR INCOME TAXES (Note 13)	3,779,212	3,211,993	2,598,352

NET INCOME	$ 13,348,373	$ 17,340,931	$ 14,905,754

BASIC EARNINGS PER SHARE:
170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$ 78.52	$ 102.01	$ 87.68

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

	2019	2018	2017

Net Income	$ 13,348,373	$ 17,340,931	$ 14,905,754

Other Comprehensive (Loss) / Income:
Net changes related to available-for-sale securities:
Unrealized gains (losses)	12,972,947	(6,903,069)	8,343,715
Income tax (provision) benefit	(2,696,204)	1,415,964	(2,730,003)
Net unrealized gain (losses)	10,276,743	(5,487,105)	5,613,712

Less reclassification of gains to net income	269,918	293,029	15,397

Total Other Comprehensive Income (Loss)	10,006,825	(5,780,134)	5,598,315

Total Comprehensive Income	$ 23,355,198	$ 11,560,797	$ 20,504,069

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019, 2018, AND 2017

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2016	170,000	170,000	212,570,553	(1,002,183)	211,738,370

Comprehensive Income:
Net Income for 2017	—	—	14,905,754	—
Other Comprehensive Income	—	—	—	5,598,315
Total Comprehensive Income	—	—	—	—	20,504,069
Cash Distributions Paid	—	—	(146,437)	—	(146,437)

Balance at December 31, 2017	170,000	170,000	227,329,870	4,596,132	232,096,002

Comprehensive Income:
Net Income for 2018	—	—	17,340,931	—
Other Comprehensive Loss	—	—	—	(5,780,134)
Total Comprehensive Income	—	—	—	—	11,560,797
Adjustment Resulting from the Adoption of Accounting Standard (Note 1)	—	—	(792,023)	792,023	—
Cash Distributions Paid	—	—	(2,796,641)	—	(2,796,641)

Balance at December 31, 2018	170,000	$ 170,000	241,082,137	(391,979)	240,860,158

Comprehensive Income:
Net Income for 2019	—	—	13,348,373	—
Other Comprehensive Income	—	—	—	10,006,825
Total Comprehensive Income	—	—	—	—	23,355,198
Cash Distributions Paid	—	—	(2,719,240)	—	(2,719,240)

Balance at December 31, 2019	170,000	$ 170,000	$ 251,711,270	$ 9,614,846	$ 261,496,116

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

	2019	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 13,348,373	$ 17,340,931	$ 14,905,754
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for loan losses	59,695,888	39,207,197	32,355,146
Depreciation and amortization	4,906,380	4,631,106	4,268,716
Provision for deferred (prepaid) taxes	444,780	522,773	(2,445,235)
Earnings in equity method investment	-	-	(739,017)
Net (losses) gains due to called redemptions of marketable securities, gain on sales of
equipment and amortization on securities	(425,618)	(321,369)	364,400
Decrease (increase) in miscellaneous assets and other	(1,758,206)	333,470	(1,887,637)
(Decrease) increase in other liabilities	(2,051,933)	(96,798)	8,036,584
Net Cash Provided	74,159,664	61,617,310	54,858,711

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(540,426,634)	(510,440,178)	(443,896,871)
Loan payments	407,678,188	374,784,512	349,066,518
Purchases of securities, available for sale	(3,265,479)	(32,488,192)	(36,224,740)
Redemption of equity fund investment	-	-	26,940,966
Sales of securities, available for sale	14,873,211	12,621,827	-
Redemptions of securities, available for sale	9,145,000	5,350,000	7,085,000
Redemptions of securities, held to maturity	400,000	4,155,000	6,680,000
Capital expenditures	(5,047,495)	(4,489,551)	(5,972,422)
Proceeds from sale of equipment	132,478	94,020	160,805
Net Cash Used	(116,510,731)	(150,412,562)	(96,160,744)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Senior Demand Notes	2,910,714	1,520,425	(1,348,501)
Advances on credit line	189,428,300	79,445,656	543,573
Payments on credit line	(131,258,300)	(26,265,656)	(543,573)
Commercial paper issued	76,624,561	63,064,642	48,097,953
Commercial paper redeemed	(46,936,830)	(44,173,634)	(29,809,883)
Subordinated debt issued	6,677,992	5,703,527	6,753,944
Subordinated debt redeemed	(7,943,418)	(8,920,980)	(8,113,886)
Dividends / distributions paid	(2,719,240)	(2,796,641)	(146,437)
Net Cash Provided	86,783,779	67,577,339	15,433,190

NET (DECREASE) INCREASE IN CASH,
CASH EQUIVALENTS AND RESTRICTED CASH	44,432,712	(21,217,913)	(25,868,843)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning	14,025,868	35,243,781	61,112,624
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ending	$ 58,458,580	$ 14,025,868	$ 35,243,781

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$ 19,156,155	$ 13,626,034	$ 12,846,279
Income Taxes	3,346,023	2,235,000	5,696,835
Non-cash Exchange of Investment Securitie	-	341,692	-
Lease Assets and Associated Liabilities	29,781,213	-	-

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 319 branch offices located throughout the southeastern United States. In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance. Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health, the credit unemployment and the credit property insurance so written.

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

Precomputed finance charges are included in the gross amount of certain direct cash loans, sales finance contracts and certain real estate loans. These precomputed charges are deferred and recognized as income on an accrual basis using the effective interest method. Some other cash loans and real estate loans, which do not have precomputed charges, have income recognized on a simple interest accrual basis. Any loan which becomes 60 days or more past due, based on original contractual term, is placed in a non-accrual status. When a loan is placed in non-accrual status, income accruals are discontinued. Accrued income prior to the date an account becomes 60 days or more past due is not reversed. Income on loans in non-accrual status is earned only if payments are received. A loan in non-accrual status is restored to accrual status when it becomes less than 60 days past due.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims. Reserves for claims totaled $4,752,161 and $4,650,596 at December 31, 2019 and 2018, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease. Depreciation and amortization expense for each of the three years ended December 31, 2019 was $4,906,380, $4,631,106 and $4,268,716, respectively.

Restricted Cash:

Restricted cash consists of funds maintained in restricted accounts in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain real estate mortgage customers.

	Year Ended December 31, (In thousands)
	2019	2018	2017
Cash and cash equivalents	$ 51,934	$ 10,280	$ 30,566
Restricted cash	6,525	3,746	4,678
Total cash, cash equivalents and restricted cash	$ 58,459	$ 14,026	$ 35,244

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. Based on Management’s evaluation, there was no impairment of the carrying value of the long-lived assets, including property and equipment at December 31, 2019 or 2018.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued ASC 740-10. FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2019 and December 31, 2018, the Company had no uncertain tax positions.

The Company’s insurance subsidiaries are treated as taxable entities and income taxes are provided for where applicable (Note 13). No provision for income taxes has been made by the Company since it has elected to be treated as an S Corporation for income tax reporting purposes. However, certain states do not recognize S Corporation status, and the Company has accrued amounts necessary to pay the required income taxes in such states.

Collateral Held for Resale:

When the Company takes possession of collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance. Any losses incurred at that time are charged against the Allowance for Loan Losses.

Marketable Debt Securities:

Management has designated a significant portion of the Company’s investment securities held in the Company's investment portfolio at December 31, 2019 and 2018 as being available-for-sale. This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income (loss). Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted earnings per share amounts are the same.

Recent Accounting Pronouncements:

In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers." The update supersedes revenue recognition requirements in Topic 605, "Revenue Recognition," including most industry-specific revenue guidance in the FASB Accounting Standards Codification. The new guidance stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers is an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides specific steps that entities should apply in order to achieve this principle. The amendments were effective for interim and annual periods beginning after December 15, 2017. The Company adopted this guidance using the “modified retrospective“ method effective January 1, 2018; as such, the Company applied the guidance only to the most recent period presented in the financial statements. The Company categorizes it primary sources of revenue into three categories: (1) interest related revenues, (2) insurance related revenue and (3) revenue from contracts with customers.

(1)Interest related revenues are specifically excluded from the scope of ASC 606 and accounted for under ASC Topic 310, “Receivables”.

(2)Insurance related revenues are subject to industry-specific guidance within the scope of ASC Topic 944, “Financial Services – Insurance” which remains unchanged.

(3)Other revenues primarily relate to commissions earned by the Company on sales of auto club memberships. Auto club commissions are revenue from contracts with customers and are accounted for in accordance with the guidance set forth in ASC 606.

Other revenues, as a whole, are immaterial to total revenues. There was no change to previously reported amounts from the cumulative effect of the adoption of ASC 606. During the three years ended December 31, 2019, 2018 and 2017, the Company recognized interest related income of $200.6 million, $172.8 million and $151.4 million, respectively, insurance related revenue of $49.4 million, $44.4 million and $42.3 million, respectively, and other revenues of $6.0 million, $5.7 million and $5.4 million, respectively.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)". This ASU supersedes existing guidance on accounting for leases in “Leases (Topic 840)”. The update requires disclosures regarding key information about leasing arrangements and requires all leases for a leasee to be recognized on the balance sheet as a right-of-use asset and a corresponding lease liability. For leases with a term of 12 months or less, a practical expedient is available whereby a lessee may elect by class of underlying asset, not to recognize a right-of-use asset or lease liability. The Company adopted the new standard during the first quarter using the modified retrospective transition method resulting in the recording of a right-to-use asset of $29.7 million on the balance sheet and a corresponding liability. Prior period amounts have not been adjusted and continue to be reported in accordance with the previous accounting guidance. The Company utilized the package of practical expedients allowing the Company to not reassess whether a contract is or contains a lease, lease classification and initial direct costs. As part of the adoption standard, the Company elected to not recognize short-term leases on the consolidated statement of financial position. All non-lease components, such as common area maintenance, were excluded. See Note 5.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU amends existing guidance that requires an incurred loss impairment methodology that delays recognition until it is probable a loss has been incurred. The new guidance requires measurement and recognition of an allowance for loan losses that estimates expected credit losses and applies to financial assets measured at amortized cost including financing receivables, as well as net investments in leases recognized by a lessor, off-balance sheet credit exposures and reinsurance recoverables. The ASU is effective for annual and interim periods beginning after December 15, 2019. The Company adopted this guidance as of January 1, 2020 using the modified retrospective approach. Transition to the new ASU will be through a cumulative-effect adjustment to beginning retained earnings as of January 1, 2020.

A cross-functional implementation team led by Finance and Accounting leadership was established to implement the new standard and develop a CECL compliant methodology and model. Under the Company’s new model, loans with similar risk characteristics will be collectively evaluated in pools utilizing an open pool loss rate method, whereby a historical loss rate is calculated and applied to the balance of loans outstanding in the portfolio at each reporting period. This will then be adjusted utilizing a macroeconomic forecast and other qualitive factors, as appropriate, to fully reflect expected losses in the portfolio. The Company expects ongoing variability in the allowance for loan losses under this new standard to be driven primarily by the growth of the loan portfolio, ratio of types of loans in the portfolio, credit quality of customers and macroeconomic environment and outlook at each reporting period.

The Company expects that the adoption of this standard will result in a cumulative effect entry increasing the allowance for loan losses under CECL by approximately $1.0 million to $4.0 million at January 1, 2020 with an offsetting decrease to retained earnings. The Company will continue to refine the new model and enhance key implementation initiatives during the first quarter of 2020, including documentation and disclosures, policies and procedures and end-to-end process controls.

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

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2019 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2020	55.20%	14.66%	41.98%
2021	28.94	9.98	27.88
2022	11.03	10.33	16.86
2023	3.80	10.25	9.85
2024	.90	9.52	3.33
2025 & beyond	.13	45.26	.10
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Allowance for Loan Losses:

The Allowance for Loan Losses is based on Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio. Management’s approach to estimating the allowance for loan losses is on a total portfolio level primarily based on historical loss trends on the level of receivables at the statement of financial position date. Management also considers bankruptcy and delinquency trends, general economic conditions including, but not limited to, unemployment levels and gasoline prices. Historical loss trends are tracked on an ongoing basis. The trend analysis includes statistical analysis of the correlation between loan date and charge off date on the total loan portfolio basis. If trends indicate credit losses are increasing or decreasing, Management will evaluate to ensure the allowance for loan losses remains at proper levels. Delinquency and bankruptcy filing trends are also tracked. If these trends indicate an adjustment to the allowance for loan losses is warranted, Management will make what it considers to be appropriate adjustments. The Company uses monthly unemployment statistics, and various other monthly or periodic economic statistics, published by departments of the U.S. government and other economic statistics providers to determine the economic component of the allowance for losses. Such allowance is, in the opinion of Management, adequate for probable losses in the current loan portfolio. As the estimates used in determining the allowance for loan losses are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates. Actual results could vary based on future changes in significant assumptions.

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

When a loan becomes 60 days or more past due based on its original terms, it is placed in non-accrual status. At this time, the accrual of any additional finance charges is discontinued. Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status. Non-accrual loans return to accrual status when the loan becomes less than 60 days past due. There were no loans past due 60 days or more and still accruing interest at December 31, 2019 or December 31, 2018. The Company’s principal balances on non-accrual loans by loan class at December 31, 2019 and 2018 are as follows:

Loan Class	December 31, 2019	December 31, 2018

Consumer Loans	$ 33,786,152	$ 28,218,125
Real Estate Loans	1,259,471	1,189,848
Sales Finance Contracts	2,301,970	1,607,609
Total	$ 37,347,593	$ 31,015,582

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2019 and 2018 is as follows:

December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 19,573,271	$ 11,618,867	$ 24,971,696	$ 56,163,834
Real Estate Loans	900,373	339,977	1,592,069	2,832,419
Sales Finance Contracts	1,691,694	754,381	1,755,318	4,201,393
Total	$ 22,165,338	$ 12,713,225	$ 28,319,083	$ 63,197,646

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Consumer Loans	$ 17,186,773	$ 9,540,549	$ 20,260,825	$ 46,988,147
Real Estate Loans	762,705	329,915	1,142,368	2,234,988
Sales Finance Contracts	1,197,338	572,552	1,193,146	2,963,036
Total	$ 19,146,816	$ 10,443,016	$ 22,596,339	$ 52,186,171

In addition to the delinquency rating analysis, the ratio of bankrupt accounts to our total loan portfolio is also used as a credit quality indicator. The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2019 and December 31, 2018 was 2.09%.

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2019	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 734,556,902	87.4%	$ 47,227,395	95.0%
Real Estate Loans	36,595,931	4.4	40,279.1
Sales Finance Contracts	69,305,910	8.2	2,428,214	4.9
Total	$ 840,458,743	100.0%	$ 49,695,888	100.0%

December 31, 2018	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 648,507,635	88.9%	$ 37,131,112	95.9%
Real Estate Loans	31,066,906	4.2	27,290.1
Sales Finance Contracts	50,209,114	6.9	1,548,795	4.0
Total	$ 729,783,655	100.0%	$ 38,707,197	100.0%

Sales finance contracts are similar to consumer loans in nature of loan product, terms, customer base to whom these products are marketed, factors contributing to risk of loss and historical payment performance, and together with consumer loans, represented approximately 96% of the Company's loan portfolio at December 31, 2019 and 2018. As a result of these similarities, which have resulted in similar historical performance, consumer loans and sales finance contracts represent substantially all loan losses. Real estate loans and related losses have historically been insignificant, and, as a result, we do not stratify the loan portfolio for purposes of determining and evaluating our loan loss allowance. Due to the composition of the loan portfolio, the Company determines and monitors the allowance for loan losses on a collectively evaluated, single portfolio segment basis. Therefore, a roll forward of the allowance for loan loss activity at the portfolio segment level is the same as at the total portfolio level. We have not acquired any loans that at time of acquisition we believed were impaired with deteriorating quality during any period reported. The following table provides additional information on our allowance for loan losses based on a collective evaluation:

	2019	2018	2017
Allowance For Credit Losses:
Beginning Balance	$ 43,000,000	$42,500,000	$48,500,000
Provision for Loan Losses	59,695,888	39,207,197	32,355,146
Charge-Offs	(66,682,422)	(53,570,647)	(52,228,535)
Recoveries	16,986,534	14,863,450	13,873,389
Ending Balance, collectively Evaluated for impairment	$ 53,000,000	$43,000,000	$42,500,000

	2019	2018	2017
Finance Receivables:
Ending Balance	$ 840,458,743	$729,783,655	$599,094,594

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties. Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer. The following table presents a summary of loans that were restructured during the year ended December 31, 2019.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	18,680	$ 55,198,024	$ 52,873,724
Real Estate Loans	50	698,205	695,693
Sales Finance Contracts	870	3,226,704	3,086,441
Total	19,600	$ 59,122,933	$ 56,655,858

TDRs that subsequently defaulted during the year ended December 31, 2019 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	5,854	$ 10,583,099
Real Estate Loans	_	-
Sales Finance Contracts	222	546,101
Total	6,076	$ 11,129,200

The following table presents a summary of loans that were restructured during the year ended December 31, 2018.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	16,473	$ 42,571,410	$ 41,169,632
Real Estate Loans	51	468,208	458,496
Sales Finance Contracts	685	1,742,532	1,671,991
Total	17,209	$ 44,782,150	$ 43,300,119

TDRs that subsequently defaulted during the year ended December 31, 2018 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,625	$ 7,364,675
Real Estate Loans	1	4,233
Sales Finance Contracts	144	304,882
Total	4,770	$ 7,673,790

The following table presents a summary of loans that were restructured during the year ended December 31, 2017.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	15,335	$ 34,896,112	$ 33,473,568
Real Estate Loans	34	365,326	346,385
Sales Finance Contracts	480	1,276,646	1,225,663
Total	15,849	$ 36,538,084	$ 35,045,616

TDRs that subsequently defaulted during the year ended December 31, 2017 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,479	$ 6,486,759
Real Estate Loans	2	12,292
Sales Finance Contracts	138	280,244
Total	4,619	$ 6,779,295

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for loan losses.

3.INVESTMENT SECURITIES

Investment securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2019:
Obligations of states and
political subdivisions	$ 192,240,250	$ 11,796,039	$ (24,092)	$ 204,012,197
Corporate securities	130,316	315,009	--	445,325
	$ 192,370,566	$ 12,111,048	$ (24,092)	$ 204,457,522

December 31, 2018:
Obligations of states and
political subdivisions	$ 212,613,724	$ 3,685,239	$ (4,410,689)	$ 211,888,274
Corporate securities	130,316	181,126	--	311,442
	$ 212,744,040	$ 3,866,365	$ (4,410,689)	$ 212,199,716

Investment securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity. The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2019
Obligations of states and
political subdivisions	$ 380,561	$ 8,959	$ -	$ 389,520

December 31, 2018
Obligations of states and
political subdivisions	$ 787,987	$ 10,405	$ (5,109)	$ 793,283

The amortized cost and estimated fair values of investment securities at December 31, 2019, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$ 755,045	$ 1,071,692	$ --	$ --
Due after one year through five years	8,601,153	8,737,391	380,561	389,520
Due after five years through ten year	19,564,023	20,507,348	--	--
Due after ten years	163,450,345	174,141,091	--	--
	$ 192,370,566	$ 204,457,522	$ 380,561	$ 389,520

The following table presents an analysis of investment securities in an unrealized loss position for which other-than-temporary impairments have not been recognized as of December 31, 2019:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligatons of states and political subdivisions	$ 1,206,656	$ (18,941)	$ 986,642	$ (5,151)	$ 2,193,298	$ (24,092)

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

The previous two tables represent 2 investments and 103 investments held by the Company at December 31, 2019 and 2018, respectively, the majority of which were rated “A+” or higher. The unrealized losses on the Company’s investments were the result of interest rate and market fluctuations. Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company did not consider the impairment of these investments to be other-than-temporary at December 31, 2019 or 2018.

Proceeds from sales of securities during 2019 were $14,873,211. Gross gains of $303,539 and gross losses of $-0- were realized on these sales. Proceeds from redemption of investments due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2019 were $9,545,000. Gross and net gains of $38,130 were realized on these redemptions.

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

Assets measured at fair value as of December 31, 2019 and 2018 are available-for-sale investment securities which are summarized below:

	Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2019	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$445,325	$445,325	$--	$--
Obligations of states and political subdivisions	204,012,195	--	204,012,195	--
Available-for-sale investment securities	$204,457,520	$445,325	$204,012,195	$--

	Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2018	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$311,442	$311,442	$--	$--
Obligations of states and political subdivisions	211,888,274	--	211,888,274	--
Available-for-sale investment securities	$212,199,716	$311,442	$211,888,274	$--

5.EQUITY METHOD INVESTMENT:

Prior to 2017, the Company had an investment in Meritage Capital, Centennial Absolute Return Fund, L.P. (the "Fund") accounted for using the equity method of accounting. During 2017, the Company redeemed the investment for $26.9 million. The Company recorded earnings of $.7 million during 2017. Earnings during 2017 were recorded in other revenue on the Company's consolidated statement of income.

6.INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2019 and 2018, 98% of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries. State insurance regulations limit the types of investments an insurance company may hold in its portfolio. These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned insurance subsidiaries are subject to annual limitations and are restricted to the lesser of 10% of statutory surplus or statutory earnings before recognizing realized investment gains of the individual insurance subsidiaries, unless prior approval is obtained from the Georgia Insurance Commissioner. At December 31, 2019, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $110.8 million and $86.6 million, respectively. The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2019, without prior approval of the Georgia Insurance Commissioner, was approximately $14.8 million. In August 2018, the Company filed a request with the Georgia Insurance Department for each of the insurance subsidiaries to be eligible to pay up to $50.0 million in additional extraordinary dividends during 2018. Management requested the approval to ensure the availability of additional liquidity for the Company if needed. In September 2018, the request was approved. The Company elected not to pay any dividends from the insurance subsidiaries during the year ended December 31, 2018. On January 30, 2019, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $50.0 million from the Company’s life insurance subsidiary and $60.0 million from the Company’s property and casualty insurance company during 2019. The request was approved by the Georgia Insurance Department on February 21, 2019. The Company elected not to pay any dividends from the insurance subsidiaries during the year ended December 31, 2019.

7.SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc. As amended to date, the credit agreement provides for borrowings and reborrowing’s of up to $200.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. The credit agreement contains covenants customary for financing transactions of this type. Available borrowings under the credit agreement were $88.7 million and $46.8 million at December 31, 2019 and 2018, at an interest rate of 4.45% and 5.74%, respectively. At December 31, 2019, the Company had borrowings of $111.4 million under the credit agreement. The Company had borrowings of $53.2 under the credit agreement at December 31, 2018.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%. The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus the Applicable Margin or (b) the one month London Interbank Offered Rate (the “LIBOR Rate”) plus the Applicable Margin. The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month. The Applicable Margin is based on the Funded Debt to Adjusted Tangible Net Worth Ratio each month end. If the ratio is less than 2.75 to 1.0, the Applicable Margin will be 275 basis points. If the ratio is greater than or equal to 1.0, the Applicable Margin will be 300 basis points. The interest rate on the credit agreement at December 31, 2019 and 2018 was 4.45% and 5.74%, respectively.

The credit agreement has a commitment termination date of February 28, 2022. Any then- outstanding balance under the Credit Agreement would be due and payable on such date. The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement. Such financial ratio requirements include a minimum equity requirement, a minimum EBITDA ratio and a minimum debt to equity ratio, among others. At December 31, 2019, the Company was in compliance with all financial covenants.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)

2019:
Bank Borrowings	4.45%	$ 111,350	$ 73,307	5.60%
Senior Demand Notes	1.89	76,204	73,498	1.87
Commercial Paper	3.47	402,651	389,597	3.38
All Categories	3.45	590,205	536,402	3.48

2018:
Bank Borrowings	5.74%	$ 53,180	$ 6,999	5.21%
Senior Demand Notes	1.64	77,731	74,267	1.52
Commercial Paper	3.13	373,167	364,362	3.01
All Categories	3.19	499,666	445,628	2.92

2017:
Bank Borrowings	4.49%	$ 55	$ 1	4.21%
Senior Demand Notes	1.48	75,480	72,761	1.47
Commercial Paper	2.98	355,354	346,942	2.99
All Categories	2.73	429,687	419,704	2.85

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at End of Year			Weighted Average Interest Rate During Year
2019	2018	2017	2019	2018	2017

2.96%	2.70%	2.67%	2.81%	2.66%	2.65%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2019 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2020	$ 5,180,779	$ 15,515,082
2021	6,511,938	8,552,806
2022	6,691,806	1,947,256
2023	10,620,501	2,989,880
	$ 29,005,024	$ 29,005,024

9.LEASES

The Company's operations are carried on in locations which are occupied under operating lease agreements. These lease agreements are recorded as operating lease right-of-use (“ROU”) assets and operating lease liabilities. Total operating lease expense was $8,075,073, $7,522,957 and $7,069,292 for the years ended December 31, 2019, 2018 and 2017, respectively. The Company’s minimum aggregate future lease commitments at December 31, 2019 are shown in the table below.

ROU assets represent the Company’s right to use an underlying asset during the lease term and the operating lease liabilities represent the Company’s obligations for lease payments in accordance with the lease. Recognition of ROU assets and liabilities are recognized at the lease commitment based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the lease commitment date or adoption. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term and is recorded in occupancy expense in the condensed statement of income.

Remaining lease terms range from 1 to 10 years. The Company’s leases are not complex and do not contain residual value guarantees, variable lease payments, or significant assumptions or judgments made in applying the requirements of Topic 842. Operating leases with a term of 12 months or less are not recorded on the balance sheet and the related lease expense is recognized on a straight-line basis over the lease term.

The table below summarizes our lease expense and other information related to the Company’s operating leases with respect to FASB ASC 842:

Twelve Months Ended Dec. 31, 2019

Operating lease expense	$ 6,721,970
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	6,564,569
Weighted-average remaining lease term – operating leases (in years)	6.86
Weighted-average discount rate – operating leases	5.67%

Lease Maturity Schedule as of December 31, 2019:	Amount
2020	6,823,468
2021	6,152,783
2022	5,556,754
2023	4,737,533
2024	4,008,787
2025 and beyond	10,848,375
Total	38,127,700
Less interest	(6,472,138)
Present Value of Lease Liability	$ 31,655,562

The table below summarizes our lease commitments related to the Company’s operating leases with respect to FASB ASC 840:

Lease Maturity Schedule as of December 31, 2018:	Amount
2019	$ 7,015,801
2020	5,930,343
2021	4,361,351
2022	2,836,961
2023	1,357,035
2024 and beyond	103,754
Total	$ 21,605,245

10.COMMITMENTS AND CONTINGENCIES

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

Subsequent to December 31, 2019, there was global outbreak of a new strain of coronavirus, COVID-19. The global and domestic response to the COVID-19 outbreak continues to rapidly evolve. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain non-essential businesses and industries. The outbreak could have a continued adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of the novel coronavirus. Management has created as COVID-19 Task Force for the Company which is diligently working to identify and manage potential impact. Nevertheless, the novel coronavirus presents material uncertainty and risk with respect to the Company’s performance and operations, including the potential impact on delinquencies and the allowance for loan losses if our customers experience prolonged periods of unemployment, which could result in material impact to the Company’s future results of operations, cash flows and financial condition.

11.EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan, which is qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation. During 2019, 2018 and 2017, the Company contributed $2,482,686, $2,273,130 and $2,046,905, respectively, in matching funds for employee 401(k) deferred accounts.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as such amount may be adjusted from time to time in accordance with the Code.

12.RELATED PARTY TRANSACTIONS

The Company leased a portion of its properties (see Note 9) for an aggregate of $160,800 per year from certain officers or stockholders.

The Company has an outstanding loan to a real estate development partnership of which David Cheek (son of Ben F. Cheek, III) who beneficially owns 24.24% of the Company’s voting stock, is a partner. The balance on this commercial loan (including principal and accrued interest) was $1,653,489 at December 31, 2019. During 2019, the maximum amount outstanding (including accrued interest) on this loan was $1,653,489. The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Certain directors, officers and stockholders have funds personally invested in the Company’s debt securities. The rates on these debt securities are the same rates provided to other customers.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust. The life insurance policy insures one of the Company’s executive officers. As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust. The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate. A payment of $8,644 for interest accrued during 2019 was applied to the loan on December 31, 2019. No principal payments on this loan were made in 2019. The balance on this loan at December 31, 2019 was $417,614. This was the maximum loan amount outstanding during the year.

13.INCOME TAXES

The Company has elected to be treated as an S corporation for income tax reporting purposes. The taxable income or loss of an S corporation is treated as income of and is reportable in the individual tax returns of the shareholders of the Company in an appropriate allocation. Accordingly, deferred income tax assets and liabilities have been eliminated and no provisions for current and deferred income taxes were made by the Company except for amounts attributable to state income taxes for certain states, which do not recognize S corporation status for income tax reporting purposes. Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company’s subsidiaries as they are not permitted to be treated as S Corporations.

The provision for income taxes for the years ended December 31, 2019, 2018 and 2017 is made up of the following components:

	2019	2018	2017

Current – Federal	$ 3,207,966	$ 2,689,220	$ 5,043,587
Current – State	126,466	--	--
Total Current	3,334,432	2,689,220	5,043,587

Deferred – Federal	444,780	522,773	(2,445,235)

Total Provision	$ 3,779,212	$ 3,211,993	$ 2,598,352

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2019 and 2018. These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)
	2019	2018
Insurance Commissions	$ (4,284,082)	$ (3,769,816)
Unearned Premium Reserves	1,848,978	1,617,672
Deferred Acquisition Cost Amortization	(1,221,520)	(981,719)
SPAE Capitalization	32,616	30,227
STAT & Tax Reserve	502,808	410,714
GAAP/STAT Premium Tax	(201,996)	(180,914)
Unrealized Loss (Gain) on
Marketable Debt Securities	2,472,109	152,345
Other	(60,301)	(64,881)
	$ (5,855,606)	$ (2,786,372)

The Company's effective tax rate for the years ended December 31, 2019, 2018 and 2017 is analyzed as follows. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) resulted in significant changes to the U.S. tax code, including a reduction in the maximum federal corporate income tax rate from 35% to 21%, effective January 1, 2018. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Accordingly, the Company was required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. The Company performed an analysis as of December 31, 2017 and recorded a $2.3 million impact for this one-time non-cash charge to the statement of income. The SEC staff also issued the Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the TCJA’s impact. In accordance with the SAB 118, a company must reflect the income tax effects of those aspects of the TCJA for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the TCJA is incomplete but is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. There are no amounts that were considered incomplete or provisional. Our accounting for all elements for the TCJA is now complete, consistent with the closing of the SAB 118 measurement period on December 22, 2018. As a result of guidance released by IRS, the company recorded immaterial adjustments which resulted in no impact on our effective tax rate during the current year.

	2019	2018	2017
Statutory Federal income tax rate	21.0%	21.0%	34.0%
Tax Reform Act Impact	-	-	(13.0)
Tax effect of S corporation status	6.7	(.4)	2.9
Tax exempt income	(6.4)	(5.1)	(9.8)
Miscellaneous	.8	.1	.7
Effective Tax Rate	22.1%	15.6%	14.8%

14.SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280. FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

Prior to 2018, the Company had seven divisions which comprised its operations: Division I through Division V, Division VII and Division VIII. Each division consisted of a number of branch offices that were aggregated based on vice president responsibility and geographical location. Division I consisted of offices located in South Carolina. Offices in North Georgia comprised Division II and Division III consisted of offices in South Georgia. Division IV represented our Alabama offices, Division V represented our Mississippi offices, Division VII represented our Tennessee offices and Division VIII represented our Louisiana offices. During the first quarter of 2018, the Company separated Division II and Division III, which together encompassed operations in Georgia, into three separate divisions, creating Division IX under a newly appointed vice president. The following division financial data has been retrospectively presented to give effect to the current structure. The change in reporting structure had no impact on the previously reported consolidated results.

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

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2019 followed by a reconciliation to consolidated Company data.

	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 32.3	$ 29.0	$ 26.9	$ 32.4	$ 19.0	$ 18.8	$ 15.9	$ 26.1	$ 200.4
Insurance Income	5.3	6.8	8.1	4.4	3.5	3.2	3.7	6.7	41.7
Other	.1	1.1	1.0	1.1	.7	.5	.5	1.0	6.0
	37.7	36.9	36.0	37.9	23.2	22.5	20.1	33.8	248.1

Expenses:
Interest Cost	2.8	3.0	2.8	3.3	1.8	1.8	1.5	2.7	19.7
Provision for Loan Losses	8.4	6.1	5.9	8.2	5.0	5.9	4.1	6.1	49.7
Depreciation	.5	.4	.3	.5	.4	.4	.4	.5	3.4
Other	13.3	12.8	12.5	14.2	10.3	9.8	10.1	13.1	96.1
	25.0	22.3	21.5	26.2	17.5	17.9	16.1	22.4	168.9

Division Profit	$ 12.7	$ 14.6	$ 14.5	$ 11.7	$ 5.7	$ 4.6	$ 4.0	$ 11.4	$ 79.2

Division Assets:
Net Receivables	$ 100.3	$ 103.1	$ 99.4	$ 116.4	$ 63.2	$ 67.8	$ 54.8	$ 92.4	$ 697.4
Cash	.2	.3	.4	.4	.3	.2	.2	.3	2.3
Net Fixed Assets	1.0	1.0	.7	1.4	1.6	1.4	.9	1.1	9.1
Other Assets	3.5	4.8	3.4	5.4	3.2	3.7	3.2	4.4	31.6
Total Division Assets	$ 105.0	$ 109.2	$ 103.9	$ 123.6	$ 68.3	$ 73.1	$ 59.1	$ 98.2	$ 740.4

RECONCILIATION:	2019
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 248.1
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	7.4
Timing difference of insurance income allocation to divisions	7.7
Other revenues not allocated to divisions	.0
Consolidated Revenues (1)	$ 263.3

Net Income:
Total profit or loss for reportable divisions	$ 79.2
Corporate earnings not allocated	15.2
Corporate expenses not allocated	(77.3)
Consolidated Income Before Income Taxes	$ 17.1

Assets:
Total assets for reportable divisions	$ 740.4
Loans held at corporate level	2.4
Unearned insurance at corporate level	(31.6)
Allowance for loan losses at corporate level	(53.0)
Cash and cash equivalents held at corporate level	56.1
Investment securities at corporate level	204.9
Equity method investment at corporate level	.0
Fixed assets at corporate level	6.3
Other assets at corporate level	13.7
Consolidated Assets	$ 939.2

Note 1:Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2018 followed by a reconciliation to consolidated Company data.

Year 2018	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 26.2	$ 26.3	$ 24.5	$ 29.7	$ 17.0	$ 13.1	$ 13.0	$ 22.9	$ 172.7
Insurance Income	4.4	6.0	7.6	4.2	3.2	2.5	3.0	6.2	37.1
Other	.1	1.0	1.1	1.0	.6	.4	.5	1.0	5.7
	30.7	33.3	33.2	34.9	20.8	16.0	16.5	30.1	215.5

Expenses:
Interest Cost	1.9	2.2	2.1	2.5	1.3	1.1	1.0	1.9	14.0
Provision for Loan Losses	5.4	4.9	5.4	7.1	3.8	3.8	3.1	5.1	38.6
Depreciation	.5	.5	.3	.5	.3	.3	.3	.5	3.2
Other	12.6	12.2	12.0	13.2	9.5	8.2	8.8	12.0	88.5
	20.4	19.8	19.8	23.3	14.9	13.4	13.2	19.5	144.3

Division Profit	$ 10.3	$ 13.5	$ 13.4	$ 11.6	$ 5.9	$ 2.6	$ 3.3	$ 10.6	$ 71.2

Division Assets:
Net Receivables	$ 85.0	$ 95.3	$ 88.2	$ 105.4	$ 55.0	$ 53.8	$ 44.4	$ 82.9	$ 610.0
Cash	.3	.4	.4	.4	.3	.2	.3	.3	2.6
Net Fixed Assets	1.0	1.1	.7	1.4	.9	1.0	.7	1.1	7.9
Other Assets	-	-	.1	.2	.1	-	.1	.1	.6
Total Division Assets	$ 86.3	$ 96.8	$ 89.4	$ 107.4	$ 56.3	$ 55.0	$ 45.5	$ 84.4	$ 621.1

RECONCILIATION:	2018
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 215.5
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	7.2
Timing difference of insurance income allocation to divisions	7.2
Other revenues not allocated to divisions	.1
Consolidated Revenues (1)	$ 230.1

Net Income:
Total profit or loss for reportable divisions	$ 71.2
Corporate earnings not allocated	14.5
Corporate expenses not allocated	(65.2)
Consolidated Income Before Income Taxes	$ 20.5

Assets:
Total assets for reportable divisions	$ 621.1
Loans held at corporate level	2.4
Unearned insurance at corporate level	(27.3)
Allowance for loan losses at corporate level	(43.0)
Cash and cash equivalents held at corporate level	11.4
Investment securities at corporate level	213.0
Equity method investment at corporate level	-
Fixed assets at corporate level	7.5
Other assets at corporate level	11.3
Consolidated Assets	$ 796.4

Note 1:Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2017 followed by a reconciliation to consolidated Company data.

Year 2017	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 21.3	$ 24.4	$ 23.0	$ 27.3	$ 14.7	$ 9.5	$ 10.8	$ 20.3	$ 151.3
Insurance Income	3.5	7.1	7.9	4.0	2.9	2.0	2.6	6.5	36.5
Other	.1	.7	.7	.8	.5	.3	.5	.8	4.4
	24.9	32.2	31.6	32.1	18.1	11.8	13.9	27.6	192.2

Expenses:
Interest Cost	1.6	2.2	2.1	2.3	1.2	.8	.9	1.7	12.8
Provision for Loan Losses	4.9	5.7	5.4	7.0	3.2	3.3	2.9	6.0	38.4
Depreciation	.4	.5	.3	.4	.3	.3	.3	.5	3.0
Other	11.8	12.0	11.4	12.7	8.9	6.9	8.1	11.9	83.7
	18.7	20.4	19.2	22.4	13.6	11.3	12.2	20.1	137.9

Division Profit	$ 6.2	$ 11.8	$ 12.4	$ 9.7	$ 4.5	$ .5	$ 1.7	$ 7.5	$ 54.3

Division Assets:
Net Receivables	$ 64.9	$ 82.4	$ 77.7	$ 92.8	$ 47.7	$ 36.8	$ 35.9	$ 68.5	$ 506.7
Cash	.4	.5	.6	.5	.4	.2	.3	.4	3.3
Net Fixed Assets	1.1	1.5	.9	1.3	.8	1.0	.8	1.4	8.8
Other Assets	-	-	-	.4	.2	-	-	-	.6
Total Division Assets	$ 66.4	$ 84.4	$ 79.2	$ 95.0	$ 49.1	$ 38.0	$ 37.0	$ 70.3	$ 519.4

RECONCILIATION:	2017
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 192.2
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	6.6
Timing difference of insurance income allocation to divisions	5.8
Other revenues not allocated to divisions	1.0
Consolidated Revenues (1)	$ 205.7

Net Income:
Total profit or loss for reportable divisions	$ 54.3
Corporate earnings not allocated	13.5
Corporate expenses not allocated	(50.3)
Consolidated Income Before Income Taxes	$ 17.5

Assets:
Total assets for reportable divisions	$ 519.4
Loans held at corporate level	2.0
Unearned insurance at corporate level	(20.5)
Allowance for loan losses at corporate level	(42.5)
Cash and cash equivalents held at corporate level	31.9
Investment securities at corporate level	209.6
Equity method investment at corporate level	-
Fixed assets at corporate level	6.7
Other assets at corporate level	11.6
Consolidated Assets	$ 718.2

Note 1:Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Principal Occupation, Has Served as a
NameTitle and CompanyDirector Since

Ben F. Cheek, IVChairman of Board,2001
1st Franklin Financial Corporation

Ben F. Cheek, IIIChairman Emeritus,1967
1st Franklin Financial Corporation

Virginia C. HerringPresident and Chief Executive OfficerMarch 23, 2020

A. Roger GuimondExecutive Vice President and2004
Chief Financial Officer,
1st Franklin Financial Corporation

James H. Harris, IIIRetired Owner,2014
Unichem Technologies, Inc.
Retired Owner,
Moonrise Distillery

Jerry J. Harrison, Jr.Chief Executive OfficerMarch 23, 2020 Five Stand Capital

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

Ben F. Cheek, IVChairman of Board 2015

Virginia C. HerringPresident and Chief Executive Officer2015

A. Roger GuimondExecutive Vice President & Chief Financial Officer1991

C. Michael HaynieExecutive Vice President - Human Resouces2006

Karen S. O'ShieldsExecutive Vice President – Chief Learning Officer2017 (Served as Executive Vice President – Strategic Development from 2016 until 2017.)

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

BRANCH OPERATIONS

DIVISION I – SOUTH CAROLINA		DIVISION II – NORTH GEORGIA

M. Summer Clevenger	Vice President	Shelia H. Garrett Virginia K. Palmer	Vice President Vice President

Regional Operations Directors		Regional Operations Directors

Nicholas D. Blevins	Richard D. Poole, III	J. Derrick Blalock	Sharon S. Langford
Richard F. Corirossi	Gerald D. Rhoden	A. Keith Chavis	Harriet H. Welch
Becki B. Lawhon	Gregory A. Shealy	Janee G. Huff	Robert D. Whitlock
Tammy T. Lee

DIVISION III – SOUTH GEORGIA		DIVISION IX – WEST GEORGIA

Marcus C. Thomas	Vice President	Jennifer C. Purser	Vice President

Regional Operations Directors		Regional Operations Directors

William J. Daniel	Jeffrey C. Lee	Ronald E. Byerly	James A. Mahaffey
Deirdre A. Dunnam	Sylvia J. McClung	Kimberly L. Golka	Faye A. Page
Judy A. Landon	Deloris O’Neal	Diana L. Lewis	F. Cliff Snyder

DIVISION IV – ALABAMA		DIVISION V – MISSISSIPPI

Michael J. Whitaker	Vice President	James P. Smith, III	Vice President

Regional Operations Directors		Regional Operations Directors

M. Peyton Givens	Joseph M. Pickens	Maurice J. Bize, Jr.	Chad H. Frederick
Jerry H. Hughes	Michael E. Shankles	Carla A. Eldridge	Marty B. Miskelly
Jeffrey A. Lindberg	Michael L. Spriggs	Jimmy R. Fairbanks, Jr.
Johnny M. Olive

DIVISION VII – TENNESSEE		DIVISION VIII – LOUISIANA

Joseph R. Cherry	Vice President	John B. Gray	Vice President

Regional Operations Directors		Regional Operations Directors
Brian M. Hill	William N. Murillo	Sonya L. Acosta	Tabatha A. Green
Tammy R. Hood	Joshua C. Nickerson	Bryan W. Cook	Anthony B. Seney
J. Steven Knotts	Melissa D. Stewart	L. Christopher Deakle

HOME OFFICE ADMINSTRATION

Richard J. Brandt Angela C. Brock Lynn E. Cox	Vice President – Internal Audit Vice President – Compliance Secretary & Treasurer	Brian D. Lingle Gary L. McQuain	Vice President – Controller Senior Vice President – Operations
Vice President – Investment Center
Johnny E. Coxx Brian J. Gyomory	Vice President – Information Technology / Infrastructure Senior Vice President – Finance	Jeffrey R. Thompson Mark J. Scarpitti	Vice President – Human Resources Deputy General Counsel

___________________

2019 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

*********************

** PICTURE OF EMPLOYEES **

*********************

This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Fitzgerald, Georgia staff for this significant achievement. The Friendly Franklin Folks salute you!

(Graphic showing state maps of Alabama, Georgia, Louisiana, Mississippi, South Carolina and Tennessee which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Brewton	Fayette	Jasper	Oxford	Scottsboro
Albertville	Center Point	Florence	Mobile	Ozark	Selma
Alexander City	Clanton	Fort Payne	Moody	Pelham	Sylacauga
Andalusia	Cullman	Gadsden	Moulton	Prattville	Tallassee
Arab	Decatur	Hamilton	Muscle Shoals	Robertsdale	Troy
Athens	Dothan (2)	Huntsville (2)	Opelika	Russellville (2)	Tuscaloosa
Bay Minette	Enterprise	Jackson	Opp	Saraland	Wetumpka
Bessemer
GEORGIA
Acworth	Canton	Dalton	Greensboro	Manchester	Swainsboro
Adel	Carrollton	Dawson	Griffin	McDonough	Sylvania
Albany (2)	Cartersville	Douglas (2)	Hartwell	Milledgeville	Sylvester
Alma	Cedartown	Douglasville	Hawkinsville	Monroe	Thomaston
Americus	Chatsworth	Dublin	Hazlehurst	Montezuma	Thomasville
Athens (2)	Clarkesville	East Ellijay	Helena	Monticello	Thomson
Augusta	Claxton	Eastman	Hinesville (2)	Moultrie	Tifton
Bainbridge	Clayton	Eatonton	Hiram	Nashville	Toccoa
Barnesville	Cleveland	Elberton	Hogansville	Newnan	Tucker
Baxley	Cochran	Fayetteville	Jackson	Perry	Valdosta
Blairsville	Colquitt	Fitzgerald	Jasper	Pooler	Vidalia
Blakely	Columbus (2)	Flowery Branch	Jefferson	Richmond Hill	Villa Rica
Blue Ridge	Commerce	Forest Park	Jesup	Rome	Warner Robins (2)
Bremen	Conyers	Forsyth	Kennesaw	Royston	Washington
Brunswick	Cordele	Fort Valley	LaGrange	Sandersville	Waycross
Buford	Cornelia	Fort Oglethorpe	Lavonia	Sandy Springs	Waynesboro
Butler	Covington	Gainesville	Lawrenceville	Savannah	Winder
Cairo	Cumming	Garden City	Macon (2)	Statesboro
Calhoun	Dahlonega	Georgetown	Madison	Stockbridge
LOUISIANA
Abbeville	Covington	Hammond	LaPlace	Morgan City	Ruston
Alexandria	Crowley	Houma	Leesville	Natchitoches	Slidell
Baker	Denham	Jena	Marksville	New Iberia	Sulphur
Springs
Bastrop	DeRidder	Kenner	Marrero	Opelousas	Thibodaux
Baton Rouge	Eunice	Lafayette	Minden	Pineville	West Monroe
Bossier City	Franklin	Lake Charles	Monroe	Prairieville	Winnsboro
MISSISSIPPI
Amory	Columbus	Hattiesburg	Kosciusko	Olive Branch	Ridgeland
Batesville	Corinth	Hazlehurst	Magee	Oxford	Ripley
Bay St. Louis	D’Iberville	Hernando	McComb	Pearl	Senatobia
Booneville	Forest	Houston	Meridian	Philadelphia	Starkville
Brookhaven	Greenwood	Iuka	New Albany	Picayune	Tupelo
Carthage	Grenada	Jackson	Newton	Pontotoc	Winona
Columbia	Gulfport
SOUTH CAROLINA
Aiken	Cheraw	Georgetown	Laurens	North Charleston	Spartanburg
Anderson	Chester	Greenwood	Lexington	North Greenville	Summerville
Batesburg- Leesville	Columbia	Greer	Manning	North Myrtle Beach	Sumter
Beaufort	Conway	Hartsville	Marion	Orangeburg	Union
Boiling Springs	Dillon	Irmo	Moncks Corner	Rock Hill	Walterboro
Camden	Easley	Lake City	Myrtle Beach	Seneca	Winnsboro

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

SOUTH CAROLINA (Continued)
Cayce	Florence	Lancaster	Newberry	Simpsonville	York
Charleston	Gaffney

TENNESSEE
Athens	Crossville	Gallatin	Lafayette	Maryville	Savannah
Bristol	Dayton	Greeneville	LaFollette	Morristown	Sevierville
Clarksville	Dickson	Hixson	Lebanon	Murfreesboro	Smyrna
Cleveland	Dyersburg	Jackson	Lenoir City	Newport	Tazewell
Columbia	Elizabethton	Johnson City	Lexington	Powell	Tullahoma
Cookeville	Fayetteville	Kingsport	Madisonville	Pulaski	Winchester

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

"Serving communities by offering opportunities to individuals and families through financial services.”

CORE VALUES:

➢Team: Be Trustworthy

➢Impact: Be Intentional

➢People: Be Exceptional

➢Service: Be Humble