Form 10-K, Exhibit 13
period 2020-12-31
1st FRANKLIN FINANCIAL CORP
filed 2021-03-30
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2020

TABLE OF CONTENTS

The Company	1

Chairman's Letter	4

Selected Financial Data	5

Business	6

Sources of Funds and Common Stock Matters	13

Management's Discussion and Analysis of Financial Condition and Results of Operations	15

Report of Independent Registered Public Accounting Firm	25

Consolidated Financial Statements	27

Directors and Executive Officers	54

Corporate Information	55

Ben F. Cheek, Jr. Office of the Year	58

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans.  As of December 31, 2020, the business was operated through 119 branch offices in Georgia, 47 in Alabama, 44 in South Carolina, 38 in Mississippi, 36 in Louisiana and 36 in Tennessee.  The Company had 1,476 employees as of December 31, 2020.

As of December 31, 2020, the resources of the Company were invested principally in loans, which comprised 65% of the Company's assets.  The majority of the Company's revenues are derived from finance charges earned on loans and other outstanding receivables.  Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Our corporate website address is www.1FFC.com.  The information posted on our website is not incorporated into this Annual Report.

This Annual Report

Is Dedicated to

(Picture of Dr. Robert Thompson)

Dr. Robert E. Thompson

(1930-2021)

On March 19, 2021, 1st Franklin Financial lost a former longtime member of its Board of Directors.  Dr. Robert Thompson, or “Doctor Bob” as he was known to many of his patients through the years, was a dedicated member of our Board of Directors for 42 years.  Dr. Thompson spent many years caring for the citizens of Toccoa-Stephens County and the surrounding counties as a physician at the Toccoa Clinic.

Dr. Thompson was a veteran having served as a Captain in the United States Air Force and a supporter of the Currahee Military Museum and Veterans Coffee Club.  He was a member of the Toccoa Presbyterian Church serving in many capacities and as an Elder.  Outside of the medical profession, Dr. Thompson held many volunteer positions including Commissioner of the Toccoa Housing Authority and Northeast Georgia Housing Authority, Advancement Chairman for the Piedmont District Eagle Scouts of the BSA, President of the Toccoa-Stephens County Chamber of Commerce, numerous leadership positions in the Lions Club and the President of the Composite State Board of Medical Examiners.

When not doctoring and volunteering, Dr. Thompson loved to travel with his wife Mary Sue.  They enjoyed ballroom dancing as well as square dancing.  Dr. Thompson also loved being outdoors hiking, birding and supporting the Georgia Botanical Society.  Toccoa has lost a wonderful and caring physician and 1st Franklin Financial has lost a mentor that guided us through 42 of our 80 years with his wisdom and support.

To our Investors, Bankers, Co-Workers, Customers and Friends,

Each year 1st Franklin Financial strives to embrace our mission statement and core values.  The year 2020 was no exception.  While 2020 was a year to remember for many reasons, 2020 was also a year our team did what many feared could not be done.  Growth goals were met, both in our loan portfolio and in our Investment Center.  We maintained our delinquency projections, made several acquisitions that will allow us to serve new communities in the Southeast and surpassed $1 billion dollars in total assets.  All of this was accomplished while continuing to offer opportunities to individuals and their families through our financial products in a safe and healthy atmosphere.  We began 2020 with our slogan being: 20/20 A Visible Difference.  High expectations and excitement soon turned to high anxiety and uncertainty.  As the COVID-19 pandemic made its presence known in the country, some of our more aggressive goals were put on hold and we started asking some questions: How do we continue doing what we do?  How do we continue to offer our services to those who depend on us daily?  How do we protect our employees and customers while continuing to be the “Friendly Franklin Folks”?

As our economy was being thrown into chaos, our executive management team, led by President and CEO, Ginger Herring, began meeting daily along with representatives from all facets of the company.  Direct communication to our employees and our customers was a priority and business operations continued without interruption, though they did take on a new look.  We were classified as an “essential business” in all the states in which we operate.  Masks, hand sanitizer, lobbies with appointments only, abbreviated home office staff, work-from-home team members and a strict COVID-19 exposure protocol became commonplace.  Simply put, our response plan was to protect our employees, customers and investors and to continue to offer our services while following all federal and state guidelines and executive orders.  The following report contains the financial details of a year I would not have imagined possible after the pandemic hit.  A few of the highlights are listed below.

Total Asset growth of $74.5 million or 8% ending the year with $1.01 billion in total assets.

Year End delinquency rate of 5.91% of 30 days and more.

13 acquisitions totaling $13.9 million aiding a net loan portfolio growth of 7%.

With 2020 behind us, we now look to the future in 2021, our 80th year of serving communities’ wants and needs.  From its beginning in 1941 as Franklin Discount Company, to 2021, 1st Franklin Financial Corporation has been blessed to be the first choice for many customers’ credit needs such as a first car, first bedroom or living room set, or first home.  1st Franklin Financial is celebrating 80 years like it was our 1st.

My deepest gratitude to all of you for your continued support and the confidence you placed with us during 2020.  Our pledge to you is to continue earning that support for the next 80 years.

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

	Year Ended December 31
	2020	2019	2018	2017	2016
Selected Consolidated Statement of Income Statement Data:	(In 000's, except ratio data)

Revenues:
Interest and Finance Charges	$ 213,087	$ 200,578	$ 172,804	$ 151,433	$ 152,721
Investment Income	6,882	7,353	7,134	6,650	5,508
Insurance	49,781	49,355	44,387	42,265	47,621
Other	5,420	6,047	5,732	5,399	5,266

Net Interest Income	198,766	188,418	166,056	145,178	144,797
Interest Expense	21,203	19,513	13,882	12,905	13,432
Provision for Credit Losses	56,689	59,696	39,207	32,355	67,563
Income Before Income Taxes	19,277	17,128	20,553	17,504	6,330
Net Income	15,890	13,348	17,341	14,906	1,044

	As of December 31
	2020	2019	2018	2017	2016
Selected Statement of Financial Position Data:	(In 000's, except ratio data)

Net Loans	$ 660,738	$ 615,160	$ 542,108	$ 445,659	$ 383,184
Total Assets	1,013,656	939,180	796,368	718,235	673,985
Senior Debt	637,796	591,091	500,323	426,731	409,792
Subordinated Debt	30,075	29,005	30,270	33,488	34,848
Stockholders’ Equity	278,439	261,496	240,860	232,096	211,738

Ratio of Total Liabilities to Stockholders’ Equity	2.64	2.59	2.31	2.09	2.18

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, primarily in making direct cash loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time.  We also purchase sales finance contracts from various retail dealers.  At December 31, 2020, direct cash loans comprised 85%, real estate loans comprised 4% and sales finance contracts comprised 11% of our outstanding loans, respectively.

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

Finance charges account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

Year Ended December 31
	2020	2019	2018	2017	2016
	(in thousands)

Direct Cash Loans	$ 192,976	$ 185,631	$ 161,337	$ 142,072	$ 143,864
Real Estate Loans	6,555	5,859	4,970	4,175	3,710
Sales Finance Contracts	13,556	9,088	6,497	5,186	5,147
Total Finance Charges	$ 213,087	$ 200,578	$ 172,804	$ 151,433	$ 152,721

Our business consists mainly of making loans to individuals (consumer loans) who depend primarily on their earnings to meet their repayment obligations.  We make direct cash loans primarily to people who need money for some non-recurring or unforeseen expense, for debt consolidation, or to purchase household goods such as furniture and appliances.  These loans are generally repayable in 6 to 60 monthly installments and generally do not exceed $15,000 in amount financed.  Approximately 75% of our consumer loans are secured by personal property (other than certain household goods) and/or motor vehicles. We believe that the interest and fees we charge on these loans are in compliance with applicable federal and state laws.

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

Sales finance contracts are contracts purchased from retail dealers.  These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $15,000 in amount financed.  We believe that the interest and fees we charge on these contracts are in compliance with applicable federal and state laws.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	Year Ended December 31
	2020	2019	2018	2017	2016

Direct Cash Loans	31.45%	32.03%	32.66%	34.56%	35.29%
Real Estate Loans	17.16	17.36	17.55	16.82	16.45
Sales Finance Contracts	19.13	18.86	19.12	19.57	20.12

The following table contains certain information about our operations:

	As of December 31
	2020	2019	2018	2017	2016

Number of Branch Offices	320	319	315	308	295
Number of Employees	1,476	1,513	1,488	1,439	1,360
Average Total Loans Outstanding Per Branch (in 000's)	$ 2,860	$ 2,647	$ 2,328	$ 1,953	$ 1,797
Average Number of Loans Outstanding Per Branch	849	895	873	866	922

DESCRIPTION OF LOANS
	Year Ended December 31
	2020	2019	2018	2017	2016
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	49,942	62,336	59,739	68,162	91,383

Number of Loans Made to Former Borrowers	55,088	65,452	64,727	69,317	54,813

Number of Loans Made to Present Borrowers	147,228	186,601	187,163	193,601	182,763

Total Number of Loans Made	252,258	314,389	311,629	331,080	328,959

Total Volume of Loans Made (in 000’s)	$ 891,358	$ 953,356	$ 895,904	$ 791,293	$ 701,835

Average Size of Loan Made	$ 3,534	$ 3,032	$ 2,875	$ 2,390	$ 2,134

Number of Loans Outstanding	249,880	263,181	255,132	249,793	254,315

Total Loans Outstanding (in 000’s)	$ 777,569	$ 737,255	$ 651,085	$ 540,380	$ 474,558

Percent of Total Loans Outstanding	85%	87%	89%	90%	89%
Average Balance on Outstanding Loans	$ 3,112	$ 2,801	$ 2,552	$ 2,163	$ 1,866

REAL ESTATE LOANS:

Total Number of Loans Made	480	553	538	517	477

Total Volume of Loans Made (in 000’s)	$ 11,871	$ 13,423	$ 12,307	$ 11,228	$ 10,128

Average Size of Loan Made	$ 24,731	$ 24,273	$ 22,876	$ 21,717	$ 21,232

Number of Loans Outstanding	1,880	1,812	1,666	1,580	1,503

Total Loans Outstanding (in 000’s)	$ 39,960	$ 37,255	$ 31,655	$ 27,117	$ 24,609

Percent of Total Loans Outstanding	4%	5%	4%	4%	5%
Average Balance on Outstanding Loans	$ 21,256	$ 20,560	$ 19,001	$ 17,163	$ 16,373

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	14,556	18,081	17,185	13,777	15,725

Total Volume of Contracts Purchased (in 000’s)	$ 97,371	$ 69,373	$ 55,723	$ 36,933	$ 34,928

Average Size of Contract Purchased	$ 6,689	$ 3,837	$ 3,243	$ 2,261	$ 2,221

Number of Contracts Outstanding	19,961	20,616	18,127	15,377	16,253

Total Contracts Outstanding (in 000’s)	$ 103,258	$ 70,019	$ 50,694	$ 34,315	$ 30,962

Percent of Total Loans Outstanding	11%	8%	7%	6%	6%
Average Balance on Outstanding Loans	$ 5,173	$ 3,396	$ 2,797	$ 2,232	$ 1,905

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

	Year Ended December 31
	2020	2019	2018	2017	2016
	(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$ 878,846	$ 949,874	$ 895,126	$ 779,567	$ 672,670
Real Estate Loans	11,846	13,423	12,307	11,228	10,128
Sales Finance Contracts	96,003	68,573	55,172	35,536	32,705
Net Bulk Purchases	13,905	4,282	1,329	13,123	31,388

Total Loans Originated / Acquired	$ 1,000,600	$ 1,036,152	$ 963,934	$ 839,454	$ 746,891

	LOANS LIQUIDATED *

Direct Cash Loans	$ 851,044	$ 867,185	$ 785,199	$ 725,471	$ 722,114
Real Estate Loans	9,166	7,823	7,769	8,720	7,647
Sales Finance Contracts	64,132	50,048	39,344	33,580	34,037

Total Loans Liquidated	$ 924,342	$ 925,056	$ 832,312	$ 767,771	$ 763,798

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$ 777,569	$ 737,255	$ 651,085	$ 540,380	$ 474,558
Real Estate Loans	39,960	37,255	31,655	27,117	24,609
Sales Finance Contracts	103,258	70,019	50,694	34,315	30,962
Total Loans Outstanding	$ 920,787	$ 844,529	$ 733,434	$ 601,812	$ 530,129

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$ 107,850	$ 103,810	$ 88,660	$ 68,771	$ 56,143
Real Estate Loans	6	28	41	67	105
Sales Finance Contracts	24,847	14,910	9,676	5,601	4,603

Total Unearned Finance Charges	$ 132,703	$ 118,748	$ 98,377	$ 74,439	$ 60,851

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

	As of December 31
	2020	2019	2018	2017	2016
Number of Bankrupt Delinquency Resets	335	378	535	417	617

The Company tracks the dollar amount of loans in bankruptcy on which the delinquency rating was changed.  During 2020 and 2019, the delinquency rating changed as a result of court-initiated repayment plans on bankrupt accounts with principal balances totaling $2.4 million and $2.0 million, respectively.  This represented approximately .28% and .26% of the average principal loan portfolios outstanding during 2020 and 2019, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

	As of December 31
	2020	2019	2018	2017	2016
	in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$ 10,779	$ 11,619	$ 9,541	$ 7,905	$ 9,233
Percentage of Principal Outstanding	1.39%	1.58%	1.47%	1.47%	1.94%
90 Days or More Past Due	$ 18,094	$ 24,972	$ 20,261	$ 17,475	$ 17,290
Percentage of Principal Outstanding	2.33%	3.40%	3.12%	3.25%	3.63%

REAL ESTATE LOANS:
60-89 Days Past Due	$ 223	$ 340	$ 330	$ 321	$ 305
Percentage of Principal Outstanding	.57%	.93%	1.06%	1.21%	1.26%
90 Days or More Past Due	$ 1,438	$ 1,592	$ 1,142	$ 1,171	$ 1,226
Percentage of Principal Outstanding	3.66%	4.35%	3.68%	4.40%	5.09%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$ 1,341	$ 754	$ 573	$ 447	$ 443
Percentage of Principal Outstanding	1.31%	1.09%	1.14%	1.31%	1.43%
90 Days or More Past Due	$ 2,261	$ 1,755	$ 1,193	$ 843	$ 815
Percentage of Principal Outstanding	2.21%	2.53%	2.38%	2.47%	2.62%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

	Year Ended December 31
	2020	2019	2018	2017	2016
	(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$ 577,978	$ 586,765	$ 500,754	$ 416,969	$ 412,682
Liquidations	$ 851,044	$ 867,185	$ 785,199	$ 725,471	$ 722,114
Net Losses	$ 42,143	$ 47,228	$ 37,131	$ 36,968	$ 50,936
Net Losses as % of Average Net Loans	7.29%	8.05%	7.42%	8.87%	12.34%
Net Losses as % of Liquidations	4.95%	5.45%	4.73%	5.10%	7.05%

	REAL ESTATE LOANS

Average Net Loans	$ 36,128	$ 34,438	$ 28,924	$ 25,365	$ 23,046
Liquidations	$ 9,166	$ 7,823	$ 7,769	$ 8,720	$ 7,647
Net Losses	$ 42	$ 40	$ 27	$ 62	$ (3)
Net Losses as a % of Average Net Loans	.12%	.12%	.09%	.24%	(.01%)
Net Losses as a % of Liquidations	.46%	.51%	.35%	.71%	(.04%)

	SALES FINANCE CONTRACTS

Average Net Loans	$ 66,681	$ 49,001	$ 34,499	$ 26,724	$ 25,905
Liquidations	$ 64,132	$ 50,048	$ 39,344	$ 33,580	$ 34,037
Net Losses	$ 3,335	$ 2,428	$ 1,549	$ 1,325	$ 1,630
Net Losses as % of Average Net Loans	5.00%	4.96%	4.49%	4.96%	6.29%
Net Losses as % of Liquidations	5.20%	4.85%	3.94%	3.95%	4.79%

ALLOWANCE FOR CREDIT LOSSES

We determine the allowance for credit losses by reviewing our previous loss experience, reviewing specifically identified loans where collection is believed to be doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio.  Such allowance is, in our opinion, sufficient to provide adequate protection against expected credit losses in the current loan portfolio.  For additional information about Management’s approach to estimating and evaluating the allowance for credit losses, see Note 2 “Loans” in the Notes to the Consolidated Financial Statements.

SEGMENT FINANCIAL INFORMATION

For additional financial information about our segments and the divisions of our operations, see Note 13 “Segment Financial Information” in the Notes to Consolidated Financial Statements.

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

HUMAN CAPITAL RESOURCES:

As of December 31, 2020, the Company had 1,476 employees, located in Alabama, Georgia, Louisiana, Mississippi, South Carolina and Tennessee.  The development, attraction and retention of employees is a strong focus of the Company, as is fostering and maintaining a strong, healthy corporate culture.

Our employees play an important role in the success of the Company.  We are committed to attracting, retaining and promoting high quality talent regardless of sex, race, color, national origin, age or religion.  The Company is dedicated to providing a place of work for employees that is supportive, free from discrimination and harassment, and rewarding for employees.  Benefit programs offered to employees include competitive salaries, incentive awards and 401(k) retirement savings plans with company match.  Various health insurance plans are also available for employees.

We are committed to advancing a safe work environment for our employees.  We adhere, and expect all of our employees to adhere, to our Code of Business Conduct and Ethics, which, among other things, sets forth numerous policies designed to provide for a safe, ethical, respectful and compliant work environment. We expect our employees to follow our core values listed below:

"   Team:       Be Trustworthy

"   Impact:     Be Intentional

"   People:     Be Exceptional

"   Service:    Be Humble

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business.  Our various sources of funds as a percent of total liabilities and stockholders’ equity and the number of persons investing in the Company's debt securities were as follows:

	As of December 31
	2020	2019	2018	2017	2016

Bank Borrowings	11.73%	11.86%	6.68%	--%	--%
Senior Debt	51.19	51.08	56.15	59.41	60.80
Subordinated Debt	2.97	3.09	3.80	4.67	5.17
Other Liabilities	6.64	6.13	3.13	3.61	2.61
Stockholders’ Equity	27.47	27.84	30.24	32.31	31.42
Total	100.00%	100.00%	100.00%	100.00%	100.00%

Number of Investors	4,543	4,555	5,163	5,347	5,421

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

	Year Ended December 31
	2020	2019	2018	2017	2016

Senior Borrowings	3.42%	3.48%	2.92%	2.85%	3.11%
Subordinated Borrowings	3.01	2.81	2.66	2.65	2.79
All Borrowings	3.40	3.44	2.90	2.84	3.09

             Certain financial ratios relating to our debt have been as follows:

	As of December 31
	2020	2019	2018	2017	2016

Total Liabilities to
Stockholders’ Equity	2.64	2.59	2.31	2.09	2.18

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	2.29	2.23	1.94	1.70	1.73

As of March 31, 2021, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen related shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market.  The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented.  Cash distributions of $2.59 and $16.00 per share were paid to shareholders in 2020 and 2019, respectively, primarily in amounts to enable the Company’s shareholders to pay their related income tax obligations which arise as a result of the Company’s status as an S Corporation.  No other cash dividends were paid during the applicable periods.  For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company’s shareholders to pay their respective income tax obligations as a result of the Company’s status as an S Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis provides a narrative of the Company’s financial condition and performance during 2020 and 2019.  The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the significant factors that we currently believe may materially affect our future financial condition, operating results and liquidity. This discussion should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained elsewhere in this Annual Report.  Discussion of 2018 results and year-to-year comparisons between 2019 and 2018 that are not included in this report can be found in the Company’s 2019 Annual Report filed as Exhibit 13 on Form 10-K which was filed on March 30, 2020.

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

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941.  Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time.  Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans.  All of our loans are at fixed rates, and contain fixed terms and fixed payments.  We operate branch offices in six southeastern states and had a total of 320 branch locations at December 31, 2020.  The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network.  The Company expanded its operations with the opening of a new branch office during the year just ended.  The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

During 2020 the Company surpassed a milestone of $1.0 billion in total assets.  The Company’s total assets increased $74.5 million to $1.0 billion as of December 31, 2020 compared to $939.2 million at December 31, 2019. The increase in assets was primarily due to growth in our cash and cash equivalents portfolio, growth in our net loan portfolio, growth in our investment securities portfolio and increases in miscellaneous other assets.

Cash and cash equivalents increased $7.3 million at December 31, 2020 compared to December 31, 2019.  Surplus funds generated by our insurance subsidiaries during the year were also invested in short-term investments which contributed to the increase in cash and cash equivalents.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers.  At December 31, 2020, restricted cash was $8.5 million compared to $6.5 million at December 31, 2019.    See Note 3, “Investment Securities” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of amounts held in trust.

Loan originations were slightly lower during 2020 compared to 2019, but still exceeded $1.0 billion, which resulted in an increase in our net loan portfolio. Our net loan portfolio increased $45.6 million (7%) at December 31, 2020 compared to December 31, 2019.    A portion of the increase in the net loan portfolio was offset by a $13.3 million increase in the Company's allowance for credit losses (which is included in the net loan portfolio).  Our allowance for credit losses reflects Management's estimate of expected credit losses in the loan portfolio as of the date of the statement of financial position.  A portion of the increase in the allowance was due to the Company’s adoption of the new Financial Accounting Standard Board’s (“FASB”) standard ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”).  A qualitative adjustment for expected credit losses from the COVID-19 pandemic also contributed to the allowance increase. See Note 2, “Allowance for Credit Losses,” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of the Company’s allowance for credit losses.  Management believes the current allowance for credit losses is adequate to cover expected losses in our existing portfolio as of December 31, 2020; however, changes in trends or deterioration in economic conditions could result in additional changes in the allowance or an increase in actual losses.  Any increase could have a material adverse impact on our results of operation or financial condition in the future.

Our investment securities portfolio increased $16.6 million (8%) to $221.4 million at December 31, 2020 compared to $204.8 million at December 31, 2019.  The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries.  Management maintains what it believes to be a conservative approach when formulating its investment strategy.  The Company does not participate in hedging programs, interest rate swaps or other similar activities.  This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds, various municipal bonds and mutual funds.  Approximately 99.9% of these investment securities have been designated as “available for sale” at December 31, 2020 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries as well as the statement of comprehensive income. The remainder of this investment portfolio represents securities that are designated “held to maturity”, as Management has both the ability and intent to hold these securities to maturity and are carried at amortized cost.

Other assets increased $3.1 million (5%) to $63.8 million at December 31, 2020 compared to $60.7 million at December 31, 2019.  Increases in operating lease right-of-use assets, deferred acquisition costs, miscellaneous accounts receivables and prepaid expenses were main factors contributing to the increase in other assets.  Offsetting a portion of the increase was a decline in fixed assets.

Our senior debt is comprised of a line of credit from three banks and the Company’s senior demand notes and commercial paper debt securities.  Our subordinated debt is comprised of the variable rate subordinated debentures sold by the Company.  The aggregate amount of senior and subordinated debt outstanding at December 31, 2020 increased $47.8 million (8%) to $667.9 million compared to $620.1 million outstanding at December 31, 2019.  Higher sales of the Company’s debt securities was the primary factor contributing to the increase.  An increase in use of the line of credit was also factor contributing to the increase in overall debt.

Other accounts payables and accrued expenses increased $9.8 million (17%) at December 31, 2020 compared to the prior year.  Higher pending payables, accrued salary expenses, deferred compensation, accrued employee incentive bonuses and accrued health insurance claims contributed to the increase.  Also contributing to the increase were higher operating lease liabilities during the year just ended.

Results of Operations:

Total revenues, which include finance charge income, investment income, insurance income and miscellaneous other revenue, were $275.2 million and $263.3 million for 2020 and 2019, respectively.  The aforementioned growth in our loan portfolio during 2020 resulted in higher interest and finance charge income during the year, which was the primary contributing factor for the growth in revenue.  Higher revenues on increased sales of credit insurance products also contributed to the higher revenue during 2020.

.

The aforementioned higher revenues resulted in an increase in net income for the Company during the year just ended.  Net income increased $2.5 million (19%) to $15.9 million during 2020 compared to $13.3 million during 2019.

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

Higher levels of average net receivables outstanding and the associated finance charge income during 2020 compared to 2019 resulted in an increase in net interest income during the year just ended.  Average net receivables were $722.6 million during 2020 compared to $661.5 million during 2019.  Net interest income was $198.8 million during 2020, compared to $188.4 million in 2019.

As previously mentioned, higher sales of the Company’s debt securities and an increase in borrowings on the Company’s credit line resulted in an increase in senior and subordinated debt.  The increase resulted in higher interest cost.  Average borrowings were $624.5 million during 2020 compared to $566.6 million during 2019.  Interest expense increased $1.7 million (9%) during 2020 compared to 2019.  A decrease in our weighted average borrowing rate to 3.40% during 2020 from 3.44% during 2019 offset a portion of the increase in interest expense.  The Company’s lower borrowing rate was mainly due to a decline on the interest rate charged on the Company’s credit line which is based on the London Interbank Offered Rate (“LIBOR”).

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers when closing a loan.  Net insurance income (insurance revenues less claims and expenses) was $34.3 million during 2020 and $35.9 million during 2019.  Although premium revenue grew during 2020, higher claims and expenses offset the growth resulting in a decline in net insurance income.

Other Revenue:

Other revenue was $5.4 million and $6.0 million during 2020 and 2019.  A significant component of other revenue is earnings from the sale of auto club memberships.  The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan.  A decline in sales of auto club memberships during 2020 was the primary factor causing the decrease in other revenue for the period just ended.  Lower service charges on loans also contributed to the decline.

Provision for Credit Losses:

As previously mentioned, the Company adopted the FASB standard ASU 2016-13 effective January 1, 2020.  The amount of the provision for credit losses recognized during the twelve-month period ended December 31, 2020 was calculated in accordance with the Company’s loss methodology.  See Note 2. “Allowance for Credit Losses,” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of the Company’s provision for credit losses.  The Company’s provision for credit losses is a charge against earnings to maintain the allowance for credit losses at a level that Management estimates is adequate to cover expected losses as of the date of the statement of financial position.

Our provision for credit losses decreased $3.0 million (5%) during 2020 compared to 2019 mainly due to lower net charge offs.  Net charge offs included in the provision for credit losses were $45.5 million for 2020 and $49.7 million for 2019, respectively.  An adjustment to the Company’s allowance for credit losses due to the aforementioned adoption of the new FASB accounting standard offset a portion of the decrease in the provision for credit losses.  Based on an increase in loan receivables, COVID-19 loan modifications and an underwriting change for sales finance contracts, Management increased the allowance for credit losses by $13.3 million to $66.3 million at December 31, 2020 compared to $53.0 million at December 31, 2019.  Determining a proper allowance for credit losses is a critical accounting estimate which involves Management’s judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, delinquency levels, bankruptcy trends and overall general and industry specific economic conditions.  In response to the COVID-19 pandemic, the Company developed a payment modification program for past due accounts. The performance of these accounts may not match historical loss rates, therefore, the Company made a $.7 million qualitative adjustment to the allowance for credit losses.

We believe that the allowance for credit losses and provision for credit losses, as calculated in accordance with the Company’s CECL methodology, are adequate to cover expected losses inherent in our portfolio at December 31, 2020; however, because the allowance for credit losses is based on estimates, there can be no assurance that the ultimate charge off amount will not exceed such estimates or that our loss assumptions will not increase.  Management may determine it is appropriate to increase the allowance for credit losses in future periods, or actual losses could exceed allowances in any period, either of which events could have a material negative impact on our results of operations in the future.

Operating Expenses:

Operating expenses of the Company were $162.5 million during 2020 compared to $153.5 million during 2019.  Personnel expense, occupancy expense and miscellaneous other expenses are the components included in operating expenses.

Personnel expense increased $5.9 million (6%) during 2020 compared to 2019 mainly due to increases in the employee base, merit salary increases, increases in employee benefit expenses, increases in employee recruiting expenses, higher contributions to the Company's 401(k) plan, increases in employee incentive bonus expenses and higher payroll taxes.  Higher claims and expenses associated with the Company’s self-insured employee medical program also contributed to the increase in personnel expense.

Occupancy expense decreased $.6 million (3%) during 2020 compared to 2019.  Lower maintenance expenses, office material expenses, telephone expenses, utilities expenses and depreciation expenses were factors contributing to the decline in occupancy expense.  Higher rent expense offset a portion of the decrease.

Other operating expenses increased $3.7 million (9%) during 2020 compared to 2019.  Higher advertising, business promotion and postage expenses due to heightened marketing efforts were major factors responsible for the increase.  Increases in credit bureau dues, dues and subscription expenses, insurance premiums paid, security sales expenses, computer expenses and taxes and licenses also contributed to the growth in other operating expenses.  Lower travel expenses due to travel restrictions imposed due to the COVID-19 pandemic offset a portion of the increase in miscellaneous other operating expenses during 2020 compared to 2019.

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

Effective income tax rates for the years ended December 31, 2020 and 2019 were 17.6% and 22.1%, respectively.  On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) was enacted and resulted in significant changes to the U.S. tax code, including a reduction in the maximum federal corporate income tax rate from 35% to 21%.  The impact of the TCJA was the primary cause of the Company’s lower income tax rates during 2020 and 2019.  The tax rates of the Company’s insurance subsidiaries were also below statutory rates due to investments in tax exempt bonds.  During 2019, the S Corporation incurred a significant loss, which lowered the overall pre-tax income of the Company resulting in a higher effective tax rate for 2019.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its bank borrowings and debt securities.  Changes in interest rates have more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program.  It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company.  The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2020.  Rates associated with the investment securities represent weighted averages based on the tax effected yield to maturity of each individual security.  No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed.  For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates.  The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty.  It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments.  Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines.  Management does not believe that changes in market interest rates will significantly impact rates charged on loans.  The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2026 &		Fair
	2021	2022	2023	2024	2025	Beyond	Total	Value
Assets:	(Dollars in millions)
Investment Securities	$ 1	$ -	$ 2	$ 3	$ 1	$ 214	$ 221	$ 221
Average Interest Rate	3.8%	2.0%	3.4%	2.9%	3.3%	3.3%	3.3%
Liabilities:
Senior Debt:
Note Payable to Bank	—	$ 119	—	—	—	—	$ 119	$ 119
Average Interest Rate	—	3.5%	—	—	—	—	3.5%
Senior Demand Notes	$ 87	—	—	—	—	—	$ 87	$ 87
Average Interest Rate	1.9%	—	—	—	—	—	1.9%
Commercial Paper	$ 432	—	—	—	—	—	$ 432	$ 432
Average Interest Rate	3.5%	—	—	—	—	—	3.5%
Subordinated Debentures	$ 6	$ 5	$ 9	$ 10	—	—	$ 30	$ 30
Average Interest Rate	2.9%	3.0%	3.2%	3.1%	—	—	3.0%

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

We continue to monitor and review current economic conditions and the related potential implications on us, including with respect to, among other things, changes in credit losses, liquidity, compliance with our debt covenants, and relationships with our customers.

As of December 31, 2020 and December 31, 2019, the Company had $59.2 million and $51.9 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less.  The Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investment securities can be converted into cash, if necessary.  As of December 31, 2020 and 2019, 97% and 98%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company’s insurance subsidiaries.  Georgia state insurance regulations limit the use an insurance company can make of its assets.  Ordinary dividend payments to the Company by its wholly owned life insurance subsidiary are subject to annual limitations and are restricted to the lesser of 10% of policyholder’s statutory surplus or the net statutory gain from operations before recognizing realized investment gains of the individual insurance subsidiary during the prior year.  Dividend payments to a parent company by its wholly-owned property and casualty subsidiary are subject to annual limitations and are restricted to the lessor of 10% of policyholder’s surplus or the net statutory income before recognizing realized investment gains of the individual insurance subsidiary during the prior two years.  Any dividends above these state limitations are termed “extraordinary dividends” and must be approved in advance by the Georgia Insurance Commissioner.  The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2020, without prior approval of the Georgia Insurance Commissioner, was approximately $37.4 million.

On December 2, 2019, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $50.0 million from the Company’s life insurance subsidiary and $60.0 million from the Company’s property and casualty insurance company.  The request was approved by the Georgia Insurance Department on January 8, 2020 for transactions on or before December 31, 2020.   Effective January 8, 2020, Frandisco Life Insurance Company amended its previous unsecured revolving line of credit available to the Company for a maximum amount up to $45.0 million.  Frandisco Property and Casualty Insurance Company also amended an unsecured revolving line of credit available to the Company for a maximum amount up to $47.0 million.  Both amendments were for 2020 borrowings.  No borrowings have been utilized on either of these lines as of December 31, 2020.

At December 31, 2020, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $121.8 million and $91.6 million, respectively.  The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2021 without prior approval of the Georgia Insurance Commissioner is approximately $38.7 million.  On November 30, 2020, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $70.0 million from Frandisco Life Insurance Company and $90.0 million from Frandisco Property and Casualty Insurance Company.  The request was approved by the Georgia Insurance Department on February 10, 2021 for transactions on or before December 31, 2021.

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

The Company’s continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public.  In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, N.A.  This credit agreement (as amended, the “credit agreement”) provides for borrowings or re-borrowings of up to $230.0 million or 70% of the Company’s net finance receivables (as defined in the credit agreement), whichever is less, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  At December 31, 2020 and 2019, $118.9 million and $111.4 million, respectively, were outstanding under the credit line.  The credit agreement has a commitment termination date of February 28, 2022.  Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%.  The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus the Applicable Margin or (b) the one month London Interbank Offered Rate (the “LIBOR Rate”) plus the Applicable Margin.  The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month.  The Applicable Margin is based on the Funded Debt to Adjusted Tangible Net Worth Ratio each month end.  If the ratio is less than 2.75 to 1.0, the Applicable Margin will be 275 basis points.  If the ratio is greater than or equal to 1.0, the Applicable Margin will be 300 basis points.  The interest rate on the credit agreement at December 31, 2020 and 2019 was 3.50% and 4.45%, respectively.

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions.  The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers.  At December 31, 2020, the Company was in compliance with all covenants.  The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.

We are not aware of any additional restrictions placed on us, or being considered to be placed on us, related to our ability to access capital, such as borrowings under our credit agreement prior to its maturity.

Any decrease in the Company’s allowance for credit losses would not directly affect the Company’s liquidity, as any adjustment to the allowance has no impact on cash; however, an increase in the actual loss rate may have a material adverse effect on the Company’s liquidity.  The inability to collect loans could materially impact the Company’s liquidity in the future.

During the first quarter of 2020 there was global outbreak of a new strain of coronavirus, COVID-19.  Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain non-essential businesses and industries.  Management created a COVID-19 Task Force for the Company which continues to diligently work to identify and manage potential impact. During the first and second quarters of 2020, the Task Force initially closed branch offices to the public.  Loans were originated by appointment only with no more than one customer in the branch office an any time.  Customers were and are encouraged to pay electronically.  For those unable to pay electronically, a no contact process was implemented for the branch offices.  We re-opened our branch lobbies to the public during the second quarter, however, we requested customers and employees to wear a mask.  Branch offices are closely monitored and may close temporarily based on exposure.  Delinquencies remain below historical levels; however, we have modified the payment terms of certain loans and have increased our allowance for credit losses as the performance of these accounts may not match historical loss rates.  Corporate team members returned to the office during the third quarter.  We are cautiously optimistic about the year ahead, some unknowns remain, all of which may have a meaningful impact on credit fundamentals in 2021.  Much will depend on (1) the scale and intensity of the current COVID-19 variants and any resulting lockdowns, (2) the timing of widespread vaccinations, (3) the size, form and timing of any additional fiscal stimulus, (4) the extension or expiration of borrower relief measures and (5) the ultimate shape and duration of the economic recovery.

The Company was subject to the following contractual obligations and commitments at December 31, 2020:

	Payment due by period
Contractual Obligations	Total	Less Than 1 Year	1 to 2 Years	3 to 5 Years	More than 5 Years
	(in millions)

Bank Credit Line **	$ 124.8	$ 5.2	$ 119.6	$ -	$ -
Senior Demand Notes *	88.3	88.3	-	-	-
Commercial Paper *	437.0	437.0	-	-	-
Subordinated Debt *	33.7	6.7	16.0	11.0	-
Human resource insurance and support contracts	2.2	1.8	.4	-	-
Operating leases (offices)	40.2	7.0	12.0	9.3	11.9
Communication lines contract **	1.2	.7	.5	-	-
Software service contract **	6.2	5.3	.9	-	-
Total	$ 733.6	$ 552.0	$ 149.4	$ 20.3	$ 11.9

*Includes estimated interest at current rates.
**Based on current usage.

Critical Accounting Policies:

The accounting and reporting policies of 1st Franklin and its subsidiaries are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the financial services industry. The more critical accounting and reporting policies include the allowance for credit losses, revenue recognition and insurance claims reserves.

Allowance for Credit Losses:

The Company adopted ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) using the modified retrospective method for all financial assets measured at amortized cost.  Provisions for credit losses are charged to operations in amounts sufficient to maintain the allowance for credit losses at a level considered adequate to cover expected credit losses in our loan portfolio.

The allowance for credit losses is established based on the determination of the amount of expected losses inherent in the loan portfolio as of the reporting date. Under the new methodology, loans outstanding with similar risk characteristics are collectively evaluated in pools utilizing an open pool loss rate method, whereby a historical loss rate is calculated and applied to the balance of loans outstanding in the portfolio at each reporting period. This historical loss rate is then adjusted by macroeconomic forecast and other qualitative factors, as appropriate, to fully reflect the expected losses in the loan portfolio.  To evaluate the overall adequacy of our allowance for credit losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.  The Company’s allowance for credit losses recorded in the consolidated statement of financial position reflects management’s best estimate within the range of expected credit losses. Assumptions regarding expected losses are reviewed periodically and may be impacted by the Company’s actual loss experience and changes in any of the factors discussed above.

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

To the Shareholders and Board of Directors of 1st Franklin Financial Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective or complex judgments.  The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses – Refer to Note 2 to the consolidated financial statements

Critical Audit Matter Description

The Company estimates and records an allowance for credit losses at a level considered adequate to cover expected losses in the loan portfolio.  The Company calculates a snapshot of each identified loan segment at a point in history and tracks that loan pool’s performance in the subsequent periods until the majority of losses are exhausted and begin to trail off to derive an unadjusted lifetime historical charge-off rate.  The Company then applies the historical charge-off rate to the loan balances for each pool of the Company’s loan portfolio at each reporting date.  The Company performs a correlation analysis between macroeconomic factors and prior charge-offs.  The Company also evaluates if the economic environment affecting their customer base has changed from historical levels utilized for the snapshots.  This includes considerations of historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.

We identified the allowance for credit losses estimate as a critical audit matter because of the significant amount of complexity and judgment required by management to develop the model and evaluate whether adjustments are necessary based on internal, external and macroenvironment trends.  Performing audit procedures to evaluate the appropriateness of this model and whether adjustments are necessary required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the allowance for credit losses included the following, among others:

•We tested the completeness and accuracy of the data utilized to determine the unadjusted lifetime historical charge-off rate by segment of the loan portfolio.

•We evaluated the reasonableness of the Company’s allowance for credit loss model and tested the model’s computational accuracy by segment of the loan portfolio.

•We evaluated the reliability of the Company’s internal and external data and forecasts.

•We also evaluated the reasonableness of any associated quantitative or qualitative adjustments by segment of the loan portfolio, including assessing the basis for the adjustments.

•We performed a retrospective review of historical charge-off rates and compared them to the estimate of expected credit losses as of the previous reporting date.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 30, 2021

We have served as the Company’s auditor since 2002.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2020 AND 2019

ASSETS

	2020	2019

CASH AND CASH EQUIVALENTS (Note 5):
Cash and Due From Banks	$5,323,448	$3,429,386
Short-term Investments	53,890,255	48,504,879
	59,213,703	51,934,265

RESTRICTED CASH (Note 1)	8,464,719	6,524,315

LOANS (Note 2):
Direct Cash Loans	777,568,737	737,254,501
Real Estate Loans	39,960,390	37,255,330
Sales Finance Contracts	103,258,326	70,019,005
	920,787,453	844,528,836

Less: Unearned Finance Charges	132,703,130	118,748,137
Unearned Insurance Premiums	61,018,635	57,620,339
Allowance for Credit Losses	66,327,674	53,000,000
	660,738,014	615,160,360

INVESTMENT SECURITIES (Note 3):
Available for Sale, at fair value	221,054,418	204,457,522
Held to Maturity, at amortized cost	379,002	380,561
	221,433,420	204,838,083

OTHER ASSETS:
Land, Buildings, Equipment and Leasehold Improvements, less accumulated depreciation and amortization of $42,477,600 and $38,180,121 in 2020 and 2019, respectively	13,577,945	15,410,942
Operating Lease Right-of-Use Assets (Note 8)	33,610,067	31,313,793
Deferred Acquisition Costs	3,625,611	3,472,783
Due from Non-affiliated Insurance Company	2,970,476	2,933,146
Other Miscellaneous	10,022,417	7,591,891
	63,806,516	60,722,555

TOTAL ASSETS	$1,013,656,372	$939,179,578

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2020 AND 2019

LIABILITIES AND STOCKHOLDERS' EQUITY

	2020	2019

SENIOR DEBT (Note 6):
Bank Borrowings	$118,900,000	$111,350,000
Senior Demand Notes, including accrued interest	86,622,503	76,249,795
Commercial Paper	432,273,538	403,491,300
	637,796,041	591,091,095

ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
Operating Lease Liabilities	34,163,153	31,655,563
Other Accounts Payable and Accrued Expenses	33,182,451	25,931,780
	67,345,604	57,587,343

SUBORDINATED DEBT (Note 7)	30,075,399	29,005,024

Total Liabilities	735,217,044	677,683,462

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value 6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value; 2,000 shares authorized; 1,700 shares outstanding as of December 31, 2020 and 2019	170,000	170,000
Non-Voting Shares; no par value; 198,000 shares authorized; 168,300 shares outstanding as of December 31, 2020 and 2019	--	--
Accumulated Other Comprehensive Income	13,266,927	9,614,846
Retained Earnings	265,002,401	251,711,270
Total Stockholders' Equity	278,439,328	261,496,116

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,013,656,372	$939,179,578

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

	2020	2019	2018
INTEREST INCOME:
Finance Charges	$213,087,060	$200,577,584	$172,804,055
Net Investment Income	6,882,483	7,353,236	7,134,054
	219,969,543	207,930,820	179,938,109
INTEREST EXPENSE:
Senior Debt	20,281,290	18,663,910	12,993,358
Subordinated Debt	922,083	849,174	888,482
	21,203,373	19,513,084	13,881,840

NET INTEREST INCOME	198,766,170	188,417,736	166,056,269

PROVISION FOR LOAN LOSSES (Note 2)	56,689,484	59,695,888	39,207,197

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	142,076,686	128,721,848	126,849,072

NET INSURANCE INCOME:
Premiums	49,780,940	49,355,186	44,387,227
Insurance Claims and Expense	(15,489,876)	(13,451,858)	(11,934,887)
	34,291,064	35,903,328	32,452,340

OTHER REVENUE	5,419,562	6,046,716	5,732,236

OPERATING EXPENSES:
Personnel Expense	99,684,473	93,820,162	91,585,822
Occupancy Expense	17,568,423	18,167,252	17,250,698
Other Expense	45,257,347	41,556,893	35,644,204
	162,510,243	153,544,307	144,480,724

INCOME BEFORE INCOME TAXES	19,277,069	17,127,585	20,552,924

PROVISION FOR INCOME TAXES (Note 12)	3,386,807	3,779,212	3,211,993

NET INCOME	$15,890,262	$13,348,373	$17,340,931

BASIC EARNINGS PER SHARE:
170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$93.47	$78.52	$102.01

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

	2020	2019	2018
Net Income	$15,890,262	$13,348,373	$17,340,931

Other Comprehensive Income / (Loss):
Net changes related to available-for-sale Securities:
Unrealized gains (losses)	4,658,116	12,972,947	(6,903,069)
Income tax (provision) benefit	(989,588)	(2,696,204)	1,415,964
Net unrealized gain (losses)	3,668,528	10,276,743	(5,487,105)

Less reclassification of gains to net income	16,447	269,918	293,029

Total Other Comprehensive Income (Loss)	3,652,081	10,006,825	(5,780,134)

Total Comprehensive Income	$19,542,343	$23,355,198	$11,560,797

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2017	170,000	$ 170,000	$ 227,329,870	$ 4,596,132	$ 232,096,002

Comprehensive Income:
Net Income for 2018	—	—	17,340,931	—
Other Comprehensive Loss	—	—	—	(5,780,134)
Total Comprehensive Income	—	—	—	—	11,560,797
Adjustment Resulting from the Adoption of Accounting Standard (Note 1)	—	—	(792,023)	792,023
Cash Distributions Paid	—	—	(2,796,641)	—	(2,796,641)

Balance at December 31, 2018	170,000	170,000	241,082,137	(391,979)	240,860,158

Comprehensive Income:
Net Income for 2019	—	—	13,348,373	—
Other Comprehensive Income	—	—	—	10,006,825
Total Comprehensive Income	—	—	—	—	23,355,198
Cash Distributions Paid	—	—	(2,719,240)	—	(2,719,240)

Balance at December 31, 2019	170,000	170,000	251,711,270	9,614,846	261,496,116

Comprehensive Income:
Net Income for 2020	—	—	15,890,262	—
Other Comprehensive Income	—	—	—	3,652,081
Total Comprehensive Income	—	—	—	—	19,542,343
Cumulative Change in Accounting Principal (Note 1)	—	—	(2,158,161)	—	(2,158,161)
Cash Distributions Paid	—	—	(440,970)	—	(440,970)

Balance at December 31, 2020	170,000	$ 170,000	$ 265,002,401	$ 13,266,927	$ 278,439,328

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

	2020	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$15,890,262	$13,348,373	$17,340,931
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for credit losses	56,689,484	59,695,888	39,207,197
Depreciation and amortization	4,837,876	4,906,380	4,631,106
Provision for deferred (prepaid) taxes	156,075	444,780	522,773
Net (gains) losses due to called redemptions of marketable securities, gain on sales of
equipment and amortization on securities	(214,898)	(425,618)	(321,369)
(Increase) decrease in miscellaneous assets and other	(2,409,367)	(1,758,206)	333,470
Increase (decrease) in other liabilities	6,109,380	(2,051,933)	(96,798)
Net Cash Provided	81,058,812	74,159,664	61,617,310

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(516,978,375)	(540,426,634)	(510,440,178)
Loan payments	412,553,076	407,678,188	374,784,512
Purchases of securities, available for sale	(19,013,337)	(3,265,479)	(32,488,192)
Sales of securities, available for sale	-	14,873,211	12,621,827
Redemptions of securities, available for sale	7,220,000	9,145,000	5,350,000
Redemptions of securities, held to maturity	-	400,000	4,155,000
Capital expenditures	(3,022,147)	(5,047,495)	(4,489,551)
Proceeds from sale of equipment	67,462	132,478	94,020
Net Cash Used	(119,173,321)	(116,510,731)	(150,412,562)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Senior Demand Notes	10,372,708	2,910,714	1,520,425
Advances on credit line	193,849,330	189,428,300	79,445,656
Payments on credit line	(186,299,330)	(131,258,300)	(26,265,656)
Commercial paper issued	139,155,810	76,624,561	63,064,642
Commercial paper redeemed	(110,373,572)	(46,936,830)	(44,173,634)
Subordinated debt issued	6,916,788	6,677,992	5,703,527
Subordinated debt redeemed	(5,846,413)	(7,943,418)	(8,920,980)
Dividends / distributions paid	(440,970)	(2,719,240)	(2,796,641)
Net Cash Provided	47,334,351	86,783,779	67,577,339

NET INCREASE (DECREASE) IN CASH,
CASH EQUIVALENTS AND RESTRICTED CASH	9,219,842	44,432,712	(21,217,913)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning	58,458,580	14,025,868	35,243,781
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ending	$67,678,422	$58,458,580	$14,025,868

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$21,119,661	$19,156,155	$13,626,034
Income Taxes Paid	3,178,625	3,346,023	2,235,000
Non-cash Exchange of Investment Securities	-	-	341,692
Lease Assets and Associated Liabilities	-	29,781,213	-

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 320 branch offices located throughout the southeastern United States. In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance. Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health, the credit unemployment and the credit property insurance so written.

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

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims. Reserves for claims totaled $5,361,761 and $4,752,161 at December 31, 2020 and 2019, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease. Depreciation and amortization expense for each of the three years ended December 31, 2020 was $4,837,876, $4,906,380 and $4,631,106, respectively.

Restricted Cash:

Restricted cash consists of funds maintained in restricted accounts in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain real estate mortgage customers.

	Year Ended December 31, (In thousands)
	2020	2019	2018
Cash and cash equivalents	$ 59,214	$ 51,934	$ 10,280
Restricted cash	8,465	6,525	3,746
Total cash, cash equivalents and restricted cash	$ 67,679	$ 58,459	$ 14,026

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. Based on Management’s evaluation, there was no impairment of the carrying value of the long-lived assets, including property and equipment at December 31, 2020 or 2019.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued ASC 740-10. FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2020 and December 31, 2019, the Company had no uncertain tax positions.

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

Collateral Held for Resale:

When the Company takes possession of collateral which secures a loan, the collateral is recorded at the lower of its estimated resale value or the loan balance. Any losses incurred at that time are charged against the Allowance for Credit Losses.

Marketable Debt Securities:

Management has designated a significant portion of the Company’s investment securities held in the Company's investment portfolio at December 31, 2020 and 2019 as being available-for-sale. This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income (loss). Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method. The remainder of the investment portfolio is carried at amortized cost and designated as held-to-maturity as Management has both the ability and intent to hold these securities to maturity.

Earnings per Share Information:

The Company has no contingently issuable common shares, thus basic and diluted earnings per share amounts are the same.

Revenue from Contracts with Customers:

The Company adopted FASB Accounting Standards Update (“ASU”) 2014-09 effective January 1, 2018 using the “modified retrospective” method. The Company categorizes it primary sources of revenue into three categories: (1) interest related revenues, (2) insurance related revenue and (3) revenue from contracts with customers.

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

Other revenues, as a whole, are immaterial to total revenues. During the three years ended December 31, 2020, 2019 and 2018, the Company recognized interest related income of $213.1 million, $200.6 million and $172.8 million, respectively, insurance related revenue of $49.8 million, $49.4 million and $44.4 million, respectively, and other revenues of $5.4 million, $6.0 million and $5.7 million, respectively.

Recent Accounting Pronouncements:

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU amends existing guidance that requires an incurred loss impairment methodology that delays recognition until it is probable a loss has been incurred. The new guidance requires measurement and recognition of an allowance for credit losses that estimates expected credit losses and applies to financial assets measured at amortized cost including financing receivables, as well as net investments in leases recognized by a lessor, off-balance sheet credit exposures and reinsurance recoverables. The ASU was effective for annual and interim periods beginning after December 15, 2019. The Company adopted this guidance as of January 1, 2020 using the modified retrospective approach. Transition to the new ASU was through a cumulative-effect adjustment to beginning retained earnings as of January 1, 2020. The following table illustrates the impact of adopting ASU 2016-13 and details how outstanding loan balances have been reclassified as a result of changes made to our primary portfolio segments under CECL.

	January 1, 2020
Assets	As Reported Under ASC 326	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
	(in 000’s)	(in 000’s)	(in 000’s)
Loans:
Live Checks	$ 88,442	$ --	$ 88,442
Premier Loans	85,252	-	85,252
Other Consumer Loans	563,560	-	563,560
Real Estate Loans	37,255	-	37,255
Sales Finance Contracts	70,019	-	70,019
Total Portfolio Level	-	844,528	(844,528)

Unearned Finance Charges	118,748	118,748	-
Unearned Insurance Premiums & Comm	57,620	57,620	-
Allowance for Credit Losses	55,158	53,000	2,158
Total Net	$ 613,002	$ 615,160	$ (2,158)

Equity:
Retained Earnings	$ 249,553	$ 251,711	$ (2,158)

A cross-functional implementation team led by Finance and Accounting leadership was established to implement the new standard and develop a CECL compliant methodology and model. Under the Company’s new model, loans with similar risk characteristics will be collectively evaluated in pools utilizing an open pool loss rate method, whereby a historical loss rate is calculated and applied to the balance of loans outstanding in the portfolio at each reporting period. This will then be adjusted utilizing a macroeconomic forecast and other qualitive factors, as appropriate, to fully reflect expected losses in the portfolio. The Company expects ongoing variability in the allowance for credit losses under this new standard to be driven primarily by the growth of the loan portfolio, ratio of types of loans in the portfolio, credit quality of customers and macroeconomic environment and outlook at each reporting period. See Note 2.

2.LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time. First and second mortgage loans on real estate are made in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various dealers. All loans and sales contracts are held for investment.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2020 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2021	53.30%	14.41%	33.73%
2022	29.89	10.15	26.96
2023	11.47	10.42	20.80
2024	4.14	9.99	13.44
2025	1.08	9.50	4.82
2026 & beyond	.12	45.53	.25
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future. Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Allowance for Credit Losses:

The allowance for credit losses is based on Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio. Management estimates and evaluates the allowance for credit losses by utilizing an open pool loss rate method on collectively evaluated loans with similar risk characteristics in pools, whereby a historical loss rate is calculated and applied to the balance of loans outstanding in the portfolio at each reporting date. This historical loss rate is then adjusted by macroeconomic forecast and other qualitative factors, as appropriate, to fully reflect the Company’s expected losses in its loan portfolio. The Company’s allowance for credit losses recorded in the statement of financial position reflects management’s best estimate within the range of expected credit losses. Actual results could vary based on future changes in significant assumptions.

The Company calculates an expected credit loss by utilizing a snapshot of each specific loan segment at a point in history and traces that segment’s performance until charge-offs were mostly exhausted for that particular segment. Charge-offs in subsequent periods are aggregated to derive an unadjusted lifetime historical charge-off rate by segment. The level of receivables at the statement of financial position date is reviewed and adjustments to the allowance for credit losses are made if Management determines increases or decreases in the level of receivables warrants an adjustment. The Company performs a correlation analysis between macroeconomic factors and prior charge-offs for the following macroeconomic factors: Annual Unemployment Rates, Real Gross Domestic Product, Consumer Price Index (CPI), and US National Home Price Index (HPI). To evaluate the overall adequacy of our allowance for credit losses, we consider the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions. Such allowance is, in the opinion of Management, sufficiently adequate for expected losses in the current loan portfolio. As the estimates used in determining the credit loss reserve are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates. Actual results could vary based on future changes in significant assumptions.

Management disaggregates the Company’s loan portfolio by loan segment when evaluating loan performance and calculating the allowance for credit losses. Although most loans are similar in nature, the Company concluded that based on variations in loss experience (severity and duration) driven by product and customer type it is most relevant to segment the portfolio by loan product consisting of five different segments: live checks, premier loans, other consumer loans, real estate loans, and sales finance contracts.

The total segments are monitored for credit losses based on graded contractual delinquency and other economic conditions. The Company classifies delinquent accounts at the end of each month according to the Company’s graded delinquency rules, which includes the number of installments past due at that time, based on the then-existing terms of the contract. Accounts are classified in delinquency categories of 30-59 days past due, 60-89 days past due, or 90 or more days past due based on the Company’s graded delinquency policy. When a loan meets the Company’s charge-off policy, the loan is charged off, unless Management directs that it be retained as an active loan. In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and other indicators of collectability. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.

When a loan becomes 60 days or more past due based on its original terms, it is placed in non-accrual status. At this time, the accrual of any additional finance charges is discontinued. Finance charges are then only recognized to the extent there is a loan payment received or until the account qualifies for return to accrual status. Non-accrual loans return to accrual status when the loan becomes less than 60 days past due. There were no loans past due 60 days or more and still accruing interest at December 31, 2020 or December 31, 2019. The Company’s principal balances on non-accrual loans by loan class at December 31, 2020 and 2019 are as follows:

Loan Class	December 31, 2020	December 31, 2019

Live Check Consumer Loans	$3,964,176	$4,689,601
Premier Consumer Loans	2,069,315	2,587,373
Other Consumer Loans	20,181,097	26,509,178
Real Estate Loans	1,414,443	1,259,471
Sales Finance Contracts	3,576,629	2,301,970
Total	$31,205,660	$37,347,593

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2020 and 2019 is as follows:

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Live Check Loans	$1,998,538	$1,629,874	$2,122,317	$5,750,729
Premier Loans	895,722	653,370	1,038,398	2,587,490
Other Consumer Loans	14,419,790	8,496,082	14,933,605	37,849,477
Real Estate Loans	502,733	223,007	1,437,966	2,163,706
Sales Finance Contracts	2,251,562	1,340,620	2,260,685	5,852,867
Total	$20,068,345	$12,342,953	$21,792,971	$54,204,269

December 31, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Live Check Loans	$2,089,313	$1,576,158	$3,079,737	$6,745,208
Premier Loans	1,174,364	791,218	1,216,080	3,181,662
Other Consumer Loans	16,309,594	9,251,491	20,675,879	46,236,964
Real Estate Loans	900,373	339,977	1,592,069	2,832,419
Sales Finance Contracts	1,691,694	754,381	1,755,318	4,201,393
Total	$22,165,338	$12,713,225	$28,319,083	$63,197,646

While delinquency rating analysis is the primary credit quality indicator, we also consider the ratio of bankrupt accounts to the total loan portfolio in evaluating whether any qualitive adjustments were necessary to the allowance for credit losses. The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2020 and December 31, 2019 was 1.48% and 2.09% respectively.

The Company considers the performance of the loan portfolio and its impact on the allowance for credit losses. For each segment in the portfolio, the Company also evaluates credit quality based on the aging status of the loan and by payment activity. The following table presents the net balance (principal balance less unearned finance charges and unearned insurance) in each segment in the portfolio based on payment activity as of December 31, 2020:

	Payment Performance – Net Balance by Origination Year
	2020 (1)	2019	2018	2017	2016	Prior	Total Net Balance
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Live Checks:
Performing	$91,968	$10,476	$1,700	$182	$1	$-	$104,327
Nonperforming	3,231	654	68	11	-	-	3,964
	$95,199	$11,130	1,798	$193	$1	$-	$108,291
Premier Loans:
Performing	$59,688	$23,398	$6,625	$916	$-	$-	$90,627
Nonperforming	911	821	316	20	-	-	2,068
	$60,599	$24,219	6,941	$936	$-	$-	$92,695
Other Consumer Loans:
Performing	$431,482	$96,393	$21,123	$3,559	$559	$201	$553,317
Nonperforming	10,867	7,331	1,681	240	49	13	20,181
	$442,349	$103,724	22,804	$3,799	$608	$214	$573,498
Real Estate Loans:
Performing	$10,713	$9,552	$6,944	$3,896	$2,039	$2,739	$35,883
Nonperforming	257	415	315	118	90	219	1,414
	$10,970	$9,967	7,259	$4,014	$2,129	$2,958	$37,297
Sales Finance Contracts:
Performing	$70,603	$21,278	$5,929	$863	$90	$29	$98,792
Nonperforming	2,270	892	329	77	4	4	3,576
	$72,873	$22,170	6,258	$940	$94	$33	$102,368

(1)Includes loans originated during the twelve-months ended December 31, 2020.

Due to the composition of the loan portfolio, the Company determines and monitors the allowance for credit losses on a portfolio segment basis. As of December 31, 2020, a historical look back period of five quarters was utilized for live checks; six quarters for other consumer loans, premier loans, and sales finance contracts; and a look back period of five years was utilized for real estate loans. Expected look back periods are determined based on analyzing the history of each segment’s snapshot at a point in history and tracing performance until charge-offs are mostly exhausted. The Company addresses seasonality primarily through the use of an average in quarterly historical loss rates over a 4-quarter snapshot time span instead of using one specific snapshot quarter’s historical loss rates.

In response to the COVID-19 pandemic, the Company developed a payment modification program for past due accounts. The payment modifications program ran from April 1st through May 31, 2020 with $70.6 million net balances modified. As of December 31, 2020, $9.9 million in net balances have not made a payment since the modified due date or are currently greater than 30 days past due. A similar COVID-19 payment modification program was offered during the month of September 2020 with $6.8 million of net balances modified. As a result of the continued impact of COVID-19 pandemic, COVID-19 loan payment modification programs and uncertainty of federal relief programs, the Company calculated an incremental allowance for credit losses. The Company maintains an incremental $.7 million qualitative adjustment to the allowance for credit losses for the COVID-19 pandemic.

The Company implemented a quantitative decision matrix for Sales Finance Contract applications in February 2020. A subset of loans originated from February through June 2020 were identified to have approvals that were inconsistent with historical subjective decisions to extend credit. The quantitative decision matrix was updated effective July 1, 2020. Decision matrix changes introduced on July 1st resulted in originations with lower credit loss risk customers. We will continue to closely monitor originations made under the updated decision matrix. As of December 31, 2020, the Company determined that the qualitative adjustment was no longer warranted. Charge offs on the impacted loans occurred during the quarter ended December 31, 2020. Performance of remaining accounts booked during this period is similar to the overall pool of Sales Finance Contracts.

Segmentation of the portfolio began with the adoption of ASC 326 on January 1, 2020.  The following table provides additional information on our allowance for credit losses based on a collective evaluation.

	2020
	Live Checks	Premier Loans	Other Consumer Loans	Real Estate Loans	Sales Finance Contracts	Total
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Allowance for Credit Losses:
Balance at December 31, 2019	$-	$-	$-	$-	$-	$53,000
Impact of adopting ASC 326	-	-	-	-	-	2,158
Balance at January 1, 2020	$8,177	$4,121	$39,180	$169	$3,511	$55,158
Provision for Credit Losses	11,544	5,797	33,760	140	5,449	56,690
Charge-offs	(11,735)	(4,592)	(42,696)	(49)	(4,275)	(63,347)
Recoveries	2,779	512	13,589	7	940	17,827
Ending Balance	$10,765	$5,838	$43,833	$267	$5,625	$66,328

Prior to January 1, 2020, the Company followed ASC 323 in determining the allowance for credit losses. The Company determined and monitored the allowance for loan losses on a collectively evaluated, single portfolio segment basis.

	2019	2018
	(in 000’s)	(in 000’s)
Allowance for Loan Losses
Beginning Balance	$43,000,000	$42,500,000
Provision for Loan Losses	59,695,588	39,207,197
Charge-Offs	(66,682,422)	(53,570,647)
Recoveries	16,986,534	14,863,450
Ending Balance; collectively Evaluated for impairment	$53,000,000	$43,000,000

Finance Receivables: Ending Balance	$840,458,743	$729,783,655

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).

December 31, 2020	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 775,713,298	84.5%	$ 42,142,861	92.6%
Real Estate Loans	39,293,179	4.3	41,751.1
Sales Finance Contracts	102,435,221	11.2	3,335,359	7.3
Total	$ 917,441,698	100.0%	$ 45,519,971	100.0%

December 31, 2019	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$ 734,556,902	87.4%	$ 47,227,395	95.0%
Real Estate Loans	36,595,931	4.4	40,279.1
Sales Finance Contracts	69,305,910	8.2	2,428,214	4.9
Total	$ 840,458,743	100.0%	$ 49,695,888	100.0%

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties. Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer. The following table presents a summary of loans that were restructured during the year ended December 31, 2020.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Live Check Consumer Loans	2,127	$3,688,912	$3,588,117
Premier Consumer Loans	485	3,185,328	3,090,506
Other Consumer Loans	11,463	41,709,966	39,405,511
Real Estate Loans	39	465,759	453,611
Sales Finance Contracts	846	4,379,561	4,215,137
Total	14,960	$53,429,526	$50,752,882

TDRs that subsequently defaulted during the year ended December 31, 2020 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Live Check Consumer Loans	787	$1,248,879
Premier Consumer Loans	92	480,080
Other Consumer Loans	2,735	5,523,962
Real Estate Loans	4	27,476
Sales Finance Contracts	183	475,188
Total	3,801	$7,755,585

The following table presents a summary of loans that were restructured during the year ended December 31, 2019.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	18,680	$55,198,024	$52,873,724
Real Estate Loans	50	698,205	695,693
Sales Finance Contracts	870	3,226,704	3,086,441
Total	19,600	$59,122,933	$56,655,858

TDRs that subsequently defaulted during the year ended December 31, 2019 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	5,854	$10,583,099
Real Estate Loans	-	-
Sales Finance Contracts	222	546,101
Total	6,076	$11,129,200

The following table presents a summary of loans that were restructured during the year ended December 31, 2018.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	16,473	$42,571,410	$41,169,632
Real Estate Loans	51	468,208	458,496
Sales Finance Contracts	685	1,742,532	1,671,991
Total	17,209	$44,782,150	$43,300,119

TDRs that subsequently defaulted during the year ended December 31, 2018 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	4,625	$7,364,675
Real Estate Loans	1	4,233
Sales Finance Contracts	144	304,882
Total	4,770	$7,673,790

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for credit losses.

3.INVESTMENT SECURITIES

Investment securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2020:
Obligations of states and
political subdivisions	$204,199,851	$16,464,476	$(1,022)	$220,663,305
Corporate securities	130,316	260,797	--	391,113
	$204,330,167	$16,725,273	$(1,022)	$221,054,418
December 31, 2019:
Obligations of states and
political subdivisions	$192,240,250	$11,796,039	$(24,092)	$204,012,197
Corporate securities	130,316	315,009	--	445,325
	$192,370,566	$12,111,048	$(24,092)	$204,457,522

Investment securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity. The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2020:
Obligations of states and
political subdivisions	$379,002	$1,848	$-	$380,850

December 31, 2019:
Obligations of states and
political subdivisions	$380,561	$8,959	$-	$389,520

The amortized cost and estimated fair values of investment securities at December 31, 2020, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$971,354	$1,234,597	$--	$--
Due after one year through five years	5,668,206	5,781,356	379,002	380,850
Due after five years through ten years	22,551,147	23,863,176	--	--
Due after ten years	175,139,460	190,175,289	--	--
	$204,330,167	$221,054,418	$379,002	$380,850

Gross unrealized losses on investment securities totaled $1,022 and $24,092 as of December 31, 2020 and December 31, 2019, respectively. The following table provides an analysis of investment securities in an unrealized loss position for which an allowance for credit losses is unnecessary as of December 31, 2020 and for which an other-than-temporary impairment has not been recognized as of December 31, 2019:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 920,927	$ (1,022)	$ -	$ -	$ 920,927	$ (1,022)

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$ 1,206,656	$ (18,941)	$ 986,642	$ (5,151)	$ 2,193,298	$ (24,092)

The previous two tables represent 1 investments and 2 investments held by the Company at December 31, 2020 and 2019, respectively, the majority of which were rated "A+" or higher. The unrealized losses on the Company's investments were the result of interest rate and market fluctuations. Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Company did not consider a credit loss was required at December 31, 2020 or an other-than-temporary impairment at December 31, 2019.

There were no sales of securities during 2020. Proceeds from redemption of investments due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2020 were $7,220,000. Gross and net gains of $20,818 were realized on these redemptions.

Proceeds from sales of securities during 2019 were $14,873,211. Gross gains of $303,539 and gross losses of $-0- were realized on these sales. Proceeds from redemption of investments due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2019 were $9,545,000. Gross and net gains of $38,130 were realized on these redemptions.

4.FAIR VALUE

FASB ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date The following fair value hierarchy is used in selecting inputs used to determine the fair value of an asset or liability, with the highest priority given to Level 1, as these are the most transparent or reliable. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

•Level 1 - Quoted prices for identical instruments in active markets.

•Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•Level 3 - Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

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

Assets measured at fair value as of December 31, 2020 and 2019 are available-for-sale investment securities which are summarized below:

Fair Value Measurements at Reporting Date Using

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2020	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$391,113	$391,113	$--	$--
Obligations of states and political subdivisions	220,663,305	--	220,663,305	--
Available-for-sale investment securities	$221,054,418	$391,113	$220,663,305	$--

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2019	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$445,325	$445,325	$--	$--
Obligations of states and political subdivisions	204,012,195	--	204,012,195	--
Available-for-sale investment securities	$204,457,520	$445,325	$204,012,195	$--

5.INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2020 and 2019, 97% and 98%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries. State insurance regulations limit the types of investments an insurance company may hold in its portfolio. These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned life insurance subsidiary are subject to annual limitations and are restricted to the lesser of 10% of policyholders’ surplus or the net statutory gain from operations before recognizing realized investment gains of the individual insurance subsidiary during the prior year. Dividend payments to the Company by its wholly-owned property and casualty insurance subsidiary are also subject to annual limitations and are restricted to the lesser of 10% of policyholders’ surplus or the net statutory income before recognizing realized investment gains of the individual insurance subsidiary during the prior two years. At December 31, 2019, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $110.8 million and $86.6 million, respectively. The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2019, without prior approval of the Georgia Insurance Commissioner, was approximately $14.8 million.

On December 2, 2019, the Company filed a request with the Georgia Insurance Department for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $50.0 million from the Company’s life insurance subsidiary and $60.0 million from the Company’s property and casualty insurance company. The request was approved by the Georgia Insurance Department on January 8, 2020 for transactions on or before December 31, 2020. Effective January 8, 2020, Frandisco Life Insurance Company amended it previous unsecured revolving line of credit available to the Company for a maximum amount up to $45.0 million. Frandisco Property and Casualty Insurance Company also amended an unsecured revolving line of credit available to the Company for a maximum amount up to $47.0 million. No borrowings have been utilized on either of these lines as of December 31, 2020.

At December 31, 2020, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $121.8 million and $91.6 million, respectively. The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2021, without prior approval of the Georgia Insurance Commissioner, is approximately $38.7 million. On November 30, 2020, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $70.0 million from Frandisco Life Insurance Company and $90.0 million from Frandisco Property and Casualty Insurance Company. The request was approved by the Georgia Insurance Department on February 10, 2021 for transactions on or before December 31, 2021.

6.SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc. As amended to date, the credit agreement provides for borrowings and reborrowing’s of up to $230.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. The credit agreement contains covenants customary for financing transactions of this type. Available borrowings under the credit agreement were $111.1 million and $88.7 million at December 31, 2020 and 2019, at an interest rate of 3.50% and 4.45%, respectively. At December 31, 2020, the Company had borrowings of $118.9 million under the credit agreement. The Company had borrowings of $111.4 under the credit agreement at December 31, 2019.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of .50%. The interest rate under the credit agreement is equivalent to the greater of (a) .75% per annum plus the Applicable Margin or (b) the one month London Interbank Offered Rate (the “LIBOR Rate”) plus the Applicable Margin. The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month. The Applicable Margin is based on the Funded Debt to Adjusted Tangible Net Worth Ratio each month end. If the ratio is less than 2.75 to 1.0, the Applicable Margin will be 275 basis points. If the ratio is greater than or equal to 1.0, the Applicable Margin will be 300 basis points. The interest rate on the credit agreement at December 31, 2020 and 2019 was 3.50% and 4.45%, respectively.

The credit agreement has a commitment termination date of February 28, 2022. Any then- outstanding balance under the Credit Agreement would be due and payable on such date. The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement. Such financial ratio requirements include a minimum equity requirement, a minimum EBITDA ratio and a minimum debt to equity ratio, among others. At December 31, 2020, the Company was in compliance with all financial covenants.

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

Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year
	(In thousands, except % data)

2020:
Bank Borrowings	3.50%	$123,256	$104,206	4.38%
Senior Demand Notes	1.90	87,413	82,509	1.90
Commercial Paper	3.45	431,314	407,156	3.48
All Categories	3.25	636,784	593,871	3.42

2019:
Bank Borrowings	4.45%	$111,350	$73,307	5.60%
Senior Demand Notes	1.89	76,204	73,498	1.87
Commercial Paper	3.47	402,651	389,597	3.38
All Categories	3.45	590,205	536,402	3.48

2018:
Bank Borrowings	5.74%	$53,180	$6,999	5.21%
Senior Demand Notes	1.64	77,731	74,267	1.52
Commercial Paper	3.13	373,167	364,362	3.01
All Categories	3.19	499,666	445,628	2.92

7.SUBORDINATED DEBT

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at End of Year			Weighted Average Interest Rate During Year
2020	2019	2018	2020	2019	2018

3.10%	2.96%	2.70%	3.01%	2.81%	2.66%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2020 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2021	$6,068,119	$16,410,974
2022	5,219,163	7,405,587
2023	9,010,098	2,940,375
2024	9,778,019	3,318,463
	$30,075,399	$30,075,399

8.LEASES

The Company's operations are carried on in locations which are occupied under operating lease agreements. These lease agreements are recorded as operating lease right-of-use (“ROU”) assets and operating lease liabilities. Total operating lease expense was $8,376,222, $8,075,073 and $7,522,957 for the years ended December 31, 2020, 2019 and 2018, respectively. The Company’s minimum aggregate future lease commitments at December 31, 2020 are shown in the table below.

ROU assets represent the Company’s right to use an underlying asset during the lease term and the operating lease liabilities represent the Company’s obligations for lease payments in accordance with the lease. Recognition of ROU assets and liabilities are recognized at the lease commitment based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the lease commitment date or adoption. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term and is recorded in occupancy expense in the consolidated statement of income.

Remaining lease terms range from 1 to 10 years. The Company’s leases are not complex and do not contain residual value guarantees, variable lease payments, or significant assumptions or judgments made in applying the requirements of Topic 842. Operating leases with a term of 12 months or less are not recorded on the statement of financial condition and the related lease expense is recognized on a straight-line basis over the lease term.

The table below summarizes our lease expense and other information related to the Company’s operating leases with respect to FASB ASC 842:

Twelve Months Ended Dec. 31, 2020

Operating lease expense	$ 7,226,361
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	7,055,046
Weighted-average remaining lease term – operating leases (in years)	7.07
Weighted-average discount rate – operating leases	4.92%

Lease Maturity Schedule as of December 31, 2019:	Amount
2021	6,982,155
2022	6,444,448
2023	5,577,917
2024	4,846,460
2025	4,489,926
2026 and beyond	11,855,364
Total	40,196,270
Less interest	(6,033,117)
Present Value of Lease Liability	$ 34,163,153

Twelve Months Ended Dec. 31, 2019

Operating lease expense	$ 6,721,970
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	6,564,569
Weighted-average remaining lease term – operating leases (in years)	6.86
Weighted-average discount rate – operating leases	5.67%

Lease Maturity Schedule as of December 31, 2019:	Amount
2020	6,823,468
2021	6,152,783
2022	5,556,754
2023	4,737,533
2024	4,008,787
2025 and beyond	10,848,375
Total	38,127,700
Less interest	(6,472,138)
Present Value of Lease Liability	$ 31,655,562

9.COMMITMENTS AND CONTINGENCIES

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

During the first quarter of 2020 there was global outbreak of a new strain of coronavirus, COVID-19. Thus far, certain responses to the COVID-19 outbreak have included mandates from federal, state and/or local authorities that required temporary closure of or imposed limitations on the operations of certain non-essential businesses and industries. Management created as COVID-19 Task Force for the Company which continues to diligently work to identify and manage potential impact. During the first and second quarters of 2020, the Task Force initially closed branch offices to the public. Loans were originated by appointment only with no more one customer in the branch office at any time. Customers were and are encouraged to pay electronically. For those unable to pay electronically, a no contact process was implemented for the branch offices. We re-opened our branch lobbies to the public during the second quarter, however, we requested customers and employees to wear a mask. Branch offices are closely monitored and may close temporarily based on exposure. Delinquencies remain below historical levels; however, we have modified the payment terms of certain loans and have increased our allowance for credit losses as the performance of these accounts may not match historical loss rates. Corporate team members returned to the office during the third quarter. We are cautiously optimistic about the year ahead, some unknowns remain, all of which have a meaningful impact on credit fundamentals in 2021. Much will depend on (1) the scale and intensity of the current COVID-19 variants and any resulting lockdowns, (2) the timing of widespread vaccinations, (3) the size, form, and timing of any additional fiscal stimulus, (4) the extension or expiration of borrower relief measures, and (5) the ultimate shape and duration of the economic recovery.

10.EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan, which is qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation. During 2020, 2019 and 2018, the Company contributed $2,505,468, $2,482,686 and $2,273,130, respectively, in matching funds for employee 401(k) deferred accounts.

The Company also maintains a non-qualified deferred compensation plan for employees who receive compensation in excess of the amount provided in Section 401(a)(17) of the Code, as such amount may be adjusted from time to time in accordance with the Code.

11.RELATED PARTY TRANSACTIONS

The Company leased a portion of its properties (see Note 8) for an aggregate of $160,800 per year from certain officers or stockholders.

The Company has an outstanding loan to a real estate development partnership of which David Cheek (son of Ben F. Cheek, III) who beneficially owns 24.24% of the Company’s voting stock, is a partner. The balance on this commercial loan (including principal and accrued interest) was $1,741,502 at December 31, 2020. The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Certain directors, officers and stockholders have funds personally invested in the Company’s debt securities. The rates on these debt securities are the same rates provided to other customers.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust. The life insurance policy insures one of the Company’s executive officers. As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust. The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate. A payment of $3,284 for interest accrued during 2020 was applied to the loan on December 31, 2020. No principal payments on this loan were made in 2020. The balance on this loan at December 31, 2020 was $434,550. This was the maximum loan amount outstanding during the year.

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

The provision for income taxes for the years ended December 31, 2020, 2019 and 2018 is made up of the following components:

	2020	2019	2018

Current – Federal	$3,024,953	$3,207,966	$2,689,220
Current – State	205,779	126,466	--
Total Current	3,230,732	3,334,432	2,689,220

Deferred – Federal	156,075	444,780	522,773

Total Provision	$3,386,807	$3,779,212	$3,211,993

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2020 and 2019.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	Deferred Tax Assets (Liabilities)
	2020	2019
Insurance Commissions	$(4,459,805)	$(4,284,082)
Unearned Premium Reserves	1,937,163	1,848,978
Deferred Acquisition Cost Amortization	(1,336,728)	(1,221,520)
SPAE Capitalization	27,107	32,616
STAT & Tax Reserve	551,919	502,808
GAAP/STAT Premium Tax	(205,280)	(201,996)
Unrealized Loss (Gain) on
Marketable Debt Securities	(3,457,325)	(2,472,109)
Other	(53,948)	(60,301)
	$(6,996,897)	$(5,855,606)

The Company's effective tax rate for the years ended December 31, 2020, 2019 and 2018 is analyzed as follows.  On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) resulted in significant changes to the U.S. tax code, including a reduction in the maximum federal corporate income tax rate from 35% to 21%, effective January 1, 2018.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates.  Accordingly, the Company was required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts.  The Company performed an analysis as of December 31, 2017 and recorded a $2.3 million impact for this one-time non-cash charge to the statement of income.  The SEC staff also issued the Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the TCJA’s impact.  In accordance with the SAB 118, a company must reflect the income tax effects of those aspects of the TCJA for which the accounting under ASC 740 is complete.  To the extent that a company’s accounting for certain income tax effects of the TCJA is incomplete but is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.  There are no amounts that were considered incomplete or provisional.  Our accounting for all elements for the TCJA is now complete, consistent with the closing of the SAB 118 measurement period on December 22, 2018.  As a result of guidance released by IRS, the company recorded immaterial adjustments which resulted in no impact on our effective tax rate during the current year.

	2020	2019	2018
Statutory Federal income tax rate	21.0%	21.0%	21.0%
Tax Reform Act Impact	-	-	-
Tax effect of S corporation status	1.0	6.7	(.4)
Tax exempt income	(5.5)	(6.4)	(5.1)
Miscellaneous	1.1	.8	.1
Effective Tax Rate	17.6%	22.1%	15.6%

13.SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280. FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

The Company has eight divisions which comprise its operations: Division I through Division V, Division VII, Division VIII and Division IX. Each division consists of branch offices that are aggregated based on vice president responsibility and geographic location. Division I consists of offices located in South Carolina. Prior to 2020, offices in North Georgia comprised Division II, Division III consisted of offices in South Georgia and Division IX consisted of offices in West Georgia. Effective January 1, 2020, the Company geographically realigned the Georgia Divisions into Division II consisting of Middle Georgia, Division III consisting of South Georgia and Division IX consisting of North Georgia. Various branches were realigned in order to be in the appropriate geographic division. Division IV represents our Alabama offices, Division V represents our Mississippi offices, Division VII represents our Tennessee offices and Division VIII represents our Louisiana offices. The following division financial data has been retrospectively presented to give effect to the current structure. The change in the Georgia reporting structure had no impact on the previously reported consolidated results.

Accounting policies of the divisions are the same as those of the Company described in the summary of significant accounting policies. Performance of each division is measured based on objectives set at the beginning of each year and include various factors such as division profit, growth in earning assets and delinquency and credit loss management. All division revenues result from transactions with third parties. The Company does not allocate income taxes or corporate headquarter expenses to the any division.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2020 followed by a reconciliation to consolidated Company data.

Year 2020	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 33.4	$ 28.6	$ 30.3	$ 34.0	$ 21.5	$ 21.5	$ 17.2	$ 26.5	$ 213.0
Insurance Income	4.8	6.7	8.3	4.2	3.8	3.2	3.8	5.3	40.1
Other	.1	.8	1.0	1.1	.6	.5	.4	.7	5.2
	38.3	36.1	39.6	39.3	25.9	25.2	21.4	32.5	258.3

Expenses:
Interest Cost	3.0	3.1	3.2	3.6	2.0	2.2	1.7	2.8	21.6
Provision for Loan Losses	8.5	4.7	6.0	6.6	4.4	5.9	4.5	4.9	45.5
Depreciation	.4	.4	.3	.5	.5	.5	.3	.5	3.4
Other	13.5	12.8	12.9	14.3	10.4	10.2	10.6	13.1	97.8
	25.4	21.0	22.4	25.0	17.3	18.8	17.1	21.3	168.3

Division Profit	$ 12.9	$ 15.1	$ 17.2	$ 14.3	$ 8.6	$ 6.4	$ 4.3	$ 11.2	$ 90.0

Division Assets:
Net Receivables	$ 102.6	$ 106.2	$ 111.3	$ 128.9	$ 71.3	$ 76.5	$ 64.7	$ 97.3	$ 758.8
Cash	.5	.5	.7	.6	.5	.3	.4	.4	3.9
Net Fixed Assets	.7	.8	.9	1.4	1.6	1.2	.9	.9	8.4
Other Assets	3.2	4.6	4.3	5.7	3.7	4.3	3.3	4.5	33.6
Total Division Assets	$ 107.0	$ 112.1	$ 117.2	$ 136.6	$ 77.1	$ 82.3	$ 69.3	$ 103.1	$ 804.7

RECONCILIATION:	2019
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 258.3
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	6.9
Timing difference of insurance income allocation to divisions	.9.7
Other revenues not allocated to divisions	$ 2
Consolidated Revenues (1)	$ 275.2

Net Income:
Total profit or loss for reportable divisions	$ 90.0
Corporate earnings not allocated	16.8
Corporate expenses not allocated	(87.5)
Consolidated Income Before Income Taxes	$ 19.3

Assets:
Total assets for reportable divisions	$ 804.7
Loans held at corporate level	2.2
Unearned insurance at corporate level	(33.8)
Allowance for loan losses at corporate level	(66.3)
Cash and cash equivalents held at corporate level	63.8
Investment securities at corporate level	221.4
Fixed assets at corporate level	5.1
Other assets at corporate level	16.6
Consolidated Assets	$ 1,013.7

Note 1:Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2019 followed by a reconciliation to consolidated Company data.

Year 2019	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$ 32.3	$ 29.0	$ 26.9	$ 32.4	$ 19.0	$ 18.8	$ 15.9	$ 26.1	$ 200.4
Insurance Income	5.3	6.8	8.1	4.4	3.5	3.2	3.7	6.7	41.7
Other	.1	1.1	1.0	1.1	.7	.5	.5	1.0	6.0
	37.7	36.9	36.0	37.9	23.2	22.5	20.1	33.8	248.1

Expenses:
Interest Cost	2.8	3.0	2.8	3.3	1.8	1.8	1.5	2.7	19.7
Provision for Loan Losses	8.4	6.1	5.9	8.2	5.0	5.9	4.1	6.1	49.7
Depreciation	.5	.4	.3	.5	.4	.4	.4	.5	3.4
Other	13.3	12.8	12.5	14.2	10.3	9.8	10.1	13.1	96.1
	25.0	22.3	21.5	26.2	17.5	17.9	16.1	22.4	168.9

Division Profit	$ 12.7	$ 14.6	$ 14.5	$ 11.7	$ 5.7	$ 4.6	$ 4.0	$ 11.4	$ 79.2

Division Assets:
Net Receivables	$ 100.3	$ 103.1	$ 99.4	$ 116.4	$ 63.2	$ 67.8	$ 54.8	$ 92.4	$ 697.4
Cash	.2	.3	.4	.4	.3	.2	.2	.3	2.3
Net Fixed Assets	1.0	1.0	.7	1.4	1.6	1.4	.9	1.1	9.1
Other Assets	3.5	4.8	3.4	5.4	3.2	3.7	3.2	4.4	31.6
Total Division Assets	$ 105.0	$ 109.2	$ 103.9	$ 123.6	$ 68.3	$ 73.1	$ 59.1	$ 98.2	$ 740.4

RECONCILIATION:	2019
(In Millions)
Revenues:
Total revenues from reportable divisions	$ 248.1
Corporate finance charges earned not allocated to divisions	.1
Corporate investment income earned not allocated to divisions	7.4
Timing difference of insurance income allocation to divisions	7.7
Other revenues not allocated to divisions	.0
Consolidated Revenues (1)	$ 263.3

Net Income:
Total profit or loss for reportable divisions	$ 79.2
Corporate earnings not allocated	15.2
Corporate expenses not allocated	(77.3)
Consolidated Income Before Income Taxes	$ 17.1

Assets:
Total assets for reportable divisions	$ 740.4
Loans held at corporate level	2.4
Unearned insurance at corporate level	(31.6)
Allowance for loan losses at corporate level	(53.0)
Cash and cash equivalents held at corporate level	56.1
Investment securities at corporate level	204.9
Fixed assets at corporate level	6.3
Other assets at corporate level	13.7
Consolidated Assets	$ 939.2

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

Ben F. Cheek, IVChairman of Board, 2001
1st Franklin Financial Corporation

Ben F. Cheek, IIIChairman Emeritus,1967
1st Franklin Financial Corporation

Virginia C. HerringPresident and Chief Executive OfficerMarch 23, 2020

A. Roger GuimondExecutive Vice President and2004
Chief Financial Officer,
1st Franklin Financial Corporation

James H. Harris, IIIRetired Owner,2014
Unichem Technologies, Inc.
Retired Owner,
Moonrise Distillery

Jerry J. Harrison, Jr.Chief Operating OfficerMarch 23, 2020 Crider Foods, Inc.

John G. Sample, Jr.CPA2004

C. Dean ScarboroughRetired Retail Business Owner2004

Keith D. WatsonChairman2004
Bowen & Watson, Inc.

Executive Officers
Served in this
NamePosition with CompanyPosition Since

Ben F. Cheek, IIIChairman Emeritus 2015

Ben F. Cheek, IVChairman of Board 2015

Virginia C. HerringPresident and Chief Executive Officer2015

A. Roger GuimondExecutive Vice President & Chief Financial Officer1991

Gary L. McQuainExecutive Vice President & Chief Operating Officer2020

Todd S. MankeExecutive Vice President & Chief Risk Officer2020

Karen S. O'ShieldsExecutive Vice President – Chief Learning Officer2017 (Served as Executive Vice President – Strategic Development from 2016 until 2017.)

Charles E. Vercelli, Jr.Executive Vice President – General Counsel2008

Daniel E. Clevenger, IIExecutive Vice President - Compliance2015

Ronald F. MorrowExecutive Vice President & Advisory Operations Business Partner (Retired January 1, 2021)2017

Nancy M. SherrExecutive Vice President & Chief Marketing Officer2017

Joseph A. Shaw Executive Vice President & Chief Information Officer2018

Jeffrey R. ThompsonExecutive Vice President - Human Resources2020 Lynn E. CoxVice President / Secretary & Treasurer1989

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

BRANCH OPERATIONS

DIVISION I – SOUTH CAROLINA		DIVISION II – MIDDLE GEORGIA

M. Summer Clevenger	Vice President	Michael J. Whitaker	Vice President

Regional Operations Directors		Regional Operations Directors

Nicholas D. Blevins	Gerald D. Rhoden	Janet R. Brownlee	James A. Mahaffey
Jenna L. Henderson	Gregory A. Shealy	Ronald E. Byerly	Deloris O’Neal
Becki B. Lawhon	Louise S. Stokes	Diana L. Lewis	Harriet H. Welch
Tammy T. Lee

DIVISION III – SOUTH GEORGIA		DIVISION IX – NORTH GEORGIA

Marcus C. Thomas	Vice President	Jennifer C. Purser	Vice President

Regional Operations Directors		Regional Operations Directors

Stacy M. Courson	Jeffrey C. Lee	James D. Blalock	Sharon S. Langford
William J. Daniel	Sylvia J. McClung	Kimberly L. Golka	Nokie Moore
Deirdre A. Dunnam	Robert D. Whitlock	Kevin M. Gray	F. Cliff Snyder

DIVISION IV – ALABAMA		DIVISION V – MISSISSIPPI

Jerry W. Hughes	Vice President	James P. Smith, III	Vice President

Regional Operations Directors		Regional Operations Directors

M. Peyton Givens	Johnny M. Olive	Maurice J. Bize, Jr.	Chad H. Frederick
Tomerria S. Iser	Michael E. Shankles	Carla A. Eldridge	Marty B. Miskelly
Jonathan M. Kendrick	Michael L. Spriggs	Jimmy R. Fairbanks, Jr.
Jeffrey A. Lindberg

DIVISION VII – TENNESSEE		DIVISION VIII – LOUISIANA

Joseph R. Cherry	Vice President	John B. Gray	Vice President

Regional Operations Directors		Regional Operations Directors
Brian M. Hill	William N. Murillo	Sonya L. Acosta	Tabatha A. Green
Tammy R. Hood	Joshua C. Nickerson	Bryan W. Cook	Anthony B. Seney
J. Steven Knotts	Melissa D. Stewart	L. Christopher Deakle

HOME OFFICE ADMINSTRATION

Richard J. Brandt Angela C. Brock Lynn E. Cox	Vice President – Internal Audit Vice President – Compliance Secretary & Treasurer	Brian J. Gyomory Brian D. Lingle	Senior Vice President – Finance Vice President – Controller
Vice President – Investment Center
Johnny E. Coxx	Vice President – Information Technology /Infrastructure	Jeffrey R. Thompson Mark J. Scarpitti	Vice President – Human Resources Deputy General Counsel

___________________

2020 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

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

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Brewton	Fort Payne	Moody	Pelham	Sylacauga
Albertville	Clanton	Gadsden	Moulton	Prattville	Talladega
Alexander City	Cullman	Hamilton	Muscle Shoals	Robertsdale	Tallassee
Andalusia	Decatur	Huntsville (2)	Opelika	Russellville (2)	Troy
Arab	Dothan (2)	Jackson	Opp	Saraland	Trussville
Athens	Enterprise	Jasper	Oxford	Scottsboro	Tuscaloosa
Bay Minette	Fayette	Mobile	Ozark	Selma	Wetumpka
Bessemer	Florence
GEORGIA
Acworth	Canton	Dalton	Greensboro	Manchester	Swainsboro
Adel	Carrollton	Dawson	Griffin	McDonough	Sylvania
Albany (2)	Cartersville	Douglas (2)	Hartwell	Milledgeville	Sylvester
Alma	Cedartown	Douglasville	Hawkinsville	Monroe	Thomaston
Americus	Chatsworth	Dublin	Hazlehurst	Montezuma	Thomasville
Athens (2)	Clarkesville	East Ellijay	Helena	Monticello	Thomson
Augusta	Claxton	Eastman	Hinesville (2)	Moultrie	Tifton
Bainbridge	Clayton	Eatonton	Hiram	Nashville	Toccoa
Barnesville	Cleveland	Elberton	Hogansville	Newnan	Tucker
Baxley	Cochran	Fayetteville	Jackson	Perry	Valdosta
Blairsville	Colquitt	Fitzgerald	Jasper	Pooler	Vidalia
Blakely	Columbus (2)	Flowery Branch	Jefferson	Richmond Hill	Villa Rica
Blue Ridge	Commerce	Forest Park	Jesup	Rome	Warner Robins (2)
Bremen	Conyers	Forsyth	Kennesaw	Royston	Washington
Brunswick	Cordele	Fort Valley	LaGrange	Sandersville	Waycross
Buford	Cornelia	Fort Oglethorpe	Lavonia	Sandy Springs	Waynesboro
Butler	Covington	Gainesville	Lawrenceville	Savannah	Winder
Cairo	Cumming	Garden City	Macon (2)	Statesboro
Calhoun	Dahlonega	Georgetown	Madison	Stockbridge
LOUISIANA
Abbeville	Covington	Hammond	LaPlace	Morgan City	Ruston
Alexandria	Crowley	Houma	Leesville	Natchitoches	Slidell
Baker	Denham	Jena	Marksville	New Iberia	Sulphur
Springs
Bastrop	DeRidder	Kenner	Marrero	Opelousas	Thibodaux
Baton Rouge	Eunice	Lafayette	Minden	Pineville	West Monroe
Bossier City	Franklin	Lake Charles	Monroe	Prairieville	Winnsboro
MISSISSIPPI
Amory	Columbus	Hattiesburg	Kosciusko	Olive Branch	Ridgeland
Batesville	Corinth	Hazlehurst	Magee	Oxford	Ripley
Bay St. Louis	D’Iberville	Hernando	McComb	Pearl	Senatobia
Booneville	Forest	Houston	Meridian	Philadelphia	Starkville
Brookhaven	Greenwood	Iuka	New Albany	Picayune	Tupelo
Carthage	Grenada	Jackson	Newton	Pontotoc	Winona
Columbia	Gulfport
SOUTH CAROLINA
Aiken	Cheraw	Georgetown	Laurens	North Charleston	Spartanburg
Anderson	Chester	Greenwood	Lexington	North Greenville	Summerville
Batesburg-Leesville	Columbia	Greer	Manning	North Myrtle Beach	Sumter
Beaufort	Conway	Hartsville	Marion	Orangeburg	Union
Boiling Springs	Dillon	Irmo	Moncks Corner	Rock Hill	Walterboro
Camden	Easley	Lake City	Myrtle Beach	Seneca	Winnsboro

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

SOUTH CAROLINA (Continued)
Cayce	Florence	Lancaster	Newberry	Simpsonville	York
Charleston	Gaffney

TENNESSEE
Athens	Crossville	Gallatin	Lafayette	Maryville	Savannah
Bristol	Dayton	Greeneville	LaFollette	Morristown	Sevierville
Clarksville	Dickson	Hixson	Lebanon	Murfreesboro	Smyrna
Cleveland	Dyersburg	Jackson	Lenoir City	Newport	Tazewell
Columbia	Elizabethton	Johnson City	Lexington	Powell	Tullahoma
Cookeville	Fayetteville	Kingsport	Madisonville	Pulaski	Winchester

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

 "Serving communities by offering opportunities to individuals and families through financial services.”

CORE VALUES:

➢Team:  Be Trustworthy

➢Impact:  Be Intentional

➢People:  Be Exceptional

➢Service:  Be Humble