Form 10-K, Exhibit 13
period 2021-12-31
1st FRANKLIN FINANCIAL CORP
filed 2022-03-31
CIK 38723

Exhibit 13

1st FRANKLIN FINANCIAL CORPORATION

ANNUAL REPORT

DECEMBER 31, 2021

TABLE OF CONTENTS

The Company	2

Chairman's Letter	3

Business	4

Sources of Funds and Common Stock Matters	10

Management's Discussion and Analysis of Financial Condition and Results of Operations	12

Report of Independent Registered Public Accounting Firm (PCAOB ID No. 34)	21

Consolidated Financial Statements	22

Directors and Executive Officers	50

Corporate Information	50

Ben F. Cheek, Jr. Office of the Year	52

THE COMPANY

1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans. As of December 31, 2021, the business was operated through 119 branch offices in Georgia, 46 in Alabama, 43 in South Carolina, 39 in Mississippi, 36 in Louisiana, 36 in Tennessee and 6 in Texas. The Company had 1,442 employees as of December 31, 2021.

As of December 31, 2021, the resources of the Company were invested principally in loans, which comprised 67% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and sales finance contracts. Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Our corporate website address is www.1FFC.com. The information posted on our website is not incorporated into this Annual Report.

To our Investors, Bankers, Co-workers, and Friends-

The year 2021 was 1st Franklin Financial’s 80th year of operation and what an amazing year it was. The theme that was chosen in recognition of having reached this milestone in the life of our company was – Celebrating 80 Years Like Our 1st. From 1941 to 2021, 1st Franklin Financial has continuously strived to be our borrowing customers’ and our investors’ first choice for their financial services. We believe helping families with borrowing needs build for the future while offering other community members with a savings and investment opportunity has helped position 1st Franklin Financial as a leader in the consumer finance industry.

While 2021 was designated as a year of celebration, we began the year with a lot of uncertainty, again. We were in the second year of the COVID pandemic. Vaccines were on the horizon but still in development giving us hope that we could soon be returning to normalcy or at least provide for us a new normal. 1st Franklin communities were also challenged with tornadoes, hurricanes and floods bringing personal and professional obstacles. Overcoming difficulties like these, however, is what our team has proven time and time again they can do, all while remaining professional, safe and willing to serve those communities as only the “Friendly Franklin Folks” can.

We ended the year with 325 branch offices, 8 recovery centers and were represented in 7 states after welcoming our Texas acquisition in March of 2021. The future also looks exciting with opportunities in 2022 as we have a new office in Kentucky (Elizabethtown) and are licensed to do business in Virginia. Our continued growth is the result of great teamwork led by Gary McQuain, our Chief Operations Officer, and a host of collaborative efforts on our corporate campus and in our branch operations.

The following pages will detail a record setting year. A few noteworthy highlights include:

-Approximately $45.8 million in Gross Pre-tax profit

-Our loan portfolio balance, net of unearned finance charges, increased $98.6 million or 178% of our growth plan we had set for the year

-We ended the year with 6.04% of our principal loan balance more than 30 days past due and had recoveries in our recovery centers of $20.5 million.

-Our Investment Center ended the year with approximately $686.0 million in investments which was an increase of $136.6 million over the previous year.

Goals in the coming year and beyond include continuing to live true to our core values. We intend to continue to have controlled and methodical expansion in the Southeast. Our products and services will be constantly reviewed for the ever changing wants and needs of our customers and the demanding regulatory requirements of our industry. We will aggressively develop and pursue talent and skill sets needed for the success of 1st Franklin Financial today and into the future. Technology will be in the limelight in 2022 with planned upgrades to our loan origination and servicing platforms. Cybersecurity and compliance continue to be important with respect to everything we do.

Our 80th year was one that all our team contributed to, making it a record year. My sincere appreciation to all of you for the faith and support you continue to show us by investing, borrowing and providing the support to allow us to continue doing what we do.

Sincerely yours,

/s/ Ben F. “Buddy” Cheek, IV

Ben F. Cheek, IV

Chairman of the Board

BUSINESS

References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.

1st Franklin is engaged in the consumer finance business, primarily in making direct cash loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 2021, direct cash loans comprised 84%, real estate loans comprised 4% and sales finance contracts comprised 12% of our outstanding loans, respectively.

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

Finance charges account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2021	2020	2019	2018	2017
	(in thousands)

Direct Cash Loans	$ 213,527	$ 192,976	$ 185,631	$ 161,337	$ 142,072
Real Estate Loans	7,245	6,555	5,859	4,970	4,175
Sales Finance Contracts	15,880	13,556	9,088	6,497	5,186
Total Finance Charges	$ 236,652	$ 213,087	$ 200,578	$ 172,804	$ 151,433

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

Sales finance contracts are contracts purchased from retail dealers. These contracts have maturities that generally range from 3 to 60 months and generally do not individually exceed $25,000 in amount financed. We believe that the interest and fees we charge on these contracts are in compliance with applicable federal and state laws.

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

The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	As of December 31
	2021	2020	2019	2018	2017

Direct Cash Loans	31.22%	31.45%	32.03%	32.66%	34.56%
Real Estate Loans	17.33	17.16	17.36	17.55	16.82
Sales Finance Contracts	19.66	19.13	18.86	19.12	19.57

The following table contains certain information about our operations:

	As of December 31
	2021	2020	2019	2018	2017

Number of Branch Offices	325	320	319	315	308
Number of Employees	1,442	1,476	1,513	1,488	1,439
Average Total Loans Outstanding Per Branch (in 000's)	$ 3,176	$ 2,860	$ 2,647	$ 2,328	$ 1,953
Average Number of Loans Outstanding Per Branch	886	849	895	873	866

DESCRIPTION OF LOANS

	Year Ended December 31
	2021	2020	2019	2018	2017
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	71,300	49,942	62,336	59,739	68,162

Number of Loans Made to Former Borrowers	59,225	55,088	65,452	64,727	69,317

Number of Loans Made to Present Borrowers	147,893	147,228	186,601	187,163	193,601

Total Number of Loans Made	278,418	252,258	314,389	311,629	331,080

Total Volume of Loans Made (in 000’s)	$1,048,154	$891,358	$953,356	$895,904	$791,293

Average Size of Loan Made	$3,765	$3,534	$3,032	$2,875	$2,390

Number of Loans Outstanding	266,028	249,880	263,181	255,132	249,793

Total Loans Outstanding (in 000’s)	$873,433	$777,569	$737,255	$651,085	$540,380

Percent of Total Loans Outstanding	84%	85%	87%	89%	90%
Average Balance on Outstanding Loans	$3,283	$3,112	$2,801	$2,552	$2,163

REAL ESTATE LOANS:

Total Number of Loans Made	622	480	553	538	517

Total Volume of Loans Made (in 000’s)	$17,419	$11,871	$13,423	$12,307	$11,228

Average Size of Loan Made	$28,005	$24,731	$24,273	$22,876	$21,717

Number of Loans Outstanding	2,034	1,880	1,812	1,666	1,580

Total Loans Outstanding (in 000’s)	$45,972	$39,960	$37,255	$31,655	$27,117

Percent of Total Loans Outstanding	4%	4%	5%	4%	4%
Average Balance on Outstanding Loans	$22,602	$21,256	$20,560	$19,001	$17,163

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	11,515	14,556	18,081	17,185	13,777

Total Volume of Contracts Purchased (in 000’s)	$86,448	$97,371	$69,373	$55,723	$36,933

Average Size of Contract Purchased	$7,507	$6,689	$3,837	$3,243	$2,261

Number of Contracts Outstanding	19,790	19,961	20,616	18,127	15,377

Total Contracts Outstanding (in 000’s)	$118,960	$103,258	$70,019	$50,694	$34,315

Percent of Total Loans Outstanding	12%	11%	8%	7%	6%
Average Balance on Outstanding Loans	$6,011	$5,173	$3,396	$2,797	$2,232

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

	Year Ended December 31
	2021	2020	2019	2018	2017
	(in thousands)

	LOANS ORIGINATED OR ACQUIRED

Direct Cash Loans	$1,025,902	$878,846	$949,874	$895,126	$779,567
Real Estate Loans	17,345	11,846	13,423	12,307	11,228
Sales Finance Contracts	82,688	96,003	68,573	55,172	35,536
Net Bulk Purchases	26,086	13,905	4,282	1,329	13,123

Total Loans Originated / Acquired	$1,152,021	$1,000,600	$1,036,152	$963,934	$839,454

	LOANS LIQUIDATED *

Direct Cash Loans	$952,290	$851,044	$867,185	$785,199	$725,471
Real Estate Loans	11,407	9,166	7,823	7,769	8,720
Sales Finance Contracts	70,746	64,132	50,048	39,344	33,580

Total Loans Liquidated	$1,034,443	$924,342	$925,056	$832,312	$767,771

	LOANS OUTSTANDING AT YEAR END

Direct Cash Loans	$873,433	$777,569	$737,255	$651,085	$540,380
Real Estate Loans	45,972	39,960	37,255	31,655	27,117
Sales Finance Contracts	118,960	103,258	70,019	50,694	34,315
Total Loans Outstanding	$1,038,365	$920,787	$844,529	$733,434	$601,812

	UNEARNED FINANCE CHARGES

Direct Cash Loans	$122,455	$107,850	$103,810	$88,660	$68,771
Real Estate Loans	-	6	28	41	67
Sales Finance Contracts	28,626	24,847	14,910	9,676	5,601

Total Unearned Finance Charges	$151,081	$132,703	$118,748	$98,377	$74,439

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

	As of December 31
	2021	2020	2019	2018	2017

Number of Bankrupt Delinquency Resets	178	335	378	535	417

The Company tracks the dollar amount of loans in bankruptcy on which the delinquency rating was changed. During 2021 and 2020, the delinquency rating changed as a result of court-initiated repayment plans on bankrupt accounts with principal balances totaling $1.3 million and $2.4 million, respectively. This represented approximately 0.14% and 0.28% of the average principal loan portfolios outstanding during 2021 and 2020, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related outstanding loans:

	As of December 31
	2021	2020	2019	2018	2017
	in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$12,272	$10,779	$11,619	$9,541	$7,905
Percentage of Principal Outstanding	1.41%	1.39%	1.58%	1.47%	1.47%
90 Days or More Past Due	$23,437	$18,094	$24,972	$20,261	$17,475
Percentage of Principal Outstanding	2.69%	2.33%	3.40%	3.12%	3.25%

REAL ESTATE LOANS:
60-89 Days Past Due	$440	$223	$340	$330	$321
Percentage of Principal Outstanding	.97%	.57%	.93%	1.06%	1.21%
90 Days or More Past Due	$1,118	$1,438	$1,592	$1,142	$1,171
Percentage of Principal Outstanding	2.47%	3.66%	4.35%	3.68%	4.40%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$1,134	$1,341	$754	$573	$447
Percentage of Principal Outstanding	.96%	1.31%	1.09%	1.14%	1.31%
90 Days or More Past Due	$2,385	$2,261	$1,755	$1,193	$843
Percentage of Principal Outstanding	2.02%	2.21%	2.53%	2.38%	2.47%

LOSS EXPERIENCE

Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loans less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

	Year Ended December 31
	2021	2020	2019	2018	2017
	(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$691,635	$577,978	$586,765	$500,754	$416,969
Liquidations	$952,290	$851,044	$867,185	$785,199	$725,471
Net Losses	$37,635	$42,143	$47,228	$37,131	$36,968
Net Losses as % of Average Net Loans	5.44%	7.29%	8.05%	7.42%	8.87%
Net Losses as % of Liquidations	3.95%	4.95%	5.45%	4.73%	5.10%

	REAL ESTATE LOANS

Average Net Loans	$42,593	$36,128	$34,438	$28,924	$25,365
Liquidations	$11,407	$9,166	$7,823	$7,769	$8,720
Net Losses	$26	$42	$40	$27	$62
Net Losses as a % of Average Net Loans	.06%	.12%	.12%	.09%	.24%
Net Losses as a % of Liquidations	.23%	.46%	.51%	.35%	.71%

	SALES FINANCE CONTRACTS

Average Net Loans	$82,192	$66,681	$49,001	$34,499	$26,724
Liquidations	$70,746	$64,132	$50,048	$39,344	$33,580
Net Losses	$3,539	$3,335	$2,428	$1,549	$1,325
Net Losses as % of Average Net Loans	4.31%	5.00%	4.96%	4.49%	4.96%
Net Losses as % of Liquidations	5.00%	5.20%	4.85%	3.94%	3.95%

ALLOWANCE FOR CREDIT LOSSES

We determine the allowance for credit losses by reviewing our previous loss experience, reviewing specifically identified loans where collection is believed to be doubtful and evaluating the inherent risks and changes in the composition of our loan portfolio. Such allowance is, in our opinion, sufficient to provide adequate protection against expected credit losses in the current loan portfolio. For additional information about Management's approach to estimating and evaluating the allowance for credit losses, see Note 2 "Loans" in the Notes to the Consolidated Financial Statements.

SEGMENT FINANCIAL INFORMATION

For additional financial information about our segments and the divisions of our operations, see Note 13 "Segment Financial Information" in the Notes to Consolidated Financial Statements.

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

REGULATION AND SUPERVISION

The Company is subject to regulation under numerous state and federal laws and regulations as enforced and interpreted by various state and federal governmental agencies. State laws require each of our loan branch offices to be licensed by the state and to conduct business according to the applicable statutes and regulations. The granting of a license depends on the financial responsibility, character and fitness of the applicant, and, where applicable, the applicant must show evidence of a need through convenience and advantage documentation. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the appropriate governing agencies. Licenses are revocable for cause, and their continuance depends upon an applicant's continued compliance with applicable laws. We are also subject to state regulations governing insurance agents in the states in which we sell credit insurance. State insurance regulations require, among other things, that insurance agents be licensed and, in some cases, limit the premiums that insurance agents can charge. The ompany has never had any of its licenses revoked and has never been subject to an enforcement order or regulatory settlement.

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

HUMAN CAPITAL RESOURCES

As of December 31, 2021, the Company had 1,442 employees, located in Alabama, Georgia, Louisiana, Mississippi, South Carolina, Tennessee, and Texas. The development, attraction and retention of employees is a strong focus of the Company, as is fostering and maintaining a strong, healthy corporate culture.

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

Team:Be Trustworthy

Impact:Be Intentional

People:Be Exceptional

Service:    Be Humble

SOURCES OF FUNDS AND COMMON STOCK MATTERS

The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business. Our various sources of funds as a percent of total liabilities and stockholders' equity and the number of persons investing in the Company's debt securities were as follows:

	As of December 31
	2021	2020	2019	2018	2017

Bank Borrowings	5.39%	11.73%	11.86%	6.68%	-- %
Senior Debt	58.69	51.19	51.08	56.15	59.41
Subordinated Debt	2.66	2.97	3.09	3.80	4.67
Other Liabilities	6.73	6.64	6.13	3.13	3.61
Stockholders’ Equity	26.53	27.47	27.84	30.24	32.31
Total	100.00%	100.00%	100.00%	100.00%	100.00%

Number of Investors	4,713	4,543	4,555	5,163	5,347

The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

	Year Ended December 31
	2021	2020	2019	2018	2017

Senior Borrowings	3.39%	3.42%	3.48%	2.92%	2.85%
Subordinated Borrowings	3.12	3.01	2.81	2.66	2.65
All Borrowings	3.38	3.40	3.44	2.90	2.84

Certain financial ratios relating to our debt have been as follows:

	As of December 31
	2021	2020	2019	2018	2017

Total Liabilities to
Stockholders’ Equity	2.77	2.64	2.59	2.31	2.09

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	2.43	2.29	2.23	1.94	1.70

As of March 31, 2022, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen related shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market. The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented. Cash distributions of $117.72 and $2.59 per share were paid to shareholders in 2021 and 2020, respectively, primarily in amounts to enable the Company's shareholders to pay their related income tax obligations which arise as a result of the Company's status as an S Corporation. No other distributions were paid during the applicable periods. For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company's shareholders to pay their respective income tax obligations as a result of the Company's status as an S Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis provides a narrative of the Company’s financial condition and performance during 2021 and 2020. The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the significant factors that we currently believe may materially affect our future financial condition, operating results and liquidity. This discussion should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained elsewhere in this Annual Report. Discussion of 2019 results and year-to-year comparisons between 2020 and 2019 can be found in the Company’s 2020 Annual Report filed as Exhibit 13 to the Company’s Annual Report on Form 10-K which was filed with the SEC on March 30, 2021.

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

General:

The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941. Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time. Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans. All of our loans are at fixed rates, and contain fixed terms and fixed payments. We operate branch offices in six southeastern states and had a total of 325 branch locations at December 31, 2021. The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network. The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.

Financial Condition:

The Company’s total assets increased $104.6 million to $1.1 billion as of December 31, 2021 compared to $1.0 billion at December 31, 2020. The increase in assets was primarily due to growth in the Company’s net loan portfolio, investment securities portfolio and increases in other assets.

Cash and cash equivalents decreased $26.2 million at December 31, 2021 compared to December 31, 2020. Short term investments were sold to purchase higher yielding investment securities.

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers.

At December 31, 2021, restricted cash was $7.3 million compared to $8.5 million at December 31, 2020. See Note 3, “Investment Securities” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of amounts held in trust.

Loan originations increased $151.4 million during 2021 compared to 2020. Our net loan portfolio increased $90.1 million (14%) at December 31, 2021 compared to December 31, 2020. Our allowance for credit losses reflects Management's estimate of expected credit losses in the loan portfolio as of the date of the statement of financial position. See Note 2, “Allowance for Credit Losses,” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of the Company’s allowance for credit losses. Management believes the current allowance for credit losses is adequate to cover expected losses in our existing portfolio as of December 31, 2021; however, changes in trends or deterioration in economic conditions could result in additional changes in the allowance or an increase in actual losses. Any increase could have a material adverse impact on our results of operation or financial condition in the future.

Our investment securities portfolio increased $40.2 million (18%) to $261.6 million at December 31, 2021 compared to $221.4 million at December 31, 2020. The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries. Management maintains what it believes to be a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other similar activities. This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds, and various municipal bonds. Investment securities have been designated as “available for sale” at December 31, 2021 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries as well as the statement of comprehensive income.

Other assets increased $1.6 million (3%) to $65.4 million at December 31, 2021 compared to $63.8 million at December 31, 2020. Increases in operating lease right-of-use assets, deferred acquisition costs, miscellaneous accounts receivables and prepaid expenses were main factors contributing to the increase in other assets. Offsetting a portion of the increase was a decline in fixed assets.

Our senior debt is comprised of a line of credit from three banks and the Company’s senior demand notes and commercial paper debt securities. Our subordinated debt is comprised of the variable rate subordinated debentures sold by the Company. The aggregate amount of senior and subordinated debt outstanding at December 31, 2021 increased $78.4 million (12%) to $746.2 million compared to $667.9 million outstanding at December 31, 2020. Higher sales of the Company’s debt securities was the primary factor contributing to the increase. The line of credit was paid down $58.6 million to $60.3 million at December 31, 2021 from positive cash flow from operations and increases in commercial paper and senior demand notes.

Accounts payables and accrued expenses increased $7.9 million (12%) at December 31, 2021 compared to the prior year. The Company’s incentive bonus accrual and lease liability are the primary factors causing the increase in accrued expenses and other liabilities.

Results of Operations:

Total revenues, which include finance charge income, investment income, insurance income and miscellaneous other revenue, were $304.3 million and $275.2 million for 2021 and 2020, respectively. The aforementioned growth in our loan portfolio resulted in higher revenue across all categories.

The provision for credit losses decreased $14.5 million (26%) during 2021 compared to 2020 due to lower net charge offs

.

Higher revenue and lower provision expense resulted in an increase in net income for the Company during the year just ended. Net income increased $26.0 million (163%) to $41.9 million during 2021 compared to $15.9 million during 2020.

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

Higher levels of average net receivables outstanding and the associated finance charge income during 2021 compared to 2020 resulted in an increase in net interest income during the year just ended. Average net receivables were $806.6 million during 2021 compared to $722.6 million during 2020. Net interest income was $220.9 million during 2021, compared to $198.8 million in 2020.

As previously mentioned, higher sales of the Company’s debt securities and a decrease in borrowings on the Company’s credit line resulted in an increase in senior and subordinated debt. The increase resulted in higher interest cost. Average borrowings were $686.0 million during 2021 compared to $624.5 million during 2020. Interest expense increased $1.9 million (9%) during 2021 compared to 2020. A decrease in our weighted average borrowing rate to 3.38% during 2021 from 3.40% during 2020 offset a portion of the increase in interest expense.

Net Insurance Income:

The Company offers certain optional credit insurance products to loan customers when closing a loan. Net insurance income (insurance revenues less claims and expenses) was $35.7 million during 2021 and $34.3 million during 2020. Net insurance income increased 4% with premium and commission revenue growth at 7% while claims and expenses increased 13% during 2021.

Other Revenue:

Other revenue was $6.9 million and $5.4 million during 2021 and 2020. A significant component of other revenue is earnings from the sale of auto club memberships. The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan. An increase in sales of auto club memberships and an increase in the cash surrender value of executive life insurance policies during 2021 were the primary factors driving the growth in other revenue for the period just ended.

Provision for Credit Losses:

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

The provision for credit losses decreased $14.5 million (26%) during 2021 compared to 2020 due to lower net charge offs. Net charge offs impacting the provision for credit losses were $41.2 million for 2021 and $45.5 million for 2020, respectively.

Determining a proper allowance for credit losses is a critical accounting estimate which involves Management’s judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, delinquency levels, bankruptcy trends and overall general and industry specific economic conditions. The percent of the loan portfolio greater than 30 days delinquent is 6.04% at December 31, 2021 compared to 5.91% at December 31, 2020. The ratio of bankrupt accounts to the net principal balance was 1.27% and 1.48% at December 31, 2021 and December 31, 2020, respectively.

The Company considered factors such as rising energy, food and services prices and the potential for further oil and commodity market disruptions from the Ukraine crisis. Given increased wages, savings rates, spending on luxury goods, and remote work capability, management anticipates the direct impact from recent gas prices will not be a significant factor in estimating expected losses. The Company also considered the potential impact of increased central bank interest rates. 1st Franklin loans are contracted at a fixed rate; therefore, borrowers will not be affected by rising interest rates. Further, the Company’s historical loss history indicates that changes in central bank interest rates do not have a material direct impact to future loss rates.

However, management determined that certain snapshot periods included in the estimation model benefited from government stimulus actions and the benefit to loss rates from those stimulus actions is expected to continue to decline over time. 1st Franklin’s expected credit loss model uses loss history from periods prior to government stimulus actions and from periods that may include the effect of government stimulus in estimating the allowance for expected credit losses. Based on the increased impact of periods that include the benefit of government stimulus on loss rates and the aforementioned economic uncertainty, management concluded that an adjustment was required to sufficiently provide for expected credit losses. Management estimated an adjustment totaling $6.9 million by incorporating pre-pandemic loss rates in the estimation model. The allowance for credit losses increased by $1.0 million to $67.3 million at December 31, 2021 compared to $66.3 million at December 31, 2020.

Management believes that the allowance for credit losses, as calculated in accordance with the Company’s current expected credit loss (“CECL”) methodology, are appropriate to cover expected credit losses on loans at December 31, 2021; however, because the allowance for credit losses is based on estimates, there can be no assurance that the ultimate charge off amount will match such estimates. Management may determine it is appropriate to increase or decrease the allowance for expected credit losses in future periods, or actual losses in any period, either of which events could have a material impact on our results of operations in the future.

Operating Expenses:

Operating expenses of the Company were $175.6 million during 2021 compared to $162.5 million during 2020. Personnel expense, occupancy expense and miscellaneous other expenses are the components included in operating expenses.

Personnel expense increased $9.3 million (9%) during 2021 compared to 2020 mainly due to merit salary increases, increases in employee incentive bonus expenses and higher payroll taxes.

Occupancy expense decreased $0.2 million (1%) during 2021 compared to 2020. Lower maintenance expenses, office material expenses, telephone expenses, utilities expenses and depreciation expenses were factors contributing to the decline in occupancy expense. Higher rent expense offset a portion of the decrease.

Other operating expenses increased $3.9 million (9%) during 2021 compared to 2020. Increases in credit bureau dues, dues and subscription expenses, insurance premiums paid, consultant fees, computer expenses, and taxes and licenses contributed to the growth in other operating expenses. Lower travel expenses due to travel restrictions imposed due to the COVID-19 pandemic, lower telephone and postage expenses offset a portion of the increase in miscellaneous other operating expenses during 2021 compared to 2020.

Income Taxes:

The Company has elected to be treated as an S corporation for income tax reporting purposes.  The taxable income or loss of an S corporation is treated as income of and is reportable in the individual tax returns of the shareholders of the Company in an appropriate allocation.  Accordingly, deferred income tax assets and liabilities have been eliminated and no provisions for current and deferred income taxes were made by the Company except for amounts attributable to state income taxes for certain states, which do not recognize S corporation status for income tax reporting purposes.  Deferred income tax assets and liabilities will continue to be recognized and provisions for current and deferred income taxes will be made by the Company's subsidiaries as they are not permitted to be treated as S Corporations.

Effective income tax rates for the years ended December 31, 2021 and 2020 were 8.6% and 17.6%, respectively. The tax rates of the Company’s insurance subsidiaries were also below statutory rates due to investments in tax exempt bonds.

Quantitative and Qualitative Disclosures About Market Risk:

Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its bank borrowings and debt securities. Changes in interest rates have more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company. The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2021. Rates associated with the investment securities represent weighted averages based on the tax effected yield to maturity of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty. It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
						2027 &		Fair
	2022	2023	2024	2025	2026	Beyond	Total	Value
Assets:	(Dollars in millions)
Investment Securities	$1	$1	$1	$1	$2	$243	$249	$262
Average Interest Rate	2.0%	2.7%	2.3%	3.3%	3.5%	3.0%	2.9%
Liabilities:
Senior Debt:
Note Payable to Bank	—	—	$60	—	—	—	$60	$60
Average Interest Rate	—	—	3.5%	—	—	—	3.5%
Senior Demand Notes	$104	—	—	—	—	—	$104	$104
Average Interest Rate	1.9%	—	—	—	—	—	1.9%
Commercial Paper	$552	—	—	—	—	—	$552	$552
Average Interest Rate	3.5%	—	—	—	—	—	3.5%
Subordinated Debentures	$5	$7	$8	$10	—	—	$30	$30
Average Interest Rate	3.0%	3.2%	3.2%	3.1%	—	—	3.1%

Liquidity and Capital Resources:

Liquidity is the ability of the Company to meet its ongoing financial obligations, either through the collection of receivables or by generating additional funds through liability management. The Company's liquidity is therefore dependent on the collection of its receivables, the sale of debt securities and the continued availability of funds under the Company's revolving credit agreement.

We continue to monitor and review current economic conditions and the related potential implications on us, including with respect to, among other things, changes in credit losses, liquidity, compliance with our debt covenants, and relationships with our customers.

As of December 31, 2021 and December 31, 2020, the Company had $33.1 million and $59.2 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less. The Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.

The Company's investment securities can be converted into cash, if necessary. As of December 31, 2021 and 2020, 99% and 97%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company's insurance subsidiaries. Georgia state insurance regulations limit the use an insurance company can make of its assets. Ordinary dividend payments to the Company by its wholly owned life insurance subsidiary are subject to annual limitations and are restricted to the lesser of 10% of policyholder's statutory surplus or the net statutory gain from operations before recognizing realized investment gains of the individual insurance subsidiary during the prior year. Dividend payments to a parent company by its wholly-owned property and casualty subsidiary are subject to annual limitations and are restricted to the lessor of 10% of policyholder's surplus or the net statutory income before recognizing realized investment gains of the individual insurance subsidiary during the prior two years. Any dividends above these state limitations are termed "extraordinary dividends" and must be approved in advance by the Georgia Insurance Commissioner. The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2021, without prior approval of the Georgia Insurance Commissioner, was approximately $38.7 million.

At December 31, 2020, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $121.8 million and $91.6 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2021 without prior approval of the Georgia Insurance Commissioner is approximately $38.7 million. On November 30, 2020, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $70.0 million from Frandisco Life Insurance Company and $90.0 million from Frandisco Property and Casualty Insurance Company. The request was approved by the Georgia Insurance Department on February 10, 2021 for transactions on or before December 31, 2021. Effective April 1, 2021, Frandisco Life Insurance Company amended it previous unsecured revolving line of credit available to the Company for a maximum amount up to $60.0 million. Frandisco Property and Casualty Insurance Company also amended an unsecured revolving line of credit available to the Company for a maximum amount up to $60.0 million. No borrowings have been utilized on either of these lines as of December 31, 2021.

At December 31, 2021, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $132.0 million and $96.2 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company during 2022, without prior approval of the Georgia Insurance Commissioner, is approximately $40.8 million. On November 30, 2021, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $75.0 million from Frandisco Life Insurance Company and $95.0 million from Frandisco Property and Casualty Insurance Company. The request was approved by the Georgia Insurance Department on January 20, 2022 for transactions on or before December 31, 2022. Effective February 1, 2022, Frandisco Life Insurance Company amended its previous unsecured revolving line of credit available to the Company extending the term to December 31, 2025 and defining the interest rate as the rate of interest on outstanding balances as the prime rate of interest as published in the Wall Street Journal. Effective February 1, 2022, Frandisco Property and Casualty Insurance Company amended its previous unsecured revolving line of credit available to the Company extending the term to December 31, 2025 and defining the interest rate as the rate of interest on outstanding balances as the prime rate of interest as published in the Wall Street Journal.

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

The Company's continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, N.A. This credit agreement (as amended, the "credit agreement") provides for borrowings or re-borrowings of up to $230.0 million or 70% of the Company's net finance receivables (as defined in the credit agreement), whichever is less, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. At December 31, 2021 and 2020, $60.3 million and $118.9 million, respectively, were outstanding under the credit line. The credit agreement has a commitment termination date of February 28, 2024. Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of 0.50%. The interest rate under the credit agreement is equivalent to the greater of (a) 0.75% per annum plus the Applicable Margin or (b) the one-month London Interbank Offered Rate (the "LIBOR Rate") plus the Applicable Margin. The Applicable Margin is 2.75%. The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month. The interest rate on the credit agreement at December 31, 2021 and 2020 was 3.50% and 3.50%, respectively.

The credit agreement requires the Company to comply with certain covenants customary for financing transactions of this nature, including, among others, maintaining a minimum interest coverage ratio, a minimum loss reserve ratio, a minimum ratio of earnings to interest, taxes and depreciation and amortization to interest expense, a minimum asset quality ratio, a minimum consolidated tangible net worth ratio, and a maximum debt to tangible net worth ratio, each as defined. The Company must also comply with certain restrictions on its activities consistent with credit facilities of this type, including limitations on: (a) restricted payments; (b) additional debt obligations (other than specified debt obligations); (c) investments (other than specified investments); (d) mergers, acquisitions, or a liquidation or winding up; (e) modifying its organizational documents or changing lines of business; (f) modifying certain contracts; (g) certain affiliate transactions; (h) sale-leaseback, synthetic lease, or similar transactions; (i) guaranteeing additional indebtedness (other than specified indebtedness); (j) capital expenditures; or (k) speculative transactions. The credit agreement also restricts the Company or any of its subsidiaries from creating or allowing certain liens on their assets, entering into agreements that restrict their ability to grant liens (other than specified agreements), or creating or allowing restrictions on any of their ability to make dividends, distributions, inter-company loans or guaranties, or other inter-company payments, or inter-company asset transfers. At December 31, 2021, the Company was in compliance with all covenants. The Company has no reason to believe that it will not remain in compliance with these covenants and obligations for the foreseeable future.

We are not aware of any additional restrictions placed on us, or being considered to be placed on us, related to our ability to access capital, such as borrowings under our credit agreement prior to its maturity.

Any increase in the Company's allowance for credit losses would not directly affect the Company's liquidity, as any adjustment to the allowance has no impact on cash; however, an increase in the actual loss rate may have a material adverse effect on the Company's liquidity. The inability to collect loans could materially impact the Company's liquidity in the future.

During the first quarter of 2020 there was global outbreak of a new strain of coronavirus, COVID-19. Management created a COVID-19 Task Force to identify and manage potential impact to the Company. The Company will continue to adhere to mandates from federal, state, and/or local authorities regarding COVID-19 protocols. On March 11, 2021 the President signed the American Rescue Plan into law. Federal economic stimulus in the form of direct payments has been discontinued; however, the American Rescue Plan was designed to continue supporting Americans, businesses, and state and local governments. Federal stimulus programs provided to support an economy struggling to recover from the ongoing pandemic contributed to the decreased net charge offs.

The Company considered factors such as rising energy, food and services prices and the potential for further oil and commodity market disruptions from the Ukraine crisis. Given increased wages, savings rates, spending on luxury goods, and remote work capability, management anticipates the direct impact from recent gas prices will not be a significant factor in estimating expected losses. The Company also considered the potential impact of increased central bank interest rates. 1st Franklin loans are contracted at a fixed rate; therefore, borrowers will not be affected by rising interest rates. Further, the Company’s historical loss history indicates that changes in central bank interest rates do not have a material direct impact to future loss rates.

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

Allowance for Credit Losses:

Effective January 1, 2020 the Company adopted ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13") using the modified retrospective method for all financial assets measured at amortized cost. Provisions for credit losses are charged to operations in amounts sufficient to maintain the allowance for credit losses at a level considered adequate to cover expected credit losses in our loan portfolio.

The allowance for credit losses is established based on the determination of the amount of expected losses inherent in the loan portfolio as of the reporting date. Loans outstanding with similar risk characteristics are collectively evaluated in pools utilizing an open pool loss rate method, whereby a historical loss rate is calculated and applied to the balance of loans outstanding in the portfolio at each reporting period. This historical loss rate is then adjusted by a macroeconomic forecast and other qualitative factors, as appropriate, to fully reflect the expected losses in the loan portfolio.

It is difficult to estimate how potential changes in any one economic factor might affect the overall allowance because a wide variety of factors and inputs are considered in the allowance estimate. Changes in the factors and inputs may not occur at the same rate and may not be consistent across all product types. Additionally, changes in factors and inputs may be directionally inconsistent, such that improvement in one factor may offset deterioration in others. However, to consider the impact of a hypothetical alternate economic forecast, Management estimated the allowance for credit losses using a scenario that increased forecasted loss rates by 1%. This unfavorable scenario resulted in an allowance for credit losses approximately $8.3 million (12%) higher than the allowance using the expected scenario.

Assumptions regarding expected credit losses are reviewed periodically and may be impacted by the Company's actual loss experience and changes in any of the factors discussed above.

Revenue Recognition:

Accounting principles generally accepted in the United States of America require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges. An interest yield method is used by the Company on each individual account with precomputed charges to calculate income for those on-going accounts; however, state regulations often allow interest refunds to be made according to the "Rule of 78's" method for payoffs and renewals. Since the majority of the Company's accounts which have precomputed charges are paid off or renewed prior to maturity, the result is that most of the accounts effectively yield on a Rule of 78's basis.

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

The property and casualty credit insurance policies written by the Company, as agent for an unrelated insurance company, are reinsured by the Company's property and casualty insurance subsidiary. The premiums are deferred and earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

Insurance Claims Reserves:

Included in unearned insurance premiums and commissions on the consolidated statements of financial position are reserves for incurred but unpaid credit insurance claims for policies written by the Company and reinsured by the Company's wholly-owned insurance subsidiaries. These reserves are established based on accepted actuarial methods. In the event that the Company's actual reported losses for any given period are materially in excess of the previously estimated amounts, such losses could have a material adverse effect on the Company's results of operations.

Different assumptions in the application of these policies could result in material changes in the Company's consolidated financial position or consolidated results of operations.

New Accounting Pronouncements:

See Note 1, "Summary of Significant Accounting Policies - Recent Accounting Pronouncements," in the accompanying "Notes to Consolidated Financial Statements" for a discussion of new accounting standards and the expected impact of accounting standards recently issued but not yet required to be adopted. For pronouncements already adopted, any material impacts on the Company's consolidated financial statements are discussed in the applicable section(s) of this Management's Discussion and Analysis of Financial Condition and Results of Operations and Notes to the Company's Consolidated Financial Statements included elsewhere in this Annual Report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of 1st Franklin Financial Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the "Company") as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses – Refer to Note 2 to the consolidated financial statements

Critical Audit Matter Description

The Company estimates and records an allowance for credit losses based on the determination of the amount of expected losses inherent in the loan portfolio as of the reporting date. The Company calculates a snapshot of each specific loan segment at a point in history and tracks that loan segment’s performance in the subsequent periods until losses are substantially exhausted to derive an unadjusted lifetime historical charge-off rate by loan segment. The Company performs a correlation analysis between macroeconomic factors and prior charge-offs and evaluates if the economic environment affecting their customer base has changed from historical levels. This includes considerations of historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.

We identified the allowance for credit losses estimate as a critical audit matter because of the significant amount of complexity and judgment required by management to develop the model and evaluate whether adjustments are necessary based on internal, external and macroenvironment trends. Performing audit procedures to evaluate the appropriateness of this model and whether adjustments are necessary required a high degree of auditor judgment and an increased extent of effort, specifically due to the effect of government stimulus on historical charge-off rates.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the allowance for credit losses included the following, among others:

•We tested the completeness and accuracy of selected data utilized to determine the unadjusted lifetime historical charge-off rate by segment of the loan portfolio.

•We evaluated the reasonableness of the Company’s allowance for credit loss model and tested the model's computational accuracy by segment of the loan portfolio.

•We evaluated the reliability of the Company’s internal and external data and forecasts.

•We also evaluated the reasonableness of any associated quantitative or qualitative adjustments by segment of the loan portfolio, including assessing the basis for the adjustments.

•We performed a retrospective review using charge-offs recorded during the year to create an expected allowance for credit losses and compared our expectation to the allowance for credit losses recorded as of the beginning of the year.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 31, 2022

We have served as the Company’s auditor since 2002.

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2021 AND 2020

ASSETS

	2021	2020

CASH AND CASH EQUIVALENTS (Note 1)	$33,060,390	$59,213,703

RESTRICTED CASH (Note 1)	7,306,430	8,464,719

LOANS (Note 2):
Direct Cash Loans	873,432,972	777,568,737
Real Estate Loans	45,972,414	39,960,390
Sales Finance Contracts	118,959,994	103,258,326
	1,038,365,380	920,787,453

Less: Unearned Finance Charges	151,081,033	132,703,130
Unearned Insurance Premiums	69,124,817	61,018,635
Allowance for Credit Losses	67,311,208	66,327,674
	750,848,322	660,738,014

INVESTMENT SECURITIES (Note 3):
Available for Sale, at fair value	261,601,925	221,054,418
Held to Maturity, at amortized cost	-	379,002
	261,601,925	221,433,420

OTHER ASSETS:
Land, Buildings, Equipment and Leasehold Improvements, less accumulated depreciation and amortization of $46,347,589 and $42,447,600 in 2021 and 2020, respectively	12,265,626	13,577,945
Operating Lease Right-of-Use Assets (Note 8)	34,768,208	33,610,067
Deferred Acquisition Costs	4,221,480	3,625,611
Due from Non-affiliated Insurance Company	2,912,499	2,970,476
Other Miscellaneous	11,237,055	10,022,417
	65,404,868	63,806,516

TOTAL ASSETS	$1,118,221,935	$1,013,656,372

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

DECEMBER 31, 2021 AND 2020

LIABILITIES AND STOCKHOLDERS' EQUITY

	2021	2020

SENIOR DEBT (Note 6):
Bank Borrowings	$60,300,000	$118,900,000
Senior Demand Notes, including accrued interest	104,043,479	86,622,503
Commercial Paper	552,192,882	432,273,538
	716,536,361	637,796,041

ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
Operating Lease Liabilities (Note 8)	35,439,377	34,163,153
Other Accounts Payable and Accrued Expenses	39,796,100	33,182,451
	75,235,477	67,345,604

SUBORDINATED DEBT (Note 7)	29,692,344	30,075,399

Total Liabilities	821,464,182	735,217,044

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value 6,000 shares authorized; no shares outstanding	--	--
Common Stock:
Voting Shares; $100 par value; 2,000 shares authorized; 1,700 shares outstanding as of December 31, 2021 and 2020	170,000	170,000
Non-Voting Shares; no par value; 198,000 shares authorized; 168,300 shares outstanding as of December 31, 2021 and 2020	--	--
Accumulated Other Comprehensive Income	9,736,651	13,266,927
Retained Earnings	286,851,102	265,002,401
Total Stockholders' Equity	296,757,753	278,439,328

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,118,221,935	$1,013,656,372

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

	2021	2020	2019
INTEREST INCOME:
Finance Charges	$236,651,728	$213,087,060	$200,577,584
Net Investment Income	7,457,734	6,882,483	7,353,236
	244,109,462	219,969,543	207,930,820
INTEREST EXPENSE:
Senior Debt	22,213,128	20,281,290	18,663,910
Subordinated Debt	977,093	922,083	849,174
	23,190,221	21,203,373	19,513,084

NET INTEREST INCOME	220,919,241	198,766,170	188,417,736

PROVISION FOR CREDIT LOSSES (Note 2)	42,183,163	56,689,484	59,695,888

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	178,736,078	142,076,686	128,721,848

NET INSURANCE INCOME:
Premiums	53,231,581	49,780,940	49,355,186
Insurance Claims and Expense	(17,516,066)	(15,489,876)	(13,451,858)
	35,715,515	34,291,064	35,903,328

OTHER REVENUE	6,921,120	5,419,562	6,046,716

OPERATING EXPENSES:
Personnel Expense	109,011,575	99,684,473	93,820,162
Occupancy Expense	17,382,787	17,568,423	18,167,252
Other Expense	49,173,951	45,257,347	41,556,893
	175,568,313	162,510,243	153,544,307

INCOME BEFORE INCOME TAXES	45,804,400	19,277,069	17,127,585

PROVISION FOR INCOME TAXES (Note 12)	3,943,393	3,386,807	3,779,212

NET INCOME	$41,861,007	$15,890,262	$13,348,373

BASIC EARNINGS PER SHARE:
170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$246.24	$93.47	$78.52

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

	2021	2020	2019
Net Income	$41,861,007	$15,890,262	$13,348,373

Other Comprehensive Income / (Loss):
Net changes related to available-for-sale Securities:
Unrealized (losses) gains	(3,858,538)	4,658,116	12,972,947
Income tax benefit (provision)	816,053	(989,588)	(2,696,204)
Net unrealized (losses) gains	(3,042,485)	3,668,528	10,276,743

Less reclassification of gains to net income	487,791	16,447	269,918

Total Other Comprehensive (Loss) Income	(3,530,276)	3,652,081	10,006,825

Total Comprehensive Income	$38,330,731	$19,542,343	$23,355,198

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, AND 2019

				Accumulated
				Other
	Common Stock		Retained	Comprehensive
	Shares	Amount	Earnings	Income (Loss)	Total

Balance at December 31, 2018	170,000	170,000	241,082,137	(391,979)	240,860,158

Comprehensive Income:
Net Income for 2019	-	-	13,348,373	-
Other Comprehensive Income	-	-	-	10,006,825
Total Comprehensive Income	-	-	-	-	23,355,198
Cash Distributions Paid	-	-	(2,719,240)	-	(2,719,240)

Balance at December 31, 2019	170,000	170,000	251,711,270	9,614,846	261,496,116

Comprehensive Income:
Net Income for 2020	-	-	15,890,262	-
Other Comprehensive Income	-	-	-	3,652,081
Total Comprehensive Income	-	-	-	-	19,542,343
Cumulative Change in Accounting Principal (Note 1)	-	-	(2,158,161)	-	(2,158,161)
Cash Distributions Paid	-	-	(440,970)	-	(440,970)

Balance at December 31, 2020	170,000	$ 170,000	$ 265,002,401	$ 13,266,927	$ 278,439,328

Comprehensive Income:
Net Income for 2021	-	-	41,861,007	-
Other Comprehensive Loss	-	-	-	(3,530,276)
Total Comprehensive Income	-	-	-	-	38,330,731
Distributions	-	-	(20,012,306)	-	(20,012,306)

Balance at December 31, 2021	170,000	$ 170,000	$ 286,851,102	$ 9,736,651	$ 296,757,753

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

	2021	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$41,861,007	$15,890,262	$13,348,373
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for credit losses	42,183,163	56,689,484	59,695,888
Depreciation and amortization	4,629,756	4,837,876	4,906,380
Provision for deferred (prepaid) taxes	487,481	156,075	444,780
Net (gains) losses due to called redemptions of marketable securities, gain on sales of
equipment and amortization on securities	(763,017)	(214,898)	(425,618)
Increase in miscellaneous assets and other	(1,634,447)	(2,409,367)	(1,758,206)
Increase in other liabilities	6,995,269	6,109,380	(2,051,933)
Net Cash Provided	93,759,212	81,058,812	74,159,664

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(588,636,277)	(516,978,375)	(540,426,634)
Loan payments	456,342,806	412,553,076	407,678,188
Purchases of securities, available for sale	(59,722,784)	(19,013,337)	(3,265,479)
Sales of securities, available for sale	-	-	14,873,211
Redemptions of securities, available for sale	15,905,000	7,220,000	9,145,000
Redemptions of securities, held to maturity	-	-	400,000
Capital expenditures	(3,339,606)	(3,022,147)	(5,047,495)
Proceeds from sale of equipment	35,088	67,462	132,478
Net Cash Used	(179,415,773)	(119,173,321)	(116,510,731)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Senior Demand Notes	17,420,976	10,372,708	2,910,714
Advances on credit line	164,964,653	193,849,330	189,428,300
Payments on credit line	(223,564,653)	(186,299,330)	(131,258,300)
Commercial paper issued	161,768,917	139,155,810	76,624,561
Commercial paper redeemed	(41,849,573)	(110,373,572)	(46,936,830)
Subordinated debt issued	6,963,742	6,916,788	6,677,992
Subordinated debt redeemed	(7,346,797)	(5,846,413)	(7,943,418)
Dividends / distributions paid	(20,012,306)	(440,970)	(2,719,240)
Net Cash Provided	58,344,959	47,334,351	86,783,779

NET INCREASE (DECREASE) IN CASH,
CASH EQUIVALENTS AND RESTRICTED CASH	(27,311,602)	9,219,842	44,432,712

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning	67,678,422	58,458,580	14,025,868
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ending	$40,366,820	$67,678,422	$58,458,580

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$23,018,333	$21,119,661	$19,156,155
Income Taxes Paid	3,050,638	3,178,625	3,346,023
Adoption of ASC 842 - Lease Assets and Associated Liabilities	-	-	29,781,213

See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:

1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 325 branch offices located throughout the southeastern United States.  In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance.  Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health, the credit unemployment and the credit property insurance so written.

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

Income Recognition:

The Company categorizes it primary sources of revenue into three categories: (1) interest related revenues, (2) insurance related revenue, and (3) revenue from contracts with customers.

(1)Interest related revenues are specifically excluded from the scope of ASC 606 and accounted for under ASC Topic 310, "Receivables".

(2)Insurance related revenues are subject to industry-specific guidance within the scope of ASC Topic 944, "Financial Services - Insurance" which remains unchanged.

(3)Other revenues primarily relate to commissions earned by the Company on sales of auto club memberships. Auto club commissions are revenue from contracts with customers and are accounted for in accordance with the guidance set forth in ASC 606.

Accounting principles generally accepted in the United States of America require that an interest yield method be used to calculate the income recognized on accounts which have precomputed charges. An interest yield method is used by the Company on each individual account with precomputed charges to calculate income for those on-going accounts; however, state regulations often allow interest refunds to be made according to the "Rule of 78's" method for payoffs and renewals. Since the majority of the Company's accounts which have precomputed charges are paid off or renewed prior to maturity, the result is that most of the accounts effectively yield on a Rule of 78's basis.

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

The property and casualty credit insurance policies written by the Company, as agent for an unrelated insurance company, are reinsured by the Company's property and casualty insurance subsidiary. The premiums are deferred and earned over the period of insurance coverage using the pro-rata method or the effective yield method, depending on whether the amount of insurance coverage generally remains level or declines.

The credit life and accident and health policies written by the Company, as agent for an unrelated insurance company, are reinsured by the Company's life insurance subsidiary. The premiums are deferred and earned using the pro-rata method for level-term life policies and the effective yield method for decreasing-term life policies. Premiums on accident and health policies are earned based on an average of the pro-rata method and the effective yield method.

Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims. Reserves for claims totaled $5,291,972 and $5,361,761 at December 31, 2021 and 2020, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.

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

Depreciation and Amortization:

Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years.  Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease.  Depreciation and amortization expense for each of the three years ended December 31, 2021, 2020, and 2019 was $4,629,756, $4,837,876 and $4,906,380, respectively.

Restricted Cash:

Restricted cash consists of funds maintained in restricted accounts in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements.  Restricted cash also includes escrow deposits held by the Company on behalf of certain real estate mortgage customers.

	Year Ended December 31, (In thousands)
	2021	2020	2019
Cash and cash equivalents	$ 33,061	$ 59,214	$ 51,934
Restricted cash	7,306	8,465	6,525
Total cash, cash equivalents and restricted cash	$ 40,367	$ 67,679	$ 58,459

Impairment of Long-Lived Assets:

The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable.  When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition.  Based on Management’s evaluation, there was no impairment of the carrying value of the long-lived assets, including property and equipment at December 31, 2021 or 2020.

Income Taxes:

The Financial Accounting Standards Board (“FASB”) issued ASC 740-10.  FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.  Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.  FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  At December 31, 2021 and December 31, 2020, the Company had no uncertain tax positions.

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

Marketable Debt Securities:

Management has designated a significant portion of the Company’s investment securities held in the Company's investment portfolio at December 31, 2021 and 2020 as being available-for-sale.  This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income (loss).  Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method.

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

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional accounting relief for the expected market transition from the use of the London Interchange Bank Offered Rate (“LIBOR”) to the proposed Secured Overnight Financing Rate (“SOFR”). The key provisions of optional relief include (1) accounting for contract modifications as a continuation of the existing contract without additional analysis and (2) continuing hedge accounting when certain critical terms of a hedging relationship change. The guidance in ASU No. 2020-04 will generally no longer be available to apply after December 31, 2022. There was no impact of ASU No. 2020-04 on the Company’s consolidated financial statements, as the Company’s loan agreements, where applicable, (note 6) provide for an Alternative Rate as published by the International Swaps and Derivatives Association and there were no contract modifications or amendments to the Company’s loan agreements.

2.LOANS

The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time.  First and second mortgage loans on real estate are made in larger amounts and for longer periods of time.  The Company also purchases sales finance contracts from various dealers.  All loans and sales contracts are held for investment.

Cash, unearned finance charges, origination fees, discounts, premiums, deferred fees, and, in the instance of a loan renewal, the net payoff of the of the renewed loan are included in the loan origination amount.  The cash component of the loan origination is included in the Statement of Cash Flows in the Cash Flows from Investing Activities as Loans Originated or Purchased.

Contractual Maturities of Loans:

An estimate of contractual maturities stated as a percentage of the loan balances based upon an analysis of the Company's portfolio as of December 31, 2021 is as follows:

	Direct	Real	Sales
Due In	Cash	Estate	Finance
Calendar Year	Loans	Loans	Contracts
2022	51.52%	13.44%	33.24%
2023	29.88	9.56	28.01
2024	12.38	9.76	20.89
2025	4.79	9.69	12.80
2026	1.32	9.05	4.88
2027 & beyond	0.11	48.50	0.18
	100.00%	100.00%	100.00%

Historically, a majority of the Company's loans have been renewed many months prior to their final contractual maturity dates, and the Company expects this trend to continue in the future.  Accordingly, the above contractual maturities should not be regarded as a forecast of future cash collections.

Allowance for Credit Losses:

The allowance for credit losses is based on Management's evaluation of the inherent risks and changes in the composition of the Company's loan portfolio.  The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) effective January 1, 2020.  Adoption of ASU 2016-13 resulted in a $2.2 million one-time cumulative adjustment reducing retained earnings to increase the allowance for credit losses to forecast expected credit losses. Management estimates and evaluates the allowance for credit losses utilizing an open pool loss rate method on collectively evaluated loans with similar risk characteristics in segments, whereby a historical loss rate is calculated and applied to the balance of loans outstanding in the portfolio at each reporting date. This historical loss rate then may be adjusted by macroeconomic forecast and other qualitative factors, as appropriate, to fully reflect the Company’s expected losses in its loan portfolio. The Company’s allowance for credit losses recorded in the balance sheet reflects Management’s best estimate of expected credit losses.

The Company calculates an expected credit loss by utilizing a snapshot of each specific loan segment at a point in history and tracing that segment’s performance until charge-offs were substantially exhausted for that particular segment.  Charge-offs in subsequent periods are aggregated to derive an unadjusted lifetime historical charge-off rate by segment. The level of receivables at the balance sheet date is reviewed and adjustments to the allowance for credit losses are made if Management determines increases or decreases in the level of receivables warrants an adjustment. The Company performs a correlation analysis between macroeconomic factors and prior charge-offs for the following macroeconomic factors: Annual Unemployment Rates, Real Gross Domestic Product, Consumer Price Index (CPI), and US National Home Price Index (HPI).  To evaluate the overall adequacy of the Company’s allowance for credit losses, Management considers the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions. Such allowance is, in the opinion of Management, sufficiently adequate for expected losses in the current loan portfolio.  As the estimates used in determining the loan loss reserve are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates.  Actual results could vary based on future changes in significant assumptions.

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

The total segments are monitored for credit losses based on graded contractual delinquency and other economic conditions. The Company classifies delinquent accounts at the end of each month according to the Company’s graded delinquency rules which includes the number of installments past due at that time, based on the then-existing terms of the contract.  Accounts are classified in delinquency categories of 30-59 days past due, 60-89 days past due, or 90 or more days past due based on the Company’s graded delinquency policy.  When a loan meets the Company’s charge-off policy, the loan is charged off, unless Management directs that it be retained as an active loan.  In making this charge off evaluation, Management considers factors such as pending insurance, bankruptcy status and other indicators of collectability.  The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.

 Management ceases accruing finance charges on loans that meet the Company’s non-accrual policy based on graded delinquency rules, generally when two payments remain unpaid on precomputed loans or when an interest-bearing loan is 60 days or more past due.  Finance charges are then only recognized to the extent there is a loan payment received or when the account qualifies for return to accrual status.  Accounts qualify for return to accrual status when the graded delinquency on a precomputed loan is less than two payments and on an interest-bearing loan when it is less than 60 days past due.  There were no loans past due 60 days or more and still accruing interest at December 31, 2021 or December 31, 2020.  The Company’s principal balances on non-accrual loans by loan class at December 31, 2021 and 2020 are as follows:

Loan Class	December 31, 2021	December 31, 2020

Live Check Consumer Loans	$6,254,394	$3,964,176
Premier Consumer Loans	2,253,818	2,069,315
Other Consumer Loans	25,229,846	20,181,097
Real Estate Loans	1,286,609	1,414,443
Sales Finance Contracts	3,532,183	3,576,629
Total	$38,556,850	$31,205,660

An age analysis of principal balances past due, segregated by loan class, as of December 31, 2021 and 2020 is as follows:

December 31, 2021	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Live Check Loans	$2,752,871	$2,446,703	$3,597,241	$8,796,815
Premier Loans	915,525	554,662	1,260,027	2,730,215
Other Consumer Loans	15,190,957	9,270,399	18,579,878	43,041,233
Real Estate Loans	656,780	440,155	1,117,924	2,214,859
Sales Finance Contracts	2,176,581	1,134,376	2,385,007	5,695,964
Total	$21,692,714	$13,846,295	$26,940,077	$62,479,086

December 31, 2020	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Live Check Loans	$1,998,538	$1,629,874	$2,122,317	$5,750,729
Premier Loans	895,722	653,370	1,038,398	2,587,490
Other Consumer Loans	14,419,790	8,496,082	14,933,605	37,849,477
Real Estate Loans	502,733	223,007	1,437,966	2,163,706
Sales Finance Contracts	2,251,562	1,340,620	2,260,685	5,852,867
Total	$20,068,345	$12,342,953	$21,792,971	$54,204,269

While delinquency rating analysis is the primary credit quality indicator, we also consider the ratio of bankrupt accounts to the total loan portfolio in evaluating whether any qualitive adjustments were necessary to the allowance for credit losses.  The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2021 and December 31, 2020 was 1.27% and 1.48% respectively.

The Company considers the performance of the loan portfolio and its impact on the allowance for credit losses. For each segment in the portfolio, the Company also evaluates credit quality based on the aging status of the loan and by payment activity.

The following table presents the net balance (principal balance less unearned finance charges and unearned insurance) in each segment in the portfolio based on payment activity as of December 31, 2021:

	Payment Performance – Net Balance by Origination Year
	2021 (1)	2020	2019	2018	2017	Prior	Total Net Balance
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Live Checks:
Performing	$99,457	$11,966	$2,145	$234	$28	$-	$113,830
Nonperforming	5,216	951	79	5	3	-	6,254
	$104,673	$12,917	$2,224	$239	$31	$-	$120,084
Premier Loans:
Performing	$72,754	$21,215	$7,311	$1,992	$272	$-	$103,545
Nonperforming	1,082	797	291	77	7	-	2,254
	$73,836	$22,012	$7,602	$2,069	$279	$-	$105,798
Other Consumer Loans:
Performing	$497,684	$88,604	$24,469	$6,685	$1,278	$184	$618,904
Nonperforming	17,073	5,728	1,799	546	63	21	25,230
	$514,757	$94,332	$26,268	$7,231	$1,341	$205	$644,134
Real Estate Loans:
Performing	$18,061	$7,857	$6,728	$4,941	$2,838	$3,230	$43,655
Nonperforming	245	208	335	199	99	200	1,286
	$18,306	$8,065	$7,063	$5,140	$2,937	$3,430	$44,941
Sales Finance Contracts:
Performing	$66,092	$36,807	$9,338	$2,099	$222	$34	$114,592
Nonperforming	1,208	1,746	402	156	17	4	3,533
	$67,300	$38,553	$9,740	$2,255	$239	$38	$118,125

(1) Includes loans originated during the twelve-months ended December 31, 2021.

Due to the composition of the loan portfolio, the Company determines and monitors the allowance for credit losses on a portfolio segment basis.  As of December 31, 2021, a historical look back period of five quarters was utilized for live checks; six quarters for other consumer loans, premier loans, and sales finance contracts; and a look back period of five years was utilized for real estate loans. Expected look back periods are determined based on analyzing the history of each segment’s snapshot at a point in history and tracing performance until charge-offs are mostly exhausted.  The Company addresses seasonality primarily through the use of an average in quarterly historical loss rates over a 4-quarter snapshot time span instead of using one specific snapshot quarter’s historical loss rates.

Determining a proper allowance for credit losses is a critical accounting estimate which involves Management’s judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, delinquency levels, bankruptcy trends and overall general and industry specific economic conditions.

The Company considered factors such as rising energy, food and services prices and the potential for further oil and commodity market disruptions from the Ukraine crisis.  Given increased wages, savings rates, spending on luxury goods, and remote work capability, management anticipates the direct impact from recent gas prices will not be a significant factor in estimating expected losses.  The Company also considered the potential impact of increased central bank interest rates.  1st Franklin loans are contracted at a fixed rate; therefore, borrowers will not be affected by rising interest rates.  Further, the Company’s historical loss history indicates that changes in central bank interest rates do not have a material direct impact to future loss rates.

However, management determined that certain snapshot periods included in the estimation model benefited from government stimulus actions and the benefit to loss rates from those stimulus actions is expected to continue to decline over time.  1st Franklin’s expected credit loss model uses loss history from periods prior to government stimulus actions and from periods that may include the effect of government stimulus in estimating the allowance for expected credit losses.  Based on the increased impact of periods that include the benefit of government stimulus on loss rates and the aforementioned economic uncertainty, management concluded that an adjustment was required to sufficiently provide for expected credit losses.  Management estimated an adjustment totaling $6.9 million by incorporating pre-pandemic loss rates in the estimation model.  The allowance for credit losses increased by $1.0 million to $67.3 million at December 31, 2021 compared to $66.3 million at December 31, 2020.

Segmentation of the portfolio began with the adoption of ASC 326 on January 1, 2020.  The following table provides additional information on our allowance for credit losses based on a collective evaluation.

	2021
	Live Checks	Premier Loans	Other Consumer Loans	Real Estate Loans	Sales Finance Contracts	Total
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Allowance for Credit Losses:
Balance at January 1, 2021	$10,765	$5,838	$43,833	$267	$5,625	$66,328
Provision for Credit Losses	8,170	3,343	27,198	24	3,448	42,183
Charge-offs	(11,324)	(3,823)	(41,534)	(31)	(4,950)	(61,662)
Recoveries	3,038	858	15,149	5	1,412	20,462
Ending Balance	$10,649	$6,216	$44,646	$265	$5,535	$67,311

	2020
	Live Checks	Premier Loans	Other Consumer Loans	Real Estate Loans	Sales Finance Contracts	Total
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Allowance for Credit Losses:
Balance at December 31, 2019	$-	$-	$-	$-	$-	$53,000
Impact of adopting ASC 326	-	-	-	-	-	2,158
Balance at January 1, 2020	$8,177	$4,121	$39,180	$169	$3,511	$55,158
Provision for Credit Losses	11,544	5,797	33,760	140	5,449	56,690
Charge-offs	(11,735)	(4,592)	(42,696)	(49)	(4,275)	(63,347)
Recoveries	2,779	512	13,589	7	940	17,827
Ending Balance	$10,765	$5,838	$43,833	$267	$5,625	$66,328

Nearly our entire loan portfolio consists of small homogeneous consumer loans (of the product types set forth in the table below).  The principal balance is net of accrued interest, deferred fees, and deferred acquisition costs.

December 31, 2021	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$870,018,568	84.2%	$37,635,360	91.3%
Real Estate Loans	44,943,030	4.4	25,643	0.1
Sales Finance Contracts	118,124,535	11.4	3,538,625	8.6
Total	$1,033,086,133	100.0%	$41,199,628	100.0%

December 31, 2020	Principal Balance	% Portfolio	Net Charge Offs	% Net Charge Offs

Consumer Loans	$775,713,298	84.5%	$42,142,861	92.6%
Real Estate Loans	39,293,179	4.3	41,751	0.1
Sales Finance Contracts	102,435,221	11.2	3,335,359	7.3
Total	$917,441,698	100.0%	$45,519,971	100.0%

Troubled debt restructurings (“TDRs”) represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties.   Loan modifications by the Company involve payment alterations, interest rate concessions and/ or reductions in the amount owed by the customer.

The following table presents a summary of loans that were restructured during the year ended December 31, 2021.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Live Check Consumer Loans	2,303	$4,357,450	$4,265,687
Premier Consumer Loans	476	2,951,288	2,850,034
Other Consumer Loans	12,752	46,992,778	45,056,454
Real Estate Loans	28	346,960	346,735
Sales Finance Contracts	745	4,800,447	4,632,933
Total	16,304	$59,448,923	$57,151,843

TDRs that subsequently defaulted during the year ended December 31, 2021 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Live Check Consumer Loans	844	$1,568,070
Premier Consumer Loans	99	516,895
Other Consumer Loans	3,094	7,082,463
Real Estate Loans	-	-
Sales Finance Contracts	142	613,181
Total	4,179	$9,780,609

The following table presents a summary of loans that were restructured during the year ended December 31, 2020.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Live Check Consumer Loans	2,127	$3,688,912	$3,588,117
Premier Consumer Loans	485	3,185,328	3,090,506
Other Consumer Loans	11,463	41,709,966	39,405,511
Real Estate Loans	39	465,759	453,611
Sales Finance Contracts	846	4,379,561	4,215,137
Total	14,960	$53,429,526	$50,752,882

TDRs that subsequently defaulted during the year ended December 31, 2020 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Live Check Consumer Loans	787	$1,248,879
Premier Consumer Loans	92	480,080
Other Consumer Loans	2,735	5,523,962
Real Estate Loans	4	27,476
Sales Finance Contracts	183	475,188
Total	3,801	$7,755,585

The following table presents a summary of loans that were restructured during the year ended December 31, 2019.

	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Consumer Loans	18,680	$55,198,024	$52,873,724
Real Estate Loans	50	698,205	695,693
Sales Finance Contracts	870	3,226,704	3,086,441
Total	19,600	$59,122,933	$56,655,858

TDRs that subsequently defaulted during the year ended December 31, 2019 are listed below.

	Number of Loans	Pre-Modification Recorded Investment

Consumer Loans	5,854	$10,583,099
Real Estate Loans	-	-
Sales Finance Contracts	222	546,101
Total	6,076	$11,129,200

The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for credit losses.

3.INVESTMENT SECURITIES

Investment securities available for sale are carried at estimated fair market value.  The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2021:
Obligations of states and
political subdivisions	$248,858,502	$13,273,291	$(948,416)	$261,183,377
Corporate securities	130,316	288,232	-	418,548
	$248,988,818	$13,561,523	$(948,416)	$261,601,925
December 31, 2020:
Obligations of states and
political subdivisions	$204,199,851	$16,464,476	$(1,022)	$220,663,305
Corporate securities	130,316	260,797	-	391,113
	$204,330,167	$16,725,273	$(1,022)	$221,054,418

Investment securities designated as "Held to Maturity" are carried at amortized cost based on Management's intent and ability to hold such securities to maturity.  The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2020:
Obligations of states and
political subdivisions	$379,002	$1,848	$-	$380,850

 The amortized cost and estimated fair values of investment securities at December 31, 2021, by contractual maturity, are shown below:

	Available for Sale		Held to Maturity
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$390,316	$678,883	$-	$-
Due after one year through five years	5,434,529	5,516,281	-	-
Due after five years through ten years	28,347,381	29,611,054	-	-
Due after ten years	214,816,592	225,795,707	-	-
	$248,988,818	$261,601,925	$-	$-

Gross unrealized losses on investment securities totaled $948,416 and $1,022 as of December 31, 2021 and December 31, 2020, respectively.

The following table provides an analysis of investment securities in an unrealized loss position.

	Less than 12 Months		12 Months or Longer		Total
December 31, 2021	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$41,660,651	$(896,338)	$652,921	$(52,078)	$42,313,572	$(948,416)

	Less than 12 Months		12 Months or Longer		Total
December 31, 2020	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Obligations of states and political subdivisions	$920,927	$(1,022)	$-	$-	$920,927	$(1,022)

The previous two tables represent 34 investments and 1 investment held by the Company at December 31, 2021 and 2020, respectively, the majority of which were rated "A+" or higher. The unrealized losses on the Company's investments were the result of interest rate and market fluctuations. Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, the Management concluded that an allowance for credit losses was not required at December 31, 2021 or at December 31, 2020.

There were no sales of securities during 2021. Proceeds from redemption of investments due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2021 were $15,905,000. Gross and net gains of $252,607 were realized on these redemptions.

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

Assets measured at fair value as of December 31, 2021 and 2020 are available-for-sale investment securities which are summarized below:

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2021	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$418,548	$418,548	$-	$-
Obligations of states and political subdivisions	261,183,377	-	261,183,377	-
Available-for-sale investment securities	$261,601,925	$418,548	$261,183,377	$-

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2020	(Level 1)	(Level 2)	(Level 3)

Corporate securities	$391,113	$391,113	$-	$-
Obligations of states and political subdivisions	220,663,305	-	220,663,305	-
Available-for-sale investment securities	$221,054,418	$391,113	$220,663,305	$-

5.INSURANCE SUBSIDIARY RESTRICTIONS

As of December 31, 2021 and 2020, 99% and 97%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries.  State insurance regulations limit the types of investments an insurance company may hold in its portfolio.  These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.

Dividend payments to the Company by its wholly owned life insurance subsidiary are subject to annual limitations and are restricted to the lesser of 10% of policyholders’ surplus or the net statutory gain from operations before recognizing realized investment gains of the individual insurance subsidiary during the prior year.  Dividend payments to the Company by its wholly-owned property and casualty insurance subsidiary are also subject to annual limitations and are restricted to the greater of 10% of policyholders’ surplus or the net statutory income before recognizing realized investment gains of the individual insurance subsidiary during the prior three years.  At December 31, 2020, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $121.8 million and $91.6 million, respectively.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2021, without prior approval of the Georgia Insurance Commissioner, was approximately $38.7 million.

On December 2, 2020, the Company filed a request with the Georgia Insurance Department for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $70.0 million from the Company’s life insurance subsidiary and $90.0 million from the Company’s property and casualty insurance company.  The request was approved by the Georgia Insurance Department on January 8, 2021 for transactions on or before December 31, 2021.  Effective January 8, 2021, Frandisco Life Insurance Company amended it previous unsecured revolving line of credit available to the Company for a maximum amount up to $60.0 million.  Frandisco Property and Casualty Insurance Company also amended an unsecured revolving line of credit available to the Company for a maximum amount up to $60.0 million.  No borrowings have been utilized on either of these lines as of December 31, 2021.

At December 31, 2021, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $132.0 million and $96.2 million, respectively.  The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2021, without prior approval of the Georgia Insurance Commissioner, is approximately $40.8 million.  On November 30, 2021, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $75.0 million from Frandisco Life Insurance Company and $95.0 million from Frandisco Property and Casualty Insurance Company.  The request was approved by the Georgia Insurance Department on January 20, 2022 for transactions on or before December 31, 2022.

6.SENIOR DEBT

Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc.  As amended to date, the credit agreement provides for borrowings and reborrowing’s of up to $230.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company.  The credit agreement contains covenants customary for financing transactions of this type.  Available borrowings under the credit agreement were $169.7 million and $111.1 million at December 31, 2021 and 2020, at an interest rate of 3.50%.  At December 31, 2021, the Company had borrowings of $60.3 million under the credit agreement.  The Company had borrowings of $118.9 under the credit agreement at December 31, 2020.

Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of 0.50%.  The interest rate under the credit agreement is equivalent to the greater of (a) 0.75% per annum plus the Applicable Margin or (b) the one month London Interbank Offered Rate (the “LIBOR Rate”) plus the Applicable Margin. The LIBOR Rate is adjusted on the first day of each calendar month based upon the LIBOR Rate as of the last day of the preceding calendar month.  The Applicable Margin is 2.75%.  The interest rate on the credit agreement at December 31, 2021 and 2020 was 3.50%.

The credit agreement has a commitment termination date of February 28, 2024.  Any then- outstanding balance under the Credit Agreement would be due and payable on such date.  The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement.  Such financial ratio requirements include a minimum equity requirement, a minimum EBITDA ratio and a minimum debt to equity ratio, among others.  At December 31, 2021, the Company was in compliance with all financial covenants.

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

Commercial paper is issued by the Company only to qualified investors, in amounts in excess of $50,000, with maturities of less than 260 days and at interest rates that the Company believes are competitive in its market. Additional data related to the Company's senior debt is as follows:

	Weighted
	Average	Maximum	Average	Weighted
	Interest	Amount	Amount	Average
Year Ended	Rate at End	Outstanding	Outstanding	Interest Rate
December 31	of Year	During Year	During Year	During Year (1)
	(In thousands, except % data)

2021:
Bank Borrowings	3.50%	$ 119,304	$ 68,080	4.83%
Senior Demand Notes	1.91	103,979	95,143	1.90
Commercial Paper	3.46	550,929	491,431	3.48
All Categories	3.24	715,207	654,654	3.39

2020:
Bank Borrowings	3.50%	$ 123,256	104,206	4.38%
Senior Demand Notes	1.90	87,413	82,509	1.90
Commercial Paper	3.45	431,314	407,156	3.48
All Categories	3.25	636,784	593,871	3.42

2019:
Bank Borrowings	4.45%	$ 111,350	$ 73,307	5.60%
Senior Demand Notes	1.89	76,204	73,498	1.87
Commercial Paper	3.47	402,651	389,597	3.38
All Categories	3.45	590,205	536,402	3.48

(1) Includes unused line fee and administrative fee.

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

Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at End of Year			Weighted Average Interest Rate During Year
2021	2020	2019	2021	2020	2019

3.16%	3.10%	2.96%	3.12%	3.01%	2.81%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2021 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity	Based on Interest
	Date	Adjustment Period

2022	$4,551,559	$14,529,492
2023	6,816,867	8,784,519
2024	7,919,592	3,251,988
2025	10,404,326	3,126,345
	$29,692,344	$29,692,344

8.LEASES

The Company's operations are carried on in locations which are occupied under operating lease agreements.  These lease agreements are recorded as operating lease right-of-use (“ROU”) assets and operating lease liabilities.  Total operating lease expense was $8,724,532, $8,376,222 and $8,075,073 for the years ended December 31, 2021, 2020 and 2019, respectively.  The Company’s minimum aggregate future lease commitments at December 31, 2021 and 2020 are presented in the tables that follows.

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

Remaining lease terms range from 1 to 10 years and typically include extension options.  The Company’s leases are not complex and do not contain residual value guarantees, variable lease payments, or significant assumptions or judgments made in applying the requirements of Topic 842.  Operating leases with a term of 12 months or less are not recorded on the statement of financial condition and the related lease expense is recognized on a straight-line basis over the lease term.

The table below summarizes our lease expense and other information related to the Company’s operating leases with respect to FASB ASC 842:

Twelve Months Ended Dec. 31, 2021

Operating lease expense	$7,499,568
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	7,381,898
Weighted-average remaining lease term – operating leases (in years)	7.05
Weighted-average discount rate – operating leases	4.47%

Lease Maturity Schedule as of December 31, 2021:	Amount
2022	7,260,471
2023	6,385,647
2024	5,604,799
2025	5,249,730
2026	4,696,343
2027 and beyond	11,956,205
Total	41,153,195
Less: Discount	(5,713,818)
Present Value of Lease Liability	$35,439,377

Twelve Months Ended Dec. 31, 2020

Operating lease expense	$7,226,361
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	7,055,046
Weighted-average remaining lease term – operating leases (in years)	7.07
Weighted-average discount rate – operating leases	4.92%

Lease Maturity Schedule as of December 31, 2020:	Amount
2021	6,982,155
2022	6,444,448
2023	5,577,917
2024	4,846,460
2025	4,489,926
2026 and beyond	11,855,364
Total	40,196,270
Less: Discount	(6,033,117)
Present Value of Lease Liability	$34,163,153

9.COMMITMENTS AND CONTINGENCIES

We conduct our lending operations under the provisions of various federal and state laws, implementing regulations, and insurance regulations.  Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.

The Company is subject to various legal proceedings, claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. The Company records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, the Company accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, the Company discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, the Company discloses the nature and estimate of the possible loss of the litigation. The Company does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote or where the estimated loss would not be material. Based on current expectations, such matters, both individually and in the aggregate, are not expected to have a material adverse effect on the liquidity, results of operations, business or financial condition of the Company.

10.EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) plan, which is qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.

Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation.  During 2021, 2020 and 2019, the Company contributed $2,574,754, $2,505,468 and $2,482,686, respectively, in matching funds for employee 401(k) deferred accounts.

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

The Company has an outstanding loan to a real estate development partnership of which David Cheek (son of Ben F. Cheek, III) who beneficially owns 24.24% of the Company’s voting stock, is a partner.  The balance on this commercial loan (including principal and accrued interest) was $1,841,381 at December 31, 2021.  The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.

Certain directors, officers and stockholders have funds personally invested in the Company’s debt securities.  The rates on these debt securities are the same rates provided to other customers.

Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of an executive officer’s irrevocable life insurance trust.  The life insurance policy insures one of the Company’s executive officers.  As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust.  The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate.  A payment of $3,960 for interest accrued during 2021 was applied to the loan on December 31, 2021.  No principal payments on this loan were made in 2021.  The balance on this loan at December 31, 2021 was $451,486.  This was the maximum loan amount outstanding during the year.

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

We account for income taxes under the asset and liability method, which requires the recognition of Deferred Tax Assets, “DTAs”, and Deferred Tax Liabilities, “DTLs”, for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties related to unrecognized tax benefits, “UTBs”, on the interest expense line and other expense line, respectively, in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related liability lines in the consolidated balance sheet.

The provision for income taxes for the years ended December 31, 2021, 2020 and 2019 is made up of the following components:

	2021	2020	2019

Current – Federal	$2,859,997	$3,024,953	$3,207,966
Current – State	595,915	205,779	126,466
Total Current	3,455,912	3,230,732	3,334,432

Deferred – Federal	487,481	156,075	444,780

Total Provision	$3,943,393	$3,386,807	$3,779,212

Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2021 and 2020.  These amounts are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	As Of December 31,
	2021	2020
Deferred Tax Assets:
Unearned Premium Reserves	$ 2,239,933	$ 1,937,163
SPAE Capitalization	33,713	27,107
STAT & Tax Reserve	671,836	551,919
Total Deferred Tax Assets	$ 2,945,482	$ 2,516,189

Deferred Tax Liabilities:
Insurance Commissions	(5,034,729)	(4,459,805)
Deferred Acquisition Cost Amortization	(1,637,230)	(1,336,728)
GAAP/STAT Premium Tax	(230,665)	(205,280)
Unrealized Loss (Gain) on
Marketable Debt Securities	(2,588,224)	(3,457,325)
Other	(69,944)	(53,948)
Total Deferred Tax Liabilities	(9,560,792)	(9,513,086)
Net Deferred Tax Liability	$ (6,615,310)	$ (6,996,897)

The Company's effective tax rate for the years ended December 31, 2021, 2020 and 2019 is analyzed as follows.

	2021	2020	2019
Statutory Federal income tax rate	21.0%	21.0%	21.0%
Tax effect of S corporation status	(11.3)	1.0	6.7
Tax exempt income	(2.4)	(5.5)	(6.4)
State income taxes	1.3	1.1	0.5
Miscellaneous	-	-	0.3
Effective Tax Rate	8.6%	17.6%	22.1%

13.SEGMENT FINANCIAL INFORMATION:

The Company discloses segment information in accordance with FASB ASC 280.  FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.

The Company has eight divisions which comprise its operations:  Division I through Division V, Division VII, Division VIII and Division IX.  Each division consists of branch offices that are aggregated based on vice president responsibility and geographic location.  Division I consists of offices located in South Carolina.  Prior to 2020, offices in North Georgia comprised Division II, Division III consisted of offices in South Georgia and Division IX consisted of offices in West Georgia.  Effective January 1, 2020, the Company geographically realigned the Georgia Divisions into Division II consisting of Middle Georgia, Division III consisting of South Georgia and Division IX consisting of North Georgia.  Various branches were realigned in order to be in the appropriate geographic division.  Division IV represents our Alabama offices, Division V represents our Mississippi offices, Division VII represents our Tennessee offices and Division VIII represents our Louisiana and Texas offices. The following division financial data has been retrospectively presented to give effect to the current structure.  The change in the Georgia reporting structure had no impact on the previously reported consolidated results.

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

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2021 followed by a reconciliation to consolidated Company data.

Year 2021	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$34.7	$31.6	$32.9	$38.4	$25.2	$24.7	$20.4	$28.7	$236.6
Insurance Income	4.6	6.9	7.8	4.7	4.4	3.1	4.6	5.5	41.6
Other	0.1	1.0	1.0	1.4	0.7	0.7	0.6	0.9	6.4
	39.4	39.5	41.7	44.5	30.3	28.5	25.6	35.1	284.6

Expenses:
Interest Cost	3.1	3.3	3.4	3.9	2.3	2.4	2.3	3.0	23.7
Provision for Loan Losses	7.6	3.7	5.0	5.5	4.9	5.0	4.9	4.6	41.2
Depreciation	0.3	0.4	0.4	0.5	0.5	0.4	0.4	0.4	3.3
Other	13.7	12.8	12.7	14.3	10.6	10.7	12.6	12.9	100.3
	24.7	20.2	21.5	24.2	18.3	18.5	20.2	20.9	168.5

Division Profit	$14.7	$19.3	$20.2	$20.3	$12.0	$10.0	$5.4	$14.2	$116.1

Division Assets:
Net Receivables	$110.9	$117.9	$119.7	$144.8	$86.3	$86.5	$84.7	$104.0	$854.8
Cash	0.5	0.6	0.6	0.7	0.5	0.4	0.4	0.4	4.1
Net Fixed Assets	0.6	0.6	0.9	1.1	1.4	0.9	1.0	0.6	7.0
Other Assets	3.4	4.7	4.5	5.7	3.6	4.0	4.3	4.5	34.7
Total Division Assets	$115.3	$123.8	$125.7	$152.3	$91.8	$91.8	$90.4	$109.5	$900.6

RECONCILIATION:	2021
(In Millions)
Revenues:
Total revenues from reportable divisions	$284.6
Corporate finance charges earned not allocated to divisions	0.1
Corporate investment income earned not allocated to divisions	7.5
Timing difference of insurance income allocation to divisions	11.6
Other revenues not allocated to divisions	$0.5
Consolidated Revenues (1)	$304.3

Net Income:
Total profit or loss for reportable divisions	$116.1
Corporate earnings not allocated	19.7
Corporate expenses not allocated	(90.0)
Consolidated Income Before Income Taxes	$45.8

Assets:
Total assets for reportable divisions	$900.6
Loans held at corporate level	2.3
Unearned insurance at corporate level	(39.0)
Allowance for loan losses at corporate level	(67.3)
Cash and cash equivalents held at corporate level	36.3
Investment securities at corporate level	261.6
Fixed assets at corporate level	5.2
Other assets at corporate level	18.5
Consolidated Assets	$1,118.2

Note 1:Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2020 followed by a reconciliation to consolidated Company data.

Year 2020	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$33.4	$28.6	$30.3	$34.0	$21.5	$21.5	$17.2	$26.5	$213.0
Insurance Income	4.8	6.7	8.3	4.2	3.8	3.2	3.8	5.3	40.1
Other	0.1	0.8	1.0	1.1	0.6	0.5	0.4	0.7	5.2
	38.3	36.1	39.6	39.3	25.9	25.2	21.4	32.5	258.3

Expenses:
Interest Cost	3.0	3.1	3.2	3.6	2.0	2.2	1.7	2.8	21.6
Provision for Loan Losses	8.5	4.7	6.0	6.6	4.4	5.9	4.5	4.9	45.5
Depreciation	0.4	0.4	0.3	0.5	0.5	0.5	0.3	0.5	3.4
Other	13.5	12.8	12.9	14.3	10.4	10.2	10.6	13.1	97.8
	25.4	21.0	22.4	25.0	17.3	18.8	17.1	21.3	168.3

Division Profit	$12.9	$15.1	$17.2	$14.3	$8.6	$6.4	$4.3	$11.2	$90.0

Division Assets:
Net Receivables	$102.6	$106.2	$111.3	$128.9	$71.3	$76.5	$64.7	$97.3	$758.8
Cash	0.5	0.5	0.7	0.6	0.5	0.3	0.4	0.4	3.9
Net Fixed Assets	0.7	0.8	0.9	1.4	1.6	1.2	0.9	0.9	8.4
Other Assets	3.2	4.6	4.3	5.7	3.7	4.3	3.3	4.5	33.6
Total Division Assets	$107.0	$112.1	$117.2	$136.6	$77.1	$82.3	$69.3	$103.1	$804.7

RECONCILIATION:	2020
(In Millions)
Revenues:
Total revenues from reportable divisions	$258.3
Corporate finance charges earned not allocated to divisions	0.1
Corporate investment income earned not allocated to divisions	6.9
Timing difference of insurance income allocation to divisions	9.7
Other revenues not allocated to divisions	$2
Consolidated Revenues (1)	$275.2

Net Income:
Total profit or loss for reportable divisions	$90.0
Corporate earnings not allocated	16.8
Corporate expenses not allocated	(87.5)
Consolidated Income Before Income Taxes	$19.3

Assets:
Total assets for reportable divisions	$804.7
Loans held at corporate level	2.2
Unearned insurance at corporate level	(33.8)
Allowance for loan losses at corporate level	(66.3)
Cash and cash equivalents held at corporate level	63.8
Investment securities at corporate level	221.4
Fixed assets at corporate level	5.1
Other assets at corporate level	16.6
Consolidated Assets	$1,013.7

Note 1:Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2019 followed by a reconciliation to consolidated Company data.

Year 2019	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$32.3	$29.0	$26.9	$32.4	$19.0	$18.8	$15.9	$26.1	$200.4
Insurance Income	5.3	6.8	8.1	4.4	3.5	3.2	3.7	6.7	41.7
Other	0.1	1.1	1.0	1.1	0.7	0.5	0.5	1.0	6.0
	37.7	36.9	36.0	37.9	23.2	22.5	20.1	33.8	248.1

Expenses:
Interest Cost	2.8	3.0	2.8	3.3	1.8	1.8	1.5	2.7	19.7
Provision for Loan Losses	8.4	6.1	5.9	8.2	5.0	5.9	4.1	6.1	49.7
Depreciation	0.5	0.4	0.3	0.5	0.4	0.4	0.4	0.5	3.4
Other	13.3	12.8	12.5	14.2	10.3	9.8	10.1	13.1	96.1
	25.0	22.3	21.5	26.2	17.5	17.9	16.1	22.4	168.9

Division Profit	$12.7	$14.6	$14.5	$11.7	$5.7	$4.6	$4.0	$11.4	$79.2

Division Assets:
Net Receivables	$100.3	$103.1	$99.4	$116.4	$63.2	$67.8	$54.8	$92.4	$697.4
Cash	0.2	0.3	0.4	0.4	0.3	0.2	0.2	0.3	2.3
Net Fixed Assets	1.0	1.0	0.7	1.4	1.6	1.4	0.9	1.1	9.1
Other Assets	3.5	4.8	3.4	5.4	3.2	3.7	3.2	4.4	31.6
Total Division Assets	$105.0	$109.2	$103.9	$123.6	$68.3	$73.1	$59.1	$98.2	$740.4

RECONCILIATION:	2019
(In Millions)
Revenues:
Total revenues from reportable divisions	$248.1
Corporate finance charges earned not allocated to divisions	0.1
Corporate investment income earned not allocated to divisions	7.4
Timing difference of insurance income allocation to divisions	7.7
Other revenues not allocated to divisions	0.0
Consolidated Revenues (1)	$263.3

Net Income:
Total profit or loss for reportable divisions	$79.2
Corporate earnings not allocated	15.2
Corporate expenses not allocated	(77.3)
Consolidated Income Before Income Taxes	$17.1

Assets:
Total assets for reportable divisions	$740.4
Loans held at corporate level	2.4
Unearned insurance at corporate level	(31.6)
Allowance for loan losses at corporate level	(53.0)
Cash and cash equivalents held at corporate level	56.1
Investment securities at corporate level	204.9
Fixed assets at corporate level	6.3
Other assets at corporate level	13.7
Consolidated Assets	$939.2

Note 1:Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Principal Occupation,
NameTitle and CompanyDirector Since

Ben F. Cheek, IVChairman of Board, 2001
1st Franklin Financial Corporation

Ben F. Cheek, IIIChairman Emeritus,1967
1st Franklin Financial Corporation

Virginia C. HerringPresident and Chief Executive Officer2020
1st Franklin Financial Corporation

A. Roger GuimondRetired Executive Vice President and2004
Chief Financial Officer,
1st Franklin Financial Corporation

James H. Harris, IIIRetired Owner,2014
Unichem Technologies, Inc.
Retired Owner,
Moonrise Distillery

Jerry J. Harrison, Jr.Chief Operating Officer2020 Crider Foods, Inc.

John G. Sample, Jr.CPA2004

C. Dean ScarboroughRetired Retail Business Owner2004

Keith D. WatsonChairman2004
Bowen & Watson, Inc.

Executive Officers

NamePosition with CompanyPosition Since

Ben F. Cheek, IVChairman of Board 2015

Virginia C. HerringPresident and Chief Executive Officer2015

A. Roger GuimondExecutive Vice President – Finance & Investor Relations1991 (Retired Effective December 31, 2021.)

Gary L. McQuainExecutive Vice President & Chief Operating Officer2020

Todd S. MankeExecutive Vice President & Chief Risk Officer2020

Brian J. GyomoryExecutive Vice President & Chief Financial Officer2021

Karen S. O'ShieldsExecutive Vice President – Chief Learning Officer2017 (Retired Effective December 31, 2021.)

Charles E. Vercelli, Jr.Executive Vice President – Governmental Affairs2008

Daniel E. Clevenger, IIExecutive Vice President - Compliance2015

Joseph A. Shaw Executive Vice President & Chief Information Officer2018

Mark J. Scarpitti Executive Vice President – General Counsel 2021

Lynn E. CoxVice President / Secretary & Treasurer1989

Jeffrey R. Thompson Executive Vice President – Human Resources 2015

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

BRANCH OPERATIONS

DIVISION I – SOUTH CAROLINA		DIVISION II – MIDDLE GEORGIA

M. Summer Clevenger	Vice President	Michael J. Whitaker	Vice President
Regional Operations Directors		Regional Operations Directors

Nicholas D. Blevins	Gerald D. Rhoden	Janet R. Brownlee	James A. Mahaffey
Jenna L. Henderson	Gregory A. Shealy	Ronald E. Byerly	Deloris O’Neal
Becki B. Lawhon	Louise S. Stokes	Diana L. Lewis	Harriet H. Welch
Tammy T. Lee

DIVISION III – SOUTH GEORGIA		DIVISION IX – NORTH GEORGIA

Michael E. Shankles	Vice President	Jennifer C. Purser	Vice President

Regional Operations Directors		Regional Operations Directors

Stacy M. Courson	Jeffrey C. Lee	James D. Blalock	Sharon S. Langford
William J. Daniel	Sylvia J. McClung	Kimberly L. Golka	Nokie Moore
Deirdre A. Dunnam	Robert D. Whitlock	Kevin M. Gray	F. Cliff Snyder

DIVISION IV – ALABAMA		DIVISION V – MISSISSIPPI

Jerry W. Hughes	Vice President	Marty B. Miskelly	Vice President

Regional Operations Directors		Regional Operations Directors

M. Peyton Givens	Johnny M. Olive	Maurice J. Bize, Jr.	Chad H. Frederick
Tomerria S. Iser	Tonya Slaten	Carla A. Eldridge	Rebecca L. Holloway
Jonathan M. Kendrick	Michael L. Spriggs	Jimmy R. Fairbanks, Jr.
Jeffrey A. Lindberg

DIVISION VII – TENNESSEE		DIVISION VIII – LOUISIANA and TEXAS

Joseph R. Cherry	Vice President	John B. Gray	Vice President

Regional Operations Directors		Regional Operations Directors
Brian M. Hill	William N. Murillo	Sonya L. Acosta	Tabatha A. Green
Tammy R. Hood	Joshua C. Nickerson	Bryan W. Cook	Lauren M. Munoz
J. Steven Knotts	Melissa D. Stewart	L. Christopher Deakle	Anthony B. Seney

HOME OFFICE ADMINSTRATION

James P. Smith	Senior Vice President – Branch Operations	Virginia K Palmer	Vice President – Operations Administration
Richard J. Brandt	Vice President – Internal Audit	Brian D. Lingle	Vice President - Controller
Lynn E. Cox	Secretary & Treasurer Vice President – Investment Center	Brian K. Davis	Vice President – Marketing
Angela C. Brock	Vice President – Compliance	Edmund V. Tanner	Vice President – Real Estate Compliance
Kenneth B. Proctor	Vice President – State Regulatory Compliance	Valerie B. Younts	Vice President – Regulatory Counsel
Timothy E. Ott	Vice President – Information Technology Applications	Kristi M. Davis	Vice President – Enterprise Project Management
Julie I. Baker	Vice President – Chief Information Security Officer

___________________

2021 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"

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

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Brewton	Fort Payne	Moody	Prattville	Talladega
Albertville	Clanton	Gadsden	Moulton	Robertsdale	Tallassee
Alexander City	Cullman	Hamilton	Muscle Shoals	Russellville (2)	Troy
Andalusia	Decatur	Huntsville (2)	Opelika	Saraland	Trussville
Arab	Dothan (2)	Jackson	Oxford	Scottsboro	Tuscaloosa
Athens	Enterprise	Jasper	Ozark	Selma	Wetumpka
Bay Minette	Fayette	Mobile	Pelham	Sylacauga
Bessemer	Florence
GEORGIA
Acworth	Canton	Dalton	Greensboro	Manchester	Swainsboro
Adel	Carrollton	Dawson	Griffin	McDonough	Sylvania
Albany (2)	Cartersville	Douglas (2)	Hartwell	Milledgeville	Sylvester
Alma	Cedartown	Douglasville	Hawkinsville	Monroe	Thomaston
Americus	Chatsworth	Dublin	Hazlehurst	Montezuma	Thomasville
Athens (2)	Clarkesville	East Ellijay	Helena	Monticello	Thomson
Augusta	Claxton	Eastman	Hinesville (2)	Moultrie	Tifton
Bainbridge	Clayton	Eatonton	Hiram	Nashville	Toccoa
Barnesville	Cleveland	Elberton	Hogansville	Newnan	Tucker
Baxley	Cochran	Fayetteville	Jackson	Perry	Valdosta
Blairsville	Colquitt	Fitzgerald	Jasper	Pooler	Vidalia
Blakely	Columbus (2)	Flowery Branch	Jefferson	Richmond Hill	Villa Rica
Blue Ridge	Commerce	Forest Park	Jesup	Rome	Warner Robins (2)
Bremen	Conyers	Forsyth	Kennesaw	Royston	Washington
Brunswick	Cordele	Fort Valley	LaGrange	Sandersville	Waycross
Buford	Cornelia	Fort Oglethorpe	Lavonia	Sandy Springs	Waynesboro
Butler	Covington	Gainesville	Lawrenceville	Savannah	Winder
Cairo	Cumming	Garden City	Macon (2)	Statesboro
Calhoun	Dahlonega	Georgetown	Madison	Stockbridge
LOUISIANA
Abbeville	Covington	Hammond	LaPlace	Morgan City	Ruston
Alexandria	Crowley	Houma	Leesville	Natchitoches	Slidell
Baker	Denham	Jena	Marksville	New Iberia	Sulphur
Springs
Bastrop	DeRidder	Kenner	Marrero	Opelousas	Thibodaux
Baton Rouge	Eunice	Lafayette	Minden	Pineville	West Monroe
Bossier City	Franklin	Lake Charles	Monroe	Prairieville	Winnsboro
MISSISSIPPI
Amory	Columbus	Hattiesburg	Louisville	Olive Branch	Ridgeland
Batesville	Corinth	Hazlehurst	Magee	Oxford	Ripley
Bay St. Louis	D’Iberville	Hernando	McComb	Pearl	Senatobia
Booneville	Forest	Houston	Meridian	Philadelphia	Starkville
Brookhaven	Greenwood	Iuka	New Albany	Picayune	Tupelo
Carthage	Grenada	Jackson	Newton	Pontotoc	Winona
Columbia	Gulfport	Kosciusko
SOUTH CAROLINA
Aiken	Cheraw	Georgetown	Laurens	North Charleston	Summerville
Anderson	Chester	Greenwood	Lexington	North Greenville	Sumter
Batesburg- Leesville	Columbia	Greer	Manning	Orangeburg	Union
Beaufort	Conway	Hartsville	Marion	Rock Hill	Walterboro
Boiling Springs	Dillon	Irmo	Moncks Corner	Seneca	Winnsboro
Camden	Easley	Lake City	Myrtle Beach	Simpsonville	York

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)

SOUTH CAROLINA (Continued)
Cayce	Florence	Lancaster	Newberry	Spartanburg
Charleston	Gaffney

TENNESSEE
Athens	Crossville	Gallatin	Lafayette	Maryville	Savannah
Bristol	Dayton	Greeneville	LaFollette	Morristown	Sevierville
Clarksville	Dickson	Hixson	Lebanon	Murfreesboro	Smyrna
Cleveland	Dyersburg	Jackson	Lenoir City	Newport	Tazewell
Columbia	Elizabethton	Johnson City	Lexington	Powell	Tullahoma
Cookeville	Fayetteville	Kingsport	Madisonville	Pulaski	Winchester

TEXAS
Austin 1	Austin 2	Longview	Pasadena	Temple	Texarkana

1st FRANKLIN FINANCIAL CORPORATION

MISSION STATEMENT:

 "Serving communities by offering opportunities to individuals and families through financial services.”

CORE VALUES:

➢Team:  Be Trustworthy

➢Impact:  Be Intentional

➢People:  Be Exceptional

➢Service:  Be Humble