Form 10-K, Exhibit 13
period 2022-12-31
1st FRANKLIN FINANCIAL CORP
filed 2023-04-11
CIK 38723

Exhibit 13
1st FRANKLIN FINANCIAL CORPORATION
ANNUAL REPORT
DECEMBER 31, 2022

THE COMPANY
1st Franklin Financial Corporation, a Georgia corporation, has been engaged in the consumer finance business since 1941, particularly in making direct cash loans and real estate loans. As of December 31, 2022, the business was operated through 119 branch offices in Georgia, 46 in Alabama, 43 in South Carolina, 40 in Mississippi, 40 in Tennessee, 36 in Louisiana, 12 in Texas, 6 in Kentucky, and 1 in Virginia. The Company had 1,575 employees as of December 31, 2022.
As of December 31, 2022, the resources of the Company were invested principally in loans, which comprised 69% of the Company's assets. The majority of the Company's revenues are derived from finance charges earned on loans and sales finance contracts. Our remaining revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.
Our corporate website address is www.1FFC.com. The information posted on our website is not incorporated into this Annual Report.

To our Investors, Bankers, Co-workers, and Friends-

Enclosed in this 2022 Annual Report, you will find the results of 1st Franklin Financial Corporation’s accounting of another successful year, serving our customers and their communities. The financial strength that is represented by the accompanying financials, are highlighted by,

*Added 18 new branches, including adding two new states of Kentucky and Virginia (6 in Kentucky, 6 in Texas, 3 in Tennessee, 1 in Mississippi and 1 in Virginia)

*Grew our receivables $53.7 million which was a 6.1% increase from the previous year.

*With the receivables growth we gained 35,985 accounts.

*4 of our 8 Divisions converted to our new loan origination platform (all of Georgia and Alabama)

*Our Investment Center ended the year with approximately $765.7 million in investments which was an increase of $79.8 million over the previous year.

Something that you will not find in this Annual Report however, is the remarkable dedication, loyalty and resiliency of the 1st Franklin team when unexpected challenges are thrust upon them. We have lived through another year of the pandemic related to COVID-19 and vaccines and the growing worldwide immunity has allowed us to continue to adjust to our new normal. We are still challenged with natural disasters both personally and professionally. The landscape of our industry is ever changing with new regulations at both the state and federal levels requiring us to adjust our business model and philosophy. Economically, the rise in the cost of living, record high inflation, continuing softness in the labor market and the continuing supply chain disruptions have added to consumer anxiety. But through all of this adversity, our team smiled, extended a helping hand and provided credit when it was needed most. What played the biggest part of our successful year? LEADERSHIP. The right people in the right positions doing the right thing for the right reason. Without this vital component a successful year such as the one we are reporting for 2022 would have been difficult to accomplish.

Toward the end of 2022, 1st Franklin Financial endured a cyber-attack. As a result, our ability to do business was interrupted for a period of time and the attack prevented us from conducting business in a manner to which we were accustomed. The diligent efforts by the Information Technologies and Information Securities teams led by Alan Shaw and Julie Baker kept the communications within the Company flowing with information and timelines of how soon our branches would be securely online and making loans again. A perfect example of having the right people in the right places. In the aftermath of the attack, we analyzed and assessed how this event affected us and how we will strive to prevent future incidents, from hardware and software enhancements to increased storage security protocols. While no efforts can guarantee that we will not be the target of future cyber-attacks, we are confident that our enhanced cybersecurity procedures and safeguards will better serve our Company as we continue our business to help Families do Life.

FUTURE FOCUSED is our 2023 theme. We cannot change the past, only learn from it. We believe we have the best team in the consumer finance business. We are focused on continuing our expansion in Texas, Kentucky, and Virginia. We will continue to provide a professional and friendly customer experience by leveraging technology. We will strive each and every day to earn and maintain the confidence and trust of each 1st Franklin Financial investor and customer, and to respect each and every one of our team members, continuing the tradition of being the “Friendly Franklin Folks”.

Sincerely yours,

/s/ Ben F. “Buddy” Cheek, IV

Ben F. Cheek, IV
Chairman of the Board

BUSINESS
References in this Annual Report to “1st Franklin”, the “Company”, “we”, “our” and “us” refer to 1st Franklin Financial Corporation and its subsidiaries.
1st Franklin is engaged in the consumer finance business, primarily in making direct cash loans to individuals in relatively small amounts for relatively short periods of time, and in making first and second mortgage loans on real estate in larger amounts and for longer periods of time. We also purchase sales finance contracts from various retail dealers. At December 31, 2022, direct cash loans comprised 84%, real estate loans comprised 3% and sales finance contracts comprised 13% of our outstanding loans, respectively.
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
Finance charges account for the majority of our revenues. The following table shows the sources of our earned finance charges in each of the past five years:

	Year Ended December 31
	2022	2021	2020	2019	2018
	(in thousands)

Direct Cash Loans	$240,542	$213,527	$192,976	$185,631	$161,337
Real Estate Loans	7,285	7,245	6,555	5,859	4,970
Sales Finance Contracts	19,137	15,880	13,556	9,088	6,497
Total Finance Charges	$266,964	$236,652	$213,087	$200,578	$172,804
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
The average annual yield on loans we make (the percentage of finance charges earned to average net outstanding balance) has been as follows:

	As of December 31
	2022	2021	2020	2019	2018

Direct Cash Loans	31.12%	31.22%	31.45%	32.03%	32.66%
Real Estate Loans	17.48	17.33	17.16	17.36	17.55
Sales Finance Contracts	19.36	19.66	19.13	18.86	19.12
The following table contains certain information about our operations:

	As of December 31
	2022	2021	2020	2019	2018

Number of Branch Offices	343	325	320	319	315
Number of Employees	1,575	1,442	1,476	1,513	1,488
Average Total Loans Outstanding Per Branch (in 000's)	$3,177	$3,176	$2,860	$2,647	$2,328
Average Number of Loans Outstanding Per Branch	944	886	849	895	873
DESCRIPTION OF LOANS

Loans outstanding on the Consolidated Statements of Financial Position (“Financial Gross Outstanding(s)”) include principal, origination fees, premiums, discounts, and in the case of interest-bearing loans, deferred fees, other fees receivable, and accrued interest receivable.

Loan performance reporting is generally based on a loan’s gross outstanding balance (“Gross Outstanding(s)”), (“Gross Balance”), ("Gross Amount"), or ("Gross Loan") that includes principal plus origination fees for interest-bearing loans and the total of payments for loans with pre-computed interest.

DESCRIPTION OF LOANS - Gross Amount

	Year Ended December 31
	2022	2021	2020	2019	2018
DIRECT CASH LOANS:

Number of Loans Made to New Borrowers	83,061	71,300	49,942	62,336	59,739

Number of Loans Made to Former Borrowers	96,435	59,225	55,088	65,452	64,727

Number of Loans Made to Present Borrowers	129,337	147,893	147,228	186,601	187,163

Total Number of Loans Made	308,833	278,418	252,258	314,389	311,629
Total Volume of Loans Made (in 000’s)	$1,049,088	$1,048,154	$891,358	$953,356	$895,904

Average Size of Loan Made	$3,397	$3,765	$3,534	$3,032	$2,875

Number of Loans Outstanding	299,418	266,028	249,880	263,181	255,132

Total Loans Outstanding (in 000’s)	$911,822	$873,433	$777,569	$737,255	$651,085

Percent of Total Loans Outstanding	84%	84%	85%	87%	89%
Average Balance on Outstanding Loans	$3,045	$3,283	$3,112	$2,801	$2,552

REAL ESTATE LOANS:

Total Number of Loans Made	73	622	480	553	538
Total Volume of Loans Made (in 000’s)	$2,106	$17,419	$11,871	$13,423	$12,307

Average Size of Loan Made	$28,845	$28,005	$24,731	$24,273	$22,876

Number of Loans Outstanding	1,690	2,034	1,880	1,812	1,666

Total Loans Outstanding (in 000’s)	$37,323	$45,972	$39,960	$37,255	$31,655

Percent of Total Loans Outstanding	3%	4%	4%	5%	4%
Average Balance on Outstanding Loans	$22,085	$22,602	$21,256	$20,560	$19,001

SALES FINANCE CONTRACTS:

Number of Contracts Purchased	12,812	11,515	14,556	18,081	17,185
Total Volume of Contracts Purchased (in 000’s)	$106,620	$86,448	$97,371	$69,373	$55,723

Average Size of Contract Purchased	$8,322	$7,507	$6,689	$3,837	$3,243

Number of Contracts Outstanding	22,705	19,790	19,961	20,616	18,127

Total Contracts Outstanding (in 000’s)	$146,507	$118,960	$103,258	$70,019	$50,694

Percent of Total Loans Outstanding	13%	12%	11%	8%	7%
Average Balance on Outstanding Loans	$6,453	$6,011	$5,173	$3,396	$2,797

LOANS ORIGINATED, ACQUIRED, LIQUIDATED AND OUTSTANDING

	Year Ended December 31
	2022	2021	2020	2019	2018
	(in thousands)

	GROSS AMOUNT OF LOANS ORIGINATED OR ACQUIRED

Other Consumer (Live Check and Premier) New Loans	$470,803	$436,278	$392,898	$423,858	$407,410
Other Consumer (Live Check and Premier) Loan Renewals	567,392	589,624	485,948	526,016	487,716
Real Estate Loans	2,106	17,345	11,846	13,423	12,307
Sales Finance Contracts	106,620	82,688	96,003	68,573	55,172
Net Bulk Purchases	10,893	26,086	13,905	4,282	1,329
Total Loans Originated / Acquired	$1,157,814	$1,152,021	$1,000,600	$1,036,152	$963,934

	GROSS AMOUNT LOANS LIQUIDATED *

Other Consumer (Live Check and Premier) New Loans	$483,042	$398,846	$382,952	$403,655	$373,160
Other Consumer (Live Check and Premier) Loan Renewals	526,315	553,444	468,091	463,531	412,039
Real Estate Loans	10,694	11,407	9,166	7,823	7,769
Sales Finance Contracts	79,146	70,746	64,132	50,048	39,344
Total Loans Liquidated	$1,099,197	$1,034,443	$924,341	$925,057	$832,312

	FINANCIAL GROSS OUTSTANDING OF LOANS AT YEAR END

Direct Cash Loans	$911,822	$873,433	$777,569	$737,255	$651,085
Real Estate Loans	37,323	45,972	39,960	37,255	31,655
Sales Finance Contracts	146,507	118,960	103,258	70,019	50,694
Total Loans Outstanding	$1,095,652	$1,038,365	$920,787	$844,529	$733,434

	FINANCIAL GROSS OF UNEARNED FINANCE CHARGES

Direct Cash Loans	$119,804	$122,455	$107,850	$103,810	$88,660
Real Estate Loans	—	—	6	28	41
Sales Finance Contracts	34,826	28,626	24,847	14,910	9,676
Total Unearned Finance Charges	$154,630	$151,081	$132,703	$118,748	$98,377

	COMPONENTS OF GROSS LOAN LIQUIDATIONS

	2022	2021	2020	2019	2018

Customer Loan Payments	$676,935	$633,979	$573,685	$539,000	$484,991
Other Consumer (Live Check and Premier) Loan Renewals*	313,843	332,292	280,199	313,726	292,385
Gross Charge offs	90,826	57,439	57,981	60,590	48,806
Refunds on precomputed finance charges	17,594	10,733	12,477	11,741	6,129
Total Loans Liquidated	$1,099,197	$1,034,443	$924,341	$925,057	$832,311
*Liquidations include customer loan payments, refunds on precomputed finance charges, renewals and charge offs.
Components of net loss/charge offs include the loan's amortized cost basis based on ASC 326 Financial Instruments - Credit Losses. The following are included in the Company's amortized cost basis:
•For pre-computed loans, the amortized cost basis includes the principal balance, fees, and accrued interest, less unearned finance charges and unearned insurance. As of December 31, 2022, the amount charged off related to the principal balance was $64.8 million.
•For interest-bearing loans, the amortized cost basis includes the balance, fees, and accrued interest, net of unearned insurance. As of December 31, 2022, the amount charged off related to the principal balance was $33.2 million.
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

	As of December 31
	2022	2021	2020	2019	2018

Number of Bankrupt Delinquency Resets	201	178	335	378	535
The Company tracks the dollar amount of loans in bankruptcy on which the delinquency rating was changed. During 2022 and 2021, the delinquency rating changed as a result of court-initiated repayment plans $1.1 million and $1.3 million, respectively. This represented approximately 0.10% and 0.14% of the average principal loan portfolios outstanding during 2022 and 2021, respectively.

The following table shows the amount of certain classifications of delinquencies and the ratio of such delinquencies to related Gross Outstanding loans:

	As of December 31
	2022	2021	2020	2019	2018
	(in thousands, except % data)

DIRECT CASH LOANS:
60-89 Days Past Due	$20,199	$12,272	$10,779	$11,619	$9,541
Percentage of Principal Outstanding	2.22%	1.41%	1.39%	1.58%	1.47%
90 Days or More Past Due	$37,465	$23,437	$18,094	$24,972	$20,261
Percentage of Principal Outstanding	4.12%	2.69%	2.33%	3.40%	3.12%

REAL ESTATE LOANS:
60-89 Days Past Due	$436	$440	$223	$340	$330
Percentage of Principal Outstanding	1.19%	0.97%	0.57%	0.93%	1.06%
90 Days or More Past Due	$1,380	$1,118	$1,438	$1,592	$1,142
Percentage of Principal Outstanding	3.77%	2.47%	3.66%	4.35%	3.68%

SALES FINANCE CONTRACTS:
60-89 Days Past Due	$2,066	$1,134	$1,341	$754	$573
Percentage of Principal Outstanding	1.42%	0.96%	1.31%	1.09%	1.14%
90 Days or More Past Due	$3,316	$2,385	$2,261	$1,755	$1,193
Percentage of Principal Outstanding	2.28%	2.02%	2.21%	2.53%	2.38%
LOSS EXPERIENCE
Net losses (charge-offs less recoveries) and the percent such net losses represent of average net loans (loan Gross Outstandings less unearned finance charges) and liquidations (loan payments, refunds on unearned finance charges, renewals and charge-offs of customers' loans) are shown in the following table:

	Year Ended December 31
	2022	2021	2020	2019	2018
	(in thousands, except % data)

	DIRECT CASH LOANS

Average Net Loans	$782,093	$691,635	$577,978	$586,765	$500,754
Liquidations	$1,009,357	$952,290	$851,044	$867,185	$785,199
Net Losses	$70,567	$37,635	$42,143	$47,228	$37,131
Net Losses as % of Average Net Loans	9.02%	5.44%	7.29%	8.05%	7.42%
Net Losses as % of Liquidations	6.99%	3.95%	4.95%	5.45%	4.73%

	REAL ESTATE LOANS

Average Net Loans	$41,384	$42,593	$36,128	$34,438	$28,924
Liquidations	$10,694	$11,407	$9,166	$7,823	$7,769
Net Losses	$20	$26	$42	$40	$27
Net Losses as a % of Average Net Loans	0.05%	0.06%	0.12%	0.12%	0.09%
Net Losses as a % of Liquidations	0.19%	0.23%	0.46%	0.51%	0.35%

	SALES FINANCE CONTRACTS

Average Net Loans	$100,244	$82,192	$66,681	$49,001	$34,499
Liquidations	$79,285	$70,746	$64,132	$50,048	$39,344
Net Losses	$5,802	$3,539	$3,335	$2,428	$1,549
Net Losses as % of Average Net Loans	5.79%	4.31%	5.00%	4.96%	4.49%
Net Losses as % of Liquidations	7.32%	5.00%	5.20%	4.85%	3.94%
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

HUMAN CAPITAL RESOURCES
As of December 31, 2022, the Company had 1,575 employees, located in Alabama, Georgia, Kentucky, Louisiana, Mississippi, South Carolina, Tennessee, Texas, and Virginia. The development, attraction and retention of employees is a strong focus of the Company, as is fostering and maintaining a strong, healthy corporate culture.
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

Team:	Be Trustworthy
Impact:	Be Intentional
People:	Be Exceptional
Service:	Be Humble

SOURCES OF FUNDS AND COMMON STOCK MATTERS
The Company is dependent upon the availability of funds from various sources in order to meet its ongoing financial obligations and to make new loans as a part of its business. Our various sources of funds as a percent of total liabilities and stockholders' equity and the number of persons investing in the Company's debt securities were as follows:

	As of December 31
	2022	2021	2020	2019	2018

Bank Borrowings	5.81%	5.39%	11.73%	11.86%	6.68%
Senior Debt	63.37%	58.69%	51.19%	51.08%	56.15%
Subordinated Debt	2.49%	2.66%	2.97%	3.09%	3.80%
Other Liabilities	6.03%	6.73%	6.64%	6.13%	3.13%
Stockholders’ Equity	22.30%	26.53%	27.47%	27.84%	30.24%
Total	100.00%	100.00%	100.00%	100.00%	100.00%

Number of Investors	4,809	4,713	4,543	4,555	5,163
The average interest rates we pay on borrowings, computed by dividing the interest paid by the average indebtedness outstanding, have been as follows:

	Year Ended December 31
	2022	2021	2020	2019	2018

Senior Borrowings	3.50%	3.39%	3.42%	3.48%	2.92%
Subordinated Borrowings	3.16%	3.12%	3.01%	2.81%	2.66%
All Borrowings	3.49%	3.38%	3.40%	3.44%	2.90%
Certain financial ratios relating to our debt have been as follows:

	As of December 31
	2022	2021	2020	2019	2018

Total Liabilities to
Stockholders’ Equity	3.48	2.77	2.64	2.59	2.31

Unsubordinated Debt to
Subordinated Debt plus
Stockholders’ Equity	2.79	2.43	2.29	2.23	1.94
As of April 11, 2023, all of our voting common stock was closely held by three related individuals and all of our non-voting common stock was held by thirteen related shareholders. None of our common stock was listed on any securities exchange or traded on any established public trading market. The Company does not maintain any equity compensation plans, and did not repurchase any of its equity securities during any period represented. Cash distributions of $102.86 and $117.72 per share were paid to shareholders in 2022 and 2021, respectively, primarily in amounts to enable the Company's shareholders to pay their related income tax obligations which arise as a result of the Company's status as an S Corporation. No other distributions were paid during the applicable periods. For the foreseeable future, the Company expects to pay annual cash distributions equal to an amount sufficient to enable the Company's shareholders to pay their respective income tax obligations as a result of the Company's status as an S Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s Discussion and Analysis provides a narrative of the Company’s financial condition and performance during 2022 and 2021. The narrative reviews the Company’s results of operations, liquidity and capital resources, critical accounting policies and estimates, and certain other matters. It includes Management’s interpretation of our financial results, the factors affecting these results and the significant factors that we currently believe may materially affect our future financial condition, operating results and liquidity. This discussion should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained elsewhere in this Annual Report. Discussion of 2020 results and year-to-year comparisons between 2021 and 2020 can be found in the Company’s 2021 Annual Report filed as Exhibit 13 to the Company’s Annual Report on Form 10-K which was filed with the SEC on March 31, 2022.
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
General:
The Company is a privately-held corporation that has been engaged in the consumer finance industry since 1941. Our operations focus primarily on making installment loans to individuals in relatively small amounts for short periods of time. Other lending-related activities include the purchase of sales finance contracts from various dealers and the making of first and second mortgage real estate loans. All of our loans are at fixed rates, and contain fixed terms and fixed payments. We operate branch offices in nine southeastern states and had a total of 343 branch locations at December 31, 2022. The Company and its operations are guided by a strategic plan which includes planned growth through strategic expansion of our branch office network. The majority of our revenues are derived from finance charges earned on loans outstanding. Additional revenues are derived from earnings on investment securities, insurance income and other miscellaneous income.
During the year ended December 31, 2022, the Company suffered a cyber-attack against certain systems within the Company's network environment on or about November 17, 2022. The attack temporarily affected operations and caused delays in originating and servicing loans at some locations. During the incident, the attackers had access to personally identifiable information of certain Company employees, customers, and investors. The incident, which only affected systems, was contained to the Company’s onsite file directory system, but not its off-site core operating system. Full lending and investing operations were restored within days of the incident, and the Company provided notifications to all potentially-affected individuals. As of April 11, 2023, the Company is named as a Defendant in five consumer class action cases alleging harm from the cyber-attack. The Company maintained a cyber insurance policy that should mitigate the costs of investigation, remediation, business interruption, and costs pertaining to the breach.
Financial Condition:
The Company’s total assets increased $44.7 million to $1.2 billion as of December 31, 2022 compared to $1.1 billion at December 31, 2021. The increase in assets was primarily due to growth in the Company’s net loan portfolio, cash and cash equivalents, restricted cash and increases in other assets.
Cash and cash equivalents increased $16.6 million at December 31, 2022 compared to December 31, 2021

The Company maintains an amount of funds in restricted accounts at its insurance subsidiaries in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain mortgage real estate customers.
At December 31, 2021, restricted cash was $15.8 million compared to $7.3 million at December 31, 2021. See Note 3, “Investment Securities” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of amounts held in trust.
Gross Loan originations increased $5.8 million during 2022 compared to 2021. Our net loan portfolio increased $49.4 million (7%) at December 31, 2022 compared to December 31, 2021. Our allowance for credit losses reflects Management's estimate of expected credit losses in the loan portfolio as of the date of the statement of financial position. See Note 2, “Allowance for Credit Losses,” in the accompanying “Notes to Consolidated Financial Statements” for further discussion of the Company’s allowance for credit losses. Management believes the current allowance for credit losses is adequate to cover expected losses in our existing portfolio as of December 31, 2022; however, changes in trends or deterioration in economic conditions could result in additional changes in the allowance or an increase in actual losses. Any increase could have a material adverse impact on our results of operation or financial condition in the future.
Our investment securities portfolio decreased $41.6 million (16%) to $220.0 million at December 31, 2022 compared to $261.6 million at December 31, 2021. The portfolio consists primarily of invested surplus funds generated by the Company's insurance subsidiaries. Management maintains what it believes to be a conservative approach when formulating its investment strategy. The Company does not participate in hedging programs, interest rate swaps or other similar activities. This investment portfolio consists mainly of U.S. Treasury bonds, government agency bonds, and various municipal bonds. Investment securities have been designated as “available for sale” at December 31, 2022 with any unrealized gain or loss accounted for in the equity section of the Company’s consolidated statement of financial position, net of deferred income taxes for those investments held by the insurance subsidiaries as well as the statement of comprehensive income.
Other assets increased $11.8 million (18%) to $77.2 million at December 31, 2022 compared to $65.4 million at December 31, 2021. Increases in operating lease right-of-use assets, miscellaneous accounts receivables, deferred tax assets and prepaid expenses were main factors contributing to the increase in other assets. Offsetting a portion of the increase was a decline in amounts due from non-affiliated insurance company.
Our senior debt is comprised of a line of credit from three banks and the Company’s senior demand notes and commercial paper debt securities. Our subordinated debt is comprised of the variable rate subordinated debentures sold by the Company. The aggregate amount of senior and subordinated debt outstanding at December 31, 2022 increased $87.2 million (12%) to $833.4 million compared to $746.2 million outstanding at December 31, 2021. Higher sales of the Company’s debt securities was the primary factor contributing to the increase. The line of credit usage increased $7.2 million to $67.5 million at December 31, 2022 due to portfolio growth.
Accounts payables and accrued expenses decreased $5.1 million (7%) at December 31, 2022 compared to the prior year. The Company’s incentive bonus accrual and change in deferred tax position from a deferred tax liability to a deferred tax asset were the primary factors causing the decrease in accrued expenses and other liabilities.
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

As of December 31, 2022 and December 31, 2021, the Company had $49.7 million and $33.1 million, respectively, invested in cash and short-term investments readily convertible into cash with original maturities of three months or less. The Company uses cash reserves to fund its operations, including providing funds for any increase in redemptions of debt securities by investors which may occur.
The Company's investment securities can be converted into cash, if necessary. As of December 31, 2022 and 2021, 97% and 99%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company, the Company's insurance subsidiaries. Georgia state insurance regulations limit the use an insurance company can make of its assets. Ordinary dividend payments to the Company by its wholly owned life insurance subsidiary are subject to annual limitations and are restricted to the lesser of 10% of policyholder's statutory surplus or the net statutory gain from operations before recognizing realized investment gains of the individual insurance subsidiary during the prior year. Dividend payments to a parent company by its wholly-owned property and casualty subsidiary are subject to annual limitations and are restricted to the lessor of 10% of policyholder's surplus or the net statutory income before recognizing realized investment gains of the individual insurance subsidiary during the prior two years. Any dividends above these state limitations are termed "extraordinary dividends" and must be approved in advance by the Georgia Insurance Commissioner. The maximum aggregate amount of dividends these subsidiaries could have paid to the Company during 2022, without prior approval of the Georgia Insurance Commissioner, was approximately $40.8 million.
At December 31, 2021, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $132.0 million and $96.2 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company in 2022 without prior approval of the Georgia Insurance Commissioner is approximately $40.8 million. The Georgia Insurance Department approved the Company's request for transactions involving dividends and/or lines of credit of $75.0 million for Frandisco Life Insurance Company and $95.0 million for Frandisco Property and Casualty Insurance Company for transactions on or before December 31, 2022. Effective February 1, 2022, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company amended their respective $60.0 million unsecured revolving lines of credit available to the Company to extend the term to December 31, 2025 and define the interest rate as the rate of interest on outstanding balances as the prime rate of interest as published in the Wall Street Journal.
At December 31, 2022, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $147.5 million and $103.0 million, respectively. The maximum aggregate amount of dividends these subsidiaries can pay to the Company during 2023 without prior approval of the Georgia Insurance Commissioner, is approximately $46.6 million. The Georgia Insurance Department approved the Company's request for transactions involving dividends and/or lines of credit of $75.0 million for Frandisco Life Insurance Company and $105.0 million for Frandisco Property and Casualty Insurance Company for transactions on or before December 31, 2023. . Effective March 31, 2023, Frandisco Life Insurance Company amended its previous unsecured revolving line of credit increasing the amount available to the Company to $75.0 million and extending the term to December 31, 2026. Effective March, 2023, Frandisco Property and Casualty Insurance Company amended its previous unsecured revolving line of credit increasing the amount available to the Company to $105.0 million and extending the term to December 31, 2026.
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
The Company's continued liquidity is therefore also dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to its receivables and securities sales, the Company has an external source of funds available under a revolving credit facility with Wells Fargo Bank, N.A. This credit agreement (as amended, the "credit agreement") provides for borrowings or re-borrowings of up to $230.0 million or 70% of the Company's net finance receivables (as defined in the credit agreement), whichever is less, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. At December 31, 2022 and 2021, $67.5 million and $60.3 million, respectively, were outstanding under the credit line. The credit agreement has a commitment termination date of February

28, 2025. Management believes the current credit facility, when considered with funds expected to be available from operations, should provide sufficient liquidity for the Company.
Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of 0.50% The interest rate under the credit agreement is equivalent to the greater of (a) 0.75% per annum plus the Applicable Margin or (b) the one month secured overnight financing rate (the “SOFR Rate”) plus the term SOFR adjustment (the "Adjusted Term SOFR Rate") plus the Applicable Margin. The Adjusted Term SOFR Rate is adjusted on the first day of each calendar month based upon the SOFR Rate as of the last day of the preceding calendar month. The Applicable Margin is 2.75%. The interest rate on the credit agreement at December 31, 2022 and 2021 was 6.97% and 3.50%, respectively.
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
Results of Operations:
Total revenues, which include finance charge income, investment income, insurance income and miscellaneous other revenue, were $339.0 million and $304.3 million for 2022 and 2021, respectively. The aforementioned growth in our loan portfolio resulted in higher revenue across all categories.
Provision expense for credit losses increased $42.1 million (100%) during 2022 compared to 2021 due to higher net charge offs and an increase to the allowance for credit losses.
Higher revenues were offset by increases in provision expense, interest expense, personnel expense, travel expense and information technology and security expenses resulted in decreased net income for the Company during the year just ended. Net income decreased $25.7 million (61%) to $16.2 million during 2022 compared to $41.9 million during 2021.
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
Daily average Gross Outstanding less unearned finance was $913.5 million during 2022 compared to $806.6 million during 2021. Net finance charge income was $267.0 million during 2022, compared to $236.7 million in 2021.
As previously mentioned, higher sales of the Company’s debt securities and an increase in borrowings on the Company’s credit line resulted in an increase in senior and subordinated debt . The increase in senior and subordinated debt coupled with rising interest rates resulted in higher cost of funds. Average borrowings were $795.9 million during 2022 compared to $686.0 million during 2021. Interest expense increased $4.7 million (20%) during 2022 compared to 2021.
Net Insurance Income:
The Company offers certain optional credit insurance products to loan customers when closing a loan. Net insurance income (insurance revenues less claims and expenses) was $39.8 million during 2022 and $35.7 million during 2021. Net insurance income increased 11% with premium and commission revenue growth at 7% while claims and expenses decreased 2% during 2022.
Other Revenue:
Other revenue was $6.8 million and $6.9 million during 2022 and 2021. A significant component of other revenue is earnings from the sale of auto club memberships. The Company, as an agent for a third party, offers auto club memberships to loan customers during the closing of a loan. An increase in sales of auto club memberships was the primary factor driving the growth in other revenue for the period just ended.
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
Determining a proper allowance for credit losses is a critical accounting estimate which involves Management’s judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, delinquency levels, bankruptcy trends and overall general and industry specific economic conditions. The percent of the Gross Loan portfolio greater than 30 days delinquent is 9.44% at December 31, 2022 compared to 6.04% at December 31, 2021. The ratio of bankrupt accounts to the Gross Balance of loans was 1.25% and 1.27% at December 31, 2022 and December 31, 2021, respectively.

Management considers recent economic factors in its analysis. The central bank raised the Fed Funds Rate thought 2022 to ease inflation. Despite the central bank’s efforts prices of consumer goods have increased, although energy prices appear to have stabilized. Unemployment remains near historic lows at 3.6% in February. Recently two banks failed, one of which is the second largest bank to fail in history. It has been reported that the central bank’s rate hikes contributed to the failure the banks. Ultimately, it creates turmoil in the economy.
The Company’s core model continues to be influenced by charge off rates experienced while the government provided economic stimulus to assistance Americans during the COVID-19 pandemic. A qualitative adjustment for economic uncertainty was calculated by considering emerging credit loss rates on more recent pools. Management calculated a qualitative adjustment totaling $13.2 million by incorporating emerging post pandemic pool loss rates in an estimation model. The allowance for credit losses increased by $2.0 million and $7.9 million to $75.2 million for the quarter, and year ended December 31, 2022.

Management believes that the allowance for credit losses, as calculated in accordance with the Company’s current expected credit loss (“CECL”) methodology, are appropriate to cover expected credit losses on loans at December 31, 2022; however, because the allowance for credit losses is based on estimates, there can be no assurance that the ultimate charge off amount will match such estimates. Management may determine it is appropriate to increase or decrease the allowance for expected credit losses in future periods, or actual losses in any period, either of which events could have a material impact on our results of operations in the future.
Operating Expenses:
Operating expenses of the Company were $189.1 million during 2022 compared to $175.6 million during 2021. Personnel expense, occupancy expense and miscellaneous other expenses are the components included in operating expenses.
Personnel expense increased $4.7 million (4%) during 2022 compared to 2021 mainly due to merit salary increases, and an increase in base employment.
Occupancy expense increased $0.8 million (5%) during 2022 compared to 2021. Higher maintenance expenses and rent expense were the contributing factors to the increase in occupancy expense.
Other operating expenses increased $8.0 million (16%) during 2022 compared to 2021. Increases in consultant fees, postage, software conversion costs, advertising, and traveling costs contributed to the growth in other operating expenses.
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
Effective income tax rates for the years ended December 31, 2022 and 2021 were 21.5% and 8.6%, respectively. The tax rates of the Company’s insurance subsidiaries were also below statutory rates due to investments in tax exempt bonds.
Quantitative and Qualitative Disclosures About Market Risk:
Volatility in market interest rates can impact the Company’s investment portfolio and the interest rates paid on its bank borrowings and debt securities. Changes in interest rates have more impact on the income earned on investments and the Company’s borrowing costs than on interest income earned on loans, as Management does not normally change the rates charged on loans originated solely as a result of changes in the interest rate environment. These exposures are monitored and managed by the Company as an integral part of its overall cash management program. It is Management’s goal to minimize any adverse effect that movements in interest rates may have on the financial condition and operations of the Company. The information in the table below summarizes the Company’s risk associated with marketable debt securities and debt obligations as of December 31, 2022. Rates associated with the investment securities represent weighted averages based on the tax effected yield to maturity of each individual security. No adjustment has been made to yield, even though many of the investments are tax-exempt and, as a result, actual yield will be higher than that disclosed. For debt obligations, the table presents principal cash flows and related weighted average interest rates by contractual maturity dates. The Company’s subordinated debt securities are sold with various interest adjustment periods, which is the time from sale until the interest rate adjusts, and which allows the holder to redeem that security prior to the contractual maturity without penalty. It is expected that actual maturities on a portion of the Company’s subordinated debentures will occur prior to the contractual maturity as a result of interest rate adjustments. Management estimates the carrying value of senior and subordinated debt approximates their fair values when compared to instruments of similar type, terms and maturity.

Loans originated by the Company are excluded from the table below since interest rates charged on loans are based on rates allowable in compliance with any applicable regulatory guidelines. Management does not believe that changes in market interest rates will significantly impact rates charged on loans. The Company has no exposure to foreign currency risk.

	Expected Year of Maturity
	2023	2024	2025	2026	2027	2028 & Beyond	Total	Fair Value
Assets:	(Dollars in millions)
Investment Securities	$1	$—	$—	$1	$2	$216	$220	$220
Average Interest Rate	3.02%	—%	—%	4.07%	3.95%	3.17%	3.07%
Liabilities:
Senior Debt:
Note Payable to Bank	$—	$—	$68	$—	$—	$—	$68	$68
Average Interest Rate	—%	—%	6.97%	—%	—%	—%	6.97%
Senior Demand Notes	$112	$—	$—	$—	$—	$—	$112	$112
Average Interest Rate	1.92%	—%	—%	—%	—%	—%	1.92%
Commercial Paper	$625	$—	$—	$—	$—	$—	$625	$625
Average Interest Rate	3.94%	—%	—%	—%	—%	—%	3.94%
Subordinated Debentures	$2	$6	$12	$11	$—	$—	$29	$29
Average Interest Rate	2.69%	2.98%	3.33%	3.53%	—%	—%	3.29%
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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of 1st Franklin Financial Corporation:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of 1st Franklin Financial Corporation and subsidiaries (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
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

The Company estimates and records an allowance for credit losses based on the determination of the amount of expected losses inherent in the loan portfolio as of the reporting date. The Company calculates a snapshot of each specific loan segment at a point in history and tracks that loan segment’s performance in the subsequent periods until losses are substantially exhausted to derive an unadjusted lifetime historical charge-off rate by loan segment. The Company performs a correlation analysis between macroeconomic factors and prior charge-offs and evaluates if the economic environment affecting its customer base has changed from historical levels. This includes considerations of historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions.

We identified the allowance for credit losses estimate as a critical audit matter because of the significant amount of complexity and judgment required by management to develop the model and evaluate whether adjustments are necessary based on internal, external and macro environmental trends. Performing audit procedures to evaluate the appropriateness of this model and whether adjustments are necessary required a high degree of auditor judgment and an increased extent of effort, specifically due to the effect of uncertainty in consumer payment patterns and general economic conditions on the estimate.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the allowance for credit losses included the following, among others:
•We tested the completeness and accuracy of data utilized to determine the unadjusted lifetime historical charge-off rate by segment of the loan portfolio.
•We evaluated the reasonableness of the Company’s allowance for credit loss model and tested the model's computational accuracy by segment of the loan portfolio with the assistance of our credit specialists.
•We evaluated the reliability of the Company’s internal and external data and forecasts.
•We also evaluated the reasonableness of any associated quantitative or qualitative adjustments by segment of the loan portfolio, including assessing the basis for the adjustments.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 11, 2023
We have served as the Company’s auditor since 2002.

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2022 AND 2021
ASSETS

	2022	2021

CASH AND CASH EQUIVALENTS (Note 1)	$49,652,729	$33,060,390

RESTRICTED CASH (Note 1)	15,781,499	7,306,430

LOANS (Note 2):
Direct Cash Loans	911,821,593	873,432,972
Real Estate Loans	37,323,155	45,972,414
Sales Finance Contracts	146,507,130	118,959,994
	1,095,651,878	1,038,365,380

Less: Unearned Finance Charges	154,630,023	151,081,033
Unearned Insurance Premiums	65,536,077	69,124,817
Allowance for Credit Losses	75,210,063	67,311,208
	800,275,715	750,848,322

INVESTMENT SECURITIES (Note 3):
Available for Sale, at fair value	220,028,343	261,601,925

OTHER ASSETS:
Land, Buildings, Equipment and Leasehold Improvements, less accumulated depreciation and amortization of $50,116,238 and $46,347,589 in 2022 and 2021, respectively	13,111,394	12,265,626
Operating Lease Right-of-Use Assets (Note 8)	38,153,238	34,768,208
Deferred Acquisition Costs	3,768,290	4,221,480
Due from Non-affiliated Insurance Company	—	2,912,499
Other Miscellaneous	22,153,048	11,237,055
	77,185,970	65,404,868

TOTAL ASSETS	$1,162,924,256	$1,118,221,935
See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2022 AND 2021
LIABILITIES AND STOCKHOLDERS' EQUITY

	2022	2021

SENIOR DEBT (Note 6):
Bank Borrowings	$67,531,000	$60,300,000
Senior Demand Notes, including accrued interest	112,325,674	104,043,479
Commercial Paper	624,585,553	552,192,882
	804,442,227	716,536,361

ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
Operating Lease Liabilities (Note 8)	39,019,208	35,439,377
Other Accounts Payable and Accrued Expenses	31,163,971	39,796,100
	70,183,179	75,235,477

SUBORDINATED DEBT (Note 7)	29,005,826	29,692,344

Total Liabilities	903,631,232	821,464,182

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value 6,000 shares authorized; no shares outstanding	—	—
Common Stock:
Voting Shares; $100 par value; 2,000 shares authorized; 1,700 shares outstanding as of December 31, 2022 and 2021	170,000	170,000
Non-Voting Shares; no par value; 198,000 shares authorized; 168,300 shares outstanding as of December 31, 2022 and 2021	—	—
Accumulated Other Comprehensive (Loss) Income	(26,401,816)	9,736,651
Retained Earnings	285,524,840	286,851,102
Total Stockholders' Equity	259,293,024	296,757,753

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,162,924,256	$1,118,221,935
See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
INTEREST INCOME:
Finance Charges	$266,963,826	$236,651,728	$213,087,060
Net Investment Income	8,177,846	7,457,734	6,882,483
	275,141,672	244,109,462	219,969,543
INTEREST EXPENSE:
Senior Debt	26,875,546	22,213,128	20,281,290
Subordinated Debt	971,958	977,093	922,083
	27,847,504	23,190,221	21,203,373

NET INTEREST INCOME	247,294,168	220,919,241	198,766,170

PROVISION FOR CREDIT LOSSES (Note 2)	84,287,916	42,183,163	56,689,484

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	163,006,252	178,736,078	142,076,686

NET INSURANCE INCOME:
Premiums	56,984,335	53,231,581	49,780,940
Insurance Claims and Expense	(17,164,735)	(17,516,066)	(15,489,876)
	39,819,600	35,715,515	34,291,064

OTHER REVENUE	6,831,179	6,921,120	5,419,562

OPERATING EXPENSES:
Personnel Expense	113,732,789	109,011,575	99,684,473
Occupancy Expense	18,173,248	17,382,787	17,568,423
Other Expense	57,173,463	49,173,951	45,257,347
	189,079,500	175,568,313	162,510,243

INCOME BEFORE INCOME TAXES	20,577,531	45,804,400	19,277,069

PROVISION FOR INCOME TAXES (Note 12)	4,417,904	3,943,393	3,386,807

NET INCOME	$16,159,627	$41,861,007	$15,890,262

BASIC EARNINGS PER SHARE:
170,000 Shares Outstanding for All Periods (1,700 voting, 168,300 non-voting)	$95.06	$246.24	$93.47
See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020
Net Income	$16,159,627	$41,861,007	$15,890,262

Other Comprehensive Income / (Loss):
Net changes related to available-for-sale Securities:
Unrealized (losses) gains	(45,165,474)	(3,858,538)	4,658,116
Income tax benefit (provision)	9,479,082	816,053	(989,588)
Net unrealized (losses) gains	(35,686,392)	(3,042,485)	3,668,528

Less reclassification of gains to net income	452,074	487,791	16,447

Total Other Comprehensive Income (Loss)	(36,138,467)	(3,530,276)	3,652,081

Total Comprehensive Income (Loss)	$(19,978,840)	$38,330,731	$19,542,343
See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021, AND 2020

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount

Balance at December 31, 2019	170,000	170,000	251,711,270	9,614,846	261,496,116

Comprehensive Income:
Net Income for 2020	—	—	15,890,262	—
Other Comprehensive Income	—	—	—	3,652,081
Total Comprehensive Income	—	—	—	—	19,542,343
Cumulative Change in Accounting Principle (Note 1)	—	—	(2,158,161)	—	(2,158,161)
Cash Distributions Paid	—	—	(440,970)	—	(440,970)

Balance at December 31, 2020	170,000	170,000	265,002,401	13,266,927	278,439,328

Comprehensive Income:
Net Income for 2021	—	—	41,861,007	—
Other Comprehensive Loss	—	—	—	(3,530,276)
Total Comprehensive Income	—	—	—	—	38,330,731
Cash Distributions Paid	—	—	(20,012,306)	—	(20,012,306)

Balance at December 31, 2021	170,000	$170,000	$286,851,102	$9,736,651	$296,757,753

Comprehensive Income:
Net Income for 2022	—	—	16,159,627	—
Other Comprehensive Loss	—	—	—	(36,138,467)
Total Comprehensive Loss	—	—	—	—	(19,978,840)
Cash Distributions Paid	—	—	(17,485,889)	—	(17,485,889)

Balance at December 31, 2022	170,000	$170,000	$285,524,840	$(26,401,816)	$259,293,024
See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	2022	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$16,159,627	$41,861,007	$15,890,262
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	84,287,916	42,183,163	56,689,484
Depreciation and amortization	4,425,985	4,629,756	4,837,876
Deferred tax expense (benefit)	(151,474)	487,481	156,075
Net (gains) losses due to called redemptions of marketable securities, gain on sales of equipment and amortization on securities	(830,011)	(763,017)	(214,898)
Increase in miscellaneous assets and other	(7,430,995)	(1,634,447)	(2,409,367)
Increase in other liabilities	1,125,774	6,995,269	6,109,380
Net Cash Provided	97,586,822	93,759,212	81,058,812

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(602,792,430)	(588,636,277)	(516,978,375)
Loan payments	469,077,122	456,342,806	412,553,076
Purchases of securities, available for sale	(30,156,252)	(59,722,784)	(19,013,337)
Redemptions of securities, available for sale	26,815,000	15,905,000	7,220,000
Capital expenditures	(5,219,242)	(3,339,606)	(3,022,147)
Proceeds from sale of equipment	22,929	35,088	67,462
Net Cash Used	(142,252,873)	(179,415,773)	(119,173,321)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Senior Demand Notes	8,282,195	17,420,976	10,372,708
Advances on credit line	213,677,200	164,964,653	193,849,330
Payments on credit line	(206,446,200)	(223,564,653)	(186,299,330)
Commercial paper issued	135,878,572	161,768,917	139,155,810
Commercial paper redeemed	(63,485,901)	(41,849,573)	(110,373,572)
Subordinated debt issued	5,759,655	6,963,742	6,916,788
Subordinated debt redeemed	(6,446,173)	(7,346,797)	(5,846,413)
Dividends / distributions paid	(17,485,889)	(20,012,306)	(440,970)
Net Cash Provided	69,733,459	58,344,959	47,334,351

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	25,067,408	(27,311,602)	9,219,842

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning	40,366,820	67,678,422	58,458,580
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ending	$65,434,228	$40,366,820	$67,678,422

Cash paid during the period for -
Interest	$27,264,793	$23,018,333	$21,119,661
Income taxes, Net	$4,156,000	3,050,638	3,178,625
Non-Cash Transactions for -
ASC 842 - Lease Assets and Associated Liabilities	9,553,566	7,069,375	7,785,716
See Notes to Consolidated Financial Statements

1st FRANKLIN FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020
1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business:
1st Franklin Financial Corporation (the "Company") is a consumer finance company which originates and services direct cash loans, real estate loans and sales finance contracts through 343 branch offices located throughout the southeastern United States. In addition to this business, the Company writes credit insurance when requested by its loan customers as an agent for a non-affiliated insurance company specializing in such insurance. Two of the Company's wholly owned subsidiaries, Frandisco Life Insurance Company and Frandisco Property and Casualty Insurance Company, reinsure the credit life, the credit accident and health, the credit unemployment and the credit property insurance so written.
Basis of Consolidation:
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Inter-company accounts and transactions have been eliminated.
Fair Values of Financial Instruments:
The following methods and assumptions are used by the Company in estimating fair values for financial instruments.
Cash and Cash Equivalents. Cash includes cash on hand and with banks. Cash equivalents are short-term highly liquid investments with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value due to the relatively short period of time between the origination of the instruments and their expected realization. The Company may have deposits in excess of amounts covered by the Federal Deposits Insurance Corporation with its banking partners. Cash equivalents are classified as a Level 1 financial asset.
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
(2)Insurance related revenues are subject to industry-specific guidance within the scope of ASC Topic 944, "Financial Services - Insurance".
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
Claims of the insurance subsidiaries are expensed as incurred and reserves are established for incurred but not reported claims. Reserves for claims totaled $6.5 million and $5.3 million at December 31, 2022 and 2021, respectively, and are included in unearned insurance premiums on the consolidated statements of financial position.
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
Depreciation and Amortization:
Office machines, equipment and Company automobiles are recorded at cost and depreciated on a straight-line basis over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over five years or less depending on the term of the applicable lease. Depreciation and amortization expense for each of the three years ended December 31, 2022, 2021, and 2020 was $4.4 million, $4.6 million and $4.8 million, respectively.
Restricted Cash:
Restricted cash consists of funds maintained in restricted accounts in order to comply with certain requirements imposed on insurance companies by the State of Georgia and to meet the reserve requirements of its reinsurance agreements. Restricted cash also includes escrow deposits held by the Company on behalf of certain real estate mortgage customers.

	Year Ended December 31, (In thousands)
	2022	2021	2020
Cash and cash equivalents	$49,653	$33,061	$59,214
Restricted cash	15,781	7,306	8,465
Total cash, cash equivalents and restricted cash	$65,434	$40,367	$67,679
Impairment of Long-Lived Assets:
The Company annually evaluates whether events and circumstances have occurred or triggering events have occurred that indicate the carrying amount of property and equipment may warrant revision or may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the recoverability by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. Based on Management’s evaluation, there was no impairment of the carrying value of the long-lived assets, including property and equipment at December 31, 2022 or 2021.
Income Taxes:
The Financial Accounting Standards Board (“FASB”) issued ASC 740-10. FASB ASC 740-10 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized. FASB ASC 740-10 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2022 and December 31, 2021, the Company had no uncertain tax positions.
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

Marketable Debt Securities:
Management has designated the Company’s investment securities held in the Company's investment portfolio at December 31, 2022 and 2021 as being available-for-sale. This portion of the investment portfolio is reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) included in the consolidated statements of comprehensive income (loss). Gains and losses on sales of securities designated as available-for-sale are determined based on the specific identification method.
Earnings per Share Information:
The Company has no contingently issuable common shares, thus basic and diluted earnings per share amounts are the same.
Recent Accounting Pronouncements:
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional accounting relief for the expected market transition from the use of the London Interchange Bank Offered Rate (“LIBOR”) to the proposed Secured Overnight Financing Rate (“SOFR”). The Company's benchmark rate transitioned to SOFR on December 1, 2022 with no impact to the condensed consolidated financial statements, (Note 6).
In March 2022 the FASB issued ASU No. 2022-02 "Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructuring and Vintage Disclosures. The key provisions include (1) enhancements to disclosure requirements for certain loan refinancings and restructurings by creditor when borrower is experiencing financial difficulty, the creditor must apply the loan refinancing and restructuring guidance to determine whether a modification results in a new loan or a continuation of an existing loan (2) for public business entities, the entity is required to disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases. The amendments in this update are effective for annual and interim periods beginning after December 15, 2022. The Company is currently evaluating the effect of disclosure updates to its footnotes, but believes implementation will not have a material financial effect on its financial statements.
2.    LOANS
The Company’s consumer loans are made to individuals in relatively small amounts for relatively short periods of time. First and second mortgage loans on real estate are made in larger amounts and for longer periods of time. The Company also purchases sales finance contracts from various dealers. All loans and sales contracts are held for investment.
Loan Renewals:
Loan renewals are accounted for in accordance with the applicable guidance in ASC Topic 310-20 Nonrefundable Fees and Other Costs. Loan renewals are a product the Company offers to existing customers that allows them to borrow additional funds from the Company. In evaluating a loan for renewal, in addition to our standard underwriting requirements, we may take into consideration the customer’s prior payment performance with us, which we believe to be an indicator of the customer’s future credit performance. If the terms of the new loan resulting from a loan renewal (other than a troubled debt restructuring) are at least as favorable to us as the terms for comparable loans to other customers with similar collection risks who are not renewing a loan, the renewal is accounted for as a new loan. The criteria is met if the new loan's effective yield is at least equal to the effective yield for such comparable loans and the modification of the original loan is more than minor. A modification of a loan is more than minor if the present value of the cash flows under the terms of the renewal is at least 10 percent different from the present value of the remaining cash flows under the terms of the original loan. Accordingly, when a renewal is generated, the original loan(s) are extinguished along with the associated unearned finance charges and a new loan is originated. Substantially all renewals include a non-cash component that represents the exchange of the original principal balance for the new principal balance and a cash component for the net proceeds distributed to the customer for the additional amount borrowed. The cash component is presented as outflows from investing activities and the non-cash component is presented as a non-cash investing activity.

Cash, unearned finance charges, origination fees, discounts, premiums, deferred fees, and, in the instance of a loan renewal, the net payoff of the of the renewed loan are included in the loan origination amount. The cash component of the loan origination is included in the Statement of Cash Flows in the Cash Flows from Investing Activities as Loans Originated or Purchased.
Reconciliation of Gross Loans Originated / Acquired to Loans Originated or Purchased in Consolidated Statements of Cash Flows (Gross):

	2022	2021	2020

Loans Originated/acquired per Business Section:	$1,157,814	$1,152,021	$1,000,600
Non-Cash Reconciling items:
Other Consumer (Live Check and Premier) Renewed Loans Payoff	313,843	332,292	280,199
Other non-cash activity: unearned finance charges, origination fees, discounts, premiums, and deferred fees	241,179	231,093	203,423
Loans originated or purchased per Consolidated Statements of Cash Flows:	$602,792	$588,636	$516,978
Contractual Maturities of Loans:
An estimate of contractual maturities stated as a percentage of the Gross Loan balances based upon an analysis of the Company's portfolio as of December 31, 2022 is as follows:

Due In Calendar Year	Direct Cash Loans	Real Estate Loans	Sales Finance Contracts
2023	61.1%	11.4%	27.7%
2024	30.3	11.2	26.9
2025	6.5	11.3	22.3
2026	1.7	10.4	15.8
2027	0.4	9.6	6.7
2028 & beyond	0.1	46.1	0.5
	100.0%	100.0%	100.0%
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
The Company calculates an expected credit loss by utilizing a snapshot of each specific loan segment at a point in history and tracing that segment’s performance until charge-offs were substantially exhausted for that particular segment. Charge-offs in subsequent periods are aggregated to derive an unadjusted lifetime historical charge-off rate by segment. The receivables balance at the balance sheet date is reviewed and adjustments to the allowance for credit losses are made if Management determines the receivables balance warrants an adjustment. The Company performs a correlation analysis between macroeconomic factors and prior charge-offs for the following macroeconomic factors: Annual Unemployment Rates, Real Gross Domestic Product, Consumer Price Index (CPI), and US National Home Price Index (HPI). To evaluate the overall adequacy of the Company’s allowance for credit losses, Management considers the level of loan receivables, historical loss trends, loan delinquency trends, bankruptcy trends and overall economic conditions. Such allowance is, in the opinion of Management, adequate for expected losses in the current loan portfolio. As the estimates used in determining the loan loss reserve are influenced by outside factors, such as consumer payment patterns and general economic conditions, there is uncertainty inherent in these estimates. Actual results could vary based on future changes in significant assumptions.
Management disaggregates the Company’s loan portfolio by loan segment when evaluating loan performance and estimating the allowance for credit losses. Although most loans are similar in nature, the Company concluded that based on variations in loss experience (severity and duration) driven by product and customer type it is most relevant to segment the portfolio by loan product consisting of five different segments: live checks, premier loans, other consumer loans, real estate loans, and sales finance contracts.
The total segments are monitored for credit losses based on graded contractual delinquency and other economic conditions. The Company classifies delinquent accounts at the end of each month according to the Company’s graded delinquency rules which includes the number of installments past due at that time, based on the then-existing terms of the contract. Accounts are classified in delinquency categories of 30-59 days past due, 60-89 days past due, or 90 or more days past due based on the Company’s graded delinquency policy. When a loan meets the Company’s charge-off policy, the loan is charged off, unless Management directs that it be retained as an active loan. In making this charge-off evaluation, Management considers factors such as pending insurance, bankruptcy status and other indicators of collectability. The amount charged off is the unpaid balance less the unearned finance charges and the unearned insurance premiums, if applicable.
Management ceases accruing finance charges on loans that meet the Company’s non-accrual policy based on graded delinquency rules, generally when two payments remain unpaid on precomputed loans or when an interest-bearing loan is 60 days or more past due. Finance charges are then only recognized to the extent there is a loan payment received or when the account qualifies for return to accrual status. Accounts qualify for return to accrual status when the graded delinquency on a precomputed loan is less than two payments and on an interest-bearing loan when it is less than 60 days past due. There were no loans past due 60 days or more and still accruing interest at December 31, 2022 or December 31, 2021.
The Company’s Gross Balances on non-accrual loans by loan class at December 31, 2022 and 2021 are as follows:

Loan Class	December 31, 2022	December 31, 2021

Live Check Consumer Loans	$13,526,548	$6,254,394
Premier Consumer Loans	4,738,297	2,253,818
Other Consumer Loans	41,240,279	25,229,846
Real Estate Loans	1,869,737	1,286,609
Sales Finance Contracts	5,656,143	3,532,183
Total	$67,031,004	$38,556,850

An age analysis of Gross Balances past due, segregated by loan class, as of December 31, 2022 and 2021 is as follows:

December 31, 2022	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Live Check Loans	$6,216,951	$4,523,944	$8,232,387	$18,973,282
Premier Loans	2,164,484	1,301,917	2,415,621	5,882,022
Other Consumer Loans	24,681,141	14,373,393	26,817,773	65,872,307
Real Estate Loans	894,141	436,415	1,379,878	2,710,434
Sales Finance Contracts	4,256,920	2,066,105	3,315,491	9,638,516
Total	$38,213,637	$22,701,774	$42,161,150	$103,076,561

December 31, 2021	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due Loans

Live Check Loans	$2,752,871	$2,446,703	$3,597,241	$8,796,815
Premier Loans	915,525	554,662	1,260,027	2,730,215
Other Consumer Loans	15,190,957	9,270,399	18,579,878	43,041,233
Real Estate Loans	656,780	440,155	1,117,924	2,214,859
Sales Finance Contracts	2,176,581	1,134,376	2,385,007	5,695,964
Total	$21,692,714	$13,846,295	$26,940,077	$62,479,086
While delinquency rating analysis is the primary credit quality indicator, we also consider the ratio of bankrupt accounts to the total loan portfolio in evaluating whether any qualitative adjustments were necessary to the allowance for credit losses. The ratio of bankrupt accounts to total principal loan balances outstanding at December 31, 2022 and December 31, 2021 was 1.25% and 1.27% respectively.
The Company considers the performance of the loan portfolio and its impact on the allowance for credit losses. For each segment in the portfolio, the Company also evaluates credit quality based on the aging status of the loan and by payment activity.

The following table presents the net balance (principal balance less unearned finance charges and unearned insurance) in each segment in the portfolio as of December 31, 2022 based on year of origination.

	Payment Performance – Principal Balance by Origination Year
	2022	2021	2020	2019	2018	Prior	Total Net Balance
	(in Millions)
Live Checks:
Performing	$117.5	$13.7	$2.1	$0.3	$—	$—	$133.6
Nonperforming	11.6	1.8	0.1	—	—	—	13.5
	$129.1	$15.5	$2.2	$0.3	$—	$—	$147.1
Premier Loans:
Performing	$65.9	$27.3	$6.8	$1.9	$0.5	$0.1	$102.5
Nonperforming	2.3	1.9	0.4	0.2	—	—	4.8
	$68.2	$29.2	$7.2	$2.1	$0.5	$0.1	$107.3
Other Consumer Loans:
Performing	$458.8	$122.5	$22.7	$7.3	$2.1	$0.5	$613.9
Nonperforming	23.8	14.0	2.2	0.9	0.2	0.1	41.2
	$482.6	$136.5	$24.9	$8.2	$2.3	$0.6	$655.1
Real Estate Loans:
Performing	$3.5	$12.6	$5.7	$5.0	$3.6	$4.3	$34.7
Nonperforming	0.1	0.7	0.4	0.3	0.2	0.2	1.9
	$3.6	$13.3	$6.1	$5.3	$3.8	$4.5	$36.6
Sales Finance Contracts:
Performing	$82.8	$35.1	$18.0	$3.5	$0.5	$0.1	$140.0
Nonperforming	2.1	2.0	1.2	0.3	0.1	—	5.7
	$84.9	$37.1	$19.2	$3.8	$0.6	$0.1	$145.7
Due to the composition of the loan portfolio, the Company determines and monitors the allowance for credit losses on a portfolio segment basis. As of December 31, 2022, a historical look back period of five quarters was utilized for live checks; six quarters for other consumer loans, premier loans, and sales finance contracts; and a look back period of five years was utilized for real estate loans. Expected look back periods are determined based on analyzing the history of each segment’s snapshot at a point in history and tracing performance until charge-offs are mostly exhausted. The Company addresses seasonality primarily through the use of an average in quarterly historical loss rates over a 4-quarter snapshot time span instead of using one specific snapshot quarter’s historical loss rates.
Determining a proper allowance for credit losses is a critical accounting estimate which involves Management’s judgment with respect to certain relevant factors, such as historical and expected loss trends, unemployment rates in various locales, delinquency levels, bankruptcy trends and overall general and industry specific economic conditions.
The Company considered factors such as rising energy, food and services prices and the potential market disruptions resulting from recent bank failures. The Company also considered the potential impact of increased central bank interest rates. Despite increase to the Federal Funds Rate, the economy has been resilient with unemployment remaining historically low. 1st Franklin loans are contracted at a fixed rate; therefore, borrowers will not be directly affected by rising interest rates.
Management determined that certain snapshot periods included in the estimation model benefited from government stimulus actions. 1st Franklin’s expected credit loss model incorporates periods that may have benefited from economic stimulus. Based on recent increased charge offs, increased delinquency and the aforementioned economic uncertainty, management concluded that an adjustment was required to sufficiently provide for expected credit losses. Management estimated an adjustment totaling $13.2 million by incorporating pre-pandemic loss rate curves to more recent loss experience as a proxy for current and expected economic conditions in the estimation model. The allowance for credit losses increased by $7.9 million to $75.2 million at December 31, 2022 compared to $67.3 million at December 31, 2021.
Segmentation of the portfolio began with the adoption of ASC 326 on January 1, 2020. The following table provides additional information on our allowance for credit losses based on a collective evaluation.

	2022
	Live Checks	Premier Loans	Other Consumer Loans	Real Estate Loans	Sales Finance Contracts	Total
	(in 000's)
Allowance for Credit Losses:
Balance at January 1, 2022	$10,649	$6,216	$44,646	$265	$5,535	$67,311
Provision for Credit Losses	24,044	4,452	47,976	(102)	7,918	84,288
Charge-offs	(23,207)	(5,630)	(61,787)	(28)	(7,353)	(98,005)
Recoveries	3,410	1,070	15,577	8	1,551	21,616
Ending Balance	$14,896	$6,108	$46,412	$143	$7,651	$75,210

	2021
	Live Checks	Premier Loans	Other Consumer Loans	Real Estate Loans	Sales Finance Contracts	Total
	(in 000's)
Allowance for Credit Losses:
Balance at January 1, 2021	$10,765	$5,838	$43,833	$267	$5,625	$66,328
Provision for Credit Losses	8,170	3,343	27,198	24	3,448	42,183
Charge-offs	(11,324)	(3,823)	(41,534)	(31)	(4,950)	(61,662)
Recoveries	3,038	858	15,149	5	1,412	20,462
Ending Balance	$10,649	$6,216	$44,646	$265	$5,535	$67,311
Troubled Debt Restructurings (TDRs)

TDRs are accounted for in accordance with the applicable guidance in ASC 310-40 Troubled Debt Restructurings by Creditors. TDRs represent loans on which the original terms have been modified as a result of the following conditions: (i) the restructuring constitutes a concession and (ii) the borrower is experiencing financial difficulties. Loan modifications by the Company involve payment alterations, interest rate concessions, and/or reductions in the amount owed by the customer. We do not consider TDRs as new loans because the restructuring is part of our ongoing effort to recover its investment in the original loan. The Company allows refinancing of delinquent loans on a case-by-case basis for those who satisfy certain eligibility requirements. The eligible customers can include those experiencing temporary hardships, lawsuits, or customers who have declared bankruptcy. In most cases, the loans that eligible for restructuring are between 90 and 180 days past due. We do not allow the amount of the new loan to exceed the original amount of the existing loan and we believe that refinancing the delinquent loans for certain customers provides the Company with an opportunity to increase its average loans outstanding and its interest, fees, and other income without experiencing a significant increase in loan losses. These refinancings also provide a resolution to temporary financial setbacks for these borrowers and sustain their credit rating.

Legal fees and other direct costs incurred by the Company during a restructuring are expensed when incurred. The effective interest rate for restructured loan is based on the original contractual rate, not the rate specified in the restructuring agreement. The modified loans are adjusted to be recorded at the value of expected cash flows to be received in the future. Modifications that lower the principal balance experience a direct charge off for the difference of the original and modified principal amount. Substantially all of the restructurings relate to fee and interest rate concessions. The Company only lowers the principal balance due in the event of a court order which are immaterial to each period presented.

The following table presents a summary of Gross Loans that were restructured during the year ended December 31, 2022.

Loan Class	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Live Check Consumer Loans	6,238	$11,025,593	$10,869,297
Premier Consumer Loans	999	6,521,316	6,367,261
Other Consumer Loans	21,599	85,662,652	83,162,166
Real Estate Loans	26	238,274	236,228
Sales Finance Contracts	1,165	8,921,572	8,663,893
Total	30,027	$112,369,407	$109,298,845
TDRs that subsequently defaulted during the year ended December 31, 2022 are listed below.

Loan Class	Number of Loans	Pre-Modification Recorded Investment

Live Check Consumer Loans	2,252	$3,883,391
Premier Consumer Loans	182	1,065,631
Other Consumer Loans	5,196	13,211,867
Real Estate Loans	2	5,217
Sales Finance Contracts	183	1,060,841
Total	7,815	$19,226,947
The following table presents a summary of Gross Loans that were restructured during the year ended December 31, 2021.

Loan Class	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Live Check Consumer Loans	2,303	$4,357,450	$4,265,687
Premier Consumer Loans	476	2,951,288	2,850,034
Other Consumer Loans	12,752	46,992,778	45,056,454
Real Estate Loans	28	346,960	346,735
Sales Finance Contracts	745	4,800,447	4,632,933
Total	16,304	$59,448,923	$57,151,843

TDRs that subsequently defaulted during the year ended December 31, 2021 are listed below.

Loan Class	Number of Loans	Pre-Modification Recorded Investment

Live Check Consumer Loans	844	$1,568,070
Premier Consumer Loans	99	516,895
Other Consumer Loans	3,094	7,082,463
Real Estate Loans	0	—
Sales Finance Contracts	142	613,181
Total	4,179	$9,780,609
The following table presents a summary of Gross Loans that were restructured during the year ended December 31, 2020.

Loan Class	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Live Check Consumer Loans	2,127	$3,688,912	$3,588,117
Premier Consumer Loans	485	3,185,328	3,090,506
Other Consumer Loans	11,463	41,709,966	39,405,511
Real Estate Loans	39	465,759	453,611
Sales Finance Contracts	846	4,379,561	4,215,137
Total	14,960	$53,429,526	$50,752,882
TDRs that subsequently defaulted during the year ended December 31, 2020 are listed below.

Loan Class	Number of Loans	Pre-Modification Recorded Investment

Live Check Consumer Loans	787	$1,248,879
Premier Consumer Loans	92	480,080
Other Consumer Loans	2,735	5,523,962
Real Estate Loans	4	27,476
Sales Finance Contracts	183	475,188
Total	3,801	$7,755,585
The level of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for credit losses.

3.    INVESTMENT SECURITIES
Investment securities available for sale are carried at estimated fair market value. The amortized cost and estimated fair values of these investment securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2022:
Obligations of states and political subdivisions	$253,068,048	$1,033,647	$(34,453,668)	$219,648,027
Corporate securities	380,316	—	—	380,316
Total	$253,448,364	$1,033,647	$(34,453,668)	$220,028,343

December 31, 2021:
Obligations of states and political subdivisions	$248,858,502	$13,273,291	$(948,416)	$261,183,377
Corporate securities	418,548	—	—	418,548
Total	$249,277,050	$13,273,291	$(948,416)	$261,601,925
The amortized cost and estimated fair values of investment securities at December 31, 2022, by contractual maturity, are shown below:

	Amortized Cost	Estimated Fair Value

Due in one year or less	$1,240,317	$1,239,689
Due after one year through five years	2,597,874	2,609,629
Due after five years through ten years	24,770,364	25,139,757
Due after ten years	224,839,809	191,039,268
Total	$253,448,364	$220,028,343
The following table provides an analysis of available for sale investment securities in an unrealized loss position.

	Less than 12 Months		12 Months or Longer		Total
December 31, 2022	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of states and political subdivisions	$118,495,346	$(9,327,370)	$42,313,572	$(25,126,298)	$160,808,918	$(34,453,668)

	Less than 12 Months		12 Months or Longer		Total
December 31, 2021	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of states and political subdivisions	$41,660,651	$(896,338)	$652,921	$(52,078)	$42,313,572	$(948,416)
The previous two tables represent 184 investments and 34 investment held by the Company at December 31, 2022 and 2021, respectively, the majority of which were rated "A" or higher. The unrealized losses on the Company's investments were the result of interest rate and market fluctuations. Based on the credit ratings of these investments, along with the consideration of whether the Company has the intent to sell or will be more likely than not required to sell the applicable investment before recovery of amortized cost basis, Management concluded that an allowance for credit losses was not required at December 31, 2022 or at December 31, 2021.

There were no sales of securities during 2022. Proceeds from redemption of investments due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2022 were $26,815,000 Gross and net gains of $606,417 were realized on these redemptions.
There were no sales of securities during 2021. Proceeds from redemption of investments due to the exercise of call provisions by the issuers thereof and regularly scheduled maturities during 2021 were $15.9 million Gross and net gains of $0.3 million were realized on these redemptions.
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
Assets measured at fair value as of December 31, 2022 and 2021 are available-for-sale investment securities which are summarized below:

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2022	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Corporate securities	$380,316	$380,316	$—	$—
Obligations of states and political subdivisions	219,648,027	—	219,648,027	—
Available-for-sale investment securities	$220,028,343	$380,316	$219,648,027	$—

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2021	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Corporate securities	$418,548	$418,548	$—	$—
Obligations of states and political subdivisions	261,183,377	—	261,183,377	—
Available-for-sale investment securities	$261,601,925	$418,548	$261,183,377	$—
5.    INSURANCE SUBSIDIARY RESTRICTIONS
As of December 31, 2022 and 2021, 97% and 99%, respectively, of the Company's cash and cash equivalents and investment securities were maintained in the Company’s insurance subsidiaries. State insurance regulations limit the types of investments an insurance company may hold in its portfolio. These limitations specify types of eligible investments, quality of investments and the percentage a particular investment may constitute of an insurance company’s portfolio.
Dividend payments to the Company by its wholly owned life insurance subsidiary are subject to annual limitations and are restricted to the lesser of 10% of policyholders’ surplus or the net statutory gain from operations before recognizing realized investment gains of the individual insurance subsidiary during the prior year. Dividend payments to the Company by its wholly-owned property and casualty insurance subsidiary are also subject to annual limitations and are restricted to the greater of 10% of policyholders’ surplus or the net statutory income before recognizing realized investment gains of the individual insurance subsidiary during the prior three years. At December 31, 2021, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $132.0 million and $96.2 million, respectively. The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2022, without prior approval of the Georgia Insurance Commissioner, was approximately $40.8 million. On November 30, 2021, the Company filed a request with the Georgia Insurance Department for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $75.0 million from the Company’s life insurance subsidiary and $95.0 million from the Company’s property and casualty insurance company. The request was approved by the Georgia Insurance Department on January 20, 2022 for transactions on or before December 31, 2022. Effective January 20, 2022, Frandisco Life Insurance Company amended it previous unsecured revolving line of credit available to the Company for a maximum amount up to $60.0 million. Frandisco Property and Casualty Insurance Company also amended an unsecured revolving line of credit available to the Company for a maximum amount up to $60.0 million. No borrowings have been utilized on either of these lines as of December 31, 2022.
At December 31, 2022, Frandisco Property and Casualty Insurance Company and Frandisco Life Insurance Company had a statutory surplus of $147.5 million and $103.0 million, respectively. The maximum aggregate amount of dividends these subsidiaries could pay to the Company during 2023, without prior approval of the Georgia Insurance Commissioner, is approximately $46.6 million. On December 6, 2022, Management submitted a request for approval of two separate transactions involving dividends and/or lines of credit with maximum amounts of $75.0 million from Frandisco Life Insurance Company and $105.0 million from Frandisco Property and Casualty Insurance Company. The request was approved by the Georgia Insurance Department on March 16, 2023 for transactions on or before December 31, 2023. Effective March 31, 2023, Frandisco Life Insurance Company amended its previous unsecured revolving line of credit available to the Company for a maximum amount up to $105.0 million and extended the maturity date to December 31, 2026. Frandisco Property and Casualty Insurance Company also amended an unsecured revolving line of credit available to the Company for a maximum amount up to $75.0 million and extended the maturity date to December 31, 2026.

6.    SENIOR DEBT
Effective September 11, 2009, the Company entered into a credit facility with Wells Fargo Preferred Capital, Inc. As amended to date, the credit agreement provides for borrowings and reborrowing’s of up to $230.0 million, subject to certain limitations, and all borrowings are secured by the finance receivables of the Company. The credit agreement contains covenants customary for financing transactions of this type. The credit agreement contains covenants customary for financing transactions of this type. Available borrowings under the credit agreement were $162.5 million and $169.7 million at December 31, 2022 and 2021, at an interest rate of 6.97% and 3.50%, respectively. At December 31, 2022, the Company had borrowings of $67.5 million under the credit agreement. The Company had borrowings of $60.3 million under the credit agreement at December 31, 2021.
Available but unborrowed amounts under the credit agreement are subject to a periodic unused line fee of 0.50% The interest rate under the credit agreement is equivalent to the greater of (a) 0.75% per annum plus the Applicable Margin or (b) the one month secured overnight financing rate (the “SOFR Rate”) plus the term SOFR adjustment (the "Adjusted Term SOFR Rate") plus the Applicable Margin. The Adjusted Term SOFR Rate is adjusted on the first day of each calendar month based upon the SOFR Rate as of the last day of the preceding calendar month. The Applicable Margin is 2.75%. The interest rate on the credit agreement at December 31, 2022 and 2021 was 6.97% and 3.50%, respectively.
The credit agreement has a commitment termination date of February 28, 2025. Any then- outstanding balance under the Credit Agreement would be due and payable on such date. The lender also may terminate the agreement upon the violation of any of the financial ratio requirements or covenants contained in the credit agreement or if the financial condition of the Company becomes unsatisfactory to the lender, according to standards set forth in the credit agreement. Such financial ratio requirements include a minimum equity requirement, a minimum EBITDA ratio and a minimum debt to equity ratio, among others. At December 31, 2022, the Company was in compliance with all financial covenants.
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

Commercial paper is issued by the Company only to qualified investors, in amounts in excess of $50,000, with maturities of less than 260 days and at interest rates that the Company believes are competitive in its market. Additional data related to the Company's senior debt is as follows:

Year Ended December 31	Weighted Average Interest Rate at End of Year	Maximum Amount Outstanding During Year	Average Amount Outstanding During Year	Weighted Average Interest Rate During Year (1)
	(In thousands, except % data)
2022
Bank Borrowings	6.97%	$81,942	$47,083	7.07%
Senior Demand Notes	1.92	122,860	113,151	1.92
Commercial Paper	3.94	633,534	604,980	3.54

2021
Bank Borrowings	3.50%	$119,304	$68,080	4.83%
Senior Demand Notes	1.91	103,979	95,143	1.90
Commercial Paper	3.46	550,929	491,431	3.48

2020
Bank Borrowings	3.50%	$123,256	$104,206	4.38%
Senior Demand Notes	1.90	87,413	82,509	1.90
Commercial Paper	3.45	431,314	407,156	3.48
(1)Includes unused line fee and administrative fee.
7.    SUBORDINATED DEBT
The payment of the principal and interest on the Company’s subordinated debt is subordinate and junior in right of payment to all unsubordinated indebtedness of the Company.
Subordinated debt consists of Variable Rate Subordinated Debentures issued from time to time by the Company, and which mature four years after their date of issue The maturity date is automatically extended for an additional four year term unless the holder or the Company redeems the debenture on its original maturity date or within any applicable grace period thereafter The debentures are offered and sold in various minimum purchase amounts with varying interest rates as established from time to time by the Company and interest adjustment periods for each respective minimum purchase amount. Interest rates on the debentures automatically adjust at the end of each adjustment period. The debentures may also be redeemed by the holder at the applicable interest adjustment date or within any applicable grace period thereafter without penalty. Redemptions at any other time are at the discretion of the Company and are subject to a penalty. The Company may redeem the debentures for a price equal to 100% of the principal plus accrued but unpaid interest upon 30 days’ notice to the holder.
Interest rate information on the Company’s subordinated debt at December 31 is as follows:

Weighted Average Interest Rate at End of Year			Weighted Average Interest Rate During Year
2022	2021	2020	2022	2021	2020

3.29%	3.16%	3.10%	3.16%	3.12%	3.01%

Maturity and redemption information relating to the Company's subordinated debt at December 31, 2022 is as follows:

	Amount Maturing or Redeemable at Option of Holder
	Based on Maturity Date	Based on Interest Adjustment Period

2023	$6,039,363	$15,497,719
2024	6,215,892	8,620,385
2025	8,387,815	3,076,825
2026	8,362,756	1,810,897
	$29,005,826	$29,005,826
8.    LEASES
The Company's operations are carried on in locations which are occupied under operating lease agreements. These lease agreements are recorded as operating lease right-of-use (“ROU”) assets and operating lease liabilities. Actual lease payment were $9.2 million, $8.7 million, and $8.4 million for the years ended December 31, 2022, 2021 and 2020, respectively. The Company’s minimum aggregate future lease commitments at December 31, 2022 and 2021 are presented in the tables that follow.
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

The table below summarizes our lease expense and other information related to the Company’s operating leases with respect to FASB ASC 842:

Twelve Months Ended Dec 31, 2022

Operating lease expense	$7,843,282
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	7,706,605
Weighted-average remaining lease term – operating leases (in years)	7.09
Weighted-average discount rate – operating leases	4.84%

Lease Maturity Schedule as of December 31, 2022:	Amount
2023	7,785,034
2024	7,003,616
2025	6,642,211
2026	6,086,452
2027	5,296,864
2028 and beyond	13,308,568
Total	46,122,745
Less: Discount	(7,103,537)
Present Value of Lease Liability	$39,019,208

Present Value of Lease Asset	$38,153,238

Twelve Months Ended Dec 31, 2021

Operating lease expense	$7,499,568
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	7,381,898
Weighted-average remaining lease term – operating leases (in years)	7.05
Weighted-average discount rate – operating leases	4.47%

Lease Maturity Schedule as of December 31, 2021:	Amount
2022	7,260,471
2023	6,385,647
2024	5,604,799
2025	5,249,730
2026	4,696,343
2027 and beyond	11,956,205
Total	41,153,195
Less: Discount	(5,713,818)
Present Value of Lease Liability	$35,439,377

Present Value of Lease Asset	$34,768,208

9.    COMMITMENTS AND CONTINGENCIES
We conduct our lending operations under the provisions of various federal and state laws, implementing regulations, and insurance regulations. Changes in the current regulatory environment, or the interpretation or application of current regulations, could impact our business.

The Company is subject to various legal proceedings, claims and administrative proceedings arising in the ordinary course of its business, some of which are expected to be covered by liability insurance. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. The Company records a liability for litigation if an unfavorable outcome is probable, the peril or claim is uninsured or underinsured, and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the uninsured or underinsured loss is a range, the Company accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the uninsured or underinsured loss cannot be reasonably estimated, the Company discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated uninsured or underinsured loss is material, the Company discloses the nature and estimate of the possible loss of the litigation. The Company does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote or where the estimated loss (whether on the merits or by virtue of the existence of collectible insurance) would not be material. Based on current expectations, such matters, both individually and in aggregate, are not expected to have a material adverse effect on the liquidity, results of operations, business or financial condition of the Company.

During the year ended December 31, 2022, the Company suffered a cyber-attack against certain systems within the Company's network environment on or about November 17, 2022. The attack temporarily affected operations and caused delays in originating and servicing loans at some locations. During the incident, the attackers had access to personally identifiable information of certain Company employees, customers, and investors. The incident, which only affected systems, was contained to the Company’s onsite file directory system, but not its off-site core operating system. Full lending and investing operations were restored within days of the incident, and the Company provided notifications to all potentially affected individuals. As of April 11, 2023, the Company is named as a Defendant in five consumer class action cases alleging harm from the cyber-attack.

The Company maintains a cyber insurance policy applicable to most of the costs of investigation, remediation, business interruption, and other costs pertaining to the breach. Insurance recoveries are only recognized when uncertainties related to the timing and amount of recovery are resolved.The Company incurred investigation and remediation costs totaling $2.5 million as of December 31, 2022. This amount is recognized in the Company's consolidated statements of financial position as receivable from insurance company in miscellaneous assets. Additional insurance recoveries from the cyber insurance policy are expected; however, the Company is currently unable to estimate the timing and amount of such recoveries.
10.    EMPLOYEE BENEFIT PLANS
The Company maintains a 401(k) plan, which is qualified under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, to cover employees of the Company.
Any employee who is 18 years of age or older is eligible to participate in the 401(k) plan on the first day of the month following the completion of one complete calendar month of continuous employment and the Company begins matching up to 4.50% of an employee’s deferred contribution, up to 6.00% of their total compensation During 2022, 2021 and 2020, the Company contributed $2.9 million, $2.6 million and $2.5 million, respectively, in matching funds for employee 401(k) deferred accounts.
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
The Company has an outstanding loan to a real estate development partnership of which David Cheek (son of Ben F. Cheek, III) who beneficially owns 24.24% of the Company’s voting stock, is a partner. The balance on this commercial loan (including principal and accrued interest) was $1,959,772 at December 31, 2022. The loan is a variable-rate loan with the interest based on the prime rate plus 1%. The interest rate adjusts whenever the prime rate changes.
Certain directors, officers and stockholders have funds personally invested in the Company’s debt securities. The rates on these debt securities are the same rates provided to other customers.
Effective September 23, 1995, the Company entered into a Split-Dollar Life Insurance Agreement with the Trustee of a now retired executive officer’s irrevocable life insurance trust. The life insurance policy insures one of the Company’s executive officers. As a result of certain changes in tax regulations relating to split-dollar life insurance policies, the agreement was amended effectively making the premium payments a loan to the Trust. The interest on the loan is a variable rate adjusting monthly based on the federal mid-term Applicable Federal Rate. A payment of $12,187 for interest accrued during 2022 was applied to the loan on December 31, 2022. No principal payments on this loan were made in 2022. The balance on this loan at December 31, 2022 was $468,422. This was the maximum loan amount outstanding during the year.
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

The provision for income taxes for the years ended December 31, 2022, 2021 and 2020 is made up of the following components:

	2022	2021	2020

Current – Federal	$4,280,033	$2,859,997	$3,024,953
Current – State	289,345	595,915	205,779
Total Current	4,569,378	3,455,912	3,230,732

Deferred tax expense (benefit)	(151,474)	487,481	156,075

Total Provision	$4,417,904	$3,943,393	$3,386,807
Temporary differences create deferred federal tax assets and liabilities, which are detailed below as of December 31, 2022 and 2021. As of December 31, 2022 net deferred tax assets of $3.1 million are included in other miscellaneous assets in the accompanying consolidated statements of financial position. As of December 31, 2021 net deferred tax liabilities of $6.6 million are included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

	As Of December 31,
	2022	2021
Deferred Tax Assets:
Unearned Premium Reserves	$2,042,304	$2,239,933
Unrealized Loss (Gain) on
Marketable Debt Securities	7,018,205	—
SPAE Capitalization	31,643	33,713
STAT & Tax Reserve	643,782	671,836
Total Deferred Tax Assets	$9,735,934	$2,945,482

Deferred Tax Liabilities:
Insurance Commissions	(4,774,456)	(5,034,729)
Deferred Acquisition Cost Amortization	(1,554,166)	(1,637,230)
GAAP/STAT Premium Tax	(198,450)	(230,665)
Unrealized Loss (Gain) on
Marketable Debt Securities	—	(2,588,224)
Other	(66,235)	(69,944)
Total Deferred Tax Liabilities	(6,593,307)	(9,560,792)
Net Deferred Tax Asset (Liability)	$3,142,627	$(6,615,310)
The Company's effective tax rate for the years ended December 31, 2022, 2021 and 2020 is analyzed as follows.

	2022	2021	2020
Statutory Federal income tax rate	21.0%	21.0%	21.0%
Tax effect of S corporation status	5.0	(11.3)	1.0
Tax exempt income	(5.9)	(2.4)	(5.5)
State income taxes	1.4	1.3	1.1
Effective Tax Rate	21.5%	8.6%	17.6%

Enactment of the Inflation Reduction Act of 2022

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act (IRA) which, among other changes, created a new 15% corporate alternative minimum tax (CAMT) based on adjusted financial statement income (AFSI) and imposes a 1% excise tax on corporate stock repurchases. The effective date of these provisions is January 1, 2023. The enactment of the IRA did not have any impact on the Company’s financial statements in 2022. The Company will not be an applicable corporation subject to the AMT tax beginning in 2023 based on its reported GAAP earnings for the past three years being less than 1 billion dollars. Any excise tax incurred on corporate stock repurchases will generally be recognized as part of the cost basis of the treasury stock acquired and not reported as part of income tax expense.
13.    SEGMENT FINANCIAL INFORMATION:
The Company discloses segment information in accordance with FASB ASC 280. FASB ASC 280 requires companies to determine segments based on how management makes decisions about allocating resources to segments and measuring their performance.
The Company has nine divisions which comprise its operations: Division I through Division IX. Each division consists of branch offices that are aggregated based on vice president responsibility and geographic location. Division I consists of offices located in South Carolina. Prior to 2020, offices in North Georgia comprised Division II, Division III consisted of offices in South Georgia and Division IX consisted of offices in West Georgia. Effective January 1, 2020, the Company geographically realigned the Georgia Divisions into Division II consisting of Middle Georgia, Division III consisting of South Georgia and Division IX consisting of North Georgia. Various branches were realigned in order to be in the appropriate geographic division. Division IV represents our Alabama offices, Division V represents our Mississippi offices, Division VI represents our Virginia offices, Division VII represents our Kentucky and Tennessee offices and Division VIII represents our Louisiana and Texas offices. The following division financial data has been retrospectively presented to give effect to the current structure. The change in the Georgia reporting structure had no impact on the previously reported consolidated results.
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

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2022 followed by a reconciliation to consolidated Company data.

Year 2022	Division I	Division II	Division III	Division IV	Division V	Division VI	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$38	$35	$35	$43	$29	$—	$29	$27	$31	$267
Insurance Income	$6	$7	$9	$5	$5	$—	$4	$6	$6	$48
Other	$—	$1	$1	$—	$1	$—	$1	$1	$1	$6
	$44	$43	$45	$48	$35	$—	$34	$34	$38	$321

Expenses:
Interest Cost	$4	$4	$4	$4	$3	$—	$3	$3	$3	$28
Provision for Loan Losses	$12	$8	$9	$12	$9	$—	$10	$9	$7	$76
Depreciation	$—	$—	$—	$1	$—	$—	$—	$1	$—	$2
Other	$14	$14	$13	$16	$12	$—	$12	$14	$14	$109
	$30	$26	$26	$33	$24	$—	$25	$27	$24	$215

Division Profit	$14	$17	$19	$15	$11	$—	$9	$7	$14	$106

Division Assets:
Net Receivables	$118	$126	$123	$149	$92	$—	$99	$93	$111	$911
Cash	$1	$1	$1	$1	$1	$—	$1	$1	$1	$8
Net Fixed Assets	$1	$1	$1	$1	$1	$—	$1	$2	$1	$9
Other Assets	$2	$5	$4	$6	$4	$—	$(1)	$6	$5	$31
Total Division Assets	$122	$133	$129	$157	$98	$—	$100	$102	$118	$959

RECONCILIATION:	2022
(In Millions)
Revenues:
Total revenues from reportable divisions	$321
Corporate investment income earned not allocated to divisions	$8
Timing difference of insurance income allocation to divisions	$10
Consolidated Revenues (1)	$339

Net Income:
Total profit or loss for reportable divisions	$106
Corporate earnings not allocated	$18
Corporate expenses not allocated	$(103)
Consolidated Income Before Income Taxes	$21

Assets:
Total assets for reportable divisions	$959
Loans held at corporate level	$2
Unearned insurance at corporate level	$(37)
Allowance for loan losses at corporate level	$(75)
Cash and cash equivalents held at corporate level	$58
Investment securities at corporate level	$220
Fixed assets at corporate level	$4
Other assets at corporate level	$32
Consolidated Assets	$1,163
Note 1: Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2021 followed by a reconciliation to consolidated Company data.

Year 2021	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$35	$32	$33	$38	$25	$25	$20	$29	$237
Insurance Income	$5	$7	$8	$5	$4	$3	$5	$6	$43
Other	$—	$1	$1	$1	$1	$1	$1	$1	$7
	$40	$40	$42	$44	$30	$29	$26	$36	$287

Expenses:
Interest Cost	$3	$3	$3	$4	$2	$2	$2	$3	$22
Provision for Loan Losses	$8	$4	$5	$6	$5	$5	$5	$5	$43
Depreciation	$—	$—	$—	$1	$1	$—	$—	$—	$2
Other	$14	$13	$13	$14	$11	$11	$13	$13	$102
	$25	$20	$21	$25	$19	$18	$20	$21	$169

Division Profit	$15	$20	$21	$19	$11	$11	$6	$15	$118

Division Assets:
Net Receivables	$111	$118	$120	$145	$86	$87	$85	$104	$856
Cash	$1	$1	$1	$1	$1	$—	$—	$—	$5
Net Fixed Assets	$1	$1	$1	$1	$1	$1	$1	$1	$8
Other Assets	$3	$5	$5	$6	$4	$4	$4	$5	$36
Total Division Assets	$116	$125	$127	$153	$92	$92	$90	$110	$905

RECONCILIATION:	2021
(In Millions)
Revenues:
Total revenues from reportable divisions	$287
Corporate investment income earned not allocated to divisions	$8
Timing difference of insurance income allocation to divisions	$9
Consolidated Revenues (1)	$304

Net Income:
Total profit or loss for reportable divisions	$118
Corporate earnings not allocated	$20
Corporate expenses not allocated	$(92)
Consolidated Income Before Income Taxes	$46

Assets:
Total assets for reportable divisions	$905
Loans held at corporate level	$2
Unearned insurance at corporate level	$(39)
Allowance for loan losses at corporate level	$(67)
Cash and cash equivalents held at corporate level	$36
Investment securities at corporate level	$262
Fixed assets at corporate level	$5
Other assets at corporate level	$14
Consolidated Assets	$1,118
Note 1: Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.

Below is a performance recap of each of the Company's divisions for the year ended December 31, 2020 followed by a reconciliation to consolidated Company data.

Year 2020	Division I	Division II	Division III	Division IV	Division V	Division VII	Division VIII	Division IX	Total
	(In Millions)
Revenues:
Finance Charges Earned	$33	$29	$30	$34	$22	$22	$17	$27	$214
Insurance Income	$5	$7	$8	$4	$4	$3	$4	$5	$40
Other	$—	$1	$1	$1	$1	$1	$—	$1	$6
	$38	$37	$39	$39	$27	$26	$21	$33	$260

Expenses:
Interest Cost	$3	$3	$3	$4	$2	$2	$2	$3	$22
Provision for Loan Losses	$9	$5	$6	$7	$4	$6	$5	$5	$47
Depreciation	$—	$—	$—	$1	$1	$1	$—	$1	$4
Other	$14	$13	$13	$14	$10	$10	$11	$13	$98
	$26	$21	$22	$26	$17	$19	$18	$22	$171

Division Profit	$12	$16	$17	$13	$10	$7	$3	$11	$89

Division Assets:
Net Receivables	$103	$106	$111	$129	$71	$77	$65	$97	$759
Cash	$1	$1	$1	$1	$1	$—	$—	$—	$5
Net Fixed Assets	$1	$1	$1	$1	$2	$1	$1	$1	$9
Other Assets	$3	$5	$4	$6	$4	$4	$3	$5	$34
Total Division Assets	$108	$113	$117	$137	$78	$82	$69	$103	$807

RECONCILIATION:	2020
(In Millions)
Revenues:
Total revenues from reportable divisions	$260
Corporate investment income earned not allocated to divisions	$7
Timing difference of insurance income allocation to divisions	$8
Consolidated Revenues (1)	$275

Net Income:
Total profit or loss for reportable divisions	$89
Corporate earnings not allocated	$17
Corporate expenses not allocated	$(87)
Consolidated Income Before Income Taxes	$19

Assets:
Total assets for reportable divisions	$807
Loans held at corporate level	$2
Unearned insurance at corporate level	$(34)
Allowance for loan losses at corporate level	$(66)
Cash and cash equivalents held at corporate level	$64
Investment securities at corporate level	$221
Fixed assets at corporate level	$5
Other assets at corporate level	$15
Consolidated Assets	$1,014
Note 1: Includes Finance Charge Income, Investment Income, Insurance Premium Revenues and Other Revenue.
14.    SUBSEQUENT EVENTS

Management has evaluated subsequent events through the filing of this Form 10-K, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the following:

Due to a variety of macroeconomic and bank-specific factors, there was a small number of large bank failures in the first quarter of 2023. These events created concerns among depositors, investors, and other bank stakeholders that the banking system could be subject to an overall drain on liquidity. The Company has no current direct investment in or contractual relationships with the institutions and expects no material impact related to these events on the Company’s operations or investments.

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Name	Principal Occupation, Title and Company	Director Since

Ben F. Cheek, IV	Chairman of Board, 1st Franklin Financial Corporation	2001

Ben F. Cheek, III	Chairman Emeritus, 1st Franklin Financial Corporation	1967

Virginia C. Herring	President and Chief Executive Officer 1st Franklin Financial Corporation	2020

A. Roger Guimond	Retired Executive Vice President and Chief Financial Officer, 1st Franklin Financial Corporation	2004

James H. Harris, III	Retired Owner, Unichem Technologies, Inc. and Moonrise Distillery	2014

Jerry J. Harrison, Jr.	Project Engineer - Special Projects 1st Franklin Financial Corporation	2020

Donata Ison	VP Finance Controller Libra Solutions	2023

John G. Sample, Jr.	CPA	2004

C. Dean Scarborough	Retired Retail Business Owner	2004

Keith D. Watson	Chairman Bowen & Watson, Inc.	2004

Executive Officers

Name	Position with Company	Position Since

Ben F. Cheek, IV	Chairman of Board	2015

Virginia C. Herring	President and Chief Executive Officer	2015

Gary L. McQuain	Executive Vice President and Chief Operating Officer	2020

Brian J. Gyomory	Executive Vice President and Chief Financial Officer	2021

Charles E. Vercelli, Jr.	Executive Vice President and Chief Governmental and Regulatory Affairs Officer	2021

Daniel E. Clevenger, II	Executive Vice President and Chief Compliance Officer	2015

Joseph A. Shaw	Executive Vice President and Chief Information Officer	2018

Julie I. Baker	Executive Vice President and Chief Information Security Officer	2023

Mark J. Scarpitti	Executive Vice President and General Counsel	2021

Jeffrey R. Thompson	Executive Vice President and Chief Human Resources Officer	2020

CORPORATE INFORMATION

Corporate Offices	Legal Counsel	Independent Registered Public Accounting Firm
P.O. Box 880	Jones Day
135 East Tugalo Street	Atlanta, Georgia	Deloitte & Touche LLP
Toccoa, Georgia 30577		Atlanta, Georgia
(706) 886-7571

Requests for Additional Information
Informational inquiries, including requests for a copy of the Company’s most recent annual report on Form 10-K, and any subsequent quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, should be addressed to the Company's Secretary at the corporate offices listed above.

BRANCH OPERATIONS

DIVISION I – SOUTH CAROLINA		DIVISION II – MIDDLE GEORGIA

M. Summer Clevenger	Vice President	Michael J. Whitaker	Vice President

Regional Operations Directors		Regional Operations Directors

Nicholas D. Blevins	Gerald D. Rhoden	Janet R. Brownlee	James A. Mahaffey
Jenna L. Henderson	Gregory A. Shealy	Ronald E. Byerly	Deloris O’Neal
Becki B. Lawhon	Louise S. Stokes	Kathryn Landry	Harriet H. Welch
Tammy T. Lee

DIVISION III – SOUTH GEORGIA		DIVISION IX – NORTH GEORGIA

Michael E. Shankles	Vice President	Jennifer C. Purser	Vice President

Regional Operations Directors		Regional Operations Directors

Stacy M. Courson	Sylvia J. McClung	James D. Blalock	Nokie Moore
Deirdre A. Dunnam	Wanda Parham	Kimberly L. Golka	April Pelphrey
Jeffrey C. Lee	Robert D. Whitlock	Kevin M. Gray	F. Cliff Snyder

DIVISION IV – ALABAMA		DIVISION V – MISSISSIPPI

Jerry W. Hughes	Vice President	Marty B. Miskelly	Vice President

Regional Operations Directors		Regional Operations Directors

M. Peyton Givens	Johnny M. Olive	Maurice J. Bize, Jr.	Teresa Grantham
Tomerria S. Iser	Tonya Slaten	Carla A. Eldridge	Rebecca L. Holloway
Jonathan M. Kendrick	Michael L. Spriggs	Jimmy R. Fairbanks, Jr.
Jeffrey A. Lindberg

DIVISION VII – KENTUCKY and TENNESSEE		DIVISION VIII – LOUISIANA and TEXAS

Joseph R. Cherry	Vice President	John B. Gray	Vice President

Chad Frederick	Assistant Vice President	Lori Sanchez	Assistant Vice President

Regional Operations Directors		Regional Operations Directors
Brian M. Hill	William N. Murillo	Sonya L. Acosta	Lauren M. Munoz
Tammy R. Hood	Joshua C. Nickerson	Bryan W. Cook	Anthony B. Seney
J. Steven Knotts	Melissa D. Storck	L. Christopher Deakle	Chadd Stewart
Tabatha A. Green

DIVISION VI - VIRGINIA
Lee Wright	Assistant Vice President

HOME OFFICE ADMINISTRATION

Virginia K Palmer	Senior Vice President – Operations Administration	Shelby J. Gober	Vice President - Employee Development
James P. Smith	Senior Vice President – Branch Operations	John-Mark Jones	Vice President – Information Security
Kelly Abernathy	Vice President - Fair and Responsible Lending	Brian D. Lingle	Vice President – Controller
Richard J. Brandt	Vice President – Internal Audit	Timothy E. Ott	Vice President – Information Technology Applications
Angela C. Brock	Vice President – Compliance	Kenneth B. Proctor	Vice President – State Regulatory Compliance
Richard C. Chapman	Vice President – Financial Planning and Analysis	Edmund V. Tanner	Vice President – Real Estate Compliance
Brian K. Davis	Vice President – Marketing	Justin K. Wiles	Vice President - Enterprise Project Management Office
Stacey K. Estes	Vice President - Real Estate and Property Management	Valerie B. Younts	Vice President – Regulatory Counsel

___________________
2022 BEN F. CHEEK, JR. "OFFICE OF THE YEAR"
*********************
** PICTURE OF EMPLOYEES **
*********************
This award is presented annually in recognition of the office that represents the highest overall performance within the Company. Congratulations to the entire Swainsboro, Georgia staff for this significant achievement. The Friendly Franklin Folks salute you!

(Graphic showing state maps of Alabama, Georgia, Kentucky, Louisiana, Mississippi, South Carolina, Tennessee, Texas, and Virginia which is regional operating territory of Company and listing of branch offices)

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES

ALABAMA
Adamsville	Brewton	Fort Payne	Moody	Prattville	Talladega
Albertville	Clanton	Gadsden	Moulton	Robertsdale	Tallassee
Alexander City	Cullman	Hamilton	Muscle Shoals	Russellville (2)	Troy
Andalusia	Decatur	Huntsville (2)	Opelika	Saraland	Trussville
Arab	Dothan (2)	Jackson	Oxford	Scottsboro	Tuscaloosa
Athens	Enterprise	Jasper	Ozark	Selma	Wetumpka
Bay Minette	Fayette	Mobile	Pelham	Sylacauga
Bessemer	Florence

GEORGIA
Acworth	Canton	Dalton	Greensboro	Manchester	Swainsboro
Adel	Carrollton	Dawson	Griffin	McDonough	Sylvania
Albany (2)	Cartersville	Douglas (2)	Hartwell	Milledgeville	Sylvester
Alma	Cedartown	Douglasville	Hawkinsville	Monroe	Thomaston
Americus	Chatsworth	Dublin	Hazlehurst	Montezuma	Thomasville
Athens (2)	Clarkesville	East Ellijay	Helena	Monticello	Thomson
Augusta	Claxton	Eastman	Hinesville (2)	Moultrie	Tifton
Bainbridge	Clayton	Eatonton	Hiram	Nashville	Toccoa
Barnesville	Cleveland	Elberton	Hogansville	Newnan	Tucker
Baxley	Cochran	Fayetteville	Jackson	Perry	Valdosta
Blairsville	Colquitt	Fitzgerald	Jasper	Pooler	Vidalia
Blakely	Columbus (2)	Flowery Branch	Jefferson	Richmond Hill	Villa Rica
Blue Ridge	Commerce	Forest Park	Jesup	Rome	Warner Robins (2)
Bremen	Conyers	Forsyth	Kennesaw	Royston	Washington
Brunswick	Cordele	Fort Valley	LaGrange	Sandersville	Waycross
Buford	Cornelia	Fort Oglethorpe	Lavonia	Sandy Springs	Waynesboro
Butler	Covington	Gainesville	Lawrenceville	Savannah	Winder
Cairo	Cumming	Garden City	Macon (2)	Statesboro
Calhoun	Dahlonega	Georgetown	Madison	Stockbridge

KENTUCKY
Elizabethtown	Louisville	Paducah	Shelbyville	Shepherdsville	Somerset

LOUISIANA
Abbeville	Covington	Hammond	LaPlace	Morgan City	Ruston
Alexandria	Crowley	Houma	Leesville	Natchitoches	Slidell
Baker	Denham Springs	Jena	Marksville	New Iberia	Sulphur
Bastrop	DeRidder	Kenner	Marrero	Opelousas	Thibodaux
Baton Rouge	Eunice	Lafayette	Minden	Pineville	West Monroe
Bossier City	Franklin	Lake Charles	Monroe	Prairieville	Winnsboro

MISSISSIPPI
Amory	Columbia	Gulfport	Laurel	Olive Branch	Ridgeland
Batesville	Columbus	Hattiesburg	Louisville	Oxford	Ripley
Bay St. Louis	Corinth	Hazlehurst	Magee	Pearl	Senatobia
Booneville	D’Iberville	Hernando	McComb	Philadelphia	Starkville
Brookhaven	Forest	Houston	Meridian	Picayune	Tupelo

1st FRANKLIN FINANCIAL CORPORATION BRANCH OFFICES (Continued)
Carthage	Greenwood	Iuka	New Albany	Pontotoc	Winona
Clinton	Grenada	Kosciusko	Newton

SOUTH CAROLINA
Aiken	Cheraw	Georgetown	Laurens	North Charleston	Summerville
Anderson	Chester	Greenwood	Lexington	North Greenville	Sumter
Batesburg-Leesville	Columbia	Greer	Manning	Orangeburg	Union
Beaufort	Conway	Hartsville	Marion	Rock Hill	Walterboro
Boiling Springs	Dillon	Irmo	Moncks Corner	Seneca	Winnsboro
Camden	Easley	Lake City	Myrtle Beach	Simpsonville	York
Cayce	Florence	Lancaster	Newberry	Spartanburg
Charleston	Gaffney

TENNESSEE
Athens	Crossville	Gallatin	LaFollette	Morristown	Springfield
Bristol	Dayton	Greeneville	Lebanon	Murfreesboro	Smyrna
Clarksville	Dickson	Hixson	Lenoir City	Newport	Tazewell
Cleveland	Dyersburg	Jackson	Lexington	Powell	Tullahoma
Columbia	Elizabethton	Johnson City	Madisonville	Pulaski	Winchester
Cookeville	Fayetteville	Kingsport	Maryville	Savannah
Cordova	Fayetteville	Lafayette	Millington	Sevierville

TEXAS
Austin (2)	Conroe	Missouri City	Pasadena	San Antonio	Texarkana
Bastrop	Longview	New Braunfels	Pearland	Temple

VIRGINIA
Abingdon

1st FRANKLIN FINANCIAL CORPORATION
MISSION STATEMENT:
"Serving communities by offering opportunities to individuals and families through financial services.”
CORE VALUES:
➢    Team: Be Trustworthy
➢    Impact: Be Intentional
➢    People: Be Exceptional
➢    Service: Be Humble